As filed with the U.S. Securities and Exchange Commission on August 12, 2026.

Registration No. 333-296412

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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AMENDMENT NO. 2 TO
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

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US Elemental Inc.
(Exact name of registrant as specified in its charter)

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Delaware	1400	42-2830006
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

For Co-Registrants, see “Table of Co-Registrants” on the following page.

US Elemental Inc.

241 Ridge Street, Suite 210

Reno, Nevada 89501

Telephone: (406) 925-2688
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

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Chandra Patel
Chief Executive Officer
241 Ridge Street, Suite 210

Reno, Nevada 89501
Telephone: (406) 925-2688
(Name, address, including zip code, and telephone number, including area code, of agent for service)

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Copies to:

Peter Seligson, P.C. Mathieu Kohmann Kirkland & Ellis LLP 601 Lexington Avenue New York, New York 10022 Tel: (212) 446-4800	Elliott Smith Sarah Ross Jordan Leon Ashurst Perkins Coie US LLP 1155 Avenue of the Americas New York, New York 10036 Tel: (212) 262-6900

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Approximate date of commencement of proposed sale to the public: As soon as practicable after (i) this registration statement is declared effective and (ii) upon completion of the applicable transactions described in the enclosed proxy statement/prospectus.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer”, “accelerated filer”, “smaller reporting company”, and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

The Registrant and Co-Registrant hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant and Co-Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the U.S. Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

TABLE OF CO-REGISTRANTS

Exact Name of Co-Registrant as Specified in its Charter(1)(2)	State or Other Jurisdiction of Incorporation or Organization	Primary Standard Industrial Classification Code Number	I.R.S. Employer Identification Number
HiTech Minerals Inc.	Nevada	1400	82-5514416

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(1)      The Co-Registrant has the following principal executive office:

HiTech Minerals Inc.

241 Ridge Street, Suite 210

Reno, Nevada 89501

Telephone: (406) 925-2688

(2)      The agent for service for the Co-Registrant is:

Delcy Gillen

6170 Ridgeview Ct, Suite B

Reno, Nevada 89519

Telephone: (775) 825-444

The information in this preliminary proxy statement/prospectus is not complete and may be changed. These securities may not be issued until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROXY STATEMENT/PROSPECTUS
SUBJECT TO COMPLETION, DATED AUGUST 12, 2026

PROXY STATEMENT FOR EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS OF
CONSTELLATION ACQUISITION CORP. I

AND PROSPECTUS FOR UP TO 59,526,051 SHARES OF COMMON STOCK, 1,550 SHARES OF
PREFERRED STOCK,
31,556,346 WARRANTS, AND 31,556,346 SHARES OF COMMON STOCK issuable upon exercise of Warrants
OF
US ELEMENTAL INC.

To the Shareholders of Constellation Acquisition Corp. I:

You are cordially invited to attend the extraordinary general meeting of shareholders (the “extraordinary general meeting”) of Constellation Acquisition Corp. I, a Cayman Islands exempted company (“CSTA”), to be virtually held at [•] a.m., Eastern Time, on            , 2026, at the offices of Kirkland & Ellis LLP, located at 601 Lexington Avenue, New York, New York 10022, and via virtual meeting, or at such other time, on such other date and at such other place to which the meeting may be adjourned. The extraordinary general meeting can be accessed via live webcast by visiting            , where you will be able to listen to the meeting live and vote during the meeting.

On April 9, 2026, CSTA entered into a Business Combination Agreement with US Elemental Inc., a Delaware corporation (“US Elemental”), CAC Merger Sub I LLC, a Delaware limited liability company and a direct wholly owned subsidiary of US Elemental (“Merger Sub 1”), USE Merger Sub 2 Inc., a Nevada corporation and a direct wholly owned subsidiary of CSTA (“Merger Sub 2”), and HiTech Minerals Inc., a Nevada corporation (“HiTech”) (as it may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”). HiTech is a wholly-owned subsidiary of Jindalee Lithium Limited, an Australian public company limited by shares listed on the Australian Securities Exchange (the “ASX”) under the ticker “JLL” (“Jindalee”). HiTech owns the McDermitt Lithium Project on the Oregon-Nevada border. Subject to its terms and conditions, the Business Combination Agreement provides that HiTech will become a wholly owned subsidiary of US Elemental. The transactions contemplated by the Business Combination Agreement are referred to herein as the “Business Combination”.

Pursuant to the terms of the Business Combination Agreement, among other things, (i) CSTA will merge with and into Merger Sub 1, with Merger Sub 1 surviving the merger and remaining a wholly owned subsidiary of US Elemental (the “Initial Merger”), (ii) immediately following the Initial Merger, Merger Sub 1 will transfer its interests in Merger Sub 2 to US Elemental, as a result of which, Merger Sub 2 will become a direct wholly owned subsidiary of US Elemental (the “Merger Sub 2 Transfer”), and (iii) immediately after the Merger Sub 2 Transfer, Merger Sub 2 will merge with and into HiTech, with HiTech surviving the merger and becoming a wholly owned subsidiary of US Elemental (the “Acquisition Merger”).

At the effective time of the Initial Merger, among other things:

(i)     each unit of CSTA (which was issued by CSTA in CSTA’s initial public offering (the “IPO”) or the exercise or the underwriters’ overallotment option) issued and outstanding prior to the Initial Merger will be automatically detached and deemed to consist of (y) one Class A ordinary share of CSTA, par value $0.0001 per share (the “CSTA Class A Ordinary Shares”) and (z) one-third of a warrant of CSTA (“CSTA Warrant”);

(ii)    (A) each issued and outstanding Class B ordinary share, par value $0.0001 per share, of CSTA (the “CSTA Class B Ordinary Shares,” and together with CSTA Class A Ordinary Shares, the “CSTA Ordinary Shares”) will automatically convert into a CSTA Class A Ordinary Share, and (B) each CSTA Class A Ordinary Share (for clarity, including each converted CSTA Class B Ordinary Share) issued and outstanding will automatically be cancelled, cease to exist and exchanged for one newly issued share of common stock, par value $0.0001 per share, of US Elemental (the “US Elemental Common Stock” and such exchange for new US Elemental Common Stock, the “Share Exchange”); and

(iii)   each CSTA Warrant will be automatically assumed by US Elemental and will be converted into a warrant to purchase one share of US Elemental Common Stock.

Under the terms of the Business Combination Agreement, the aggregate consideration in the Business Combination is derived from an equity value of $500 million. For an explanation and estimate of the consideration in the Business Combination, see the section entitled “The Business Combination Proposal — Business Combination Agreement — Merger Consideration.”

At the extraordinary general meeting, the shareholders of CSTA (the “CSTA Shareholders”) will be asked to consider and vote upon the following Proposals:

•        Proposal No. 1 — The Business Combination Proposal — to consider and vote upon a proposal to approve the Business Combination described in this proxy statement/prospectus, including (a) adopting the Business Combination Agreement, a copy of which is attached to the accompanying proxy statement/prospectus as Annex A, which, among other things, provides for the Share Exchange and the Initial Merger, the Merger Sub 2 Transfer and the Acquisition Merger, and (b) approving the other transactions contemplated by the Business Combination Agreement and related agreements described in this proxy statement/prospectus (which we collectively refer to as the “Business Combination Proposal”);

•        Proposal No. 2 — The Merger Proposal — to consider and vote upon a proposal to approve, as a special resolution, the Plan of Initial Merger annexed to the Business Combination Agreement and attached to the accompanying proxy statement/prospectus as Annex B and to authorize the merger of CSTA, which will merge with and into Merger Sub 1, upon which the separate corporate existence of CSTA will cease and Merger Sub 1 will become the surviving corporation; and

•        Proposal No. 3 — The Adjournment Proposal — to consider and vote upon a proposal to adjourn the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of one or more proposals at the extraordinary general meeting (which we refer to as the “Adjournment Proposal”).

The Business Combination Proposal and the Merger Proposal are conditions to the consummation of the Business Combination. Consummation of the Business Combination is not conditioned upon the approval of the Adjournment Proposal. Each of these Proposals is more fully described in the accompanying proxy statement/prospectus, which we encourage you to read carefully and in its entirety. Unless waived in accordance with the Business Combination Agreement, the consummation of the Business Combination is also subject to customary closing conditions and a minimum cash condition of $14,000,000, which shall include (a) the aggregate amount of cash (including the aggregate amount of cash from the Sponsor Financing) that has been funded prior to or concurrently with the closing of the Business Combination to US Elemental or CSTA or HiTech pursuant to the PIPE Financing Agreements, plus (b) all amounts in the Trust Account immediately prior to the closing of the Business Combination minus the value of the shares redeemed by CSTA Shareholders and any other amounts in the Trust Account not available to US Elemental at and after the Initial Merger to the extent withheld to pay or that are paid on account of taxes of the CSTA (which shall not, in any event, be less than zero ($0) dollars), minus (c) the CSTA Transaction Expenses. For clarity, other CSTA liabilities, Other Transaction Expenses and any Sponsor Loans exchanged for US Elemental Warrants under the terms of the Business Combination Agreement or the Transaction Documents do not count against such minimum cash condition. For additional information, see “The Business Combination Proposal.”

Simultaneously with the execution of the Business Combination Agreement, Antarctica Holder, an affiliate of Antarctica Capital, and the Sponsor, entered into the Securities Purchase Agreement with Jindalee and HiTech, pursuant to which Antarctica Holder committed to provide $4.0 million of financing to US Elemental, consisting of (A) the purchase from HiTech 1,550 shares of HiTech Series A Preferred Stock, having the rights and privileges set forth in the Certificate of Designation, for an aggregate purchase price of $1,550,000, and (B) a commitment to purchase $2,500,000 in newly issued equity or equity-linked securities of US Elemental, on substantially the same terms as PIPE Financing Agreements to be executed in connection with the Business Combination, subject to certain terms and conditions, including that the Minimum Cash Condition in the Business Combination Agreement is satisfied and not waived (unless Antarctica Holder consents to such waiver) at the time of the Closing. Pursuant to the Securities Purchase Agreement, the shares of HiTech Series A Preferred Stock will automatically be cancelled and exchanged for shares of US Elemental Series A Preferred Stock at the time of the Closing, and US Elemental will issue a number of US Elemental Series A Preferred Investor Warrants to Antarctica Holder or its permitted transferees that is equal to the Accrued Value divided by the Conversion Price, in each case, measured as of the date of Closing. As of the date of this proxy statement/prospectus, no binding agreements with respect to any PIPE Financings have been executed and there are no assurances that any such binding agreements will be executed prior to the closing of the Business Combination. For a description of the financing arrangements entered into, or expected to be entered into, by CSTA and/or US

Elemental in connection with the Business Combination, please see “The Business Combination Proposal — Related Agreements — Securities Purchase Agreement” and “The Business Combination Proposal — Related Agreements — Additional Financing Opportunities.”

The CSTA Ordinary Shares and CSTA Warrants are currently traded on OTCID Basic Market under the symbols “CSTAF” and “CSTWF,” respectively. Although US Elemental is not currently a public reporting company in any jurisdiction, following the effectiveness of the registration statement of which this proxy statement/prospectus is a part and the Closing, US Elemental will become subject to the reporting requirements of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”). US Elemental intends to apply to list the shares of US Elemental Common Stock (including the shares of US Elemental Common Stock issuable upon exercise of the US Elemental Warrants) on Nasdaq under the symbol “ULIT” and the US Elemental Warrants under the symbol “ULITW,” upon the consummation of the Business Combination. It is a condition of the consummation of the Business Combination that the shares of US Elemental Common Stock and the US Elemental Warrants are approved for listing on Nasdaq, subject only to official notice of issuance thereof. While trading of the shares of US Elemental Common Stock and the US Elemental Warrants on Nasdaq is expected to begin on the first business day following the date of completion of the Business Combination, there can be no assurance that US Elemental’s securities will be listed on Nasdaq or that a viable and active trading market will develop. See “Risk Factors” beginning on page 42 of this proxy statement/prospectus for more information.

The board of directors of CSTA (the “CSTA Board”) has fixed the close of business on            , 2026 as the record date (the “Record Date”) for the determination of CSTA Shareholders entitled to notice of, and to vote at, the extraordinary general meeting or any postponement or adjournment thereof. CSTA Shareholders should carefully read the accompanying notice of extraordinary general meeting and proxy statement/prospectus for a more complete statement of the Proposals to be considered at the extraordinary general meeting.

After careful consideration, the CSTA Board has unanimously approved and adopted the Business Combination Agreement and approved the Business Combination, has approved the other proposals described in this proxy statement/prospectus, and has determined that it is advisable to consummate the Business Combination. Neither CSTA nor the Sponsor (as defined below) has received any report, opinion (including any fairness opinion), or appraisal from an outside party or an unaffiliated representative that is materially related to the Business Combination.

The CSTA Board recommends that CSTA Shareholders vote “FOR” the Proposals described in this proxy statement/prospectus.

Compensation to be Received by the Sponsor, Antarctica Holder, and CSTA’s Officers and Directors in Connection with the Business Combination and the Securities Purchase Agreement: In connection with the Business Combination, the Sponsor will receive (i) up to 5,725,312 shares of US Elemental Common Stock following the forfeiture contemplated by the Sponsor Support Agreement, in exchange for the 7,600,000 CSTA Class A Ordinary Shares and 33,750 CSTA Class B Ordinary Shares currently held by it, which were initially purchased in a private placement prior to the IPO of CSTA for an aggregate consideration of $25,000 and (ii) 5,466,667 US Elemental Warrants issued by US Elemental to purchase up to 5,466,667 shares of US Elemental Common Stock, upon the exchange for 5,466,667 CSTA Private Placement Warrants, which were initially purchased by the Sponsor in connection with the CSTA IPO at $1.50 per warrant. See the section entitled “Questions and Answers for CSTA Shareholders — Who is CSTA’s Sponsor?” for more information. The US Elemental Warrants to be issued by US Elemental in exchange for the CSTA Private Placement Warrants will have an exercise price of $11.50 per warrant, subject to adjustments. Such warrants may become exercisable 30 days after the completion of the Business Combination and will expire five years after the completion of the Business Combination or earlier upon redemption or liquidation. Once these warrants become exercisable, such exercise may further dilute your interests in US Elemental. See the section entitled “Risk Factors — Risks Relating to CSTA and the Business Combination — CSTA Shareholders will experience immediate dilution as a consequence of the issuance of shares of US Elemental Common Stock as consideration in the Business Combination. Having a minority share position may reduce the influence that CSTA Shareholders have on the management of US Elemental.” in the accompanying proxy statement/prospectus for more information. Commencing on the date that the CSTA securities were initially listed on NYSE following the consummation of the CSTA IPO, CSTA agreed to pay the Sponsor up to $10,000 per month for office space, utilities and secretarial and administrative support, and other obligations of the Sponsor. Upon completion of the Business Combination, the Company will cease paying these monthly fees to the Sponsor. The Sponsor has also issued promissory notes in connection with the extensions of the time period during which CSTA may consummate a business combination and such promissory notes will either be reimbursed or converted into CSTA Private Placement Warrants at a conversion rate of $1.50 per warrant that will be assumed by US Elemental at the closing of the Business Combination, in accordance with their terms and the terms of the Business Combination Agreement. We anticipate that (i) loans made by the Sponsor or any of its affiliates to CSTA in an amount of approximately $            will be converted into approximately            US Elemental Private Placement Warrants and (ii) loans made by the Sponsor or any of its affiliates to CSTA in an amount of approximately $            will be repaid in cash, each in connection with the consummation of the Business Combination. As of the date of this proxy statement/prospectus, there are loans extended, fees due or outstanding out-of-pocket expenses amounting in the aggregate to $            for which the Sponsor and CSTA’s officers and directors are awaiting reimbursement in cash or through the conversion into CSTA Private Placement Warrants. HiTech and CSTA have agreed pursuant to the terms of the Business Combination Agreement that working capital loans (including extension funding loans) to CSTA in excess of $1,500,000 may be converted into CSTA Private Placement Warrants at $1.50 per CSTA Private Placement Warrant in order to preserve cash for the combined company following the Closing; for a description of such loans, see “CSTA’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and for a description of the treatment of such loans in the Business Combination, see “The Business Combination Proposal.” For more details, also see the section entitled “Certain Relationships and Related Person Transactions.” As of the date of this proxy statement/prospectus, other than the transactions described in the foregoing, no compensation of any kind, including finder’s and consulting fees, has been paid to the Sponsor, members of our management team, or any of their affiliates, for services rendered prior to or in connection with the completion of the Business Combination. Additionally, these entities or individuals may be reimbursed for out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. As of the date of this proxy statement/prospectus, there are no out-of-pocket expenses to be reimbursed. The reimbursement of expenses and advances and the securities issued to the Sponsor may result in a material dilution of the equity interests of non-redeeming CSTA Public Shareholders. In connection with the signing of the Business Combination Agreement, the Company entered into the Securities Purchase Agreement with Antarctica Holder, an affiliate of Antarctica Capital and the Sponsor, pursuant to which, among other things, Antarctica Holder committed to provide $4.0 million of financing to US Elemental, consisting of $1.55 million funded on the date of the Business Combination Agreement and $2.5 million expected to be funded at Closing. The initial $1.55 million was funded on April 9, 2026 through the purchase of 1,550 shares of the HiTech Series A Preferred Stock. The HiTech Series A Preferred Stock will be exchanged for US Elemental Series A Preferred Stock at Closing and may give rise to additional warrants at the time of closing based on its accrued value and conversion price. At the Closing, US Elemental will also issue a number of US Elemental Series A Preferred Investor Warrants to Antarctica Holder or its permitted transferees that is equal to the Accrued Value divided by the Conversion Price, in each case, measured as of the date of Closing. See “Summary of the Proxy Statement/Prospectus — Interests of CSTA’s Directors and Executive Officers, Sponsor and Others in the Business Combination” and “Summary of the Proxy Statement/Prospectus — Compensation to be Received by the Sponsor, Antarctica Holder, and CSTA’s Officers and Directors in Connection with the Business Combination and US Elemental Series A Preferred Financing”.

Potential conflicts of interest in connection with the Business Combination: There may be actual or potential material conflicts of interest between or among (i) the Sponsor, CSTA’s officers and directors, HiTech’s officers and directors and (ii) unaffiliated security holders of CSTA. Such conflicts of interest may include a material conflict of interest arising in determining whether to proceed with the Business Combination, the compensation of the Sponsor and its affiliates and CSTA’s directors and officers in connection with the Business Combination. Jindalee, HiTech and US Elemental directors and officers have interests in the Business Combination that are different from, or in addition to, those of the CSTA shareholders and directors and officers. As a result of the low price the Sponsor paid for the CSTA Class B Ordinary Shares, the Sponsor may realize a positive rate of return on its investment even if the market price per share of US Elemental Common Stock is below $10.00 per share after Closing, in which case the CSTA Public Shareholders assumed to have purchased shares at the $10.00 IPO price may experience a negative rate of return on their investment. For more information also see “Summary of the Proxy Statement/Prospectus — Potential conflicts of interest in connection with the Business Combination,” “Questions and Answers for CSTA Shareholders — What is the effective purchase price attributed to the US Elemental Common Stock to be received by the CSTA Public Shareholders, the Sponsor and its affiliates and Jindalee at Closing?” “Summary of the Proxy Statement/Prospectus — Interests of CSTA’s Directors and Executive Officers, Sponsor and Others in the Business Combination” and “Summary of the Proxy Statement/Prospectus — Compensation to be Received by the Sponsor, Antarctica Holder, and CSTA’s Officers

and Directors in Connection with the Business Combination and US Elemental Series A Preferred Financing”. For more information on fiduciary duties of CSTA directors and officers and conflicts of interest, also see “Management of CSTA — Conflicts of Interest.”

Sponsor Handover:    On January 30, 2023, CSTA completed a sponsor handover, pursuant to which control of CSTA’s sponsor was transferred from the Old Sponsor (Constellation Sponsor GmbH & Co. KG, a German limited partnership) to the current Sponsor (Constellation Sponsor LP, a Delaware limited partnership), which is controlled by affiliates of Antarctica Capital. In connection with the sponsor handover, CSTA’s management team was replaced with executives affiliated with Antarctica Capital. CSTA’s reconstituted management team sourced the Business Combination with HiTech and negotiated all of the terms of the Business Combination Agreement and related ancillary agreements. Neither the Old Sponsor nor CSTA’s former management team had any involvement in the identification of HiTech as a target or the negotiation of the Business Combination. The sponsor handover resulted in a change in CSTA’s strategic direction and investment focus. For more information about the sponsor handover, including the relationship between the Old Sponsor and the Sponsor, why the Sponsor was selected, the terms of the sponsor takeover, and how the CSTA Board evaluated the Sponsor’s involvement and any related conflicts, see “The Business Combination Proposal — The Background of the Business Combination.” See also “Risk Factors — Risks Relating to CSTA and the Business Combination — CSTA’s sponsor changed in January 2023, and CSTA’s current Sponsor sourced and negotiated the Business Combination. The sponsor handover resulted in changes to CSTA’s management team and strategic direction.”

This proxy statement/prospectus provides you with detailed information about the Business Combination and other matters to be considered at the extraordinary general meeting. CSTA Shareholders are urged to read the accompanying proxy statement/prospectus including the financial statements and annexes and other documents referred to herein, carefully and in their entirety. In particular, when you consider the recommendation regarding these Proposals by the CSTA Board, you should keep in mind that CSTA’s directors and officers have interests in the Business Combination that are different from or in addition to, or may conflict with, your interests as a CSTA Shareholder. For instance, the Sponsor will benefit from the completion of a business combination and may be incentivized to complete a business combination that is less favorable to CSTA Shareholders than liquidating CSTA. In addition, you should carefully consider the matters discussed under “Risk Factors” beginning on page 42 of the accompanying proxy statement/prospectus. See also the section entitled “The Business Combination Proposal — Interests of CSTA’s Directors and Executive Officers, Sponsor and Others in the Business Combination” for additional information.

Pursuant to the amended and restated memorandum and articles of association of CSTA (the “CSTA Organizational Documents”), the CSTA Public Shareholders have redemption rights in connection with the Business Combination.    The CSTA Public Shareholders are not required to affirmatively vote for or against the Business Combination to redeem their CSTA Class A Ordinary Shares. This means that CSTA Public Shareholders who hold CSTA Class A Ordinary Shares on or before            , 2026 (two (2) business days before the extraordinary general meeting) will be eligible to elect to have their CSTA Class A Ordinary Shares redeemed for cash in connection with the extraordinary general meeting, whether or not they are holders as of the Record Date, and whether or not such shares are voted at the extraordinary general meeting. CSTA Public Shareholders should carefully refer to the accompanying proxy statement/prospectus for the requirements and procedures of redemption.

Upon consummation of the Business Combination, US Elemental will be a “controlled company” under Nasdaq listing standards and, as a result, may elect not to comply with certain corporate governance requirements. As a result of Jindalee’s voting control, Jindalee will effectively be able to determine the outcome of all matters requiring shareholder approval, including the election and removal of directors (subject to the contractual designation rights set forth in the Proposed Charter). As a result of being able to appoint and remove a majority of the directors, Jindalee will effectively control mergers and acquisitions, payment of dividends, and other matters of corporate or management policy. Non-redeeming CSTA Shareholders will likely have a limited influence over US Elemental following the Business Combination and holders of US Elemental Common Stock (“US Elemental Stockholders”) will not have the same protections afforded to shareholders of companies that are subject to all Nasdaq corporate governance requirements. See “Risk Factors — US Elemental will be a “controlled company” within the meaning of the Nasdaq rules and, as a result, qualify for and rely on exemptions from certain corporate governance requirements. As a result, US Elemental Stockholders will not have the same protections afforded to shareholders of companies that cannot rely on such exemptions and are subject to such requirements.” and “— Controlled Company Exemption.” In addition, the CSTA Public Shareholders who do not exercise their redemption rights and continue to hold their securities until the Closing will experience immediate and material dilution resulting from the issuance of shares of US Elemental Common Stock in connection with the Business Combination. See “Risk Factors — Risks Relating to CSTA and the Business Combination — CSTA Shareholders will experience immediate dilution as a consequence of the issuance of shares of US Elemental Common Stock as consideration in the Business Combination. Having a minority share position may reduce the influence that CSTA Shareholders have on the management of US Elemental.”

US Elemental will be an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, and is therefore eligible to take advantage of certain reduced reporting requirements otherwise applicable to other public companies.

We are providing this proxy statement/prospectus and accompanying proxy card to our stockholders in connection with the solicitation of proxies to be voted at the extraordinary general meeting and at any adjournments or postponements of the extraordinary general meeting.

Your vote is very important. If you are a CSTA Shareholder, whether or not you plan to attend the extraordinary general meeting, please take the time to vote as soon as possible. On behalf of the CSTA Board, I would like to thank you for your support and look forward to the successful completion of the Business Combination.

Very truly yours,

Chandra R. Patel Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under the accompanying proxy statement/prospectus or determined that the accompanying proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The accompanying proxy statement/prospectus is dated            , 2026 and will first be mailed to the CSTA Shareholders on or about            , 2026.

CONSTELLATION ACQUISITION CORP. I
1290 Avenue of the Americas
10th Floor
New York, NY 10104

NOTICE OF EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS
OF CONSTELLATION ACQUISITION CORP. I

TO BE HELD ON            , 2026

TO THE SHAREHOLDERS OF CONSTELLATION ACQUISITION CORP. I:

You are cordially invited to attend the extraordinary general meeting (the “extraordinary general meeting”) of Constellation Acquisition Corp. I, a Cayman Islands exempted company (“CSTA”), at [•] a.m., Eastern Time, on [•], 2026, at the offices of Kirkland & Ellis LLP located at 601 Lexington Avenue, New York, New York 10022, and via a virtual meeting, or at such other time, on such other date and at such other place to which the meeting may be adjourned. The extraordinary general meeting can be accessed via live webcast by visiting            , where you will be able to listen to the meeting live and vote during the meeting.

On April 9, 2026, CSTA entered into a Business Combination Agreement with US Elemental Inc., a Delaware corporation (“US Elemental”), CAC Merger Sub I LLC, a Delaware limited liability company and a direct wholly owned subsidiary of US Elemental (“Merger Sub 1”), USE Merger Sub 2 Inc., a Nevada corporation and a direct wholly owned subsidiary of CSTA (“Merger Sub 2”), and HiTech Minerals Inc., a Nevada corporation (“HiTech”) (as it may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”). HiTech is a wholly-owned subsidiary of Jindalee Lithium Limited, an Australian public company limited by shares listed on the ASX under the ticker “JLL” (“Jindalee”). HiTech owns the McDermitt Lithium Project on the Oregon-Nevada border. Subject to its terms and conditions, the Business Combination Agreement provides that HiTech will become a wholly owned subsidiary of US Elemental. The transactions contemplated by the Business Combination Agreement are referred to herein as the “Business Combination.”

Pursuant to the terms of the Business Combination Agreement, among other things, (i) CSTA will merge with and into Merger Sub 1, with Merger Sub 1 surviving the merger and remaining a wholly owned subsidiary of US Elemental (the “Initial Merger”), (ii) immediately following the Initial Merger, Merger Sub 1 will transfer its interests in Merger Sub 2 to US Elemental, as a result of which, Merger Sub 2 will become a direct wholly owned subsidiary of US Elemental (the “Merger Sub 2 Transfer”), and (iii) immediately after the Merger Sub 2 Transfer, Merger Sub 2 will merge with and into HiTech, with HiTech surviving the merger and becoming a wholly owned subsidiary of US Elemental (the “Acquisition Merger”).

At the effective time of the Initial Merger, among other things:

(i)     each unit of CSTA (which was issued by CSTA in CSTA’s initial public offering (the “IPO”) or the exercise or the underwriters’ overallotment option) issued and outstanding prior to the Initial Merger will be automatically detached and deemed to consist of (y) one Class A ordinary share of CSTA, par value $0.0001 per share (the “CSTA Class A Ordinary Shares”) and (z) one-third of a warrant of CSTA (“CSTA Warrant”);

(ii)    (A) each issued and outstanding Class B ordinary share, par value $0.0001 per share, of CSTA (the “CSTA Class B Ordinary Shares,” and together with CSTA Class A Ordinary Shares, the “CSTA Ordinary Shares”) will automatically convert into a CSTA Class A Ordinary Share, and (B) each CSTA Class A Ordinary Share (for clarity, including each converted CSTA Class B Ordinary Share) issued and outstanding will automatically be cancelled, cease to exist and exchanged for one newly issued share of common stock, par value $0.0001 per share, of US Elemental (the “US Elemental Common Stock” and such exchange for new US Elemental Common Stock, the “Share Exchange”); and

(iii)   each CSTA Warrant will be automatically assumed by US Elemental and will be converted into a warrant to purchase one share of US Elemental Common Stock.

Under the terms of the Business Combination Agreement, the aggregate consideration in the Business Combination is derived from an equity value of $500 million. For an explanation and estimate of the consideration in the Business Combination, see the section entitled “The Business Combination Proposal — Business Combination Agreement — Merger Consideration.”

•        Proposal No. 1 — The Business Combination Proposal — to consider and vote upon a proposal to approve the Business Combination described in this proxy statement/prospectus, including (a) adopting the Business Combination Agreement, a copy of which is attached to the accompanying proxy statement/prospectus as Annex A, which, among other things, provides for the Share Exchange and the Initial Merger, the Merger Sub 2 Transfer and the Acquisition Merger, and (b) approving the other transactions contemplated by the Business Combination Agreement and related agreements described in this proxy statement/prospectus (which we collectively refer to as the “Business Combination Proposal”);

•        Proposal No. 2 — The Merger Proposal — to consider and vote upon a proposal to approve, as a special resolution, the Plan of Initial Merger annexed to the Business Combination Agreement and attached to the accompanying proxy statement/prospectus as Annex B and to authorize the merger of CSTA, which will merge with and into Merger Sub 1, upon which the separate corporate existence of CSTA will cease and Merger Sub 1 will become the surviving corporation; and

•        Proposal No. 3 — The Adjournment Proposal — to consider and vote upon a proposal to adjourn the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of one or more proposals at the extraordinary general meeting (which we refer to as the “Adjournment Proposal”).

The Business Combination Proposal and the Merger Proposal are conditions to the consummation of the Business Combination. Consummation of the Business Combination is not conditioned upon the approval of the Adjournment Proposal. Each of these Proposals is more fully described in the accompanying proxy statement/prospectus, which we encourage you to read carefully and in its entirety. Unless waived in accordance with the Business Combination Agreement, the consummation of the Business Combination is also subject to customary closing conditions and a minimum cash condition of $14,000,000 (the “Minimum Cash Condition”), which shall include (a) the aggregate amount of cash (including the aggregate amount of cash from the Sponsor Financing) that has been funded prior to or concurrently with the closing of the Business Combination to US Elemental or CSTA or HiTech pursuant to the PIPE Financing Agreements, plus (b) all amounts in the Trust Account immediately prior to the closing of the Business Combination minus the shares redeemed by CSTA Shareholders and any other amounts in the Trust Account not available to US Elemental at and after the Initial Merger to the extent withheld to pay or that are paid on account of taxes of the CSTA (which shall not, in any event, be less than zero ($0) dollars), minus (c) the CSTA Transaction Expenses. For clarity, other CSTA liabilities, Other Transaction Expenses and any Sponsor Loans exchanged for US Elemental Warrants under the terms of the Business Combination Agreement or the Transaction Documents do not count against the Minimum Cash Condition. For additional information, see “The Business Combination Proposal.”

Simultaneously with the execution of the Business Combination Agreement, Antarctica Holder, an affiliate of Antarctica Capital, and the Sponsor, entered into the Securities Purchase Agreement with Jindalee and HiTech, pursuant to which Antarctica Holder committed to provide $4.0 million of financing to US Elemental, consisting of (A) the purchase from HiTech 1,550 shares of HiTech Series A Preferred Stock, having the rights and privileges set forth in the Certificate of Designation, for an aggregate purchase price of $1,550,000, and (B) a commitment to purchase $2,500,000 in newly issued equity or equity-linked securities of US Elemental, on substantially the same terms as PIPE Financing Agreements to be executed in connection with the Business Combination, subject to certain terms and conditions, including that the Minimum Cash Condition in the Business Combination Agreement is satisfied and not waived (unless Antarctica Holder consents to such waiver) at the time of the Closing. Pursuant to the Securities Purchase Agreement, the shares of HiTech Series A Preferred Stock will automatically be cancelled and exchanged for shares of US Elemental Series A Preferred Stock at the time of the Closing, and US Elemental will issue a number of US Elemental Series A Preferred Investor Warrants to Antarctica Holder or its permitted transferees that is equal to the Accrued Value divided by the Conversion Price, in each case, measured as of the date of Closing. As of the date of this proxy statement/prospectus, no binding agreements with respect to any PIPE Financings have been executed and there are no assurances that any such binding agreements will be executed prior to the closing of the Business Combination. For a description of the financing arrangements entered into, or expected to be entered into, by CSTA and/or US Elemental in connection with the Business Combination, please see “The Business Combination Proposal — Related Agreements — Securities Purchase Agreement” and “The Business Combination Proposal — Related Agreements — Additional Financing Opportunities.”

Each of these Proposals is more fully described in the accompanying proxy statement/prospectus, which we encourage you to read carefully and in its entirety before voting. Only holders of record of CSTA Ordinary Shares at the close of business on            , 2026 (the “Record Date”) are entitled to notice of the extraordinary general meeting and to vote at the extraordinary general meeting and any adjournments or postponements of the extraordinary general meeting. A complete list of CSTA Shareholders of record entitled to vote at the extraordinary general meeting will be available for ten (10) days before the extraordinary general meeting at the principal executive offices of CSTA for inspection by shareholders during ordinary business hours for any purpose germane to the extraordinary general meeting.

After careful consideration, the Board has unanimously approved and adopted the Business Combination Agreement and unanimously recommends that our shareholders vote “FOR” all of the Proposals presented to our shareholders at the extraordinary general meeting. When you consider the Board recommendation of these Proposals, you should keep in mind that directors and officers of CSTA have interests in the Business Combination that may conflict with your interests as a shareholder. See the section titled “The Business Combination Proposal — Interests of CSTA’s Directors and Executive Officers, Sponsor and Others in the Business Combination” in the accompanying proxy statement/prospectus.

Pursuant to the CSTA Organizational Documents, CSTA Public Shareholders may demand that CSTA redeem, upon the Closing of the Business Combination, our public CSTA Class A Ordinary Shares then held by them for cash equal to their pro rata share of the aggregate amount on deposit (as of two business days prior to the Closing of the Business Combination) in the trust account (the “Trust Account”) that holds the proceeds (including interest but less taxes payable) of the CSTA IPO. As of the Record Date, based on funds in the Trust Account of approximately $            on such date, the pro rata portion of the funds available in the Trust Account for the redemption of public CSTA Class A Ordinary Shares was approximately $            per share (before taxes paid or payable). CSTA Public Shareholders are not required to affirmatively vote for or against the Business Combination in order to redeem their CSTA Class A Ordinary Shares for cash. This means that CSTA Public Shareholders who hold CSTA Class A Ordinary Shares on or before            , 2026 (two (2) business days before the extraordinary general meeting) will be eligible to elect to have their CSTA Class A Ordinary Shares redeemed for cash in connection with the extraordinary general meeting, whether or not they are holders as of the Record Date, and whether or not such shares are voted at the extraordinary general meeting. To redeem their CSTA Class A Ordinary Shares for cash, CSTA Public Shareholders can demand that CSTA convert their CSTA Public Shares into cash and tender their shares to Continental Stock Transfer & Trust Company, CSTA’s transfer agent. CSTA Shareholders should carefully refer to the accompanying proxy statement/prospectus for the requirements and procedures of redemption. Holders of CSTA Warrants do not have redemption rights with respect to such securities in connection with the Business Combination.

Our sponsor, Constellation Sponsor LP (our “Sponsor”), and holders of CSTA Ordinary Shares issued prior to our IPO, their permitted transferees, and our current and former officers and directors (collectively, the “CSTA Initial Shareholders”) have agreed to waive their redemption rights with respect to any CSTA Class A Ordinary Shares held by them in connection with the consummation of the Business Combination, and such shares will be excluded from the pro rata calculation used to determine the per-share redemption price. Currently, the CSTA Initial Shareholders beneficially own 99.4% of issued and outstanding CSTA Ordinary Shares, including 7,600,000 CSTA Class A Ordinary Shares and 150,000 CSTA Class B Ordinary Shares, and CSTA Public Shareholders beneficially own approximately 0.6% of issued and outstanding CSTA Class A Ordinary Shares. The CSTA Initial Shareholders, which include our Sponsor and our directors and officers, have agreed to vote all of their CSTA Ordinary Shares in favor of the Business Combination Proposal.

You are urged to carefully read and consider the “Risk Factors” beginning on page 42 of this proxy statement/prospectus and the other information contained in this proxy statement/prospectus in its entirety, including the Annexes and accompanying financial statements.

Your vote is very important. Whether or not you plan to attend the extraordinary general meeting, please vote as soon as possible by following the instructions in the accompanying proxy statement/prospectus to ensure that your shares are represented at the extraordinary general meeting. If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted “FOR” each of the Proposals presented at the extraordinary general meeting. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that votes relating to the shares you beneficially own are properly counted.

Your attention is directed to the proxy statement/prospectus accompanying this notice (including the annexes thereto) for a more complete description of the proposed Business Combination and related transactions and each of the Proposals. We encourage you to read this proxy statement/prospectus carefully. If you have any questions or need assistance voting your shares, please call us at (646) 585-8975.

By Order of the Board of Directors

Chandra R. Patel Chief Executive Officer, Chairman and Director

             , 2026

Important Notice Regarding the Availability of Proxy Materials for the extraordinary general meeting to be held on            , 2026: CSTA’s proxy statement/prospectus is available at https://

i

ABOUT THIS PROXY STATEMENT/PROSPECTUS

This document, which forms part of a registration statement on Form S-4 filed with the U.S. Securities and Exchange Commission (the “SEC”) by US Elemental, constitutes a prospectus of US Elemental under Section 5 of the Securities Act of 1933, as amended (the “Securities Act”), with respect to (1) the shares of US Elemental Common Stock to be issued to the CSTA Shareholders, (2) the US Elemental Warrants to be issued by US Elemental to holders of CSTA Warrants and (3) the shares of US Elemental Common Stock underlying the US Elemental Warrants, in each case, if the Business Combination described herein is consummated. This document also constitutes a notice of meeting and a proxy statement under Section 14(a) of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”) with respect to the extraordinary general meeting of CSTA Shareholders at which CSTA Shareholders will be asked to consider and vote upon a proposal to approve the Business Combination by the approval and adoption of the Business Combination Agreement, among other matters.

You should rely only on the information contained or incorporated by reference into this proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this proxy statement/prospectus. This proxy statement/prospectus is dated as of the date set forth on the cover hereof. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than that date. You should not assume that the information incorporated by reference into this proxy statement/prospectus is accurate as of any date other than the date of such incorporated document. Neither the mailing of this proxy statement/prospectus to CSTA Shareholders nor the issuance by US Elemental of shares of US Elemental Common Stock in connection with the Business Combination will create any implication to the contrary.

This proxy statement/prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities, or the solicitation of a proxy or consent, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

If you would like additional copies of this proxy statement/prospectus or if you have questions about the Business Combination Proposal, the Merger Proposal or the Adjournment Proposal to be presented at the extraordinary general meeting, please contact CSTA’s proxy solicitor listed below. You will not be charged for any of these documents that you request.

If you have questions about the Proposals or if you need additional copies of the proxy statement/prospectus or the enclosed proxy card, you should contact the CSTA’s proxy solicitation agent at:

[•]
Toll Free Telephone: [•]
Main Telephone: [•]
E-mail: [•]

In order for you to receive timely delivery of the documents in advance of the extraordinary general meeting to be held on            , 2026, you must request the information by            , 2026.

For a more detailed description of the information incorporated by reference in this proxy statement/prospectus and how you may obtain it, see the section captioned “Where You Can Find More Information” beginning on page 235 of this proxy statement/prospectus.

TRADEMARKS

CSTA and HiTech own or have rights to trademarks that they use in connection with the operation of their respective businesses and that are used in this proxy statement/prospectus. This proxy statement/prospectus also includes other trademarks, trade names and service marks that are the property of their respective owners. Solely for convenience, in some cases, the trademarks, trade names and service marks referred to in this proxy statement/prospectus are listed without the applicable ®, ™ and SM symbols, but they will assert, to the fullest extent under applicable law, their rights to these trademarks, trade names and service marks.

MARKET AND INDUSTRY DATA

This proxy statement/prospectus includes industry data and forecasts that CSTA and HiTech obtained or derived from internal company analyses, independent third party publications and other industry data. Some data are also based on good faith estimates, which are derived from internal company analyses, information, assumptions or judgments, as well as the independent sources referred to above. Statements as to industry position are based on market data currently available. Any estimates underlying such market-derived information and other factors could cause actual results to differ from those expressed in the independent parties’ estimates and in our estimates, and are subject to change based on various factors, including those discussed under the heading “Risk Factors” in this proxy statement/prospectus.

Glossary of Mining and other Technical Terms

“Cut-off Grade” means a term used in S-K 1300 to describe the grade that determines the destination of the material during mining. For purposes of establishing “prospects of economic extraction,” the cut-off grade is the grade that distinguishes material deemed to have no economic value (it will not be mined in underground mining or if mined in surface mining, its destination will be the waste dump) from material deemed to have economic value (its ultimate destination during mining will be a processing facility).

“Deposit” means an accumulation of minerals.

“Development Stage” means a term used in S-K 1300 to describe a property that has mineral reserves disclosed but no material extraction.

“Exploration Stage Property” means a term used in S-K 1300 to describe a property that has no mineral reserves disclosed.

“Feasibility Study” means a term used in S-K 1300 to describe a comprehensive technical and economic study of the selected development option for a mineral project, which includes detailed assessments of all applicable modifying factors, as defined by S-K 1300, together with any other relevant operational factors, and detailed financial analysis that are necessary to demonstrate, at the time of reporting, that extraction is economically viable. The results of the study may serve as the basis for a final decision by a proponent or financial institution to proceed with, or finance, the development of the project.

“Indicated Mineral Resource” means a term used in S-K 1300 to describe that part of a mineral resource for which quantity and grade or quality are estimated on the basis of adequate geological evidence and sampling. The level of geological certainty associated with an indicated mineral resource is sufficient to allow a qualified person to apply modifying factors in sufficient detail to support mine planning and evaluation of the economic viability of the deposit. Because an indicated mineral resource has a lower level of confidence than the level of confidence of a measured mineral resource, an indicated mineral resource may only be converted to a probable mineral reserve.

“Inferred Mineral Resource” means a term used in S-K 1300 to describe that part of a mineral resource for which quantity and grade or quality are estimated on the basis of limited geological evidence and sampling. The level of geological uncertainty associated with an inferred mineral resource is too high to apply relevant technical and economic factors likely to influence the prospects of economic extraction in a manner useful for evaluation of economic viability. Because an inferred mineral resource has the lowest level of geological confidence of all mineral resources, which prevents the application of the modifying factors in a manner useful for evaluation of economic viability, an inferred mineral resource may not be considered when assessing the economic viability of a mining project, and may not be converted to a mineral reserve.

“Measured Mineral Resource” means a term used in S-K 1300 to describe that part of a mineral resource for which quantity and grade or quality are estimated on the basis of conclusive geological evidence and sampling. The level of geological certainty associated with a measured mineral resource is sufficient to allow a qualified person to apply modifying factors, as defined in S-K 1300, in sufficient detail to support detailed mine planning and final evaluation of the economic viability of the deposit. Because a measured mineral resource has a higher level of confidence than the level of confidence of either an indicated mineral resource or an inferred mineral resource, a measured mineral resource may be converted to a proven mineral reserve or to a probable mineral reserve.

“Mineralization” means the concentration of metals within a body of rock or the process by which such concentration occurs.

“Mineral Reserve” means a term used in S-K 1300 to describe an estimate of tonnage and grade or quality of indicated and measured mineral resources that, in the opinion of a qualified person, can be the basis of an economically viable project. More specifically, it is the economically mineable part of a measured or indicated mineral resource, which includes diluting materials and allowances for losses that may occur when the material is mined or extracted.

“Mineral Resource” means a term used in S-K 1300 to describe a concentration or occurrence of material of economic interest in or on the Earth’s crust in such form, grade or quality, and quantity that there are reasonable prospects for economic extraction. A mineral resource is a reasonable estimate of mineralization, taking into account relevant factors such as cut-off grade, likely mining dimensions, location or continuity, that, with the assumed and justifiable technical and economic conditions, is likely to, in whole or in part, become economically extractable. It is not merely an inventory of all mineralization drilled or sampled.

“Mining” means the extraction of valuable geological materials from the Earth.

“Pre-Feasibility Study” means a term used in S-K 1300 to describe a comprehensive study of a range of options for the technical and economic viability of a mineral project that has advanced to a stage where a qualified person has determined (in the case of underground mining) a preferred mining method, or (in the case of surface mining) a pit configuration, and in all cases has determined an effective method of mineral processing and an effective plan to sell the product.

“Qualified Person” or “QP” means a term used in S-K 1300 to describe an individual who (1) is a mineral industry professional with at least five years of relevant experience in the type of mineralization and type of deposit under consideration and in the specific type of activity that person is undertaking on behalf of us; and (2) is an eligible member or licensee in good standing of a recognized professional organization that meets certain criteria specified under S-K 1300.

“recovery” means that portion (usually expressed as a percentage) of the metal contained in mineralized material that is successfully extracted by processing.

“sampling” means selecting a fractional part of a mineral deposit for analysis.

“sediment” means solid fragmental material that originates from weathering of rocks and is transported or deposited by air, water, or ice, or that accumulates by other natural agents, such as chemical precipitation from solution or secretion by organisms, and that forms in layers on the earth’s surface at ordinary temperatures in a loose, unconsolidated form.

“S-K 1300” means subpart 1300 of Regulation S-K, promulgated by the U.S. Securities and Exchange Commission, which sets forth the rules and regulations for disclosure by registrants engaged in the mining industry.

“Technical Report Summary” means the technical report summary for the McDermitt Lithium Project, in accordance with S-K 1300, filed as Exhibit 96.1 to this registration statement, of which this prospectus forms a part.

v

FREQUENTLY USED TERMS

Unless otherwise stated or unless the context otherwise requires, the terms “we,” “us,” “our,” and “CSTA” refer to Constellation Acquisition Corp. I, the term “Jindalee” refers to Jindalee Lithium Limited, an Australian public company limited by shares, the term “HiTech” refers to HiTech Minerals Inc., a Nevada corporation and a direct, wholly-owned subsidiary of Jindalee, the term “US Elemental” refers to US Elemental Inc., a Delaware corporation.

In this document:

“2022 Notes” means the unsecured promissory notes issued by CSTA to certain executive officers and affiliates.

“2023 Articles Amendment” means the amendment to the CSTA Organizational Documents, filed with the Registrar of Companies of the Cayman Islands on January 31, 2023, following approval by the CSTA Shareholders at the 2023 Shareholder Meeting, which extended the date by which CSTA was required to consummate a Business Combination from January 29, 2023 to April 29, 2023 (the “2023 Termination Date”) and permitted CSTA, without another shareholder vote, to elect to extend such date on a monthly basis for up to nine additional one-month periods, by resolution of the CSTA Board if requested by the Sponsor, and upon five days’ advance notice prior to the applicable Termination Date, until January 29, 2024, or a total of up to twelve months after the 2023 Termination Date.

“2023 Articles Extension Date” means April 29, 2023, being the initial extended date to which the Termination Date was extended pursuant to the 2023 Extension Amendment Proposal approved at the 2023 Shareholder Meeting.

“2023 Extension Amendment Proposal” means the proposal, approved by the CSTA Shareholders at the 2023 Shareholder Meeting, to amend the CSTA Organizational Documents to extend the date by which CSTA was required to consummate a Business Combination from January 29, 2023 to April 29, 2023 and to allow CSTA, without another shareholder vote, to elect to extend such date on a monthly basis for up to nine times by an additional one month each time, by resolution of the CSTA Board if requested by the Sponsor, and upon five days’ advance notice prior to the applicable Termination Date, until January 29, 2024, or a total of up to twelve months.

“2023 Note” means the unsecured promissory note issued by CSTA to the Sponsor.

“2023 Shareholder Meeting” means the extraordinary general meeting of CSTA Shareholders held on January 27, 2023.

“2023 Termination Date” means January 29, 2023, being the date by which CSTA was originally required to consummate a Business Combination prior to the approval of the 2023 Extension Amendment Proposal at the 2023 Shareholder Meeting.

“2024 Articles Amendment” means the amendment to the CSTA Organizational Documents, filed with the Registrar of Companies of the Cayman Islands on January 30, 2024, following approval by the CSTA Shareholders at the 2024 Shareholder Meeting.

“2024 Articles Extension Date” means February 29, 2024, being the initial extended date to which the Termination Date was extended pursuant to the 2024 Extension Amendment Proposal approved at the 2024 Shareholder Meeting.

“2024 Extension Amendment Proposal” means the proposal at the 2024 Shareholder Meeting, to amend the CSTA Organizational Documents to extend the Termination Date from January 29, 2024 to February 29, 2024 and to allow CSTA, without another shareholder vote, to elect to extend such date on a monthly basis for up to eleven times by an additional one month each time, until January 29, 2025

“2024 Extensions” means, collectively, the First 2024 Extension, the Second 2024 Extension, the Third 2024 Extension, the Fourth 2024 Extension, the Fifth 2024 Extension, the Sixth 2024 Extension, the Seventh 2024 Extension, the Eighth 2024 Extension, the Ninth 2024 Extension, the Tenth 2024 Extension and the Eleventh 2024 Extension (each, a “2024 Extension”), being the monthly extensions of the Termination Date approved during 2024 pursuant to the 2024 Extension Amendment Proposal. The “First 2024 Extension” was approved by the CSTA Board on February 29, 2024, and the “Second 2024 Extension,” “Third 2024 Extension,” “Fourth 2024 Extension,” “Fifth 2024 Extension,” “Sixth 2024 Extension,” “Seventh 2024 Extension,” “Eighth 2024 Extension,” “Ninth 2024 Extension,” “Tenth 2024 Extension”

and “Eleventh 2024 Extension” were approved by the extension committee of the CSTA Board on March 28, 2024, April 29, 2024, May 29, 2024, June 28, 2024, July 23, 2024, August 23, 2024, September 26, 2024, October 29, 2024, November 27, 2024 and December 20, 2024, respectively, resulting in a final Termination Date of January 29, 2025.

“2024 Note” means the unsecured promissory note issued by CSTA to the Sponsor.

“2024 Original Termination Date” means January 29, 2024, being the Termination Date in effect immediately prior to the approval of the 2024 Extension Amendment Proposal at the 2024 Shareholder Meeting.

“2024 Redemption Limitation Amendment” means the proposal, approved by the CSTA Shareholders at the 2024 Shareholder Meeting, to amend, by way of special resolution, the CSTA Organizational Documents to eliminate Redemption Limitation in order to allow CSTA to redeem CSTA Public Shares irrespective of whether such redemption would exceed the Redemption Limitation

“2024 Shareholder Meeting” means the extraordinary general meeting of shareholders held by CSTA on January 30, 2024.

“2025 Articles Extension Date” means February 28, 2025, being the initial extended date to which the Termination Date was extended pursuant to the 2025 Extension Amendment Proposal approved at the 2025 Shareholder Meeting.

“2025 Extension Amendment Proposal” means the proposal, approved by the CSTA Shareholders at the 2025 Shareholder Meeting, to amend, by way of special resolution, the CSTA Organizational Documents to extend the 2025 Termination Date from January 29, 2025 to February 28, 2025 (the 2025 Articles Extension Date) and to allow CSTA, without another shareholder vote, to elect to extend such date on a monthly basis for up to eleven times by an additional one month each time after the 2025 Articles Extension Date, by resolution of the CSTA Board, if requested by the Sponsor, and upon five days’ advance notice prior to the applicable Termination Date, until January 29, 2026, or a total of up to twelve months after the 2025 Termination Date, unless the closing of a Business Combination shall have occurred prior thereto.

“2025 Shareholder Meeting” means the extraordinary general meeting of shareholders held by CSTA on January 27, 2025.

“2025 Termination Date” means January 29, 2025, being the date by which CSTA was required to consummate a Business Combination prior to the approval of the 2025 Extension Amendment Proposal at the 2025 Shareholder Meeting.

“2026 Shareholder Meeting” means the extraordinary general meeting of shareholders held by CSTA on January 27, 2026.

“Accreted Dividend” means any cumulative dividend accrued on the Accrued Value of a share of HiTech Series A Preferred Stock at the Annual Rate and paid in kind by increasing the Accrued Value of such share.

“Accrued Value” means, as of any date, with respect to each share of HiTech Series A Preferred Stock as of the determination date, the sum, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the HiTech Series A Preferred Stock, of (i) $1,000 per share of HiTech HiTech Series A Preferred Stock, plus (ii) the aggregate amount of any accrued Accreted Dividends on such share of HiTech Series A Preferred Stock as of such date, determined in accordance with Section 3(a) of the Securities Purchase Agreement, plus (iii) on each March 1, June 1, September 1 and December 1 of each year and on a cumulative basis, an additional amount equal to the dollar value of all Cash Dividends that have accrued on such share pursuant to Section 3(b) of the Securities Purchase Agreement, but only to the extent such Cash Dividends have not been paid, whether or not declared, but that have not, as of such date, been added to the Accrued Value.

“Acquisition Closing” means the closing of the Transactions contemplated by the Business Combination Agreement with respect to the Acquisition Merger, which will take place remotely by conference call and exchange of documents and signatures immediately following the Initial Merger Effective Time and the consummation of the Merger Sub 2 Transfer at Closing.

“Acquisition Effective Time” means the time when the Articles of Acquisition Merger are filed with the Nevada Secretary of State, or at such later time permitted by the NRS as may be agreed by US Elemental, Merger Sub 2 and the Company in writing and specified in the articles of merger.

“Acquisition Merger” means the merger of Merger Sub 2 with and into HiTech, with HiTech surviving the merger and becoming a wholly owned subsidiary of US Elemental.

“Adjournment Proposal” means the proposal to adjourn the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of one or more proposals at the extraordinary general meeting.

“Alternative Acquisition Agreement” means any agreement, arrangement, or understanding (including any letter of intent, memorandum of understanding, merger agreement, acquisition agreement, or other Contract) regarding a Company Acquisition Proposal, other than an Acceptable Confidentiality Agreement.

“Annual Rate” means with respect to an Accreted Dividend, 12.0% of the Accrued Value and with respect to a Cash Dividend, 10% of the Accrued Value. Upon the occurrence and during the continuation of any Event of Default, the Annual Rate shall automatically increase to 15.0% until such Event of Default is cured or waived by the holder, as applicable.

“Antarctica Capital” means Antarctica Capital Partners, LLC, a Delaware limited liability company.

“Antarctica Holder” means Endurance Antarctica Partners II, LLC, the registered holder of US Elemental Series A Preferred Stock and the initial purchaser of the HiTech Series A Preferred Stock as set forth in the Securities Purchase Agreement and any of its affiliates or any investment fund, vehicle or other entity controlled by Antarctica Capital or its affiliates, including any such fund, vehicle or entity for which it or its affiliates serve as general partner, manager or equivalent controlling person.

“Articles Extension Date” means February 28, 2026, being the initial extended date to which the Termination Date was extended pursuant to the Extension Amendment Proposal approved at the 2026 Shareholder Meeting

“Assumed Warrant Agreement” means the Warrant Assignment, Assumption and Amendment Agreement, to be entered into in connection with the Closing, by and among US Elemental, CSTA and Continental Stock Transfer & Trust Company, as warrant agent, which will amend the Original Warrant Agreement and pursuant to which CSTA will assign to US Elemental all of CSTA’s right, title and interest in and to the Original Warrant Agreement and US Elemental will assume all of CSTA’s liabilities and obligations thereunder, as amended.

“ASX” means the Australian Securities Exchange.

“ASX Listing Rules” means the set of requirements that entities listed on ASX agree to comply with.

“Australian Corporations Act” means the Corporations Act 2001 (Cth).

“Australian Standards” means the JORC Code and the reporting requirements of the ASX Listing Rules.

“BESS” means battery energy storage systems.

“BLM” means the U.S. Bureau of Land Management.

“Business Combination” means the transactions contemplated by the Business Combination Agreement whereby, among other things, CSTA will merge with and into Merger Sub 1, with Merger Sub 1 surviving the merger and remaining a wholly owned subsidiary of US Elemental, (ii) immediately following the Initial Merger, Merger Sub 1 will transfer its interests in Merger Sub 2 to US Elemental, as a result of which, Merger Sub 2 will become a direct wholly owned subsidiary of US Elemental and (iii) immediately after the Merger Sub 2 Transfer, Merger Sub 2 will merge with and into HiTech, with HiTech surviving the merger and becoming a wholly owned subsidiary of US Elemental.

“Business Combination Agreement” means the Business Combination Agreement, dated as of April 9, 2026, by and among, CSTA, US Elemental, Merger Sub 1, Merger Sub 2 and HiTech, as it may be amended, supplemented or otherwise modified from time to time.

“Business Combination Proposal” means the proposal to approve the Business Combination described in this proxy statement/prospectus, including (a) adopting the Business Combination Agreement, a copy of which is attached to the accompanying proxy statement/prospectus as Annex A, which, among other things, provides for the

Share Exchange and the Initial Merger, the Merger Sub 2 Transfer and the Acquisition Merger, and (b) approving the other transactions contemplated by the Business Combination Agreement and related agreements described in this proxy statement/prospectus.

“Cash Dividend” means any dividend on a share of US Elemental Series A Preferred Stock that is paid in cash, if and when declared by the US Elemental Board, and that does not increase the Accrued Value of such share.

“Cayman Companies Act” the Companies Act (as revised) of the Cayman Islands.

“Change of Company Recommendation” means the HiTech Board, the Jindalee Board or any committee thereof (i) adopts, approves or recommends, or publicly proposes to adopt, approve or recommend, any HiTech Acquisition Proposal or any offer or proposal that would reasonably be expected to lead to a HiTech Acquisition Proposal, (ii) withdraws, changes or qualifies or publicly proposes to withhold withdraw, qualify or modify, in a manner adverse to CSTA, the HiTech Board Recommendation, (iii) approves, adopts or authorizes HiTech to enter into any merger agreement, letter of intent or other similar agreement relating to any HiTech Acquisition Proposal or that would reasonably be expected to lead to a HiTech Acquisition Proposal, (iv) fails to include the HiTech Board Recommendation in any the proxy or information statement or similar document delivered to Jindalee shareholders, (v) fails to publicly recommend against any tender offer or exchange offer for the equity securities of HiTech or any other public HiTech Acquisition Proposal within five (5) business days after the commencement of such offer, or (vi) formally resolves or agrees to do or publicly proposes to do any of the foregoing.

“Certificate of Designation” means the Certificate of Designation of Preferences Rights and Limitations of HiTech Series A Preferred Stock to be filed prior to the Closing by HiTech with the Secretary of State of Nevada, in the form of Exhibit 4.2 attached hereto.

“CFIUS” means Committee on Foreign Investment in the United States.

“Class B Holder” means each of Charles Stonehill, Vesna Nevistic and Hugo Banziger, in their capacity as holders of CSTA Class B Ordinary Shares.

“Class B Holder Support Agreement” means, collectively, those certain letter agreements, each entered into concurrently with the execution of the Business Combination Agreement, by and among CSTA, each Class B Holder and HiTech, pursuant to which, among other things, each Class B Holder agreed to (i) vote in favor of each of the Proposals, including approval of the Business Combination Agreement and the transactions contemplated thereby, (ii) waive all anti-dilution protections with respect to the conversion of CSTA Class B Ordinary Shares into CSTA Class A Ordinary Shares, (iii) refrain from transferring or encumbering their CSTA Class B Ordinary Shares and (iv) a lock-up of such Class B Holder’s shares of US Elemental Common Stock during the respective periods and subject to the terms as set forth therein.

“Clayton North Project” means an early-stage lithium exploration property in Nevada.

“Clawback Policy” means the clawback policy adopted by the CSTA Board,

“Closing” means the closing of the Business Combination.

“Closing Date” means the date and time of the Closing.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Code of Ethics” means the code of ethics adopted by CSTA applicable to its directors, officers and employees, as defined in Item 406(b) of Regulation S-K.

“Company” or “HiTech” means, unless the context requires otherwise, HiTech Minerals Inc., a Nevada corporation and a direct, wholly-owned subsidiary of Jindalee prior to the consummation of the Business Combination.

“Company Acquisition Proposal” means any offer, inquiry, indication of interest or proposal from a Third Party (alone or as part of a group, as defined under Section 13 of the Exchange Act) concerning any transaction or series of related transactions pursuant to which such Third Party, directly or indirectly: (a) acquires more than twenty percent (20%) of the equity securities, assets, revenue or net income of the Company and its subsidiaries, taken as a whole (whether by merger, consolidation, recapitalization, purchase or issuance of equity securities, purchase of assets, tender offer or otherwise); (b) enters into an alternative transaction with the Company or Jindalee as a competing SPAC; (c) acquires control of, or more than twenty percent (20%) of the voting power or voting equity securities of, the Company, or fifty percent (50%) or more of the voting power or voting equity securities of Jindalee (whether by merger, consolidation, recapitalization, purchase or issuance of equity securities, purchase of assets, tender offer or otherwise); or (d) effects a merger, reorganization, share exchange, consolidation, business combination or recapitalization as a result of which Jindalee ceases to own at least eighty percent (80%) of the total voting equity and voting securities of the Company or the surviving entity (or any direct or indirect parent company thereof); other than, in each case, any such transaction(s) or investment(s) with CSTA and/or any of its affiliates or the PIPE Financing. For the avoidance of doubt, an equity or similar investment by Jindalee in the Company shall not constitute a “Company Acquisition Proposal.”

“Company Board Recommendation” means a statement to the effect that Jindalee has unanimously recommended that its shareholders vote in favor of the Transactions at Jindalee’s Shareholder Meeting called for the purpose of voting to approve the Acquisition Merger, and that each director of Jindalee Board intends to vote all Jindalee Shares held or controlled by them, or that they direct, in favor of the Acquisition Merger, which may be expressed to be in the absence of a Superior Proposal.

“Company Parent Acquisition Transaction” means a transaction in which a third party acquires control or otherwise acquires or purchases fifty percent (50%) or more of the voting power or voting equity securities of Jindalee (whether by merger, consolidation, recapitalization, purchase or issuance of equity securities, purchase of assets, tender offer or otherwise) that, if consummated in accordance with its terms, would result in such person or “group” of persons beneficially owning more than or acquiring voting power in excess of fifty percent (50%) of the voting power or voting equity securities of Jindalee(by vote or economic interests).

“Company Termination Amount” means CSTA’s reasonable and documented expenses incurred by CSTA in connection with the Transactions through the date the Business Combination Agreement is terminated that become payable by the Company, which shall not exceed $6,000,000.

“Company Transaction Expenses” means any out-of-pocket fees and expenses payable by the Company or any of its subsidiaries or affiliates (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation and consummation of the Transactions, including, without duplication, with respect to (a) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers, including consultants and public relations firms, (b) any and all filing fees payable by the Company or any of its subsidiaries or affiliates to the governmental authorities in connection with the Transactions, and (c) all retention, stay or transaction bonuses, severance, incentive or deferred compensation payments and other compensatory payments or obligations that are payable to any current or former employee, officer, director or individual service provider of the Company or any of its subsidiaries as a result of or in connection with the execution of this Agreement or the consummation of the Transactions (including, without duplication, the employer portion of any payroll, fees, expenses, social security, unemployment or similar taxes with respect to such payments and calculated as if all such amounts were paid on the date of the Acquisition Closing).

“Conversion Price” means $1,000, subject to adjustments, as defined in the Certificate of Designation.

“CRADA” means the Cooperative Research and Development Agreement HiTech is a party to with the DOE.

“CSTA” means Constellation Acquisition Corp. I, a Cayman Islands exempted company.

“CSTA Board” means the board of directors of CSTA.

“CSTA Class A Ordinary Shares” means Class A ordinary shares of CSTA, par value $0.0001 per share, as further described in the CSTA Organizational Documents.

“CSTA Class B Ordinary Shares” means Class B ordinary shares of CSTA, par value $0.0001 per share, as further described in the CSTA Organizational Documents.

“CSTA Initial Shareholders” means collectively, the Sponsor, the holders of CSTA Ordinary Shares issued prior to its IPO, their permitted transferees, and CSTA’s current and former officers and directors.

“CSTA IPO” or “IPO” means CSTA’s initial public offering.

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“CSTA Ordinary Shares” means the CSTA Class A Ordinary Shares and the CSTA Class B Ordinary Shares.

“CSTA Organizational Documents” means the amended and restated memorandum and articles of association of CSTA, as amended from time to time.

“CSTA Private Placement” means the private placement consummated simultaneously with the CSTA IPO in which CSTA issued CSTA Private Placement Warrants to certain affiliates of GmbH & Co. KG, a German limited partnership. In the CSTA Private Placement, 5,466,667 private placement warrants were issued at a purchase price of $1.50 per CSTA Private Placement Warrant.

“CSTA Private Placement Warrants” means the CSTA Warrants issued in the CSTA Private Placement.

“CSTA Public Shares” means CSTA Class A Ordinary Shares held by CSTA Public Shareholders.

“CSTA Public Shareholders” means the holders of CSTA Public Shares.

“CSTA Public Warrants” means the CSTA Warrants included in the CSTA Units sold in the IPO.

“CSTA Securities” means the CSTA Ordinary Shares and CSTA Warrants.

“CSTA Shareholders” means any holder of CSTA Ordinary Shares.

“CSTA Transaction Expenses” means any of the following out-of-pocket fees and expenses payable by CSTA or, solely to the extent payable by CSTA or would result in a payment under Section 2.3(c) of the Business Combination Agreement to the Sponsor (whether or not billed or accrued for): (a) in each case as a result of or in connection with the negotiation, documentation and consummation of the Transactions: (i) fees, costs, expenses of obtaining a fairness opinion (for the benefit of the CSTA Board), (ii) attorney’s fees (other than to the extent reimbursable by the Company pursuant to the Sponsor Financing), accountants fees and other advisors and service provider fees, (iii) premium, costs and expenses relating to “tail” coverage under CSTA’s directors’ and officers’ liability insurance policies, (iv) deferred underwriting fees with respect to the CSTA IPO and (v) all retention, stay or transaction bonuses, severance, incentive or deferred compensation payments and other compensatory payments or obligations, if any, that were implemented by CSTA and are payable in cash by CSTA to any current or former employee, officer, director or individual service provider of CSTA as a result of or in connection with the execution of the Business Combination Agreement or the consummation of the Transactions (including, without duplication, the employer portion of any payroll, fees, expenses, social security, unemployment or similar taxes with respect to such payments and calculated as if all such amounts were paid at the Acquisition Closing) and (b) out-of-pocket attorney’s fees and expenses payable by CSTA or the Sponsor (to the extent submitted for payment or for which CSTA has any obligation to reimburse the Sponsor), whether or not related to the Transaction.

“CSTA Transfer Agent” means Continental Stock Transfer & Trust Company.

“CSTA Units” means units issued by CSTA in the CSTA IPO or the exercise of the underwriters’ overallotment option each consisting of one CSTA Class A Ordinary Share and one-third of a CSTA Warrant.

“CSTA Warrants” means all outstanding and unexercised warrants issued by CSTA to acquire CSTA Class A Ordinary Shares at an exercise price of $11.50 per share.

“Deemed Liquidation Event” means, after the Closing Date: (i) a merger or consolidation in which (a) US Elemental is a constituent party or (b) a subsidiary of US Elemental is a constituent party and US Elemental issues shares of its capital stock pursuant to such merger or consolidation; provided, that, a Deemed Liquidation Event shall not include any such merger or consolidation involving the US Elemental or a subsidiary in which the shares of capital stock of the US Elemental outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the capital stock of (1) the surviving or resulting corporation; or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation; or (ii) (a) the sale, in a single transaction or series of related transactions, by US Elemental or any subsidiary of US Elemental of all or substantially all the assets of US Elemental and its subsidiaries taken as a whole, or (b) the sale or disposition (whether by merger, consolidation or otherwise, and whether in a single transaction or a series of related transactions) of one (1) or more subsidiaries of US Elemental if substantially all of the assets of US Elemental and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale is to a wholly owned subsidiary of the Corporation. For the avoidance of doubt, the Business Combination shall not be a Deemed Liquidation Event.

“Deferred Underwriting Fees” means the outstanding $10,850,000 underwriting fees of from the CSTA IPO.

“DGCL” means the Delaware General Corporation Law.

“DLLCA” means the Limited Liability Company Act of the State of Delaware

“DOE” means the U.S. Department of Energy.

“DOGAMI” means the Oregon Department of Geology and Mineral Industries.

“DTC” means The Depository Trust Company.

“DWAC System” means DTC’s Deposit/Withdrawal At Custodian System.

“EPO” means HiTech’s exploration plan of operations.

“Event of Default” means the occurrence (i) US Elemental fails to pay when due any cash dividend, redemption price, liquidation preference, Accrued Value or other amount owing with respect to US Elemental Series A Preferred Stock, and such failure continues for ten business days, or (ii) US Elemental breaches any material covenant or other provision of the Certificate of Designation, the Registration Rights Agreement or the Purchase Agreement, and such breach remains uncured for thirty days after written notice from any holder. Upon the occurrence and during the continuation of any Event of Default, the dividend rate on the US Elemental Series A Preferred Stock will automatically increase to 15.0% per annum until such Event of Default is cured or waived.

“EVs” means electric vehicles.

“Excess Shares” means respect to any CSTA Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), any shares in excess of an aggregate of 15% of the shares sold in the CSTA IPO with respect to which such shareholder seeks redemption rights in connection with a Business Combination, where shareholder approval of such Business Combination is sought and redemptions are not conducted pursuant to the tender offer rules.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Existing Jindalee Intercompany Amounts” means intercompany amounts or obligations funded by Jindalee, as a loan to the Company existing as of September 3, 2025.

“Extension Amendment Proposal” means the proposal, approved by the CSTA Shareholders at the 2026 Shareholder Meeting, to amend, by way of special resolution, the CSTA Organizational Documents to extend the date by which CSTA was required to consummate a Business Combination from January 29, 2026 to February 28, 2026 (the Articles Extension Date) and to allow CSTA, without another shareholder vote, to elect to extend the Termination Date to consummate a Business Combination on a monthly basis for up to eleven times by an additional one month each time after the Articles Extension Date, by resolution of the CSTA Board, if requested by the Sponsor, and upon five days’ advance notice prior to the applicable Termination Date, for an aggregate extension period of up to twelve months after the Original Termination Date, ending no later than January 29, 2027, unless the closing of a Business Combination shall have occurred prior thereto.

“Extension Funds” means the funds drawn by CSTA pursuant to the 2024 Note and deposited into the Trust Account in the aggregate amount of $5,000 per month in connection with each monthly extension of the Termination Date, as approved by unanimous director or extension committee resolution.

“Extension Meeting” means to the extraordinary general meeting of shareholders held by CSTA on January 27, 2023.

“extraordinary general meeting” means the extraordinary general meeting of the CSTA Shareholders, to be virtually held at [•] a.m. Eastern Time, on            , 2026.

“FATCA” means the Foreign Account Tax Compliance Act.

“First Amendment” means the amendment to the 2024 Note, dated June 5, 2025, pursuant to which the total principal amount of the 2024 Note was increased by $590,000 from $1,660,000 to $2,250,000.

“Founder Share Amendment Proposal” means the proposal, approved by the CSTA Shareholders at the 2025 Shareholder Meeting, to amend, by way of special resolution, the CSTA Organizational Documents to permit the issuance of CSTA Class A Ordinary Shares to holders of CSTA Class B Ordinary Shares upon the exercise of the right of a holder of CSTA Class B Ordinary Shares to convert such holder’s CSTA Class B Ordinary Shares into CSTA Class A Ordinary Shares on a one-for-one basis at any time and from time to time prior to the closing of an initial business combination at the election of the holder.

“Founder Shares” means an aggregate of 8,625,000 CSTA Class B Ordinary Shares issued prior to the CSTA IPO pursuant to a Securities Subscription Agreement dated as of November 22, 2020 with Sponsor GmbH & Co. KG, a German limited partnership, including any CSTA Class A Ordinary Shares issued upon conversion thereof.

“GAAP” means the U.S. Generally Accepted Accounting Principles.

“HiTech Acquisition Proposal” means any offer, inquiry, indication of interest or proposal from a third party concerning any transaction or series of related transactions under which the third party alone or in a group (as defined under Section 13 of the Exchange Act) directly or indirectly (a) acquires or purchases, directly or indirectly, more than twenty percent (20%) of the equity securities or assets, revenue or net income of HiTech and its subsidiaries, taken as whole (measured by the fair market value thereof as of the date of such purchase or acquisition) (whether by merger, consolidation, recapitalization, purchase or issuance of equity securities, purchase of assets, tender offer or otherwise), (b) is a competing SPAC that enters into an alternative transaction with the HiTech or Jindalee with respect to HiTech, (c) (i) acquires control or otherwise acquires or purchases in excess of twenty percent (20%) of the voting power or voting equity securities of HiTech (whether by merger, consolidation, racialization, purchase or issues of equity securities, purchase of assets, tender offer or otherwise) that, if consummated in accordance with its terms, would result in such person or “group” of persons beneficially owning more than or acquiring voting power in excess of twenty percent (20%) of the total outstanding equity securities of HiTech (by vote or economic interests), or (ii) acquires control or otherwise acquires or purchases fifty percent (50%) or more of the voting power (as defined in the Australian Corporations Act) or voting equity securities of Jindalee (whether by merger, consolidation, racialization, purchase or issues of equity securities, purchase of assets, tender offer or otherwise) that, if consummated in accordance with its terms, would result in such Person or “group” of persons beneficially owning more than or acquiring voting power in excess of fifty percent (50%) of the voting power (as defined in the Australian Corporations Act) or voting equity securities of Jindalee (by vote or economic interests) or (d) a merger, reorganization, share exchange, consolidation, business combination, recapitalization, in each case, as a result of which Jindalee ceases to own at least eighty percent (80%) of the total voting equity and voting securities of HiTech or the surviving entity (or any direct or indirect parent company thereof), other than, in the case of each of clauses (a), (b), (c) and (d), any such transaction(s) or investment(s) with CSTA and/or any of its affiliates or the PIPE Financing.

“HiTech Board” means the board of directors of HiTech.

“HiTech Board Recommendation” means a statement to the effect that Jindalee Board has unanimously recommended that its shareholders vote in favor of the Transactions at Jindalee’s meeting of its shareholders called for the purpose of voting to approve the Acquisition Merger, and that each Jindalee director intends to vote all Jindalee Shares held or controlled by them, or that they direct, in favor of the Acquisition Merger, which may be expressed to be in the absence of a Superior Proposal.

“HiTech Common Stock” means, the Common Stock, without par value, of HiTech.

“HiTech Preferred Shares” means Preferred Shares of HiTech issued to PIPE Investors in connection with a PIPE Financing and pursuant to one or more PIPE Financing Agreements.

“HiTech Series A Preferred Stock” means the 12.0% Series A Cumulative Convertible Preferred Stock of HiTech having the rights, preferences and privileges set forth in the Certificate of Designation.

“HiTech Shareholders” means the holders of holders of HiTech Common Stock and HiTech Preferred Shares.

“IBLA” means the U.S. Department of the Interior, Interior Board of Land Appeals.

“Investment Agreement” means the investment agreement by and between CSTA, Old Sponsor, and Endurance Constellation, LLC, a Delaware limited liability company.

“Initial Closing” means the closing of the Transactions contemplated by this Agreement with respect to the Initial Merger.

“Initial Merger” means the merger of CSTA into Merger Sub 1, with Merger Sub 1 surviving the merger and remaining a wholly owned subsidiary of US Elemental.

“Initial Merger Effective Time” means the time when the Plan of Initial Merger is registered or filed, or at such later time permitted by the Cayman Companies Act and the DLLCA as may be agreed by Merger Sub 1 and CSTA in writing with the prior written consent of the Company and specified in the Plan of Initial Merger.

“Interim Period” means the period from the date of Business Combination Agreement through the earlier of the Acquisition Closing or valid termination of the Business Combination Agreement.

“Investment Company Act” means the means the U.S. Investment Company Act of 1940, as amended.

“IRS” means the U.S. Internal Revenue Service.

“Jindalee” means Jindalee Lithium Limited, an Australian public company limited by shares listed on the ASX under the ticker “JLL.”

“Jindalee Board” means the board of directors of Jindalee.

“Jindalee ESIP” means Jindalee’s Employee Securities Incentive Plan.

“Jindalee Shareholder Meeting” means the general meeting of Jindalee’s shareholders.

“Jindalee Shares” means the ordinary shares in the capital of Jindalee.

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012.

“JORC Code” means the Australasian Code for Reporting of Exploration Results, Mineral Resources and Ore Reserves, December 2012.

“Letter Agreement” means the letter agreement, dated as of January 26, 2021, by and among CSTA and CSTA Initial Shareholders, as further amended on January 30, 2023.

“McDermitt Lithium Project” means a major U.S. sedimentary lithium deposit Oregon-Nevada border owned by HiTech.

“Merger Consideration” means the sum of all US Elemental Common Stock receivable by CSTA Shareholders and the sum of all US Elemental Common Stock receivable by Jindalee, each pursuant to the Business Combination Agreement.

“Merger Sub 1” means CAC Merger Sub I LLC, a Delaware limited liability company and a direct wholly owned subsidiary of US Elemental.

“Merger Sub 2” means USE Merger Sub 2 Inc., a Nevada corporation and a direct wholly owned subsidiary of CSTA.

“Merger Sub 2 Transfer” means the transfer of Merger Sub 1 interests in Merger Sub 2 to US Elemental, as a result of which, Merger Sub 2 will become a direct wholly owned subsidiary of US Elemental.

“Minimum Cash Condition” means the condition in the Business Combination Agreement requiring that CSTA have, upon the Closing, cash (including funds remaining in the Trust Account after completion and payment of the Redemption and the Initial Merger), before payment of transaction expenses, at least equal to $14,000,000.

“MRE” means Mineral Resource Estimate.

“NEPA” means the National Environmental Policy Act.

“NRS” means the Nevada Revised Statutes.

“Old Sponsor” means Constellation Sponsor GmbH & Co. KG, a German limited partnership.

“Original Warrant Agreement” means the Warrant Agreement, dated as of November 3, 2021, between US Elemental, Continental Stock Transfer & Trust Company, as warrant agent for US Elemental Warrants, and CSTA.

“Other Transaction Expenses” means, any of the following out-of-pocket fees and expenses payable by CSTA or the Sponsor (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation and consummation of the Transactions: (i) financial advisory fees (other than to the extent incurred by CSTA in connection with the receipt of a fairness opinion), (ii) fees incurred in connection with the Private Placement, including arrangement or placement agent fees (iii) transfer agent and trustee fees, (iv) filing fees to the governmental authorities, (v) consent fees unrelated to CSTA Shareholders, (vi) printing and mailing fees, or (vii) any other fees, costs or expenses incurred as a result of or in connection with the Transactions, other than CSTA Transaction Expenses, including any fees relating to or resulting from the actions contemplated under Section 8.7 of the Business Combination Agreement but, for clarity in each case above, excluding CSTA’s or Sponsor’s attorney’s fees.

“Parent Guarantee” means the parent guarantee, dated as of April 9, 2026, between Jindalee and Antarctica Holder, pursuant to which Jindalee agreed to guarantee HiTech’s payment obligation in connection with the mandatory redemption of the HiTech Series A Preferred Stock and any Accrued Value if the Business Combination Agreement is terminated.

“Parent Shareholder Voting Agreement” means, collectively, those certain shareholder voting agreements, entered into concurrently with the execution of the Business Combination Agreement, by and between Jindalee and each Supportive Parent Shareholder, pursuant to which each Supportive Parent Shareholder agreed, among other things, to (i) appear at the Jindalee Shareholder Meeting for purposes of constituting a quorum, (ii) vote all Jindalee ordinary shares held or controlled by such Supportive Parent Shareholder in favor of the Business Combination and against any proposals that would materially impede the Business Combination or any third-party acquisition proposal, and (iii) not transfer any securities in Jindalee prior to the Acquisition Closing.

“Parent Transaction Support Agreement” means the transaction support agreement, dated as of April 9, 2026, entered into concurrently with the execution of the Business Combination Agreement, by and between CSTA and Jindalee,

“PFIC” means a passive foreign investment company.

“PIPE Financing” means the private placement of securities of US Elemental (or CSTA or the HiTech, to be converted into US Elemental at Closing) to PIPE Investors pursuant to the PIPE Financing Agreements in connection with the Transactions. As of the date hereof, no PIPE Financing or other transaction financing has been entered into or obtained. The parties intend to seek such financing prior to Closing to help satisfy the Minimum Cash Condition, but there can be no assurance that any such financing will be obtained.

“PIPE Financing Agreements” means the subscription agreements or other definitive agreements entered into by US Elemental, CSTA or HiTech with PIPE Investors in connection with the Private Placement, pursuant to which such PIPE Investors commit to purchase equity securities, debt securities or other equity-linked or convertible securities.

“PIPE Financing Amount” means the aggregate amount of $25,000,000 (inclusive of the $4.0 million of Sponsor Financing, which includes the $1.55 million funded by the sale of HiTech Series A Preferred Stock) to be invested by the PIPE Investors.

“PIPE Investors” means the investors participating in the PIPE Financing pursuant to the PIPE Financing Agreements, who commit to make investments in US Elemental (or CSTA or the HiTech, to be converted into US Elemental at Closing) through the purchase of equity securities, debt securities or other equity-linked or convertible securities in connection with the PIPE Financing.

“Plan of Initial Merger” means the plan filed with the Registrar of Companies of the Cayman Islands and the Delaware Secretary of State as provided in Section 233 of the Cayman Companie Act to make the Initial Merger effective.

“Private Placement Warrant” means each warrant to purchase one CSTA Class A Ordinary Share issued to Sponsor under the Private Placement Warrant Purchase Agreement, dated as of January 26, 2021, between CSTA and the Sponsor.

“Proposals” mean the Business Combination Proposal, the Merger Proposal and the Adjournment Proposal.

“Proposed Bylaws” means the operating agreement of US Elemental, a copy of which is attached to this proxy statement/prospectus as Annex D.

“Proposed Charter” means the certificate of incorporation of US Elemental, a copy of which is attached to this proxy statement/prospectus as Annex C.

“QEF” means a qualified electing fund.

“Record Date” means            , 2026.

“redemption” or “Redemption” means the right of the holders of CSTA Ordinary Shares to have their shares redeemed in accordance with the procedures set forth in this proxy statement/prospectus.

“Redemption Deadline” means            , Eastern Time, on            , 2026.

“Redemption Limitation” means the limitation on CSTA that it may not redeem CSTA Class A Ordinary Shares, to the extent that such redemption would result in it having net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act), of less than $5,000,001.

“Registrable Securities” means the shares of US Elemental Common Stock issuable upon conversion of the HiTech Series A Preferred Stock and exercise of the US Elemental Series A Preferred Investor Warrants under a Registration Rights Agreement to be entered into at the Closing.

“Registration Rights Agreement” means the registration rights agreement, to be entered into in connection with the consummation of the Business Combination, among US Elemental, the Sponsor, Jindalee and the other parties thereto.

“Related Agreements” means, collectively, the additional agreements entered into or to be entered into pursuant to the Business Combination Agreement, including the Sponsor Support Agreement, the Parent Transaction Support Agreement, the Parent Shareholder Voting Agreement, the Class B Holder Support Agreement, the Securities Purchase Agreement, the Registration Rights Agreement and the Assumed Warrant Agreement.

“Required Parent Shareholder Approval” means the approval from the requisite majority of the votes cast by the holders of the outstanding Jindalee ordinary shares at a general meeting approving the Transactions for the purposes of the Australian Corporations Act and the ASX Listing Rules (including for the purposes of ASX Listing Rules 11.4) and pursuant to the terms and subject to the conditions of the memorandum and articles of association of Jindalee.

“Retained Sponsor Equity Securities” means the continuing equity securities held by the Sponsor, which equal 7,633,750 CSTA Ordinary Shares minus 1,908,438 CSTA Ordinary Shares, that will be reduced by 500,000 CSTA Ordinary Shares for every full increment of $2,500,000 by which the aggregate PIPE Financing Amount falls below $25,000,000, with a floor of 4,500,000 CSTA Ordinary Shares.

“S-K 1300 Standard” means the requirements of Subpart 1300 of Regulation S-K promulgated by the SEC.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

“SEC” means the U.S. Securities and Exchange Commission.

“Second Amendment” means the amendment to the 2024 Note, dated March 18, 2026, pursuant to which the total principal amount of the 2024 Note was increased by $3,000,000 from $2,250,000 to $5,250,000.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Securities Purchase Agreement” means the securities purchase agreement, dated as of April 9, 2026, by and between Jindalee, HiTech and Antarctica Holder.

“Share Exchange” means the exchange of CSTA Class A Ordinary Share for one newly issued share of US Elemental Common Stock.

“Shareholder Support Agreement” means the shareholder support agreement by and between Jindalee and CSTA.

“SPACs” means special purpose acquisition companies.

“Sponsor” means Constellation Sponsor LP, a Delaware limited partnership.

“Sponsor Equity Securities” means the continuing equity securities held by the Sponsor.

“Sponsor Financing” means collective arrangement whereby an affiliate of the Sponsor (a) funded to the Company in the aggregate of $1.55 million in HiTech Series A Preferred Stock, which will be redeemable in cash if the Securities Purchase Agreement is terminated in accordance with its terms; and (b) entered into binding commitments to fund $2.5 million of the PIPE Financing.

“Sponsor Handover” means the series of transactions completed on or about January 26-30, 2023, in connection with the closing of the transactions contemplated by the Investment Agreement, pursuant to which (i) the limited partners of the Old Sponsor transferred all of their limited partnership interests to the Sponsor, (ii) the Old Sponsor was liquidated pursuant to applicable law by the retirement of the general partner of the Old Sponsor and all securities held by the Old Sponsor were distributed by operation of law to its sole remaining limited partner, the Sponsor, and (iii) control of the Old Sponsor was transferred to affiliates of Antarctica Capital.

“Sponsor Loans” means loans by the Sponsor, its affiliates or any of CSTA’s officers or directors to CSTA.

“Sponsor Support Agreement” means the Sponsor Support Agreement, dated April 9, 2026, by and among CSTA, the Sponsor and HiTech.

“Superior Proposal” means a bona fide written HiTech Acquisition Proposal that did not result from a breach by HiTech of Section 6.3 of the Business Combination Agreement and was made by a person that is not an affiliate of HiTech, substituting in the definition thereof, “in excess of fifty percent (50%)” for each of “in excess of twenty percent (20%)” and “at least eighty percent (80%)”, and that the Jindalee Board determines in good faith, after consultation with its financial advisors and outside legal counsel, taking into account such factors as the Jindalee Board considers in good faith to be appropriate, (x) reasonably capable of being valued and consummated in accordance with its terms, taking into account all aspects of the HiTech Acquisition Proposal (including, among other things, the identity of the third party making such HiTech Acquisition Proposal, termination fees, expense reimbursement provisions, financing, market conditions, form of consideration, all financial, regulatory, legal and other aspects of such proposal and the conditionality, timing and certainty of consummation of such proposal), and (y) if completed substantially in accordance with its terms would likely be more favorable to the stockholders of Jindalee (in their capacity as such) taking into account all aspects (including those items set forth above) of the HiTech Acquisition Proposal and any modification to such Superior Proposal and any adjustments and/or proposed amendments to the Business Combination Agreement proposed by CSTA in response to such HiTech Acquisition Proposal or otherwise and any consequence of such modification.

“Supportive Parent Shareholder” means each of LG Dudfield Pension Fund, Lindsay Dudfield, and Jopan Management Pty Ltd, each who into separate shareholder voting agreements with Jindalee.

“Technical Report Summary” means the Technical Report Summary related to the McDermitt Lithium Project prepared for the Company by Fluor Enterprises, Inc. and H&S Consultants Pty. Limited, attached as Exhibit 96.1 to the registration statement of which this prospectus/proxy statement forms a part.

“Termination Date” means the date by which CSTA is required to consummate a business combination pursuant to the CSTA Organizational Documents.

“Transaction Documents” means collectively, the Business Combination Agreement, the PIPE Financing Agreements, the Sponsor Support Agreement, the Shareholder Support Agreement, the Parent Shareholder Voting Agreement, the Parent Transaction Support Agreement, the Class B Holder Support Agreement, the Registration

Rights Agreement, the Assumed Warrant Assignment, the Initial Merger filing documents, the Merger Sub 2 Transfer agreement, the Acquisition Merger filing documents and any other agreements, documents or certificates entered into or delivered pursuant hereto or thereto, and the expression “Transaction Document” means any one of them.

“Transactions” means, collectively, the Initial Merger, the Acquisition Merger, the Merger Sub 2 Transfer and each of the other transactions contemplated by the Business Combination Agreement or any of the other

“Trust Account” means the trust account of CSTA, which holds the net proceeds of the CSTA IPO and the sale of the CSTA Private Placement Warrants, together with interest earned thereon, less amounts of interest income released for payment of CSTA’s income tax, if any.

“U.S. Mining Act” means the U.S. General Mining Act of 1872, as amended.

“US Elemental” means US Elemental Inc., a Delaware corporation.

“US Elemental 2026 Plan” means the US Elemental Inc. Equity Incentive Plan to be considered for adoption and approval by the US Elemental Board and US Elemental Stockholders.

“US Elemental Board” means US Elemental’s board of directors.

“US Elemental Common Stock” means common stock, par value $0.0001 per share, of US Elemental.

“US Elemental Loan Warrants” means US Elemental Warrants issued to Jindalee and the Sponsor in exchange for the Existing Jindalee Intercompany Amounts and the Sponsor Loans, respectively, and having substantially the same terms as the CSTA Private Placement Warrants.

“US Elemental Preferred Stock” means preferred stock, par value $0.0001 per share, of US Elemental.

“US Elemental Securities” means collectively the US Elemental Common Stock and US Elemental Warrants.

“US Elemental Series A Preferred Investor Warrant” means each warrant issued to Antarctica Holder or its permitted transferees by US Elemental at Closing to acquire one share of US Elemental Common Stock with an initial exercise price of $11.50 per share pursuant to the Securities Purchase Agreement.

“US Elemental Series A Preferred Stock” means the Series A Preferred Stock of US Elemental exchanged from HiTech Series A Preferred Stock at Closing having the rights, preferences and privileges set out in the Certificate of Designation.

“US Elemental Stockholders” means holders of US Elemental Common Stock.

“US Elemental Warrants” means warrants of US Elemental to acquire shares of US Elemental Common Stock.

“Warrant Agent” means Continental Stock Transfer & Trust Company.

“Working Capital Warrants” means US Elemental Warrants issuable upon conversion of loans made by the Sponsor, its affiliates or certain officers and directors to fund working capital deficiencies or transaction costs in connection with the Business Combination, at a conversion price of $1.50 per warrant at the option of the lender, and such warrants shall be identical to the CSTA Private Placement Warrants.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus contains “forward-looking statements.” Forward-looking statements include, without limitation, statements regarding the financial position, financial performance, business strategy, expectations of our business and the plans and objectives of management for future operations, including as they relate to the potential Business Combination. These statements constitute projections, forecasts and forward-looking statements, and are not guarantees of performance. Such statements can be identified by the fact that they do not relate strictly to historical or current facts. When used in this proxy statement/prospectus, forward-looking statements may be identified by the use of words such as “estimate,” “plan,” “project,” “forecast,” “predict,” “intend,” “expect,” “will,” “can,” “might,” “may,” “should,” “expect,” “anticipate,” “believe,” “seek,” “target,” “strive,” “designed to” or other similar expressions that predict or indicate future events or trends or that are not statements of historical facts. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. These forward-looking statements may include statements, among other things, relating to:

•        the expected benefits of the Business Combination;

•        the anticipated market size and the assumptions and estimates related to the Business Combination;

•        the future financial, operational and business performance of US Elemental and its subsidiaries, including HiTech, following the Business Combination;

•        the timing, cost, scope and results of exploration programs and development activities, including field programs and technical studies;

•        the ability to secure and maintain access to mineral claims, permits and other key project inputs;

•        the ability to raise capital and access financing, including to fund exploration, development and other operations;

•        the commercial success of mineral properties under development by Hitech or US Elemental;

•        general economic conditions and conditions affecting the industries in which the Company and US Elemental operate;

•        the ability to retain and recruit key personnel;

•        the ability to comply with applicable laws, regulations and permitting requirements;

•        the ability to retain and recruit key personnel;

•        expansion plans, development strategies and other growth opportunities; and

•        other statements preceded by, followed by or that include the words “estimate,” “plan,” “project,” “forecast,” “intend,” “will,” “expect,” “anticipate,” “believe,” “seek,” “target” or similar expressions.

These forward-looking statements are based on information available as of the date of this proxy statement/prospectus, and our management team’s expectations, forecasts and assumptions as of that date, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events, inaccuracies that become apparent after the date hereof or otherwise, except as may be required under applicable securities laws.

In addition, you should not place undue reliance on forward-looking statements in deciding how to grant your proxy, instruct how your vote should be cast or vote your shares on the Proposals set forth in this proxy statement/prospectus. As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by our forward-looking statements. Some factors that could cause actual results to differ include, among others:

•        the occurrence of any event, change or other circumstance that could give rise to the termination of the Business Combination Agreement;

•        the ability of the parties to complete the transactions contemplated by the Business Combination in a timely manner or at all;

•        the risk that the Business Combination or other business combination may not be completed by CSTA’s business combination deadline and the potential failure to obtain an extension of the business combination deadline;

•        the outcome of any legal proceedings or government or regulatory action or inquiry that may be instituted against CSTA, US Elemental, Jindalee or HiTech or others following the announcement of the Business Combination and any definitive agreements with respect thereto;

•        the inability to satisfy the conditions to the consummation of the Business Combination, including the approval of the Business Combination by the shareholders of CSTA or Jindalee;

•        the occurrence of any event, change or other circumstance that could give rise to the termination of the Business Combination Agreement relating to the Business Combination;

•        the ability to meet stock exchange listing standards following the consummation of the Business Combination;

•        the effect of the announcement or pendency of the Business Combination on Jindalee and HiTech’s business relationships, operating results, current plans and operations of Jindalee, US Elemental and HiTech;

•        the ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition and the ability of US Elemental to grow and manage growth profitably;

•        the ability to raise additional capital and obtain financing to fund operations, exploration and development activities;

•        the fact that HiTech has no history of commercial production and is dependent on continued funding to advance its projects;

•        the possibility that CSTA, US Elemental, Jindalee and/or HiTech may be adversely affected by other economic, business, and/or competitive factors;

•        estimates by CSTA, US Elemental, Jindalee or HiTech of expenses and profitability;

•        expectations with respect to future operating and financial performance and growth, including the timing of the completion of the Business Combination;

•        Jindalee, HiTech and US Elemental’s ability to execute on their respective business plans and strategy;

•        the inability to obtain the listing of shares of US Elemental Common Stock and US Elemental Warrants on Nasdaq or another exchange upon the Closing or comply with its listing standards;

•        the risk that the proposed Business Combination disrupts Jindalee’s or HiTech’s current plans and operations;

•        factors relating to the business, operations and financial performance of US Elemental and HiTech, including;

•        HiTech’s ability to develop the McDermitt Lithium Project into a mine and to develop mineral deposits from the mine on a commercial basis;

•        HiTech’s ability to successfully implement its long-term business strategy; and

•        HiTech’s ability to obtain governmental permits and approvals to conduct development and mining operations.

•        other risks and uncertainties indicated in this proxy statement/prospectus, including those indicated under the section entitled “Risk Factors.”

RISK FACTOR SUMMARY

HiTech’s business and its ability to execute its strategy, the proposed Business Combination, and any investment in the securities of US Elemental after the Business Combination are subject to risks and uncertainties, many of which are beyond US Elemental’s and HiTech’s control. You should carefully consider and evaluate all of the risks and uncertainties with respect to any investment in the securities of the US Elemental, including, but not limited to, the following and those discussed under “Risk Factors.” References below to the “Company” shall be deemed to refer to HiTech prior to the Business Combination and US Elemental after the Closing of the Business Combination, as the context requires or as appropriate.

Risks Relating to the Company

Risks Relating to our Business and our Industry

•        The Company will require significant additional capital to fund the Feasibility Study and the development of the McDermitt Lithium Project, and no assurance can be given that such capital will be available on acceptable terms or at all.

•        Changes in technology or other developments could adversely affect demand for lithium compounds or result in preferences for substitute products.

•        Changes in customer requirements or downstream processing technologies could render our planned processing design less competitive or obsolete.

•        The Company is a development stage company with no operating history at the McDermitt Lithium Project, and its future operating performance is uncertain.

•        Processing technologies for clay-hosted lithium deposits may not perform as expected at commercial scale.

•        The Company’s ability to replenish Mineral Resources and Ore Reserves is uncertain and subject to risks inherent in exploration and project evaluation.

•        The Company’s exploration may not lead to resource or reserve declarations that are economical to mine.

•        The Company is subject to risks related to the development of new mining projects that may adversely affect its profitability.

•        The Company relies on third party contractors and consultants, and their performance may affect its project outcomes.

•        The Company’s operations are vulnerable to infrastructure constraints, including power and water supply.

•        The Company may face challenges securing long term access to water rights necessary for project development and operations.

•        The Company’s project economics are sensitive to assumptions regarding waste management, tailings storage, and environmental mitigation.

•        Mining operations and projects are vulnerable to supply chain disruptions.

•        The Company may experience delays or increased costs due to force majeure events outside our control, including extreme weather conditions or climate related impacts, epidemics, and other catastrophes.

•        Mining is inherently hazardous and disruptions may adversely impact the environment, workforce or community safety, production, and profitability

•        The price of lithium is subject to volatility and may significantly affect the Company’s future activities and profitability.

•        The Company has not yet contracted to sell its lithium product, and the lithium produced may not have an immediate buyer.

•        The mining industry is highly competitive and there is no guarantee we will always be able to compete effectively. The Company cannot guarantee that there will not be an increase in input costs affecting our results of operations and financial performance.

•        The Company may incur indebtedness in the future and may be subject to financial covenants that could restrict its operational flexibility.

•        The Company’s financial reporting and internal controls may require enhancement as it transitions to a public company environment.

•        The Company depends on key personnel and may be unable to attract or retain the skilled workforce required to develop and operate the McDermitt Lithium Project.

•        The Company’s business depends on maintaining positive relationships with local communities and stakeholders.

•        The assets and operations of the Company are subject to political, economic, and other uncertainties as a result of being located in the United States.

•        The Company’s business, financial condition, and results of operations may be adversely affected by outbreaks of infectious diseases, pandemics, public health threats.

•        The impacts of climate change may adversely affect our operations and/or result in increased costs to comply with changes in regulations.

•        The Company’s insurance coverage may not be sufficient in all possible contexts.

Risks Relating to Legal, Compliance and Regulations

•        The Company’s right to mine at the McDermitt Lithium Project is derived from unpatented lode and placer mining claims, the loss of which would have a material adverse effect the Company’s financial condition.

•        The Company may be unable to obtain, maintain or renew required regulatory approvals that are mandatory for the planned mining activities.

•        The Company’s processing technology and development plans may be subject to intellectual property claims, which could delay or prevent commercialization of the McDermitt Lithium Project.

•        The Company is subject to labor and employment laws and regulations, which could increase its costs and restrict its operations. Land reclamation, mine closure and rehabilitation may be burdensome and costly and such costs may exceed the Company’s estimates

•        Lawsuits may be filed against the Company, and an adverse ruling could have a material adverse effect on its business and financial performance.

•        The Company is subject to certain agreements with government entities that have provided it with certain incentives and favorable financing and contain conditions and obligations, that, if not complied with, could negatively impact its business or require it to repay that financing or lose access to those incentives.

•        The Company’s parent, Jindalee, will remain listed on the Australian Securities Exchange, which could divert its management’s time and resources away from its development efforts at the McDermitt Lithium Project. The Company may face claims and liability for breaches, or alleged breaches, of Australian regulations and other applicable laws.

•        Changes in federal or state laws, regulations, or policies applicable to mining, land use, and critical minerals could materially impact the development and operation of the McDermitt Lithium Project.

•        The Company’s operations at the McDermitt Lithium Project are subject, or may become subject, to environmental, health and safety regulations, which could impose additional costs and compliance requirements, and it may face claims and liability for breaches, or alleged breaches, of such regulations and other applicable laws.

•        The Company’s operations may be affected by evolving climate related regulations and policies.

•        The Company may be subject to delays or increased costs due to complex and evolving permitting requirements and challenges.

•        Environmental or wildlife protection requirements, including those related to sensitive species and habitat, could materially restrict or prevent development of the McDermitt Lithium Project.

•        Jindalee’s public filings were subject to Australian disclosure standards, which differ from SEC disclosure requirements.

•        The Company’s failure to comply with applicable anti-corruption, anti-bribery, anti-money laundering and similar laws and regulations could negatively impact its reputation and results of operations.

•        Several of the Company’s directors and officers are residents outside of the United States, and it may be difficult for shareholders to enforce within the United States any judgments obtained against such directors or officers.

•        Changes in tax laws or the interpretation of existing tax laws could adversely affect our financial performance.

•        The Company may be affected by changes in trade, export, or critical minerals policies that impact the lithium supply chain.

•        The Company may be subject to increased scrutiny or obligations under Indigenous, cultural heritage, or community related laws.

Risks Relating to Technology

•        A significant cybersecurity incident targeting our operational technology, information systems, or third party service providers could disrupt our business, delay the development of the McDermitt Lithium Project, or result in financial loss.

•        Cybersecurity threats are evolving rapidly, and our existing measures may not be sufficient to prevent or detect all incidents.

•        A cybersecurity breach could result in the loss, theft, infrastructure instability, or unauthorized disclosure of sensitive information, including proprietary data and personal information. The Company may face increased regulatory obligations and scrutiny relating to cybersecurity and data protection.

Risks Relating to the Company’s Projections

•        The Company will complete a Feasibility Study for the McDermitt Lithium Project, and no assurance can be given that the Feasibility Study outcome will support a decision to proceed with development.

•        The Company’s Mineral Resource and Mineral Reserve estimates may differ materially from actual mineral quantities it ultimately recovers, and changes in costs may render resources uneconomic.

Risks Relating to CSTA and the Business Combination

•        If CSTA does not consummate a business combination by the Termination Date (or such earlier date as determined by the CSTA Board or later date as may be provided by amendment or extension in accordance with the CSTA Organizational Documents), CSTA will have to liquidate and redeem its shareholders, or seek approval of its shareholders to extend the termination date.

•        CSTA will incur significant costs in connection with the Business Combination and if not consummated, CSTA may not have sufficient cash available to pay such costs.

•        If the funds held outside of the Trust Account are insufficient to allow it to operate through the closing of the Business Combination (or the Termination Date or other extension of such date), CSTA’s ability to complete an initial business combination may be adversely affected.

•        The process of taking a company public by means of a business combination with a special purpose acquisition company is different from taking a company public through an underwritten offering and may create risks for our unaffiliated investors.

•        Since the Initial Shareholders, including CSTA’s directors and officers, have interests that are different, or in addition to (and which may conflict with), the interests of CSTA Shareholders, a conflict of interest may have existed in determining whether the Business Combination with HiTech is appropriate as our initial business combination. Such interests include that the Sponsor, as well as our officers and directors, will lose their entire investment in CSTA if a business combination is not completed.

•        The exercise of CSTA’s directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the Business Combination may result in a conflict of interest when determining whether such changes to the terms of the Business Combination or waivers of conditions are appropriate and in the best interest of CSTA Shareholders.

•        CSTA Shareholders will experience immediate dilution as a consequence of the issuance of US Elemental Common Stock as consideration in the Business Combination. Having a minority share position may reduce the influence that CSTA Shareholders have on the management of US Elemental.

Risks Relating to Redemption

•        CSTA Public Shareholders who redeem their CSTA Class A Ordinary Shares may continue to hold any CSTA Public Warrants they own, which will result in additional dilution to non-redeeming holders upon exercise of the CSTA Public Warrants.

•        If CSTA Shareholders fail to comply with the redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their public shares for a pro rata portion of the Trust Account.

•        The ability of CSTA Public Shareholders to exercise redemption rights with respect to a large number of CSTA Class A Ordinary Shares could increase the probability that the Business Combination would be unsuccessful and that you would have to wait for liquidation in order to redeem your shares.

Risks Relating to Ownership of US Elemental Common Stock

•        A market for the Company’s securities may not develop, or suffer as a result of limited industry reports by analysts.

•        Shareholders’ ownership may be diluted by the issuance of additional shares.

•        The Company does not expect to declare any dividends in the foreseeable future.

•        There can be no assurance that shares of US Elemental Common Stock will be approved for listing on Nasdaq upon the Closing, or if approved, that US Elemental will be able to comply with the continued listing standards of Nasdaq.

•        US Elemental will be a “controlled company” within the meaning of the Nasdaq rules and, as a result, qualify for and rely on exemptions from certain corporate governance requirements. As a result, US Elemental Stockholders will not have the same protections afforded to stockholders of companies that cannot rely on such exemptions and are subject to such requirements.

•        Following the Business Combination, US Elemental’s business and stock price may suffer as a result of its lack of public company operating experience and if securities or industry analysts do not publish or cease publishing research or reports about US Elemental, its business, or its market, or if they change their recommendations regarding US Elemental Common Stock in an adverse manner, the price and trading volume of US Elemental Common Stock could decline.

•        CSTA may not be able to complete an initial business combination with a U.S. target company should the transaction be subject to review by a U.S. government entity, such as CFIUS, or ultimately prohibited.

QUESTIONS AND ANSWERS
FOR CSTA SHAREHOLDERS

The following questions and answers briefly address some commonly asked questions about the proposals to be presented at the extraordinary general meeting of CSTA Shareholders. The following questions and answers do not include all the information that is important to CSTA Shareholders. We urge the CSTA Shareholders to read carefully this entire proxy statement/prospectus, including the annexes and other documents referred to herein.

Q:     Why am I receiving this proxy statement/prospectus?

A:     CSTA Shareholders are being asked to consider and vote upon a proposal to approve the Business Combination contemplated by the Business Combination Agreement, among other proposals. Upon the completion of the transactions contemplated by the Business Combination Agreement, each of CSTA and the Company will become a direct, wholly-owned subsidiary of a newly formed company, US Elemental. A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A.

This proxy statement/prospectus and its annexes contain important information about the proposed Business Combination and the other matters to be acted upon at the extraordinary general meeting. You should read this proxy statement/prospectus and its annexes and the other documents referred to herein carefully and in their entirety.

The provisions of the Proposed Charter and Proposed Bylaws after the closing of the Business Combination will differ in certain material respects from the CSTA Organizational Documents.

YOUR VOTE IS IMPORTANT. YOU ARE URGED TO SUBMIT YOUR PROXIES AS SOON AS POSSIBLE AFTER CAREFULLY REVIEWING THIS PROXY STATEMENT/PROSPECTUS AND ITS ANNEXES AND CAREFULLY CONSIDERING EACH OF THE PROPOSALS BEING PRESENTED AT THE SPECIAL MEETING.

Q:     What proposals are CSTA Shareholders being asked to vote upon?

A:     CSTA Shareholders are being asked to vote on the following proposals:

•        Proposal No. 1 — The Business Combination Proposal — to consider and vote upon a proposal to approve the Business Combination described in this proxy statement/prospectus, including (a) adopting the Business Combination Agreement, a copy of which is attached to the accompanying proxy statement/prospectus as Annex A, which, among other things, provides for the Share Exchange and the Initial Merger, the Merger Sub 2 Transfer and the Acquisition Merger, and (b) approving the other transactions contemplated by the Business Combination Agreement and related agreements described in this proxy statement/prospectus (which we collectively refer to as the “Business Combination Proposal”); and

•        Proposal No. 2 — The Merger Proposal — to consider and vote upon a proposal to approve, as a special resolution, the Plan of Initial Merger annexed to the Business Combination Agreement and attached to the accompanying proxy statement/prospectus as Annex B and to authorize the merger of CSTA, which will merge with and into Merger Sub 1, upon which the separate corporate existence of CSTA will cease and Merger Sub 1 will become the surviving corporation; and

•        Proposal No. 3 — The Adjournment Proposal — to consider and vote upon a proposal to adjourn the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of one or more proposals at the extraordinary general meeting (which we refer to as the “Adjournment Proposal”).

For more information, please see the sections entitled “The Business Combination Proposal”, “The Merger Proposal” and “The Adjournment Proposal,” and “— Why is CSTA proposing the Adjournment Proposal?”

CSTA will hold the extraordinary general meeting to consider and vote upon these proposals. This proxy statement/prospectus contains important information about the Business Combination and the other matters to be acted upon at the extraordinary general meeting. CSTA Shareholders should read it carefully.

After careful consideration, the CSTA Board has unanimously determined that the Business Combination is fair, advisable, and in the best interests of CSTA and its shareholders, as a whole, unanimously approved the Business Combination Agreement and the transactions contemplated thereby and unanimously recommends that CSTA Shareholders vote “FOR” the Business Combination Proposal, “FOR” the Merger Proposal, and “FOR” the Adjournment Proposal, in each case, if presented to the CSTA shareholders at the extraordinary general meeting.

The Business Combination was not structured to require the approval of at least a majority of CSTA’s unaffiliated shareholders because such a vote is not required under Cayman Islands law. When you consider the recommendation of these proposals by the CSTA Board, you should keep in mind that CSTA’s directors and officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “The Business Combination Proposal — Interests of CSTA’s Directors and Executive Officers, Sponsor and Others in the Business Combination” in this proxy statement/prospectus for a further discussion of these considerations.

Q:     What if I do not want to vote “FOR” the Business Combination Proposal, the Merger Proposal or the Adjournment Proposal?

A:     If you do not want the Business Combination Proposal, the Merger Proposal or the Adjournment Proposal to be approved, you may “ABSTAIN,” not vote, or vote “AGAINST” such proposal.

If you attend the extraordinary general meeting in person or by proxy, you may vote “AGAINST” the Business Combination Proposal, the Merger Proposal or the Adjournment Proposal, and your CSTA Ordinary Shares will be counted for the purposes of determining whether the Business Combination Proposal, the Merger Proposal or the Adjournment Proposal (as the case may be) are approved.

However, if you fail to attend the extraordinary general meeting in person or by proxy, or if you do attend the extraordinary general meeting in person or by proxy but you “ABSTAIN” or otherwise fail to vote at the extraordinary general meeting, your CSTA Ordinary Shares will not be counted for the purposes of determining whether the Business Combination Proposal, the Merger Proposal or the Adjournment Proposal (as the case may be) are approved, and your CSTA Ordinary Shares which are not voted at the extraordinary general meeting will have no effect on the outcome of such votes.

If the Business Combination Proposal is approved, then the Adjournment Proposal will not be presented for a vote.

Q:     How are votes counted?

A:     Votes will be counted by the inspector of election appointed for the extraordinary general meeting, who will separately count “FOR,” “AGAINST,” and “ABSTAIN” votes and broker non-votes. The approval of the Business Combination Proposal and the Adjournment Proposal require each an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued and outstanding CSTA Ordinary Shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter. Approval of the Merger Proposal will require a special resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of at least two-thirds of CSTA Ordinary Shares who, being present and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.

Shareholders who attend the extraordinary general meeting, either in person or by proxy (or, if a corporation or other non-natural person, by sending their duly authorized representative or proxy), will be counted (and the number of CSTA Ordinary Shares held by such shareholders will be counted) for the purposes of determining whether a quorum is present at the extraordinary general meeting. The presence, in person or by proxy or by duly authorized representative, at the extraordinary general meeting of the holders of a majority of all issued and outstanding CSTA Ordinary Shares entitled to vote at the extraordinary general meeting shall constitute a quorum for the extraordinary general meeting.

At the extraordinary general meeting, only those votes which are actually cast, either “FOR” or “AGAINST,” the Business Combination Proposal, the Merger Proposal or the Adjournment Proposal, will be counted for the purposes of determining whether the Business Combination Proposal, the Merger Proposal or the Adjournment Proposal (as the case may be) are approved, and any CSTA Ordinary Shares which are not voted at the extraordinary general meeting will have no effect on the outcome of such votes.

Abstentions and broker non-votes will be considered present for the purposes of establishing a quorum but, as a matter of Cayman Islands law, will not constitute votes cast at the extraordinary general meeting and therefore will have no effect on the approval of each of the proposals as a matter of Cayman Islands law.

Q:     Are the proposals conditioned on one another?

A:     No. The Business Combination Proposal and the Merger Proposal are conditions for the consummation of the Business Combination. Consummation of the Business Combination is not conditioned upon the approval of the Adjournment Proposal. It is important for you to note that in the event that the Business Combination Proposal or the Merger Proposal does not receive the requisite vote for approval, after taking into account any approved adjournment or postponement, if necessary, then we will not consummate the Business Combination.

Q:     What will happen in the Business Combination and what will HiTech shareholders receive?

A:     Pursuant to the terms of the Business Combination Agreement, among other things, (i) CSTA will merge with and into Merger Sub 1, with Merger Sub 1 surviving the merger and remaining a wholly owned subsidiary of US Elemental, (ii) immediately following the Initial Merger, Merger Sub 1 will transfer its interests in Merger Sub 2 to US Elemental, as a result of which, Merger Sub 2 will become a direct wholly owned subsidiary of US Elemental, and (iii) immediately after the Merger Sub 2 Transfer, Merger Sub 2 will merge with and into HiTech, with HiTech surviving the merger and becoming a wholly owned subsidiary of US Elemental.

At the effective time of the Initial Merger, among other things:

(i)     each CSTA Unit (which was issued by CSTA in the CSTA IPO or the exercise or the underwriters’ overallotment option) issued and outstanding prior to the Initial Merger will be automatically detached and deemed to consist of (y) one CSTA Class A Ordinary Shares and (z) one-third of a CSTA Warrant;

(ii)    (A) each issued and outstanding CSTA Class B Ordinary Shares will automatically convert into a CSTA Class A Ordinary Share, and (B) each CSTA Class A Ordinary Share (for clarity, including each converted CSTA Class B Ordinary Share) issued and outstanding will automatically be cancelled, cease to exist and exchanged for one newly issued share of US Elemental Common Stock; and

(iii)   each CSTA Warrant will be automatically assumed by US Elemental and will be converted into a warrant to purchase one share of US Elemental Common Stock.

Thereafter, at the effective time of the Acquisition Merger, the shares of HiTech Common Stock will be cancelled and exchanged for shares of US Elemental Common Stock and the shares of HiTech Series A Preferred Stock will be cancelled and exchanged for shares of US Elemental Series A Preferred Stock. Under the terms of the Business Combination Agreement, the aggregate consideration in the Business Combination is derived from an equity value of $500 million. For an explanation and estimate of the consideration in the Business Combination, see the section entitled “The Business Combination Proposal — Business Combination Agreement — Merger Consideration.”

Q:     What conditions must be satisfied to complete the Business Combination?

A:     The consummation of the Business Combination is subject to various conditions, including the following mutual conditions of the parties unless waived: (i) approval of the shareholders of Jindalee, CSTA and the Company of the Business Combination and the other matters requiring shareholder approval; (ii) no law or order prohibiting or preventing the Business Combination or the transactions contemplated therein, other than any such restraint that is immaterial; (iii) approval of US Elemental’s initial listing application and of the shares of US Elemental Common Stock and US Elemental Series A Preferred Investor Warrants for listing on a U.S. securities exchange; and (iv) the registration statement of which this proxy statement/prospectus forms a part having become effective in accordance with the Securities Act, registering certain shares of US Elemental Common Stock to be issued in the Business Combination.

In addition, unless waived by the Company, the obligations of the Company to consummate the Business Combination are subject to the satisfaction of the following closing conditions, in addition to customary certificates and other closing deliverables:

•        The representations and warranties of CSTA being true and correct as of the date of the Business Combination Agreement and as of the Initial Closing (subject to a qualifier as to material adverse effect, other than with respect to specified fundamental representations and warranties), except that a representation and warranty relating to absence of certain changes and events is required to be true and correct only as of the date of the Business Combination Agreement; and

•        CSTA, US Elemental, Merger Sub 1 and Merger Sub 2 having performed all agreements and covenants required by the Business Combination Agreement required to be performed by it at or prior to the Initial Closing, including delivery of all of the documentation listed in Section 2.4 of the Business Combination Agreement.

Unless waived by CSTA, the obligations of CSTA, US Elemental, Merger Sub 1 and Merger Sub 2 to consummate the Business Combination are subject to the satisfaction of the following closing conditions, in addition to customary certificates and other closing deliverables:

•        The representations and warranties of the Company being true and correct as of the date of the Business Combination Agreement and as of the Initial Closing (subject to a qualifier as to material adverse effect, other than with respect to specified fundamental representations and warranties), except that a representation and warranty relating to an absence of a Company material adverse effect and absence of certain changes and events in each case is required to be true and correct only as of the date of the Business Combination Agreement;

•        The Company has performed all agreements and covenants required by the Business Combination Agreement required to be performed by it at or prior to the Initial Closing, in each case in all material respects;

•        No change, event, state of facts, development or occurrence shall have occurred since the date of the Business Combination Agreement that individually or in the aggregate with all other changes, events, states of facts, developments or occurrences, has had or would reasonably be expected to have a Company material adverse effect that is continuing; and

•        The satisfaction or waiver by the Company of the Minimum Cash Condition, which requires that, after the occurrence of the Initial Closing, the Company will have, upon the Acquisition Closing, cash and cash equivalents (including funds remaining in the Trust Account after completion and payment of the Redemption and the proceeds of any private placement financing), before payment of transaction expenses, at least equal to $14,000,000.

For more information on the conditions that must be satisfied or waived prior to the Closing of the Business Combination, see the Business Combination Agreement and the section titled “The Business Combination Proposal — Business Combination Agreement — Conditions to Consummation of the Merger” and “Summary of the Proxy Statement/Prospectus — The Proposals — The Business Combination Proposal.”

Q:     Why is CSTA providing shareholders with the opportunity to vote on the Business Combination?

A:     Under the CSTA Organizational Documents, CSTA must provide all CSTA Public Shareholders with the opportunity to have their CSTA Public Shares redeemed in connection with the consummation of CSTA’s initial business combination. For legal and other reasons, CSTA has elected to provide its shareholders with the opportunity to have their CSTA Public Shares redeemed in connection with a shareholder vote rather than a tender offer. Therefore, CSTA is seeking to obtain the approval of its shareholders of the Business Combination Proposal in order to allow CSTA Public Shareholders to effectuate redemptions of their CSTA Public Shares in connection with the closing of the Business Combination.

Q:     How many votes do I have at the extraordinary general meeting?

A:     CSTA Shareholders are entitled to one vote at the extraordinary general meeting for each CSTA Ordinary Share held of record as of            , 2026, the record date (the “Record Date”) for the extraordinary general meeting. As of the Record Date there were issued and outstanding [•] CSTA Class A Ordinary Shares and [•] CSTA Class B Ordinary Shares. [•] of the CSTA Class B Ordinary Shares and [•] of the CSTA Class A Ordinary Shares as of the Record Date were held by the Sponsor and will be voted by the Sponsor, or its permitted transferees, at the extraordinary general meeting in favor of the Business Combination.

Q:     What vote is required to approve the proposals presented at the extraordinary general meeting?

A:     A quorum of the CSTA Shareholders is necessary to hold a valid meeting. The presence (which would include presence at the virtual extraordinary general meeting), in person or by proxy, of shareholders holding a majority of the CSTA Ordinary Shares entitled to vote at the extraordinary general meeting constitutes a quorum at the extraordinary general meeting. Abstentions and broker non-votes will be considered present for the purposes of establishing a quorum. The Sponsor, who owns approximately 97.9% of the issued and outstanding CSTA Ordinary Shares as of the Record Date, will count towards this quorum. As a result, as of the Record Date, no additional CSTA Ordinary Shares held by CSTA Public Shareholders would be required to be present at the extraordinary general meeting to achieve a quorum. Because all of the Proposals to be voted on at the extraordinary general meeting are “non-routine” matters, banks, brokers and other nominees will not have authority to vote on any Proposals unless instructed, so CSTA does not expect there to be any broker non-votes at the extraordinary general meeting.

The following votes are required to approve each Proposal:

•        The Business Combination Proposal:    The approval of the Business Combination Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued and outstanding CSTA Ordinary Shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

•        The Merger Proposal:    The approval of the Merger Proposal will require a special resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of at least two-thirds of CSTA Ordinary Shares who, being present and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.

•        The Adjournment Proposal:    The approval of the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued and outstanding CSTA Ordinary Shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

The Business Combination Proposal and the Merger Proposal are conditions to the consummation of the Business Combination. Consummation of the Business Combination is not conditioned upon the approval of the Adjournment Proposal.

The CSTA Initial Shareholders, which includes our Sponsor and certain of our former and current directors and officers, currently own 7,750,000 CSTA Ordinary Shares, including 7,600,000 CSTA Class A Ordinary Shares and 150,000 CSTA Class B Ordinary Shares, which is equal in aggregate to approximately 99.4% of the issued and outstanding CSTA Ordinary Shares, and have agreed in connection with the CSTA IPO to vote all of their CSTA Class B Ordinary Shares and any other CSTA equity securities that they hold in favor of the Business Combination Proposal. There are currently outstanding 7,796,529 CSTA Ordinary Shares. As a result, assuming such presence and participation by the CSTA Initial Shareholders, including the Sponsor and certain of our former and current directors and officers, at the extraordinary general meeting, CSTA Public Shareholders (other than any such persons) would not be required to be present at the extraordinary general meeting in order to form a quorum, and the Business Combination Proposal and the other Proposals may be passed without any votes in favor by such CSTA Public Shareholders.

Q:     Why is HiTech pursuing the Business Combination?

A:     HiTech is pursuing the Business Combination because it is expected to provide a publicly traded U.S. platform and enhanced access to U.S. capital markets to support the continued advancement of the McDermitt Lithium Project. Following the Closing, US Elemental expects to seek to leverage its status as a U.S. listed public company to broaden access to potential sources of capital, including equity financings, debt financings, strategic partnerships and other financing arrangements. The Company believes this may improve its ability to fund future development activities, advance permitting and technical work and pursue opportunities associated with the McDermitt Lithium Project.

The McDermitt Lithium Project is currently an exploration-stage property and has not commenced commercial production. To date, HiTech has completed extensive drilling, metallurgical test work, environmental baseline studies and other technical programs and is currently focused on advancing the McDermitt Lithium Project toward a Feasibility Study. The Feasibility Study is intended to provide the level of technical and economic confidence generally required to support a final investment decision and future project development activities.

HiTech expects that the additional access to capital and financing flexibility provided by becoming a publicly traded company would support feasibility-related workstreams, continued engineering and metallurgical studies, permitting activities, environmental and baseline programs and other development activities necessary to advance the McDermitt Lithium Project.

In addition to providing greater financing flexibility, the Business Combination is intended to position US Elemental as a publicly traded U.S. critical minerals company focused on advancing a domestic lithium development project. Management believes that this positioning may enhance the Company’s visibility with U.S. investors, strategic partners and other stakeholders that are focused on the development of domestic critical mineral supply chains. If successfully developed, the Company believes the McDermitt Lithium Project has the potential to become a significant domestic source of lithium for battery manufacturing and other industrial applications and to contribute to efforts to strengthen U.S. critical minerals supply chains. However, the McDermitt Lithium Project remains at the exploration stage, and there can be no assurance that the Company will obtain the financing, permits or other approvals necessary to develop the project, that the project will ultimately commence commercial production, or that future financing will be available on acceptable terms, or at all.

Q:     Will HiTech and CSTA obtain new financing in connection with the Business Combination and are there any arrangements to help ensure that CSTA will have sufficient funds to consummate the Business Combination and that US Elemental will have sufficient funds to operate its business following the Closing?

CSTA and HiTech have agreed to use commercially reasonable efforts to obtain new financing in the form of PIPE Financing in connection with the Business Combination, the proceeds of which will be counted toward achieving the Minimum Cash Condition in the Business Combination Agreement. CSTA and HiTech will publicly disclose the execution of any PIPE Financing Agreements in a timely manner through a press release or a Current Report on Form 8-K.

The Business Combination Agreement requires satisfaction of the Minimum Cash Condition, which requires that the following, without duplication, equal or exceed $14,000,000: (a) cash funded pursuant to the PIPE Financing Agreements (including Sponsor Financing) prior to or concurrently with the Acquisition Closing, plus (b) amounts in the Trust Account immediately prior to the Acquisition Closing, minus the SPAC Shareholder Redemption Amount and amounts withheld for taxes (not less than zero), minus (c) SPAC Transaction Expenses. SPAC Transaction Expenses include deferred underwriting fees from CSTA’s IPO. Other SPAC Liabilities, Other Transaction Expenses, and Sponsor Loans exchanged for PubCo Loan Warrants do not count against this condition.

If the Minimum Cash Condition is not satisfied or waived by HiTech, HiTech will not be obligated to complete the Business Combination, and there can be no assurance the condition will be waived.

Because only approximately $641,254 was held in the Trust Account as of March 31, 2026, the Minimum Cash Condition cannot be satisfied from the Trust Account alone, and HiTech will not be required to consummate the Business Combination unless sufficient PIPE Financing (or other qualifying funding) is raised to satisfy this condition. See the risk factor entitled “The consummation of the Business Combination is subject to a number of conditions and if those conditions are not satisfied or waived, the Business Combination Agreement may be terminated in accordance with its terms and the Business Combination may not be completed” for additional information.

Q:     Why is CSTA proposing the Adjournment Proposal?

A:     Holders of CSTA Ordinary Shares are being asked to consider and vote upon the Adjournment Proposal to approve the adjournment of the extraordinary general meeting to a later date or dates, if necessary or convenient (A) to the extent necessary to ensure that any required supplement or amendment to the proxy statement/prospectus is provided to CSTA Shareholders, (B) in order to solicit additional proxies from CSTA Shareholders in favor of one or more of the proposals at the extraordinary general meeting, and (C) if CSTA Shareholders redeem an amount of the CSTA Public Shares such that (i) the Minimum Cash Condition would not be satisfied; or (ii) the US Elemental Common Stock would not be approved for listing on a U.S. stock exchange.

Each U.S. stock exchange requires issuers applying for initial listing on such exchange to comply with certain initial listing criteria. US Elemental intends to apply for listing on the Nasdaq Capital Market. In order to qualify for initial listing on the Nasdaq Capital Market, pursuant to Nasdaq Rule IM-5505, US Elemental expects to be required to have at least 1 million unrestricted publicly held shares, a market value of unrestricted publicly held shares of at least $5 million and 300 unrestricted round lot stockholders. Irrespective of redemption levels in connection with the Business Combination, CSTA and HiTech expect that US Elemental will comply with applicable initial listing rules of Nasdaq by issuing at Closing a sufficient number of shares of unrestricted US Elemental Common Stock to HiTech stockholders that will not be directors, officers and/or 10% or larger stockholders of US Elemental. See the sections entitled “The Adjournment Proposal” and “Risk Factors — There can be no assurance that shares of US Elemental Common Stock will be approved for listing on Nasdaq upon the Closing, or if approved, that US Elemental will be able to comply with the continued listing standards of Nasdaq” for additional information.

Q:     Did the CSTA Board or Special Committee obtain a third-party opinion in determining whether or not to proceed with the Business Combination?

A:     No. The CSTA Board did not deem it necessary to obtain a third-party opinion. For more information, see “The Business Combination Proposal — The Background of the Business Combination.”

Q:     What happens if a substantial number of the CSTA Public Shareholders vote in favor of the Business Combination Proposal and exercise their redemption rights?

A:     CSTA Public Shareholders are not required to vote in respect of the Business Combination in order to exercise their redemption rights. Accordingly, the Business Combination may be consummated even though the funds available from the Trust Account and the number of CSTA Public Shareholders are reduced as a result of redemptions by holders of CSTA Public Shares.

The Business Combination Agreement provides that the obligations of HiTech to consummate the Business Combination are conditioned on, among other things, the satisfaction of the Minimum Cash Condition. If such condition is not met, and such condition is not waived under the terms of the Business Combination Agreement, then the Business Combination Agreement could terminate and the proposed Business Combination may not be consummated. For a description of the financing arrangements entered into, or expected to be entered into, by CSTA and/or US Elemental in connection with the Business Combination, please see “The Business Combination Proposal — Related Agreements — Securities Purchase Agreement” and “The Business Combination Proposal — Related Agreements — Additional Financing Opportunities.” There can be no assurance that the Minimum Cash Condition will be waived.

Q:     Do I have redemption rights and is there a limit on the number of shares I may redeem?

A:     If you are a CSTA Public Shareholder, you have the right to request that we redeem your CSTA Public Shares for cash provided that you follow the procedures and deadlines described elsewhere in this proxy statement/prospectus. CSTA Public Shareholders may elect to redeem the CSTA Public Shares held by them regardless of if or how they vote in respect of the Business Combination Proposal. If you wish to exercise your redemption rights, please see the answer to the next question: “How do I exercise my redemption rights?”

Notwithstanding the foregoing, a CSTA Public Shareholder, together with any affiliate of such CSTA Public Shareholder or any other person with whom such CSTA Public Shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its CSTA Class A Ordinary Shares with respect to more than an aggregate of 15% of the CSTA Class A Ordinary Shares sold in the IPO, without our prior consent. Accordingly, if a CSTA Public Shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the outstanding CSTA Class A Ordinary Shares, then any such shares in excess of that 15% limit would not be redeemed for cash, without our prior consent.

The CSTA Initial Shareholders have agreed to waive their redemption rights with respect to all of their CSTA Ordinary Shares in connection with the consummation of the Business Combination. Such shares will be excluded from the pro rata calculation used to determine the per-share redemption price.

Q:     May CSTA, the Sponsor or CSTA’s directors, officers, advisors or their affiliates purchase shares in connection with the Business Combination?

A:      In connection with the shareholder vote to approve the Business Combination Proposal, the Merger Proposal and the Adjournment Proposal, CSTA and its affiliates may purchase shares prior to the Closing from shareholders who would have otherwise elected to have their shares redeemed for a pro rata portion of the Trust Account upon consummation of the Business Combination. None of the Sponsor, the other CSTA Initial Shareholders nor any of their respective affiliates has purchased, or currently has an intention to purchase, CSTA Public Shares prior to the extraordinary general meeting. However, subject to Rule 14e-5 under the Exchange Act, at any time prior to the extraordinary general meeting, during a period when they are not then aware of any material nonpublic information regarding CSTA or its securities, the Sponsor, the other CSTA Initial Shareholders and/or their respective affiliates may purchase CSTA Public Shares prior to the extraordinary general meeting. The purpose of such transactions would, among others, be to (i) increase the likelihood that the Business Combination Proposal, the Merger Proposal and the Adjournment Proposal are approved, and (ii) limit the number of CSTA Public Shares electing to redeem. If such purchases occur, the public “float” of US Elemental following the Business Combination may be reduced, possibly making it difficult to obtain or maintain the quotation, listing or trading of the US Elemental Common Stock on Nasdaq or another national securities exchange.

In the event that the Sponsor, the other CSTA Initial Shareholders and/or any of their respective affiliates, subject to Rule 14e-5 under the Exchange Act, purchase CSTA Public Shares in privately negotiated transactions from CSTA Public Shareholders who have already elected to exercise their redemption rights, such selling shareholder would be required to revoke their prior elections to redeem their CSTA Public Shares. Any CSTA Public Shares purchased by the Sponsor, the other CSTA Initial Shareholders or any of their respective affiliates would not be voted in favor of the Business Combination Proposal, and redemptions rights (if any) over such purchased securities would be waived by the aforementioned persons. Any such purchased securities would also have a purchase price no higher than the redemption price.

Any purchases by the Sponsor and CSTA’s officers and directors and/or their respective affiliates who are affiliated purchasers under Rule 10b-18 under the Exchange Act will only be made to the extent such purchases are able to be made in compliance with Rule 10b-18, which is a safe harbor from liability for manipulation under Section 9(a)(2) and Rule 10b-5 of the Exchange Act. Rule 10b-18 has certain technical requirements that must be complied with in order for the safe harbor to be available to the purchaser. The Sponsor and CSTA’s officers and directors and/or their respective affiliates will not make purchases of shares if the purchases would violate Section 9(a)(2) or Rule 10b-5 of the Exchange Act. Any such purchases will be reported pursuant to Section 13 and Section 16 of the Exchange Act to the extent such purchasers are subject to such reporting requirements. Additionally, in the event our sponsor, directors, officers, advisors or their affiliates were to purchase CSTA Public Shares from CSTA Public Shareholders, such purchases would be structured in compliance with the requirements of Rule 14e-5 under the Exchange Act including, in pertinent part, through adherence to the following:

•        this proxy statement/prospectus would disclose the possibility that our sponsor, directors, officers, advisors or any of their affiliates may purchase shares from CSTA Public Shareholders outside the redemption process, along with the purpose of such purchases;

•        if our sponsor, directors, officers, advisors or any of their affiliates were to purchase shares from CSTA Public Shareholders, they would do so at a price no higher than the price offered through our redemption process;

•        this proxy statement/prospectus would include a representation that any of our securities purchased by our sponsor, directors, officers, advisors or any of their affiliates would not be voted in favor of approving the Business Combination;

•        our sponsor, directors, officers, advisors or any of their affiliates would not possess any redemption rights with respect to such securities or, if they do acquire and possess redemption rights, they would waive such rights; and

•        we would disclose in a Form 8-K, before the extraordinary general meeting to approve the Business Combination, the following material items:

•        the amount of CSTA Public Shares purchased outside of the redemption offer by our sponsor, directors, officers, advisors or any of their affiliates, along with the purchase price;

•        the purpose of the purchases by our sponsor, directors, officers, advisors or any of their affiliates;

•        the impact, if any, of the purchases by our sponsor, directors, officers, advisors or any of their affiliates on the likelihood that the Business Combination will be approved;

•        the identities of our shareholders who sold to our sponsor, directors, officers, advisors or any of their affiliates (if not purchased on the open market) or the nature of such shareholders (e.g., 5% security holders) who sold to our sponsor, directors, officers, advisors or any of their affiliates; and

•        the number of CSTA Public Shares for which we have received redemption requests pursuant to our redemption offer.

Unlike the Sponsor’s and the other CSTA Initial Shareholders’ holdings currently, such newly purchased shares (if any) by those purchasers would not be subject to a lock-up period. However, these newly purchased shares may be subject to limitations on resale under Rule 144 of the Securities Act as “control securities.” When eligible to be sold, including once US Elemental fulfills the requirements for availability of Rule 144 after the closing of the Business Combination, such securities if not registered under such a registration statement may be limited by applicable requirements of Rule 144, including limitations in their manner of sale and to the volume of sales eligible under Rule 144.

Q:     What constitutes a quorum at the extraordinary general meeting?

A:     A quorum of the CSTA Shareholders is necessary to hold a valid meeting. The presence (which would include presence at the virtual extraordinary general meeting), in person or by proxy, of shareholders holding a majority of the CSTA Ordinary Shares entitled to vote at the extraordinary general meeting constitutes a quorum at the extraordinary general meeting. Abstentions and broker non-votes will be considered present for the purposes of establishing a quorum. The Sponsor, who owns approximately 97.9% of the issued and outstanding CSTA Ordinary Shares as of the Record Date, will count towards this quorum. As a result, as of the Record Date, no additional CSTA Ordinary Shares held by CSTA Public Shareholders would be required to be present at the extraordinary general meeting to achieve a quorum.

Q:     What equity stake will current shareholders of CSTA and Jindalee hold in US Elemental after the Closing?

A:     CSTA Public Shareholders currently own approximately 0.6% of issued and outstanding CSTA Ordinary Shares, and CSTA Initial Shareholders currently own 7,600,000 CSTA Class A Ordinary Shares and 150,000 CSTA Class B Ordinary Shares equal to approximately 99.4% of issued and outstanding CSTA Ordinary Shares.

It is anticipated that, immediately after the Business Combination and if there are no redemptions, CSTA’s existing shareholders, including the Sponsor, will own approximately 9.9% of the outstanding US Elemental Common Stock (of which approximately 9.9% will be owned by the Sponsor and CSTA’s current and former directors and officers) and Jindalee will own approximately 85.4% of the outstanding US Elemental Common Stock.

For a description of US Elemental’s securities, see the section entitled “Description of Securities of US Elemental” which provides a description of US Elemental Common Stock and US Elemental Warrants.

If any of CSTA Public Shareholders exercise their redemption rights, the ownership interest in US Elemental of CSTA Public Shareholders will decrease and the ownership interest in US Elemental of Jindalee and the Sponsor will increase. If there are redemptions by CSTA Public Shareholders up to the maximum level presented for the Business Combination in this proxy statement/prospectus, immediately following completion of the Business Combination, CSTA’s existing shareholders, including the Sponsor, will own approximately 9.9% of the outstanding US Elemental Common Stock (with all of such shares owned by the Sponsor and CSTA’s current and former officers and directors) and Jindalee will own approximately 85.4% of the outstanding US Elemental Common Stock. If the actual facts are different than these assumptions (based on redemptions by CSTA Public Shareholders, changes in the terms of the Business Combination, adjustments to the Merger Consideration pursuant to the Business Combination Agreement or otherwise), the percentage ownership interests in US Elemental post-Business Combination may be different. See “Unaudited Pro Forma Condensed Combined Financial Information” for further information.

The following table illustrates the post-Closing share ownership of US Elemental under the no redemption scenario, the 25% redemption scenario, the 50% redemption scenario, the 75% redemption scenario and the maximum redemption scenario:

	No Redemption Scenario(1)		25% Redemption Scenario(2)		50% Redemption Scenario(3)		75% Redemption Scenario(4)		Maximum Redemption(5)
CSTA Public Shareholders(6)	46,529	0.1%	34,897	0.1%	23,264	0.0%	11,632	0.0%	—	0.0%
Sponsor and CSTA directors and officers(7)	5,841,562	9.8%	5,841,562	9.8%	5,841,562	9.9%	5,841,562	9.9%	5,841,562	9.9%
Jindalee(8)	50,531,937	85.4%	50,531,937	85.4%	50,531,937	85.4%	50,531,937	85.4%	50,531,937	85.4%
PIPE Financing and other equity issuances(9)	2,758,824	4.7%	2,758,824	4.7%	2,758,824	4.7%	2,758,824	4.7%	2,758,824	4.7%
Total	59,178,852	100.0%	59,167,220	100.0%	59,155,587	100.0%	59,143,955	100.0%	59,132,323	100.0%

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(1)      Presents CSTA’s current outstanding number of CSTA Public Shares as of the date of this proxy statement/prospectus, which are 46,529 CSTA Public Shares. This column assumes there are no redemptions by holders of CSTA Public Shares in connection with the extraordinary general meeting.

(2)      Assumes that holders of 25% of the Public Shares, 11,632 shares, exercise redemption rights for an aggregate payment of approximately $0.2M (based on the estimated per-share redemption price of approximately $13.78 per share) from the Trust Account based on funds in the Trust Account as of March 31, 2026, which is a redemption scenario that could occur.

(3)      Assumes that holders of 50% of the Public Shares, 23,265 shares, exercise redemption rights for an aggregate payment of approximately $0.3M (based on the estimated per-share redemption price of approximately $13.78 per share) from the Trust Account based on funds in the Trust Account as of March 31, 2026, which is a redemption scenario that could occur.

(4)      Assumes that holders of 75% of the Public Shares, 34,897 shares, exercise redemption rights for an aggregate payment of approximately $0.5M (based on the estimated per-share redemption price of approximately $13.78 per share) from the Trust Account based on funds in the Trust Account as of March 31, 2026, which is a redemption scenario that could occur.

(5)      Assumes that holders of 100% of the Public Shares, 46,529 shares, exercise redemption rights for an aggregate payment of approximately $0.6M (based on the estimated per-share redemption price of approximately $13.78 per share) from the Trust Account based on funds in the Trust Account as of March 31, 2026, which is a redemption scenario that could occur.

(6)      Represents CSTA Public Shares remaining outstanding after giving effect to the redemptions assumed in each scenario.

(7)      Shares held by the CSTA Initial Shareholders, which includes CSTA directors and officers, (i) 7,600,000 CSTA Class A Ordinary Shares and 150,000 CSTA Class B Ordinary Shares (ii) less up to 1,908,438 shares Sponsor will transfer or surrender for no consideration as of and effective at the Closing, as provided in the Sponsor Support Agreement.

(8)      Represents (i) 50,000,000 shares US Elemental Common Stock issued to Jindalee as Merger Consideration, based on an implied equity value of approximately $500 million and (ii) 531,597 shares of US Elemental Common Stock expected to be issued to Jindalee in respect of the Continuing Parent Loan conversion at an assumed conversion price of $8.50 per share.

(9)      PIPE Financing and other equity issuances consist of (i) 2,464,706 shares of US Elemental Common Stock expected to be issued to third-party PIPE Investors for aggregate gross proceeds of approximately $20.95 million, and (ii) 294,118 shares of US Elemental Common Stock expected to be issued to Antarctica Holder as Sponsor Financing for aggregate gross proceeds of approximately $2.50 million, in each case at an assumed subscription price of $8.50 per share. As of the date of this proxy statement/prospectus, no binding agreements with respect to such third-party PIPE Financing Agreements have been executed and there are no assurances that any such binding agreements will be executed prior to the closing of the Business Combination. Please see the section entitled “Risk Factors — CSTA may be unable to obtain additional financing to complete its initial business combination or to fund the operations and growth of a target business, which could compel CSTA to restructure or abandon a particular business combination.”

The ownership percentages set forth above and in the tables below include the shares issuable to the parties listed, but do not take into account (i) any shares reserved for issuance under the US Elemental 2026 Plan, (ii) any issuance of shares underlying the CSTA Warrants (described above), or (iii) any shares of US Elemental Preferred Stock and the issuance of any shares of US Elemental Common Stock or US Elemental Warrants to be issued in connection therewith. See “Unaudited Pro Forma Combined Financial Information” for further information regarding the various redemption scenarios and the assumptions used in each.

Share ownership and the related voting power presented under each redemptions scenario in the table above are only presented for illustrative purposes. CSTA cannot predict how many CSTA Public Shareholders will exercise their right to have their shares redeemed for cash. As a result, the redemption amount and the number of CSTA Public Shares redeemed in connection with the Business Combination may differ from the amounts presented above. As such, the ownership percentages of current CSTA Shareholders may also differ from the presentation above if the actual redemptions are different from these assumptions.

Q:     How will US Elemental be managed following the Business Combination?

A:     Upon consummation of the Business Combination, US Elemental will be governed by the Proposed Charter and the Proposed Bylaws, which will be substantially in the forms set forth in Annex C and Annex D to this proxy statement/prospectus, respectively. The US Elemental Board will be responsible for guiding US Elemental’s business and affairs and overseeing management. US Elemental’s management team is expected to be made up of existing employees and members of management of Jindalee, who will be responsible for the execution of the combined business’s strategy. Please see the section entitled “Management of US Elemental After the Business Combination” for more information.

Q:     Will US Elemental be a “controlled company” under the rules of Nasdaq upon the Closing?

A:     Yes. Upon the consummation of the Business Combination, in the no redemption scenario and maximum redemption scenarios, it is expected that Jindalee will own approximately 85.4% of the issued and outstanding shares of US Elemental Common Stock, respectively. Accordingly, US Elemental will be considered a “controlled company” under the rules of Nasdaq. For so long as US Elemental remains a controlled company under that definition, it is permitted to elect to rely on certain exemptions from corporate governance rules. As a result, investors may not have the same protection afforded to stockholders of companies that are subject to these corporate governance requirements. US Elemental’s status as a controlled company could cause its securities to be less attractive to certain investors or otherwise adversely affect the trading price. See the risk factor entitled “US Elemental will be a “controlled company” within the meaning of the Nasdaq rules and, as a result, qualify for and rely on exemptions from certain corporate governance requirements. As a result, US Elemental Stockholders will not have the same protections afforded to stockholders of companies that cannot rely on such exemptions and are subject to such requirements” for additional information.

Q:     What is the effective purchase price attributed to the US Elemental Common Stock to be received by the CSTA Public Shareholders, the Sponsor and its affiliates and Jindalee at Closing?

A:     Pursuant to the Business Combination Agreement, CSTA Public Shareholders who do not redeem their CSTA Public Shares will receive one share of US Elemental Common Stock for each CSTA Class A Ordinary Share held by them immediately prior to the Closing. While CSTA cannot be certain of the price such CSTA Public Shareholders paid for their CSTA Public Shares, assuming they purchased their CSTA Public Shares for $10.00 per share, which was the price of the CSTA Class A Ordinary Shares sold in the CSTA IPO, the effective purchase price paid per share of US Elemental Common Stock issued to each CSTA Public Shareholder at Closing would be $10.00. The Sponsor paid an aggregate of $25,000 for 8,625,000 CSTA Class B Ordinary Shares, or approximately $0.003 per share. 7,500,000 of such CSTA Class B Ordinary Shares were converted into 7,500,000 CSTA Class A Ordinary Shares by the Sponsor on January 30, 2024. In connection with the Business Combination, the 33,750 CSTA Class B Ordinary Shares and 7,600,000 CSTA Class A Ordinary Shares (issued upon conversion of CSTA Class B Ordinary Shares) held by the Sponsor will be automatically converted on a one-for-one basis into up to 5,725,312 shares of US Elemental Common Stock following the forfeiture contemplated by the Sponsor Support Agreement, valued at $10.00 per share, which is the assumed per share price used in the Business Combination pursuant to the Business Combination Agreement. In connection with the signing of the Business Combination Agreement, the Company entered into the Securities Purchase Agreement with Antarctica Holder, an affiliate of Antarctica Capital and the Sponsor, pursuant to which, among other things, Antarctica Holder committed to provide $4.0 million of financing to US Elemental, consisting of $1.55 million funded on the date of the Business Combination Agreement and $2.5 million expected to be funded at Closing. The initial $1.55 million was funded on April 9, 2026 through the purchase of 1,550 shares of the HiTech Series A Preferred Stock. The HiTech Series A Preferred Stock will be exchanged for US Elemental Series A Preferred Stock at Closing and may give rise to additional warrants at the time of closing based on its accrued value and conversion price. At the Closing, US Elemental will also issue a number of US Elemental Series A Preferred Investor Warrants to Antarctica Holder or its permitted transferees that is equal to the Accrued Value divided by the Conversion Price, in each case, measured as of the date of Closing.

As a result of the low price the Sponsor paid for the CSTA Class B Ordinary Shares, the Sponsor may realize a positive rate of return on its investment in the CSTA Class B Ordinary Shares even if the market price per share of US Elemental Common Stock is below $10.00 per share after Closing, in which case the CSTA Public Shareholders may experience a negative rate of return on their investment. Based on the closing price of $[•] per CSTA Class A Ordinary Share on [•], 2026, the most recent practicable date prior to the date of this proxy statement/prospectus, the Sponsor may receive potential profits of approximately $[•] per CSTA Class B Ordinary Share, and accordingly may make a substantial profit on its investment in the CSTA Class B Ordinary Shares at a time when shares of US Elemental Common Stock may have lost significant value. On the other hand, if CSTA liquidates without completing a business combination before the Termination Date, the Sponsor will lose its investment in CSTA.

Q:     What underwriting and placement agency fees are payable in connection with the Business Combination?

A:     The underwriters of the CSTA IPO will be entitled to a deferred underwriting discount of 3.5% of the gross proceeds of the IPO held in the Trust Account, or $10,850,000, upon the completion of the Business Combination, subject to the terms of the underwriting agreement executed in connection with the CSTA IPO. On April 13, 2026, CSTA received a waiver letter from Deutsche Bank Securities Inc. for its portion of the Deferred Underwriting Fees, resulting in $4,340,000 of Deferred Underwriting Fees being due to Morgan Stanley & Co. LLC at the closing of the Business Combination. The Deferred Underwriting Fees will not be reduced based on the level of redemptions in connection with the closing of the Business Combination. Deutsche Bank Securities Inc. did not communicate to CSTA its reasons for its waiver of the Deferred Underwriting Fees. CSTA did not seek out the reasons for such waivers nor is CSTA willing to speculate as to Deutsche Bank Securities Inc.’s reasons for such waiver. Deutsche Bank Securities Inc. was to be compensated, in part, on a deferred basis for its underwriting service in connection with the IPO. Despite such services having already been rendered, Deutsche Bank Securities Inc. waived such deferred fees and is disclaiming responsibility for the information included in this proxy statement/prospectus. Such waiver did not impact the evaluation of the Business Combination. The per-share amount we will distribute to shareholders who properly exercise their redemption rights will not be reduced by the transaction expenses and after such redemptions, the per-share value of shares held by non-redeeming shareholders will reflect our obligation to pay the transaction expenses.

Q:     How has the announcement of the Business Combination affected the trading price of the CSTA Public Shares?

A:     On April 8, 2026, the last full trading day before the public announcement of the execution of the Business Combination Agreement, CSTA Public Shares closed at $12.99 per share. On [•], 2026, a recent practicable date prior to the date of this proxy statement/prospectus, CSTA Public Shares closed at $[•] per share.

Q:     How will the Sponsor and our directors and officers vote?

A:     The CSTA Initial Shareholders, which includes our Sponsor and certain of our former and current directors and officers, have agreed in connection with the CSTA IPO to vote all of their CSTA Class A Ordinary Shares and CSTA Class B Ordinary Shares in favor of the Business Combination Proposal. There are currently outstanding 7,796,529 CSTA Ordinary Shares and the CSTA Initial Shareholders hold 7,750,000 CSTA Ordinary Shares. As a result, assuming such presence and participation by the CSTA Initial Shareholders, including the Sponsor and our directors and officers, at the extraordinary general meeting, holders of CSTA Public Shares (other than any such persons) would not be required to be present at the extraordinary general meeting in order to form a quorum, and the Business Combination Proposal, the Merger Proposal and the Adjournment Proposal may be passed without any votes in favor by such holders of the CSTA Public Shares.

Q:     Who is CSTA’s Sponsor?

A:     The Sponsor is Constellation Sponsor LP, a Delaware limited partnership. The Sponsor currently owns 7,633,750 CSTA Ordinary Shares (including 33,750 CSTA Class B Ordinary Shares) and 5,466,667 CSTA Private Placement Warrants. Although the Sponsor is permitted to undertake any activities permitted under the Delaware law and other applicable law, the Sponsor’s business is focused on investing in CSTA. Investors should note that the current Sponsor is not the original sponsor of CSTA. CSTA’s original sponsor was Constellation Sponsor GmbH & Co. KG, a German limited partnership (the “Old Sponsor”). On January 30, 2023, CSTA completed a sponsor handover, pursuant to which control of CSTA’s sponsor was transferred from the Old Sponsor to the current Sponsor, which is controlled by affiliates of Antarctica Capital. The sponsor handover resulted in a change in CSTA’s management team and strategic direction. CSTA’s reconstituted management team sourced the Business Combination with HiTech and negotiated all of the terms of the Business Combination Agreement and related ancillary agreements. Neither the Old Sponsor nor CSTA’s former management team had any involvement in the identification of HiTech as a target or the negotiation of the Business Combination. For more information about the sponsor handover, see “The Business Combination Proposal — The Background of the Business Combination.”

The Sponsor is controlled by affiliates of Antarctica Capital, including Antarctica Endurance Manager, LLC. Antarctica Capital is international investment firm headquartered in New York with $10 billion of assets under management as of December 31, 2025. There are three managers of Antarctica Endurance Manager, LLC: Chandra R. Patel, Richard C. Davis, and Jarett Goldman. Each manager has one vote, and the approval of a majority is required to approve an action of Antarctica Endurance Manager, LLC. Under the so-called “rule of three,” no individual manager has voting or dispositive control over any of the securities held by the Sponsor. Though the Sponsor is exclusively controlled by U.S. citizens and has its principal place of business in the U.S., it is possible that non-U.S. persons could be involved in the Business Combination, which may increase the risk that the Business Combination becomes subject to regulatory review, including a potential mandatory or voluntary review by CFIUS. If the Business Combination falls within CFIUS’s jurisdiction, we may determine that we are required to make a mandatory filing or that we will submit a voluntary notice to CFIUS, or to proceed with the Business Combination without notifying CFIUS and risk CFIUS intervention, before or after closing the Business Combination. If CFIUS reviews the Business Combination, CFIUS may decide to block, delay or impose conditions to mitigate national security concerns with respect to the Business Combination or order us to divest all or a portion of a U.S. business of the combined company. A failure to notify CFIUS of a transaction where such notification was required or otherwise warranted based on the national security considerations presented by an investment target may expose the Sponsor and/or the combined company to legal penalties, costs, and/or other adverse reputational and financial effects, thus potentially diminishing the value of the combined company. In addition, CFIUS is actively pursuing transactions that were not notified to it and may ask questions regarding, or impose restrictions or mitigation on, a business combination post-closing.

Moreover, the process of government review, whether by CFIUS or otherwise, could be lengthy and we have limited time to complete the Business Combination. Even if the Adjournment Proposal is approved, if we cannot complete a business combination by January 29, 2027 (or as otherwise extended) because the transaction is still under review or because our business combination is ultimately prohibited by CFIUS or another U.S. government entity, we may be required to liquidate. If we liquidate, the CSTA Public Shareholders may only receive approximately $[•] per CSTA Public Share (based on the redemption price on [•], 2026, the most recent practicable date prior to the date of this proxy statement), and our warrants will expire worthless. This will also cause you to lose the investment opportunity in a target company and the chance of realizing future gains on your investment through any price appreciation in the combined company.

Q:     What interests do CSTA’s current officers and directors have in the Business Combination?

A:     In considering the recommendation of the CSTA Board to vote in favor of the Business Combination, CSTA Shareholders should be aware that, aside from their interests as shareholders, our Sponsor and our directors, officers and advisors and HiTech’s current owner have interests in the Business Combination that are different from, or in addition to, those of our other shareholders generally. Our directors were aware of and considered these interests, among other matters, in evaluating the Business Combination, and in recommending to our shareholders that they approve the Business Combination. CSTA Shareholders should take these interests into account in deciding whether to approve the Business Combination. These interests include, among other things:

•        the fact that the Sponsor, for no compensation, has agreed not to redeem any CSTA Class A Ordinary Shares held by them in connection with a shareholder vote to approve the Business Combination and the Sponsor is obligated to vote in favor of the Business Combination;

•        the fact that the Sponsor has irrevocably waived the anti-dilution adjustments set forth in the CSTA Organizational Documents with respect to the CSTA Class B Ordinary Shares that it holds;

•        the fact that the Sponsor paid an aggregate amount of $25,000 for the Founder Shares, which will convert into 7,750,000 shares of US Elemental Common Stock (          of which will be held by the Sponsor following the forfeiture of           shares in connection with the consummation of the Business Combination) in accordance with the terms of the CSTA Organizational Documents and such securities will have a significantly higher value at the time of the Business Combination;

•        the fact that the Sponsor paid $8,200,000 for 5,466,667 CSTA Private Placement Warrants, each of which is exercisable commencing 30 days following the Closing for one share of US Elemental Common Stock at $11.50 per share and which and if we do not consummate an initial business combination by the Termination Date, then the warrants held by the Sponsor will be worthless;

•        the fact that the Sponsor has invested in CSTA an aggregate of $8,225,000, comprised of the $25,000 purchase price for 7,750,000 Founder Shares and the $8,200,000 purchase price for 5,466,667 CSTA Private Placement Warrants. Assuming a trading price of $           per CSTA Class A Ordinary Share (based upon the closing price of the CSTA Class A Ordinary Shares on OTCID on          , 2026), the           Founder Shares to held by the Sponsor following the forfeiture of           shares in connection with the consummation of the Business Combination would have an implied aggregate market value of approximately $          , representing unrealized gain for the Sponsor of approximately $           . Even if the trading price of the shares of US Elemental Common Stock were as low as approximately $          per share, the aggregate market value of the Founder Shares to be retained by the Sponsor alone (without taking into account the value of the CSTA Private Placement Warrants) would be approximately equal to the initial investment in CSTA by the Sponsor. As a result, if the Business Combination is completed, the Sponsor is likely to be able to make a substantial profit on its investment in CSTA at a time when shares of US Elemental Common Stock have lost significant value. On the other hand, if CSTA liquidates without completing a business combination before the Termination Date, the Sponsor will lose its entire investment in CSTA;

•        the fact that the Sponsor and CSTA’s officers and directors will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to shareholders rather than liquidate, in which case such holders would lose their entire investment. As a result, the Sponsor as well as CSTA’s officers and directors may have a conflict of interest in determining whether HiTech is an appropriate business with which to effectuate a business combination and/or in evaluating the terms of the Business Combination, particularly given the upcoming Termination Date as described further below. The CSTA Board was aware of and considered these interests, among other matters, in evaluating and unanimously approving the Business Combination and in recommending to CSTA Public Shareholders that they approve the Business Combination;

•        the fact that the Sponsor (and CSTA’s officers and directors who are members of the Sponsor) can earn a positive rate of return on their investment, even if other CSTA Shareholders experience a negative rate of return in US Elemental Common Stock, including if the share price of the US Elemental Common Stock after the Closing falls below the price initially paid for the CSTA Units in the IPO;

•        the fact that Sponsor has agreed to waive its right to liquidating distributions from the Trust Account with respect to any CSTA Ordinary Shares (other than CSTA Public Shares) held by them if CSTA fails to complete an initial business combination by the Termination Date;

•        the fact that at Closing, we anticipate that (i) loans made by the Sponsor or any of its affiliates to CSTA in an amount of approximately $           will be converted into approximately          US Elemental Private Placement Warrants and (ii) loans made by the Sponsor or any of its affiliates to CSTA in an amount of approximately $           will be repaid in cash, each in connection with the consummation of the Business Combination. As of the date of this proxy statement/prospectus, there are loans extended, fees due or outstanding out-of-pocket expenses amounting in the aggregate to $           for which the Sponsor and CSTA’s officers and directors are awaiting reimbursement in cash or through the conversion into CSTA Private Placement Warrants. HiTech and CSTA have agreed pursuant to the terms of the Business Combination Agreement that working capital loans (including extension funding loans) to CSTA in excess of $1,500,000 may be converted into CSTA Private Placement Warrants at $1.50 per CSTA Private Placement Warrant in order to preserve cash for the combined company following the Closing; for a description of such loans, see “CSTA’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and for a description of the treatment of such loans in the Business Combination, see “The Business Combination Proposal”;

•        the fact that Antarctica Holder, an affiliate of Antarctica Capital and the Sponsor, has committed to provide $4.0 million of financing to US Elemental pursuant to the Securities Purchase Agreement, which will result in Antarctica Holder receiving US Elemental Series A Preferred Stock and US Elemental Series A Preferred Investor Warrants;

•        the fact that, in certain instances, the Sponsor and CSTA’s officers and directors will not be reimbursed for any loans extended, fees due or out-of-pocket expenses if an initial business combination is not consummated by the Termination Date;

•        the fact that if the Trust Account is liquidated, including in the event CSTA is unable to complete an initial business combination by the Termination Date, the Sponsor has agreed to indemnify CSTA to ensure that the proceeds in the Trust Account are not reduced below $10.00 per CSTA Public Share, or such lesser per CSTA Public Share amount as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which CSTA has entered into an acquisition agreement or claims of any third party for services rendered or products sold to CSTA, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account;

•        the fact that Sponsor has the right to designate one member of the US Elemental Board;

•        the fact that CSTA’s officers and directors will be entitled to continued indemnification and the continuation of directors’ and officers’ liability insurance for a period following the Business Combination; and

•        the fact that the current Sponsor assumed control of CSTA in January 2023 following a sponsor handover from CSTA’s original sponsor, and CSTA’s reconstituted management team sourced and negotiated the Business Combination with HiTech, and accordingly the Sponsor and its affiliates have increased financial exposure to CSTA through extension funding and working capital loans, which may create additional incentives to complete the Business Combination.

The CSTA Board concluded that the potentially disparate interests would be mitigated because (i) these interests were disclosed in the prospectus for our initial public offering and are disclosed in this proxy statement/prospectus, (ii) most of these disparate interests would exist with respect to a business combination by CSTA with any other target business or businesses, and (iii) the Sponsor will hold equity interests in US Elemental with value that, after the Closing, will be based on the future performance of the US Elemental Common Stock. In addition, CSTA’s independent directors reviewed and considered these interests during their evaluation of the Business Combination and in unanimously approving, as members of the CSTA Board, the Business Combination Agreement and the related agreements and the transactions contemplated thereby, including the Business Combination.

Based on its review of the foregoing considerations, the CSTA Board concluded that the potentially negative factors associated with the Business Combination were outweighed by the potential benefits that it expects the CSTA Shareholders will receive as a result of the Business Combination. The CSTA Board realized that there can be no assurance about future results, including results considered or expected as disclosed in the foregoing reasons.

These interests may influence CSTA’s directors in making their recommendation that you vote in favor of the Business Combination Proposal, and the transactions contemplated thereby.

Q:     What happens if I sell my CSTA Ordinary Shares before the extraordinary general meeting?

A:     The Record Date is earlier than the date of the extraordinary general meeting. If you transfer your CSTA Ordinary Shares after the Record Date, but before the extraordinary general meeting, unless the transferee obtains from you a proxy to vote those shares, you will retain your right to vote at the extraordinary general meeting. However, you will not be able to seek redemption of your shares because you will no longer be able to deliver them for redemption in connection with consummation of the Business Combination in accordance with the provisions described herein. If you transfer your CSTA Ordinary Shares prior to the Record Date, you will have no right to vote those shares at the extraordinary general meeting.

Q:     What happens if the Business Combination Proposal is not approved?

A:     Pursuant to the CSTA Organizational Documents, if the Business Combination Proposal is not approved and CSTA does not otherwise consummate an alternative business combination by the Termination Date, as may be extended in accordance with the CSTA Organizational Documents), CSTA will be required to dissolve and liquidate its Trust Account by returning the then remaining funds in such account to the CSTA Public Shareholders.

Q:     Do I have redemption rights?

A:     Pursuant to the CSTA Organizational Documents, CSTA Public Shareholders may elect to have their CSTA Public Shares redeemed for cash at the applicable redemption price per share calculated in accordance with the CSTA Organizational Documents. As of the Record Date, based on funds in the Trust Account of approximately $[•] on such date, the pro rata portion of the funds available in the Trust Account for the redemption of the [•] outstanding CSTA Public Shares was approximately $[•] per share (before taxes paid or payable). It is anticipated that the per share redemption price will be approximately $[•] (before taxes payable on accrued interest in the Trust Account) at the closing of the Business Combination. If a holder exercises its redemption rights, then such holder will be exchanging its CSTA Class A Ordinary Shares for cash. Such a holder will be entitled to receive cash for its CSTA Public Shares only if it properly demands redemption and delivers its shares (either physically or electronically) to the CSTA Transfer Agent prior to the extraordinary general meeting. See the question titled “How do I exercise my redemption rights?” below and the section titled “Extraordinary general meeting of CSTA Shareholders — Redemption Rights” for the procedures to be followed if you wish to redeem your CSTA Public Shares for cash.

Holders of CSTA Warrants do not have redemption rights with respect to their CSTA Warrants. At the Closing of the Business Combination, the CSTA Warrants will be exchanged for US Elemental Warrants.

CSTA Public Shareholders who also hold CSTA Warrants may elect to redeem their CSTA Public Shares, and still retain their CSTA Warrants. The value of CSTA Warrants based on the trading price as of the Record Date was $[•]. CSTA Public Shareholders who redeem their CSTA Ordinary Shares may continue to hold any CSTA Warrants that they owned prior to redemption, which may result in additional dilution to non-redeeming holders upon exercise of such CSTA Warrants once they are assumed by US Elemental, if despite such redemptions, the Business Combination is consummated. Assuming the maximum redemption of the CSTA Ordinary Shares held by the redeeming holders of CSTA Public Shares, up to [•] publicly traded CSTA Warrants would be retained by redeeming holders of CSTA Public Shares (assuming all such holders elected not to exercise their warrants, and assuming the Business Combination occurred despite such redemptions, thereby permitting the exercise of CSTA Warrants following the Closing) with an aggregate market value of $[•], based on the market price of $[•] per CSTA Warrant as of [•], 2026.

For more information see “Risk Factors — Risks Related to Redemptions — If you or a “group” of shareholders are deemed to hold in excess of 15% of the CSTA Class A Ordinary Shares included in the CSTA Units issued in the IPO, you will lose the ability to redeem all such shares in excess of 15% of the CSTA Class A Ordinary Shares included in the CSTA Units issued in the IPO.”

For information about the per share value of CSTA Ordinary Shares given different levels of redemptions, see “ — What equity stake will current shareholders of CSTA and Jindalee hold in US Elemental after the Closing?”

If as a result of redemptions we are unable to consummate the Business Combination prior to the Termination Date and such Termination Date is not amended to enable us to consummate an alternative business combination, your CSTA Warrants may expire worthless. Even if the Business Combination is consummated, there is no guarantee that you will be able to exercise such warrants while they are in the money.

Q:     Will how I vote affect my ability to exercise redemption rights?

A:     No. You may exercise your redemption rights whether or not you attend or vote your CSTA Ordinary Shares at the extraordinary general meeting, and regardless of how you vote your shares with respect to the Business Combination Proposal or any other proposal described by this proxy statement/prospectus. As a result, the Business Combination Agreement can be approved by shareholders who will redeem their shares and no longer remain shareholders, leaving shareholders who choose not to redeem their shares holding shares in a company with a potentially less liquid trading market, fewer shareholders, potentially less cash and the potential inability to meet the listing standards of Nasdaq.

Q:     How do I exercise my redemption rights?

A:     If you are a holder of CSTA Class A Ordinary Shares and wish to exercise your right to redeem your CSTA Class A Ordinary Shares, you must:

I.       (a) hold CSTA Class A Ordinary Shares or (b) hold CSTA Class A Ordinary Shares through CSTA Units and elect to separate your CSTA Units into the underlying CSTA Class A Ordinary Shares and CSTA Public Warrants prior to exercising your redemption rights with respect to the CSTA Class A Ordinary Shares; and

II.     prior to 5:00 p.m., Eastern Time, on [•], 2026 (two business days prior to the initially scheduled date of the extraordinary general meeting) (a) submit a written request to the CSTA Transfer Agent that CSTA redeem your CSTA Class A Ordinary Shares for cash and (b) tender or deliver your CSTA Class A Ordinary Shares (and share certificates (if any) and other redemption forms) to the CSTA Transfer Agent, physically or electronically through the DTC.

The address of the CSTA Transfer Agent is listed under the question “Who can help answer my questions?” below.

Holders of CSTA Units must elect to separate the underlying CSTA Class A Ordinary Shares and CSTA Public Warrants prior to exercising redemption rights with respect to the CSTA Class A Ordinary Shares. If holders hold their CSTA Units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the CSTA Units into the underlying CSTA Class A Ordinary Shares and CSTA Public Warrants, or if a holder holds CSTA Units registered in its own name, the holder must contact the CSTA Transfer Agent directly and instruct it to do so.

In connection with the approval of the Business Combination Proposal, any holder of CSTA Class A Ordinary Shares will be entitled to request that their CSTA Class A Ordinary Shares be redeemed for a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the extraordinary general meeting, including interest earned on the funds held in the Trust Account, and not previously released to CSTA to pay its taxes, divided by the number of then-outstanding CSTA Class A Ordinary Shares. As of [•], 2026, the most recent practicable date prior to the date of this proxy statement, this would have amounted to approximately $[•] per CSTA Public Share. However, the proceeds deposited in the Trust Account could become subject to the claims of our creditors, if any, which could have priority over the claims of CSTA Public Shareholders. Therefore, the per share distribution from the Trust Account in such a situation may be less than originally anticipated due to such claims. We anticipate that the funds to be distributed to CSTA Public Shareholders electing to redeem their CSTA Class A Ordinary Shares will be distributed promptly after the extraordinary general meeting.

Any request for redemption, once made by a holder of CSTA Class A Ordinary Shares, may not be withdrawn following the Redemption Deadline, unless the CSTA Board determines (in its sole discretion) to permit such withdrawal of a redemption request (which it may do in whole or in part). If you tender or deliver your shares (and share certificates (if any) and other redemption forms) for redemption to the CSTA Transfer Agent and later decide prior to the extraordinary general meeting not to elect redemption, you may request that CSTA instruct the CSTA Transfer Agent to return the shares (physically or electronically). You may make such request by contacting the CSTA Transfer Agent at the phone number or address listed at the end of this section. We will be required to honor such request only if made prior to the deadline for exercising redemption requests.

Any corrected or changed written exercise of redemption rights must be received by the CSTA Transfer Agent prior to the deadline for exercising redemption requests and, thereafter, with the consent of the CSTA Board. No request for redemption will be honored unless the holder’s shares (and share certificates (if any) and other redemption forms) have been tendered or delivered (either physically or electronically) to the CSTA Transfer Agent by 5:00 p.m., Eastern Time, on [•], 2026 (two business days prior to the initially scheduled date of the extraordinary general meeting).

If a holder of CSTA Class A Ordinary Shares properly makes a request for redemption and the CSTA Class A Ordinary Shares (and share certificates (if any) and other redemption forms) are tendered or delivered as described above, then, CSTA will redeem CSTA Class A Ordinary Shares for a pro rata portion of funds deposited in the Trust Account, calculated as of two business days prior to the extraordinary general meeting. If you are a holder of CSTA Class A Ordinary Shares and you exercise your redemption rights, it will not result in the loss of any CSTA Public Warrants that you may hold.

Q:     What are the federal income tax consequences of exercising my redemption rights?

A:     As discussed more fully under the section titled “The Business Combination Proposal — Material U.S. Federal Income Tax Considerations — Tax Consequences of the Initial Merger to Holders of CSTA Securities — U.S. Holders” below, a U.S. Holder (as defined in such section) that exercises its redemption right to receive cash in exchange for its CSTA Ordinary Shares will generally be treated as selling such CSTA Ordinary Shares, resulting in the recognition of capital gain or capital loss. There may be certain circumstances in which the redemption may be treated as a distribution for U.S. federal income tax purposes depending on the amount of CSTA Ordinary Shares that such U.S. Holder owns or is deemed to own (including through the ownership of CSTA Warrants).

All holders of CSTA Ordinary Shares considering exercising their redemption right are urged to consult their tax advisors on the tax consequences to them of an exercise of their redemption right, including the applicability and effect of U.S. federal, state, local and foreign income and other tax laws.

Q:     If I am a warrant holder, can I exercise redemption rights with respect to my warrants?

A:     No. The holders of CSTA Warrants have no redemption rights with respect to such warrants.

Q:     Do I have appraisal rights or dissenters’ rights if I object to the Business Combination Proposal?

A:     No. There are no appraisal rights available to CSTA Shareholders in connection with the Business Combination Proposal. There are no dissenters’ rights available to CSTA Shareholders in connection with the Business Combination Proposal under Cayman Islands law. However, you may elect to have your shares redeemed in connection with the adoption of the Business Combination Proposal as described under “How do I exercise my redemption rights” above.

Q:     What happens to the funds held in the Trust Account upon consummation of the Business Combination?

A:     If the Business Combination is consummated, the funds held in the Trust Account will be released to pay:

•        CSTA Shareholders who properly exercise their redemption rights;

•        certain fees, costs and expenses (including regulatory fees, legal fees, accounting fees, printer fees, and other professional fees) that were incurred by CSTA or HiTech in connection with the transactions contemplated by the Business Combination and pursuant to the terms of the Business Combination Agreement; and

•        for general corporate purposes including, but not limited to, working capital for operations.

Q:     What happens if the Business Combination is not consummated?

A:     There are certain circumstances under which the Business Combination Agreement may be terminated. See the section titled “The Business Combination Proposal — Business Combination Agreement” for information regarding the parties’ specific termination rights.

If, as a result of the termination of the Business Combination Agreement or otherwise, CSTA is unable to complete the Business Combination or another initial business combination transaction by up to the Termination Date (or such earlier date as determined by the CSTA Board or later date as may be provided by amendment or extension in accordance with the CSTA Organizational Documents, as discussed below), the CSTA Organizational Documents provides that it will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten (10) business days thereafter, redeem 100% of the outstanding CSTA Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including any interest earned on the funds held in the Trust Account net of interest not previously released to CSTA to pay taxes payable and up to $100,000 to pay dissolution expenses, divided by the number of then outstanding CSTA Public Shares, which redemption will completely extinguish CSTA Public Shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and the CSTA Board, dissolve and liquidate, subject (in the case of (ii) and (iii) above) to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. Holders of Founder Shares have waived any right to those shares.

In the event of liquidation, there will be no distribution with respect to the outstanding CSTA Warrants. Accordingly, the CSTA Warrants will expire worthless.

Q:     When is the Business Combination expected to be completed?

A:     The Closing is expected to take place in the second half of 2026.

For a description of the conditions to the completion of the Business Combination, see the section titled “The Business Combination Proposal.”

Q:     What will CSTA shareholders receive in the Business Combination?

A:     Upon completion of the Business Combination, each outstanding CSTA Ordinary Share will be exchanged for one share of US Elemental Common Stock.

Q:     What will holders of CSTA Warrants receive in the Business Combination?

A:     Upon completion of the Business Combination, all of the warrants exercisable into CSTA Ordinary Shares will be converted into warrants exercisable into shares of US Elemental Common Stock having the same exercise price and other terms and conditions as the original warrants.

Q:     If I am a holder of CSTA Warrants, will my warrants become exercisable for shares of US Elemental Common Stock if the Business Combination is consummated?

A:     Upon completion of the Business Combination, all of the warrants exercisable into CSTA Ordinary Shares will be converted into warrants exercisable into shares of US Elemental Common Stock having the same exercise price and other terms and conditions as the original warrants.

Q:     If the Business Combination is completed, when can I expect to receive the shares of US Elemental Common Stock for my CSTA Ordinary Shares?

A:     After the consummation of the Business Combination, US Elemental’s transfer agent will send instructions to CSTA security holders regarding the exchange of their CSTA securities for US Elemental securities. CSTA Shareholders who exercise their redemption rights must deliver their shares to the CSTA Transfer Agent (either physically or electronically) at least two (2) business days prior to the vote at the extraordinary general meeting. For more information, see “How do I exercise my redemption rights?”

Q:     What do I need to do now?

A:     You are urged to read carefully and consider the information contained in this proxy statement/prospectus, including the annexes, and to consider how the Business Combination will affect you as a shareholder. You should then vote as soon as possible in accordance with the instructions provided in this proxy statement/ prospectus and on the enclosed proxy card or, if you hold your shares through a brokerage firm, bank or other nominee, on the voting instruction form provided by the broker, bank or nominee.

Q:     When and where will the extraordinary general meeting be held?

A:     The extraordinary general meeting will be held on [•], 2026, at [•], Eastern Time, at the offices of Kirkland & Ellis LLP located at 601 Lexington Avenue, New York, NY 10022, and via a virtual meeting, or at such other time, on such other date and at such other place to which the meeting may or adjourned.

CSTA Shareholders may attend the extraordinary general meeting in person. However, we encourage you to attend the extraordinary general meeting virtually. If you wish to attend the extraordinary general meeting in person, you must reserve your attendance at least two business days in advance of the extraordinary general meeting by contacting CSTA’s Chief Executive Officer at ir@[constellationacquisition].com by [•], Eastern Time, on [•], 2026 (two business days prior to the initially scheduled meeting date). You can participate in the meeting, vote, and submit questions via live webcast by visiting https://www.cstproxy.com.

Q:     How do I vote?

A:     If you were a holder of record of CSTA Ordinary Shares on the Record Date for the extraordinary general meeting, you may vote with respect to the proposals in person or virtually at the extraordinary general meeting, or by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

Voting by Mail.    By signing the proxy card and returning it in the enclosed prepaid and addressed envelope, you are authorizing the individuals named on the proxy card to vote your shares at the extraordinary general meeting in the manner you indicate. You are encouraged to sign and return the proxy card even if you plan to attend the extraordinary general meeting so that your shares will be voted if you are unable to attend the extraordinary general meeting. If you receive more than one proxy card, it is an indication that your shares are held in multiple accounts. Please sign and return all proxy cards to ensure that all of your shares are voted. Votes submitted by mail must be received by 5:00 p.m., Eastern Time, on [•], 2026.

Voting in Person at the Meeting.    If you attend the extraordinary general meeting and plan to vote in person, you will be provided with a ballot at the extraordinary general meeting. If your shares are registered directly in your name, you are considered the shareholder of record and you have the right to vote in person at the extraordinary general meeting. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should follow the instructions provided by your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the record holder of your shares with instructions on how to vote your shares or, if you wish to attend the extraordinary general meeting and vote in person, you will need to bring to the extraordinary general meeting a legal proxy from your broker, bank or nominee authorizing you to vote these shares.

Voting Electronically.    You may attend, vote and examine the list of shareholders entitled to vote at the extraordinary general meeting by visiting https://www.cstproxy.com/ and entering the control number found on your proxy card, voting instruction form or notice included in the proxy materials.

Q:     How do I attend the virtual extraordinary general meeting?

A:     If you are a registered shareholder, you will receive a proxy card from the CSTA Transfer Agent.

The form contains instructions on how to attend the virtual extraordinary general meeting including the URL address, along with your control number. You will need your control number for access. If you do not have your control number, contact the CSTA Transfer Agent at 917-262-2373, or via email at proxy@continentalstock.com.

You can pre-register to attend the virtual extraordinary general meeting starting [•], 2026 at [•], Eastern Time (two business days prior to the meeting date). Enter the URL address into your browser https://www.cstproxy.com/, enter your control number, name and email address. Once you pre-register you can vote or enter questions in the chat box. At the start of the extraordinary general meeting, you will need to log in again using your control number and will also be prompted to enter your control number if you vote during the extraordinary general meeting.

CSTA Shareholders who hold their investments through a bank or broker, will need to contact the CSTA Transfer Agent to receive a control number. If you plan to vote at the extraordinary general meeting you will need to have a legal proxy from your bank or broker or if you would like to join and not vote, the CSTA Transfer Agent will issue you a guest control number with proof of ownership. In either case you must contact the CSTA Transfer Agent for specific instructions on how to receive the control number. The CSTA Transfer Agent can be contacted at the number or email address above. Please allow up to 72 hours prior to the meeting for processing your control number.

If you do not have access to the Internet, you can listen only to the meeting by dialing [•] (or [•] if you are located outside the United States and Canada (standard rates apply)) and when prompted enter the pin number [•]#. Please note that you will not be able to vote or ask questions at the extraordinary general meeting if you choose to participate telephonically.

Q:     What will happen if I sign and return my proxy card without indicating how I wish to vote?

A:     Signed and dated proxies received by CSTA without an indication of how the CSTA Shareholder intends to vote on a Proposal will be voted “FOR” each Proposal presented to the CSTA Shareholders. The proxyholders may use their discretion to vote on any other matters which properly come before the extraordinary general meeting.

Q:     If I am not going to attend the extraordinary general meeting in person, should I return my proxy card instead?

A:     Yes. Whether you plan to attend the extraordinary general meeting or not, please read the enclosed proxy statement/prospectus carefully, and vote your shares by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

Q:     If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A:     If your shares are held in “street name” in a stock brokerage account or by a broker, bank or other nominee, you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by your broker, bank or other nominee. Please note that you may not vote shares held in “street name” by returning a proxy card directly to CSTA or by voting online at the extraordinary general meeting unless you provide a “legal proxy,” which you must obtain from your broker, bank or other nominee.

If you are a CSTA Shareholder holding your shares in “street name” and you do not instruct your broker, bank or other nominee on how to vote your shares, your broker, bank or other nominee will not vote your shares on the Business Combination Proposal, the Merger Proposal or the Adjournment Proposal. Accordingly, your bank, broker, or other nominee can vote your shares at the extraordinary general meeting only if you provide instructions on how to vote. You should instruct your broker to vote your shares as soon as possible in accordance with directions you provide.

Q:     May I change my vote after I have mailed my signed proxy card?

A:     Yes. You may send a later-dated, signed proxy card to CSTA at 1290 Avenue of the Americas, 10th Floor, New York, NY 10104 so that it is received by CSTA prior to the vote at the extraordinary general meeting (which is scheduled to take place on [•], 2026) or attend the extraordinary general meeting in person (which would include presence at the virtual extraordinary general meeting) and vote. Shareholders also may revoke their proxy by sending a notice of revocation to CSTA’s Chief Executive Officer, which must be received by CSTA’s Chief Executive Officer prior to the vote at the extraordinary general meeting. However, if your shares are held in “street name” by your broker, bank or another nominee, you must contact your broker, bank or other nominee to change your vote.

Q:     What should I do if I receive more than one set of voting materials?

A:     You may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast your vote with respect to all of your shares.

Q:     Who will solicit and pay the cost of soliciting proxies for the extraordinary general meeting?

A:     CSTA will pay the cost of soliciting proxies for the extraordinary general meeting. CSTA has engaged Sodali & Co to assist in the solicitation of proxies for the extraordinary general meeting. CSTA will pay Sodali & Co a fee of $ , plus disbursements, reimburse Sodali & Co for its reasonable out-of-pocket expenses and indemnify Sodali & Co and its affiliates against certain claims, liabilities, losses, damages and expenses for its services as CSTA’s proxy solicitor. CSTA will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of CSTA Class A Ordinary Shares for their expenses in forwarding soliciting materials to beneficial owners of CSTA Class A Ordinary Shares and in obtaining voting instructions from those owners. The directors, officers and employees of CSTA may also solicit proxies by telephone, by facsimile, by mail or on the Internet. They will not be paid any additional amounts for soliciting proxies.

Q:     Who can help answer my questions?

A:     If you have questions about the Proposals or if you need additional copies of this proxy statement or the enclosed proxy card you should contact:

Sodali & Co
333 Ludlow Street, 5th Floor, South Tower
Stamford, CT 06902
Individuals call toll-free (800) 662-5200
Banks and brokers call (203) 658-9400
Email: [CSTA].info@investor.sodali.com

You also may obtain additional information about CSTA from documents filed with the SEC by following the instructions in the section titled “Where You Can Find More Information.” If you are a holder of CSTA Class A Ordinary Shares and you intend to seek redemption of your shares, you will need to tender or deliver your CSTA Class A Ordinary Shares (and share certificates (if any) and other redemption forms) (either physically or electronically) to the CSTA Transfer Agent at the address below prior to 5:00 p.m., Eastern Time, on [•], 2026 (two business days prior to the initially scheduled date of the extraordinary general meeting). If you have questions regarding the certification of your position tendering or delivery of your shares, please contact:

Continental Stock Transfer & Trust Company
1 State Street Plaza, 30th Floor
New York, NY 10004
Attn: SPAC Redemption Team

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

This summary, together with the section entitled “Questions and Answers for CSTA Shareholders” summarizes certain information contained in this proxy statement/prospectus and may not contain all of the information that is important to you. To better understand the Business Combination and the Proposals to be considered at the extraordinary general meeting, you should read this entire proxy statement/prospectus carefully, including the annexes. See also the section titled “Where You Can Find More Information.”

Parties to the Business Combination

CSTA

CSTA is a special purpose acquisition company incorporated in the Cayman Islands and formed for the purpose of effecting a merger, capital share exchange, asset acquisition, share purchase, reorganization, or similar business combination. CSTA is led by executives of Antarctica Capital, an international investment firm headquartered in New York with $10 billion of assets under management as of December 31, 2025.

The mailing address of CSTA’s principal executive office is 1290 Avenue of the Americas, 10th Floor, New York, NY 10104.

Sponsor

The Sponsor is a Delaware limited partnership managed by executives of Antarctica Capital. The current Sponsor assumed control of CSTA in January 2023 following a sponsor handover from CSTA’s original sponsor. In connection with the sponsor handover, the Sponsor and its affiliates agreed to fund extension deposits and working capital requirements for CSTA, and CSTA’s management team was replaced with executives affiliated with Antarctica Capital. CSTA’s reconstituted management team conducted an independent search for business combination targets and ultimately sourced and negotiated the Business Combination with HiTech. Neither the Old Sponsor nor CSTA’s former management team had any involvement in the identification of HiTech as a target or the negotiation of the Business Combination. For more information about the sponsor handover, see “The Business Combination Proposal — The Background of the Business Combination.”

The mailing address for the Sponsor is 1290 Avenue of the Americas, 10th Floor, New York, NY 10104.

US Elemental

US Elemental, a Delaware corporation, is a newly formed company incorporated under the laws of Delaware solely for the purpose of effecting the Business Combination and is the owner of all of the membership interests of Merger Sub 1. US Elemental owns no material assets other than the membership interest of Merger Sub 1 and it does not operate any business.

The mailing address and telephone of the principal executive offices of US Elemental are until the consummation of the Business Combination the same as for CSTA.

Jindalee

Jindalee is an Australian public company limited by shares, and the holder of all issued HiTech common stock. Jindalee, a mineral exploration and development company, was incorporated on March 29, 1994 and owns the McDermitt Lithium Project located on the Oregon-Nevada border in the United States, via its wholly owned subsidiary, HiTech. Jindalee is listed on the Australian Securities Exchange (ASX: JLL) and is also quoted in the United States (OTC: JNDAF).

The mailing address of Jindalee’s principal executive office is Level 2, 9 Havelock Street, West Perth, Western Australia 6005, Australia.

HiTech

HiTech, a Nevada corporation, is a wholly-owned subsidiary of Jindalee and is the owner of the McDermitt Lithium Project. The Company was incorporated under the laws of Nevada on February 21, 2018.

The mailing address and telephone of the principal executive offices of HiTech until the consummation of the Business Combination is 241 Ridge Street Suite 210 Reno, Nevada 89501.

Merger Sub 1

Merger Sub 1 is a wholly-owned subsidiary of US Elemental formed solely for the purpose of effectuating the Initial Merger with CSTA in which Merger Sub 1 will be the surviving entity. Merger Sub 1 was formed under the laws of the State of Delaware on March 3, 2026. Merger Sub 1 owns no material assets and does not operate any business.

The mailing address and telephone number of Merger Sub 1’s principal executive office is the same as for CSTA.

Merger Sub 2

Merger Sub 2 is a wholly-owned subsidiary of CSTA formed solely for the purpose of effectuating the Acquisition Merger with HiTech in which HiTech will be the surviving entity. Merger Sub 2 was incorporated under the laws of the State of Nevada on March 3, 2026. Merger Sub 2 owns no material assets and does not operate any business.

The mailing address and telephone number of Merger Sub 2’s principal executive office is the same as for CSTA.

The Business Combination and the Business Combination Agreement

This section describes the material provisions of the Business Combination and the Business Combination Agreement but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of the Business Combination Agreement and the related agreements. For additional information, see “The Business Combination Proposal.” Unless otherwise defined herein, the capitalized terms used below are defined in the Business Combination Agreement.

The Business Combination Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Business Combination Agreement or other specific dates, which may be updated prior to the Closing of the Business Combination. The assertions embodied in those representations, warranties and covenants were made for purposes of the agreement among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Business Combination Agreement. The representations, warranties and covenants in the Business Combination Agreement are also modified in important part by the disclosure schedules which are not filed publicly. The disclosure schedules were used for the purpose of allocating risk among the parties rather than establishing matters as facts. We do not believe that the disclosure schedules contain information that is material to an investment decision.

General Description of the Business Combination Agreement

On April 9, 2026, CSTA entered into the Business Combination Agreement by and among CSTA, US Elemental, Merger Sub 1, Merger Sub 2, and HiTech. The Business Combination Agreement provides for the combination of the Company and CSTA with subsidiaries under US Elemental, a new holding company, as its direct, wholly owned subsidiaries. Pursuant to the Business Combination and Business Combination Agreement, (a) CSTA will merge with and into Merger Sub 1, with CSTA ceasing to exist and Merger Sub 1 continuing as the surviving company and wholly owned subsidiary of US Elemental (the “Initial Closing”), and, immediately thereafter, (b) Merger Sub 2 will become a wholly-owned subsidiary of US Elemental and Merger Sub 2 will merge with and into HiTech, with Merger Sub 2 ceasing to exist and the Company continuing as the surviving company and wholly owned subsidiary of US Elemental (the “Acquisition Closing”). For more information about the transactions contemplated by the Business Combination Agreement, please see the section entitled “The Business Combination Proposal — Business Combination Agreement.” A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A and is incorporated herein by reference.

Merger Consideration

Subject to the terms and conditions set forth in the Business Combination Agreement, in connection with, as applicable, the Initial Merger or the Acquisition Merger:

(i)     each of the outstanding CSTA Class B Ordinary Shares will be automatically converted into one CSTA Class A Ordinary Share and then, each of the outstanding CSTA Class A Ordinary Shares will automatically be cancelled and exchanged for one newly issued share of US Elemental Common Stock, and each CSTA Warrant will be automatically assumed and converted into a warrant to purchase one share of US Elemental Common Stock;

(ii)    Intercompany amounts or obligations funded by Jindalee, the Company’s parent, as a loan to the Company, (a) existing as of September 3, 2025 (“Existing Jindalee Intercompany Amounts”) will be settled at the Acquisition Closing through the issuance of US Elemental Loan Warrants, with the number of US Elemental Loan Warrants equal to (y) the principal amount outstanding under the applicable Existing Jindalee Intercompany Amounts divided by (z) $1.50 and (b) incurred after that date and prior to the Acquisition Closing in order to finance ordinary course operations of the Company or the Company Transaction Expenses will, at Jindalee’s election, either be settled in cash or converted into shares of US Elemental Common Stock at a 15% discount to the IPO price per share of $10.00;

(iii)   Loans by the Sponsor, its affiliates or any of its officers or directors to CSTA (a) existing as of September 3, 2025 will be converted into US Elemental Loan Warrants, with the number of US Elemental Loan Warrants equal to (y) the principal amount outstanding under the applicable Sponsor Loans divided by (z) $1.50, (b) incurred after September 3, 2025 and prior to the Acquisition Closing used to finance CSTA Transaction Expenses or Other Transaction Expenses that are due and payable prior to the Initial Closing will be repaid in cash at the Initial Closing, and (c) incurred after September 3, 2025 and prior to the Acquisition Closing used other than to finance CSTA Transaction Expenses or Other Transaction Expenses will be converted into US Elemental Loan Warrants, with the number of US Elemental Loan Warrants equal to (y) the principal amount outstanding under the applicable Sponsor Loans divided by (z) $1.50; and

(iv)   the shares of HiTech Common Stock will be cancelled and exchanged for shares of US Elemental Common Stock and the shares of HiTech Series A Preferred Stock will be cancelled and exchanged for shares of US Elemental Series A Preferred Stock.

Under the terms of the Business Combination Agreement, the Company is valued at $500 million, with Jindalee receiving 50,000,000 shares of US Elemental Common Stock priced at $10.00 per share.

For further explanation of how the parties agreed to the Merger Consideration, see the section entitled “The Business Combination Proposal — The Background of the Business Combination.”

The Merger Consideration will be paid in the form of US Elemental Common Stock. Because the per share price of US Elemental Common Stock will not be known until at or after the Acquisition Closing, the market value of the consideration to be received by Jindalee will not be known with certainty until at or after the Acquisition Closing.

HiTech and CSTA have agreed that, from the date of the signing of the Business Combination Agreement through the earlier of the Closing or the termination of the Business Combination Agreement, any Extension Funds deposited by the Sponsor into the Trust Account in exchange for a non-interest bearing, unsecured promissory note, which shall convert at the Acquisition Closing into US Elemental Loan Warrants, with the number of warrants to be issued equal to the principal amount outstanding under the applicable promissory notes divided by $1.50. Since the signing of the Business Combination Agreement, $[•] of Extension Funds have been deposited into the Trust Account and will be convertible into [•] US Elemental Loan Warrants at Closing. As of March 31, 2026, CSTA had deposited an aggregate of approximately $735,000 in Extension Funds into the Trust Account. The Trust Account balance as of that date was approximately $641,254, which is less than the aggregate Extension Funds deposited because holders of CSTA Class A Ordinary Shares who redeemed their shares in connection with prior extension votes received their pro rata portion of the Trust Account (including previously deposited Extension Funds) upon redemption.

Representations and Warranties

The Business Combination Agreement contains representations and warranties by each of CSTA, the Company, US Elemental, Merger Sub 1 and Merger Sub 2 that are customary for transactions of this type. Many of the representations and warranties are qualified by materiality or material adverse effect. “Material adverse effect” as used in the Business Combination Agreement means with respect to the relevant party, subject to certain customary exceptions, any event, state of facts, change, development, circumstance, occurrence or effect that, individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect on the business, assets, liabilities, financial condition, results of operations or properties of CSTA or the Company and its subsidiaries, as applicable, taken as a whole. Certain of the representations are subject to specified exceptions and qualifications contained in the Business Combination Agreement or in information provided pursuant to certain disclosures included in the disclosure schedules to the Business Combination Agreement.

The representations and warranties made under the Business Combination Agreement by Company, CSTA, US Elemental, Merger Sub 1 and Merger Sub 2 will not survive the Acquisition Closing.

In the Business Combination Agreement, the Company made certain customary representations and warranties to CSTA including among others, related to the following: (1) corporate matters, including due organization, existence and good standing; (2) subsidiaries; (3) capitalization; (4) authority and binding effect relating to execution and delivery of the Business Combination Agreement and other ancillary documents; (5) non-contravention and governmental approvals; (6) compliance with laws; (7) permits; (8) taxes; (9) financial statements; (10) undisclosed liabilities; (11) absence of changes; (12) litigation; (13) material contracts; (14) real property; (15) intellectual property; (16) labor relations; (17) benefit plans; (18) brokers; (19) environmental matters; (20) insurance; (21) transactions with affiliates; (22) privacy; (23) information supplied; (24) mining practices; (25) government contracts; and (26) material customers and suppliers.

In the Business Combination Agreement, CSTA made certain customary representations and warranties to the Company, including among others, related to the following: (1) corporate matters, including due organization, existence and good standing; (2) subsidiaries; (3) capitalization; (4) authority and binding effect relating to execution and delivery of the Business Combination Agreement and other ancillary documents; (5) non-contravention and governmental approvals; (6) compliance with laws; (7) taxes; (8) financial statements; (9) undisclosed liabilities; (10) absence of changes; (11) litigation; (12) material contracts; (13) brokers; (14) information supplied; (15) SEC filings; (16) trust account; (17) Investment Company Act and the JOBS Act; (18) business activities; (19) OTC Markets quotation; (20) transactions with affiliates; and (21) independent investigation.

In the Business Combination Agreement, US Elemental, Merger Sub 1 and Merger Sub 2 made certain customary representations and warranties to CSTA and the Company, including among others, related to the following: (1) corporate matters, including due organization, existence and good standing; (2) capitalization; (3) subsidiaries; (4) authority and binding effect relating to execution and delivery of the Business Combination Agreement and other ancillary documents; (5) non-contravention and governmental approvals; (6) absence of certain changes; (7) litigation; (8) brokers; (9) information supplied; (10) business activities; (11) taxes; (12) independent investigation.

Covenants of the Parties

The Business Combination Agreement contains certain customary covenants for transactions of this type by each of the parties during the period between the signing of the Business Combination Agreement and the earlier of the Acquisition Closing or the valid termination of the Business Combination Agreement in accordance with its terms, which we refer to as the Interim Period, including, among others, covenants regarding: (1) the provision of access to their properties, books and personnel; (2) the operation of their respective businesses in the ordinary course of business, in compliance with law, and using commercially reasonable efforts to preserve their respective organizations and relationships and maintain appropriate insurance coverage; (3) CSTA’s public filing obligations; (4) the Company’s obligation to deliver audited financial statements; (5) restrictions on each party prohibiting solicitation of, or entering into, any alternative competing transactions (subject to the carveouts described herein); (6) no insider trading; (7) efforts to consummate the Business Combination and obtain third party and regulatory approvals; (8) further assurances; (9) public announcements; (10) confidentiality; (11) indemnification of directors and officers after the Acquisition Closing; (12) use of trust proceeds after the Acquisition Closing; and (13) efforts to conduct private placement arrangements, if sought.

The CSTA Board has unanimously recommended that the CSTA Shareholders vote in favor of the Proposals and neither the CSTA Board nor any committee thereof will withhold, withdraw, qualify, amend or modify its recommendation that the CSTA Shareholders vote in favor of the approval of the Business Combination Agreement and the Business Combination.

The Company and Jindalee agreed that, from the date of the Business Combination Agreement until receipt of the Required Parent Shareholder Approval (or, if earlier, the valid termination of the Business Combination Agreement), the HiTech Board, including any committee thereof, and the Jindalee Board will not (i) adopt, approve or recommend, or publicly propose to adopt, approve or recommend, any Company Acquisition Proposal or any offer or proposal that would reasonably be expected to lead to a Company Acquisition Proposal, (ii) withdraw, change or qualify, or publicly propose to withhold, withdraw, qualify or modify, in a manner adverse to CSTA, the Company Board Recommendation, (iii) approve, adopt or authorize the Company to enter into any Business Combination Agreement, letter of intent or other similar agreement relating to any Company Acquisition Proposal or that would reasonably be expected to lead to a Company Acquisition Proposal, (iv) fail to include the Company Board Recommendation in any proxy or information statement or similar document delivered to Jindalee shareholders, (v) fail to publicly recommend against any tender offer or exchange offer for the Equity Securities of the Company or any other public Company Acquisition Proposal within five (5) Business Days after the commencement of such offer, (vi) formally resolve, agree or publicly propose to do any of the foregoing, or (vii) cause or permit the Company to enter into any Alternative Acquisition Agreement, unless, in connection with a Superior Proposal, the Jindalee Board determines in good faith, after consultation with its outside counsel and financial advisors, that its failure to take such action would likely be a breach of its fiduciary or statutory duties under applicable law and Jindalee complies with the notice, negotiation and matching-rights procedures set forth in the Business Combination Agreement.

The parties also agreed to ensure the US Elemental Board immediately after the Acquisition Closing consists of seven directors, the composition of which will comply with the independence requirement under the Exchange Act and the listing rules of the exchange on which US Elemental’s securities are listed (i) with the Company being entitled to appoint up to six directors and (ii) with CSTA being entitled to appoint one director.

The parties further agreed that prior to the Acquisition Closing, US Elemental will approve and adopt an incentive equity plan, in a form to be mutually agreed by the Company and CSTA, which we refer to as the US Elemental 2026 Plan.

The parties also agreed that CSTA, the Company, US Elemental, Merger Sub 1 and Merger Sub 2 will jointly prepare, and US Elemental will file with the SEC, a registration statement under the Securities Act with respect to the shares of US Elemental Common Stock that constitute Merger Consideration and the US Elemental Warrants. The registration statement will include a proxy statement/prospectus for the purpose of soliciting proxies from the CSTA Shareholders for the matters relating to the Business Combination to be acted on at the extraordinary general meeting of the CSTA Shareholders and providing such shareholders with an opportunity to participate in the Redemption.

The parties further agreed that prior to the Initial Closing, Jindalee, CSTA and the Company will use reasonable best efforts to negotiate in good faith a customary services agreement to continue the services assets being provided from Jindalee to the Company reasonably necessary to continue the Company’s operations as they have been operating.

Appointment of Directors

The Parties also agreed to take all necessary action so that the US Elemental Board following the Acquisition Closing will consist of seven individuals, which will be comprised of one individual appointed by CSTA and up to six individuals appointed by the Company, and that the composition of the US Elemental Board and committees will comply with the independence requirement under the Exchange Act and the listing rules of the exchange on which US Elemental’s securities are listed.

Conditions to Consummation of the Business Combination

The consummation of the Business Combination is subject to various conditions, including the following mutual conditions of the parties unless waived: (i) approval of the shareholders of Jindalee, CSTA and the Company of the Business Combination and the other matters requiring shareholder approval; (ii) no law or order prohibiting or preventing the Business Combination or the transactions contemplated therein, other than any such restraint that is immaterial; (iii) approval of US Elemental’s initial listing application and of the shares of US Elemental Common

Stock and US Elemental Warrants for listing on a U.S. securities exchange; and (iv) the registration statement of which this proxy statement/prospectus forms a part having become effective in accordance with the Securities Act, registering certain shares of US Elemental Common Stock to be issued in the Business Combination.

In addition, unless waived by the Company, the obligations of the Company to consummate the Business Combination are subject to the satisfaction of the following closing conditions, in addition to customary certificates and other closing deliverables:

•        The representations and warranties of CSTA being true and correct as of the date of the Business Combination Agreement and as of the Initial Closing (subject to a qualifier as to material adverse effect, other than with respect to specified fundamental representations and warranties), except that a representation and warranty relating to absence of certain changes and events is required to be true and correct only as of the date of the Business Combination Agreement; and

•        CSTA, US Elemental, Merger Sub 1 and Merger Sub 2 having performed all agreements and covenants required by the Business Combination Agreement required to be performed by it at or prior to the Initial Closing, including delivery of all of the documentation listed in Section 2.4 of the Business Combination Agreement.

Unless waived by CSTA, the obligations of CSTA, US Elemental, Merger Sub 1 and Merger Sub 2 to consummate the Business Combination are subject to the satisfaction of the following closing conditions, in addition to customary certificates and other closing deliverables:

•        The representations and warranties of the Company being true and correct as of the date of the Business Combination Agreement and as of the Initial Closing (subject to a qualifier as to material adverse effect, other than with respect to specified fundamental representations and warranties), except that a representation and warranty relating to an absence of a Company material adverse effect and absence of certain changes and events in each case is required to be true and correct only as of the date of the Business Combination Agreement;

•        The Company has performed all agreements and covenants required by the Business Combination Agreement required to be performed by it at or prior to the Initial Closing, in each case in all material respects;

•        No change, event, state of facts, development or occurrence shall have occurred since the date of the Business Combination Agreement that individually or in the aggregate with all other changes, events, states of facts, developments or occurrences, has had or would reasonably be expected to have a Company material adverse effect that is continuing; and

•        The satisfaction or waiver by the Company of the Minimum Cash Condition, which requires that, after the occurrence of the Initial Closing, the Company will have, upon the Acquisition Closing, cash and cash equivalents (including funds remaining in the Trust Account after completion and payment of the Redemption and the proceeds of any private placement financing), before payment of transaction expenses, at least equal to $14,000,000.

Termination

The Business Combination Agreement may be terminated under certain customary and limited circumstances prior to the Closing, including, but not limited to, (i) by mutual written consent of CSTA and HiTech, (ii) by either CSTA or HiTech, if any governmental entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered an order which has the effect of making illegal or otherwise preventing or prohibiting consummation of the transactions contemplated under the Business Combination Agreement and such order shall have become final and nonappealable, (iii) by HiTech if the CSTA Board or any committee thereof has withheld, withdrawn, qualified, amended or modified the CSTA Board recommendation, (iv) by either CSTA or HiTech if the required approvals are not obtained from the shareholders of Jindalee, after the conclusion of a meeting of Jindalee shareholders held for such purpose at which such shareholders voted on such approvals, (v) by either CSTA or HiTech if the required approvals are not obtained from CSTA Shareholders after the conclusion of a meeting of shareholders held for such purpose at which such shareholders voted on such approvals, (vi) by CSTA if the Jindalee Board effects a Change of Company Recommendation, (vii) by HiTech if the Jindalee Board authorizes HiTech or Jindalee to enter into an Alternative Acquisition Agreement, (viii) by CSTA if HiTech breaches any representation, warranty or covenant in the Business Combination Agreement, which is not cured or cannot be cured within 30 days, such that certain conditions to closing cannot be satisfied at the relevant Closing, (ix) by HiTech if CSTA breaches any representation, warranty or covenant in the Business Combination Agreement, which is not cured or cannot be cured within 30 days, such that certain conditions to closing cannot be satisfied at the relevant Closing, and (x) subject to certain limited exceptions, by either CSTA or HiTech if the transactions contemplated by the Business Combination Agreement have not been consummated on or prior to January 9, 2027.

If the Business Combination Agreement is validly terminated, none of the parties to the Business Combination Agreement will have any liability or any further obligation under the Business Combination Agreement, except in the case of a willful and material breach or fraud and for customary obligations that survive the termination thereof (such as confidentiality obligations); provided that, if the Business Combination Agreement is terminated (i) by written notice from CSTA or HiTech to the other upon the failure to obtain the required shareholder approval at the Jindalee Shareholder Meeting duly convened therefor or at any adjournment or postponement thereof taken in accordance with the Business Combination Agreement or the Shareholder Support Agreement and (y) if Jindalee effected a Change of Company Recommendation prior to the Jindalee Shareholder Meeting at which a vote for the Required Parent Shareholder Approval was actually taken or (z) as a result of the failure to receive the Required Parent Shareholder Approval following such time as a certain Company Parent Acquisition Transaction occurred at the Jindalee level, (ii) by written notice from CSTA to HiTech prior to the receipt of the Required Parent Shareholder Approval if the Jindalee Board effects a Change of Company Recommendation, or (iii) by written notice from HiTech to CSTA prior to the receipt of the Required Parent Shareholder Approval if the Jindalee Board authorized HiTech or Jindalee to enter into an Alternative Acquisition Agreement after the termination of the Business Combination Agreement, to the extent permitted by and in accordance with the terms of the Business Combination Agreement, HiTech will pay to CSTA its reasonable and documented expenses incurred in connection with the Business Combination through the date the Business Combination Agreement is terminated, which will not exceed $6,000,000.

Trust Account Waiver

The Company, US Elemental, Merger Sub 1 and Merger Sub 2 each agreed that they and their affiliates will not have any right, title, interest or claim of any kind in or to any monies in the Trust Account (including any distributions therefrom) held for CSTA Public Shareholders, and agreed not to, and waived any right to, make any claim against the Trust Account (including any distributions therefrom to CSTA Public Shareholders).

Related Agreements

This section describes the material provisions of certain additional agreements entered into or to be entered into pursuant to the Business Combination Agreement (the “Related Agreements”) but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of each of the Related Agreements. Stockholders and other interested parties are urged to read such Related Agreements in their entirety.

Sponsor Support Agreement

Concurrently with the execution of the Business Combination Agreement, the Company, CSTA and the Sponsor entered into a sponsor support agreement (the “Sponsor Support Agreement”) pursuant to which, among other things, the Sponsor agreed between the date of the Sponsor Support Agreement and the date of the Initial Closing or earlier termination of the Business Combination Agreement, to support the Business Combination and to vote all CSTA Ordinary Shares held by the Sponsor in favor of the Proposals. The continuing equity securities held by the Sponsor, which equal 7,633,750 CSTA Ordinary Shares minus 1,908,438 CSTA Ordinary Shares, will be reduced by 500,000 CSTA Ordinary Shares for every full increment of $2,500,000 by which the aggregate PIPE Financing Amount falls below $25,000,000, with a floor of 4,500,000 CSTA Ordinary Shares (the “Retained Sponsor Equity Securities”).

The Sponsor also agreed to take certain other actions in support of the Business Combination Agreement and the Business Combination and to refrain from taking such actions that would adversely impede the ability of the parties to perform the Business Combination Agreement. The Sponsor agreed to vote against any transactions that would materially impede the consummation of the transactions contemplated by the Business Combination Agreement. The Sponsor further agreed to (i) appear at the extraordinary general meeting of the CSTA Shareholders in person or by proxy for purposes of counting towards a quorum, (ii) to the fullest extent permitted by law, waive any rights of dissent pursuant to Section 238 of the Cayman Companies Act in respect of all CSTA Ordinary Shares with respect to the Initial Merger, to the extent applicable, (iii) waive the anti-dilution rights of the CSTA Class B Ordinary Shares under the CSTA Organizational Documents, (iv) pay all non-transaction related expenses of CSTA that are accrued prior to the Initial Closing, with such payments reflected as non-transaction related loans, and (v) be bound to the trust account waiver provision of the Business Combination Agreement, in accordance with the terms discussed above. The Sponsor also agreed to surrender to CSTA all Sponsor Equity Securities other than the Retained Sponsor Equity Securities for no consideration prior to Closing and to forfeit a specified amount of CSTA Ordinary Shares when and if required in accordance with the express terms thereof.

Pursuant to the Sponsor Support Agreement, the Sponsor agreed not to, during the period commencing from the date of the Sponsor Support Agreement and ending on the earlier of (i) twelve months after the Acquisition Closing and (ii) the date following the Acquisition Closing on which US Elemental completes a liquidation, merger, capital stock exchange, reorganization or similar transaction with an unaffiliated third party that results in all of US Elemental’s (or such successor’s) shareholders having the right to exchange their securities for cash, securities or other property: (A) Transfer or permit any Transfer of the shares of US Elemental Common Stock issued to the Sponsor upon conversion of Sponsor’s CSTA Ordinary Shares in connection with the Initial Merger; (B) enter into any option, warrant, purchase right, or other contract that could require Sponsor to transfer the Lock-up Shares (as defined below) or any voting trust, proxy or other Contract with respect to the voting or transfer of Lock-up Shares; (C) enter into any contract or take, or cause to be taken, any of the actions set forth above in clause (A) or (B); or (D) exercise any redemption rights with respect to any CSTA Ordinary Shares held by it.

“Lock-up Shares” means the shares of US Elemental Common Stock the Sponsor receives as Merger Consideration with respect to the CSTA Ordinary Shares that the Sponsor held immediately prior to the Initial Closing (excluding any received by the Sponsor in connection with the PIPE Financing). “Transfer” means any direct or indirect sale, transfer, distribution, assignment, pledge, mortgage, exchange, hypothecation, hedge, grant of a security interest or encumbrance in or disposition of an interest (whether with or without consideration, whether voluntarily or involuntarily or by operation of law or otherwise). In the event of any change in the shares of CSTA or US Elemental by reason of recapitalization, reclassification, reorganization, share split or subdivision, combination, exchange or readjustment of shares, or any dividend or distribution, merger or other similar change in capitalization, the term “Lock-up Shares” shall be deemed to refer to and include such shares as well as all such dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction, and they shall be subject to the terms of the Sponsor Support Agreement.

Parent Transaction Support Agreement

Concurrently with the execution of the Business Combination Agreement, CSTA and Jindalee entered into a transaction support agreement (the “Parent Transaction Support Agreement”), pursuant to which, among other things and subject to the terms and conditions set forth therein, Jindalee agreed (i) to execute and deliver to CSTA, HiTech and US Elemental a written consent in its capacity as the sole voting shareholder of HiTech casting a vote to approve the Business Combination promptly following receipt of the Required Parent Shareholder Approval, (ii) to hold a meeting of its shareholders (and prepare the relevant disclosure and solicitation materials) for the purposes of obtaining the necessary consent for the Company to consummate the Business Combination and to solicit the vote necessary to obtain the Required Parent Shareholder Approval and agree to such other actions with respect to the meeting of the Jindalee shareholders as set forth therein, (iii) to a lock-up of its shares of US Elemental Common Stock during the respective periods as set forth therein, (iv) not to transfer any HiTech Shares during the respective periods as set forth therein, (v) to absolutely, irrevocably and unconditionally guarantee the payment of the Company Termination Amount, if applicable and (vi) to be bound by certain covenants in the Business Combination Agreement as set forth therein.

Parent Shareholder Voting Agreement

Concurrently with the execution of the Business Combination Agreement, certain record and beneficial owners of issued and outstanding ordinary shares of Jindalee, LG Dudfield Pension Fund, Lindsay Dudfield and Jopan Management Pty Ltd (each a “Supportive Parent Shareholder”), each entered into separate shareholder voting agreements (collectively, the “Parent Shareholder Voting Agreement”) with Jindalee, pursuant to which among other things and subject to the terms and conditions set forth therein, each Supportive Parent Shareholder agrees to (i) appear at the Jindalee Shareholder Meeting in person, by proxy or by power of attorney for purposes of counting towards a quorum, (ii) vote, or cause to be voted, all Jindalee ordinary shares held or controlled by such Supportive Parent Shareholder in favor of the Company’s consummation of the Business Combination and against any proposals that would in any material respect impede the Business Combination or any other acquisition proposal by a third party, and (iii) prior to the Acquisition Closing, not to transfer any securities in Jindalee.

Class B Holder Support Agreement

Concurrently with the execution of the Business Combination Agreement, CSTA, certain holders of CSTA Class B Ordinary Shares, Charles Stonehill, Vesna Nevistic and Hugo Banziger (each a “Class B Holder”), and HiTech entered into letter agreements (collectively, the “Class B Holder Support Agreement”), pursuant to which, among other things, each Class B Holder agreed to (i) vote in favor of each of the Proposals, including approval of the Business Combination Agreement and the transactions contemplated thereby, (ii) waive all anti-dilution protections with respect to the conversion of CSTA Class B Ordinary Shares into CSTA Class A Ordinary Shares, (iii) refrain from transferring or encumbering their CSTA Class B Ordinary Shares and (iv) to a lock-up of such Class B Holder’s shares of US Elemental Common Stock during the respective periods and subject to the terms as set forth therein.

Securities Purchase Agreement

Simultaneously with the execution of the Business Combination Agreement, Antarctica Holder, an affiliate of Antarctica Capital, and the Sponsor, entered into the Securities Purchase Agreement with Jindalee and HiTech, pursuant to which Antarctica Holder (A) purchased from HiTech 1,550 shares of HiTech Series A Preferred Stock, having the rights and privileges set forth in the Certificate of Designation, for an aggregate purchase price of $1,550,000, and (B) committed to purchase $2,500,000 in newly issued equity or equity-linked securities of US Elemental, on substantially the same terms as PIPE Financing Agreements to be executed in connection with the Business Combination, subject to certain terms and conditions, including that the Minimum Cash Condition in the Business Combination Agreement is satisfied and not waived (unless Antarctica Holder consents to such waiver) at the time of the Closing. Pursuant to the Securities Purchase Agreement, the shares of HiTech Series A Preferred Stock will automatically be cancelled and exchanged for shares of US Elemental Series A Preferred Stock at the time of the Closing, and US Elemental will issue a number of US Elemental Series A Preferred Investor Warrants to Antarctica Holder or its permitted transferees that is equal to the Accrued Value divided by the Conversion Price, in each case, measured as of the date of Closing. Such securities will be issued in a private placement pursuant to Section 4(a)(2) of the Securities Act. The shares of US Elemental Common Stock issuable upon conversion of the HiTech Series A Preferred Stock and exercise of the US Elemental Series A Preferred Investor Warrants will be included as Registrable Securities under a Registration Rights Agreement to be entered into at the Closing.

If any securities are issued and sold in a PIPE Financing in connection with the Business Combination with terms more favorable to the purchaser thereof than the terms set forth in the Securities Purchase Agreement applicable to Antarctica Holder (including, without limitation, valuation, conversion price or mechanics, mandatory or optional redemption, discount, warrant coverage, liquidation preference, collateral, restrictive covenants, anti-dilution protection, or other economic or governance right), then the parties to the Securities Purchase Agreement have agreed, at the option of Antarctica Holder, to promptly amend any applicable documents to extend such more favorable term or terms to Antarctica Holder.

In connection with such purchase of HiTech Series A Preferred Stock, Jindalee and Antarctica Holder executed a Parent Guarantee, dated as of April 9, 2026, pursuant to which Jindalee agreed to guarantee HiTech’s payment obligation in connection with the mandatory redemption of the HiTech Series A Preferred Stock and any Accrued Value if the Business Combination Agreement is terminated.

The US Elemental Series A Preferred Stock will vote together with the US Elemental Common Stock after the Closing and shall rank senior to all existing and future classes of equity securities with respect to dividend and liquidation rights. The US Elemental Series A Preferred Stock will accrue dividends daily at the rate of (a) if paid in kind, 12.0% per annum of the original issue price, plus the amount of previously accrued dividends paid in kind, or (b) if paid in cash, 10.0% per annum of the original issue price, plus the amount of previously accrued dividends. Such dividends shall compound quarterly. Upon the occurrence and during the continuation of any Event of Default, the dividend rate shall automatically increase to 15.0% until such Event of Default is cured or waived. The initial conversion price for the US Elemental Series A Preferred Stock will be $1,000.00 per share, subject to customary anti-dilution adjustments. Starting on the six-month anniversary of the Closing and thereafter, on a quarterly basis through the second anniversary of the Closing, the conversion price will be subject to a downward adjustment based on the 20-day trailing volume-weighted average price of US Elemental Common Stock, provided that the conversion price will not be reduced below $7.50 per share. Following the Closing, US Elemental may redeem the US Elemental Series A Preferred Stock subject to certain premiums to the Accrued Value and the US Elemental Series A Preferred Stock will be redeemable at the option of Antarctica Holder at 100% of the Accrued Value after the fifth anniversary of the Closing. In the event of a change of control of US Elemental after the Closing, US Elemental will be required to offer to repurchase the US Elemental Series A Preferred Stock for cash at the greater of (i) the applicable call premium multiple of the Accrued Value, and (ii) the amount the holder of the US Elemental Series A Preferred Stock would receive if the US Elemental Series A Preferred Stock were converted into shares of US Elemental Common Stock. Commencing on the day after the Closing, as long as Antarctica Holder owns at least 20% of the US Elemental Series A Preferred Stock issued and outstanding as of the Closing, US Elemental or any of its successors shall not, without the affirmative vote or action by written consent of the holders of a majority of the US Elemental Series A Preferred Stock then outstanding: (i) alter or change the rights, preferences, or privileges of the US Elemental Series A Preferred Stock; (ii) increase or decrease the authorized number of shares of US Elemental Series A Preferred Stock, or issue any additional shares thereof; (iii) create any new class or series of shares having rights, preferences, or privileges senior to or on parity with the US Elemental Series A Preferred Stock; or (iv) amend, replace, or repeal the certificate of incorporation or bylaws in a manner that adversely affects the US Elemental Series A Preferred Stock.

The US Elemental Series A Preferred Investor Warrants to be issued at the Closing pursuant to the Securities Purchase Agreement will expire five years from the Closing and will be initially exercisable at $11.50 per share, subject to the same anti-dilution and other adjustments applicable to the US Elemental Series A Preferred Stock.

Additional Financing Opportunities

CSTA and US Elemental are engaged in various discussions with third parties in connection with the PIPE Financing, which may take the form of convertible preferred shares, ordinary shares or other equity or debt securities that would be issued in connection with the closing of the Business Combination. As of the date of this proxy statement/prospectus, no binding agreements with respect to such investments have been executed and there are no assurances that any such binding agreements will be executed prior to the closing of the Business Combination. Please see the section entitled “Risk Factors — CSTA may be unable to obtain additional financing to complete its initial business combination or to fund the operations and growth of a target business, which could compel CSTA to restructure or abandon a particular business combination.”

Registration Rights

Simultaneously with the Closing, each of US Elemental, the Sponsor and Jindalee, together with certain other persons listed on the signature pages thereto, will enter into the Registration Rights Agreement pursuant to which, upon completion of the Business Combination, US Elemental will grant certain registration rights to the Sponsor and other holders of CSTA Class B Ordinary Shares and certain other holders of shares of US Elemental Common Stock. 150,000 CSTA Class B Ordinary Shares are subject to the Registration Rights Agreement and will convert into US Elemental Common Stock at Closing to the extent they are part of the Sponsor Equity Securities that the Sponsor may retain pursuant to the terms of the Business Combination. The Retained Sponsor Equity Securities that will be registrable securities under the Registration Rights Agreement include the continuing equity securities held by the Sponsor, which equal 7,633,750 CSTA Ordinary Shares minus 1,908,438 CSTA Ordinary Shares, that will be reduced by 500,000 CSTA Ordinary Shares for every full increment of $2,500,000 by which the aggregate PIPE Financing Amount falls below $25,000,000, with a floor of 4,500,000 CSTA Ordinary Shares. Pursuant to the Registration

Rights Agreement, US Elemental agrees to file a shelf registration statement on Form S-1 or S-3 under the Securities Act with respect to its securities 45 days after Closing. Pursuant to the Registration Rights Agreement, holders holding Registrable Securities will be entitled to request in writing that US Elemental register the resale of any or all of such Registrable Securities on such shelf registration statement. US Elemental will indemnify the holders of Registrable Securities and certain persons or entities related to them, such as their officers, directors, employees, agents and representatives, against any losses or damages resulting from any untrue statement or omission of a material fact in any registration statement or prospectus pursuant to which they sell Registrable Securities, unless such liability arose from their misstatement or omission, and the holders of Registrable Securities, including Registrable Securities in any registration statement or prospectus, will agree to indemnify US Elemental and certain persons or entities related to US Elemental, such as its officers and directors and underwriters, against all losses caused by their misstatements or omissions in those documents.

Assumed Warrant Agreement

In connection with the Closing, US Elemental, CSTA and Continental Stock Transfer & Trust Company, a New York limited purpose trust company, as warrant agent (the “Warrant Agent”), will enter into the Warrant Assignment, Assumption and Amendment Agreement (the “Assumed Warrant Agreement”), which will amend that certain Warrant Agreement (the “Original Warrant Agreement”), dated as of November 3, 2021, and filed with the SEC on November 8, 2021, by and between CSTA and the Warrant Agent, which Original Warrant Agreement governs all of the CSTA Warrants. Pursuant to the Assumed Warrant Agreement, CSTA will assign to US Elemental all of CSTA’s right, title and interest in and to the Original Warrant Agreement and US Elemental will assume, and agree to pay, perform, satisfy and discharge in full, as the same become due, all of CSTA’s liabilities and obligations under the Original Warrant Agreement, as amended. As a result, each CSTA Warrant will automatically cease to represent a right to be exercised into CSTA Class A Ordinary Shares and will instead represent a right to be exercised into shares of US Elemental Common Stock pursuant to the terms and conditions of the Original Warrant Agreement, as amended. Pursuant to the Assumed Warrant Agreement, among other things (i) US Elemental will assume the obligations of CSTA under the Original Warrant Agreement, (ii) ”Common Stock” or “shares” will mean the shares of US Elemental Common Stock; (iii) ”stockholder” will mean US Elemental Stockholder; and (iv) the “Board of Directors” or any committee thereof will mean the US Elemental Board or any committee thereof.

Total Shares to be Issued in the Business Combination

CSTA Public Shareholders currently own approximately 0.6% of issued and outstanding CSTA Ordinary Shares, and CSTA Initial Shareholders currently own 7,600,000 CSTA Class A Ordinary Shares and 150,000 CSTA Class B Ordinary Shares equal to approximately 99.4% of issued and outstanding CSTA Ordinary Shares.

It is anticipated that, immediately after the Business Combination and if there are no redemptions, CSTA’s existing shareholders, including the Sponsor, will own approximately 10.0% of the outstanding US Elemental Common Stock (of which approximately 9.8% will be owned by the Sponsor and CSTA’s current and former directors and officers) and Jindalee will own approximately 85.4% of the outstanding US Elemental Common Stock.

For a Description of US Elemental’s securities, see the section entitled “Description of Securities of US Elemental” which provides a description of US Elemental Common Stock and US Elemental Warrants.

If any of CSTA Public Shareholders exercise their redemption rights, the ownership interest in US Elemental of CSTA Public Shareholders will decrease and the ownership interest in US Elemental of Jindalee and the Sponsor will increase. If there are redemptions by CSTA Public Shareholders up to the maximum level presented for the Business Combination in this proxy statement/prospectus, immediately following completion of the Business Combination, CSTA’s existing shareholders, including the Sponsor, will own approximately 9.9% of the outstanding US Elemental Common Stock (with all of such shares owned by the Sponsor and CSTA’s current and former officers and directors) and Jindalee will own approximately 85.4% of the outstanding US Elemental Common Stock. If the actual facts are different than these assumptions (based on redemptions by CSTA Public Shareholders, changes in the terms of the Business Combination, adjustments to the Merger Consideration pursuant to the Business Combination Agreement or otherwise), the percentage ownership interests in US Elemental post-Business Combination may be different. See “Unaudited Pro Forma Condensed Combined Financial Information” for further information.

The following table illustrates the post-Closing share ownership of US Elemental under the no redemption scenario, the 25% redemption scenario, the 50% redemption scenario, the 75% redemption scenario and the maximum redemption scenario:

	No Redemption Scenario(1)		25% Redemption Scenario(2)		50% Redemption Scenario(3)		75% Redemption Scenario(4)		Maximum Redemption(5)
CSTA Public Shareholders(6)	46,529	0.1%	34,897	0.1%	23,264	0.0%	11,632	0.0%	—	0.0%
Sponsor and CSTA directors and officers(7)	5,841,562	9.8%	5,841,562	9.8%	5,841,562	9.9%	5,841,562	9.9%	5,841,562	9.9%
Jindalee(8)	50,531,937	85.4%	50,531,937	85.4%	50,531,937	85.4%	50,531,937	85.4%	50,531,937	85.4%
PIPE Financing and other equity issuances(9)	2,758,824	4.7%	2,758,824	4.7%	2,758,824	4.7%	2,758,824	4.7%	2,758,824	4.7%
Total	59,178,852	100.0%	59,167,220	100.0%	59,155,587	100.0%	59,143,955	100.0%	59,132,323	100.0%

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(1)      Presents CSTA’s current outstanding number of CSTA Public Shares as of the date of this proxy statement/prospectus, which are 46,529 CSTA Public Shares. This column assumes there are no redemptions by holders of CSTA Public Shares in connection with the extraordinary general meeting.

(2)      Assumes that holders of 25% of the Public Shares, 11,632 shares, exercise redemption rights for an aggregate payment of approximately $0.2M (based on the estimated per-share redemption price of approximately $13.78 per share) from the Trust Account based on funds in the Trust Account as of March 31, 2026, which is a redemption scenario that could occur.

(3)      Assumes that holders of 50% of the Public Shares, 23,265 shares, exercise redemption rights for an aggregate payment of approximately $0.3M (based on the estimated per-share redemption price of approximately $13.78 per share) from the Trust Account based on funds in the Trust Account as of March 31, 2026, which is a redemption scenario that could occur.

(4)      Assumes that holders of 75% of the Public Shares, 34,897 shares, exercise redemption rights for an aggregate payment of approximately $0.5M (based on the estimated per-share redemption price of approximately $13.78 per share) from the Trust Account based on funds in the Trust Account as of March 31, 2026, which is a redemption scenario that could occur.

(5)      Assumes that holders of 100% of the Public Shares, 46,529 shares, exercise redemption rights for an aggregate payment of approximately $0.6M (based on the estimated per-share redemption price of approximately $13.78 per share) from the Trust Account based on funds in the Trust Account as of March 31, 2026, which is a redemption scenario that could occur.

(6)      Represents CSTA Public Shares remaining outstanding after giving effect to the redemptions assumed in each scenario.

(7)      Shares held by the CSTA Initial Shareholders, which includes CSTA directors and officers, (i) 7,600,000 CSTA Class A Ordinary Shares and 150,000 CSTA Class B Ordinary Shares (ii) less up to 1,908,438 shares Sponsor will transfer or surrender for no consideration as of and effective at the Closing, as provided in the Sponsor Support Agreement.

(8)      Represents (i) 50,000,000 shares US Elemental Common Stock issued to Jindalee as Merger Consideration, based on an implied equity value of approximately $500 million and (ii) 531,597 shares of US Elemental Common Stock expected to be issued to Jindalee in respect of the Continuing Parent Loan conversion at an assumed conversion price of $8.50 per share.

(9)      PIPE Financing and other equity issuances consist of (i) 2,464,706 shares of US Elemental Common Stock expected to be issued to third-party PIPE Investors for aggregate gross proceeds of approximately $20.95 million, and (ii) 294,118 shares of US Elemental Common Stock expected to be issued to Antarctica Holder as Sponsor Financing for aggregate gross proceeds of approximately $2.50 million, in each case at an assumed subscription price of $8.50 per share. As of the date of this proxy statement/prospectus, no binding agreements with respect to such third-party PIPE Financing Agreements have been executed and there are no assurances that any such binding agreements will be executed prior to the closing of the Business Combination. Please see the section entitled “Risk Factors — CSTA may be unable to obtain additional financing to complete its initial business combination or to fund the operations and growth of a target business, which could compel CSTA to restructure or abandon a particular business combination.”

The ownership percentages set forth above and in the tables below include the shares issuable to the parties listed, but do not take into account (i) any shares reserved for issuance under the US Elemental 2026 Plan, (ii) any issuance of shares underlying the CSTA Warrants (described above), or (iii) any shares of US Elemental Preferred Stock and the issuance of any shares of US Elemental Common Stock or US Elemental Warrants to be issued in connection therewith. See “Unaudited Pro Forma Combined Financial Information” for further information regarding the various redemption scenarios and the assumptions used in each.

Share ownership and the related voting power presented under each redemptions scenario in the table above are only presented for illustrative purposes. CSTA cannot predict how many CSTA Public Shareholders will exercise their right to have their shares redeemed for cash. As a result, the redemption amount and the number of CSTA Public Shares redeemed in connection with the Business Combination may differ from the amounts presented above. As such, the ownership percentages of current CSTA Shareholders may also differ from the presentation above if the actual redemptions are different from these assumptions.

Dilution

CSTA Shareholders who acquired CSTA Public Shares in the IPO will have their ownership interests diluted to the extent of the difference between the IPO price of $10.00 per CSTA Public Share sold in the IPO and the net tangible book value per share at the time of the Business Combination assuming various sources of material probable dilution described below but excluding the effects of the consummation of the Business Combination itself.

In addition to excluding the Business Combination, such presentation of dilution excludes (i) any shares reserved for issuance under the US Elemental 2026 Plan, (ii) any issuance of shares underlying the CSTA Warrants (described above), or (iii) any shares of US Elemental Preferred Stock and the issuance of any shares of US Elemental Common Stock or US Elemental Warrants to be issued in connection therewith.

(in thousands, except share and per share amounts)	No Redemption Scenario(1)	25% Redemption Scenario(2)	50% Redemption Scenario(3)	75% Redemption Scenario(4)	Maximum Redemption(5)
IPO offering price per share	$10.00	$10.00	$10.00	$10.00	$10.00
Net Tangible Book Value as of March 31, 2026, as adjusted(6)	(14,970)	(15,130)	(15,290)	(15,450)	(15,611)
As adjusted shares(7)	8,646,915	8,635,283	8,623,650	8,612,018	8,600,386
Net tangible book value per share	$(1.73)	$(1.75)	$(1.77)	$(1.79)	$(1.82)
Dilution per share to Public Shareholders	$11.73	$11.75	$11.77	$11.79	$11.82

____________

(1)      Assumes that no Public Shareholder exercise redemption rights with respect to their Public Shares for a pro rata share of the funds in the Trust Account, which is a redemption scenario that could occur.

(2)      Assumes that holders of 25% of the Public Shares, 11,632 shares, exercise redemption rights for an aggregate payment of approximately $0.2M (based on the estimated per-share redemption price of approximately $13.78 per share) from the Trust Account based on funds in the Trust Account as of March 31, 2026, which is a redemption scenario that could occur.

(3)      Assumes that holders of 50% of the Public Shares, 23,265 shares, exercise redemption rights for an aggregate payment of approximately $0.3M (based on the estimated per-share redemption price of approximately $13.78 per share) from the Trust Account based on funds in the Trust Account as of March 31, 2026, which is a redemption scenario that could occur.

(4)      Assumes that holders of 75% of the Public Shares, 34,897 shares, exercise redemption rights for an aggregate payment of approximately $0.5M (based on the estimated per-share redemption price of approximately $13.78 per share) from the Trust Account based on funds in the Trust Account as of March 31, 2026, which is a redemption scenario that could occur.

(5)      Assumes that holders of 100% of the Public Shares, 46,529 shares, exercise redemption rights for an aggregate payment of approximately $0.6M (based on the estimated per-share redemption price of approximately $13.78 per share) from the Trust Account based on funds in the Trust Account as of March 31, 2026, which is a redemption scenario that could occur.

(6)      See table below for reconciliation of net tangible book value, as adjusted

(7)      See table below for reconciliation of as adjusted shares

The following table illustrates the as adjusted net tangible book value to the CSTA Shareholders and impact to the net tangible book value to the CSTA Shareholders as a result of transaction costs, funds released from the Trust Account at the Closing, the expected PIPE Investment proceeds, and reflects the issuance of shares of US Elemental Common Stock to holders of CSTA shares.

(in thousands, except share and per share amounts)	No Redemption Scenario(1)	25% Redemption Scenario(2)	50% Redemption Scenario(3)	75% Redemption Scenario(4)	Maximum Redemption(5)
Numerator adjustments
Net Tangible Book Value	$(23,968)	$(23,968)	$(23,968)	$(23,968)	$(23,968)
Anticipated Transaction Expenses	$14,452	$14,452	$14,452	$14,452	$14,452
Closing PIPE investment proceeds	$23,450	$23,450	$23,450	$23,450	$23,450
Redemptions from the Trust Account	$—	$(160)	$(321)	$(481)	$(641)
Net Tangible Book Value as of March 31, 2026, as adjusted	$13,934	$13,774	$13,613	$13,453	$13,293
Denominator adjustments
CSTA Public Shareholders	46,529	34,897	23,264	11,632	0
Sponsor Shares	5,841,562	5,841,562	5,841,562	5,841,562	5,841,562
PIPE Investors(6)	2,758,824	2,758,824	2,758,824	2,758,824	2,758,824
As adjusted CSTA shares outstanding	8,646,915	8,635,283	8,623,650	8,612,018	8,600,386

____________

(1)      Assumes that no Public Shareholder exercise redemption rights with respect to their Public Shares for a pro rata share of the funds in the Trust Account, which is a redemption scenario that could occur.

(2)      Assumes that holders of 25% of the Public Shares, 11,632 shares, exercise redemption rights for an aggregate payment of approximately $0.2M (based on the estimated per-share redemption price of approximately $13.78 per share) from the Trust Account based on funds in the Trust Account as of March 31, 2026, which is a redemption scenario that could occur.

(3)      Assumes that holders of 50% of the Public Shares, 23,265 shares, exercise redemption rights for an aggregate payment of approximately $0.3M (based on the estimated per-share redemption price of approximately $13.78 per share) from the Trust Account based on funds in the Trust Account as of March 31, 2026, which is a redemption scenario that could occur.

(4)      Assumes that holders of 75% of the Public Shares, 34,897 shares, exercise redemption rights for an aggregate payment of approximately $0.5M (based on the estimated per-share redemption price of approximately $13.78 per share) from the Trust Account based on funds in the Trust Account as of March 31, 2026, which is a redemption scenario that could occur.

(5)      Assumes that holders of 100% of the Public Shares, 46,529 shares, exercise redemption rights for an aggregate payment of approximately $0.6M (based on the estimated per-share redemption price of approximately $13.78 per share) from the Trust Account based on funds in the Trust Account as of March 31, 2026, which is a redemption scenario that could occur.

(6)      Assumes PIPE Investments of 2,758,824 shares are issued as part of the closing of the BCA to meet the minimum cash requirement for the consummation of the BCA.

US Elemental is expected to have a maximum of 59,178,852 shares of US Elemental common stock outstanding or issuable immediately upon following the Closing (excluding shares issuable upon exercise of US Elemental Warrants) after giving effect to the Business Combination under the No Redemptions Scenario. Where there are redemptions, the valuation of CSTA is based on the offering price of each Public Share of $10.00 and is therefore calculated as: $10.00 (per share price at IPO) times 59,178,852 shares, or $591,788,520. The following table illustrates the valuation based on the offering price of the securities at the IPO price of $10.00 per share under each redemption scenario:

	No Redemption Scenario(1)	25% Redemption Scenario(2)	50% Redemption Scenario(3)	75% Redemption Scenario(4)	Maximum Redemption(5)
Valuation of shares issued to Public Shareholders	$465,290	$348,970	$232,640	$116,320	$—
Shares of US Elemental issued in exchange for Public Shares	46,529	34,897	23,264	11,632	—
Valuation of shares held by Sponsor	$58,415,620	$58,415,620	$58,415,620	$58,415,620	$58,415,620
Shares of US Elemental issued in exchange for securities held by Sponsor	5,841,562	5,841,562	5,841,562	5,841,562	5,841,562
Valuation of share issued to under PIPE Investment agreements	$27,588,240	$27,588,240	$27,588,240	$27,588,240	$27,588,240
Shares of US Elemental issued in exchange for securities held by PIPE Investors	2,758,824	2,758,824	2,758,824	2,758,824	2,758,824
Valuation of shares issued to HiTech Shareholder as consideration	$505,319,370	$505,319,370	$505,319,370	$505,319,370	$505,319,370
Shares of US Elemental issued as consideration for HiTech equity	50,531,937	50,531,937	50,531,937	50,531,937	50,531,937
Total Valuation	$591,788,520	$591,672,200	$591,555,870	$591,439,550	$591,323,230
Total shares of US Elemental Common Stock outstanding or issuable without further consideration at Closing	59,178,852	59,167,220	59,155,587	59,143,955	59,132,323

____________

(1)      Assumes that no Public Shareholder exercise redemption rights with respect to their Public Shares for a pro rata share of the funds in the Trust Account, which is a redemption scenario that could occur.

(2)      Assumes that holders of 25% of the Public Shares, 11,632 shares, exercise redemption rights for an aggregate payment of approximately $0.2M (based on the estimated per-share redemption price of approximately $13.78 per share) from the Trust Account based on funds in the Trust Account as of March 31, 2026, which is a redemption scenario that could occur.

(3)      Assumes that holders of 50% of the Public Shares, 23,265 shares, exercise redemption rights for an aggregate payment of approximately $0.3M (based on the estimated per-share redemption price of approximately $13.78 per share) from the Trust Account based on funds in the Trust Account as of March 31, 2026, which is a redemption scenario that could occur.

(4)      Assumes that holders of 75% of the Public Shares, 34,897 shares, exercise redemption rights for an aggregate payment of approximately $0.5M (based on the estimated per-share redemption price of approximately $13.78 per share) from the Trust Account based on funds in the Trust Account as of March 31, 2026, which is a redemption scenario that could occur.

(5)      Assumes that holders of 100% of the Public Shares, 46,529 shares, exercise redemption rights for an aggregate payment of approximately $0.6M (based on the estimated per-share redemption price of approximately $13.78 per share) from the Trust Account based on funds in the Trust Account as of March 31, 2026, which is a redemption scenario that could occur.

(6)      Assumes PIPE Investments of 2,758,824 shares are issued as part of the closing of the BCA to meet the minimum cash requirement for the consummation of the BCA.

Sources and Uses of Funds for the Business Combination

The following table summarizes the sources and uses for funding the Business Combination assuming the No Redemptions Scenario (which assumes no redemptions in connection with the extraordinary general meeting to approve the Business Combination)*:

Sources		Uses*
($ in Millions)
CSTA Cash	$0.6	New Equity to Jindalee	$500.0
Proceeds from PIPE Financing**	23.5	Cash to Balance Sheet	11.1
Equity to Jindalee	500.0	Transaction Expenses***	14.5
Proceeds from sale of HiTech Series A Preferred Stock	1.5
Total Sources	$525.6	Total Uses	$525.6

The following table summarizes the sources and uses for funding the Business Combination assuming CSTA Shareholders exercise their redemption rights assuming maximum redemption:

Sources		Uses*
($ in Millions)
CSTA Cash	$0.6	New Equity to Jindalee	$500.0
Proceeds from PIPE Financing**	23.5	Cash to Balance Sheet	10.5
Equity to Jindalee	500.0	Transaction Expenses***	14.5
Proceeds from sale of HiTech Series A Preferred Stock	1.5	Redemptions	0.6
Total Sources	$525.6	Total Uses	$525.6

____________

*        The amount of CSTA cash reflects the amount in the Trust Account as of March 31, 2026.

**      Consists of proceeds from the proposed sale of 2,758,824 shares of US Elemental Common Stock sold at $8.50 per share in the PIPE Financing prior to the Closing. As of the date hereof, no PIPE Financing or other transaction financing has been entered into or obtained. The parties intend to seek such financing prior to Closing to help satisfy the Minimum Cash Condition, but there can be no assurance that any such financing will be obtained. The amounts presented assume a PIPE Financing sufficient to satisfy such condition for illustrative purposes only.

***    Transaction Expenses of $14.5 million presented above include $4.34 million of Deferred Underwriting Fees payable to Morgan Stanley & Co. LLC in connection with CSTA’s initial public offering. Of the $10.85 million aggregate Deferred Underwriting Fees recorded on CSTA’s balance sheet, Deutsche Bank Securities Inc. waived its portion ($6.51 million) on April 13, 2026, which is reflected as a gain on extinguishment of liability and is not included in Transaction Expenses above, as it does not represent a cash outflow at Closing. The remaining $4.34 million, payable to Morgan Stanley & Co. LLC, remains outstanding, will be cash-settled at Closing pursuant to the Business Combination Agreement, and is included within SPAC Transaction Expenses (as defined in the Business Combination Agreement) for purposes of this table and the Minimum Cash Condition.

Background of the Business Combination

As described in more details under “The Business Combination Proposal — The Background of the Business Combination,” the terms of the Business Combination Agreement are the result of arm’s-length negotiations between representatives of CSTA and HiTech/Jindalee. CSTA is a blank check company incorporated on November 20, 2020 as a Cayman Islands exempted company for the purpose of effecting a business combination with one or more businesses. On January 29, 2021, CSTA consummated its IPO of 31,000,000 CSTA Units at $10.00 per unit, generating gross proceeds of $310,000,000, and simultaneously consummated the CSTA Private Placement of 5,466,667 CSTA Private Placement Warrants to the Old Sponsor, generating additional gross proceeds of $8,200,000. A total of $310,000,000 of the net proceeds was placed in the Trust Account.

Following the IPO, CSTA commenced its search for potential business combination targets. In connection with the closing of the transactions contemplated by the Investment Agreement dated January 26, 2023, CSTA’s management changed and its mission became to support a target focused on bringing change to a rapidly changing segment of the global economy. Thereafter, CSTA’s management reviewed approximately 30 potential targets and determined that approximately 15 companies, including HiTech, merited more serious consideration. CSTA entered into non-disclosure agreements with more than 10 entities and signed two letters of intent and a non-binding offer with HiTech.

Between January 2023 and January 2026, CSTA held multiple shareholder meetings to extend the date by which it was required to consummate a business combination. In connection with these extension votes, significant redemptions occurred, reducing the number of publicly held CSTA Class A Ordinary Shares and the balance of the Trust Account. As of the 2026 Extension, there were 7,646,529 CSTA Class A Ordinary Shares outstanding, of which 46,529 are held by CSTA Public Shareholders, and the Trust Account balance was approximately $628,176.

On April 24, 2025, representatives of CSTA and representatives of HiTech and Jindalee began discussions regarding a potential transaction, following an introduction by Cohen & Company Capital Markets. Prior to this introduction, none of CSTA, the Sponsor, nor any of their respective officers or directors had any substantive discussions with, or any material relationship with, Jindalee, HiTech, or any of their respective affiliates. On September 3, 2025, CSTA and Jindalee executed a Non-Binding Term Sheet setting forth the principal terms of a proposed business combination, which contemplated that Jindalee would receive 50 million new shares in the post-business combination company initially valued at $10.00 per share, equating to an equity value of $500 million (subject to customary debt adjustments), along with a capital raise of $20 to $30 million or more.

Following execution of the Non-Binding Term Sheet, the parties undertook extensive due diligence, PIPE Financing marketing activities, and negotiation of definitive transaction documents. On December 8, 2025, Perkins Coie LLP, as counsel to HiTech, provided an initial draft of the Business Combination Agreement to Kirkland & Ellis LLP, as counsel to CSTA, and between December 2025 and April 2026 the parties exchanged numerous drafts and negotiated the terms of the Business Combination Agreement and ancillary documents. In parallel, CSTA, Jindalee and Antarctica Capital negotiated the terms of a convertible preferred stock investment totaling $4,000,000 to be funded in two tranches.

On March 27, 2026, the CSTA Board unanimously determined that the Business Combination Agreement and the transactions contemplated thereby, including the Business Combination, are advisable and in the best interests of CSTA and its shareholders, and unanimously approved the Business Combination Agreement and the transactions contemplated thereby. In reaching its decision, the Board did not obtain a third-party valuation or fairness opinion, determining that such was not necessary in light of the analysis performed by CSTA’s management and consultants and the arm’s-length negotiations between the parties. On April 9, 2026, HiTech and CSTA entered into the Business Combination Agreement and the related ancillary agreements and issued a joint press release announcing the transaction.

For more information, also see below under “— The CSTA Board’s Reasons for the Approval of the Business Combination” and “— Interests of CSTA’s Directors and Executive Officers, Sponsor and Others in the Business Combination.”

The CSTA Board’s Reasons for the Approval of the Business Combination

As described under “The Business Combination Proposal — The Background of the Business Combination,” the CSTA Board, in evaluating the Business Combination, consulted with CSTA’s management and advisors. In reaching its unanimous decision that the Business Combination Agreement and the transactions contemplated by the Business Combination Agreement are advisable and in the best interests of CSTA and its shareholders, and to recommend that the CSTA shareholders adopt the Business Combination Agreement and approve the Business Combination and other transactions contemplated thereby, the CSTA Board considered a range of factors, including, but not limited to, the factors discussed below. In light of the number and wide variety of factors considered in connection with its evaluation of the proposed combination, the CSTA Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. The CSTA Board contemplated its decision in the context of all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors. This explanation of the CSTA Board’s reasons for approving the combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the section titled “Cautionary Note Regarding Forward-Looking Statements.”

Before reaching its decision, the CSTA Board reviewed the results of the due diligence conducted by CSTA’s management and CSTA’s advisors, which included:

•        meetings and calls with HiTech’s management and advisors regarding the company’s operations and prospects;

•        research on industry trends and other industry factors, including the federal, state and local regulatory environment in which HiTech operates;

•        a review of HiTech’s material contracts, government incentives, employment matters, environmental and regulatory matters and other legal matters and documents, and certain other legal and commercial diligence;

•        research on comparable companies operating in the industry;

•        meetings and conference calls with HiTech’s management team, counsel and representatives regarding future operations, project timeline, business strategies and demand and potential growth in the lithium industry, among other customary due diligence matters;

•        consultation with legal and financial advisors and industry experts;

•        the Pre-Feasibility Study conducted on the McDermitt Lithium Project; and

•        other financial and accounting diligence.

The CSTA Board considered a number of factors pertaining to the Business Combination as generally supporting its decision to enter into the Business Combination Agreement and the transactions contemplated thereby, including, but not limited to, the following material factors:

•        Industry Growth Prospects.    The demand for lithium in connection with the production of electric vehicle batteries and battery energy storage systems has grown substantially in recent years and is expected to continue growing into the future. In addition, the federal prioritization of supply chain resilience is expected to cause demand for a reliable domestic lithium supply to strengthen.

•        Experienced and Knowledgeable Management Team.    The leadership team of HiTech is integral to its project development and brings robust industry and project-related experience. Given Jindalee’s current status as a public company, the management of the combined company will already have extensive relevant public company leadership experience.

•        Government Cooperation.    The McDermitt Lithium Project is part of the federal Fast-41 permitting program, which provides a coordinated federal framework to support the permitting process, and receives other cooperation with federal, state and local governments.

•        Size of the Lithium Resource Base.    The McDermitt Lithium Project is a unique Lithium Resource Base in the United States given the scale of the lithium deposit. The CSTA Board reviewed the Pre-Feasibility Study conducted on the McDermitt Lithium Project, which supports this factor.

•        Negotiated Transaction.    The financial and other terms of the Business Combination Agreement are the result of arm’s length negotiations between CSTA and HiTech and have been validated by their respective advisors as reasonable.

•        Valuation Supported by Due Diligence.    CSTA and its advisors satisfactorily engaged in a due diligence examination of HiTech, its business, its legal affairs and the McDermitt Lithium Project. CSTA and its advisors also prepared a valuation of HiTech which included a description of two publicly-traded peer companies, and the rationale for their inclusion in the peer set. When applying HiTech’s valuation contemplated in the Business Combination to its assumed lithium carbonate equivalent quantum and considering the stage of the project, CSTA determined that HiTech’s valuation was reasonable. The results of technical and legal due diligence validated the merits of HiTech’s business and the financial due diligence validated CSTA’s valuation of HiTech.

•        Other Alternatives.    The CSTA Board believes, after reviewing more than 30 companies and engaging in targeted due diligence with ten companies, that the proposed Business Combination represents the best potential business combination opportunity for CSTA, for the reasons provided above.

The CSTA Board also considered a variety of uncertainties, risks and other potentially negative factors relating to the Business Combination including, but not limited to, redemptions, complexities related to the shareholder vote, litigation and threats of litigation and broader, macro risks, including the following issues and risks:

•        Early Stage Company Risk.    The risk that HiTech is an early-stage company, with a history of financial losses and expects to incur significant expenses and continuing losses for the foreseeable future. HiTech is an exploration stage company and does not yet have any operations, which mitigates the attractiveness of the investment opportunity.

•        Execution Risk.    Given the nature of HiTech’s business and its early stage of operations, a failure to successfully secure additional financing or to successfully progress project development will result in a substantially negative outcome for the combined company.

•        Anticipated Benefits May Not be Achieved.    The potential benefits of the Business Combination, as described above, may not be fully achieved, or may not be achieved within the expected timeline. For example, the development of McDermitt Lithium Project will require significant investment and, while HiTech has begun preliminary steps, it has not yet begun to extract minerals from the property.

•        Macroeconomic Risks.    The last several years have brought significant macroeconomic uncertainty, which could continue and have a negative effect on the resulting company’s access to capital and business operations.

•        Long-Term Demand.    There is a possibility of a shift in demand for lithium in the medium- to long-term, which could negatively impact HiTech’s business if such a shift were to include lessened demand for lithium or progress at a slower rate than is presently anticipated.

•        Closing Conditions.    The Business Combination is conditioned on the satisfaction of certain closing conditions that are not within CSTA’s control, including the Minimum Cash Condition and approval by the Nasdaq of the initial listing application.

•        Potential Litigation.    The possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Business Combination.

•        Fees and expenses.    The fees and expenses associated with completing the Business Combination, including with respect to the proxy solicitation, potential litigation, registration of the shares of the resulting company, listing on the stock exchange and regulatory approvals, may exceed CSTA’s and HiTech’s available resources.

•        Liquidation of CSTA.    If the Business Combination is not completed for any reason, after the CSTA Board’s and management’s focus and resources have been directed exclusively to HiTech and diverted from other business combination opportunities, there is a risk that CSTA may be unable to effect a business combination in the requisite time frame and, consequently, may be forced to liquidate.

•        Other Risk Factors.    The CSTA Board additionally considered the various other risk factors described in the section titled “Risk Factors” beginning on page 42 of this proxy statement/prospectus.

In addition to considering the factors described above, the CSTA Board also considered that some officers and directors of CSTA might have interests in the Business Combination as individuals that are in addition to, and that may be different from, the interests of CSTA’s shareholders. CSTA’s independent directors reviewed and considered these interests during the negotiation of the Business Combination Agreement and in evaluating and unanimously approving, as members of the CSTA Board, the Business Combination Agreement and the transactions contemplated thereby. A majority of the directors who are not employees of CSTA did not retain an unaffiliated representative to act solely on behalf of unaffiliated security holders for purposes of negotiating the terms of the Business Combination or preparing a report concerning the approval of the Business Combination.

The CSTA Board concluded that the potential benefits that it expected CSTA and its shareholders to achieve as a result of the Business Combination outweighed the potentially negative factors associated with the Business Combination. Accordingly, the CSTA Board unanimously determined that the Business Combination Agreement, and the transactions contemplated thereby, were advisable, fair to and in the best interests of CSTA and its shareholders.

Compensation to be Received by the Sponsor, Antarctica Holder, and CSTA’s Officers and Directors in Connection with the Business Combination and the Securities Purchase Agreement

Set forth below is a summary of the amount of compensation and securities received or to be received by the Sponsor, Antarctica Holder, and CSTA’s current officers and directors in connection with the Business Combination and the Securities Purchase Agreement.

	Securities to be Received	Other Compensation
The Sponsor

7,633,750 shares of US Elemental Common Stock (with respect to 7,600,000 CSTA Class A Ordinary Shares and 33,750 CSTA Class B Ordinary Shares held by the Sponsor as of the date of this proxy statement/prospectus; such CSTA Ordinary Shares were initially purchased by the Sponsor at an approximate per share price of $0.003 per share) and 5,466,667 US Elemental Warrants to be issued by US Elemental upon assumption 5,466,667 CSTA Private Placement Warrants that were initially purchased by the Sponsor at $1.50 per warrant.

Reimbursement for Working Capital Loans and promissory notes in connection with the deposits made into the Trust Account in order to extend the Termination Date of CSTA. We anticipate that (i) loans made by the Sponsor or any of its affiliates to CSTA in an amount of approximately $            will be converted into approximately            US Elemental Private Placement Warrants and (ii) loans made by the Sponsor or any of its affiliates to CSTA in an amount of approximately $            will be repaid in cash, each in connection with the consummation of the Business Combination. As of the date of this proxy statement/prospectus, there are loans extended, fees due or outstanding out-of-pocket expenses amounting in the aggregate to $            for which the Sponsor and CSTA’s officers and directors are awaiting reimbursement in cash or through the conversion into CSTA Private Placement Warrants. HiTech and CSTA have agreed pursuant to the terms of the Business Combination Agreement that working capital loans (including extension funding loans) to CSTA in excess of $1,500,000 may be converted into CSTA Private Placement Warrants at $1.50 per CSTA Private Placement Warrant in order to preserve cash for the combined company following the Closing; for a description of such loans, see “CSTA’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and for a description of the treatment of such loans in the Business Combination, see “The Business Combination Proposal.”

$10,000 per month through the Closing for office space, secretarial and administrative services. As of March 31, 2026, CSTA incurred $390,000 in fees for these services, which are reported as due to related party in CSTA’s balance sheet as of March 31, 2026.

Continued indemnification and the continuation of directors’ and officer’s liability insurance after the Business Combination.

	Securities to be Received	Other Compensation
Antarctica Holder, an affiliate of Antarctica Capital and the Sponsor

In connection with the signing of the Business Combination Agreement, the Company entered into the Securities Purchase Agreement with Antarctica Holder, an affiliate of Antarctica Capital and the Sponsor, pursuant to which, among other things, Antarctica Holder committed to provide $4.0 million of financing to US Elemental, consisting of $1.55 million funded on the date of the Business Combination Agreement and $2.5 million expected to be funded at Closing. The initial $1.55 million was funded on April 9, 2026 through the purchase of 1,550 shares of the HiTech Series A Preferred Stock. The HiTech Series A Preferred Stock will be exchanged for US Elemental Series A Preferred Stock at Closing and may give rise to additional warrants at the time of closing based on its accrued value and conversion price. At the Closing, US Elemental will also issue a number of US Elemental Series A Preferred Investor Warrants to Antarctica Holder or its permitted transferees that is equal to the Accrued Value divided by the Conversion Price, in each case, measured as of the date of Closing.

Registration rights and certain indemnification rights
CSTA’s current directors and officers

Reimbursement for out-of-pocket expenses incurred related to identifying, negotiating, investigating and completing the Business Combination; no such amounts are outstanding as of the date of this proxy statement/prospectus.

Continued indemnification and the continuation of directors’ and officer’s liability insurance after the Business Combination.

The securities to be issued to the Sponsor, Antarctica Holder, and CSTA’s current officers and directors may result in a material dilution of the equity interests of non-redeeming public shareholders. None of the funds in the Trust Account will be used to compensate our officers or directors. Except for administrative services fees and office rental fees paid or to be paid to the Sponsor, no compensation of any kind, including finder’s and consulting fees, have been paid or will be paid to the Sponsor, Antarctica Holder, officers and directors, or any of their respective affiliates, for services rendered prior to or in connection with the completion of the Business Combination. However, as detailed above, these individuals will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations, as discussed above. The reimbursement of expenses and advances to the Sponsor, Antarctica Holder, and CSTA’s officers and directors may result in a material dilution of the equity interests of non-redeeming CSTA Public Shareholders.

Potential conflicts of interest in connection with the Business Combination

There may be actual or potential material conflicts of interest between or among (i) the Sponsor, CSTA’s officers and directors, HiTech’s officers and directors and (ii) unaffiliated security holders of CSTA. Jindalee, HiTech and US Elemental directors and officers have interests in the Business Combination that are different from, or in addition to, those of the CSTA shareholders and directors and officers. The following is a summary of the material conflicts of interest applicable to the Business Combination:

Sponsor Economic Interests.    The Sponsor currently owns approximately 97.7% of the outstanding CSTA Ordinary Shares (7,600,000 CSTA Class A Ordinary Shares and 33,750 CSTA Class B Ordinary Shares) and 5,466,667 CSTA Private Placement Warrants. These securities were acquired at a nominal cost — the Founder Shares were initially purchased for an aggregate of $25,000 (approximately $0.003 per share) and the CSTA Private Placement Warrants were purchased at $1.50 per warrant. Because of this nominal investment, the Sponsor can earn a positive rate of return on its investment even if the market price of US Elemental Common Stock after Closing is substantially below $10.00 per share, at which price public shareholders who purchased in the IPO may experience a negative rate of return. If the Business Combination is not consummated by the Termination Date, the Sponsor will lose its entire investment, which creates an incentive to complete a business combination that may be less favorable to public shareholders than liquidation. The Sponsor has also agreed to vote all of its CSTA Ordinary Shares in favor of the Business Combination.

Private Placement Warrants.    The Sponsor holds 5,466,667 CSTA Private Placement Warrants, which were purchased at $1.50 per warrant and are exercisable for CSTA Class A Ordinary Shares at $11.50 per share. Upon consummation of the Business Combination, these warrants will be assumed by US Elemental. If CSTA does not consummate a business combination by the Termination Date, the Private Placement Warrants will become worthless. Unlike public warrants, the Private Placement Warrants are not redeemable by CSTA so long as they are held by the Sponsor or its permitted transferees.

Working Capital Loans and Expense Reimbursements.    At Closing, we anticipate that loans made by the Sponsor or any of its affiliates to CSTA in excess of $1,500,000 will be converted into US Elemental Private Placement Warrants at $1.50 per CSTA Private Placement Warrant. For more information on the loans being converted into US Elemental Loan Warrants and being reimbursed in cash, see “— Interests of CSTA’s Directors and Executive Officers, Sponsor and Others in the Business Combination.” Additionally, the Sponsor and CSTA’s officers and directors may be reimbursed for in cash for loans extended to CSTA or out-of-pocket expenses incurred in connection with identifying and negotiating the Business Combination. Such expense reimbursements and loan conversion rights could influence the Sponsor’s incentives to consummate a business combination.

Antarctica Holder’s Investment.    Antarctica Holder, an affiliate of Antarctica Capital and the Sponsor, has committed to provide $4.0 million of financing to US Elemental pursuant to the Securities Purchase Agreement, which will result in Antarctica Holder receiving US Elemental Series A Preferred Stock and US Elemental Series A Preferred Investor Warrants. This additional investment by an affiliate of the Sponsor could influence the Sponsor’s incentives in connection with the Business Combination.

CSTA Officers and Directors.    CSTA’s officers and directors have interests in the Business Combination that differ from, or are in addition to, those of public shareholders. CSTA’s officers and directors have indirect economic interests in the Sponsor and therefore in the Founder Shares and Private Placement Warrants. In addition, CSTA’s officers and directors will be entitled to continued indemnification and directors’ and officers’ liability insurance following the Business Combination.

Fiduciary and Contractual Obligations.    Certain of CSTA’s officers and directors presently have, and in the future may have, fiduciary or contractual obligations to other entities, including other SPACs or investment vehicles, pursuant to which such officer or director may be required to present business combination opportunities to such other entity instead of CSTA. Under the CSTA Organizational Documents, CSTA has renounced any interest or expectancy in, or in being offered an opportunity to participate in, any potential transaction or corporate opportunity that may be presented to any director or officer. For more information on these conflicts of interest, see “Questions and Answers for CSTA Shareholders — What is the effective purchase price attributed to the US Elemental Common Stock to be received by the CSTA Public Shareholders, the Sponsor and its affiliates and Jindalee at Closing?”, “— Interests of

CSTA’s Directors and Executive Officers, Sponsor and Others in the Business Combination,” “— Compensation to be Received by the Sponsor, Antarctica Holder, and CSTA’s Officers and Directors in Connection with the Business Combination and the Securities Purchase Agreement,” and “Management of CSTA — Conflicts of Interest.”

CSTA Extraordinary General Meeting

CSTA is furnishing this proxy statement/prospectus to its shareholders as part of the solicitation of proxies by its Board for use at the extraordinary general meeting be held on            , 2026, and at any adjournment or postponement thereof. This proxy statement/prospectus is first being furnished to you on or about            , 2026. This proxy statement/prospectus provides you with information you need to know to be able to vote or instruct how your vote shall be cast at the extraordinary general meeting.

Date, Time and Place of extraordinary general meeting

The extraordinary general meeting will be virtually held at 10:00 a.m. Eastern Time on            , 2026, or at such other time, on such other date and at such other place to which the meeting may be adjourned or postponed. The extraordinary general meeting can be accessed via live webcast by visiting            , where you will be able to listen to the meeting live and vote during the meeting.

Voting Power; Record Date

You will be entitled to vote or direct votes to be cast at the extraordinary general meeting if you owned CSTA Ordinary Shares as of the close of business on            2026, which is the Record Date for the extraordinary general meeting. You are entitled to one vote for each CSTA Ordinary Share that you owned as of the close of business on the Record Date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. As of the date of this proxy statement/prospectus, there were 7,796,529 CSTA Ordinary Shares issued and outstanding. CSTA Public Shareholders currently own 46,529 CSTA Ordinary Shares, equal to approximately 0.6% of issued and outstanding CSTA Ordinary Shares, and CSTA Initial Shareholders currently own 7,600,000 CSTA Class A Ordinary Shares and 150,000 CSTA Class B Ordinary Shares equal to approximately 99.4% of issued and outstanding CSTA Ordinary Shares.

Registering for the extraordinary general meeting

Pre-registration for virtual attendance at the extraordinary general meeting is recommended but is not required in order to attend through the following website: https://www.cstproxy.com/            .

Any shareholder wishing to attend the virtual meeting should register for the meeting by            , 2026. To register for the extraordinary general meeting, please follow these instructions as applicable to the nature of your ownership of our ordinary shares:

If your shares are registered in your name with Continental Stock Transfer & Trust Company and you wish to attend the online-only extraordinary general meeting, go to https://www.cstproxy.com/            , enter the 12-digit control number included on your proxy card or notice of the meeting and click on the “Click here to preregister for the online meeting” link at the top of the page. Just prior to the start of the meeting you will need to log back into the meeting site using your control number. Pre-registration is recommended but is not required in order to attend.

Beneficial shareholders (those holding shares through a stock brokerage account or by a bank or other holder of record) who wish to attend the virtual meeting must obtain a legal proxy by contacting their account representative at the bank, broker, or other nominee that holds their shares and e-mail a copy (a legible photograph is sufficient) of their legal proxy to proxy@continentalstock.com. Beneficial shareholders who e-mail a valid legal proxy will be issued a 12-digit meeting control number that will allow them to register to attend and participate in the extraordinary general meeting. After contacting Continental Stock Transfer & Trust Company, a beneficial holder will receive an e-mail prior to the meeting with a link and instructions for entering the virtual meeting. Beneficial shareholders should contact Continental Stock Transfer & Trust Company at least five (5) business days prior to the meeting date in order to ensure access.

Quorum and Required Vote for Proposals for the extraordinary general meeting

A quorum of our shareholders is necessary to hold a valid meeting. The presence (which would include presence at the virtual extraordinary general meeting), in person or by proxy, of shareholders holding a majority of the CSTA Ordinary Shares entitled to vote at the extraordinary general meeting constitutes a quorum at the extraordinary general meeting. Abstentions and broker non-votes will be considered present for the purposes of establishing a quorum. The Sponsor, who owns approximately 97.9% of the issued and outstanding CSTA Ordinary Shares as of the Record Date, will count towards this quorum. As a result, as of the Record Date, no additional CSTA Ordinary Shares held by CSTA Public Shareholders would be required to be present at the extraordinary general meeting to achieve a quorum. Because all of the Proposals to be voted on at the extraordinary general meeting are “non-routine” matters, banks, brokers and other nominees will not have authority to vote on any Proposals unless instructed, so CSTA does not expect there to be any broker non-votes at the extraordinary general meeting.

The following votes are required to approve each Proposal:

•        The Business Combination Proposal:    The approval of the Business Combination Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued and outstanding CSTA Ordinary Shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

•        The Merger Proposal:    The approval of the Merger Proposal will require a special resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of at least two-thirds of CSTA Ordinary Shares who, being present and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.

•        The Adjournment Proposal:    The approval of the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued and outstanding CSTA Ordinary Shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

The Business Combination Proposal and the Merger Proposal are conditions to the consummation of the Business Combination. Consummation of the Business Combination is not conditioned upon the approval of the Adjournment Proposal.

The Proposals

The Business Combination Proposal

CSTA is proposing that its shareholders approve and adopt a proposal to approve the Business Combination described in this proxy statement/prospectus, including (a) adopting the Business Combination Agreement, a copy of which is attached to this proxy statement/prospectus as Annex A, which, among other things, provides for the Share Exchange and the Initial Merger, the Merger Sub 2 Transfer and the Acquisition Merger, and (b) approving the other transactions contemplated by the Business Combination Agreement and related agreements described in this proxy statement/prospectus.

The Merger Proposal

CSTA is proposing that its shareholders approve and adopt a proposal to approve Plan of Initial Merger which is attached to this proxy statement/prospectus as Annex B, and to authorize the Initial Merger whereby CSTA will merge with and into Merger Sub 1 and upon which the separate corporate existence of CSTA will cease and Merger Sub 1 will become the surviving corporation.

The Adjournment Proposal

CSTA is proposing that its shareholders approve and adopt a proposal to adjourn the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if CSTA is unable to consummate the Business Combination for any reason.

Recommendation to CSTA Shareholders

After careful consideration, the CSTA Board has concluded that the Business Combination is in the best interests of CSTA Shareholders. Our directors believe that the Proposals being presented at the extraordinary general meeting are in the best interests of CSTA Shareholders, and they recommend that CSTA Shareholders vote FOR each of the Proposals.

Neither CSTA nor the Sponsor has received any report, opinion (including any fairness opinion), or appraisal from an outside party or an unaffiliated representative that is materially related to the Business Combination.

The existence of financial and personal interests of one or more of CSTA’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of CSTA and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the Proposals. In addition, CSTA’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “— Interests of CSTA’s Directors and Executive Officers, Sponsor and Others in the Business Combination” for a further discussion of these considerations.

Interests of CSTA’s Directors and Executive Officers, Sponsor and Others in the Business Combination

In considering the recommendation of the CSTA Board to vote in favor of the Business Combination, shareholders should be aware that, aside from their interests as shareholders, our Sponsor and our directors, officers and advisors and HiTech’s current owner have interests in the Business Combination that are different from, or in addition to, those of our other shareholders generally. Our directors were aware of and considered these interests, among other matters, in evaluating the Business Combination, and in recommending to our shareholders that they approve the Business Combination. CSTA Shareholders should take these interests into account in deciding whether to approve the Business Combination. These interests include, among other things:

•        the fact that the Sponsor, for no compensation, has agreed not to redeem any CSTA Class A Ordinary Shares held by them in connection with a shareholder vote to approve the Business Combination and the Sponsor is obligated to vote in favor of the Business Combination;

•        the fact that the Sponsor has irrevocably waived the anti-dilution adjustments set forth in the CSTA Organizational Documents with respect to the CSTA Class B Ordinary Shares that it holds;

•        the fact that the Sponsor paid an aggregate amount of $25,000 for the Founder Shares, which will convert into 7,750,000 shares of US Elemental Common Stock (            of which will be held by the Sponsor following the forfeiture of            shares in connection with the consummation of the Business Combination) in accordance with the terms of the CSTA Organizational Documents and such securities will have a significantly higher value at the time of the Business Combination;

•        the fact that the Sponsor paid $8,200,000 for 5,466,667 CSTA Private Placement Warrants, each of which is exercisable commencing 30 days following the Closing for one share of US Elemental Common Stock at $11.50 per share and which and if we do not consummate an initial business combination by the Termination Date, then the warrants held by the Sponsor will be worthless;

•        the fact that the Sponsor has invested in CSTA an aggregate of $8,225,000, comprised of the $25,000 purchase price for 7,750,000 Founder Shares and the $8,200,000 purchase price for 5,466,667 CSTA Private Placement Warrants. Assuming a trading price of $            per CSTA Class A Ordinary Share (based upon the closing price of the CSTA Class A Ordinary Shares on OTCID on            , 2026), the            founder shares to held by the Sponsor following the forfeiture of            shares in connection with the consummation of the Business Combination would have an implied aggregate market value of approximately $            , representing unrealized gain for the Sponsor of approximately $            . Even if the trading price of the shares of US Elemental Common Stock were as low as approximately $            per share, the aggregate market value of the founder shares to be retained by the Sponsor alone (without taking into account the value of the CSTA Private Placement Warrants) would be approximately equal to the initial investment in CSTA by the Sponsor. As a result, if the Business Combination is completed, the Sponsor is likely to be able to make a substantial profit on its investment in CSTA at a time when shares of US Elemental Common Stock have lost significant value. On the other hand, if CSTA liquidates without completing a business combination before the Termination Date, the Sponsor will lose its entire investment in CSTA;

•        the fact that the Sponsor and CSTA’s officers and directors will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to shareholders rather than liquidate, in which case such holders would lose their entire investment. As a result, the Sponsor as well as CSTA’s officers and directors may have a conflict of interest in determining whether HiTech is an appropriate business with which to effectuate a business combination and/or in evaluating the terms of the Business Combination, particularly given the upcoming Termination Date as described further below. The CSTA Board was aware of and considered these interests, among other matters, in evaluating and unanimously approving the Business Combination and in recommending to CSTA Public Shareholders that they approve the Business Combination;

•        the fact that the Sponsor (and CSTA’s officers and directors who are members of the Sponsor) can earn a positive rate of return on their investment, even if other CSTA Shareholders experience a negative rate of return in the US Elemental Common Stock, including if the share price of the US Elemental Common Stock after the Closing falls below the price initially paid for the CSTA Units in the IPO;

•        the fact that Sponsor has agreed to waive its right to liquidating distributions from the Trust Account with respect to any Ordinary Shares (other than Public Shares) held by them if CSTA fails to complete an initial business combination by the Termination Date;

•        the fact that at Closing, we anticipate that (i) loans made by the Sponsor or any of its affiliates to CSTA in an amount of approximately $            will be converted into approximately           US Elemental Private Placement Warrants and (ii) loans made by the Sponsor or any of its affiliates to CSTA in an amount of approximately $            will be repaid in cash, each in connection with the consummation of the Business Combination. As of the date of this proxy statement/prospectus, there are loans extended, fees due or outstanding out-of-pocket expenses amounting in the aggregate to $            for which the Sponsor and CSTA’s officers and directors are awaiting reimbursement in cash or through the conversion into CSTA Private Placement Warrants. HiTech and CSTA have agreed pursuant to the terms of the Business Combination Agreement that working capital loans (including extension funding loans) to CSTA in excess of $1,500,000 may be converted into CSTA Private Placement Warrants at $1.50 per CSTA Private Placement Warrant in order to preserve cash for the combined company following the Closing; for a description of such loans, see “CSTA’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and for a description of the treatment of such loans in the Business Combination, see “The Business Combination Proposal”;

•        The fact that Antarctica Holder, an affiliate of Antarctica Capital and the Sponsor, has committed to provide $4.0 million of financing to US Elemental pursuant to the Securities Purchase Agreement, which will result in Antarctica Holder receiving US Elemental Series A Preferred Stock and US Elemental Series A Preferred Investor Warrants;

•        the fact that, in certain instances, the Sponsor and CSTA’s officers and directors will not be reimbursed for any loans extended, fees due or out-of-pocket expenses if an initial business combination is not consummated by the Termination Date;

•        the fact that if the Trust Account is liquidated, including in the event CSTA is unable to complete an initial business combination by the Termination Date, the Sponsor has agreed to indemnify CSTA to ensure that the proceeds in the Trust Account are not reduced below $10.00 per CSTA Public Share, or such lesser per CSTA Public Share amount as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which CSTA has entered into an acquisition agreement or claims of any third party for services rendered or products sold to CSTA, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account;

•        the fact that Sponsor has the right to designate one member of the US Elemental Board;

•        the fact that CSTA’s officers and directors will be entitled to continued indemnification and the continuation of directors’ and officers’ liability insurance for a period following the Business Combination; and

•        the fact that the current Sponsor assumed control of CSTA in January 2023 following a sponsor handover from CSTA’s original sponsor, and CSTA’s reconstituted management team sourced and negotiated the Business Combination with HiTech, and accordingly the Sponsor and its affiliates have increased financial exposure to CSTA through extension funding and working capital loans, which may create additional incentives to complete the Business Combination.

The CSTA Board concluded that the potentially disparate interests would be mitigated because (i) these interests were disclosed in the prospectus for our initial public offering and are disclosed in this proxy statement/prospectus, (ii) most of these disparate interests would exist with respect to a business combination by CSTA with any other target business or businesses, and (iii) the Sponsor will hold equity interests in US Elemental with value that, after the Closing, will be based on the future performance of the US Elemental Common Stock. In addition, CSTA’s independent directors reviewed and considered these interests during their evaluation of the Business Combination and in unanimously approving, as members of the CSTA Board, the Business Combination Agreement and the related agreements and the transactions contemplated thereby, including the Business Combination.

Based on its review of the foregoing considerations, the CSTA Board concluded that the potentially negative factors associated with the Business Combination were outweighed by the potential benefits that it expects the CSTA Shareholders will receive as a result of the Business Combination. The CSTA Board realized that there can be no assurance about future results, including results considered or expected as disclosed in the foregoing reasons.

Jindalee Shareholder Approval

The approval of the Business Combination by a vote of the shareholders of Jindalee is a condition to consummation of the Business Combination, according to the Business Combination Agreement. This vote requires that a majority of the votes cast by the holders of Jindalee Shares are cast in favor of the Business Combination. On June 30, 2026, the Business Combination was approved by holders of Jindalee Shares at the Jindalee Shareholder Meeting.

Risk Factors

In evaluating the Proposals set forth in this proxy statement/prospectus, you should carefully read this proxy statement/prospectus, including the annexes and the other documents referred to herein, for a discussion of factors, including the risks to holders of CSTA Ordinary Shares who do not redeem in connection with the extraordinary general meeting, you should consider carefully before making an investment decision.

Controlled Company Exemption

Following the completion of the Business Combination, Jindalee will control a majority of the voting power of the outstanding shares of US Elemental Common Stock. As a result, US Elemental will be a “controlled company” within the meaning of the Nasdaq rules, and US Elemental may qualify for and rely on exemptions from certain corporate governance requirements. Under Nasdaq corporate governance standards, a company of which more than 50% of the voting power for the election of directors is held by an individual, a group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements, including the requirements to:

•        have a board that includes a majority of “independent directors”, as defined under Nasdaq rules;

•        have a compensation committee of the board that is comprised entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

•        have independent director oversight of director nominations.

US Elemental may rely on the exemption from having a board that includes a majority of “independent directors” as defined under Nasdaq rules. US Elemental may elect to rely on additional exemptions and it will be entitled to do so for as long as US Elemental is considered a “controlled company”, and to the extent it relies on one or more of these exemptions, holders of shares of US Elemental Common Stock will not have the same protections afforded to shareholders of companies that are subject to all of the Nasdaq corporate governance requirements.

Accounting Treatment for the Business Combination

The Business Combination is expected to be accounted for as a reverse recapitalization under U.S. GAAP, whereby CSTA is treated as the acquired company and HiTech is treated as the acquirer. HiTech has been determined to be the accounting acquirer because HiTech’s existing equity holder, Jindalee, is expected to have a controlling financial interest in the combined company under both the no redemption and maximum redemption scenarios, with approximately 85% of the voting interest in each scenario, and the ability to nominate and elect the majority of the US Elemental Board. Accordingly, the Business Combination is not expected to be treated as a business combination under “Accounting Standards Codification Topic 805, Business Combinations”; rather, it is expected to be treated as the equivalent of HiTech issuing shares to acquire the net assets of CSTA, which consists primarily of cash held in the Trust Account. No goodwill or other intangible assets will be recognized as a result of the Business Combination. Upon the consummation of the Business Combination, the consolidated financial statements of the combined company will represent a continuation of HiTech’s historical financial statements, it is expected to be treated as the equivalent of HiTech issuing shares to acquire the cash held in the Trust Account. The historical equity of HiTech has been retroactively recast to reflect the post-closing legal capital structure of the combined company.

U.S. Federal Income Tax Considerations

For a discussion summarizing certain U.S. federal income tax considerations in connection with the Business Combination, please see section entitled “The Business Combination Proposal — Material U.S. Federal Income Tax Considerations” of this proxy statement/prospectus.

CSTA Appraisal Rights

CSTA Shareholders do not have appraisal rights in connection with the Business Combination. CSTA Shareholders do not have dissenters’ rights in connection with the Business Combination under Cayman Islands law.

Redemption Rights

Pursuant to the CSTA Organizational Documents, a CSTA Public Shareholder may request that CSTA redeem its CSTA Public Shares for cash contemporaneously with the vote to approve the Business Combination. If the Business Combination is approved, CSTA will pay to the CSTA Public Shareholders that have been validly tendered or delivered for redemption a pro rata portion of the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of the Business Combination and including interest earned on the funds held in the Trust Account not previously released to CSTA for permitted withdrawals. As a CSTA Public Shareholder, you will be entitled to receive cash for any CSTA Public Shares to be redeemed only if you (i) hold CSTA Public Shares and (ii) prior to 5:00 p.m., Eastern Time, on            , 2026 (two business days prior to the initially scheduled vote at the extraordinary general meeting), (a) submit a written request to the CSTA Transfer Agent in which you (I) request that CSTA redeem all or a portion of your CSTA Public Shares for cash, and (II) identify yourself as the beneficial holder of the CSTA Public Shares and provide your legal name, phone number and address, and (b) deliver your CSTA Public Shares to the CSTA Transfer Agent physically or electronically through DTC.

The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to the CSTA Transfer Agent in order to validly redeem its shares. CSTA Public Shareholders may seek to have their CSTA Public Shares redeemed by CSTA, regardless of whether they vote for or against the Business Combination Proposal or any other proposal and whether they held CSTA Ordinary Shares as of the record date or acquired them after the record date. Any CSTA Public Shareholder who holds CSTA Ordinary Shares on or before            , 2026 (two business days prior to the initially scheduled vote at the extraordinary general meeting) will have the right to demand that his, her or its shares be redeemed for a pro rata portion of the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of the Business Combination and including interest earned on the funds held in the Trust Account not previously released to CSTA for permitted withdrawals. For illustrative purposes, based on funds in the Trust Account of approximately $            on            , 2026, the estimated per share redemption price is expected to be approximately $            . A CSTA Public Shareholder who has properly tendered or delivered his, her or its CSTA Public Shares for redemption will be entitled to receive his, her or its pro rata portion of the aggregate amount then on deposit in the Trust Account in cash for such shares only if the Business Combination is completed. If the Business Combination is not completed, the redemptions will be canceled and the tendered shares will be returned to the relevant CSTA Public Shareholders as appropriate. If a CSTA Public Shareholder exercises its redemption rights in full, then it will be electing to exchange its CSTA Public Shares for cash and will no longer own any shares.

CSTA Public Shareholders who seek to redeem their CSTA Public Shares must demand redemption no later than 5:00 p.m., Eastern Time, on            , 2026 (two business days prior to the initially scheduled vote at the extraordinary general meeting) by (a) submitting a written request to the CSTA Transfer Agent that CSTA redeem such holder’s CSTA Public Shares for cash, (b) affirmatively certifying in such request to the CSTA Transfer Agent for redemption if such holder is acting in concert or as a “group” (as defined in Section 13d-3 of the Exchange Act) with any other shareholder with respect to CSTA Class A Ordinary Shares and (c) tendering or delivering their redeemable CSTA Class A Ordinary Shares, either physically or electronically through the DWAC system, at the holder’s option, to the CSTA Transfer Agent prior to the extraordinary general meeting. If you hold the shares in street name, you will have to coordinate with your broker to have your shares certificated or delivered electronically. Certificates that have not been tendered or delivered to the CSTA Transfer Agent (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through the DWAC system. The CSTA Transfer Agent will typically charge the tendering broker a nominal fee and it would be up to the broker whether or not to pass this cost on to the redeeming shareholder. In the event the Business Combination is not completed, this may result in an additional cost to shareholders for the return of their shares.

Notwithstanding the foregoing, a CSTA Public Shareholder, together with any affiliate of his, her, its or any other person with whom he, she or it is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act) will be restricted from seeking redemption rights with respect to more than 15% of the CSTA Public Shares. Accordingly, any shares held by a CSTA Public Shareholder or “group” in excess of such 15% cap will not be redeemed by CSTA.

Any request for redemption, once made by a CSTA Public Shareholder, may not be withdrawn after 5:00 p.m., Eastern Time, on            , 2026 (two business days prior to the initially scheduled vote at the extraordinary general meeting) unless the CSTA Board determines (in its sole discretion) to permit the withdrawal of such redemption request (which it may do in whole or in part). Furthermore, if a CSTA Public Shareholder demands redemption of such shares and subsequently decides prior to 5:00 p.m., Eastern Time, on            , 2026 (two business days prior to the initially scheduled vote at the extraordinary general meeting) not to elect to exercise such rights, he or she may simply request that the CSTA Transfer Agent return the shares (physically or electronically).

Any corrected or changed written demand of redemption rights must be received by CSTA’s secretary two business days prior to the vote taken on the Business Combination Proposal at the extraordinary general meeting. No demand for redemption will be honored unless the CSTA Public Shareholder’s share certificates (if any) and other redemption forms have been delivered (either physically or electronically) to the CSTA Transfer Agent at least two business days prior to the initially scheduled vote at the extraordinary general meeting.

CSTA Public Shareholders seeking to exercise their redemption rights and opting to deliver physical certificates (if any) and other redemption forms should allow sufficient time to obtain physical certificates from the CSTA Transfer Agent and time to effect delivery. It is CSTA’s understanding that shareholders should generally allot at least two weeks to obtain physical certificates from the CSTA Transfer Agent. However, CSTA does not have any control over this process and it may take longer than two weeks. Shareholders who hold their shares in “street name” will have to coordinate with their banks, brokers or other nominees to have the shares certificated or delivered electronically. There is a cost associated with this tendering process and the act of certificating the shares or delivering them through the DWAC system. The CSTA Transfer Agent will typically charge a nominal fee to the tendering broker and it would be up to the broker whether or not to pass this cost on to the redeeming shareholder. In the event the Business Combination is not completed, this may result in an additional cost to shareholders for the return of their shares.

A CSTA Public Shareholder will be entitled to receive cash for these shares only if the shareholder properly demands redemption as described above and the Business Combination is completed. If a CSTA Public Shareholder properly seeks redemption and the Business Combination is completed, CSTA will redeem these shares for cash and the holder will no longer own these shares following the Business Combination. If the Business Combination is not completed for any reason, then the CSTA Public Shareholders who exercised their redemption rights will not be entitled to receive cash for their shares. In such case, CSTA will promptly return any shares delivered by the

CSTA Public Shareholders. The closing price of the CSTA Class A Ordinary Shares on            , 2026 was $            . The cash held in the Trust Account as of            , 2026 was approximately $            per CSTA Public Share. Prior to exercising redemption rights, shareholders should verify the market price of CSTA Class A Ordinary Shares as they may receive higher proceeds from the sale of their shares in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. CSTA cannot assure its shareholders that they will be able to sell their CSTA Public Shares in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in its securities when its shareholders wish to sell their shares. A CSTA Public Shareholder who properly exercises its redemption rights pursuant to the procedures set forth herein will be entitled to receive a full pro rata portion of the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the business combination, including interest earned on the Trust Account not previously released to CSTA for permitted withdrawals.

Directors and Officers of US Elemental following the Business Combination

Upon the Closing, the US Elemental Board will consist of seven directors, including one director designated by CSTA. US Elemental will have the right to appoint the remaining members of the seven-member board of directors. Upon the Closing, the US Elemental Board will be divided into three classes and will have staggered three-year terms.

US Elemental’s directors and executive officers upon consummation of the Business Combination, and their ages, as of the date of this proxy statement/prospectus, are expected to be as follows:

Name	Age	Position
[•]	[•]	[•]
[•]	[•]	[•]
[•]	[•]	[•]
[•]	[•]	[•]
[•]	[•]	[•]
[•]	[•]	[•]
[•]	[•]	[•]

CSTA has designated [•] to serve on the US Elemental Board. US Elemental has designated [•], [•], [•], [•], [•] and [•] to serve on the US Elemental Board. For more information on the new directors and management of US Elemental, see “Management of US Elemental After the Business Combination.”

Quotation of US Elemental Securities

It is anticipated that shares of US Elemental Common Stock will be traded on Nasdaq under the symbol “ULIT” and the US Elemental Warrants will be traded on Nasdaq under the symbol “ULITW” following the closing of the Business Combination.

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

The following unaudited pro forma combined financial information presents the combination of the historical financial statements of US Elemental, HiTech, and CSTA, adjusted to give effect to the Business Combination. The following unaudited pro forma combined financial information has been prepared in accordance with Article 11 of Regulation S-X.

The unaudited pro forma combined balance sheet as of March 31, 2026 combines the historical balance sheets of US Elemental, HiTech and CSTA on a pro forma basis as if the Business Combination had occurred on March 31, 2026. The unaudited pro forma combined statements of operations for the nine months ended March 31, 2026 combines the historical statements of operations of US Elemental, HiTech, and CSTA on pro forma basis as if the Business Combination had been consummated on July 1, 2024, the beginning of the earliest period presented. The unaudited pro forma combined statements of operations for the year ended June 30, 2025 combines the historical statements of operations of HiTech and CSTA for such periods on a pro forma basis as if the Business Combination had been consummated on July 1, 2024, the beginning of the earliest period presented. US Elemental was formed on March 3, 2026 and had no operations prior to that date. Accordingly, no historical results of operations have been presented for periods prior to formation.

HiTech has a fiscal year ending June 30, US Elemental is expected to have a fiscal year ending June 30, and CSTA has a fiscal year ending December 31. The pro forma combined financial information is presented on the basis of US Elemental and HiTech’s fiscal year and combines the historical results of the fiscal periods of US Elemental, HiTech, and CSTA.

The unaudited pro forma combined balance sheet as of March 31, 2026 has been prepared using the following:

•        US Elemental’s audited balance sheet as of March 31, 2026;

•        HiTech’s unaudited balance sheet as of March 31, 2026; and

•        CSTA’s unaudited balance sheet as of March 31, 2026.

The unaudited pro forma combined statements of operations for the nine months ended March 31, 2026 have been prepared using the following:

•        US Elemental’s audited statement of operations for the period from March 3, 2026 (inception) through March 31, 2026;

•        HiTech’s unaudited statement of operations for the nine months ended March 31, 2026; and

•        CSTA’s audited statement of operations for the year ended December 31, 2025, adjusted to (i) include CSTA’s unaudited statement of operations for the three months ended March 31, 2026 and (ii) exclude CSTA’s unaudited statement of operations for the six months ended June 30, 2025.

The unaudited pro forma combined statements of operations for the year ended June 30, 2025 have been prepared using the following:

•        HiTech’s audited statement of operations for the year ended June 30, 2025; and

•        CSTA’s audited statement of operations for the year ended December 31, 2024, adjusted to (i) include CSTA’s unaudited statement of operations for the six months ended June 30, 2025 and (ii) exclude CSTA’s unaudited statement of operations for the six months ended June 30, 2024.

US Elemental did not have operations prior to its formation on March 3, 2026; therefore, no historical results of operations have been included for the year ended June 30, 2025.

The unaudited pro forma combined financial information is presented for illustrative purposes only. It does not purport to represent what the actual results of operations or financial condition of the combined company would have been had the Business Combination occurred on the dates indicated, nor is it necessarily indicative of future results of operations or financial condition. The pro forma adjustments are based upon available information and assumptions that management believes are reasonable as of the date on which this unaudited pro forma condensed combined financial information is prepared; however, such adjustments are subject to change as additional information becomes available and as additional analyses are performed. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected in this proxy statement/prospectus due to a variety of factors. Assumptions and estimates underlying the unaudited pro forma adjustments included in the unaudited pro forma condensed combined financial information are described in the accompanying notes.

The unaudited pro forma combined financial information was derived from and should be read together with the accompanying notes to the unaudited pro forma combined financial information, the financial statements of US Elemental, HiTech and CSTA included in this proxy statement/prospectus, the sections titled “HiTech’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “CSTA’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and other information relating to HiTech and CSTA contained in this proxy statement/prospectus, including the Business Combination Agreement, and the description of certain terms thereof set forth in the section titled “The Business Combination Proposal — The Business Combination Agreement.”

Description of the Business Combination

On April 9, 2026, HiTech, CSTA, US Elemental and the applicable merger subsidiaries entered into a Business Combination Agreement, pursuant to which HiTech will become a wholly owned subsidiary of US Elemental following a series of mergers and related transactions. At the effective time of the merger, (i) CSTA will merge with and into Merger Sub 1, with Merger Sub 1 continuing as a wholly owned subsidiary of US Elemental, and (ii) Merger Sub 2 will merge with and into HiTech, with HiTech surviving the merger as a wholly owned subsidiary of US Elemental.

In connection with the Business Combination, each issued and outstanding CSTA Class A Ordinary Share and CSTA Class B Ordinary Share will be exchanged for one share of US Elemental Common Stock, and each outstanding CSTA Warrant will be assumed by US Elemental and converted into a warrant to purchase one share of US Elemental Common Stock on substantially the same terms. The aggregate consideration payable to HiTech shareholders is derived from an implied equity value of approximately $500 million. The Business Combination Agreement includes the Minimum Cash Condition that must be satisfied at closing, after giving effect to CSTA Shareholder redemptions, transaction expenses, and available financing sources. To satisfy this condition, the parties expect to utilize a combination of cash remaining in the Trust Account and proceeds from financing transactions entered into in connection with the Business Combination.

In this regard, the parties anticipate raising additional capital through a PIPE Financing or other equity or equity-linked financing transactions in connection with the Closing, including committed financing arrangements with certain investors. The illustrative pro forma financial information reflects assumptions regarding the expected receipt of such financing proceeds to the extent necessary to satisfy the Minimum Cash Condition under the Business Combination Agreement. Actual financing results may differ from these assumptions, and there can be no assurance that additional financing will be available on acceptable terms, or at all.

Accounting for the Business Combination

The Business Combination is expected to be accounted for as a reverse recapitalization under U.S. GAAP, whereby CSTA is treated as the acquired company and HiTech is treated as the acquirer. HiTech has been determined to be the accounting acquirer because HiTech’s existing equity holder, Jindalee, is expected to have a controlling financial interest in the combined company under both the no redemption and maximum redemption scenarios, with approximately 85% of the voting interest in each scenario, and the ability to nominate and elect the majority of the US Elemental Board. Accordingly, the Business Combination is not expected to be treated as a business combination under “Accounting Standards Codification Topic 805, Business Combinations”; rather, it is expected to be treated as the equivalent of HiTech issuing shares to acquire the net assets of CSTA, which consists primarily of cash held in the Trust Account. No goodwill or other intangible assets will be recognized as a result of the Business Combination. Upon the consummation of the Business Combination, the consolidated financial statements of the combined company will represent a continuation of HiTech’s historical financial statements, it is expected to be treated as the equivalent of HiTech issuing shares to acquire the cash held in the Trust Account. The historical equity of HiTech has been retroactively recast to reflect the post-closing legal capital structure of the combined company.

Redemption Scenarios

The following pro forma combined financial information is presented under two scenarios in order to illustrate the range of possible outcomes based upon varying levels of redemptions by CSTA Public Shareholders. In each scenario, the pro forma financial information assumes that the Business Combination is completed and that all conditions to closing, including the Minimum Cash Condition under the Business Combination Agreement, are satisfied:

•        No-Redemption Scenario:    Assumes no CSTA Public Shareholders exercise their right to redeem their CSTA Class A Ordinary Shares for cash.

•        Maximum-Redemption Scenario:    Assumes that holders of 46,529 CSTA Class A Ordinary Shares exercise their right to redeem such shares, such that the Minimum Cash Condition under the Business Combination Agreement is satisfied after giving effect to PIPE Financing and other available financing sources. In this scenario, the pro forma financial information assumes the completion of the PIPE Financing and other financing transactions reflected in the pro forma adjustments on the same basis as in the no-redemption scenario, with the level of redemptions being the only variable between the two scenarios. As of the date hereof, no PIPE Financing or other transaction financing has been entered into or obtained. The parties intend to seek such financing prior to Closing to help satisfy the Minimum Cash Condition, but there can be no assurance that any such financing will be obtained.

The following summarizes the pro forma capitalization of the post-combination company expected immediately following the Closing, presented under the two redemption scenarios:

UNAUDITED PRO FORMA CONDENSED COMBINED
SHARE ROLLFORWARD
POST-CLOSE COMMON SHARE COUNT WALK FOR EPS DENOMINATOR

	No Redemption Scenario Shares (Basic & Diluted)			Maximum Redemption Scenario Shares (Basic & Diluted)
SPAC Shareholders (CSTA Class A & Class B rolled into PubCo Common 1:1)
SPAC Class A – public, post-Jan 2026 redemption	46,529	(C)		—	(C)(J)
SPAC Class A – non-redeemable, Sponsor-converted (Jan 2024)	7,600,000	(C)		7,600,000	(C)
SPAC Class B – founder shares	150,000	(C)		150,000	(C)
Less: Sponsor share forfeiture (Sponsor Support Agreement)	(1,908,438)	(L)		(1,908,438)	(L)
Subtotal – SPAC shares assumed into PubCo (1:1)	5,888,091			5,841,562

Merger Consideration
PubCo Common issued to HiTech/Jindalee shareholders	50,000,000	(C)		50,000,000	(C)
Continuing Parent Loan conversion to PubCo Common	531,937	(G)		531,937	(G)
Subtotal – Merger Consideration	50,531,937			50,531,937

PIPE & Other Equity Issuances
Third-Party PIPE shares	2,464,706	(B)		2,464,706	(B)
Antarctica Sponsor PIPE shares	294,118	(B)		294,118	(B)
Pro forma PubCo Common Shares Outstanding	59,178,852			59,132,323

Dilutive Potential Common Shares (informational – anti-dilutive at pro forma loss, excluded from diluted EPS):
SPAC Warrants	15,800,000	(D1	)(D2)	15,800,000	(D1	)(D2)
PubCo Loan Warrants	15,409,164	(G)(H)		15,409,164	(G)(H)
PubCo Warrants to Series A Preferred holder	1,550	(F)		1,550	(F)
Series A Preferred (if-converted)	1,550	(E)		1,550	(E)

MEMO – Pro Forma Ownership at Close (Basic):
HiTech/Jindalee shareholders	85.4%			85.4%
SPAC shareholders (Public + Sponsor Class A + Class B, net of forfeiture)	9.9%			9.9%
PIPE & other equity issuances	4.7%			4.7%
Total	100.0%			100.0%

See Accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Information

UNAUDITED PRO FORMA CONDENSED COMBINED
BALANCE SHEET
AS OF MARCH 31, 2026

	US Elemental Inc.	HiTech Minerals, Inc.	Constellation Acquisition Corp. I	No Redemption Scenario			Maximum Redemption Scenario
	Historical (Audited)	Historical (Unaudited)	Historical (Unaudited)	Transaction Accounting Adjustments		Pro Forma Combined	Transaction Accounting Adjustments		Pro Forma Combined
	(USD)	(USD)	(USD)	(USD)		(USD)	(USD)		(USD)
Assets
Cash and cash equivalents	—	12,686	5,127	11,139,554	(A) (B) (E) (H) (I)	11,157,367	(641,170)	(A)	10,516,197
				641,254	(A)		(641,170)
				23,450,000	(B)		—
				1,500,000	(E)		—
				—			—
				(1,700)	(H)		—
				(4,340,000)	(I)		—
				(10,110,000)	(I)
Prepaid expenses	—	108,988	35,275	—		144,263	—		144,263
Total current assets	—	121,674	40,402	11,139,554		11,301,630	(641,170)		10,660,460
Cash held in Trust Account	—	—	641,254	(641,254)	(A)	—	—		—
Property and equipment, net	—	241,916	—	—		241,916	—		241,916
Operating lease right-of-use assets, net	—	17,115	—	—		17,115	—		17,115
Mining claims	—	400,594	—	—		400,594	—		400,594
Total Assets	—	781,299	681,656	10,498,300		11,961,255	(641,170)		11,320,085

LIABILITIES, MEZZANINE EQUITY, AND STOCKHOLDERS’ EQUITY/(DEFICIT)
Accounts payable and accrued expenses	—	492,497	6,046,172	912	(M)	6,539,581	—		6,539,581
Current portion of operating lease liabilities	—	12,716	—	—		12,716	—		12,716
Due to related party (admin fees)	—	—	390,000	(390,000)	(H)	—	—		—
Promissory notes – related party	—	—	2,277,109	(2,277,109)	(H)	—	—		—
Convertible promissory note – related party	—	—	3,181,000	(3,181,000)	(H)	—	—		—
Warrant liabilities	—	—	1,263,995	(1,263,995)	(D1)	—	—		—
Total current liabilities	—	505,213	13,158,276	(7,111,192)		6,552,297	—		6,552,297
Operating lease liabilities, net of current	—	—	—	—		—	—		—
Deferred underwriting fee	—	—	10,850,000	(10,850,000)	(I)	—	—		—
Total liabilities	—	505,213	24,008,276	(17,961,192)		6,552,297	—		6,552,297

Mezzanine Equity
Class A ordinary shares subject to possible redemption	—	—	641,254	(641,254)	(J)	—	—		—
Series A Cumulative Convertible Preferred Stock (mezzanine)	—	—	—	1,550,000	(E)	1,550,000	—		1,550,000
Total mezzanine equity	—	—	641,254	908,746		1,550,000	—		1,550,000

UNAUDITED PRO FORMA CONDENSED COMBINED
BALANCE SHEET — (Continued)
AS OF MARCH 31, 2026

	US Elemental Inc.	HiTech Minerals, Inc.	Constellation Acquisition Corp. I	No Redemption Scenario			Maximum Redemption Scenario
	Historical (Audited)	Historical (Unaudited)	Historical (Unaudited)	Transaction Accounting Adjustments		Pro Forma Combined	Transaction Accounting Adjustments		Pro Forma Combined
	(USD)	(USD)	(USD)	(USD)		(USD)	(USD)		(USD)
Stockholders’ Equity/(Deficit)
PubCo Common Stock – par value	—	100	775	5,043	(B) (C1) (C2)	5,918	(5)		5,913
				276	(B)		—
				(100)	(C2)		—
				5,000	(C2)		—
				775	(C1)		—
				(775)	(C1)		—
				53	(G)		—
				5	(J)		(5)	(J)
				(191)	(L)		—
Contributions from Parent	—	22,178,800	—	(22,178,800)	(G)	—	—		—
Contributed capital	912	—	—	(912)	(M)	—	—		—
Additional paid-in capital		—	—	11,488,901	(B) (C1) (C2) (E)(F) (J) (G) (H) (I) (L)	11,488,901	(641,165)		10,847,736
				23,449,724	(B)		—	(A)
				(23,968,649)	(C1)		—
				(4,900)	(C2)
				(50,000)	(E)		—
				(124)	(F)
				641,249	(J)
				—			(641,165)	(J)
				4,521,410	(G)
				390,000	(H)
				6,510,000	(I)
				191	(L)
Warrants	—			24,377,865	(D2) (F) (G) (H)	24,377,865	—		24,377,865
				1,263,995	(D2)		—
				124	(F)		—
				17,657,337	(G)		—
				5,456,409	(H)	5,456,409	—		5,456,409
Accumulated deficit	(912)	(21,902,814)	(23,968,649)	13,858,649	(A) (C1) (I)	(32,013,726)	—		(32,013,726)
Total stockholders’ equity/(deficit)	—	276,086	(23,967,874)	27,550,746		3,858,958	(641,170)		3,217,788
Total liabilities, mezzanine equity, and stockholders’ equity/(deficit)	—	781,299	681,656	10,498,300		11,961,255	(641,170)		11,320,085

See Accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Information

UNAUDITED PRO FORMA CONDENSED COMBINED
STATEMENT OF OPERATIONS
FOR THE NINE MONTHS ENDED MARCH 31, 2026

	US Elemental Inc.	HiTech Minerals, Inc.	Constellation Acquisition Corp, I	No Redemption Scenario			Maximum Redemption Scenario
	Historical (from inception) (Audited)	Historical (Unaudited)	Historical – Recast (Unaudited)	Transaction Accounting Adjustments		Pro Forma Combined	Transaction Accounting Adjustments	Pro Forma Combined
Operating Expenses
Exploration	—	2,893,694	—	—		2,893,694	—	2,893,694
Related party management fees	—	958,725	—	—		958,725	—	958,725
General and administrative expenses	—	643,426	2,344,601	—		2,988,027	—	2,988,027
Merger-related transaction costs	912	258,841	—	(259,753)	(I)	—	—	—
Transaction expenses related to the Business Combination		—	—	—		—	—	—
Depreciation	—	7,310	—	—		7,310	—	7,310
Total operating expenses	912	4,761,996	2,344,601	(259,753)		6,847,756	—	6,847,756
Operating loss	(912)	(4,761,996)	(2,344,601)	259,753		(6,847,756)	—	(6,847,756)

Other income (expense)
Foreign exchange gain (loss)	—	—	—	—		—	—	—
Change in fair value of warrant liabilities	—	—	(932,196)	932,196	(D1)	—	—	—
Interest earned on Trust Account	—	—	18,674	(18,674)	(A)	—	—	—
Total other income (expense)	—	—	(913,522)	913,522		—	—	—
Net loss before taxes	(912)	(4,761,996)	(3,258,123)	1,173,275		(6,847,756)	—	(6,847,756)
Net loss	(912)	(4,761,996)	(3,258,123)	1,173,275		(6,847,756)	—	(6,847,756)

Less: Series A Preferred dividends	—	—	—	(139,500)	(K)	(139,500)	—	(139,500)
Net Loss Attributable to Common Stockholders	(912)	(4,761,996)	(3,258,123)	1,033,775		(6,987,256)	—	(6,987,256)

Weighted average Number of Shares Outstanding Basic and Diluted	N/A	—	N/A			59,178,852		59,132,323
Net Loss per Share Basic and Diluted						$(0.12)		$(0.12)

See Accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Information

UNAUDITED PRO FORMA CONDENSED COMBINED
STATEMENT OF OPERATIONS
FOR THE YEAR ENDED JUNE 30, 2025

	HiTech Minerals, Inc.	Constellation Acquisition Corp, I	No Redemption Scenario			Maximum Redemption Scenario
	Historical (Audited)	Historical – Recast (Unaudited)	Transaction Accounting Adjustments		Pro Forma Combined	Transaction Accounting Adjustments	Pro Forma Combined
Operating Expenses
Exploration	1,650,291	—	—		1,650,291	—	1,650,291
Related party management fees	926,214	—	—		926,214	—	926,214
General and administrative expenses	707,564	1,238,163	—		1,945,727	—	1,945,727
Merger-related transaction costs	—	—	259,753	(I)	259,753	—	259,753
Transaction expenses related to the Business Combination	—	—	10,110,000	(I)	10,110,000	—	10,110,000
Depreciation	8,534	—	—		8,534	—	8,534
Total operating expenses	3,292,603	1,238,163	10,369,753		14,900,519	—	14,900,519
Operating loss	(3,292,603)	(1,238,163)	(10,369,753)		(14,900,519)	—	(14,900,519)

Other income (expense)
Foreign exchange gain (loss)	4,124	—	—		4,124	—	4,124
Change in fair value of warrant liabilities	—	(61,619)	61,619	(D1)	—	—	—
Interest earned on Trust Account	—	672,966	(672,966)	(A)	—	—	—
Total other income (expense)	4,124	611,347	(611,347)		4,124	—	4,124
Net loss before taxes	(3,288,479)	(626,816)	(10,981,100)		(14,896,395)	—	(14,896,395)
Net loss	(3,288,479)	(626,816)	(10,981,100)		(14,896,395)	—	(14,896,395)

Less: Series A Preferred dividends – annualized 12%	—	—	(186,000)	(K)	(186,000)	—	(186,000)
Net Loss Attributable to Common Stockholders	(3,288,479)	(626,816)	(11,167,100)		(15,082,395)	—	(15,082,395)

Weighted average Number of Shares Outstanding Basic and Diluted	—	N/A			59,178,852		59,132,323
Net Loss per Share Basic and Diluted					$(0.25)		$(0.26)

See Accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Information

NOTE 1 — DESCRIPTION OF THE BUSINESS COMBINATION

On April 9, 2026, HiTech and CSTA entered into the Business Combination Agreement, pursuant to which, among other things, all of the outstanding equity interests of HiTech will be exchanged for newly issued shares of US Elemental, and CSTA will become a wholly owned subsidiary of US Elemental. Upon closing, holders of CSTA Class A ordinary shares that do not redeem their shares will receive shares of US Elemental common stock on a one-for-one basis, CSTA Class B ordinary shares will convert into shares of US Elemental common stock in accordance with the Business Combination Agreement, and CSTA’s outstanding warrants will be assumed by US Elemental and converted into warrants to purchase shares of US Elemental common stock on substantially the same terms. Following the completion of the Business Combination, US Elemental is expected to be listed on Nasdaq under the ticker symbol “ULIT.”

The aggregate consideration to be paid to HiTech shareholders in the Business Combination consists of 50,000,000 shares of US Elemental Common Stock, representing an implied equity value of approximately $500 million (50,000,000 shares × $10.00 reference price). The Business Combination does not provide for any earn-out shares or other contingent consideration payable to HiTech shareholders.

The Business Combination Agreement requires that, at the closing of the Business Combination, US Elemental have at least $14.0 million of available cash, after giving effect to any redemptions by CSTA Public Stockholders and other cash uses at closing (the “Minimum Cash Condition”). The parties expect to satisfy the Minimum Cash Condition through a combination of cash remaining in the Trust Account following redemptions and proceeds from the PIPE Financing and related financing transactions.

The Minimum Cash Condition of $14,000,000 is tested prior to the payment of SPAC Transaction Expenses, whereas the pro forma cash and cash equivalents presented above reflect the Company’s cash position after giving effect to the payment of such expenses at Closing. The following table reconciles the two amounts:

Line Item	No-Redemption		Max Redemption
PIPE Financing proceeds (illustrative)	$23.5M		$23.5M
CSTA Cash (Trust Account)	$0.6M		—
Series A Preferred Stock proceeds	$1.5M		$1.5M
Gross funds available	$25.6M		$25M
Less: SPAC Transaction Expenses (incl. $4.34M Morgan Stanley fee)	$(14.5M	)	$(14.5M	)
Pro forma cash to balance sheet	$11.1M		$10.5M

Deutsche Bank Securities Inc. waived $6,510,000 of the $10,850,000 aggregate Deferred Underwriting Fee on April 13, 2026, which is treated as a gain on extinguishment of liability and does not represent a cash outflow at Closing. Only the remaining 40% ($4,340,000), payable to Morgan Stanley & Co. LLC, is cash-settled at Closing and included in SPAC Transaction Expenses above. Accordingly, satisfaction of the $14,000,000 Minimum Cash Condition is measured on the gross funds available before deduction of SPAC Transaction Expenses, consistent with the definition of “Minimum Cash Condition” in the Business Combination Agreement, and is not directly comparable to the pro forma cash balance presented in the unaudited pro forma condensed combined balance sheet, which reflects the Company’s cash position after such expenses are paid.

In connection with the Business Combination, the parties expect to raise a PIPE Financing of approximately $25.0 million, consisting of: (i) $20.95 million of third-party PIPE proceeds (2,464,706 shares at $8.50 per share, representing a 15% discount to the $10.00 IPO reference price); (ii) $2.50 million Sponsor Financing commitment from Endurance Antarctica Partners II/Antarctica Capital (294,118 shares at $8.50 per share); and (iii) separately, $1.55 million of HiTech Series A Preferred Stock issued by HiTech to Antarctica Holder under the Securities Purchase Agreement (1,550 shares at $1,000 stated value), as further described in Adj-05 below.

The net proceeds from the Trust Account, the anticipated PIPE Financing, and the issuance of HiTech Series A Preferred Stock, after deducting estimated transaction costs (including any unwaived portion of the Deferred Underwriting Fees), will be used to fund HiTech’s development of the McDermitt Lithium Project and for general corporate purposes. The Business Combination Agreement includes the Minimum Cash Condition at Closing.

NOTE 2 — TRANSACTION ACCOUNTING ADJUSTMENTS

The following describes the material transaction accounting adjustments reflected in the unaudited pro forma combined financial information. Each adjustment is labeled and cross-referenced to the applicable column(s) in the pro forma statements.

Adj-01 (A) — Release of Trust Account, Net of Redemptions.    Reflects the release of cash held in the Trust Account upon consummation of the Business Combination. Under the no-redemption scenario, the full trust balance of approximately $0.6 million ($641,254) is released to the combined company. Under the maximum-redemption scenario, the trust balance is reduced by the aggregate redemption amount payable to redeeming stockholders (approximately $641,170, representing 46,529 shares at $13.78 per share), leaving a residual balance of approximately $84. The unaudited pro forma combined statements of operations also reverse the interest income earned on the trust account that was recognized by CSTA during the pro forma periods, approximately $18,674 for the nine months ended March 31, 2026 and $672,966 for the year ended June 30, 2025, as the trust account would not have existed had the Business Combination been consummated at the beginning of the earliest period presented.

Adj-02 (B) — PIPE Financing at Closing.    Reflects the gross proceeds from the anticipated PIPE Financing of approximately $23.45 million in cash (consisting of $20.95 million third-party PIPE and $2.50 million Sponsor Financing, each at $8.50 per share; excludes the separate $1.55 million issuance of HiTech Series A Preferred Stock reflected in Adj-05). PIPE Financing proceeds are recorded as an increase to cash and a corresponding increase to common stock and additional paid-in capital (“APIC”), net of issuance costs directly attributable to the PIPE Financing.

Adj-03a/03b (C1 & C2) — Reverse Recapitalization Entry/Merger Consideration.    Reflects the accounting for the reverse recapitalization, including the elimination of CSTA’s historical equity balances (CSTA Class A Ordinary Shares and CSTA Class B Ordinary Shares, APIC, and accumulated deficit) and conversion to common stock in the of those amounts to HiTech’s equity structure combined entity. CSTA’s shares convert into 7,750,000 shares of US Elemental Common Stock at a par value of $0.0001 (C1). HiTech’s 10,000 common shares issued and outstanding are exchanged for 50,000,000 common shares in US Elemental (C2). No step-up in the fair value of HiTech’s assets and liabilities is recorded, consistent with the reverse recapitalization accounting model.

Adj-04a/04b (D1/D2) — CSTA Warrants Converted to US Elemental Warrants.    Per Section 2.2(f)(iii) of the Business Combination Agreement, the 15,800,000 outstanding CSTA Warrants are converted (not redeemed and reissued) into US Elemental Warrants on a 1-for-1 basis at the same fair value. The adjustment is presented as paired memo entries: Adj-04a (D1) derecognizes CSTA’s carrying value at closing; Adj-04b (D2) recognizes the US Elemental Converted Warrants at fair value. The fair value at proforma closing is approximately $1,263,995. CSTA’s carrying value at March 31, 2026 of approximately $1,263,995 is unchanged in the historical column. Net pro forma balance sheet impact is $0, as the derecognition and recognition entries are offsetting between the warrant liabilities and the warrants presented in equity. Additionally, historical period changes in the fair value of CSTA Warrants reflected in the income statement are reversed in the pro forma presentation, as the warrants are treated as equity instruments of US Elemental.

Adj-05 (E) — HiTech Series A Preferred Stock Issuance.    Reflects the issuance on April 9, 2026 by HiTech of 1,550 shares of HiTech Series A Preferred Stock to Antarctica Holder under the Securities Purchase Agreement, at $1,000 stated value per share (gross proceeds $1,550,000, less issuance costs of $50,000, for net cash of $1,500,000). Based on the terms of the Certificate of Designation and the Parent Guarantee provided by CSTA, which creates a contingent redemption feature outside the issuer’s control (the Termination Redemption right under the Business Combination Agreement backed by the Parent Guarantee), the HiTech Series A Preferred Stock is classified as mezzanine equity.

Adj-06 (F) — US Elemental Warrants Issued to the Preferred Holder.    At Acquisition Closing, US Elemental will issue US Elemental Series A Preferred Investor Warrants to Antarctica Holder pursuant to the Securities Purchase Agreement and the Certificate of Designation. The warrant count is approximately 1,550 (Accreted Value $1,550,000 ÷ $1,000 conversion price), with an exercise price of $11.50 per share. The estimated fair value at issuance is approximately $124 (1,550 warrants × $0.08 per warrant by analogy to the Constellation Acquisition Corp I Form 10-Q filing for the quarterly period ended March 31, 2026, given a matching $11.50 strike, 5-year post-IBC term, and similar redemption mechanics; 10,333,333 Public Warrants/$826,662 Fair Value as of March 31, 2026 = $0.08) — effectively de minimis. The warrants are expected to be classified as equities consistent with the classification of the US Elemental Converted Warrants in Adj-04.

Adj-07 (G) — Jindalee Parent Funding (Existing Parent Loan per the Business Combination Agreement) Settlement.    The balance of the cumulative Contributions from Parent balance as shown on HiTech’s unaudited financial statements as of March 31, 2026 is $22,178,800. This amount is settled at Closing per the Business Combination Agreement as follows: (i) the Existing Parent Loan portion (pre-September 3, 2025) of $17,657,337 converts into 11,771,558 US Elemental Loan Warrants at the $1.50 per-warrant conversion price; and (ii) the Continuing Parent Loan portion (post-September 3, 2025) of $4,521,463 converts, at Jindalee’s election (currently shown as the share election), into 531,937 shares of US Elemental Common Stock at $8.50 per share (15% discount to the $10.00 IPO reference price), or is repaid in cash.

Adj-08 (H) — Settlement of CSTA Sponsor Loans.    Reflects the settlement at closing of the aggregate $5,848,109 of Sponsor obligations on CSTA’s books at March 31, 2026, comprising: $2,277,109 promissory notes — related party; $3,181,000 convertible promissory note — related party; and $390,000 due to related party (admin fees). Per the Sponsor reconciliation dated May 8, 2026: (i) $5,456,409 is settled through the issuance of 3,637,606 US Elemental Loan Warrants at $1.50 per warrant; (ii) $1,700 is settled in cash at closing (Edgar filing fees); and (iii) the $390,000 admin fee balance is waived by the related party and recorded as a deemed capital contribution to APIC.

Adj-09 (I) — Transaction Costs.    Reflects the estimated total transaction costs directly attributable to the Business Combination, including legal, accounting, financial advisory, and filing fees totaling approximately $10.11 million. To the extent transaction costs are directly attributable to the reverse recapitalization (i.e., the equity issuance component of the Business Combination), such costs are recorded as a reduction to APIC. Transaction costs are recorded as a reduction to APIC. Transaction costs recorded as a reduction to APIC include certain deferred underwriting fees were waived subsequent to the pro-forma balance sheet date and prior to the consummation of the Merger; therefore, the costs were credited to APIC as a deemed distribution instead of being recognized as a transaction cost and the approximately $390,000 administrative fee balance that was waived by the related party and recorded as a deemed capital contribution to APIC. All other transaction costs are expensed as incurred. Transaction costs are treated as non-recurring items and are excluded from the pro forma combined income statement.

Adj-10 (J) — Reclassification of CSTA Class A Mezzanine Equity to Permanent Equity.    Following the Business Combination, the redemption feature on CSTA Class A Ordinary Shares is extinguished and the remaining non-redeemed CSTA Class A Ordinary Shares are reclassified from mezzanine equity to permanent equity. The amount reclassified is $641,274 under the no redemption scenario and $84 (residual) under the maximum redemption scenario.

Adj-11 (K) — Series A Preferred Dividend Accrual.    Reflects the accrual of cumulative dividends on the HiTech Series A Preferred Stock at the 12.0% stated rate per the Certificate of Designation (quarterly compounding on March 1/June 1/September 1/December 1; PIK/Accreted Value at Company election). For the nine months ended March 31, 2026, the pro forma accrual is calculated as if the HiTech Series A Preferred Stock had been outstanding for the entire reporting period and totals approximately $139,500 ($1,550,000 × 12.0% × 9/12). For the year ended June 30, 2025, the annualized accrual is $186,000 ($1,550,000 × 12.0%). The dividend accrual is presented as a deduction in arriving at net loss attributable to common shareholders on the unaudited pro forma combined statements of operations for the purpose of calculating proforma loss per share. No accrual is included on the pro forma combined balance sheets since the pro forma closing assumes the transaction, including issuance of the preferred shares occurred on March 31, 2026.

Adj-12 (L) — Forfeiture of CSTA Ordinary Shares held by the Sponsor.    Reflects the forfeiture of 1,902,438 CSTA Class B Ordinary Shares and converted CSTA Class A Ordinary Shares; no additional value associated with these shares. Shares are forfeited in accordance with the Sponsor Support Agreement.

Adj-13 (M) — Elimination of Capital Contributed to US Elemental.    Reflects the elimination of $912 of capital contributed to US Elemental by HiTech. The formation costs for US Elemental and its subsidiary were paid by HiTech in subsequent periods and HiTech has waived reimbursement of the costs. As of March 31, 2026, HiTech had not accrued for the formation costs due to immateriality; therefore, the elimination of the contributed capital records the accrued expense for the combined pro forma balance sheet.

Income Tax Effects.    The pro forma tax adjustments have been calculated at the applicable U.S. statutory federal income tax rate of 21%, applied to the pre-tax pro forma adjustments described above, where applicable. Because HiTech has historically operated at a loss and maintains a full valuation allowance against its net deferred tax assets, no net income tax benefit has been recognized in the pro forma combined statements of comprehensive income.

NOTE 3 — LOSS PER SHARE

The following tables present the computation of pro forma basic and diluted net loss per share attributable to US Elemental Stockholders for the periods presented:

Nine Months Ended March 31, 2026

($ in thousands, except share and per share data)

	No-Redemption	Maximum- Redemption
Pro forma net loss	$(6,848)	$(6,848)
Less: Series A Preferred dividends	(140)	(140)
Pro forma net loss attributable to common stockholders	$(6,987)	$(6,987)
Weighted-average shares outstanding – basic and diluted	59,178,852	59,132,323
Pro forma net loss per share – basic and diluted	$(0.12)	$(0.12)

Year Ended June 30, 2025

($ in thousands, except share and per share data)

	No-Redemption	Maximum- Redemption
Pro forma net loss	$(14,896)	$(14,896)
Less: Series A Preferred dividends (annualized 12%)	(186)	(186)
Pro forma net loss attributable to common stockholders	$(15,082)	$(15,082)
Weighted-average shares outstanding – basic and diluted	59,178,852	59,132,323
Pro forma net loss per share – basic and diluted	$(0.25)	$(0.26)

The following securities have been excluded from the computation of diluted net loss per share because their inclusion would be anti-dilutive: 15,800,000 CSTA Warrants, 15,409,164 US Elemental Loan Warrants, 1,550 US Elemental Warrants issued to Antarctica Holder, and 1,550 shares of HiTech Series A Preferred Stock (on an as-converted basis).

RISK FACTORS

Investing in HiTech Minerals, Inc.’s securities involves a high degree of risk. Stockholders should carefully consider the following risk factors, together with all of the other information included in this proxy statement/prospectus, before they decide whether to vote or instruct their vote to be cast to approve the Proposals described in this proxy statement/prospectus. These risk factors are not exhaustive and investors are encouraged to perform their own investigation with respect to our business, financial condition, and prospects.

Unless the context otherwise requires, all references in this section to “HiTech,” or the “Company” refer to HiTech Minerals, Inc. and its subsidiaries prior to the consummation of the Business Combination, which will be the business of US Elemental and its subsidiaries following the consummation of the Business Combination. The occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances, may have a material adverse effect on the business, financial condition, results of operations, cash flows and future prospects of US Elemental, in which event the market price of shares of US Elemental Common Stock could decline, and you could lose part or all of your investment.

Risks Relating to the Company

Risks Relating to our Business and our Industry

We will require significant additional capital to fund the Feasibility Study and the development of the McDermitt Lithium Project, and no assurance can be given that such capital will be available on acceptable terms or at all.

Development of the McDermitt Lithium Project will require substantial capital expenditures, including funding for the Feasibility Study, mine construction, processing facilities, infrastructure, permitting, and pre-production activities. Additional substantial capital will be required to support long-term production, including for sustaining capital expenditures and working capital.

We expect that our existing cash resources will be insufficient to finance these requirements, and we will need to raise additional capital through equity, debt, strategic partnerships, or other financing arrangements. There is no assurance that such capital will be available when needed, or available on terms that are commercially acceptable. Market conditions, commodity price volatility, investor sentiment towards mining and battery materials, and our own financial performance may limit our access to capital.

Failure to secure adequate funding could delay or prevent the development of the McDermitt Lithium Project and adversely affect our business and financial condition. Certain market disruptions may increase our cost of borrowing or affect our ability to access one or more financial markets. Such market disruptions could result from:

•        adverse economic conditions, including inflationary factors and recessionary fears;

•        adverse general capital market conditions, including rising interest rates;

•        poor performance and health of the mining industries in general;

•        bankruptcy or financial distress of unrelated lithium companies or marketers;

•        significant decrease in the demand for lithium; or

•        adverse regulatory actions that affect our exploration and construction plans or the use of lithium generally.

Changes in technology or other developments could adversely affect demand for lithium compounds or result in preferences for substitute products.

Lithium and its derivatives are preferred raw materials for certain industrial applications, such as rechargeable batteries. For example, current and future high energy density batteries for use in electric vehicles will rely on lithium compounds as a critical input. The pace of advances in current battery technologies, development and adoption of new battery technologies that rely on inputs other than lithium compounds (such as sulfur and aluminum), the acceptance of hydrogen fuel cells in transport applications, or a delay in the development and adoption of future high nickel battery technologies that utilize lithium could significantly impact our prospects and future revenues. Many materials and technologies are being researched and developed with the goal of making batteries lighter, more efficient, faster charging and less expensive, some of which could be less reliant on lithium or lithium compounds. Some of these technologies, such as commercialized battery technologies that use no, or significantly less, lithium compounds, could be successful and could adversely affect demand for lithium batteries in personal electronics, electric and hybrid vehicles and other applications.

We cannot predict which new technologies may ultimately prove to be commercially viable and on what time horizon. In addition, alternatives to industrial applications dependent on lithium compounds may become more economically attractive as global commodity prices shift. Our investment in our research and development infrastructure may not lead to marketable products.

Additionally, the industry may improve technologies or even achieve technological breakthroughs either as alternatives to lithium-based battery systems or improvements on existing lithium-based battery systems that would render our products obsolete or less marketable. Any of these events could adversely affect demand for and market prices of lithium, thereby resulting in a material adverse effect on the economic feasibility of extracting any mineralization we discover and reducing or eliminating any resources we identify.

Changes in customer requirements or downstream processing technologies could render our planned processing design less competitive or obsolete.

The processing facilities and flowsheet contemplated for the McDermitt Lithium Project are being designed based on current assumptions regarding lithium product specifications, including the form and quality of lithium compounds expected to be demanded by customers, such as lithium carbonate. Market preferences, battery chemistries, and downstream processing requirements may change over time, including shifts in demand toward alternative lithium products, higher purity specifications, or integrated downstream processing solutions.

If future customer requirements or industry standards differ materially from current assumptions, we may be required to modify our processing design, incur additional capital expenditures, adopt alternative processing routes, or accept lower margins. In some circumstances, previously constructed facilities or equipment could become underutilized or stranded.

Any failure to align our processing capabilities with evolving market and customer requirements could adversely affect the competitiveness, economics, and long-term viability of the McDermitt Lithium Project, and could materially adversely affect our business, financial condition, and prospects.

We are a development-stage company with no operating history at the McDermitt Lithium Project, and our future operating performance is uncertain.

As a company without an operating mine, we have no track record of constructing, commissioning, or operating a commercial-scale lithium project. Our ability to transition from development to production depends on successfully executing activities we have not previously undertaken at this scale.

Exploration project items, such as any future estimates of Mineral Resources, metal recoveries or cash operating costs will, to a large extent, be based upon the interpretation of geologic data obtained from a limited number of drill holes and other sampling techniques. Actual operating costs and economic returns of the McDermitt Lithium Project may materially differ from the costs and returns estimated, and accordingly our financial condition, results of operations and cash flows may be negatively affected. Any delays, cost overruns, design defects, equipment failures or other difficulties encountered during construction, commissioning or ramp-up could materially adversely affect our costs, development schedule and financial performance.

Processing technologies for clay-hosted lithium deposits may not perform as expected at commercial scale.

The McDermitt Lithium Project is a clay-hosted lithium deposit, and the extraction and processing of lithium from such deposits involves technical challenges that differ from traditional hard-rock or brine-based lithium operations. While metallurgical testing, pilot programs, and engineering studies inform expected recoveries and process performance, results achieved at laboratory or pilot scale may not translate to commercial-scale operations.

Clay-hosted lithium processing may involve higher complexity, greater reagent consumption, longer processing times, variable feed characteristics, or scale-dependent performance issues that could adversely affect recoveries, throughput, operating costs, or reliability when applied at commercial scale. Unanticipated technical issues encountered during commissioning or ramp-up could require process modifications, additional capital investment, or extended delays.

The economic viability of the McDermitt Lithium Project depends on achieving metallurgical recoveries and processing performance consistent with test work and study assumptions. Metallurgical behaviour at laboratory or pilot scale may not translate to commercial operations. Lower than expected recoveries, adverse reagent consumption, or lower processing capacity or throughput could materially reduce production and negatively impact project economics. If processing performance at commercial scale differs materially from study assumptions, the economic viability, development timeline, or long-term operating performance of the McDermitt Lithium Project could be materially adversely affected.

Our ability to replenish Mineral Resources is uncertain and subject to risks inherent in exploration and project evaluation.

Sustaining and growing our Mineral Resources depends on successful exploration, and project evaluation. Exploration is inherently uncertain, and there is no guarantee that drilling programs, technical studies, or project assessments will identify additional mineralization or convert existing Mineral Resources into Mineral Reserves. Competition within the mining industry for attractive exploration and development opportunities is intense, and we may be unable to secure new projects that meet our technical, economic, and strategic criteria.

Further technical work is required to support future mine design and project evaluation. For example, the current Technical Report Summary notes that no dedicated geotechnical drilling has been conducted and no geotechnical samples have been strength-tested to date, and recommends that such drilling and testing be carried out as part of future work. If ongoing and future exploration, geotechnical, metallurgical or other technical programs do not confirm the expected characteristics of the deposit or support an economic mine plan, we may be unable to maintain or expand our Mineral Resource base.

Our exploration may not lead to resource or reserve declarations that are economical to mine.

Exploration activities involve significant financial and operational risk, and there is no assurance that exploration results will support the declaration of Mineral Resources or future Mineral Reserves.

As such, we cannot assure you that we will realize profits in the immediate or long term. Any profitability in the future from our business will be dependent upon development of an economic deposit of minerals and further exploration and development of other economic deposits of minerals, each of which is subject to numerous risk factors.

Even if mineralization is identified, it may not be of sufficient grade, continuity, or metallurgical quality to support economic extraction. It may take a number of years until production is possible, during which time the economic viability of the project may change. Additionally, changes in commodity prices, cost structures, or regulatory requirements may render otherwise promising discoveries uneconomic. Exploration is highly speculative in nature, involves many risks and uncertainties and is frequently unsuccessful in discovering significant mineralization.

We are subject to risks related to the development of new mining projects that may adversely affect our profitability.

Developing a new mining project involves numerous risks and hazards, including environmental hazards and mining accidents. For example, mining projects can lead to engineering challenges, construction delays, cost overruns, equipment failures, contractor performance issues, seismic activity, flooding, rock bursts, pit-wall failures, and additional unforeseen geological or metallurgical conditions. These risks may result in increased capital or operating costs, reduced production rates, or delays in achieving commercial operations. Any of these factors could materially and adversely affect our profitability, cash flows, and ability to achieve projected returns.

We remain at risk of experiencing environmental hazards related to mining projects, as well as industrial and mining accidents. Industrial and mining accident events can intermittently cause death and injury to workers that can lead to safety related stoppages due to imposition from regulators for non-compliant production or mining procedures. Additionally, these events can also cause a loss of mining equipment, and production facilities, monetary losses, environmental damage and potential legal liabilities.

We rely on third-party contractors and consultants, and their performance may affect our project outcomes.

We depend on external engineering firms, drilling contractors, construction contractors, laboratories, and technical consultants. Poor performance, delays, cost overruns, or insolvency of third-party service providers could materially impact project schedules, costs, and outcomes. We may have limited recourse if contractors fail to meet expectations. Additional risks as a result of contractor performance outside of Company’s control include:

•        New legislation limiting or altering the ability to utilize contractors or outsourced resources;

•        The inability to replace a contractor and its operating equipment in the event that either party terminates its agreement;

•        Reduced control over aspects of operations which are the responsibility of the contractor;

•        Failure of a contractor to perform under its agreement;

•        Interruption of operations or increased costs in the event that a contractor ceases its business due to insolvency or other unforeseen events;

•        Failure of a contractor to comply with applicable legal and regulatory requirements, to the extent it is responsible for such compliance;

•        Problems of a contractor with managing its workforce, labor unrest, or other employment issues; and

•        Liability to third parties as a result of the actions of the Company’s contractors.

The occurrence of one or more of these risks could potentially adversely affect the Company’s results of operations and financial position.

Our operations are vulnerable to infrastructure constraints, including power and water supply.

Reliable access to power, water, transportation, and other critical infrastructure is essential for the development and operation of the McDermitt Lithium Project. Any limitations, disruptions, or delays in securing adequate infrastructure, whether due to regulatory constraints, capacity limitations, weather events, or third-party service failures, may adversely affect construction schedules, operating costs, and production performance.

If infrastructure constraints persist, there can be no assurance that the exploitation or development of the McDermitt Lithium Project will be commenced or completed on a timely basis, if at all, or that the resulting operations will achieve the anticipated production volume, or that the construction costs and operating costs associated with the development of the McDermitt Lithium Project will not be higher than anticipated. For example, water supplies are subject to change, due to prolonged drought, and the current hydrogeological understanding of the project area is based on a limited dataset and will require additional drilling and groundwater modelling to confirm long-term water availability and performance assumptions. Inadequate water supply, or the need to develop more distant or costly water sources, would cause operations to become more costly or have to be curtailed, suspended, or even terminated, which may have adverse consequences on our business and financial condition.

We may face challenges securing long-term access to water rights necessary for project development and operations.

Lithium extraction and processing require reliable water supply. Water rights in the region may be subject to competing demands, regulatory constraints, or changes in allocation. Failure to secure sufficient water rights or restrictions on water use could delay or limit project development.

Our project economics are sensitive to assumptions regarding waste management, tailings storage, and environmental mitigation.

The design, construction, and operation of waste rock facilities, tailings storage, and environmental controls are complex and subject to evolving regulatory and technical requirements. Changes in design criteria, geotechnical conditions, or regulatory expectations may increase capital or operating costs and affect project viability.

Mining operations and projects are vulnerable to supply chain disruptions.

Our operations depend on the timely delivery of equipment, spare parts, consumables, and specialized services. Global supply chains have experienced significant disruptions in recent years due to geopolitical tensions, transportation bottlenecks, labor shortages, and market imbalances. Our operations and development projects could be adversely affected by both shortages and long lead times to deliver spares parts, consumables, specialized services, and transportation delays. Additionally, import restrictions can delay the delivery of parts and equipment. Extended lead times or shortages of critical items may delay construction, reduce operational efficiency, or increase costs.

We may experience delays or increased costs due to force majeure events outside our control, including extreme weather conditions or climate-related impacts, epidemics, and other catastrophes.

We may be impacted by natural disasters, wars, health epidemics or pandemics or other events outside of our control. For example, extreme weather events, such as heavy rainfall, drought, heatwaves, wildfires, and other natural disasters may disrupt construction, restrict site access, damage infrastructure, or reduce productivity. Climate-related impacts may increase operating costs or require additional capital investment in infrastructure resilience. We may incur expenses or delays relating to such events outside of our control, which could have a material adverse impact on our business, operating results and financial condition.

Mining is inherently hazardous and disruptions may adversely impact the environment, workforce or community safety, production, and profitability.

Mining operations involve significant inherent risks which may adversely impact our ability to produce production targets. These risks include, but are not limited to:

•        geotechnical failures;

•        ground instability;

•        equipment malfunctions and safety related stoppages;

•        natural phenomena such as floods, droughts, fires, seismic activity;

•        highwall failures, pit wall or slope failures, rock falls, landslides, or other ground instability;

•        air, land, and water pollution;

•        hazardous material spills; and

•        accidents involving personnel, including due to human error, during exploration, production, drilling, blasting, or transportation resulting in injury, disease, loss of life, or damage to equipment or infrastructure;

Such events may result in injury or loss of life, environmental harm, property damage, or prolonged operational downtime. These incidents may also lead to increased regulatory scrutiny, remediation obligations, or reputational harm.

The price of lithium is subject to volatility and may significantly affect our future activities and profitability.

We expect to derive revenues, if any, from the extraction and sale of lithium and lithium byproducts. The prices of lithium and lithium byproducts may fluctuate widely and are affected by numerous factors beyond our control, including international, economic and political trends, expectations of inflation, currency exchange fluctuations, interest rates, global or regional consumptive patterns, speculative activities, increased production due to new extraction developments and improved extraction and production methods and technological changes in the markets for the end products. The effect of these factors on the prices of lithium and lithium byproducts, and therefore the economic viability of any of our exploration properties, cannot accurately be predicted. Lithium prices have historically been volatile and may continue to fluctuate significantly. Sustained declines in lithium prices could reduce the economic viability of the McDermitt Lithium Project, impair asset values, and limit our ability to secure financing.

Additionally, new production of lithium products from current or new competitors in the lithium markets could adversely affect prices. New and existing competitors could increase the supply of lithium products, which could negatively affect prices.

There is limited information on the status of new lithium production capacity expansion projects being developed by current and potential competitors and, as such, we cannot make accurate projections regarding the capacities of possible new entrants into the market and the dates on which they could become operational. If these potential projects are completed in the short term, they could adversely affect market lithium prices, thereby resulting in a material adverse effect on the economic feasibility of extracting any mineralization we discover and reducing or eliminating any Mineral Resources we identify.

We have not yet contracted to sell our lithium product, and the lithium produced may not have an immediate buyer.

Our success depends on our ability to generate revenue and operate profitably, which depends in part on our ability to identify target customers and convert such contacts into meaningful orders or expand on current customer relationships. We have not entered into binding offtake agreements or sales contracts for future lithium production from the McDermitt Lithium Project. There is no assurance that we will secure such agreements on favorable terms, or at all. If we are unable to secure customers or if market demand is insufficient at the time of production, we may be required to sell product at discounted prices, store unsold inventory, or curtail production, which would have a material adverse effect on our business, prospects, operating results and financial condition.

We anticipate that in some cases our products will be delivered to certain customers on an early trial deployment basis, where such customers have the ability to evaluate whether our products meet their performance requirements before they commit to meaningful orders. If our targeted customers do not commit to make meaningful orders, or at all, it could adversely affect our business, prospects and results of operations. Our customers may require protections in the form of price reductions and similar arrangements that allow them to require us to deliver additional product or reimburse them for losses they suffer as a result of our late delivery or failure to meet agreed upon performance specification. Delays in delivery of our products, unexpected performance problems or other events could cause us to fail to meet these contractual commitments, resulting in delays in obtaining necessary materials used in our production process, defects in material or workmanship or unexpected problems in our manufacturing process, which could lead to unanticipated revenue and earnings losses and financial penalties. The occurrence of any of these events could harm our business, prospects, results of operations and financial results.

The mining industry is highly competitive and there is no guarantee we will always be able to compete effectively.

The mining industry is a highly competitive international industry due to the limited geographic areas of interest in explored and unexplored territories. The discovery of properties considered to have commercial potential fuels aggressive competition within the mining industry. We compete with other mining and exploration companies for capital, talent, equipment, land access, and strategic partnerships. Competitors may have greater financial resources, more advanced projects, greater ability to withstand losses, or longer operating histories. Additionally, competitors may strategically establish cooperative relationships among themselves or with third parties in order to achieve competitive advantage. It is possible that new competitors or alliances among current and new competitors may emerge and overtake the market. Competition may limit our ability to attract investment, secure skilled personnel, acquire prospective properties, or negotiate favorable commercial terms. If we are unable to successfully compete for properties, capital, customers, or skilled personnel, it could have a materially adverse impact on our operational results.

We cannot guarantee that there will not be an increase in input costs affecting our results of operations and financial performance.

Mining operations require substantial inputs, including energy, fuel, reagents, labor, equipment, and construction materials. Prices for these inputs may increase due to inflation, supply shortages, geopolitical events, or changes in market conditions. Increases in input costs may materially impact operating margins, project economics, and overall financial performance.

We may incur indebtedness in the future and may be subject to financial covenants that could restrict our operational flexibility.

Any existing or future debt arrangements may include financial covenants, performance requirements, or other obligations that restrict our operational flexibility or ability to engage in other business activities. Deterioration in market conditions, project delays, cost increases, or operational underperformance may impair our ability to comply with these covenants. Additionally, the long-term nature of these covenants may impact the Company’s flexibility to implement future strategic transactions. Breaches could result in the lending institution implementing default, accelerated repayment obligations, or the need to renegotiate terms under unfavorable conditions.

As of the date of this proxy statement/prospectus, the Company’s principal indebtedness consists of intercompany funding provided by its parent, Jindalee. The Company expects that this intercompany funding will be converted into equity of US Elemental in connection with, or prior to, the completion of the Business Combination. As a result, the Company does not expect this intercompany arrangement to give rise to ongoing debt service obligations, third-party enforcement risk, or financial covenants following the completion of the Business Combination.

However, there can be no assurance that future debt financing, if pursued, would not include restrictive covenants that could limit financial or operational flexibility or require compliance with performance or financial ratios.

Our financial reporting and internal controls may require enhancement as we transition to a public-company environment.

As we grow and prepare for public-company reporting obligations, we may need to enhance internal controls, financial systems, and reporting processes. Adequate internal controls protect business reputation, prevent fraud, and provide reliable financial reports. Our management and an independent registered public accounting firm will need to assess and audit the effectiveness of our internal controls related to financial reporting. Once identified, management will need to effectively and timely implement controls and procedures that address discrepancies within the reporting and compliance assessment. Failure to implement adequate controls could result in errors, delays in financial reporting, or increased compliance costs. Additionally, the Company cannot ascertain whether the current lack of internal controls review will make our shares less attractive to future investors.

We depend on key personnel and may be unable to attract or retain the skilled workforce required to develop and operate the McDermitt Lithium Project.

Mining projects require experienced technical, operational, and managerial personnel. Competition for qualified professionals, particularly in the U.S. critical minerals sector, is intense. We depend on the continued services and performance of experienced personnel, including senior management and key skilled employees. If one or more of our senior management or other key employees discontinue their employment with us, we might not be able to replace them easily or in a timely manner, if at all. Competitors may also poach our talent as the Company becomes greater known within the mining industry. Loss of key personnel, or an inability to recruit and retain skilled employees and contractors, could delay project development, increase costs, or impair operational performance.

To successfully develop and operate the McDermitt Lithium Project, the Company must identify, hire, develop, and retain highly skilled individuals and our senior management. We face intense competition in the industry for key personnel and our continued ability to compete effectively depends, in part, upon our ability to attract and retain new employees. There is no assurance that we will always be able to locate and hire all the personnel that we may require. If we do not hire, retain, and successfully integrate our new hires, our ability to maintain productivity and retention could suffer and negatively impact our operational results.

Our business depends on maintaining positive relationships with local communities and stakeholders.

Community support is essential for permitting, development, and long-term operations. Opposition of the Company’s operational activities may adversely affect the Company’s reputation, its ability to receive mining rights or permits and its current or future activities. Misalignment with community expectations, concerns regarding environmental impacts, or insufficient engagement may lead to opposition, delays, or additional mitigation requirements.

It is important that the Company maintain a positive relationship with the communities in which the Company operates to continue successful exploration and development of the McDermitt Lithium Project. Local stakeholders and other groups may oppose the Company’s exploration or operational activities through legal or administrative proceedings, protests, roadblocks or other forms of public expression against the Company. The McDermitt Lithium Project area is subject to existing grazing uses on BLM lands, and as noted in our Technical Report Summary, we will need to work closely with the holders of grazing leases in the area to address potential impacts of exploration and future development activities on ranching operations and grazing access.

A non-governmental organization opposed aspects of the Company’s exploration activities at the McDermitt Lithium Project by filing an administrative appeal with the U.S. Department of the Interior, Interior Board of Land Appeals (“IBLA”), challenging the BLM’s December 8, 2025 decision approving the Company’s exploration plan of operations for the McDermitt Lithium Project.

The appeal included a petition seeking to stay the BLM decision. On March 17, 2026, the IBLA denied the petition for stay and granted the Company’s motion to intervene, allowing exploration activities to proceed while the appeal continues. The opposition is limited to administrative proceedings relating to the BLM approval process and does not relate to any injunction, permit revocation, or court order preventing current exploration activities.

Further, environmental non-profit organizations have filed litigation in the United States District Court for the District of Oregon challenging the U.S. BLM’s December 8, 2025 Record of Decision approving the exploration plan of operations for the McDermitt Lithium Project. The plaintiffs allege deficiencies in the environmental review process under applicable federal law. The Company has moved to intervene in the proceedings as a proposed defendant intervenor in order to protect its interests in the McDermitt Lithium Project. While the currently approved exploration plan authorizes limited, temporary exploration activities only, and no injunction or stay has been issued to date, there can be no assurance as to the timing or ultimate outcome of the litigation. The proceedings could result in delays, additional regulatory requirements, increased costs, or restrictions on future project activities, any of which could adversely affect the Company’s business, financial condition, and prospects.

This opposition may have a negative impact on the Company’s ability to receive necessary mining rights or permits. Failure to maintain constructive relationships could materially impact project timelines and costs.

The assets and operations of the Company are subject to political, economic, and other uncertainties as a result of being located in the United States.

Although the United States is generally considered a stable jurisdiction for mining investment, our operations remain subject to political, economic, regulatory, and social risks. Changes in federal or state policies related to mining, land access, environmental regulation, taxation, or critical minerals could impact the permitting, development, or operation of the McDermitt Lithium Project.

Our business, financial condition, and results of operations may be adversely affected by outbreaks of infectious diseases, pandemics, public health threats.

Public health events, such as pandemics, epidemics, or infectious disease outbreaks, may adversely affect development and operation of the McDermitt Lithium Project. Key personnel may become ill or absent from work. Government municipalities may implement travel restrictions, shelter in place regulations, and other forms of limitations on businesses to enhance public safety. These regulations may disrupt supply chains, restrict workforce availability, delay permitting or construction activities, and impact market conditions. For example, in response to the COVID-19 pandemic, several travel and health restrictions were implemented globally. These restrictions impacted financial markets, disrupted supply-chains, caused delay in shipping and importing goods, and slowed down mining operations.

The impacts of climate change may adversely affect our operations and/or result in increased costs to comply with changes in regulations.

Climate change is an international and community concern which may directly or indirectly affect our business and current and future activities. The continuing rise in global average temperatures has created varying changes to regional climates across the world and extreme weather events have the potential to delay or hinder our exploration activities at the McDermitt Lithium Project, and to delay or cease operations at any future mine. This may require us to make additional expenditures to mitigate the impact of such events which may materially and adversely increase our costs and/or reduce production at the McDermitt Lithium Project. Governments at all levels are amending or enacting additional legislation to address climate change by regulating, among other things, carbon emissions and energy efficiency, or where legislation has already been enacted, regulation regarding emission levels and energy efficiency are becoming more stringent. As a significant emitter of greenhouse gas emissions, the mining industry is particularly exposed to such regulations. Compliance with such legislation, including the associated costs, may have a material adverse effect on our business, financial condition, results of operations, prospects and our ability to commence or continue our exploration and future development and mining operations.

Changing climate patterns may also affect the availability of water. If the effects of climate change cause prolonged disruption in the delivery of essential commodities, then production efficiency may be reduced, which may have a material adverse effect on our business, financial condition, results of operations and prospects.

In addition, climate change is perceived as a threat to communities and governments globally and stakeholders may demand reductions in emissions or call upon mining companies to better manage their consumption of climate-relevant resources. Negative social and reputational attention toward our operations may have a material adverse effect on our business, financial condition, results of operations and prospects. A number of governments have already introduced or are moving to introduce climate change legislation and treaties at the international, national, state/provincial and local levels. Regulations relating to emission levels (such as carbon taxes) and energy efficiency are becoming more stringent. If the current regulatory trend continues, this may result in increased costs at the McDermitt Lithium Project.

Our insurance coverage may not be sufficient in all possible contexts.

Mining explorations involve several risks related to unexpected geological conditions, personal injury, and death. We maintain insurance coverage that we believe is appropriate for our operations and industry standards. However, we cannot assure that we will be able to obtain insurance coverage at all times. Insurance can be subject to exclusions and potential claims that exceed policy limitations. As such, such coverage may not fully protect against all potential losses. Certain risks may be excluded, subject to high deductibles, or uninsurable at commercially reasonable rates. Additionally, insurers may dispute or deny claims. Uninsured liabilities that the Company incurs or may incur in the future can adversely affect cash flows and financial condition.

Risks Relating to Legal, Compliance and Regulations

Our right to mine at the McDermitt Lithium Project is derived from unpatented lode and placer mining claims, the loss of which would have a material adverse effect on our financial condition.

Our ability to explore and develop the McDermitt Lithium Project depends on maintaining our rights under the applicable mining claims, leases, or other tenure arrangements. These rights are subject to compliance with regulatory requirements, payment obligations, and other conditions. Failure to meet these obligations, or challenges to the validity of our tenure, could result in forfeiture, suspension, or termination of our rights. Loss of tenure would materially impair our ability to develop the project and could have a significant adverse effect on our business and financial condition.

There is some ambiguity in U.S. mining law as to whether sedimentary-hosted lithium deposits such as those at the McDermitt Lithium Project are most appropriately located as lode claims or as placer claims. To minimize this risk, we have located both lode and placer claims over portions of the current Mineral Resource area, but certain areas of the Mineral Resource, particularly to the west, are not presently covered by placer claims. If regulators or a court were to determine that placer claims are required for some or all of the McDermitt mineralization, we may need to stake additional placer claims or could face challenges to the validity or sufficiency of our existing claim configuration. Any such mischaracterization or unsuccessful defense of our claims could result in delays, increased costs, requirements to relocate or re-stake claims, or, in the worst case, loss of access to some or all of the Mineral Resource area, which could materially adversely affect our business and financial condition.

We may be unable to obtain, maintain or renew required regulatory approvals that are mandatory for the planned mining activities.

The development and operation of the McDermitt Lithium Project require numerous federal, state, and local permits, approvals, and authorizations. Obtaining and renewing governmental permits can be expensive, lengthy, complex, and subject to change. The timeliness and success of permitting efforts are contingent upon many variables, some of which are not within our control.

While the Company will strive to obtain all permits and authorizations required, there is no assurance that required approvals will be obtained within expected timeframes, on acceptable terms, or at all.

Private parties, such as environmental organizations and local communities and stakeholders, may attempt to intervene in the governmental process to persuade regulators to deny necessary permits or seek to overturn permits that have been issued. These attempts can materially increase the costs of and cause delays in the permitting process and could cause us not to proceed with our operational activities.

In addition, our ability to obtain permits and approvals and to successfully operate in particular communities may be adversely affected by real or perceived detrimental events associated with our activities. Any delay in, denial of, or loss of required approvals could result in reputational harm, litigation, regulatory action, increased costs, project delays, or an inability to proceed with the project, any of which could materially adversely affect our business, financial condition, results of operations, and prospects.

Our processing technology and development plans may be subject to intellectual property claims, which could delay or prevent commercialization of the McDermitt Lithium Project.

The development of the McDermitt Lithium Project relies on specific processing technologies, flowsheet designs, and metallurgical approaches to extract lithium from sedimentary clay deposits. Certain aspects of lithium processing technology have been the subject of patent filings, trade secrets, or other intellectual property claims by third parties, including competitors or other participants in the lithium industry.

There can be no assurance that third parties will not assert that our current or future processing methods infringe upon their intellectual property rights, or that we will have sufficient rights to freely operate our processing designs without obtaining licenses or making other arrangements. The defense of any such claims, whether or not meritorious, could result in significant costs, distraction of management, delays in project development, or the need to redesign processing flowsheets or enter into royalty-bearing licenses.

If we are required to modify our processing design, pay licensing fees, enter into unfavorable commercial arrangements, or if we are unable to successfully defend against intellectual property claims, the timing, cost, and economic viability of the McDermitt Lithium Project could be materially adversely affected.

Any such outcomes could render the project uneconomic or delay production beyond currently contemplated timelines.

We are subject to labor and employment laws and regulations, which could increase our costs and restrict our operations.

Our operations rely on skilled labor, contractors, and technical specialists. Labor availability, wage inflation, union activity, and regulatory changes may increase employment costs or impose additional compliance obligations. Workforce shortages or labor disputes could disrupt operations, delay project development, or increase reliance on higher-cost contractors.

The Company currently employs a relatively small core team focused on management, technical, permitting, and community engagement activities in support of the McDermitt Lithium Project. As the McDermitt Lithium Project advances beyond exploration and into development and construction, the Company anticipates a significant increase in workforce requirements.

The Pre-Feasibility Study completed in November 2024 by Jindalee on the McDermitt Lithium Project estimated that development of the McDermitt Lithium Project could generate approximately 1,000 direct construction jobs during the build phase and approximately 600 direct permanent operational jobs over an expected operating life of approximately 60 years.

In anticipation of these future workforce needs, the Company has entered into a letter of understanding with the Oregon Building Trades Unions, a statewide umbrella organization representing numerous skilled trade unions across Oregon. Under this arrangement, the parties have agreed to work collaboratively towards the future negotiation of a project labor agreement covering construction of the McDermitt Lithium Project.

The Company believes that employee and labor relations are constructive and positive. Management views early and proactive engagement with organized labor and the local workforce as an important element of risk mitigation, permitting support, and long-term project execution, and expects this approach to support stable labor relations as the McDermitt Lithium Project progresses.

Land reclamation, mine closure and rehabilitation may be burdensome and costly and such costs may exceed the Company’s estimates.

Land reclamation, mine closure and rehabilitation requirements are generally imposed on mining and exploration companies, such as ours, which require us, among other things, to minimize the effects of land disturbance. Such requirements may include controlling the discharge of potentially dangerous effluents from a site and restoring a site’s landscape to its pre-exploration form. The actual costs of reclamation and mine closure are uncertain and planned expenditures may differ from the actual expenditures required. Rehabilitation cost estimates are based on assumptions regarding closure plans, regulatory requirements, and future cost levels as a result of our operations. Therefore, the amount that the Company is required to spend could be materially higher than current estimates.

Any additional amounts required to be spent on reclamation and mine closure may have a material adverse effect on the Company’s financial performance, financial position and results of operations and may cause us to alter the Company’s operations. In addition, the Company is required to maintain financial assurances, such as letters of credit, to secure reclamation obligations under certain laws and regulations. The failure to acquire, maintain or renew such financial assurances could subject us to fines and penalties or suspension of the Company’s operations. Letters of credit or other forms of financial assurance represent only a portion of the total amount of money that will be spent on reclamation over the life of a mine’s operation.

Future lawsuits may be filed against us, and an adverse ruling could have a material adverse effect on our business and financial performance.

In the future, we may become involved in disputes or legal proceedings arising from our operations, contractual relationships, environmental obligations, or interactions with stakeholders. Litigation can be costly, time-consuming, and unpredictable. Even if we believe claims are without merit, adverse judgments or settlements may result in significant financial losses, operational restrictions, or reputational harm. The claims that we prevail on may still become lengthy, costly, and time consuming in ways that divert attention away from our ordinary course of business. The claims may arise from foreign persons or entities who require litigation in foreign jurisdictions. The costs and time spent toward legal proceedings may have a material adverse effect on our financial condition, asset, and business reputation.

We are subject to certain agreements with government entities that have provided us with certain incentives and favorable financing and contain conditions and obligations, that, if not complied with, could negatively impact our business or require us to repay that financing or lose access to those incentives.

The McDermitt Lithium Project is recognized as a project of strategic importance to the United States, reflecting its scale, location on federal lands and alignment with U.S. Government priorities to strengthen domestic supply chains for critical minerals. The McDermitt Lithium Project retains its designation as a FAST-41 Transparency Project under the “Fixing America’s Surface Transportation Act” initiative, which is intended to improve coordination, transparency and predictability across federal permitting processes for major infrastructure and resource developments.

Moreover, the Company is party to a Cooperative Research and Development Agreement (“CRADA”) with the U.S. Department of Energy (“DOE”). The CRADA provides a framework for collaborative research focused on improving extraction methodologies, reducing environmental impacts and evaluating opportunities for coproduct recovery. Research activities under the CRADA are funded by the DOE, with the Company providing in-kind support, including access to data, samples and technical expertise. The continuation of the CRADA, the scope of work performed, and the availability of DOE resources are subject to governmental priorities, funding decisions, and compliance with the terms of the CRADA, and are not guaranteed. Research activities undertaken pursuant to the CRADA may not result in commercially viable technologies, may take longer than anticipated, or may not be scalable to commercial operations.

In addition, CRADAs typically include provisions governing ownership, use, and licensing of intellectual property developed under the collaboration, which may limit our ability to freely use, license, or exclusively control certain technologies or require us to grant rights to the U.S. government or third parties. If the CRADA is terminated, fails to deliver expected technical outcomes, or results in intellectual property restrictions that limit our ability to deploy or commercialize processing technologies on acceptable terms, the development timeline, capital requirements, or economic viability of the McDermitt Lithium Project could be materially adversely affected.

The acceptance of federal monies would make the Company and its operations subject to continued compliance with various federal regulations, which could delay timing of the expected completion of the McDermitt Lithium Project and increase our costs. Any such delays or increased costs could harm our business and operations.

Our parent, Jindalee, will remain listed on the Australian Securities Exchange, which could divert our management’s time and resources away from our development efforts at the McDermitt Lithium Project. We may face claims and liability for breaches, or alleged breaches, of Australian regulations and other applicable laws.

Our parent, Jindalee, will remain listed, and will be required to comply with Australian corporate law and the listing rules of the ASX. We have policies and procedures that we believe are designed to provide reasonable assurance that our actions will not infringe on either Australian corporate law or the ASX Listing Rules. These laws, regulations and standards are subject to varying interpretations and, as a result, their application in practice may evolve over time as new guidance is provided by Australian regulatory and governing bodies. We intend to invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of management’s time and attention from revenue-generating activities to compliance activities. If, notwithstanding our efforts to comply with new laws, regulations and standards, we fail to comply, regulatory authorities may initiate legal proceedings against us and our business may be harmed.

Changes in federal or state laws, regulations, or policies applicable to mining, land use, and critical minerals could materially impact the development and operation of the McDermitt Lithium Project.

Our business is subject to extensive federal, state, and local laws governing mining, land access, environmental protection, water use, reclamation, and critical minerals. Legislative or regulatory changes, such as amendments to the U.S. Mining Act, new restrictions on mining on federal lands, changes to critical minerals policy, or revised environmental standards, could materially affect permitting timelines, project design, operating costs, or the economic viability of the McDermitt Lithium Project. Regulatory shifts may also impose additional compliance obligations, require modifications to planned operations, or limit our ability to develop or expand the project. Any such changes could materially and adversely affect our business, financial condition, and prospects.

Our operations at the McDermitt Lithium Project are subject, or may become subject, to environmental, health and safety regulations, which could impose additional costs and compliance requirements, and we may face claims and liability for breaches, or alleged breaches, of such regulations and other applicable laws.

Our operations at the McDermitt Lithium Project are subject to compliance with various environmental, health and safety laws, regulations, permitting requirements and standards.

We are subject to environmental laws, regulations and permits in the various jurisdictions in which we operate. These environmental laws, regulations, and permits present greater risks if we progress our mining operations. Such regulations would include those relating to, among other things, the removal and extraction of natural resources, the emission and discharge of materials into the environment, including plant and wildlife protection, remediation of soil and groundwater contamination, reclamation and closure of properties, including waste storage facilities, groundwater quality and availability, and the handling, storage, transport and disposal of wastes and hazardous materials. Pursuant to such requirements, we may be subject to inspections or reviews by governmental authorities. Failure to comply with these environmental requirements may expose us to litigation, fines or other sanctions, including the revocation of permits and suspension of operations. We expect to continue to incur significant capital and other compliance costs related to such requirements. These laws, regulations and permits, and the enforcement and interpretation thereof, change frequently and generally have become more stringent over time. If our noncompliance with such regulations were to result in a release of hazardous materials into the environment, such as soil or groundwater, we could be required to remediate such contamination, which could be costly. Moreover, noncompliance could subject us to private claims for property damage or personal injury based on exposure to hazardous materials or unsafe working conditions. In addition, changes in applicable requirements or stricter interpretation of existing requirements may result in costly compliance requirements or otherwise subject us to future liabilities. The occurrence of any of the foregoing, as well as any new environmental, health and safety laws and regulations applicable to our business or stricter interpretation or enforcement of existing laws and regulations, could have a material adverse effect on our business, financial condition and results of operations.

We also could be liable for any environmental contamination at, under or released from our or our predecessors’ currently or formerly owned or operated properties or third-party waste disposal sites. Certain environmental laws impose joint and several strict liability for releases of hazardous substances at such properties or sites, without regard to fault or the legality of the original conduct. A generator of waste can be held responsible for contamination resulting from the treatment or disposal of such waste at any off-site location (such as a landfill), regardless of whether the generator arranged for the treatment or disposal of the waste in compliance with applicable laws. Costs associated with liability for removal or remediation of contamination or damage to natural resources could be substantial and liability under these laws may attach without regard to whether the responsible party knew of, or was responsible for, the presence of the contaminants. Accordingly, we may be held responsible for more than our share of the contamination or other damages, up to and including the entire amount of such damages. In addition to potentially significant investigation and remediation costs, such matters can give rise to claims from governmental authorities and other third parties, including for orders, inspections, fines or penalties, natural resource damages, personal injury, property damage, toxic torts and other damages. Our costs, liabilities and obligations relating to environmental matters could have a material adverse effect on our business, financial position and results of operations.

Additionally, due to the nature of our operations, our employees and contractors are exposed to varying degrees of risk in the workplace. These risks may include exposure to dangerous situations, machinery or materials and/or health hazards and have the potential to result in disease, personal injury or death. We are subject to laws and regulations concerning the health, safety and security of our employees (including third-party personnel) working at sites and persons who are not employed by us but may be directly affected by our operations under our management and, accordingly, must implement adequate health and safety systems and procedures. Health and safety incidents can result in loss of life, losses and liabilities, work stoppages, serious damage to equipment or property or environmental damage. These risk factors can, singularly or in combination, have a material effect on our reputation, results of operations and financial condition. In the event of disease, injury or death arising out of the negligence of an employer or its employees, a risk of civil and, in certain circumstances, criminal litigation exists. In the case of a work-related fatality, an employer may be subjected to criminal charges in a court of law. Furthermore, such incidents can result in citations for violation of various health and safety laws and regulations that could have a material adverse effect on our results of operations, financial condition and/or prospects.

Our operations may be affected by evolving climate-related regulations and policies.

Federal and state governments continue to develop policies aimed at reducing greenhouse gas emissions, increasing energy efficiency, and addressing climate-related risks. These laws, treaties, and international agreements may impose additional reporting obligations, disclosures, require investment in emissions-reduction technologies, or increase energy costs. Climate-related regulations may also affect permitting processes, land-use decisions, or stakeholder expectations.

Compliance with evolving climate policies may increase capital or operating costs and could impact the feasibility or timing of the McDermitt Lithium Project. Additionally, climate related laws and regulations may adversely affect our ability to compete with mining companies that are situated in geographical areas subject to climate related risks. Environmental laws may also impose liability for the remediation of contamination at current or former sites, regardless of fault. If contamination is identified on or near our project area, we may be required to undertake remediation activities or bear associated costs. These liabilities may be material and could adversely affect our financial position.

We may be subject to delays or increased costs due to complex and evolving permitting requirements and challenges.

The permitting process for mining projects in the United States is rigorous, complex, and time consuming. The process often involves multiple agencies, overlapping jurisdictions, and extensive public consultation. The success of permitting efforts are outside of our control. There can be no assurance that all necessary approvals, permits and licenses will be obtained or that the costs involved will not exceed our estimates. Permitting requirements may change over time, and agencies may impose additional conditions or require supplemental studies. Complying with additional government requirements may require increased capital investments. These factors may result in delays, increased costs, or uncertainty regarding project timelines. Failure to obtain or maintain required permits could prevent or delay the development of the McDermitt Lithium Project.

We may not be able to obtain or renew permits or approvals that are necessary to our planned operations, or we may discover that the cost and time required to obtain or renew such permits and approvals exceeds our expectations. Any unexpected delays, costs or conditions associated with the governmental approval process could delay our planned exploration, development and mining operations, which in turn could materially adversely affect our prospects, revenues and profitability. In addition, our prospects may be adversely affected by the revocation or suspension of permits or by changes in the scope or conditions for use of any permits obtained.

For example, while many of the permits required for development of the McDermitt Lithium Project come, or are expected to come, from the States of Oregon and Nevada, it is possible that the project will require a permit from the federal governments, such as a permit under Section 404 of the Clean Water Act. If the project requires a federal permit, the project will be subject to environmental review under the National Environmental Policy Act (“NEPA”). In that circumstance, in addition to additional permitting review, NEPA also provides an additional avenue for opponents to challenge the project.

For example, in addition to the permits that we have been issued to date, we are required to obtain other permits and approvals before construction or operations related to zoning, rezoning, construction mining, mineral concentration and chemical manufacturing. To obtain certain permits, we may be required to conduct environmental studies and collect and present data to governmental authorities pertaining to the potential impact of our current and future operations upon the environment and to take steps to avoid or mitigate those impacts. The permitting rules, and interpretation thereof, are complex and have generally become more stringent over time. In some cases, the public (including environmental interest groups) has rights to comment upon, and submit objections to, permit applications and environmental impact statements prepared in connection therewith, and otherwise participate in the permitting process, including challenging the issuance of permits, validity of environmental impact statements and determinations and performance of permitted activities. Accordingly, permits required for our operations, including our Projects, may not be issued, maintained, exchanged, amended or renewed in a timely fashion or at all, or may be issued or renewed upon conditions that restrict our ability to conduct our operations economically. Any such failure to obtain, maintain, exchange, amend or renew permits, or other permitting delays or conditions, including in connection with any environmental impact analyses, could have a material adverse effect on our business, results of operations and financial condition.

Private parties, such as environmental organizations and local residents, frequently attempt to intervene in the permitting process to persuade regulators to deny necessary permits or seek to overturn permits that have been issued. These third-party actions can materially increase the costs of and cause delays in the permitting process and could cause us not to proceed with the development or operation of a property. In addition, our ability to successfully obtain key permits and approvals to explore for, develop, operate and expand operations will likely depend on our ability to undertake such activities in a manner consistent with the creation of social and economic benefits in the surrounding communities, which may or may not be required by law. Our ability to obtain permits and approvals and to successfully operate in particular communities may be adversely affected by real or perceived detrimental events associated with our activities.

Environmental or wildlife protection requirements, including those related to sensitive species and habitat, could materially restrict or prevent development of the McDermitt Lithium Project.

The McDermitt Lithium Project is located in an area that includes habitat for wildlife species subject to heightened federal and state protections. Regulatory requirements designed to protect sensitive species and associated habitats may impose restrictions on land use, mining methods, infrastructure placement, operating schedules, or reclamation approaches.

Compliance with habitat protection requirements may require extensive environmental studies, operational modifications, seasonal limitations, land avoidance, or off-site mitigation measures, which could significantly increase capital or operating costs. In certain circumstances, mitigation requirements could become economically impractical or insufficient to allow development as currently contemplated.

If regulatory agencies impose additional restrictions, deny approvals, or determine that impacts to protected species or habitats cannot be adequately mitigated, we may be required to substantially redesign, delay, suspend, or abandon development of the McDermitt Lithium Project, which would have a material adverse effect on our business, financial condition, and prospects.

Jindalee’s public filings were subject to Australian disclosure standards, which differ from SEC disclosure requirements.

Prior to the closing of the Business Combination, the Company’s Ore Reserve (as such term is defined in the JORC Code) and Mineral Resource estimates have been prepared by Jindalee in accordance with the applicable reporting requirements of, and are based on confidence categories defined in the Australian Standards, which differ from the S-K 1300 Standard.

The S-K 1300 Standard and the Australian Standards have similar goals in terms of conveying an appropriate level of confidence in the disclosures being reported but embody different approaches and definitions. For example, the terms “Ore Reserve,” “Proved Ore Reserve,” “Probable Ore Reserve,” “Mineral Resource,” “Measured Mineral Resource,” “Indicated Mineral Resource,” and “Inferred Mineral Resource” are Australian mining terms as defined in the JORC Code, and their definitions differ from the definitions of the terms “mineral reserve,” “proven mineral reserve,” “probable mineral reserve,” “mineral resource,” “measured mineral resource,” “indicated mineral resource” and “inferred mineral resource” under the S-K 1300 Standard. “Inferred mineral resources” have a great amount of uncertainty as to the existence of such resources and their economic and legal feasibility. A significant amount of exploration must be completed in order to determine whether an inferred mineral resource may be upgraded to a higher category. Under the S-K 1300 Standard, a “pre-feasibility study” is typically required to report mineral reserves supported by a discounted cash flow analysis. The requirements for the declaration of mineral reserves under the S-K 1300 Standard are generally stricter than what is acceptable under the JORC Code and have required the reclassification of previously declared mineral reserves to mineral resources. In addition, the JORC Code allows Measured and Indicated Mineral Resources to be reported inclusive of Mineral Resources modified to produce its Ore Reserves whereas the S-K 1300 Standard requires mineral resources to be reported exclusive of mineral reserves.

Future adjustments may occur due to differing standards, required study levels, price assumptions, future divestments and acquisitions and other factors. Accordingly, our estimates of resources and reserves in this proxy statement/prospectus and in other reports that we are required to file with the SEC may be different than our estimates of resources and reserves as reported in our ASX disclosures.

Our failure to comply with applicable anti-corruption, anti-bribery, anti-money laundering and similar laws and regulations could negatively impact our reputation and results of operations.

The legal and regulatory framework in which we operate is complex, and our governance and compliance policies and processes may not prevent potential breaches of law or accounting or other governance practices. Our operating and ethical codes, among other standards and guidance, may not prevent instances of fraudulent behavior and dishonesty, nor guarantee compliance with legal and regulatory requirements.

We are required to comply with anti-corruption laws and regulations imposed by governments around the world with jurisdiction over our operations, which may include Australian anti-bribery and corruption legislation, as well as the laws of the other countries (for example, the U.S. Foreign Corrupt Practices Act and the UK’s Bribery Act 2010)

where we do business or have a close connection. These laws and regulations may restrict our operations, trade practices, investment decisions and partnering activities. These and other applicable laws prohibit us and our officers, directors, employees and business partners acting on our behalf, including agents, from corruptly offering, promising, authorizing or providing anything of value to “foreign officials” for the purposes of influencing official decisions or obtaining or retaining business or otherwise obtaining favorable treatment. We are subject to the jurisdiction of various governments and regulatory agencies around the world, which may bring our personnel and representatives into contact with “foreign officials” responsible for issuing or renewing permits, licenses or approvals or for enforcing other governmental regulations.

Our failure to successfully comply with these laws and regulations may expose us to reputational harm, as well as significant sanctions, including criminal fines, imprisonment, civil penalties, disgorgement of profits, injunctions and debarment from government contracts, as well as other remedial measures. Investigations of alleged violations can be expensive and disruptive. Compliance, on the other hand, often adds cost and complexity to the permitting process and subsequent operations. We continuously develop and maintain policies and procedures designed to comply with applicable anti-corruption, anti-bribery, anti-money laundering and similar areas. However, there can be no guarantee that our policies and procedures will effectively prevent violations by our employees or business partners acting on our behalf, for which we may be held responsible, and any such violation could adversely affect our reputation, business, results of operations and financial condition.

Several of the Company’s directors and officers are residents outside of the United States, and it may be difficult for shareholders to enforce within the United States any judgments obtained against such directors or officers.

Several of the Company’s directors and officers are nationals and/or residents of countries other than the United States, and all or a substantial portion of such persons’ assets are located outside of the United States. As a result, it may be difficult for investors to effect service of process on such directors and officers, or enforce within the United States any judgments obtained against such directors and officers, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state. Consequently, shareholders may be effectively prevented from pursuing remedies against such directors and officers under United States federal securities laws. In addition, shareholders may not be able to commence an action in a foreign court predicated upon the civil liability provisions under United States federal securities laws. The foregoing risks also apply to those experts identified in this report that are not residents of the United States.

Changes in tax laws or the interpretation of existing tax laws could adversely affect our financial performance.

We are subject to federal and state taxation regimes that may change over time. Amendments to tax laws, changes in tax rates, or shifts in the interpretation of existing rules could increase our tax burden, reduce available incentives, or affect the economics of the McDermitt Lithium Project. Any such changes could adversely affect our financial condition and results of operations.

We may be affected by changes in trade, export, or critical minerals policies that impact the lithium supply chain.

Government policies relating to trade, tariffs, export controls, or critical minerals may affect the availability and cost of equipment, reagents, or processing technologies. Changes in trade policy may also influence global lithium markets or the competitiveness of U.S.-based production. Any such developments could impact project economics or supply chain reliability.

We may be subject to increased scrutiny or obligations under Indigenous, cultural heritage, or community-related laws.

Federal and state laws require consultation with Indigenous groups and consideration of cultural heritage resources. Additional obligations may arise if new cultural sites are identified or if regulatory expectations evolve. The legal nature of Indigenous law and regulation is highly complex. Compliance may require project modifications, additional studies, or mitigation measures, which could increase costs or delay development. Even if regulation is not implemented, the Company may need to obtain community approval through negotiation in order to begin exploration and continue operational results. There is no assurance that the Company will be able to establish a practical working relationship with the Indigenous population in the area which would allow it to ultimately continue business operations.

Risks Related to Technology

A significant cybersecurity incident targeting our operational technology, information systems, or third-party service providers could disrupt our business, delay the development of the McDermitt Lithium Project, or result in financial loss.

We rely on a range of digital systems — including geological modelling software, engineering platforms, financial systems, and operational technology — to support the development of the McDermitt Lithium Project. A cybersecurity incident, such as ransomware, malware, unauthorized access, or a targeted attack on mining-sector infrastructure, could disrupt critical systems, delay project development, compromise sensitive data, or impair our ability to operate. As we progress toward construction and eventual operations, our exposure to cyber threats will increase, particularly as we integrate automated systems, remote monitoring, and third-party digital platforms. A material cybersecurity breach could result in operational downtime, increased costs, loss of intellectual property, reputational harm, or other adverse impacts.

Additionally, we depend on external engineering firms, laboratories, IT service providers, cloud-based platforms, and other contractors who may have access to our systems or data. We cannot guarantee that these third parties maintain cybersecurity standards consistent with our expectations. A breach affecting a third-party provider could compromise our proprietary information, disrupt project development, or expose us to financial and operational risks. As our reliance on digital collaboration tools and remote data sharing increases, so does our exposure to cybersecurity vulnerabilities originating outside our direct control.

Cybersecurity threats are evolving rapidly, and our existing measures may not be sufficient to prevent or detect all incidents.

Cyber threats continue to grow in sophistication, frequency, and scale. Threat actors — including criminal groups, hacktivists, and state-sponsored entities — may target mining companies for intellectual property, strategic information, or financial gain. While we implement cybersecurity controls that we believe are appropriate for our current stage of development, these measures may not be adequate to prevent or detect all attacks. As we expand our digital footprint, we may need to invest in additional cybersecurity resources, monitoring tools, and personnel. Failure to keep pace with evolving threats could increase the likelihood or severity of a cybersecurity incident.

Responding to cybersecurity incidents may require forensic investigations, system restoration, enhanced security measures, legal and advisory services, and potential notification obligations. Even unsuccessful attempts may require additional investment in cybersecurity infrastructure. These costs may be material and could divert resources from project development or other strategic priorities. Accordingly, we may incur significant costs in response to actual or attempted cybersecurity incidents.

A cybersecurity breach could result in the loss, theft, infrastructure instability, or unauthorized disclosure of sensitive information, including proprietary data and personal information.

We store and process sensitive information, including geological data, engineering designs, commercial strategies, and limited personal information relating to employees and contractors. A cybersecurity incident could result in unauthorized access, theft, or disclosure of such information. Loss of proprietary data may undermine our competitive position or impair project development, while unauthorized disclosure of personal information may expose us to regulatory scrutiny, remediation costs, and reputational harm. Our risk and exposure to these matters cannot be fully mitigated because of the evolving nature of these threats. As such threats continue to evolve, we may be required to expend additional resources to enhance protective measures or to investigate and mitigate any security vulnerabilities.

Additionally, our business depends on the availability and reliability of external infrastructure, including power utilities, telecommunications networks, cloud platforms, and transportation systems. Cyberattacks on these external systems — whether or not we are directly targeted — could disrupt our operations, delay project development, or increase costs. As mining projects increasingly rely on digital connectivity, the potential impact of such disruptions continues to grow.

We may face increased regulatory obligations and scrutiny relating to cybersecurity and data protection.

As we progress toward construction and operations, we may become subject to additional federal and state requirements relating to cybersecurity, critical infrastructure protection, and data privacy. Compliance with evolving regulatory expectations may require additional investment in systems, personnel, and processes to provide notice of data security incidents involving certain types of data. Such disclosures are costly, and the disclosure or the failure to comply with such requirements could lead to adverse consequences. These laws and regulations are constantly evolving and subject to varying interpretations. Flawed application to these regulations may result in a failure to address and comply. Failure to comply with applicable requirements could result in penalties, increased oversight, or reputational harm.

Risks Relating to the Company’s Projections

We will complete a Feasibility Study for the McDermitt Lithium Project, and no assurance can be given that the Feasibility Study outcome will support a decision to proceed with development.

The Feasibility Study for the McDermitt Lithium Project remains in progress, and its outcomes are subject to a wide range of technical, economic, operational, and market assumptions. Although the Feasibility Study supports the technical viability and economic viability of the project at the time of reporting, there can be no assurance that the Company will make a final decision to proceed with development or obtain the financing, permits, infrastructure, or other conditions necessary to do so. Key inputs, including capital cost estimates, operating cost assumptions, metallurgical recoveries, mine design, permitting timelines, and commodity price forecasts — may differ materially from preliminary expectations. If the Feasibility Study results do not meet internal or external investment criteria, we may delay, modify, or suspend development activities, which could materially impact our growth plans, financial position, and strategic objectives.

Our Mineral Resource estimate may differ materially from actual mineral quantities we ultimately recover, and changes in costs may render resources uneconomic.

Our Mineral Resource estimates are inherently uncertain and rely on geological interpretations, sampling data, metallurgical testwork, and assumptions regarding mining and processing parameters, commodity prices, and operating costs.

Furthermore, estimates of different geologists and mining engineers may vary, and results of our mining and production, subsequent to the date of an estimate, may lead to revision of estimates due to fluctuations in the market price of ores and metals, reduced metal recovery or increased production costs due to inflation or other factors which may render Mineral Resources containing lower grades of mineralization uneconomic to exploit and may ultimately result in a restatement of Mineral Resources and may adversely impact future cash flows.

Furthermore, Mineral Resource estimates are based on limited sampling and, consequently, are uncertain as the samples may not be representative of the entire body of mineralization. As a better understanding of a body of mineralization is obtained, the estimates may change significantly.

We currently have no Mineral Reserves for the McDermitt Lithium Project, and there is no assurance that any of our Mineral Resources will ever be converted into Mineral Reserves or that a mine plan will ultimately be demonstrated to be economically viable. Changes in long-term lithium prices, process recoveries, operating and capital cost assumptions, mine design, cut-off grades or other factors may render currently estimated Mineral Resources uneconomic to exploit and could result in reductions or restatements of Mineral Resources, which may adversely impact our business, financial condition and future cash flows.

Increases in capital or operating costs, changes in mine design, or declines in lithium prices may render portions of our resources uneconomic, which could negatively impact project economics, asset values, and future production. Any material changes in volume, grade, geometry or continuity of mineralization, or in the assumptions of mineralization may adversely affect the economic viability of the mining process. The Company cannot provide assurance that mineralization can be mined or processed profitably. As such, Mineral Resource estimates have been determined and valued based on assumed future metal prices, cut-off grades, and operating costs that may be inaccurate or may change over time. Our metallurgical process design and recovery assumptions are based on laboratory and pilot-scale testwork and incorporate assumptions regarding impurity removal and lithium losses that have not yet been fully confirmed at a commercial scale. In particular, the Technical Report Summary assumes an additional lithium loss factor to reflect potential losses during impurity removal and lithium carbonate production, which has not yet been verified through dedicated testwork and may differ under actual operating conditions. If actual process recoveries, lithium losses or operating costs differ materially from these assumptions, or if long-term lithium prices are lower than assumed, portions of our Mineral Resources could become uneconomic and project economics, asset values and future production expectations could be materially adversely affected.

Risks Relating to CSTA and the Business Combination

CSTA’s sponsor changed in January 2023, and CSTA’s current Sponsor sourced and negotiated the Business Combination. The sponsor handover resulted in changes to CSTA’s management team and strategic direction.

On January 30, 2023, CSTA completed the sponsor handover, pursuant to which control of CSTA’s sponsor was transferred from the Old Sponsor to the current Sponsor, Constellation Sponsor LP, which is controlled by affiliates of Antarctica Capital. In connection with the sponsor handover, CSTA’s management team was replaced with executives affiliated with Antarctica Capital. The current management team, including Chandra R. Patel and Jarett Goldman, subsequently conducted an independent review of potential business combination targets, identified HiTech as a compelling target, and negotiated the terms of the Business Combination. Investors should be aware that: (i) the Business Combination was sourced and negotiated entirely by CSTA’s current management team following the sponsor handover, (ii) neither the Old Sponsor nor CSTA’s former management team had any involvement in the identification of HiTech or the negotiation of the Business Combination, (iii) the sponsor handover resulted in a change in CSTA’s strategic direction and investment focus, (iv) the Sponsor and its affiliates have committed to provide certain financing to US Elemental through the Securities Purchase Agreement, which may create incentives for the Sponsor to consummate the Business Combination that differ from the interests of public shareholders, and (v) the Sponsor acquired its interest in CSTA at a nominal cost and will benefit from the completion of the Business Combination even if public shareholders experience losses. For more information about the sponsor handover, see “The Business Combination Proposal — The Background of the Business Combination.”

CSTA’s Sponsor and members of CSTA’s team have agreed to vote in favor of the Business Combination, regardless of how CSTA Public Shareholders vote.

The Sponsor currently owns approximately 97.7% of the outstanding CSTA Ordinary Shares. The Sponsor and members of CSTA’s team also may from time-to-time purchase CSTA Class A Ordinary Shares prior to the completion of a business combination. CSTA Organizational Documents provide that, if CSTA seeks shareholder approval, CSTA will complete its business combination only if CSTA receives (i) an ordinary resolution under Cayman Islands law in connection with the Business Combination Proposal, which requires the affirmative vote of a majority of the shareholders who attend and vote at a general meeting of the company and (ii) a special resolution under Cayman Islands law in connection with the Merger Proposal, which requires the affirmative vote of a majority of not less than two-thirds of the shareholders who attend and vote at a general meeting of the company. As such, a business combination may be approved by the Sponsor without the vote of any of the CSTA Public Shares.

Since the Sponsor, as well as CSTA’s officers and directors, have interests that are different, or in addition to (and which may conflict with), the interests of the CSTA Public Shareholders, a conflict of interest may have existed in determining whether the Business Combination with HiTech is appropriate as our initial business combination. Such interests include that the Sponsor will lose its entire investment in us if the Business Combination is not completed.

In considering the recommendation of the CSTA Board to vote in favor of the Business Combination, CSTA Shareholders should be aware that, aside from their interests as shareholders, our Sponsor and our directors, officers and advisors and HiTech’s current owner have interests in the Business Combination that are different from, or in addition to, those of our other shareholders generally. Our directors were aware of and considered these interests, among other matters, in evaluating the Business Combination, and in recommending to CSTA Shareholders that they approve the Business Combination. CSTA Shareholders should take these interests into account in deciding whether to approve the Business Combination. These interests include, among other things:

•        the fact that the Sponsor, for no compensation, has agreed not to redeem any CSTA Class A Ordinary Shares held by them in connection with a shareholder vote to approve the Business Combination and the Sponsor is obligated to vote in favor of the Business Combination;

•        the fact that the Sponsor has irrevocably waived the anti-dilution adjustments set forth in the CSTA Organizational Documents with respect to the CSTA Class B Ordinary Shares that it holds;

•        the fact that the Sponsor paid an aggregate amount of $25,000 for the Founder Shares, which will convert into 7,750,000 shares of US Elemental Common Stock (           of which will be held by the Sponsor following the forfeiture of            shares in connection with the consummation of the Business Combination) in accordance with the terms of the CSTA Organizational Documents and such securities will have a significantly higher value at the time of the Business Combination;

•        the fact that the Sponsor paid $8,200,000 for 5,466,667 CSTA Private Placement Warrants, each of which is exercisable commencing 30 days following the Closing for one share of US Elemental Common Stock at $11.50 per share and which and if we do not consummate an initial business combination by the Termination Date, then the warrants held by the Sponsor will be worthless;

•        the fact that the Sponsor has invested in CSTA an aggregate of $8,225,000, comprised of the $25,000 purchase price for 7,750,000 Founder Shares and the $8,200,000 purchase price for 5,466,667 CSTA Private Placement Warrants. Assuming a trading price of $            per CSTA Class A Ordinary Share (based upon the closing price of the CSTA Class A Ordinary Shares on OTCID on       , 2026), the            Founder Shares to held by the Sponsor following the forfeiture of            shares in connection with the consummation of the Business Combination would have an implied aggregate market value of approximately $          , representing unrealized gain for the Sponsor of approximately $          . Even if the trading price of the shares of US Elemental Common Stock were as low as approximately $           per share, the aggregate market value of the Founder Shares to be retained by the Sponsor alone (without taking into account the value of the CSTA Private Placement Warrants) would be approximately equal to the initial investment in CSTA by the Sponsor. As a result, if the Business Combination is completed, the Sponsor is likely to be able to make a substantial profit on its investment in CSTA at a time when shares of US Elemental Common Stock have lost significant value. On the other hand, if CSTA liquidates without completing a business combination before the Termination Date, the Sponsor will lose its entire investment in CSTA;

•        the fact that the Sponsor and CSTA’s officers and directors will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to shareholders rather than liquidate, in which case such holders would lose their entire investment. As a result, the Sponsor as well as CSTA’s officers and directors may have a conflict of interest in determining whether HiTech is an appropriate business with which to effectuate a business combination and/or in evaluating the terms of the Business Combination, particularly given the upcoming Termination Date as described further below. The CSTA Board was aware of and considered these interests, among other matters, in evaluating and unanimously approving the Business Combination and in recommending to CSTA Public Shareholders that they approve the Business Combination;

•        the fact that the Sponsor (and CSTA’s officers and directors who are members of the Sponsor) can earn a positive rate of return on their investment, even if other CSTA Shareholders experience a negative rate of return in the Combined Company, including if the share price of the US Elemental Common Stock after the Closing falls below the price initially paid for the CSTA Units in the IPO;

•        the fact that Sponsor has agreed to waive its right to liquidating distributions from the Trust Account with respect to any CSTA Ordinary Shares (other than CSTA Public Shares) held by them if CSTA fails to complete an initial business combination by the Termination Date;

•        the fact that at Closing, we anticipate that (i) loans made by the Sponsor or any of its affiliates to CSTA in an amount of approximately $           will be converted into approximately            US Elemental Private Placement Warrants and (ii) loans made by the Sponsor or any of its affiliates to CSTA in an amount of approximately $           will be repaid in cash, each in connection with the consummation of the Business Combination. As of the date of this proxy statement/prospectus, there are loans extended, fees due or outstanding out-of-pocket expenses amounting in the aggregate to $           for which the Sponsor and CSTA’s officers and directors are awaiting reimbursement in cash or through the conversion into CSTA Private Placement Warrants. HiTech and CSTA have agreed pursuant to the terms of the Business Combination Agreement that working capital loans (including extension funding loans) to CSTA in excess of $1,500,000 may be converted into CSTA Private Placement Warrants at $1.50 per CSTA Private Placement Warrant in

order to preserve cash for the combined company following the Closing; for a description of such loans, see “CSTA’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and for a description of the treatment of such loans in the Business Combination, see “The Business Combination Proposal”;

•        the fact that, in certain instances, the Sponsor and CSTA’s officers and directors will not be reimbursed for any loans extended, fees due or out-of-pocket expenses if an initial business combination is not consummated by the Termination Date;

•        the fact that if the Trust Account is liquidated, including in the event CSTA is unable to complete an initial business combination by the Termination Date, the Sponsor has agreed to indemnify CSTA to ensure that the proceeds in the Trust Account are not reduced below $10.00 per CSTA Public Share, or such lesser per CSTA Public Share amount as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which CSTA has entered into an acquisition agreement or claims of any third party for services rendered or products sold to CSTA, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account; and

•        the fact that Sponsor has the right to designate one member of the US Elemental Board;

•        the fact that CSTA’s officers and directors will be entitled to continued indemnification and the continuation of directors’ and officers’ liability insurance for a period following the Business Combination; and

•        the fact that the current Sponsor assumed control of CSTA in January 2023 following a sponsor handover from CSTA’s original sponsor, and CSTA’s reconstituted management team sourced and negotiated the Business Combination with HiTech, and accordingly the Sponsor and its affiliates have increased financial exposure to CSTA through extension funding and working capital loans, which may create additional incentives to complete the Business Combination.

The CSTA Board concluded that the potentially disparate interests would be mitigated because (i) these interests were disclosed in the prospectus for our initial public offering and are disclosed in this proxy statement/prospectus, (ii) most of these disparate interests would exist with respect to a business combination by CSTA with any other target business or businesses, and (iii) the Sponsor will hold equity interests in US Elemental with value that, after the Closing, will be based on the future performance of the US Elemental Common Stock. In addition, CSTA’s independent directors reviewed and considered these interests during their evaluation of the Business Combination and in unanimously approving, as members of the CSTA Board, the Business Combination Agreement and the related agreements and the transactions contemplated thereby, including the Business Combination.

Based on its review of the foregoing considerations, the CSTA Board concluded that the potentially negative factors associated with the Business Combination were outweighed by the potential benefits that it expects the CSTA Shareholders will receive as a result of the Business Combination. The CSTA Board realized that there can be no assurance about future results, including results considered or expected as disclosed in the foregoing reasons.

These interests may have influenced the decision of the CSTA Board to approve the Business Combination and to continue to pursue such Business Combination. In considering the recommendations of CSTA Board to vote for the Business Combination Proposal, the Merger Proposal and the Adjournment Proposal, the CSTA Public Shareholders should consider these interests.

CSTA may not be able to consummate the Business Combination by the Termination Date, in which case CSTA would cease all operations except for the purpose of winding up and CSTA would redeem CSTA Public Shares and liquidate.

If CSTA is unable to consummate the Business Combination with HiTech, CSTA may not be able to find a suitable target business and consummate a business combination by the Termination Date. CSTA’s ability to complete a business combination may be negatively impacted by general market conditions, volatility in the capital and debt markets and the other risks described herein. Further, financial markets may be adversely affected by current or anticipated military conflicts (including the military conflicts between Russia and Ukraine and in the Middle East and rising tensions between China and Taiwan), terrorism, sanctions or other geopolitical events. See “— CSTA’s search for a business combination, and any target business with which CSTA may ultimately consummate a business combination, may be materially adversely affected by the geopolitical tensions, including the conflicts between Russia-Ukraine and in the Middle East, rising tensions between China and Taiwan, and subsequent sanctions against individuals and entities and the status of debt and equity markets, as well as protectionist legislation in CSTA’s target markets.”

If CSTA has not consummated a business combination within such applicable time period, CSTA will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the CSTA Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to CSTA to pay CSTA’s income taxes, if any (less taxes payable), divided by the number of the then-outstanding CSTA Public Shares, which redemption will completely extinguish CSTA Public Shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of CSTA’s remaining shareholders and the CSTA Board, liquidate and dissolve, subject in each case to CSTA’s obligations under Cayman Islands law to provide for claims of creditors and other requirements of other applicable law. CSTA Organizational Documents provide that, if CSTA winds up for any other reason prior to the consummation of a business combination, CSTA will follow the foregoing procedures with respect to the liquidation of the Trust Account as promptly as reasonably possible but not more than ten business days thereafter, subject to applicable Cayman Islands law. In either such case, CSTA Public Shareholders may receive only $10.00 per public share, or less than $10.00 per public share, on the redemption of their shares, and CSTA Warrants will expire worthless. See “— If third parties bring claims against CSTA, the proceeds held in the Trust Account could be reduced and the per-share redemption amount received by shareholders may be less than $10.00 per public share” and other risk factors herein.

CSTA depends on a variety of U.S. and multi-national financial institutions to provide CSTA with banking services. The default or failure of one or more of the financial institutions that CSTA relies on may adversely affect CSTA’s business and financial condition.

CSTA maintains the majority of its cash and cash equivalents in accounts with major U.S. and multi-national financial institutions, and CSTA’s deposits at certain of these institutions exceed insured limits. Market conditions can impact the viability of these institutions. In the event of the failure of any of the financial institutions where CSTA maintains CSTA’s cash and cash equivalents, there can be no assurance that CSTA would be able to access uninsured funds in a timely manner or at all. Any inability to access or delay in accessing these funds could adversely affect CSTA’s liquidity, business and financial condition.

CSTA’s search for a business combination, and any target business with which CSTA may ultimately consummate a business combination, may be materially adversely affected by the geopolitical tensions, including the conflicts between Russia-Ukraine and in the Middle East, rising tensions between China and Taiwan, and subsequent sanctions against individuals and entities and the status of debt and equity markets, as well as protectionist legislation in CSTA’s target markets.

U.S. and global markets have experienced, and may continue to experience, volatility and disruption resulting from geopolitical tensions, including the conflicts between Russia-Ukraine and in the Middle East and rising China-Taiwan tensions. In response to the invasion of Ukraine by Russia, the United States, the United Kingdom, the European Union and other countries announced, and may continue to announce, various sanctions and restrictive actions against Russia, Belarus and related individuals and entities, including the removal of certain financial institutions from the Society for Worldwide Interbank Financial Telecommunication (SWIFT) payment system. Certain countries, including the United States, have also provided and may continue to provide military aid or other assistance to Ukraine during the ongoing military conflict, increasing geopolitical tensions with Russia. Increasing geopolitical tensions have created global security concerns that could have a lasting impact on regional and global economies. Although the length and impact of the ongoing military conflict in Ukraine, the conflict in the Middle East and growing tensions between China and Taiwan are highly unpredictable, the conflicts could lead to market disruptions, including significant volatility in energy and other commodity prices, credit and capital markets, as well as supply chain interruptions. Additionally, military actions and the resulting sanctions could adversely affect the global economy and financial markets and lead to instability and lack of liquidity in capital markets.

Any of the abovementioned factors, or any other negative impact on the global economy, capital markets or other geopolitical conditions could adversely affect CSTA’s search for a business combination and any target business with which CSTA may ultimately consummate a business combination. Any such disruptions may also have the effect of heightening many of the other risks described elsewhere in this proxy statement/prospectus. If these disruptions or other matters of global concern continue for an extensive period of time, CSTA’s ability to consummate a business combination, or the operations of a target business with which CSTA may ultimately consummate a business combination, may be materially adversely affected.

In addition, increasing geopolitical tensions could result in increased cyber-attacks against U.S. companies.

Economic recessions or downturns could impair CSTA’s ability to attract a target company and complete an initial business combination.

The current macroeconomic environment is characterized by labor shortages, strikes, work stoppages, labor disputes, supply chain disruptions and accidents, changing interest rates, persistent inflation, foreign currency exchange volatility, volatility in global capital markets and concerns over actual and potential tariffs and sanctions, inflation and persistent recession risk. The risks associated with CSTA’s ability to attract a target company for completing an initial business combination are more severe during periods of economic slowdown or recession.

Changes to United States tariff and import/export regulations may have a negative effect on potential target companies and, in turn, harm CSTA.

The United States has recently enacted significant new tariffs. Additionally, President Trump has directed various federal agencies to further evaluate key aspects of U.S. trade policy and there has been ongoing discussion and commentary regarding potential significant changes to U.S. trade policies, treaties and tariffs. There continues to exist significant uncertainty about the future relationship between the U.S. and other countries with respect to such trade policies, treaties and tariffs. These developments, or the perception that any of them could occur, may have a material adverse effect on global economic conditions and the stability of global financial markets, and may significantly reduce global trade and, in particular, trade between the impacted nations and the U.S. Any of these factors could depress economic activity and restrict potential target companies’ access to suppliers or customers and have a material adverse effect on their business, financial condition and results of operations, which in turn would negatively impact CSTA’s possibility of closing an initial business combination.

The Sponsor, directors, executive officers, advisors and their affiliates may elect to purchase CSTA Public Shares or CSTA Public Warrants, which may influence a vote on the Business Combination and reduce the public “float” of CSTA Class A Ordinary Shares or CSTA Public Warrants.

If CSTA seeks shareholder approval of a business combination and CSTA does not conduct redemptions pursuant to the tender offer rules, the Sponsor, directors, executive officers, advisors or their affiliates may purchase Public Shares or warrants in privately negotiated transactions or in the open market either prior to or following the completion of a business combination, although they are under no obligation to do so. However, other than as expressly stated herein, they have no current commitments, plans or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions. None of the funds in the Trust Account will be used to purchase CSTA Public Shares or warrants in such transactions.

In the event that the Sponsor, directors, executive officers, advisors or their affiliates purchase shares in privately negotiated transactions from CSTA Public Shareholders who have already elected to exercise their redemption rights, such selling shareholders would be required to revoke their prior elections to redeem their shares. The purpose of any such transaction could be to (i) vote in favor of the Business Combination and thereby increase the likelihood of obtaining shareholder approval of the Business Combination, (ii) reduce the number of public warrants outstanding or vote such warrants on any matters submitted to the warrant holders for approval in connection with a business combination, or (iii) satisfy a closing condition in an agreement with a target that requires CSTA to have a minimum net worth or a certain amount of cash at the closing of a business combination, where it appears that such requirement would otherwise not be met. Any such purchases of CSTA’s securities may result in the completion of a business combination that may not otherwise have been possible. In addition, if such purchases are made, the public “float” of CSTA Class A Ordinary Shares or public warrants may be reduced and the number of beneficial holders of CSTA’s securities may be reduced, which may make it difficult to maintain or obtain the quotation, listing or trading of CSTA’s securities on a national securities exchange.

Any such purchases will be reported pursuant to Section 13 and Section 16 of the Exchange Act to the extent such purchasers are subject to such reporting requirements. See “Information about CSTA — Effecting Our Business Combination — Permitted Purchases and Other Transactions with Respect to Our Securities” for a description of how the Sponsor, directors, executive officers, advisors or their affiliates will select which shareholders to purchase securities from in any private transaction.

If CSTA does not consummate a business combination by the Termination Date, CSTA Public Shareholders may be forced to wait beyond the Termination Date before redemption from the Trust Account.

If CSTA does not consummate a business combination by the Termination Date, the proceeds then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to CSTA to pay CSTA’s income taxes, if any, will be used to fund the redemption of CSTA Public Shares, as further described herein. Any redemption of CSTA Public Shareholders from the Trust Account will be effected automatically by function of the CSTA Organizational Documents prior to any voluntary winding up. If CSTA is required to wind up, liquidate the Trust Account and distribute such amount therein, pro rata, to CSTA Public Shareholders, as part of any liquidation process, such winding up, liquidation and distribution must comply with the applicable provisions of the Cayman Companies Act. In that case, investors may be forced to wait beyond the Termination Date, before the redemption proceeds of the Trust Account become available to them, and they receive the return of their pro rata portion of the proceeds from the Trust Account. CSTA has no obligation to return funds to investors prior to the date of CSTA’s redemption or liquidation unless, prior thereto, CSTA consummates its business combination or amend certain provisions of the CSTA Organizational Documents, and only then in cases where investors have sought to redeem their CSTA Class A Ordinary Shares. Only upon CSTA’s redemption or any liquidation will CSTA Public Shareholders be entitled to distributions if CSTA does not complete its business combination and does not amend certain provisions of the CSTA Organizational Documents. The CSTA Organizational Documents provide that, if CSTA winds up for any other reason prior to the consummation of a business combination, CSTA will follow the foregoing procedures with respect to the liquidation of the Trust Account as promptly as reasonably possible but not more than ten business days thereafter, subject to applicable Cayman Islands law.

CSTA may seek acquisition opportunities in industries or sectors which may or may not be outside of CSTA’s founders’ area of expertise.

CSTA will consider a business combination outside of CSTA’s founders’ area of expertise if a business combination target is presented to CSTA and CSTA determines that such candidate offers an attractive acquisition opportunity for CSTA. Although CSTA’s team will endeavor to evaluate the risks inherent in any particular business combination target, CSTA may not adequately ascertain or assess all of the significant risk factors. CSTA also cannot assure you that an investment in the CSTA Units will not ultimately prove to be less favorable to investors than a direct investment, if an opportunity were available, in a business combination target. In the event CSTA elects to pursue an acquisition outside of the areas of CSTA’s founders’ expertise, CSTA’s founders’ expertise may not be directly applicable to its evaluation or operation, and the information contained in this proxy statement/prospectus regarding the areas of CSTA’s founders’ expertise would not be relevant to an understanding of the business that CSTA elects to acquire. As a result, CSTA’s team may not be able to adequately ascertain or assess all of the significant risk factors. Accordingly, any holders who choose to retain their securities following CSTA’s business combination could suffer a reduction in the value of their securities. Such holders are unlikely to have a remedy for such reduction in value unless they are able to successfully claim that the reduction was due to the breach by CSTA’s officers or directors of a duty of care or other fiduciary duty owed to them, or if they are able to successfully bring a private claim under securities laws that the proxy solicitation or tender offer materials, as applicable, relating to a business combination contained an actionable material misstatement or material omission.

Although CSTA has identified general criteria that CSTA believes are important in evaluating prospective target businesses, CSTA may enter into a business combination with a target that does not meet such criteria, and as a result, the target business with which CSTA enters into a business combination may not have attributes entirely consistent with CSTA’s general criteria.

Although CSTA has identified general criteria for evaluating prospective target businesses, it is possible that a target business with which CSTA enters into business combination will not have all of these positive attributes. If CSTA completes business combination with a target that does not meet some or all of these criteria, such combination may not be as successful as a combination with a business that does meet all of CSTA’s general criteria. In addition, if CSTA announces a prospective business combination with a target that does not meet CSTA’s general criteria, a greater number of shareholders may exercise their redemption rights, which may make it difficult for CSTA to meet any closing condition with a target business that requires CSTA to have a minimum net worth or a certain amount of cash. In addition, if shareholder approval of the transaction is required by applicable law or stock exchange rule, or CSTA decides to obtain shareholder approval for business or other reasons, it may be more difficult for CSTA to attain shareholder approval of a business combination if the target business does not meet CSTA’s general criteria. If CSTA does not complete business combination within the required time period, CSTA Public Shareholders may receive only approximately $10.00 per public share, or less in certain circumstances, on the liquidation of the Trust Account and CSTA Warrants will expire worthless.

CSTA is not required to obtain an opinion from an independent accounting or investment banking firm, and consequently, you may have no assurance from an independent source that the price CSTA is paying for the business is fair to CSTA Shareholders from a financial point of view.

Unless CSTA completes business combination with an affiliated entity, CSTA is not required to obtain an opinion from an independent accounting firm or valuation firm or independent investment banking firm that the price CSTA is paying is fair to CSTA Shareholders from a financial point of view. If no opinion is obtained, CSTA’s shareholders will be relying on the judgment of the CSTA Board, who will determine fair market value based on standards generally accepted by the financial community. Such standards used will be disclosed in CSTA’s proxy solicitation or tender offer materials, as applicable, related to a business combination.

Recent increases in inflation in the United States and elsewhere could make it more difficult for CSTA to consummate a business combination.

Recent increases in inflation in the United States and elsewhere may be leading to increased price volatility for publicly traded securities, including CSTA’s, and may lead to other national, regional and international economic disruptions, any of which could make it more difficult for CSTA to consummate a business combination.

CSTA may be unable to obtain additional financing to complete its initial business combination or to fund the operations and growth of a target business, which could compel CSTA to restructure or abandon a particular business combination.

Although CSTA believes that the net proceeds of the IPO and the sale of the CSTA Private Placement Warrants and the funds from permitted withdrawals will be sufficient to allow CSTA to complete an initial business combination, CSTA cannot ascertain the capital requirements for any particular transaction. If the net proceeds of the IPO and the sale of the CSTA Private Placement Warrants and the funds from permitted withdrawals prove to be insufficient, either because of the size of an initial business combination, the depletion of the available net proceeds in search of a target business, the obligation to redeem for cash a significant number of shares from shareholders who elect redemption in connection with an initial business combination or the terms of negotiated transactions to purchase shares in connection with an initial business combination, CSTA may be required to seek additional financing or to abandon the proposed business combination. Such financing may not be available on acceptable terms, if at all. The current economic environment may make it difficult for companies to obtain acquisition financing. To the extent that additional financing proves to be unavailable when needed to complete an initial business combination, CSTA would be compelled to either restructure the transaction or abandon that particular business combination and seek an alternative target business candidate. In addition, even if CSTA does not need additional financing to complete an initial business combination, CSTA may require such financing to fund the operations or growth of the target business. The failure to secure additional financing could have a material adverse effect on the continued development or growth of the target business. None of CSTA’s officers, directors or shareholders is required to provide any financing to CSTA in connection with or after an initial business combination.

CSTA has no operating history and no revenues, and you have no basis on which to evaluate CSTA’s ability to achieve CSTA’s business objective.

CSTA was formed on November 20, 2020 under the laws of the Cayman Islands and has no operating history. Because CSTA lacks an operating history, you have no basis upon which to evaluate CSTA’s ability to achieve CSTA’s business objective of completing an initial business combination with one or more target businesses. Except for the Business Combination, CSTA has no other plans, arrangements or understandings with any prospective target business concerning a business combination and may be unable to complete an initial business combination. If CSTA fails to complete an initial business combination, CSTA will never generate any operating revenues.

CSTA and HiTech have incurred and expect to incur significant costs associated with the Business Combination.

CSTA and HiTech expect to incur significant, non-recurring costs in connection with consummating the Business Combination and operating as a public company following the Business Combination. HiTech may also incur additional costs to retain key employees. All expenses incurred in connection with the Business Combination Agreement and the transactions contemplated thereby, including all legal, accounting, consulting, investment banking and other fees, expenses and costs, will be for the account of the party incurring such fees, expenses and costs, provided that if the Closing occurs, CSTA will bear and pay at or promptly after Closing all CSTA and HiTech’s transaction expenses.

The aggregate transaction expenses as a result of the Business Combination are expected to be approximately $10.11 million. Such transaction costs include $4,340,000 of Deferred Underwriting Fees incurred in connection with the IPO. $6,510,000 of Deferred Underwriting Fees were waived by Deutsche Bank Securities Inc. on April 13, 2026. Deutsche Bank Securities Inc. was to be compensated, in part, on a deferred basis for its underwriting service in connection with the IPO. Despite such services having already been rendered, Deutsche Bank Securities Inc. waived such deferred fees and is disclaiming responsibility for the information included in this proxy statement/prospectus. Such waiver did not impact the evaluation of the Business Combination. Deutsche Bank Securities Inc. did not communicate to CSTA its reasons for its waiver of the deferred underwriting fees. CSTA did not seek out the reasons for such waivers nor is CSTA willing to speculate as to Deutsche Bank Securities Inc.’s reasons for such waiver. The per-share amount we will distribute to shareholders who properly exercise their redemption rights will not be reduced by the transaction expenses and after such redemptions, the per-share value of shares held by non-redeeming shareholders will reflect our obligation to pay the transaction expenses.

The exercise of CSTA’s directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the Business Combination may result in a conflict of interest when determining whether such changes to the terms of the Business Combination or waivers of conditions are appropriate and in the best interests of CSTA Shareholders.

In the period leading up to the Closing, events may occur that, pursuant to the Business Combination Agreement, would require CSTA to agree to amend the Business Combination Agreement, to consent to certain actions taken by HiTech or to waive rights that CSTA is entitled to under the Business Combination Agreement. Such events could arise because of changes in the course of HiTech’s business, a request by HiTech to undertake actions that would otherwise be prohibited by the terms of the Business Combination Agreement or the occurrence of other events that would have a material adverse effect on HiTech’s business and would entitle CSTA to terminate the Business Combination Agreement. In any of such circumstances, it would be at CSTA’s discretion, acting through its board of directors, to grant its consent or waive those rights. The existence of the financial and personal interests of the directors described in the preceding risk factors may result in a conflict of interest on the part of one or more of the directors between what they may believe is best for CSTA and what they may believe is best for themselves in determining whether or not to take the requested action. As of the date of this proxy statement/prospectus, CSTA does not believe there will be any material changes or waivers that CSTA’s directors and officers would be likely to make after the mailing of this proxy statement/prospectus. CSTA will circulate a supplemental or amended proxy statement/prospectus if changes to the terms of the Business Combination that would have a material impact on its shareholders are required prior to the vote on the Business Combination Proposal.

The consummation of the Business Combination is subject to a number of conditions and if those conditions are not satisfied or waived, the Business Combination Agreement may be terminated in accordance with its terms and the Business Combination may not be completed.

Even if the Business Combination Agreement is approved by CSTA’s shareholders, specified conditions must be satisfied or waived before the parties to the Business Combination Agreement are obligated to complete the Business Combination, including satisfaction of the Minimum Cash Condition. CSTA does not control the satisfaction of all such conditions. For a list of the material closing conditions contained in the Business Combination Agreement, see the section entitled “The Business Combination Proposal — Business Combination Agreement — Conditions to Consummation of the Business Combination.” US Elemental, CSTA and HiTech may not satisfy all of the closing conditions in the Business Combination Agreement. If the closing conditions are not satisfied or waived, the Business Combination will not occur, or will be delayed pending later satisfaction or waiver, and such delay may cause CSTA and HiTech to each lose some or all of the intended benefits of the Business Combination.

You will not have any rights or interests in funds from the Trust Account, except under certain limited circumstances. Therefore, to liquidate your investment, you may be forced to sell your CSTA Public Shares or warrants, potentially at a loss.

CSTA Public Shareholders will be entitled to receive funds from the Trust Account only upon the earlier to occur of: (i) CSTA’s completion of a business combination, and then only in connection with those CSTA Class A Ordinary Shares that such shareholder properly elected to redeem, subject to the limitations described herein, (ii) the redemption of any Public Shares properly tendered in connection with a shareholder vote to amend the CSTA Organizational Documents (A) to modify the substance or timing of CSTA’s obligation to provide holders of CSTA Class A Ordinary Shares the right to have their shares redeemed in connection with a business combination or to redeem 100% of CSTA’s Public Shares if CSTA does not complete business combination by the Termination Date, or (B) with respect to any other provision relating to the rights of holders of CSTA Class A Ordinary Shares or pre-business combination activity, and (iii) the redemption of CSTA’s Public Shares if CSTA has not consummated an initial business combination by the Termination Date. Public shareholders who redeem their CSTA Class A Ordinary Shares in connection with a shareholder vote described in clause (ii) in the preceding sentence shall not be entitled to funds from the Trust Account upon the subsequent completion of a business combination or liquidation if CSTA has not consummated a business combination by the Termination Date, with respect to such CSTA Class A Ordinary Shares so redeemed. In no other circumstances will a shareholder have any right or interest of any kind to or in the Trust Account. Holders of warrants will not have any right to the proceeds held in the Trust Account with respect to the warrants. Accordingly, to liquidate your investment, you may be forced to sell your CSTA Public Shares or warrants, potentially at a loss.

NYSE delisted CSTA’s securities from its exchange after CSTA’s voluntary request which could limit investors’ ability to make transactions in its securities and subject CSTA to additional trading restrictions.

On December 20, 2023, CSTA announced its intention to voluntarily delist its securities from NYSE. The Board approved the voluntary delisting on December 20, 2023 and CSTA provided notice of the voluntary delisting to NYSE on December 20, 2023.

On January 16, 2024, CSTA voluntarily delisted its Securities from NYSE and began trading its securities on the over-the-counter market. The CSTA Class A Ordinary Shares are currently quoted on the OTCID Basic Market (“OTCID”) under the trading symbol “CSTAF,” the CSTA Warrants are currently quoted on the OTCID under the trading symbol “CSTWF” and the CSTA Units are currently quoted on the OTCID under the trading symbol “CSTUF.”

On OTC, CSTA remains subject to the periodic reporting requirements of the Exchange Act. Since CSTA’s securities trade on the over-the-counter market, CSTA could face significant material adverse consequences, including:

•        a limited availability of market quotations for CSTA’s securities;

•        a reduced liquidity for CSTA’s securities;

•        a determination that CSTA Public Shares are “penny stocks” which will require brokers trading in CSTA’s securities to adhere to more stringent rules, including being subject to the depository requirements of Rule 419 of the Securities Act, and possibly result in a reduced level of trading activity in the secondary trading market for CSTA’s securities;

•        a decreased ability to issue additional securities or obtain additional financing in the future; and

•        a less attractive acquisition vehicle to a target business in connection with an initial business combination.

Since CSTA is no longer listed on NYSE, CSTA’s securities do not qualify as covered securities under such statute and CSTA is subject to regulation in each state in which CSTA offers CSTA’s securities. In addition, because CSTA’s securities were delisted from NYSE and are no longer listed on a national securities exchange, CSTA may be less attractive to potential Business Combination targets and thereby adversely affect CSTA’s ability to complete a business combination.

Because of CSTA’s limited resources and the significant competition for business combination opportunities, it may be more difficult for CSTA to complete a business combination. If CSTA does not complete a business combination within the required time period, CSTA Public Shareholders may receive only approximately $10.00 per public share, or less in certain circumstances, on the liquidation of the Trust Account and CSTA Warrants will expire worthless.

CSTA expects to encounter intense competition from other entities having a business objective similar to CSTA’s, including private investors (which may be individuals or investment partnerships), other blank check companies and other entities, domestic and international, competing for the types of businesses CSTA intends to acquire. Many of these individuals and entities are well-established and have extensive experience in identifying and effecting, directly or indirectly, acquisitions of companies operating in or providing services to various industries. Many of these competitors possess greater technical, human and other resources or more local industry knowledge than CSTA does and CSTA’s financial resources will be relatively limited when contrasted with those of many of these competitors. While CSTA believes there are numerous target businesses CSTA could potentially acquire with the net proceeds of the IPO and the sale of the CSTA Private Placement Warrants, CSTA’s ability to compete with respect to the acquisition of certain target businesses that are sizable will be limited by CSTA’s available financial resources. This inherent competitive limitation gives others an advantage in pursuing the acquisition of certain target businesses. Furthermore, CSTA is obligated to offer holders of CSTA Public Shares the right to redeem their shares for cash at the time of a business combination in conjunction with a shareholder vote or via a tender offer. Target companies will be aware that this may reduce the resources available to CSTA for a business combination. Any of these obligations may place CSTA at a competitive disadvantage in successfully negotiating a business combination. If CSTA has not consummated a business combination within the required time period, CSTA Public Shareholders may receive only approximately $10.00 per public share, or less in certain circumstances, on the liquidation of the Trust Account and CSTA Warrants will expire worthless. See “— If third parties bring claims against CSTA, the proceeds held in the Trust Account could be reduced and the per-share redemption amount received by shareholders may be less than $10.00 per public share” and other risk factors herein.

The level of due diligence conducted in connection with the Business Combination may not be as high as would be the case if HiTech became a public company through an underwritten public offering, which could result in defects with HiTech’s business or problems with HiTech’s management being overlooked.

HiTech following the Business Combination will become a publicly listed company with US Elemental as the listed issuer. The Business Combination and the transactions described in this proxy statement/prospectus differ from an underwritten initial public offering. In a traditional underwritten initial public offering, underwriters typically conduct a certain amount of due diligence on the company being taken public in order to establish a due diligence defense against liability claims under federal securities laws. Because CSTA is already a publicly listed company, an underwriter has not been engaged. However, management and the CSTA Board conducted due diligence. This due diligence, however, may be different than the due diligence undertaken by an underwriter in a traditional initial public offering. The Sponsor may have an inherent conflict of interest because its shares and warrants will be worthless if an initial business combination is not completed with HiTech or another company during a prescribed period of time. Therefore, there could be a heightened risk of an incorrect valuation of HiTech’s business, which could cause potential harm to investors.

The process of taking a company public by means of a business combination with a SPAC is different from taking a company public through an underwritten offering and may create risks for our unaffiliated investors.

An underwritten offering involves a company engaging underwriters to purchase its shares and resell them to the public. Going public via a business combination with a SPAC does not involve a book-building process as is the case in an underwritten public offering. In any underwritten public offering, the initial value of a company is set by investors who indicate the price at which they are prepared to purchase shares from the underwriters. In the case of a SPAC transaction, the value of the company is established by means of negotiations between the target company, the SPAC and, in some cases, private investors who agree to purchase shares at the time of the business combination. The process of establishing the value of a company in a SPAC business combination may be less effective than the book-building process in an underwritten public offering and does not reflect events that may have occurred between the date of the business combination agreement and the Closing. In addition, underwritten public offerings are frequently oversubscribed resulting in additional potential demand for shares in the aftermarket following the underwritten public offering. There is often no such book of demand built up in connection with a SPAC transaction and no underwriters with the responsibility of stabilizing the share price which may result in the share price being harder to sustain after the consummation of the business combination.

The unaudited pro forma financial information included in the section titled “Unaudited Pro Forma Condensed Combined Financial Information” may not be representative of the Company’s results if the Business Combination is completed.

CSTA and HiTech currently operate as separate companies and have had no prior history as a combined entity, and HiTech’s and CSTA’s operations have not previously been managed on a combined basis. The pro forma financial information included in this proxy statement/prospectus is presented for informational purposes only and is not necessarily indicative of the financial position or results of operations that would have actually occurred had the Business Combination been completed at or as of the dates indicated, nor is it indicative of the future operating results or financial position of CSTA. The unaudited pro forma financial information does not reflect future events that may occur after the Business Combination and does not consider potential impacts of future market conditions on revenues or expenses. The pro forma financial information included in the section titled “Unaudited Pro Forma Condensed Combined Financial Information” has been derived from CSTA’s and HiTech’s historical financial statements and certain adjustments and assumptions have been made regarding CSTA after giving effect to the Business Combination. There may be differences between preliminary estimates in the pro forma financial information and the final acquisition accounting, which could result in material differences from the pro forma information presented in this proxy statement/prospectus in respect of the estimated financial position and results of operations of CSTA.

In addition, the assumptions used in preparing the pro forma financial information may not prove to be accurate and other factors may affect our financial condition or results of operations following the Closing. Any potential decline in our financial condition or results of operations may cause significant variations in the stock price of the Company.

During the pendency of the Business Combination, CSTA will not be able to enter into a business combination with another party because of restrictions in the Business Combination Agreement. Furthermore, certain provisions of the Business Combination Agreement will discourage third parties from submitting alternative takeover proposals, including proposals that may be superior to the arrangements contemplated by the Business Combination Agreement.

Covenants in the Business Combination Agreement impede the ability of CSTA to make acquisitions or complete other transactions that are not in the ordinary course of business pending completion of the Business Combination. As a result, CSTA may be at a disadvantage to its competitors during that period. In addition, while the Business Combination Agreement is in effect, neither CSTA nor HiTech may solicit, assist, facilitate the making, submission or announcement of, or intentionally encourage any alternative acquisition proposal, such as a merger, material sale of assets or equity interests or other business combination, with any third party, even though any such alternative acquisition could be more favorable to CSTA’s shareholders than the Business Combination. In addition, if the Business Combination is not completed, these provisions will make it more difficult to complete an alternative business combination following the termination of the Business Combination Agreement due to the passage of time during which these provisions have remained in effect.

CSTA may waive one or more of the conditions to the Business Combination.

CSTA may agree to waive, in whole or in part, one or more of the conditions to its obligations to complete the Business Combination, to the extent permitted by the CSTA Organizational Documents, and applicable laws. For example, it is a condition to CSTA’s obligation to close the Business Combination that certain of HiTech’s representations and warranties be true and correct to the standards applicable to such representations and warranties. However, if the CSTA Board determines that it is in the best interests of CSTA to proceed with the Business Combination, then the CSTA Board may elect to waive that condition and close the Business Combination. For a list of the material closing conditions contained in the Business Combination Agreement, see the section titled “The Business Combination Proposal — The Business Combination Agreement — Conditions to Consummation of the Business Combination.”

If the net proceeds of the IPO and the sale of the CSTA Private Placement Warrants not being held in the Trust Account are insufficient to allow CSTA to operate until the Termination Date, it could limit the amount available to fund CSTA’s search for a target business or businesses and complete a business combination, including the Business Combination, and CSTA will depend on loans from the Sponsor or its affiliates to fund CSTA’s search and to complete a business combination, including the Business Combination.

CSTA believes that, since the closing of the IPO, the funds available to CSTA outside of the Trust Account, together with funds available from loans from the Sponsor, members of CSTA’s team or any of their affiliates will be sufficient to allow CSTA to operate until at least the Termination Date; however, CSTA’s estimate may not be accurate, and the Sponsor, members of CSTA’s team or any of their affiliates are under no obligation to advance funds to CSTA in such circumstances. Of the funds available to CSTA, CSTA expects to use a portion of the funds available to CSTA to pay fees to consultants to assist CSTA with CSTA’s search for a target business. CSTA could also use a portion of the funds as a down payment or to fund a “no-shop” provision (a provision in letters of intent designed to keep target businesses from “shopping” around for transactions with other companies or investors on terms more favorable to such target businesses) with respect to a particular proposed Business Combination, although CSTA does not have any current intention to do so. If CSTA entered into a letter of intent where CSTA paid for the right to receive exclusivity from a target business and were subsequently required to forfeit such funds (whether as a result of CSTA’s breach or otherwise), CSTA might not have sufficient funds to continue searching for, or conduct due diligence with respect to, a target business.

If CSTA is required to seek additional capital, CSTA would need to borrow funds from the Sponsor, members of CSTA’s team or any of their affiliates or other third parties to operate or may be forced to liquidate.

Neither the Sponsor, members of CSTA’s team nor any of their affiliates is under any obligation to advance funds to CSTA in such circumstances. Any such advances may be repaid only from funds held outside the Trust Account or from funds released to CSTA upon completion of a business combination. Up to $1,500,000 of such loans may be convertible into CSTA Private Placement Warrants and assumed by the post-business combination entity at a price of $1.50 per warrant at the option of the lender. HiTech and CSTA have agreed pursuant to the terms of the Business Combination Agreement that working capital loans (including extension funding loans) to CSTA in excess of $1,500,000 may be converted into CSTA Private Placement Warrants at $1.50 per CSTA Private Placement Warrant in order to preserve cash for the combined company following the Closing. Such warrants would be identical to the CSTA Private Placement Warrants. Prior to the completion of a business combination, CSTA does not expect to seek loans from parties other than the Sponsor, members of CSTA’s team or any of their affiliates as CSTA does not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in the Trust Account. If CSTA does not complete business combination within the required time period because CSTA does not have sufficient funds available to CSTA, CSTA will be forced to cease operations and liquidate the Trust Account. Consequently, CSTA Public Shareholders may only receive an estimated $10.00 per public share, or possibly less, on CSTA’s redemption of CSTA Public Shares, and CSTA Warrants will expire worthless. See “— If third parties bring claims against CSTA, the proceeds held in the Trust Account could be reduced and the per-share redemption amount received by shareholders may be less than $10.00 per public share” and other risk factors herein.

Subsequent to CSTA’s completion of a business combination, CSTA may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on CSTA’s financial condition, results of operations and the share price of CSTA’s securities, which could cause you to lose some or all of your investment.

Even if CSTA conducts due diligence on a target business with which CSTA combines, this diligence may not surface all material issues with a particular target business. In addition, factors outside of the target business and outside of CSTA’s control may later arise. As a result of these factors, CSTA may be forced to later write-down or write-off assets, restructure CSTA’s operations, or incur impairment or other charges that could result in CSTA’s reporting losses. Even if CSTA’s due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with CSTA’s preliminary risk analysis. Even though these charges may be non-cash items and not have an immediate impact on CSTA’s liquidity, the fact that CSTA reports charges of this nature could contribute to negative market perceptions about CSTA or CSTA’s securities. In addition, charges of this nature may cause CSTA to violate net worth or other covenants to which CSTA may be subject as a result of assuming pre-existing debt held by a target business or by virtue of CSTA’s obtaining post-combination debt financing.

Accordingly, any holders who choose to retain their securities following the Business Combination could suffer a reduction in the value of their securities.

Such holders are unlikely to have a remedy for such reduction in value unless they are able to successfully claim that the reduction was due to the breach by CSTA’s officers or directors of a duty of care or other fiduciary duty owed to them, or if they are able to successfully bring a private claim under securities laws that the proxy solicitation or tender offer materials, as applicable, relating to the Business Combination contained an actionable material misstatement or material omission.

If third parties bring claims against CSTA, the proceeds held in the Trust Account could be reduced and the per-share redemption amount received by shareholders may be less than $10.00 per public share.

CSTA’s placing of funds in the Trust Account may not protect those funds from third-party claims against CSTA. Although CSTA will seek to have all vendors, service providers (excluding CSTA’s independent registered public accounting firm), prospective target businesses and other entities with which CSTA does business execute agreements with CSTA waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of CSTA Public Shareholders, such parties may not execute such agreements, or even if they execute such agreements, they may not be prevented from bringing claims against the Trust Account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against CSTA’s assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, CSTA’s founders will perform an analysis of the alternatives available to it and will only enter into an agreement with a third-party that has not executed a waiver if CSTA’s team believes that such third-party’s engagement would be significantly more beneficial to CSTA than any alternative.

Examples of possible instances where CSTA may engage a third-party that refuses to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by CSTA’s team to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where CSTA’s team is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with CSTA and will not seek recourse against the Trust Account for any reason. Upon redemption of CSTA Public Shares, if CSTA has not consummated a business combination by the Termination Date, or upon the exercise of a redemption right in connection with a business combination, CSTA will be required to provide for payment of claims of creditors that were not waived that may be brought against CSTA within the 10 years following redemption. Accordingly, the per-share redemption amount received by CSTA Public Shareholders could be less than the $10.00 per public share initially held in the Trust Account, due to claims of such creditors. Pursuant to the letter agreement the form of which is filed as an exhibit to the registration statement of which this proxy statement/prospectus forms a part, the Sponsor has agreed that it will be liable to CSTA if and to the extent any claims by a third-party (excluding CSTA’s independent registered public accounting firm) for services rendered or products sold to CSTA, or a prospective target business with which CSTA has discussed entering into a transaction agreement, reduce the amounts in the Trust Account to below the lesser of (i) $10.00 per public share and (ii) the actual amount per share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.00 per public share due to reductions in the value of the trust assets, in each case net of the interest that may be withdrawn to pay CSTA’s tax obligations, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to seek access to the Trust Account nor will it apply to any claims under CSTA’s indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third-party, the Sponsor will not be responsible to the extent of any liability for such third-party claims.

However, CSTA has not asked the Sponsor to reserve for such indemnification obligations, nor has CSTA independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and CSTA believes that the Sponsor’s only assets are securities of CSTA. The Sponsor may not be able to satisfy those obligations. None of CSTA’s officers or directors will indemnify CSTA for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

CSTA’s directors may decide not to enforce the indemnification obligations of the Sponsor, resulting in a reduction in the amount of funds in the Trust Account available for distribution to CSTA Public Shareholders.

In the event that the proceeds in the Trust Account are reduced below the lesser of (i) $10.00 per public share and (ii) the actual amount per share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.00 per public share due to reductions in the value of the trust assets, in each case net of the interest that may be withdrawn to pay CSTA’s tax obligations, and the Sponsor asserts that it is unable to satisfy its obligations or that it has no indemnification obligations related to a particular claim, CSTA’s independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations. While CSTA currently expects that CSTA’s independent directors would take legal action on CSTA’s behalf against the Sponsor to enforce its indemnification obligations to CSTA, it is possible that CSTA’s independent directors in exercising their business judgment and subject to their fiduciary duties may choose not to do so in any particular instance. If CSTA’s independent directors choose not to enforce these indemnification obligations, the amount of funds in the Trust Account available for distribution to CSTA Public Shareholders may be reduced below $10.00 per public share.

If, after CSTA distributes the proceeds in the Trust Account to CSTA Public Shareholders, CSTA files a bankruptcy or insolvency petition or an involuntary bankruptcy or insolvency petition is filed against CSTA that is not dismissed, a bankruptcy or insolvency court may seek to recover such proceeds, and the members of the CSTA Board may be viewed as having breached their fiduciary duties to CSTA’s creditors, thereby exposing the members of the CSTA Board and CSTA to claims of punitive damages.

If, after CSTA distributes the proceeds in the Trust Account to CSTA Public Shareholders, CSTA files a bankruptcy or insolvency petition or an involuntary bankruptcy or insolvency petition is filed against CSTA that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy or insolvency court could seek to recover some or all amounts received by CSTA’s shareholders. In addition, the CSTA Board may be viewed as having breached its fiduciary duty to CSTA’s creditors and/or having acted in bad faith, thereby exposing itself and CSTA to claims of punitive damages, by paying CSTA Public Shareholders from the Trust Account prior to addressing the claims of creditors.

If, before distributing the proceeds in the Trust Account to CSTA Public Shareholders, CSTA files a bankruptcy or insolvency petition or an involuntary bankruptcy or insolvency petition is filed against CSTA that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of CSTA’s shareholders and the per-share amount that would otherwise be received by CSTA’s shareholders in connection with CSTA’s liquidation may be reduced.

If, before distributing the proceeds in the Trust Account to CSTA Public Shareholders, CSTA files a bankruptcy or insolvency petition or an involuntary bankruptcy or insolvency petition is filed against CSTA that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in CSTA’s bankruptcy estate and subject to the claims of third parties with priority over the claims of CSTA’s shareholders. To the extent any bankruptcy claims deplete the Trust Account, the per-share amount that would otherwise be received by CSTA’s shareholders in connection with CSTA’s liquidation may be reduced.

CSTA has not registered the CSTA Class A Ordinary Shares issuable upon exercise of the CSTA Warrants under the Securities Act or any state securities laws at this time, and such registration may not be in place when an investor desires to exercise CSTA Warrants, thus precluding such investor from being able to exercise its CSTA Warrants and causing such CSTA Warrants to expire worthless.

CSTA has not registered, and will not register, the CSTA Class A Ordinary Shares issuable upon exercise of the CSTA Warrants under the Securities Act or any state securities laws at this time. However, under the terms of the CSTA warrant agreement, CSTA has agreed that, as soon as practicable, but in no event later than 15 business days, after the closing of a business combination to use CSTA’s commercially reasonable efforts to file a registration statement under the Securities Act covering such shares and to maintain the effectiveness of such registration statement issuable upon exercise of the CSTA Warrants until the expiration or redemption of the warrants in accordance with the provisions of the CSTA warrant agreement. CSTA may not be able to do so if, for example, any facts or events arise which represent a fundamental change in the information set forth in the registration statement or prospectus, the financial statements contained or incorporated by reference therein are not current, complete or correct or the SEC issues a stop order.

Under certain circumstances, if the shares issuable upon exercise of the warrants are not registered under the Securities Act, CSTA will be required to permit holders to exercise their warrants on a cashless basis. However, no warrant will be exercisable for cash or on a cashless basis, and CSTA will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, unless an exemption is available.

Notwithstanding the above, if CSTA Class A Ordinary Shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, CSTA may, at CSTA’s option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event CSTA so elects, CSTA will not be required to file or maintain in effect a registration statement, but CSTA will use its reasonable best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In no event will CSTA be required to net cash settle any warrant, or issue securities or other compensation in exchange for the warrants in the event that CSTA is unable to register or qualify the shares underlying the warrants under the Securities Act or applicable state securities laws. If the issuance of the shares upon exercise of the warrants is not so registered or qualified or exempt from registration or qualification, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In such event, holders who acquired their warrants as part of a purchase of units will have paid the full CSTA Unit purchase price solely for the CSTA Class A Ordinary Shares included in the units. There may be a circumstance where an exemption from registration exists for holders of CSTA Private Placement Warrants to exercise their warrants while a corresponding exemption does not exist for holders of the warrants included as part of units sold in the IPO. In such an instance, affiliates of the Sponsor and their transferees (which may include CSTA’s team) would be able to exercise their warrants and sell the ordinary shares underlying their warrants while holders of CSTA’s public warrants would not be able to exercise their warrants and sell the underlying ordinary shares. If and when the warrants become redeemable by CSTA, CSTA may exercise CSTA’s redemption right even if CSTA is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

CSTA’s ability to require holders of CSTA Warrants to exercise such warrants on a cashless basis after CSTA calls the warrants for redemption or if there is no effective registration statement covering the CSTA Class A Ordinary Shares issuable upon exercise of these warrants will cause holders to receive fewer CSTA Class A Ordinary Shares upon their exercise of the warrants than they would have received had they been able to pay the exercise price of their warrants in cash.

If CSTA calls the warrants for redemption for cash, CSTA will have the option, in CSTA’s sole discretion, to require all holders that wish to exercise warrants to do so on a cashless basis. If CSTA chooses to require holders to exercise their warrants on a cashless basis or if holders elect to do so when there is no effective registration statement, the number of CSTA Class A Ordinary Shares received by a holder upon exercise will be fewer than it would have been had such holder exercised his or her warrant for cash.

For example, if the holder is exercising 875 CSTA Public Warrants $11.50 per share through a cashless exercise when the CSTA Class A Ordinary Shares have a fair market value of $17.50 per share, then upon the cashless exercise, the holder will receive 300 CSTA Class A Ordinary Shares. The holder would have received 875 CSTA Class A Ordinary Shares if the exercise price was paid in cash. This will have the effect of reducing the potential “upside” of the holder’s investment in CSTA because the warrant holder will hold a smaller number of CSTA Class A Ordinary Shares upon a cashless exercise of the warrants they hold.

The warrants may become exercisable and redeemable for a security other than the CSTA Class A Ordinary Shares, and you will not have any information regarding such other security at this time.

In certain situations, including if CSTA is not the surviving entity in a business combination, the warrants may become exercisable for a security other than the CSTA Class A Ordinary Shares. As a result, if the surviving company redeems your warrants for securities pursuant to the CSTA warrant agreement, you may receive a security in a company of which you do not have information at this time. Pursuant to the CSTA warrant agreement, the surviving company will be required to use commercially reasonable efforts to register the issuance of the security underlying the warrants within twenty business days of the closing of a business combination.

Even if CSTA consummates the Business Combination, there is no guarantee that the US Elemental Warrants issued upon assumption of the CSTA Warrants will ever be in the money, and they may expire worthless.

The exercise price for CSTA Public Warrants is $11.50 per CSTA Ordinary Share and, if the Business Combination is consummated, the CSTA Public Warrants will be converted to US Elemental Warrants issued upon assumption of the CSTA Warrants. There is no guarantee that the US Elemental Warrants issued upon assumption of the CSTA Warrants will ever be in the money prior to their expiration and, as such, the US Elemental Warrants issued upon assumption of the CSTA Warrants may expire worthless.

We may amend the terms of the US Elemental Warrants issued upon assumption of CSTA Warrants in a manner that may be adverse to holders of such warrants with the approval by the holders of at least 50% of the then-outstanding US Elemental Warrants issued upon assumption of CSTA Warrants. As a result, the exercise price of the US Elemental Warrants issued upon assumption of CSTA Warrants could be increased, the exercise period could be shortened and the number of shares of US Elemental Common Stock purchasable upon exercise of a US Elemental Warrant issued upon assumption of a CSTA Warrant could be decreased, all without any particular public warrant holder’s approval.

The CSTA Public Warrants (which will convert to US Elemental Warrants issued upon assumption of CSTA Warrants in connection with the Business Combination) were issued in registered form under the CSTA warrant agreement. The CSTA warrant agreement provides that the terms of the CSTA Public Warrants may be amended without the consent of any holder to cure any ambiguity, mistake or correct any defective provision, but requires the approval by the holders of at least 50% of the then outstanding CSTA Public Warrants to make any change that adversely affects the interests of the registered holders of such warrants. Accordingly, we may amend the terms of the US Elemental Warrants issued upon assumption of CSTA Warrants in a manner adverse to a holder if holders of at least 65% of the then-outstanding public warrants approve of such amendment and, solely with respect to any amendment to the terms of the US Elemental Private Placement Warrants issued upon assumption of CSTA Private Placement Warrants or any provision of the CSTA warrant agreement with respect to the US Elemental Private Placement Warrants issued upon assumption of CSTA Private Placement Warrants, 65% of the number of the then-outstanding US Elemental Private Placement Warrants issued upon assumption of CSTA Private Placement Warrants. Although our ability to amend the terms of the US Elemental Warrants issued upon assumption of CSTA Warrants with the consent of at least 50% of the then-outstanding CSTA Public Warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the warrants, convert the warrants into cash, shorten the exercise period or decrease the number of shares of US Elemental Common Stock purchasable upon exercise of a warrant.

The CSTA warrant agreement designates the courts of the State of New York or the United States District Court for the Southern District of New York as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of CSTA Warrants, which could limit the ability of warrant holders to obtain a favorable judicial forum for disputes with CSTA.

The CSTA warrant agreement provides that, subject to applicable law, (i) any action, proceeding or claim against CSTA arising out of or relating in any way to the CSTA warrant agreement, including under the Securities Act, will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and (ii) that CSTA irrevocably submits to such jurisdiction, which jurisdiction shall be the exclusive forum for any such action, proceeding or claim. CSTA will waive any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum. However, Section 22 of the Securities Act provides that federal and state courts have concurrent jurisdiction over lawsuits brought under the Securities Act or the rules and regulations thereunder. To the extent the exclusive forum provision restricts the courts in which claims arising under the Securities Act may be brought, there is uncertainty as to whether a court would enforce such a provision. We note that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder.

Notwithstanding the foregoing, these provisions of the CSTA warrant agreement do not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum. Any person or entity purchasing or otherwise acquiring any interest in any CSTA Warrants shall be deemed to have notice of and to have consented to the forum provisions in the CSTA warrant agreement. If any action, the subject matter of which is within the scope of the forum provisions of the CSTA warrant agreement, is filed in a court other than a court of the State of New York or the United States District Court for the Southern District of New York (a “foreign action”) in the name of any holder of CSTA Warrants, such holder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located in the State of New York in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”), and (y) having service of process made upon such warrant holder in any such enforcement action by service upon such warrant holder’s counsel in the foreign action as agent for such warrant holder.

This choice-of-forum provision may limit a warrant holder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with CSTA, which may discourage such lawsuits. Alternatively, if a court were to find this provision of the CSTA warrant agreement inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, CSTA may incur additional costs associated with resolving such matters in other jurisdictions, which could materially and adversely affect our business, financial condition and results of operations and result in a diversion of the time and resources of our management and board of directors.

CSTA may issue additional CSTA Class A Ordinary Shares or preference shares to complete a business combination or under an employee incentive plan after completion of a business combination. Any such issuances would dilute the interest of CSTA Shareholders and likely present other risks.

The CSTA Organizational Documents authorizes the issuance of up to 200,000,000 CSTA Class A Ordinary Shares, par value $0.0001 per share, 20,000,000 CSTA Class B Ordinary Shares, par value $0.0001 per share, and 1,000,000 preference shares, par value $0.0001 per share. Following CSTA’s 2026 extraordinary general meeting, there were 7,646,529 CSTA Class A Ordinary Shares issued and outstanding, of which 46,529 CSTA Class A Ordinary Shares were held by CSTA Public Shareholders. In addition, following CSTA’s 2026 extraordinary general meeting, there were 192,353,471 and 20,000,000 authorized but unissued CSTA Class A Ordinary Shares and CSTA Class B Ordinary Shares, respectively, available for issuance which amount does not take into account shares reserved for issuance upon exercise of outstanding warrants or shares issuable upon conversion of the CSTA Class B Ordinary Shares, if any. The CSTA Class B Ordinary Shares are automatically convertible into CSTA Class A Ordinary Shares at the time of a business combination as described herein and in the CSTA Organizational Documents. Immediately after the IPO, there were no preference shares issued and outstanding.

CSTA may issue a substantial number of additional CSTA Class A Ordinary Shares or preference shares to complete a business combination or under an employee incentive plan after completion of a business combination. However, the CSTA Organizational Documents provide, among other things, that prior to the completion of a business combination, CSTA may not issue additional shares that would entitle the holders thereof to (i) receive funds from the Trust Account or (ii) vote on any Business Combination or on any other proposal presented to shareholders prior to or in connection with the completion of a business combination. These provisions of the CSTA Organizational Documents, like all provisions of the CSTA Organizational Documents, may be amended with a shareholder vote. The issuance of additional ordinary or preference shares:

•        may significantly dilute the equity interest of investors in the IPO, which dilution would increase if the anti-dilution provisions in the CSTA Class B Ordinary Shares resulted in the issuance of CSTA Class A Ordinary Shares on a greater than one-to-one basis upon conversion of the CSTA Class B Ordinary Shares;

•        may subordinate the rights of holders of CSTA Class A Ordinary Shares if preference shares are issued with rights senior to those afforded CSTA Class A Ordinary Shares;

•        could cause a change in control if a substantial number of CSTA Class A Ordinary Shares are issued, which may affect, among other things, CSTA’s ability to use CSTA’s net operating loss carry forwards, if any, and could result in the resignation or removal of CSTA’s present officers and directors;

•        may have the effect of delaying or preventing a change of control of CSTA by diluting the share ownership or voting rights of a person seeking to obtain control of CSTA;

•        may adversely affect prevailing market prices for CSTA’s units, CSTA Class A Ordinary Shares and/or warrants; and

•        may not result in adjustment to the exercise price of CSTA Warrants.

CSTA will not have any right to make damage claims against HiTech’s stockholders for the breach of any representation, warranty or covenant made by HiTech in the Business Combination Agreement.

The Business Combination Agreement provides that all of the representations, warranties and covenants of the parties contained therein shall not survive the Closing, except for those covenants that by their terms apply or are to be performed in whole or in part after the Closing, and then only with respect to breaches occurring after Closing. Accordingly, there are no remedies available to the parties with respect to any breach of the representations, warranties, covenants or agreements of the parties to the Business Combination Agreement after the Closing of the Business Combination, except for covenants to be performed in whole or in part after the Closing. As a result, CSTA will have no remedy available to it if the Business Combination is consummated and it is later revealed that there was a breach of any of the representations, warranties and covenants made by HiTech at the time of the Business Combination.

The grant of registration rights to THE Initial Shareholders may make it more difficult to complete a business combination, and the future exercise of such rights may adversely affect the market price of CSTA Class A Ordinary Shares.

The Registration Rights Agreement provides that the Initial Shareholders, and their permitted transferees can demand that CSTA register the CSTA Class A Ordinary Shares into which founder shares are convertible, the CSTA Private Placement Warrants and the CSTA Class A Ordinary Shares issuable upon exercise of the CSTA Private Placement Warrants, and warrants that may be issued upon conversion of working capital loans and the CSTA Class A Ordinary Shares issuable upon conversion of such warrants. The registration and availability of such a significant number of securities for trading in the public market may have an adverse effect on the market price of CSTA Class A Ordinary Shares. In addition, the existence of the registration rights may make a business combination more costly or difficult to conclude. This is because the shareholders of the target business may increase the equity stake they seek in the combined entity or ask for more cash consideration to offset the negative impact on the market price of CSTA’s securities that is expected when the securities owned by The Initial Shareholders or their permitted transferees are registered for resale.

Resources could be wasted in researching acquisitions that are not completed, which could materially adversely affect subsequent attempts to locate and acquire or merge with another business. If CSTA does not complete business combination within the required time period, CSTA Public Shareholders may receive only approximately $10.00 per CSTA Public Share, or less in certain circumstances, on the liquidation of the Trust Account and CSTA Warrants will expire worthless.

CSTA anticipates that the investigation of each specific target business and the negotiation, drafting and execution of relevant agreements, disclosure documents and other instruments will require substantial management time and attention and substantial costs for accountants, attorneys and others. If CSTA decides not to complete a specific business combination, the costs incurred up to that point for the proposed transaction likely would not be recoverable. Furthermore, if CSTA reaches an agreement relating to a specific target business, CSTA may fail to complete a business combination for any number of reasons including those beyond CSTA’s control. Any such event will result in a loss to CSTA of the related costs incurred which could materially adversely affect subsequent attempts to locate and acquire or merge with another business. If CSTA does not complete business combination within the required time period, CSTA Public Shareholders may receive only approximately $10.00 per public share, or less in certain circumstances, on the liquidation of the Trust Account and CSTA Warrants will expire worthless.

CSTA may issue notes or other debt, or otherwise incur substantial debt, to complete a business combination, which may adversely affect CSTA’s leverage and financial condition and thus negatively impact the value of CSTA Shareholders’ investment in CSTA.

Although CSTA has no commitments as of the date of this proxy statement/prospectus to issue any notes or other debt, CSTA may choose to incur substantial debt to complete a business combination. CSTA and its officers have agreed that CSTA will not incur any indebtedness unless CSTA has obtained from the lender a waiver of any right, title, interest or claim of any kind in or to the monies held in the Trust Account. As such, no issuance of debt will affect the per share amount available for redemption from the Trust Account.

Nevertheless, the incurrence of debt could have a variety of negative effects, including:

•        default and foreclosure on CSTA’s assets if CSTA’s operating revenues after a business combination are insufficient to repay CSTA’s debt obligations;

•        acceleration of CSTA’s obligations to repay the indebtedness even if CSTA makes all principal and interest payments when due if CSTA breaches certain covenants that require the maintenance of certain financial ratios or reserves without a waiver or renegotiation of that covenant;

•        CSTA’s immediate payment of all principal and accrued interest, if any, if the debt is payable on demand;

•        CSTA’s inability to obtain necessary additional financing if the debt contains covenants restricting CSTA’s ability to obtain such financing while the debt is outstanding;

•        CSTA’s inability to pay dividends on CSTA Class A Ordinary Shares;

•        using a substantial portion of CSTA’s cash flow to pay principal and interest on CSTA’s debt, which will reduce the funds available for dividends on CSTA Class A Ordinary Shares if declared, expenses, capital expenditures, acquisitions and other general corporate purposes;

•        limitations on CSTA’s flexibility in planning for and reacting to changes in CSTA’s business and in the industry in which CSTA operates;

•        increased vulnerability to adverse changes in general economic, industry and competitive conditions and adverse changes in government regulation; and

•        limitations on CSTA’s ability to borrow additional amounts for expenses, capital expenditures, acquisitions, debt service requirements, execution of CSTA’s strategy and other purposes and other disadvantages compared to CSTA’s competitors who have less debt.

CSTA may redeem your unexpired CSTA Public Warrants prior to their exercise at a time that is disadvantageous to you, thereby making your warrants worthless.

CSTA has the ability to redeem the outstanding warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, if, among other things, the Reference Value (as defined in the CSTA warrant agreement) equals or exceeds $18.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like). If and when the warrants become redeemable by CSTA, CSTA may exercise CSTA’s redemption right even if CSTA is unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding warrants as described above could force you to (i) exercise your warrants and pay the exercise price therefor at a time when it may be disadvantageous for the holder to do so, (ii) sell your warrants at the then-current market price when you might otherwise wish to hold your warrants or (iii) accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, CSTA expects would be substantially less than the Market Value (as defined below) of your warrants. None of the CSTA Private Placement Warrants will be redeemable by CSTA so long as they are held by affiliates of the Sponsor or their permitted transferees.

In addition, CSTA has the ability to redeem the outstanding warrants at any time after they become exercisable and prior to their expiration, at a price of $0.10 per warrant if, among other things, the Reference Value equals or exceeds $10.00 per share (as adjusted for stock splits, stock dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like). In such a case, the holders will be able to exercise their warrants prior to redemption for a number of shares of CSTA Class A Ordinary Shares determined based on the redemption date and the fair market value of CSTA Class A Ordinary Shares. The value received upon exercise of the warrants (1) may be less than the value the holders would have received if they had exercised their warrants at a later time where the underlying share price is higher and (2) may not compensate the holders for the value of the warrants, including because the number of ordinary shares received is capped at 0.361 shares of CSTA Class A Ordinary Shares per warrant (subject to adjustment) irrespective of the remaining life of the warrants.

CSTA Warrants may have an adverse effect on the market price of CSTA Class A Ordinary Shares and make it more difficult to effectuate a business combination.

CSTA issued public warrants to purchase 10,333,333 of CSTA Class A Ordinary Shares as part of the units offered by the IPO and, simultaneously with the closing of the IPO, CSTA issued in a private placement 5,466,667 CSTA Private Placement Warrants at $1.50 per warrant. In addition, if the Sponsor makes any working capital loans, it may convert up to $1,500,000 of such loans into up to 1,000,000 CSTA Private Placement Warrants, at the price of $1.50 per warrant. HiTech and CSTA have agreed pursuant to the terms of the Business Combination Agreement that working capital loans (including extension funding loans) to CSTA in excess of $1,500,000 may be converted into CSTA Private Placement Warrants at $1.50 per CSTA Private Placement Warrant in order to preserve cash for the combined company following the Closing. To the extent CSTA issues ordinary shares to effectuate a business transaction, the potential for the issuance of a substantial number of additional CSTA Class A Ordinary Shares upon exercise of these warrants could make CSTA a less attractive acquisition vehicle to a target business. Such warrants, when exercised, will increase the number of issued and outstanding CSTA Class A Ordinary Shares and reduce the value of the CSTA Class A Ordinary Shares issued to complete the business transaction. Therefore, CSTA Warrants may make it more difficult to effectuate a business transaction or increase the cost of acquiring the target business.

CSTA Warrants are accounted for as liabilities and the changes in value of CSTA Warrants could have a material effect on CSTA’s financial results and thus may have an adverse effect on the market price of CSTA’s securities.

On April 12, 2021, the staff of the SEC (the “SEC Staff”) issued a public statement entitled Staff Statement on Accounting and Reporting Considerations for warrants issued by SPACs (the “SEC Staff Statement”). In the SEC Staff Statement, the SEC Staff expressed its view that certain terms and conditions common to SPAC warrants may require the warrants to be classified as liabilities on the SPAC’s balance sheet as opposed to equity. As a result of the SEC Staff Statement, CSTA reevaluated the accounting treatment of the 31,000,000 CSTA Public Warrants and 5,466,667 CSTA Private Placement Warrants, and determined to classify the warrants as derivative liabilities measured at fair value, with changes in fair value each period reported in earnings.

As a result, included on CSTA’s condensed balance sheets as of December 31, 2025 and 2024 contained elsewhere in this proxy statement/prospectus are derivative liabilities related to embedded features contained within CSTA Warrants. ASC 815, Derivatives and Hedging, provides for the remeasurement of the fair value of such derivatives at each balance sheet date, with a resulting non-cash gain or loss related to the change in the fair value being recognized in earnings in the statement of operations. As a result of the recurring fair value measurement, CSTA’s financial statements and results of operations may fluctuate quarterly, based on factors, which are outside of CSTA’s control. Due to the recurring fair value measurement, CSTA expects that CSTA will recognize non-cash gains or losses on CSTA Warrants each reporting period and that the amount of such gains or losses could be material. The impact of changes in fair value on earnings may have an adverse effect on the market price of CSTA’s securities.

Because each CSTA Unit contains one-third of one warrant and only a whole warrant may be exercised, the units may be worth less than units of other blank check companies.

Each CSTA Unit contains one-third of one CSTA Warrant. Pursuant to the CSTA warrant agreement, no fractional warrants will be issued upon separation of the units, and only whole CSTA Units will trade. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, CSTA will, upon exercise, round down to the nearest whole number the number of CSTA Class A Ordinary Shares to be issued to the warrant holder. This is different from other offerings similar to CSTA’s whose CSTA Units include one ordinary share and one warrant to purchase one whole share. CSTA has established the components of the CSTA Units in this way in order to reduce the dilutive effect of the warrants upon completion of a business combination since the warrants will be exercisable in the aggregate for one-third of the number of shares compared to CSTA Units that each contain a whole warrant to purchase one share, thus making CSTA, it believes, a more attractive merger target for target businesses. Nevertheless, this CSTA Unit structure may cause CSTA’s units to be worth less than if it included a warrant to purchase one whole share.

CSTA Shareholders will experience immediate dilution as a consequence of the issuance of US Elemental Common Stock as consideration in the Business Combination. Having a minority share position may reduce the influence that CSTA Shareholders have on the management of US Elemental.

CSTA Public Shareholders currently own approximately 0.6% of issued and outstanding CSTA Ordinary Shares, and CSTA Initial Shareholders currently own 7,600,000 CSTA Class A Ordinary Shares and 150,000 CSTA Class B Ordinary Shares equal to approximately 99.4% of issued and outstanding CSTA Ordinary Shares.

It is anticipated that, immediately after the Business Combination and if there are no redemptions, CSTA’s existing shareholders, including the Sponsor, will own approximately 9.9% of the outstanding US Elemental Common Stock (of which approximately 9.9% will be owned by the Sponsor and CSTA’s current and former directors and officers) and Jindalee will own approximately 85.4% of the outstanding US Elemental Common Stock.

For a description of US Elemental’s securities, see the section entitled “Description of Securities of US Elemental” which provides a description of US Elemental Common Stock and US Elemental Warrants.

If any of CSTA Public Shareholders exercise their redemption rights, the ownership interest in US Elemental of CSTA Public Shareholders will decrease and the ownership interest in US Elemental of Jindalee and the Sponsor will increase. If there are redemptions by CSTA Public Shareholders up to the maximum level presented for the Business Combination in this proxy statement/prospectus, immediately following completion of the Business Combination, CSTA’s existing shareholders, including the Sponsor, will own approximately 9.9% of the outstanding US Elemental Common Stock (with all of such shares owned by the Sponsor and CSTA’s current and former officers and directors) and Jindalee will own approximately 85.4% of the outstanding US Elemental Common Stock. If the actual facts are different than these assumptions (based on redemptions by CSTA Public Shareholders, changes in the terms of the Business Combination, adjustments to the Merger Consideration pursuant to the Business Combination Agreement or otherwise), the percentage ownership interests in US Elemental post-Business Combination may be different. See “Unaudited Pro Forma Condensed Combined Financial Information” for further information.

The following table illustrates the post-Closing share ownership of US Elemental under the no redemption scenario, the 25% redemption scenario, the 50% redemption scenario, the 75% redemption scenario and the maximum redemption scenario:

	No Redemption Scenario(1)		25% Redemption Scenario(2)		50% Redemption Scenario(3)		75% Redemption Scenario(4)		Maximum Redemption(5)
CSTA Public Shareholders(6)	46,529	0.1%	34,897	0.1%	23,264	0.0%	11,632	0.0%	—	0.0%
Sponsor and CSTA directors and officers(7)	5,841,562	9.8%	5,841,562	9.8%	5,841,562	9.9%	5,841,562	9.9%	5,841,562	9.9%
Jindalee(8)	50,531,937	85.4%	50,531,937	85.4%	50,531,937	85.4%	50,531,937	85.4%	50,531,937	85.4%
PIPE Financing and other equity issuances(9)	2,758,824	4.7%	2,758,824	4.7%	2,758,824	4.7%	2,758,824	4.7%	2,758,824	4.7%
Total	59,178,852	100.0%	59,167,220	100.0%	59,155,587	100.0%	59,143,955	100.0%	59,132,323	100.0%

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(1)      Presents CSTA’s current outstanding number of CSTA Public Shares as of the date of this proxy statement/prospectus, which are 46,529 CSTA Public Shares. This column assumes there are no redemptions by holders of CSTA Public Shares in connection with the extraordinary general meeting.

(2)      Assumes that holders of 25% of the Public Shares, 11,632 shares, exercise redemption rights for an aggregate payment of approximately $0.2M (based on the estimated per-share redemption price of approximately $13.78 per share) from the Trust Account based on funds in the Trust Account as of March 31, 2026, which is a redemption scenario that could occur.

(3)      Assumes that holders of 50% of the Public Shares, 23,265 shares, exercise redemption rights for an aggregate payment of approximately $0.3M (based on the estimated per-share redemption price of approximately $13.78 per share) from the Trust Account based on funds in the Trust Account as of March 31, 2026, which is a redemption scenario that could occur.

(4)      Assumes that holders of 75% of the Public Shares, 34,897 shares, exercise redemption rights for an aggregate payment of approximately $0.5M (based on the estimated per-share redemption price of approximately $13.78 per share) from the Trust Account based on funds in the Trust Account as of March 31, 2026, which is a redemption scenario that could occur.

(5)      Assumes that holders of 100% of the Public Shares, 46,529 shares, exercise redemption rights for an aggregate payment of approximately $0.6M (based on the estimated per-share redemption price of approximately $13.78 per share) from the Trust Account based on funds in the Trust Account as of March 31, 2026, which is a redemption scenario that could occur.

(6)      Represents CSTA Public Shares remaining outstanding after giving effect to the redemptions assumed in each scenario.

(7)      Shares held by the CSTA Initial Shareholders, which includes CSTA directors and officers, (i) 7,600,000 CSTA Class A Ordinary Shares and 150,000 CSTA Class B Ordinary Shares (ii) less up to 1,908,438 shares Sponsor will transfer or surrender for no consideration as of and effective at the Closing, as provided in the Sponsor Support Agreement.

(8)      Represents (i) 50,000,000 shares US Elemental Common Stock issued to Jindalee as Merger Consideration, based on an implied equity value of approximately $500 million and (ii) 531,597 shares of US Elemental Common Stock expected to be issued to Jindalee in respect of the Continuing Parent Loan conversion at an assumed conversion price of $8.50 per share.

(9)      PIPE Financing and other equity issuances consist of (i) 2,464,706 shares of US Elemental Common Stock expected to be issued to third-party PIPE Investors for aggregate gross proceeds of approximately $20.95 million, and (ii) 294,118 shares of US Elemental Common Stock expected to be issued to Antarctica Holder as Sponsor Financing for aggregate gross proceeds of approximately $2.50 million, in each case at an assumed subscription price of $8.50 per share. As of the date of this proxy statement/prospectus, no binding agreements with respect to such third-party PIPE Financing Agreements have been executed and there are no assurances that any such binding agreements will be executed prior to the closing of the Business Combination. Please see the section entitled “Risk Factors — CSTA may be unable to obtain additional financing to complete its initial business combination or to fund the operations and growth of a target business, which could compel CSTA to restructure or abandon a particular business combination.”

The ownership percentages set forth above and in the tables below include the shares issuable to the parties listed, but do not take into account (i) any shares reserved for issuance under the US Elemental 2026 Plan, (ii) any issuance of shares underlying the CSTA Warrants (described above), or (iii) any shares of US Elemental Preferred Stock and the issuance of any shares of US Elemental Common Stock or US Elemental Warrants to be issued in connection therewith. See “Unaudited Pro Forma Combined Financial Information” for further information regarding the various redemption scenarios and the assumptions used in each.

Share ownership and the related voting power presented under each redemptions scenario in the table above are only presented for illustrative purposes. CSTA cannot predict how many CSTA Public Shareholders will exercise their right to have their shares redeemed for cash. As a result, the redemption amount and the number of CSTA Public Shares redeemed in connection with the Business Combination may differ from the amounts presented above. As such, the ownership percentages of current CSTA Shareholders may also differ from the presentation above if the actual redemptions are different from these assumptions.

CSTA may have been a passive foreign investment company, or “PFIC,” which could result in adverse U.S. federal income tax consequences to U.S. investors.

Because CSTA is a blank check company with no current active operating business, CSTA may be classified as a passive foreign investment company, or “PFIC,” for U.S. federal income tax purposes. If CSTA has been a PFIC for any taxable year (or portion thereof) that is included in the holding period of a beneficial owner of CSTA Securities who or that is a “U.S. Holder” as that term is defined in the section titled “The Business Combination Proposal — Material U.S. Federal Income Tax Considerations” such U.S. Holder may be subject to certain adverse U.S. federal income tax consequences and may be subject to additional reporting requirements, including as a result of the Initial Merger. CSTA’s PFIC status for any taxable year will not be determinable until after the end of such taxable year. If CSTA determines it is a PFIC for any taxable year, upon written request, CSTA will endeavor to provide to a U.S. Holder such information as the IRS may require, including a PFIC annual information statement, in order to enable the U.S. Holder to make and maintain a “qualified electing fund” election, but there can be no assurance that CSTA will timely provide such required information, and such election would be unavailable with respect to CSTA Warrants in all cases. The PFIC rules are complex and will depend on a holder’s particular circumstances. All holders are strongly urged to consult their tax advisors regarding the application and effect of the PFIC rules, including as a result of the Initial Merger, and including the applicability and effect of U.S. federal, state, local and foreign income and other tax laws. For a more complete discussion of the U.S. federal income tax consequences of the Initial Merger, see the discussion in the section titled “The Business Combination Proposal — Material U.S. Federal Income Tax Considerations.”

Risks Relating to Redemptions

There is no guarantee that a CSTA Public Shareholder’s decision whether to redeem its shares for a pro rata portion of the Trust Account will put the shareholder in a better future economic position.

CSTA can give no assurance as to the price at which a CSTA Public Shareholder may be able to sell the shares of US Elemental Common Stock in the future following the completion of the Business Combination or any alternative business combination. Certain events following the consummation of any initial business combination, including the Business Combination, may cause an increase in the US Elemental’s stock price, and may result in a lower value realized now than a CSTA Public Shareholder of CSTA might realize in the future had the shareholder not redeemed its shares. Similarly, if a CSTA Public Shareholder does not redeem its shares, the shareholder will bear the risk of ownership of US Elemental Common Stock after the consummation of the Business Combination, and there can be no assurance that a shareholder can sell its shares of US Elemental Common Stock in the future for a greater amount than the redemption price set forth in this proxy statement/prospectus. A CSTA Public Shareholder should consult his, her or its own tax and/or financial advisor for assistance on how this may affect his, her or its individual situation.

If CSTA Public Shareholders fail to receive notice of CSTA’s offer to redeem their CSTA Class A Ordinary Shares in connection with the Business Combination, or if CSTA Public Shareholders fail to demand redemption rights properly, they will not be entitled to have their CSTA Class A Ordinary Shares redeemed for a pro rata portion of the Trust Account.

CSTA will comply with the proxy rules or tender offer rules, as applicable, when conducting redemptions in connection with the Business Combination. Despite CSTA’s compliance with these rules, if a CSTA Public Shareholder fails to receive CSTA’s proxy materials or tender offer documents, as applicable, such Public Shareholder may not become aware of the opportunity to redeem its shares. A CSTA Public Shareholder holding CSTA Class A Ordinary Shares may demand that CSTA redeem their shares for a pro rata portion of the Trust Account, calculated as of two business days prior to the anticipated consummation of the Business Combination, including interest earned on the Trust Account and not previously released to CSTA to pay its tax obligations. CSTA Public Shareholders who seek to exercise this redemption right must tender or deliver their shares (and share certificates (if any) and other redemption forms) (either physically or electronically) to the CSTA Transfer Agent two business days prior to the initially scheduled date of the extraordinary general meeting. Any CSTA Public Shareholder who fails to tender or deliver its shares (and share certificates (if any) and other redemption forms) properly as described in this proxy statement/prospectus will not be entitled to have its shares redeemed. See the section titled “Extraordinary general meeting of CSTA Shareholders — Redemption Rights” for the procedures to be followed if you wish to have your CSTA Class A Ordinary Shares redeemed.

If you or a “group” of shareholders are deemed to hold in excess of 15% of the CSTA Class A Ordinary Shares included in the CSTA Units issued in the IPO, you will lose the ability to redeem all such shares in excess of 15% of the CSTA Class A Ordinary Shares included in the CSTA Units issued in the IPO.

The CSTA Organizational Documents provide that a CSTA Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13(d) of the Exchange Act), is restricted from redeeming its shares with respect to more than an aggregate of 15% of the CSTA Class A Ordinary Shares included in the CSTA Public Units issued in the initial public offering, which we refer to as the “Excess Shares,” without CSTA’s prior consent. However, CSTA would not be restricting its shareholders’ ability to vote all of their shares (including Excess Shares) for or against the Business Combination or another initial business combination. Your inability to redeem the Excess Shares will reduce your influence over CSTA’s ability to complete the Business Combination or another initial business combination and you could suffer a material loss on your investment in CSTA if you sell Excess Shares in open market transactions. Additionally, you will not receive redemption distributions with respect to the Excess Shares if CSTA consummates the Business Combination. As a result, you will continue to hold that number of shares exceeding 15% and, in order to dispose of such shares, would be required to sell your shares in open-market transactions, potentially at a loss.

Public Shareholders who redeem their CSTA Class A Ordinary Shares may continue to hold any CSTA Public Warrants they own, which will result in additional dilution to non-redeeming holders upon exercise of the CSTA Public Warrants.

Public Shareholders who redeem their CSTA Class A Ordinary Shares may continue to hold any CSTA Public Warrants they owned prior to redemption, which will result in additional dilution to non-redeeming holders upon exercise of such CSTA Public Warrants. Assuming (i) all redeeming CSTA Public Shareholders acquired CSTA Public Units in the IPO and continue to hold the CSTA Public Warrants that were included in the CSTA Public Units, and (ii) maximum redemption of CSTA Class A Ordinary Shares held by the redeeming Public Shareholders, approximately 15,510 CSTA Public Warrants would be retained by redeeming Public Shareholders with a value of approximately $2,800 based on the market price of approximately $0.18 per warrant based on the closing price of the CSTA Public Warrants on May 28, 2026, the most recent practicable date prior to the initial filing of this proxy statement/prospectus. As a result of the Redemption, any such redeeming CSTA Public Shareholders would continue to hold CSTA Public Warrants with an aggregate market value of approximately $2,800 while non-redeeming CSTA Public Shareholders would suffer additional dilution in their percentage ownership and voting interest of the US Elemental to the extent such warrants are exercised and additional shares of US Elemental Common Stock are issued.

Risks Related to Ownership of US Elemental Common Stock

The Company does not expect to declare any dividends in the foreseeable future.

After the completion of the Business Combination, the Company does not anticipate declaring any cash dividends to holders of its shares in the foreseeable future. Consequently, investors may need to rely on sales of their shares after price appreciation, which may never occur, as the only way to realize any future gains on their investment.

There can be no assurance that shares of US Elemental Common Stock will be approved for listing on Nasdaq upon the Closing, or if approved, that US Elemental will be able to comply with the continued listing standards of Nasdaq.

The CSTA Ordinary Shares, the CSTA Warrants, and CSTA Units are currently quoted on the OTCID Basic Market. In connection with the Closing, we intend to apply to list the US Elemental Common Stock on the Nasdaq Capital Market upon the Closing under the symbol “ULIT” and the US Elemental Warrants under the symbol “ULITW”. As part of the application process, we are required to provide evidence that we are able to meet the initial listing requirements of Nasdaq, which are more rigorous than Nasdaq’s continued listing requirements and include, among other things, a requirement that US Elemental have 300 or more unrestricted round lot holders, at least 150 of which hold unrestricted shares with a minimum value of $2,500, and meet a minimum public float US Elemental’s ability to meet these listing requirements may depend, in part, on the number of shares of CSTA Ordinary Shares that are redeemed in connection with the Business Combination, as the number of redemptions may impact whether US Elemental has at least 300 unrestricted round lot holders upon the Closing, among other initial listing requirements. US Elemental’s application has not yet been approved, and may not be approved if we are unable to provide evidence satisfactory to Nasdaq that US Elemental will meet these listing requirements.

If the US Elemental Common Stock is not approved for listing on Nasdaq or, after the Closing, Nasdaq delists US Elemental’s shares from trading on its exchange for failure to meet the listing standards, US Elemental and its stockholders could face significant material adverse consequences including:

•        a limited availability of market quotations for our securities;

•        reduced liquidity for our securities;

•        a determination that US Elemental Common Stock is a “penny stock” which will require brokers trading in US Elemental Common Stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our securities;

•        a limited amount of news and analyst coverage; and

•        a decreased ability to issue additional securities or obtain additional financing in the future.

Following the Business Combination, US Elemental’s business and stock price may suffer as a result of its lack of public company operating experience and if securities or industry analysts do not publish or cease publishing research or reports about US Elemental, its business, or its market, or if they change their recommendations regarding US Elemental Common Stock in an adverse manner, the price and trading volume of US Elemental Common Stock could decline.

Prior to the completion of the Business Combination, the Company had been a privately-held company. Although Jindalee is listed on the ASX, the Company’s management’s lack of public company operating experience in the U.S. may make it difficult to forecast and evaluate its future prospects. If US Elemental is unable to execute its business strategy, either as a result of its inability to manage effectively its business in a public company environment or for any other reason, US Elemental’s business, prospects, financial condition and operating results may be harmed.

The trading market for US Elemental Common Stock will be influenced by the research and reports that industry or securities analysts may publish about US Elemental, its business, its market, or its competitors. Securities and industry analysts do not currently, and may never, publish research on US Elemental. If no securities or industry analysts commence coverage of US Elemental, its stock price and trading volume would likely be negatively impacted. If any of the analysts who may cover US Elemental changes its recommendation regarding US Elemental’s stock in an adverse manner, or provides more favorable relative recommendations about its competitors, the price of US Elemental Common Stock would likely decline. If any analyst who may cover US Elemental were to cease coverage of US Elemental or fail to regularly publish reports on it, US Elemental could lose visibility in the financial markets, which could cause US Elemental’s stock price or trading volume to decline.

US Elemental will be a “controlled company” within the meaning of the Nasdaq rules and, as a result, qualify for and rely on exemptions from certain corporate governance requirements. As a result, US Elemental Stockholders will not have the same protections afforded to stockholders of companies that cannot rely on such exemptions and are subject to such requirements.

Jindalee will beneficially own and control a majority of the combined voting power of US Elemental Common Stock. As a result, US Elemental will be a “controlled company” within the meaning of the Nasdaq listing rules. Under these rules, a company of which more than 50% of the voting power is held by an individual, a group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements of Nasdaq, including, but not limited to, the requirement that:

•        a majority of the board of directors consist of directors who qualify as “independent” as defined under the Nasdaq listing rules;

•        its board of directors have a nominating and corporate governance committee composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities

•        its board of directors have a compensation committee composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

•        its board of directors conduct an annual performance evaluation of its compensation committee and the nominating and corporate governance committee.

We intend to rely on some or all of these exemptions so long as we remain a “controlled company.” As a result, US Elemental may not have (i) a majority of independent directors, (ii) a nominating and governance committee composed entirely of independent directors, and (iii) a compensation committee composed entirely of independent directors. Accordingly, US Elemental Stockholders will not have the same protections afforded to stockholders of companies subject to all of the corporate governance requirements of Nasdaq.

CSTA may not be able to complete an initial business combination with a U.S. target company should the transaction be subject to review by a U.S. government entity, such as CFIUS, or ultimately prohibited.

Although we are not aware of any material regulatory approvals or actions that are required for completion of the Business Combination, there can be no assurance that such additional approval or actions will be obtained within the required time period. This includes any potential review by a U.S. government entity, such as CFIUS on account of certain foreign ownership restrictions on U.S. businesses. If CFIUS considers CSTA a “foreign person” under such rules and regulations and the Company a U.S. business that may affect national security, we could be subject to such foreign ownership restrictions and/or CFIUS review. If the Business Combination with the Company falls within the scope of foreign ownership restrictions, we may be unable to consummate the Business Combination. In addition, if the Business Combination falls within CFIUS’s jurisdiction, we may be required to make a mandatory filing or determine to submit a voluntary notice to CFIUS, or to proceed with the Business Combination without notifying CFIUS and risk CFIUS intervention, before or after closing the initial business combination.

The Sponsor is Constellation Sponsor LP, a Delaware limited partnership. The Sponsor’s managing members are each U.S. citizens and residents, Chandra R. Patel, Richard C. Davis and Jarrett Goldman, and all of Sponsor’s owners are likewise U.S. persons. As the managing members of the Sponsor, we believe Messrs. Patel, Davis and Goldman control the Sponsor and the Sponsor is thereby controlled by a U.S. person. CSTA Initial Shareholders own approximately 99.4% of the issued and outstanding shares of CSTA Ordinary Shares. Accordingly, the Sponsor is not controlled by a non-U.S. person, and it is unlikely CFIUS may consider CSTA to be a “foreign person.”

HiTech and Jindalee is a non-U.S. person, with Jindalee being an Australian public company limited by shares.

Although we believe CSTA is controlled by a U.S. person, CFIUS may take a different view and decide to block or delay the Business Combination, impose conditions to mitigate national security concerns with respect to the Business Combination, order us to divest all or a portion of a U.S. business of the combined company if CSTA had proceeded without first obtaining CFIUS clearance, or impose penalties if CFIUS believes that the mandatory notification requirement applied. Additionally, the laws and regulations of other U.S. government entities may impose review or approval procedures on account of any foreign ownership by the Sponsor.

The foreign ownership limitations, and the potential impact of CFIUS, may prevent CSTA from consummating the Business Combination with the Company. If CSTA were to seek an initial business combination other than the Business Combination, the pool of potential targets with which it could complete an initial business combination may be limited as a result of any such regulatory restriction. Moreover, the process of any government review, whether by CFIUS or otherwise, could be lengthy. Because CSTA has only a limited time to complete an initial business combination, its failure to obtain any required approvals within the requisite time period could prevent CSTA from completing an initial business combination and may require CSTA to liquidate. If CSTA liquidates, this will cause you to lose any potential investment opportunity in US Elemental or the Company and the chance of realizing future gains on your investment through any price appreciation in US Elemental, and CSTA Warrants will expire worthless.

US Elemental will be subject to extensive public company reporting obligations, and failure to maintain effective internal controls over financial reporting could adversely affect US Elemental’s business and share price.

Upon completion of the Business Combination, US Elemental will be subject to the reporting requirements of the Exchange Act, the Sarbanes Oxley Act, and applicable stock exchange rules. These obligations require significant resources, including enhanced accounting systems, internal controls, and qualified personnel. As a newly public company, US Elemental may identify material weaknesses or deficiencies in its internal controls over financial reporting. Failure to implement and maintain effective controls could result in errors in financial statements, delays in reporting, increased audit costs, regulatory scrutiny, or loss of investor confidence, any of which could adversely affect US Elemental’s business, financial condition, and share price.

US Elemental’s share price may be volatile, and investors may lose all or part of their investment.

Securities of newly listed companies, including those formed through deSPAC transactions, often experience significant price volatility. Factors such as market conditions, trading liquidity, analyst coverage, commodity price movements, changes in project timelines, or investor sentiment toward the mining or battery materials sector may cause US Elemental’s share price to fluctuate materially. Limited public float following the transaction may exacerbate volatility. As a result, investors may experience substantial losses.

US Elemental may not meet continued listing requirements, which could result in delisting and reduced liquidity for its securities.

Following the transaction, US Elemental must satisfy ongoing listing standards of the applicable stock exchange, including minimum share price, market capitalization, shareholder distribution, and governance requirements. Failure to meet these standards could result in delisting, which would significantly reduce liquidity, impair US Elemental’s ability to raise capital, and adversely affect investor confidence.

US Elemental will incur increased costs and administrative burdens associated with being a publicly traded company.

Operating as a public company will require US Elemental to implement additional governance structures, expand compliance functions, enhance financial reporting systems, and engage external advisors. These obligations will increase general and administrative expenses and may divert management attention from operational and strategic priorities. Failure to manage these increased burdens effectively could adversely affect US Elemental’s performance.

US Elemental’s management team will face competing demands on their time.

Management will be required to devote substantial time to public company obligations, including investor relations, regulatory filings, board governance, and compliance activities. These responsibilities may divert attention from the development of the McDermitt Lithium Project and other operational priorities. If management is unable to balance these competing demands effectively, US Elemental’s business and strategic execution may be adversely affected.

US Elemental may be exposed to securities litigation, which could be costly and divert management attention.

Public companies, particularly those involved in deSPAC transactions, are frequently subject to securities class action lawsuits, shareholder claims, or regulatory inquiries. Even if such claims are without merit, defending against them may require significant financial resources and management time. An adverse outcome could result in monetary damages, reputational harm, or additional regulatory scrutiny.

US Elemental’s ability to raise capital in public markets may be affected by market conditions, investor sentiment, or trading liquidity.

As a newly listed company, US Elemental may face challenges accessing public equity or debt markets on favorable terms. Market volatility, sector specific sentiment, or limited trading liquidity may constrain US Elemental’s ability to raise capital when needed. Inability to access capital markets could delay project development or limit strategic flexibility.

US Elemental’s governance structure, including the composition of its board and committees, may not fully align with investor expectations.

Following the transaction, US Elemental must comply with governance requirements relating to board independence, committee composition, and corporate policies. Investors may view US Elemental’s governance structure as insufficiently seasoned or lacking certain expertise, particularly in the mining or U.S. public company environment. Perceived governance weaknesses may affect investor confidence or share price performance.

Analyst coverage and institutional investor interest in US Elemental may be limited, which could affect trading liquidity and share price stability.

Newly listed companies, including those formed through deSPAC transactions, often receive limited analyst coverage and may not attract significant institutional investor interest initially. Reduced visibility may result in lower trading volumes, wider bid ask spreads, and greater share price volatility.

US Elemental may be adversely affected by changes in securities laws, stock exchange rules, or public company regulatory requirements.

The regulatory environment for public companies continues to evolve, including changes to disclosure requirements, governance standards, and compliance obligations. New or amended rules may increase compliance costs, require additional reporting, or impose new obligations on US Elemental. Failure to comply with applicable requirements could result in penalties, reputational harm, or increased regulatory scrutiny.

EXTRAORDINARY GENERAL MEETING OF CSTA SHAREHOLDERS

This proxy statement is being provided to CSTA Shareholders as part of a solicitation of proxies by the CSTA Board for use at the extraordinary general meeting of CSTA Shareholders to be held on            , 2026, and at any adjournment thereof. This proxy statement contains important information regarding the extraordinary general meeting, the Proposals on which you are being asked to vote and information you may find useful in determining how to vote and voting procedures.

This proxy statement is being first mailed on or about            , 2026, to all shareholders of record of CSTA as of            , 2026, the record date for the extraordinary general meeting (the “Record Date”). Shareholders of record who owned CSTA Ordinary Shares at the close of business on the Record Date are entitled to receive notice of, attend and vote at the extraordinary general meeting.

Date, Time and Place of Extraordinary General Meeting

The extraordinary general meeting will be held on            , 2026 at            , Eastern Time, at the offices of Kirkland & Ellis LLP located at 601 Lexington Avenue, New York, NY 10022, and via a virtual meeting, or at such other time, on such other date and at such other place to which the meeting may be postponed or adjourned.

Shareholders may attend the extraordinary general meeting in person. However, we encourage you to attend the extraordinary general meeting virtually. If you wish to attend the extraordinary general meeting in person, you must reserve your attendance at least two business days in advance of the extraordinary general meeting by contacting CSTA at [ir@constellationacquisition.com] by            , Eastern Time, on            , 2026 (two business days prior to the initially scheduled meeting date).

You can pre-register to attend the virtual extraordinary general meeting starting            , 2026 at            , Eastern Time (two business days prior to the meeting date). Enter the URL address into your browser https://www.cstproxy.com/            , enter your control number, name and email address. Once you pre-register you can vote or enter questions in the chat box. At the start of the extraordinary general meeting you will need to log in again using your control number and will also be prompted to enter your control number if you vote during the extraordinary general meeting.

Shareholders who hold their investments through a bank or broker, will need to contact the CSTA Transfer Agent to receive a control number. If you plan to vote at the extraordinary general meeting you will need to have a legal proxy from your bank or broker or if you would like to join and not vote, the CSTA Transfer Agent will issue you a guest control number with proof of ownership. Either way you must contact the CSTA Transfer Agent for specific instructions on how to receive the control number. The CSTA Transfer Agent can be contacted at 917-262-2373, or via email at proxy@continentalstock.com. Please allow up to 72 hours prior to the meeting for processing your control number.

If you do not have access to the Internet, you can listen only to the meeting by dialing [•] (or [•] if you are located outside the United States and Canada (standard rates apply)) and when prompted enter the pin number            #. Please note that you will not be able to vote or ask questions at the extraordinary general meeting if you choose to participate telephonically.

The Proposals at the extraordinary general meeting

At the extraordinary general meeting, CSTA Shareholders will consider and vote on the following Proposals:

•        Proposal No. 1 — The Business Combination Proposal — to consider and vote upon a proposal to approve the Business Combination described in this proxy statement/prospectus, including (a) adopting the Business Combination Agreement, a copy of which is attached to the accompanying proxy statement/prospectus as Annex A, which, among other things, provides for the Share Exchange and the Initial Merger, the Merger Sub 2 Transfer and the Acquisition Merger, and (b) approving the other transactions contemplated by the Business Combination Agreement and related agreements described in this proxy statement/prospectus (which we collectively refer to as the “Business Combination Proposal”);

•        Proposal No. 2 — The Merger Proposal — to consider and vote upon a proposal to approve, as a special resolution, the Plan of Initial Merger annexed to the Business Combination Agreement and attached to the accompanying proxy statement/prospectus as Annex B and to authorize the merger of CSTA, which will merge with and into Merger Sub 1, upon which the separate corporate existence of CSTA will cease and Merger Sub 1 will become the surviving corporation; and

•        Proposal No. 3 — The Adjournment Proposal — to consider and vote upon a proposal to adjourn the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of one or more proposals at the extraordinary general meeting (which we refer to as the “Adjournment Proposal”).

Voting Power; Record Date

As a shareholder of CSTA, you have a right to vote on certain matters affecting CSTA. The Proposals that will be presented at the extraordinary general meeting and upon which you are being asked to vote are summarized above and fully set forth in this proxy statement. You will be entitled to vote or direct votes to be cast at the extraordinary general meeting if you owned CSTA Ordinary Shares at the close of business on the Record Date for the extraordinary general meeting. You are entitled to one vote for each CSTA Ordinary Share that you owned as of the close of business on the Record Date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. On the Record Date, there were [•] issued and outstanding CSTA Ordinary Shares, of which [•] CSTA Ordinary Shares are held by the CSTA Initial Shareholders and [•] CSTA Ordinary Shares are held by CSTA Public Shareholders.

Recommendation of the CSTA Board

THE CSTA BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE PROPOSALS.

Quorum

The presence (which would include presence at the virtual extraordinary general meeting), in person or by proxy, of shareholders holding a majority of the CSTA Ordinary Shares at the extraordinary general meeting constitutes a quorum at the extraordinary general meeting. Abstentions and broker non-votes will be considered present for the purposes of establishing a quorum. The CSTA Initial Shareholders, who own approximately 99.4% of the issued and outstanding CSTA Ordinary Shares as of the Record Date, will count towards this quorum. As a result, as of the Record Date, in addition to the shares of the Sponsor, no additional CSTA Ordinary Shares held by CSTA Public Shareholders would be required to be present at the extraordinary general meeting to achieve a quorum.

Abstentions and Broker

Non-Votes Abstentions and broker non-votes will be considered present for the purposes of establishing a quorum but, as a matter of Cayman Islands law, will not constitute votes cast at the extraordinary general meeting and therefore will have no effect on the approval of any of the Proposals voted upon at the extraordinary general meeting.

We believe that all of the Proposals to be voted on at the extraordinary general meeting will be considered non-routine matters. As a result, if you hold your shares in street name, your bank, brokerage firm or other nominee cannot vote your shares on any of the Proposals to be voted on at the extraordinary general meeting without your instruction.

Because all of the Proposals to be voted on at the extraordinary general meeting are “non-routine” matters, banks, brokers and other nominees will not have authority to vote on any Proposals unless instructed, so CSTA does not expect there to be any broker non-votes at the extraordinary general meeting.

Vote Required for Approval

The Business Combination Proposal:    The approval of the Business Combination Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued and outstanding CSTA Ordinary Shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

The Merger Proposal:    The approval of the Merger Proposal will require a special resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of at least two-thirds of CSTA Ordinary Shares who, being present and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.

The Adjournment Proposal:    The approval of the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued and outstanding CSTA Ordinary Shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

The Sponsor intends to vote all of its CSTA Ordinary Shares in favor of the Proposals being presented at the extraordinary general meeting. As of the date of this proxy statement, the Sponsor owns approximately 99.4% of the issued and outstanding CSTA Ordinary Shares. Accordingly, the Sponsor will be able to approve each of the Proposals presented at the extraordinary general meeting even if no CSTA Public Shares are voted in favor of such Proposal.

Voting Your Shares

If you were a holder of record of CSTA Ordinary Shares as of the close of business on            , 2026, the Record Date for the extraordinary general meeting, you may vote with respect to the Proposals in person or virtually at the extraordinary general meeting, or by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. Your proxy card shows the number of CSTA Ordinary Shares that you own. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.

There are three ways to vote your Ordinary Shares at the extraordinary general meeting:

Voting by Mail.    By signing the proxy card and returning it in the enclosed prepaid and addressed envelope, you are authorizing the individuals named on the proxy card to vote your shares at the extraordinary general meeting in the manner you indicate. You are encouraged to sign and return the proxy card even if you plan to attend the extraordinary general meeting so that your shares will be voted if you are unable to attend the extraordinary general meeting. If you receive more than one proxy card, it is an indication that your shares are held in multiple accounts. Please sign and return all proxy cards to ensure that all of your shares are voted. Votes submitted by mail must be received by 5:00 p.m., Eastern Time, on            , 2026.

Voting in Person at the Meeting.    If you attend the extraordinary general meeting and plan to vote in person, you will be provided with a ballot at the extraordinary general meeting. If your shares are registered directly in your name, you are considered the shareholder of record and you have the right to vote in person at the extraordinary general meeting. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should follow the instructions provided by your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the record holder of your shares with instructions on how to vote your shares or, if you wish to attend the extraordinary general meeting and vote in person, you will need to bring to the extraordinary general meeting a legal proxy from your broker, bank or nominee authorizing you to vote these shares.

Voting Electronically.    You may attend, vote and examine the list of shareholders entitled to vote at the extraordinary general meeting by visiting https://www.cstproxy.com/            and entering the control number found on your proxy card, voting instruction form or notice included in the proxy materials.

Revoking Your Proxy

If you give a proxy, you may revoke it at any time before the extraordinary general meeting or at the extraordinary general meeting by doing any one of the following:

•        you may send another proxy card with a later date;

•        you may notify CSTA’s Chief Executive Officer in writing to Constellation Acquisition Corp I, 1290 Avenue of the Americas, 10th Floor, New York, NY 10104, before the extraordinary general meeting that you have revoked your proxy; or

•        you may attend the extraordinary general meeting, revoke your proxy, and vote in person, as indicated above.

No Additional Matters

The extraordinary general meeting has been called only to consider and vote on the approval of the Business Combination Proposal, the Merger Proposal and the Adjournment Proposal. Under the CSTA Organizational Documents, other than procedural matters incident to the conduct of the extraordinary general meeting, no other matters may be considered at the extraordinary general meeting if they are not included in this proxy statement, which serves as the notice of the extraordinary general meeting.

Who Can Answer Your Questions about Voting

If you are a CSTA Shareholder and have any questions about how to vote or direct a vote in respect of your Ordinary Shares, you may call [Sodali & Co], our proxy solicitor, by calling [(800) 662-5200] (toll-free), or banks and brokers can call [(203) 658-9400], or by emailing [[CSTA].info@investor.sodali.com].

Redemption Rights

Pursuant to the CSTA Organizational Documents, holders of redeemable CSTA Class A Ordinary Shares may seek to redeem their shares for cash, regardless of whether they vote for or against, or whether they abstain from voting on, the Business Combination Proposal. In connection with the Business Combination Proposal any shareholder holding redeemable CSTA Class A Ordinary Shares may demand that CSTA redeem such shares for a full pro rata portion of the Trust Account (which, for illustrative purposes, was $            per share as of            , 2026, the most recent practicable date prior to the date of this proxy statement), calculated as of two business days prior to the extraordinary general meeting. If a holder properly seeks redemption as described in this section, CSTA will redeem these shares for a pro rata portion of funds deposited in the Trust Account and the holder will no longer own these shares following the extraordinary general meeting.

As a holder of redeemable CSTA Class A Ordinary Shares, you will be entitled to receive cash for any redeemable CSTA Class A Ordinary Shares to be redeemed only if you (i) hold redeemable CSTA Class A Ordinary Shares; (ii) submit a written request to the CSTA Transfer Agent in which you (a) request that CSTA redeem all or a portion of your redeemable CSTA Class A Ordinary Shares for cash, and (b) identify yourself as the beneficial holder of the redeemable CSTA Class A Ordinary Shares and provide your legal name, phone number and address; and (iii) tender or deliver your redeemable CSTA Class A Ordinary Shares (and share certificates (if any) and other redemption forms) to the CSTA Transfer Agent physically or electronically through DTC.

Holders must complete the procedures for electing to redeem their redeemable CSTA Class A Ordinary Shares in the manner described above prior to            , Eastern Time, on            , 2026 (two business days before the initially scheduled date of the extraordinary general meeting) (the “Redemption Deadline”) in order for their shares to be redeemed.

The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to Continental in order to validly redeem its shares.

If you hold your shares in “street name,” you will have to coordinate with your broker to have your shares certificated or tendered/delivered electronically. Shares of CSTA that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or tendering/delivering them through DTC’s DWAC system. The CSTA Transfer Agent will typically charge the tendering broker $80, and it would be up to the broker whether or not to pass this cost on to the redeeming shareholder.

Any request for redemption, once made by a holder of redeemable CSTA Class A Ordinary Shares, may not be withdrawn following the Redemption Deadline, unless the CSTA Board determines (in its sole discretion) to permit such withdrawal of a redemption request (which it may do in whole or in part).

Any corrected or changed written exercise of redemption rights must be received by the CSTA Transfer Agent at least two business days prior to the initially scheduled date of the extraordinary general meeting. No request for redemption will be honored unless the holder’s redeemable CSTA Class A Ordinary Shares (and share certificates (if any) and other redemption forms) have been tendered or delivered (either physically or electronically) to the CSTA Transfer Agent prior to            , Eastern Time, on            , 2026 (two business days before the initially scheduled date of the extraordinary general meeting).

Notwithstanding the foregoing, a CSTA Public Shareholder, together with any affiliate of such CSTA Public Shareholder or any other person with whom such CSTA Public Shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act, will be restricted from redeeming its redeemable CSTA Class A Ordinary Shares with respect to more than an aggregate of 15% of the CSTA Class A Ordinary Shares sold in the IPO, without our prior consent. Accordingly, if a CSTA Public Shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the outstanding CSTA Class A Ordinary Shares, then any such shares in excess of that 15% limit would not be redeemed for cash, without our prior consent.

The closing price of CSTA Class A Ordinary Shares on            , 2026, the most recent practicable date prior to the date of this proxy statement, was $            per share. The cash held in the Trust Account on such date was approximately $            (including interest not previously released to CSTA to pay its taxes) ($            per share). The redemption price per share will be calculated based on the aggregate amount on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to CSTA to pay its taxes, if any, two business days prior to the initially scheduled date of the extraordinary general meeting. Prior to exercising redemption rights, shareholders should verify the market price of CSTA Class A Ordinary Shares as they may receive higher proceeds from the sale of their Ordinary Shares in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. CSTA cannot assure its shareholders that they will be able to sell their CSTA Class A Ordinary Shares in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in its securities when its shareholders wish to sell their shares.

If a holder of redeemable CSTA Class A Ordinary Shares exercises his, her or its redemption rights, then he, she or it will be exchanging his, her or its redeemable CSTA Class A Ordinary Shares for cash and will no longer own those shares. You will be entitled to receive cash for these shares only if you properly demand redemption by tendering or delivering your shares (and share certificates (if any) and other redemption forms) (either physically or electronically) to the CSTA Transfer Agent two business days prior to the initially scheduled date of the extraordinary general meeting.

For a discussion of certain material U.S. federal income tax considerations for shareholders with respect to the exercise of these redemption rights, see “The Business Combination Proposal — Material U.S. Federal Income Tax Considerations — Tax Consequences to Holders That Elect to Exercising Exercise Redemption Rights.” The consequences of a redemption to any particular shareholder will depend on that shareholder’s particular facts and circumstances. Accordingly, you are urged to consult your tax advisor to determine your tax consequences from the exercise of your redemption rights, including the applicability and effect of U.S. federal, state, local and non-U.S. income and other tax laws in light of your particular circumstances.

Appraisal Rights and Dissenters’ Rights

There are no appraisal rights available to CSTA Shareholders in connection with the Business Combination Proposal. There are no dissenters’ rights available to CSTA Shareholders in connection with the Business Combination Proposal under Cayman Islands law. However, holders of CSTA Public Shares may elect to have their shares redeemed in connection with the adoption of the Business Combination Proposal, as described under “Redemption Rights” above.

Proxy Solicitation Costs

CSTA is soliciting proxies on behalf of the CSTA Board. This proxy solicitation is being made by mail, but also may be made by telephone or in person. CSTA has engaged Sodali & Co to assist in the solicitation of proxies for the extraordinary general meeting. CSTA and its directors, officers and employees may also solicit proxies in person. CSTA will ask banks, brokers and other institutions, nominees and fiduciaries to forward this proxy statement and the related proxy materials to their principals and to obtain their authority to execute proxies and voting instructions.

CSTA will bear the entire cost of the proxy solicitation, including the preparation, assembly, printing, mailing and distribution of this proxy statement and the related proxy materials. CSTA will pay Sodali & Co a fee of $            , plus disbursements, reimburse Sodali & Co for its reasonable out-of-pocket expenses and indemnify Sodali & Co and its affiliates against certain claims, liabilities, losses, damages and expenses for its services as CSTA’s proxy solicitor. CSTA will reimburse brokerage firms and other custodians for their reasonable out-of-pocket expenses for forwarding this proxy statement and the related proxy materials to CSTA Shareholders. Directors, officers and employees of CSTA who solicit proxies will not be paid any additional compensation for soliciting.

THE BUSINESS COMBINATION PROPOSAL

We are asking our shareholders to approve the Business Combination Agreement and the transactions contemplated thereby, including the Business Combination. Our shareholders should carefully read this proxy statement/prospectus in its entirety for more detailed information concerning the Business Combination Agreement, which is attached as Annex A to this proxy statement/prospectus. You are urged to read the Business Combination Agreement in its entirety before voting on this Proposal.

The approval of the Business Combination Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued and outstanding CSTA Ordinary Shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter, at which a quorum is present.

Business Combination Agreement

This section describes the material provisions of the Business Combination Agreement but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of the Business Combination Agreement and the related agreements. CSTA’s shareholders, warrant holders and other interested parties are urged to read such agreement in its entirety. Unless otherwise defined herein, the capitalized terms used below are defined in the Business Combination Agreement.

The Business Combination Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Business Combination Agreement or other specific dates, which may be updated prior to the Closing of the Business Combination. The assertions embodied in those representations, warranties and covenants were made for purposes of the agreement among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Business Combination Agreement. The representations, warranties and covenants in the Business Combination Agreement are also modified in important part by the disclosure schedules which are not filed publicly. The disclosure schedules were used for the purpose of allocating risk among the parties rather than establishing matters as facts. We do not believe that the disclosure schedules contain information that is material to an investment decision.

General Description of the Business Combination Agreement

On April 9, 2026, CSTA entered into the Business Combination Agreement by and among CSTA, US Elemental, Merger Sub 1, Merger Sub 2, and HiTech. The Business Combination Agreement provides for the combination of the Company and CSTA with subsidiaries under US Elemental, a new holding company, as its direct, wholly owned subsidiaries. Pursuant to the Business Combination and Business Combination Agreement, (a) CSTA will merge with and into Merger Sub 1, with CSTA ceasing to exist and Merger Sub 1 continuing as the surviving company and wholly owned subsidiary of US Elemental (the “Initial Closing”), and, immediately thereafter, (b) Merger Sub 2 will become a wholly-owned subsidiary of US Elemental and Merger Sub 2 will merge with and into the Company, with Merger Sub 2 ceasing to exist and the Company continuing as the surviving company and wholly owned subsidiary of US Elemental (the “Acquisition Closing”). For more information about the transactions contemplated by the Business Combination Agreement, please see the section entitled “The Business Combination Proposal — Business Combination Agreement.” A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A, and is incorporated herein by reference.

Merger Consideration

Subject to the terms and conditions set forth in the Business Combination Agreement, in connection with, as applicable, the Initial Merger or the Acquisition Merger:

(i)     each of the outstanding CSTA Class B Ordinary Shares will be automatically converted into one CSTA Class A Ordinary Share and then, each of the outstanding CSTA Class A Ordinary Shares will automatically be cancelled and exchanged for one newly issued share of US Elemental Common Stock, and each CSTA Warrant will be automatically assumed and converted into a warrant to purchase one share of US Elemental Common Stock;

(ii)    Intercompany amounts or obligations funded by Jindalee, the Company’s parent, as a loan to the Company, (a) existing as of September 3, 2025 (“Existing Jindalee Intercompany Amounts”) will be settled at the Acquisition Closing through the issuance of US Elemental Loan Warrants, with the number of US Elemental Loan Warrants equal to (y) the principal amount outstanding under the applicable Existing Jindalee Intercompany Amounts divided by (z) $1.50 and (b) incurred after that date and prior to the Acquisition Closing in order to finance ordinary course operations of the Company or the Company Transaction Expenses will, at Jindalee’s election, either be settled in cash or converted into shares of US Elemental Common Stock at a 15% discount to the IPO price per share of $10.00;

(iii)   Loans by the Sponsor, its affiliates or any of its officers or directors to CSTA (a) existing as of September 3, 2025 will be converted into US Elemental Loan Warrants, with the number of US Elemental Loan Warrants equal to (y) the principal amount outstanding under the applicable Sponsor Loans divided by (z) $1.50, (b) incurred after September 3, 2025 and prior to the Acquisition Closing used to finance CSTA Transaction Expenses or Other Transaction Expenses that are due and payable prior to the Initial Closing will be repaid in cash at the Initial Closing, and (c) incurred after September 3, 2025 and prior to the Acquisition Closing used other than to finance CSTA Transaction Expenses or Other Transaction Expenses will be converted into US Elemental Loan Warrants, with the number of US Elemental Loan Warrants equal to (y) the principal amount outstanding under the applicable Sponsor Loans divided by (z) $1.50; and

(iv)   the shares of HiTech Common Stock will be cancelled and exchanged for shares of US Elemental Common Stock and the shares of HiTech Series A Preferred Stock will be cancelled and exchanged for shares of US Elemental Series A Preferred Stock.

Under the terms of the Business Combination Agreement, the Company is valued at $500 million, with Jindalee receiving 50,000,000 shares of US Elemental Common Stock priced at $10.00 per share.

For further explanation of how the parties agreed to the Merger Consideration, see the section entitled “The Business Combination Proposal — The Background of the Business Combination.”

The Merger Consideration will be paid in the form of US Elemental Common Stock. Because the per share price of US Elemental Common Stock will not be known until at or after the Acquisition Closing, the market value of the consideration to be received by Jindalee will not be known with certainty until at or after the Acquisition Closing.

HiTech and CSTA have agreed that, from the date of the signing of the Business Combination Agreement through the earlier of the Closing or the termination of the Business Combination Agreement, any Extension Funds deposited by the Sponsor into the Trust Account in exchange for a non-interest bearing, unsecured promissory note, which shall convert at the Acquisition Closing into US Elemental Loan Warrants, with the number of warrants to be issued equal to the principal amount outstanding under the applicable promissory notes divided by $1.50. Since the signing of the Business Combination Agreement, $[•] of Extension Funds have been deposited into the Trust Account and will be convertible into [•] US Elemental Loan Warrants at Closing. As of March 31, 2026, CSTA had deposited an aggregate of approximately $735,000 in Extension Funds into the Trust Account. The Trust Account balance as of that date was approximately $641,254, which is less than the aggregate Extension Funds deposited because holders of CSTA Class A Ordinary Shares who redeemed their shares in connection with prior extension votes received their pro rata portion of the Trust Account (including previously deposited Extension Funds) upon redemption.

Representations and Warranties

The Business Combination Agreement contains representations and warranties by each of CSTA, the Company, US Elemental, Merger Sub 1 and Merger Sub 2 that are customary for transactions of this type. Many of the representations and warranties are qualified by materiality or material adverse effect. “Material adverse effect” as used in the Business Combination Agreement means with respect to the relevant party, subject to certain customary exceptions, any event, state of facts, change, development, circumstance, occurrence or effect that, individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect on the business, assets, liabilities, financial condition, results of operations or properties of CSTA or the Company and its subsidiaries, as applicable, taken as a whole. Certain of the representations are subject to specified exceptions and qualifications contained in the Business Combination Agreement or in information provided pursuant to certain disclosures included in the disclosure schedules to the Business Combination Agreement.

The representations and warranties made under the Business Combination Agreement by Company, CSTA, US Elemental, Merger Sub 1 and Merger Sub 2 will not survive the Acquisition Closing.

In the Business Combination Agreement, the Company made certain customary representations and warranties to CSTA including among others, related to the following: (1) corporate matters, including due organization, existence and good standing; (2) subsidiaries; (3) capitalization; (4) authority and binding effect relating to execution and delivery of the Business Combination Agreement and other ancillary documents; (5) non-contravention and governmental approvals; (6) compliance with laws; (7) permits; (8) taxes; (9) financial statements; (10) undisclosed liabilities; (11) absence of changes; (12) litigation; (13) material contracts; (14) real property; (15) intellectual property; (16) labor relations; (17) benefit plans; (18) brokers; (19) environmental matters; (20) insurance; (21) transactions with affiliates; (22) privacy; (23) information supplied; (24) mining practices; (25) government contracts; and (26) material customers and suppliers.

In the Business Combination Agreement, CSTA made certain customary representations and warranties to the Company, including among others, related to the following: (1) corporate matters, including due organization, existence and good standing; (2) subsidiaries; (3) capitalization; (4) authority and binding effect relating to execution and delivery of the Business Combination Agreement and other ancillary documents; (5) non-contravention and governmental approvals; (6) compliance with laws; (7) taxes; (8) financial statements; (9) undisclosed liabilities; (10) absence of changes; (11) litigation; (12) material contracts; (13) brokers; (14) information supplied; (15) SEC filings; (16) trust account; (17) Investment Company Act and the JOBS Act; (18) business activities; (19) OTC Markets quotation; (20) transactions with affiliates; and (21) independent investigation.

In the Business Combination Agreement, US Elemental, Merger Sub 1 and Merger Sub 2 made certain customary representations and warranties to CSTA and the Company, including among others, related to the following: (1) corporate matters, including due organization, existence and good standing; (2) capitalization; (3) subsidiaries; (4) authority and binding effect relating to execution and delivery of the Business Combination Agreement and other ancillary documents; (5) non-contravention and governmental approvals; (6) absence of certain changes; (7) litigation; (8) brokers; (9) information supplied; (10) business activities; (11) taxes; (12) independent investigation.

Covenants of the Parties

The Business Combination Agreement contains certain customary covenants for transactions of this type by each of the parties during the period between the signing of the Business Combination Agreement and the earlier of the Acquisition Closing or the valid termination of the Business Combination Agreement in accordance with its terms, which we refer to as the Interim Period, including, among others, covenants regarding: (1) the provision of access to their properties, books and personnel; (2) the operation of their respective businesses in the ordinary course of business, in compliance with law, and using commercially reasonable efforts to preserve their respective organizations and relationships and maintain appropriate insurance coverage; (3) CSTA’s public filing obligations; (4) the Company’s obligation to deliver audited financial statements; (5) restrictions on each party prohibiting solicitation of, or entering into, any alternative competing transactions (subject to the carveouts described herein); (6) no insider trading; (7) efforts to consummate the Business Combination and obtain third party and regulatory approvals; (8) further assurances; (9) public announcements; (10) confidentiality; (11) indemnification of directors and officers after the Acquisition Closing; (12) use of trust proceeds after the Acquisition Closing; and (13) efforts to conduct private placement arrangements, if sought.

The CSTA Board has unanimously recommended that the CSTA Shareholders vote in favor of the Proposals and neither the CSTA Board nor any committee thereof will withhold, withdraw, qualify, amend or modify its recommendation that the CSTA Shareholders vote in favor of the approval of the Business Combination Agreement and the Business Combination.

The Company and Jindalee agreed that, from the date of the Business Combination Agreement until receipt of the Required Parent Shareholder Approval (or, if earlier, the valid termination of the Business Combination Agreement), the HiTech Board, including any committee thereof, and the Jindalee Board will not (i) adopt, approve or recommend, or publicly propose to adopt, approve or recommend, any Company Acquisition Proposal or any offer or proposal that would reasonably be expected to lead to a Company Acquisition Proposal, (ii) withdraw, change or qualify, or publicly propose to withhold, withdraw, qualify or modify, in a manner adverse to CSTA, the HiTech Board recommendation, (iii) approve, adopt or authorize the Company to enter into any Business Combination Agreement, letter of intent or other similar agreement relating to any Company Acquisition Proposal or that would reasonably be expected to lead to a Company Acquisition Proposal, (iv) fail to include the Company Board Recommendation in any proxy or information statement or similar document delivered to Jindalee shareholders, (v) fail to publicly recommend against any tender offer or exchange offer for the Equity Securities of the Company or any other public Company Acquisition Proposal within five (5) Business Days after the commencement of such offer, (vi) formally resolve, agree or publicly propose to do any of the foregoing, or (vii) cause or permit the Company to enter into any Alternative Acquisition Agreement, unless, in connection with a Superior Proposal, the Jindalee Board determines in good faith, after consultation with its outside counsel and financial advisors, that its failure to take such action would likely be a breach of its fiduciary or statutory duties under applicable law and Jindalee complies with the notice, negotiation and matching-rights procedures set forth in the Business Combination Agreement.

The parties also agreed to ensure the US Elemental Board immediately after the Acquisition Closing consists of seven directors, the composition of which will comply with the independence requirement under the Exchange Act and the listing rules of the exchange on which US Elemental’s securities are listed (i) with the Company being entitled to appoint up to six directors and (ii) with CSTA being entitled to appoint one director.

The parties further agreed that prior to the Acquisition Closing, US Elemental will approve and adopt an incentive equity plan, in a form to be mutually agreed by the Company and CSTA, which we refer to as the US Elemental 2026 Plan.

The parties also agreed that CSTA, the Company, US Elemental, Merger Sub 1 and Merger Sub 2 will jointly prepare, and US Elemental will file with the SEC, a registration statement under the Securities Act with respect to the shares of US Elemental Common Stock that constitute Merger Consideration and the US Elemental Warrants. The registration statement will include a proxy statement/prospectus for the purpose of soliciting proxies from the CSTA Shareholders for the matters relating to the Business Combination to be acted on at the extraordinary general meeting of the CSTA Shareholders and providing such shareholders with an opportunity to participate in the Redemption.

The parties further agreed that prior to the Initial Closing, Jindalee, CSTA and the Company will use reasonable best efforts to negotiate in good faith a customary services agreement to continue the services assets being provided from Jindalee to the Company reasonably necessary to continue the Company’s operations as they have been operating.

Appointment of Directors

The Parties also agreed to take all necessary action so that the US Elemental Board following the Acquisition Closing will consist of seven individuals, which will be comprised of one individual appointed by CSTA and up to six individuals appointed by the Company, and that the composition of the US Elemental Board and committees will comply with the independence requirement under the Exchange Act and the listing rules of the exchange on which US Elemental’s securities are listed.

Conditions to Consummation of the Business Combination

The consummation of the Business Combination is subject to various conditions, including the following mutual conditions of the parties unless waived: (i) approval of the shareholders of Jindalee, CSTA and the Company of the Business Combination and the other matters requiring shareholder approval; (ii) no law or order prohibiting or preventing the Business Combination or the transactions contemplated therein, other than any such restraint that is immaterial; (iii) approval of US Elemental’s initial listing application and of the shares of US Elemental Common Stock and US Elemental Warrants for listing on a U.S. securities exchange; and (iv) the registration statement of which this proxy statement/prospectus forms a part having become effective in accordance with the Securities Act, registering certain shares of US Elemental Common Stock to be issued in the Business Combination.

In addition, unless waived by the Company, the obligations of the Company to consummate the Business Combination are subject to the satisfaction of the following closing conditions, in addition to customary certificates and other closing deliverables:

•        The representations and warranties of CSTA being true and correct as of the date of the Business Combination Agreement and as of the Initial Closing (subject to a qualifier as to material adverse effect, other than with respect to specified fundamental representations and warranties), except that a representation and warranty relating to absence of certain changes and events is required to be true and correct only as of the date of the Business Combination Agreement; and

•        CSTA, US Elemental, Merger Sub 1 and Merger Sub 2 having performed all agreements and covenants required by the Business Combination Agreement required to be performed by it at or prior to the Initial Closing, including delivery of all of the documentation listed in Section 2.4 of the Business Combination Agreement.

Unless waived by CSTA, the obligations of CSTA, US Elemental, Merger Sub 1 and Merger Sub 2 to consummate the Business Combination are subject to the satisfaction of the following closing conditions, in addition to customary certificates and other closing deliverables:

•        The representations and warranties of the Company being true and correct as of the date of the Business Combination Agreement and as of the Initial Closing (subject to a qualifier as to material adverse effect, other than with respect to specified fundamental representations and warranties), except that a representation and warranty relating to an absence of a Company material adverse effect and absence of certain changes and events in each case is required to be true and correct only as of the date of the Business Combination Agreement;

•        The Company has performed all agreements and covenants required by the Business Combination Agreement required to be performed by it at or prior to the Initial Closing, in each case in all material respects;

•        No change, event, state of facts, development or occurrence shall have occurred since the date of the Business Combination Agreement that individually or in the aggregate with all other changes, events, states of facts, developments or occurrences, has had or would reasonably be expected to have a Company material adverse effect that is continuing; and

•        The satisfaction or waiver by the Company of the Minimum Cash Condition, which requires that, after the occurrence of the Initial Closing, the Company will have, upon the Acquisition Closing, cash and cash equivalents (including funds remaining in the Trust Account after completion and payment of the Redemption and the proceeds of any private placement financing), before payment of transaction expenses, at least equal to $14,000,000.

Termination

The Business Combination Agreement may be terminated under certain customary and limited circumstances prior to the Closing, including, but not limited to, (i) by mutual written consent of CSTA and HiTech, (ii) by either CSTA or HiTech, if any governmental entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered an order which has the effect of making illegal or otherwise preventing or prohibiting consummation of the transactions contemplated under the Business Combination Agreement and such order shall have become final and nonappealable, (iii) by HiTech if the CSTA Board or any committee thereof has withheld, withdrawn, qualified, amended or modified the CSTA Board recommendation, (iv) by either CSTA or HiTech if the required approvals are not obtained from the shareholders of Jindalee, after the conclusion of a meeting of Jindalee shareholders held for such purpose at which such shareholders voted on such approvals, (v) by either CSTA or HiTech if the required approvals are not obtained from CSTA Shareholders after the conclusion of a meeting of shareholders held for such purpose at which such shareholders voted on such approvals, (vi) by CSTA if the Jindalee Board effects a Change of Company Recommendation, (vii) by HiTech if the Jindalee Board authorizes HiTech or Jindalee to enter into an Alternative Acquisition Agreement, (viii) by CSTA if HiTech breaches any representation, warranty or covenant in the Business Combination Agreement, which is not cured or cannot be cured within 30 days, such that certain conditions to closing cannot be satisfied at the relevant Closing, (ix) by HiTech if CSTA breaches any representation, warranty or covenant in the Business Combination Agreement, which is not cured or cannot be cured within 30 days, such that certain conditions to closing cannot be satisfied at the relevant Closing, and (x) subject to certain limited exceptions, by either CSTA or HiTech if the transactions contemplated by the Business Combination Agreement have not been consummated on or prior to January 9, 2027.

If the Business Combination Agreement is validly terminated, none of the parties to the Business Combination Agreement will have any liability or any further obligation under the Business Combination Agreement, except in the case of a willful and material breach or fraud and for customary obligations that survive the termination thereof (such as confidentiality obligations); provided that, if the Business Combination Agreement is terminated (i) by written notice from CSTA or HiTech to the other upon the failure to obtain the required shareholder approval at the Jindalee

Shareholder Meeting duly convened therefor or at any adjournment or postponement thereof taken in accordance with the Business Combination Agreement or the Shareholder Support Agreement and (y) if Jindalee effected a Change of Company Recommendation prior to the Jindalee Shareholder Meeting at which a vote for the Required Parent Shareholder Approval was actually taken or (z) as a result of the failure to receive the Required Parent Shareholder Approval following such time as a certain Company Parent Acquisition Transaction occurred at the Jindalee level, (ii) by written notice from CSTA to HiTech prior to the receipt of the Required Parent Shareholder Approval if the Jindalee Board effects a Change of Company Recommendation, or (iii) by written notice from HiTech to CSTA prior to the receipt of the Required Parent Shareholder Approval if the Jindalee Board authorized HiTech or Jindalee to enter into an Alternative Acquisition Agreement after the termination of the Business Combination Agreement, to the extent permitted by and in accordance with the terms of the Business Combination Agreement, HiTech will pay to CSTA its reasonable and documented expenses incurred in connection with the Business Combination through the date the Business Combination Agreement is terminated, which will not exceed $6,000,000.

Trust Account Waiver

The Company, US Elemental, Merger Sub 1 and Merger Sub 2 each agreed that they and their affiliates will not have any right, title, interest or claim of any kind in or to any monies in the Trust Account (including any distributions therefrom) held for CSTA Public Shareholders, and agreed not to, and waived any right to, make any claim against the Trust Account (including any distributions therefrom to the CSTA Public Shareholders).

Related Agreements

This section describes the material provisions of certain additional agreements entered into or to be entered into pursuant to the Business Combination Agreement (the “Related Agreements”) but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of each of the Related Agreements. Stockholders and other interested parties are urged to read such Related Agreements in their entirety.

Sponsor Support Agreement

Concurrently with the execution of the Business Combination Agreement, the Company, CSTA and the Sponsor entered into the Sponsor Support Agreement pursuant to which, among other things, the Sponsor agreed between the date of the Sponsor Support Agreement and the date of the Initial Closing or earlier termination of the Business Combination Agreement, to support the Business Combination and to vote all CSTA Ordinary Shares held by the Sponsor in favor of the Proposals. The continuing equity securities held by the Sponsor, which equal 7,633,750 CSTA Ordinary Shares minus 1,908,438 CSTA Ordinary Shares, will be reduced by 500,000 CSTA Ordinary Shares for every full increment of $2,500,000 by which the aggregate PIPE Financing Amount falls below $25,000,000, with a floor of 4,500,000 CSTA Ordinary Shares (the “Retained Sponsor Equity Securities”).

The Sponsor also agreed to take certain other actions in support of the Business Combination Agreement and the Business Combination and to refrain from taking such actions that would adversely impede the ability of the parties to perform the Business Combination Agreement. The Sponsor agreed to vote against any transactions that would materially impede the consummation of the transactions contemplated by the Business Combination Agreement. The Sponsor further agreed to (i) appear at the extraordinary general meeting of the CSTA Shareholders in person or by proxy for purposes of counting towards a quorum, (ii) to the fullest extent permitted by law, waive any rights of dissent pursuant to Section 238 of the Cayman Companies Act in respect of all CSTA Ordinary Shares with respect to the Initial Merger, to the extent applicable, (iii) waive the anti-dilution rights of the CSTA Class B Ordinary Shares under the CSTA Organizational Documents, (iv) pay all non-transaction related expenses of CSTA that are accrued prior to the Initial Closing, with such payments reflected as non-transaction related loans, and (v) be bound to the trust account waiver provision of the Business Combination Agreement, in accordance with the terms discussed above. The Sponsor also agreed to surrender to CSTA all Sponsor Equity Securities other than the Retained Sponsor Equity Securities for no consideration prior to Closing and to forfeit a specified amount of CSTA Ordinary Shares when and if required in accordance with the express terms thereof.

Pursuant to the Sponsor Support Agreement, the Sponsor agreed not to, during the period commencing from the date of the Sponsor Support Agreement and ending on the earlier of (i) twelve months after the Acquisition Closing and (ii) the date following the Acquisition Closing on which US Elemental completes a liquidation, merger, capital stock exchange, reorganization or similar transaction with an unaffiliated third party that results in all of

US Elemental’s (or such successor’s) shareholders having the right to exchange their securities for cash, securities or other property: (A) Transfer or permit any Transfer of the shares of US Elemental Common Stock issued to the Sponsor upon conversion of Sponsor’s CSTA Ordinary Shares in connection with the Initial Merger; (B) enter into any option, warrant, purchase right, or other contract that could require Sponsor to Transfer the Lock-up Shares (as defined below) or any voting trust, proxy or other contract with respect to the voting or transfer of Lock-up Shares; (C) enter into any Contract or take, or cause to be taken, any of the actions set forth above in clause (A) or (B); or (D) exercise any redemption rights with respect to any CSTA Ordinary Shares held by it.

“Lock-up Shares” as used in the Sponsor Support Agreement means the shares of US Elemental Common Stock the Sponsor receives as Merger Consideration with respect to the CSTA Ordinary Shares that the Sponsor held immediately prior to the Initial Closing (excluding any received by the Sponsor in connection with the PIPE Financing). “Transfer” means any direct or indirect sale, transfer, distribution, assignment, pledge, mortgage, exchange, hypothecation, hedge, grant of a security interest or encumbrance in or disposition of an interest (whether with or without consideration, whether voluntarily or involuntarily or by operation of law or otherwise). In the event of any change in the shares of CSTA or US Elemental by reason of recapitalization, reclassification, reorganization, share split or subdivision, combination, exchange or readjustment of shares, or any dividend or distribution, merger or other similar change in capitalization, the term “Lock-up Shares” shall be deemed to refer to and include such shares as well as all such dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction, and they shall be subject to the terms of the Sponsor Support Agreement.

Parent Transaction Support Agreement

Concurrently with the execution of the Business Combination Agreement, CSTA and Jindalee entered into a transaction support agreement (the “Parent Transaction Support Agreement”), pursuant to which, among other things and subject to the terms and conditions set forth therein, Jindalee agreed (i) to execute and deliver to CSTA, HiTech and US Elemental a written consent in its capacity as the sole voting shareholder of HiTech casting a vote to approve the Business Combination promptly following receipt of the Required Parent Shareholder Approval, (ii) to hold a meeting of its shareholders (and prepare the relevant disclosure and solicitation materials) for the purposes of obtaining the necessary consent for the Company to consummate the Business Combination and to solicit the vote necessary to obtain the Required Parent Shareholder Approval and agree to such other actions with respect to the meeting of the Jindalee shareholders as set forth therein, (iii) to a lock-up of its shares of US Elemental Common Stock during the respective periods as set forth therein, (iv) not to transfer any HiTech Common Stock during the respective periods as set forth therein, (v) to absolutely, irrevocably and unconditionally guarantee the payment of the Company Termination Amount, if applicable and (vi) to be bound by certain covenants in the Business Combination Agreement as set forth therein.

Parent Shareholder Voting Agreement

Concurrently with the execution of the Business Combination Agreement, certain record and beneficial owners of issued and outstanding Jindalee Shares, LG Dudfield Pension Fund, Lindsay Dudfield and Jopan Management Pty Ltd (each a “Supportive Parent Shareholder”), each entered into separate shareholder voting agreements (collectively, the “Parent Shareholder Voting Agreement”) with Jindalee, pursuant to which among other things and subject to the terms and conditions set forth therein, each Supportive Parent Shareholder agrees to (i) appear at the Jindalee Shareholder Meeting in person, by proxy or by power of attorney for purposes of counting towards a quorum, (ii) vote, or cause to be voted, all Jindalee ordinary shares held or controlled by such Supportive Parent Shareholder in favor of the Company’s consummation of the Business Combination and against any proposals that would in any material respect impede the Business Combination or any other acquisition proposal by a third party, and (iii) prior to the Acquisition Closing, not to transfer any securities in Jindalee.

Class B Holder Support Agreement

Concurrently with the execution of the Business Combination Agreement, CSTA, certain holders of CSTA Class B Ordinary Shares, Charles Stonehill, Vesna Nevistic and Hugo Banziger (each a “Class B Holder”), and HiTech entered into letter agreements (collectively, the “Class B Holder Support Agreement”), pursuant to which, among other things, each Class B Holder agreed to (i) vote in favor of each of the Proposals, including approval of the Business Combination Agreement and the transactions contemplated thereby, (ii) waive all anti-dilution protections with respect to the conversion of CSTA Class B Ordinary Shares into CSTA Class A Ordinary Shares, (iii) refrain from transferring or encumbering their CSTA Class B Ordinary Shares and (iv) to a lock-up of such Class B Holder’s shares during the respective periods and subject to the terms as set forth therein.

Securities Purchase Agreement

Simultaneously with the execution of the Business Combination Agreement, Antarctica Holder, an affiliate of Antarctica Capital, and the Sponsor, entered into the Securities Purchase Agreement, pursuant to which Antarctica Holder (A) purchased from HiTech 1,550 shares of HiTech Series A Preferred Stock, having the rights and privileges set forth in the Certificate of Designation, for an aggregate purchase price of $1,550,000, and (B) committed to purchase $2,500,000 in newly issued equity or equity-linked securities of US Elemental as part of the PIPE Financing to satisfy the Minimum Cash Condition, on substantially the same terms as PIPE Financing Agreements to be executed in connection with the Business Combination, subject to certain terms and conditions, including that the Minimum Cash Condition in the Business Combination Agreement is satisfied and not waived (unless Antarctica Holder consents to such waiver) at the time of the Closing. Pursuant to the Securities Purchase Agreement, the HiTech Series A Preferred Stock will automatically be cancelled and exchanged for shares of US Elemental Series A Preferred Stock at the time of the Closing, and US Elemental will issue a number of US Elemental Series A Preferred Investor Warrants to Antarctica Holder or its permitted transferees that is equal to the Accrued Value divided by the Conversion Price, in each case, measured as of the date of Closing. Such securities will be issued in a private placement pursuant to Section 4(a)(2) of the Securities Act. The shares of US Elemental Common Stock issuable upon conversion of the HiTech Series A Preferred Stock and exercise of the US Elemental Series A Preferred Investor Warrants will be included as Registrable Securities under a Registration Rights Agreement to be entered into at the Closing.

If any securities are issued and sold in a PIPE Financing in connection with the Business Combination with terms more favorable to the purchaser thereof than the terms set forth in the Securities Purchase Agreement applicable to Antarctica Holder (including, without limitation, valuation, conversion price or mechanics, mandatory or optional redemption, discount, warrant coverage, liquidation preference, collateral, restrictive covenants, anti-dilution protection, or other economic or governance right), then the parties to the Securities Purchase Agreement have agreed, at the option of Antarctica Holder, to promptly amend any applicable documents to extend such more favorable term or terms to Antarctica Holder.

In connection with such purchase of the HiTech Series A Preferred Stock, Jindalee and Antarctica Holder executed a Parent Guarantee, dated as of April 9, 2026, pursuant to which Jindalee agreed to guarantee HiTech’s payment obligation in connection with the mandatory redemption of the HiTech Series A Preferred Stock and any Accrued Value if the Business Combination Agreement is terminated.

The US Elemental Series A Preferred Stock will vote together with the US Elemental Common Stock after the Closing and shall rank senior to all existing and future classes of equity securities with respect to dividend and liquidation rights. The US Elemental Series A Preferred Stock will accrue dividends daily at the rate of (a) if paid in kind, 12.0% per annum of the original issue price, plus the amount of previously accrued dividends paid in kind, or (b) if paid in cash, 10.0% per annum of the original issue price, plus the amount of previously accrued dividends. Such dividends shall compound quarterly. Upon the occurrence and during the continuation of any Event of Default, the dividend rate shall automatically increase to 15.0% until such Event of Default is cured or waived. The initial conversion price for the US Elemental Series A Preferred Stock will be $1,000.00 per share, subject to customary anti-dilution adjustments. Starting on the six-month anniversary of the Closing and thereafter, on a quarterly basis through the second anniversary of the Closing, the conversion price will be subject to a downward adjustment based on the 20-day trailing volume-weighted average price of US Elemental Common Stock, provided that the conversion price will not be reduced below $7.50 per share. Following the Closing, US Elemental may redeem the US Elemental Series A Preferred Stock subject to certain premiums to the Accrued Value and the US Elemental Series A Preferred Stock will be redeemable at the option of Antarctica Holder at 100% of the Accrued Value after the fifth anniversary of the Closing. In the event of a change of control of US Elemental after the Closing, US Elemental will be required to offer to repurchase the US Elemental Series A Preferred Stock for cash at the greater of (i) the applicable call premium multiple of the Accrued Value, and (ii) the amount the holder of the US Elemental Series A Preferred Stock would receive if the US Elemental Series A Preferred Stock were converted into shares of US Elemental Common Stock. Commencing on the day after the Closing, as long as Antarctica Holder owns at least 20% of the US Elemental Series A Preferred Stock issued and outstanding as of the Closing, US Elemental or any of its successors shall not, without the affirmative vote or action by written consent of the holders of a majority of the US Elemental Series A Preferred Stock then outstanding: (i) alter or change the rights, preferences, or privileges of the US Elemental Series A Preferred Stock; (ii) increase or decrease the authorized number of shares of US Elemental Series A Preferred Stock, or issue any additional shares thereof; (iii) create any new class or series of shares having rights, preferences, or privileges senior to or on parity with the US Elemental Series A Preferred Stock; or (iv) amend, replace, or repeal the certificate of incorporation or bylaws in a manner that adversely affects the US Elemental Series A Preferred Stock.

The US Elemental Series A Preferred Investor Warrants to be issued at the Closing pursuant to the Securities Purchase Agreement will expire five years from the Closing and will be initially exercisable at $11.50 per share, subject to the same anti-dilution and other adjustments applicable to the US Elemental Series A Preferred Stock.

Additional Financing Opportunities

CSTA and US Elemental are engaged in various discussions with third parties in connection with the PIPE Financing, which may take the form of convertible preferred shares, ordinary shares or other equity or debt securities that would be issued in connection with the closing of the Business Combination. As of the date of this proxy statement/prospectus, no binding agreements with respect to such investments have been executed and there are no assurances that any such binding agreements will be executed prior to the closing of the Business Combination. Please see the section entitled “Risk Factors — CSTA may be unable to obtain additional financing to complete its initial business combination or to fund the operations and growth of a target business, which could compel CSTA to restructure or abandon a particular business combination.”

Registration Rights

Simultaneously with the Closing, each of US Elemental, the Sponsor and Jindalee, together with certain other persons listed on the signature pages thereto, will enter into a Registration Rights Agreement pursuant to which, upon completion of the Business Combination, US Elemental will grant certain registration rights to the Sponsor and other holders of CSTA Class B Ordinary Shares and certain other holders of shares of US Elemental Common Stock. 150,000 CSTA Class B Ordinary Shares are subject to the Registration Rights Agreement and will convert into US Elemental Common Stock at Closing to the extent they are part of the Sponsor Equity Securities that the Sponsor may retain pursuant to the terms of the Business Combination. The Retained Sponsor Equity Securities that will be registrable securities under the Registration Rights Agreement include the continuing equity securities held by the Sponsor, which equal 7,633,750 CSTA Ordinary Shares minus 1,908,438 CSTA Ordinary Shares, that will be reduced by 500,000 CSTA Ordinary Shares for every full increment of $2,500,000 by which the aggregate PIPE Financing Amount falls below $25,000,000, with a floor of 4,500,000 CSTA Ordinary Shares. Pursuant to the Registration Rights Agreement, US Elemental agrees to file a shelf registration statement on Form F-1 or F-3 under the Securities Act with respect to its securities 45 days after Closing. Pursuant to the Registration Rights Agreement, holders holding Registrable Securities will be entitled to request in writing that US Elemental register the resale of any or all of such Registrable Securities on such shelf registration statement. US Elemental will indemnify the holders of Registrable Securities and certain persons or entities related to them, such as their officers, directors, employees, agents and representatives, against any losses or damages resulting from any untrue statement or omission of a material fact in any registration statement or prospectus pursuant to which they sell Registrable Securities, unless such liability arose from their misstatement or omission, and the holders of Registrable Securities, including Registrable Securities in any registration statement or prospectus, will agree to indemnify US Elemental and certain persons or entities related to US Elemental, such as its officers and directors and underwriters, against all losses caused by their misstatements or omissions in those documents.

Assumed Warrant Agreement

In connection with the Closing, US Elemental, CSTA and the Warrant Agent will enter into the Assumed Warrant Agreement, which will amend the Original Warrant Agreement, which governs all of the CSTA Warrants. Pursuant to the Assumed Warrant Agreement, CSTA will assign to US Elemental all of CSTA’s right, title and interest in and to the Original Warrant Agreement and US Elemental will assume, and agree to pay, perform, satisfy and discharge in full, as the same become due, all of CSTA’s liabilities and obligations under the Original Warrant Agreement, as amended. As a result, each CSTA Warrant will automatically cease to represent a right to be exercised into CSTA Class A Ordinary Shares and will instead represent a right to be exercised into shares of US Elemental Common Stock pursuant to the terms and conditions of the Original Warrant Agreement, as amended. Pursuant to the Assumed Warrant Agreement, among other things (i) US Elemental will assume the obligations of CSTA under the Original Warrant Agreement,

(ii) ”Common Stock” or “shares” will mean the shares of US Elemental Common Stock; (iii) ”stockholder” will mean US Elemental Stockholder; and (iv) the “Board of Directors” or any committee thereof will mean the US Elemental Board or any committee thereof.

The Background of the Business Combination

The terms of the Business Combination Agreement are the result of arm’s-length negotiations between representatives of CSTA and Jindalee. The following is a brief discussion of the background of these negotiations, the Business Combination Agreement and related transactions.

CSTA is a blank check company incorporated on November 20, 2020 as a Cayman Islands exempted company, formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. In conducting a targeted search for a business combination target, as described in greater detail below, CSTA utilized the CSTA Board’s and its management team’s extensive network of relationships, industry knowledge, acquisition experience and deal sourcing capabilities to access a broad spectrum of opportunities. CSTA believed that it had a competitive advantage that differentiated it from other acquisition vehicles in the market due to its efficient structure and its deep ecosystem of relationships and resources. CSTA intended to capitalize on the ability of its combined team to identify, acquire and assist in efforts to create additional value for a business following a business combination. The following is a brief discussion of the background of CSTA, its pursuit of a business combination target and how CSTA entered into a Business Combination Agreement with HiTech.

As of incorporation and in advance of its IPO, CSTA did not select any business combination target and did not, nor did anyone on its behalf, initiate any substantive discussions, directly or indirectly, with any business combination target in advance of its IPO.

On January 29, 2021, CSTA consummated the IPO of 31,000,000 CSTA Units, at $10.00 per CSTA Unit, generating gross proceeds of $310,000,000, and incurring offering costs of $17,586,741, inclusive of $10,850,000 in Deferred Underwriting Fees. Simultaneously with the closing of the IPO, CSTA consummated the CSTA Private Placement of 5,466,667 CSTA Private Placement Warrants, at a price of $1.50 per Private Placement Warrants to the Old Sponsor, which are now held by the Sponsor, generating gross proceeds to CSTA of $8,200,000.

Since the closing of the IPO and the CSTA Private Placement, $310,000,000 ($10.00 per CSTA Unit) of the net proceeds of the IPO and certain of the proceeds of the CSTA Private Placement were placed in the Trust Account and was invested in permitted United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act that invest only in direct U.S. government treasury obligations. On January 27, 2023, CSTA liquidated the U.S. government treasury obligations or money market funds held in the Trust Account.

CSTA’s management has broad discretion with respect to the specific application of the net proceeds of the IPO and the sale of the CSTA Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a business combination.

CSTA will only have until the Termination Date to complete an initial business combination. If CSTA does not complete a business combination by the Termination Date, CSTA will (i) cease all operations except for the purposes of winding up; (ii) as promptly as reasonably possible, but not more than ten business days thereafter, redeem the public CSTA Class A Ordinary Shares for a per share pro rata portion of the Trust Account, including interest not previously released to CSTA to fund CSTA’s working capital requirements (less taxes payable); and (iii) as promptly as possible following such redemption, dissolve and liquidate the balance of CSTA’s net assets to CSTA’s remaining shareholders, as part of CSTA’s plan of dissolution and liquidation. The Initial Shareholders entered into a letter agreement with CSTA, pursuant to which they have waived their rights to participate in any redemption with respect to their Founder Shares; however, if the Initial Shareholders or any of CSTA’s officers, directors or affiliates acquire CSTA Ordinary Shares in or after the IPO, they will be entitled to a pro rata share of the Trust Account upon CSTA’s redemption or liquidation in the event CSTA does not complete a business combination within the required time period. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including the Trust Account assets) will be less than the IPO price per CSTA Unit in the IPO.

Upon the consummation of the IPO, CSTA commenced its search for potential targets. In connection with its search, CSTA’s management team communicated with a number of individuals and entities who presented or offered to present acquisition opportunities, including financial advisors and companies within a variety of business sectors. Until the execution of the Investment Agreement, CSTA’s former management signed 73 NDAs with 73 different companies in industries including healthcare, financial technology, enterprise software, consumer products, financial services, and artificial intelligence, and continued conversations and background diligence with them with the intention of potentially consummating an initial business combination with them.

In connection with the closing of the transactions contemplated by the Investment Agreement, the Old Sponsor underwent a reorganization on January 26, 2023 pursuant to which the limited partners of the Old Sponsor transferred all of their limited partnership interests to the Sponsor. On January 26, 2023, the Old Sponsor was liquidated pursuant to applicable law by the retirement of the general partner of the Old Sponsor (the second to last partner of the Sponsor) and all securities held by the Old Sponsor were distributed by operation of law to its sole remaining limited partner, the Sponsor, following which, on January 30, 2023, control of the Old Sponsor was transferred to affiliates of Antarctica Capital. The following disclosure summarizes the sponsor handover, including the relationship between the Old Sponsor and the Sponsor, what each sponsor did during the transition period, why the Sponsor was selected, the basic terms of the sponsor takeover, and how the CSTA Board evaluated the Sponsor’s involvement and any related conflicts.

Relationship Between the Old Sponsor and the Sponsor.    Prior to the sponsor handover, Constellation Sponsor GmbH & Co. KG, a German limited partnership (the “Old Sponsor”), served as the sponsor of CSTA since its formation. The Old Sponsor was formed by certain of CSTA’s founding officers and directors and held 8,625,000 CSTA Class B Ordinary Shares (the “Founder Shares”) and 5,466,667 CSTA Private Placement Warrants. The Old Sponsor had no prior relationship, affiliation, or business connection with Antarctica Capital or its affiliates prior to the negotiation of the Investment Agreement. The sponsor handover was an arm’s-length transaction between unrelated parties.

Activities During the Transition Period.    Following the execution of the Investment Agreement and through the closing of the sponsor handover, the Old Sponsor cooperated with the Sponsor and Antarctica Capital to facilitate a smooth transition, including providing information about CSTA’s operations, outstanding liabilities, and the status of CSTA’s target search. Upon the closing of the sponsor handover, management of CSTA changed and the Sponsor assumed responsibility for CSTA’s operations, including the continued search for a suitable business combination target. From the sponsor handover through the execution of the Business Combination Agreement, the Old Sponsor had no involvement with CSTA or its search for a potential business combination target.

Selection of the Sponsor.    The CSTA Board selected Antarctica Capital and its affiliates (through the Sponsor) as the new sponsor following a process that considered several factors, including: (i) Antarctica Capital’s commitment to fund extension deposits and working capital for CSTA, (ii) Antarctica Capital’s resources and ability to support CSTA’s ongoing operations and search for a business combination target after the sponsor handover, (iii) Antarctica Capital’s extensive network of relationships across multiple industries and geographies, (iv) the experience and qualifications of Antarctica Capital’s management team, including Chandra R. Patel and Jarett Goldman, each of whom has significant experience in investment management, capital markets, and corporate transactions, and (v) Antarctica Capital’s willingness through CSTA’s newly appointed management to assume responsibility for identifying and negotiating with potential business combination targets.

Terms of the Sponsor Takeover.    Pursuant to the Investment Agreement, dated January 26, 2023, by and between CSTA, the Old Sponsor, and Endurance Constellation, LLC, a Delaware limited liability company affiliated with Antarctica Capital (the “Endurance Investor”), the Endurance Investor agreed to contribute to the Old Sponsor an aggregate amount in cash equal to up to $3,000,000, which amount would be loaned to CSTA in accordance with the Extension Note. In consideration for such capital contribution, the Sponsor issued equity interests in certain securities to the Endurance Investor. The sponsor handover was structured as a series of transactions completed on or about January 30, 2023: (i) the limited partners of the Old Sponsor transferred all of their limited partnership interests to the Sponsor, (ii) the Old Sponsor was liquidated pursuant to applicable law by the retirement of the general partner of the Old Sponsor, and all securities held by the Old Sponsor (including 8,625,000 Founder Shares and 5,466,667 CSTA Private Placement Warrants) were distributed by operation of law to its sole remaining limited partner, the Sponsor, and (iii) control of the Old Sponsor was transferred to affiliates of Antarctica Capital, including Antarctica Endurance Manager, LLC, which became the general partner of the Sponsor. The former limited partners of the Old Sponsor did not retain any ongoing economic interest in the Sponsor or the Founder Shares following the sponsor handover. The basic economic terms of the Investment Agreement provided that the new sponsor group would assume responsibility for funding CSTA’s working capital and extension requirements in exchange for control of the Sponsor and the associated Founder Shares and Private Placement Warrants.

Board Evaluation of Sponsor’s Involvement and Related Conflicts.    The CSTA Board in place prior to the sponsor handover evaluated the sponsor handover and the Sponsor’s involvement in CSTA, including any related conflicts of interest. In connection with the sponsor handover, the CSTA Board at the time considered, among others, the following: (i) the fact that the Sponsor and its affiliates would have significant economic interests in CSTA through their ownership of Founder Shares and Private Placement Warrants, which could influence the Sponsor’s incentives regarding business combination decisions, (ii) the potential conflict arising from the Sponsor’s desire to complete a business combination before a termination deadline to avoid forfeiture of its securities and from the Sponsor potentially having to forfeit its ability to be reimbursed for any extension loans or working capital loans if no business combination is consummated, (iii) the fact that the Sponsor’s securities were acquired at a nominal cost and therefore the Sponsor could profit from a business combination even if public shareholders experience losses, (iv) the Sponsor’s commitment to fund working capital and extension deposits, which aligned the Sponsor’s economic interests with CSTA’s ability to continue operating, and (v) the governance structure of the Sponsor, which provides that three managers of Antarctica Endurance Manager, LLC (Chandra R. Patel, Richard C. Davis, and Jarett Goldman) each have one vote and the approval of a majority is required to approve any action, such that no individual manager has voting or dispositive control over the securities held by the Sponsor. The CSTA Board concluded that, notwithstanding the potential conflicts described above, the sponsor handover was in the best interests of CSTA and its shareholders because it provided CSTA with an increased likelihood of consummating a business combination. Following the sponsor handover, the reconstituted CSTA Board has continued to evaluate conflicts of interest in connection with the Business Combination. For additional information regarding conflicts of interest, see “The Business Combination Proposal — Interests of CSTA’s Directors and Executive Officers, Sponsor and Others in the Business Combination” and “Management of CSTA — Conflicts of Interest.”

Changes in Sponsor’s Role and Transaction Terms Resulting from the Sponsor Change.    Following the sponsor handover, several aspects of CSTA’s operations and business combination search changed: (i) CSTA’s management team was replaced with executives affiliated with Antarctica Capital, and CSTA’s investment thesis was refined to focus on targets bringing change to rapidly changing segments of the global economy, with a particular focus on sectors including metals and mining, communications technology, digital advertising, transportation, and artificial intelligence, as described in more details below; (ii) the new management team conducted an independent review of potential business combination targets using Antarctica Capital’s extensive network of relationships, ultimately identifying HiTech as a compelling target in the critical minerals sector; (iii) as an affiliate of the Sponsor, Antarctica Capital would potentially be able to commit significant resources in a financing transaction to be consummated in connection with a potential business combination and add value to a transaction through Antarctica Capital’s experience in structuring complex financing transactions; and (iv) the Sponsor and its affiliates would increase their financial exposure to a potential business combination and any potential business combination would need to take into account such increased financial exposure as time passes, given the Sponsor would be funding extension deposits required to extend the deadline for CSTA to consummate a business combination, and would be providing ongoing working capital support to CSTA through additional promissory notes. The terms of the Business Combination Agreement and the related ancillary agreements were negotiated entirely by CSTA’s current management team following the sponsor handover. Neither the Old Sponsor nor CSTA’s former management team had any involvement in the identification of HiTech as a target or the negotiation of the Business Combination.

In connection with the consummation of the transactions contemplated by the Investment Agreement, CSTA’s management changed and CSTA’s mission became to support a target that is focused on bringing change to a rapidly changing segment of the global economy by sharing CSTA’s expertise and multi-disciplinary, complementary know-how across a variety of industries and geographies. Consistent with the investment focus and acquisition criteria described below, and based on discussions with CSTA, CSTA identified potential business combination targets in metals and mining, communications technology, digital advertising, transportation, and artificial intelligence sectors that CSTA’s officers and directors believed, based on their experience, could satisfy all (or a portion) of the following key criteria:

•        Management quality;

•        Clear rationale for becoming a public company;

•        Opportunity for growth in the related industry and the entity’s position in the same;

•        Commercial readiness of the technology;

•        General economics of the entity’s industry;

•        Anticipated size of the entity’s total addressable market; and

•        Anticipated economic viability of the entity’s core product or service.

During CSTA’s targeted search after the consummation of the transactions contemplated by the Investment Agreement, representatives of CSTA, including Chandra R. Patel and Jarett Goldman, reviewed approximately 30 potential business combination targets which were sourced from their various relationships and the Antarctica Capital networks and conducted varying levels of preliminary due diligence on each. From February 15, 2023 to September 3, 2025, CSTA’s team evaluated and analyzed each potential target based on, among other things, publicly available information, market research available to CSTA and its representatives, and their existing knowledge of the potential targets as a result of their network and existing relationships. This preliminary diligence, evaluation and analysis with respect to each potential business combination target identified were focused on business, operational and financial matters, including, among other things, product candidate pipelines, other potential product or service offerings, technology, market potential, management quality and financial condition.

Following this preliminary evaluation, CSTA determined that approximately 15 companies, including HiTech, merited more serious consideration, based on such companies’ development stage, financing needs, management strength, strategic fit and overall alignment with CSTA’s acquisition criteria. The remaining approximately 15 companies that were not selected for more serious consideration were eliminated from further review because they failed to meet one or more of CSTA’s acquisition criteria described above, including factors such as insufficient management quality, concerns regarding their ability or readiness to operate as a public company, lack of alignment with CSTA’s investment thesis, unfavorable industry economics, limited total addressable market, unclear path to commercial viability, or failure to meet minimum size thresholds for a business combination transaction.

After such evaluation, CSTA and in certain instances the Sponsor, on CSTA’s behalf, entered into non-disclosure agreements (“NDAs”) with and engaged in varying degrees of due diligence with respect to more than 10 entities. The companies with which CSTA entered into NDAs included targets in the metals and mining, communications technology, data analytics, and artificial intelligence sectors. In addition to, and prior to, the non-binding term sheet (“Non-Binding Term Sheet”) with HiTech, CSTA negotiated two letters of intent with companies it was interested in consummating an initial business combination with. The following describes in greater detail the two letters of intent CSTA negotiated, the progress of discussions with those potential targets, and the reasons why CSTA did not pursue a business combination with those targets:

Letter of Intent with Data Analytics Company.    On September 28, 2023, CSTA executed a non-binding letter of intent setting forth the principal terms of a proposed business combination between CSTA and a data analytics business-to-business service provider (“Company A”), including the valuation and transaction consideration, proposed transaction structure, governance matters and key conditions to closing. The letter of intent included an exclusivity period that ended on October 28, 2023. During the exclusivity period, CSTA conducted due diligence on Company A, including reviewing financial statements, management presentations, and market positioning materials. CSTA held multiple calls with Company A’s management team to discuss their business model, growth strategy, and path to profitability. CSTA ultimately did not pursue this transaction because, following the conclusion of the exclusivity period, Company A informed CSTA that it was no longer interested in pursuing a de-SPAC transaction due to unfavorable public market conditions at the time, which discouraged the target from going public. CSTA determined that Company A was not as compelling as the proposed combination with HiTech because (i) Company A withdrew from the transaction process due to market timing concerns, whereas HiTech remained committed to pursuing a de-SPAC transaction, (ii) HiTech offered exposure to the critical minerals sector with strong strategic tailwinds from U.S. government policy support for domestic lithium production, and (iii) HiTech’s management team demonstrated a clearer path to commercial development with the McDermitt Lithium Project.

Letter of Intent with Mining Company.    In July 2025, CSTA engaged in negotiations for a non-binding letter of intent for a possible business combination with a mining company focused on gold and base metals exploration (“Company B”). During negotiations, CSTA reviewed preliminary diligence materials regarding Company B, including available financial statements, investor presentations, and information regarding the company’s exploration assets and development timeline. CSTA held discussions with Company B’s management team regarding valuation, transaction structure, and post-closing governance. The letter of intent was not executed because Company B did not demonstrate an ability to progress the transaction at an acceptable speed relative to CSTA’s timeline requirements and the approaching Termination Date. CSTA determined that Company B was not as compelling as the proposed combination with HiTech because (i) Company B’s inability to meet CSTA’s timeline created execution risk for completing a business combination before the Termination Date, (ii) HiTech’s lithium-focused asset base was better positioned relative to broader commodity market dynamics and U.S. critical minerals policy priorities than Company B’s gold and base metals focus, (iii) HiTech’s advanced-stage development project at McDermitt offered a clearer near-term path to production compared to Company B’s earlier-stage exploration portfolio, and (iv) HiTech had a more experienced management team with prior public company experience and established relationships with strategic partners.

With respect to the remaining entities with which CSTA entered into NDAs but did not sign a letter of intent or non-binding term sheet, CSTA’s discussions with these targets did not progress beyond initial due diligence and preliminary negotiations due to one or more of the following factors: (i) inability to reach agreement on valuation, (ii) concerns regarding the target’s readiness to operate as a public company, (iii) lack of strategic fit with CSTA’s investment criteria, (iv) target withdrawal from the process due to market conditions or pursuit of alternative financing, (v) concerns regarding timeline for completing a transaction prior to CSTA’s Termination Date, or (vi) insufficient management quality or depth. In each case, CSTA determined that proceeding with these alternative targets was not as compelling as the proposed combination with HiTech due to a combination of these factors.

For each company with which CSTA signed an NDA, letter of intent, or Non-Binding Term Sheet, CSTA generally reviewed preliminary diligence materials regarding the potential target, including available financial statements, any investor presentation and information regarding the nature of the company and where management believed the growth in the company would come from. CSTA also conducted additional due diligence and held detailed discussions with the applicable management teams. Not every target had all of the materials and in many cases the materials were incomplete. Since the transactions were generally abandoned prior to execution, when valuation could not be agreed, CSTA did not conduct exhaustive diligence on such companies. With respect to the company with which a Non-Binding Term Sheet was executed, CSTA conducted more extensive diligence prior to deciding whether to execute a business combination agreement or abandon the potential transaction. The following describes the chronology of events leading up to the signing of the Business Combination:

On January 27, 2023, CSTA held an extraordinary general meeting of shareholders to amend the CSTA Organizational Documents to extend the date by which CSTA has to consummate a business combination from January 29, 2023 to April 29, 2023 and to allow CSTA, without another shareholder vote, to elect to extend the 2023 Termination Date to consummate a business combination on a monthly basis for up to nine times by an additional one month each time after the 2023 Articles Extension Date, by resolution of the CSTA Board if requested by the Sponsor, and upon five days’ advance notice prior to the applicable Termination Date, until January 29, 2024, or a total of up to twelve months after the 2023 Termination Date, unless the closing of CSTA’s business combination shall have occurred prior to such date. Upon each of the nine one-month extensions, the Sponsor or one or more of its affiliates, members or third-party designees may contribute to CSTA $150,000 as a loan to be deposited into the Trust Account. The CSTA Shareholders approved the 2023 Extension Amendment Proposal at the Extension Meeting and on January 31, 2023, CSTA filed the 2023 Articles Amendment with the Registrar of Companies of the Cayman Islands. In connection with the Extension Meeting, on January 30, 2023, CSTA issued the Extension Note to the Sponsor. In connection with the vote at the Extension Meeting, the holders of 26,506,157 CSTA Class A Ordinary Shares properly exercised their right to redeem their shares for an aggregate price of approximately $10.167 per share, for an aggregate redemption amount of approximately $269,485,746. After the satisfaction of such redemptions, the balance in the Trust Account was approximately $46,138,503. On February 13, 2023, a total of $46,600,678.12 (the remaining trust balance), was placed in a U.S.-based trust account at Citibank, N.A., maintained by the CSTA Transfer Agent, acting as trustee.

On December 20, 2023, the CSTA Board approved the voluntary delisting of CSTA’s securities from the NYSE, and on January 16, 2024, CSTA began trading its CSTA Class A Ordinary Shares and CSTA Units on OTCQB under the symbols “CSTAF” and “CSTUF,” respectively, and its Public Warrants on the OTC Venture under the symbol “CSTWF.”

On January 29, 2024, CSTA held the 2024 Shareholder Meeting (A) to amend, by way of special resolution, the CSTA Organizational Documents to extend the Termination Date by which CSTA has to consummate a business combination from January 29, 2024 to February 29, 2024 and to allow CSTA, without another shareholder vote, to elect to extend the Termination Date to consummate a business combination on a monthly basis for up to eleven times by an additional one month each time after the 2024 Articles Extension Date, by resolution of the directors, if requested by the Sponsor, and upon five days’ advance notice prior to the applicable Termination Date, until January 29, 2025, or a total of up to twelve months after the 2024 Original Termination Date, unless the closing of a business combination shall have occurred prior thereto; and (B) to amend, by way of special resolution, the CSTA Organizational Documents to eliminate from the CSTA Organizational Documents the limitation that CSTA may not redeem CSTA Class A Ordinary Shares to the extent that such redemption would result in CSTA having net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act), of less than $5,000,001 in order to allow CSTA to redeem public CSTA Class A Ordinary Shares irrespective of whether such redemption would exceed the Redemption Limitation. The shareholders of CSTA approved the 2024 Extension Amendment Proposal and the 2024 Redemption Limitation Amendment Proposal at the 2024 Shareholder Meeting and on January 30, 2024, CSTA filed the 2024 Articles Amendment with the Registrar of Companies of the Cayman Islands. In connection with that vote to approve the 2024 Extension Amendment Proposal and the 2024 Redemption Limitation Amendment Proposal, the holders of 2,126,159 CSTA Class A Ordinary Shares properly exercised their right to redeem their shares for cash at a redemption price of approximately $11.13 per share, for an aggregate redemption amount of approximately $23,671,533. After the satisfaction of such redemptions and receipt of the initial deposit of $55,000 to the Trust Account, the balance in the Trust Account was $26,415,545.

On January 30, 2024, the Sponsor converted an aggregate of 7,600,000 CSTA Class B Ordinary Shares into CSTA Class A Ordinary Shares on a one-for-one basis. The Sponsor waived any right to receive funds from the Trust Account with respect to the CSTA Class A Ordinary Shares received upon such conversion and acknowledged that such shares will be subject to all of the restrictions applicable to the original CSTA Class B Ordinary Shares under the terms of the Letter Agreement.

During 2024, the CSTA Board approved the First 2024 Extension on February 29, 2024, and the extension committee of the CSTA Board approved the Second 2024 Extension, Third 2024 Extension, Fourth 2024 Extension, Fifth 2024 Extension, Sixth 2024 Extension, Seventh 2024 Extension, Eighth 2024 Extension, Ninth 2024 Extension, Tenth 2024 Extension and Eleventh 2024 Extension on March 28, 2024, April 29, 2024, May 29, 2024, June 28, 2024, July 23, 2024, August 23, 2024, September 26, 2024, October 29, 2024, November 27, 2024 and December 20, 2024, respectively, resulting in a new Termination Date of January 29, 2025, and CSTA drew an aggregate of $660,000 of funds pursuant to the unsecured promissory note in the principal amount of $1,660,000 issued by CSTA to the Sponsor on January 30, 2024 (the “2024 Note”). The 2024 Note does not bear interest and matures upon closing of CSTA’s initial business combination. In the event that CSTA does not consummate a business combination, the 2024 Note will be repaid only from amounts remaining outside of the Trust Account, if any.

On January 27, 2025, CSTA held the 2025 Shareholder Meeting (A) to amend, by way of special resolution, the CSTA Organizational Documents to extend the 2025 Termination Date by which CSTA has to consummate a business combination from January 29, 2025 to February 28, 2025, or the 2025 Articles Extension Date, and to allow CSTA, without another shareholder vote, to elect to extend the 2025 Termination Date to consummate a business combination on a monthly basis for up to eleven times by an additional one month each time after the 2025 Articles Extension Date, by resolution of the CSTA Board, if requested by the Sponsor and upon five days’ advance notice prior to the applicable Termination Date, until January 29, 2026, or a total of up to twelve months after the 2025 Termination Date, unless the closing of a business combination shall have occurred prior thereto; (B) to amend, by way of special resolution, the CSTA Organizational Documents to permit for the issuance of CSTA Class A Ordinary Shares to holders of CSTA Class B Ordinary Shares upon the exercise of the right of a holder of the CSTA Class B Ordinary Shares to convert such holder’s CSTA Class B Ordinary Shares into CSTA Class A Ordinary Shares on a one-for-one basis at any time and from time to time prior to the closing of an initial business combination at the election of the holder; and (C) if required, an adjournment proposal to adjourn, by way of ordinary resolution, the 2025 Shareholder Meeting to a later date or dates, if necessary, (i) to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the 2025 Shareholder Meeting, there are insufficient CSTA Class A Ordinary Shares and CSTA Class B Ordinary Shares in the capital of CSTA represented (either in person or by proxy) to approve the 2025 Extension Amendment Proposal and the Founder Share Amendment Proposal, (ii) where CSTA would not adhere to the initial or continued trading requirements of OTCQB and the OTCQ Venture or (iii) where the CSTA Board has determined it is otherwise necessary. In connection with the vote to approve the 2025 Extension Amendment Proposal and the Founder Share Amendment Proposal held on January 27, 2025, the holders of 2,303,382 CSTA Class A Ordinary Shares properly exercised their right to redeem their shares for cash at a redemption price of approximately $11.91 per share, for an aggregate redemption amount of approximately $27,428,399. After the satisfaction of such redemptions and receipt of the initial deposit of $5,000 to the Trust Account, the balance in the Trust Account was approximately $778,970 and there were 7,664,302 CSTA Class A Ordinary Shares outstanding, of which 64,302 CSTA Class A Ordinary Shares are held by CSTA Public Shareholders.

On each of February 25, 2025, March 27, 2025, April 29, 2025, May 28, 2025, June 26, 2025, July 28, 2025, August 28, 2025, September 26, 2025, October 28, 2025, November 25, 2025, December 23, 2025, February 27, 2026, March 26, 2026 and April 28, 2026 CSTA drew the Extension Funds, in the aggregate amount of $5,000 each month, as approved by unanimous director or extension committee resolution pursuant to the 2024 Note, which Extension Funds CSTA deposited into CSTA’s Trust Account for CSTA Public Shareholders. These deposits enabled CSTA to extend the date by which it must complete its initial business combination from February 28, 2025 to May 29, 2026. These extensions were eleven of eleven one-month extensions of 2025 Extension and the third of eleven one-month extensions of 2026 Extension permitted under the CSTA Organizational Documents and provide CSTA with additional time to complete its initial business combination. As of March 31, 2026 and December 31, 2025, CSTA deposited an aggregate total of $735,000 and $720,000 Extension Funds pursuant to the 2024 Note, respectively.

On March 10, 2025, the CSTA Class A Ordinary Shares started trading on the OTC Pink and CSTA Units started trading on the OTCQB. The main difference between OTCQB and OTC Pink from OTCQX is that securities listed on the OTCQB and OTC Pink undergo additional quality review and have different listing standards than those on the OTCQX, although all are tiers of the OTC Markets. The trading symbols for the CSTA Class A Ordinary Shares and CSTA Units remained the same.

On June 5, 2025, CSTA amended the 2024 Note to increase the total principal amount by $590,000 from $1,660,000 to $2,250,000. Unless otherwise set forth in the First Amendment, all other provisions of the 2024 Note remained in full force and effect.

On July 16, 2025, the CSTA Public Warrants and CSTA Units started trading on the OTCID. The main difference between OTCID and OTCQB is that securities listed on the OTCID undergo additional quality review and have different listing standards than those on the OTCQB, although all are tiers of the OTC Markets. The trading symbols for the CSTA Public Warrants and CSTA Units remained the same. The transition to OTCID from OTCQB of the CSTA Public Warrants and CSTA Units did not affect CSTA’s business operations, its relationships with partners or employees or its current SEC reporting obligations.

On April 24, 2025, representatives of CSTA, including Mr. Goldman and Kenny Griffin, and representatives of HiTech and Jindalee, including Lindsay Dudfield and Ian Rodger, began discussions regarding a potential transaction. Representatives of CSTA, the Sponsor and its affiliates were initially introduced to Jindalee and HiTech by Cohen & Company Capital Markets (“Cohen”) in April 2025.

Prior to being introduced to Jindalee and HiTech, none of CSTA, the Sponsor nor any of their respective officers or directors had any substantive discussions with, or any material relationship with, Jindalee, HiTech, or any of their respective affiliates. The introduction described above was the first substantive contact between the parties regarding a potential transaction.

On August 12, 2025, the CSTA deal team, including Messrs. Goldman and Griffin, formally informed the CSTA Board that discussions had commenced with HiTech regarding the Business Combination. At this meeting, the CSTA Board discussed the potential strategic fit of HiTech with CSTA’s acquisition criteria and authorized management to continue pursuing discussions with HiTech.

From June through September 2025, representatives of CSTA and HiTech negotiated the terms of the Non-Binding Term Sheet, including discussions regarding key commercial terms negotiated, such as valuation and transaction consideration, proposed transaction structure, governance matters, key conditions to closing and other material terms. During this period, the parties exchanged multiple drafts of a term sheet and held the following meetings and calls to discuss and negotiate the terms of the proposed transaction:

On June 10, 2025, representatives of CSTA and HiTech held an in-person introductory meeting. No specific transaction terms were discussed at this meeting.

On June 19, 2025, representatives of CSTA and HiTech held a videoconference call to continue their introductory discussions. No specific transaction terms were discussed at this meeting.

On July 15, 2025, representatives of CSTA and HiTech held a videoconference call to discuss the status of the proposed transaction. No material transaction terms were discussed at this meeting.

On August 14, 2025, representatives of CSTA, HiTech and Cohen held a videoconference call at which the parties discussed, among other things, the proposed valuation of HiTech.

On August 20, 2025, representatives of CSTA, Kirkland, HiTech and Perkins held a videoconference call to discuss and negotiate the CSTA PIPE investment structure, post-closing board representation, the Minimum Cash Condition and Sponsor economics. During this call, the parties exchanged views on key open points and sought to narrow the differences in their respective positions.

During the course of these discussions and the exchange of multiple drafts of the Non-Binding Term Sheet between June and September 2025, the parties negotiated the following key commercial terms, among others:

PIPE Financing.    CSTA initially proposed that the Sponsor would provide a $3.0 million PIPE investment, structured as a $1.5 million convertible note to be funded at signing at a 15% discount to the IPO price per share, plus an additional $1.5 million to be funded at closing on the same terms as third-party PIPE investors. HiTech proposed a larger $4.0 million PIPE investment, structured as a $1.5 million convertible note to be funded at signing at a 25% discount to the IPO price per share, plus an additional $2.5 million to be funded at closing. After further negotiations, on August 21, 2025, the parties agreed to the $4.0 million structure proposed by HiTech, with the second tranche of funding being subject to satisfaction of the Minimum Cash Condition.

Sponsor Economics.    CSTA initially proposed a 25% Founder Share forfeiture, with additional forfeitures of 500,000 Founder Shares for each $5.0 million by which the aggregate PIPE investment fell below the targeted amount. HiTech proposed reducing the forfeiture interval to $2.5 million, and the parties also disagreed on whether PIPE financing term sheets that were presented to but not accepted by HiTech would count toward the total PIPE investment amount for purposes of calculating the forfeiture. After further negotiation, on August 25, 2025, the parties agreed to the $2.5 million interval proposed by HiTech, with the deemed-met concept modified to include amounts that were the subject of bona fide term sheets and/or bona fide written offers from third-party investors.

Minimum Cash Condition.    Kirkland, on behalf of CSTA, initially proposed a $15.0 million Minimum Cash Condition. Perkins, on behalf of HiTech, proposed reducing the Minimum Cash Condition to $14.0 million and adding a provision that the condition would be waivable solely by HiTech. After further discussion, on August 21, 2025, the parties agreed to the $14.0 million threshold with the HiTech-only waiver right and further agreed to the general structure of the calculation methodology for such condition on August 25, 2025.

Post-Closing Governance.    Kirkland, on behalf of CSTA, proposed that CSTA would be entitled to appoint one director and one board observer to a seven-person post-closing board of directors. HiTech rejected the inclusion of a board observer, and on August 21, 2025, CSTA ultimately agreed that it would have the right to appoint one director to the seven-person board without an observer.

Transaction Expenses and SPAC Expense Threshold.    Kirkland, on behalf of CSTA, proposed a $6.0 million SPAC expense threshold, pursuant to which any transaction expenses exceeding such threshold would result in an additional Founder Share forfeiture by the Sponsor at a rate of $10.00 per share. Perkins, on behalf of HiTech, proposed reducing the threshold to $4.0 million, which CSTA rejected. Perkins also proposed that HiTech’s approval would be required for any new Other Transaction Expenses in excess of $50,000. After further negotiation, on August 26, 2025, the parties agreed to the $6.0 million threshold and forfeiture mechanic proposed by CSTA.

Termination Fee.    Kirkland, on behalf of CSTA, initially proposed a $3.0 million expense reimbursement cap if HiTech terminated the transaction prior to the execution of a definitive agreement and a $6.0 million cap following execution of a definitive agreement. Perkins, on behalf of HiTech, proposed reducing the caps to $1.0 million and $3.0 million, respectively. After further negotiation, on August 26, 2025, the parties agreed to a $2.0 million expense reimbursement prior to the execution of a definitive agreement and a $6.0 million reimbursement following execution of a definitive agreement (in the event HiTech exercised a fiduciary out or changed its board recommendation).

Lock-Up.    CSTA initially proposed that the Sponsor would be subject to a nine-month lock-up period following the closing of the Business Combination. After discussion, on June 30, 2025, the parties agreed to a twelve-month lock-up applicable to all rollover Company Shares held by Jindalee and all Founder Shares held by the Sponsor.

Valuation.    A valuation range of [•] to [•] for HiTech was initially proposed by [•], HiTech’s financial advisor. CSTA initially proposed a valuation range of $400 million to $500 million, subject to the satisfactory completion of due diligence. During the initial due diligence and term sheet negotiation period, Cohen produced a comparable companies analysis, which supported a valuation of $500 million. The valuation analysis was reviewed and scrutinized by CSTA’s management team, who relied on independent work performed by Martyn Buttenshaw, commercial consultant to CSTA. In particular, CSTA’s analysis focused on benchmarking the McDermitt Lithium Project against its closest publicly-traded peer projects, Thacker Pass and Rhyolite Ridge, and these comparable projects were used to derive a comparable multiple of enterprise value to the McDermitt Lithium Project’s total lithium carbonate equivalent resource. This multiple was then applied to the McDermitt Lithium Project with a discount applied to reflect the earlier stage of development of the McDermitt Lithium Project relative to these peers. This valuation methodology is common practice in the metals and mining industry. Based on this analysis, CSTA’s management team determined that the proposed $500 million valuation in the Non-Binding Term Sheet was reasonable. In connection with the evaluation of the Business Combination, none of CSTA, HiTech, their respective boards of directors, or their respective management teams considered any financial projections or forecasts regarding the future financial performance of CSTA, HiTech, or US Elemental.

On September 3, 2025, CSTA and Jindalee executed the Non-Binding Term Sheet setting forth the principal terms of a proposed business combination between CSTA and HiTech, including the valuation and transaction consideration, proposed transaction structure, governance matters and key conditions to closing. The Non-Binding Term Sheet included an initial exclusivity period of 90 days ending on December 2, 2025, during which CSTA and Jindalee were to undertake mutual due diligence and negotiate transaction documents. On September 8, 2025, Jindalee announced that Jindalee and CSTA had entered into the Non-Binding Term Sheet. The Non-Binding Term Sheet contemplated that Jindalee will receive 50 million new shares in the post business combination company initially valued at $10 per share in consideration for the Business Combination, equating to an equity value of $500 million (subject to customary adjustments). The Non-Binding Term Sheet also contemplated a capital raise of $20 to $30 million or more, with affiliates of Antarctica Capital to commit $4 million. Upon close, the post business combination company would be expected to list on a U.S. national securities exchange, with Jindalee expected to retain more than 80% ownership of the combined company.

On September 11, 2025, a diligence question list was sent to HiTech, and on September 16, 2025, representatives of Alliance Advisors, Jindalee’s communications advisor, HiTech and CSTA held an introductory call to discuss rebranding HiTech and positioning the company for a public listing in the United States. Over the subsequent months, the same group convened multiple times to address rebranding matters, including renaming HiTech to US Elemental, creating a PIPE Financing investor presentation, developing the US Elemental website and coordinating public relations and news coverage in connection with the proposed Business Combination.

On September 22, 2025, CSTA received access to HiTech’s virtual data room, and on the same date HiTech returned an annotated diligence question list to CSTA. The CSTA and its representatives reviewed the responses and confirmed that the diligence questions were satisfied with no major red flags identified.

Beginning September 24, 2025, weekly standing calls were established among HiTech, the CSTA deal team and Cohen to advance the Business Combination. These meetings addressed, among other topics, the PIPE Financing marketing process, listing requirements, public relations efforts, ongoing SEC filings, progression of transaction documents, and various commercial deal points, including the form, timing, and size of Antarctica Capital’s PIPE investment.

As part of the diligence program, on September 30, 2025, the CSTA team and Mr. Buttenshaw conducted a call to discuss HiTech’s responses to mining-related diligence questions and no red flags were identified. On October 1, 2025, the HiTech team, CSTA deal team, and Mr. Buttenshaw held a call focused on HiTech’s engagement with the federal government regarding potential funding support and the federal permitting pathway.

On October 14, 2025, representatives of CSTA, HiTech, and Cohen met in person in New York to plan the PIPE Financing. A technical due diligence call was held on October 16, 2025 among the CSTA deal team, Mr. Buttenshaw, and the HiTech team, with a follow-up call on October 23, 2025. Across these technical reviews, no red flags were identified.

On November 13, 2025, CSTA’s management gave the CSTA Board an update regarding the different diligence and PIPE marketing workstreams undertaken in connection with the proposed business combination with HiTech. At this meeting, the CSTA Board discussed the status of due diligence, the preliminary valuation analysis, the proposed transaction structure, and the financing strategy. The CSTA Board authorized management to continue advancing negotiations toward a definitive agreement. On December 1, 2025, the first joint call with counsel was convened and attended by Kirkland & Ellis LLP, as counsel to CSTA (“Kirkland”), Perkins Coie LLP, as counsel to HiTech (“Perkins”), CSTA’s management, HiTech’s management team, and Cohen, in order to coordinate legal workstreams and review diligence findings.

From December 5, 2025 through February 2, 2026, HiTech, CSTA, and Mr. Buttenshaw conducted PIPE Financing marketing meetings and presentations to nine potential investors. On February 17, 2026, a subsequent joint counsel call attended by Kirkland, Perkins, CSTA, and HiTech addressed outstanding legal diligence questions. At the conclusion of that session, no material concerns were identified that would prevent the parties from proceeding with the proposed transaction.

On December 8, 2025, Perkins provided to Kirkland an initial draft of the Business Combination Agreement based upon the terms set forth in the Non-Binding Term Sheet. Between December 2025 and April 2026, Kirkland and Perkins exchanged numerous drafts of the Business Combination Agreement and had telephonic discussions and negotiations concerning the terms of the Business Combination Agreement, including, among other things, the following key terms:

•        Sponsor PIPE Financing.    The initial Perkins draft dated December 8, 2025 provided for a total PIPE Investment Amount of $21.0 million (inclusive of $4.0 million of Sponsor Financing), with a $1.55 million pre-funded amount from the Sponsor at a 25% discount to the $10.00 IPO price per share. In Kirkland’s February 21, 2026 draft, the pre-funded amount was re-characterized from a convertible promissory note to convertible preferred stock, express language was added to include Sponsor Financing in the Minimum Cash Condition calculation, and the obligation to conduct the PIPE process was made mutual between CSTA and HiTech. Perkins accepted this framework in its February 26, 2026 draft and the total PIPE Investment Amount was resolved at $25.0 million (inclusive of $4.0 million of Sponsor Financing). The executed Business Combination Agreement reflects the Sponsor’s $4.0 million total contribution ($1.55 million pre-funded plus $2.5 million committed at Closing) at the 25% conversion discount.

•        Minimum Cash Condition.    The initial Perkins draft dated December 8, 2025 included broad deductions against the Minimum Cash Condition, including Continuing Sponsor Transaction Loans, SPAC Transaction Expenses and unpaid SPAC Liabilities. Kirkland’s February 21, 2026 draft narrowed the deductions to include only SPAC Transaction Expenses. Perkins accepted this formulation on February 26, 2026 and confirmed that Sponsor Loans exchanged for US Elemental Loan Warrants and Other Transaction Expenses would not count against the condition. The executed Business Combination Agreement provides that only SPAC Transaction Expenses reduce the Minimum Cash Condition.

•        Sponsor Loans.    The three-bucket structure for Sponsor Loans was established in the initial Perkins draft dated December 8, 2025: (a) Existing Sponsor Loans (incurred prior to September 3, 2025) would convert into US Elemental Loan Warrants; (b) Continuing Sponsor Transaction Loans (incurred after September 3, 2025 to finance SPAC Transaction Expenses due before Closing) would be repaid in cash; and (c) Continuing Sponsor Non-Transaction Loans (incurred after September 3, 2025 for other purposes) would convert into US Elemental Loan Warrants. Kirkland’s February 21, 2026 draft introduced the $1.50 conversion formula and shifted conversion timing for Continuing Sponsor Non-Transaction Loans to the Initial Closing. Perkins accepted this structure on February 26, 2026. The executed Business Combination Agreement includes an affirmative obligation for the Sponsor to pay SPAC Non-Transactional Expenses accrued prior to Closing, with such payments reflected as Continuing Sponsor Non-Transaction Loans subject to conversion.

•        Transaction Expenses.    The initial Perkins draft dated December 8, 2025 distinguished between SPAC Transaction Expenses and Other Transaction Expenses, with a $50,000 consent threshold requiring HiTech’s prior written approval for new Other Transaction Expenses above that amount. Kirkland’s February 21, 2026 draft sought a broad definition of SPAC Transaction Expenses that would include fees payable by CSTA, the Acquisition Entities or the Sponsor, deferred underwriting fees, and an “unpaid SPAC Liability” catch-all. Perkins objected to the breadth of this formulation and proposed a narrower enumeration. The executed Business Combination Agreement retained Kirkland’s broader approach (including the unpaid SPAC Liability catch-all) while preserving the $50,000 consent threshold.

•        Acquisition Proposals, Alternative Transactions and Termination.    The initial Perkins draft dated December 8, 2025 included HiTech’s no-shop obligation with a fiduciary out permitting the Company Board to effect a Change of Company Recommendation or terminate the Business Combination Agreement, subject to a five-business-day notice period and good-faith negotiation with CSTA. The initial draft also provided for termination rights on ten grounds, including an Outside Date of approximately nine months post-signing, with a Company Termination Amount and a reciprocal CSTA termination amount each capped at $6.0 million. Kirkland’s March 13, 2026 draft proposed extending the “Company Acquisition Proposal” definition to include acquisitions of Jindalee, adding a demand re-affirmation provision, and tightening the “Superior Proposal” definition. Perkins objected to each of these proposals in its March 16, 2026 issues list. The executed Business Combination Agreement reflects HiTech’s positions on each of these points, with the Company Termination Amount and reciprocal CSTA termination amount each capped at $6.0 million and the Outside Date set at nine months post-signing.

On January 27, 2026, CSTA held the 2026 Shareholder Meeting (A) to amend, by way of special resolution, the CSTA Organizational Documents to extend the Original Termination Date to the Articles Extension Date and to allow CSTA, without another shareholder vote, to elect to extend the Termination Date to consummate a business combination on a monthly basis for up to eleven times by an additional one month each time after the Articles Extension Date, by resolution of the CSTA Board, if requested by the Sponsor, and upon five days’ advance notice prior to the applicable Termination Date for an aggregate extension period of up to twelve months after the Original Termination Date, ending no later than January 29, 2027, unless the closing of a business combination shall have occurred prior thereto; and (B) if required, an adjournment proposal to adjourn, by way of ordinary resolution, the Shareholder Meeting to a later date or dates or indefinitely, if necessary, (i) to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Shareholder Meeting, there are insufficient ordinary shares in the capital of Constellation represented (either in person or by proxy) to approve the Extension Amendment Proposal or (ii) where the CSTA Board has determined it is otherwise necessary. The shareholders of CSTA approved the Extension Amendment Proposal at the Shareholder Meeting and on January 28, 2026, CSTA filed an amendment to the CSTA Organizational Documents with the Registrar of Companies of the Cayman Islands. In connection with the vote to approve the Extension Amendment Proposal, the holders of 17,773 CSTA Class A Ordinary Shares properly exercised their right to redeem their shares for cash at a redemption price of approximately $13.39 per share, for an aggregate redemption amount of approximately $238,039. After the satisfaction of such redemptions and receipt of the initial deposit of $5,000 to the Trust Account, the balance in the Trust Account was approximately $628,176, and there were 7,646,529 CSTA Class A Ordinary Shares outstanding, of which 46,529 CSTA Class A Ordinary Shares were held by CSTA Public Shareholders.

Between mid-February and April 9, 2026, Kirkland and Perkins also exchanged and negotiated on behalf of CSTA and HiTech, respectively, drafts of the disclosure schedules to the Business Combination Agreement and the other ancillary documents, including the Sponsor Support Agreement, Parent Transaction Support Agreement, Parent Shareholder Voting Agreement and Class B Holder Support Agreement.

On March 9, 2026, Kirkland provided its final legal due diligence report, which included summary diligence findings from Holland & Hart LLP, CSTA’s local mining counsel. The delivery of the report marked the completion of the principal legal diligence review and informed the parties’ continued discussions regarding the proposed business combination and related financing and re-branding initiatives.

On March 10, 2026, Kirkland circulated to the CSTA Board written materials summarizing the key terms of the then-current drafts of the Business Combination Agreement and related ancillary documents.

On March 11, 2026, the CSTA Board held a meeting at which CSTA’s management, Mr. Buttenshaw and Kirkland presented to the CSTA Board an overview of the due diligence process undertaken in connection with the proposed business combination between CSTA and HiTech and an update on the status of the transaction. Directors asked questions, and management and/or consultants responded to those questions.

On March 18, 2026, CSTA amended the 2024 Note to increase the total principal amount by $3,000,000 from $2,250,000 to $5,250,000. Unless otherwise set forth in the Second Amendment, all other provisions of the 2024 Note remained in full force and effect.

Between March 4, 2026 and April 8, 2026, CSTA, Jindalee and Antarctica Capital negotiated the terms of the US Elemental Preferred Stock. The parties exchanged mark-ups of a term sheet setting forth the terms of a convertible preferred stock investment totaling $4,000,000, to be funded in two tranches. The first tranche of $1,550,000 would be funded at the signing of the Business Combination Agreement in the form of HiTech Series A Preferred Stock ranking senior to all existing and future equity of HiTech. The second tranche of $2,500,000 would be funded at the closing of the Business Combination as participation in any PIPE Financing, on the same terms as such financing. The HiTech Series A Preferred Stock would bear a dividend of 10% cash or 12% PIK per annum at HiTech’s election, include a conversion price initially set at $12.00 per share (subject to anti-dilution and VWAP-based reset adjustments with a $7.50 floor), and provide for 100% warrant coverage exercisable at $11.50 per share. The term sheet also provided for call rights by US Elemental at declining premiums beginning at 150% of Accrued Value, put rights exercisable by Antarctica Holder after the fifth anniversary of the closing, and change of control protections. In addition, the Investor would receive minority protections, voting rights on an as-converted basis, and registration rights. Jindalee would guarantee HiTech’s obligation to repurchase such preferred stock instrument upon termination of a business combination agreement. Once the parties reached agreement on the term sheet, they proceeded to negotiate the definitive documents governing such investment.

On March 27, 2026, the CSTA Board held a meeting at which CSTA’s management and Kirkland presented to the CSTA Board the final terms of the Business Combination Agreement and the Securities Purchase Agreement, as discussed in more details above. After discussion and consideration of the factors described below under “— The CSTA Board’s Reasons for the Approval of the Business Combination,” the CSTA Board unanimously determined that the Business Combination Agreement and the transactions contemplated thereby, including the Business Combination, are advisable and in the best interests of CSTA and its shareholders, and unanimously approved the Business Combination Agreement and the transactions contemplated thereby, including the Business Combination. In reaching its decision to approve the Business Combination, the CSTA Board did not obtain a third-party valuation or fairness opinion. The CSTA Board determined that such a valuation or opinion was not necessary in light of, among other things, the analysis performed by CSTA’s management and consultants and the arm’s-length negotiations between the parties. The factors considered by the CSTA Board in reaching its decision are described below under “— The CSTA Board’s Reasons for the Approval of the Business Combination.”

On March 28, 2026, Kirkland sent a first draft of the Securities Purchase Agreement to Perkins and Perkins sent comments back to Kirkland on such Securities Purchase Agreement draft on March 31, 2026. On March 23, 2026, Perkins sent a first draft of the Certificate of Designation to Kirkland and Kirkland responded with comments to the Certificate of Designation on March 30, 2026. Perkins responded to such comments on March 31, 2026 and sent a revised draft of the Certificate of Designation to Perkins. On April 1, 2026, Kirkland and Perkins had a call on the Securities Purchase Agreement and Certificate of Designation, discussing among others the permitted transferee definition, the exempt issuance definition, and carveouts to the no dividend covenant. On April 2, 2026, Perkins sent further updated draft of the Securities Purchase Agreement and Certificate of Designation to Kirkland. On April 2, 2026, Perkins sent a draft of the Parent Guarantee to Kirkland and Kirkland sent back comments on such draft on April 7, 2026 and Perkins sent back a form final draft of such document to Kirkland on April 8, 2026. On April 6, 2026, Perkins sent a draft of the Purchaser Warrant to Kirkland and Kirkland sent back comments on such draft to Perkins on April 8, 2026. Perkins sent back additional comments to Kirkland on the Securities Purchase Agreement and Certificate of Designation on April 7, 2026. On April 8, 2026, Perkins circulated execution versions of the Securities Purchase Agreement, Purchaser Warrant, Parent Guarantee and Certificate of Designation to Kirkland.

To ensure the CSTA Board was provided with sufficient information to vote on the approval of the Business Combination, CSTA presented a valuation analysis of HiTech in the Business Combination. This analysis included a description of two publicly-traded peer companies, and the rationale for their inclusion in the peer set. After establishing the peer set, the enterprise value/lithium carbonate equivalent multiples of each of the peer companies’ resources were determined, an accepted valuation methodology in HiTech’s industry. When applying HiTech’s valuation contemplated in the Business Combination to its assumed lithium carbonate equivalent quantum and considering the stage of the project, CSTA determined that HiTech’s valuation was reasonable.

On April 8, 2026, representatives of HiTech, Jindalee, CSTA, Kirkland and Perkins held a meeting via teleconference to finalize the Business Combination Agreement and align on timing for signing and announcement of the Business Combination.

On April 9, 2026, HiTech and CSTA entered into the Business Combination Agreement and the related ancillary agreements.

Later on April 9, 2026, HiTech and CSTA issued a joint press release announcing the execution and delivery of the Business Combination Agreement and the Securities Purchase Agreement. Concurrently, Jindalee also issued a press release on April 9, 2026. Such press releases, an investor presentation, and the agreements or forms of agreements related to the Business Combination were filed by CSTA with the SEC on a Current Report on Form 8-K on April 9, 2026.

CSTA Board’s Reasons for the Approval of the Business Combination

As described under “The Background of the Business Combination” above, the CSTA Board, in evaluating the Business Combination, consulted with CSTA’s management and advisors. In reaching its unanimous decision that the Business Combination Agreement and the transactions contemplated by the Business Combination Agreement are advisable and in the best interests of CSTA and its shareholders, and to recommend that the CSTA shareholders adopt the Business Combination Agreement and approve the Business Combination and other transactions contemplated thereby, the CSTA Board considered a range of factors, including, but not limited to, the factors discussed below. In light of the number and wide variety of factors considered in connection with its evaluation of the proposed combination, the CSTA Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. The CSTA Board contemplated its decision in the context of all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors. This explanation of the CSTA Board’s reasons for approving the combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the section titled “Cautionary Note Regarding Forward-Looking Statements.”

Before reaching its decision, the CSTA Board reviewed the results of the due diligence conducted by CSTA’s management and CSTA’s advisors, which included:

•        meetings and calls with HiTech’s management and advisors regarding the company’s operations and prospects;

•        research on industry trends and other industry factors, including the federal, state and local regulatory environment in which HiTech operates;

•        a review of HiTech’s material contracts, government incentives, employment matters, environmental and regulatory matters and other legal matters and documents, and certain other legal and commercial diligence;

•        research on comparable companies operating in the industry;

•        meetings and conference calls with HiTech’s management team, counsel and representatives regarding future operations, project timeline, business strategies and demand and potential growth in the lithium industry, among other customary due diligence matters;

•        consultation with legal and financial advisors and industry experts;

•        the Pre-Feasibility Study conducted on the McDermitt Lithium Project; and

•        other financial and accounting diligence.

The CSTA Board considered a number of factors pertaining to the Business Combination as generally supporting its decision to enter into the Business Combination Agreement and the transactions contemplated thereby, including, but not limited to, the following material factors:

•        Industry Growth Prospects.    The demand for lithium in connection with the production of electric vehicle batteries and battery energy storage systems has grown substantially in recent years and is expected to continue growing into the future. In addition, the federal prioritization of supply chain resilience is expected to cause demand for a reliable domestic lithium supply to strengthen.

•        Experienced and Knowledgeable Management Team.    The leadership team of HiTech is integral to its project development, and bring robust industry and project-related experience. Given Jindalee’s current status as a public company, the management of the combined company will already have extensive relevant public company leadership experience.

•        Government Cooperation.    The McDermitt Lithium Project is part of the federal Fast-41 permitting program, which provides a coordinated federal framework to support the permitting process, and receives other cooperation with federal, state and local governments.

•        Size of the Lithium Resource Base.    The McDermitt Lithium Project is a unique Lithium Resource Base in the United States given the scale of the lithium deposit. The CSTA Board reviewed the Pre-Feasibility Study conducted on the McDermitt Lithium Project, which supports this factor.

•        Negotiated Transaction.    The financial and other terms of the Business Combination Agreement are the result of arm’s length negotiations between CSTA and HiTech, and have been validated by their respective advisors as reasonable.

•        Valuation Supported by Due Diligence.    CSTA and its advisors satisfactorily engaged in a due diligence examination of HiTech, its business, its legal affairs and the McDermitt Lithium Project. CSTA and its advisors also prepared a valuation of HiTech which included a description of two publicly-traded peer companies, and the rationale for their inclusion in the peer set. When applying HiTech’s valuation contemplated in the Business Combination to its assumed lithium carbonate equivalent quantum and considering the stage of the project, CSTA determined that HiTech’s valuation was reasonable. The results of technical and legal due diligence validated the merits of HiTech’s business and the financial due diligence validated CSTA’s valuation of HiTech.

•        Other Alternatives.    The CSTA Board believes, after reviewing more than 30 companies and engaging in targeted due diligence with ten companies, that the proposed Business Combination represents the best potential business combination opportunity for CSTA, for the reasons provided above.

The CSTA Board also considered a variety of uncertainties, risks and other potentially negative factors relating to the Business Combination including, but not limited to, redemptions, complexities related to the shareholder vote, litigation and threats of litigation and broader, macro risks, including the following issues and risks:

•        Early Stage Company Risk.    The risk that HiTech is an early-stage company, with a history of financial losses and expects to incur significant expenses and continuing losses for the foreseeable future. HiTech is an exploration stage company and does not yet have any operations, which mitigates the attractiveness of the investment opportunity.

•        Execution Risk.    Given the nature of HiTech’s business and its early stage of operations, a failure to successfully secure additional financing or to successfully progress project development will result in a substantially negative outcome for the combined company.

•        Anticipated Benefits May Not be Achieved.    The potential benefits of the Business Combination, as described above, may not be fully achieved, or may not be achieved within the expected timeline. For example, the development of McDermitt Lithium Project will require significant investment and, while HiTech has begun preliminary steps, it has not yet begun to extract minerals from the property.

•        Macroeconomic Risks.    The last several years have brought significant macroeconomic uncertainty, which could continue and have a negative effect on the resulting company’s access to capital and business operations.

•        Long-Term Demand.    There is a possibility of a shift in demand for lithium in the medium- to long-term, which could negatively impact HiTech’s business if such a shift were to include lessened demand for lithium or progress at a slower rate than is presently anticipated.

•        Closing Conditions.    The Business Combination is conditioned on the satisfaction of certain closing conditions that are not within CSTA’s control, including the Minimum Cash Condition and approval by the Nasdaq of the initial listing application.

•        Potential Litigation.    The possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Business Combination.

•        Fees and expenses.    The fees and expenses associated with completing the Business Combination, including with respect to the proxy solicitation, potential litigation, registration of the shares of the resulting company, listing on the stock exchange and regulatory approvals, may exceed CSTA’s and HiTech’s available resources.

•        Liquidation of CSTA.    If the Business Combination is not completed for any reason, after the CSTA Board’s and management’s focus and resources have been directed exclusively to HiTech and diverted from other business combination opportunities, there is a risk that CSTA may be unable to effect a business combination in the requisite time frame and, consequently, may be forced to liquidate.

•        Other Risk Factors.    The CSTA Board additionally considered the various other risk factors described in the section titled “Risk Factors” beginning on page 42 of this proxy statement/prospectus.

In addition to considering the factors described above, the CSTA Board also considered that some officers and directors of CSTA might have interests in the Business Combination as individuals that are in addition to, and that may be different from, the interests of CSTA’s shareholders. CSTA’s independent directors reviewed and considered these interests during the negotiation of the Business Combination Agreement and in evaluating and unanimously approving, as members of the CSTA Board, the Business Combination Agreement and the transactions contemplated thereby. A majority of the directors who are not employees of CSTA did not retain an unaffiliated representative to act solely on behalf of unaffiliated security holders for purposes of negotiating the terms of the Business Combination or preparing a report concerning the approval of the Business Combination.

The CSTA Board concluded that the potential benefits that it expected CSTA and its shareholders to achieve as a result of the Business Combination outweighed the potentially negative factors associated with the Business Combination. Accordingly, the CSTA Board unanimously determined that the Business Combination Agreement, and the transactions contemplated thereby, were advisable, fair to and in the best interests of CSTA and its shareholders.

Interests of CSTA’s Directors and Executive Officers, Sponsor and Others in the Business Combination

In considering the recommendation of the CSTA Board to vote in favor of the Business Combination, shareholders should be aware that, aside from their interests as shareholders, our Sponsor and our directors, officers and advisors and HiTech’s current owner have interests in the Business Combination that are different from, or in addition to, those of our other shareholders generally. Our directors were aware of and considered these interests, among other matters, in evaluating the Business Combination, and in recommending to our shareholders that they approve the Business Combination. CSTA Shareholders should take these interests into account in deciding whether to approve the Business Combination. These interests include, among other things:

•        the fact that the Sponsor, for no compensation, has agreed not to redeem any CSTA Class A Ordinary Shares held by them in connection with a shareholder vote to approve the Business Combination and the Sponsor is obligated to vote in favor of the Business Combination;

•        the fact that the Sponsor has irrevocably waived the anti-dilution adjustments set forth in the CSTA Organizational Documents with respect to the CSTA Class B Ordinary Shares that it holds;

•        the fact that the Sponsor paid an aggregate amount of $25,000 for the Founder Shares, which will convert into 7,750,000 shares of US Elemental Common Stock (          of which will be held by the Sponsor following the forfeiture of          shares in connection with the consummation of the Business Combination) in accordance with the terms of the CSTA Organizational Documents and such securities will have a significantly higher value at the time of the Business Combination;

•        the fact that the Sponsor paid $8,200,000 for 5,466,667 CSTA Private Placement Warrants, each of which is exercisable commencing 30 days following the Closing for one share of US Elemental Common Stock at $11.50 per share and which and if we do not consummate an initial business combination by the Termination Date, then the warrants held by the Sponsor will be worthless;

•        the fact that the Sponsor has invested in CSTA an aggregate of $8,225,000, comprised of the $25,000 purchase price for 7,750,000 Founder Shares and the $8,200,000 purchase price for 5,466,667 CSTA Private Placement Warrants. Assuming a trading price of $           per CSTA Class A Ordinary Share (based upon the closing price of the CSTA Class A Ordinary Shares on OTCID on          , 2026), the           Founder Shares to held by the Sponsor following the forfeiture of           shares in connection with the consummation of the Business Combination would have an implied aggregate market value of approximately $          , representing unrealized gain for the Sponsor of approximately $          . Even if the trading price of the shares of US Elemental Common Stock were as low as approximately $          per share, the aggregate market value of the founder shares to be retained by the Sponsor alone (without taking into account the value of the CSTA Private Placement Warrants) would be approximately equal to the initial investment in CSTA by the Sponsor. As a result, if the Business Combination is completed, the Sponsor is likely to be able to make a substantial profit on its investment in CSTA at a time when

•        the fact that the Sponsor and CSTA’s officers and directors will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to shareholders rather than liquidate, in which case such holders would lose their entire investment. As a result, the Sponsor as well as CSTA’s officers and directors may have a conflict of interest in determining whether HiTech is an appropriate business with which to effectuate a business combination and/or in evaluating the terms of the Business Combination, particularly given the upcoming Termination Date as described further below. The CSTA Board was aware of and considered these interests, among other matters, in evaluating and unanimously approving the Business Combination and in recommending to CSTA Public Shareholders that they approve the Business Combination;

•        the fact that the Sponsor (and CSTA’s officers and directors who are members of the Sponsor) can earn a positive rate of return on their investment, even if other CSTA Shareholders experience a negative rate of return in the US Elemental Common Stock, including if the share price of the US Elemental Common Stock after the Closing falls below the price initially paid for the CSTA Units in the IPO;

•        the fact that Sponsor has agreed to waive its right to liquidating distributions from the Trust Account with respect to any CSTA Ordinary Shares (other than CSTA Public Shares) held by them if CSTA fails to complete an initial business combination by the Termination Date;

•        the fact that at Closing, we anticipate that (i) loans made by the Sponsor or any of its affiliates to CSTA in an amount of approximately $           will be converted into approximately           US Elemental Private Placement Warrants and (ii) loans made by the Sponsor or any of its affiliates to CSTA in an amount of approximately $           will be repaid in cash, each in connection with the consummation of the Business Combination. As of the date of this proxy statement/prospectus, there are loans extended, fees due or outstanding out-of-pocket expenses amounting in the aggregate to $           for which the Sponsor and CSTA’s officers and directors are awaiting reimbursement in cash or through the conversion into CSTA Private Placement Warrants. HiTech and CSTA have agreed pursuant to the terms of the Business Combination Agreement that working capital loans (including extension funding loans) to CSTA in excess of $1,500,000 may be converted into CSTA Private Placement Warrants at $1.50 per CSTA Private Placement Warrant in order to preserve cash for the combined company following the Closing; for a description of such loans, see “CSTA’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and for a description of the treatment of such loans in the Business Combination, see “The Business Combination Proposal”;

•        the fact that Antarctica Holder, an affiliate of Antarctica Capital and the Sponsor, has committed to provide $4.0 million of financing to US Elemental pursuant to the Securities Purchase Agreement, which will result in Antarctica Holder receiving US Elemental Series A Preferred Stock and US Elemental Series A Preferred Investor Warrants;

•        the fact that, in certain instances, the Sponsor and CSTA’s officers and directors will not be reimbursed for any loans extended, fees due or out-of-pocket expenses if an initial business combination is not consummated by the Termination Date;

•        the fact that if the Trust Account is liquidated, including in the event CSTA is unable to complete an initial business combination by the Termination Date, the Sponsor has agreed to indemnify CSTA to ensure that the proceeds in the Trust Account are not reduced below $10.00 per CSTA Public Share, or such lesser per CSTA Public Share amount as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which CSTA has entered into an acquisition agreement or claims of any third party for services rendered or products sold to CSTA, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account;

•        the fact that Sponsor has the right to designate one member of the US Elemental Board;

•        the fact that CSTA’s officers and directors will be entitled to continued indemnification and the continuation of directors’ and officers’ liability insurance for a period following the Business Combination; and

•        the fact that the current Sponsor assumed control of CSTA in January 2023 following a sponsor handover from CSTA’s original sponsor, and CSTA’s reconstituted management team sourced and negotiated the Business Combination with HiTech, and accordingly the Sponsor and its affiliates have increased financial exposure to CSTA through extension funding and working capital loans, which may create additional incentives to complete the Business Combination.

The CSTA Board concluded that the potentially disparate interests would be mitigated because (i) these interests were disclosed in the prospectus for our initial public offering and are disclosed in this proxy statement/prospectus, (ii) most of these disparate interests would exist with respect to a business combination by CSTA with any other target business or businesses, and (iii) the Sponsor will hold equity interests in US Elemental with value that, after the Closing, will be based on the future performance of the US Elemental Common Stock. In addition, CSTA’s independent directors reviewed and considered these interests during their evaluation of the Business Combination and in unanimously approving, as members of the CSTA Board, the Business Combination Agreement and the related agreements and the transactions contemplated thereby, including the Business Combination.

Based on its review of the foregoing considerations, the CSTA Board concluded that the potentially negative factors associated with the Business Combination were outweighed by the potential benefits that it expects the CSTA Shareholders will receive as a result of the Business Combination. The CSTA Board realized that there can be no assurance about future results, including results considered or expected as disclosed in the foregoing reasons.

Accounting Treatment

The Business Combination is expected to be accounted for as a reverse recapitalization under U.S. GAAP, whereby CSTA is treated as the acquired company and HiTech is treated as the acquirer. HiTech has been determined to be the accounting acquirer because HiTech’s existing equity holder, Jindalee, is expected to have a controlling financial interest in the combined company under both the no redemption and maximum redemption scenarios, with approximately 85% of the voting interest in each scenario, and the ability to nominate and elect the majority of the US Elemental Board. Accordingly, the Business Combination is not expected to be treated as a business combination under “Accounting Standards Codification Topic 805, Business Combinations”; rather, it is expected to be treated as the equivalent of HiTech issuing shares to acquire the net assets of CSTA, which consists primarily of cash held in the Trust Account. No goodwill or other intangible assets will be recognized as a result of the Business Combination. Upon the consummation of the Business Combination, the consolidated financial statements of the combined company will represent a continuation of HiTech’s historical financial statements, it is expected to be treated as the equivalent of HiTech issuing shares to acquire the cash held in the Trust Account. The historical equity of HiTech has been retroactively recast to reflect the post-closing legal capital structure of the combined company.

Vote Required for Approval

The approval of the Business Combination Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote “FOR” this Proposal of at least a majority of the votes cast by the holders of the issued and outstanding CSTA Ordinary Shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter, at which a quorum is present. Failure to vote by proxy or to vote in person at the extraordinary general meeting (which would include presence by virtual attendance at the extraordinary general meeting) or an abstention from voting will have the same effect as a vote “AGAINST” the Business Combination Proposal.

This Proposal is not conditioned on the approval of the Adjournment Proposal. Unless this Proposal and the Merger Proposal are approved, the Business Combination will not occur.

Recommendation of the CSTA Board

THE CSTA BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT CONSTELLATION SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.

Interests of CSTA’s Directors

The existence of financial and personal interests of one or more of CSTA’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of CSTA and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the Proposals. In addition, CSTA’s directors and officers have interests in the

Business Combination that may conflict with your interests as a shareholder. See the section entitled “— Interests of CSTA’s Directors and Executive Officers, Sponsor and Others in the Business Combination” for a further discussion of these considerations.

Material U.S. Federal Income Tax Considerations

The following is a discussion of (A) the material U.S. federal income tax consequences (i) to the U.S. Holders and Non-U.S. Holders (each as defined below, and together, the “Holders”) of CSTA Ordinary Shares and CSTA Warrants (each, a “CSTA Security”) of the Initial Merger, (ii) to U.S. Holders of CSTA Ordinary Shares that elect to have their CSTA Ordinary Shares redeemed for cash if the Business Combination is completed and (iii) to Non-U.S. Holders of owning and disposing of US Elemental Common Stock or US Elemental Warrants (each, a “US Elemental Security”) after the Initial Merger, and (B) certain information reporting and other material U.S. federal income tax considerations in respect of the Business Combination. This discussion is based on provisions of the Code, its legislative history, final, temporary and proposed U.S. treasury regulations promulgated thereunder (“Treasury Regulations”), published rulings and court decisions, all as currently in effect. These authorities are subject to change or differing interpretations, possibly on a retroactive basis, which may affect the U.S. federal income tax consequences described herein.

For purposes of this discussion, because any unit of CSTA consisting of one Class A ordinary share and one-third of a public warrant is separable at the option of the holder, CSTA is treating any Class A ordinary share and one-third of a CSTA warrant held by a U.S. Holder in the form of a single unit as separate instruments and is assuming that the unit itself will not be treated as an integrated instrument. Accordingly, the separation of a unit of CSTA in connection with the consummation of the Business Combination generally should not be a taxable event for U.S. federal income tax purposes. This position is not free from doubt, and no assurance can be given that the IRS would not assert, or that a court would not sustain, a contrary position. U.S. Holders of CSTA Securities are urged to consult their tax advisors concerning the U.S. federal, state, local and any non-U.S. tax consequences of the transactions contemplated by the Business Combination (including any redemption) with respect to any CSTA Securities held through a unit of CSTA (including alternative characterizations of a unit of CSTA).

For purposes of this summary, a “U.S. Holder” means a beneficial owner of CSTA Securities or US Elemental Securities, as applicable, that is for U.S. federal income tax purposes:

•        an individual citizen or resident of the United States;

•        a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) that is created or organized (or treated as created or organized) in or under the laws of the United States, any state thereof or the District of Columbia;

•        an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•        a trust if (i) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust, or (ii) it has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

A “Non-U.S. Holder” means a beneficial owner of CSTA Securities or US Elemental Securities, as applicable, that, for U.S. federal income tax purposes, is an individual, corporation, estate or trust that is not a U.S. Holder.

This discussion is general in nature and does not address all aspects of U.S. federal income taxation that may be relevant to any particular holder based on such holder’s individual circumstances or status. In particular, this discussion considers only holders that hold CSTA Securities or US Elemental Securities as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). In addition, this discussion does not address the alternative minimum tax, the Medicare tax on net investment income, or the U.S. federal income tax consequences to holders that are subject to special treatment under U.S. federal income tax law, such as:

•        financial institutions or financial services entities;

•        broker-dealers;

•        persons that are subject to the mark-to-market accounting rules under Section 475 of the Code;

•        tax-exempt entities;

•        governments or agencies or instrumentalities thereof;

•        insurance companies;

•        regulated investment companies;

•        real estate investment trusts;

•        certain expatriates or former long-term residents of the United States;

•        persons that acquired CSTA Securities or US Elemental Securities pursuant to an exercise of employee options, in connection with employee incentive plans or otherwise as compensation;

•        persons that hold CSTA Securities or US Elemental Securities as part of a straddle, constructive sale, hedging, redemption or other integrated transaction;

•        U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

•        controlled foreign corporations;

•        passive foreign investment companies;

•        persons required to accelerate the recognition of any item of gross income with respect to CSTA Securities as a result of such income being recognized on an applicable financial statement;

•        persons who actually or constructively own 5 percent or more of the shares of CSTA or US Elemental by vote or value (except as specifically provided below);

•        foreign corporations with respect to which there are one or more U.S. shareholders within the meaning of Treasury Regulation Section 1.367(b)-3(b)(1)(ii);

•        persons that exercise appraisal rights in connection with the Business Combination; or

•        the Sponsor or its affiliates or any other sponsor, officers or directors of CSTA.

This discussion does not address any tax laws other than the U.S. federal income tax law, such as gift or estate tax laws, state, local or non-U.S. tax laws or, except as discussed herein, any tax reporting obligations of a holder of CSTA Securities. Additionally, this discussion does not address the tax treatment of partnerships or other pass-through entities or persons who hold CSTA Securities through such entities. If a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of CSTA Securities, the U.S. federal income tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partner and such partnership. Holders of CSTA Securities should consult with their tax advisors regarding the specific tax consequences to such holders. This discussion also assumes that any distribution made (or deemed made) on CSTA Securities and any consideration received (or deemed received) by a holder in consideration for the sale or other disposition of CSTA Securities will be in U.S. dollars. We have not sought, and do not intend to seek, a ruling from the U.S. Internal Revenue Service (“IRS”) as to any U.S. federal income tax consequences described herein. There can be no assurance that the IRS will agree with the discussion herein, or that a court would not sustain any challenge by the IRS in the event of litigation. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion.

THIS SUMMARY IS FOR GENERAL INFORMATION PURPOSES ONLY, AND IS NOT INTENDED TO BE, AND SHOULD NOT BE CONSTRUED AS, LEGAL OR TAX ADVICE TO ANY PARTICULAR HOLDER. THE U.S. FEDERAL INCOME TAX TREATMENT OF THE BENEFICIAL OWNERS OF CSTA SECURITIES AND/OR US ELEMENTAL SECURITIES MAY BE AFFECTED BY MATTERS NOT DISCUSSED HEREIN AND DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF U.S. FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. WE URGE BENEFICIAL OWNERS OF CSTA SECURITIES AND/OR US ELEMENTAL SECURITIES TO CONSULT THEIR TAX ADVISORS REGARDING THE SPECIFIC TAX CONSEQUENCES TO SUCH HOLDER OF THE INITIAL MERGER, EXERCISING REDEMPTION RIGHTS, AND OWNING AND DISPOSING OF US ELEMENTAL SECURITIES AS A RESULT OF ITS PARTICULAR CIRCUMSTANCES, INCLUDING THE U.S. FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES THEREOF.

Tax Consequences of the Initial Merger to Holders of CSTA Securities

The U.S. federal income tax consequences of the Initial Merger will depend primarily upon whether the Initial Merger qualifies as a “reorganization” within the meaning of Section 368 of the Code. Under Section 368(a)(1)(F) of the Code, a reorganization is a “mere change in identity, form, or place of organization of one corporation, however effected” (an “F Reorganization”). Pursuant to the Initial Merger, we will change our jurisdiction of incorporation by merging with and into Initial Merger Sub, with the Initial Merger Sub surviving such merger as a wholly-owned direct subsidiary of US Elemental.

The Initial Merger will qualify as a reorganization within the meaning of Section 368(a)(1)(F) of the Code for U.S. federal income tax purposes. This conclusion is not entirely clear, however, due to the absence of direct guidance on the application of Section 368(a)(1)(F) of the Code to a corporation, such as CSTA, that holds only investment-type assets. Accordingly, it is not possible to predict whether the IRS or a court considering the issue would take a contrary position and each Holder of CSTA Securities is urged to consult its tax advisor with respect to the particular tax consequence of the Initial Merger to such Holder.

The Initial Merger will be treated for U.S. federal income tax purposes as if CSTA(i) transferred all of its assets and liabilities to US Elemental in exchange for all of the outstanding common stock and warrants of US Elemental; and then (ii) distributed the common stock and warrants of US Elemental to the shareholders and warrant holders of CSTA in liquidation of CSTA. The taxable year of CSTA will be deemed to end on the date of the Initial Merger.

U.S. Holders

In the case of a transaction, such as the Initial Merger, that qualifies as a reorganization within the meaning of Section 368(a)(1)(F) of the Code, except as otherwise provided herein, including with respect to the PFIC rules and Section 367 of the Code (as discussed below), a U.S. Holder of CSTA Securities will not recognize gain or loss upon the exchange of its CSTA Securities solely for US Elemental Securities pursuant to the Initial Merger. In such case, (i) a U.S. Holder’s tax basis in a share of US Elemental Common Stock or US Elemental Warrant received in connection with the Initial Merger generally will be the same as its tax basis in the CSTA Class A Ordinary Share or CSTA Warrant surrendered in exchange therefor, increased by any amount included in the income of such U.S. Holder under Section 367(b) of the Code (as discussed below) and (ii) the holding period for a share of US Elemental Common Stock or US Elemental Warrant received by a U.S. Holder generally will include such U.S. Holder’s holding period for the CSTA Class A Ordinary Share or CSTA Warrant surrendered in exchange therefor.

If the Initial Merger fails to qualify as a reorganization under Section 368 of the Code, a U.S. Holder generally would recognize gain or loss with respect to its CSTA Securities in an amount equal to the difference, if any, between the fair market value of the corresponding US Elemental Securities received in the Initial Merger and the U.S. Holder’s adjusted tax basis in its CSTA Securities surrendered. The U.S. Holder’s basis in such U.S. Holder’s US Elemental Securities would be equal to the fair market value of those US Elemental Securities on the date of the Initial Merger and such U.S. Holder’s holding period for US Elemental Securities would begin on the day following the date of the Initial Merger. U.S. Holders who hold different blocks of CSTA Securities (generally, CSTA Securities purchased or acquired on different dates or at different prices) should consult their tax advisors to determine how the above rules apply to them, and the discussion above does not specifically address all of the consequences to U.S. Holders who hold different blocks of CSTA Securities.

Because the Initial Merger will occur following the redemption of U.S. Holders that exercise their redemption right with respect to CSTA Ordinary Shares, U.S. Holders exercising such redemption right should not be subject to the potential tax consequences of the Initial Merger.

PFIC Considerations

Even in the case of a transaction, such as the Initial Merger, that qualifies as a reorganization within the meaning of Section 368(a)(1)(F) of the Code, the Initial Merger may still be a taxable event to U.S. Holders of CSTA Securities under the passive foreign investment company, or “PFIC,” provisions of the Code, to the extent that Section 1291(f) of the Code applies, as described below. Because CSTA is a blank check company with no current active operating business, based upon the composition of its income and assets, and upon a review of its financial statements, CSTA believes that it may be a PFIC. However, CSTA’s actual PFIC status for any taxable year will not be determinable until after the end of such taxable year. Accordingly, there can be no assurance with respect to CSTA’s status as a PFIC for the taxable year which ends as a result of the Initial Merger.

Effect of PFIC Rules on the Initial Merger

Even in the case of a transaction, such as the Initial Merger, that qualifies as a reorganization for U.S. federal income tax purposes under Section 368(a)(1)(F) of the Code, Section 1291(f) of the Code requires that, to the extent provided in Treasury Regulations, a U.S. person that disposes of stock of a PFIC must recognize gain, notwithstanding any other provision of the Code. No final Treasury Regulations are in effect under Section 1291(f) of the Code. Proposed Treasury Regulations under Section 1291(f) of the Code were promulgated in 1992, with a retroactive effective date once they become finalized. If finalized in their present form, these Treasury Regulations may require taxable gain recognition by a “Non-Electing Shareholder” (as defined below) with respect to its exchange of CSTA Securities for US Elemental Securities in the Initial Merger if CSTA were classified as a PFIC at any time during such Non-Electing Shareholder’s holding period in respect thereof. Any such gain generally would be treated as an “excess distribution” made in the year of the Initial Merger and subject to the special tax and interest charge rules discussed below under “— Definition and General Taxation of a PFIC.” The proposed Treasury Regulations under Section 1291(f) of the Code should not apply to an “Electing Shareholder” (as defined below) with respect to its CSTA Ordinary Shares for which a timely QEF election, a QEF election with a purging election, or MTM election is made, as each such election is described below. It is not possible to determine at this time whether, in what form, and with what effective date, final Treasury Regulations under Section 1291(f) of the Code will be adopted.

Definition and General Taxation of a PFIC

A non-U.S. corporation will be a PFIC if either (a) at least seventy-five percent (75%) of its gross income in a taxable year, including its pro rata share of the gross income of any corporation in which it owns or is considered to own at least twenty-five percent (25%) of the shares by value, is passive income or at least fifty percent (50%) of its assets in a taxable year, ordinarily determined based on fair market value and averaged quarterly over the year, including its pro rata share of the assets of any corporation in which it owns or is considered to own at least twenty-five percent (25%) of the shares by value, are held for the production of, or produce, passive income. Passive income generally includes dividends, interest, rents and royalties (other than certain rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets. The determination of whether a foreign corporation is a PFIC is made annually.

If CSTA is determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder of CSTA Securities and, solely with respect to the CSTA Ordinary Shares, the U.S. Holder did not make either a timely (a) “qualified election fund” (QEF) election for CSTA’s first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) CSTA Ordinary Shares, (b) QEF election along with a “purging election,” or (c) “mark-to-market” (MTM) election, all of which are discussed further below (a “Non-Electing Shareholder”, and a U.S. Holder that is not a Non-Electing Shareholder, an “Electing Shareholder”), such Non-Electing Shareholder generally will be subject to special rules with respect to any gain recognized by the Non-Electing Shareholder on the sale or other disposition of its CSTA Ordinary Shares and any “excess distribution” made to the Non-Electing Shareholder. Excess distributions generally are any distributions to such Non-Electing Shareholder during a taxable year of the Non-Electing Shareholder that are greater than 125% of the average annual distributions received by such Non-Electing Shareholder in respect of the CSTA Ordinary Shares during the three preceding taxable years of such Non-Electing Shareholder or, if shorter, such Non-Electing Shareholder’s holding period for the CSTA Ordinary Shares.

Under these rules, the Non-Electing Shareholder’s gain or excess distribution will be allocated ratably over the Non-Electing Shareholder’s holding period for the CSTA Securities. The amount of gain allocated to the Non-Electing Shareholder’s taxable year in which the Non-Electing Shareholder recognized the gain or received the excess distribution, or to the period in the Non-Electing Shareholder’s holding period before the first day of CSTA’s first taxable year in which it qualified as a PFIC, will be taxed as ordinary income. The amount of gain allocated to other taxable years (or portions thereof) of the Non-Electing Shareholder and included in its holding period will be taxed at the highest tax rate in effect for that year and applicable to the Non-Electing Shareholder. The interest charge generally applicable to underpayments of tax will be imposed on the Non-Electing Shareholder in respect of the tax attributable to each such other taxable year of the Non-Electing Shareholder. Any “all earnings and profits amount” included in income by a Non-Electing Shareholder as a result of the Initial Merger (discussed under “— Effects of Section 367(b) of the Code to U.S. Holders of CSTA Ordinary Shares”) generally would be treated as gain subject to these rules.

In general, if CSTA is determined to be a PFIC, a U.S. Holder may avoid the tax consequences described above with respect to its CSTA Ordinary Shares (but not CSTA Warrants) by making a timely QEF election (or a QEF election along with a purging election), or an MTM election, all as described below.

QEF Election and Mark-to-Market Election

The QEF election is made on a shareholder-by-shareholder basis and, once made, can be revoked only with the consent of the IRS. A U.S. Holder generally makes a QEF election by attaching a completed IRS Form 8621 (“Return by a Shareholder of a Passive Foreign Investment Company or Qualified Electing Fund”), including the information provided in a “PFIC Annual Information Statement,” to a timely filed U.S. federal income tax return for the tax year to which the election relates. Retroactive QEF elections generally may be made only by filing a protective statement with such return and if certain other conditions are met or with the consent of the IRS. U.S. Holders should consult their tax advisors regarding the availability and tax consequences of a retroactive QEF election under their particular circumstances.

A U.S. Holder’s ability to make a QEF election with respect to its CSTA Ordinary Shares is contingent upon, among other things, the provision by CSTA of certain information that would enable the U.S. Holder to make and maintain a QEF election. Upon written request, CSTA will endeavor to provide to a U.S. Holder such information as the IRS may require, including a PFIC Annual Information Statement, in order to enable the U.S. Holder to make and maintain a QEF election, but there can be no assurance that CSTA will timely provide such information that is required to make and maintain the QEF election. A U.S. Holder is not able to make a QEF election with respect to the CSTA Warrants. An Electing Shareholder making a valid and timely QEF election generally would not be subject to the adverse PFIC rules discussed above with respect to their CSTA Ordinary Shares. As a result, such an Electing Shareholder generally should not recognize gain or loss as a result of the Initial Merger except to the extent described under “— Effects of Section 367(b) of the Code to U.S. Holders of CSTA Ordinary Shares” and subject to the discussion above under “— Tax Consequences of the Initial Merger to U.S. Holders of CSTA Securities,” but rather would include annually in gross income its pro rata share of the ordinary earnings and net capital gain of CSTA, whether or not such amounts are actually distributed.

As indicated above, if a U.S. Holder of CSTA Ordinary Shares has not made a timely and effective QEF election with respect to CSTA’s first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) CSTA Ordinary Shares, such U.S. Holder generally may nonetheless qualify as an Electing Shareholder by filing on a timely filed U.S. income tax return (including extensions) a QEF election and a purging election to recognize under the rules of Section 1291 of the Code any gain that it would otherwise recognize if the U.S. Holder sold its CSTA Ordinary Shares for their fair market value on the “qualification date.” The qualification date is the first day of CSTA’s tax year in which CSTA qualifies as a QEF with respect to such U.S. Holder. The purging election can only be made if such U.S. Holder held CSTA Ordinary Shares on the qualification date. The gain recognized by the purging election will be subject to the special tax and interest charge rules treating the gain as an excess distribution, as described above. As a result of the purging election, the U.S. Holder will increase the adjusted tax basis in its CSTA Ordinary Shares by the amount of the gain recognized and will also have a new holding period in the CSTA Ordinary Shares for purposes of the PFIC rules.

Alternatively, if a U.S. Holder, at the close of its taxable year, owns shares in a PFIC that are treated as marketable shares, the U.S. Holder may make an MTM election with respect to such shares for such taxable year. If the U.S. Holder makes a valid MTM election for the first taxable year of the U.S. Holder in which the U.S. Holder holds (or is deemed to hold) CSTA Ordinary Shares and for which CSTA is determined to be a PFIC, such holder will not be subject to the PFIC rules described above in respect to its CSTA Ordinary Shares. Instead, the U.S. Holder will include as ordinary income each year the excess, if any, of the fair market value of its CSTA Ordinary Shares at the end of its taxable year over the adjusted basis in its CSTA Ordinary Shares. The U.S. Holder also will be allowed to take an ordinary loss in respect of the excess, if any, of the adjusted basis of its CSTA Ordinary Shares over the fair market value of its CSTA Ordinary Shares at the end of its taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election). The U.S. Holder’s basis in its CSTA Ordinary Shares will be adjusted to reflect any such income or loss amounts and any further gain recognized on a sale or other taxable disposition of the CSTA Ordinary Shares will be treated as ordinary income. Shareholders who hold different blocks of CSTA Ordinary Shares (generally, shares of CSTA purchased or acquired on different dates or at different prices) should consult their tax advisors to determine how the above rules apply to them. The MTM election is available only for shares that are regularly traded on a national securities exchange that is registered with the Securities and Exchange Commission, including NYSE, or on a foreign exchange or market that the IRS determines has rules sufficient to ensure that the market price represents a legitimate and sound fair market value. No assurance can be given that the CSTA Ordinary Shares are considered to be regularly traded for purposes of the MTM election or whether the other requirements of this election are satisfied. If such an election is available and has been made, such U.S. Holders generally will not be subject to the special taxation rules of Section 1291 of the Code discussed herein. However, if the MTM election is made by a Non- Electing Shareholder after the beginning of the holding period for the PFIC stock, then the Section 1291 rules will apply to certain dispositions of, distributions on and other amounts taxable with respect to CSTA Ordinary Shares. An MTM election is not available with respect to CSTA Warrants. U.S. Holders are urged to consult their tax advisers regarding the availability and tax consequences of an MTM election in respect to CSTA Ordinary Shares under their particular circumstances.

THE RULES DEALING WITH PFICS AND WITH THE TIMELY QEF ELECTION, THE QEF ELECTION WITH A PURGING ELECTION, AND THE MTM ELECTION ARE VERY COMPLEX AND ARE AFFECTED BY VARIOUS FACTORS IN ADDITION TO THOSE DESCRIBED ABOVE. ACCORDINGLY, A U.S. HOLDER OF CSTA ORDINARY SHARES IS URGED TO CONSULT ITS TAX ADVISOR CONCERNING THE APPLICATION OF THE PFIC RULES TO SUCH SECURITIES UNDER SUCH HOLDER’S PARTICULAR CIRCUMSTANCES.

Effects of Section 367(b) of the Code to U.S. Holders of CSTA Ordinary Shares

In addition to the PFIC rules discussed above, Section 367 of the Code applies to certain non- recognition transactions involving foreign corporations, including a domestication of a foreign corporation in a reorganization within the meaning of Section 368(a)(1)(F) of the Code, such as the Initial Merger. Subject to the discussion above under the section entitled “— PFIC Considerations,” Section 367 of the Code imposes U.S. federal income tax on certain United States persons in connection with transactions that would otherwise be tax-free. Section 367(b) of the Code generally will apply to U.S. Holders of CSTA Ordinary Shares on the date of the Initial Merger. Because the Initial Merger will occur following the redemption of U.S. Holders that exercise their redemption right with respect to CSTA Ordinary Shares, U.S. Holders exercising such redemption right should not be subject to the potential tax consequences of Section 367(b) of the Code as a result of the Initial Merger.

U.S. Holders Who Own 10 Percent or More of the Voting Power or Value of CSTA

A U.S. Holder who beneficially owns (directly, indirectly or constructively) 10% or more of the total combined voting power of all classes of CSTA Ordinary Shares entitled to vote or 10% or more of the total value of all classes of CSTA Ordinary Shares (a “10% U.S. Shareholder”) must include in income as a dividend the “all earnings and profits amount” (as defined in Treasury Regulation Section 1.367(b)-2(d)) attributable to the CSTA Ordinary Shares it directly owns within the meaning of Treasury Regulations under Section 367(b) of the Code. A U.S. Holder’s ownership of CSTA Warrants will be taken into account in determining whether such U.S. Holder owns 10% or more of the total combined voting power of all classes of CSTA Ordinary Shares or 10% or more of the total value of all classes of CSTA Ordinary Shares. Complex attribution rules apply in determining whether a U.S. Holder owns 10% or more of the total combined voting power of all classes of CSTA Ordinary Shares entitled to vote or 10% or more of the total value of all classes of CSTA Ordinary Shares and all U.S. Holders are urged to consult their tax advisors with respect to these attribution rules.

A 10% U.S. Shareholder’s “all earnings and profits amount” with respect to its CSTA Ordinary Shares is the net positive earnings and profits of CSTA attributable to its CSTA Ordinary Shares (as determined under Treasury Regulation Section 1.367(b)-2) but without regard to any gain that would be realized on a sale or exchange of such CSTA Ordinary Shares. Treasury Regulations under Section 367 provide that the “all earnings and profits amount” attributable to a shareholder’s stock is determined according to the principles of Section 1248 of the Code. In general, Section 1248 of the Code and the Treasury Regulations thereunder provide that the amount of earnings and profits attributable to a block of stock (as defined in Treasury Regulations under Section 1248 of the Code) in a foreign corporation is the ratably allocated portion of the foreign corporation’s earnings and profits generated during the period the shareholder held the block of stock.

CSTA does not expect to have significant cumulative net earnings and profits on the date of the Initial Merger. If CSTA does not have positive cumulative net earnings and profits through the date of the Initial Merger, then a 10% U.S. Shareholder should not be required to include in gross income an “all earnings and profits amount” with respect to its CSTA Ordinary Shares. However, the determination of earnings and profits is a complex determination and may be impacted by numerous factors. It is possible that the amount of CSTA’s cumulative net earnings and profits could be positive through the date of the Initial Merger, in which case a 10% U.S. Shareholder would be required to include its “all earnings and profits amount” in income as a deemed dividend under Treasury Regulation Section 1.367(b)-3 as a result of the Initial Merger. Any such U.S. Holder that is a corporation may, under certain circumstances, effectively be exempt from taxation on a portion or all of the deemed dividend pursuant to Section 245A of the Code.

U.S. Holders Whose CSTA Ordinary Shares Have a Fair Market Value of $50,000 or More And Who Own Less Than 10 Percent of the Voting Power of CSTA and Less than 10 percent of the Total Value of CSTA

A U.S. Holder whose CSTA Ordinary Shares have a fair market value of $50,000 or more on the date of Initial Merger and who beneficially owns (directly, indirectly or constructively) less than 10% of the total combined voting power of all classes of CSTA Ordinary Shares entitled to vote and less than 10% of the total value of all classes of CSTA Ordinary Shares will recognize gain (but not loss) with respect to the Initial Merger unless such U.S. Holder elects to recognize the “all earnings and profits” amount attributable to such U.S. Holder as described below.

Unless such a U.S. Holder makes the “all earnings and profits” election as described below, such U.S. Holder generally must recognize gain (but not loss) with respect to the US Elemental Common Stock received in the Initial Merger in an amount equal to the excess of the fair market value of the US Elemental Common Stock received over the U.S. Holder’s adjusted tax basis in the CSTA Ordinary Shares deemed surrendered in the Initial Merger. Shareholders who hold different blocks of CSTA Ordinary Shares (generally, shares of CSTA purchased or acquired on different dates or at different prices) should consult their tax advisors to determine how the above rules apply to them.

As an alternative to recognizing any gain as described in the preceding paragraph, such a U.S. Holder may elect to include in income as a deemed dividend the “all earnings and profits amount” attributable to its CSTA Ordinary Shares under Section 367(b) of the Code. There are, however, a number of specific conditions for making this election. This election must comply with applicable Treasury Regulations and generally must include, among other things:

(i)     a statement that the Initial Merger is a Section 367(b) exchange;

(ii)    a complete description of the Initial Merger;

(iii)   a description of any stock, securities or other consideration transferred or received in the Initial Merger;

(iv)    a statement describing the amounts required to be taken into account for U.S. federal income tax purposes;

(v)     a statement that the U.S. Holder is making the election and that includes (A) a copy of the information that the U.S. Holder received from CSTA (or US Elemental) establishing and substantiating the “all earnings and profits amount” with respect to the U.S. Holder’s CSTA Ordinary Shares, and (B) a representation that the U.S. Holder has notified CSTA (or US Elemental) that the U.S. Holder is making the election; and

(vi)   certain other information required to be furnished with the U.S. Holder’s tax return or otherwise furnished pursuant to the Code or the Treasury Regulations thereunder.

In addition, the election must be attached by an electing U.S. Holder to such U.S. Holder’s timely filed U.S. federal income tax return for the taxable year in which the Initial Merger occurs, and the U.S. Holder must send notice of making the election to CSTA or US Elemental no later than the date such tax return is filed. In connection with this election, CSTA may in its discretion provide each U.S. Holder eligible to make such an election with information regarding CSTA’s earnings and profits upon written request.

CSTA does not expect to have significant cumulative earnings and profits through the date of the Initial Merger. If that proves to be the case, U.S. Holders who make this election generally should not have a significant income inclusion under Section 367(b) of the Code provided that the U.S. Holder properly executes the election and complies with the applicable notice requirements. However, as noted above, if it were determined that CSTA has positive cumulative earnings and profits through the date of the Initial Merger, a U.S. Holder that makes the election described herein could have an “all earnings and profits amount” with respect to its CSTA Ordinary Shares, and thus could be required to include that amount in income as a deemed dividend under Treasury Regulation Section 1.367(b)-3(b)(3) as a result of the Initial Merger.

U.S. HOLDERS ARE STRONGLY URGED TO CONSULT A TAX ADVISOR REGARDING THE CONSEQUENCES OF MAKING AN ELECTION AND THE APPROPRIATE FILING REQUIREMENTS WITH RESPECT TO AN ELECTION.

U.S. Holders Whose CSTA Ordinary Shares Have a Fair Market Value of Less Than $50,000 And Who Own Less Than 10 Percent of the Voting Power of CSTA and Less than 10% of the Total Value of CSTA

A U.S. Holder whose CSTA Ordinary Shares have a fair market value of less than $50,000 on the date of Initial Merger, and who on the date of the Initial Merger owns (actually and constructively) less than 10% of the total combined voting power of all classes of CSTA Ordinary Shares entitled to vote and less than 10% of the total value of all classes of CSTA Ordinary Shares, should not be required to recognize any gain or loss under Section 367 of the Code in connection with the Initial Merger and generally should not be required to include any part of the “all earnings and profits amount” in income.

U.S. Holders of CSTA Warrants

Subject to the considerations described above under the section entitled “— Effects of Section 367(b) of the Code to U.S. Holders of CSTA Ordinary Shares — U.S. Holders Who Own 10 Percent or More of the Voting Power or Value of CSTA” relating to a U.S. Holder’s ownership of CSTA Warrants being taken into account in determining whether such U.S. Holder is a 10% U.S. Shareholder for purposes of Section 367(b) of the Code and the considerations described below under the section entitled “— PFIC Considerations” relating to the PFIC rules, a U.S. Holder of CSTA Warrants should not be subject to U.S. federal income tax with respect to the exchange of CSTA Warrants for US Elemental Warrants in the Initial Merger.

ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE EFFECT OF SECTION 367 OF THE CODE TO THEIR PARTICULAR CIRCUMSTANCES.

Non-U.S. Holders

In the case of a transaction, such as the Initial Merger, that qualifies as a reorganization within the meaning of Section 368(a)(1)(F) of the Code, a Non-U.S. Holder will not recognize gain or loss upon the exchange of its CSTA Securities solely for US Elemental Securities pursuant to the Initial Merger. Non-U.S. Holders will own stock and warrants of a U.S. corporation, i.e., US Elemental, rather than a non-U.S. corporation, i.e., CSTA, after the Initial Merger.

Tax Consequences to U.S. Holders That Elect to Exercise Redemption Rights

U.S. Holders

This section is addressed to U.S. Holders of CSTA Ordinary Shares (which will be exchanged for US Elemental Common Stock in the Initial Merger) that elect to exercise their redemption right to receive cash in exchange for CSTA Ordinary Shares and is subject in its entirety to the discussion of the Initial Merger, the “passive foreign investment company,” or “PFIC,” rules and Section 367 of the Code as discussed above under the section titled “— Tax Consequences of the Initial Merger to Holders of CSTA Securities — U.S. Holders.” For purposes of this discussion, a “Converting U.S. Holder” is a U.S. Holder that elects to exercise their redemption right in respect of all or a portion of its CSTA Ordinary Shares.

The U.S. federal income tax consequences to a U.S. Holder of CSTA Ordinary Shares that exercises their redemption right to receive cash in exchange for all or a portion of its CSTA Ordinary Shares will depend on whether the redemption qualifies as a sale of shares under Section 302 of the Code or is treated as a distribution under Section 301 of the Code with respect to the Converting U.S. Holder. If the redemption qualifies as a sale of such U.S. Holder’s CSTA Ordinary Shares, such U.S. Holder generally will recognize capital gain or capital loss equal to the difference, if any, between the amount of cash received and such U.S. Holder’s tax basis in the shares redeemed. This gain or loss generally should be long-term capital gain or loss if the holding period of such shares is more than one year at the time of the redemption. The deductibility of capital losses is subject to limitations. Shareholders who hold different blocks of shares (generally, CSTA Ordinary Shares purchased or acquired on different dates or at different prices) should consult their tax advisors to determine how the above rules apply to them.

The redemption of CSTA Ordinary Shares generally will qualify as a sale of shares if such redemption (i) is “substantially disproportionate,” (ii) results in a “complete termination” of such U.S. Holder’s interest in CSTA or (iii) is “not essentially equivalent to a dividend” with respect to the Converting U.S. Holder. For purposes of such tests with respect to a Converting U.S. Holder, that Converting U.S. Holder may be deemed to own not only shares actually owned, but also constructively owned, which in some cases may include shares such Converting U.S. Holder may acquire pursuant to options (generally including CSTA Warrants) and shares owned by certain family members, certain estates and trusts of which the Converting U.S. Holder is a beneficiary and certain corporations and partnerships.

Generally, the redemption will be “substantially disproportionate” with respect to the Converting U.S. Holder if (i) the Converting U.S. Holder’s percentage ownership (including constructive ownership) of the outstanding voting shares (including all classes that carry voting rights) of CSTA is reduced immediately after the redemption to less than 80% of the Converting U.S. Holder’s percentage interest (including constructive ownership) in such shares immediately before the redemption; (ii) the Converting U.S. Holder’s percentage ownership (including constructive ownership) of the outstanding CSTA Ordinary Shares (both voting and nonvoting) immediately after the redemption is reduced to less than 80% of such percentage ownership (including constructive ownership) immediately before the redemption; and (iii) the Converting U.S. Holder owns (including constructive ownership), immediately after the redemption, less than 50% of the total combined voting power of all classes of shares of CSTA entitled to vote. There will be a complete termination of such U.S. Holder’s interest if either (i) all of the CSTA Ordinary Shares actually and constructively owned by such U.S. Holder are redeemed or (ii) all of the CSTA Ordinary Shares actually owned by such U.S. Holder are redeemed and such U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of CSTA Ordinary Shares owned by certain family members and such U.S. Holder does not constructively own any other CSTA Ordinary Shares and otherwise complies with specific conditions. Whether the redemption will be considered “not essentially equivalent to a dividend” with respect to a Converting U.S. Holder will depend upon the particular circumstances of that U.S. Holder. However, the redemption generally must result in a meaningful reduction in the Converting U.S. Holder’s actual or constructive percentage ownership of CSTA. Whether the redemption will result in a “meaningful reduction” in such U.S. Holder’s proportionate interest will depend on the particular facts and circumstances applicable to it. If the U.S. Holder’s relative interest in the corporation is a small minority interest and the U.S. Holder exercises no control over corporate affairs, taking into account the effect of redemptions by other shareholders, and its percentage ownership (including constructive ownership) is reduced as a result of the redemption, such U.S. Holder may be regarded as having a meaningful reduction in its interest pursuant to a published ruling in which the IRS indicated that even a small reduction in the proportionate interest of a small minority shareholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.” A U.S. Holder is urged to consult with its tax advisors as to the tax consequences to it of any redemption of its CSTA Ordinary Shares.

If none of the tests described above applies, and subject to the PFIC rules discussed above, the consideration paid to the Converting U.S. Holder generally will be treated as dividend income for U.S. federal income tax purposes to the extent of CSTA’s current or accumulated earnings and profits. Any distribution in excess of such earnings and profits will reduce the Converting U.S. Holder’s basis in its CSTA Ordinary Shares (but not below zero) and any remaining excess will be treated as capital gain realized on the sale or other disposition of CSTA Ordinary Shares. Shareholders who hold different blocks of CSTA Ordinary Shares (generally, shares of CSTA purchased or acquired on different dates or at different prices) should consult their tax advisors to determine how the above rules apply to them.

ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE TAX CONSEQUENCES TO THEM OF A REDEMPTION OF ALL OR A PORTION OF THEIR COMPANY SHARES PURSUANT TO AN EXERCISE OF REDEMPTION RIGHTS.

Tax Consequences to Non-U.S. Holders of Owning and Disposing of US Elemental Securities

Distributions on US Elemental Common Stock

Distributions of cash or property to a Non-U.S. Holder in respect of US Elemental Common Stock (other than certain distributions of US Elemental stock or rights to acquire US Elemental stock) received in the Initial Merger generally will constitute dividends for U.S. federal income tax purposes to the extent paid from US Elemental’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds US Elemental’s current and accumulated earnings and profits, the excess generally will be treated first as a tax-free return of capital to the extent of the Non-U.S. Holder’s adjusted tax basis in US Elemental Common Stock. Any remaining excess will be treated as capital gain and will be treated as described below under “— Taxable Disposition of US Elemental Securities.”

Dividends paid to a Non-U.S. Holder of US Elemental Common Stock generally will be subject to withholding of U.S. federal income tax at a 30% rate, unless such Non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate as described below. However, dividends that are effectively connected with the conduct of a trade or business by the Non-U.S. Holder within the United States (and, if required by an applicable income tax treaty, are attributable to a U.S. permanent establishment or fixed base of the Non-U.S. Holder) are not subject to such withholding tax, provided certain certification and disclosure requirements are satisfied (generally by providing an IRS Form W-8ECI). Instead, such dividends are subject to United States federal income tax on a net income basis in the same manner as if the Non-U.S. Holder were a United States person as defined under the Code. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

A Non-U.S. Holder of US Elemental Common Stock who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for dividends will be required (a) to complete the applicable IRS Form W-8 and certify under penalty of perjury that such holder is not a United States person as defined under the Code and is eligible for treaty benefits or (b) if US Elemental Common Stock are held through certain foreign intermediaries, to satisfy the relevant certification requirements of applicable United States Treasury Regulations. Special certification and other requirements apply to certain Non-U.S. Holders that are pass-through entities rather than corporations or individuals.

A Non-U.S. Holder of US Elemental Common Stock eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders are urged to consult their tax advisors regarding their entitlement to the benefits under any applicable income tax treaty.

Taxable Disposition of US Elemental Securities

Subject to the discussion of backup withholding and FATCA below, any gain realized by a Non-U.S. Holder on the taxable disposition of US Elemental Common Stock or US Elemental Warrants generally will not be subject to U.S. federal income tax unless:

•        the gain is effectively connected with a trade or business of the Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment or fixed base of the Non-U.S. Holder);

•        the Non-U.S. Holder is an individual who is present in the United States for a period or periods aggregating 183 days or more in the taxable year of the disposition, and certain other conditions are met; or

•        US Elemental is or has been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the Non-U.S. Holder’s holding period for such securities disposed of.

A non-corporate Non-U.S. Holder described in the first bullet point immediately above will be subject to tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates. An individual Non-U.S. Holder described in the second bullet point immediately above will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by certain United States source capital losses, even though the individual is not considered a resident of the United States, provided that the individual has timely filed U.S. federal income tax returns with respect to such losses. If a Non-U.S. Holder that is a foreign corporation falls under the first bullet point immediately above, it will be subject to tax on its net gain in the same manner as if it were a United States person as defined under the Code and, in addition, may be subject to the branch profits tax equal to 30% (or such lower rate as may be specified by an applicable income tax treaty) of its effectively connected earnings and profits, subject to adjustments.

With respect to the last bullet point immediately above, in general, a corporation is a “U.S. real property holding corporation” if the fair market value of its “United States real property interests” equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. US Elemental expects to be classified, and remain for the foreseeable future, as a “U.S. real property holding corporation” following the Business Combination. Gain recognized by a Non-U.S. Holder on the sale, exchange or other disposition of US Elemental Common Stock or US Elemental Warrants generally will be subject to tax at generally applicable U.S. federal income tax rates. However, as long as US Elemental Common Stock continues to be “regularly traded on an established securities market,” a Non-U.S. Holder will be taxable on gain recognized on the disposition of US Elemental Common Stock only if the Non-U.S. Holder has owned or is deemed to have owned, at any time during the shorter of the five-year period preceding such disposition and such

Non-U.S. Holder’s holding period, more than 5% of outstanding US Elemental Common Stock. There can be no assurance that US Elemental Common Stock will be treated as regularly traded on an established securities market for this purpose. If US Elemental Stock is not considered to be regularly traded on an established securities market, all Non-U.S. Holders would be subject to U.S. federal income tax on a disposition of US Elemental Common Stock or US Elemental Warrants. In addition, a buyer of such US Elemental Common Stock or US Elemental Warrants from a Non-U.S. Holder may be required to withhold U.S. income tax, currently at a rate of 15%, of the amount realized upon such disposition.

Information Reporting and Backup Withholding

US Elemental generally must report annually to the IRS and to each Non-U.S. Holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the Non-U.S. Holder resides under the provisions of an applicable income tax treaty.

A Non-U.S. Holder generally will be subject to backup withholding for dividends paid to such holder unless such holder certifies under penalty of perjury that it is a Non-U.S. Holder (and the payor does not have actual knowledge or reason to know that such holder is a United States person as defined under the Code), or such holder otherwise establishes an exemption.

Information reporting and, depending on the circumstances, backup withholding generally will apply to the proceeds of a sale of US Elemental Common Stock within the United States or conducted through certain United States-related financial intermediaries, unless the beneficial owner certifies under penalty of perjury that it is a Non-U.S. Holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code), or such owner otherwise establishes an exemption.

Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Foreign Account Tax Compliance Act

Sections 1471 through 1474 of the Code and the Treasury Regulations and administrative guidance promulgated thereunder (commonly referred as the “Foreign Account Tax Compliance Act” or “FATCA”) generally impose withholding at a rate of 30% in certain circumstances on dividends in respect of, and (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, securities (including US Elemental Securities) which are held by or through certain foreign financial institutions (including investment funds), unless any such institution (i) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (ii) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Accordingly, the entity through which US Elemental Common Stock and US Elemental Warrants are held will affect the determination of whether such withholding is required. Similarly, dividends in respect of, and (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, US Elemental Common Stock and US Elemental Warrants held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exceptions generally will be subject to withholding at a rate of 30%, unless such entity either (i) certifies to the applicable withholding agent that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners”, which will in turn be provided to the U.S. Department of Treasury.

Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends in respect of US Elemental Common Stock. While withholding under FATCA generally would also apply to payments of gross proceeds from the sale or other disposition of securities (including US Elemental Securities), proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued. All holders should consult their tax advisors regarding the possible implications of FATCA on their investment in US Elemental Securities.

HOLDERS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE EFFECTS OF FATCA ON THEIR OWNERSHIP AND DISPOSITION OF US ELEMENTAL SECURITIES.

THE MERGER PROPOSAL

Overview

Subject to the satisfaction or waiver of all of the conditions set forth in the Business Combination Agreement, at the Closing, CSTA and Merger Sub 1 shall execute the Plan of Initial Merger annexed to the Business Combination Agreement and attached to this proxy statement/prospectus/consent solicitation statement as Annex B (“Plan of Initial Merger”). In accordance with the Plan of Initial Merger and the Business Combination Agreement, (i) CSTA will merge with and into Merger Sub 1 (the “Merger”), (ii) the separate corporate existence of CSTA will cease and Merger Sub 1 will be the surviving corporation of the Merger and (iii) CSTA and Merger Sub 1 shall cause (a) a certificate of merger to be executed and filed with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL and (b) the Plan of Initial Merger and other documents as required to effect the Merger pursuant to the Cayman Islands Companies Act (As Revised) to be filed with the Registrar of Companies of the Cayman Islands as provided in the applicable provisions of the Cayman Islands Companies Act (As Revised). At the Effective Time, by virtue of the Merger (i) the Share Exchange will be effectuated, (ii) US Elemental will assume the CSTA Warrants and (iii) the certificate of incorporation and bylaws of PubCo in effect immediately prior to the Effective Time will be the certificate of incorporation and bylaws of the surviving corporation of the Merger.

Consequences if the Merger Proposal is Not Approved

If the Merger Proposal is presented to the extraordinary general meeting and is not approved by the CSTA Shareholders, the Business Combination would not be completed.

Vote Required for Approval

The approval of the Merger Proposal will require a special resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of at least two-thirds of CSTA Ordinary Shares who, being present and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. Abstentions and broker non-votes will have no effect on the Merger Proposal.

Resolution to be Voted Upon

The full text of the resolution to be proposed is as follows:

“RESOLVED, as a special resolution, that the Plan of Initial Merger be authorised, approved and confirmed in all respects, that Constellation Acquisition Corp. I be and is hereby authorised to enter into the Plan of Initial Merger, and that the merger of Constellation Acquisition Corp. I with and into CAC Merger Sub I LLC with CAC Merger Sub I LLC surviving the merger be authorised, approved and confirmed in all respects.”

Recommendation of the CSTA Board

THE CSTA BOARD UNANIMOUSLY RECOMMENDS THAT CONSTELLATION SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE MERGER PROPOSAL.

THE ADJOURNMENT PROPOSAL

Overview

The Adjournment Proposal asks shareholders to approve the adjournment of the extraordinary general meeting to a later date or dates or indefinitely if necessary, (i) to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the extraordinary general meeting, there are insufficient votes to approve the Business Combination Proposal or (ii) where the CSTA Board has determined it is otherwise necessary.

Consequences if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is presented to the extraordinary general meeting and is not approved by the CSTA Shareholders, the CSTA Board may not be able to adjourn the extraordinary general meeting to a later date (i) in the event that, based on the tabulated votes, there are not sufficient votes at the time of the extraordinary general meeting to approve the Business Combination Proposal, in which event, the Business Combination would not be completed, and (ii) in the event that adjourning the extraordinary general meeting to a later date would allow for additional time for arrangements that would increase the likelihood of the Closing, in which event the likelihood of the Closing would be decreased.

Vote Required for Approval

The approval of the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued Ordinary Shares, voting as a single class, who are present in person or represented by proxy and entitled to vote thereon, and who vote thereon, at the extraordinary general meeting. Abstentions, and broker non-votes will be considered present for the purposes of establishing a quorum but, as a matter of Cayman Islands law, will not constitute votes cast at the extraordinary general meeting and therefore will have no effect on the approval of the Adjournment Proposal.

As of the date of this proxy statement, the Sponsor intends to vote any CSTA Ordinary Shares owned by it in favor of the Adjournment Proposal. As of the date hereof, the Sponsor owns approximately 97.7% of the issued and outstanding CSTA Ordinary Shares and has not purchased any CSTA Public Shares but may do so at any time. As a result, in addition to the Sponsor, no additional CSTA Ordinary Shares held by public shareholders would be required to approve the Adjournment Proposal.

Resolution

The full text of the resolution to be voted upon is as follows:

“RESOLVED, as an ordinary resolution, that the adjournment of the extraordinary general meeting to a later date or dates or indefinitely if necessary, (i) to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the extraordinary general meeting, there are insufficient CSTA Class A Ordinary Shares and CSTA Class B Ordinary Shares in the capital of CSTA represented (either in person or by proxy) at the extraordinary general meeting to approve the Business Combination Proposal, or (ii) where the CSTA Board has determined it is otherwise necessary.”

Recommendation of the CSTA Board

THE CSTA BOARD UNANIMOUSLY RECOMMENDS THAT CONSTELLATION SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

INFORMATION ABOUT CSTA

References in this section to “we,” “our,” or “us” refer to Constellation Acquisition Corp I.

Introduction

We are a blank check company incorporated in the Cayman Islands and formed for the purpose of effecting a merger, capital share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses, which we refer to throughout this section as our Business Combination. We intend to seek a business combination with a target that is at the forefront of change in one of several rapidly changing segments of the global economy. We intend to effectuate our Business Combination using cash derived from the proceeds of the IPO and the sale of the private placement warrants, our shares, debt or a combination of cash, shares and debt.

We, led by Chandra R. Patel, are on the mission of supporting a target that is focused on bringing change to a rapidly changing segment of the global economy by sharing our expertise and multi-disciplinary, complementary know-how across a variety of industries and geographies. We believe that the businesses with the greatest propensity for long-term value creation seek partners who are themselves proven value builders and have demonstrated success in ushering companies from private to public operating environments.

Company History

On November 23, 2020, one of our officers purchased an aggregate of 8,625,000 Founder Shares for an aggregate purchase price of $25,000, or approximately $0.003 per share. On December 23, 2020, the Founder Shares were assigned to our Old Sponsor, and subsequently transferred to the Sponsor in the sponsor handover (as defined below), for the same purchase price that was initially paid by one of our officers. The Founder Shares will automatically convert into CSTA Class A Ordinary Share, on a one-for-one basis, upon the completion of the Business Combination. The number of Founder Shares issued was determined based on the expectation that the Founder Shares would represent 20% of the issued and outstanding ordinary shares upon completion of the IPO.

On January 29, 2021, we completed our IPO of 31,000,000 units at a price of $10.00 per unit, generating gross proceeds of $310,000,000. Each unit consists of one Class A ordinary share and one-third of one public warrant. Each whole warrant entitles the holder thereof to purchase one Class A ordinary share at a price of $11.50 per share, subject to certain adjustments.

Substantially concurrently with the completion of the IPO, our Old Sponsor purchased an aggregate of 5,466,667 private placement warrants at a price of $1.50 per warrant, or $8,200,000 in the aggregate, which are now owned by our Sponsor as part of the sponsor handover. A total of $310,000,000, comprised of $303,800,000 of the proceeds from the IPO, including $10,850,000 of the underwriters’ deferred discount, and $6,200,000 of the proceeds of the sale of the private placement warrants, was placed in a U.S.-based trust account at J.P. Morgan Chase Bank, N.A., maintained by Continental Stock Transfer & Trust Company, acting as trustee. On March 18, 2021, we announced that, commencing March 19, 2021, holders of the 31,000,000 units sold in the IPO may elect to separately trade the CSTA Class A Ordinary Shares and the public warrants included in the units. Those units not separated continue to trade on the OTCID Basic Market under the symbol “CSTUF” and the CSTA Class A Ordinary Shares and CSTA Warrants that were separated trade under the symbols “CSTAF” and “CSTWF”, also on the OTCID Basic Market.

On January 27, 2023, we held an extraordinary general meeting of shareholders (the “2023 Shareholder Meeting”) to amend the CSTA Organizational Documents to extend the date by which we have to consummate a Business Combination from January 29, 2023 to April 29, 2023 and to allow us, without another shareholder vote, to elect to extend such date on a monthly basis for up to nine times by an additional one month each time by resolution of our board of directors (the “Board” or the “board of directors”) if requested by the Sponsor, and upon five days’ advance notice prior to the applicable Termination Date, until January 29, 2024, or a total of up to twelve months, unless the closing of the Business Combination shall have occurred prior to such date. Our shareholders approved the proposal at the 2023 Shareholder Meeting, and on January 31, 2023 we filed the 2023 Articles Amendment with the Registrar of Companies of the Cayman Islands.

In connection with the 2023 Shareholder Meeting, the holders of 26,506,157 CSTA Class A Ordinary Shares properly exercised their right to redeem such shares for a price of approximately $10.167 per share, for an aggregate redemption amount of approximately $269,485,746. After the satisfaction of such redemptions, the balance in the

Trust Account was approximately $46,138,503. On February 13, 2023, a total of $46,600,678.12 (the remaining trust balance), was placed in a U.S.-based trust account at Citibank, N.A., maintained by Continental Stock Transfer & Trust Company, acting as trustee.

In connection with the closing of the transactions contemplated by the Investment Agreement, on January 26, 2023, the Old Sponsor underwent a reorganization pursuant to which the limited partners of the Old Sponsor transferred all of their limited partnership interests to the Sponsor. On January 26, 2023, the Old Sponsor was liquidated pursuant to applicable law by the retirement of the general partner of the Old Sponsor (the second to last partner of the Sponsor) and all securities held by the Old Sponsor were distributed by operation of law to its sole remaining limited partner, the Sponsor, following which, on January 30, 2023, control of the Old Sponsor was transferred to affiliates of Antarctica Capital (such transactions, the “sponsor handover”).

On January 29, 2024, we held an extraordinary general meeting of shareholders (the “2024 Shareholder Meeting”) (A) to amend, by way of special resolution, the CSTA Organizational Documents to extend the Termination Date from January 29, 2024 to February 29, 2024 and to allow us, without another shareholder vote, to elect to extend such date on a monthly basis for up to eleven times by an additional one month each time, by resolution of the directors, if requested by the Sponsor, and upon five days’ advance notice prior to the Termination Date, until January 29, 2025, or a total of up to twelve months, unless the closing of a Business Combination shall have occurred prior thereto; and (B) to amend, by way of special resolution, the CSTA Organizational Documents to eliminate from the CSTA Organizational Documents the limitation that we may not redeem CSTA Class A Ordinary Shares to the extent that such redemption would result in us having net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act), of less than $5,000,001 (the “Redemption Limitation”) in order to allow us to redeem CSTA Public Shares irrespective of whether such redemption would exceed the Redemption Limitation. Our shareholders approved both proposals at the 2024 Shareholder Meeting and, on January 30, 2024, we filed an amendment to the CSTA Organizational Documents to effectuate the foregoing with the Registrar of Companies of the Cayman Islands.

In connection with that vote to approve the 2024 Extension Amendment Proposal and the 2024 Redemption Limitation Amendment Proposal Shareholder Meeting, the holders of 2,126,159 CSTA Class A Ordinary Shares properly exercised their right to redeem their shares for an aggregate price of approximately $11.13 per share, for an aggregate redemption amount of approximately $23,671,533. After the satisfaction of such redemptions, the balance in our Trust Account was approximately $26,415,545.

On January 30, 2024, the Sponsor converted 7,600,000 CSTA Class B Ordinary Shares into CSTA Class A Ordinary Shares on a one-for-one basis. The Sponsor waived any right to receive funds from the Trust Account with respect to the CSTA Class A Ordinary Shares received upon such conversion and acknowledged that such shares will be subject to all of the restrictions applicable to the original CSTA Class B Ordinary Shares under the terms of the letter agreement.

On January 27, 2025, we held an extraordinary general meeting of shareholders (the “2025 Shareholder Meeting”) (A) to amend, by way of special resolution, the CSTA Organizational Documents to extend the Termination Date from January 29, 2025 to February 28, 2025 and to allow the Company, without another shareholder vote, to elect to extend such date on a monthly basis for up to eleven times by an additional one month each time, by resolution of our board of directors, if requested by the Sponsor, and upon five days’ advance notice prior to the Termination Date, until January 29, 2026, or a total of up to twelve months, unless the closing of a business combination shall have occurred prior thereto; (B) to amend, by way of special resolution, the CSTA Organizational Documents to permit for the issuance of CSTA Class A Ordinary Shares to holders of CSTA Class B Ordinary Shares, upon the exercise of the right of a holder of the CSTA Class B Ordinary Shares to convert such holder’s CSTA Class B Ordinary Shares into CSTA Class A Ordinary Shares on a one-for-one basis at any time and from time to time prior to the closing of an initial business combination at the election of the holder. Our shareholders approved both proposals at the 2025 Shareholder Meeting and, on January 28, 2025, we filed an amendment to the CSTA Organizational Documents to effectuate the foregoing with the Registrar of Companies of the Cayman Islands.

In connection with the 2025 Shareholder Meeting, the holders of 2,303,382 CSTA Class A Ordinary Shares properly exercised their right to redeem their shares for a price of approximately $11.91 per share, for an aggregate redemption amount of approximately $27,428,399. After the satisfaction of such redemptions and receipt of the initial deposit of $5,000 to the Trust Account, the balance in the Trust Account was approximately $778,970.65.

On January 27, 2026, we held an extraordinary general meeting of shareholders (the “2026 Shareholder Meeting”) to amend, by way of special resolution, the CSTA Organizational Documents to extend the Termination Date from January 29, 2026 to February 28, 2026 and to allow us, without another shareholder vote, to elect to extend such date on a monthly basis for up to eleven times by an additional one month each time, by resolution of our board of directors, if requested by the Sponsor, and upon five days’ advance notice prior to the Termination Date, until January 29, 2027, or a total of up to twelve months, unless the closing of a Business Combination shall have occurred prior thereto. Our shareholders approved the proposal at the 2026 Shareholder Meeting and, on January 28, 2026, we filed an amendment to the CSTA Organizational Documents to effectuate the foregoing with the Registrar of Companies of the Cayman Islands.

In connection with the 2026 Shareholder Meeting, the holders of 17,773 CSTA Class A Ordinary Shares properly exercised their right to redeem their shares for a price of approximately $13.39 per share, for an aggregate redemption amount of approximately $238,039. After the satisfaction of such redemptions and receipt of the initial deposit of $5,000 to the Trust Account, the balance in the Trust Account was approximately $628,176. Following such redemptions, there were 7,646,529 CSTA Class A Ordinary Shares outstanding, of which 46,529 are held by CSTA Public Shareholders.

On January 16, 2024, CSTA voluntarily delisted its CSTA Class A Ordinary Shares, CSTA Warrants and CSTA Units (together with the CSTA Ordinary Shares and the CSTA Warrants, the “Securities”), from the New York Stock Exchange and began trading its Securities on the over-the-counter market. The CSTA Class A Ordinary Shares are currently quoted on the OTCID under the trading symbol “CSTAF,” the CSTA Warrants are currently quoted on OTCID under the trading symbol “CSTWF”, and the CSTA Units are currently quoted on the OTCID under the trading symbol “CSTUF.”

Business Combination

The CSTA Organizational Documents require that our Business Combination must be with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the Trust Account (net of amounts disbursed to management for working capital purposes, if permitted, and excluding the amount of any deferred underwriting discount). We refer to this as the 80% net assets test. If our board is not able to independently determine the fair market value of the target business or businesses or we are considering a Business Combination with an affiliated entity, we will obtain an opinion from an independent investment banking firm or an independent valuation or accounting firm with respect to the satisfaction of such criteria. Our shareholders may not be provided with a copy of such opinion nor will they be able to rely on such opinion.

While we consider it unlikely that our board will not be able to make an independent determination of the fair market value of a target business or businesses, our board may be unable to do so if our board is less familiar or experienced with the target company’s business, there is a significant amount of uncertainty as to the value of the company’s assets or prospects, including if such company is at an early stage of development, operations or growth, or if the anticipated transaction involves a complex financial analysis or other specialized skills and the board determines that outside expertise would be helpful or necessary in conducting such analysis. Since any opinion, if obtained, would merely state that the fair market value of the target business meets the 80% of net assets test, unless such opinion includes material information regarding the valuation of a target business or the consideration to be provided, it is not anticipated that copies of such opinion would be distributed to our shareholders. However, if required under applicable law, any proxy statement that we deliver to shareholders and file with the SEC in connection with a proposed transaction will include such opinion.

We currently anticipate structuring our Business Combination so that the post-Business Combination company in which CSTA Public Shareholders own shares will own or acquire 100% of the equity interests or assets of the target business or businesses. We may, however, structure our Business Combination such that the post-Business Combination company owns or acquires less than 100% of such interests or assets of the target business in order to meet certain objectives of the target management team or shareholders or for other reasons, as described above, but we will only complete such Business Combination if the post-Business Combination company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act. Even if the post-Business Combination company owns or acquires 50% or more of the voting securities of the target, our shareholders prior to the Business Combination may collectively own a minority interest in the post-Business Combination company, depending on valuations ascribed to the target and us in the Business Combination transaction. For example, we could pursue a transaction in which we issue a substantial number of new shares in exchange for all of the outstanding capital stock, shares or other equity interests of a target. In this case, we would acquire a 100% controlling interest in the target. However, as a result of the issuance of a substantial number of new shares, our shareholders immediately prior to the completion of our Business Combination could own less than a majority of our issued and outstanding shares subsequent to our Business Combination. If less than 100% of the equity interests or assets of a target business or businesses are owned or acquired by the post-Business Combination company, the portion of such business or businesses that is owned or acquired is what will be valued for purposes of the 80% of net assets test. If the Business Combination involves more than one target business, the 80% of net assets test will be based on the aggregate value of all of the target businesses and we will treat the target businesses together as the Business Combination for purposes of a tender offer or for seeking shareholder approval, as applicable.

We are not prohibited from pursuing a Business Combination or subsequent transaction with a company that is affiliated with our Sponsor or any member of our team. In the event we seek to complete our Business Combination with a company that is affiliated with our Sponsor or any of our founders, officers or directors, we, or a committee of independent directors, will obtain an opinion from an independent investment banking firm or an independent valuation or accounting firm that such Business Combination or transaction is fair to our company from a financial point of view.

Members of our board directly or indirectly own Founder Shares and private placement warrants and, accordingly, may have a conflict of interest in determining whether a particular target business is an appropriate business with which to effectuate our Business Combination. Further, each of our officers and directors may have a conflict of interest with respect to evaluating a particular Business Combination if the retention or resignation of any such officers or directors were to be included by a target business as a condition to any agreement with respect to our Business Combination.

In addition, certain of our founders, officers and directors presently have, and any of them in the future may have additional, fiduciary and contractual duties to other entities, including without limitation, investment funds, accounts and co-investment vehicles. Accordingly, subject to their fiduciary duties under Cayman Islands law, if any of our officers or directors becomes aware of an acquisition opportunity which is suitable for an entity to which they have then current fiduciary or contractual obligations, they will need to honor their fiduciary or contractual obligations to present such acquisition opportunity to such entity, and only present it to us if such entity rejects the opportunity. The CSTA Organizational Documents provide that, to the fullest extent permitted by applicable law: (i) no individual serving as a director or an officer shall have any duty, except and to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as us; and (ii) we renounce any interest or expectancy in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for any director or officer, on the one hand, and us, on the other. We do not believe, however, that the fiduciary duties or contractual obligations of our officers or directors will materially affect our ability to complete our Business Combination.

In addition, our founders, officers and directors, are not required to commit any specified amount of time to our affairs and, accordingly, will have conflicts of interest in allocating management time among various business activities, including identifying potential Business Combinations and monitoring the related due diligence. Moreover, our founders, officers and directors have, and will have in the future, time and attention requirements for current and future investment funds, accounts and co-investment vehicles.

Corporate Information

Our executive offices are located at 1290 Avenue of the Americas, 10th Floor New York, NY, 10104. Our website is www.constellationacquisition.com. Our website and the information contained on, or that can be accessed through, the website is not deemed to be incorporated by reference in, and is not considered part of, this proxy statement/prospectus.

We are a Cayman Islands exempted company. Exempted companies are Cayman Islands companies conducting business mainly outside the Cayman Islands and, as such, are exempted from complying with certain provisions of the Cayman Companies Act. As an exempted company, we have applied for and received a tax exemption undertaking from the Cayman Islands government that, in accordance with Section 6 of the Tax Concessions Act (2018 Revision) of the Cayman Islands, for a period of 20 years from the date of the undertaking, no law which is enacted in the Cayman Islands imposing any tax to be levied on profits, income, gains or appreciations will apply to us or our operations and, in addition, that no tax to be levied on profits, income, gains or appreciations or which is in the nature of estate duty or inheritance tax will be payable (i) on or in respect of our shares, debentures or other obligations or (ii) by way of the withholding in whole or in part of a payment of dividend or other distribution of income or capital by us to our shareholders or a payment of principal or interest or other sums due under a debenture or other obligation of us.

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act. As such, we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. If some investors find our securities less attractive as a result, there may be a less active trading market for our securities and the prices of our securities may be more volatile.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We intend to take advantage of the benefits of this extended transition period.

We will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of the IPO, (b) in which we have total annual gross revenue of at least $1.235 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of CSTA Class A Ordinary Shares that are held by non-affiliates exceeds $700 million as of the prior June 30, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period. References herein to “emerging growth company” have the meaning associated with it in the JOBS Act.

Additionally, we are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (1) the market value of CSTA Class A Ordinary Shares held by non-affiliates is equal to or exceeds $250 million as of the prior June 30, or (2) our annual revenues equaled or exceeded $100 million during the most recently completed fiscal year and the market value of CSTA Class A Ordinary Shares held by non-affiliates is equal to or exceeds $700 million as of the prior June 30. To the extent we take advantage of such reduced disclosure obligations, it may also make comparison of our financial statements with other public companies difficult or impossible.

Effecting Our Business Combination

General

We intend to effectuate our Business Combination using cash from the proceeds of the IPO, the sale of the private placement warrants, our equity, debt or a combination of these as the consideration to be paid in our Business Combination. We may seek to complete our Business Combination with a company or business that may be financially unstable or in its early stages of development or growth, which would subject us to the numerous risks inherent in such companies and businesses.

If our Business Combination is paid for using equity or debt, or not all of the funds released from the Trust Account are used for payment of the consideration in connection with our Business Combination or used for redemptions of CSTA Class A Ordinary Shares, we may apply the balance of the cash released to us from the Trust Account for general corporate purposes, including for maintenance or expansion of operations of the post-Business Combination company, the payment of principal or interest due on indebtedness incurred in completing our Business Combination, to fund the purchase of other companies or for working capital.

Although our team will assess the risks inherent in a particular target business with which we may combine, we cannot assure you that this assessment will result in our identifying all risks that a target business may encounter. Furthermore, some of those risks may be outside of our control, meaning that we can do nothing to control or reduce the chances that those risks will adversely affect a target business.

We may need to obtain additional financing to complete our Business Combination, either because the transaction requires more cash than is available from the proceeds held in the Trust Account, or because we become obligated to redeem a significant number of CSTA Public Shares upon completion of the Business Combination, in which case we may issue additional securities or incur debt in connection with such Business Combination. There are no prohibitions on our ability to issue securities or incur debt in connection with our Business Combination.

We are not currently a party to any arrangement or understanding with any third-party with respect to raising any additional funds through the sale of securities, the incurrence of debt or otherwise.

Sources of Target Businesses

Our process of identifying acquisition targets will leverage our team’s unique industry experiences, proven deal sourcing capabilities and broad and deep network of relationships in numerous industries, including executives and management teams, private equity groups and other institutional investors, large business enterprises, lenders, investment bankers and other investment market participants, restructuring advisers, consultants, attorneys and accountants, which we believe should provide us with a number of Business Combination opportunities. We expect that the collective experience, capability and network of our founders, directors and officers, combined with their individual and collective reputations in the investment community, will help to create prospective Business Combination opportunities.

In addition, we anticipate that target business candidates may be brought to our attention from various unaffiliated sources, including investment bankers and private investment funds. Target businesses may be brought to our attention by such unaffiliated sources as a result of being solicited by us through calls or mailings. These sources may also introduce us to target businesses in which they think we may be interested on an unsolicited basis, since many of these sources will have read our filings with the SEC and know what types of businesses we are pursuing. Our officers and directors, as well as their affiliates, may also bring to our attention target business candidates of which they become aware through their business contacts as a result of formal or informal inquiries or discussions they may have, as well as attending trade shows or conventions.

We may engage professional firms or other individuals that specialize in business acquisitions, in which event we may pay a finder’s fee, consulting fee or other compensation to be determined in an arm’s length negotiation based on the terms of the transaction. We will engage a finder only to the extent our team determines that the use of a finder may bring opportunities to us that may not otherwise be available to us or if finders approach us on an unsolicited basis with a potential transaction that our team determines is in our best interest to pursue. Payment of a finder’s fee is customarily tied to completion of a transaction, in which case any such fee will be paid out of the funds held in the Trust Account. In no event, however, will our Sponsor or any of our existing officers or directors, or any entity with which they are affiliated, be paid any finder’s fee, consulting fee or other compensation by the company prior to, or for any services they render in order to effectuate, the completion of our Business Combination (regardless of the type of transaction that it is). None of our Sponsor, executive officers or directors, or any of their respective affiliates, will be allowed to receive any compensation, finder’s fees or consulting fees from a prospective Business Combination target in connection with a contemplated acquisition of such target by us. We have agreed to pay our Sponsor a total of up to $10,000 per month for office space, secretarial and administrative support and other obligations of our Sponsor and to reimburse our Sponsor for any out-of-pocket expenses related to identifying, investigating and completing a Business Combination. Some of our officers and directors may enter into employment or consulting agreements with the post-Business Combination company following our Business Combination.

We are not prohibited from pursuing a Business Combination or subsequent transaction with a company that is affiliated with our Sponsor or any member of our team. In the event we seek to complete our Business Combination with a company that is affiliated with our Sponsor or any of our founders, officers or directors, we, or a committee of independent directors, will obtain an opinion from an independent investment banking firm or an independent valuation or accounting firm that such Business Combination or transaction is fair to our company from a financial point of view. We are not required to obtain such an opinion in any other context.

Each of our officers and directors presently has, and any of them in the future may have additional, fiduciary or contractual obligations to other entities, including any future special purpose acquisition companies we expect they may be involved in and entities that are affiliates of our Sponsor, pursuant to which such officer or director is or will be required to present a Business Combination opportunity to such entity. Accordingly, if any of our officers or directors becomes aware of a Business Combination opportunity which is suitable for an entity to which he or she has then-current fiduciary or contractual obligations, he or she will honor his or her fiduciary or contractual obligations to present such Business Combination opportunity to such entity, subject to their fiduciary duties under Cayman Islands law. All of our executive officers currently have certain relevant fiduciary duties or contractual obligations that may take priority over their duties to us. In addition, we may pursue an acquisition opportunity with an entity to which an officer or director has a fiduciary or contractual obligation. Any such entity may co-invest with us in the target business at the time of our Business Combination, or we could raise additional proceeds to complete the acquisition by issuing to such entity a class of equity or equity-linked securities. The CSTA Organizational Documents provide that, to the fullest extent permitted by applicable law: (i) no individual serving as a director or an officer shall have any duty, except and to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as us; and (ii) we renounce any interest or expectancy in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for any director or officer, on the one hand, and us, on the other. We do not believe, however, that the fiduciary duties or contractual obligations of our officers or directors will materially affect our ability to complete our Business Combination. See “Conflicts of Interest” below.

Evaluation of a Target Business and Structuring of Our Business Combination

In evaluating a prospective target business, we conduct a thorough due diligence review which encompasses, among other things, meetings with incumbent management and employees, document reviews, interviews of customers and suppliers, inspection of facilities, market analysis, as well as a review of financial, operational, legal and other information which will be made available to us.

Any costs incurred with respect to the identification and evaluation of, and negotiation with, a prospective target business with which our Business Combination is not ultimately completed will result in our incurring losses and will reduce the funds we can use to complete another Business Combination. The company will not pay any consulting fees to members of our team, or any of their respective affiliates, for services rendered to or in connection with our Business Combination. In addition, we have agreed not to enter into a definitive agreement regarding a Business Combination without the prior consent of our Sponsor.

Lack of Business Diversification

For an indefinite period of time after the completion of our Business Combination, the prospects for our success may depend entirely on the future performance of a single business. Unlike other entities that have the resources to complete Business Combinations with multiple entities in one or several industries, it is probable that we will not have the resources to diversify our operations and mitigate the risks of being in a single line of business. By completing our Business Combination with only a single entity, our lack of diversification may:

•        subject us to negative economic, competitive and regulatory developments, any or all of which may have a substantial adverse impact on the particular industry in which we operate after our Business Combination; and

•        cause us to depend on the marketing and sale of a single product or limited number of products or services.

Limited Ability to Evaluate the Target’s Management Team

Although we closely scrutinize the management of a prospective target business when evaluating the desirability of effecting our Business Combination with that business, our assessment of the target business’s management may not prove to be correct. In addition, the future management may not have the necessary skills, qualifications or abilities to manage a public company. Furthermore, the future role of members of our team, if any, in the target business cannot presently be stated with any certainty. The determination as to whether any of the members of our team will remain with the combined company will be made at the time of our Business Combination. While it is possible that one or more of our directors will remain associated in some capacity with us following our Business Combination, it is unlikely that any of them will devote their full efforts to our affairs subsequent to our Business Combination. Moreover, we cannot assure you that members of our team will have significant experience or knowledge relating to the operations of the particular target business.

We cannot assure you that any of our key personnel will remain in senior management or advisory positions with the combined company. The determination as to whether any of our key personnel will remain with the combined company will be made at the time of our Business Combination.

Following a Business Combination, we may seek to recruit additional managers to supplement the incumbent management of the target business. We cannot assure you that we will have the ability to recruit additional managers, or that additional managers will have the requisite skills, knowledge or experience necessary to enhance the incumbent management.

Shareholders May Not Have the Ability to Approve Our Business Combination

We may conduct redemptions without a shareholder vote pursuant to the tender offer rules of the SEC subject to the provisions of the CSTA Organizational Documents. However, we will seek shareholder approval if it is required by applicable law or stock exchange rule, or we may decide to seek shareholder approval for business or other reasons.

The Cayman Companies Act and Cayman Islands law do not currently require, and we are not aware of any other applicable law that will require, shareholder approval of our Business Combination.

The decision as to whether we will seek shareholder approval of a proposed Business Combination in those instances in which shareholder approval is not required by law will be made by us, solely in our discretion, and will be based on business and legal reasons, which include a variety of factors, including, but not limited to:

•        the timing of the transaction, including in the event we determine shareholder approval would require additional time and there is either not enough time to seek shareholder approval or doing so would place the company at a disadvantage in the transaction or result in other additional burdens on the company;

•        the expected cost of holding a shareholder vote;

•        the risk that the shareholders would fail to approve the proposed Business Combination; other time and budget constraints of the company; and

•        additional legal complexities of a proposed Business Combination that would be time-consuming and burdensome to present to shareholders.

Permitted Purchases and Other Transactions with Respect to Our Securities

If we seek shareholder approval of our Business Combination and we do not conduct redemptions in connection with our Business Combination pursuant to the tender offer rules, our Sponsor, directors, executive officers, advisors or their affiliates may purchase CSTA Public Shares or warrants in privately negotiated transactions or in the open market either prior to or following the completion of our Business Combination. Additionally, at any time at or prior to our Business Combination, subject to applicable securities laws (including with respect to material nonpublic information), our Sponsor, directors, executive officers, advisors or their affiliates may enter into transactions with investors and others to provide them with incentives to acquire CSTA Public Shares, vote their CSTA Public Shares in favor of our Business Combination or not redeem their CSTA Public Shares. However, they have no current commitments, plans or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions. None of the funds in the Trust Account will be used to purchase CSTA Public Shares or warrants in such transactions. If they engage in such transactions, they will be restricted from making any such purchases when they are in possession of any material non-public information not disclosed to the seller or if such purchases are prohibited by Regulation M under the Exchange Act.

In the event that our Sponsor, directors, officers, advisors or their affiliates purchase shares in privately negotiated transactions from CSTA Public Shareholders who have already elected to exercise their redemption rights or submitted a proxy to vote against our Business Combination, such selling shareholders would be required to revoke their prior elections to redeem their shares and any proxy to vote against our Business Combination. We do not currently anticipate that such purchases, if any, would constitute a tender offer subject to the tender offer rules under the Exchange Act or a going-private transaction subject to the going-private rules under the Exchange Act; however, if the purchasers determine at the time of any such purchases that the purchases are subject to such rules, the purchasers will be required to comply with such rules.

The purpose of any such transactions could be to (i) vote such shares in favor of the Business Combination and thereby increase the likelihood of obtaining shareholder approval of the Business Combination, (ii) to satisfy a closing condition in an agreement with a target that requires us to have a minimum net worth or a certain amount of cash at the closing of our Business Combination, where it appears that such requirement would otherwise not be met or (iii) reduce the number of public warrants outstanding or vote such warrants or any matter submitted to the warrant holders for approval in connection with our Business Combination. Any such purchases of our securities may result in the completion of our Business Combination that may not otherwise have been possible.

In addition, if such purchases are made, the public “float” of CSTA Class A Ordinary Shares or CSTA Warrants may be reduced and the number of beneficial holders of our securities may be reduced, which may make it difficult to maintain or obtain the quotation, listing or trading of our securities on a national securities exchange.

Our Sponsor, officers, directors and/or their affiliates anticipate that they may identify the shareholders with whom our Sponsor, officers, directors or their affiliates may pursue privately negotiated transactions by either the shareholders contacting us directly or by our receipt of redemption requests submitted by shareholders (in the case of CSTA Class A Ordinary Share) following our mailing of tender offer or proxy materials in connection with our Business Combination. To the extent that our Sponsor, officers, directors, advisors or their affiliates enter into a private transaction, they would identify and contact only potential selling or redeeming shareholders who have expressed their election to redeem their shares for a pro rata share of the Trust Account or vote against our Business Combination, whether or not such shareholder has already submitted a proxy with respect to our Business Combination but only if such shares have not already been voted at the general meeting related to our Business Combination. Our Sponsor, executive officers, directors, advisors or their affiliates will select which shareholders to purchase shares from based on the negotiated price and number of shares and any other factors that they may deem relevant, and will be restricted from purchasing shares if such purchases do not comply with Regulation M under the Exchange Act and the other federal securities laws.

Our Sponsor, officers, directors and/or their affiliates will be restricted from making purchases of shares if the purchases would violate Section 9 (a)(2) or Rule 10b-5 of the Exchange Act. We expect any such purchases would be reported by such person pursuant to Section 13 and Section 16 of the Exchange Act to the extent such purchasers are subject to such reporting requirements.

Redemption Rights for CSTA Shareholders in Connection with Our Business Combination

We will provide CSTA Public Shareholders with the opportunity to redeem all or a portion of their CSTA Class A Ordinary Shares in connection with our Business Combination, with such redemption to be effected prior to the Initial Merger, at a per-share price, payable in cash at the Acquisition Closing, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account and not previously released to us to pay our income taxes, if any, divided by the number of the then-outstanding CSTA Public Shares, subject to the limitations described herein. The per share amount we will distribute to investors who properly redeem their shares will not be reduced by the Deferred Underwriting Fees we will pay to the underwriters. The redemption rights may include the requirement that a beneficial holder must identify itself in order to validly redeem its shares.

There will be no redemption rights in connection with the completion of our Business Combination with respect to our warrants. Further, we will not proceed with redeeming CSTA Public Shares, even if a CSTA Public Shareholder has properly elected to redeem its shares, if a Business Combination does not close.

Our Sponsor and our team have entered into an agreement with us, pursuant to which they agreed to waive their redemption rights with respect to their Founder Shares, private placement warrants and any CSTA Public Shares purchased during or after IPO in connection with (i) the completion of our Business Combination and (ii) a shareholder vote to approve an amendment to the CSTA Organizational Documents (A) that would modify the substance or timing of our obligation to provide holders of CSTA Class A Ordinary Shares the right to have their shares redeemed in connection with our Business Combination or to redeem 100% of CSTA Public Shares if we do not complete our Business Combination within by the date by which we are required to consummate a Business Combination pursuant to the CSTA Organizational Documents, or (B) with respect to any other provision relating to the rights of holders of CSTA Class A Ordinary Shares or pre-Business Combination activity.

Manner of Conducting Redemptions

We will provide CSTA Public Shareholders with the opportunity to redeem all or a portion of their CSTA Class A Ordinary Shares in connection with our Business Combination, with such redemption to be effected prior to the Initial Merger, either (i) in connection with a general meeting called to approve the Business Combination or (ii) by means of a tender offer.

The decision as to whether we will seek shareholder approval of a proposed Business Combination or conduct a tender offer will be made by us, solely in our discretion, and will be based on a variety of factors such as the timing of the transaction and whether the terms of the transaction would require us to seek shareholder approval under applicable law or stock exchange listing requirement or whether we were deemed to be a foreign private issuer (which would require a tender offer rather than seeking shareholder approval under SEC rules). Asset acquisitions and share purchases would not typically require shareholder approval while direct mergers with our company and any transactions where we seek to amend the CSTA Organizational Documents would typically require shareholder approval. We currently intend to conduct redemptions in connection with a shareholder vote unless shareholder approval is not required by applicable law or stock exchange rule or we choose to conduct redemptions pursuant to the tender offer rules of the SEC for business or other reasons.

The requirement that we provide CSTA Public Shareholders with the opportunity to redeem their CSTA Public Shares by one of the two methods listed above is contained in provisions of the CSTA Organizational Documents and will apply whether we maintain our registration under the Exchange Act or our listing on the OTC. Such provisions may be amended if approved by holders of two thirds of our ordinary shares who attend and vote at a general meeting of the company, so long as we offer redemption in connection with such amendment.

If we held a shareholder vote to approve our Business Combination, we will, pursuant to the CSTA Organizational Documents:

•        conduct the redemptions in conjunction with a proxy solicitation pursuant to Regulation 14A of the Exchange Act, which regulates the solicitation of proxies, and not pursuant to the tender offer rules; and

•        file proxy materials with the SEC.

In the event that we seek shareholder approval of our Business Combination, we will distribute proxy materials and, in connection therewith, provide CSTA Public Shareholders with the redemption rights described above, with such redemption to be effected prior to the Initial Merger and such redemption price to be paid at the Acquisition Closing.

If we seek shareholder approval, we will complete our Business Combination only if we receive approval pursuant to (i) an ordinary resolution under Cayman Islands law in connection with the Business Combination Proposal, which requires the affirmative vote of a majority of the shareholders who attend and vote at a general meeting of the company and (ii) a special resolution under Cayman Islands law in connection with the Merger Proposal, which requires the affirmative vote of a majority of not less than two-thirds of the shareholders who attend and vote at a general meeting of the company. In such case, our Sponsor and each member of our team agreed to vote their Founder Shares and CSTA Public Shares purchased during or after the IPO in favor of our Business Combination. As a result, in addition to the Founder Shares, we would need none of our currently outstanding CSTA Public Shares to be voted in favor of a Business Combination in order to have our Business Combination approved. Each public shareholder may elect to redeem their CSTA Public Shares irrespective of whether they vote for or against the proposed transaction or vote at all. In addition, our Sponsor and our team have entered into an agreement with us, pursuant to which they agreed to waive their redemption rights with respect to their Founder Shares and any CSTA Public Shares purchased during or after the IPO in connection with (i) the completion of our Business Combination and (ii) a shareholder vote to approve an amendment to the CSTA Organizational Documents (A) that would modify the substance or timing of our obligation to provide holders of CSTA Class A Ordinary Shares the right to have their shares redeemed in connection with our Business Combination or to redeem 100% of CSTA Public Shares if we do not complete our Business Combination by the Termination Date, or (B) with respect to any other provision relating to the rights of holders of CSTA Class A Ordinary Shares or pre-Business Combination activity.

If we conduct redemptions pursuant to the tender offer rules of the SEC, we will, pursuant to the CSTA Organizational Documents:

•        conduct the redemptions pursuant to Rule 13e-4 and Regulation 14E of the Exchange Act, which regulate issuer tender offers; and

•        file tender offer documents with the SEC prior to completing our Business Combination which contain substantially the same financial and other information about the Business Combination and the redemption rights as is required under Regulation 14A of the Exchange Act, which regulates the solicitation of proxies.

Upon the public announcement of our Business Combination, we or our Sponsor will terminate any plan established in accordance with Rule 10b5-1 to purchase CSTA Class A Ordinary Shares in the open market if we elect to redeem CSTA Public Shares through a tender offer, to comply with Rule 14e-5 under the Exchange Act.

In the event we conduct redemptions pursuant to the tender offer rules, our offer to redeem will remain open for at least 20 business days, in accordance with Rule 14e-1(a) under the Exchange Act, and we will not be permitted to complete our Business Combination until the expiration of the tender offer period. In addition, the tender offer will be conditioned on CSTA Public Shareholders not tendering more than the number of CSTA Public Shares we are permitted to redeem. If CSTA Public Shareholders tender more shares than we have offered to purchase, we will withdraw the tender offer and not complete the Business Combination.

Limitation on Redemption in connection with Completion of Our Business Combination If We Seek Shareholder Approval

If we seek shareholder approval of our Business Combination and we do not conduct redemptions in connection with our Business Combination pursuant to the tender offer rules, the CSTA Organizational Documents provide that a CSTA Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from seeking redemption rights with respect to Excess Shares (as defined below), without our prior consent. We believe this restriction will discourage shareholders from accumulating large blocks of shares, and subsequent attempts by such holders to use their ability to exercise their redemption rights against a proposed Business Combination as a means to force us or our founding to purchase their shares at a significant premium to the then-current market price or on other undesirable terms. Absent this provision, a CSTA Public Shareholder holding more than an aggregate of 15% of the shares sold in the IPO could threaten to exercise its redemption rights if such holder’s shares are not purchased by us, our Sponsor or our team at a premium to the then-current market price or on other undesirable terms. By limiting our shareholders’ ability to redeem no more than 15% of the shares sold in the IPO without our prior consent, we believe we will limit the ability of a small group of shareholders to unreasonably attempt to block our ability to complete our Business Combination, particularly in connection with a Business Combination with a target that requires as a closing condition that we have a minimum net worth or a certain amount of cash.

However, we will not restrict our shareholders’ ability to vote all of their shares (including Excess Shares) for or against our Business Combination.

Tendering Share Certificates in Connection with a Tender Offer or Redemption Rights

CSTA Public Shareholders seeking to exercise their redemption rights, whether they are record holders or hold their shares in “street name,” will be required to either tender their certificates (if any) to the CSTA Transfer Agent prior to the date set forth in the proxy solicitation or tender offer materials, as applicable, mailed to such holders, or to deliver their shares to the CSTA Transfer Agent electronically using the DWAC System, at the holder’s option, in each case up to two business days prior to the initially scheduled vote to approve the Business Combination. The proxy solicitation or tender offer materials, as applicable, that we will furnish to CSTA Public Shareholders in connection with our Business Combination will indicate the applicable delivery requirements, which may include the requirement that a beneficial holder must identify itself in order to validly redeem its shares. Accordingly, a CSTA Public Shareholder would have from the time we send out our tender offer materials until the close of the tender offer period, or up to two business days prior to the initially scheduled vote on the proposal to approve the Business Combination if we distribute proxy materials, as applicable, to tender its shares if it wishes to seek to exercise its redemption rights.

Given the relatively short period in which to exercise redemption rights, it is advisable for shareholders to use electronic delivery of their CSTA Public Shares.

There is a nominal cost associated with the above-referenced tendering process and the act of certificating the shares or delivering them through the DWAC System. The CSTA Transfer Agent will typically charge the tendering broker a fee of approximately $80.00 and it would be up to the broker whether or not to pass this cost on to the redeeming holder. However, this fee would be incurred regardless of whether or not we require holders seeking to exercise redemption rights to tender their shares. The need to deliver shares is a requirement of exercising redemption rights regardless of the timing of when such delivery must be effectuated.

The foregoing is different from the procedures used by many blank check companies. In order to perfect redemption rights in connection with their Business Combinations, many blank check companies would distribute proxy materials for the shareholders’ vote on a Business Combination, and a holder could simply vote against a proposed Business Combination and check a box on the proxy card indicating such holder was seeking to exercise his or her redemption rights. After the Business Combination was approved, the company would contact such shareholder to arrange for him or her to deliver his or her certificate to verify ownership. As a result, the shareholder then had an “option window” after the completion of the Business Combination during which he or she could monitor the price of the company’s shares in the market. If the price rose above the redemption price, he or she could sell his or her shares in the open market before actually delivering his or her shares to the company for cancellation. As a result, the redemption rights, to which shareholders were aware they needed to commit before the general meeting, would become “option” rights surviving past the completion of the Business Combination until the redeeming holder delivered its certificate. The requirement for physical or electronic delivery prior to the meeting ensures that a redeeming shareholder’s election to redeem is irrevocable once the Business Combination is approved.

Any request to redeem such shares, once made, may be withdrawn at any time up to two business days prior to the initially scheduled vote on the proposal to approve the Business Combination, unless otherwise agreed to by us.

Furthermore, if a holder of CSTA Public Shares delivered its certificate in connection with an election of redemption rights and subsequently decides prior to the applicable date not to elect to exercise such rights, such holder may simply request that the CSTA Transfer Agent return the certificate (physically or electronically). It is anticipated that the funds to be distributed to holders of CSTA Public Shares electing to redeem their shares will be distributed promptly after the completion of our Business Combination.

If our Business Combination is not approved or completed for any reason, then CSTA Public Shareholders who elected to exercise their redemption rights would not be entitled to redeem their shares for the applicable pro rata share of the Trust Account. In such case, we will promptly return any certificates delivered by CSTA Public Shareholders who elected to redeem their shares.

If our Business Combination with HiTech is not completed, we may continue to try to complete a Business Combination with a different target by the Termination Date.

Redemption of CSTA Public Shares and Liquidation If No Business Combination

The CSTA Organizational Documents provide that we will have until the Termination Date to consummate a Business Combination. If we do not consummate a Business Combination by the Termination Date, we will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the CSTA Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to us to pay our income taxes, if any (less taxes payable), divided by the number of the then-outstanding CSTA Public Shares, which redemption will completely extinguish CSTA Public Shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and our board of directors, liquidate and dissolve, subject in each case to the Company’s obligations under Cayman Islands law to provide for claims of creditors and other requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to our warrants, which will expire worthless if we fail to consummate a Business Combination by the Termination Date. The CSTA Organizational Documents provide that, if we wind up for any other reason prior to the consummation of our Business Combination, we will follow the foregoing procedures with respect to the liquidation of the Trust Account as promptly as reasonably possible but not more than ten business days thereafter, subject to applicable Cayman Islands law.

Our Sponsor and each member of our team have entered into an agreement with us, pursuant to which they have agreed to waive their rights to liquidating distributions from the Trust Account with respect to any Founder Shares they hold if we fail to consummate a Business Combination by the Termination Date (although they will be entitled to liquidating distributions from the Trust Account with respect to any CSTA Public Shares they hold if we fail to complete our Business Combination by the Termination Date).

Our Sponsor, executive officers, directors and director nominees have agreed, pursuant to a written agreement with us, that they will not propose any amendment to the CSTA Organizational Documents (A) that would modify the substance or timing of our obligation to provide holders of CSTA Class A Ordinary Shares the right to have their shares redeemed in connection with our Business Combination or to redeem 100% of CSTA Public Shares if we do not complete our Business Combination by the Termination Date, or (B) with respect to any other provision relating to the rights of holders of CSTA Class A Ordinary Shares or pre-Business Combination activity, unless we provide CSTA Public Shareholders with the opportunity to redeem their CSTA Public Shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to us to pay our income taxes, if any, divided by the number of the then-outstanding CSTA Public Shares.

We expect that all costs and expenses associated with implementing our plan of dissolution, as well as payments to any creditors, will be funded from amounts remaining outside the Trust Account, although we cannot assure you that there will be sufficient funds for such purpose.

If we were to expend all of the net proceeds of the IPO and the sale of the private placement warrants, other than the proceeds deposited in the Trust Account, and without taking into account interest, if any, earned on the Trust Account, the per-share redemption amount received by shareholders upon our dissolution would be $10.00. The proceeds deposited in the Trust Account could, however, become subject to the claims of our creditors which would have higher priority than the claims of CSTA Public Shareholders. We cannot assure you that the actual per-share redemption amount received by shareholders will not be less than $10.00. While we intend to pay such amounts, if any, we cannot assure you that we will have funds sufficient to pay or provide for all creditors’ claims.

Although we will seek to have all vendors, service providers (excluding our independent registered public accounting firm), prospective target businesses and other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of CSTA Public Shareholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the Trust Account including but not limited to fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against our assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, our team will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if our team believes that such third party’s engagement would be significantly more beneficial to us than any alternative. Examples of possible instances where we may engage a third-party that refuses to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by our team to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where our team is unable to find a service provider willing to execute a waiver. The underwriters will not execute agreements with us waiving such claims to the monies held in the Trust Account. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the Trust Account for any reason. In order to protect the amounts held in the Trust Account, our Sponsor has agreed that it will be liable to us if and to the extent any claims by a vendor for services rendered or products sold to us, or a prospective target business with which we have discussed entering into a transaction agreement, reduce the amounts in the Trust Account to below the lesser of (i) $10.00 per CSTA Public Share and (ii) the actual amount per CSTA Public Share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.00 per CSTA Public Share due to reductions in the value of the trust assets, in each case net of the interest that may be withdrawn to pay our tax obligations, provided that such liability will not apply to any claims by a third-party or prospective target business who executed a waiver of any and all rights to seek access to the Trust Account nor will it apply to any claims under our indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third-party, our Sponsor will not be responsible to the extent of any liability for such third-party claims. However, we have not asked our Sponsor to reserve for such indemnification obligations, nor have we independently verified whether our Sponsor has sufficient funds to satisfy its indemnity obligations and we believe that our Sponsor’s only assets are securities of our company. Our Sponsor may not be able to satisfy those obligations. None of our officers or directors will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

In the event that the proceeds in the Trust Account are reduced below the lesser of (i) $10.00 per CSTA Public Share and the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.00 per CSTA Public Share due to reductions in the value of the trust assets, in each case net of the interest that may be withdrawn to pay our tax obligations, and our Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against our Sponsor to enforce its indemnification obligations. While we currently expect that our independent directors would take legal action on our behalf against our Sponsor to enforce its indemnification obligations to us, it is possible that our independent directors in exercising their business judgment may choose not to do so in any particular instance. Accordingly, we cannot assure you that due to claims of creditors the actual value of the per-share redemption price will not be less than $10.00 per CSTA Public Share.

We will seek to reduce the possibility that our Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (excluding our independent registered public accounting firm), prospective target businesses or other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account. Our Sponsor will also not be liable as to any claims under our indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. In the event that we liquidate and it is subsequently determined that the reserve for claims and liabilities is insufficient, shareholders who received funds from our Trust Account could be liable for claims made by creditors; however such liability will not be greater than the amount of funds from our Trust Account received by any such shareholder.

If we file a bankruptcy or insolvency petition or an involuntary bankruptcy or insolvency petition is filed against us that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our shareholders. To the extent any bankruptcy claims deplete the Trust Account, we cannot assure you we will be able to return $10.00 per CSTA Public Share to CSTA Public Shareholders. Additionally, if we file a bankruptcy or insolvency petition or an involuntary bankruptcy or insolvency petition is filed against us that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.”

As a result, a bankruptcy or insolvency court could seek to recover some or all amounts received by our shareholders. Furthermore, our board of directors may be viewed as having breached its fiduciary duty to our creditors and/or may have acted in bad faith, and thereby exposing itself and our company to claims of punitive damages, by paying CSTA Public Shareholders from the Trust Account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons.

CSTA Public Shareholders will be entitled to receive funds from the Trust Account only (i) in the event of the redemption of CSTA Public Shares if we do not consummate a Business Combination by the Termination Date, (ii) in connection with a shareholder vote to amend the CSTA Organizational Documents (A) to modify the substance or timing of our obligation to provide holders of CSTA Class A Ordinary Shares a the right to have their shares redeemed in connection with our Business Combination or to redeem 100% of CSTA Public Shares if we do not complete our Business Combination by the Termination Date, or (B) with respect to any other provision relating to the rights of holders of CSTA Class A Ordinary Shares or pre-Business Combination activity, and (iii) if they redeem their respective shares for cash in connection with the completion of the Business Combination. CSTA Public Shareholders who redeem their CSTA Class A Ordinary Shares in connection with a shareholder vote described in clause (ii) in the preceding sentence shall not be entitled to funds from the Trust Account upon the subsequent completion of a Business Combination or liquidation if we have not consummated a Business Combination by the Termination Date, with respect to such CSTA Class A Ordinary Shares so redeemed. In no other circumstances will a shareholder have any right or interest of any kind to or in the Trust Account. In the event we seek shareholder approval in connection with our Business Combination, a shareholder’s voting in connection with the Business Combination alone will not result in a shareholder’s redeeming its shares to us for an applicable pro rata share of the Trust Account. Such shareholder must have also exercised its redemption rights described above. These provisions of the CSTA Organizational Documents, like all provisions of the CSTA Organizational Documents, may be amended with a shareholder vote.

Conflicts of Interest

Any of our officers and directors may have additional fiduciary or contractual obligations to another entity pursuant to which such officer or director is or will be required to present a Business Combination opportunity to such entity.

Accordingly, if any of our officers or directors becomes aware of a Business Combination opportunity which is suitable for an entity to which he or she has a current fiduciary or contractual obligation, he or she will honor his or her fiduciary or contractual obligations by presenting such Business Combination opportunity to such entity, subject to their fiduciary duties under Cayman Islands law. The CSTA Organizational Documents provide that, to the fullest extent permitted by applicable law: (i) no individual serving as a director or an officer shall have any duty, except and to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as us; and (ii) we renounce any interest or expectancy in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for any director or officer on the one hand, and us, on the other. We do not believe, however, that the fiduciary duties or contractual obligations of our officers or directors will materially affect our ability to complete our Business Combination.

Facilities

We currently maintain our executive offices at 1290 Avenue of the Americas, 10th Floor, New York, NY, 10104. The cost for our use of this space is included in the fee of up to $10,000 per month fee that we pay to our Sponsor for office space, administrative and support services. We consider our current office space adequate for our current operations.

Employees

We currently have two executive officers. These individuals are not obligated to devote any specific number of hours to our matters but they intend to devote as much of their time as they deem necessary to our affairs until we have completed our Business Combination. The amount of time they will devote in any time period will vary based on whether a target business has been selected for our Business Combination and the stage of the Business Combination process we are in. We do not intend to have any full-time employees prior to the completion of our Business Combination.

MANAGEMENT OF CSTA

References in this section to “we,” “our,” or “us” refer to Constellation Acquisition Corp I.

Directors and Executive Officers

Name	Age	Position
Officers
Chandra R. Patel	60	Chief Executive Officer
Jarett Goldman	39	Chief Financial Officer
Directors
Chandra R. Patel	60	Chairman and Director
Richard C. Davis	60	Director
Heiko Faass	50	Independent Director
Nicole Schepanek	51	Independent Director
Bob Stafanowski	63	Independent Director

Management

Chandra R. Patel has served as our Chief Executive Officer, Chairman and Director of the board since the sponsor handover and is the founder of Antarctica Capital and has served as the managing partner of Antarctica Capital since 2010. Antarctica Capital is an alternative asset manager headquartered in New York. Mr. Patel is responsible for Antarctica Capital’s strategic direction and core relationships and leads the firm’s key expansion initiatives. He developed the insurance and real assets business for Antarctica Capital and its SIGA®, SARO® and SEREY™ investment strategies. Mr. Patel co-founded Antarctica Capital’s private equity business and raised its first real estate fund. Mr. Patel served as the Chief Executive Officer and Chairman of the board of Global Partner Acquisition Corp II (“GPAC”) from January 2023 until July 2024 and served on the board of Stardust Power, Inc. from July 2024 until December 2024. Mr. Patel served as the chairman of the board of directors of Endurance Acquisition Corp. (“Endurance”) from April 2021 until the completion of its Business Combination with SatixFy Communications Ltd. (“SatixFy”) in October 2022. Previously, he invested in a portfolio of companies in technology and healthcare, and he was involved in a number of cross-border transactions and policy initiatives. Mr. Patel also founded and held senior management positions at a variety of technology and information services companies and was an associate at a leading New York law firm. He sits on the boards of American Life & Security Corp., Weddell Holdings, EarthDaily Analytics Corp., EarthDaily Constellation Group Inc., eCommunity Holdings and Play Rugby USA. Mr. Patel also sits on the Executive Committee of the North American Advisory Board of the London School of Economics. Mr. Patel graduated from the University of Kansas (Bachelors of Arts), Summa Cum Laude, London School of Economics (Master of Science), and Boston College (Juris Doctor). We believe that Mr. Patel is well qualified to serve on our board due to his extensive experience in private equity transactions and as the founder and managing partner of Antarctica Capital.

Jarett Goldman has served as our Chief Financial Officer since the sponsor handover and is an experienced investment professional with 17+ years of global experience in corporate finance, principal investing, and capital markets. Mr. Goldman served as the Chief Financial Officer of GPAC from January 2023 until July 2024. Mr. Goldman is currently a director at Antarctica Capital and is responsible for transaction execution, asset management and business development within the firm’s digital infrastructure and real assets-focused investment strategies and serves on the boards of Weddell Holdings and EarthDaily Constellation Group Inc. Mr. Goldman possesses experience across capital markets, investment, and business development roles with a recent focus on digital, transportation, and space infrastructure. Prior to his role at Antarctica Capital, Mr. Goldman held a number of positions at Citi in New York and Hong Kong. In his last position he served as a vice president and regional product head for Citi’s Issuer Services business in Asia Pacific, with full profit and loss responsibility over 18 countries and oversight over strategy, product development, transaction structuring, marketing, operations, technology and financial management. Mr. Goldman holds a Bachelor of Science in Policy Analysis and Management and Mandarin Chinese from Cornell University and a Master of Business Administration from Columbia Business School.

Board of Directors

Richard C. Davis has served as a Director since the sponsor handover and is a highly experienced executive with over 30 years of experience in corporate finance, private equity and the space industry. Mr. Davis previously served our President, serving from the sponsor handover to August 2026. Mr. Davis has served as the chief executive officer and a member of the board of directors of Endurance from April 2021 until the completion of its Business Combination with SatixFy in October 2022. Since March 2021, he has served as a managing director of ADP. He is also a founder and managing member of ArgoSat Advisors, a premier global advisory firm focused on the space industry that was founded in 2009. Mr. Davis also serves on the boards of EarthDaily Analytics Corp., EarthDaily Constellation Group Inc., and AscendArc. Prior to ArgoSat, Mr. Davis was President, and later interim-CFO, for ProtoStar, a communications satellite operator which raised over $500 million and launched two DTH satellites over Asia. Earlier in his career, Mr. Davis was a private equity investor Principal at VantagePoint Venture Partners, a private equity and venture capital firm with $4 billion of assets under management. His focus was on media/telecom as well as semiconductors/semiconductor capital equipment. Before that he was a vice president and founding member of the Lehman Brothers Communication Fund which was an $800 million private equity fund focused on communications infrastructure investments. In these roles, Mr. Davis was involved in equity and debt investments, asset acquisitions and dispositions and mergers and other Business Combinations or spin-offs for approximately two dozen companies in various investment lifecycle stages. Mr. Davis started his corporate finance career as an associate at Salomon Brothers. Mr. Davis was formerly an instructor pilot in the United States Air Force. He received his B.S. in Astrophysics (cum laude) from the University of Minnesota, and his MBA from the University of Virginia.

Heiko Faass has served as a Director since 2023 and is an experienced entrepreneur, advisor and private investor across Europe, United States and Latin America with over 20 years of vast experience in principal investing, turnaround and special situations, capital markets and corporate management. Mr. Faass serves as CEO of a family office and is a Senior Advisor at Octinity Corporate Advisory solving challenging and complex, high value situations around the globe. Mr. Faass has served as CEO of a corporate advisory firm as well as a media company and from 2008 to 2012 as Chief Executive Officer of a joint venture to develop a $400 million dollar health luxury resort overseeing all aspects from business planning, capital raising and development planning for a hotel complex, several hundred apartments and villas. Prior to that, from 2001-2005, Mr. Faass served as the co-founder and manager of a M&A Boutique Firm in Frankfurt, Germany, where he was responsible for deal generation and overseeing all operations. Mr. Faass has held management and partner positions across a series of industries, sizes and in Germany and the United States. Mr. Faass has been involved in the origination, review, structuring and execution of transactions from startups to restructuring cases to large real estate and real estate developments with a special focus on technology, manufacturing, commercial real estate and real estate development. In 2024, the German President Frank Walter Steinmeier, together with German Foreign Minister Annalena Baerbock, appointed him Honorary Consul of the Federal Republic of Germany to Puerto Rico/USA and the US Virgin Islands. Mr. Faass formerly served as an officer of Ferrer Faass & Co LLC in San Juan, Puerto Rico until November 2023. Ferrer Faass & Co LLC filed for Chapter 7 bankruptcy on December 27, 2024. Mr. Faass also served as chief executive officer of Latin Media House LLC in San Juan, Puerto Rico until the entity dissolved in February 2023. Latin Media House LLC filed for Chapter 7 bankruptcy on December 27, 2024. We believe that Mr. Faass is well qualified to serve on our board due to his extensive experience as founder and executive of a series of companies and his experience in private equity and real estate transactions.

Nicole Schepanek has served as a Director since 2023 and has a long history in management positions and in supervisory roles for companies. Since 2021, Ms. Schepanek has been the managing partner and co-founder of Aureus Capital, an active private equity investor with a focus on B2B financial services companies with a tech angle and a corporate finance advisor for fast-growing companies, especially in the financial services sector, housed in the Berlin, Germany office in Schönefeld. Nicole also served as the head of risk & data services and managing director of Swiss Re, one of the world’s leading providers of reinsurance, from 2024 until 2025. From 2018 to 2021, Ms. Schepanek was managing director and partner in the New York City, USA office of the Boston Consulting Group. In this role, Ms. Schepanek focused on strategic finance, risk, and capital management, as well as strategy, (digital) innovation, and strategic M&A topics of Tier I insurance and banking groups. Prior to this, Ms. Schepanek established Aureus Advisory in 2010, a consulting boutique that provided both traditional consulting and digital advisory support, which she ran until 2018. The Tier I insurance and banking groups that Aureus Advisory supported spanned clients located in France, Germany, Italy, Switzerland, United Kingdom, and the United States. From 2008 to 2010, Ms. Schepanek was

the Head of Financial Institutions and Compliance for SPQR Capital, a Private Equity Investor in London, the United Kingdom. Similarly, she was the Vice President of EMEA Financial Institutions Groups, Bank of America in London, the United Kingdom from 2007 to 2008. Prior to that, Ms. Schepanek was as Principal part of the Risk Management & Insurance team at Oliver Wyman, working in both the Global Insurance Leadership and Global Risk Management teams, from 2005 to 2007 and as part of the Financial Services group from 1998 to 2003. Between Ms. Schepanek’s time at Oliver Wyman, Ms. Schepanek spent a year with McKinsey & Company in its Risk Management and Insurance group. Ms. Schepanek also served previously as a member of AlphaQs Supervisory Board from 2023 until 2025, and as an independent director at CV Real Estate from 2023 until 2024. She is currently the Chair of the Development Board at Autistica — a leading UK-based autism medical research charity -, and the audit committee chair for Swiss Insurtech Hub. Ms. Schepanek received her Corporate Governance Certificate in 2022 from INSEAD Int. Directors Program. Prior to that, Ms. Schepanek studied for and received her Masters in Mathematics with minors in economics and statistics in 1998. We believe that Ms. Schepanek is well qualified to serve on our board due to her extensive experience as a managing director, work with global Tier I insurance and banking groups, and knowhow of private equity transactions.

Bob Stefanowski has served as a Director since 2023 and has over 30 years of experience in finance, business turnarounds, strategy, board governance and regulatory compliance. Mr. Stefanowski is a former Certified Public Accountant, Certified Financial Analyst and Certified Fraud Examiner. Mr. Stefanowski’s senior roles included Chief Financial Officer of the Investment Banking Division of UBS and an Officer of the General Electric Company. Mr. Stefanowski was previously the President and Chief Executive Officer of DFC Global, a Consumer Lender owned by Lone Star Private Equity. Prior to that, he was the Chief Financial Officer of UBS’s Investment Bank headquartered in London, UK. Mr. Stefanowski previously ran the US Operations of 3i Private Equity, a UK FTSE company. Mr. Stefanowski came to 3i from General Electric where he served as CEO of GE Corporate Finance Europe. Mr. Stefanowski was appointed a Company Officer by the GE Board of Directors in April 2006, becoming one of the top leaders in a company with 300,000 employees. He was Chairman of the Board of Directors of GE Heller Bank AG (Mainz, Germany), GE Corporate Finance Bank (London, UK) GE Business Finance (Milan, Italy), GE Artesia Bank NV (Amsterdam, Netherlands) and a Board Member of GE Facto France (Paris, France) and BPH Bank (Warsaw, Poland). Mr. Stefanowski also held various M&A, Finance and Sales roles in his 14-year career with GE. Previously, he was a senior accountant with Price Waterhouse Coopers in Hartford, CT, a Litigation Consultant in Los Angeles, California and Managing Director of M&A for Brink’s Incorporated. Mr. Stefanowski is currently serving as the chief financial officer of Bitcoin Standard Treasury Company (BSTR). Mr. Stefanowski earned a BS in Accounting from Fairfield University and an MBA from Cornell University. Mr. Stefanowski has authored two books “Making M&A Deals Happen” published in February 2007 and “Material Adverse Change” published in September 2017. We believe that Mr. Stefanowski is well qualified to serve on our board due to his extensive experience in board governance, finance, and successful management of business shifts.

Experience with Special Purpose Acquisition Vehicles

Our management team has previous experience in the execution of public acquisition vehicles. As described above, in July 2024, Global Partner Acquisition Corp II consummated its business combination with Stardust Power Inc. Stardust Power’s shares of Class A common stock and public warrants trade on the Nasdaq Global Market under the ticker symbol “SDST” and “SDSTW,” respectively. The closing price of such shares of common stock and warrants on Nasdaq on May 29, 2026 was $2.28 and $0.23, respectively. In October 2022, Endurance consummated its business combination with SatixFy. On July 2, 2025, SatixFy Communications Ltd. completed its merger with MDA Space Ltd. and was taken private.

Number and Terms of Office of Officers and Directors

Our board of directors is divided into three classes, with only one class of directors being appointed in each year, and with each class (except for those directors appointed prior to our first annual general meeting) serving a three-year term. The term of office of the first class of directors, consisting of Chandra R. Patel and Richard C. Davis, will expire at our first general annual meeting. The term of office of the second class of directors, consisting of Heiko Faass and Nicole Schepanek, will expire at our second annual general meeting. The term of office of the third class of directors, consisting of Bob Stefanowski, will expire at our third annual general meeting.

Prior to the completion of a Business Combination, any vacancy on the board of directors may be filled by a nominee chosen by holders of a majority of our Founder Shares. In addition, prior to the completion of a Business Combination, holders of a majority of our Founder Shares may remove a member of the board of directors for any reason.

Pursuant to an agreement entered into prior to the closing of the IPO, our Sponsor, upon and following consummation of a Business Combination, will be entitled to nominate three individuals for appointment to our board of directors, as long as the Sponsor holds any securities covered by the registration and shareholder rights agreement.

Our officers are appointed by the board of directors and serve at the discretion of the board of directors, rather than for specific terms of office. Our board of directors is authorized to appoint persons to the offices set forth in the CSTA Organizational Documents as it deems appropriate. The CSTA Organizational Documents provide that our officers may consist of one or more chairman of the board, chief executive officer, chief financial officer, chief business officer, president, vice presidents, secretary, treasurer and such other offices as may be determined by the board of directors.

Director Independence

An “independent director” is defined generally means a person other than an executive officer or employee of the Company or any other individual having a relationship which, in the opinion of the Company’s board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. We have determined that Heiko Faass, Nicole Schepanek and Bob Stefanowski are independent directors and they are also independent under applicable SEC rules. Our independent directors have regularly scheduled meetings at which only independent directors are present.

Committees of the Board of Directors

Our board of directors have three standing committees: an audit committee, a nominating committee and a compensation committee.

Subject to phase-in rules and a limited exception, the rules of Rule 10A-3 of the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors. Each committee operates under a charter that has been approved by our board and has the composition and responsibilities described below. The charter of each committee is available on our website.

Audit Committee

Heiko Faass, Nicole Schepanek and Bob Stefanowski serve as members of our audit committee. Our board of directors has determined that each of Heiko Faass, Nicole Schepanek and Bob Stefanowski are independent. Bob Stefanowski serves as the Chairman of the audit committee. Each member of the audit committee is financially literate and our board of directors has determined that they each qualify as an “audit committee financial expert” as defined in applicable SEC rules and has accounting or related financial management expertise.

The audit committee is responsible for:

•        meeting with our independent registered public accounting firm regarding, among other issues, audits, and adequacy of our accounting and control systems;

•        monitoring the independence of the independent registered public accounting firm;

•        verifying the rotation of the lead (or coordinating) audit target having primary responsibility for the audit and the audit target responsible for reviewing the audit as required by law;

•        inquiring and discussing with management our compliance with applicable laws and regulations;

•        pre-approving all audit services and permitted non-audit services to be performed by our independent registered public accounting firm, including the fees and terms of the services to be performed;

•        appointing or replacing the independent registered public accounting firm;

•        determining the compensation and oversight of the work of the independent registered public accounting firm (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work;

•        establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or reports which raise material issues regarding our financial statements or accounting policies;

•        monitoring compliance on a quarterly basis with the terms of the IPO and, if any noncompliance is identified, immediately taking all action necessary to rectify such noncompliance or otherwise causing compliance with the terms of the IPO; and

•        reviewing and approving all payments made to our existing shareholders, executive officers or directors and their respective affiliates. Any payments made to members of our audit committee will be reviewed and approved by our board of directors, with the interested director or directors abstaining from such review and approval.

Nominating Committee

The members of our nominating committee are Heiko Faass, Nicole Schepanek and Bob Stefanowski. Nicole Schepanek serves as Chairman of the nominating committee. Our board of directors has determined that each of Heiko Faass, Nicole Schepanek and Bob Stefanowski are independent.

The nominating committee is responsible for overseeing the selection of persons to be nominated to serve on our board of directors. The nominating committee considers persons identified by its members, management, shareholders, investment bankers and others.

Guidelines for Selecting Director Nominees

The guidelines for selecting nominees, which is specified in the committee’s charter, generally provide that persons to be nominated:

•        should have demonstrated notable or significant achievements in business, education or public service;

•        should possess the requisite intelligence, education and experience to make a significant contribution to the board of directors and bring a range of skills, diverse perspectives and backgrounds to its deliberations; and

•        should have the highest ethical standards, a strong sense of professionalism and intense dedication to serving the interests of the shareholders.

The nominating committee considers a number of qualifications relating to management and leadership experience, background and integrity and professionalism in evaluating a person’s candidacy for membership on the board of directors. The nominating committee may require certain skills or attributes, such as financial or accounting experience, to meet specific board needs that arise from time to time and will also consider the overall experience and makeup of its members to obtain a broad and diverse mix of board members. The nominating committee does not distinguish among nominees recommended by shareholders and other persons.

Compensation Committee

The members of our compensation committee are Heiko Faass, Nicole Schepanek and Bob Stefanowski. Heiko Faass serves as Chairman of the compensation committee.

Our board of directors has determined that each of Heiko Faass, Nicole Schepanek and Bob Stefanowski are independent. We have adopted a compensation committee charter, which details the principal functions of the compensation committee, including:

•        reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer based on such evaluation;

•        reviewing and approving the compensation of all of our other Section 16 executive officers; reviewing our executive compensation policies and plans;

•        implementing and administering our incentive compensation equity-based remuneration plans;

•        assisting management in complying with our proxy statement and annual report disclosure requirements;

•        approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our executive officers and employees;

•        producing a report on executive compensation to be included in our annual proxy statement; and reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors; and

•        administrating the Company’s Clawback Policy (as defined below).

The charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by the OTC and the SEC.

Compensation Committee Interlocks and Insider Participation

None of our executive officers currently serves, and in the past year has not served, as a member of the compensation committee of any entity that has one or more executive officers serving on our board of directors.

Clawback Policy

Our board of directors has adopted a Clawback Policy (the “Clawback Policy”) designed to comply with Section 10D of the Exchange Act and the rules promulgated thereunder. TThe Company believes that it is in the best interests of the Company and its shareholders to create and maintain a culture that emphasizes integrity and accountability and that reinforces the Company’s pay-for-performance compensation philosophy. The Company’s board of directors therefore adopted the Clawback Policy, which provides for the recoupment of certain executive compensation in the event that the Company is required to prepare an accounting restatement of its financial statements due to material noncompliance with any financial reporting requirement under the federal securities laws. The Clawback Policy is administered by the Company’s compensation committee. Any determinations made by the compensation committee are final and binding on all affected individuals. The Clawback Policy applies to the Company’s current and former executive officers (as determined by the compensation committee in accordance with Section 10D of the Exchange Act and the rules promulgated thereunder and such other senior executives or employees who may from time to time be deemed subject to the Clawback Policy by the compensation committee.

Insider Trading Policy

We are committed to promoting high standards of ethical business conduct and compliance with applicable laws, rules, and regulations. As part of this commitment, we adopted our insider trading policy on January 8, 2021, governing the purchase, sale, and/or other dispositions of our securities by our directors, officers, employees, and all other individuals. We believe this policy is reasonably designed to promote compliance with insider trading laws, rules and regulations.

Code of Ethics

We have adopted a code of ethics applicable to our directors, officers and employees (our “Code of Ethics”). Our Code of Ethics is available on our website. A copy of the Code of Ethics can be provided without charge upon request from us. We intend to disclose any amendments to or waivers of certain provisions of our Code of Ethics in a current report on Form 8-K. Our Code of Ethics is a “code of ethics,” as defined in Item 406(b) of Regulation S-K. We will make any legally required disclosures regarding amendments to, or waivers of, provisions of our Code of Ethics on our website.

Conflicts of Interest

Under Cayman Islands law, directors and officers owe the following fiduciary duties:

•        duty to act in good faith in what the director or officer believes to be in the best interests of the company as a whole;

•        duty to exercise powers for the purposes for which those powers were conferred and not for a collateral purpose;

•        directors should not improperly fetter the exercise of future discretion;

•        duty to exercise powers fairly as between different sections of shareholders;

•        duty not to put themselves in a position in which there is a conflict between their duty to the company and their personal interests; and

•        duty to exercise independent judgment.

In addition to the above, directors also owe a duty of care which is not fiduciary in nature. This duty has been defined as a requirement to act as a reasonably diligent person having both the general knowledge, skill and experience that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and the general knowledge skill and experience of that director.

As set out above, directors have a duty not to put themselves in a position of conflict and this includes a duty not to engage in self-dealing, or to otherwise benefit as a result of their position. However, in some instances what would otherwise be a breach of this duty can be forgiven and/or authorized in advance by the shareholders provided that there is full disclosure by the directors. This can be done by way of permission granted in the memorandum and articles of association or alternatively by shareholder approval at general meetings.

Each of our officers and directors presently has, and any of them in the future may have additional, fiduciary or contractual obligations to another entity, pursuant to which such officer or director is or will be required to present a Business Combination opportunity to such entity. Accordingly, if any of our officers or directors becomes aware of a Business Combination opportunity which is suitable for an entity to which he or she has then-current fiduciary or contractual obligations, he or she will honor his or her fiduciary or contractual obligations to present such Business Combination opportunity to such entity, and may only decide to present it to us if such entity rejects the opportunity and consummating the same would not violate any restrictive covenants to which such officers and directors are subject. Notwithstanding the foregoing, we may pursue an acquisition opportunity with an entity to which an officer or director has a fiduciary or contractual obligation. Any such entity may co-invest with us in the target business at the time of our Business Combination, or we could raise additional proceeds to complete the acquisition by issuing to such entity a class of equity or equity-linked securities. The CSTA Organizational Documents provide that, to the fullest extent permitted by applicable law: (i) no individual serving as a director or an officer shall have any duty, except and to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as us; and (ii) we renounce any interest or expectancy in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for any director or officer, on the one hand, and us, on the other. We do not believe, however, that the fiduciary duties or contractual obligations of our officers or directors will materially affect our ability to complete our Business Combination.

Individual	Entity	Entity’s Business	Affiliation
Chandra R. Patel	Antarctica Capital	Alternative Asset Manager	Founder and Managing Partner
	EarthDaily Analytics Corp.	Earth Observation and Data Analytics Company	Director
	EarthDaily Constellation Group Inc.	Earth Observation and Data Analytics Company	Director
	American Life & Security Corp.	Insurance Company	Chairman
	Weddell Holdings	Reinsurance Company	Director

Individual	Entity	Entity’s Business	Affiliation
	eCommunity Holdings	Fiber Asset Owner and Operator	Director
	Play Rugby USA	Non-profit youth development organization	Director
	London School of Economics	University	Board Member of Executive Committee
Richard C. Davis	Antarctica Capital	Alternative Asset Manager	Managing Director
	ArgoSat Advisors	Global Advisory Firm	Founder and Managing Member
	EarthDaily Analytics Corp.	Earth Observation and Data Analytics Company	Director
	EarthDaily Constellation Group Inc.	Earth Observation and Data Analytics Company	Director
	AscendArc	Satellite Communications Company	Board Member
Jarett Goldman	Antarctica Capital	Alternative Asset Manager	Director
	EarthDaily Constellation Group Inc.	Geospatial Analytics Company	Director
	Weddell Holdings	Reinsurance Company	Director
	Antarctica Capital	Alternative Asset Manager	Managing Director
Heiko Faass	–	–	–
Nicole Schepanek	Aureus Capital	Private Equity Investor	Managing Partner
	CN 4 Portfolio AG	Insurance	Deputy Chair
Bob Stefanowoski	Lolo Consulting	Financial Consulting	Founder

Potential investors should also be aware of the following other potential conflicts of interest:

•        Our executive officers, directors and external advisors are not required to, and will not, commit their full time to our affairs, which may result in a conflict of interest in allocating their time between our operations and our search for a Business Combination and their other businesses. We do not intend to have any full-time employees prior to the completion of our Business Combination. Each of our executive officers is engaged in several other business endeavors for which he may be entitled to substantial compensation, and our executive officers are not obligated to contribute any specific number of hours per week to our affairs.

•        Our Old Sponsor subscribed for Founder Shares prior to the date of the IPO and affiliates of our Old Sponsor purchased private placement warrants in a transaction that closed simultaneously with the closing of the IPO. Such Founder Shares and private placement warrants have been subsequently transferred to our Sponsor. Our Sponsor and our team have entered into an agreement with us, pursuant to which they have agreed to waive their redemption rights with respect to their Founder Shares and any CSTA Public Shares purchased during or after the IPO in connection with (i) the completion of our Business Combination and (ii) a shareholder vote to approve an amendment to the CSTA Organizational Documents (A) that would modify the substance or timing of our obligation to provide holders of CSTA Class A Ordinary Shares the right to have their shares redeemed in connection with our Business Combination or to redeem 100% of CSTA Public Shares if we do not complete our Business Combination by the Termination Date, or (B) with respect to any other provision relating to the rights of holders of CSTA Class A Ordinary Shares or pre-Business Combination activity. Additionally, our Sponsor has agreed to waive its rights to liquidating distributions from the Trust Account with respect to its Founder Shares if we fail to complete our Business Combination within the required time period. If we do not complete our Business Combination within the required time period, the private placement warrants and the underlying securities will expire worthless. Except as described herein, our Sponsor and our team have agreed not to transfer, assign or sell any of their Founder Shares until the earliest of (A) one year after the completion of our Business Combination and (B) subsequent to our Business Combination, (x) if the closing price of CSTA Class A Ordinary Shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after our Business Combination, or (y) the date on which we complete a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of CSTA Public Shareholders having the right to exchange their ordinary shares for cash, securities or other property. With certain limited exceptions, private placement warrants and the CSTA Class A Ordinary Shares underlying such warrants, will not be transferable until 30 days following the completion of our Business Combination. Because each of our executive officers and director nominees will own ordinary shares or warrants directly or indirectly, they may have a conflict of interest in determining whether a particular target business is an appropriate business with which to effectuate our Business Combination.

•        Our officers, directors and external advisors may have a conflict of interest with respect to evaluating a particular Business Combination if the retention or resignation of any such officers, directors and advisors was included by a target business as a condition to any agreement with respect to our Business Combination.

•        The other conflicts and interests of our officers and directors related to the Business Combination with HiTech described in this proxy statement/prospectus.

We are not prohibited from pursuing a Business Combination or subsequent transaction with a company that is affiliated with our Sponsor or any member of our team. In the event we seek to complete our Business Combination with a company that is affiliated with our Sponsor or any of our founders, officers or directors, we, or a committee of independent directors, will obtain an opinion from an independent investment banking firm or an independent valuation or accounting firm that such Business Combination or transaction is fair to our company from a financial point of view. We are not required to obtain such an opinion in any other context. Furthermore, in no event will our Sponsor or any of our existing officers or directors, or any of their respective affiliates, be paid by us any finder’s fee, consulting fee or other compensation prior to, or for any services they render in order to effectuate, the completion of our Business Combination. Further, commencing on the date our securities were first listed on NYSE, we will also reimburse our Sponsor for office space, secretarial and administrative services provided to us, and other obligations of our Sponsor, in the amount of up to $10,000 per month.

We cannot assure you that any of the above mentioned conflicts will be resolved in our favor.

If we seek shareholder approval, we will complete our Business Combination only if we receive approval pursuant to (i) an ordinary resolution under Cayman Islands law in connection with the Business Combination Proposal, which requires the affirmative vote of a majority of the shareholders who attend and vote at a general meeting of the company and (ii) a special resolution under Cayman Islands law in connection with the Merger Proposal, which requires the affirmative vote of a majority of not less than two-thirds of the shareholders who attend and vote at a general meeting of the company. In such case, our Sponsor and each member of our team have agreed to vote their Founder Shares and CSTA Public Shares purchased during or after the IPO in favor of our Business Combination.

EXECUTIVE COMPENSATION OF CSTA

References in this section to “we,” “our,” or “us” refer to Constellation Acquisition Corp I.

None of our officers or directors have received or, prior to our Business Combination, will receive any cash compensation for services rendered to us, other than $25,000 that was paid to each of our independent directors in 2023 for their role on a special committee to consider a potential business combination. We paid our Old Sponsor, and following the Sponsor handover, we pay our Sponsor up to $10,000 per month for office space, administrative and support services. Our Sponsor, officers and directors, or any of their respective affiliates, will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable Business Combinations. Our audit committee will review on a quarterly basis all payments that were made to our Sponsor, officers, directors or our or any of their affiliates.

After the completion of our Business Combination, directors or members of our management team who remain with us may be paid consulting, management or other compensation from the combined company. All compensation will be fully disclosed to shareholders, to the extent then known, in the tender offer materials or proxy solicitation materials furnished to our shareholders in connection with a proposed Business Combination. It is unlikely the amount of such compensation will be known at the time, because the directors of the post-combination business will be responsible for determining executive officer and director compensation. Any compensation to be paid to our officers after the completion of our Business Combination will be determined by a compensation committee constituted solely by independent directors.

We are not party to any agreements with our executive officers and directors that provide for benefits upon termination of employment. The existence or terms of any such employment or consulting arrangements may influence our management’s motivation in identifying or selecting a target business, and we do not believe that the ability of our management to remain with us after the completion of our Business Combination should be a determining factor in our decision to proceed with any potential Business Combination.

CSTA’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Unless the context otherwise requires, all references to “CSTA,” “Constellation Acquisition Corp I,” “our,” “us” or “we” in this section refer to Constellation Acquisition Corp I. The following discussion and analysis of CSTA’s financial condition and results of operations should be read in conjunction with the unaudited interim condensed financial statements, the audited financial statements and the notes thereto contained elsewhere in this registration statement. Certain information contained in the discussion and analysis set forth below includes forward-looking statements that involve risks and uncertainties.

Cautionary Note Regarding Forward-Looking Statements

This registration statement includes forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions about us that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “continue,” or the negative of such terms or other similar expressions. Factors that might cause or contribute to such a discrepancy include, but are not limited to, those described in our other SEC filings and herein, including the section entitled “Risk Factors.”

Overview

We are a blank check company incorporated in Cayman Islands on November 20, 2020. We were formed for the purpose of effecting a Business Combination.

Our sponsor is Constellation Sponsor LP, a Delaware limited partnership. The registration statement for the IPO was declared effective on January 26, 2021. On January 29, 2021, we consummated the IPO of 31,000,000 CSTA Units, at $10.00 per CSTA Unit, generating gross proceeds of $310,000,000, and incurring offering costs of $17,586,741, inclusive of $10,850,000 in Deferred Underwriting Fees. On January 26, 2023, Our Old Sponsor underwent a reorganization pursuant to which the limited partners of our Old Sponsor transferred all of their limited partnership interests to the Sponsor. On January 26, 2023, our Old Sponsor was liquidated pursuant to applicable law by the retirement of the general partner of our Old Sponsor (the second to last partner of our Sponsor) and all securities held by our Old Sponsor were distributed by operation of law to its sole remaining limited partner, the Sponsor, following which, on January 30, 2023, control of the Old Sponsor was transferred to affiliates of Antarctica Capital, including Antarctica Endurance Manager, LLC the general partner of the Sponsor.

Simultaneously with the closing of the IPO, we consummated the private placement of 5,466,667 CSTA Private Placement Warrants, at a price of $1.50 per CSTA Private Placement Warrants to our Old Sponsor, which are now held by our Sponsor, generating gross proceeds to us of $8,200,000.

Since the closing of the IPO and the CSTA Private Placement, $310,000,000 ($10.00 per CSTA Unit) of the net proceeds of the IPO and certain of the proceeds of the CSTA Private Placement was placed in the Trust Account and was invested in permitted United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act that invest only in direct U.S. government treasury obligations. On January 27, 2023, we liquidated the U.S. government treasury obligations or money market funds held in the Trust Account.

Our management has broad discretion with respect to the specific application of the net proceeds of the IPO and the sale of the CSTA Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination.

We will only have until the Termination Date to complete an initial business combination. If we do not complete a Business Combination by the Termination Date, we will (i) cease all operations except for the purposes of winding up; (ii) as promptly as reasonably possible, but not more than ten business days thereafter, redeem the CSTA Public Shares for a per share pro rata portion of the Trust Account, including interest not previously released to us to fund our working capital requirements (less taxes payable) and (iii) as promptly as possible following such redemption, dissolve and liquidate the balance of our net assets to our remaining shareholders, as part of our plan of dissolution and liquidation. CSTA Initial Shareholders entered into the Letter Agreement with us, pursuant to which they have waived their rights to participate in any redemption with respect to their Founder Shares; however, if the CSTA Initial Shareholders or any of our officers, directors or affiliates acquire CSTA Ordinary Shares in or after the IPO, they will be entitled to a pro rata share of the Trust Account upon our redemption or liquidation in the event we do not complete a Business Combination within the required time period. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including the Trust Account assets) will be less than the IPO price per CSTA Unit in the IPO.

On January 27, 2023, we held an extraordinary general meeting of shareholders to amend the CSTA Organizational Documents to extend the date by which CSTA has to consummate a Business Combination from January 29, 2023 to April 29, 2023 and to allow CSTA, without another shareholder vote, to elect to extend the 2023 Termination Date to consummate a Business Combination on a monthly basis for up to nine times by an additional one month each time after the 2023 Articles Extension Date, by resolution of the board if requested by the Sponsor, and upon five days’ advance notice prior to the applicable Termination Date, until January 29, 2024, or a total of up to twelve months after the 2023 Termination Date, unless the closing of CSTA’s business combination shall have occurred prior to such date. Upon each of the nine one-month extensions, the Sponsor or one or more of its affiliates, members or third-party designees may contribute to CSTA $150,000 as a loan to be deposited into the Trust Account. The CSTA Shareholders approved the 2023 Extension Amendment Proposal at the Extension Meeting and on January 31, 2023, CSTA filed the 2023 Articles Amendment with the Registrar of Companies of the Cayman Islands. In connection with the Extension Meeting, on January 30, 2023, CSTA issued the Extension Note to the Sponsor.

In connection with the vote at the Extension Meeting, the holders of 26,506,157 CSTA Class A Ordinary Shares properly exercised their right to redeem their shares for an aggregate price of approximately $10.167 per share, for an aggregate redemption amount of approximately $269,485,746. After the satisfaction of such redemptions, the balance in the Trust Account was approximately $46,138,503. On February 13, 2023, a total of $46,600,678.12 (the remaining trust balance), was placed in a U.S.-based trust account at Citibank, N.A., maintained by CST, acting as trustee.

In connection with the closing of the transactions contemplated by the Investment Agreement, on January 26, 2023, the Old Sponsor underwent a reorganization pursuant to which the limited partners of the Old Sponsor transferred all of their limited partnership interests to the Sponsor. On January 26, 2023, the Old Sponsor was liquidated pursuant to applicable law by the retirement of the general partner of the Old Sponsor (the second to last partner of the Sponsor) and all Securities held by the Old Sponsor were distributed by operation of law to its sole remaining limited partner, the Sponsor, following which, on January 30, 2023, control of the Old Sponsor was transferred to affiliates of Antarctica Capital.

On December 20, 2023, the board approved the voluntary delisting of its Securities from the NYSE, and on January 16, 2024, CSTA began trading its CSTA Class A Ordinary Shares and CSTA Units on OTCQB under the symbols “CSTAF” and “CSTUF,” respectively, and its CSTA Public Warrants on the OTC Venture under the symbol “CSTWF.”

On January 29, 2024, CSTA held the 2024 Shareholder Meeting (A) to amend, by way of special resolution, the CSTA Organizational Documents to extend the Termination Date by which CSTA has to consummate a Business Combination from January 29, 2024 to February 29, 2024 and to allow CSTA, without another shareholder vote, to elect to extend the Termination Date to consummate a Business Combination on a monthly basis for up to eleven times by an additional one month each time after the 2024 Articles Extension Date, by resolution of the directors, if requested by the Sponsor, and upon five days’ advance notice prior to the applicable Termination Date, until January 29, 2025, or a total of up to twelve months after the 2024 Original Termination Date, unless the closing of a Business Combination shall have occurred prior thereto; and (B) to amend, by way of special resolution, the CSTA Organizational Documents to eliminate from the CSTA Organizational Documents the limitation that CSTA may not redeem CSTA Class A Ordinary Shares to the extent that such redemption would result in CSTA having net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act), of less than $5,000,001 in order to allow CSTA to redeem

CSTA Public Shares irrespective of whether such redemption would exceed the Redemption Limitation. The CSTA Shareholders approved the 2024 Extension Amendment Proposal and the 2024 Redemption Limitation Amendment Proposal at the 2024 Shareholder Meeting and on January 30, 2024, CSTA filed the 2024 Articles Amendment with the Registrar of Companies of the Cayman Islands.

In connection with that vote to approve the 2024 Extension Amendment Proposal and the 2024 Redemption Limitation Amendment Proposal, the holders of 2,126,159 CSTA Class A Ordinary Shares properly exercised their right to redeem their shares for cash at a redemption price of approximately $11.13 per share, for an aggregate redemption amount of approximately $23,671,533. After the satisfaction of such redemptions and receipt of the initial deposit of $55,000 to the Trust account, the balance in the Trust Account was $26,415,545.

On January 30, 2024, the Sponsor converted an aggregate of 7,600,000 CSTA Class B Ordinary Shares into CSTA Public Shares on a one-for-one basis. The Sponsor waived any right to receive funds from the Trust Account with respect to the CSTA Public Shares received upon such conversion and acknowledged that such shares will be subject to all of the restrictions applicable to the original CSTA Class B Ordinary Shares under the terms of the Letter Agreement.

During 2024, the CSTA Board approved the First 2024 Extension on February 29, 2024, and the extension committee of the Board approved the Second 2024 Extension, Third 2024 Extension, Fourth 2024 Extension, Fifth 2024 Extension, Sixth 2024 Extension, Seventh 2024 Extension, Eighth 2024 Extension, Ninth 2024 Extension, Tenth 2024 Extension and Eleventh 2024 Extension on March 28, 2024, April 29, 2024, May 29, 2024, June 28, 2024, July 23, 2024, August 23, 2024, September 26, 2024, October 29, 2024, November 27, 2024 and December 20, 2024, respectively, resulting in a new Termination Date of January 29, 2025, and CSTA drew an aggregate of $660,000 of funds pursuant to the 2024 Note. The 2024 Note does not bear interest and matures upon closing of CSTA’s initial business combination. In the event that CSTA does not consummate a Business Combination, the 2024 Note will be repaid only from amounts remaining outside of the Trust Account, if any.

On January 27, 2025, CSTA held the 2025 Shareholder Meeting (A) to amend, by way of special resolution, the CSTA Organizational Documents to extend the 2025 Termination Date by which CSTA has to consummate a business combination from January 29, 2025 to February 28, 2025, or the 2025 Articles Extension Date, and to allow CSTA, without another shareholder vote, to elect to extend the 2025 Termination Date to consummate a Business Combination on a monthly basis for up to eleven times by an additional one month each time after the 2025 Articles Extension Date, by resolution of the CSTA Board, if requested by the Sponsor and upon five days’ advance notice prior to the applicable Termination Date, until January 29, 2026, or a total of up to twelve months after the 2025 Termination Date, unless the closing of a Business Combination shall have occurred prior thereto; (B) to amend, by way of special resolution, the CSTA Organizational Documents to permit for the issuance of CSTA Class A Ordinary Shares to holders of CSTA Class B Ordinary Shares upon the exercise of the right of a holder of the CSTA Class B Ordinary Shares to convert such holder’s CSTA Class B Ordinary Shares into CSTA Class A Ordinary Share on a one-for-one basis at any time and from time to time prior to the closing of an initial business combination at the election of the holder; and (C) if required, an adjournment proposal to adjourn, by way of ordinary resolution, the 2025 Shareholder Meeting to a later date or dates, if necessary, (i) to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the 2025 Shareholder Meeting, there are insufficient CSTA Class A Ordinary Shares and CSTA Class B Ordinary Shares in the capital of CSTA represented (either in person or by proxy) to approve the 2025 Extension Amendment Proposal and the Founder Share Amendment Proposal, (ii) where CSTA would not adhere to the initial or continued trading requirements of OTCQB and the OTCQ Venture or (iii) where the board has determined it is otherwise necessary.

In connection with the vote to approve the 2025 Extension Amendment Proposal and the Founder Share Amendment Proposal held on January 27, 2025, the holders of 2,303,382 CSTA Class A Ordinary Shares properly exercised their right to redeem their shares for cash at a redemption price of approximately $11.91 per share, for an aggregate redemption amount of approximately $27,428,399. After the satisfaction of such redemptions and receipt of the initial deposit of $5,000 to the Trust Account, the balance in the Trust Account was approximately $778,970 and there was 7,664,302 CSTA Class A Ordinary Shares outstanding, of which 64,302 CSTA Class A Ordinary Shares are held by CSTA Public Shareholders.

On each of February 25, 2025, March 27, 2025, April 29, 2025, May 28, 2025, June 26, 2025, July 28, 2025, August 28, 2025, September 26, 2025, October 28, 2025, November 25, 2025, December 23, 2025, February 27, 2026, March 26, 2026 and April 28, 2026 CSTA drew the Extension Funds, in the aggregate amount of $5,000 each month, as approved by unanimous director or extension committee resolution pursuant to the 2024 Note, which Extension Funds CSTA deposited into the Trust Account for CSTA Public Shareholders. These deposits enabled CSTA to extend the date by which it must complete its initial business combination from February 28, 2025 to May 29, 2026. These extensions were eleven of eleven one-month extensions of 2025 Extension and third of eleven one-month extensions of 2026 Extension permitted under the CSTA Organizational Documents and provide CSTA with additional time to complete its initial business combination. As of March 31, 2026 and December 31, 2025, CSTA deposited an aggregate total of $735,000 and $720,000 Extension Funds pursuant to the 2024 Note, respectively.

On March 10, 2025, CSTA Class A Ordinary Shares started trading on the OTC Pink and CSTA Units started trading on the OTCQB. The main difference between OTCQB and OTC Pink from OTCQX is that securities listed on the OTCQB and OTC Pink undergo additional quality review and have different listing standards than those on the OTCQX, although all are tiers of the OTC Markets. The trading symbols for the CSTA Class A Ordinary Shares and CSTA Units remained the same.

On June 5, 2025, CSTA amended the 2024 Note (the “First Amendment”), to increase the total principal amount by $590,000 from $1,660,000 to $2,250,000. Unless otherwise set forth in the First Amendment, all other provisions of the 2024 Note remained in full force and effect.

On July 16, 2025, the CSTA Public Warrants and CSTA Units started trading on the OTCID. The main difference between OTCID and OTCQB is that securities listed on the OTCID undergo additional quality review and have different listing standards than those on the OTCQB, although all are tiers of the OTC Markets. The trading symbols for the Public Warrants and CSTA Units remained the same.

The transition to OTCID from OTCQB of the CSTA Public Warrants and CSTA Units did not affect CSTA’s business operations, its relationships with partners or employees or its current SEC reporting obligations.

On September 8, 2025, Jindalee, an Australian public company listed on the ASX, announced that Jindalee and CSTA had entered into a non-binding term sheet related to a business combination between CSTA and HiTech Minerals, Inc., a Nevada corporation and a wholly-owned subsidiary of Jindalee.

On January 27, 2026, CSTA held the 2026 Shareholder Meeting (A) to amend, by way of special resolution, the CSTA Organizational Documents to extend the date by which CSTA has to consummate a business combination from January 29, 2026 (the “Original Termination Date”) to February 28, 2026 (the “Articles Extension Date”) and to allow CSTA, without another shareholder vote, to elect to extend the Termination Date to consummate a Business Combination on a monthly basis for up to eleven times by an additional one month each time after the Articles Extension Date, by resolution of the Board, if requested by the Sponsor, and upon five days’ advance notice prior to the applicable Termination Date for an aggregate extension period of up to twelve months after the Original Termination Date, ending no later than January 29, 2027, unless the closing of a Business Combination shall have occurred prior thereto (the “Extension Amendment Proposal”); and (B) if required, an adjournment proposal to adjourn, by way of ordinary resolution, the 2026 Shareholder Meeting to a later date or dates or indefinitely, if necessary, (i) to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the 2026 Shareholder Meeting, there are insufficient ordinary shares in the capital of CSTA represented (either in person or by proxy) to approve the Extension Amendment Proposal or (ii) where the Board has determined it is otherwise necessary.

The CSTA Shareholders approved the Extension Amendment Proposal at the 2026 Shareholder Meeting and on January 28, 2026, CSTA filed an amendment to the CSTA Organizational Documents with the Registrar of Companies of the Cayman Islands.

In connection with the vote to approve the Extension Amendment Proposal, the holders of 17,773 CSTA Class A Ordinary Shares properly exercised their right to redeem their shares for cash at a redemption price of approximately $13.39 per share, for an aggregate redemption amount of approximately $238,039. After the satisfaction of such redemptions and receipt of the initial deposit of $5,000 to the Trust Account, the balance in the Trust Account will be approximately $628,176, and there are 7,646,529 CSTA Class A Ordinary Shares outstanding, of which 46,529 CSTA Class A Ordinary Shares are held by CSTA Public Shareholders.

On March 18, 2026, CSTA amended the 2024 Note (the “Second Amendment”), to increase the total principal amount by $3,000,000 from $2,250,000 to $5,250,000. Unless otherwise set forth in the Second Amendment, all other provisions of the 2024 Note remained in full force and effect.

Proposed Business Combination

For more information on the Business Combination and related agreements, see “The Business Combination Proposal.”

Liquidity and Going Concern Consideration

As of March 31, 2026, CSTA had $5,127 in its operating bank account, and a working capital deficit of $8,672,879, net of the convertible promissory note — related party. Convertible promissory note — related party amounting to $3,181,000 is not expected to be settled out of the current assets.

As of December 31, 2025, CSTA had $4,966 in its operating bank account, and a working capital deficit of $6,702,247, net of the convertible promissory note — related party.

Our liquidity needs to date have been satisfied through loans from the Sponsor to cover for certain operating expenses. In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of our officers and directors may, but are not obligated to, provide CSTA working capital loans.

As of March 31, 2026, there was approximately $5,458,109 of borrowings outstanding and $390,000 of related administrative fees owed to the Sponsor and as of December 31, 2025, there was approximately $5,303,109 of borrowings outstanding and $360,000 of related administrative fees owed to the Sponsor, under the following promissory notes:

During the period ended December 31, 2022, CSTA issued the 2022 Notes totaling $258,780 to certain executive officers and affiliates of CSTA. The proceeds of the 2022 Notes were used as general working capital purposes. The 2022 Notes bear no interest and are payable in full upon the earlier to occur of (i) the Termination Date or (ii) the consummation of CSTA’s business combination. Failure to pay the principals within five business days of the date specified above or the commencement of a voluntary or involuntary bankruptcy action shall be deemed an event of default, in which case the 2022 Notes may be accelerated. As of each of March 31, 2026 and December 31, 2025, $227,208 was outstanding under the 2022 Note.

On January 18, 2023, CSTA issued the 2023 Note in the amount of $230,000 to the Sponsor. The proceeds of the 2023 Note were used for general working capital purposes. The 2023 Note bears no interest and is payable in full upon the earlier to occur of (i) the consummation of CSTA’s business combination or (ii) the date that the winding up of CSTA is effective. A failure to pay the principal within five business days of the date specified above or the commencement of a voluntary or involuntary bankruptcy action shall be deemed an event of default, in which case the 2023 Note may be accelerated. At the election of the Sponsor, all or a portion of the unpaid principal amount of the 2023 Note may be converted into CSTA Warrants, at a price of $1.50 per warrant, each warrant exercisable for one CSTA Class A Ordinary Share. The warrants shall be identical to the CSTA Private Placement Warrants issued to the Sponsor at the time of the CSTA IPO. As of each of March 31, 2026 and December 31, 2025, $230,000 is outstanding under this 2023 Note.

On January 30, 2023, CSTA issued the Extension Note to the Sponsor. The Sponsor funded the initial total principal amount of $450,000 on January 30, 2023. The Extension Note does not bear interest and matures upon closing of CSTA’s initial business combination. In the event that CSTA does not consummate a Business Combination, the Extension Note will be repaid only from amounts remaining outside of the Trust Account, if any. The proceeds of the Extension Note were deposited in the Trust Account. At the election of the payee, $1,270,000 of the total principal amount of the Extension Note may be converted, in whole or in part, at the option of the Sponsor into CSTA Warrants at a price of $1.50 per warrant, which warrants will be identical to the CSTA Private Placement Warrants issued to the Sponsor at the time of the IPO of CSTA. As of each of March 31, 2026 and December 31, 2025, $2,951,000 is outstanding under this Extension Note.

On January 30, 2024, CSTA issued the 2024 Note in the amount of $1,660,000 to the Sponsor, which was amended on June 5, 2025, to increase the total principal amount by $590,000 from $1,660,000 to $2,250,000 to the Sponsor. The 2024 Note was further amended on March 18, 2026, to increase the total principal amount by $3,000,000 from $2,250,000 to $5,250,000 (the “Second Amendment”). The 2024 Note does not bear interest and matures upon closing of the Business Combination. In the event that CSTA does not consummate a Business Combination, the 2024 Note will be repaid only from funds held outside of the Trust Account or will be forfeited, eliminated or otherwise forgiven. Unless otherwise set forth in the Second Amendment, all other provisions of the 2024 Note remain in full force and effect. As of each of March 31, 2026 and December 31, 2025, $2,049,901 and $1,894,901 were outstanding under the 2024 Note, respectively.

We cannot provide any assurance that new financing along the lines detailed above will be available to us on commercially acceptable terms, if at all. Further, we have until the Termination Date to consummate a Business Combination, but we cannot provide assurance that we will be able to consummate a Business Combination by that date. If a Business Combination is not consummated by the required date, there will be a mandatory liquidation and subsequent dissolution. In connection with CSTA’s assessment of going concern considerations in accordance with ASC Topic 205-40, “Presentation of Financial Statements — Going Concern,” the liquidity condition and mandatory liquidation raise substantial doubt about CSTA’s ability to continue as a going concern until the earlier of the consummation of the Business Combination or May 29, 2026 (or no later than January 29, 2027), the date CSTA is required to liquidate. These accompanying unaudited interim condensed financial statements and audited financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should CSTA be unable to continue as a going concern.

We intend to complete our Business Combination before the mandatory liquidation date; however, there can be no assurance that we will be able to consummate any Business Combination by the Termination Date. If CSTA’s estimates of the costs of identifying a target business, undertaking in-depth due diligence and negotiating a Business Combination are less than the actual amount necessary to do so, CSTA may have insufficient funds available to operate its business prior to a Business Combination. Moreover, CSTA may need to obtain additional financing either to complete a Business Combination or because it becomes obligated to redeem a significant number of its CSTA Public Shares upon completion of a Business Combination, in which case CSTA may issue additional securities or incur debt in connection with such Business Combination.

Results of Operations

Our entire activity from inception through March 31, 2026 related to our formation, the preparation for the IPO, and since the closing of the IPO, the search for a prospective Business Combination. We have neither engaged in any operations nor generated any revenues to date. We will not generate any operating revenues until after completion of our Business Combination. We generate non-operating income in the form of interest income and dividends on cash and investments held in the Trust Account. We expect to incur increased expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses.

For the three months ended March 31, 2026, we had a net loss of approximately $686,000, which included a loss from operations of approximately $2,000,000, partially offset by a gain from the change in fair value of warrant liabilities of approximately $1,300,000 and interest earned on investments held in the Trust Account of approximately $5,000.

For the three months ended March 31, 2025, we had a net loss of approximately $447,000, which included a loss from operations of approximately $415,000 and a loss from the change in fair value of warrant liabilities of $116,000, partially offset by interest earned on investments held in the Trust Account of approximately $84,000.

For the year ended December 31, 2025, we had a net loss of approximately $3,200,000, which included a loss from operations of approximately $1,100,000 and a loss from the change in fair value of warrant liabilities of approximately $2,300,000, partially offset by interest earned on investments held in the Trust Account of approximately $105,000.

Contractual Obligations

We do not have any long-term debt obligations, capital lease obligations, operating lease obligations, purchase obligations or long-term liabilities.

Registration Rights

The CSTA Initial Shareholders and holders of the CSTA Private Placement Warrants will be entitled to registration rights pursuant to a registration rights agreement. The CSTA Initial Shareholders and holders of the CSTA Private Placement Warrants will be entitled to make up to three demands, excluding short form registration demands, that register such securities for sale under the Securities Act. In addition, these holders will have “piggy-back” registration rights to include their securities in other registration statements filed by us. We will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

We paid an underwriting discount of 2% of the per CSTA Unit offering price, or approximately $6,200,000 in the aggregate at the closing of the IPO and agreed to pay Deferred Underwriting Fees of 3.5% of the gross offering proceeds, or approximately $10,850,000 in Deferred Underwriting Fees. The Deferred Underwriting Fees will become payable to the underwriters from the amounts held in the Trust Account solely in the event CSTA completes its Business Combination. On April 13, 2026, CSTA received a waiver letter from Deutsche Bank Securities Inc for its portion of the Deferred Underwriting Fees, accrued in connection with the IPO.

Critical Accounting Estimates

This management’s discussion and analysis of our financial condition and results of operations is based on our unaudited condensed financial statements and audited financial statements, which have been prepared in accordance with U.S. GAAP. The preparation of these unaudited condensed financial statements and audited financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses and the disclosure of contingent assets and liabilities in our unaudited condensed financial statements and audited financial statements. On an ongoing basis, we evaluate our estimates and judgments, including those related to fair value of financial instruments and accrued expenses. We base our estimates on historical experience, known trends and events and various other factors that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. One of the more significant accounting estimates included in these unaudited condensed financial statements and audited financial statements is the determination of the fair value of the warrant liability. Such estimates may be subject to change as more current information becomes available and, accordingly, actual results may differ from these estimates under different assumptions or conditions.

Recent Accounting Pronouncements

CSTA’s management does not believe that any recently issued, but not effective, accounting standards, if currently adopted, would have a material effect on the accompanying unaudited condensed financial statements and audited financial statements.

Off-Balance Sheet Arrangements

As of March 31, 2026 and December 31, 2025, we did not have any off-balance sheet arrangements as defined in Item 303(a)(4)(ii) of Regulation S-K.

Inflation

We do not believe that inflation had a material impact on our business, revenues or operating results during the period presented.

JOBS Act

The JOBS Act contains provisions that, among other things, relax certain reporting requirements for qualifying public companies. We qualify as an “emerging growth company” and under the JOBS Act are allowed to comply with new or revised accounting pronouncements based on the effective date for private (not publicly traded) companies. We are electing to delay the adoption of new or revised accounting standards, and as a result, we may not comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. As a result, the unaudited condensed financial statements and audited financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.

Additionally, we are in the process of evaluating the benefits of relying on the other reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an “emerging growth company,” we choose to rely on such exemptions we may not be required to, among other things, (i) provide an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404, (ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act, (iii) comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the unaudited condensed financial statements (auditor discussion and analysis) and (iv) disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the CEO’s compensation to median employee compensation. These exemptions will apply for a period of five years following the completion of the IPO or until we are no longer an “emerging growth company,” whichever is earlier.

INFORMATION ABOUT HITECH

Unless context otherwise requires, references in this section to the “Company”, “we”, “us”, “our”, and other similar terms refer to HiTech Minerals, Inc. prior to the consummation of the Business Combination and refer to US Elemental and its subsidiaries immediately following the consummation of the Business Combination.

Certain information in this section relating to the McDermitt Lithium Project is derived from, and in some instances is an extract from, the Technical Report Summary prepared in compliance with the SEC’s Modernization of Property Disclosures for Mining Registrants. Portions of the following information are based upon assumptions, qualifications and procedures that are not fully described herein. Reference is made to the full text of the Technical Report Summary, which is included as an exhibit to the registration statement of which this prospectus forms a part.

Business Overview

Overview

HiTech Minerals, Inc. (“HiTech”), a Nevada corporation, was incorporated on February 21, 2018. We are a U.S.-based critical minerals exploration and development company focused on advancing the McDermitt Lithium Project, which we believe may represent one of the largest known sediment-hosted lithium resources in the United States. We currently operate as a wholly-owned U.S. subsidiary of Jindalee. We are responsible for all on-the-ground activities related to permitting, technical studies, stakeholder engagement, and project development for the McDermitt Lithium Project.

Global demand for lithium-ion batteries, and therefore lithium, has increased rapidly in recent years, led by electric vehicle adoption and the expansion of grid-scale battery energy storage systems. Despite being one of the world’s largest consumers of lithium-ion batteries, the United States currently produces only a limited share of the lithium chemicals required for domestic manufacturing. This reliance on foreign supply has elevated lithium to a national strategic priority and a focus on strengthening domestic and allied supply chains for critical minerals.

The McDermitt Lithium Project is located within the McDermitt caldera on the Oregon — Nevada border, a region recognized for its significant lithium endowment and strategic relevance to U.S. critical minerals supply chains. The project was identified through Jindalee’s geological targeting program, after which HiTech established the McDermitt Lithium Project in 2018 by staking mineral claims on open BLM land and filing the related unpatented federal mining claims, together with required state and county mining filings.

The McDermitt Lithium Project has been accepted into the federal FAST-41 permitting program, reflecting its potential strategic importance to U.S. efforts to secure domestic lithium supplies and strengthen critical minerals supply chains. FAST-41 is a U.S. federal framework designed to improve transparency, predictability and accountability of federal environmental permitting reviews for nationally significant infrastructure and resource projects through a publicly available federal permitting timetable and enhanced inter-agency coordination.

The McDermitt Lithium Project is currently an Exploration Stage Property and we have not yet begun to extract minerals from the property. Accordingly, we have not commenced commercial production and do not currently generate revenue. To date, we have completed extensive drilling, metallurgical test works, environmental baseline studies, and other technical programs that support ongoing feasibility and permitting activities. We also participate in a cooperative research agreement with DOE to evaluate opportunities for process optimization and potential by-product recovery.

Our management team brings experience across major mining companies, large-scale project development, U.S. regulatory processes, and critical minerals strategy. As we progress the McDermitt Lithium Project, our focus is on developing a long-life U.S. domestic lithium asset that aligns with U.S. policy objectives aimed at building a secure, transparent, and resilient battery materials supply chain.

The McDermitt Lithium Project

Project History

The McDermitt Lithium Project was first identified by Jindalee in 2018 following a regional assessment of lithium-bearing sedimentary basins in the western United States. We subsequently acquired unpatented federal mineral claims through the staking and filing of claims on open BLM land in accordance with applicable laws and regulations.

The Company completed an initial drill program at the McDermitt Lithium Project in 2018, which identified near-surface lithium mineralization and supported continued exploration of the project area. Additional drilling undertaken between 2019 and 2022 expanded the Company’s understanding of the mineralized system and informed subsequent technical studies and Mineral Resource estimates. This exploration work contributed to the delineation of a large Mineral Resource at the McDermitt site, as more fully described in the Technical Report Summary, included as exhibit 96.1 to the registration statement for which this proxy statement/prospectus forms a part.

In parallel with resource definition, we advanced metallurgical test work, environmental baseline studies, and preliminary engineering. In November 2024, Jindalee completed a Pre-Feasibility Study with respect to the McDermitt Lithium Project, which outlined a long-life, scalable development pathway for the McDermitt Lithium Project. The Pre-Feasibility Study was prepared in accordance with the reporting requirements of the JORC Code. The Pre-Feasibility Study was conducted by Jindalee and was not prepared in accordance with the S-K 1300 Standard. The Company plans to commence a Feasibility Study with respect to the McDermitt Lithium Project. When completed, the Feasibility Study is expected to be prepared in a manner intended to be compatible with both the S-K 1300 Standard and the JORC Code. The Company currently expects to commence the Feasibility Study in the second half of 2026, following completion of additional technical, permitting, and baseline work, and to complete the Feasibility Study in late 2027.

The Technical Report Summary was prepared in accordance with the S-K 1300 Standard. Please see the section entitled “Mineral Resources” below for a discussion of the Company’s Mineral Resources. For more information regarding the assumptions and parameters used to estimate Mineral Resources on the McDermitt Lithium Project, please read the Technical Report Summary.

Project Location

The McDermitt Lithium Project is located along the Oregon — Nevada border in the United States, approximately 15 miles west of the unincorporated town of McDermitt, which straddles the Oregon and Nevada border, and 75 miles northwest of the town of Winnemucca, Nevada.

The McDermitt Lithium Project lies largely within Township 41 South, Range 39 East and Township 40 South, Range 40 East in Malheur County, Oregon, and a portion also lies within Township 47 North, Range 34 East and Township 47 North, Range 35 East in Humboldt County, Nevada. The property is approximately centered on UTM Zone 11N, NAD83 412,500 m E (42.020o N latitude) and 4,652,000 m N (118.000o W longitude).

Access to the McDermitt Lithium Project from Nevada is via U.S. Route 95, travelling north from Winnemucca for approximately 75 miles (120 kilometers) to the town of McDermitt. From McDermitt, access continues west along Cordero Mine Road for approximately 4.6 miles (7.5 kilometers) to its intersection with Disaster Peak Road, followed by approximately 12.9 miles (21 kilometers) of gravel along the Disaster Peak Road and then Zimmerman Ranch Road and dirt roads to the McDermitt Lithium Project area.

N
McDermitt Project
Resource: 21.5 Mt LCE
OREGON
NEVADA
95
McDermitt
Thacker Pass (Under Construction)
Resource: 66.1 Mt LCE
95
Legend
McDermitt Caldera
Roads
Railroads
Lithium Projects
City/Community
Powerlines
Winnemucca
80
80
0
25
50 km

Figure 2: Road Access to Town of McDermitt

Infrastructure

The McDermitt Lithium Project is accessible by existing roadways as described above. These roadways, along with the other existing infrastructure described below, are available to support exploration and future development activities at the site:

•        access to regional commercial airports located at Boise, ID, which is approximately 180-miles northeast from the project area, and Reno, NV, which is approximately 240-miles southwest from the project area;

•        potential power supply from 115kV transmission lines that run parallel to U.S. Highway 95;

•        available water sources including potential purchase of existing agricultural water rights from nearby ranches;

•        nearby communities capable of providing personnel and contractor services, including Winnemucca, NV; and

•        rail infrastructure located near Winnemucca, NV, approximately 75 miles from the project area.

Management believes the existing regional infrastructure is generally adequate to support the Company’s current exploration activities and the advancement of future project development studies.

Exploration Program

As described in more detail in the Technical Report Summary, the Qualified Persons have recommended a program consisting of approximately 50 reverse circulation (“RC”) holes, 50 core holes, geotechnical investigations, metallurgical testing and completion of an initial economic assessment. The estimated aggregate cost of the recommended work program, which includes evaluations of the geology and mineral resources, metallurgical testwork and the completion of an initial assessment of the economic viability of the mineral resources at the McDermitt Lithium Project, is approximately US$5.9 million.

Property Carrying Value

As of March 31, 2026, HiTech reported mining claims associated with the McDermitt Lithium Project with a carrying value of approximately $400,594 on its balance sheet. This amount primarily represents capitalized mineral claim acquisition, staking, and recording costs incurred by HiTech and should not be considered indicative of the market value of the McDermitt Lithium Project or its mineral resources.

Project Tenure

The McDermitt Lithium Project tenure spans 13,606 acres (5,506 ha), with all mining claims situated on U.S. federal land managed by the BLM, which is an agency within the U.S. Department of the Interior that is responsible for administering federal lands. Title to the McDermitt Lithium Project tenure is secured through a series of unpatented mining claims, which are unique forms of property rights that give the owner the right to explore, develop and extract mineral deposits on certain federal lands, with the ownership and management of the surface and surface resources remaining with the U.S. federal government. The majority (~85%) of the McDermitt Lithium Project tenure lies in Oregon with the remainder in Nevada.

The 888 unpatented mining claims comprising the McDermitt Lithium Project are subject to annual federal and county maintenance requirements and have been maintained for the assessment years ending September 1, 2025 and September 1, 2026, with plans to renew, through payment of applicable BLM maintenance fees and required county recording and filing fees. Each of the claims comprising the McDermitt Lithium Project are in good standing as of the date of this proxy statement/prospectus. These unpatented mining claims grant HiTech the right to all locatable minerals on the property, including lithium, and permit prospecting, mining, and processing operations, as well as uses reasonably incidental thereto. Provided that the requirements of the U.S. Mining Act, and its associated regulations are satisfied, the holder maintains a continuing right to the claims.

Exploration

Thus far, exploration at the McDermitt Lithium Project has included surface sampling, drilling, and basic geological, hydrogeological, and geotechnical work. Early surface sampling in 2018 confirmed lithium in exposed McDermitt Formation sediments, supporting the project’s exploration potential and lidar surveys completed in 2021 and 2022 were used to build a topographic model of the area.

Since acquiring the claims, we drilled 34 core holes (4,514 m) and 33 reverse-circulation (RC) holes (4,790 m) from 2018 to 2022. Five additional core holes drilled in 2025 for metallurgical testing were not used in the geological model or Mineral Resource estimate. The Qualified Person reviewed the 2025 results and found they are consistent with the existing geological interpretation.

Mineral Resources

A “mineral resource” is a concentration or occurrence of material of economic interest in or on the Earth’s crust in such form, grade or quality, and quantity that there are reasonable prospects for economic extraction. A mineral resource is a reasonable estimate of mineralization, taking into account relevant factors such as cut-off grade, likely mining dimensions, location or continuity, that, with the assumed and justifiable technical and economic conditions, is likely to, in whole or in part, become economically extractable. It is not merely an inventory of all mineralization drilled or sampled.

All previous mineral resource and mineral reserve estimations up to and including the Pre-Feasibility Study are completed in accordance with the JORC Code. As outlined in Section 5 of the Technical Report Summary, this included mineral resource and ore reserve estimates that were prepared under the JORC Code but were not compatible with the S-K 1300 Standard. Accordingly, as described in Section 11 of the Technical Report Summary, we now report our Mineral Resources in accordance with the S-K 1300 Standard as part of our exploration and evaluation activities.

The Mineral Resources are not Mineral Reserves and do not have demonstrated economic viability. The reported Inferred Mineral Resources are considered too speculative geologically to have economic considerations applied to them that would enable them to be categorized as Mineral Reserves. There is no certainty that all or any part of this Mineral Resource will be converted into Mineral Reserves.

Mineral Resources are constrained by an open pit shell at an elevated cut-off grade of 1,000 ppm lithium, assuming open pit mining methods, a lithium carbonate price of 24,000 per tonne and the mining, processing, G&A, disposal and metallurgical recovery parameters set out in Table 1-2 of the Technical Report Summary.

The following table contains a summary of our Mineral Resource Estimate (“MRE”). The MRE is reported on 100% ownership basis. No Mineral Reserves were estimated for the McDermitt Lithium Project.

Class	Tonnes (Mt)	Li (ppm)	Contained LCE (Mt)
Indicated	1,030	1,450	7.9
Inferred	1,440	1,320	10.1

Notes:

•        Mt is million tonnes.

•        LCE is Lithium Carbonate Equivalent

•        Figures may not sum due to rounding to the appropriate level of precision for the reporting of Mineral Resources.

•        Mineral Resources are reported in-situ (point of reference); figures are reported in metric tonnes.

•        Mineral Resources are constrained by an open pit shell at an elevated cut-off grade of 1,000 ppm lithium using the following assumptions: lithium carbonate price of $24,000/t; mining cost of $7.08/t mill feed dry; process cost of $79.54/t mill feed dry; G&A cost of $3.76/t; disposal costs of $7.46/t mill feed dry; 89.5% process recovery for Unit 4, 84.6% process recovery for Unit 6, 80.39% process recovery for Unit 8 and 69.8% process recovery for Unit 10; overall slope angle of 42-49 degrees.

•        Mineral Resources were prepared in accordance with the definitions in the S-K 1300 Standard.

•        The Mineral Resource estimate incorporates assumed overall metallurgical process recoveries of 89.5% for Unit 4, 84.6% for Unit 6, 80.39% for Unit 8 and 69.8% for Unit 10, with an overall average recovery of approximately 83%. These recovery assumptions are based on metallurgical testwork conducted since 2019 and ongoing, with programs supervised by Fluor since 2023 and focused Units 4, 6, 8 and 10, which host the primary lithium mineralization. The current preferred processing route comprises attrition beneficiation, sulfuric acid leaching, solution purification and lithium carbonate precipitation. Recovery estimates assume a front-end beneficiation stage at 250 microns followed by leaching, with a 2% recovery loss applied to account for impurity removal in the final cleanup and lithium carbonate precipitation stages.

Internal Controls Over Exploration and Mineral Resource Estimation

HiTech’s exploration activities and mineral resource estimation process are supported by technical procedures, quality assurance and quality control practices, and independent qualified person review undertaken in connection with the preparation of the Technical Report Summary for the McDermitt Lithium Project. The Technical Report Summary was prepared in accordance with S-K 1300 and supports the mineral resource estimate disclosed in this proxy statement/prospectus.

Drilling, sampling and logging activities supporting the mineral resource estimate were conducted under the supervision of HiTech geologists. The Technical Report Summary describes the use of established sampling procedures for diamond core and reverse circulation drilling, including sample collection, logging, photographing, cutting, labeling, sealing and secure storage prior to transportation to the laboratory. Quality assurance and quality control procedures were applied to the drilling campaigns supporting the mineral resource estimate, including the use of certified reference materials, blanks and field duplicate samples.

ALS was used as the primary assay laboratory for the drill programs. ALS is an ISO/IEC 17025-certified laboratory and is independent of HiTech. Samples were prepared and analyzed using established laboratory procedures, including crushing, splitting and pulverizing, followed by four-acid digestion and inductively coupled plasma mass spectroscopy analysis for lithium and other elements.

The qualified person responsible for the geology and mineral resource sections of the Technical Report Summary performed data verification procedures, including a site inspection, review of core and reverse circulation chip samples, inspection of the sample storage facility, checks of assay values against original assay certificates, review of geological logging, collar survey checks and analysis of sample recovery relative to lithium grade. The qualified person reported no obvious issues in the database, geological logging or collar survey information reviewed.

Based on the procedures described in the Technical Report Summary, the qualified person concluded that the sample preparation, security and analytical procedures are appropriate and fit for the purpose of establishing an analytical database for use in mineral resource estimation. The qualified person also concluded that the data supporting the geology and mineral resources is adequate for the purposes used in the Technical Report Summary.

The mineral resource estimate was prepared in accordance with S-K 1300 and classified based on consideration of data quality, sample spacing, geological continuity and grade continuity. Indicated mineral resources are confined to areas of closer-spaced drilling, while inferred mineral resources are restricted to blocks within 1,000 meters of the nearest drill hole, and that geological uncertainties were considered in the final classification of the mineral resource estimate.

Industry Overview and Market Opportunity

Market and Industry Data

Unless otherwise indicated, certain information in this section regarding lithium market size, demand growth, pricing and geographic supply-chain concentration is derived from third-party sources and industry reports. Such market and industry data involves assumptions and limitations, and there can be no assurance as to its accuracy or completeness.

Demand Growth and End-Use Drivers

Lithium is a critical mineral used primarily in lithium-ion batteries, which power electric vehicles (“EVs”), battery energy storage systems (“BESS”), consumer electronics and certain industrial applications. Demand for lithium chemicals is driven predominantly by growth in EV adoption and the accelerating deployment of stationary energy storage for grid reliability and renewable energy integration.

Recent market data indicates that global lithium-ion battery demand continues to expand rapidly. Benchmark Mineral Intelligence estimates that global lithium-ion battery demand increased by approximately 29% in 2025 to around 1.6 terawatt hours, driven primarily by sustained growth in EV sales, with energy storage representing the fastest-growing segment.

BESS demand has increased materially in recent periods and is expected to continue contributing to lithium demand growth. Industry data indicates that global BESS installations increased to approximately 315 gigawatt hours in 2025, representing year-over-year growth of more than 50%, with particularly strong growth observed in the United States and China. Forecasts indicate continued expansion in 2026, supported by increasing grid-modernization investment, renewable energy integration and rising power demand associated with data-center and electrification trends.

EV adoption is expected to remain the largest contributor to lithium demand growth. Third-party market data indicates global EV sales (including battery electric vehicles and plug-in hybrid vehicles) are projected to continue increasing through the decade, supported by policy incentives, declining battery costs and increased consumer adoption.

Stationary energy storage systems are also an increasingly important contributor to lithium demand growth. Industry data indicates substantial growth in BESS installations in recent periods, driven by increasing renewable energy penetration and the need for grid stabilization capacity, particularly in North America, Europe and Asia.

Lithium Pricing and Market Dynamics

Lithium prices have historically been volatile and are influenced by changes in demand growth, inventory levels across the supply chain, project development timelines, operating disruptions and broader macroeconomic conditions.

Recent market commentary indicates that the lithium market experienced a period of relative oversupply and inventory build during 2024 and much of 2025, followed by a phase of inventory drawdown and improving market balance heading into 2026.

In early 2026, lithium prices strengthened relative to prior period lows, supported by tightening feedstock supply, regulatory constraints in certain producing jurisdictions and continued demand growth from battery markets. However, lithium pricing remains inherently cyclical and subject to fluctuations over time.

Looking forward, third-party market analyses indicate that lithium market balances may tighten through the latter part of the decade, with potential supply deficits emerging as demand growth continues to outpace the development and commissioning of new supply sources. These dynamics are expected to require higher pricing levels over time to incentivize the development of additional supply, particularly from higher-cost or more technically complex projects.

As a result, long-term lithium pricing is generally evaluated based on forward-looking supply-demand fundamentals and incentive pricing frameworks, rather than short-term spot market conditions.

Lithium Price Outlook and Technical Assumptions

According to Benchmark Mineral Intelligence (Q2 2024), lithium carbonate prices are projected to increase materially through the late 2020s from cyclical lows of approximately US$14,000 per metric ton to a potential peak of approximately US$36,500 per metric ton, driven by anticipated supply deficits emerging around 2030. Prices are subsequently forecast to moderate toward a long-term incentive price of approximately US$29,000 per metric ton (in real 2024 terms), reflecting the pricing levels required to support higher-cost sources of supply and sustain long-term market balance.

The Company’s Technical Report Summary utilizes a long-term lithium carbonate price assumption of approximately US$24,000 per metric ton. This assumption represents a central and balanced pricing outcome within the range of independently published long-term market outlooks and reflects a forward-looking view of market conditions over the anticipated production period, including consideration of projected supply-demand dynamics and long-term incentive pricing required to support new supply development.

This price assumption is considered appropriate for evaluating a long-life mineral project at the current level of study, as it reflects expected long-term market conditions rather than short-term price volatility. Sensitivity analysis has been performed to illustrate the impact of potential variations in lithium prices on project economics.

Geographic Concentration and Global Supply-Chain Flows

Lithium supply and processing are globally distributed but remain concentrated across key jurisdictions and stages of the value chain. Australia and South America represent significant sources of primary lithium extraction, including hard-rock and brine supply, while downstream conversion capacity and battery manufacturing are more concentrated in Asia.

A substantial majority of globally extracted lithium is processed in China, either through domestic production or imported feedstock. A significant proportion of global lithium supply is consumed or processed in China, while China represents a smaller share of global mined supply, reflecting the concentration of downstream refining capacity.

Global trade flows in lithium chemicals and concentrates link multiple regions and end-markets, including Asia, Europe and North America as major demand centers, and Australia, South America and certain African jurisdictions as primary sources of supply. These cross-border supply chains highlight the importance of logistics, processing capacity and geopolitical considerations in determining effective supply availability.

Our Strategies

Our strategy is to advance the McDermitt Lithium Project as a large-scale, long-life source of domestic lithium supply that supports U.S. manufacturing, technology, energy security, defense and industrial supply chain objectives. We are focused on disciplined project development, regulatory approval readiness, and technical excellence to position the McDermitt Lithium Project as a strategically significant U.S. lithium asset.

Advance McDermitt Lithium Project Through a Rigorous, Permitting-Ready Development Pathway

We are advancing the McDermitt Lithium Project through a structured program of technical studies, environmental baseline work and regulatory engagement, with a current focus on progressing the project toward a Feasibility Study. The Feasibility Study is intended to provide the level of technical and economic confidence typically required to support a final investment decision and underpin subsequent mine-level permitting and development decisions. This work includes ongoing metallurgical testwork, mine planning, engineering design and economic analysis, and is being undertaken in parallel with continued coordination with state and federal agencies under the FAST-41 program. Participation in the FAST-41 program provides a coordinated federal framework to support a transparent and defensible permitting process.

The next major permitting milestones are expected to include preparation and submission of a mine-level Plan of Operations to the BLM, together with continued progression of state permitting requirements in Oregon and Nevada.

Strengthen Technical Foundations Through Ongoing Metallurgical and Process Optimization

We continue to refine our understanding of mineralogy and processing characteristics through metallurgical test work, flowsheet development, and collaboration with research partners. This includes our cooperative research agreement with DOE, which is focused on evaluating opportunities to enhance process efficiency and assess potential by-product recovery pathways.

Build a Scalable, U.S.-Aligned Lithium Supply Opportunity

We intend to position the McDermitt Lithium Project to supply battery-grade lithium products to U.S. manufacturers seeking long-term, reliable domestic sources of critical minerals. Our strategy includes aligning project development with the needs of battery producers, automotive manufacturers, and industrial users that are expanding U.S. production capacity and seeking to reduce exposure to foreign supply chains.

Maintain Strong Stakeholder, Community, and Government Engagement

We are committed to early, consistent, and transparent engagement with local communities, Tribal governments, regulators, and regional stakeholders. Our approach emphasizes open communication, responsible land stewardship, and alignment with local and regional priorities throughout the McDermitt Lithium Project’s development.

Apply Disciplined Capital Management and Development Planning

We focus on prudent allocation of capital, staged technical de-risking, and maintaining flexibility in project design as new information becomes available. Our development approach is structured to support long-term project viability, operational resilience, and alignment with U.S. industrial and supply chain objectives.

Build a Capable, U.S.-Based Operating Platform

We are strengthening our U.S. operating capabilities through targeted recruitment, partnerships, and the development of internal systems that support compliance, permitting, technical execution, and stakeholder management. Our team brings experience in large-scale mining projects, U.S. regulatory processes, and critical minerals strategy.

Our Competitive Advantages

Our competitive advantages reflect the scale and quality of the McDermitt Lithium Project, the strength of our technical and operational foundations, and our positioning within a rapidly evolving U.S. critical minerals landscape. These attributes provide a differentiated platform for advancing a potential long-life, cost-competitive domestic lithium operation and support our ability to participate in improving lithium market fundamentals. Together, they form the basis of our ability to progress the McDermitt Lithium Project responsibly, efficiently, and with a clear alignment to U.S. supply chain priorities.

Significant U.S. Lithium Resource Base

The McDermitt Lithium Project contains estimated Indicated Mineral Resources of 7.9 million tonnes of LCE and estimated Inferred Mineral Resources of 10.1 Mt of LCE. Inferred Mineral Resources represent a majority of the total contained LCE and are subject to a higher degree of geological uncertainty; there is no certainty that any part of the Inferred Mineral Resources will be upgraded or converted to Mineral Reserves. The Company believes the scale of the Mineral Resource positions McDermitt as a potentially significant long-term source of domestic lithium supply, subject to further technical studies, permitting, financing and development.

The anticipated scale, thickness and geological continuity of the McDermitt deposit are expected to support a long-life operation, with technical studies indicating potential for an initial mine life of approximately 60 years. This combination of size, longevity and continuity is uncommon among U.S. lithium projects and provides a strong foundation for supplying domestic lithium demand over an extended period.

This resource position positions the McDermitt Lithium Project as a unique Lithium Resource Base within the U.S. critical minerals sector and underpins its strategic relevance to domestic battery supply chains and U.S. critical minerals objectives.

Potential for a Low-Cost, Long-Life Operation

The size and geological characteristics of the Mineral Resource, combined with ongoing metallurgical test work and process optimization, indicate the potential for a long-life operation with competitive operating parameters. A project with scale, longevity, and cost efficiency has the potential to deliver strong margins across commodity cycles and support stable supply into U.S. manufacturing ecosystems.

Well Positioned to Capitalize on Improving Lithium Fundamentals

As U.S. battery manufacturing capacity expands and supply chain resilience becomes a national priority, demand for a reliable domestic lithium supply continues to strengthen. The McDermitt Lithium Project’s scale, jurisdiction, and development pathway position us to benefit from improving lithium market fundamentals, including increased domestic sourcing requirements, long-term supply agreements, and investment in U.S. battery and energy storage infrastructure.

Potential to Enhance Project Economics Through Magnesium Byproduct Recovery

Ongoing metallurgical and process development work indicates the potential to recover magnesium as a byproduct from the Mineral Resource of the McDermitt Lithium Project. If technically and commercially viable, magnesium recovery could provide an additional revenue stream, improve overall resource utilization, and enhance project economics. Evaluating this opportunity forms part of our broader approach to optimizing the project’s flowsheet and assessing value accretive byproduct pathways.

Experienced Team with a Proven Track Record in Mining and Project Development

Our leadership team brings extensive experience across large-scale mining operations, U.S. permitting processes, project development, and critical minerals strategy. This depth of expertise supports disciplined technical execution, regulatory readiness, and stakeholder engagement, and provides a strong platform for advancing the McDermitt Lithium Project through its next stages of development.

Competition

We compete with other mining and exploration companies for capital, talent, equipment, land access, and strategic partnerships. The lithium mining industry is highly competitive, with participants ranging from established major mining companies to junior exploration companies and state-sponsored enterprises. Many competitors may have greater financial resources, more advanced projects, or longer operating histories.

The hiring of key personnel is also intensely competitive. The mineral exploration and mining industry is currently facing a shortage of experienced mining professionals, and such personnel may not be available. If they are available, their services may be offered at costs that are greater than expected, resulting in an increase in our costs. This competition affects us by increasing the time and cost of conducting exploration activities.

Our competitive advantages include the significant scale of our U.S.-based lithium resource, the potential for a long-life, cost-competitive operation positioned in the bottom half of the global lithium cost curve, our alignment with U.S. critical minerals policy objectives, and the potential to enhance project economics through magnesium by-product recovery. Our experienced team brings depth across large-scale mining operations, U.S. permitting processes, project development, and critical minerals strategy. See “Our Competitive Advantages” under the Business Overview section above for further details.

Other Exploration Properties

In addition to the McDermitt Lithium Project, the Company holds the Clayton North Project, an early-stage lithium exploration property in Nevada that is not material to the Company’s current development plans.

The Clayton North Project, is an early-stage lithium exploration property in Nevada, currently the only producing lithium operation in the United States. The Clayton North Project comprises claims covering areas of lithium-bearing claystones that outcrop within the claims area.

Limited initial drilling has been completed at Clayton North, with results preliminary in nature.

The Clayton North Project is at an early stage of exploration, does not form part of the Mineral Resource estimates for the McDermitt Lithium Project, is not included in the Company’s Technical Report Summary, and is not currently the subject of development studies. Any future exploration activities at Clayton North would be subject to further evaluation and have not been incorporated into the Company’s current development strategy.

Intellectual Property

We do not currently hold material registered patents or trademarks. Our intellectual property primarily consists of proprietary geological data, technical know-how related to lithium extraction and processing from sediment-hosted deposits, and confidential business information developed through our exploration, metallurgical test work, and engineering study programs. We also rely on trade secrets and confidentiality agreements with employees, contractors, and consultants to protect our proprietary information. Our cooperative research agreement with the U.S. Department of Energy relates to process optimization and by-product recovery evaluation, and any intellectual property developed under this agreement is subject to the terms of that arrangement.

Seasonality and Business Cycles

Mining operations can be subject to certain seasonal and business cycles due to fluctuations in commodity prices according to global economic trends and conditions. Significant demand for lithium and other commodities in many countries is driving increased prices, but it is difficult to assess how long such demand may continue. Fluctuations in supply and demand of mined resources in various regions throughout the world are common.

Human Capital

We currently have 7 employees, including 6 full-time employees. Once we commence construction of the mine, we expect that direct on-site construction employment will consist of approximately 1,000 roles over a nominal three-year construction period. Additional off-site roles will be generated in engineering and procurement, manufacturing and fabrication of components, and logistics.

Direct operational employment is estimated at approximately 600 full-time roles. Once operational, total direct wages (excluding on-costs such as leave, social security contributions, etc.) are forecast to exceed $50 million per annum.

It is expected that substantial additional indirect employment will be generated in addition to the direct on-site roles. To the extent possible, the construction and operations workforces will be recruited locally.

Non-Mining Properties

The Company maintains an office in McDermitt, Nevada to support management activities during site visits and leases a core storage facility from the local fire station for drill core logging and storage. Neither facility is material to operations, as management is able to work remotely and core processing can be conducted at alternative third-party facilities if needed.

Government Regulation

Our exploration and future development activities at the McDermitt Lithium Project are subject to extensive federal, state and local laws, regulations and permitting requirements relating to mineral tenure, mining and exploration, environmental protection, reclamation and closure, water use, air quality, waste management, endangered and protected species, cultural resources, Native American heritage, occupational health and safety, and other matters. We seek to conduct our activities in compliance with applicable laws and regulations; however, the permitting and regulatory framework applicable to mining projects in the United States is complex, time-consuming and subject to change, and failure to comply could result in fines, penalties, operational restrictions or delays that could have a material adverse effect on our business, financial condition and results of operations.

Mineral Tenure and U.S. Mining Laws

The McDermitt Lithium Project is located entirely on U.S. federal lands administered by the BLM. Our mineral rights are held through a series of unpatented mining claims, comprising overlapping placer and lode claims with a net area of approximately 5,506 hectares, of which approximately 85% lie in Oregon where the current Mineral Resources are located. Unpatented mining claims provide the holder with rights to locatable minerals, including lithium, and allow for prospecting, mining and processing operations and reasonable incidental uses, subject to compliance with the U.S. Mining Act and associated regulations.

To maintain our unpatented claims in good standing, we must satisfy ongoing maintenance obligations, including payment of annual maintenance fees to the BLM and county recording fees in Malheur County, Oregon and Humboldt County, Nevada. There is some ambiguity in U.S. mining law regarding whether sedimentary-hosted lithium deposits such as at the McDermitt Lithium Project are most appropriately located as lode or placer claims. To minimize the risk that claims could be brought to challenge whether the sedimentary-hosted lithium deposits are improperly characterized, we have double-staked key areas by registering placer claims over lode claims in portions of the current Mineral Resource area and may need to stake additional placer claims as the project advances. Although we do not currently pay any production royalties on our claims, U.S. mining law and royalty regimes have been the subject of legislative and regulatory reform proposals, and the introduction of new federal or state royalties, fees or other obligations applicable to hard-rock mining on public lands could adversely affect the economics of the McDermitt Lithium Project.

Permitting and Environmental Review

Our exploration and development activities on federal lands require approvals from the BLM and other federal agencies. In December 2025, the BLM approved our exploration plan of operations (“EPO”) following completion of an environmental review process under the National Environmental Policy Act (“NEPA”) that included publication of a draft Environmental Assessment for public review and consultation with relevant federal, state and local agencies. The EPO project boundary reflects the area currently covered by that approval, which may be revisited as we develop a future Mining Plan of Operations. Two appeals have been lodged against the EPO approval, one in District Court and one progressing through the Interior Board of Land Appeals, and there can be no assurance as to the timing or outcome of those proceedings.

Further development of the McDermitt Lithium Project beyond early-stage exploration is expected to require approval of a Mining Plan of Operations by the BLM and additional review under NEPA, which we expect will include preparation of a full environmental impact statement and issuance of a Record of Decision before mining operations may be approved. In addition to BLM approvals, key federal permits and consultations are expected to include a Clean Water Act Section 404 permit from the U.S. Army Corps of Engineers, as well as compliance with the Endangered Species Act and Bald and Golden Eagle Protection Act administered by the U.S. Fish and Wildlife Service. As part of these reviews, the project may be subject to avoidance measures, compensatory mitigation and seasonal operating restrictions, including measures relating to greater sage-grouse and other sensitive species.

We have initiated numerous baseline studies to support current and future permitting activities, including cultural resource surveys, biological baseline studies for sage grouse, Lahontan cutthroat trout, pygmy rabbits, migratory birds, burrowing owls and monarch butterflies, as well as hydrologic, soil, socioeconomic and drought related studies. The permitting process is inherently uncertain, may involve multiple jurisdictions and public hearings, and can be subject to delays, additional conditions, changes in law or regulatory interpretation and legal challenge.

State and Local Regulation

In addition to federal requirements, the McDermitt Lithium Project is subject to state and local mining, environmental, water and land-use laws and regulations in Oregon and Nevada. In Oregon, exploration and development activities may require permits or approvals from the Oregon Department of Geology and Mineral Industries (“DOGAMI”), including approvals under the consolidated permit application process for chemical process mining, and additional permits relating to water rights, dam safety, drinking water, water pollution, air emissions and discharges from agencies such as the Oregon Water Resources Department, Oregon Health Authority and Oregon Department of Environmental Quality. County-level approvals in Malheur County, Oregon include a Land Use Compatibility Statement and a Greater Sage-Grouse permit, and additional county permits and land-use approvals may be required as the project advances. A small portion of our claims lies in Nevada, and any future activities in that area may require compliance with Nevada-specific permitting and environmental requirements administered by Nevada agencies.

The project area is also subject to existing grazing uses on BLM lands, and future development activities are expected to require coordination with grazing rights holders and local stakeholders. The McDermitt Lithium Project area has cultural and Native American heritage significance, and cultural study agreements are in place with the Fort McDermitt Paiute-Shoshone Tribe, the Shoshone-Paiute Tribes of the Duck Valley Reservation and the Burns Paiute Tribe, and tribal monitors are being engaged for activities that may create new disturbance.

Impact of Regulation on Costs and Operations

Compliance with permitting and regulatory requirements may require completion of additional environmental and technical studies, preparation of operating and reclamation plans, implementation of mitigation measures, provision of financial assurance or bonding, and ongoing reporting, monitoring and consultation obligations. Evolving laws and regulations may necessitate additional engineering controls, environmental mitigation measures, water management infrastructure, monitoring programs and reporting systems, which can increase initial and sustaining capital costs over the life of the project and affect operating costs through conditions placed on air emissions, water quality, waste management, wildlife protection or cultural resource management. Any non-compliance could delay, limit or prohibit operations, or result in fines, penalties or other sanctions.

Government Contracts and Incentives

FAST-41 Permitting Program

The McDermitt Lithium Project has been accepted into the federal FAST-41 permitting program, reflecting its potential strategic importance to U.S. efforts to secure domestic lithium supplies and strengthen critical minerals supply chains. In 2025, the McDermitt Lithium Project was one of only 10 resource projects initially listed as a FAST-41 Transparency Project. FAST-41 is a U.S. federal framework intended to improve transparency, predictability and accountability of federal environmental permitting reviews for nationally significant infrastructure and resource projects through a publicly available permitting timetable and enhanced inter-agency coordination.

Although FAST-41 does not change the underlying substantive standards for permitting or guarantee timely approvals, participation may help improve coordination among agencies and provide greater visibility into the permitting schedule.

U.S. Department of Energy Cooperative Research and Development Agreement

We participate in a cooperative research and development agreement with DOE, through Ames National Laboratory and the Critical Materials Innovation Hub, together with other research and government partners, to evaluate opportunities for process optimization and potential by-product recovery. The collaboration is focused on characterizing lithium and other critical minerals and testing extraction methods intended to improve efficiency, lower water and acid use, and assess potential co-product recovery pathways. This agreement does not create a guaranteed offtake, financing commitment or other long-term commercial support arrangement.

Other Government Programs

The Company may from time to time apply for or participate in other U.S. federal and state programs that support domestic critical mineral projects, including grant, loan and tax incentive programs administered by DOE, the U.S. Department of Defense and other agencies. Other than FAST-41 participation and the DOE cooperative research agreement described above, there are no other material government contracts, grants, loans or awards currently in place in respect of the McDermitt Lithium Project.

Legal Proceedings

From time to time, we may become involved in legal proceedings or be subject to claims that arise in the ordinary course of our business, the outcomes of which are subject to uncertainty. Any claims against us, whether meritorious or not, can be time-consuming, result in costly litigation, require significant management time and result in the diversion of significant operational resources. In April 2026, Oregon Natural Desert Association, Great Old Broads for Wilderness, and Great Basin Resource Watch filed an action in the United States District Court challenging certain federal approvals relating to exploration activities at the McDermitt Lithium Project. The proceedings allege, among other things, deficiencies in the environmental review process conducted by BLM and seek, among other remedies, further environmental review. HiTech. has moved to intervene in the action as a proposed defendant-intervenor in order to protect its interests in the McDermitt Lithium Project.

The Company believes that the relevant federal approvals were properly granted in accordance with applicable law and intends to defend the proceedings vigorously. At this time, the proceedings are at an early stage and no determinations on the merits have been made.

Based on information currently available, the Company does not expect the proceedings, either individually or in the aggregate, to have a material adverse effect on its business, financial condition or results of operations. However, there can be no assurance regarding the timing or outcome of the proceedings, or that they will not result in additional costs, delays or changes to regulatory requirements.

Other than as described above, the Company is not currently a party to any legal proceedings which, if determined adversely to the Company, would individually or in the aggregate have a material adverse effect on the Company’s business or financial condition.

EXECUTIVE COMPENSATION OF HITECH

Unless the context requires otherwise, references to “HiTech,” “we,” “us,” “our” and the “Company” in this section are to HiTech prior to the Business Combination and US Elemental following the Business Combination.

HiTech is currently a wholly-owned subsidiary of Jindalee, which is responsible for managing the day-to-day operations of HiTech and determining compensation for the individuals who manage HiTech’s business. Accordingly, HiTech does not maintain a separate compensation-setting function, and all compensation decisions for such individuals have been made by Jindalee.

During the fiscal years ended June 30, 2026 and June 30, 2025, Jindalee had three individuals serving as executive officers. During the fiscal year ended June 30, 2025, Jindalee had two individuals serving as executive officers. Accordingly, these individuals constituted the Company’s named executive officers for such fiscal years.

The following discussion provides an overview of the significant elements of the historical compensation program for Ian Rodger, Jindalee’s Managing Director and Chief Executive Officer, and Lindsay Dudfield, Jindalee’s Executive Director and Tristan Garthe, Jindalee’s Chief Financial Officer (collectively, the “Named Executive Officers”), each of whom is expected to serve as an executive officer of US Elemental after the Closing. The compensation described below was paid by Jindalee.

Certain of HiTech’s executive officers and directors, including [•] and [•], are expected to become executive officers and/or directors of US Elemental upon the consummation of the Business Combination. They will continue to be compensated by the Jindalee ESIP (as defined below). The remaining executive officers and directors of US Elemental are expected to be compensated under the US Elemental 2026 Plan.

This discussion may contain forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt following the Business Combination may differ materially from the currently planned programs summarized in this discussion.

Summary Compensation Table

The following table sets forth information concerning the compensation of our Named Executive Officers for the years ended June 30, 2026 and June 30, 2025.

Name and Principal Position	Year	Salary (AUD$)		Equity Awards (AUD$)(3)	All Other Compensation (AUD$)		Total (AUD$)
Ian Rodger, Managing Director and Chief Executive Officer	2026	375,213		86,241	47,927	(4)	509,382
	2025	359,928		552,994	32,687	(4)	945,609
Tristan Garthe, Chief Financial Officer	2026	196,154	(1)	63,639	39,868	(5)	299,561
	2025	—		—	—		—
Lindsay Dudfield, Executive Director	2026	203,000	(2)	—	—		203,000
	2025	198,000	(2)	14,075	—		212,075

____________

(1)      Mr. Garthe was appointed as Chief Financial Officer of Jindalee on October 13, 2025, and his fiscal year 2026 compensation reflects the pro rata amount earned in 2024.

(2)      Salary comprises consultancy fees paid to Jopan Management Pty Ltd, an entity related to Mr. Dudfield, pursuant to the Dudfield Consultancy Agreement (as defined below).

(3)      Option Awards represent the grant date fair value of options granted under the Jindalee ESIP, computed in accordance with FASB ASC Topic 718 using the Black-Scholes option pricing model. The Black-Scholes model incorporates assumptions regarding expected volatility, expected term, risk-free interest rate and dividend yield. Expected volatility was based on the historical volatility of Jindalee’s ordinary shares over a period consistent with the expected term of the options. The expected term was estimated based on the contractual term of the options. The risk-free interest rate was determined based on Australian government bond yields with maturities corresponding to the expected term of the options. A dividend yield of zero was assumed, as Jindalee has not historically paid dividends.

(4)      All Other Compensation for Mr. Rodger consists of statutory superannuation contributions (AUD$47,420 in 2026; AUD$41,401 in 2025), plus an annual leave adjustment of $507 in 2026, offset by an annual leave adjustment of (AUD$8,714) in 2025.

(5)      All Other Compensation for Mr. Garthe consists of statutory superannuation contributions (AUD$23,815 in 2026), plus an annual leave adjustment of $16,052.

Narrative Disclosure to the Summary Compensation Table

The compensation of the Named Executive Officers generally consists of base salary and equity compensation, and other benefits, as described below.

Base Salary

Mr. Rodger receives an annual base salary of AUD$396,000 pursuant to the Rodger Employment Agreement (as defined below) with Jindalee (as amended effective July 1, 2025, from an initial rate of AUD$360,000). Mr. Dudfield’s services are provided pursuant to the Dudfield Consultancy Agreement (as defined below) at a daily rate of AUD$1,000 (plus GST) for time worked.

Equity Compensation

Options to purchase Jindalee Shares have been granted to the Named Executive Officers under Jindalee’s Employee Securities Incentive Plan (the “Jindalee ESIP”). The terms of the Jindalee ESIP are discussed in more detail below.

These options do not carry any dividend or voting rights prior to exercise. The grant date fair values reflected in the “Option Awards” column of the Summary Compensation Table were calculated in accordance with FASB ASC Topic 718, using the Black-Scholes option pricing model. Under the ASX Listing Rules, equity awards to directors under an employee incentive scheme require shareholder approval, and all Jindalee Options granted to the Named Executive Officers and reflected in the tables above were duly approved by Jindalee shareholders prior to grant. None of the Jindalee Options granted to the Named Executive Officers are performance-based. The options are subject to continued service — based vesting conditions and, in accordance with the terms of Jindalee’s Employee Securities Incentive Plan, unvested options lapse upon cessation of service, unless the board of directors determines otherwise in its discretion. Vested options also lapse upon resignation or termination, unless the board of directors determines otherwise in its discretion. The exercise prices and expiration dates of the Jindalee Options are set out in the Outstanding Equity Awards table below.

Retirement Benefits

Mr. Rodger participates in Australia’s compulsory superannuation system, pursuant to which employers are required to make retirement savings contributions at a prescribed statutory rate based on ordinary time earnings. Jindalee applies this statutory contribution rate to Mr. Rodger’s ordinary time earnings, including amounts in excess of the applicable maximum contribution base. All superannuation contributions made on behalf of Mr. Rodger are reflected in the “All Other Compensation” column of the Summary Compensation Table. Jindalee does not provide Mr. Rodger with any other pension arrangements, supplemental retirement benefits, perquisites or personal benefits outside of this system. Mr. Dudfield does not receive superannuation contributions or other benefits in connection with his consultancy arrangement.

Other Elements of Compensation

No other elements of compensation were paid to, or earned by, the Named Executive Officers in fiscal years 2026 or 2025.

Outstanding Equity Awards as of the Year Ended June 30, 2026

The following table summarizes the number of Jindalee Shares underlying outstanding equity awards for each Named Executive Officer as of June 30, 2026.

Name	OptionAwards
	Number of securities underlying unexercised options exercisable (#)	Number of securities underlying unexercised options unexercisable (#)	Equity incentive plan awards: Number of securities underlying unexercised unearned options (#)	Option exercise price (AUD$)	Option expiration date
Ian Rodger	1,500,000	—	—	$1.50	02/27/2027
	1,500,000	—	—	$2.50	02/27/2027
	1,500,000	—	—	$0.60	12/31/2027
	1,500,000	—	—	$1.00	12/31/2027
	—	1,500,000	—	$1.50	12/31/2028
Lindsay Dudfield	500,000	—	—	$0.60	12/31/2027
Tristan Garthe	—	549,141	—	$0.825	03/19/2030

Equity-Based Compensation

On November 18, 2025, the Jindalee Board approved the grant to Mr. Garthe of 144,880 performance rights to acquire Jindalee Shares under the Jindalee ESIP (shareholder approval was not required), as a short-term incentive award in respect of calendar year 2026. The performance rights were issued in five tranches, each expiring on November 18, 2028, and vesting upon achievement of the following milestones by the specified dates: (i) Class I (14,488 rights) — a non-binding offtake agreement is reached with a major U.S. customer, by December 31, 2026; (ii) Class J (57,952 rights) — completion of a SPAC transaction or similar transaction raising gross proceeds of at least US$20 million (before expenses) to progress the McDermitt Feasibility Study, by June 30, 2026; (iii) Class K (28,976 rights) — the daily volume-weighted average share price of Jindalee Shares exceeds AUD$0.80 for a period of 30 days, by December 31, 2026; (iv) Class S (21,732 rights) — delivery of a Board-approved fiscal year 2027 budget and supporting financial model in the first half of 2026, with a high level of accuracy and no material re-work, by June 30, 2026; and (v) Class T (21,732 rights) — presentation of a Phase 1 Board-approved funding strategy for the McDermitt DFS and construction phase, by December 31, 2026.

Executive Compensation Arrangements

Ian Rodger

Mr. Rodger is employed pursuant to an executive service agreement with Jindalee, the parent company of HiTech, which was effective as of January 1, 2024 (as amended, the “Rodger Employment Agreement”). Pursuant to that agreement, Mr. Rodger was appointed as Chief Executive Officer of Jindalee on January 22, 2024, and received an annual base salary of AUD$360,000, plus superannuation contributions. The Rodger Employment Agreement requires three (3) months’ written notice for termination by either party (other than for cause). The Company may terminate the agreement immediately for serious misconduct, in which case no termination or severance payment is payable.

Effective on July 1, 2025, Mr. Rodger was appointed Managing Director of Jindalee, in addition to his role as Chief Executive Officer. In connection with this appointment, the Rodger Employment Agreement was amended to increase his base salary from AUD$360,000 to AUD$396,000 per annum (exclusive of statutory superannuation). Mr. Rodger is also eligible to participate in the Company’s Total Incentive Plan, which includes a range of both short-term and long-term incentives designed to motivate and retain Jindalee executives. Any securities to be issued to Mr. Rodger under the Total Incentive Plan are subject to shareholder approval.

The Rodger Employment Agreement includes provisions that provide for certain payments in specified circumstances. These include (i) a strategic transaction bonus, payable in connection with a change of control of Jindalee or the disposal of a material interest in one or more of Jindalee’s mineral projects, equal to six (6) months of Mr. Rodger’s remuneration, and (ii) certain fundamental change protections, pursuant to which Mr. Rodger would be entitled to three (3) months of remuneration plus accrued leave entitlements if his position or responsibilities were materially diminished. The Business Combination, is not expected, by itself, to trigger payment under these provisions.

The Rodger Employment Agreement also contains non-competition and non-solicitation covenants for a period of up to twelve (12) months following termination.

The Company is required to maintain directors’ and officers’ insurance for the duration of Mr. Rodger’s employment and for a period of seven (7) years following termination.

Tristan Garthe

Mr. Garthe is employed pursuant to an employment contract with Jindalee, the parent company of HiTech, entered into in September 2025 (, the “Garthe Employment Agreement”). Pursuant to that agreement, Mr. Garthe was appointed as Chief Financial Officer of Jindalee effective October 13, 2025, and receives an annual Gross Cash Salary of AUD$300,000, plus superannuation contributions. The Garthe Employment Agreement requires three (3) months’ written notice for termination by either party (other than for cause). The Company may terminate the agreement immediately for serious misconduct, in which case no termination or severance payment is payable.

Mr. Garthe is also eligible to participate in the Company’s Total Incentive Plan, which includes a range of both short-term and long-term incentives designed to motivate and retain Jindalee executives.

The Garthe Employment Agreement also contains non-competition and non-solicitation covenants for a period of up to twelve (12) months following termination.

Lindsay Dudfield

Mr. Dudfield serves as Executive Director of Jindalee and as a director and President of HiTech. Mr. Dudfield’s services are provided pursuant to a consultancy agreement originally entered into in June 2019 between Jindalee and Jopan Management Pty Ltd, trading as Western Geological Services, an entity controlled by Mr. Dudfield (the “Dudfield Consultancy Agreement”). Under the Dudfield Consultancy Agreement, Jopan Management Pty Ltd provides geological and management consultancy services to Jindalee and makes Mr. Dudfield available to perform those services as required.

Under the Dudfield Consultancy Agreement, Mr. Dudfield provides services on a daily-rate basis for time worked, together with reimbursement of approved out-of-pocket expenses. Until December 1, 2022, Mr. Dudfield’s remuneration was structured as a fixed consultancy fee. Following approval by the Jindalee Board, the arrangement was amended effective December 1, 2022 to replace the fixed fee with a variable daily-rate structure, under which Mr. Dudfield is paid a consultancy fee of AUD$1,000 per day for time worked (inclusive of all entitlements), with no minimum hours or guaranteed level of service.

The Dudfield Consultancy Agreement may be terminated by either party upon ninety (90) days’ written notice. No severance, termination payments or other post-termination benefits are payable to Mr. Dudfield or to Jopan Management Pty Ltd in connection with the termination of the arrangement.

Existing Jindalee Employee Securities Incentive Plan

The Jindalee ESIP was approved by the shareholders of Jindalee at its 2022 annual general meeting. A summary of the material terms of the Jindalee ESIP is below.

•        Eligibility:    A person is eligible to participate if the Jindalee Board determines that person to be eligible and is an “ESS Participant” (as that defined in section 1100L of the Australian Corporations Act). This includes employees and directors of Jindalee or an associated entity, individuals who provide services to Jindalee or an associated entity, prospective persons in either category, persons prescribed by the applicable regulations, and certain related persons acting on behalf of such participants.

•        Awards:    The Jindalee ESIP provides for the grant of options to acquire Jindalee Shares (“Jindalee Options”), performance rights to acquire Jindalee Shares (“Jindalee Performance Rights” and together with the Jindalee Options, the “Jindalee Convertible Securities”), and fully paid Jindalee Shares (collectively, the “Jindalee Plan Securities”).

•        Authorized Shares:    The maximum number of Jindalee Plan Securities that can be issued under the Jindalee ESIP is 6,175,000 or such number as is otherwise approved by the shareholders of Jindalee. Jindalee may not make an offer of Jindalee Plan Securities under the Jindalee ESIP for which monetary consideration is payable (either upfront or on exercise of convertible securities) if the total number of Jindalee Shares issued under the Jindalee ESIP or Jindalee Shares issued or transferred to a participant upon the valid exercise of a Jindalee Convertible Security (the “Jindalee Plan Shares”), that may be issued or acquired upon exercise of the convertible securities offered, plus the total number of Jindalee Plan Shares issued or that may be issued under offers made under the Jindalee ESIP during the previous three-year period, would exceed 5% of the total number of Jindalee Shares on issue at the date of the offer, or such other limit as may be specified by the applicable regulations or Jindalee’s constitution.

•        Plan Administration:    The Jindalee Board administers the Jindalee ESIP.

•        Terms:    Each Jindalee Convertible Security represents a right to acquire one or more Jindalee Shares (for example, under a Jindalee Option or Jindalee Performance Right), subject to the terms of the Jindalee ESIP. Prior to exercise, a participant has no legal, equitable, or other interest in any Jindalee Share underlying the Jindalee Convertible Security by virtue of holding it. A participant not enter into any arrangement to hedge their economic exposure to it.

•        Vesting:    Any vesting conditions applicable to the grant of Jindalee Convertible Securities will be described in the invitation. If all the vesting conditions are satisfied and/or otherwise waived by the Jindalee Board, a vesting notice will be sent to the participant by Jindalee informing them that the relevant Jindalee Convertible Securities have vested. Unless and until the vesting notice is issued by Jindalee, the Jindalee Convertible Securities will not be considered to have vested. If the vesting conditions relevant to a Jindalee Convertible Security are not satisfied and/or otherwise waived by the Jindalee Board, that Jindalee Convertible Security will lapse. Unvested Jindalee Convertible Securities lapse automatically when a plan participant ceases to be an ESS Participant, unless the Jindalee Board determines otherwise in its discretion. For vested Jindalee Convertible Securities, a participant who resigns or is terminated for cause will have those options automatically lapse and be forfeited, whereas a participant who is no longer an ESS Participant by reason of redundancy, retirement, incapacitation, or similar circumstances will have 30 days from cessation of service to exercise vested options before they lapse, in each case, unless the Jindalee Board determines otherwise in its absolute discretion, including by extending the exercise period.

•        Exercise:    To exercise a Jindalee Convertible Security, a participant must deliver a signed notice of exercise and, subject to any cashless exercise election, pay the applicable exercise price prior to the earlier of the date specified in the vesting notice and the expiry date set out in the invitation. At the time of exercise of the Jindalee Convertible Securities, and subject to the Jindalee Board approval, a participant may elect not to provide payment of the exercise price for the number of Jindalee Convertible Securities specified in a notice of exercise. Instead, Jindalee will transfer or issue to the participant that number of Jindalee Shares equal in value to the positive difference between the VWAP per Jindalee Share traded on the ASX over the 5 trading days immediately preceding the exercise date and the exercise price that would otherwise be payable to exercise those Jindalee Convertible Securities.

•        Rights of Convertible Security Holders:    A holder of Jindalee Convertible Securities does not have voting rights and does not receive dividends declared by Jindalee.

•        Transferability:    The Jindalee Convertible Securities are not transferable, except with the prior written approval of Jindalee at its sole discretion and subject to compliance with the Australian Corporations Act and ASX Listing Rules.

•        Forfeiture:    Where a participant who holds Jindalee Convertible Securities ceases to be an eligible participant or becomes insolvent, all unvested Jindalee Convertible Securities will automatically be forfeited by the participant, unless the Jindalee Board otherwise determines in its discretion to permit some or all of the Jindalee Convertible Securities to vest. Jindalee Convertible Securities are forfeited if the Jindalee Board determines a participant acts fraudulently, dishonestly, negligently, in contravention of a Jindalee group policy or in willful breach of their duties to the Jindalee group, or it is evident that the participant intends to do any of the above, the Jindalee Board may in its discretion deem all unvested Jindalee Convertible Securities held by that participant to have been forfeited. Any Jindalee Convertible Securities which have not yet vested will be forfeited immediately on the date that the Jindalee Board determines (acting reasonably and in good faith) that any applicable vesting conditions have not been met or cannot be met by the relevant date. Any Jindalee Convertible Securities which have not yet vested will be automatically forfeited on the expiry date specified in the invitation.

•        Change of Control:    In the event of a change in control, the Jindalee Board has discretion to determine how Jindalee Convertible Securities will be treated, including in a manner that allows plan participants to participate in or benefit from the transaction.

•        Adjustments:    If there is a reorganization of Jindalee’s issued share capital, the rights of holders of Jindalee Convertible Securities will be adjusted to the extent necessary to comply with the ASX Listing Rules applicable to such a reorganization. Holders of Jindalee Convertible Securities are entitled to receive an allotment of as many additional Jindalee Shares as would have been issued to the holder if the holder held Jindalee Shares equal in number to the Jindalee Shares in respect of which the Jindalee Convertible Securities are exercised.

•        Plan Amendment and Duration:    The Jindalee Board may amend any provision of the Jindalee ESIP rules, including the terms of previously granted Jindalee Securities, at any time, and may give such amendments retrospective, immediate, or future effect, but no amendment that materially reduces a plan participant’s existing rights may be made without that person’s consent, other than an amendment introduced primarily to comply with legislation, correct a manifest error, or address adverse tax implications. The Jindalee ESIP continues in operation until the Jindalee Board decides to end it, and the Jindalee Board may suspend the Jindalee ESIP operation for a fixed or indefinite period.

Executive Employment Arrangements Following the Business Combination

US Elemental is currently developing an executive compensation program that is designed to align compensation with its business objectives and the creation of stockholder value, while enabling US Elemental to attract, retain, incentivize and reward individuals who contribute to US Elemental’s long-term success. Decisions on the executive compensation program will be made by US Elemental’s compensation committee. In addition to the guidance provided by its compensation committee, US Elemental may utilize the services of third parties from time to time in connection with the hiring and compensation awarded to executive employees.

US Elemental Equity Plan

In connection with the Business Combination, US Elemental expects to adopt the US Elemental Inc. 2026 Equity Incentive Plan (the “US Elemental 2026 Plan”), subject to approval by US Elemental’s stockholders. The US Elemental 2026 Plan is intended to become effective upon the Closing. A description of the material terms of the US Elemental 2026 Plan will be included in an amendment to this registration statement prior to effectiveness.

Non-Employee Director Compensation

During the year ended June 30, 2025, Lindsay Dudfield was the sole officer and director of HiTech. Effective January 20, 2026, pursuant to consent resolutions adopted by Jindalee as the sole shareholder, the HiTech Board was reconstituted to consist of Lindsay Dudfield, Ian Rodger and Matt Haas. In connection with the reconstitution, Lindsay Dudfield was reappointed as President, Secretary and Treasurer of HiTech.

HiTech did not have any formal arrangements under which its non-employee directors received compensation for their service on the HiTech Board for the year ended June 30, 2025, and did not pay any compensation to such non-employee directors for their services as a director for the year ended June 30, 2025. As a wholly-owned subsidiary of Jindalee, director-level compensation decisions are made at the Jindalee parent level.

HITECH’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of the financial condition and results of operations of HiTech Minerals, Inc. should be read together with the audited financial statements of HiTech Minerals, Inc. as of and for the years ended June 30, 2025 and 2024, the unaudited condensed financial statements as of and for the three and nine months ended March 31, 2026 and 2025, and the related notes thereto included elsewhere in this proxy statement/prospectus. This discussion and analysis should also be read together with the unaudited pro forma financial information as of and for the nine month period ended March 31, 2026 and as of and for the year ended June 30, 2025. Unless the context otherwise requires, references in this section to “we,” “us,” “our”, “Hitech”, and the “Company” refer to HiTech Minerals, Inc. prior to the consummation of the Business Combination and to US Elemental Inc. and its subsidiaries, including HiTech Minerals, Inc., following the consummation of the Business Combination. This discussion and analysis contains forward-looking statements that involve risks and uncertainties, and actual results may differ materially from those expressed or implied in such forward-looking statements. This discussion should be read together with the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” included elsewhere in this proxy statement/prospectus.

Overview

HiTech is a U.S.-based critical minerals exploration and development company focused on advancing the McDermitt Lithium Project located on the Oregon-Nevada border. The McDermitt Lithium Project, which has the potential to be one of the largest known sediment-hosted lithium resources in the United States, is located within the McDermitt Caldera, a region recognized for its significant lithium endowment and strategic relevance to U.S. critical minerals supply chains. The McDermitt Lithium Project is currently in the exploration stage and we have not yet begun to extract any mineral from the property, consequently, we do not currently generate any revenues, have any operating income, or have positive operating cash flow. As of the date of this proxy statement/prospectus, the Company’s activities have principally consisted of exploration, technical studies, environmental baseline work, permitting, stakeholder engagement and related corporate activities necessary to advance the McDermitt Lithium Project toward Feasibility Study. We do not expect to generate revenue until we commence mining operations, which may not happen for many years. The exploration and development of the mineral deposits located at the McDermitt Lithium Project involves a high degree of financial risk and uncertainty.

The Company is a wholly owned subsidiary of Jindalee. Since its inception in 2018, the Company’s operations have been funded entirely through capital contributions and other support arrangements from Jindalee, including direct cash advances, payments to vendors on the Company’s behalf, allocated management services and equity-settled share-based compensation. As of March 31, 2026, the Company had cash and cash equivalents of $13 thousand and an accumulated deficit of $21.9 million. The Company has no third-party debt and does not generate operating cash flows; accordingly, it remains dependent on continued financial support from Jindalee and, upon Closing, the anticipated proceeds of the proposed Business Combination. Because the Company is pre-revenue, its financial condition and results of operations are primarily influenced by the level, timing and allocation of expenditures and the availability of external funding rather than operating margins or revenue trends.

Recent Developments

Business Combination

On April 9, 2026, the Company entered into the Business Combination Agreement pursuant to which, among other things, US Elemental is expected to become a publicly listed company in the U.S. and HiTech will become a wholly owned subsidiary of US Elemental. The Business Combination is intended to provide us with access to U.S. public market capital and additional funding to support the continued advancement of the McDermitt Lithium Project, including feasibility-related workstreams. See the section titled “The Business Combination Proposal — The Business Combination Agreement” for additional information about the terms of the Business Combination Agreement and related agreements.

Basis of Presentation

The Company’s financial statements have been prepared in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”) and reflect HiTech as a standalone entity for the periods presented. The Company has a June 30 fiscal year end. Because the Company has not yet reached the production stage, its historical results are not indicative of the operating results that would be expected of a producing mining company and are driven primarily by the timing and scale of exploration, study, permitting and corporate activities.

Components of Results of Operations

The McDermitt Lithium Project is currently in the exploration stage. We have not commenced mineral extraction or commercial production at the McDermitt Lithium Project and, as a result, we do not currently generate revenue from operations. We expect to continue to incur losses unless and until the McDermitt Lithium Project is successfully permitted, developed and placed into commercial production.

Our operating expenses consist primarily of exploration expenses, related party management fees, general and administrative expenses, merger-related transaction costs and depreciation. Other items include foreign exchange gains and losses and, in future periods, may include non-cash fair value movements related to financial instruments issued in connection with the Business Combination and related financings.

Exploration expenses.    Exploration expenses consist primarily of costs incurred to advance the McDermitt Lithium Project, including professional fees for technical studies, drilling and field programs, permitting support and environmental baseline work, claim maintenance fees, lease costs and other project related activities.

Related party management fees.    Related party management fees represent allocations of corporate, executive, finance, accounting, legal, transaction support, information technology and other shared services provided by Jindalee, determined based on a combination of direct attribution and allocation methodologies. These allocations are recognized as non-cash operating expenses. See Note 5 to our financial statements included elsewhere in this proxy statement/prospectus.

General and administrative expenses.    General and administrative expenses consist primarily of employee salaries and benefits, office and information technology costs, insurance, travel and other corporate overhead expenses necessary to support our operations and advancement of the McDermitt Lithium Project. General and administrative expenses may include non-cash share-based compensation to the extent applicable. See Note 5 “Related Party Transactions” in the notes to our financial statements included elsewhere in this proxy statement/prospectus.

Merger-related transaction costs.    Merger-related transaction costs consist of legal, accounting, financial and other professional service fees and expenses incurred in connection with the Business Combination, including costs incurred through the closing of the Business Combination. These costs are generally expensed as incurred. Certain costs directly attributable to the issuance of equity securities in connection with the Business Combination will be recorded as a reduction of the proceeds received and charged against additional paid-in capital. See the notes to our financial statements included elsewhere in this proxy statement/prospectus.

Depreciation expense.    Depreciation expense primarily relates to office and information technology equipment. See Note 3 to our financial statements included elsewhere in this proxy statement/prospectus.

Results of Operations

The following table sets forth our results of operations, the amount of change and percent change between the periods indicated. The period-to-period comparison of financial results is not necessarily indicative of future results. All amounts are shown in U.S. dollars.

	Three Months Ended March 31,		Change		Nine Months Ended March 31,		Change
	2026	2025	$	%	2026	2025	$	%
	(In thousands, except for percentages)
Operating Expenses
Exploration	430	238	192	81%	2,894	1,171	1,723	147%
Related party management fees	288	147	141	96%	959	608	351	58%
General and administrative expenses	305	183	122	67%	643	592	51	9%
Merger-related transaction costs	185	—	185	NM	259	—	259	NM
Depreciation	3	2	1	50%	7	6	1	17%
Total operating expenses	1,211	570	641	112%	4,762	2,377	2,385	100%

Comparison of the Three Months Ended March 31, 2026 and 2025

The following discussion covers the results of operations for the three months ended March 31, 2026 compared to the three months ended March 31, 2025.

Exploration

Exploration expenses were approximately $430 thousand for the three months ended March 31, 2026, compared to approximately $238 thousand for the three months ended March 31, 2025, an increase of approximately $192 thousand. The increase primarily resulted from higher spending on baseline studies, including cultural and archaeological work, and environmental and legal costs related to exploration permitting, and metallurgical study and sample analysis costs associated with the McDermitt Lithium Project. These higher expenses were partially offset by lower consulting fees compared to the prior year period, which had included greater consulting costs related to permitting support for the Exploration Plan of Operations.

Related Party Management Fees

Related party management fees were approximately $288 thousand for the three months ended March 31, 2026, compared to approximately $147 thousand for the three months ended March 31, 2025, an increase of approximately $141 thousand. The increase resulted from higher allocations of executive time and resources from Jindalee in connection with the proposed Business Combination during the current period.

General and Administrative Expenses

General and administrative expenses were approximately $305 thousand for the three months ended March 31, 2026, compared to approximately $183 thousand for the three months ended March 31, 2025, an increase of approximately $122 thousand, or 67%. The increase was driven mainly by higher consultant fees related to government relations, and public relations, higher insurance costs following an October 2025 premium increase, and recruitment expenses for a senior geologist.

Merger-Related Transaction Costs

Merger-related transaction costs were approximately $185 thousand for the three months ended March 31, 2026 and primarily related to legal, accounting, financial advisory and investor relations costs associated with the proposed Business Combination, including preparation of this proxy statement/prospectus and the Technical Report Summary. No comparable costs were incurred in the prior-year period.

Comparison of the Nine Months Ended March 31, 2026 and 2025

The following discussion covers the results of operations for the nine months ended March 31, 2026 compared to the nine months ended March 31, 2025.

Exploration

Exploration expenses were approximately $2.9 million for the nine months ended March 31, 2026, compared to approximately $1.2 million for the nine months ended March 31, 2025, an increase of approximately $1.7 million. The increase was driven primarily by a significant diamond drilling program of approximately $1.5 million undertaken in the second quarter of fiscal 2026 following receipt of permitting approvals in October 2025, along with higher consulting costs related to exploration support and project management, environmental and hydrological studies, magnesium studies and metallurgical testwork, and legal costs and archaeological baseline work undertaken in the third quarter of fiscal 2026.

Related Party Management Fees

Related party management fees were approximately $959 thousand for the nine months ended March 31, 2026, compared to approximately $608 thousand for the nine months ended March 31, 2025, an increase of approximately $351 thousand. The increase resulted from higher allocated corporate and executive costs from Jindalee, driven by additional executive costs, time and transaction support related to the proposed Business Combination, increased travel costs allocated through the management fee arrangement, and the cost impact of new senior management appointments in the current period.

General and Administrative Expenses

General and administrative expenses were approximately $643 thousand for the nine months ended March 31, 2026, compared to approximately $592 thousand for the nine months ended March 31, 2025, an increase of approximately $51 thousand. The increase was driven mainly by higher consultant and accounting fees, partially offset by lower share-based compensation, the absence of a one-time retention bonus paid in the prior-year period, and lower recruitment and legal fees.

Merger-Related Transaction Costs

Merger-related transaction costs were approximately $259 thousand for the nine months ended March 31, 2026 and primarily related to legal, accounting, financial advisory and investor relations costs associated with the proposed Business Combination, including preparing the registration statement for which this proxy statement/prospectus forms a part and the Technical Report Summary. No comparable costs were incurred in the prior-year period.

Comparison of the years ended June 30, 2025 and 2024

The following tables set forth our historical results for the periods indicated, and the changes between periods (in thousands, except for percentages). All amounts are shown in U.S. dollars.

	Year Ended June 30,		Period-over-Period Change Year Ended June 30, 2025 to 2024
	2025	2024
(in thousands)	$	$	Change ($)	Change (%)
Operating Expenses
Exploration	1,650	3,454	(1,804)	(52)%
Related party management fees	926	861	65	8%
General and administrative expenses	708	939	(231)	(25)%
Depreciation	9	8	1	13%
Foreign exchange (gain) loss	(4)	0	(4)	NM
Total operating expenses	3,288	5,262	(1,973)	(38)%

NET LOSS	(3,288)	(5,262)	1,973	(38)%

____________

Note: Table may not foot due to rounding

Exploration

Exploration expenses were approximately $1.7 million for the year ended June 30, 2025, compared to approximately $3.5 million for the year ended June 30, 2024, a decrease of approximately $1.8 million. The decrease was primarily due to FY2024 work involved with the JORC Code-compliant Pre-Feasibility Study, which resulted in substantially higher study-related and consultancy and professional fee costs in the year ended June 30, 2024 than in the year ended June 30, 2025.

Related Party Management Fees

Related party management fees were approximately $926 thousand for the year ended June 30, 2025, compared to approximately $861 thousand for the year ended June 30, 2024, an increase of approximately $65 thousand. The increase reflects higher employment, corporate overheads, and advisory costs incurred by Jindalee during the year ended June 30, 2025, including costs in the second half of FY2025 associated with the commencement of the proposed Business Combination that were incurred by Jindalee. The management fee is charged at cost with no mark-up.

General & Administrative expenses

General and administrative expenses decreased to approximately $708 thousand for the year ended June 30, 2025 from approximately $939 thousand for the year ended June 30, 2024, a reduction of approximately $231 thousand. The decrease was primarily driven by lower share-based compensation expense, as fiscal year 2024 included higher non-cash equity compensation charges associated with the initial establishment of a long-term incentive program for employees, which resulted in elevated grant-date fair value recognition in that period. These reductions were partially offset by permit amendment fees of $56 thousand incurred in FY25 with no equivalent cost in FY24.

Liquidity and Capital Resources; Going Concern

Sources and Uses of Liquidity

Liquidity describes the ability of a company to generate sufficient cash flows to meet the cash requirements of its business operations, including working capital needs, debt service, acquisitions, contractual obligations, and other commitments. The Company is an exploration-stage company and has not generated revenue to date. Its principal liquidity needs in the short to long term are to fund exploration, permitting, technical and environmental baseline studies, project development activities, general corporate expenses and transaction-related costs associated with the proposed Business Combination.

Since its inception, the Company’s principal source of liquidity has been capital contributions and other financial support from its parent company, Jindalee. The Company’s principal uses of cash have related to exploration and development activities at the McDermitt Lithium Project and general corporate and administrative expenses. As of March 31, 2026, the Company had cash and cash equivalents of $13 thousand. As of June 30, 2025, the Company had cash and cash equivalents of $118 thousand.

Material Cash Requirements and Funding Strategy

The Company expects its cash requirements to increase over time as it seeks to advance technical and feasibility-related work programs for the McDermitt Lithium Project. Management’s near-term capital allocation priorities are focused on advancing key exploration, permitting and technical activities for the McDermitt Lithium Project, while retaining flexibility to defer or re-sequence discretionary expenditures if funding timing or availability changes. Certain baseline environmental and cultural studies require continuous twelve-month datasets; deferral of these activities beyond the 2026 field season could delay commencement of a Feasibility Study by up to twelve months. Field activities at the McDermitt Lithium Project, including drilling and environmental baseline programs, are subject to seasonal access, weather, environmental and permitting constraints and are typically conducted during defined field seasons when site access and regulatory conditions allow. While the Company has received approval of its EPO, delays in funding availability, permitting or contractor mobilization could cause the Company to miss the principal 2026 field season and require deferral of planned activities to 2027.

Over the next 12 to 24 months, the Company’s primary cash requirements are expected to relate to activities intended to support a potential Feasibility Study, including planned drilling during the 2026 field season, technical studies, engineering work, permitting support and ongoing corporate and transaction-related costs. The scope, timing and pace of these activities are dependent on funding availability, seasonal considerations, permitting progress and technical results.

The Company does not currently have committed financing sufficient to fund a Feasibility Study, project development or construction, and no decision to proceed to a Feasibility Study has been made. Management currently expects that proceeds available following completion of the Business Combination would be used primarily to fund a portion of feasibility-related work programs and public-company operating costs. Following the Closing, US Elemental expects to incur substantial additional recurring costs as a U.S. public company, including costs associated with hiring additional personnel, implementing processes and controls to comply with SEC reporting and other regulatory requirements, obtaining and maintaining directors’ and officers’ liability insurance, compensating independent directors and engaging additional audit, legal and administrative resources. Completion of the Business Combination is subject to, among other conditions, satisfaction of the Minimum Cash Condition of $14 million net of certain transaction expenses. Additional financing beyond what may be available at closing may be required to fully fund a Feasibility Study or to advance the McDermitt Lithium Project to a construction decision.

If timely and sufficient financing is not obtained, the Company may be required to defer, scale back or suspend planned work programs, including drilling and baseline data collection activities, which could delay completion of feasibility workstreams and materially adversely affect the Company’s business, financial condition and results of operations.

Anticipated Sources of Funding — Business Combination

In connection with the closing of the Business Combination, US Elemental expects to have access to funds from multiple sources, including: (i) cash remaining in the Trust Account after giving effect to any redemptions by CSTA Public Shareholders; (ii) the proceeds of the PIPE Financing that US Elemental and Jindalee are seeking to complete concurrently with the closing of the Business Combination; and (iii) the $1.55 million received on April 9, 2026 by the Company from Antarctica Holder pursuant to the issuance of HiTech Series A Preferred Stock, which will be exchanged for preferred stock of US Elemental at closing.

There can be no assurance that the PIPE Financing will be completed, that the Minimum Cash Condition will be satisfied, or that sufficient proceeds will be available following the Business Combination to fund the Company’s planned 2026 drilling programs, environmental baseline and permitting studies, feasibility-related technical work, and ongoing public-company operating costs, and additional financing would be required.

US Elemental is targeting PIPE Financing in the range of $20 million to $30 million; however, no PIPE Investors have committed to participate as of the date of this proxy statement/prospectus, and the final size and terms of any PIPE Financing remains subject to negotiation and market conditions. If the PIPE Financing is not completed at the targeted amount, or at all, available proceeds following the Business Combination may be insufficient to fund the Company’s planned feasibility-related work programs and operations, and additional financing would be required.

Going Concern

The Company’s independent registered public accounting firm issued an opinion on the June 30, 2025 financial statements that includes an explanatory paragraph regarding substantial doubt about the Company’s ability to continue as a going concern for a period of one year after the date the financial statements were issued. This conclusion reflects the Company’s lack of revenue, recurring operating losses and continued dependence on its parent and other external capital sources to fund operations.

Funding Arrangements from Parent

Since its formation, the Company has been funded entirely by Jindalee through a combination of direct cash contributions, payments to vendors on the Company’s behalf, allocated management services and equity-settled share-based compensation. These funding arrangements have been used to finance the Company’s exploration, permitting, environmental baseline, technical and corporate activities.

Historically, funding provided by Jindalee was documented under an intercompany line-of-credit arrangement. However, based on an assessment of the substance of the arrangement, including the Company’s development-stage status, its lack of independent operating cash flows and the Parent’s historical practice of waiving interest and not enforcing repayment terms, the outstanding balance of the intercompany facility has been reclassified from a related-party liability to equity.

Accordingly, amounts funded under the intercompany arrangement are reflected in the Company’s financial statements as contributions from parent within stockholders’ equity, rather than as debt obligations. This accounting treatment was endorsed by the boards of both the Company and Jindalee in connection with the completion of the U.S. GAAP audit for the years ended June 30, 2025 and 2024.

As of June 30, 2025, cumulative contributions from Jindalee totaled approximately $17.7 million, which increased to approximately $22.2 million as of March 31, 2026. During the nine months ended March 31, 2026, these contributions included cash funding, non-cash vendor payments made directly by Jindalee on the Company’s behalf, allocated management services and equity-settled share-based compensation.

The Company does not have any third-party debt facilities and, other than lease liabilities reflected on its balance sheet, does not have material interest-bearing obligations. Additional information regarding the intercompany funding arrangement and related-party transactions is included under the heading “Certain Relationships and Related Person Transactions.”

Cash Flows

The following tables summarize our cash flows for the periods presented.

	Nine Months Ended March 31,
(in thousands)	2026	2025	Change
Net cash and cash equivalents used in operating activities	(1,962)	(407)	(1,555)
Net cash and cash equivalents used in investing activities	(42)	(3)	(39)
Net cash and cash equivalents provided by financing activities	1,899	540	1,359
Net increase (decrease) in cash and cash equivalents	(105)	130	(235)
	For the Years Ended June 30,
(in thousands)	2025	2024	Change
Net cash and cash equivalents used in operating activities	(549)	(487)	(62)
Net cash and cash equivalents used in investing activities	(3)	—	(3)
Net cash and cash equivalents provided by financing activities	660	350	310
Net increase (decrease) in cash and cash equivalents	108	(137)	245

The following presents management’s discussion of cash flows for the nine months ended March 31, 2026 compared to the nine months ended March 31, 2025 and for the year ended June 30, 2025 compared to the year ended June 30, 2024.

Cash Flows from Operating Activities

Our cash flows from operating activities are primarily driven by exploration activities at the McDermitt Lithium Project, general and administrative costs, and, in the current period, transaction costs incurred in connection with the proposed Business Combination. We have incurred recurring operating losses and negative cash flows from operating activities.

During the nine months ended March 31, 2026, net cash used in operating activities was approximately $2.0 million, compared to approximately $0.4 million for the nine months ended March 31, 2025, representing an increase in cash used of approximately $1.6 million. The increase in net cash used in operating activities during the nine months ended March 31, 2026 was primarily attributable to significantly higher exploration expenditures of approximately $2.9 million, compared to approximately $1.2 million for the nine months ended March 31, 2025, driven by drilling activities and study work undertaken at the McDermitt Lithium Project following receipt of permitting approvals in October 2025 as well as merger-related transaction costs of approximately $259 thousand incurred in connection with the proposed Business Combination for which there was no comparable cost in the prior period.

During the year ended June 30, 2025, net cash used in operating activities was approximately $549 thousand, compared to approximately $487 thousand for the year ended June 30, 2024, representing an increase in cash used of approximately $62 thousand. This increase was primarily due to less favorable working capital movements in the year ended June 30, 2025 relative to the year ended June 30, 2024 when a major phase of drilling and technical work resulted in a larger build-up of payables that provided a greater working capital benefit to operating cash flows.

Cash Flows from Investing Activities

Net cash used in investing activities during the nine months ended March 31, 2026 was approximately $42 thousand, relating to the purchase of field equipment, including a meteorological station acquired and installed at the McDermitt Lithium Project site to support ongoing exploration and environmental monitoring activities. Net cash used in investing activities during the nine months ended March 31, 2025 was approximately $3 thousand, relating to the purchase of office and computer equipment.

Net cash used in investing activities during the year ended June 30, 2025 related to the purchase of office and computer equipment, and there were no investing cash flows during the year ended June 30, 2024.

Cash Flows from Financing Activities

Net cash provided by financing activities was approximately $1.9 million for the nine months ended March 31, 2026, compared to approximately $0.5 million for the nine months ended March 31, 2025, representing an increase of approximately $1.4 million. Cash provided by financing activities consists entirely of cash contributions from Jindalee to fund working capital and exploration activities. The increase in cash contributions during the nine months ended March 31, 2026 reflects higher operating cash flow funding requirements associated with drilling activities at the McDermitt Lithium Project and costs incurred in connection with the proposed Business Combination.

Net cash provided by financing activities was approximately $660 thousand for the year ended June 30, 2025, compared to approximately $350 thousand for the year ended June 30, 2024, representing an increase of approximately $310 thousand. The increase in cash contributions during the year ended June 30, 2025 is a reflection of the Company’s higher operating cash outflows as outlined above.

Non-Cash Transactions

Since its formation, the Company has funded its operations through contributions from Jindalee, its parent company. These contributions included cash contributions, vendor payments made directly on the Company’s behalf that are recorded as non-cash capital contributions, contributed management fees and share-based compensation awards to Company employees and consultants.

During the nine months ended March 31, 2026 and 2025, Jindalee funded the Company’s operations through a combination of cash contributions and non-cash capital contributions. For these periods, non-cash capital contributions were approximately $2.6 million and $2.0 million, respectively, in addition to cash contributions of $1.9 and $0.5 million, respectively, that funded the Company’s operating cash outflows and capital expenditures.

During the years ended June 30, 2025 and 2024, Jindalee funded the Company’s operations through a combination of cash contributions and non-cash capital contributions. For these periods, non-cash capital contributions were approximately $2.6 million and $4.7 million, respectively, in addition to cash contributions of $0.7 and $0.4 million, respectively, that funded the Company’s operating cash outflows and capital expenditures. The decrease in non-cash contributions during the year ended June 30, 2025 primarily reflected lower vendor payments made directly by Jindalee following completion of a major phase of the Pre-Feasibility Study and related exploration activities at the McDermitt Lithium Project, partially offset by higher cash contributions to fund working capital and ongoing project activities.

The Company’s ability to continue its exploration and early-stage development activities remains dependent on ongoing financial support from Jindalee and, following the Business Combination, from Jindalee and other external sources of capital.

Off-Balance Sheet Arrangements

The Company does not have any off-balance sheet arrangements that have had, or are reasonably likely to have, a material current or future effect on its financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

Contractual and Other Obligations

Commitments

The Company’s contractual obligations are limited and primarily relate to operating leases and ordinary-course service arrangements entered into in connection with its exploration and development activities.

As of March 31, 2026, the Company’s only material operating lease related to core sample storage facilities in McDermitt, Nevada. The Company does not have any long-term debt, capital leases, purchase obligations, guarantees or other material long-term contractual commitments.

Project-related expenditures, including costs associated with exploration, environmental baseline studies, permitting and feasibility-related work for the McDermitt Lithium Project, are generally incurred under short-term or cancellable arrangements and are not subject to binding long-term contractual commitments. Accordingly, such expenditures are discretionary in nature and may be adjusted based on funding availability, permitting progress and other factors.

Future capital requirements for the development and construction of the McDermitt Lithium Project will depend on a number of factors, including the results of feasibility studies, permitting and regulatory approvals, project financing arrangements and the successful completion of the Business Combination. See “Liquidity and Capital Resources — Material Cash Requirements and Funding Strategy” for further discussion.

Related Party Capital Contributions

Since inception, the Company has relied on financial support from Jindalee to fund operations and project activities. As of March 31, 2026, cumulative contributions from Jindalee recognized in stockholders’ equity totaled approximately $22.2 million. See “Liquidity and Capital Resources — Funding Arrangements from Parent” above, Note 5 “Related Party Transactions” in the notes to the financial statements included elsewhere in this proxy statement/prospectus for additional information regarding these arrangements.

Business Combination and Related Financing

In connection with the signing of the Business Combination Agreement, the Company entered into the Securities Purchase Agreement with Antarctica Holder, an affiliate of Antarctica Capital, pursuant to which, among other things, Antarctica Holder committed to provide $4.0 million of financing to US Elemental, consisting of $1.55 million funded on the date of the Business Combination Agreement and $2.5 million expected to be funded at Closing. The initial $1.55 million was funded on April 9, 2026 through the purchase of 1,550 shares of the HiTech Series A Preferred Stock. The HiTech Series A Preferred Stock will be exchanged for US Elemental Series A Preferred Stock at Closing and may give rise to additional warrants at the time of closing based on its accrued value and conversion price.

Trends and Uncertainties

The Company is subject to a number of trends and uncertainties that could materially affect its liquidity, capital requirements and results of operations. As an exploration-stage company without operating revenue, the Company’s near-term financial performance is particularly sensitive to the timing of external financing, regulatory processes and the sequencing of exploration, permitting and feasibility-related activities.

The most significant near-term uncertainties relate to the timing and completion of the proposed Business Combination, the availability and timing of financing to support work programs at the McDermitt Lithium Project, and the seasonal and logistical constraints on when field activities can be undertaken each year. These uncertainties primarily affect the timing and sequencing of expenditures rather than the Company’s current development strategy for the McDermitt Lithium Project; however, prolonged delays could increase cumulative development costs and require additional financing.

The timing of completion of Closing remains uncertain and is dependent on multiple factors, including the duration of the SEC review process, receipt of shareholder approvals, satisfaction of closing conditions (including the minimum cash condition), completion of financing arrangements and compliance with applicable listing requirements. Delays in completion of the Business Combination would directly impact the timing and sequencing of anticipated funding availability and could require the Company to defer or re-sequence planned exploration, permitting and technical work programs.

The Company’s exploration and feasibility-related activities are also subject to seasonal, environmental, permitting and logistical constraints that limit when certain field activities can be undertaken during a given year. While the Company has received federal approval of its EPO, delays in funding availability, permitting or contractor mobilization could cause the Company to miss an intended field season. Any such delay could require planned drilling and baseline data collection activities to be deferred to a subsequent year, which could extend feasibility timelines and increase cumulative development costs.

The Company is also subject to permitting and litigation-related risks associated with exploration and development activities. In April 2026, certain plaintiffs filed litigation challenging the federal permit authorizing the Company’s exploration program in eastern Oregon. Although the Company is not a named defendant and no preliminary injunction or stay currently restricts approved exploration activities, adverse developments could affect the timing and cost of planned work programs, or prevent such work programs from being undertaken.

The Company’s future capital requirements will continue to be influenced by the pace and scope of feasibility-related activities, the extent of drilling and technical work undertaken, transaction and public-company costs, and market conditions for equity and other financings. Prevailing lithium market conditions represent a further material uncertainty; sustained weakness in lithium prices could reduce investor appetite for external project financing and could affect the long-term commercial viability of advancing the McDermitt Lithium Project toward a construction decision. Because the Company does not currently generate revenue, it remains dependent on external sources of capital; there can be no assurance that such capital will be available when required, on acceptable terms, or at all.

Factors That May Influence Future Results of Operations

The Company’s future results of operations and cash flows will be influenced primarily by the cost, timing, scale and effectiveness of expenditures on the McDermitt Lithium Project, including drilling, metallurgical testwork, engineering, baseline and permitting activities, and related corporate and transaction costs. In the longer term, the Company’s results will also depend on its ability to successfully develop and operate a mine at the McDermitt Lithium Project.

The availability, timing and terms of capital raised through the proposed Business Combination and related financings, together with continued financial support from Jindalee, will affect the pace at which the Company can advance feasibility-related workstreams and may require adjustments to planned project activities if funding is delayed or proceeds are lower than currently expected.

Regulatory, permitting and litigation developments, including appeals and challenges to the EPO may impact the timing of exploration and development activities and, in an adverse scenario, could delay or prevent completion of the environmental baseline dataset and the Feasibility Study and could also increase cumulative project costs.

Broader market conditions, including lithium price dynamics, cost inflation for drilling, labor, reagents and construction inputs, and investor appetite for critical minerals projects, may also influence the scope and sequencing of future work programs and the Company’s ability to access capital on acceptable terms.

Critical Accounting Estimates

The preparation of the Company’s financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities as of the balance sheet date, and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Management considers the policies and estimates discussed below to be critical because they are important to the portrayal of the Company’s financial condition and results of operations and involve significant judgment or estimation uncertainty.

Liquidity and Going Concern

The Company is an exploration-stage entity and has not generated revenue. Its ability to continue as a going concern depends on continued funding from its parent company, Jindalee, and access to external sources of capital. The Company has incurred recurring operating losses since inception and expects to continue incurring operating losses as it advances exploration and technical work programs.

Management has concluded that these conditions raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date the financial statements are issued. The financial statements have been prepared on a going concern basis and do not include adjustments that might result if the Company were unable to continue as a going concern. The going-concern assessment requires judgment regarding anticipated funding availability and forecast cash requirements, and changes in those assumptions could materially affect the outcome of this assessment.

Exploration, Mining Claims and Project-Related Expenditures

The Company’s primary activities relate to exploration and evaluation of mineral properties, and the accounting treatment of these expenditures requires judgment regarding their nature and timing.

Costs incurred to acquire, lease or establish mineral claims are capitalized as mining claims. Exploration costs, including drilling, sampling, studies and environmental mitigation related to exploration activities, are expensed as incurred. Costs to maintain mineral claims are also expensed as incurred. Mine development costs would only be capitalized once proven and probable reserves exist and a property is determined to be commercially mineable, which has not yet occurred.

Determining whether expenditures should be capitalized or expensed depends on the stage of the project and the nature of the activities performed. Changes in project plans, permitting status or expected development pathways could affect the timing and classification of expenditures.

Impairment of Long-Lived Assets and Mining Claims

The Company reviews long-lived assets, including mining claims and property and equipment, for impairment whenever events or changes in circumstances indicate that the carrying amounts of those assets may not be recoverable. Recoverability is evaluated by comparing the carrying amount of the asset or asset group to the undiscounted future cash flows expected to be generated.

If an asset is determined not to be recoverable, an impairment loss is recognized based on the excess of the carrying amount over the asset’s fair value. The impairment assessment requires significant judgment, including assumptions related to future exploration success, commodity prices, permitting outcomes, development timelines and the availability of financing. Changes in these assumptions could result in an impairment charge that would materially affect the Company’s financial position and results of operations.

Operating Leases

The Company determines if a contractual arrangement represents or contains a lease at inception and recognizes right-of-use assets and lease liabilities based on the present value of lease payments over the lease term. When the interest rate implicit in a lease cannot be readily determined, the Company uses its incremental borrowing rate to measure lease liabilities.

Judgment is required in determining the lease term, including whether renewal options are reasonably certain of exercise, and in estimating the appropriate discount rate. Changes in these assumptions can affect the measurement of lease assets and liabilities and the timing of lease expense recognition.

Share-Based Compensation

Certain Company personnel receive equity-settled share-based awards in Jindalee, HiTech’s parent company. The grant-date fair value of these awards is determined by Jindalee using an option pricing model. HiTech recognizes compensation expense based on those fair values over the requisite service period, with a corresponding increase in Contributions from Parent within Stockholder’s Equity. The amount of compensation expense recognized is dependent on Jindalee’s assumptions and forfeiture estimates, which are outside of HiTech’s direct control.

Income Taxes

The Company accounts for income taxes under the asset and liability method. Deferred tax assets and liabilities are recognized for temporary differences between the financial statement carrying amounts of assets and liabilities and their respective tax bases, as well as for net operating loss carryforwards.

The realization of deferred tax assets depends on the generation of future taxable income. Given the Company’s exploration-stage status, history of operating losses and lack of taxable income, management has determined that it is more likely than not that deferred tax assets will not be realized and has recorded a full valuation allowance. The assessment of realizability involves significant judgment, and changes in future operating results or business plans could affect the amount of deferred tax assets recognized.

Recent Accounting Pronouncements

The Company adopted Accounting Standards Update (“ASU”) 2023-09, “Income Taxes (Topic 740): Improvements to Income Tax Disclosures,” and ASU 2023-07, “Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures,” on July 1, 2024. The adoption of these standards did not have a material impact on the Company’s financial statements other than additional disclosure requirements.

In November 2024, the Financial Accounting Standards Board (“FASB”) issued ASU 2024-03, “Income Statement — Reporting Comprehensive Income (Subtopic 220-40): Disaggregation of Income Statement Expenses,” which will require expanded disclosures regarding the nature and amounts of certain income statement expense categories. The standard is effective for annual reporting periods beginning after December 15, 2026 and interim periods beginning after December 15, 2027, with early adoption permitted, and the Company is currently evaluating its impact on the Company’s financial statement disclosures.

In December 2025, the FASB issued ASU 2025-11, “Interim Reporting (Topic 270): Narrow Scope Improvements”, which improves and clarifies interim reporting requirements under U.S. GAAP. The ASU compiles required interim disclosures, including disclosure of material changes since the last annual reporting period, to improve consistency and navigability. This ASU is effective for fiscal years beginning after December 15, 2027 and interim periods within those fiscal years, with early adoption permitted. The ASU should be applied prospectively, although retrospective application is permitted for all prior periods presented. The Company is currently evaluating its impact on the Company’s financial statement disclosures.

Quantitative and Qualitative Disclosures about Market Risk

The Company’s primary financial instruments consist of cash and cash equivalents. The Company does not have any third-party debt facilities or derivative financial instruments. While the Company has recognized operating lease liabilities in connection with its lease arrangements, management does not consider the related interest rate exposure to be material. Substantially all of the Company’s cash balances and operating activities are denominated in U.S. dollars. As a result, management does not believe that the Company is exposed to material foreign currency risk or other material financial market risks as of March 31, 2026.

The Company is, however, exposed to broader economic and industry risks that may affect future operating results and capital requirements, including lithium price volatility, inflation in drilling, labor, reagent, energy and other project development costs, and changes in capital market conditions affecting access to financing. These risks do not currently arise primarily from financial instruments and are discussed elsewhere in this proxy statement/prospectus under the sections addressing risk factors, business, liquidity and factors that may influence future results of operations.

MANAGEMENT OF US ELEMENTAL AFTER THE BUSINESS COMBINATION

Executive Officers and Directors After the Business Combination

The Business Combination Agreement provides that the US Elemental Board will initially be comprised of seven (7) directors, with one director ([•]) designated by CSTA and up to six directors ([•], [•], [•], [•], [•] and [•]) designated by HiTech.

The following table sets forth certain information, as of the date of this proxy statement/prospectus, relating to the persons who are expected to serve as the executive officers and directors of US Elemental immediately after the consummation of the Business Combination.

Name	Age	Position
Executive Officers
[•]	[•]	[•]
[•]	[•]	[•]
[•]	[•]	[•]
Directors
[•]	[•]	[•]
[•]	[•]	[•]
[•]	[•]	[•]
[•]	[•]	[•]

Executive Officers

[•]

Director and Director Nominees

[•]

Board of Directors

Composition

The business and affairs of US Elemental will be managed under the direction of the US Elemental Board. The US Elemental Board is expected to be chaired by [•] and include as members the individuals named above as directors. Subject to the terms of the Business Combination Agreement, the Proposed Charter and the Proposed Bylaws, the number of directors will be fixed by the US Elemental Board, and is expected to initially be fixed at seven directors. Of these seven directors, we expect that [•], [•], [•] and [•] at will be determined to be qualify as independent in accordance with the applicable listing rules. The directors will be divided into Class I, Class II and Class III and will have staggered three-year terms. On the date of the adoption of the Proposed Charter, the directors will initially be divided as follows:

•        the Class I director will be [•] and [•] and their terms will expire at the first annual meeting of stockholders to be held following the date of this proxy statement/prospectus;

•        the Class II directors will be [•] and [•] and their terms will expire at the second annual meeting of stockholders to be held following the date of this proxy statement/prospectus; and

•        the Class III directors will be [•], [•] and [•] and their terms will expire at the third annual meeting of stockholders to be held following the date of this proxy statement/prospectus.

As a result of the staggered board, only one class of directors will be elected at each annual meeting of stockholders, with the other classes continuing for the remainder of their respective terms. At any meeting of stockholders at which directors are to be elected, the number of directors elected may not exceed the greatest number of directors then in office in any class of directors. The members of each class will hold office until the annual meeting stated above when their term expires and until their successors are elected and qualified. At each succeeding annual meeting of the US

Elemental Stockholders, the successors to the class of directors whose term expires at that meeting will be elected by plurality vote of all votes cast at such meeting to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election and until their successors are elected and qualified. Subject to the rights, if any, of the holders of any series of preferred stock to elect additional directors under circumstances specified in a preferred stock designation, directors may be elected by the stockholders only at an annual meeting of stockholders.

Director Independence

Under the Nasdaq rules, a director will not be independent unless the US Elemental Board affirmatively determines that the director does not have a direct or indirect material relationship with US Elemental or any of its subsidiaries. In addition, the director must not be precluded from qualifying as independent under the per se bars set forth by the Nasdaq rules.

The US Elemental Board will undertake a review of its composition, the composition of its committees and the independence of directors and consider whether any director has a material relationship with US Elemental that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, the US Elemental Board is expected to determine that each of [•], [•], [•], [•], [•] and [•] do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors qualifies as “independent” as that term is defined under the Nasdaq rules. In making these determinations, the US Elemental Board will consider the relationships that each non-employee director has with US Elemental, the transactions otherwise set forth in this proxy statement/prospectus, and all other facts and circumstances the US Elemental Board deemed relevant in determining their independence, including the director’s beneficial ownership of US Elemental Common Stock.

Controlled Company Exemption

Upon the completion of the Business Combination, Jindalee is expected to be the beneficial owner of approximately [•]% of the outstanding shares of US Elemental Common Stock and so will control the voting power of our outstanding capital stock, as a result of which Jindalee will have the power to elect a majority of the US Elemental Board. Pursuant to Nasdaq’s listing standards, a company of which more than 50% of the voting power for the election of directors is held by an individual, a group or another company qualifies as a “controlled company.” As a result, US Elemental will be a “controlled company” within the meaning of the Nasdaq listing rules and may qualify for and rely on exemptions from certain corporate governance requirements that would otherwise require companies to have: (i) a board of directors comprised of a majority of independent directors; (ii) compensation of our executive officers determined by a majority of the independent directors or a compensation committee comprised solely of independent directors; (iii) a compensation committee charter which, among other things, provides the compensation committee with the authority and funding to retain compensation consultants and other advisors; and (iv) director nominees selected, or recommended for the board’s selection, either by a majority of the independent directors or a nominating committee comprised solely of independent directors. Controlled companies must comply with Nasdaq’s other corporate governance standards. These include having and audit committee and the extraordinary general meetings of independent or non-management directors. Although we expect to qualify as a “controlled company,” we do not currently expect to rely on these exemptions and intend to fully comply with all corporate governance requirements under the listing standards of Nasdaq. However, if we were to utilize some or all of these exemptions, we would not comply with certain of the corporate governance standards of the Nasdaq, which could adversely affect the protections for other stockholders.

Board Committees

The US Elemental Board will direct the management of its business and affairs, as provided by Delaware law, and conduct its business through meetings of the US Elemental Board and standing committees. The standing committees of the US Elemental Board will consist of an audit committee, a compensation committee and a nominating and corporate governance committee, each of which will operate under a written charter and, subject to the exemptions for “controlled companies,” will be composed solely of independent directors.

In addition, from time to time, special committees may be established under the direction of the US Elemental Board when the US Elemental Board deems it necessary or advisable to address specific issues. Copies of US Elemental’s committee charters will be posted on US Elemental’s website, (www.uselemental.com), as required by applicable SEC and Nasdaq rules. The information contained on, or that may be accessed through, US Elemental’s website is not part of, and is not incorporated into, this proxy statement/prospectus or the registration statement of which it forms a part.

Audit Committee

Effective upon the consummation of the Business Combination, the US Elemental Board intends to establish an audit committee. It is expected that the audit committee will consist of [•], [•] and [•]. [•] will be the chairperson of the audit committee. The US Elemental Board has determined that [•] satisfies the criteria of an audit committee financial expert as set forth under the applicable rules of the SEC. Each of [•], [•] and [•] satisfies the requirements for an “independent director” within the meaning of the Nasdaq listing rules and the criteria for independence set forth in Rule 10A-3 of the Exchange Act.

The audit committee will oversee US Elemental’s accounting and financial reporting processes. The audit committee will be responsible for, among other things:

•        overseeing the relationship with US Elemental’s independent auditors, including:

•        appointing, retaining and determining the compensation of US Elemental’s independent auditors;

•        approving auditing and pre-approving non-auditing services permitted to be performed by the independent auditors;

•        discussing with the independent auditors the overall scope and plans for their audits and other financial reviews;

•        reviewing a least annually the qualifications, performance and independence of the independent auditors;

•        reviewing reports from the independent auditors regarding all critical accounting policies and practices to be used by US Elemental and all other material written communications between the independent auditors and management; and

•        reviewing and resolving any disagreements between management and the independent auditors regarding financial controls or financial reporting;

•        overseeing the internal audit function, including conducting an annual appraisal of the internal audit function, reviewing and discussing with management the appointment of the head of internal audit, at least quarterly meetings between the chairperson of the audit committee and the head of internal audit, reviewing any significant issues raised in reports to management by internal audit and ensuring that there are no unjustified restrictions or limitations on the internal audit function and that it has sufficient resources;

•        reviewing and recommending all related party transactions to the US Elemental Board for approval, and reviewing and approving all changes to US Elemental’s related party transactions policy;

•        reviewing and discussing with management the annual audited financial statements and the design, implementation, adequacy and effectiveness of US Elemental’s internal controls;

•        overseeing risks and exposure associated with financial matters; and

•        establishing and overseeing procedures for the receipt, retention and treatment of complaints received from US Elemental employees regarding accounting, internal accounting controls or audit matters and the confidential, anonymous submission by US Elemental employees of concerns regarding questionable accounting, auditing and internal control matters.

Compensation Committee

Effective upon the consummation of the Business Combination, the US Elemental Board intends to establish a compensation committee. It is expected that the compensation committee will consist of [•], [•] and [•], with [•] serving as the chairperson of the compensation committee. Pursuant to the Nasdaq listing standards, as a controlled company US Elemental will not be required to have a compensation committee composed entirely of independent directors. While US Elemental will remain able to rely upon such exemption from Nasdaq listing standards, the US Elemental Board expects to determine that each of these directors qualify as “independent” under Nasdaq’s additional standards applicable to compensation committee members, and we expect that the US Elemental Board or the compensation committee will meet the requirements of Section 16b-3 of the Exchange Act with respect to acquisitions from the issuer.

The compensation committee will oversee US Elemental’s compensation of its executive officers and directors. The compensation committee will be responsible for, among other things:

•        reviewing and approving corporate goals and objectives with respect to the compensation of our Chief Executive Officer, evaluating our Chief Executive Officer’s performance in light of these goals and objectives and setting our Chief Executive Officer’s compensation;

•        reviewing and setting or making recommendations to the US Elemental Board regarding the compensation of our other executive officers;

•        reviewing and making recommendations to the US Elemental Board regarding director compensation;

•        reviewing and approving or making recommendations to the US Elemental Board regarding our incentive compensation and equity-based plans and arrangements;

•        appointing and overseeing any compensation consultants;

•        reviewing and discussing annually with management our “Compensation Discussion and Analysis”, to the extent required; and

•        preparing the annual compensation committee report required by SEC rules, to the extent required.

Nominating and Corporate Governance Committee

Effective upon the consummation of the Business Combination, the US Elemental Board intends to establish a nominating and corporate governance committee. It is expected that the nominating and corporate governance committee will consist of [•], [•] and [•], with [•] serving as the chairperson of the nominating and corporate governance committee. Pursuant to Nasdaq listing standards, as a controlled company US Elemental will not be required to have a nominating and corporate governance committee composed entirely of independent directors. While US Elemental will remain able to rely upon such exemption from the Nasdaq listing standards, the US Elemental Board expects to determine that the members of our nominating and corporate governance committee qualify as “independent” under Nasdaq rules applicable to nominating and corporate governance committee members.

The nominating and corporate governance committee will be responsible for making recommendations to the US Elemental Board regarding candidates for directorships and the size and composition of the US Elemental Board. In addition, the nominating and corporate governance committee will be responsible for, among other things:

•        identifying individuals qualified to become members of the US Elemental Board and ensure the US Elemental Board has the requisite expertise and consists of persons with sufficiently diverse and independent backgrounds;

•        recommending to the US Elemental Board the persons to be nominated for election as directors and to each committee of the US Elemental Board;

•        developing and recommending to the US Elemental Board corporate governance guidelines, and reviewing and recommending to the US Elemental Board proposed changes to our corporate governance guidelines from time to time; and

•        overseeing the annual evaluations of the US Elemental Board, its committees and management.

The nominating and corporate governance committee has not set specific minimum qualifications for director positions. Instead, the nominating and corporate governance committee will review nominations for election or re-election to the US Elemental Board on the basis of a particular candidate’s merits and US Elemental’s needs after taking into account the current composition of the US Elemental Board. When evaluating candidates annually for nomination for election, the nominating and corporate governance committee will consider an individual’s skills, diversity, independence, experience in areas that address the needs of the US Elemental Board and ability to devote adequate time to US Elemental Board duties. The nominating and corporate governance committee does not specifically define diversity, but values diversity of experience, perspective, education, race, gender and national origin as part of its overall annual evaluation of director nominees for election or re-election. Whenever a new seat or a vacated seat on the US Elemental Board is being filled, candidates that appear to best fit the needs of the US Elemental Board and US Elemental will be identified, interviewed and evaluated by the nominating and corporate governance committee. Candidates selected by the nominating and corporate governance committee will then be recommended to the full US Elemental Board.

Indemnification of Directors and Officers

In addition to the indemnification provided for in the existing CSTA Organizational Documents, CSTA entered into indemnification agreements with each of its officers and directors to indemnify such individuals, to the fullest extent permitted by law and subject to certain limitations, against all judgments, liabilities, fines, penalties, amounts paid in settlement and expenses actually and reasonably incurred by such individuals in an action or proceeding to which any such individual was made a party by reason of being an officer or director of CSTA or an organization of which CSTA is a shareholder or creditor if such individual serves such organization at CSTA’s request. Such indemnification obligation will survive the Business Combination. Additionally, prior to the completion of the Business Combination, US Elemental intends to enter into similar indemnification agreements with each of its directors and certain officers.

Code of Business Conduct and Ethics

In connection with the Closing, US Elemental will adopt a Code of Business Conduct and Ethics (the “Code of Conduct”), applicable to all of its directors, officers and employees. The Code of Conduct will set out US Elemental’s fundamental values and standards of behavior that are expected from US Elemental’s directors, officers and employees with respect to all aspects of US Elemental’s business. The objective of the Code of Conduct will be to provide guidelines for maintaining US Elemental’s integrity, reputation and honesty with a goal of honoring others’ trust in US Elemental at all times. The Code of Conduct will set out guidance with respect to conflicts of interest, protection and proper use of corporate assets and opportunities, confidentiality of corporate information, fair dealing with third parties, compliance with laws and reporting of any illegal or unethical behavior.

US Elemental’s audit committee is responsible for reviewing and evaluating the Code of Conduct periodically and will recommend any necessary or appropriate changes thereto to the US Elemental Board for consideration. The audit committee will also assist the US Elemental Board with the monitoring of compliance with the Code of Conduct and will be responsible for considering any waivers of the Code of Conduct (other than waivers applicable to US Elemental’s directors or executive officers, which shall be subject to review by the US Elemental Board as a whole).

A copy of the Code of Conduct will be available on US Elemental’s website.

US Elemental Inc. 2026 Equity Incentive Plan

Simultaneously with, or immediately prior to, the closing of the Business Combination, and effective as of the closing date of the Business Combination, the US Elemental Board and the US Elemental Stockholders will approve and adopt the US Elemental 2026 Plan, which will reserve for grant a number of shares of US Elemental Common Stock equal to            % of the number of issued and outstanding US Elemental Common Stock immediately after the closing of the Business Combination. Additionally, pursuant to the US Elemental 2026 Plan, the shares of US Elemental Common Stock reserved for issuance thereunder will automatically increase annually by            % on the first day of each fiscal year beginning with the 2028 fiscal year.

DESCRIPTION OF SECURITIES OF US ELEMENTAL

The following summary of the material terms of US Elemental’s securities is not intended to be a complete summary of the rights and preferences of such securities. The full text of the Proposed Charter and the Proposed Bylaws are attached as Annex C and Annex D, respectively, to this proxy statement/prospectus. We urge you to read the Proposed Charter and the Proposed Bylaws in their entirety for a complete description of the rights and preferences of the securities of US Elemental following the Closing. Unless the context otherwise requires, all references in this section to “we,” “us” or “our” refer to US Elemental.

Certain provisions of the Proposed Charter, Proposed Bylaws, Certificate of Designation, Warrant Agreement and Form of Warrant to be issued to the Series A Investors summarized below may be deemed to have an anti-takeover effect and may delay or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares of US Elemental Common Stock.

General

The Proposed Charter will authorize the issuance of [•] shares, consisting of:

•        [•] shares of US Elemental Common Stock, par value $0.0001 per share;

•        [•] shares of US Elemental Preferred Stock, par value $0.0001 per share.

Except as otherwise required by the Proposed Charter, the holders of shares of US Elemental Common Stock shall vote together as a single class (or, if any holders of shares of US Elemental Preferred Stock are entitled to vote together with the US Elemental Stockholders, as a single class with such holders of US Elemental Preferred Stock) on all matters submitted to a vote of US Elemental Stockholders.

Common Stock

US Elemental Common Stock

Voting rights.    Each holder of record of US Elemental Common Stock, as such, shall have one vote for each share of US Elemental Common Stock that is outstanding and held by US Elemental on all matters on which stockholders are entitled to vote generally. The holders of shares of US Elemental Common Stock do not have cumulative voting rights.

Dividend rights.    Subject to applicable law and the rights, if any, of the holders of any outstanding series of US Elemental Preferred Stock or any other class or series of stock, in each case having a preference over or the right to participate with the US Elemental Common Stock with respect to the payment of dividends and other distributions in cash, property or shares of stock of US Elemental, dividends and other distributions may be declared and paid ratably on the US Elemental Common Stock out of the assets of US Elemental that are legally available for this purpose at such times and in such amounts as the US Elemental Board, in its discretion, shall determine.

The payment of future dividends on the shares of US Elemental Common Stock will depend on the financial condition of US Elemental after the completion of the Business Combination, and subject to the discretion of the US Elemental Board. There can be no guarantee that cash dividends will be declared. The ability of US Elemental to declare dividends may be limited by the terms and conditions of other financing and other agreements entered into by US Elemental or any of its subsidiaries from time to time.

Rights upon liquidation.    In the event of dissolution, liquidation or winding up of US Elemental, after payment or provision for payment of the debts and other liabilities of US Elemental and subject to the rights, if any, of the holders of any outstanding series of US Elemental Preferred Stock or any class or series of stock having a preference over or the right to participate with the US Elemental Common Stock with respect to the distribution of assets of US Elemental upon such dissolution, liquidation or winding up of US Elemental, the US Elemental Stockholders shall be entitled to receive the remaining assets of US Elemental available for distribution to its stockholders ratably in proportion to the number of shares held by them.

Other rights.    The US Elemental Stockholders have no pre-emptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the US Elemental Common Stock. The rights, preferences and privileges of holders of the US Elemental Common Stock will be subject to those of the holders of any shares of the US Elemental Preferred Stock that US Elemental may issue in the future.

US Elemental Preferred Stock

Up to 1,550 shares of US Elemental Preferred Stock, all of which will be US Elemental Series A Preferred Stock, will be issued or outstanding immediately after the completion of the Business Combination. The Proposed Certificate of Incorporation will authorize the US Elemental Board to establish one or more series of US Elemental Preferred Stock. Unless required by law or any stock exchange, the authorized shares of US Elemental Preferred Stock will be available for issuance without further action by the US Elemental Stockholders.

The US Elemental Board has the discretion to determine the powers, preferences and relative, participating, optional and other special rights, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of US Elemental Preferred Stock. The issuance of US Elemental Preferred Stock may have the effect of delaying, deferring or preventing a change in control of US Elemental without further action by the stockholders. Additionally, the issuance of US Elemental Preferred Stock may adversely affect the holders of the US Elemental Common Stock by restricting dividends on the US Elemental Common Stock, diluting the voting power of the US Elemental Common Stock or subordinating the liquidation rights of the US Elemental Common Stock. As a result of these or other factors, the issuance of US Elemental Preferred Stock could have an adverse impact on the market price of the US Elemental Common Stock.

In connection with the Closing, the US Elemental Board will adopt the Certificate of Designation, creating the US Elemental Series A Preferred Stock.

Dividends:    The US Elemental Series A Preferred Stock will accrue cumulative dividends daily on the Accrued Value of each share at the Annual Rate, which is 12.0% per annum if paid in kind by increasing the Accrued Value of such share (an “Accreted Dividend”) or 10% per annum if paid in cash (a “Cash Dividend”), in each case at US Elemental’s election. Such dividends will compound quarterly, whether or not earned or declared and whether or not funds are legally available for their payment. Upon the occurrence and during the continuation of any Event of Default (as described below), the Annual Rate will automatically increase to 15.0% until such Event of Default is cured or waived.

Liquidation Preference:    Upon any voluntary or involuntary liquidation, dissolution or winding up of US Elemental, or any Deemed Liquidation Event, the holders of US Elemental Series A Preferred Stock will be entitled to receive, before any distribution is made to US Elemental Stockholders or any other Junior Securities, an amount per share equal to the greater of (i) the redemption price calculated pursuant to Section 8(a) of the Certificate of Designation or (ii) such amount per share as would have been payable had all shares of US Elemental Series A Preferred Stock been converted into US Elemental Common Stock immediately prior to such liquidation event. Thereafter, the remaining assets available for distribution will be distributed among the holders of US Elemental Series A Preferred Stock and US Elemental Common Stock on a pro rata basis, treating all such securities as if converted into US Elemental Common Stock immediately prior to such liquidation event.

Voting:    Following the Closing, the US Elemental Series A Preferred Stock will (i) vote together with the US Elemental Common Stock as a single class, except as otherwise required by law or as provided in the Certificate of Designation and (ii) be entitled to the protective rights described under “Protective Provisions” below. Each holder of US Elemental Series A Preferred Stock will be entitled to cast the number of votes equal to the number of whole shares of US Elemental Common Stock into which such holder’s shares of US Elemental Series A Preferred Stock are convertible as of the applicable record date.

Protective Provisions:    For so long as Antarctica Holder holds at least 20% of the shares of US Elemental Series A Preferred Stock issued and outstanding as of the Closing, US Elemental shall not, without the affirmative vote or written consent of the holders of a majority of the US Elemental Series A Preferred Stock then outstanding, take any of the following actions: (i) other than in connection with the Business Combination Closing, amend, alter or repeal the articles of incorporation, bylaws, the Certificate of Designation or any similar document of US Elemental in a manner that adversely affects, changes or alters the powers, preferences or rights of the US Elemental Series A Preferred Stock; (ii) increase or decrease the authorized number of shares of US Elemental Series A Preferred Stock; (iii) create, authorize the creation of, classify, reclassify or issue any other security convertible into or exercisable for any equity security, unless such security ranks junior to the US Elemental Series A Preferred Stock with respect to its rights, preferences and privileges, including dividend rights and rights on liquidation; or (iv) except as set forth in Section 3 of the Certificate of Designation, purchase or redeem or pay any cash dividend on any capital stock ranking junior to the US Elemental Series A Preferred Stock prior to payment of such cash dividend on the US Elemental Series A Preferred Stock, other than capital stock repurchased at cost from former employees in connection with the cessation of their service or pursuant to the terms of any equity incentive plan of US Elemental.

Conversion:    Each share of US Elemental Series A Preferred Stock will be convertible into US Elemental Common Stock at any time at the option of the holder, following the Closing, at a rate equal to the Accrued Value divided by the then-applicable conversion price. The conversion price will initially be $1,000, subject to adjustments for stock dividends, splits, combinations, reclassifications and similar events. The conversion price is also subject to anti-dilution adjustments in the event US Elemental issues or sells (or is deemed to issue or sell) shares of US Elemental Common Stock at a price per share less than the conversion price then in effect (other than in connection with certain exempt issuances), provided that no such adjustment will be made unless US Elemental has cumulatively issued more than $3,000,000 in such dilutive issuances. In addition, on the twenty-first trading day following each of the dates that are 6, 9, 12, 15, 18, 21 and 24 months after the Closing, if the 20-day volume-weighted average price of the US Elemental Common Stock is less than the conversion price then in effect, the conversion price will be reduced to the greater of (i) such volume-weighted average price and (ii) $7.50.

Put Rights:    Unless prohibited by applicable law governing distributions to stockholders, the US Elemental Series A Preferred Stock will be redeemable at the option of any holder commencing any time after the fifth anniversary of the Closing at a price equal to the Accrued Value. If any portion of the redemption price remains unpaid more than five business days following the redemption date, additional interest will accrue on the unpaid portion at a rate equal to the lesser of (i) 15.0% per annum and (ii) the maximum rate permitted under applicable law.

Call Rights:    Unless prohibited by applicable law governing distributions to stockholders, the US Elemental Series A Preferred Stock will be redeemable at the option of US Elemental commencing any time (A) prior to the first anniversary of the Closing at a price equal to 150% of the Accrued Value; (B) on or after the first anniversary but prior to the second anniversary of the Closing at a price equal to 140% of the Accrued Value; (C) on or after the second anniversary but prior to the third anniversary of the Closing at a price equal to 130% of the Accrued Value; (D) on or after the third anniversary but prior to the fourth anniversary of the Closing at a price equal to 120% of the Accrued Value; (E) on or after the fourth anniversary but prior to the fifth anniversary of the Closing at a price equal to 110% of the Accrued Value; or (F) on or after the fifth anniversary of the Closing at a price equal to 100% of the Accrued Value.

Events of Default:    An “Event of Default” will occur if (i) US Elemental fails to pay when due any cash dividend, redemption price, liquidation preference, Accrued Value or other amount owing with respect to the US Elemental Series A Preferred Stock, and such failure continues for ten business days, or (ii) US Elemental breaches any material covenant or other provision of the Certificate of Designation, the Registration Rights Agreement or the Purchase Agreement, and such breach remains uncured for thirty days after written notice from any holder. Upon the occurrence and during the continuation of any Event of Default, the dividend rate on the US Elemental Series A Preferred Stock will automatically increase to 15.0% per annum until such Event of Default is cured or waived.

Warrants

As a result of and upon the effective time of the Initial Merger, amongst other things (a) each CSTA Warrant will be automatically converted into a redeemable US Elemental Warrant on the same terms as the CSTA Warrants, and (b) each CSTA Unit issued and outstanding as of immediately prior to the Domestication will automatically be canceled and each holder will receive one share of US Elemental Common Stock and one-third of one US Elemental Warrant. No fractional US Elemental Warrants will be issued upon separation of the CSTA Units.

CSTA Public Warrants

Each whole US Elemental Warrant received upon conversion of a CSTA Public Warrant will entitle the registered holder to purchase one share of US Elemental Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing 30 days after the completion of the Business Combination, provided that US Elemental has an effective registration statement under the Securities Act covering the shares of US Elemental Common Stock issuable upon exercise of such US Elemental Warrants and a current prospectus relating to them is available (or US Elemental permits holders to exercise such US Elemental Warrants on a cashless basis under the circumstances specified in the Warrant Agreement) and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder. Pursuant to the Warrant Agreement, a US Elemental Warrant holder may exercise its US Elemental Warrants only for a whole number of shares of US Elemental Common Stock. This means only a whole US Elemental Warrant may be exercised at a given time by a US Elemental Warrant holder. No fractional US Elemental Warrants will be issued upon separation of the CSTA Units and only whole US Elemental Warrants will trade. The US Elemental Warrants will expire five years after the completion of the Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

US Elemental will not be obligated to deliver any shares of US Elemental Common Stock pursuant to the exercise of a US Elemental Warrant issued upon conversion of a CSTA Public Warrant and will have no obligation to settle such US Elemental Warrant exercise unless a registration statement under the Securities Act with respect to the shares of US Elemental Common Stock underlying such US Elemental Warrants is then effective and a prospectus relating thereto is current, subject to US Elemental satisfying its obligations described below with respect to registration. No US Elemental Warrant issued upon conversion of a CSTA Public Warrant will be exercisable and US Elemental will not be obligated to issue a share of US Elemental Common Stock upon exercise of such US Elemental Warrant unless the share of US Elemental Common Stock issuable upon exercise of such US Elemental Warrant has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of such US Elemental Warrant. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a US Elemental Warrant issued upon conversion of a CSTA Public Warrant, the holder of such US Elemental Warrant will not be entitled to exercise such US Elemental Warrant and such US Elemental Warrant may have no value and expire worthless. In no event will US Elemental be required to net cash settle any US Elemental Warrant. In the event that a registration statement is not effective for the shares of US Elemental Common Stock underlying the exercised US Elemental Warrants, the purchaser of an CSTA Unit containing the CSTA Public Warrant that has been converted into a US Elemental Warrant will have paid the full purchase price for the CSTA Unit solely for the CSTA Public Share underlying such CSTA Unit.

CSTA registered the CSTA Class A Ordinary Shares issuable upon exercise of the CSTA Public Warrants in the registration statement for its IPO because the CSTA Public Warrants (or the US Elemental Warrants into which the CSTA Public Warrants convert) will become exercisable 30 days after the completion of the Business Combination, which, at the time of the IPO, may have occurred within one year of the IPO. However, because the US Elemental Warrants will be exercisable until their expiration date of up to five years after the completion of the Business Combination, in order to comply with the requirements of Section 10(a)(3) of the Securities Act following the consummation of the Business Combination, under the terms of the Warrant Agreement, CSTA has agreed that, as soon as practicable, but in no event later than 15 business days, after the closing of the Business Combination, US Elemental will use its best efforts to file with the SEC a post-effective amendment to the registration statement for the IPO or a new registration statement covering the registration under the Securities Act of the shares of US Elemental Common Stock issuable upon exercise of the US Elemental Warrants and thereafter will use its best efforts to cause the same to become effective within 60 business days following the Business Combination and to maintain a current prospectus relating to the shares of US Elemental Common Stock issuable upon exercise of the US Elemental Warrants until the expiration of the US Elemental Warrants in accordance with the provisions of the Warrant Agreement. If a registration statement covering the shares of US Elemental Common Stock issuable upon exercise of the US Elemental Warrants is not effective by the sixtieth (60th) business day after the closing of the Business Combination, US Elemental Warrant holders may, until such time as there is an effective registration statement and during any period when US Elemental will have failed to maintain an effective registration statement, exercise US Elemental Warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the US Elemental Common Stock is at the time of any exercise of a US Elemental Warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, US Elemental may, at its option, require holders of US Elemental Warrants who exercise their US Elemental Warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event US Elemental so elects,

US Elemental will not be required to file or maintain in effect a registration statement, and in the event US Elemental does not so elect, US Elemental will use its best efforts to register or qualify the shares of US Elemental Common Stock under applicable blue sky laws to the extent an exemption is not available. In such event, each holder would pay the exercise price by surrendering the US Elemental Warrants for that number of shares of US Elemental Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of US Elemental Common Stock underlying the US Elemental Warrants, multiplied by the excess of the “fair market value” (defined below) less the exercise price of such US Elemental Warrants by (y) the fair market value. The “fair market value”

as used in this paragraph means the volume weighted average price of the US Elemental Common Stock for the 10 trading days ending on the trading day prior to the date on which the notice of exercise is received by the US Elemental Warrant agent.

Redemption of US Elemental Warrants when the price per share of US Elemental Common Stock equals or exceeds $18.00. Once the US Elemental Warrants become exercisable, US Elemental may redeem the outstanding US Elemental Warrants:

•        in whole and not in part;

•        at a price of $0.01 per US Elemental Warrant;

•        upon a minimum of 30 days’ prior written notice of redemption (the “30-day redemption period”); and

•        if, and only if, the closing price of the US Elemental Common Stock equals or exceeds $18.00 per share (as adjusted for share subdivisions, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day before US Elemental sends the notice of redemption to the US Elemental Warrant holders (the “Reference Value”).

If and when the US Elemental Warrants become redeemable by US Elemental, US Elemental may exercise its redemption right even if US Elemental is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

CSTA has established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the US Elemental Warrant exercise price. If the foregoing conditions are satisfied and US Elemental issues a notice of redemption of the US Elemental Warrants, each US Elemental Warrant holder will be entitled to exercise his, her or its US Elemental Warrant prior to the scheduled redemption date. However, the price of the US Elemental Common Stock may fall below the $18.00 per share redemption trigger price (as adjusted for stock dividends, split-ups, reorganizations, recapitalizations and the like) as well as the $11.50 US Elemental Warrant exercise price after the redemption notice is issued.

Redemption of US Elemental Warrants when the price per share of US Elemental Common Stock equals or exceeds $10.00. Once the US Elemental Warrants become exercisable, US Elemental may redeem the outstanding US Elemental Warrants:

•        in whole and not in part;

•        at $0.10 per US Elemental Warrant upon a minimum of 30 days’ prior written notice of redemption; provided that during such 30-day redemption period holders will be able to exercise their US Elemental Warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to the table below, based on the redemption date and the “fair market value” of our shares of US Elemental Common Stock except as otherwise described below; provided, further, that if the US Elemental Warrants are not exercised on a cashless basis or otherwise during such 30 day period, we shall redeem such US Elemental Warrants for $0.10 per share;

•        if, and only if, the Reference Value equals or exceeds $10.00 per share (as adjusted for share subdivisions, share dividends, reorganizations, recapitalizations and the like) on the trading day before we send the notice of redemption to the US Elemental Warrant holders; and

•        if the Reference Value is less than $18.00 per share (as adjusted for share subdivisions, share dividends, reorganizations, recapitalizations and the like), the CSTA Private Placement Warrants and the Working Capital Warrants must also be concurrently called for redemption on the same terms as the outstanding CSTA Public Warrants, as described above.

The numbers in the table below represent the number of shares of US Elemental Common Stock that a US Elemental Warrant holder will receive upon exercise in connection with a redemption by US Elemental pursuant to this redemption feature, based on the “fair market value” of shares of US Elemental Common Stock on the corresponding redemption date (assuming holders elect to exercise their US Elemental Warrants and such US Elemental Warrants are not redeemed for $0.10 per US Elemental Warrant), determined based on volume-weighted average price of the shares of US Elemental Common Stock as reported during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of US Elemental Warrants, and the number of months that the corresponding redemption date precedes the expiration date of the US Elemental Warrants, each as set forth in the table below. US Elemental will provide US Elemental Warrant holders with the final fair market value no later than one business day after the 10-trading day period described above ends.

The share prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a US Elemental Warrant or the exercise price of the US Elemental Warrant is adjusted as set forth under the heading “— Anti-dilution Adjustments” below. If the number of shares issuable upon exercise of a US Elemental Warrant is adjusted, the adjusted share prices in the column headings will equal the share prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the exercise price of the US Elemental Warrant after such adjustment and the denominator of which is the price of the US Elemental Warrant immediately prior to such adjustment. In such an event, the number of shares in the table below shall be adjusted by multiplying such share amounts by a fraction, the numerator of which is the number of shares deliverable upon exercise of a US Elemental Warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a US Elemental Warrant as so adjusted. If the exercise price of the US Elemental Warrant is adjusted as a result of raising capital in connection with the Business Combination, the adjusted share prices in the column headings will by multiplied by a fraction, the numerator of which is the higher of the Market Value and the Newly Issued Price as set forth under the heading “— Anti-dilution Adjustments” and the denominator of which is $10.00.

Redemption Date (period to expiration of US Elemental Warrants)		Fair Market Value of Shares of US Elemental Common Stock
	<5$10.00	$11.00	$12.00	$13.00	$14.00	$15.00	$16.00	$17.00	>$18.00
60 months	0.261	0.281	0.297	0.311	0.324	0.337	0.348	0.358	0.361
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.361
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.361
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.361
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.361
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.361
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.361
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.361
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.361
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.361
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.361
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.361
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.361
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.361
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361

The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of shares of US Elemental Common Stock to be issued for each US Elemental Warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365 or 366-day year, as applicable. For example, if the volume-weighted average price of our shares of US Elemental Common Stock as reported during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the US Elemental Warrants is $11.00 per share, and at such time there are 57 months until the expiration of the US Elemental Warrants, holders may choose to, in connection with this redemption feature, exercise their US Elemental Warrants for 0.277 shares of US Elemental Common Stock for each whole US Elemental Warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the volume-weighted average price of our shares of US Elemental Common Stock as reported during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the US Elemental Warrants is $13.50 per share, and at such time there are 38 months until the expiration of the US Elemental Warrants, holders may choose to, in connection with this redemption feature, exercise their US Elemental Warrants for 0.298 shares of US Elemental Common Stock for each whole US Elemental Warrant. In no event will the US Elemental Warrants be exercisable in connection with this redemption feature for more than 0.361 shares of US Elemental Common Stock per US Elemental Warrant (subject to adjustment).

This redemption feature is structured to allow for all of the outstanding US Elemental Warrants to be redeemed when the shares of US Elemental Common Stock are trading at or above $10.00 per share, which may be at a time when the trading price of our shares of US Elemental Common Stock is below the exercise price of the US Elemental Warrants. We have established this redemption feature to provide us with the flexibility to redeem the US Elemental Warrants without the US Elemental Warrants having to reach the $18.00 per share threshold set forth above under “— Redemption of US Elemental Warrants when the price per share of US Elemental Common Stock equals or exceeds $18.00.” Holders choosing to exercise their US Elemental Warrants in connection with a redemption pursuant to this feature will, in effect, receive a number of shares for their US Elemental Warrants based on an option pricing model with a fixed volatility input as of January 26, 2021, the date of the Warrant Agreement. This redemption right provides us with an additional mechanism by which to redeem all of the outstanding US Elemental Warrants, and therefore have certainty as to our capital structure as the US Elemental Warrants would no longer be outstanding and would have been exercised or redeemed. We will be required to pay the applicable redemption price to US Elemental Warrant holders if we choose to exercise this redemption right and it will allow us to quickly proceed with a redemption of the US Elemental Warrants if we determine it is in our best interest to do so. As such, we would redeem the US Elemental Warrants in this manner when we believe it is in our best interest to update our capital structure to remove the US Elemental Warrants and pay the redemption price to the US Elemental Warrant holders.

As stated above, we can redeem the US Elemental Warrants when the shares of US Elemental Common Stock are trading at a price starting at $10.00, which is below the exercise price of $11.50, because it will provide certainty with respect to our capital structure and cash position while providing US Elemental Warrant holders with the opportunity to exercise their US Elemental Warrants on a cashless basis for the applicable number of shares. If we choose to redeem the US Elemental Warrants when the shares of US Elemental Common Stock are trading at a price below the exercise price of the US Elemental Warrants, this could result in the US Elemental Warrant holders receiving fewer shares of US Elemental Common Stock than they would have received if they had chosen to wait to exercise their US Elemental Warrants for shares of US Elemental Common Stock if and when such shares of US Elemental Common Stock were trading at a price higher than the exercise price of $11.50.

No fractional shares of US Elemental Common Stock will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of the number of shares of US Elemental Common Stock to be issued to the holder.

A holder of a US Elemental Warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such US Elemental Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the US Elemental Warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (as specified by the holder) of the shares of US Elemental Common Stock issued and outstanding immediately after giving effect to such exercise.

Anti-dilution Adjustments

If the number of outstanding shares of US Elemental Common Stock is increased by a capitalization or share dividend payable in shares of US Elemental Common Stock, or by a subdivision of shares of US Elemental Common Stock or other similar event, then, on the effective date of such capitalization or share dividend, subdivision or similar event, the number of shares of US Elemental Common Stock issuable on exercise of each US Elemental Warrant will be increased in proportion to such increase in the outstanding shares of US Elemental Common Stock. A rights offering made to all or substantially all holders of shares of US Elemental Common Stock entitling holders to purchase shares of US Elemental Common Stock at a price less than the “historical fair market value” (as defined below) will be deemed a share dividend of a number of shares of US Elemental Common Stock equal to the product of (i) the number of shares of US Elemental Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for shares of US Elemental Common Stock) and (ii) one minus the quotient of (x) the price per share of US Elemental Common Stock paid in such rights offering and (y) the historical fair market value. For these purposes, (i) if the rights offering is for securities convertible into or exercisable for shares of US Elemental Common Stock, in determining the price payable for shares of US Elemental Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) “historical fair market value” means the volume-weighted average price of shares of US Elemental Common Stock as reported during the 10 trading day period ending on the trading day prior to the first date on which the shares of US Elemental Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the US Elemental Warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to all or substantially all the holders of shares of US Elemental Common Stock on account of such shares of US Elemental Common Stock (or other securities into which the US Elemental Warrants are convertible), other than (a) as described above, (b) any cash dividends or cash distributions which, when combined on a per share basis with all other cash dividends and cash distributions paid on the shares of US Elemental Common Stock during the 365-day period ending on the date of declaration of such dividend or distribution does not exceed $0.50 (as adjusted to appropriately reflect any other adjustments and excluding cash dividends or cash distributions that resulted in an adjustment to the exercise price or to the number of shares of US Elemental Common Stock issuable on exercise of each US Elemental Warrant) but only with respect to the amount of the aggregate cash dividends or cash distributions equal to or less than $0.50 per share, (c) to satisfy the redemption rights of the holders of shares of US Elemental Common Stock in connection with a proposed initial Business Combination, (d) to satisfy the redemption rights of the holders of shares of US Elemental Common Stock in connection with a shareholder vote to amend the CSTA Organizational Documents (A) to modify the substance or timing of our obligation to provide holders of our shares of US Elemental Common Stock the right to have their shares redeemed in connection with our Business Combination or to redeem 100% of CSTA Public Shares if we do not complete our Business Combination by the Termination Date, or (B) with respect to any other provision relating to the rights of holders of our shares of US Elemental Common Stock or pre-initial Business Combination activity, or (e) in connection with the redemption of CSTA Public Shares upon our failure to complete our Business Combination, then the US Elemental Warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of US Elemental Common Stock in respect of such event.

If the number of outstanding shares of US Elemental Common Stock is decreased by a consolidation, combination, reverse share sub-division or reclassification of shares of US Elemental Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse share sub-division, reclassification or similar event, the number of shares of US Elemental Common Stock issuable on exercise of each US Elemental Warrant will be decreased in proportion to such decrease in outstanding shares of US Elemental Common Stock.

Whenever the number of shares of US Elemental Common Stock purchasable upon the exercise of the US Elemental Warrants is adjusted, as described above, the US Elemental Warrant exercise price will be adjusted by multiplying the US Elemental Warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of US Elemental Common Stock purchasable upon the exercise of the US Elemental Warrants immediately prior to such adjustment and (y) the denominator of which will be the number of shares of US Elemental Common Stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding shares of US Elemental Common Stock (other than those described above or that solely affects the par value of such shares of US Elemental Common Stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our issued and outstanding shares of US Elemental Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the US Elemental Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the US Elemental Warrants and in lieu of the shares of US Elemental Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of US Elemental Common Stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the US Elemental Warrants would have received if such holder had exercised their US Elemental Warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of shares of US Elemental Common Stock in such a transaction is payable in the form of shares of US Elemental Common Stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the US Elemental Warrant properly exercises the US Elemental Warrant within thirty days following public disclosure of such transaction, the US Elemental Warrant exercise price will be reduced as specified in the Warrant Agreement based on the Black-Scholes value of the US Elemental Warrant. The purpose of such exercise price reduction is to provide additional value to holders of the US Elemental Warrants when an extraordinary transaction occurs during the exercise period of the US Elemental Warrants pursuant to which the holders of the US Elemental Warrants otherwise do not receive the full potential value of the US Elemental Warrants.

The US Elemental Warrants will be issued in registered form under a Warrant Agreement between Continental Stock Transfer & Trust Company, as US Elemental Warrant agent, and us. The Warrant Agreement provides that the terms of the US Elemental Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision but requires the approval by the holders of at least 65% of the then outstanding CSTA Public Warrants to make any change that adversely affects the interests of the registered holders, and, solely with respect to any amendment to the terms of the CSTA Private Placement Warrants or the Working Capital Warrants or any provision of the Warrant Agreement with respect thereto, 65% of the then outstanding CSTA Private Placement Warrants and Working Capital Warrants.

The US Elemental Warrant holders do not have the rights or privileges of US Elemental Stockholders and any voting rights until they exercise their US Elemental Warrants and receive shares of US Elemental Common Stock. After the issuance of shares of US Elemental Common Stock upon exercise of the US Elemental Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

No fractional US Elemental Warrants have been or will be issued upon separation of the units and only whole US Elemental Warrants will trade. If, upon exercise of the US Elemental Warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number the number of shares of US Elemental Common Stock to be issued to the US Elemental Warrant holder.

We have agreed that, subject to applicable law, any action, proceeding or claim against us arising out of or relating in any way to the Warrant Agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. See “Risk Factors — Our Warrant Agreement will designate the courts of the State of New York or the United States District Court for the Southern District of New York as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of our US Elemental Warrants, which could limit the ability of US Elemental Warrant holders to obtain a favorable judicial forum for disputes with our company.” This provision applies to claims under the Securities Act but does not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum.

CSTA Private Placement Warrants

Except as described below, the CSTA Private Placement Warrants have terms and provisions that are identical to those of the warrants sold as part of the units in the IPO. The CSTA Private Placement Warrants (including the shares of US Elemental Common Stock issuable upon exercise of the CSTA Private Placement Warrants) will not be transferable, assignable or salable until 30 days after the completion of our Business Combination, except pursuant to limited exceptions, and they will not be redeemable by us (except as described above under “— Redemption of US Elemental Warrants when the price per share of US Elemental Common Stock equals or exceeds $10.00”) so long as they are held by affiliates of the Sponsor or their permitted transferees. Affiliates of our Sponsor, or their permitted transferees, have the option to exercise the CSTA Private Placement Warrants on a cashless basis. If the CSTA Private Placement Warrants are held by holders other than affiliates of our Sponsor or their permitted transferees, the CSTA Private Placement Warrants will be redeemable by us in all redemption scenarios and exercisable by the holders on the same basis as the warrants included in the units being sold in the IPO. Any amendment to the terms of the Private Placement Warrants or any provision of the warrant agreement with respect to the CSTA Private Placement Warrants will require a vote of holders of at least 65% of the number of the then outstanding CSTA Private Placement Warrants and Working Capital Warrants.

If holders of the CSTA Private Placement Warrants elect to exercise them on a cashless basis, other than in the instance of redeeming warrants for shares of US Elemental Common Stock when the price per share of US Elemental Common Stock equals or exceeds $10.00, they would pay the exercise price by surrendering his, her or its warrants for that number of shares of US Elemental Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of US Elemental Common Stock underlying the warrants, multiplied by the excess of the “historical fair market value” (defined below) over the exercise price of the warrants by (y) the historical fair market value. The “historical fair market value” will mean the average reported closing price of the shares of US Elemental Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the holders of warrants. The reason that we have agreed that these warrants will be exercisable on a cashless basis so long as they are held by affiliates of our Sponsor or their permitted transferees is because it is not known at this time whether they will be affiliated with us following a Business Combination. If they remain affiliated with us, their ability to sell our securities in the open market will be significantly limited. We expect to have policies in place that restrict insiders from selling our securities except during specific periods of time. Even during such periods of time when insiders will be permitted to sell our securities, an insider cannot trade in our securities if he or she is in possession of material non-public information. Accordingly, unlike public stockholders who could exercise their warrants and sell the shares of US Elemental Common Stock received upon such exercise freely in the open market in order to recoup the cost of such exercise, the insiders could be significantly restricted from selling such securities. As a result, we believe that allowing the holders to exercise such warrants on a cashless basis is appropriate.

In connection with the Business Combination, HiTech and CSTA have agreed pursuant to the terms of the Business Combination Agreement that certain CSTA working capital loans (including extension funding loans) may be converted into CSTA Private Placement Warrants at a $1.50 conversion price.

US Elemental Series A Preferred Investor Warrants

The US Elemental Series A Preferred Investor Warrants will be issued to Antarctica Holder at the Closing in a number equal to the Accrued Value of the US Elemental Series A Preferred Stock divided by the Conversion Price, in each case measured as of the date of the Closing. The US Elemental Series A Preferred Investor Warrants are immediately exercisable upon issuance at Closing and expire five years from the date of Closing at 5:00 p.m., New York City time (the “PIW Termination Date”). The US Elemental Series A Preferred Investor Warrants include customary cash and cashless exercise provisions. Each US Elemental Series A Preferred Investor Warrant is initially exercisable at $11.50 per share of US Elemental Common Stock, subject to adjustment for stock dividends, stock splits, combinations, reclassifications and similar recapitalizations, as well as an anti-dilution adjustment in the event US Elemental issues or sells (or is deemed to issue or sell) shares of US Elemental Common Stock at a price per share less than the exercise price then in effect (other than in connection with certain exempt issuances), in which case the exercise price will be reduced to such lower price per share, provided that no such adjustment will be made unless US Elemental has cumulatively issued more than $3,000,000 in such dilutive issuances. In addition, on the twenty-first trading day ending on each Measurement Date, if the 20-day volume-weighted average price of the US Elemental Common Stock is less than the exercise price then in effect, the exercise price will be reduced to the greater of (i) such volume-weighted average price and (ii) $7.50.

The US Elemental Series A Preferred Investor Warrants do not include any redemption features. The US Elemental Series A Preferred Investor Warrants may be exercised on a cashless basis if, at any time after the six month anniversary of the Closing Date, there is not an effective registration statement with respect to the shares of US Elemental Common Stock underlying the US Elemental Series A Preferred Investor Warrants. On the PIW Termination Date, the US Elemental Series A Preferred Investor Warrants will be automatically exercised on a cashless basis. To exercise on a cashless basis, the holder of the US Elemental Series A Preferred Investor Warrant would pay the exercise price by surrendering the US Elemental Series A Preferred Investor Warrant (or part thereof) for that number of shares of US Elemental Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of US Elemental Common Stock underlying the US Elemental Preferred Investor Warrant, multiplied by the excess of the daily volume weighted average price of the US Elemental Common Stock on the date specified by the US Elemental Preferred Investor Warrant less the exercise price of such US Elemental Preferred Investor Warrant by (y) the daily volume weighted average price of the US Elemental Common Stock on the date specified by the Preferred Investor Warrant.

The holders of US Elemental Series A Preferred Investor Warrants will not have the rights or privileges of holders of shares of US Elemental Common Stock or any voting rights in respect of the US Elemental Series A Preferred Investor Warrants or underlying shares of US Elemental Common Stock until they exercise their US Elemental Series A Preferred Investor Warrants and receive shares of US Elemental Common Stock. After the issuance of shares of US Elemental Common Stock upon exercise of the US Elemental Series A Preferred Investor Warrants, each holder will be entitled to one vote for each share of US Elemental Common Stock held of record on all matters to be voted on by stockholders.

Anti-Takeover Effects of the Proposed Certificate of Incorporation, the Proposed Bylaws and Certain Provisions of Delaware Law

The Proposed Charter does not provide for cumulative voting in the election of directors. The US Elemental Board is empowered to elect a director to fill a vacancy created by the expansion of the US Elemental Board or the resignation, death, or removal of a director in certain circumstances.

Authorized US Elemental Common Stock and US Elemental Preferred Stock are available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved US Elemental Common Stock and US Elemental Preferred Stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Limitations on Liability and Indemnification of Officers and Directors

The Proposed Charter and the Proposed Bylaws provide that US Elemental will indemnify and hold harmless its directors, to the fullest extent permitted by the DGCL as it presently exists or may hereafter be amended. In addition, the Proposed Charter provides that US Elemental’s directors will not be personally liable to US Elemental or its stockholders for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or hereafter may be amended.

The Proposed Bylaws also permit US Elemental to purchase and maintain insurance on behalf of any person who is or was a director officer, employee or agent of US Elemental, or is or was serving at the request of US Elemental as a director, officer, employee or agent of another corporation, partnership, joint venture, trust enterprise or non-profit entity against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not US Elemental could have the power to indemnify him or her against such liability under the provisions of the DGCL.

These provisions may discourage stockholders from bringing a lawsuit against US Elemental’s directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against officers and directors, even though such an action, if successful, might otherwise benefit US Elemental’s stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent pay the costs of settlement and damage awards against officers and directors pursuant to these indemnification provisions.

US Elemental believes that these provisions, the directors’ and officers’ liability insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to US Elemental’s directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

There is currently no pending material litigation or proceeding involving any of CSTA’s directors, officers or employees for which indemnification is sought.

Transfer Agent and Registrar

The Transfer Agent and registrar for the shares of US Elemental Common Stock will be Continental Stock Transfer & Trust Company.

Listing

CSTA intends to apply to list the US Elemental Common Stock on Nasdaq under the symbol “ULIT”, following the Business Combination.

COMPARISON OF SHAREHOLDER RIGHTS

The following is a summary comparison of the material differences between the rights of CSTA Shareholders, the rights of the holders of HiTech Common Stock and Preferred Shares (the “HiTech Shareholders”), and the rights that former CSTA Shareholders and HiTech Shareholders will have as shareholders of US Elemental under the Business Combination Agreement and the Proposed Charter effective following the Closing. These differences in shareholder rights result from the differences between Delaware law, Nevada Law and Cayman Islands law and the respective governing documents of CSTA, HiTech and US Elemental. The discussion in this section does not include a description of rights or obligations under the U.S. federal securities laws or Nasdaq rules. Such rights or obligations generally apply equally to CSTA Ordinary Shares and shares of US Elemental Common Stock.

Below are summary charts outlining important similarities and differences in the corporate governance and shareholder/stockholder rights associated with each of CSTA and US Elemental according to applicable law and the organizational documents of CSTA and US Elemental. This section does not include a complete description of all differences among such rights, nor does it include a complete description of such rights. Furthermore, the identification of some of the differences of these rights as material is not intended to indicate that other differences that may be equally important do not exist. CSTA Shareholders are urged to carefully read the relevant provisions of the DGCL the NRS, The Cayman Companies Act, the CSTA Organizational Documents, the HiTech Organizational Documents and the Proposed Charter that will be in effect upon consummation of the Business Combination.

More details about the rights of US Elemental Stockholders can be found in the section titled “Description of Securities of US Elemental”. This summary is qualified in its entirety by reference to the DGCL, the Cayman Companies Act and the governing documents of CSTA and US Elemental, which we urge you to read carefully and in their entirety.

CSTA, HiTech and US Elemental urge you to carefully read this entire proxy statement/prospectus, the relevant provisions of the DGCL and the other documents to which we refer in this proxy statement/prospectus for a more complete understanding of the differences between the rights of a CSTA Shareholder, HiTech Shareholder and the rights of a US Elemental Stockholder.

CSTA has filed its governing documents with the SEC and will send copies of these documents to you, without charge, upon your request. See the section titled “Where You Can Find More Information”. The form of the Proposed Charter which will be adopted at the Closing is included as Annex C to this proxy statement/prospectus.

Comparison of Shareholder Rights Under Applicable Corporate Law

	Cayman Islands	Delaware	Nevada
Shareholder Votes for Routine Matters

Under Cayman Islands law and the CSTA Organizational Documents, routine corporate matters may be approved by an ordinary resolution (being a resolution passed by a simple majority of such shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of the company (and, where a poll is taken, regard shall be had in computing a majority to the number of votes to which each shareholder is entitled) or by unanimous written resolution).

Unless otherwise provided in the certificate of incorporation or bylaws, approval of routine corporate matters other than director elections that are put to a stockholder vote requires the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter. Unless otherwise provided in the certificate of incorporation or bylaws, director elections require a plurality vote.

Generally, under the NRS, unless the articles of incorporation or bylaws provide for different proportions, approval of routine corporate matters other than director elections that are put to a stockholder vote requires that the votes cast in favor exceed the votes cast against the matter at a stockholders’ meeting at which a quorum is present. Directors are elected by a plurality of the votes cast at the election.

	Cayman Islands	Delaware	Nevada
Appraisal Rights and Dissenters’ Rights

Under certain circumstances, shareholders may dissent from a merger of a Cayman Islands company by following the procedure set out in the Cayman Companies Act. Shareholders that dissent from a merger are entitled to be paid the fair value of their shares, which, if necessary, may ultimately be determined by the courts of the Cayman Islands. These rights of are not available in certain circumstances, for example, to dissenters holding shares of any class in respect of which an open market exists on a recognized stock exchange or recognized interdealer quotation system at the relevant date or where the consideration for such shares to be contributed are shares of any company listed on a national securities exchange or shares of the surviving or consolidated company.

A stockholder of a publicly traded corporation generally has appraisal rights in connection with a merger unless the merger consideration is all stock in another publicly traded corporation or another exception applies.

Under the NRS, a stockholder is entitled to dissent from, and obtain payment for, the fair value of the stockholder’s shares in the event of certain corporate transactions, including but not limited to the consummation of a plan of merger, if approval by the stockholders is required for the merger, the consummation of a plan of conversion or exchange, or any corporate action to which the stockholder would be obligated to accept money or scrip rather than receive a fraction of a share in exchange for the cancellation of all the stockholder’s outstanding shares, except where the stockholder would not be entitled to receive such payment pursuant to NRS 78.205, 78.2055 or 78.207.

Holders of covered securities (generally those that are listed on a national securities exchange) or shares traded in an organized market and held by at least 2,000 stockholders of record with a market value of at least $20,000,000 are generally not entitled to dissenter’s rights. However, this exception is not available if (i) the articles of incorporation provide that such exception is not available, (ii) the resolution of the board of directors approving the plan of merger, conversion or exchange expressly provides otherwise or (iii) the holders of the class or series of stock are required to accept for the shares anything except cash, shares of stock or other securities as described in NRS 92A.390(3) or any combination thereof.

	Cayman Islands	Delaware	Nevada
Inspection of Books and Records

Shareholders generally do not have any rights to inspect or obtain copies of the register of shareholders or other corporate records of a company. The directors may from time to time determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of CSTA or any of them will be open to the inspection of shareholders not being directors, and no shareholder (not being a director) will have any right of inspecting any account or book or document of CSTA except as conferred by law or authorized by the directors or by ordinary resolution of CSTA.

Any stockholder, upon written demand stating the purpose thereof, may inspect the corporation’s stock ledger and other books and records for a proper purpose during the usual hours for business.

Under the NRS, any person who has been a stockholder of record for at least the immediately preceding six months or any person holding, or authorized in writing by the holders of, at least 5% of the outstanding shares, upon at least five days’ written demand, has the right to inspect the articles of incorporation, the bylaws and a stock ledger revised annually. Nevada corporations are not required to keep a list of beneficial owners. The corporation may require a stockholder to furnish an affidavit that an inspection is not for any purpose other than the business of the corporation. In addition, the NRS grants certain stockholders the right to inspect, make copies of and audit the books of account and financial statements of a corporation for any purpose related to the requesting stockholders’ interest in the corporation as a stockholder. The right to inspect the books of account and financial statements of a corporation, to make copies of records and to conduct an audit of such records is granted only to a stockholder of record who owns at least 15% of the issued and outstanding shares, or who has been authorized in writing by the holders of at least 15% of such shares. However, this right does not apply with respect to any corporation that furnishes to its stockholders a detailed annual financial statement or that has filed during the preceding 12 months all reports required to be filed pursuant to Section 13 or Section 15(d) of the Exchange Act.

	Cayman Islands	Delaware	Nevada
Derivative Actions

Derivative actions have been brought in the Cayman Islands courts, and the Cayman Islands courts have confirmed the availability for such actions. In most cases, the company will be the proper plaintiff in any claim based on a breach of duty owed to it, and a claim against (for example) CSTA management usually may not be brought by a shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority and be applied by a court in the Cayman Islands, exceptions to the foregoing principle apply in circumstances in which:

•   a company is acting, or proposing to act, illegally or beyond the scope of its authority;

•   the act complained of, although not beyond the scope of the authority, could be effected if duly authorized by more than the number of votes which have actually been obtained; or

•   those who control the company are perpetrating a “fraud on the minority”.

A shareholder may have a direct right of action against CSTA where the individual rights of that shareholder have been infringed or are about to be infringed.

A stockholder may bring a derivative suit by or in the right of the corporation subject to statutory pleading requirements.

NRS 41.520 grants stockholders a derivative cause of action where the corporation refuses to enforce rights which may properly be asserted by it, where the plaintiff was a stockholder at the time of the transaction of which the plaintiff complains or that the plaintiff’s share thereafter devolved on the plaintiff by operation of law. The complaint must also set forth with particularity the efforts of the plaintiff to secure from the board of directors and, if necessary, from the stockholders such action as the plaintiff desires, and the reasons for the plaintiff’s failure to obtain such action or the reasons for not making such effort. In any such action, at any time within 30 days after service of summons upon the corporation or any defendant who is an officer or director of the corporation or held such office at the time of the acts complained of, the corporation or such defendant may move the court for an order, upon notice and hearing, requiring the plaintiff to furnish security as hereinafter provided. Such motion must be based upon one or more of the following grounds: (a) that there is no reasonable possibility that the prosecution of the cause of action alleged in the complaint against the moving party will benefit the corporation or its security holders or (b) that the moving party, if other than the corporation, did not participate in the transaction complained of in any capacity.

	Cayman Islands	Delaware	Nevada
Fiduciary Duties of Directors and Officers

Under Cayman Islands law, directors and officers owe the following fiduciary duties:

•   duty to act in good faith in what the director or officer believes to be in the best interests of the company as a whole;

•   duty to not improperly fetter the exercise of future discretion;

•   duty to exercise authority for the purpose for which it is conferred;

•   duty not to put themselves in a position in which there is a conflict between their duty to the company and their personal interests; and

•   duty to exercise independent judgment.

In addition to fiduciary duties, directors owe a duty of care, diligence and skill. Such duties are owed to the company but may be owed to creditors or shareholders in certain limited circumstances.

Directors owe fiduciary duties of care and loyalty to the company and its stockholders.

Fiduciary duties of directors and officers are codified in the NRS. The NRS requires that directors and officers of Nevada corporations exercise their powers in good faith, on an informed basis and with a view to the interests of the corporation. The NRS also provides as a matter of law that directors and officers are presumed to act in good faith, on an informed basis and with a view to the interests of the corporation in making business decisions. In performing such duties, directors and officers may exercise their business judgment through reliance on information, opinions, reports, financial statements and other financial data prepared or presented by corporate directors, officers or employees who are reasonably believed to be reliable and competent. Reliance may also be extended to legal counsel, public accountants, advisers, bankers or other persons reasonably believed to be competent, and to the work of a committee (on which the particular director or officer does not serve) if the committee was established and empowered by the corporation’s board of directors, and if the committee’s work was within its designated authority and was about matters on which the committee was reasonably believed to merit confidence. However, directors and officers may not rely on such information, opinions, reports, books of account or similar statements if they have knowledge concerning the matter in question that would make such reliance unwarranted.

	Cayman Islands	Delaware	Nevada
Indemnification of Directors and Officers

A Cayman Islands company generally may indemnify its directors or officers, except to the extent any such indemnification may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, actual fraud or the consequences of committing a crime. The CSTA Organizational Documents provide that CSTA’s officers and directors will be indemnified by CSTA to the fullest extent permitted by law, as it now exists or may in the future be amended, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect.

A corporation is generally permitted to indemnify its directors and officers acting in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation.

Nevada law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding if the person: (a) is not liable pursuant to NRS 78.138; or (b) acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful.

Limited Liability of Directors

Liability of directors may be limited, except to the extent any such limitation may be held by the Cayman Islands courts to be contrary to public policy, such as with regard to their own willful default, willful neglect, or actual fraud. Under the CSTA Organizational Documents, every director and officer of CSTA, together with every former director and former officer (each a “D&O Indemnified Person”) shall to the fullest extent permitted by applicable law be indemnified out of the assets of CSTA against any liability, action, proceeding, claim, demand, costs, damages or expenses, including

Permits limiting or eliminating the monetary liability of a director to a corporation or its stockholders, except with regard to breaches of duty of loyalty, intentional misconduct, unlawful repurchases or dividends or improper personal benefit.

Under the NRS, unless the articles of incorporation provide for greater individual liability, a director or officer is not individually liable to the corporation, its stockholders or its creditors for any damages as a result of any act or failure to act in his or her capacity as a director or officer unless the presumption of the business judgment rule (which is codified in NRS 78.138) is rebutted and it is proven that: (1) the director’s or officer’s act or failure to act constituted a breach of his or her fiduciary duties as a director or officer; and (2) the breach of those

	Cayman Islands	Delaware	Nevada

legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur by reason of their own actual fraud, willful neglect or willful default. No D&O Indemnified Person shall be liable to CSTA for any loss or damage incurred by CSTA as a result (whether direct or indirect) of the carrying out of their functions unless that liability arises through the actual fraud, willful neglect or willful default of such D&O Indemnified Person. No person shall be found to have committed actual fraud, willful neglect or willful default under the CSTA Organizational Documents unless or until a court of competent jurisdiction shall have made a finding to that effect.

duties involved intentional misconduct, fraud or a knowing violation of law. The NRS does not distinguish as to, or exclude, breaches of the duty of loyalty or instances where the director has received an improper personal benefit.

Combinations With Interested Shareholders	Not applicable.

A corporation generally cannot engage in a business combination with an interested stockholder (i.e., a stockholder owning 15% or more of the corporation’s voting stock) for three years after the stockholder becomes interested; except, (i) where the board approves the business combination before the stockholder becomes interested, (ii) when the interested stockholder owns at least 85% of the voting stock immediately after becoming interested and (iii) where board and at least two-thirds of the voting stock not owned by the interested stockholder approve the business combination.

The Nevada combinations with interested stockholder statutes impose a two-year moratorium that extends to prohibit a business combination with an interested stockholder for up to four years, unless certain conditions are met. An interested stockholder is defined as a beneficial owner of 10% or more of the voting power. The two-year moratorium can be lifted only by (i) advance approval of the combination, or the transaction by which such person first becomes an interested stockholder, by the corporation’s board of directors, (ii) approval of the combination by the board of directors and 60% of the corporation’s voting power not beneficially owned by the interested stockholder, its affiliates and associates, or

Cayman Islands	Delaware	Nevada

(iii) the combination meeting specified fair value requirements. After the two-year period, a combination remains prohibited unless (i) the combination or the transaction by which the person first became an interested stockholder is approved in advance by the board of directors as described above, (ii) the combination is approved by a majority of the outstanding voting power not beneficially owned by the interested stockholder and its affiliates and associates or (iii) the combination meets specified fair value requirements. Note that these statutes do not apply to any combination of a corporation and an interested stockholder after the expiration of four years after the person first became an interested stockholder.

The combinations statutes apply only to Nevada corporations with 200 or more stockholders of record.

Companies are entitled to opt out of the combination statutes in the original articles of incorporation, or an amendment to the articles of incorporation approved by a majority of the outstanding voting power not then beneficially owned by interested stockholders or their affiliates and associates, but the amendment would not be effective until 18 months after the vote of the stockholders to approve the amendment, and would not apply to any combination with a person who first became an interested stockholder on or before the effective date of the amendment.

	Cayman Islands	Delaware	Nevada
Acquisitions of Controlling Interests	Not applicable.	Not applicable.

Pursuant to Nevada’s acquisition of controlling interest statutes, any person who acquires a controlling interest in a corporation may not exercise voting rights on any control shares unless such voting rights are conferred by a majority vote of the disinterested stockholders of the issuing corporation at a special meeting of stockholders. A “controlling interest” means the ownership of outstanding voting shares of an issuing corporation sufficient to enable the acquiring person, individually or in association with others, directly or indirectly, to exercise (i) one-fifth or more but less than one-third, (ii) one third or more but less than a majority or (iii) a majority or more of the voting power of the issuing corporation in the election of directors, and once an acquirer crosses one of these thresholds, shares which it acquired in the transaction taking it over the threshold and within the 90 days immediately preceding the date when the acquiring person acquired or offered to acquire a controlling interest become “control shares” to which the voting restrictions apply. In the event that the control shares are accorded full voting rights and the acquiring person acquires control shares with a majority or more of all the voting power, any stockholder, other than the acquiring person, who does not vote in favor of authorizing voting rights for the control shares is entitled to exercise dissenter’s rights.

Cayman Islands	Delaware	Nevada

The controlling interest statutes do not apply to any acquisition of a controlling interest if the articles of incorporation or bylaws of the corporation in effect on the 10th day following the acquisition of a controlling interest by the acquiring person provide that the provisions do not apply to the corporation or to an acquisition of a controlling interest specifically by types of existing or future stockholders, whether or not identified. In addition, the controlling interest statutes apply as of a particular date only to a corporation that has 200 or more stockholders of record, at least 100 of whom have addresses in Nevada appearing on the corporation’s stock ledger at all times during the 90 days immediately preceding that date, and which does business directly or indirectly or through an affiliated corporation in Nevada.

Nevada corporations are entitled to opt out of the above controlling interest provisions of the NRS.

Comparison of Shareholder Rights Under the Applicable Organizational Documents

	CSTA Organizational Documents	Proposed Organizational Documents
Authorized Shares

The authorized share capital set out in the CSTA Organizational Documents is US$22,100 divided into 200,000,000 CSTA Class A Shares, 20,000,000 CSTA Class B Shares and 1,000,000 preference shares of a par value of US$0.0001 each.

The Proposed Organizational Documents authorize [•] shares, consisting of [•] shares of US Elemental Common Stock and [•] shares of US Elemental Preferred Stock.

Exclusive Forum Provision

The CSTA Organizational Documents adopt the courts of the Cayman Islands as the exclusive forum for certain disputes, provided, however, that the exclusive forum provision will not apply to any causes of action arising under the Securities Act, or the Exchange Act, or to any claim for which the federal courts have exclusive jurisdiction.

The Proposed Organizational Documents adopt (a) Delaware as the exclusive forum for certain stockholder litigation and (b) the federal district courts of the United States of America as the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

	CSTA Organizational Documents	Proposed Organizational Documents

These provisions will not address or apply to claims that arise under the Exchange Act; however, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder.

Directors; Classes

The holders of the CSTA Ordinary Shares may, by ordinary resolution, increase or decrease the number of directors. The directors of the CSTA Board is divided into three classes, designated as Class I, Class II and Class III. Class I directors initially served for a term expiring at the 2022 annual general meeting of the company. Class II and Class III directors’ terms expired at the 2023 and 2024 annual general meeting, respectively. At each succeeding annual meeting, successors to the class of directors whose term expires at that annual meeting are elected for a term of three years. There is no limit on the number of terms a director may serve on the board of Directors.

The US Elemental Board shall be divided into three classes designated Class I, Class II and Class III. The US Elemental Board is expressly authorized to assign members of the US Elemental Board (other than those who may be elected by the holders of any series of US Elemental Preferred Stock) already in office to such classes at the time the classification becomes effective. The initial Class I directors shall serve for a term expiring at the first annual meeting of stockholders following the effectiveness of this Certificate of Incorporation; the initial Class II directors shall serve for a term expiring at the second annual meeting of stockholders following the effectiveness of this Certificate of Incorporation; and the initial Class III director shall serve for a term expiring at the third annual meeting of stockholders following the effectiveness of this Certificate of Incorporation. Directors elected to replace initial Class I, Class II or Class III directors shall serve terms expiring at the third annual meeting of stockholders following the year of their election.

Voting Power

Subject to any rights or restrictions attached to any CSTA Ordinary Shares, every CSTA Shareholder present in any such manner shall have one vote for every CSTA Ordinary Share of which he is the holder.

Each holder of US Elemental Common will be entitled to one vote per share on all matters on which stockholders generally are entitled to vote.

Special Meetings

The directors, the chief executive officer or the chairman of the board of directors may call general meetings, and they shall on a shareholders’ requisition forthwith proceed to convene an extraordinary general meeting of CSTA.

Subject to the special rights of the holders of one or more series of US Elemental Preferred Stock, special meetings of the stockholders of US Elemental may be called, for any purpose or purposes, at any time only by or at the direction of the US Elemental Board, the chairperson of the US Elemental Board, the chief

	CSTA Organizational Documents	Proposed Organizational Documents

executive officer or president, for so long as Jindalee beneficially owns at least 50% of the voting power of the then-outstanding shares of capital stock of US Elemental entitled to vote generally in the election of directors, by Jindalee. Subject to the special rights of the holders of one or more series of US Elemental Preferred Stock, at any time when Jindalee beneficially owns less than 50% of such voting power, special meetings of the US Elemental Stockholders may not be called by the US Elemental Stockholders or any other person.

Amendments to the Governing Documents

The CSTA Organizational Documents provide that amendments may be made by a special resolution under Cayman Islands law, being the affirmative vote of holders of at least two-thirds of the CSTA Ordinary Shares represented in person or by proxy and entitled to vote at an extraordinary general meeting and who vote at the extraordinary general meeting.

The Proposed Organizational Documents provide that, for so long as Jindalee beneficially owns at least 50% of the voting power of the then-outstanding shares of capital stock of US Elemental entitled to vote generally in the election of directors, the affirmative vote of the holders of a majority of such voting power, and at all other times, the affirmative vote of the holders of at least two-thirds of such voting power, will be required for the adoption, amendment or repeal of the Proposed Bylaws.

Removal of Directors

The CSTA Organizational Documents provide that prior to the closing of an initial business combination, only holders of Founder Shares are entitled to vote on the removal of any director, and that after the closing of an initial business combination, shareholders may by an ordinary resolution remove any director.

The Proposed Organizational Documents provide that, subject to the rights of the holders of any series of US Elemental Preferred Stock then outstanding, (i) for so long as Jindalee beneficially owns at least 50% of the voting power of the then-outstanding shares of capital stock of US Elemental entitled to vote generally in the election of directors, any director, or the entire US Elemental Board, may be removed, with or without cause, by the affirmative vote of a majority of the total voting power of all such outstanding shares, at a meeting duly called for that purpose; and (ii) at all other times, any director, or the entire US Elemental Board, may be removed only for cause by the affirmative vote of at least two-thirds of the total voting power of all such outstanding shares, at a meeting duly called for that purpose.

	CSTA Organizational Documents	Proposed Organizational Documents
Action by Written Consent of Stockholders

The CSTA Organizational Documents permit shareholders to approve matters by unanimous written resolution of all of the shareholders entitled to receive notice of and to attend and vote at general meetings.

So long as Jindalee beneficially owns at least 50% of the voting power of the then-outstanding shares of capital stock of US Elemental entitled to vote generally in the election of directors, any action required or permitted to be taken by the US Elemental Stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing (or by electronic transmission), setting forth the action so taken, shall be signed by the holders of outstanding shares of capital stock of US Elemental having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to US Elemental in accordance with the applicable provisions of the DGCL. At any time when Jindalee beneficially owns less than 50% of such voting power, any action required or permitted to be taken by US Elemental Stockholders must be effected at a duly called annual or special meeting of the US Elemental Stockholders (and may not be taken by consent of the stockholders in lieu of a meeting), except as otherwise provided with respect to the holders of any series of US Elemental Preferred Stock by the applicable Certificate of Designation.

Indemnification of Directors and Officers

The CSTA Organizational Documents provide that CSTA’s officers and directors will be indemnified by CSTA to the fullest extent permitted by law, as it now exists or may in the future be amended, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect.

Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative or any other type whatsoever, by reason of the fact that he or she is or was a director or an officer of US Elemental or, while a director or officer of US Elemental, is or was serving at the request of US Elemental as a director, officer, employee, agent or trustee of another corporation or of a partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless by US Elemental to the fullest extent permitted by Delaware law against all expense, liability and loss reasonably incurred or suffered by such

	CSTA Organizational Documents	Proposed Organizational Documents

indemnitee in connection therewith, provided, however, that, except in certain circumstances, US Elemental shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the US Elemental Board. An indemnitee shall also have the right to be paid by US Elemental the expenses (including attorneys’ fees) incurred in appearing at, participating in or defending any such proceeding in advance of its final disposition or in connection with a proceeding brought to establish or enforce a right to indemnification or advancement of expenses under the Proposed Bylaws.

Transactions with Certain Shareholders/Shareholders	No similar provision.

US Elemental has elected not to be subject to provisions Section 203 of the DGCL, which generally prohibits “interested stockholders” (stockholders holding 15% or more of the outstanding stock) from engaging in business combinations with a company for a period of time unless certain conditions are met.

Liquidation, Dissolution and Winding Up

If CSTA shall be wound up, after the payment of creditors, the liquidator may, subject to the rights attaching to any shares and with the approval of a special resolution of CSTA and any other approval required by the law of the Cayman Islands, divide amongst the shareholders in kind the whole or any part of the assets of CSTA (whether such assets shall consist of property of the same kind or not) and may for that purpose value any assets and determine how the division shall be carried out as between the shareholders or different classes of shareholders. The liquidator may, with the like approval, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the shareholders as the liquidator, with the like approval, shall think fit, but so that no member shall be compelled to accept any asset upon which there is a liability.

In the event of liquidation, dissolution or winding up of the affairs of US Elemental, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of US Elemental and after making provisions for preferential and other amounts, if any, to which the holders of US Elemental Preferred Stock or any class or series of stock having a preference over or the right to participate with the US Elemental Common Stock with respect to payments in liquidation shall be entitled, the remaining assets and funds of US Elemental available for distribution shall be divided among and paid ratably to the holders of all outstanding shares of US Elemental Common Stock in proportion to the number of shares held by each such stockholder.

SHARES ELIGIBLE FOR FUTURE SALE

Upon the Closing, US Elemental will have [•] shares of US Elemental Common Stock authorized and, based on assumptions set out elsewhere in this proxy statement/prospectus, up to [•] shares of US Elemental Common Stock issued and outstanding, assuming no CSTA Ordinary Shares are redeemed in connection with the Business Combination. Except as described below, all of the shares of US Elemental Common Stock issued in connection with the Business Combination will be freely transferable by persons other than by US Elemental’s “affiliates” or CSTA’s “affiliates” without restriction or further registration under the Securities Act. Sales of substantial amounts of shares of US Elemental Common Stock in the public market could adversely affect prevailing market prices of US Elemental Common Stock. Sales of substantial amounts of shares of US Elemental Common Stock in the public market could adversely affect prevailing market prices of the shares of US Elemental Common Stock. See “Risk Factors — Future sales of shares of US Elemental Common Stock after the consummation of the Transaction may cause the market price of the shares of US Elemental Common Stock to drop significantly, even if US Elemental’s business is doing well.”

Shares Subject to Lock-up

Pursuant to the terms of the Parent Transaction Support Agreement and the Sponsor Support Agreement, each of Jindalee and the Sponsor agreed, among other things, not to sell, transfer or otherwise dispose of any shares of US Elemental Common Stock held by them during the period commencing from the Closing and ending on the earlier to occur of (i) the date that is twelve months after the Closing and (ii) the date on which US Elemental (or its successor) completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction with an unaffiliated third party that results in all of US Elemental’s (or such successor’s) stockholders having the right to exchange their securities for cash, securities or other property.

In addition, pursuant to the terms of the Class B Holder Support Agreement, certain holders of CSTA Class B Ordinary Shares agreed, among other things, not to sell, transfer or otherwise dispose of any shares of US Elemental Common Stock held by them during the period commencing from the Closing until and ending on the earlier to occur of (i) the date that is twelve months after the Closing and (ii) following the Closing (x) if the closing price of the shares of US Elemental Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Closing or (y) the date on which US Elemental (or its successor) completes a liquidation, merger, amalgamation, capital stock the date on which US Elemental (or its successor) completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction with an unaffiliated third party that results in all of US Elemental’s (or such successor’s) stockholders having the right to exchange their securities for cash, securities or other property.

The transfer restrictions described above are also summarized in the following table:

Subject Securities	Expiration Date	Persons Subject to Restrictions	Exceptions to Transfer Restrictions

Shares of US Elemental Common Stock issued to the Sponsor upon conversion of the Sponsor’s CSTA Ordinary Shares in connection with the Initial Merger (excluding shares received in connection with PIPE Financing)

	The earlier of (i) 12 months after the Acquisition Closing or (ii) the date US Elemental (or its successor) completes a change of control transaction with an unaffiliated third party	The Sponsor (Constellation Sponsor LP)	None, except with the prior written consent of HiTech before the Acquisition Closing, or US Elemental after the Acquisition Closing

Subject Securities	Expiration Date	Persons Subject to Restrictions	Exceptions to Transfer Restrictions

The earlier of (i) 12 months after the Acquisition Closing, (ii) the closing price of the shares of US Elemental Common Stock being equal or exceeding $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Acquisition Closing, or (iii) the date US Elemental (or its successor) completes a change of control transaction with an unaffiliated third party

Other holders of CSTA Class B Ordinary Shares pre Acquisition Closing whose shares will convert into shares of US Elemental Stock

Except with the prior written consent of HiTech before the Acquisition Closing, or US Elemental after the Acquisition Closing, certain limited transfers are permitted (a) to the CSTA officers or directors, any affiliate or family member of any of CSTA’s officers or directors, any affiliate of the Sponsor or to any members of the Sponsor or any of their affiliates; (b) by gift to a member of a holder’s immediate family or to a trust, the beneficiary of which is a member of such holder’s immediate family, an affiliate of such individual or to a charitable organization; (c) by virtue of laws of descent and distribution upon death of such holder; (d) pursuant to a qualified domestic relations order; (e) by private sales or transfers made in connection with any forward purchase agreement or similar arrangement or in connection with the Acquisition Closing at prices no greater than the price at which the securities were originally purchased; or (f) in the event of CSTA’s liquidation prior to the completion of an initial business combination; provided, however, that in the case of clauses (a) through (e), these permitted transferees must enter into a written agreement with US Elemental agreeing to be bound by the same transfer restrictions as the transferor.

Rule 144

Pursuant to Rule 144 under the Securities Act, a person who has beneficially owned restricted shares of US Elemental Common Stock for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been an affiliate of US Elemental at the time of, or at any time during the three months preceding, a sale and (ii) US Elemental is subject to the Exchange Act periodic reporting requirements for at least three months before the sale, has filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as US Elemental was required to file reports) preceding the sale, and has submitted electronically every interactive data file required to be submitted pursuant to Rule 405 of the Securities Act during the 12 months (or such shorter period as US Elemental was required to file reports) preceding the sale.

Persons who have beneficially owned restricted shares of US Elemental Common Stock for at least six months but who are affiliates of US Elemental at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•        1% of the total number of shares of US Elemental Common Stock then outstanding; or

•        the average weekly reported trading volume of shares of US Elemental Common Stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by affiliates of US Elemental under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about US Elemental.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business-combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•        the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•        the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•        the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials) other than Form 8-K reports; and

•        at least one year has elapsed from the time that the issuer filed Form 10 Information (as defined in Rule 144(i)(3) of the Securities Act) with the SEC reflecting its status as an entity that is not a shell company.

Rule 701

In general, under Rule 701 of the Securities Act as currently in effect, each of HiTech’s employees, consultants or advisors who purchases shares of US Elemental in connection with a compensatory stock plan or other written agreement executed prior to the completion of the Business Combination is eligible to resell those equity shares in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144. However, the Rule 701 shares would remain subject to lock-up arrangements and would only become eligible for sale when the lock-up period expires.

Registration Rights

Pursuant to the terms of the Business Combination Agreement, in connection with the Closing, US Elemental will enter into a Registration Rights Agreement with the Sponsor and Jindalee, together with certain other persons listed on the signature pages thereto, pursuant to which, among other things, US Elemental will agree to file a registration statement covering the resale of certain shares of US Elemental Common Stock and other equity securities of US Elemental after the Closing and the securityholders party thereto will be granted customary takedown, demand, and piggyback registration rights with respect to the US Elemental securities held by them, in each case, on the terms and subject to the conditions set forth in the Registration Rights Agreement.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

CSTA’s Related Person Transactions

References in this section to “we,” “our,” or “us” refer to Constellation Acquisition Corp I.

We currently maintain our executive offices at 1290 Avenue of the Americas, 10th Floor, New York, NY, 10104. The cost for our use of this space is included in the fee of up to $10,000 per month that we will pay to our Sponsor for office space, administrative and support services, and other obligations of our Sponsor, commencing on the date that our securities were first listed on NYSE. Upon completion of our Business Combination or our liquidation, we will cease paying these monthly fees.

No compensation of any kind, including finder’s and consulting fees, will be paid to our Sponsor, officers and directors, or any of their respective affiliates, for services rendered prior to or in connection with the completion of a Business Combination, other than $25,000 that was paid to each of our independent directors in 2023 for their role on a special committee to consider a potential business combination. However, these individuals will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable Business Combinations. Our audit committee will review on a quarterly basis all payments that were made by us to our Sponsor, officers, directors or our or their affiliates and will determine which expenses and the amount of expenses that will be reimbursed.

There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on our behalf.

On February 23, 2021, we issued an unsecured promissory note in the amount of up to $699,999 to certain affiliates of our Old Sponsor. The proceeds of the note, which may be drawn down from time to time until we consummate our Business Combination, will be used as general working capital purposes. The note bears no interest and is payable in full upon the earlier to occur of (i) the Termination Date or (ii) the consummation of a business combination. A failure to pay the principal within five business days of the date specified above or the commencement of a voluntary or involuntary bankruptcy action shall be deemed an event of default, in which case the note may be accelerated. The affiliates of our Old Sponsor had the option to convert any unpaid balance of the note into private placement warrants (the “Conversion Warrants”), each warrant exercisable for one CSTA Class A Ordinary Share at an exercise price of $1.50 per share. The terms of the Conversion Warrants would be identical to the warrants issued by us to affiliates of our Old Sponsor in a private placement that was consummated in connection with our IPO. The affiliates of our Old Sponsor shall be entitled to certain registration rights relating to the Conversion Warrants. On May 3, 2021, the note was amended to remove the option to convert any unpaid balance of the note into private placement warrants.

During the year ended December 31, 2022, we issued the 2022 Notes totaling $258,780 to certain of our executive officers and affiliates. The proceeds of the 2022 Notes was used for general working capital purposes. The 2022 Notes bear no interest and is payable in full upon the earlier to occur of (i) the Termination Date or (ii) the consummation of a business combination. Failure to pay the principals within five business days of the date specified above or the commencement of a voluntary or involuntary bankruptcy action shall be deemed an event of default, in which case the 2022 Notes may be accelerated. As of December 31, 2025 and 2024, $227,208 were outstanding under the 2022 Notes.

On January 30, 2024, we issued the 2024 Note in the amount of up to $1,660,000 to our Sponsor. The 2024 Note was issued in connection with advances the Sponsor may make to us for contributions to the Trust Account in connection with the Extension and other expenses reasonably related to its business and the consummation of a business combination. The 2024 Note bears no interest and is due and payable upon the Business Combination. As of each of December 31, 2025 and 2024, $1,894,901 and $1,365,000 were outstanding under the 2024 Note, respectively.

On June 5, 2025, the Company amended the 2024 Note, to increase the principal amount by $590,000 from $1,660,000 to $2,250,000. All other provisions of the 2024 Note remained in full force and effect.

On March 18, 2026, we further amended the 2024 Note, to increase the principal amount by $3,000,000 from $2,250,000 to $5,250,000. All other provisions of the 2024 Note remain in full force and effect.

In addition, in order to finance transaction costs in connection with an intended business combination, our Sponsor or an affiliate of our Sponsor or certain of our officers and directors may, but are not obligated to, loan us funds as may be required. If we complete a business combination, we may repay such loaned amounts out of the proceeds of the Trust Account released to us. In the event that the business combination does not close, we may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from our Trust Account would be used for such repayment. Up to $1,500,000 of such loans may be convertible into warrants at a price of $1.50 per warrant at the option of the lender. HiTech and CSTA have agreed pursuant to the terms of the Business Combination Agreement that working capital loans (including extension funding loans) to CSTA in excess of $1,500,000 may be converted into CSTA Private Placement Warrants at $1.50 per CSTA Private Placement Warrant in order to preserve cash for the combined company following the Closing. Any such warrants would be identical to the private placement warrants, including as to exercise price, exercisability and exercise period. The terms of such loans by our officers and directors, if any, have not been determined and no written agreements exist with respect to such loans. We do not expect to seek loans from parties other than our Sponsor, members of our team or any of their affiliates as we do not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in our Trust Account.

After our business combination, members of our team who remain with us may be paid consulting, management or other fees from the combined company with any and all amounts being fully disclosed to our shareholders, to the extent then known, in the tender offer or proxy solicitation materials, as applicable, furnished to our shareholders. It is unlikely the amount of such compensation will be known at the time of distribution of such tender offer materials or at the time of a general meeting held to consider our Business Combination, as applicable, as it will be up to the directors of the post-combination business to determine executive and director compensation.

We have entered into a registration and shareholder rights agreement pursuant to which CSTA Initial Shareholders, and their permitted transferees, if any, will be entitled to certain registration rights with respect to the private placement warrants, the securities issuable upon conversion of working capital loans (if any) and the CSTA Class A Ordinary Shares issuable upon exercise of the foregoing and upon conversion of the Founder Shares. Further, pursuant to the Registration Rights Agreement, our Sponsor, upon and following consummation of a business combination, will be entitled to nominate three individuals for appointment to our board of directors, as long as the Sponsor holds any securities covered by the registration and shareholder rights agreement.

HiTech’s Related Person Transactions

HiTech has received financing from its parent company, Jindalee. As of March 31, 2026, HiTech has received capital contributions with a balance of $22.2 million. For a further description of such transactions, see note 5 to HiTech’s audited financial statements for the fiscal year ended June 30, 2025 and 2024, and the unaudited interim financial statements as of and for the period ended March 31, 2026 included in this proxy statement/prospectus.

Related Person Transactions Policy Following the Business Combination

Upon consummation of the Business Combination, it is anticipated that the US Elemental Board will adopt a written Related Person Transactions Policy that sets forth US Elemental’s policies and procedures regarding the identification, review, consideration and oversight of “related person transactions.” For purposes of the Related Person Transaction Policy, a “related person” means “(a) enterprises that directly or indirectly through one or more intermediaries, control or are controlled by, or are under common control with, the company; (b) associates; (c) individuals owning, directly or indirectly, an interest in the voting power of the company that gives them significant influence over the company, and close members of any such individual’s family; (d) key management personnel, that is, those persons having authority and responsibility for planning, directing and controlling the activities of the company, including directors and senior management of companies and close members of such individuals’ families; and (e) enterprises in which a substantial interest in the voting power is owned, directly or indirectly, by any person described in (c) or (d) or over which such a person is able to exercise significant influence.

Under the policy, management of US Elemental must present information regarding the proposed related person transaction to US Elemental’s audit committee (or, where review by US Elemental’s audit committee would be inappropriate, to another independent body of the US Elemental Board) for review. In considering related person transactions, US Elemental’s audit committee will take into account the relevant available facts and circumstances, which may include, but are not limited to:

•        the relationship of the related person to US Elemental;

•        the nature and extent of the related person’s interest in the transaction;

•        the importance and fairness of the transaction both to US Elemental and to the related person;

•        the material terms of the transaction;

•        whether the value and the terms of the transaction are substantially similar as compared to those of similar transactions previously entered into by US Elemental with non-related persons, if any; and

•        disclosure requirements.

US Elemental’s audit committee will approve only those transactions that it determines are fair to us and in US Elemental’s best interests. All of the transactions described above were entered into prior to the adoption of such policy.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information regarding (i) the actual beneficial ownership of CSTA Ordinary Shares as of the date of this proxy statement/prospectus (pre-Business Combination) and (ii) the expected beneficial ownership of shares of US Elemental Common Stock immediately following the consummation of the Business Combination (assuming that no CSTA Public Shares are redeemed, and alternatively, assuming the maximum number of shares of CSTA are redeemed), by:

•        each person who is known to be the beneficial owner of more than 5% of the outstanding CSTA Ordinary Shares and/or is expected to be the beneficial owner of more than 5% of the outstanding shares of US Elemental Common Stock post-Business Combination;

•        each of CSTA’s current executive officers and directors;

•        each person who will become an executive officer or director of US Elemental post-Business Combination; and

•        all executive officers and directors of CSTA as a group pre-Business Combination and all executive officers and directors of US Elemental as a group post-Business Combination.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days. None of HiTech’s current executive officers and directors own any shares of HiTech Common Stock.

The beneficial ownership of CSTA Ordinary Shares pre-Business Combination is based on 7,796,529 CSTA Ordinary Shares issued and outstanding as of the date of this proxy statement/prospectus.

The expected beneficial ownership of shares of US Elemental Common Stock post-Business Combination is based on 59,178,852 shares of US Elemental Common Stock assuming no redemptions (and 59,132,323 shares of US Elemental Common Stock assuming maximum redemptions) to the US Elemental Stockholders and CSTA Shareholders in the amounts described in the proxy statement/prospectus upon the Closing (but do not include shares of US Elemental Common Stock that may be issued subsequent to the Closing conditioned upon exercise of the US Elemental Warrants or conversion of shares of US Elemental Preferred Stock).

The ownership percentages set forth above and in the tables below include the shares issuable to the parties listed, but do not take into account (i) any shares reserved for issuance under the 2026 Plan, or (ii) any issuance of shares underlying the CSTA Warrants or HiTech Preferred Stock (described above). See “Unaudited Pro Forma Condensed Combined Financial Information” for further information.

Unless otherwise indicated, CSTA believes that all persons named in the table below have sole voting and investment power with respect to all shares of capital stock beneficially owned by them.

Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them. The following table does not reflect record or beneficial ownership of the private placement warrants as these warrants are not exercisable within 60 days of the date of this proxy statement/prospectus.

	Ownership of CSTA Ordinary Shares Prior to Business Combination		Ownership of US Elemental Common Stock After the Business Combination
			No Redemption Scenario		Maximum Redemption Scenario(9)
Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Approximate Percentage of Outstanding Common Stock	Number of Shares Beneficially Owned	Approximate Percentage of Outstanding Common Stock	Number of Shares Beneficially Owned	Approximate Percentage of Outstanding Common Stock
CSTA Directors and Executive Officers Pre-Business Combination(1)
[•](2)		%		%		%
[•](2)		%		%		%
[•](3)		%		%		%
[•](3)		%		%		%
[•](3)		%		%		%
[•](3)		%		%		%
[•](3)		%		%		%
All CSTA directors and executive officers as a group ([•] individuals)(2)		%		%		%
US Elemental Directors and Executive Officers Post-Business Combination(4)
[•](5)		%		%		%
[•]		%		%		%
[•]		%		%		%
[•](3)		%		%		%
[•](5)		%		%		%
[•]		%		%		%
[•](5)		%		%		%
All US Elemental directors and executive officers as a group (7 individuals)		%		%		%
Other 5% Stockholders
Jindalee Lithium Limited		%		%		%
[•](6)		%		%		%
[•](7)				%		%
[•](8)				%		%

____________

*        Less than 1%.

(1)      Unless otherwise noted, the business address of each of the following entities or individuals is c/o Constellation Acquisition Corp. I, 1290 Avenue of the Americas, 10th Floor, New York, NY 10104.

(2)      [•].

(3)      [•].

(4)      [•].

(5)      [•].

(6)      [•].

(7)      [•].

(8)      [•].

(9)      [•].

MARKET INFORMATION AND DIVIDENDS ON SECURITIES

The CSTA Ordinary Shares and CSTA Warrants are currently traded on OTCID Basic Market under the symbols “CSTAF” and “CSTWF,” respectively. Certain of the CSTA Ordinary Shares and CSTA Warrants currently trade as CSTA Units consisting of one underlying CSTA Ordinary Share and one-third of one redeemable warrant and are listed on OTCID under the symbol “CSTUF.” The units will automatically separate into their component securities upon the Closing and, as a result, will no longer trade as an independent security. Following the consummation of the Business Combination, we intend to list the US Elemental Common Stock on Nasdaq under the symbol “ULIT” and the US Elemental Warrants under the symbol “ULITW.”

CSTA has not paid any cash dividends on the CSTA Ordinary Shares to date and does not intend to pay any cash dividends prior to the completion of the Business Combination. The payment of cash dividends in the future will be dependent upon US Elemental’s revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of the Business Combination. The payment of any cash dividends subsequent to the Business Combination will be within the discretion of the US Elemental Board at such time, subject to any contractual or other limitations.

LEGAL MATTERS

The validity of the US Elemental Common Stock offered by this proxy statement/prospectus and certain other legal matters relating to U.S. law will be passed upon for US Elemental by Ashurst Perkins Coie US LLP. Certain legal matters relating to U.S. law will be passed upon for CSTA by Kirkland & Ellis LLP.

EXPERTS

The financial statements of CSTA as of December 31, 2025 and 2024, and for the years ended December 31, 2025 and 2024, included in this proxy statement/prospectus have been audited by WithumSmith+Brown, PC, an independent registered public accounting firm, as set forth in their report thereon (which contains an explanatory paragraph relating to substantial doubt about the ability of CSTA to continue as a going concern as described in Note 1 to the financial statements), appearing elsewhere in this proxy statement/prospectus, and are included in reliance on said report given upon the authority of said firm as experts in auditing and accounting.

The financial statements of HiTech as of June 30, 2025 and 2024 and for years ended June 30, 2025 and 2024, included in this proxy statement/prospectus have been audited by Assure CPA, LLC, an independent registered public accounting firm, as set forth in their report thereon, appearing elsewhere in this proxy statement/prospectus, and are included in reliance on said report given upon the authority of said firm as experts in auditing and accounting.

The financial statements of US Elemental as of March 31, 2026 and for the period from March 3, 2026 (inception) through March 31, 2026, included in this proxy statement/prospectus have been audited by Sadler, Gibb & Associates, LLC, an independent registered public accounting firm, as set forth in their report thereon, appearing elsewhere in this proxy statement/prospectus, and are included in reliance on said report given upon the authority of said firm as experts in auditing and accounting.

The technical information appearing in this proxy statement/prospectus concerning the McDermitt Lithium Project was derived from the S-K 1300 Technical Report Summary prepared by Fluor Enterprises, Inc. (“Fluor”) and H&S Consulting Pty. Ltd. (“HSC”), independent mining consultants. None of Fluor, HSC, or the employees of Fluor or HSC, is an affiliate of the Company.

TRANSFER AGENT AND REGISTRAR

The transfer agent for CSTA’s securities is Continental Stock Transfer & Trust Company. The transfer agent for US Elemental’s securities is Continental Stock Transfer & Trust Company.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS

Unless we have received contrary instructions, we may send a single copy of this proxy statement/prospectus to any household at which two or more shareholders reside if we believe the shareholders are members of the same family. This process, known as “householding,” reduces the volume of duplicate information received at any one household and helps to reduce our expenses. However, if shareholders prefer to receive multiple sets of our disclosure documents at the same address this year or in future years, the shareholders should follow the instructions described below. Similarly, if an address is shared with another shareholder and together both of the shareholders would like to receive only a single set of our disclosure documents, the shareholders should follow these instructions:

If the shares are registered in the name of the shareholder, the shareholder should contact us at our offices at Constellation Acquisition Corp. I, 1290 Avenue of the Americas, 10th Floor, New York, New York 10104 or by telephone at (646) 585-8975, to inform us of his or her request; or if a bank, broker or other nominee holds the shares, the shareholder should contact the bank, broker or other nominee directly.

SUBMISSION OF STOCKHOLDER PROPOSALS

The CSTA Board is aware of no other matter that may be brought before the extraordinary general meeting. Under the Cayman Companies Act, only business that is specified in the notice for the extraordinary general meeting to shareholders may be transacted at the extraordinary general meeting.

FUTURE STOCKHOLDER PROPOSALS

For any proposal to be considered for inclusion in the proxy statement and form of proxy for submission to the shareholders at the first annual meeting of shareholders of US Elemental following consummation of the Business Combination, assuming consummation, it must be submitted in writing and comply with the requirements of Rule 14a-8 of the Exchange Act.

In addition, the Proposed Bylaws provide notice procedures for shareholders to nominate a person as a director and to propose business to be considered by shareholders at a meeting. To be timely, a record shareholder’s notice must be delivered to [•], the principal executive offices of US Elemental not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting of shareholders (except in the case of US Elemental’s first annual meeting following the Closing, for which such notice shall be timely if delivered no earlier than the 120th day prior to such annual meeting and no later than the close of business on the later of the 90th day prior to such special meeting or the 10th day following the day on which public announcement is first made of the date of the annual meeting); provided, however, that in the event that no annual meeting was held during the preceding year or the date of the annual meeting is more than 30 days before, or more than 60 days after, such anniversary date, notice by the record shareholder to be timely must be so delivered no earlier than the close of business on the 120th day prior to such annual meeting and no later than the close of business on the later of the 90th day prior to such annual meeting or the close of business on the 10th day following the day on which public announcement of the date of such meeting is first made by US Elemental. Nominations and proposals also must satisfy other requirements set forth in the Proposed Bylaws. The Chairman of the US Elemental Board may refuse to acknowledge the introduction of any shareholder proposal not made in compliance with the foregoing procedures.

WHERE YOU CAN FIND MORE INFORMATION

CSTA files annual, quarterly and current reports, proxy statements and other information with the SEC as required by the Exchange Act. You can read CSTA’s SEC filings, including this proxy statement/prospectus at the SEC’s website at http://www.sec.gov. Upon the closing of the Business Combination, US Elemental will file annual, quarterly and current reports, proxy statements and other information with the SEC as required by the Exchange Act. You will be able to access information about US Elemental following the closing of the Business Combination at the SEC’s web site at http://www.sec.gov.

This proxy statement/prospectus is available without charge to CSTA Shareholders upon written or oral request. If you would like additional copies of this proxy statement/prospectus or if you have questions about the Business Combination or the Proposals to be presented at the extraordinary general meeting, you should contact CSTA in writing at Constellation Acquisition Corp. I, 1290 Avenue of the Americas, 10th Floor, New York, New York 10104 or by telephone at (646) 585-8975.

If you have questions about the Proposals or this proxy statement/prospectus, would like additional copies of this proxy statement/prospectus, or need to obtain proxy cards or other information related to the proxy solicitation, please contact            , the proxy solicitor for CSTA, by calling            (toll-free), or banks and brokers can call            , or by emailing            . You will not be charged for any of the documents that you request.

To obtain timely delivery of the documents, you must request them no later than five business days before the date of the Shareholder Meeting, or no later than            , 2026.

Information and statements contained in this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other document included as an annex to this proxy statement/prospectus or filed as an exhibit to the registration statement of which this proxy statement/prospectus is a part.

All information contained in this document relating to CSTA has been supplied by CSTA and all such information relating to HiTech has been supplied by HiTech. Information provided by CSTA or HiTech does not constitute any representation, estimate or projection of the other.

This document is a proxy statement/prospectus of CSTA for the extraordinary general meeting. CSTA has not authorized anyone to give any information or make any representation about the Business Combination, CSTA or HiTech that is different from, or in addition to, that contained in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this proxy statement/prospectus speaks only as of the date of this document unless the information specifically indicates that another date applies.

ENFORCEMENT OF CIVIL LIABILITY

CSTA is a Cayman Islands exempted company. If the Business Combination is not consummated, you may have difficulty serving legal process within the United States upon CSTA. You may also have difficulty enforcing, both in and outside the United States, judgments you may obtain in U.S. courts against CSTA in any action, including actions based upon the civil liability provisions of U.S. federal or state securities laws. Furthermore, there is doubt that the courts of the Cayman Islands would enter judgments in original actions brought in those courts predicated on U.S. federal or state securities laws. However, CSTA may be served with process in the United States with respect to actions against CSTA arising out of or in connection with violation of U.S. federal securities laws relating to offers and sales of CSTA’s securities by serving CSTA’s U.S. agent irrevocably appointed for that purpose.

CONSTELLATION ACQUISITION CORP. I

Unaudited Financial Statements
Unaudited Condensed Balance Sheets as of March 31, 2026 and December 31, 2025	F-11
Unaudited Condensed Statements of Operations for the three months ended March 31, 2026 and 2025	F-12
Unaudited Condensed Statements of Changes in Shareholders’ Deficit for the three months ended March 31, 2026 and 2025.	F-13
Unaudited Condensed Statements of Cash Flows for the three months ended March 31, 2026 and 2025.	F-14
Notes to Unaudited Condensed Financial Statements.	F-15

Hitech minerals inc.

Unaudited Financial Statements
Unaudited Condensed Balance Sheets as of March 31, 2026 and June 30, 2025	F-66
Unaudited Condensed Statements of Operations for the three and nine months ended March 31, 2026 and 2025	F-67
Unaudited Condensed Statements of Changes in Stockholder’s Equity for the three and nine months ended March 31, 2026 and 2025	F-68
Unaudited Condensed Statements of Cash Flows for the nine months ended March 31, 2026 and 2025	F-70
Notes to the Unaudited Condensed Financial Statements	F-71

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the shareholders of HiTech Minerals Inc. and Constellation Acquisition Corp. I

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheet of US Elemental Inc. (“the Company”) as of March 31, 2026, and the related consolidated statements of operations, equity and cash flows for the period from March 3, 2026 (inception) to March 31, 2026, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of March 31, 2026 and the results of its operations and its cash flows for the period from March 3, 2026 (inception) to March 31, 2026, in conformity with accounting principles generally accepted in the United States of America.

The Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company had $0 in cash and cash equivalents and no working capital. These factors raised substantial doubt about its ability to continue as a going concern. Management’s plan in regard to this matter is also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ Sadler, Gibb & Associates, LLC

We have served as the Company’s auditor since 2026.

Spokane, Washington
PCAOB ID: 3627
June 26, 2026

US ELEMENTAL INC.
CONSOLIDATED BALANCE SHEET

March 31, 2026
Assets
Cash and cash equivalents	$—
Total assets	$—

Liabilities and Equity

Commitments & Contingencies (Note 3)

Equity
Common stock, 1,000 shares authorized at $0.0001 par value, none issued and outstanding	$—
Contributed capital	912
Accumulated deficit	(912)
Total equity	—
Total liabilities and equity	$—

The accompanying notes are an integral part of these consolidated financial statements.

US ELEMENTAL INC.
CONSOLIDATED STATEMENT OF OPERATIONS

For the period of March 3, 2026 (inception) to March 31, 2026
Operating Expenses
Formation costs	$912
Total operating expenses	912
Net Loss	$(912)

Net loss per Share Basic and Diluted: Not Applicable
Weighted-average Number of Shares Outstanding Basic and Diluted	—

The accompanying notes are an integral part of these consolidated financial statements.

US ELEMENTAL INC.
CONSOLIDATED STATEMENT OF EQUITY
FOR THE PERIOD OF MARCH 3, 2026 (INCEPTION) TO MARCH 31, 2026

	Common Stock		Contributed Capital	Accumulated Deficit	Total Equity
	Shares	Amount
Balance as of March 3, 2026	—	$—	$—	$—	$—
Formation costs paid on behalf of the Company	—	—	912	—	912
Net loss	—	—	—	(912)	(912)
Balance as of March 31, 2026	—	$—	$912	$(912)	$—

The accompanying notes are an integral part of these consolidated financial statements.

US ELEMENTAL INC.
CONSOLIDATED STATEMENT OF CASH FLOWS
FOR THE PERIOD OF MARCH 3, 2026 (INCEPTION) TO MARCH 31, 2026

Cash Flows from Operating Activities
Net loss	$(912)
Adjustments to reconcile net loss to net cash and cash equivalents from operating activities
Formation costs paid on behalf of the Company	912
Net cash and cash equivalents used in operating activities	—

Net Change in Cash and Cash Equivalents	—

Cash and Cash Equivalents, beginning of the period	—
Cash and Cash Equivalents, end of the period	$—

The accompanying notes are an integral part of these consolidated financial statements.

US ELEMENTAL INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2026

Note 1 — Organization and Business Operation

Formation and Purpose

US Elemental Inc. (the “Company”) was incorporated in the State of Delaware on March 3, 2026. The Company was formed for the purpose of effecting the business combination between Constellation Acquisition Corp. I (“Constellation”) (OTCPK: CSTAF), a special purpose acquisition company (“SPAC”), and HiTech Minerals, Inc. (“HiTech”) (the “Transaction”). HiTech is currently a wholly owned subsidiary of Jindalee Lithium Limited (“Jindalee”). Additionally, on March 3, 2026, the Company’s wholly owned subsidiary, CAC Merger Sub 1, LLC (“Merger Sub 1”) was formed under the laws of the State of Delaware, solely for the purpose of effecting the Transaction.

As of March 31, 2026, no shares of the Company’s capital stock had been issued, and no person or entity held an equity ownership interest in the Company. The Company has no substantive operations independent of activities related to its formation.

In the Transaction, which is expected to be complete in the third quarter of calendar year 2026, Merger Sub 1, is expected to merge with Constellation and Merger Sub 1 will be the surviving entity. Constellation’s wholly owned subsidiary, USE Merger Sub 2 Inc. (“Merger Sub 2”), is expected to merge with HiTech, immediately following the merger between Constellation and Merger Sub 1, and HiTech will be the surviving entity and a wholly owned subsidiary of the Company.

Going Concern Consideration

As of March 31, 2026, the Company had $0 in cash and cash equivalents and no working capital. The Company has incurred and expects to continue to incur costs in relation to the Transaction. The Company does not have operations and does not generate revenue. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The Company remains dependent upon contributions from Constellation and HiTech to fund additional expenses.

These financial statements have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the ordinary course of business and do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might result from the outcome of the uncertainties described above.

Note 2 — Basis of Presentation

The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, Merger Sub 1. The consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“US GAAP”) and present the financial position of the Company as of March 31, 2026 and the results of operations, changes in equity, and cash flows for the period from March 3, 2026 (inception) through March 31, 2026.

The Company consolidates entities in which it has a controlling financial interest and has determined that Merger Sub 1 is required to be consolidated. All intercompany balances and transactions between US Elemental and Merger Sub 1 have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

US ELEMENTAL INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2026

Note 2 — Basis of Presentation (cont.)

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash or cash equivalents as of March 31, 2026.

Organizational Costs

The Company expenses costs of start-up activities, including organizational costs, as incurred. Organizational costs are costs incurred in establishing a legal entity. Organizational and formation costs incurred and expensed during the period of March 3, 2026 (inception) through March 31, 2026, were $912, and were included in formation costs on the consolidated statement of operations.

Basic Income (Loss) Per Share

The Company computes basic loss per share by dividing net loss available to common shareholders by the weighted average number of outstanding common shares during the period. Diluted loss per share is computed by dividing net loss available to common stockholders by the diluted weighted-average number of shares of common stock during the period. The diluted weighted-average number of shares of common stock outstanding is the basic weighted number of shares adjusted for the dilutive effect of potential future issuances of common stock related to outstanding options and warrants. No such dilutive potential common shares outstanding are in existence for the period of March 3, 2026 (inception) through March 31, 2026. Due to the Company’s net loss position, and no potentially dilutive common shares, basic and diluted loss per share are the same the period of March 3, 2026 (inception) through March 31, 2026.

Income Taxes

The Company accounts for income taxes under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under the asset and liability method, the effect on deferred tax assets and liabilities of a change in tax rate is recognized to income in the period that includes the enactment date. A valuation allowance is recognized if it is more likely than not that the entire or some portion of the deferred tax asset will not be recognized.

The Company evaluates its tax positions taken or expected to be taken while preparing its tax returns to determine whether the tax positions will more likely than not be sustained by the applicable tax authority. Tax positions not deemed to meet the more likely than not threshold are not recorded as a tax benefit or expense in the current year. No reserve for uncertain tax positions has been recorded.

Due to the Company’s recent formation and incorporation, the Company has had minimal activity; it had no taxable income (loss); therefore, no current or deferred income tax provision (benefit) for the period ended March 31, 2026 has been recognized.

Recent Accounting Pronouncements

In November 2024, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2024-03, Income Statement Reporting Comprehensive Income — Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses. This ASU requires an entity to disclose the amounts of purchases of inventory, employee compensation, depreciation, and intangible asset amortization included in each relevant expense caption. It also requires an entity to include certain amounts that are already required to be disclosed under current GAAP in the same disclosure. Additionally, it requires an entity to disclose a qualitative

US ELEMENTAL INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2026

Note 2 — Basis of Presentation (cont.)

description of amounts remaining in relevant expense captions that are not separately disaggregated quantitatively and to disclose the total amount of selling expenses and, in annual reporting periods, an entity’s definition of selling expenses. The amendments in the ASU are effective for annual reporting periods beginning after December 15, 2026 and interim reporting periods beginning after December 15, 2027, with early adoption permitted. We are currently evaluating the potential effect that the updated standard will have on our financial statement disclosures.

In December 2025, the FASB issued ASU 2025-11, Interim Reporting (Topic 270): Narrow-Scope Improvements, which improves and clarifies interim reporting requirements under U.S. GAAP. The ASU compiles required interim disclosures, including disclosure of material changes since the last annual reporting period, to improve consistency and navigability. This ASU is effective for fiscal years beginning after December 15, 2027 and interim periods within those fiscal years, with early adoption permitted. The ASU should be applied prospectively, although retrospective application is permitted for all prior periods presented. The Company is currently evaluating the impact of adopting this ASU on its financial statement disclosures.

Subsequent Events

The financial statements and related disclosures include evaluation of events up through and including the date the financial statements were issued.

Note 3 — Commitments and Contingencies

For the period of March 3, 2026 (inception) through March 31, 2026, the Company has no commitments and management is not aware of any contingencies requiring accrual or disclosure.

Note 4 — Common Stock

The Company is authorized to issue 1,000 shares of common stock, par value $0.0001 per share.

From inception on March 3, 2026 to March 31, 2026, the Company had not issued any shares of common stock. Accordingly, there were no shares outstanding, no stockholders of record, and no stated capital or additional paid-in capital arising from the issuance of shares as of March 31, 2026.

Note 5 — Capitalization and Funding

During the period from March 3, 2026 (inception) through March 31, 2026, HiTech incurred costs of $912 of registration and formation fees on behalf of the Company and waived reimbursement of these amounts. The Company expensed these organizational costs as incurred, and HiTech’s payment on the Company’s behalf was accounted for as a capital contribution and recorded as contributed capital.

Note 6 — Subsequent Events

On April 9, 2026, HiTech and Constellation signed a binding Business Combination Agreement (“BCA”), pursuant to which the Company is expected to become a NASDAQ listed company. Upon completion of the BCA, HiTech will become a wholly owned subsidiary of the Company.

The BCA provides for, among other things, the consummation of the following transactions:

(i)     The Company will merge with Constellation’s wholly owned subsidiary, Merger Sub 2, and HiTech will merge with Merger Sub 1 and, in connection therewith, each issued and outstanding ordinary share of HiTech and Constellation will be automatically cancelled and exchanged for one newly issued share of common stock, par value $0.0001 per share of the Company.

US ELEMENTAL INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2026

Note 6 — Subsequent Events (cont.)

(ii)    Contributions provided by Jindalee to HiTech through September 3, 2025 will be, at the closing of the BCA, converted into warrants issued by the Company.

(iii)   Contributions provided by Jindalee to HiTech subsequent to September 3, 2025 will, at Jindalee’s election, either be converted into common shares in the Company at a 15% discount to the initial public offering price per share or Jindalee with receive a cash distribution as a repayment of the contributions.

The consummation of the transaction is subject to the satisfaction of a minimum cash condition of $14 million net of certain transaction expenses, which is intended to ensure the Company has sufficient funding available at completion. Consummation of the transaction is subject to various regulatory and closing conditions, including approval by both Jindalee and Constellation shareholders.

CONSTELLATION ACQUISITION CORP I
CONDENSED BALANCE SHEETS

	March 31, 2026	December 31, 2025
	(Unaudited)
Assets
Current assets:
Cash	$5,127	$4,966
Prepaid expenses	35,275	36,800
Total current assets	40,402	41,766
Cash held in Trust Account	641,254	859,443
Total Assets	$681,656	$901,209

Liabilities, Ordinary Shares Subject to Possible Redemption and Shareholders’ Deficit
Current liabilities:
Accounts payable and accrued expenses	$6,046,172	$4,261,904
Due to related party	390,000	360,000
Promissory notes – related party	2,277,109	2,122,109
Convertible promissory note – related party	3,181,000	3,181,000
Total current liabilities	11,894,281	9,925,013
Deferred underwriting fee	10,850,000	10,850,000
Warrant liabilities	1,263,995	2,527,991
Total Liabilities	24,008,276	23,303,004

Commitments and Contingencies (Note 6)
Class A ordinary shares subject to possible redemption, 46,529 and 64,302 shares at redemption value of approximately $13.78 and $13.37 per share as of March 31, 2026 and December 31, 2025, respectively	641,254	859,443

Shareholders’ Deficit
Preference shares, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding as of March 31, 2026 and December 31, 2025	—	—
Class A ordinary shares, $0.0001 par value; 200,000,000 shares authorized; 7,600,000 shares issued and outstanding (excluding 46,529 and 64,302 shares subject to possible redemption) as of March 31, 2026 and December 31, 2025	760	760
Class B ordinary shares, $0.0001 par value; 20,000,000 shares authorized; 150,000 shares issued and outstanding as of March 31, 2026 and December 31, 2025	15	15
Additional paid-in capital	—	—
Accumulated deficit	(23,968,649)	(23,262,013)
Total Shareholders’ Deficit	(23,967,874)	(23,261,238)
Total Liabilities, Ordinary Shares Subject to Possible Redemption and Shareholders’ Deficit	$681,656	$901,209

The accompanying notes are an integral part of these unaudited condensed financial statements.

CONSTELLATION ACQUISITION CORP I
CONDENSED STATEMENTS OF OPERATIONS

(UNAUDITED)

	For the Three Months Ended March 31,
	2026	2025
General and administrative costs	$1,955,632	$414,695
Loss from operations	(1,955,632)	(414,695)

Other income (expense):
Interest earned on cash held in Trust Account	4,850	83,916
Change in fair value of warrant liabilities	1,263,996	(116,129)
Total other income (expense), net	1,268,846	(32,213)

Net loss	$(686,786)	$(446,908)

Basic and diluted weighted average shares outstanding, redeemable Class A ordinary shares	51,861	755,317
Basic and diluted net loss per share, redeemable Class A ordinary shares	$(0.09)	$(0.05)
Basic and diluted weighted average shares outstanding, non-redeemable Class A ordinary shares and Class B ordinary shares	7,750,000	7,750,000
Basic and diluted net loss per share, non-redeemable Class A ordinary shares and Class B ordinary shares	$(0.09)	$(0.05)

The accompanying notes are an integral part of these unaudited condensed financial statements.

CONSTELLATION ACQUISITION CORP I
CONDENSED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT

(UNAUDITED)

FOR THE THREE MONTHS ENDED MARCH 31, 2026

	Non-Redeemable Class A Ordinary Shares		Class B Ordinary shares		Additional Paid-In Capital	Accumulated Deficit	Total Shareholders’ Deficit
	Shares	Amount	Shares	Amount
Balance as of January 1, 2026	7,600,000	$760	150,000	$15	$—	$(23,262,013)	$(23,261,238)
Accretion of Class A ordinary shares subject to possible redemption to redemption amount	—	—	—	—	—	(19,850)	(19,850)
Net loss	—	—	—	—	—	(686,786)	(686,786)
Balance as of March 31, 2026 (unaudited)	7,600,000	$760	150,000	$15	$—	$(23,968,649)	$(23,967,874)

FOR THE THREE MONTHS ENDED MARCH 31, 2025

	Non-Redeemable Class A Ordinary Shares		Class B Ordinary shares		Additional Paid-In Capital	Accumulated Deficit	Total Shareholders’ Deficit
	Shares	Amount	Shares	Amount
Balance as of January 1, 2025	7,600,000	$760	150,000	$15	$—	$(19,858,079)	$(19,857,304)
Accretion of Class A ordinary shares subject to possible redemption to redemption amount	—	—	—	—	—	(98,916)	(98,916)
Net loss	—	—	—	—	—	(446,908)	(446,908)
Balance as of March 31, 2025 (unaudited)	7,600,000	$760	150,000	$15	$—	$(20,403,903)	$(20,403,128)

The accompanying notes are an integral part of these unaudited condensed financial statements.

CONSTELLATION ACQUISITION CORP I
CONDENSED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	For the Three Months Ended March 31,
	2026	2025
Cash Flows from Operating Activities:
Net loss	$(686,786)	$(446,908)
Adjustments to reconcile net loss to net cash used in operating activities:
Interest earned on cash held in Trust Account	(4,850)	(83,916)
Change in fair value of warrant liabilities	(1,263,996)	116,129
Changes in operating assets and liabilities:
Prepaid expenses	1,525	11,688
Accounts payable and accrued expenses	1,784,268	191,847
Due to related party	30,000	30,000
Net cash used in operating activities	(139,839)	(181,160)

Cash Flows from Investing Activities:
Investment of cash in Trust Account	(15,000)	(15,000)
Cash withdrawn from Trust Account in connection with redemption	238,039	27,428,399
Net cash provided by investing activities	223,039	27,413,399

Cash Flows from Financing Activities:
Proceeds from promissory note to related party	155,000	200,000
Proceeds from convertible promissory note to related party	—	—
Redemption of Class A ordinary shares	(238,039)	(27,428,399)
Net cash used in financing activities	(83,039)	(27,228,399)

Net change in cash	161	3,840
Cash, beginning of the year	4,966	5,303
Cash, end of the year	$5,127	$9,143

The accompanying notes are an integral part of these unaudited condensed financial statements.

CONSTELLATION ACQUISITION CORP I
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2026

Note 1 — Organization and Business Operations

Constellation Acquisition Corp I (the “Company”) is a blank check company incorporated in the Cayman Islands on November 20, 2020. The Company was formed for the purpose of effecting a merger, capital share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (a “Business Combination”).

As of March 31, 2026, the Company had not commenced any operations. All activity through March 31, 2026 relates to the Company’s formation and the initial public offering (the “IPO” or “Initial Public Offering”) which is described below, and identifying a target company for a Business Combination. The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company generates non-operating income in the form of interest income from the proceeds derived from the IPO.

The registration statement for the Company’s IPO was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on January 26, 2021 (the “Effective Date”). On January 29, 2021, the Company consummated the IPO of 31,000,000 units (the “Units”) and, with respect to the Class A ordinary shares, par value $0.0001 per share (the “Class A ordinary shares”), included in the Units sold (the “Public Shares”), including 1,000,000 Units issued pursuant to the partial exercise of the underwriters’ over-allotment option, at $10.00 per Unit, generating gross proceeds of $310,000,000, which is discussed in Note 3. Each Unit consists of one Class A ordinary share, and one-third of one redeemable warrant to purchase one Class A ordinary share at a price of $11.50 per whole share (the “Public Warrants”).

Simultaneously with the closing of the IPO, the Company consummated the sale of 5,466,667 private placement warrants (the “Private Placement Warrants”), at a price of $1.50 per Private Placement Warrant, in a private placement to certain affiliates of the Company’s sponsor at the time, Constellation Sponsor GmbH & Co. KG, a German limited partnership (the “Old Sponsor”), generating gross proceeds of $8,200,000, which is discussed in Note 4.

Transaction costs of the IPO amounted to $17,586,741, consisting of $6,200,000 of underwriting fees, $10,850,000 of deferred underwriting fees (the “Deferred Underwriting Fees”), and $536,741 of other offering costs.

Following the closing of the IPO on January 29, 2021, $310,000,000 ($10.00 per Unit) from the net offering proceeds of the sale of the Units in the IPO and the sale of the Private Placement Warrants was placed in a Company trust account (the “Trust Account”) and invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended, having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations. Except with respect to interest earned on the funds held in the Trust Account that may be released to the Company to pay the income taxes, if any, the Company’s amended and restated memorandum and articles of association (the “amended and restated memorandum and articles of association”) will provide that the proceeds from the IPO and the sale of the Private Placement Warrants held in the Trust Account will not be released from the Trust Account (1) to the Company, until the completion of the initial Business Combination, or (2) to the public shareholders, until the earliest of (a) the completion of the initial Business Combination, and then only in connection with those Class A ordinary shares that such shareholders properly elected to redeem, subject to the limitations, (b) the redemption of any Public Shares properly tendered in connection with a (A) shareholder vote to amend the amended and restated memorandum and articles of association to modify the substance or timing of the Company’s obligation to provide holders of the Class A ordinary shares the right to have their shares redeemed in connection with the initial Business Combination or to redeem 100% of the Public Shares if the Company does not complete the initial Business Combination by the date by which the Company is required to consummate a Business Combination pursuant to the Company’s amended and restated memorandum and articles of association (such period, the “Combination Period”), or (B) with respect to any other provision relating to the rights of holders of the Class A ordinary shares or pre-initial Business Combination activity, and (c) the redemption of the Public Shares if the Company has not consummated the initial Business Combination within the Combination

CONSTELLATION ACQUISITION CORP I
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2026

Note 1 — Organization and Business Operations (cont.)

Period. Public shareholders who redeem their Class A ordinary shares in connection with a shareholder vote described in clause (b) in the preceding sentence shall not be entitled to funds from the Trust Account upon the subsequent completion of an initial Business Combination or liquidation if the Company has not consummated an initial Business Combination within the Combination Period, with respect to such Class A ordinary shares so redeemed.

The proceeds deposited in the Trust Account could become subject to the claims of the Company’s creditors, if any, which could have priority over the claims of the public shareholders.

The Company will provide its public shareholders with the opportunity to redeem all or a portion of their Public Shares upon the completion of the initial Business Combination either (i) in connection with a shareholder meeting called to approve the initial Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a proposed initial Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The shareholders will be entitled to redeem their shares for a pro rata portion of the amount then on deposit in the Trust Account (initially approximately $10.00 per share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations).

If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible, but not more than ten (10) business days, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay the income taxes, if any, divided by the number of the then-outstanding Public Shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and the Company’s board of directors (the “Board”), liquidate and dissolve, subject in the case of clauses (ii) and (iii), to the obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

There will be no redemption rights or liquidating distributions with respect to the Public Warrants or the Private Placement Warrants, which will expire worthless if the Company fails to consummate an initial Business Combination within the Combination Period.

The Sponsor (as defined below), officers and directors have agreed to waive their redemption rights with respect to their Founder Shares (as defined below) and any Public Shares purchased during or after the IPO in connection with (i) the completion of the initial Business Combination, (ii) a shareholder vote to approve an amendment to the Company’s amended and restated memorandum and articles of association, and (iii) waive their rights to liquidating distributions from the Trust Account with respect to their Founder Shares if the Company fails to complete its initial Business Combination within the Combination Period.

The Company’s Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a written letter of intent, confidentiality or similar agreement or Business Combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under the Company’s indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). However, the Company has not asked its Sponsor to reserve for such indemnification obligations, nor has the Company independently verified whether its Sponsor has sufficient funds to satisfy its indemnity obligations and believe that the Company’s Sponsor’s only assets are securities of the Company. Therefore, the Company cannot assure that its Sponsor would be able to satisfy those obligations.

CONSTELLATION ACQUISITION CORP I
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2026

Note 1 — Organization and Business Operations (cont.)

On January 26, 2023, the Old Sponsor underwent a reorganization pursuant to which the limited partners of the Old Sponsor transferred all of their limited partnership interests to Constellation Sponsor LP, a Delaware limited partnership (the “Sponsor”). On January 26, 2023, the Old Sponsor liquidated pursuant to applicable law by the retirement of the general partner of the Old Sponsor (the second to last partner of the Sponsor), and all Securities held by the Old Sponsor were distributed by operation of law to its sole remaining limited partner, the Sponsor, following which, on January 30, 2023, control of the Sponsor was transferred to affiliates of Antarctica Capital Partners, LLC, including Antarctica Endurance Manager, LLC the current general partner of the Sponsor.

On January 27, 2023, the Company held an extraordinary general meeting of shareholders of the Company (the “Extension Meeting”) to amend the Company’s amended and restated memorandum and articles of association (the “2023 Articles Amendment”) to extend the date by which the Company has to consummate a Business Combination (the “Termination Date”) from January 29, 2023 (the “2023 Original Termination Date”) to April 29, 2023 (the “2023 Articles Extension Date”) and to allow the Company, without another shareholder vote, to elect to extend the Termination Date to consummate a Business Combination on a monthly basis for up to nine times by an additional one month each time after the 2023 Articles Extension Date, by resolution of the Company’s Board if requested by the Sponsor, and upon five days’ advance notice prior to the applicable Termination Date, or a total of up to twelve months after the 2023 Original Termination Date, unless the closing of the Company’s initial Business Combination shall have occurred prior to such date (the “2023 Extension Amendment Proposal”). Upon each of the nine one-month extensions, the Sponsor or one or more of its affiliates, members or third-party designees may contribute to the Company $150,000 as a loan to be deposited into the Trust Account. The shareholders of the Company approved the 2023 Extension Amendment Proposal at the Extension Meeting and on January 31, 2023, the Company filed the 2023 Articles Amendment with the Registrar of Companies of the Cayman Islands. In connection with the Extension Meeting, on January 30, 2023, the Company issued an unsecured promissory note in the total principal amount of up to $3,000,000 to the Sponsor (the “Extension Note”).

In connection with the vote to approve the 2023 Extension Amendment Proposal, the holders of 26,506,157 Class A ordinary shares of the Company properly exercised their right to redeem their shares for cash at a redemption price of approximately $10.17 per share, for an aggregate redemption amount of approximately $269,485,746.

On April 28, 2023, May 26, 2023, July 3, 2023, July 28, 2023, August 29, 2023, September 29, 2023, October 26, 2023, November 28, 2023 and December 28, 2023, the Company drew $150,000 on each date, as approved by unanimous director resolution, dated April 24, 2023, pursuant to the Extension Note, which funds the Company deposited into the Trust Account for its public shareholders. This deposit enabled the Company to extend the date by which it must complete its initial Business Combination from April 29, 2023 to January 29, 2024. The Extension Note does not bear interest and matures upon closing of the Company’s initial Business Combination. In the event that the Company does not consummate a Business Combination, the Extension Note will be repaid only from amounts remaining outside of the Trust Account, if any.

On December 20, 2023, the Company announced its intention to voluntarily delist its Class A ordinary shares, Public Warrants and Units (collectively, the “Securities”) from the New York Stock Exchange (“NYSE”) and its intention to make an application to have its Securities quoted on the OTCQX Marketplace (“OTCQX”).

The Board approved the voluntary delisting on December 20, 2023, and the Company provided notice of the voluntary delisting to NYSE on December 20, 2023. The Company filed a Form 25 with the SEC to effect the delisting of its Securities on January 2, 2024. The delisting became effective on January 12, 2024 when the Form 25 took effect. The last day of trading of the Securities on NYSE was January 12, 2024, and the Securities were suspended pre-market on January 16, 2024. On January 16, 2024, the Company’s Securities began trading on the OTCQX where the Class A ordinary shares and Units began trading on the OTCQX® Best Market (“OTCQB”) under their new trading symbols “CSTAF” and “CSTUF,” respectively, and the Public Warrants began trading on the OTCQB® Venture Market (“OTC Venture”) under their new trading symbol “CSTWF.”

CONSTELLATION ACQUISITION CORP I
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2026

Note 1 — Organization and Business Operations (cont.)

On January 29, 2024, the Company held an extraordinary general meeting of shareholders (the “2024 Shareholder Meeting”) (A) to amend, by way of special resolution, the Company’s amended and restated memorandum and articles of association (the “2024 Articles Amendment”) to extend the date by which the Company has to consummate a Business Combination from January 29, 2024 (the “2024 Original Termination Date”) to February 29, 2024 (the “2024 Articles Extension Date”) and to allow the Company, without another shareholder vote, to elect to extend the Termination Date to consummate a Business Combination on a monthly basis for up to eleven times by an additional one month each time after the 2024 Articles Extension Date, by resolution of the Board, if requested by the Sponsor, and upon five days’ advance notice prior to the applicable Termination Date, until January 29, 2025, or a total of up to twelve months after the 2024 Original Termination Date, unless the closing of a Business Combination shall have occurred prior thereto (the “2024 Extension Amendment Proposal”); and (B) to amend, by way of special resolution, the amended and restated memorandum and articles of association to eliminate the limitation that the Company may not redeem Class A ordinary shares, to the extent that such redemption would result in the Company having net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Securities Exchange Act of 1934, as amended), of less than $5,000,001 (the “Redemption Limitation”) in order to allow the Company to redeem Class A ordinary shares irrespective of whether such redemption would exceed the Redemption Limitation (such proposal the “Redemption Limitation Amendment Proposal”).

The shareholders of the Company approved the 2024 Extension Amendment Proposal and the Redemption Limitation Amendment Proposal at the 2024 Shareholder Meeting and on January 30, 2024, the Company filed the applicable amendments to the Company’s amended and restated memorandum and articles of association with the Registrar of Companies of the Cayman Islands, effective January 29, 2024.

In connection with the vote to approve the 2024 Extension Amendment Proposal and the Redemption Limitation Amendment Proposal, the holders of 2,126,159 Class A ordinary shares properly exercised their right to redeem their shares for cash at a redemption price of approximately $11.13 per share, for an aggregate redemption amount of approximately $23,671,533. After the satisfaction of such redemptions and receipt of the initial deposit of $55,000 to the Trust Account, the balance in the Trust Account was approximately $26,415,545.

On January 30, 2024, the Sponsor converted an aggregate of 7,600,000 Class B ordinary shares, par value $0.0001 per share (the “Class B ordinary shares”) into Class A ordinary shares on a one-for-one basis. The Sponsor waived any right to receive funds from the Trust Account with respect to the Class A ordinary shares received upon such conversion and acknowledged that such shares will be subject to all of the restrictions applicable to the original Class B ordinary shares under the terms of that certain letter agreement, dated as of January 26, 2021 (the “Letter Agreement”), by and among the Company and its initial shareholders, directors and officers (as further amended by and among, the Company, its directors and officers, the Sponsor and other parties thereto, on January 30, 2023). As of January 30, 2024, there were 9,967,684 Class A ordinary shares outstanding which were composed of 7,600,000 non-redeemable Class A ordinary shares and 2,367,684 redeemable Class A ordinary shares.

In connection with the 2024 Shareholder Meeting, the Sponsor agreed that the Sponsor (or one or more of its affiliates, members or third-party designees) (the “Lender”) would make a deposit into the Trust Account of $55,000, in exchange for a non-interest bearing, unsecured promissory note issued by the Company to the Lender. In addition, in the event that the Company had not consummated an initial Business Combination by February 29, 2024, without approval of the Company’s public shareholders, the Company was entitled, by resolution of the Company’s Board, if requested by the Sponsor, and upon five days’ advance notice prior to the applicable Termination Date, to extend the Termination Date up to eleven times, each by one additional month, provided that the Lender deposited $55,000 into the Trust Account for each such monthly extension, for an aggregate deposit of up to $605,000 (if all eleven additional monthly extensions are exercised), in exchange for a non-interest bearing, unsecured promissory note issued by the Company to the Lender.

On each of February 29, 2024, March 28, 2024, April 29, 2024, May 29, 2024, June 28, 2024, July 23, 2024, August 23, 2024, September 26, 2024, October 29, 2024, November 27, 2024, and December 20, 2024, the Company drew $55,000 pursuant to the 2024 Note (as defined below), which funds the Company deposited into the Trust Account.

CONSTELLATION ACQUISITION CORP I
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2026

Note 1 — Organization and Business Operations (cont.)

The deposit enabled the Company to extend the date by which it must complete its initial Business Combination from February 29, 2024 to January 29, 2025. The 2024 Note does not bear interest and matures upon closing of the Company’s initial Business Combination. In the event that the Company does not consummate a Business Combination, the 2024 Note will be repaid only from amounts remaining outside of the Trust Account, if any.

On January 27, 2025, the Company held an extraordinary general meeting of shareholders (the “2025 Shareholder Meeting”) (A) to amend, by way of special resolution, the Company’s amended and restated memorandum and articles of association to extend the Termination Date by which the Company has to consummate a Business Combination from January 29, 2025 (the “2025 Original Termination Date”) to February 28, 2025 (the “2025 Articles Extension Date”) and to allow the Company, without another shareholder vote, to elect to extend the Termination Date on a monthly basis for up to eleven times by an additional one month each time after the 2025 Articles Extension Date, by resolution of the Company’s board of directors, if requested by the Sponsor, and upon five days’ advance notice prior to the applicable Termination Date, until January 29, 2026, or a total of up to twelve months after the 2025 Original Termination Date, unless the closing of a Business Combination shall have occurred prior thereto (the “2025 Extension Amendment Proposal”); and (B) to amend, by way of special resolution, the Company’s amended and restated memorandum and articles of association to permit for the issuance of Class A ordinary shares to holders of the Company’s Class B ordinary shares upon the exercise of the right of a holder of the Class B ordinary shares to convert such holder’s Class B ordinary shares into Class A ordinary shares on a one-for-one basis at any time and from time to time prior to the closing of an initial Business Combination at the election of the holder (the “Founder Share Amendment Proposal”).

In connection with the vote to approve the 2025 Extension Amendment Proposal and the Founder Share Amendment Proposal held on January 27, 2025, the holders of 2,303,382 Class A ordinary shares properly exercised their right to redeem their shares for cash at a redemption price of approximately $11.91 per share, for an aggregate redemption amount of $27,428,399. After the satisfaction of such redemptions and receipt of the initial deposit of $5,000 to the Trust Account, the balance in the Trust Account was approximately $778,971, and there were 7,664,302 Class A ordinary shares outstanding, of which 64,302 Class A ordinary shares were held by the Company’s public shareholders.

On each of February 25, 2025, March 27, 2025, April 29, 2025, May 28, 2025, June 26, 2025, July 28, 2025, August 28, 2025, September 26, 2025, October 28, 2025, November 25, 2025, December 23, 2025, the Company drew $5,000 pursuant to the 2024 Note, which the Company deposited into the Trust Account. These deposits enabled the Company to extend the date by which it must complete its initial Business Combination from February 28, 2025 to January 29, 2026.

On March 10, 2025, the Company’s Class A ordinary shares started trading on the OTC Pink Market (“OTC Pink”) and the Company’s Units started trading on the OTCQB.

On June 5, 2025, the Company amended the 2024 Note to increase the total principal amount by $590,000 from $1,660,000 to $2,250,000. Unless otherwise set forth in the amendment, all other provisions of the 2024 Note remain in full force and effect.

On September 8, 2025, Jindalee Lithium Limited, an Australian public company listed on the Australian Securities Exchange (“Jindalee”), announced that Jindalee and the Company had entered into a non-binding term sheet related to a business combination between the Company and HiTech Minerals, Inc., a Nevada corporation and wholly owned subsidiary of Jindalee.

On January 27, 2026, the Company held an extraordinary general meeting of shareholders to amend, by way of special resolution, the Company’s amended and restated Memorandum and Articles of Association to extend the Termination Date from January 29, 2026 (the “2026 Original Termination Date”) to February 28, 2026 (the “2026 Articles Extension Date”) and to allow the Company, without another shareholder vote, to elect to extend the Termination Date on a monthly basis for up to eleven times by an additional one month each time after the 2026

CONSTELLATION ACQUISITION CORP I
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2026

Note 1 — Organization and Business Operations (cont.)

Articles Extension Date, by resolution of the Board, if requested by the Sponsor, and upon five days’ advance notice prior to the applicable Termination Date for an aggregate extension period of up to twelve months after the 2026 Original Termination Date, ending no later than January 29, 2027, unless the closing of a Business Combination shall have occurred prior thereto (the “Extension Amendment Proposal”).

The shareholders of the Company approved the Extension Amendment Proposal at the Shareholder Meeting and on January 28, 2026, the Company filed an amendment to the amended and restated memorandum and articles of association with the Registrar of Companies of the Cayman Islands.

In connection with the vote to approve the Extension Amendment Proposal, the holders of 17,773 Class A ordinary shares of the Company properly exercised their right to redeem their shares for cash at a redemption price of approximately $13.39 per share, for an aggregate redemption amount of approximately $238,039. After the satisfaction of such redemptions and receipt of the initial deposit of $5,000 to the Trust Account, the balance in the Trust Account was approximately $628,176, and there were 7,646,529 Class A ordinary shares of the Company outstanding, of which 46,529 Class A ordinary shares are held by the Company’s public shareholders.

On each of February 27, 2026, March 26, 2026 and April 28, 2026 the Company drew $5,000 pursuant to the 2024 Note, which the Company deposited into the Trust Account. As of March 31, 2026 and December 31, 2025, the Company deposited an aggregate total of $735,000 and $720,000 in the Trust Account pursuant to the 2024 Note, respectively.

The Class A ordinary shares are currently quoted on the OTCID under the trading symbol “CSTAF,” the Warrants are currently quoted on OTCID under the trading symbol “CSTWF”, and the Units are currently quoted on the OTCID under the trading symbol “CSTUF”.

The Business Combination Agreement

The HiTech Business Combination

On April 9, 2026, the Company, US Elemental Inc., a Delaware corporation (“PubCo”), CAC Merger Sub I LLC, a Delaware limited liability company and a direct wholly owned subsidiary of PubCo (“Merger Sub 1”), USE Merger Sub 2 Inc., a Nevada corporation (“Merger Sub 2”), and HiTech Minerals Inc., a Nevada corporation (“HiTech”), entered into a Business Combination Agreement (as it may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”).

The Business Combination Agreement provides for, among other things, the consummation of the following transactions (the transactions contemplated by the Business Combination Agreement, collectively, the “HiTech Business Combination”):

(i)     The Company and HiTech will each merge with a subsidiary of PubCo and, in connection therewith, each issued and outstanding ordinary share will automatically be cancelled and exchanged for one newly issued share of common stock, par value $0.0001 per share, of PubCo (the “PubCo Common Shares”) and each Warrant will be automatically assumed and converted into a warrant to purchase one PubCo Common Share;

(ii)    Intercompany amounts or obligations funded by Jindalee Lithium Limited, HiTech’s parent (“Jindalee”), as a loan to HiTech, (a) existing as of September 3, 2025 will be settled at the closing of the HiTech Business Combination (the “Closing”) through the issuance of PubCo Loan Warrants, with the number of PubCo Loan Warrants equal to (y) the principal amount outstanding under the applicable Existing Jindalee Intercompany Amounts divided by (z) $1.50 and (b) incurred after that date and prior to the Closing in order to finance ordinary course operations of HiTech or HiTech Transaction Expenses will, at Jindalee’s election prior to the Initial Merger Effective Time, either be settled in cash or converted into PubCo Common Shares at a 15% discount to the IPO Price per Share;

CONSTELLATION ACQUISITION CORP I
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2026

Note 1 — Organization and Business Operations (cont.)

(iii)   (a) Existing Sponsor Loans will be converted at the Initial Closing, into PubCo Loan Warrants, with the number of PubCo Loan Warrants equal to (y) the principal amount outstanding under the applicable Sponsor Loans divided by (z) $1.50, (b) Continuing Sponsor Loans used to finance SPAC Transaction Expenses or Other Transaction Expenses that are due and payable prior to the Acquisition Closing will be repaid in cash at the Acquisition Closing, and (c) Continuing Sponsor Non-Transaction Loans used other than to finance SPAC Transaction Expenses or Other Transaction Expenses will be converted into PubCo Loan Warrants at the Initial Closing, with the number of PubCo Loan Warrants equal to (y) the principal amount outstanding under the applicable Sponsor Loans divided by (z) $1.50, immediately prior to the Initial Merger Effective Time; and

(iv)   The shares of Preferred Stock (as defined below) will be cancelled and exchanged for Preferred Stock of PubCo.

The HiTech Business Combination is expected to close in the second half of 2026, following the receipt of the required approval by the Company’s and HiTech’s shareholders and the fulfillment of other customary closing conditions.

Consideration

Under the terms of the Business Combination Agreement, the aggregate consideration in the HiTech Business Combination is derived from an equity value of $500 million.

Sponsor Support Agreement

Concurrently with the execution of the Business Combination Agreement, Sponsor, the Company and HiTech entered into a sponsor support agreement (the “Sponsor Support Agreement”), pursuant to which, among other things, and subject to the terms and conditions set forth therein, Sponsor agrees (i) to vote all ordinary shares held by them in favor of the HiTech Business Combination and the Transaction Proposals, (ii) to waive the anti-dilution rights of the CSTA Class B ordinary shares under the SPAC Charter, (iii) to forfeit a specified amount of ordinary shares when and if required in accordance with the express terms thereof, (iv) to appear at the extraordinary general meeting of the Company’s shareholders in person or by proxy for purposes of counting towards a quorum, (v) to vote all ordinary shares against any proposals that would in any material respect impede the HiTech Business Combination or any other Transaction Proposal, (vi) not to redeem any ordinary shares, (vii) not to transfer any ordinary shares, other than as permitted therein, (viii) to the fullest extent permitted by law, waive any rights of dissent pursuant to section 238 of the Cayman Act in respect to all ordinary shares with respect to the Initial Merger, to the extent applicable, and (ix) to agree to a lock-up of its PubCo Common Shares during the respective periods as set forth therein.

Parent Transaction Support Agreement

Concurrently with the execution of the Business Combination Agreement, the Company and Jindalee entered into a transaction support agreement (the “Parent Transaction Support Agreement”), pursuant to which, among other things, and subject to the terms and conditions set forth therein, Jindalee agreed (i) to execute and deliver to the Company, HiTech and PubCo a written consent in its capacity as the sole voting shareholder of HiTech casting a vote to approve the HiTech Business Combination promptly following receipt of the Required Parent Shareholder Approval, (ii) to hold a meeting of its shareholders for the purposes of obtaining the necessary consent for the Company to consummate the HiTech Business Combination and to solicit the vote necessary to obtain the Required Parent Shareholder Approval and agree to such other actions with respect to the meeting of the Jindalee shareholders (the “Jindalee Shareholders’ Meeting”) as set forth therein, (iii) to agree to a lock-up of its PubCo Common Shares during the respective periods as set forth therein, (iv) not to transfer any HiTech Shares, and (v) to unconditionally and irrevocably waive the dissenters’ rights pursuant to the Nevada Revised Corporations Act of the State of Nevada in respect to all Company Shares with respect to the Acquisition Merger, if applicable.

CONSTELLATION ACQUISITION CORP I
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2026

Note 1 — Organization and Business Operations (cont.)

Parent Shareholder Voting Agreement

Concurrently with the execution of the Business Combination Agreement, certain record and beneficial owners of issued and outstanding ordinary shares of Jindalee (the “Supportive Parent Shareholders”) entered into a transaction support agreement (collectively, the “Parent Shareholder Voting Agreement”) with Jindalee, pursuant to which among other things and subject to the terms and conditions set forth therein, each Supportive Parent Shareholder agrees (i) to appear at the Jindalee Shareholders’ Meeting in person, by proxy or power of attorney for purposes of counting towards a quorum, (ii) to vote, or cause to be voted, all Jindalee shares held or controlled by such Supportive Parent Shareholder in favor of the Company’s consummation of the HiTech Business Combination and against any proposals that would in any material respect impede the HiTech Business Combination or any other acquisition proposal by a third party, and (iii) prior to the Acquisition Closing, not to transfer any securities in Jindalee.

Class B Holder Support Agreement

Concurrently with the execution of the Business Combination Agreement, the Company, certain holders of CSTA Class B ordinary shares (each as “Class B Holder” and, collectively, the “Class B Holders”) and HiTech entered into letter agreements (the “Class B Holder Support Agreements”), pursuant to which, among other things, each Class B Holder agreed to (i) vote in favor of each of the Transaction Proposals, including approval of the Business Combination Agreement and the transactions contemplated thereby, (ii) waive all anti-dilution protections with respect to the conversion of CSTA Class B ordinary shares into CSTA Class A ordinary shares, and (iii) refrain from transferring or encumbering their CSTA Class B ordinary shares (or after the Closing, PubCo Common Shares) until the earlier of (y) 12 months after the Closing or PubCo’s completion of a qualifying change-of-control transaction or (z) certain specific events, including the occurrence of PubCo’s share price reaching a specific threshold.

Convertible Preferred Share Purchase Agreement

Concurrently with the execution of the Business Combination Agreement, on April 9, 2026, Endurance Antarctica Partners II, LLC (the “Purchaser”), an affiliate of Antarctica Capital and the Sponsor, entered into a securities purchase agreement with Jindalee and HiTech (the “Convertible Preferred SPA”), pursuant to which the Purchaser (A) purchased from HiTech 1,550 shares of 12.0% Series A Cumulative Convertible Preferred Stock (the “Preferred Stock”), having the rights and privileges set forth in the Certificate of Designation included as an exhibit to the Convertible Preferred SPA (the “Certificate of Designation”), for an aggregate purchase price of $1,550,000, and (B) committed to purchase $2,500,000 in newly issued equity or equity-linked securities of PubCo, on substantially the same terms as PIPE Financing Agreements to be executed in connection with the HiTech Business Combination, subject to certain terms and conditions, including that the “Minimum Cash Condition” in the Business Combination Agreement is satisfied and not waived (unless Purchaser consents to such waiver) at the time of the Closing. Pursuant to the Convertible Preferred SPA, the Preferred Stock will automatically be cancelled and exchanged for Preferred Stock of PubCo at the time of the Closing, and PubCo will issue a number of warrants to Purchaser or its permitted transferees that is equal to the Accrued Value (as defined in the Certificate of Designation) divided by the Conversion Price (as defined in the Certificate of Designation), in each case, measured as of the date of Closing (the “PubCo Warrants”). Such securities will be issued in a private placement pursuant to Section 4(a)(2) of the Securities Act. The PubCo Common Shares issuable upon conversion of the Preferred Stock and exercise of the PubCo Warrants will be included as “Registrable Securities” under a Registration Rights Agreement to be entered into at the Closing.

If any securities are issued and sold in a PIPE in connection with the HiTech Business Combination with terms more favorable to the purchaser thereof than the terms set forth in the Convertible Preferred SPA applicable to Purchaser (including, without limitation, valuation, conversion price or mechanics, mandatory or optional redemption, discount, warrant coverage, liquidation preference, collateral, restrictive covenants, anti-dilution protection, or other economic or governance right), then the parties to the Convertible Preferred SPA have agreed, at the option of the Purchaser, to promptly amend any applicable documents to extend such more favorable term or terms to the Purchaser.

CONSTELLATION ACQUISITION CORP I
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2026

Note 1 — Organization and Business Operations (cont.)

In connection with such purchase of Preferred Stock, Jindalee and Purchaser executed a Parent Guarantee, dated as of April 9, 2026, pursuant to which Jindalee agreed to guarantee HiTech’s payment obligation in connection with the mandatory redemption of the Preferred Stock and any Accrued Value if the Business Combination Agreement is terminated.

The Preferred Stock will vote together with the PubCo Common Shares after the Closing and shall rank senior to all existing and future classes of equity securities with respect to dividend and liquidation rights. The Preferred Stock will accrue dividends daily at the rate of (a) if paid in kind, 12.0% per annum of the original issue price, plus the amount of previously accrued dividends paid in kind, or (b) if paid in cash, 10.0% per annum of the original issue price, plus the amount of previously accrued dividends. Such dividends compound quarterly. Upon the occurrence and during the continuation of any Event of Default (as defined in the Certificate of Designation), the dividend rate shall automatically increase to 15.0% until such Event of Default is cured or waived. The initial conversion price for the Preferred Stock will be $1,000.00 per share, subject to customary anti-dilution adjustments. Starting on the six month anniversary of the Closing and thereafter, on a quarterly basis through the second anniversary of the Closing, the conversion price will be subject to a downward adjustment based on the 20-day trailing volume-weighted average price of PubCo Common Shares, provided that the conversion price will not be reduced below $7.50 per share. Following the Closing, PubCo may redeem the Preferred Stock subject to certain premiums to the Accrued Value and the Preferred Stock will be redeemable at the option of the Purchaser at 100% of the Accrued Value after the fifth anniversary of the Closing. In the event of a change of control of PubCo after the Closing, PubCo will be required to offer to repurchase the Preferred Stock for cash at the greater of (i) the applicable call premium multiple of the Accrued Value, and (ii) the amount holder of the Preferred Stock would receive if the Preferred Stock were converted into PubCo Common Shares. Commencing on the day after the Closing, as long as the Purchaser owns at least 20% of the Preferred Stock issued and outstanding as of the Closing, PubCo or any of its successors shall not, without the affirmative vote or action by written consent of the holders of a majority of the Preferred Stock then outstanding: (i) alter or change the rights, preferences, or privileges of the Preferred Stock; (ii) increase or decrease the authorized number of shares of Preferred Stock, or issue any additional shares thereof; (iii) create any new class or series of shares having rights, preferences, or privileges senior to or on parity with the Preferred Stock; or (iv) amend, replace, or repeal the certificate of incorporation or bylaws in a manner that adversely affects the Preferred Stock.

The PubCo Warrants to be issued at the Closing pursuant to the Convertible Preferred Share Purchase Agreement will expire five years from the Closing and will be initially exercisable at $11.50 per share, subject to the same anti-dilution and other adjustments applicable to the Preferred Stock.

There is no guarantee that the entities will be able to consummate the HiTech Business Combination by the Termination Date or that Closing will occur. For more information on the HiTech Business Combination, please refer to the Company’s Current Report on Form 8-K, filed with the SEC on April 9, 2026, and the Proxy Statement/Registration Statement on Form S-4 that will be filed by PubCo with the U.S. Securities and Exchange Commission.

Risks and Uncertainties

Management acknowledges that the Company depends on a variety of U.S. and multi-national financial institutions for banking services. Market conditions can impact the viability of these institutions, which in effect will affect the Company’s ability to maintain and provide assurances that the Company can access its cash and cash equivalents in a timely manner or at all. Any inability to access or delay in accessing these funds could adversely affect the Company’s liquidity, business and financial condition.

In February 2022, the Russian Federation and Belarus commenced a military action with the country of Ukraine. As a result of this action, various nations, including the United States, have instituted economic sanctions against the Russian Federation and Belarus. Further, the impact of this action and related sanctions on the world economy is not determinable as of the date of these unaudited condensed financial statements. The specific impact on the Company’s financial condition, results of operations, and cash flows is also not determinable as of the date of these unaudited condensed financial statements.

CONSTELLATION ACQUISITION CORP I
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2026

Note 1 — Organization and Business Operations (cont.)

In October 2023, the Israel-Hamas war commenced. As a result of the war, instability in the Middle East and various other regions of the world may occur and effect the world economy. Various nations, including the United States, as a reaction to the Israel-Hamas war have begun taking actions that may further affect the world economy. Such effects on the world economy are not determinable as of the date of these unaudited condensed financial statements. The specific impact on the Company’s financial condition, results of operations and cash flows is also not determinable as of the date of these unaudited condensed financial statements.

In 2024, there have been growing tensions between China and Taiwan. As a result of these growing tensions and the potential for it to grow into a conflict, instability in Asia and various other regions of the world may occur and affect the world economy and relationships between trading nations. Various nations, including the United States, may take actions that may further affect the world economy as a result of such tensions. Such effects on the world economy are not determinable as of the date of these unaudited condensed financial statements. The specific impact on the Company’s financial condition, results of operations and cash flows is also not determinable as of the date of these unaudited condensed financial statements.

On July 2025, the One Big Beautiful Bill Act (“OBBBA”) was enacted into law in the United States. The significant provisions of OBBBA include the permanent extension and modification of certain provisions of the Tax Cuts and Jobs Act, including international tax provisions. The legislation has multiple effective dates, with certain provisions effective in 2025 and others implemented in later years. The Company is evaluating the provisions of OBBBA, but it is not expected to have a material impact on the Company’s unaudited condensed financial statements.

Liquidity and Going Concern Consideration

As of March 31, 2026, the Company had $5,127 in its operating bank account and a working capital deficit of $8,672,879, net of the convertible promissory note — related party. Convertible promissory note — related party amounting to $3,181,000 is not expected to be settled out of the current assets.

The Company is within 12 months of its mandatory liquidation as of the time of filing this Quarterly Report on Form 10-Q. In connection with the Company’s assessment of going concern considerations in accordance with Accounting Standards Codification (“ASC”) Topic 205-40, “Presentation of Financial Statements — Going Concern,” the liquidity condition and mandatory liquidation raise substantial doubt about the Company’s ability to continue as a going concern until the earlier of the consummation of the Business Combination or the Termination Date, May 29, 2026 (or no later than January 29, 2027).

These unaudited condensed financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

As such, management plans to consummate a Business Combination prior to the mandatory liquidation date. If the Company’s estimates of the costs of identifying a target business, undertaking in-depth due diligence and negotiating a Business Combination are less than the actual amount necessary to do so, the Company may have insufficient funds available to operate its business prior to an initial Business Combination. Moreover, the Company may need to obtain additional financing either to complete an initial Business Combination or because it becomes obligated to redeem a significant number of its Public Shares upon completion of an initial Business Combination, in which case the Company may issue additional securities or incur debt in connection with such initial Business Combination.

On April 9, 2026, the Company entered into a Business Combination Agreement with HiTech.

CONSTELLATION ACQUISITION CORP I
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2026

Note 2 — Significant Accounting Policies

Basis of Presentation

The accompanying unaudited condensed financial statements are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“GAAP”) for financial information and pursuant to the rules and regulations of the SEC. Accordingly, they do not include all of the information and footnotes required by GAAP. In the opinion of management, the unaudited condensed financial statements reflect all adjustments, which include only normal recurring adjustments necessary for the fair statement of the balances and results for the periods presented. The interim results for the three months ended March 31, 2026 and 2025 are not necessarily indicative of the results to be expected for the year ending December 31, 2026 or for any future period.

The accompanying unaudited condensed financial statements should be read in conjunction with the audited financial statements and notes thereto included in the Annual Report on Form 10-K filed by the Company with the SEC on April 15, 2026 (the “Annual Report”).

Emerging Growth Company Status

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s unaudited condensed financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of unaudited condensed financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the unaudited condensed financial statements and the reported amounts of expenses during the reporting period. Accordingly, actual results could differ from those estimates.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the unaudited condensed financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. One of the more significant accounting estimates included in these unaudited condensed financial statements is the determination of the fair value of the warrant liability. Such estimates may be subject to change as more current information becomes available and, accordingly, the actual results could differ significantly from those estimates.

CONSTELLATION ACQUISITION CORP I
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2026

Note 2 — Significant Accounting Policies (cont.)

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of March 31, 2026 and December 31, 2025.

Cash Held in Trust Account

At March 31, 2026 and December 31, 2025, the assets held in the Trust Account were held in a bank deposit account. During the period ended March 31, 2026, the Company withdrew $238,039 from the Trust Account in connection with the redemption on January 28, 2026 and the Company deposited $15,000 to the Trust Account to extend the Termination Date.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts and a Trust Account in a financial institution, which, at times, may exceed the Federal Deposit Insurance Corporation coverage of $250,000. Any loss incurred or a lack of access to such funds could have a significant adverse impact on the Company’s financial condition.

Warrant Liabilities

The Company evaluated the Public Warrants and Private Placement Warrants (collectively, “warrants,” which are discussed in Notes 3, 4, and 8) in accordance with ASC 815-40, “Derivatives and Hedging — Contracts in Entity’s Own Equity” (“ASC 815-40”), and concluded that a provision in the warrant agreement, dated January 26, 2021, related to certain tender or exchange offers precludes the warrants from being accounted for as components of equity. As the warrants meet the definition of a derivative as contemplated in ASC 815, the warrants are recorded as derivative liabilities on the condensed balance sheets and measured at fair value at inception (on the date of the IPO) and at each reporting date in accordance with ASC 820, “Fair Value Measurement” (“ASC 820”), with changes in fair value recognized in the unaudited condensed statements of operations in the period of change.

Convertible Promissory Note

The Company analyzed the convertible promissory note to assess if the fair value option was appropriate. Due to the substantial premium which results in an offsetting entry to additional paid-in capital and under the related party guidance which precludes the fair value option, it was determined the fair value option was not appropriate. As such, the Company accounted for the convertible promissory note, analyzing the conversion options embedded in convertible notes in accordance with ASC 815. ASC 815 generally requires companies to bifurcate conversion options embedded in convertible notes from their host instruments and to account for them as freestanding derivative financial instruments.

Bifurcated embedded derivatives are initially recorded at fair value and are then revalued at each reporting date with changes in the fair value reported as non-operating income or expense. When the equity or convertible debt instruments contain embedded derivative instruments that are to be bifurcated and accounted for as liabilities, the total proceeds received are first allocated to the fair value of all the bifurcated derivative instruments. The remaining proceeds, if any, are then allocated to the host instruments themselves, usually resulting in those instruments being recorded at a discount from their face value. The discount from the face value of the convertible debt, together with the stated interest on the instrument, is amortized over the life of the instrument through periodic charges to interest expense.

It was determined that the conversion option was de minimis, as such the Company has recorded the convertible promissory note at par value.

CONSTELLATION ACQUISITION CORP I
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2026

Note 2 — Significant Accounting Policies (cont.)

Offering Costs Associated with the Initial Public Offering

The Company complies with the requirements of the ASC 340-10-S99-1. Offering costs consisted of legal, accounting, underwriting fees and other costs incurred through the IPO that were directly related to the IPO. Offering costs are allocated to the separable financial instruments issued in the IPO based on a relative fair value basis, compared to total proceeds received. Offering costs associated with warrant liabilities are expensed as incurred, presented as non-operating expenses in the unaudited condensed statements of operations. Transaction costs amounted to $17,586,741, of which $1,143,138 was allocated to expense associated with the warrant liability. Offering costs associated with the Class A ordinary shares were charged to temporary equity upon the completion of the IPO.

Class A Ordinary Shares Subject to Possible Redemption

All of the 31,000,000 Class A ordinary shares sold as part of the Units in the IPO contain a redemption feature which allows for the redemption of such Public Shares in connection with the Company’s liquidation, if there is a shareholder vote or tender offer in connection with the Business Combination and in connection with certain amendments to the Company’s amended and restated memorandum and articles of association. In accordance with the SEC and its staff’s guidance on redeemable equity instruments, which has been codified in ASC 480-10-S99, redemption provisions not solely within the control of the Company require ordinary shares subject to redemption to be classified outside of permanent equity. Ordinary liquidation events, which involve the redemption and liquidation of all of the entity’s equity instruments, are excluded from the provisions of ASC 480. Accordingly, at March 31, 2026 and December 31, 2025, 46,529 and 64,302 Class A ordinary shares subject to possible redemption were presented as temporary equity, outside of the shareholders’ deficit section of the Company’s condensed balance sheets, respectively.

The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of the Class A ordinary shares subject to possible redemption to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of the Class A ordinary shares subject to possible redemption are affected by charges against additional paid-in capital and accumulated deficit.

The Class A ordinary shares subject to possible redemption reflected on the condensed balance sheets as of March 31, 2026 and December 31, 2025 are reconciled in the following table:

Class A ordinary shares subject to possible redemption as of December 31, 2024	$28,123,011
Plus:
Accretion of carrying value to redemption value (including $60,000 of extension deposits)	164,831
Less:
Redemptions	(27,428,399)
Class A ordinary shares subject to possible redemption as of December 31, 2025	$859,443
Plus:
Accretion of carrying value to redemption value (including $15,000 of extension deposits)	19,850
Less:
Redemptions	(238,039)
Class A ordinary shares subject to possible redemption as of March 31, 2026	$641,254

Income Taxes

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of March 31, 2026 and December 31, 2025. The Company’s management determined that the Cayman Islands is the Company’s only major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of

CONSTELLATION ACQUISITION CORP I
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2026

Note 2 — Significant Accounting Policies (cont.)

interest and penalties as of March 31, 2026 and December 31, 2025. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company has been subject to income tax examinations by major taxing authorities since inception.

The Company is considered to be an exempted Cayman Islands company with no connection to any other taxable jurisdiction and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. As such, the Company’s tax provision was zero for the periods presented. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Net Loss per Ordinary Share

The Company complies with accounting and disclosure requirements of the Financial Accounting Standards Board ASC Topic 260, “Earnings Per Share.” Net loss per ordinary share is computed by dividing net loss by the weighted average number of ordinary shares outstanding during the period, excluding ordinary shares subject to forfeiture. The Company has not considered the effect of the warrants sold in the IPO and the private placement to purchase an aggregate of 15,800,000 Class A ordinary shares (the “Private Placement”) in the calculation of diluted net loss per ordinary share, since the exercise of the warrants is contingent upon the occurrence of future events. As a result, diluted net loss per ordinary share is the same as basic net loss per ordinary share for the periods presented.

On January 30, 2024, the Sponsor converted an aggregate of 7,600,000 Class B ordinary shares into Class A ordinary shares on a one-for-one basis. Following the conversion, a clarifying distinction is made that one class of share is redeemable Class A ordinary shares and other class is non-redeemable Class A ordinary shares and Class B ordinary shares.

Basic and diluted net loss per ordinary share for redeemable Class A ordinary shares and non-redeemable Class A ordinary shares and Class B ordinary shares are calculated by dividing net loss attributable to the Company by the weighted average number of redeemable Class A ordinary shares and non-redeemable Class A ordinary shares and Class B ordinary shares outstanding, allocated proportionally to each class of ordinary shares. This presentation assumes a Business Combination as the most likely outcome. Accretion associated with the redeemable Class A ordinary shares is excluded from earnings per share as the redemption value approximates fair value.

Reconciliation of Net Loss per Ordinary Share

The Company’s unaudited condensed statements of operations include a presentation of net loss per share for ordinary shares subject to redemption in a manner similar to the two-class method of net loss per share. Accordingly, basic and diluted net loss per redeemable Class A ordinary shares and non-redeemable Class A ordinary shares and Class B ordinary shares are calculated as follows:

	For the Three Months Ended March 31,
	2026	2025
Redeemable Class A ordinary shares
Allocation of net loss to redeemable Class A ordinary shares subject to possible redemption	$(4,565)	$(39,688)
Weighted average redeemable Class A ordinary shares subject to possible redemption	51,861	755,317
Basic and diluted net loss per share	$(0.09)	$(0.05)

Non-redeemable Class A ordinary shares and Class B ordinary shares
Allocation of net loss to non-redeemable Class A ordinary shares and Class B ordinary shares	$(682,221)	$(407,220)
Weighted average non-redeemable Class A ordinary shares and Class B ordinary shares	7,750,000	7,750,000
Basic and diluted net loss per share	$(0.09)	$(0.05)

CONSTELLATION ACQUISITION CORP I
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2026

Note 2 — Significant Accounting Policies (cont.)

Fair Value of Financial Instruments

The Company follows the guidance in ASC 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1 —

Valuations based on unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access. Valuation adjustments and block discounts are not being applied. Since valuations are based on quoted prices that are readily and regularly available in an active market, valuation of these securities does not entail a significant degree of judgment.

Level 2 —

Valuations based on (i) quoted prices in active markets for similar assets and liabilities, (ii) quoted prices in markets that are not active for identical or similar assets, (iii) inputs other than quoted prices for the assets or liabilities, or (iv) inputs that are derived principally from or corroborated by market through correlation or other means.

Level 3 —	Valuations based on inputs that are unobservable and significant to the overall fair value measurement.

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820 (other than warrant liability) approximates the carrying amounts represented in the accompanying condensed balance sheets, primarily due to their short-term nature.

See Note 8 for additional information on assets and liabilities measured at fair value on a recurring basis.

Recent Accounting Pronouncements

The Company’s management does not believe that any other recently issued, but not effective, accounting standards, if currently adopted, would have a material effect on the accompanying unaudited condensed financial statements.

Note 3 — Initial Public Offering

Public Units

On January 29, 2021, the Company sold 31,000,000 Units, at a purchase price of $10.00 per Unit, including 1,000,000 Units issued pursuant to the partial exercise of the underwriters’ over-allotment option. Each Unit consists of one Class A ordinary share, and one-third of one redeemable warrant to purchase one Class A ordinary share.

Public Warrants

As of March 31, 2026 and December 31, 2025, the Company had 10,333,333 Public Warrants and 5,466,667 Private Placement Warrants outstanding.

Each whole warrant will entitle the holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment. Each warrant will become exercisable on the later of 30 days after the completion of the initial Business Combination or 12 months from the closing of the IPO and will expire five years after the completion of the initial Business Combination, or earlier upon redemption or liquidation.

CONSTELLATION ACQUISITION CORP I
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2026

Note 3 — Initial Public Offering (cont.)

The Company will not be obligated to deliver any Class A ordinary shares pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the Class A ordinary shares underlying the warrants is then effective and a prospectus relating thereto is current, or a valid exemption from registration is available. No warrant will be exercisable, and the Company will not be obligated to issue a Class A ordinary share upon exercise of a warrant, unless the Class A ordinary share issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will the Company be required to net cash settle any warrant. In the event that a registration statement is not effective for the exercised warrants, the purchaser of a Unit containing such warrant will have paid the full purchase price for the Unit solely for the Class A ordinary share underlying such Unit.

In addition, if (x) the Company issues additional Class A ordinary shares or equity linked securities for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per Class A ordinary share (with such issue price or effective issue price to be determined in good faith by the Board and, in the case of any such issuance to the initial shareholders or their affiliates, without taking into account any Founder Shares held by the initial shareholders or such affiliates, as applicable, prior to such issuance including any transfer or reissuance of such shares (the “Newly Issued Price”)), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest, available for the funding of the initial Business Combination, and (z) the volume-weighted average trading price of the Class A ordinary shares during the ten (10) trading day period starting on the trading day after the day on which the Company consummates the initial Business Combination is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the market value and the Newly Issued Price, and the $10.00 and $18.00 per share redemption trigger prices adjacent to “Redemption of warrants for Class A ordinary shares when the price per Class A ordinary share equals or exceeds $10.00.” and “Redemption of warrants for Class A ordinary shares when the price per Class A ordinary share equals or exceeds $18.00.” will be adjusted (to the nearest cent) to be equal to 100% and 180% of the higher of the market value and the Newly Issued Price, respectively.

Redemptions of warrants for cash when the price per Class A ordinary share equals or exceeds $18.00.

Once the warrants become exercisable, the Company may call the warrants for redemption (except as described herein with respect to the Private Placement Warrants):

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        upon a minimum of 30 days’ prior written notice of redemption to each warrant holder; and

•        if, and only if, the closing price of the Class A ordinary shares equals or exceeds $18.00 per share (as adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which notice of the redemption is given to the warrant holders (the “Reference Value”).

Redemptions of warrants for cash when the price per Class A ordinary share equals or exceeds $10.00.

Once the warrants become exercisable, the Company may call the warrants for redemption (except as described herein with respect to the Private Placement Warrants):

•        in whole and not in part;

•        at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption; provided that during such 30 day period holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to the table in the registration statement, based

CONSTELLATION ACQUISITION CORP I
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2026

Note 3 — Initial Public Offering (cont.)

on the redemption date and the “fair market value” of the Class A ordinary shares (as defined below) except as otherwise described below; provided, further, that if the warrants are not exercised on a cashless basis or otherwise during such 30 day period, the Company shall redeem such warrants for $0.10 per share;

•        if, and only if, the Reference Value equals or exceeds $10.00 per share (as adjusted for share subdivisions, share dividends, reorganizations, recapitalizations and the like) on the trading day before the Company sends the notice of redemption to the warrant holders; and

•        if the Reference Value is less than $18.00 per share (as adjusted for share subdivisions, share dividends, reorganizations, recapitalizations and the like), the Private Placement Warrants must also be concurrently called for redemption on the same terms as the outstanding Public Warrants.

The “fair market value” of the Class A ordinary shares shall mean the volume-weighted average price of the Class A ordinary shares for the ten (10) trading days immediately following the date on which the notice of redemption is sent to the holders of warrants. This redemption feature differs from the typical warrant redemption features used in other blank check offerings. The Company will provide the warrant holders with the final fair market value no later than one business day after the 10-day trading period described above ends. In no event will the warrants be exercisable in connection with this redemption feature for more than 0.361 Class A ordinary shares per warrant (subject to adjustment).

Note 4 — Private Placement

Simultaneously with the closing of the IPO, the Sponsor purchased an aggregate of 5,466,667 Private Placement Warrants at a price of $1.50 per Private Placement Warrants, for an aggregate purchase price of $8,200,000, in a private placement. A portion of the proceeds from the private placement was added to the proceeds from the IPO held in the Trust Account.

Each of the Private Placement Warrants are identical to the warrants sold as part of the Units in the IPO except that, so long as they are held by the Sponsor or its permitted transferees, (1) they will not be redeemable by the Company; (2) they (including the Class A ordinary shares issuable upon exercise of these warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold by the Sponsor until 30 days after the completion of the initial Business Combination; (3) they may be exercised by the holders on a cashless basis; and (4) they (including the Class A ordinary shares issuable upon exercise of these warrants) are entitled to registration rights.

If the Company does not complete a Business Combination within the Combination Period, the Private Placement Warrants will expire worthless.

Note 5 — Related Party Transactions

Founder Shares

On November 23, 2020, an executive officer of the Company purchased 8,625,000 shares of the Company’s Class B ordinary shares for $25,000, or approximately $0.003 per share, in connection with formation (the “Founder Shares”). On December 23, 2020, such 8,625,000 shares of the Company’s Class B ordinary shares were transferred to the Sponsor for $25,000. The Founder Shares included an aggregate of up to 1,125,000 shares subject to forfeiture if the over-allotment option was not exercised by the underwriters in full. On January 29, 2021, the underwriters partially exercised their over-allotment option, hence, 250,000 Founder Shares were no longer subject to forfeiture, and on March 1, 2021, the remaining 875,000 Founder Shares were forfeited by the Sponsor.

The Sponsor, officers and directors have agreed not to transfer, assign or sell any of their Founder Shares until the earlier to occur of (i) one year after the date of the consummation of the initial Business Combination or (ii) subsequent to the initial Business Combination, (x) if the closing price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations

CONSTELLATION ACQUISITION CORP I
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2026

Note 5 — Related Party Transactions (cont.)

and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination, or (y) the date on which the Company completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of the public shareholders having the right to exchange their ordinary shares for cash, securities or other property.

Promissory Notes — Related Party

During the period ended December 31, 2022, the Company issued a number of unsecured promissory notes (the “2022 Notes”) totaling $258,780 to certain executive officers and affiliates of the Company. The proceeds of the 2022 Notes were used as general working capital purposes. The 2022 Notes bear no interest and are payable in full upon the earlier to occur of (i) the Termination Date or (ii) the consummation of the Company’s Business Combination. Failure to pay the principals within five business days of the date specified above or the commencement of a voluntary or involuntary bankruptcy action shall be deemed an event of default, in which case the 2022 Notes may be accelerated. As of each of March 31, 2026 and December 31, 2025, $227,208 was outstanding under the 2022 Notes.

On January 30, 2024, the Company issued an unsecured promissory note in the total principal amount of up to $1,660,000 (the “2024 Note”) to the Sponsor, which was amended on June 5, 2025, to increase the total principal amount by $590,000 from $1,660,000 to $2,250,000 to the Sponsor. The 2024 Note was further amended on March 18, 2026, to increase the total principal amount by $3,000,000 from $2,250,000 to $5,250,000 to the Sponsor. The 2024 Note does not bear interest and matures upon closing of the Business Combination. In the event that the Company does not consummate a Business Combination, the 2024 Note will be repaid only from funds held outside of the Trust Account or will be forfeited, eliminated or otherwise forgiven. Unless otherwise set forth in the amendment, all other provisions of the 2024 Note remain in full force and effect. As of each of March 31, 2026 and December 31, 2025, $2,049,901 and $1,894,901 were outstanding under the 2024 Note, respectively.

As of March 31, 2026 and December 31, 2025, $2,277,109 and $2,122,109 were outstanding under the promissory notes to the Sponsor, respectively.

Administrative Support Agreement

As of January 26, 2021, the Company had agreed, commencing on the date that the Securities of the Company were first listed on NYSE, to pay the Sponsor up to $10,000 per month for office space, utilities and secretarial and administrative support, and other obligations of the Sponsor. Upon completion of the initial Business Combination or the Company’s liquidation, the Company will cease paying these monthly fees. For the three months ended March 31, 2026 and 2025, the Company recorded $30,000 and $30,000 administrative service fees, respectively. Amounts of $390,000 and $360,000 are reported as due to related party in the accompanying condensed balance sheets as of March 31, 2026 and December 31, 2025, respectively.

Working Capital Loans

In order to finance transaction costs in connection with a Business Combination, the Sponsor or any of its affiliates or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (the “Working Capital Loans”). If the Company completes a Business Combination, the Company will repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of the working capital held outside the Trust Account to repay the Working Capital Loans but no proceeds from the Trust Account would be used to repay the Working Capital Loans. Up to $1,500,000 of such Working Capital Loans may be convertible into warrants of the post-Business Combination company at a price of $1.50 per warrant at the option of the lender.

CONSTELLATION ACQUISITION CORP I
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2026

Note 5 — Related Party Transactions (cont.)

On January 18, 2023, the Company issued an unsecured promissory note (the “2023 Note”) in the amount of $230,000 to the Sponsor. The proceeds of the 2023 Note were used for general working capital purposes. The 2023 Note bears no interest and is payable in full upon the earlier to occur of (i) the consummation of the Company’s Business Combination or (ii) the date that the winding up of the Company is effective. A failure to pay the principal within five business days of the date specified above or the commencement of a voluntary or involuntary bankruptcy action shall be deemed an event of default, in which case the 2023 Note may be accelerated. At the election of the Sponsor, all or a portion of the unpaid principal amount of the 2023 Note may be converted into warrants of the Company, at a price of $1.50 per warrant, each warrant exercisable for one Class A ordinary share of the Company. The warrants shall be identical to the Private Placement Warrants issued to the Sponsor at the time of the Company’s IPO. As of each of March 31, 2026 and December 31, 2025, $230,000 is outstanding under this 2023 Note.

As disclosed in the definitive proxy statement filed by the Company with the SEC on December 30, 2022 relating to the Extension Meeting, the Sponsor agreed that if the 2023 Extension Amendment Proposal is approved, it or one or more of its affiliates, members or third-party designees will contribute to the Company as a loan, within ten (10) business days of the date of the Extension Meeting, $450,000, to be deposited into the Trust Account. In addition, in the event the Company does not consummate an initial Business Combination by the Articles Extension Date, the Lender may contribute to the Company $150,000 as a loan to be deposited into the Trust Account for each of nine one-month extensions following the Articles Extension Date.

Accordingly, in connection with the Extension Meeting, on January 30, 2023, the Company issued the Extension Note to the Sponsor. The Sponsor funded the initial principal amount of $450,000 on January 30, 2023. The Extension Note does not bear interest and matures upon closing of the Company’s initial Business Combination. In the event that the Company does not consummate a Business Combination, the Extension Note will be repaid only from amounts remaining outside of the Trust Account, if any. The proceeds of the Extension Note were deposited in the Trust Account. At the election of the payee, $1,270,000 of the total principal amount of the Extension Note may be converted, in whole or in part, at the option of the Lender into warrants of the Company at a price of $1.50 per warrant, which warrants will be identical to the Private Placement Warrants issued to the Sponsor at the time of the IPO of the Company. As of each of March 31, 2026 and December 31, 2025, $2,951,000 is outstanding under this Extension Note.

The notes were accounted for using the bifurcation method, and it was determined that the conversion feature was de minimis and was recorded at par value. As of each of March 31, 2026 and December 31, 2025, there was $3,181,000 of borrowings under the Working Capital Loans.

Note 6 — Commitments and Contingencies

Registration Rights

The holders of the Founder Shares, Private Placement Warrants, Class A ordinary shares underlying the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans (and any Class A ordinary shares issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans) will be entitled to registration rights pursuant to a registration and shareholder rights agreement to be signed prior to or on the Effective Date of the IPO. The holders of these Securities are entitled to make up to three demands, excluding short form demands, that the Company registers such Securities. In addition, the holders have certain “piggyback” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination and rights to require the Company to register for resale such Securities pursuant to Rule 415 under the Securities Act. In addition, if the Sponsor affiliates acquire shares in the IPO, they would become affiliates (as defined in the Securities Act) of the Company following the IPO, and the Company would file a registration statement following the IPO to register the resale of the Public Shares purchased by the Sponsor affiliates (or their nominees) in the IPO. The Sponsor affiliates will not be subject to any lock-up period with respect to any Public Shares they may purchase. The registration rights agreement does not contain liquidated damages or other cash settlement provisions resulting from delays in registering the Company’s Securities. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

CONSTELLATION ACQUISITION CORP I
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2026

Note 6 — Commitments and Contingencies (cont.)

Underwriting Agreement

The underwriters had a 45-day option from the date of the IPO to purchase up to an aggregate of 4,500,000 additional Units at the public offering price less the underwriting commissions to cover over-allotments, if any. On January 29, 2021, the underwriters partially exercised the over-allotment option to purchase 1,000,000 Units, and were paid an underwriting discount in aggregate of $6,200,000. As of March 15, 2021, the remaining over-allotment option expired.

Additionally, the underwriters will be entitled to a deferred underwriting discount of 3.5% of the gross proceeds of the IPO held in the Trust Account, or $10,850,000, upon the completion of the Company’s initial Business Combination subject to the terms of the underwriting agreement.

On April 13, 2026, the Company received a waiver letter from Deutsche Bank Securities Inc for its portion of the Deferred Underwriting Fees, accrued in connection with the Initial Public Offering.

Note 7 — Shareholders’ Deficit

Preference shares — The Company is authorized to issue a total of 1,000,000 preference shares at par value of $0.0001 each (the “Preference Shares”). At March 31, 2026 and December 31, 2025, there were no Preference Shares issued or outstanding.

Class A ordinary shares — The Company is authorized to issue a total of 200,000,000 Class A ordinary shares. As of March 31, 2026 and December 31, 2025, there were 7,600,000 shares issued and outstanding, excluding 46,529 and 64,302 shares subject to possible redemption, respectively.

Class B ordinary shares — The Company is authorized to issue a total of 20,000,000 Class B ordinary shares. On January 30, 2024, the Sponsor converted an aggregate of 7,600,000 Class B ordinary shares into Class A ordinary shares on a one-for-one basis. At March 31, 2026 and December 31, 2025, there were 150,000 shares issued and outstanding.

The Sponsor, officers and directors have agreed not to transfer, assign or sell any of their Founder Shares until the earlier to occur of (i) one year after the date of the consummation of the initial Business Combination or (ii) subsequent to the initial Business Combination, (x) if the closing price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination, or (y) the date on which the Company completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of the public shareholders having the right to exchange their ordinary shares for cash, securities or other property.

The Founder Shares will automatically convert into Class A ordinary shares on the first business day following the consummation of the initial Business Combination at a ratio such that the number of Class A ordinary shares issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of (i) the total number of ordinary shares issued and outstanding upon completion of the IPO, plus (ii) the sum of the total number of Class A ordinary shares issued or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial Business Combination, excluding any Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued, deemed issued, or to be issued, to any seller in the initial Business Combination and any Private Placement Warrants issued to the Sponsor, officers and directors or any of their affiliates upon conversion of Working Capital Loans. In no event will the Class B ordinary shares convert into Class A ordinary shares at a rate of less than one to one.

Holders of the Class A ordinary shares and holders of the Class B ordinary shares will vote together as a single class on all matters submitted to a vote of the Company’s shareholders, with each share of ordinary shares entitling the holder to one vote.

CONSTELLATION ACQUISITION CORP I
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2026

Note 8 — Fair Value Measurements

The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis at March 31, 2026 and December 31, 2025, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Level	March 31, 2026	Level	December 31, 2025
Liabilities
Public Warrant Liability	2	$826,662	2	$1,653,324
Private Placement Warrant Liability	2	$437,333	2	$874,667

The warrants are accounted for as liabilities in accordance with ASC 815-40 and are presented within warrant liabilities on the condensed balance sheets. The warrant liabilities are measured at fair value at inception and on a recurring basis, with changes in fair value presented within change in fair value of warrant liabilities in the unaudited condensed statements of operations.

The Company established the initial fair value for the Public Warrants on January 29, 2021, the date of the Company’s IPO, using a Monte Carlo simulation model, and for the Private Placement Warrants on January 29, 2021, using a Black-Scholes model. As of March 31, 2026 and December 31, 2025, the fair value of the Private Placement Warrants was valued utilizing the quoted market price of the Public Warrants, and the fair value of the Public Warrants by reference to the quoted market price of the Public Warrants. The Public Warrants and Private Placement Warrants were classified as Level 3 at the initial measurement date. There were no transfers among fair value hierarchy at March 31, 2026 and December 31, 2025. The Public Warrants are classified as Level 2 due to the lack of trading activity as of the reporting date.

Note 9 — Segment Information

ASC Topic 280, “Segment Reporting,” establishes standards for companies to report in their financial statement information about operating segments, products, services, geographic areas, and major customers. Operating segments are defined as components of an enterprise that engage in business activities from which it may recognize revenues and incur expenses, and for which separate financial information is available that is regularly evaluated by the Company’s CODM, or group, in deciding how to allocate resources and assess performance.

The Company’s chief operating decision maker (“CODM”) has been identified as the Chief Financial Officer, who reviews the assets, operating results, and financial metrics for the Company as a whole to make decisions about allocating resources and assessing financial performance. Accordingly, management has determined that there is only one reportable segment.

The CODM assesses performance for the single segment and decides how to allocate resources based on net income or loss that also is reported on the unaudited condensed statements of operations as net income or loss. The measure of segment assets is reported on the condensed balance sheets as total assets. When evaluating the Company’s performance and making key decisions regarding resource allocation, the CODM reviews several key metrics included in net income or loss and total assets, which include the following:

	March 31, 2026	December 31, 2025
Cash held in Trust Account	$641,254	$859,443
Cash	$5,127	$4,966
	For the Three Months Ended March 31,
	2026	2025
General and administrative costs	$1,955,632	$414,695
Interest earned on cash held in Trust Account	$4,850	$83,916

CONSTELLATION ACQUISITION CORP I
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2026

Note 9 — Segment Information (cont.)

The CODM reviews interest earned on investments held in Trust Account to measure and monitor shareholder value and determine the most effective strategy of investment with the Trust Account funds while maintaining compliance with the Investment Management Trust Agreement, dated January 26, 2021 between the Company and Continental Stock Transfer & Trust Company, as trustee.

General and administrative expenses are reviewed and monitored by the CODM to manage and forecast cash to ensure enough capital is available to complete a Business Combination or similar transaction within the Combination Period. The CODM also reviews general and administrative costs to manage, maintain and enforce all contractual agreements to ensure costs are aligned with all agreements and budget. General and administrative costs, as reported on the unaudited condensed statements of operations, are the significant segment expenses provided to the CODM on a regular basis.

All other segment items included in net income or loss are reported on the unaudited condensed statements of operations and described within their respective disclosures.

Note 10 — Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the condensed balance sheet date through the date that the unaudited condensed financial statements were issued. Based on this review, other than as described below, the Company determined no events have occurred that would require adjustments to the disclosures in the unaudited condensed financial statements.

On April 9, 2026, the Company entered into the Business Combination Agreement. For more information about the Business Combination Agreement see Note 1.

On April 13, 2026, the Company received a waiver letter from Deutsche Bank Securities Inc for its portion of the Deferred Underwriting Fees, accrued in connection with the Initial Public Offering.

On April 28, 2026, the Company drew $5,000 pursuant to the 2024 Note, which were deposited into the Trust Account. This deposit enables the Company to extend the date by which it must complete its initial business combination from April 29, 2026 to May 29, 2026.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of Constellation Acquisition Corp I:

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Constellation Acquisition Corp I (the “Company”) as of December 31, 2025 and 2024, and the related statements of operations, changes in shareholders’ deficit, and cash flows for the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2025 and 2024, and the results of its operations and its cash flows for each of the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has a working capital deficit and needs to complete a Business Combination earlier of the consummation of the Business Combination or April 29, 2026 (or no later than January 29, 2027), otherwise the Company will cease all operations except for the purpose of liquidating. The liquidity condition and date for mandatory liquidation and subsequent dissolution raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the entity’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ WithumSmith+Brown, PC

We have served as the Company’s auditor since 2020.

New York, New York

April 15, 2026
PCAOB Number 100

CONSTELLATION ACQUISITION CORP I
BALANCE SHEETS

	December 31, 2025	December 31, 2024
Assets
Current assets:
Cash	$4,966	$5,303
Prepaid expenses	36,800	56,263
Total current assets	41,766	61,566
Cash held in Trust Account	859,443	28,123,011
Total Assets	$901,209	$28,184,577

Liabilities, Ordinary Shares Subject to Possible Redemption and Shareholders’ Deficit
Current liabilities:
Accounts payable and accrued expenses	$4,261,904	$3,802,862
Due to related party	360,000	240,000
Promissory notes – related party	2,122,109	1,592,208
Convertible promissory note – related party	3,181,000	3,181,000
Total current liabilities	9,925,013	8,816,070
Deferred underwriting fee	10,850,000	10,850,000
Warrant liabilities	2,527,991	252,800
Total Liabilities	23,303,004	19,918,870

Commitments and Contingencies (Note 6)
Class A ordinary shares subject to possible redemption, 64,302 and 2,367,684 shares at redemption value of approximately $13.37 and $11.88 per share as of December 31, 2025 and 2024, respectively	859,443	28,123,011

Shareholders’ Deficit:
Preference shares, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding as of December 31, 2025 and 2024	—	—
Class A ordinary shares, $0.0001 par value; 200,000,000 shares authorized; 7,600,000 shares issued and outstanding (excluding 64,302 and 2,367,684 shares subject to possible redemption) as of December 31, 2025 and 2024, respectively	760	760
Class B ordinary shares, $0.0001 par value; 20,000,000 shares authorized; 150,000 shares issued and outstanding as of December 31, 2025 and 2024	15	15
Additional paid-in capital	—	—
Accumulated deficit	(23,262,013)	(19,858,079)
Total Shareholders’ Deficit	(23,261,238)	(19,857,304)
Total Liabilities, Ordinary Shares Subject to Possible Redemption and Shareholders’ Deficit	$901,209	$28,184,577

The accompanying notes are an integral part of these financial statements.

CONSTELLATION ACQUISITION CORP I
STATEMENTS OF OPERATIONS

	For the Years Ended December 31,
	2025	2024
General and administrative costs	$1,068,743	$1,572,590
Loss from operations	(1,068,743)	(1,572,590)

Other (expense) income:
Interest earned on cash held in Trust Account	104,831	1,276,948
Change in fair value of warrant liabilities	(2,275,191)	47,399
Total other (expense) income, net	(2,170,360)	1,324,347

Net loss	$(3,239,103)	$(248,243)

Basic and diluted weighted average shares outstanding, redeemable Class A ordinary shares	234,689	2,530,341
Basic and diluted net loss per share, redeemable Class A ordinary shares	$(0.41)	$(0.02)
Basic and diluted weighted average shares outstanding, non-redeemable Class A ordinary shares and Class B ordinary shares	7,750,000	7,750,000
Basic and diluted net loss per share, non-redeemable Class A ordinary shares and Class B ordinary shares	$(0.41)	$(0.02)

The accompanying notes are an integral part of these financial statements.

CONSTELLATION ACQUISITION CORP I
STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT
FOR THE YEARS ENDED DECEMBER 31, 2025 AND 2024

	Non-Redeemable Class A Ordinary Shares		Class B Ordinary shares		Additional Paid-In Capital	Accumulated Deficit	Total Shareholders’ Deficit
	Shares	Amount	Shares	Amount
Balance as of January 1, 2024 (audited)	—	$—	7,750,000	$775	$—	$(17,672,888)	$(17,672,113)
Accretion of Class A ordinary shares subject to possible redemption to redemption amount	—	—	—	—	—	(1,936,948)	(1,936,948)
Conversion of Class B ordinary shares to Class A ordinary shares	7,600,000	760	(7,600,000)	(760)	—	—	—
Net loss	—	—	—	—	—	(248,243)	(248,243)
Balance as of December 31, 2024	7,600,000	$760	150,000	$15	$—	$(19,858,079)	$(19,857,304)
Accretion of Class A ordinary shares subject to possible redemption to redemption amount	—	—	—	—	—	(164,831)	(164,831)
Net loss	—	—	—	—	—	(3,239,103)	(3,239,103)
Balance as of December 31, 2025	7,600,000	$760	150,000	$15	$—	$(23,262,013)	$(23,261,238)

The accompanying notes are an integral part of these financial statements.

CONSTELLATION ACQUISITION CORP I
STATEMENTS OF CASH FLOWS

	For the Years Ended December 31,
	2025	2024
Cash Flows from Operating Activities:
Net loss	$(3,239,103)	$(248,243)
Adjustments to reconcile net loss to net cash used in operating activities:
Interest earned on cash held in Trust Account	(104,831)	(1,276,948)
Change in fair value of warrant liabilities	2,275,191	(47,399)
Changes in operating assets and liabilities:
Prepaid expenses	19,463	(22,852)
Accounts payable and accrued expenses	459,042	722,204
Due to related party	120,000	120,000
Net cash used in operating activities	(470,238)	(753,238)

Cash Flows from Investing Activities:
Investment of cash in Trust Account	(60,000)	(660,000)
Cash withdrawn from Trust Account in connection with redemption	27,428,399	23,671,533
Net cash provided by investing activities	27,368,399	23,011,533

Cash Flows from Financing Activities:
Proceeds from promissory note to related party	529,901	1,365,000
Proceeds from convertible promissory note to related party	—	50,000
Redemption of Class A ordinary shares	(27,428,399)	(23,671,533)
Net cash used in financing activities	(26,898,498)	(22,256,533)

Net change in cash	(337)	1,762
Cash, beginning of the year	5,303	3,541
Cash, end of the year	$4,966	$5,303

Supplemental disclosure of non-cash activities:
Accretion of Class A ordinary shares subject to possible redemption to redemption amount	$164,831	1,936,948

The accompanying notes are an integral part of these financial statements.

CONSTELLATION ACQUISITION CORP I
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2025

Note 1 — Organization and Business Operations

Constellation Acquisition Corp I is a blank check company incorporated in the Cayman Islands on November 20, 2020. The Company was formed for the purpose of effecting a merger, capital share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses.

As of December 31, 2025, the Company had not commenced any operations. All activity through December 31, 2025 relates to the Company’s formation and the initial public offering (the “IPO” or “Initial Public Offering”) which is described below, and identifying a target company for a Business Combination. The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company generates non-operating income in the form of interest income from the proceeds derived from the IPO.

The registration statement for the Company’s IPO was declared effective by the U.S. Securities and Exchange Commission on January 26, 2021 (the “Effective Date”). On January 29, 2021, the Company consummated the IPO of 31,000,000 units (the “Units”) and, with respect to the Class A ordinary shares, par value $0.0001 per share (the “Class A ordinary shares”), included in the Units sold, including 1,000,000 Units issued pursuant to the partial exercise of the underwriters’ over-allotment option, at $10.00 per Unit, generating gross proceeds of $310,000,000, which is discussed in Note 3. Each Unit consists of one Class A ordinary share, and one-third of one redeemable warrant to purchase one Class A ordinary share at a price of $11.50 per whole share.

Simultaneously with the closing of the IPO, the Company consummated the sale of 5,466,667 private placement warrants (the “Private Placement Warrants”), at a price of $1.50 per Private Placement Warrant, in a private placement to certain affiliates of the Company’s sponsor at the time, Constellation Sponsor GmbH & Co. KG, a German limited partnership (the “Old Sponsor”), generating gross proceeds of $8,200,000, which is discussed in Note 4.

Transaction costs of the IPO amounted to $17,586,741, consisting of $6,200,000 of underwriting fees, $10,850,000 of deferred underwriting fees (the “Deferred Underwriting Fees”), and $536,741 of other offering costs.

Following the closing of the IPO on January 29, 2021, $310,000,000 ($10.00 per Unit) from the net offering proceeds of the sale of the Units in the IPO and the sale of the Private Placement Warrants was placed in a Company trust account (the “Trust Account”) and invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended, having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations. Except with respect to interest earned on the funds held in the Trust Account that may be released to the Company to pay the income taxes, if any, the Company’s amended and restated memorandum and articles of association (the “amended and restated memorandum and articles of association”) will provide that the proceeds from the IPO and the sale of the Private Placement Warrants held in the Trust Account will not be released from the Trust Account (1) to the Company, until the completion of the initial Business Combination, or (2) to the public shareholders, until the earliest of (a) the completion of the initial Business Combination, and then only in connection with those Class A ordinary shares that such shareholders properly elected to redeem, subject to the limitations, (b) the redemption of any Public Shares properly tendered in connection with a (A) shareholder vote to amend the amended and restated memorandum and articles of association to modify the substance or timing of the Company’s obligation to provide holders of the Class A ordinary shares the right to have their shares redeemed in connection with the initial Business Combination or to redeem 100% of the Public Shares if the Company does not complete the initial Business Combination by the date by which the Company is required to consummate a Business Combination pursuant to the Company’s amended and restated memorandum and articles of association (such period, the “Combination Period”), or (B) with respect to any other provision relating to the rights of holders of the Class A ordinary shares or pre-initial Business Combination activity, and (c) the redemption of the Public Shares if the Company has not consummated the initial Business Combination within the Combination Period. Public shareholders who redeem their Class A ordinary shares in connection with a shareholder vote described in clause (b) in the preceding sentence shall not be entitled to funds from the Trust Account upon the subsequent completion of an initial Business Combination or liquidation if the Company has not consummated an initial Business Combination within the Combination Period, with respect to such Class A ordinary shares so redeemed.

CONSTELLATION ACQUISITION CORP I
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2025

Note 1 — Organization and Business Operations (cont.)

The proceeds deposited in the Trust Account could become subject to the claims of the Company’s creditors, if any, which could have priority over the claims of the public shareholders.

The Company will provide its public shareholders with the opportunity to redeem all or a portion of their Public Shares upon the completion of the initial Business Combination either (i) in connection with a shareholder meeting called to approve the initial Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a proposed initial Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The shareholders will be entitled to redeem their shares for a pro rata portion of the amount then on deposit in the Trust Account (initially approximately $10.00 per share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations).

If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible, but not more than ten (10) business days, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay the income taxes, if any, divided by the number of the then-outstanding Public Shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and the Company’s board of directors (the “Board”), liquidate and dissolve, subject in the case of clauses (ii) and (iii), to the obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

There will be no redemption rights or liquidating distributions with respect to the Private Placement Warrants, which will expire worthless if the Company fails to consummate an initial Business Combination within the Combination Period.

The Sponsor, officers and directors have agreed to waive their redemption rights with respect to their Founder Shares (as defined below) and any Public Shares purchased during or after the IPO in connection with (i) the completion of the initial Business Combination, (ii) a shareholder vote to approve an amendment to the Company’s amended and restated memorandum and articles of association, and (iii) waive their rights to liquidating distributions from the Trust Account with respect to their Founder Shares if the Company fails to complete its initial Business Combination within the Combination Period.

The Company’s Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a written letter of intent, confidentiality or similar agreement or Business Combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under the Company’s indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. However, the Company has not asked its Sponsor to reserve for such indemnification obligations, nor has the Company independently verified whether its Sponsor has sufficient funds to satisfy its indemnity obligations and believe that the Company’s Sponsor’s only assets are Securities (as defined below) of the Company. Therefore, the Company cannot assure that its Sponsor would be able to satisfy those obligations.

On January 26, 2023, the Old Sponsor underwent a reorganization pursuant to which the limited partners of the Old Sponsor transferred all of their limited partnership interests to Constellation Sponsor LP, a Delaware limited partnership (the “Sponsor”). On January 26, 2023, the Old Sponsor liquidated pursuant to applicable law by the retirement of the general partner of the Old Sponsor (the second to last partner of the Sponsor), and all Securities held

CONSTELLATION ACQUISITION CORP I
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2025

Note 1 — Organization and Business Operations (cont.)

by the Old Sponsor were distributed by operation of law to its sole remaining limited partner, the Sponsor, following which, on January 30, 2023, control of the Sponsor was transferred to affiliates of Antarctica Capital Partners, LLC, including Antarctica Endurance Manager, LLC the current general partner of the Sponsor.

On January 27, 2023, the Company held an extraordinary general meeting of shareholders of the Company (the “Extension Meeting”) to amend the Company’s amended and restated memorandum and articles of association (the “2023 Articles Amendment”) to extend the date by which the Company has to consummate a Business Combination from January 29, 2023 (the “2023 Original Termination Date”) to April 29, 2023 (the “2023 Articles Extension Date”) and to allow the Company, without another shareholder vote, to elect to extend the Termination Date to consummate a Business Combination on a monthly basis for up to nine times by an additional one month each time after the 2023 Articles Extension Date, by resolution of the Company’s Board if requested by the Sponsor, and upon five days’ advance notice prior to the applicable Termination Date, or a total of up to twelve (12) months after the 2023 Original Termination Date, unless the closing of the Company’s initial Business Combination shall have occurred prior to such date (the “2023 Extension Amendment Proposal”). Upon each of the nine one-month extensions, the Sponsor or one or more of its affiliates, members or third-party designees may contribute to the Company $150,000 as a loan to be deposited into the Trust Account. The shareholders of the Company approved the 2023 Extension Amendment Proposal at the Extension Meeting and on January 31, 2023, the Company filed the 2023 Articles Amendment with the Registrar of Companies of the Cayman Islands. In connection with the Extension Meeting, on January 30, 2023, the Company issued an unsecured promissory note, in the amount of $3,000,000 to the Sponsor (the “Extension Note”).

In connection with the vote to approve the 2023 Extension Amendment Proposal, the holders of 26,506,157 Class A ordinary shares of the Company properly exercised their right to redeem their shares for cash at a redemption price of approximately $10.17 per share, for an aggregate redemption amount of approximately $269,485,746.

On April 28, 2023, May 26, 2023, July 3, 2023, July 28, 2023, August 29, 2023, September 29, 2023, October 26, 2023, November 28, 2023 and December 28, 2023, the Company drew $150,000 on each date, as approved by unanimous director resolution, dated April 24, 2023, pursuant to the Extension Note, which funds the Company deposited into the Trust Account for its public shareholders. This deposit enabled the Company to extend the date by which it must complete its initial Business Combination from April 29, 2023 to January 29, 2024. These extensions are nine one-month extensions permitted under the amended and restated memorandum and articles of association and provide the Company with additional time to complete its initial Business Combination. The Extension Note does not bear interest and matures upon closing of the Company’s initial Business Combination. In the event that the Company does not consummate a Business Combination, the Extension Note will be repaid only from amounts remaining outside of the Trust Account, if any.

On December 20, 2023, the Company announced its intention to voluntarily delist its Class A ordinary shares, redeemable warrants, each one whole warrant exercisable for one share of Class A ordinary shares at an exercise price of $11.50 (the “Public Warrants”) and Units (collectively, the “Securities”) from the New York Stock Exchange (“NYSE”) and its intention to make an application to have its Securities quoted on the OTCQX Marketplace (“OTCQX”).

The Board approved the voluntary delisting on December 20, 2023, and the Company provided notice of the voluntary delisting to NYSE on December 20, 2023. The Company filed a Form 25 with the SEC to effect the delisting of its Securities on January 2, 2024. The delisting became effective on January 12, 2024 when the Form 25 took effect. The last day of trading of its Securities on NYSE was January 12, 2024, and the Securities were suspended pre-market on January 16, 2024. On January 16, 2024, the Company’s Securities began trading on the OTCQX where the Class A ordinary shares and Units began trading on the OTCQX® Best Market (“OTCQB”) under their new trading symbols “CSTAF” and “CSTUF,” respectively, and the warrants started trading on the OTCQB® Venture Market (“OTC Venture”) under its new trading symbol “CSTWF.” In connection with the extraordinary general meeting of the shareholders on January 29, 2024 the Company adhered to the initial or continued trading requirements of OTCQX.

CONSTELLATION ACQUISITION CORP I
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2025

Note 1 — Organization and Business Operations (cont.)

On January 23, 2024 and January 25, 2024, the Company held extraordinary general meetings and only voted on the Adjournment Proposal (as defined below) to adjourn the 2024 Shareholder Meeting to January 25, 2024 and January 29, 2024, respectively. On January 29, 2024, the Company held its 2024 Shareholder Meeting (A) to amend, by way of special resolution, the Company’s amended and restated memorandum and articles of association (the “2024 Articles Amendment”) to extend the date by which the Company has to consummate a Business Combination from January 29, 2024 (the “2024 Original Termination Date”) to February 29, 2024 (the “Articles Extension Date”) and to allow the Company, without another shareholder vote, to elect to extend the Termination Date to consummate a Business Combination on a monthly basis for up to eleven (11) times by an additional one month each time after the Articles Extension Date, by resolution of the Board, if requested by the Sponsor, and upon five days’ advance notice prior to the applicable Termination Date, until January 29, 2025, or a total of up to twelve (12) months after the 2024 Original Termination Date, unless the closing of a Business Combination shall have occurred prior thereto (the “2024 Extension Amendment Proposal”); (B) to amend, by way of special resolution, the amended and restated memorandum and articles of association to eliminate the limitation that the Company may not redeem Class A ordinary shares, to the extent that such redemption would result in the Company having net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Securities Exchange Act of 1934, as amended), of less than $5,000,001 in order to allow the Company to redeem Class A ordinary shares irrespective of whether such redemption would exceed the Redemption Limitation (such proposal the “Redemption Limitation Amendment Proposal”); and (C) if required, an adjournment proposal to adjourn, by way of ordinary resolution, the 2024 Shareholder Meeting to a later date or dates, if necessary, (i) to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the 2024 Shareholder Meeting, there are insufficient ordinary shares (as defined below) in the capital of the Company represented (either in person or by proxy) to approve the 2024 Extension Amendment Proposal and the Redemption Limitation Amendment Proposal, (ii) where the Company would not adhere to the initial or continued trading requirements of OTCQX or (iii) where the Board has determined it is otherwise necessary (the “Adjournment Proposal”).

The shareholders of the Company approved the 2024 Extension Amendment Proposal and the Redemption Limitation Amendment Proposal at the 2024 Shareholder Meeting and on January 30, 2024, the Company filed the 2024 Articles Amendment with the Registrar of Companies of the Cayman Islands, effective January 29, 2024.

In connection with the vote to approve the 2024 Extension Amendment Proposal and the Redemption Limitation Amendment Proposal, the holders of 2,126,159 Class A ordinary shares properly exercised their right to redeem their shares for cash at a redemption price of approximately $11.13 per share, for an aggregate redemption amount of approximately $23,671,533. After the satisfaction of such redemptions and receipt of the initial deposit of $55,000 to the Trust Account, the balance in the Trust Account was approximately $26,415,545 after the redemptions and initial deposit.

On January 30, 2024, the Sponsor converted an aggregate of 7,600,000 Class B ordinary shares, par value $0.0001 per share (the “Class B ordinary shares”) into Class A ordinary shares on a one-for-one basis. The Sponsor waived any right to receive funds from the Trust Account with respect to the Class A ordinary shares received upon such conversion and acknowledged that such shares will be subject to all of the restrictions applicable to the original Class B ordinary shares under the terms of that certain letter agreement, dated as of January 26, 2021 (the “Letter Agreement”), by and among the Company and its initial shareholders, directors and officers (as further amended by and among, the Company, its directors and officers, the Sponsor and other parties thereto, on January 30, 2023). As of January 30, 2024, there were 9,967,684 Class A ordinary shares outstanding which were composed of 7,600,000 non-redeemable Class A ordinary shares and 2,367,684 redeemable Class A ordinary shares.

In connection with the 2024 Shareholder Meeting, the Sponsor agreed that the Sponsor (or one or more of its affiliates, members or third-party designees) (the “Lender”) shall make a deposit into the Trust Account established in connection with the Company’s Initial Public Offering of $55,000, in exchange for a non-interest bearing, unsecured promissory note issued by the Company to the Lender. In addition, in the event that the Company has not consummated an initial Business Combination by February 29, 2024, without approval of the Company’s public shareholders, the Company may, by resolution of the Company’s Board, if requested by the Sponsor, and upon five days’ advance notice

CONSTELLATION ACQUISITION CORP I
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2025

Note 1 — Organization and Business Operations (cont.)

prior to the applicable Termination Date, extend the Termination Date up to eleven (11) times, each by one additional month (for a total of up to eleven (11) additional months to complete a Business Combination), provided that the Lender will deposit $55,000 into the Trust Account for each such monthly extension, for an aggregate deposit of up to $605,000 (if all eleven (11) additional monthly extensions are exercised), in exchange for a non-interest bearing, unsecured promissory note issued by the Company to the Lender.

On each of February 29, 2024, March 28, 2024, April 29, 2024, May 29, 2024, June 28, 2024, July 23, 2024, August 23, 2024, September 26, 2024, October 29, 2024, November 27, 2024, and December 20, 2024, the Company drew $55,000 pursuant to the Extension Note, which funds the Company deposited into the Trust Account for its public shareholders. The deposit enabled the Company to extend the date by which it must complete its initial Business Combination from February 29, 2024 to January 29, 2025. These extensions are eleven one-month extensions permitted under the amended and restated memorandum and articles of association and provide the Company with additional time to complete its initial Business Combination. The 2024 Note (as defined below) does not bear interest and matures upon closing of the Company’s initial Business Combination. In the event that the Company does not consummate a Business Combination, the 2024 Note will be repaid only from amounts remaining outside of the Trust Account, if any.

On January 27, 2025, the Company held an extraordinary general meeting of shareholders (A) to amend, by way of special resolution, the Company’s amended and restated memorandum and articles of association to extend the date (the “2025 Termination Date”) by which the Company has to consummate a Business Combination from January 29, 2025 (the “2025 Original Termination Date”) to February 28, 2025 (the “2025 Articles Extension Date”) and to allow the Company, without another shareholder vote, to elect to extend the 2025 Termination Date to consummate a Business Combination on a monthly basis for up to eleven times by an additional one month each time after the 2025 Articles Extension Date, by resolution of the Company’s board of directors, if requested by Constellation Sponsor LP, and upon five days’ advance notice prior to the applicable 2025 Termination Date, until January 29, 2026, or a total of up to twelve months after the 2025 Original Termination Date, unless the closing of a Business Combination shall have occurred prior thereto (the “2025 Extension Amendment Proposal”); (B) to amend, by way of special resolution, the Company’s amended and restated memorandum and articles of association to permit for the issuance of Class A ordinary shares to holders of the Company’s Class B ordinary shares upon the exercise of the right of a holder of the Class B ordinary shares to convert such holder’s Class B ordinary shares into Class A ordinary shares on a one-for-one basis at any time and from time to time prior to the closing of an initial Business Combination at the election of the holder (the “Founder Share Amendment Proposal”); and (C) if required, an adjournment proposal to adjourn, by way of ordinary resolution, the 2025 Shareholder Meeting to a later date or dates, if necessary, (i) to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the 2025 Shareholder Meeting, there are insufficient Class A ordinary shares and Class B ordinary shares in the capital of the Company represented (either in person or by proxy) to approve the 2025 Extension Amendment Proposal and the Founder Share Amendment Proposal, (ii) where the Company would not adhere to the initial or continued trading requirements of OTCQB and the OTC Venture or (iii) where the Board has determined it is otherwise necessary.

In connection with the vote to approve the 2025 Extension Amendment Proposal and the Founder Share Amendment Proposal held on January 27, 2025, the holders of 2,303,382 Class A ordinary shares properly exercised their right to redeem their shares for cash at a redemption price of approximately $11.91 per share, for an aggregate redemption amount of $27,428,399. After the satisfaction of such redemptions and receipt of the initial deposit of $5,000 to the Trust Account, the balance in the Trust Account was approximately $778,971, and there were 7,664,302 Class A ordinary shares outstanding, of which 64,302 Class A ordinary shares were held by the Company’s public shareholders.

On each of February 25, 2025, March 27, 2025, April 29, 2025, May 28, 2025, June 26, 2025, July 28, 2025, August 28, 2025, September 26, 2025, October 28, 2025, November 25, 2025, December 23, 2025, February 27, 2026, and March 26, 2026, the Company drew an aggregate of $5,000 (the “Extension Funds”), as approved by unanimous director or extension committee resolution pursuant to the 2024 Note, which Extension Funds the Company deposited

CONSTELLATION ACQUISITION CORP I
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2025

Note 1 — Organization and Business Operations (cont.)

into the Company’s Trust Account for its public shareholders. These deposits enabled the Company to extend the date by which it must complete its initial Business Combination from February 28, 2025 to April 29, 2026. These extensions are eleven of eleven one-month extensions of 2025 Extension and the first and second of eleven one-month extensions of 2026 Extension permitted under the amended and restated memorandum and articles of association and provide the Company with additional time to complete its initial Business Combination. As of December 31, 2025 and 2024, the Company deposited an aggregate total of $720,000 and $660,000 Extension Funds pursuant to the 2024 Note, respectively.

On March 10, 2025, the Company’s Class A ordinary shares started trading on the OTC Pink Market (“OTC Pink”) and the Company’s Units started trading on the OTCQB. The main difference between OTCQB and OTC Pink from OTCQX is that securities listed on the OTCQB and OTC Pink undergo additional quality review and have different listing standards than those on the OTCQX, although all are tiers of the OTC Markets. The trading symbols for the Class A ordinary shares and Units remained the same.

On June 5, 2025, the Company amended the 2024 Note, to increase the principal amount by $590,000 from $1,660,000 to $2,250,000. Unless otherwise set forth in the amendment, all other provisions of the 2024 Note remain in full force and effect.

On September 8, 2025, Jindalee Lithium Limited, an Australian public company listed on the Australian Securities Exchange, announced that Jindalee and the Company had entered into a non-binding term sheet related to a business combination between the Company and HiTech Minerals, Inc., a Nevada corporation and wholly owned subsidiary of Jindalee.

On January 27, 2026, the Company held an extraordinary general meeting of shareholders (A) to amend, by way of special resolution, the Company’s amended and restated Memorandum and Articles of Association to extend the date (the “2026 Termination Date”) by which the Company has to consummate a business combination from January 29, 2026 (the “Original Termination Date”) to February 28, 2026 (the “2026 Articles Extension Date”) and to allow the Company, without another shareholder vote, to elect to extend the Termination Date to consummate a Business Combination on a monthly basis for up to eleven times by an additional one month each time after the 2026 Articles Extension Date, by resolution of the Board, if requested by the Sponsor, and upon five days’ advance notice prior to the applicable 2026 Termination Date for an aggregate extension period of up to twelve months after the Original Termination Date, ending no later than January 29, 2027, unless the closing of a Business Combination shall have occurred prior thereto (the “Extension Amendment Proposal”); and (B) if required, an adjournment proposal to adjourn, by way of ordinary resolution, the Shareholder Meeting to a later date or dates or indefinitely, if necessary, (i) to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Shareholder Meeting, there are insufficient ordinary shares in the capital of Constellation represented (either in person or by proxy) to approve the Extension Amendment Proposal or (ii) where the Board has determined it is otherwise necessary.

The shareholders of the Company approved the Extension Amendment Proposal at the Shareholder Meeting and on January 28, 2026, the Company filed an amendment to the Articles Amendment with the Registrar of Companies of the Cayman Islands.

In connection with the vote to approve the Extension Amendment Proposal, the holders of 17,773 Class A ordinary shares of the Company properly exercised their right to redeem their shares for cash at a redemption price of approximately $13.39 per share, for an aggregate redemption amount of approximately $238,039. After the satisfaction of such redemptions and receipt of the initial deposit of $5,000 to the Trust Account, the balance in the Trust Account will be approximately $628,176, and there are 7,646,529 Class A ordinary shares of the Company outstanding, of which 46,529 Class A ordinary shares are held by the Company’s public shareholders.

CONSTELLATION ACQUISITION CORP I
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2025

Note 1 — Organization and Business Operations (cont.)

The Business Combination Agreement

The HiTech Business Combination

On April 9, 2026, the Company, US Elemental Inc., a Delaware corporation (“PubCo”), CAC Merger Sub I LLC, a Delaware limited liability company and a direct wholly owned subsidiary of PubCo (“Merger Sub 1”), USE Merger Sub 2 Inc., a Nevada corporation (“Merger Sub 2”), and HiTech Minerals Inc., a Nevada corporation (“HiTech”), entered into a Business Combination Agreement (as it may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”).

The Business Combination Agreement provides for, among other things, the consummation of the following transactions (the transactions contemplated by the Business Combination Agreement, collectively, the “HiTech Business Combination”):

(i)     The Company and HiTech will each merge with a subsidiary of PubCo and, in connection therewith, each issued and outstanding ordinary share will automatically be cancelled and exchanged for one newly issued share of common stock, par value $0.0001 per share, of PubCo (the “PubCo Common Shares”) and each Warrant will be automatically assumed and converted into a warrant to purchase one PubCo Common Share;

(ii)    Intercompany amounts or obligations funded by Jindalee Lithium Limited, HiTech’s parent (“Jindalee”), as a loan to HiTech, (a) existing as of September 3, 2025 will be settled at the closing of the HiTech Business Combination (the “Closing”) through the issuance of PubCo Loan Warrants, with the number of PubCo Loan Warrants equal to (y) the principal amount outstanding under the applicable Existing Jindalee Intercompany Amounts divided by (z) $1.50 and (b) incurred after that date and prior to the Closing in order to finance ordinary course operations of HiTech or HiTech Transaction Expenses will, at Jindalee’s election prior to the Initial Merger Effective Time, either be settled in cash or converted into PubCo Common Shares at a 15% discount to the IPO Price per Share

(iii)   (a) Existing Sponsor Loans will be converted at the Initial Closing, into PubCo Loan Warrants, with the number of PubCo Loan Warrants equal to (y) the principal amount outstanding under the applicable Sponsor Loans divided by (z) $1.50, (b) Continuing Sponsor Loans used to finance SPAC Transaction Expenses or Other Transaction Expenses that are due and payable prior to the Acquisition Closing will be repaid in cash at the Acquisition Closing, and (c) Continuing Sponsor Non-Transaction Loans used other than to finance SPAC Transaction Expenses or Other Transaction Expenses will be converted into PubCo Loan Warrants at the Initial Closing, with the number of PubCo Loan Warrants equal to (y) the principal amount outstanding under the applicable Sponsor Loans divided by (z) $1.50, immediately prior to the Initial Merger Effective Time;

(iv)   the shares of Preferred Stock (as defined below) will be cancelled and exchanged for Preferred Stock of PubCo.

The HiTech Business Combination is expected to close in the second half of 2026, following the receipt of the required approval by the Company’s and HiTech’s shareholders and the fulfillment of other customary closing conditions.

Consideration

Under the terms of the Business Combination Agreement, the aggregate consideration in the HiTech Business Combination is derived from an equity value of $500 million.

CONSTELLATION ACQUISITION CORP I
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2025

Note 1 — Organization and Business Operations (cont.)

Sponsor Support Agreement

Concurrently with the execution of the Business Combination Agreement, Sponsor, the Company and HiTech entered into a sponsor support agreement (the “Sponsor Support Agreement”), pursuant to which, among other things, and subject to the terms and conditions set forth therein, Sponsor agrees (i) to vote all ordinary shares held by them in favor of the HiTech Business Combination and the Transaction Proposals, (ii) to waive the anti-dilution rights of the CSTA Class B ordinary shares under the SPAC Charter, (iii) to forfeit a specified amount of ordinary shares when and if required in accordance with the express terms thereof, (iv) to appear at the extraordinary general meeting of the Company’s shareholders in person or by proxy for purposes of counting towards a quorum, (v) to vote all ordinary shares against any proposals that would in any material respect impede the HiTech Business Combination or any other Transaction Proposal, (vi) not to redeem any ordinary shares, (vii) not to transfer any ordinary shares, other than as permitted therein, (viii) to the fullest extent permitted by law, waive any rights of dissent pursuant to section 238 of the Cayman Act in respect to all ordinary shares with respect to the Initial Merger, to the extent applicable, and (ix) to agree to a lock-up of its PubCo Common Shares during the respective periods as set forth therein.

Parent Transaction Support Agreement

Concurrently with the execution of the Business Combination Agreement, the Company and Jindalee entered into a transaction support agreement (the “Parent Transaction Support Agreement”), pursuant to which, among other things, and subject to the terms and conditions set forth therein, Jindalee agreed (i) to execute and deliver to the Company, HiTech and PubCo a written consent in its capacity as the sole voting shareholder of HiTech casting a vote to approve the HiTech Business Combination promptly following receipt of the Required Parent Shareholder Approval, (ii) to hold a meeting of its shareholders for the purposes of obtaining the necessary consent for the Company to consummate the HiTech Business Combination and to solicit the vote necessary to obtain the Required Parent Shareholder Approval and agree to such other actions with respect to the meeting of the Jindalee shareholders (the “Jindalee Shareholders’ Meeting”) as set forth therein, (iii) to agree to a lock-up of its PubCo Common Shares during the respective periods as set forth therein, (iv) not to transfer any HiTech Shares, and (v) to unconditionally and irrevocably waive the dissenters’ rights pursuant to the Nevada Revised Corporations Act of the State of Nevada in respect to all Company Shares with respect to the Acquisition Merger, if applicable.

Parent Shareholder Voting Agreement

Concurrently with the execution of the Business Combination Agreement, certain record and beneficial owners of issued and outstanding ordinary shares of Jindalee (the “Supportive Parent Shareholders”) entered into a transaction support agreement (collectively, the “Parent Shareholder Voting Agreement”) with Jindalee, pursuant to which among other things and subject to the terms and conditions set forth therein, each Supportive Parent Shareholder agrees (i) to appear at the Jindalee Shareholders’ Meeting in person, by proxy or power of attorney for purposes of counting towards a quorum, (ii) to vote, or cause to be voted, all Jindalee shares held or controlled by such Supportive Parent Shareholder in favor of the Company’s consummation of the HiTech Business Combination and against any proposals that would in any material respect impede the HiTech Business Combination or any other acquisition proposal by a third party, and (iii) prior to the Acquisition Closing, not to transfer any securities in Jindalee.

Class B Holder Support Agreement

Concurrently with the execution of the Business Combination Agreement, the Company, certain holders of CSTA Class B ordinary shares (each as “Class B Holder” and, collectively, the “Class B Holders”) and HiTech entered into letter agreements (the “Class B Holder Support Agreements”), pursuant to which, among other things, each Class B Holder agreed to (i) vote in favor of each of the Transaction Proposals, including approval of the Business Combination Agreement and the transactions contemplated thereby, (ii) waive all anti-dilution protections with respect to the conversion of CSTA Class B ordinary shares into CSTA Class A ordinary shares, and (iii) refrain from

CONSTELLATION ACQUISITION CORP I
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2025

Note 1 — Organization and Business Operations (cont.)

transferring or encumbering their CSTA Class B ordinary shares (or after the Closing, PubCo Common Shares) until the earlier of (y) 12 months after the Closing or PubCo’s completion of a qualifying change-of-control transaction or (z) certain specific events, including the occurrence of PubCo’s share price reaching a specific threshold.

Convertible Preferred Share Purchase Agreement

Concurrently with the execution of the Business Combination Agreement, on April 9, 2026, Endurance Antarctica Partners II, LLC (the “Purchaser”), an affiliate of Antarctica Capital and the Sponsor, entered into a securities purchase agreement with Jindalee and HiTech (the “Convertible Preferred SPA”), pursuant to which the Purchaser (A) purchased from HiTech 1,550 shares of 12.0% Series A Cumulative Convertible Preferred Stock (the “Preferred Stock”), having the rights and privileges set forth in the Certificate of Designation included as an exhibit to the Convertible Preferred SPA (the “Certificate of Designation”), for an aggregate purchase price of $1,550,000, and (B) committed to purchase $2,500,000 in newly issued equity or equity-linked securities of PubCo, on substantially the same terms as PIPE Financing Agreements to be executed in connection with the HiTech Business Combination, subject to certain terms and conditions, including that the “Minimum Cash Condition” in the Business Combination Agreement is satisfied and not waived (unless Purchaser consents to such waiver) at the time of the Closing. Pursuant to the Convertible Preferred SPA, the Preferred Stock will automatically be cancelled and exchanged for Preferred Stock of PubCo at the time of the Closing, and PubCo will issue a number of warrants to Purchaser or its permitted transferees that is equal to the Accrued Value (as defined in the Certificate of Designation) divided by the Conversion Price (as defined in the Certificate of Designation), in each case, measured as of the date of Closing (the “PubCo Warrants”). Such securities will be issued in a private placement pursuant to Section 4(a)(2) of the Securities Act. The PubCo Common Shares issuable upon conversion of the Preferred Stock and exercise of the PubCo Warrants will be included as “Registrable Securities” under a Registration Rights Agreement to be entered into at the Closing.

If any securities are issued and sold in a PIPE in connection with the HiTech Business Combination with terms more favorable to the purchaser thereof than the terms set forth in the Convertible Preferred SPA applicable to Purchaser (including, without limitation, valuation, conversion price or mechanics, mandatory or optional redemption, discount, warrant coverage, liquidation preference, collateral, restrictive covenants, anti-dilution protection, or other economic or governance right), then the parties to the Convertible Preferred SPA have agreed, at the option of the Purchaser, to promptly amend any applicable documents to extend such more favorable term or terms to the Purchaser.

In connection with such purchase of Preferred Stock, Jindalee and Purchaser executed a Parent Guarantee, dated as of April 9, 2026, pursuant to which Jindalee agreed to guarantee HiTech’s payment obligation in connection with the mandatory redemption of the Preferred Stock and any Accrued Value if the Business Combination Agreement is terminated.

The Preferred Stock will vote together with the PubCo Common Shares after the Closing and shall rank senior to all existing and future classes of equity securities with respect to dividend and liquidation rights. The Preferred Stock will accrue dividends daily at the rate of (a) if paid in kind, 12.0% per annum of the original issue price, plus the amount of previously accrued dividends paid in kind, or (b) if paid in cash, 10.0% per annum of the original issue price, plus the amount of previously accrued dividends. Such dividends compound quarterly. Upon the occurrence and during the continuation of any Event of Default (as defined in the Certificate of Designation), the dividend rate shall automatically increase to 15.0% until such Event of Default is cured or waived. The initial conversion price for the Preferred Stock will be $1,000.00 per share, subject to customary anti-dilution adjustments. Starting on the six month anniversary of the Closing and thereafter, on a quarterly basis through the second anniversary of the Closing, the conversion price will be subject to a downward adjustment based on the 20-day trailing volume-weighted average price of PubCo Common Shares, provided that the conversion price will not be reduced below $7.50 per share. Following the Closing, PubCo may redeem the Preferred Stock subject to certain premiums to the Accrued Value and the Preferred Stock will be redeemable at the option of the Purchaser at 100% of the Accrued Value after the fifth anniversary of the Closing. In the event of a change of control of PubCo after the Closing, PubCo will be required to offer to repurchase the Preferred Stock for cash at the greater of (i) the applicable call premium multiple

CONSTELLATION ACQUISITION CORP I
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2025

Note 1 — Organization and Business Operations (cont.)

of the Accrued Value, and (ii) the amount holder of the Preferred Stock would receive if the Preferred Stock were converted into PubCo Common Shares. Commencing on the day after the Closing, as long as the Purchaser owns at least 20% of the Preferred Stock issued and outstanding as of the Closing, PubCo or any of its successors shall not, without the affirmative vote or action by written consent of the holders of a majority of the Preferred Stock then outstanding: (i) alter or change the rights, preferences, or privileges of the Preferred Stock; (ii) increase or decrease the authorized number of shares of Preferred Stock, or issue any additional shares thereof; (iii) create any new class or series of shares having rights, preferences, or privileges senior to or on parity with the Preferred Stock; or (iv) amend, replace, or repeal the certificate of incorporation or bylaws in a manner that adversely affects the Preferred Stock.

The PubCo Warrants to be issued at the Closing pursuant to the Convertible Preferred Share Purchase Agreement will expire five years from the Closing and will be initially exercisable at $11.50 per share, subject to the same anti-dilution and other adjustments applicable to the Preferred Stock.

There is no guarantee that the entities will be able to consummate the HiTech Business Combination by the Termination Date or that Closing will occur. For more information on the HiTech Business Combination, please refer to the Company’s Current Report on Form 8-K, filed with the SEC on April 9, 2026, and the Proxy Statement/Registration Statement on Form S-4 that will be filed by PubCo with the U.S. Securities and Exchange Commission.

Risks and Uncertainties

Management acknowledges that the Company depends on a variety of U.S. and multi-national financial institutions for banking services. Market conditions can impact the viability of these institutions, which in effect will affect the Company’s ability to maintain and provide assurances that the Company can access its cash and cash equivalents in a timely manner or at all. Any inability to access or delay in accessing these funds could adversely affect the Company’s liquidity, business and financial condition.

In February 2022, the Russian Federation and Belarus commenced a military action with the country of Ukraine. As a result of this action, various nations, including the United States, have instituted economic sanctions against the Russian Federation and Belarus. Further, the impact of this action and related sanctions on the world economy is not determinable as of the date of these financial statements. The specific impact on the Company’s financial condition, results of operations, and cash flows is also not determinable as of the date of these financial statements.

In October 2023, the Israel-Hamas war commenced. As a result of the war, instability in the Middle East and various other regions of the world may occur and effect the world economy. Various nations, including the United States, as a reaction to the Israel-Hamas war have begun taking actions that may further affect the world economy. Such effects on the world economy are not determinable as of the date of these financial statements. The specific impact on the Company’s financial condition, results of operations and cash flows is also not determinable as of the date of these financial statements.

In 2024, there have been growing tensions between China and Taiwan. As a result of these growing tensions and the potential for it to grow into a conflict, instability in Asia and various other regions of the world may occur and affect the world economy and relationships between trading nations. Various nations, including the United States, may take actions that may further affect the world economy as a result of such tensions. Such effects on the world economy are not determinable as of the date of these financial statements. The specific impact on the Company’s financial condition, results of operations and cash flows is also not determinable as of the date of these financial statements.

On July 2025, the One Big Beautiful Bill Act (“OBBBA”) was enacted into law in the United States. The significant provisions of OBBBA include the permanent extension and modification of certain provisions of the Tax Cuts and Jobs Act, including international tax provisions. The legislation has multiple effective dates, with certain provisions effective in 2025 and others implemented in later years. The Company is evaluating the provisions of OBBBA, but it is not expected to have a material impact on the Company’s financial statements.

CONSTELLATION ACQUISITION CORP I
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2025

Note 1 — Organization and Business Operations (cont.)

Liquidity and Going Concern Consideration

As of December 31, 2025, the Company had $4,966 in its operating bank account and a working capital deficit of $6,702,247, net of the convertible promissory note — related party. Convertible promissory note — related party amounting to $3,181,000 is not expected to be settled out of the current assets.

The Company is within 12 months of its mandatory liquidation as of the time of filing this Annual Report. In connection with the Company’s assessment of going concern considerations in accordance with Accounting Standards Codification (“ASC”) Topic 205-40, “Presentation of Financial Statements — Going Concern”, the liquidity condition and mandatory liquidation raise substantial doubt about the Company’s ability to continue as a going concern until the earlier of the consummation of the Business Combination or the Termination Date, April 29, 2026 (or no later than January 29, 2027).

These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

As such, management plans to consummate a Business Combination prior to the mandatory liquidation date. If the Company’s estimates of the costs of identifying a target business, undertaking in-depth due diligence and negotiating a Business Combination are less than the actual amount necessary to do so, the Company may have insufficient funds available to operate its business prior to an initial Business Combination. Moreover, the Company may need to obtain additional financing either to complete an initial Business Combination or because it becomes obligated to redeem a significant number of its Public Shares upon completion of an initial Business Combination, in which case the Company may issue additional securities or incur debt in connection with such initial Business Combination.

On April 9, 2026, the Company entered into a proposed Business Combination Agreement with HiTech.

Note 2 — Significant Accounting Policies

Basis of Presentation

The accompanying financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the SEC. In the opinion of management, all adjustments (consisting of normal recurring adjustments) have been made that are necessary to present fairly the financial position, and the results of its operations and its cash flows.

Emerging Growth Company Status

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act, and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public

CONSTELLATION ACQUISITION CORP I
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2025

Note 2 — Significant Accounting Policies (cont.)

or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Accordingly, actual results could differ from those estimates.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. One of the more significant accounting estimates included in these financial statements is the determination of the fair value of the warrant liability. Such estimates may be subject to change as more current information becomes available and, accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2025 and 2024.

Cash Held in Trust Account

At December 31, 2025 and 2024, the assets held in the Trust Account were held in a bank deposit account. During the year ended December 31, 2025, the Company withdrew $27,428,399 from the Trust Account in connection with the redemption on January 27, 2025.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts and a Trust Account in a financial institution, which, at times, may exceed the Federal Deposit Insurance Corporation coverage of $250,000. Any loss incurred or a lack of access to such funds could have a significant adverse impact on the Company’s financial condition.

Warrant Liabilities

The Company evaluated the Public Warrants and Private Placement Warrants (collectively, “warrants,” which are discussed in Notes 3, 4, and 8) in accordance with ASC 815-40, “Derivatives and Hedging — Contracts in Entity’s Own Equity” (“ASC 815-40”), and concluded that a provision in the warrant agreement, dated January 26, 2021, related to certain tender or exchange offers precludes the warrants from being accounted for as components of equity. As the warrants meet the definition of a derivative as contemplated in ASC 815, the warrants are recorded as derivative liabilities on the balance sheets and measured at fair value at inception (on the date of the IPO) and at each reporting date in accordance with ASC 820, “Fair Value Measurement” (“ASC 820”), with changes in fair value recognized in the statements of operations in the period of change.

CONSTELLATION ACQUISITION CORP I
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2025

Note 2 — Significant Accounting Policies (cont.)

Convertible Promissory Note

The Company analyzed the convertible promissory note to assess if the fair value option was appropriate. Due to the substantial premium which results in an offsetting entry to additional paid-in capital and under the related party guidance which precludes the fair value option, it was determined the fair value option was not appropriate. As such, the Company accounted for the convertible promissory note, analyzing the conversion options embedded in convertible notes in accordance with ASC 815. ASC 815 generally requires companies to bifurcate conversion options embedded in convertible notes from their host instruments and to account for them as freestanding derivative financial instruments.

Bifurcated embedded derivatives are initially recorded at fair value and are then revalued at each reporting date with changes in the fair value reported as non-operating income or expense. When the equity or convertible debt instruments contain embedded derivative instruments that are to be bifurcated and accounted for as liabilities, the total proceeds received are first allocated to the fair value of all the bifurcated derivative instruments. The remaining proceeds, if any, are then allocated to the host instruments themselves, usually resulting in those instruments being recorded at a discount from their face value. The discount from the face value of the convertible debt, together with the stated interest on the instrument, is amortized over the life of the instrument through periodic charges to interest expense.

It was determined that the conversion option was de minimis, as such the Company has recorded the convertible promissory note at par value.

Offering Costs Associated with the Initial Public Offering

The Company complies with the requirements of the ASC 340-10-S99-1. Offering costs consisted of legal, accounting, underwriting fees and other costs incurred through the IPO that were directly related to the IPO. Offering costs are allocated to the separable financial instruments issued in the IPO based on a relative fair value basis, compared to total proceeds received. Offering costs associated with warrant liabilities are expensed as incurred, presented as non-operating expenses in the statements of operations. Transaction costs amounted to $17,586,741, of which $1,143,138 was allocated to expense associated with the warrant liability. Offering costs associated with the Class A ordinary shares were charged to temporary equity upon the completion of the IPO.

Class A Ordinary Shares Subject to Possible Redemption

All of the 31,000,000 Class A ordinary shares sold as part of the Units in the IPO contain a redemption feature which allows for the redemption of such Public Shares in connection with the Company’s liquidation, if there is a shareholder vote or tender offer in connection with the Business Combination and in connection with certain amendments to the Company’s amended and restated memorandum and articles of association. In accordance with the SEC and its staff’s guidance on redeemable equity instruments, which has been codified in ASC 480-10-S99, redemption provisions not solely within the control of the Company require ordinary shares subject to redemption to be classified outside of permanent equity. Ordinary liquidation events, which involve the redemption and liquidation of all of the entity’s equity instruments, are excluded from the provisions of ASC 480. Accordingly, at December 31, 2025 and 2024, 64,302 and 2,367,684 Class A ordinary shares subject to possible redemption were presented as temporary equity, outside of the shareholders’ deficit section of the Company’s balance sheets, respectively.

The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of the Class A ordinary shares subject to possible redemption to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of the Class A ordinary shares subject to possible redemption are affected by charges against additional paid-in capital and accumulated deficit.

CONSTELLATION ACQUISITION CORP I
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2025

Note 2 — Significant Accounting Policies (cont.)

The Class A ordinary shares subject to possible redemption reflected on the balance sheets as of December 31, 2025 and 2024 are reconciled in the following table:

Class A ordinary shares subject to possible redemption as of December 31, 2023	$49,857,596
Plus:
Accretion of carrying value to redemption value	1,936,948
Less:
Redemptions	(23,671,533)
Class A ordinary shares subject to possible redemption as of December 31, 2024	28,123,011
Plus:
Accretion of carrying value to redemption value	164,831
Less:
Redemptions	(27,428,399)
Class A ordinary shares subject to possible redemption as of December 31, 2025	$859,443

Income Taxes

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of December 31, 2025 and 2024. The Company’s management determined that the Cayman Islands is the Company’s only major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties as of December 31, 2025 and 2024. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company has been subject to income tax examinations by major taxing authorities since inception.

The Company is considered to be an exempted Cayman Islands company with no connection to any other taxable jurisdiction and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. As such, the Company’s tax provision was zero for the periods presented. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve (12) months.

Net Loss per Ordinary Share

The Company complies with accounting and disclosure requirements of the Financial Accounting Standards Board (“FASB”) ASC Topic 260, “Earnings Per Share.” Net loss per ordinary share is computed by dividing net loss by the weighted average number of ordinary shares outstanding during the period, excluding ordinary shares subject to forfeiture. The Company has not considered the effect of the warrants sold in the IPO and the private placement to purchase an aggregate of 15,800,000 Class A ordinary shares (the “Private Placement”) in the calculation of diluted net loss per ordinary share, since the exercise of the warrants is contingent upon the occurrence of future events. As a result, diluted net loss per ordinary share is the same as basic net loss per ordinary share for the periods presented.

On January 30, 2024, the Sponsor converted an aggregate of 7,600,000 Class B ordinary shares into Class A ordinary shares on a one-for-one basis. Following the conversion, a clarifying distinction is made that one class of share is redeemable Class A ordinary shares and other class is non-redeemable Class A ordinary shares and Class B ordinary shares.

Basic and diluted net loss per ordinary share for redeemable Class A ordinary shares and non-redeemable Class A ordinary shares and Class B ordinary shares are calculated by dividing net loss attributable to the Company by the weighted average number of redeemable Class A ordinary shares and non-redeemable Class A ordinary shares

CONSTELLATION ACQUISITION CORP I
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2025

Note 2 — Significant Accounting Policies (cont.)

and Class B ordinary shares outstanding, allocated proportionally to each class of ordinary shares. This presentation assumes a Business Combination as the most likely outcome. Accretion associated with the redeemable Class A ordinary shares is excluded from earnings per share as the redemption value approximates fair value.

Reconciliation of Net Loss per Ordinary Share

The Company’s statements of operations include a presentation of net loss per share for ordinary shares subject to redemption in a manner similar to the two-class method of net loss per share. Accordingly, basic and diluted net loss per redeemable Class A ordinary shares and non-redeemable Class A ordinary shares and Class B ordinary shares are calculated as follows:

	For the Years Ended December 31,
	2025	2024
Redeemable Class A ordinary shares
Allocation of net loss to redeemable Class A ordinary shares subject to possible redemption	$(95,205)	$(61,101)
Weighted average redeemable Class A ordinary shares subject to possible redemption	234,689	2,530,341
Basic and diluted net loss per share	$(0.41)	$(0.02)

Non-redeemable Class A ordinary shares and Class B ordinary shares
Allocation of net loss to non-redeemable Class A ordinary shares and Class B ordinary shares	$(3,143,898)	$(187,142)
Weighted average non-redeemable Class A ordinary shares and Class B ordinary shares	7,750,000	7,750,000
Basic and diluted net loss per share	$(0.41)	$(0.02)

Fair Value of Financial Instruments

The Company follows the guidance in ASC 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1 —

Valuations based on unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access. Valuation adjustments and block discounts are not being applied. Since valuations are based on quoted prices that are readily and regularly available in an active market, valuation of these securities does not entail a significant degree of judgment.

Level 2 —

Valuations based on (i) quoted prices in active markets for similar assets and liabilities, (ii) quoted prices in markets that are not active for identical or similar assets, (iii) inputs other than quoted prices for the assets or liabilities, or (iv) inputs that are derived principally from or corroborated by market through correlation or other means.

Level 3 —	Valuations based on inputs that are unobservable and significant to the overall fair value measurement.

CONSTELLATION ACQUISITION CORP I
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2025

Note 2 — Significant Accounting Policies (cont.)

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820 (other than warrant liability) approximates the carrying amounts represented in the accompanying balance sheets, primarily due to their short-term nature.

See Note 8 for additional information on assets and liabilities measured at fair value on a recurring basis.

Recent Accounting Pronouncements

In November 2023, the FASB issued Accounting Standards Update (“ASU”) 2023-07, “Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures”. The amendments in this ASU require disclosures, on an annual and interim basis, of significant segment expenses that are regularly provided to the chief operating decision maker (“CODM”), as well as the aggregate amount of other segment items included in the reported measure of segment profit or loss. The ASU requires that a public entity disclose the title and position of the CODM and an explanation of how the CODM uses the reported measure(s) of segment profit or loss in assessing segment performance and deciding how to allocate resources. Public entities will be required to provide all annual disclosures currently required by Topic 280 in interim periods, and entities with a single reportable segment are required to provide all the disclosures required by the amendments in this ASU and existing segment disclosures in Topic 280. This ASU is effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024, with early adoption permitted. ASU 2023-07 became effective as of December 31, 2024, and the Company’s management adopted ASU 2023-07 in its financial statements and related disclosures (see Note 9).

Note 3 — Initial Public Offering

Public Units

On January 29, 2021, the Company sold 31,000,000 Units, at a purchase price of $10.00 per Unit, including 1,000,000 Units issued pursuant to the partial exercise of the underwriters’ over-allotment option. Each Unit consists of one Class A ordinary share, and one-third of one redeemable warrant to purchase one Class A ordinary share.

Public Warrants

As of December 31, 2025 and 2024, the Company had 10,333,333 Public Warrants and 5,466,667 Private Placement Warrants outstanding.

Each whole warrant will entitle the holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment. Each warrant will become exercisable on the later of 30 days after the completion of the initial Business Combination or 12 months from the closing of the IPO and will expire five years after the completion of the initial Business Combination, or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any Class A ordinary shares pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the Class A ordinary shares underlying the warrants is then effective and a prospectus relating thereto is current, or a valid exemption from registration is available. No warrant will be exercisable, and the Company will not be obligated to issue a Class A ordinary share upon exercise of a warrant, unless the Class A ordinary share issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will the Company be required to net cash settle any warrant. In the event that a registration statement is not effective for the exercised warrants, the purchaser of a Unit containing such warrant will have paid the full purchase price for the Unit solely for the Class A ordinary share underlying such Unit.

CONSTELLATION ACQUISITION CORP I
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2025

Note 3 — Initial Public Offering (cont.)

In addition, if (x) the Company issues additional Class A ordinary shares or equity linked securities for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per Class A ordinary share (with such issue price or effective issue price to be determined in good faith by the Board and, in the case of any such issuance to the initial shareholders or their affiliates, without taking into account any Founder Shares held by the initial shareholders or such affiliates, as applicable, prior to such issuance including any transfer or reissuance of such shares (the “Newly Issued Price”)), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest, available for the funding of the initial Business Combination, and (z) the volume-weighted average trading price of the Class A ordinary shares during the ten (10) trading day period starting on the trading day after the day on which the Company consummates the initial Business Combination is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the market value and the Newly Issued Price, and the $10.00 and $18.00 per share redemption trigger prices adjacent to “Redemption of warrants for Class A ordinary shares when the price per Class A ordinary share equals or exceeds $10.00.” and “Redemption of warrants for Class A ordinary shares when the price per Class A ordinary share equals or exceeds $18.00.” will be adjusted (to the nearest cent) to be equal to 100% and 180% of the higher of the market value and the Newly Issued Price, respectively.

The Company will not be obligated to deliver any Class A ordinary shares pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to Class A ordinary shares underlying the warrants is then effective and a prospectus is current. No warrant will be exercisable and the Company will not be obligated to issue Class A ordinary shares upon exercise of a warrant unless Class A ordinary shares issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In no event will the Company be required to net cash settle any warrant. In the event that a registration statement is not effective for the exercised warrants, the purchaser of a Unit containing such warrant will have paid the full purchase price for the Unit solely for the Class A ordinary shares underlying such Unit.

Redemptions of warrants for cash when the price per Class A ordinary share equals or exceeds $18.00.

Once the warrants become exercisable, the Company may call the warrants for redemption (except as described herein with respect to the Private Placement Warrants):

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        upon a minimum of 30 days’ prior written notice of redemption to each warrant holder; and

•        if, and only if, the closing price of the Class A ordinary shares equals or exceeds $18.00 per share (as adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which notice of the redemption is given to the warrant holders (the “Reference Value”).

Redemptions of warrants for cash when the price per Class A ordinary share equals or exceeds $10.00.

Once the warrants become exercisable, the Company may call the warrants for redemption (except as described herein with respect to the Private Placement Warrants):

•        in whole and not in part;

•        at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption; provided that during such 30 day period holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to the table in the registration statement, based on the redemption date and the “fair market value” of the Class A ordinary shares (as defined below)

CONSTELLATION ACQUISITION CORP I
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2025

Note 3 — Initial Public Offering (cont.)

except as otherwise described below; provided, further, that if the warrants are not exercised on a cashless basis or otherwise during such 30 day period, the Company shall redeem such warrants for $0.10 per share;

•        if, and only if, the Reference Value equals or exceeds $10.00 per share (as adjusted for share subdivisions, share dividends, reorganizations, recapitalizations and the like) on the trading day before the Company sends the notice of redemption to the warrant holders; and

•        if the Reference Value is less than $18.00 per share (as adjusted for share subdivisions, share dividends, reorganizations, recapitalizations and the like), the Private Placement Warrants must also be concurrently called for redemption on the same terms as the outstanding Public Warrants.

The “fair market value” of the Class A ordinary shares shall mean the volume-weighted average price of the Class A ordinary shares for the ten (10) trading days immediately following the date on which the notice of redemption is sent to the holders of warrants. This redemption feature differs from the typical warrant redemption features used in other blank check offerings. The Company will provide the warrant holders with the final fair market value no later than one business day after the 10-day trading period described above ends. In no event will the warrants be exercisable in connection with this redemption feature for more than 0.361 Class A ordinary shares per warrant (subject to adjustment).

On July 16, 2025, the Company’s Public Warrants and Units started trading on the OTCID. The main difference between OTCID and OTCQB is that securities listed on the OTCID undergo additional quality review and have different listing standards than those on the OTCQB, although all are tiers of the OTC Markets. The trading symbols for the Public Warrants and Units remained the same.

The transition to OTCID from OTCQB of the Company’s Public Warrants and Units did not affect the Company’s business operations, its relationships with partners or employees or its current SEC reporting obligations.

Note 4 — Private Placement

Simultaneously with the closing of the IPO, the Sponsor purchased an aggregate of 5,466,667 Private Placement Warrants at a price of $1.50 per Private Placement Warrants, for an aggregate purchase price of $8,200,000, in a private placement. A portion of the proceeds from the private placement was added to the proceeds from the IPO held in the Trust Account.

Each of the Private Placement Warrants are identical to the warrants sold as part of the Units in the IPO except that, so long as they are held by the Sponsor or its permitted transferees, (1) they will not be redeemable by the Company; (2) they (including the Class A ordinary shares issuable upon exercise of these warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold by the Sponsor until 30 days after the completion of the initial Business Combination; (3) they may be exercised by the holders on a cashless basis; and (4) they (including the Class A ordinary shares issuable upon exercise of these warrants) are entitled to registration rights.

If the Company does not complete a Business Combination within the Combination Period, the Private Placement Warrants will expire worthless.

Note 5 — Related Party Transactions

Founder Shares

On November 23, 2020, an executive officer of the Company purchased 8,625,000 shares of the Company’s Class B ordinary shares for $25,000, or approximately $0.003 per share, in connection with formation (the “Founder Shares”). On December 23, 2020, such 8,625,000 shares of the Company’s Class B ordinary shares were transferred to the Sponsor for $25,000. The Founder Shares included an aggregate of up to 1,125,000 shares subject to forfeiture if

CONSTELLATION ACQUISITION CORP I
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2025

Note 5 — Related Party Transactions (cont.)

the over-allotment option was not exercised by the underwriters in full. On January 29, 2021, the underwriters partially exercised their over-allotment option, hence, 250,000 Founder Shares were no longer subject to forfeiture, and on March 1, 2021, the remaining 875,000 Founder Shares were forfeited by the Sponsor.

The Sponsor, officers and directors have agreed not to transfer, assign or sell any of their Founder Shares until the earlier to occur of (i) one year after the date of the consummation of the initial Business Combination or (ii) subsequent to the initial Business Combination, (x) if the closing price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination, or (y) the date on which the Company completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of the public shareholders having the right to exchange their ordinary shares for cash, securities or other property.

Promissory Notes — Related Party

During the period ended December 31, 2022, the Company issued the 2022 Notes totaling $258,780 to certain executive officers and affiliates of the Company. The proceeds of the 2022 Notes will be used as general working capital purposes. The 2022 Notes bear no interest and are payable in full upon the earlier to occur of (i) the Termination Date or (ii) the consummation of the Company’s Business Combination. Failure to pay the principals within five business days of the date specified above or the commencement of a voluntary or involuntary bankruptcy action shall be deemed an event of default, in which case the 2022 Notes may be accelerated. As of each of December 31, 2025 and 2024, $227,208 was outstanding under the 2022 Notes.

On January 30, 2024, the Company issued the 2024 Note, which was amended on June 5, 2025, to increase the principal amount by $590,000 from $1,660,000 to $2,250,000 to the Sponsor. The 2024 Note does not bear interest and matures upon closing of the Business Combination. In the event that the Company does not consummate a Business Combination, the 2024 Note will be repaid only from funds held outside of the Trust Account or will be forfeited, eliminated or otherwise forgiven. Unless otherwise set forth in the amendment, all other provisions of the 2024 Note remain in full force and effect. As of each of December 31, 2025 and 2024, $1,894,901 and $1,365,000 were outstanding under the 2024 Note, respectively.

As of December 31, 2025 and 2024, $2,122,109 and $1,592,208 were outstanding under the promissory notes to the Sponsor, respectively.

Administrative Support Agreement

As of January 26, 2021, the Company had agreed, commencing on the date that the Securities of the Company were first listed on NYSE, to pay the Sponsor up to $10,000 per month for office space, utilities and secretarial and administrative support, and other obligations of the Sponsor. Upon completion of the initial Business Combination or the Company’s liquidation, the Company will cease paying these monthly fees. For the years ended December 31, 2025 and 2024, the Company recorded $120,000 and $120,000 administrative service fees, respectively. Amounts of $360,000 and $240,000 are reported as due to related party in the accompanying balance sheets as of December 31, 2025 and 2024, respectively.

Working Capital Loans

In order to finance transaction costs in connection with a Business Combination, the Sponsor or any of its affiliates or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (the “Working Capital Loans”). If the Company completes a Business Combination, the Company will repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of the working capital held outside the Trust Account

CONSTELLATION ACQUISITION CORP I
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2025

Note 5 — Related Party Transactions (cont.)

to repay the Working Capital Loans but no proceeds from the Trust Account would be used to repay the Working Capital Loans. Up to $1,500,000 of such Working Capital Loans may be convertible into warrants of the post-Business Combination company at a price of $1.50 per warrant at the option of the lender.

On January 18, 2023, the Company issued an unsecured promissory note (the “2023 Note”) in the amount of $230,000 to the Sponsor. The proceeds of the 2023 Note will be used for general working capital purposes. The 2023 Note bears no interest and is payable in full upon the earlier to occur of (i) the consummation of the Company’s Business Combination or (ii) the date that the winding up of the Company is effective. A failure to pay the principal within five business days of the date specified above or the commencement of a voluntary or involuntary bankruptcy action shall be deemed an event of default, in which case the 2023 Note may be accelerated. At the election of the Sponsor, all or a portion of the unpaid principal amount of the 2023 Note may be converted into warrants of the Company, at a price of $1.50 per warrant, each warrant exercisable for one Class A ordinary share of the Company. The warrants shall be identical to the Private Placement Warrants issued to the Sponsor at the time of the Company’s IPO. As of each of December 31, 2025 and 2024, $230,000 is outstanding under this 2023 Note.

As disclosed in the definitive proxy statement filed by the Company with the SEC on December 30, 2022 relating to the Extension Meeting, the Sponsor agreed that if the 2023 Extension Amendment Proposal is approved, it or one or more of its affiliates, members or third-party designees will contribute to the Company as a loan, within ten (10) business days of the date of the Extension Meeting, $450,000, to be deposited into the Trust Account. In addition, in the event the Company does not consummate an initial Business Combination by the Articles Extension Date, the Lender may contribute to the Company $150,000 as a loan to be deposited into the Trust Account for each of nine one-month extensions following the Articles Extension Date.

Accordingly, on January 30, 2023, the Company issued the Extension Note to the Sponsor. The Sponsor funded the initial principal amount of $450,000 on January 30, 2023. The Extension Note does not bear interest and matures upon closing of the Company’s initial Business Combination. In the event that the Company does not consummate a Business Combination, the Extension Note will be repaid only from amounts remaining outside of the Trust Account, if any. The proceeds of the Extension Note will be deposited in the Trust Account. At the election of the payee, $1,270,000 of the total principal amount of the Extension Note may be converted, in whole or in part, at the option of the Lender into warrants of the Company at a price of $1.50 per warrant, which warrants will be identical to the Private Placement Warrants issued to the Sponsor at the time of the IPO of the Company. As of each of December 31, 2025 and 2024, $2,951,000 is outstanding under this Extension Note.

The notes were accounted for using the bifurcation method, and it was determined that the conversion feature was de minimis and was recorded at par value. As of each of December 31, 2025 and 2024, there was $3,181,000 of borrowings under the Working Capital Loans.

Note 6 — Commitments and Contingencies

Registration Rights

The holders of the Founder Shares, Private Placement Warrants, Class A ordinary shares underlying the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans (and any Class A ordinary shares issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans) will be entitled to registration rights pursuant to a registration and shareholder rights agreement to be signed prior to or on the Effective Date of the IPO. The holders of these Securities are entitled to make up to three demands, excluding short form demands, that the Company registers such Securities. In addition, the holders have certain “piggyback” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination and rights to require the Company to register for resale such Securities pursuant to Rule 415 under the Securities Act. In addition, if the Sponsor affiliates acquire shares in the IPO, they would become affiliates (as defined in the Securities Act) of the Company following the IPO, and the Company would file a registration statement following the IPO to register the resale of the Public Shares purchased by the Sponsor

CONSTELLATION ACQUISITION CORP I
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2025

Note 6 — Commitments and Contingencies (cont.)

affiliates (or their nominees) in the IPO. The Sponsor affiliates will not be subject to any lock-up period with respect to any Public Shares they may purchase. The registration rights agreement does not contain liquidated damages or other cash settlement provisions resulting from delays in registering the Company’s Securities. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The underwriters had a 45-day option from the date of the IPO to purchase up to an aggregate of 4,500,000 additional Units at the public offering price less the underwriting commissions to cover over-allotments, if any. On January 29, 2021, the underwriters partially exercised the over-allotment option to purchase 1,000,000 Units, and were paid an underwriting discount in aggregate of $6,200,000. As of March 15, 2021, the remaining over-allotment option expired.

Additionally, the underwriters will be entitled to a deferred underwriting discount of 3.5% of the gross proceeds of the IPO held in the Trust Account, or $10,850,000, upon the completion of the Company’s initial Business Combination subject to the terms of the underwriting agreement.

Investment Agreement

On January 26, 2023, the Company, entered into an Investment Agreement (the “Investment Agreement”) with the Old Sponsor, and Endurance Constellation, LLC, a Delaware limited liability company (the “Investor”), pursuant to which the Investor agreed to contribute to the Old Sponsor an aggregate amount in cash equal up to $3,000,000, which amount will be loaned to the Company in accordance with the Extension Note, in consideration for which, the Sponsor shall issue to the Investor interests in certain equity securities.

In connection with the closing of the transactions contemplated by the Investment Agreement, on January 26, 2023, the Old Sponsor underwent a reorganization pursuant to which the limited partners of the Old Sponsor transferred all of their limited partnership interests to the Sponsor. On January 26, 2023, the Old Sponsor was liquidated pursuant to applicable law by the retirement of the general partner of the Old Sponsor (the second to last partner of the Old Sponsor) and all Securities held by the Old Sponsor were distributed by operation of law to its sole remaining limited partner, the Sponsor, following which, on January 30, 2023, control of the Sponsor was transferred to affiliates of Antarctica Capital Partners, LLC, including Antarctica Endurance Manager, LLC, the general partner of the Sponsor.

The Investment Agreement contains customary representations and warranties of the parties, including, among others, with respect to corporate organization, corporate authority, and compliance with applicable laws. The representations and warranties of each party set forth in the Investment Agreement were made solely for the benefit of the other parties to the Investment Agreement, and shareholders of the Company are not third-party beneficiaries of the Investment Agreement. In addition, such representations and warranties (a) are subject to materiality and other qualifications contained in the Investment Agreement, which may differ from what may be viewed as material by shareholders of the Company, (b) were made only as of the date of the Investment Agreement or such other date as is specified in the Investment Agreement and (c) may have been included in the Investment Agreement for the purpose of allocating risk between the parties rather than establishing matters as facts. Accordingly, the Investment Agreement is included with this filing only to provide shareholders of the Company with information regarding the terms of the Investment Agreement, and not to provide shareholders of the Company with any other factual information regarding any of the parties or their respective businesses.

Letter Agreement

On January 30, 2023, the Company, the Old Sponsor, certain officers and directors of the Company, and other parties thereto (the “Insiders,” and together with the Old Sponsor, the “Letter Agreement Parties”) entered into an amendment to the Letter Agreement to allow the Old Sponsor to transfer its holdings in the Company, directly or indirectly, to affiliate(s) of Antarctica Capital Partners, LLC, prior to the expiration of the applicable lock-up. In connection with the resignation of certain Insiders, the Letter Agreement Parties agreed that all Insiders that have resigned from their positions as officers and/or directors of the Company and that no longer hold Class B ordinary shares shall no longer be parties to the Letter Agreement.

CONSTELLATION ACQUISITION CORP I
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2025

Note 7 — Shareholders’ Deficit

Preference shares — The Company is authorized to issue a total of 1,000,000 preference shares at par value of $0.0001 each (the “Preference Shares”). At December 31, 2025 and 2024, there were no Preference Shares issued or outstanding.

Class A ordinary shares — The Company is authorized to issue a total of 200,000,000 Class A ordinary shares. As of December 31, 2025 and 2024, there were 7,600,000 shares issued and outstanding, excluding 64,302 and 2,367,684 shares subject to possible redemption, respectively.

Class B ordinary shares — The Company is authorized to issue a total of 20,000,000 Class B ordinary shares. On January 30, 2024, the Sponsor converted an aggregate of 7,600,000 Class B ordinary shares into Class A ordinary shares on a one-for-one basis. At December 31, 2025 and 2024, there were 150,000 shares issued and outstanding.

The Sponsor, officers and directors have agreed not to transfer, assign or sell any of their Founder Shares until the earlier to occur of (i) one year after the date of the consummation of the initial Business Combination or (ii) subsequent to the initial Business Combination, (x) if the closing price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination, or (y) the date on which the Company completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of the public shareholders having the right to exchange their ordinary shares for cash, securities or other property.

The Founder Shares will automatically convert into Class A ordinary shares on the first business day following the consummation of the initial Business Combination at a ratio such that the number of Class A ordinary shares issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of (i) the total number of ordinary shares issued and outstanding upon completion of the IPO, plus (ii) the sum of the total number of Class A ordinary shares issued or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial Business Combination, excluding any Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued, deemed issued, or to be issued, to any seller in the initial Business Combination and any Private Placement Warrants issued to the Sponsor, officers and directors or any of their affiliates upon conversion of Working Capital Loans. In no event will the Class B ordinary shares convert into Class A ordinary shares at a rate of less than one to one.

Holders of the Class A ordinary shares and holders of the Class B ordinary shares will vote together as a single class on all matters submitted to a vote of the Company’s shareholders, with each share of ordinary shares entitling the holder to one vote.

Note 8 — Fair Value Measurements

The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis at December 31, 2025 and 2024, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Level	December 31, 2025	Level	December 31, 2024
Liabilities
Public Warrant Liability	2	$1,653,324	2	$165,333
Private Placement Warrant Liability	2	$874,667	2	$87,467

The warrants are accounted for as liabilities in accordance with ASC 815-40 and are presented within warrant liabilities on the balance sheets. The warrant liabilities are measured at fair value at inception and on a recurring basis, with changes in fair value presented within change in fair value of warrant liabilities in the statements of operations.

CONSTELLATION ACQUISITION CORP I
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2025

Note 8 — Fair Value Measurements (cont.)

The Company established the initial fair value for the Public Warrants on January 29, 2021, the date of the Company’s IPO, using a Monte Carlo simulation model, and for the Private Placement Warrants on January 29, 2021, using a Black-Scholes model. As of December 31, 2025 and 2024, the fair value of the Private Placement Warrants was valued utilizing the quoted market price of the Public Warrants, and the fair value of the Public Warrants by reference to the quoted market price of the Public Warrants. The Public Warrants and Private Placement Warrants were classified as Level 3 at the initial measurement date. There were no transfers among fair value hierarchy at December 31, 2025 and 2024. The Public Warrants are classified as Level 2 due to the lack of trading activity as of the reporting date.

Note 9 — Segment Information

ASC Topic 280, “Segment Reporting,” establishes standards for companies to report in their financial statement information about operating segments, products, services, geographic areas, and major customers. Operating segments are defined as components of an enterprise that engage in business activities from which it may recognize revenues and incur expenses, and for which separate financial information is available that is regularly evaluated by the Company’s CODM, or group, in deciding how to allocate resources and assess performance.

The Company’s CODM has been identified as the Chief Financial Officer, who reviews the assets, operating results, and financial metrics for the Company as a whole to make decisions about allocating resources and assessing financial performance. Accordingly, management has determined that there is only one reportable segment.

The CODM assesses performance for the single segment and decides how to allocate resources based on net income or loss that also is reported on the statements of operations as net income or loss. The measure of segment assets is reported on the balance sheets as total assets. When evaluating the Company’s performance and making key decisions regarding resource allocation, the CODM reviews several key metrics included in net income or loss and total assets, which include the following:

	December 31,
	2025	2024
Cash held in Trust Account	$859,443	$28,123,011
Cash	$4,966	$5,303
	For the Years Ended December 31,
	2025	2024
General and administrative costs	$1,068,743	$1,572,590
Interest earned on cash held in Trust Account	$104,831	$1,276,948

The CODM reviews interest earned on investments held in Trust Account to measure and monitor shareholder value and determine the most effective strategy of investment with the Trust Account funds while maintaining compliance with the Investment Management Trust Agreement, dated January 26, 2021 between the Company and Continental Stock Transfer & Trust Company, as trustee.

General and administrative expenses are reviewed and monitored by the CODM to manage and forecast cash to ensure enough capital is available to complete a Business Combination or similar transaction within the Combination Period. The CODM also reviews general and administrative costs to manage, maintain and enforce all contractual agreements to ensure costs are aligned with all agreements and budget. General and administrative costs, as reported on the statements of operations, are the significant segment expenses provided to the CODM on a regular basis.

All other segment items included in net income or loss are reported on the statements of operations and described within their respective disclosures.

CONSTELLATION ACQUISITION CORP I
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2025

Note 10 — Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the balance sheet date through the date that the financial statements were issued. Based on this review, other than as described below, the Company determined no events have occurred that would require adjustments to the disclosures in the financial statements.

On January 27, 2026, the Company held the Shareholder Meeting (A) to amend, by way of special resolution, the Company’s amended and restated Memorandum and Articles of Association to extend the date by which the Company has to consummate a business combination from January 29, 2026 to February 28, 2026 and to allow the Company, without another shareholder vote, to elect to extend the Termination Date to consummate a Business Combination on a monthly basis for up to eleven times by an additional one month each time after the Articles Extension Date, by resolution of the Board, if requested by the Sponsor, and upon five days’ advance notice prior to the applicable Termination Date for an aggregate extension period of up to twelve months after the Original Termination Date, ending no later than January 29, 2027, unless the closing of a Business Combination shall have occurred prior thereto; and (B) if required, an adjournment proposal to adjourn, by way of ordinary resolution, the Shareholder Meeting to a later date or dates or indefinitely, if necessary, (i) to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Shareholder Meeting, there are insufficient ordinary shares in the capital of Constellation represented (either in person or by proxy) to approve the Extension Amendment Proposal or (ii) where the Board has determined it is otherwise necessary.

The shareholders of the Company approved the Extension Amendment Proposal at the Shareholder Meeting and on January 28, 2026, the Company filed an amendment to the Articles Amendment with the Registrar of Companies of the Cayman Islands.

In connection with the vote to approve the Extension Amendment Proposal, the holders of 17,773 Class A ordinary shares of the Company properly exercised their right to redeem their shares for cash at a redemption price of approximately $13.39 per share, for an aggregate redemption amount of approximately $238,039. After the satisfaction of such redemptions and receipt of the initial deposit of $5,000 to the Trust Account, the balance in the Trust Account will be approximately $628,176, and there are 7,646,529 Class A ordinary shares of the Company outstanding, of which 46,529 Class A ordinary shares are held by the Company’s public shareholders.

On February 27, 2026, the Company drew an aggregate of $5,000 Extension Funds, as approved by unanimous director resolution, dated February 26, 2026, pursuant to the 2024 Note, which Extension Funds the Company deposited into the Company’s Trust Account for its public shareholders. This deposit enables the Company to extend the date by which it must complete its initial business combination from February 28, 2026 to March 29, 2026 (the “First 2026 Extension”). The First 2026 Extension is the first of eleven one-month extensions permitted under the Company’s amended and restated memorandum and articles of association and provide the Company with additional time to complete its initial Business Combination.

On March 26, 2026, the Company drew an aggregate of $5,000 Extension Funds, as approved by unanimous director resolution, dated March 26, 2026, pursuant to the 2024 Note, which Extension Funds the Company deposited into the Company’s Trust Account for its public shareholders. This deposit enables the Company to extend the date by which it must complete its initial business combination from March 29, 2026 to April 29, 2026 (the “Second 2026 Extension”). The Second 2026 Extension is the second of eleven one-month extensions permitted under the Company’s amended and restated memorandum and articles of association and provide the Company with additional time to complete its initial Business Combination.

On April 9, 2026, the Company entered into the Business Combination Agreement. For more information about the Business Combination Agreement see Note 1.

On April 13, 2026, the Company received a waiver letter from Deutsche Bank Securities Inc for its portion of the Deferred Underwriting Fees, accrued in connection with the Initial Public Offering.

HITECH MINERALS, INC.
CONDENSED BALANCE SHEETS
(UNAUDITED)

	March 31, 2026	June 30, 2025
Assets
Cash and cash equivalents	$12,686	$118,052
Prepaid expenses	108,988	83,557
Total current assets	121,674	201,609
Property and equipment – net	241,916	207,021
Operating lease right-of-use asset – net	17,115	25,895
Mining claims	400,594	400,594
Total assets	$781,299	$835,119

Liabilities and Stockholder’s Equity
Accounts payable and accrued expenses	$472,594	$293,705
Current portion of operating lease liability	12,716	12,907
Other accrued liabilities	19,903	—
Total current liabilities	505,213	306,612
Operating lease liability – Net of current portion	—	11,888
Total liabilities	505,213	318,500

Commitments and Contingencies (Note 6)

Stockholder’s Equity
Common stock, 75,000 shares authorized at no par value; 10,000 shares issued; 10,000 shares outstanding	100	100
Contributions from Parent	22,178,800	17,657,337
Accumulated deficit	(21,902,814)	(17,140,818)
Total stockholder’s equity	276,086	516,619
Total liabilities and stockholder’s equity	$781,299	$835,119

The accompanying notes are an integral part of these condensed financial statements.

HITECH MINERALS, INC.
CONDENSED STATEMENTS OF OPERATIONS
(UNAUDITED)

	For the Three Months Ended March 31,		For the Nine Months Ended March 31,
	2026	2025	2026	2025
Operating Expenses
Exploration	$430,130	$238,249	$2,893,694	$1,170,770
Related party management fees	288,473	146,553	958,725	607,885
General and administrative expenses	304,831	183,243	643,426	591,567
Merger-related transaction costs	185,190	—	258,841	—
Depreciation	2,873	2,170	7,310	6,319
Total operating expenses	1,211,497	570,215	4,761,996	2,376,541
Net Loss	$(1,211,497)	$(570,215)	$(4,761,996)	$(2,376,541)

Net Loss per Share Basic and Diluted	$(121.15)	$(57.02)	$(476.20)	$(237.65)
Weighted-average Number of Shares Outstanding Basic and Diluted	10,000	10,000	10,000	10,000

The accompanying notes are an integral part of these condensed financial statements.

HITECH MINERALS, INC.
CONDENSED STATEMENTS OF CHANGES IN STOCKHOLDER’S EQUITY
FOR THE THREE AND NINE MONTHS ENDED MARCH 31, 2025
(UNAUDITED)

	Common Stock		Contributions from Parent	Accumulated Deficit	Total Stockholder’s Equity
	Shares	Amount
Balance as of July 1, 2024	10,000	$100	$14,362,450	$(13,852,339)	$510,211
Contribution from Parent (funding)	—	—	1,049,552	—	1,049,552
Deemed contribution – management fees	—	—	167,824	—	167,824
Deemed contribution – share-based compensation (Parent)	—	—	24,312	—	24,312
Net loss	—	—	—	(901,019)	(901,019)
Balance as of September 30, 2024	10,000	$100	$15,604,138	$(14,753,358)	$850,880
Contribution from Parent (funding)	—	—	449,773	—	449,773
Deemed contribution – management fees	—	—	293,508	—	293,508
Deemed contribution – share-based compensation (Parent)	—	—	31,713	—	31,713
Net loss	—	—	—	(905,307)	(905,307)
Balance as of December 31, 2024	10,000	$100	$16,379,132	$(15,658,665)	$720,567
Contribution from Parent (funding)	—	—	357,977		357,977
Deemed contribution – management fees	—	—	146,553	—	146,553
Deemed contribution – share-based compensation (Parent)	—	—	41,699	—	41,699
Net loss	—	—	—	(570,215)	(570,215)
Balance as of March 31, 2025	10,000	$100	$16,925,361	$(16,228,880)	$696,581

The accompanying notes are an integral part of these condensed financial statements.

HITECH MINERALS, INC.
CONDENSED STATEMENTS OF CHANGES IN STOCKHOLDER’S EQUITY — (Continued)
FOR THE THREE AND NINE MONTHS ENDED MARCH 31, 2026
(UNAUDITED)

	Common Stock		Contributions from Parent	Accumulated Deficit	Total Stockholder’s Equity
	Shares	Amount
Balance as of July 1, 2025	10,000	$100	$17,657,337	$(17,140,818)	$516,619
Contribution from Parent (funding)	—	—	893,202	—	893,202
Deemed contribution – management fees	—	—	408,789	—	408,789
Deemed contribution – share-based compensation (Parent)	—	—	7,700	—	7,700
Net loss	—	—	—	(1,186,132)	(1,186,132)
Balance as of September 30, 2025	10,000	$100	$18,967,028	$(18,326,950)	$640,178
Contribution from Parent (funding)	—	—	1,936,432	—	1,936,432
Deemed contribution – management fees	—	—	261,463	—	261,463
Deemed contribution – share-based compensation (Parent)	—	—	14,682	—	14,682
Net loss	—	—	—	(2,364,367)	(2,364,367)
Balance as of December 31, 2025	10,000	$100	$21,179,605	$(20,691,317)	$488,388
Contribution from Parent (funding)	—	—	703,558	—	703,558
Deemed contribution – management fees	—	—	288,473	—	288,473
Deemed contribution – share-based compensation (Parent)	—	—	7,164	—	7,164
Net loss	—	—		(1,211,497)	(1,211,497)
Balance as of March 31, 2026	10,000	$100	$22,178,800	$(21,902,814)	$276,086

The accompanying notes are an integral part of these condensed financial statements.

HITECH MINERALS, INC.
CONDENSED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	For the Nine Months Ended March 31,
	2026	2025
Cash Flows from Operating Activities
Net loss	$(4,761,996)	$(2,376,541)
Adjustments to reconcile net loss to net cash and cash equivalents from operating activities
Depreciation	7,310	6,319
Share-based compensation (Parent Company)	29,546	97,724
Foreign currency gain	—	(4,124)
Related party management fees	958,725	607,885
Non-cash lease expense	(3,299)	(3,300)
Changes in operating assets and liabilities
Prepaid expenses	(25,431)	(72,819)
Accounts payable and accrued expenses	1,813,225	1,338,311
Other accrued liabilities	19,903	(256)
Net cash and cash equivalents used in operating activities	(1,962,017)	(406,801)

Cash Flows Used in Investing Activities
Purchase of property and equipment	(42,205)	(2,555)
Net cash and cash equivalents used in investing activities	(42,205)	(2,555)

Cash Flows Provided by Financing Activities
Contributions from Parent	1,898,856	540,000
Net cash and cash equivalents provided by financing activities	1,898,856	540,000

Net (Decrease) Increase in Cash and Cash Equivalents	(105,366)	130,644

Cash and Cash Equivalents, beginning of the period	118,052	9,475
Cash and Cash Equivalents, end of the period	$12,686	$140,119

Significant Noncash Transactions
Non-cash capital contributions from Parent for accounts payable and accrued expenses paid directly by Parent on behalf of the Company	$1,634,336	$1,317,302

The accompanying notes are an integral part of these condensed financial statements.

HITECH MINERALS, INC.
NOTES TO THE CONDENSED FINANCIAL STATEMENTS
(UNAUDITED)
MARCH 31, 2026 AND MARCH 31, 2025

Note 1 — Organization and Nature of Operations

HiTech Minerals, Inc (HiTech or the “Company”) is a lithium exploration company and was formed as a Nevada corporation on February 21, 2018. The Company was organized as a wholly owned subsidiary of Jindalee Lithium Limited (Jindalee or the “parent company”), which is listed on the Australian Stock Exchange. Jindalee is engaged in natural resource exploration and is focused on acquiring, exploring, and developing natural resource properties. HiTech’s current exploration and evaluation activities are focused on the McDermitt Lithium Project in Nevada and Oregon.

HiTech is in the exploration stage. Companies engaged in significant mining operations have three main stages of operations: exploration, development, and production. Exploration stage includes all companies that do not have established reserves. Such companies are deemed to be in the search for mineral deposits. Notwithstanding the nature and extent of development-type or production-type activities that have been undertaken or completed, a company is not considered to be in the development or production stage unless it has established reserves.

As the Company has not yet reached the production stage, it is dependent on capital contributions from Jindalee to fund its future operations and exploration activities, which the Company believes its parent company will continue to provide.

Note 2 — Significant Accounting Policies

Basis of Presentation

In the opinion of management, the accompanying unaudited condensed financial statements contain all adjustments, consisting of only normal recurring adjustments, necessary for a fair statement of its financial position as of March 31, 2026, and its results of operations and cash flows for the three and nine months ended March 31, 2026 and 2025. The Condensed Balance Sheet as of June 30, 2025, was derived from audited annual financial statements but does not contain all of the footnote disclosures from the annual financial statements.

These unaudited interim financial statements have been prepared by management in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). These unaudited interim financial statements should be read in conjunction with the annual audited financial statements for the year ended June 30, 2025 included in the Form S-4, filed with the Securities and Exchange Commission on June 1, 2026. Operating results for the three and nine months ended March 31, 2026, are not necessarily indicative of the results that may be expected for the full year ending June 30, 2026.

This summary of significant accounting policies of the Company is presented to assist in understanding the Company’s financial statements. These accounting policies conform to U.S. GAAP and have been consistently applied in the preparation of the financial statements.

Liquidity and Going Concern

The Company’s ability to continue as a going concern is contingent upon the continued funding from Jindalee, the Company’s parent company, until the successful completion of the exploration and development phases of the McDermitt Lithium Project. The Company’s current operations do not generate revenue, it continues to incur operating losses, and it is dependent upon funding from its Parent for operations. These factors raise substantial doubt as to the Company’s ability to continue as a going concern for a period of one year after the date that these financial statements are issued. If the Company is unable to continue to receive funding from Jindalee or to obtain access to other capital markets, the Company would be unable to continue to pay its annual claim maintenance fees and would forfeit its mineral claims.

HITECH MINERALS, INC.
NOTES TO THE CONDENSED FINANCIAL STATEMENTS
(UNAUDITED)
MARCH 31, 2026 AND MARCH 31, 2025

Note 2 — Significant Accounting Policies (cont.)

These financial statements have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the ordinary course of business and do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might result from the outcome of the uncertainties described above.

Basic Income (Loss) per Share

The Company computes basic loss per share by dividing net loss available to common shareholders by the weighted average number of outstanding common shares during the period. Diluted loss per share is computed by dividing net loss available to common stockholders by the diluted weighted-average number of shares of common stock during the period. The diluted weighted-average number of shares of common stock outstanding is the basic weighted number of shares adjusted for the dilutive effect of potential future issuances of common stock related to outstanding options and warrants. No such dilutive potential common shares outstanding are in existence for the nine months ended March 31, 2026 and 2025. Due to the Company’s net loss position, and no potentially dilutive common shares, basic and diluted loss per share are the same for the three and nine months ended March 31, 2026 and 2025.

Recent Accounting Pronouncements

In November 2024, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2024-03, Income Statement Reporting Comprehensive Income — Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses. This ASU requires an entity to disclose the amounts of purchases of inventory, employee compensation, depreciation, and intangible asset amortization included in each relevant expense caption. It also requires an entity to include certain amounts that are already required to be disclosed under current GAAP in the same disclosure. Additionally, it requires an entity to disclose a qualitative description of amounts remaining in relevant expense captions that are not separately disaggregated quantitatively and to disclose the total amount of selling expenses and, in annual reporting periods, an entity’s definition of selling expenses. The amendments in the ASU are effective for annual reporting periods beginning after December 15, 2026 and interim reporting periods beginning after December 15, 2027, with early adoption permitted. We are currently evaluating the potential effect that the updated standard will have on our financial statement disclosures.

In December 2025, the FASB issued ASU 2025-11, Interim Reporting (Topic 270): Narrow-Scope Improvements, which improves and clarifies interim reporting requirements under U.S. GAAP. The ASU compiles required interim disclosures, including disclosure of material changes since the last annual reporting period, to improve consistency and navigability. This ASU is effective for fiscal years beginning after December 15, 2027 and interim periods within those fiscal years, with early adoption permitted. The ASU should be applied prospectively, although retrospective application is permitted for all prior periods presented. The Company is currently evaluating the impact of adopting this ASU on its financial statement disclosures.

HITECH MINERALS, INC.
NOTES TO THE CONDENSED FINANCIAL STATEMENTS
(UNAUDITED)
MARCH 31, 2026 AND MARCH 31, 2025

Note 3 — Property and Equipment

Property and equipment are summarized as follows as of:

	March 31, 2026	June 30, 2025	Depreciable Life – Years
Land	$29,596	$29,596
Buildings	198,714	198,714	25
Field equipment	41,037	—	10
Furniture and fixtures	1,467	1,467	3
Computer equipment	2,256	1,088	2-3
Total property and equipment cost	273,070	230,865
Less: accumulated depreciation	31,154	23,844
Total property and equipment, net	$241,916	$207,021

Depreciation expense related to property and equipment for the nine months ended March 31, 2026 and 2025 was $7,310 and $6,319, respectively.

Note 4 — Operating Leases

The Company leases three bays of the McDermitt Fire Station, located in Nevada, for core sample storage. The original lease commenced in August 2021 for a term of three years. In August 2024, the Company executed an extension agreement to continue leasing the same premises for an additional three years ending in August 2027.

Operating lease expense is recognized on a straight-line basis over the lease term. For the three months ended March 31, 2026 and 2025 operating lease expenses of $3,300 and $3,300, respectively and for the nine months ended March 31, 2026 and 2025, operating lease expenses of $9,900 and $9,900, respectively were recognized and were included in exploration costs on the statements of operations. Cash paid for leases for the nine months ended March 31, 2026 and 2025 was $13,200 and $13,200, respectively.

Future minimum annual commitments under this operating lease are as follows as of March 31, 2026:

Fiscal years ending June 30,	Amount
2026 (remaining three months)	$—
2027	13,200
Less: imputed interest	(484)
Present value of lease payments	$12,716

The weighted average remaining lease term for the operating lease as of March 31, 2026 was 1.4 years. The weighted average discount rate for the operating lease as of March 31, 2026 was 9.00%

Note 5 — Related Party Transactions

As detailed in Note 1, Jindalee owns 100 percent of the shares in the Company. Jindalee provides certain corporate and administrative services to HiTech.

Related Party Management Fee

During the three and nine months ended March 31, 2026 and 2025, HiTech received corporate, executive, finance, accounting, legal, transaction support, information technology, and other administrative services from Jindalee. Jindalee’s policy is to charge the Company a management fee for these services.

HITECH MINERALS, INC.
NOTES TO THE CONDENSED FINANCIAL STATEMENTS
(UNAUDITED)
MARCH 31, 2026 AND MARCH 31, 2025

Note 5 — Related Party Transactions (cont.)

The related party management fee is determined and charged at cost based on (i) costs directly attributable to the Company where specifically identifiable and (ii) an allocation of shared corporate overhead costs incurred by Jindalee using a consistent methodology intended to reflect the relative benefit received by the Company. Allocation drivers include a combination of direct attribution and predetermined allocation percentages applied by cost category, including 50 percent allocations for certain shared overhead categories and 80 percent allocations for costs that are predominantly related to the Company but not exclusively attributable. Costs determined to be parent-only, including costs related to Jindalee’s ASX listing and Australian corporate compliance and shareholder reporting obligations, are retained by Jindalee. Total management fees for the three months ended March 31, 2026 and 2025 were $288,473 and $146,553, respectively and for the nine months ended March 31, 2026 and 2025 were $958,725 and $607,885, respectively. Management fees are deemed a contribution and presented within stockholder’s equity as capital contributions from Parent in these financial statements.

Related Party Share-based Compensation

The Company records compensation expense for equity-settled, share-based awards of Jindalee shares to Company employees. The fair value of service awards, adjusted for estimated forfeitures, is recognized as expense on a straight-line basis over the requisite service period. If awards are forfeited or cancelled prior to vesting, the related compensation expense recognized in the year is reversed. For awards that are fully vested, no reversal of compensation expense is recognized. Total share-based compensation expense for the three months ended March 31, 2026 and 2025 was $7,164 and $41,699, respectively and for the nine months ended March 31, 2026 and 2025 was $29,546 and $97,724, respectively, and recorded as a component of general and administrative expenses on the statement of operations. As of March 31, 2026 there was $45,125 of total unrecognized compensation cost related to nonvested share-based compensation awards granted to employees of the Company. That cost is expected to be recognized over a weighted average period of 0.75 years.

Contributions from Parent

Since its formation in February 2018, the Company has been funded entirely by Jindalee, its sole shareholder. Although the Parent’s funding is legally documented as a line of credit agreement, Jindalee has never charged interest on advances, no repayments have been made since inception, and the Company does not have the ability to repay the balance from its current operations. Management has concluded that the advances are, in substance, capital contributions from the sole shareholder. Accordingly, all Parent funding has been presented within stockholder’s equity as additional capital contributions in these financial statements.

The legal structure of the funding is as a line of credit that provides the Company with access to $20,000,000 AUD. The line of credit permits Jindalee to pay vendors directly on the Company’s behalf to settle accounts payable at month end and draws to fund working capital and project exploration expenditures. The facility allows for prepayments at any time and requires full repayment by June 30, 2026. As discussed in Note 9, the line of credit agreement was amended extending the repayment date to December 31, 2027 and increasing the total line of credit to $40,000,000 AUD. Interest may be charged at the discretion of Jindalee’s Board of Directors at a variable rate equal to the Bank Bill Swap Reference Rate (BBSW) plus 2%, calculated daily and compounded annually. Jindalee’s Board of Directors has not charged interest since inception of the facility.

HITECH MINERALS, INC.
NOTES TO THE CONDENSED FINANCIAL STATEMENTS
(UNAUDITED)
MARCH 31, 2026 AND MARCH 31, 2025

Note 5 — Related Party Transactions (cont.)

Activity between Jindalee and the Company is as follows:

	For the three months ended March 31,		For the nine months ended March 31,
	2026	2025	2026	2025
Cash contributions	$460,000	$240,000	$1,898,856	$540,000
Cash paid directly to vendors	243,558	117,977	1,634,336	1,317,302
Contributed management fees	288,473	146,553	958,725	607,885
Contributions of share-based compensation awards to company employees and consultant	7,164	41,699	29,546	97,724
Total contributions during the period	$999,195	$546,229	$4,521,463	$2,562,911

Note 6 — Commitments and Contingencies

Litigation

The Company is subject to various legal proceedings and claims that arise in the ordinary course of business. The Company believes that the amount, if any, of ultimate liability with respect to legal actions will be insignificant. For the nine months ended March 31, 2026 and 2025, the Company was not party to any pending legal proceedings, and management believes there are no contingencies requiring accrual or disclosure other than as described in Note 9.

Environmental Matters

The Company’s mining and exploration activities are subject to various laws and regulations governing the protection of the environment. These laws and regulations are continually changing and are generally becoming more restrictive. The Company believes its operations are in compliance with applicable laws and regulations in all material respects. The Company has made, and expects to make in the future, expenditures to comply with such laws and regulations, but it cannot predict the full amount of such future expenditures. At March 31, 2026 and June 30, 2025, the Company does not believe it has any material environmental obligations.

Note 7 — Common Stock

Common stock consists of 75,000 authorized shares of no par value stock. 10,000 shares were issued to Jindalee at inception at $0.01 per share. As of March 31, 2026 and June 30, 2025, there were 10,000 shares issued and outstanding. Jindalee owns all 10,000 shares. During the nine months ended March 31, 2026 and 2025, the Company did not issue any new shares of common stock.

Note 8 — Segment Information

The Company operates as a single reporting segment engaged in the exploration of its properties. In determining the reportable segment, management evaluated the basis of organization of the Company, including that all of the entity’s business activities are focused on acquisition, exploration, and development of mineral properties in a particular geographic location. The Company has not yet derived any revenue, and the Company’s costs are mainly derived from its activities on the McDermitt Lithium Project. Additionally, all the mineral properties have similar discovery and permitting processes, as well as are expected to share future facilities and lithium exploration targets.

The chief operating decision maker (CODM) is the Company’s chief executive officer. Net loss is the measure of loss used by the CODM to evaluate company performance and the economic viability of the Company’s exploration properties. The CODM also reviews expenditures for capital or long-lived asset acquisitions, which are included in the statement of cash flows.

HITECH MINERALS, INC.
NOTES TO THE CONDENSED FINANCIAL STATEMENTS
(UNAUDITED)
MARCH 31, 2026 AND MARCH 31, 2025

Note 8 — Segment Information (cont.)

The CODM conducts regular financial reviews, focusing on operational efficiency across the Company’s operations. Investment decisions, including capital expenditures for exploration and claim acquisitions, are made based on expected return on investment and regulatory considerations in the jurisdictions that the Company operates. The accounting policies used to measure profit and loss of the segment are the same as those described in the summary of significant accounting policies.

The significant segment expenses for the exploration and evaluation operating segment that are regularly provided to the CODM are drilling costs, environmental mitigation costs, professional fees, and claim maintenance fees. Within general and administrative costs, the significant expenses are labor costs.

	For the three months ended March 31,		For the nine months ended March 31,
	2026	2025	2026	2025
Exploration expenses
Drilling	$27,861	$—	$905,511	$—
Reclamation and mitigation	59,200	14,573	697,377	93,789
Professional fees	229,486	173,620	1,030,837	931,046
Claim maintenance fees	46,755	46,756	153,631	134,988
Studies	63,528	—	95,437	—
Lease expense	3,300	3,300	10,901	10,947
Exploration expenses	430,130	238,249	2,893,694	1,170,770

General and administrative expenses
Labor	115,846	115,710	355,551	365,550
Other	188,985	67,533	287,875	226,017
General and administrative expenses	304,831	183,243	643,426	591,567

Related party management fees	288,473	146,553	958,725	607,885
Merger-related transaction costs	185,190	—	258,841	—
Depreciation	2,873	2,170	7,310	6,319
Net loss	$(1,211,497)	$(570,215)	$(4,761,996)	$(2,376,541)

The Company paid $564,000 during the nine months ended March 31, 2026 to purchase 19.3 greater sage-grouse upland habitat mitigation credits and 1.9 greater sage-grouse mesic habitat mitigation credits from WGBCB, LLC, sponsor of the Western Great Basin Conservation Bank to satisfy permitting requirements imposed by the Oregon Department of Geology and Mineral Industries and the Oregon Department of Fish and Wildlife for permits issued to the Company in October 2025. The expense for the mitigation credits was recorded as a component of exploration expense on the statement of operations.

Note 9 — Subsequent Events

On April 8, 2026, the Company and Jindalee amended the line of credit agreement to increase the total principal available to the Company to $40,000,000 AUD and extend the maturity date to December 31, 2027.

On April 9, 2026, the Company signed a binding Business Combination Agreement (BCA) with Constellation Acquisition Corp. I (Constellation) (OTCPK:CSTAF), a special purpose acquisition company (SPAC) sponsored by an affiliate of Antarctica Capital, LLC (Antarctica), pursuant to which a newly-formed entity, US Elemental Inc. (US Elemental) is expected to become a NASDAQ listed company. Upon completion of the BCA, HiTech will become a wholly owned subsidiary of US Elemental.

HITECH MINERALS, INC.
NOTES TO THE CONDENSED FINANCIAL STATEMENTS
(UNAUDITED)
MARCH 31, 2026 AND MARCH 31, 2025

Note 9 — Subsequent Events (cont.)

The BCA provides for, among other things, the consummation of the following transactions:

(i)     The Company and Constellation will each merge with a subsidiary of US Elemental and, in connection therewith, each issued and outstanding ordinary share will be automatically cancelled and exchanged for one newly issued share of common stock, par value $0.0001 per share, of US Elemental.

(ii)    Contributions provided by Jindalee to the Company through September 3, 2025 will be, at the closing of the BCA, converted into warrants.

(iii)   Contributions provided by Jindalee to the Company subsequent to September 3, 2025 will, at Jindalee’s election, either be converted into common shares in US Elemental at a 15% discount to the IPO Price per Share or Jindalee will receive a cash distribution as a repayment of the contributions.

The consummation of the transaction is subject to satisfaction of a minimum cash condition of $14 million net of certain transaction expenses, which is intended to ensure US Elemental has sufficient funding available at completion. Consummation of the transaction is subject to various regulatory and closing conditions, including approval by both Jindalee and Constellation shareholders.

Concurrent with the execution of the BCA, the Company entered into a securities purchase agreement with Endurance Antarctica Partners II, LLC (Endurance), an affiliate of Antarctica, and issued 1,550 shares of 12% Series A Cumulative Convertible Preferred Stock for an aggregate purchase price of $1,550,000. The Preferred Stock will be automatically cancelled and exchanged for Preferred Stock of US Elemental at the time of closing, and US Elemental will issue a number of warrants to Endurance. Additionally, Endurance committed to purchase an additional $2,500,000 in newly issued equity or equity-linked securities of US Elemental in connection with the transaction.

Concurrently, Jindalee and Endurance executed a Parent Guarantee, pursuant to which Jindalee agreed to guarantee the Company’s payment obligations related to the Preferred Stock if the BCA is terminated.

On April 27, 2026, Oregon Natural Desert Association (ONDA) and other plaintiffs filed a complaint in the United States District Court for the District of Oregon against the United States Bureau of Land Management (BLM) and others seeking, among other relief, to vacate and set aside the Record of Decision and associated federal permit authorizing the Company’s McDermitt Lithium Project exploration program in eastern Oregon and the implementation of that permit. The Company is not a named defendant but has filed to intervene in the action in order to support the BLM’s decision and defend its interests.

The Company is currently evaluating the complaint and the potential implications of the litigation, including the possibility that the plaintiffs may seek temporary restraining orders or preliminary injunctive relief that, if granted, could delay or otherwise affect the timing of the Company’s planned exploration activities. At this time, no amounts have been accrued in the accompanying financial statements related to this matter, as management is unable to reasonably estimate the probability or amount of any potential loss or range of loss, if any, that may result from this litigation.

Report of Independent Registered Public Accounting Firm

To the Stockholder and the Board of Directors of
HiTech Minerals, Inc.:

Opinion on the Financial Statements

We have audited the accompanying balance sheets of HiTech Minerals, Inc. (the “Company”) as of June 30, 2025 and 2024, the related statements of operations, changes in stockholder’s equity, and cash flows for the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of June 30, 2025 and 2024, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Substantial Doubt About the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has incurred recurring losses from operations since inception, has not generated revenue, and is dependent upon continued funding from its parent, Jindalee Lithium Limited, to meet its obligations as they come due. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans regarding these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Assure CPA, LLC

Assure CPA, LLC

We have served as the Company’s auditor since 2025.

Spokane, Washington

PCAOB ID: 444
May 14, 2026

HITECH MINERALS, INC.
BALANCE SHEETS

	June 30, 2025	June 30, 2024
Assets
Cash and cash equivalents	$118,052	$9,475
Prepaid expenses	83,557	28,911
Total current assets	201,609	38,386
Property and equipment – net (Note 3)	207,021	213,000
Operating lease right-of-use asset – net (Note 4)	25,895	14,180
Mining claims	400,594	400,594
Total assets	$835,119	$666,160

Liabilities and Stockholder’s Equity
Accounts payable and accrued expenses	$293,705	$125,285
Current portion of operating lease liability (Note 4)	12,907	13,080
Other accrued liabilities	—	17,584
Total current liabilities	306,612	155,949
Operating lease liability – net of current portion (Note 4)	11,888	—
Total liabilities	318,500	155,949

Commitments and Contingencies (Note 6)

Stockholder’s Equity
Common stock, 75,000 shares authorized at no par value; 10,000 shares issued; 10,000 shares outstanding (Note 7)	100	100
Contributions from Parent (Note 5)	17,657,337	14,362,450
Accumulated deficit	(17,140,818)	(13,852,339)
Total stockholder’s equity	516,619	510,211
Total liabilities and stockholder’s equity	$835,119	$666,160

The accompanying notes are an integral part of these financial statements.

HITECH MINERALS, INC.
STATEMENTS OF OPERATIONS

	For the years ended June 30,
	2025	2024
Operating Expenses
Exploration	$1,650,291	$3,454,032
Related party management fees	926,214	860,696
General and administrative expenses	707,564	938,645
Depreciation	8,534	7,949
Foreign exchange (gain) loss	(4,124)	276
Total operating expenses	3,288,479	5,261,598
Net Loss	$(3,288,479)	$(5,261,598)

Net Loss per Share Basic and Diluted	$(328.85)	$(526.16)
Weighted-average Number of Shares Outstanding Basic and Diluted	10,000	10,000

The accompanying notes are an integral part of these financial statements.

HITECH MINERALS, INC.
STATEMENTS OF CHANGES IN STOCKHOLDER’S EQUITY
FOR THE YEARS ENDED JUNE 30, 2025 AND 2024

	Common Stock		Contributions from Parent	Accumulated Deficit	Total Stockholder’s Equity
	Shares	Amount
Balance as of July 1, 2023	10,000	$100	$9,267,414	$(8,590,741)	$676,773
Contribution from Parent (funding)	—	—	3,858,342	—	3,858,342
Deemed contribution – management fees	—	—	860,696	—	860,696
Deemed contribution – share-based compensation (Parent)	—	—	375,998	—	375,998
Net loss	—	—	—	(5,261,598)	(5,261,598)
Balance as of June 30, 2024	10,000	$100	14,362,450	(13,852,339)	510,211
Contribution from Parent (funding)	—	—	2,314,410	—	2,314,410
Deemed contribution – management fees	—	—	926,214	—	926,214
Deemed contribution – share-based compensation (Parent)	—	—	54,263	—	54,263
Net loss	—	—	—	(3,288,479)	(3,288,479)
Balance as of June 30, 2025	10,000	$100	$17,657,337	$(17,140,818)	$516,619

The accompanying notes are an integral part of these financial statements.

HITECH MINERALS, INC.
STATEMENTS OF CASH FLOWS

	For the years ended June 30,
	2025	2024
Cash Flows from Operating Activities
Net loss	(3,288,479)	(5,261,598)
Adjustments to reconcile net loss to net cash and cash equivalents from operating activities
Depreciation	8,534	7,949
Share-based compensation (Parent Company)	54,263	375,998
Foreign currency (gain) loss	(4,124)	276
Related party management fees	926,214	860,696
Changes in operating assets and liabilities
Prepaid expenses	(54,646)	(12,260)
Accounts payable and accrued expenses	1,826,954	3,541,639
Other accrued liabilities	(17,584)	415
Net cash and cash equivalents used in operating activities	(548,868)	(486,885)

Cash Flows Used in Investing Activities
Purchase of property and equipment	(2,555)	—
Net cash and cash equivalents used in investing activities	(2,555)	—

Cash Flows Provided by Financing Activities
Contributions from Parent	660,000	350,000
Net cash and cash equivalents provided by financing activities	660,000	350,000

Net Increase (Decrease) in Cash and Cash Equivalents	108,577	(136,885)
Cash and Cash Equivalents, beginning of the year	9,475	146,360
Cash and Cash Equivalents, end of the year	118,052	9,475

Significant Noncash Transactions
Increase in right-of-use assets and operating lease liabilities due to lease amendment (Note 4)	$23,071	$—
Non-cash capital contribution from Parent for accounts payable and accrued expenses paid directly by Parent on behalf of the Company (Note 5)	1,654,410	3,508,342

The accompanying notes are an integral part of these financial statements.

HITECH MINERALS, INC.
NOTES TO THE FINANCIAL STATEMENTS
JUNE 30, 2025 AND 2024

Note 1 — Organization and Nature of Operations

HiTech Minerals, Inc (HiTech or the “Company”) is a lithium exploration company and was formed as a Nevada corporation on February 21, 2018. The Company was organized as a wholly owned subsidiary of Jindalee Lithium Limited (Jindalee or the “parent company”), which is listed on the Australian Stock Exchange. Jindalee is engaged in natural resource exploration and is focused on acquiring, exploring, and developing natural resource properties. HiTech’s current exploration and evaluation activities are focused on the McDermitt Lithium Project in Nevada and Oregon.

HiTech is in the exploration stage. Companies engaged in significant mining operations have three main stages of operations: exploration, development, and production. Exploration stage includes all companies that do not have established reserves. Such companies are deemed to be in the search for mineral deposits. Notwithstanding the nature and extent of development-type or production-type activities that have been undertaken or completed, a company is not considered to be in the development or production stage unless it has established reserves.

As the Company has not yet reached the production stage, it is dependent on capital contributions from Jindalee to fund its future operations and exploration activities, which the Company believes its parent company will continue to provide.

Note 2 — Significant Accounting Policies

Basis of Presentation

The financial statements of the Company have been prepared on the basis of accounting principles generally accepted in the United States of America (U.S. GAAP). The Company has adopted a June 30 fiscal year end.

Liquidity and Going Concern

The Company’s ability to continue as a going concern is contingent upon the continued funding from Jindalee, the Company’s parent company, until the successful completion of the exploration and development phases of the McDermitt Lithium Project. The Company’s current operations do not generate revenue, it continues to incur operating losses, and it is dependent upon funding from its Parent for operations. These factors raise substantial doubt as to the Company’s ability to continue as a going concern for a period of one year after the date that these financial statements are issued. If the Company is unable to continue to receive funding from Jindalee or to obtain access to other capital markets, the Company would be unable to continue to pay its annual claim maintenance fees and would forfeit its mineral claims.

These financial statements have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the ordinary course of business and do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might result from the outcome of the uncertainties described above.

Risks and Uncertainties

As a mining company, the Company’s revenue, profitability, and future rate of growth are substantially dependent on prevailing lithium compound prices. Historically, the commodity markets have been very volatile, and there can be no assurance that commodity prices will not be subject to wide fluctuations in the future. A substantial or extended decline in commodity prices could have a material adverse effect on the Company’s financial position, results of operations, cash flows, access to capital, and on the quantities of reserves that the Company can economically produce.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the

HITECH MINERALS, INC.
NOTES TO THE FINANCIAL STATEMENTS
JUNE 30, 2025 AND 2024

Note 2 — Significant Accounting Policies (cont.)

reported amounts of expenses during the reporting period. Other estimates used in the preparation of the financial statements include the useful lives of depreciable assets, the impairment of long-lived assets, the valuation allowance for deferred income taxes, interest rates for calculation of right-of-use assets and lease liabilities, and forfeitures of share-based compensation awards. Actual results could differ from those estimates.

Cash and Cash Equivalents

For the purpose of the accompanying financial statements, the Company considers all highly liquid investments with original maturities of three months or less when purchased to be cash equivalents.

Prepaid Expenses

Prepaid expenses relate to goods or services that have been paid for but for which the good or service has not yet been received. These costs are recorded in prepaid expenses on the balance sheet and expensed in the statement of operations as the asset’s benefit is realized. Prepaid expenses are recorded as a current asset in the balance sheet if the benefits will be realized within 12 months from the date of the balance sheet or as a long-term asset if the benefits will be realized after 12 months from the date of the balance sheet.

Prepaid expenses include software subscriptions, insurance, memberships, and claim maintenance fees.

Property and Equipment

Property and equipment are recorded at cost. The straight-line method is used for computing depreciation. Assets are depreciated over their estimated useful lives, which range from 3 to 25 years. Costs of maintenance and repairs are charged to expense when incurred. Expenditures for property, equipment, and improvements that extend the useful life or functionality of the asset are capitalized. When assets are retired or sold, the costs and related accumulated depreciation are eliminated from the balances, and any resulting gain or loss is reflected in the results of operations.

Operating Leases

The Company determines if a contractual arrangement represents or contains a lease at inception and recognizes right-of-use (ROU) assets and lease liabilities at the commencement date based on the present value of lease payments over the lease term. When the rate implicit to the lease cannot be readily determined, the Company applies judgment in determining the lease term and the incremental borrowing rate. Options to extend or terminate a lease are included in the measurement of the ROU asset and liability when exercise is reasonably certain.

Lease modifications are evaluated to determine if they should be accounted for as a new lease or as a remeasurement of the existing ROU asset and liability. The Company has elected the practical expedient to exclude leases with a lease term of 12 months or less from the balance sheet.

Mining Claims

Exploration costs are expensed as incurred. The Company capitalizes costs to acquire, lease, or establish mining claims and expenses costs to maintain mining claims as incurred. Mine development costs incurred to develop new ore deposits, expand the capacity of mines, or to develop mine areas substantially in advance of current production will be capitalized once proven and probable reserves exist and the property is a commercially mineable property. Should a property reach the production stage, capitalized costs would be amortized using the units-of-production method based on periodic estimates of estimated and recoverable proven and probable reserves.

HITECH MINERALS, INC.
NOTES TO THE FINANCIAL STATEMENTS
JUNE 30, 2025 AND 2024

Note 2 — Significant Accounting Policies (cont.)

Impairment of Long-lived Assets

The Company periodically reviews its long-lived assets to determine if any events or circumstances indicate that the carrying amounts of its assets may not be recoverable. The Company evaluates for impairment by comparing the undiscounted net future cash flows estimated to be generated by its assets to their respective carrying amounts. If impairment is deemed to exist, the assets will be written down to fair value.

Fair Value Measurements

Accounting standards require certain assets and liabilities be reported at fair value in the financial statements and provide a framework for establishing that fair value. The framework for determining fair value is based on a hierarchy that prioritizes the inputs and valuation techniques used to measure fair value.

•        Level 1: Observable inputs that reflect unadjusted quoted prices for identical assets or liabilities in active markets.

•        Level 2: Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly.

•        Level 3: Unobservable inputs that reflect the Company’s own assumptions about the factors that market participants would use in pricing the asset or liability.

The Company’s financial instruments include cash and cash equivalents. The carrying amount of such financial instruments in the accompanying financial statements approximate the fair values due to their relatively short-term nature.

Asset Retirement Obligation

The Company’s operations have been, and are subject to, standards for mine reclamation that have been established by various governmental agencies. The Company records an asset retirement obligation (ARO) as a liability in the period in which the Company incurs a legal obligation for the retirement of tangible long-lived assets. The liability is initially measured at fair value and is subsequently adjusted for accretion expense and changes in the amount or timing of the estimated cash flows. A corresponding asset is also recorded and depreciated over the life of the asset.

Environmental Remediation

The Company’s current exploration activities have resulted in the Company performing environmental reclamation and remediation work as a part of the exploration activities. These activities include performing earthwork, drill hole plugging, and reseeding as a part of the drilling scope of work and is completed during or shortly after the drilling is completed and no additional remediation or reclamation efforts are expected. These costs are expensed when incurred.

Share-based Compensation

The Company’s parent, Jindalee, grants share-based payment awards to certain employees of the Company. The Company accounts for these awards in accordance with ASC 718, Compensation — Stock Compensation.

Share-based compensation expense is measured at the grant-date fair value of the award, as determined by Jindalee. The grant-date fair value of option awards is estimated using an option-pricing model (e.g., Black-Scholes), which requires Jindalee’s management to develop assumptions, including expected volatility, expected term, risk-free interest rate, and expected dividend yield.

HITECH MINERALS, INC.
NOTES TO THE FINANCIAL STATEMENTS
JUNE 30, 2025 AND 2024

Note 2 — Significant Accounting Policies (cont.)

Share-based compensation expense is recognized on a straight-line basis over the requisite service period for awards expected to vest, with a corresponding credit recorded as a capital contribution from the Company’s parent within stockholder’s equity. The Company estimates forfeitures at the grant date and revises its estimated forfeiture rate, as necessary, to reflect actual experience, with changes in estimate recognized prospectively as an adjustment to share-based compensation expense over the remaining requisite service period.

Modifications of share-based payment awards are accounted for in accordance with ASC 718. If an award is modified, incremental compensation cost, if any, is recognized over the remaining requisite service period. Awards that are cancelled prior to vesting are accounted for as forfeitures on the cancellation date. If an award is fully vested, no reversal of compensation expense is recognized.

Retirement Plan

For employees based in the United States of America, The Company sponsors a savings incentive match plan for employees (SIMPLE) IRA covering substantially all its U.S.-based employees and matches up to 3 percent of the employees’ contributions to the plan. Matching contributions for the years ended June 30, 2025 and 2024 amounted to $8,255 and $0, respectively.

Advertising Expense

Advertising expense is charged to income during the year in which it is incurred. Advertising expense for the years ended June 30, 2025 and 2024 was $4,002 and $2,944, respectively.

Income Taxes

The Company accounts for income taxes under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under the asset and liability method, the effect on deferred tax assets and liabilities of a change in tax rate is recognized to income in the period that includes the enactment date. A valuation allowance is recognized if it is more likely than not that the entire or some portion of the deferred tax asset will not be recognized.

The Company evaluates its tax positions taken or expected to be taken while preparing its tax returns to determine whether the tax positions will more likely than not be sustained by the applicable tax authority. Tax positions not deemed to meet the more likely than not threshold are not recorded as a tax benefit or expense in the current year. No reserve for uncertain tax positions has been recorded.

Foreign Currency Transactions

The functional currency of the Company is the U.S. dollar. Non-U.S. dollar denominated transactions are measured in the Company’s functional currency at transaction date. Foreign currency gains and losses resulting from transactions different than the functional currency of the Company are included in net loss.

Basic Income (Loss) per Share

The Company computes basic loss per share by dividing net loss available to common shareholders by the weighted average number of outstanding common shares during the period. Diluted loss per share is computed by dividing net loss available to common stockholders by the diluted weighted-average number of shares of common stock during the period. The diluted weighted-average number of shares of common stock outstanding is the basic weighted number of shares adjusted for the dilutive effect of potential future issuances of common stock related to

HITECH MINERALS, INC.
NOTES TO THE FINANCIAL STATEMENTS
JUNE 30, 2025 AND 2024

Note 2 — Significant Accounting Policies (cont.)

outstanding options and warrants. No such dilutive potential common shares outstanding are in existence for the years ended June 30, 2025 and 2024. Due to the Company’s net loss position, and no potentially dilutive common shares, basic and diluted loss per share are the same for the years ended June 30, 2025 and 2024.

Recent Accounting Pronouncements

In November 2024, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2024-03, Income Statement Reporting Comprehensive Income — Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses. This ASU requires an entity to disclose the amounts of purchases of inventory, employee compensation, depreciation, and intangible asset amortization included in each relevant expense caption. It also requires an entity to include certain amounts that are already required to be disclosed under current GAAP in the same disclosure. Additionally, it requires an entity to disclose a qualitative description of amounts remaining in relevant expense captions that are not separately disaggregated quantitatively and to disclose the total amount of selling expenses and, in annual reporting periods, an entity’s definition of selling expenses. The amendments in the ASU are effective for annual reporting periods beginning after December 15, 2026 and interim reporting periods beginning after December 15, 2027, with early adoption permitted. We are currently evaluating the potential effect that the updated standard will have on our financial statement disclosures.

In December 2023, the FASB issued ASU No. 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures, to expand the disclosure requirements for income taxes, specifically related to the rate reconciliation and income taxes paid. ASU No. 2023-09 is effective for annual reporting periods beginning after December 15, 2024, with early adoption permitted. We adopted this standard on July 1, 2024 and applied the update retroactively.

In November 2023, The FASB issued ASU No. 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures, which expands annual and interim disclosure requirements for reportable segments, primarily through enhanced disclosures about significant segment expenses. ASU 2023-07 is effective for annual reporting periods beginning after December 15, 2023 and for interim periods beginning after December 31, 2024, with early adoption permitted. We adopted this standard on July 1, 2024.

Subsequent Events

The financial statements and related disclosures include evaluation of events up through and including the date the financial statements were issued.

Note 3 — Property and Equipment

Property and equipment are summarized as follows as of June 30:

	2025	2024	Depreciable Life – Years
Land	$29,596	$29,596	—
Buildings	198,714	198,714	25
Furniture and fixtures	1,467	—	3
Computer equipment	1,088	—	3
Total property and equipment cost	230,865	228,310
Less: accumulated depreciation	23,844	15,310
Total property and equipment, net	$207,021	$213,000

Depreciation expense related to property and equipment for the years ended June 30, 2025 and 2024 was $8,534 and $7,949, respectively.

HITECH MINERALS, INC.
NOTES TO THE FINANCIAL STATEMENTS
JUNE 30, 2025 AND 2024

Note 4 — Operating Leases

The Company leases three bays of the McDermitt Fire Station, located in Nevada, for core sample storage. The original lease commenced in August 2021 for a term of three years. In August 2024, the Company executed an extension agreement to continue leasing the same premises for an additional three years ending in August 2027.

The annual lease fee of $13,200 is billed in advance and it includes $100 per month for electrical power during the first year of the lease. There is no purchase option, and ownership does not transfer at the end of the lease term. The lease is classified as an operating lease.

At lease commencement, the Company recognized a right-of-use asset and corresponding lease liability based on the present value of future lease payments, discounted at the Company’s incremental borrowing rate of 5.5 percent. The initial measurement of the lease liability and right-of-use asset as of August 2021 was $48,501. In August 2024, when the Company executed the extension agreement, which is accounted for as a lease modification, the lease liability and right-of-use asset were remeasured using the Company’s then incremental borrowing rate of 9.0 percent resulting in an increase of $23,071 in the lease liability and right-of-use asset.

Operating lease expense is recognized on a straight-line basis over the lease term. For the years ended June 30, 2025 and 2024, operating lease expenses of $13,200 and $13,200, respectively, were recognized and were included in exploration costs on the statement of operations. Cash paid for leases for the years ended June 30, 2025 and 2024 was $13,200 and $13,200, respectively.

Future minimum annual commitments under this operating lease are as follows:

Years ending June 30,	Amount
2026	$13,200
2027	13,200
Less: imputed interest	(1,605)
Present value of lease payments	$24,795

The weighted average remaining lease term for operating leases as of June 30, 2025 was 2.2 years. The weighted average discount rate for operating leases as of June 30, 2025 was 9.00 percent.

Note 5 — Related Party Transactions

As detailed in Note 1, Jindalee owns 100 percent of the shares in the Company. Jindalee provides certain corporate and administrative services to HiTech.

Related Party Management Fee

During the years ended June 30, 2025 and 2024, HiTech received corporate, executive, finance, accounting, legal, transaction support, information technology, and other administrative services from Jindalee. Jindalee’s policy is to charge the Company a management fee for these services.

The related party management fee is determined and charged at cost based on (i) costs directly attributable to the Company where specifically identifiable and (ii) an allocation of shared corporate overhead costs incurred by Jindalee using a consistent methodology intended to reflect the relative benefit received by the Company. Allocation drivers include a combination of direct attribution and predetermined allocation percentages applied by cost category, including 50 percent allocations for certain shared overhead categories and 80 percent allocations for costs that are predominantly related to the Company but not exclusively attributable. Costs determined to be parent-only, including costs related to Jindalee’s ASX listing and Australian corporate compliance and shareholder reporting obligations, are retained by Jindalee. Total management fees for the years ended June 30, 2025 and 2024 were $926,214 and $860,696, respectively. Management fees are deemed a contribution and presented within stockholder’s equity as capital contributions from Parent in these financial statements.

HITECH MINERALS, INC.
NOTES TO THE FINANCIAL STATEMENTS
JUNE 30, 2025 AND 2024

Note 5 — Related Party Transactions (cont.)

Related Party Share-based Compensation

The Company records compensation expense for equity-settled, share-based awards of Jindalee shares to Company employees. The fair value of service awards, adjusted for estimated forfeitures, is recognized as expense on a straight-line basis over the requisite service period. If awards are forfeited or cancelled prior to vesting, the related compensation expense recognized in the year is reversed. For awards that are fully vested, no reversal of compensation expense is recognized. Total share-based compensation expense for the years ended June 30, 2025 and 2024 was $54,263 and $375,998, respectively, and recorded as a component of general and administrative expenses on the statement of operations. As of June 30, 2025 there was $61,665 of total unrecognized compensation cost related to nonvested share-based compensation awards granted to employees of the Company. That cost is expected to be recognized over a weighted average period of 1 year.

Contributions from Parent

Since its formation in February 2018, the Company has been funded entirely by Jindalee, its sole shareholder. Although the Parent’s funding is legally documented as a line of credit agreement, Jindalee has never charged interest on advances, no repayments have been made since inception, and the Company does not have the ability to repay the balance from its current operations. Management has concluded that the advances are, in substance, capital contributions from the sole shareholder. Accordingly, all Parent funding has been presented within stockholder’s equity as additional capital contributions in these financial statements.

The legal structure of the funding is as a line of credit that provides the Company with access to $20,000,000 AUD. The line of credit permits Jindalee to pay vendors directly on the Company’s behalf to settle accounts payable at month end and draws to fund working capital and project exploration expenditures. The facility allows for prepayments at any time and requires full repayment by June 30, 2026. As discussed in Note 10, the line of credit agreement was amended extending the repayment date to December 31, 2027 and increasing the total line of credit to $40,000,000 AUD. Interest may be charged at the discretion of Jindalee’s Board of Directors at a variable rate equal to the Bank Bill Swap Reference Rate (BBSW) plus 2%, calculated daily and compounded annually. Jindalee’s Board of Directors has not charged interest since inception of the facility.

Activity between Jindalee and the Company during the years ended:

	June 30,
	2025	2024
Cash contributions	$660,000	$350,000
Cash paid directly to vendors	1,654,410	3,508,342
Contributed management fees	926,214	860,696
Contributions of share-based compensation awards to company employees and consultant	54,263	375,998
Total contributions during the period	$3,294,887	$5,095,036

Note 6 — Commitments and Contingencies

Litigation

The Company is subject to various legal proceedings and claims that arise in the ordinary course of its business. The Company believes that the amount, if any, of ultimate liability with respect to legal actions will be insignificant or will be covered by insurance. For the years ended June 30, 2025 and 2024, the Company has not identified or recognized any such liabilities.

HITECH MINERALS, INC.
NOTES TO THE FINANCIAL STATEMENTS
JUNE 30, 2025 AND 2024

Note 6 — Commitments and Contingencies (cont.)

Environmental Matters

The Company’s mining and exploration activities are subject to various laws and regulations governing the protection of the environment. These laws and regulations are continually changing and are generally becoming more restrictive. The Company believes its operations are in compliance with applicable laws and regulations in all material respects. The Company has made, and expects to make in the future, expenditures to comply with such laws and regulations, but it cannot predict the full amount of such future expenditures. For the years ended June 30, 2025 and 2024, the Company does not believe it has any environmental obligations.

Note 7 — Common Stock

Common stock consists of 75,000 authorized shares of no par value stock. 10,000 shares were issued to Jindalee at inception at $0.01 per share. As of June 30, 2025 and 2024, there were 10,000 shares issued and outstanding. Jindalee owns all 10,000 shares. During the years ended June 30, 2025 and 2024, the Company did not issue any new shares of common stock.

Note 8 — Income Taxes

No benefit (provision) from income taxes has been recognized for the years ended June 30, 2025 and 2024 due to continuing net operating losses.

A reconciliation of the provision for income taxes to income taxes computed by applying the statutory United States federal rate to income before taxes is as follows:

	June 30,
	2025		2024
Tax at statutory rates	$(690,581)	21%	$(1,104,936)	21%
State and local income taxes net of federal tax effect	—	0%	—	0%
Valuation allowance	501,903	(15)%	1,104,881	(21)%
Nontaxable or nondeductible items
Share-based compensation	188,671	(6)%
Other	7	0%	55	0%
Total income tax expense	$—		$—

Deferred tax assets (liabilities) as of June 30, 2025 and 2024 consisted of the following:

	2025	2024
Deferred tax assets:
Tax loss carryforward – U.S.	$2,001,168	$1,360,566
Property, equipment, and mining claims	2,405,654	2,171,783
Lease liabilities	6,696	3,532
Share-based compensation	6,040	233,999
Deferred tax assets	4,419,558	3,769,880
Valuation allowance recognized for deferred tax assets	(4,350,176)	(3,704,776)
Net deferred tax assets	69,382	65,104
Deferred tax liabilities:
Lease assets	(6,993)	(3,829)
Prepaid expenses	(8,417)	(8,417)
Unrealized gains/losses	(1,114)	—
Accruals	(52,858)	(52,858)
Deferred tax liabilities	(69,382)	(65,104)
Net deferred tax assets (liabilities)	$—	$—

HITECH MINERALS, INC.
NOTES TO THE FINANCIAL STATEMENTS
JUNE 30, 2025 AND 2024

Note 8 — Income Taxes (cont.)

The Company has $7.4 million and $5.0 million of federal net operating loss carryforwards available to reduce future income taxes as of June 30, 2025 and 2024, respectively, of which $1,238 expires in 2037 and the remainder does not expire. The company has approximately $7.4 million and $5.0 million of state net operating loss carryforwards available to reduce future income taxes as of June 30, 2025 and 2024, respectively, which expires 2033 through 2040.

The Company evaluates the evidence available to determine whether a valuation allowance is required on the deferred tax assets. The Company determined that its net deferred tax assets were not more likely than not to be realized. As a result, the Company recorded a valuation allowance of $4,350,176 and $3,704,776 as of June 30, 2025 and 2024, respectively.

As of both June 30, 2025 and 2024, the Company believes that it has no uncertain tax positions. If the Company were to determine there was an uncertain tax position, the Company would recognize the liability and related interest and penalties within income tax expense.

State taxes in Oregon made up the majority of the tax effect in the state and local income taxes category.

Note 9 — Segment Information

The Company operates as a single reporting segment engaged in the exploration of its properties. In determining the reportable segment, management evaluated the basis of organization of the Company, including that all of the entity’s business activities are focused on acquisition, exploration, and development of mineral properties in a particular geographic location. The Company has not yet derived any revenue, and the Company’s costs are mainly derived from its activities on the McDermitt Lithium Project. Additionally, all the mineral properties have similar discovery and permitting processes, as well as are expected to share future facilities and lithium exploration targets.

The chief operating decision maker (CODM) is the Company’s chief executive officer. Net loss is the measure of loss used by the CODM to evaluate company performance and the economic viability of the Company’s exploration properties. The CODM also reviews expenditures for capital or long-lived asset acquisitions, which are included in the statement of cash flows.

The CODM conducts regular financial reviews, focusing on operational efficiency across the Company’s operations. Investment decisions, including capital expenditures for exploration and claim acquisitions, are made based on expected return on investment and regulatory considerations in the jurisdictions that the Company operates. The accounting policies used to measure profit and loss of the segment are the same as those described in the summary of significant accounting policies.

The significant segment expenses for the exploration and evaluation operating segment that are regularly provided to the CODM are professional fees, study costs, and claim maintenance fees. Within general and administrative costs, the significant expenses are labor costs.

Years Ended June 30,	2025	2024
Exploration expenses
Professional fees	$1,061,857	$1,181,926
Studies	269,550	1,973,296
Claim maintenance fees	183,010	157,706
Other	122,674	127,904
Lease expense	13,200	13,200
Exploration expenses	1,650,291	3,454,032

HITECH MINERALS, INC.
NOTES TO THE FINANCIAL STATEMENTS
JUNE 30, 2025 AND 2024

Note 9 — Segment Information (cont.)

Years Ended June 30,	2025	2024
General and administrative expenses
Labor	508,057	794,200
Other	199,507	144,445
General and administrative expenses	707,564	938,645

Related party management fees	926,214	860,696
Depreciation	8,534	7,949
Foreign exchange (gain) loss	(4,124)	276
Net loss	$(3,288,479)	$(5,261,598)

Note 10 — Subsequent Events

On September 9, 2025, it was announced that Jindalee entered into a nonbinding letter of intent with Constellation Acquisition Corp. I (Constellation) (OTCPK:CSTAF), a special purpose acquisition company (SPAC) sponsored by an affiliate of Antarctica Capital, LLC (Antarctica) to merge Constellation with the Company to form a combined entity. The consummation of the merger is subject to various normal business negotiations and is not guaranteed.

On October 23, 2025, the Company purchased 19.3 greater sage-grouse upland habitat mitigation credits and 1.9 greater sage-grouse mesic habitat mitigation credits for $564,000 from WGBCB, LLC, sponsor of the Western Great Basin Conservation Bank to satisfy permitting requirements imposed by the Oregon Department of Geology and Mineral Industries and the Oregon Department of Fish and Wildlife for permits issued in October 2025 in compliance with the State of Oregon’s Greater Sage-Grouse Mitigation Program.

On April 8, 2026, the Company and Jindalee amended the line of credit agreement to increase the total principal available to the Company to $40,000,000 AUD and extend the maturity date to December 31, 2027.

On April 9, 2026, the Company signed a binding Business Combination Agreement (BCA) with Constellation Acquisition Corp. I (Constellation) (OTCPK:CSTAF), a special purpose acquisition company (SPAC) sponsored by an affiliate of Antarctica Capital, LLC (Antarctica), pursuant to which a newly-formed entity, US Elemental Inc. (US Elemental) is expected to become a NASDAQ listed company. Upon completion of the BCA, HiTech will become a wholly owned subsidiary of US Elemental.

The BCA provides for, among other things, the consummation of the following transactions:

(i)     The Company and Constellation will each merge with a subsidiary of US Elemental and, in connection therewith, each issued and outstanding ordinary share will be automatically cancelled and exchanged for one newly issued share of common stock, par value $0.0001 per share, of US Elemental.

(ii)    Contributions provided by Jindalee to the Company through September 3, 2025 will be, at the closing of the BCA, converted into warrants.

(iii)   Contributions provided by Jindalee to the Company subsequent to September 3, 2025 will, at Jindalee’s election, either be converted into common shares in US Elemental at a 15% discount to the IPO Price per Share or Jindalee will receive a cash distribution as a repayment of the contributions.

The consummation of the transaction is subject to satisfaction of a minimum cash condition of $14 million net of certain transaction expenses, which is intended to ensure US Elemental has sufficient funding available at completion. Consummation of the transaction is subject to various regulatory and closing conditions, including approval by both Jindalee and Constellation shareholders.

HITECH MINERALS, INC.
NOTES TO THE FINANCIAL STATEMENTS
JUNE 30, 2025 AND 2024

Note 10 — Subsequent Events (cont.)

Concurrent with the execution of the BCA, the Company entered into a securities purchase agreement with Endurance Antarctica Partners II, LLC (Endurance), an affiliate of Antarctica, and issued 1,550 shares of 12% Series A Cumulative Convertible Preferred Stock for an aggregate purchase price of $1,550,000. The Preferred Stock will be automatically cancelled and exchanged for Preferred Stock of US Elemental at the time of closing, and US Elemental will issue a number of warrants to Endurance or its permitted transferees that is equal to the Accrued Value divided by the Conversion Price, measured as of the date of the closing. Concurrently, Jindalee and Endurance executed a Parent Guarantee, pursuant to which Jindalee agreed to guarantee the Company’s payment obligations related to the Preferred Stock if the BCA is terminated.

On April 27, 2026, Oregon Natural Desert Association (ONDA) and other plaintiffs filed a complaint in the United States District Court for the District of Oregon against the United States Bureau of Land Management (BLM) and others seeking, among other relief, to vacate and set aside the Record of Decision and associated federal permit authorizing the Company’s McDermitt Lithium Project exploration program in eastern Oregon and the implementation of that permit. The Company is not a named defendant but intends to seek to intervene in the action in order to support the BLM’s decision and defend its interests.

The Company is currently evaluating the complaint and the potential implications of the litigation, including the possibility that the plaintiffs may seek temporary restraining orders or preliminary injunctive relief that, if granted, could delay or otherwise affect the timing of the Company’s planned exploration activities. At this time, no amounts have been accrued in the accompanying financial statements related to this matter, as management is unable to reasonably estimate the probability or amount of any potential loss or range of loss, if any, that may result from this litigation.

Annex A

BUSINESS COMBINATION AGREEMENT

by and among

Constellation Acquisition Corp I,

US Elemental Inc.,

CAC Merger Sub I LLC,

USE Merger Sub 2 Inc.,

and

HiTech Minerals Inc.

dated as of April 9, 2026

Annex A-i

Annex A-ii

Annex A-iii

Annex A Page Nos.
Section 11.18.	Non-Survival of Representations, Warranties and Covenants	A-70
Section 11.19.	Conflicts and Privilege	A-70
Exhibits
Exhibit A	Sponsor Support Agreement
Exhibit B	Shareholder Support Agreement
Exhibit C	Form Voting Agreement
Exhibit D	Plan of Initial Merger

Schedules

Schedule 7.4(c) (PubCo Officers)

SPAC Disclosure Letter

Company Disclosure Letter

Annex A-iv

INDEX OF DEFINED TERMS

Acquisition Closing	17
Acquisition Closing Date	17
Acquisition Effective Time	17
Acquisition Entity	43
Acquisition Merger	1
Acquisition Merger Consideration	4
Acquisition Merger Filing Documents	17
Action	4
Affiliate	4
Agreement	1
Anti-Corruption Laws	23
Anti-Money Laundering Laws	4
Articles of the Surviving Corporation	17
Audited Financial Statements	53
Authorization Notice	15
Benefit Plan	4
Business Combination	4
Business Day	4
Cayman Act	4
Change of Company Recommendation	49
Change of SPAC Board Recommendation	56
Charter of the Surviving Company	15
Closing Date	4
Code	4
Company	1
Company Acquisition Proposal	50
Company Approvals	22
Company Board	3
Company Board Recommendation	51
Company Charter	5
Company Charter Documents	21
Company Contract	6
Company Disclosure Letter	21
Company Financial Statements	25
Company IP	5
Company IT Systems	5
Company Material Adverse Effect	5, 64
Company Parent	1
Company Parent Board	3
Company Parent Group	71
Company Parent Shareholders’ Meeting	2
Company Post-Signing Financial Statements	53
Company Shareholder	5
Company Shares	5
Company Termination Amount	66
Company Transaction Expenses	5
Company Written Consent	22
Competing SPAC	6
Constellation Group	70

Annex A-v

Continuing Parent Loans	1
Continuing Sponsor Non-Transaction Loans	1
Continuing Sponsor Transaction Loans	1
Contract	6
Control	6
Controlled	6
Controlling	6
D&O Indemnified Parties	51
D&O Insurance	52
DGCL	6
Disclosure Letter	6
Dissenting SPAC Shareholders	20
Dissenting SPAC Shares	20
DLLCA	6
Encumbrance	6
Enforceability Exceptions	22
Environmental Laws	6
Equity Securities	6
ERISA	6
ERISA Affiliate	6
Event	6
Exchange Act	7
Existing Parent Loans	1
Existing Sponsor Loans	1
GAAP	7
Government Official	7
Governmental Authority	7
Governmental Order	7
Group	7
Group Companies	7
Group Company	7
Hazardous Materials	7
Indebtedness	7
Initial Closing	15
Initial Closing Date	15
Initial Merger	1
Initial Merger Consideration	7
Initial Merger Effective Time	15
Initial Merger Filing Documents	15
Initial Merger Sub 1 Interests	43
Initial PubCo Common Stock	43
Initial PubCo Merger Sub 2 Common Stock	43
Insurance Policies	32
Intellectual Property	8
Intended Tax Treatment	2
Interim Period	45
Investment Company Act	8
IPO	8, 66
IPO Price	8
K&E	71
Knowledge of SPAC	8

Annex A-vi

Knowledge of the Company	8
Latest Balance Sheet Date	25
Law	8
Leased Real Property	28
Liabilities	8
Lookback Cutoff Date	8
Made Available	8
Material Contract	26
Material Permits	24
Merger Sub 1	1
Merger Sub 2	1
Mergers	1
Mining Projects	8
Minimum Cash Condition	8
Mining Rights	8
Non-Recourse Parties	70
Non-Recourse Party	70
Notice Period	50
NRCA	9
Ordinary Course	9
Ordinary Shares	9
Organizational Documents	9
Other Transaction Expenses	9
Owned IP	9
Owned Property	27
Parent Loans	1
Patents	9
Perkins	71
Permitted Encumbrances	9
Person	9
PIPE Investment Amount	61
Plan of Acquisition Merger	14
Plan of Initial Merger	9
Privacy Laws	9
Prohibited Person	10
Proposed Changed Terms	50
Proxy Statement	10
Proxy/Registration Statement	33
PubCo	1
PubCo Charter	14
PubCo Common Shares	10
PubCo Incentive Plan	53
PubCo Initial Shareholder	10
PubCo Preferred Shares	10
PubCo Subscriber Share	43
PubCo Warrant	10
Real Property	10
Real Property Leases	28
Redeeming SPAC Shares	10
Registered IP	10
Registrable Securities	10

Annex A-vii

Registration Rights Agreement	3
Registration Statement	10
Regulatory Approvals	57
Related Party	10
Remaining Trust Fund Proceeds	19
Representatives	11
Sanctions	11
SEC	11
Securities Act	11
Shareholder Merger Consideration	11
Shareholder Support Agreement	2
Software	11
SPAC	1
SPAC Acquisition Proposal	11
SPAC Board	3
SPAC Charter	11
SPAC Class A Ordinary Shares	11
SPAC Class B Ordinary Shares	11
SPAC Disclosure Letter	35
SPAC Financial Statements	39
SPAC Material Adverse Effect	11, 64
SPAC Non-Transaction Expenses	11
SPAC Preference Shares	11
SPAC Private Placement Warrant	11
SPAC SEC Filings	41
SPAC Securities	12
SPAC Shareholder	12
SPAC Shareholder Redemption Amount	12
SPAC Shareholder Redemption Right	12
SPAC Shareholders’ Approval	12
SPAC Shareholders’ Meeting	59
SPAC Shares	12
SPAC Transaction Expenses	12
SPAC Treasury Shares	16
SPAC Unit	12
SPAC Warrants	12
Sponsor	2
Sponsor Financing	2
Sponsor Loans	1
Sponsor Support Agreement	2
Stockholder Litigation	60
Subsidiary	12
Superior Proposal	51
Surrender Shares	17
Surviving Company	1
Surviving Corporation	1
Tax	12
Tax Returns	12
Taxes	12
Terminating Company Breach	65
Terminating SPAC Breach	65

Annex A-viii

Third Party	49
Trade Secrets	13
Trademarks	13
Transaction Documents	13
Transaction Proposals	13
Transactions	13
Transfer Taxes	13
Trust Account	66
Trust Agreement	41
Trustee	41
U.S.	13
Unit Separation	16
Warrant Agreement	13
Written Objection	15

Annex A-ix

BUSINESS COMBINATION AGREEMENT

This Business Combination Agreement, dated as of April 9, 2026 (this “Agreement”), is made and entered into by and among (i) US Elemental Inc., a Delaware corporation (“PubCo”), (ii) Constellation Acquisition Corp I, an exempted company incorporated under the laws of the Cayman Islands (“SPAC”), (iii) CAC Merger Sub I LLC, a Delaware limited liability company and a direct wholly owned subsidiary of PubCo (“Merger Sub 1”), (iv) USE Merger Sub 2 Inc., a Nevada corporation and a directly wholly owned subsidiary of SPAC (“Merger Sub 2”), and (v) HiTech Minerals Inc., a Nevada corporation (the “Company”).

RECITALS

WHEREAS, SPAC is, as of the date hereof, a blank check company and incorporated as a Cayman Islands exempted company and incorporated for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses;

WHEREAS, PubCo is a newly formed entity and was formed for the purpose of acquiring the SPAC and the Company;

WHEREAS, Merger Sub 1 is a newly incorporated entity wholly owned by PubCo and formed for the purpose of effectuating the Initial Merger;

WHEREAS, Merger Sub 2 is a newly incorporated entity wholly owned by SPAC formed for the purpose of effectuating the Acquisition Merger, and will be contributed and transferred to PubCo immediately following the Initial Merger Effective Time in accordance with Section 2.2(h);

WHEREAS, the parties desire and intend to effect a business combination transaction whereby (a) SPAC will merge with and into Merger Sub 1 (the “Initial Merger”), with Merger Sub 1 being the surviving company (as defined in the Cayman Act) and remaining a wholly owned subsidiary of PubCo (Merger Sub 1 is hereinafter referred to for the periods from and after the Initial Merger Effective Time as the “Surviving Company”), and (b) immediately following the Initial Merger, the Merger Sub 2 Transfer (as defined below) will be consummated, pursuant to which Merger Sub 2 will become a direct wholly owned subsidiary of PubCo, and (c) following the Initial Merger and the Merger Sub 2 Transfer, Merger Sub 2 will merge with and into the Company (the “Acquisition Merger” and together with the Initial Merger, the “Mergers”), with the Company being the surviving entity and becoming a wholly owned subsidiary of PubCo (the Company is hereinafter referred to for the periods from and after the Acquisition Effective Time as the “Surviving Corporation”), each Merger to occur upon the terms and subject to the conditions set forth in this Agreement, including the plan of Initial Merger, and in accordance with the applicable provisions of the Cayman Act, DGCL, DLLCA and NRCA.

WHEREAS, intercompany amounts or obligations funded by Jindalee Lithium Limited, the Company’s parent (“Company Parent”) as a loan to the Company (“Parent Intercompany Amounts”), (a) existing as of September 3, 2025 (the “Existing Parent Intercompany Amounts”) will be settled at the Acquisition Closing through the issuance of PubCo Loan Warrants, with the number of PubCo Loan Warrants equal to (y) the principal amount outstanding under the applicable Existing Parent Intercompany Amounts divided by (z) $1.50 and (b) incurred after that date and prior to the Acquisition Closing (the “Continuing Parent Intercompany Amounts”) in order to finance ordinary course operations of the Company or Company Transaction Expenses will, at Company Parent’s election prior to the Initial Merger Effective Time, either be settled in cash or converted into PubCo Common Shares at a 15% discount to the IPO Price per Share.

WHEREAS, loans by Sponsor, its Affiliates or any of SPAC’s officers or directors to SPAC (“Sponsor Loans”) (a) existing as of September 3, 2025 (“Existing Sponsor Loans”) will be converted at the Initial Closing, into PubCo Loan Warrants, with the number of PubCo Loan Warrants equal to (y) the principal amount outstanding under the applicable Sponsor Loans divided by (z) $1.50, (b) incurred after that date and prior to Acquisition Closing (“Continuing Sponsor Transaction Loans”) to the extent used to finance SPAC Transaction Expenses or Other Transaction Expenses that are due and payable prior to the Acquisition Closing will be repaid in cash at the Acquisition Closing and (c) incurred after that date and prior to Acquisition Closing (“Continuing Sponsor Non-Transaction Loans”) other than to the extent used to finance SPAC Transaction Expenses or Other Transaction Expenses will be converted into PubCo Loan Warrants at the Initial Closing, with the number of PubCo Loan Warrants equal to (y) the principal amount outstanding under the applicable Sponsor Loans divided by (z) $1.50, immediately prior to the Initial Merger Effective Time.

Annex A-1

WHEREAS, on or about the date of this Agreement, an Affiliate of Sponsor has (a) funded to the Company $1.55 million in the aggregate of convertible preferred stock issued by the Company, which will be redeemable in cash if this Agreement is terminated in accordance with its terms, and (b) entered into binding commitments to fund $2.5 million of the Private Placement (collectively, the “Sponsor Financing”).

WHEREAS, for U.S. federal and applicable state and local (and, to the extent applicable, non-U.S.) income Tax purposes, it is intended that (a) the Initial Merger will qualify as a “reorganization” under Section 368(a)(1)(F) of the Code and the applicable Treasury Regulations, (b) the Acquisition Merger, will qualify as (i) a “reorganization” under Section 368(a) of the Code and the applicable Treasury Regulations and/or (ii) together with the Private Placement and any other contributions of cash and/or property to PubCo in connection with and substantially contemporaneously with the consummation of the Transactions, as a transfer of property described in Section 351(a) of the Code, (c) this Agreement constitutes a “plan of reorganization” within the meaning of Sections 354, 361 and 368 of the Code and the applicable Treasury Regulations and (d) the Parent Intercompany Amounts are treated as equity (collectively, the “Intended Tax Treatment”).

WHEREAS, the Company has received concurrently with the execution and delivery of this Agreement and as a material inducement to the Company to enter into this Agreement, a Sponsor Support Agreement substantially in the form attached hereto as Exhibit A (the “Sponsor Support Agreement”) signed by the Company, SPAC, Constellation Sponsor LP, a Delaware limited partnership (“Sponsor”), pursuant to which, among other things, and subject to the terms and conditions set forth therein, Sponsor agrees (a) to vote all SPAC Shares held by them in favor of the Transactions and the Transaction Proposals, (b) to waive the anti-dilution rights of the SPAC Class B Ordinary Shares under the SPAC Charter, (c) to forfeit a specified amount of SPAC Shares when and if required in accordance with the express terms thereof, (d) to appear at the SPAC Shareholders’ Meeting in person or by proxy for purposes of counting towards a quorum, (e) to vote all SPAC Shares against any proposals that would in any material respect impede the Transactions or any other Transaction Proposal, (f) not to redeem any SPAC Shares, (g) not to transfer any SPAC Securities, other than as permitted therein, (h) to unconditionally and irrevocably waive any rights of dissent pursuant to section 238 of the Cayman Act in respect to all SPAC Shares with respect to the Initial Merger, to the extent applicable, and (i) to agree to a lock-up of certain of its PubCo Common Shares during the respective periods as set forth therein.

WHEREAS, SPAC has received concurrently with the execution and delivery of this Agreement and as a material inducement to SPAC to enter into this Agreement, (a) the Shareholder Support Agreement substantially in the form attached hereto as Exhibit B (the “Shareholder Support Agreement”) signed by the Company Parent and SPAC, pursuant to which, among other things, and subject to the terms and conditions set forth therein, the Company Parent agrees (i) to execute and deliver to the Company and SPAC an irrevocable written consent in its capacity as the sole voting shareholder of the Company casting a vote to approve the Transactions promptly following receipt of the Required Parent Shareholder Approval, (ii) to hold a meeting of its shareholders (“Company Parent Shareholders’ Meeting”) for the purposes of obtaining the necessary consent for the Company to consummate the Transactions and to solicit the vote necessary to obtain the Required Parent Shareholder Approval and agree to such other actions with respect to the Company Parent Shareholders’ Meeting as set forth therein, and (iii) to agree to a lock-up of certain of its PubCo Common Shares during the respective periods as set forth therein, (iv) not to transfer any Company Shares and (v) to unconditionally and irrevocably waive the dissenters’ rights pursuant to the NRCA in respect to all Company Shares with respect to the Acquisition Merger, if applicable.

WHEREAS, SPAC has also received concurrently with the execution and delivery of this Agreement and as a material inducement to SPAC to enter into this Agreement, Parent Shareholder Voting Agreement(s), substantially in the form attached hereto as Exhibit C (each a “Voting Agreement” and collectively, the “Voting Agreements”) each signed by the Company Parent and certain Company Parent shareholders who collectively hold at least 18.00 % of the outstanding and issued ordinary fully paid shares of Company Parent (the “Supportive Parent Shareholders”), pursuant to which among other things and subject to the terms and conditions set forth therein, each Supportive Parent Shareholder agrees (a) to appear at the Company Parent Shareholders’ Meeting in person, by proxy or power of attorney for purposes of counting towards a quorum, (b) to vote, or cause to be voted, all Company Parent shares held or controlled by such Supportive Parent Shareholder to the Company’s consummation of the Transaction and against any proposals that would in any material respect impede the Transactions or any other Transaction Proposal and (c) prior to the Acquisition Closing, not to transfer any securities in Company Parent.

Annex A-2

WHEREAS, effective upon the Acquisition Closing, PubCo, Sponsor and Company Parent will have entered into a registration rights agreement in a form to be mutually agreed by the Company, Company Parent and SPAC (the “Registration Rights Agreement”) pursuant to which, among other things, (a) PubCo will commit to file a resale shelf registration statement that includes, among other things and subject to certain exceptions, the Shareholder Merger Consideration held by signatories to the Registration Rights Agreement, and (b) affords those registration rights holders customary demand and “piggy-back” registration rights.

WHEREAS, the board of directors of SPAC (the “SPAC Board”) has unanimously (a) determined that (i) it is fair to, advisable and in the best interests of SPAC to enter into this Agreement, and to consummate the Initial Merger and the other Transactions, and (ii) the Transactions constitute a “Business Combination” as such term is defined in the SPAC Charter, (b) (i) approved and declared advisable this Agreement and the execution, delivery and performance of this Agreement and the consummation of the Transactions, and (ii) approved and declared advisable the Plan of Initial Merger and the execution and filing thereof and the Transaction Documents to which SPAC is a party and the execution, delivery and performance of such Transaction Documents, (c) resolved to recommend the adoption of this Agreement and the Plan of Initial Merger by the SPAC Shareholders, and (d) directed that this Agreement and the Plan of Initial Merger be submitted to the SPAC shareholders for their adoption.

WHEREAS, (a) the sole director of PubCo has (i) determined that it is fair to, advisable and in the best interests of PubCo to enter into this Agreement and to consummate the Mergers and the other Transactions, and (ii) approved and declared advisable this Agreement, the Initial Merger and the other Transaction Documents to which PubCo is a party and the execution, delivery and performance thereof and (b) the sole shareholder of PubCo has adopted a resolution by written consent (i) approving this Agreement, the Initial Merger, the Acquisition Merger and the Transactions and (ii) adopting the PubCo Charter effective at the Initial Merger Effective Time.

WHEREAS, (a) the sole member of Merger Sub 1 has (i) determined that it is fair to, advisable and in the best interests of Merger Sub 1 to enter into this Agreement and to consummate the Initial Merger and the other Transactions, (ii) approved and declared advisable this Agreement and the Plan of Initial Merger and the execution, delivery and performance of this Agreement and the Plan of Initial Merger and the consummation of the Transactions and (b) the sole member of Merger Sub 1 has adopted a resolution by written consent approving this Agreement, the Plan of Initial Merger and the Transactions.

WHEREAS, (a) the sole director of Merger Sub 2 has (i) determined that it is fair to, advisable and in the best interests of Merger Sub 2 to enter into this Agreement and to consummate the Merger Sub 2 Transfer, the Acquisition Merger and the other Transactions, (ii) approved and declared advisable this Agreement, the Merger Sub 2 Transfer Agreement and the Acquisition Merger and the execution, delivery and performance of this Agreement, the Merger Sub 2 Transfer Agreement and the Acquisition Merger and the consummation of the Transactions and (b) the sole shareholder of Merger Sub 2 has adopted a resolution by written consent approving this Agreement, the Merger Sub 2 Transfer Agreement, the Acquisition Merger and the Transactions.

WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously (a) determined that it is fair to, advisable and in the best interests of the Company to enter into this Agreement and to consummate the Acquisition Merger and the other Transactions, (b) approved and declared advisable this Agreement, the Acquisition Merger and the other Transaction Documents to which the Company is a party and the execution, delivery and performance thereof, (c) resolved to recommend the adoption of this Agreement and the Acquisition Merger by the shareholder of the Company, and (d) directed that the Acquisition Merger and the Articles of Acquisition Merger be submitted to the shareholder of the Company for adoption.

WHEREAS, the board of directors of Company Parent (the “Company Parent Board”) has unanimously (a) determined that it is fair to, advisable and in the best interests of the Company Parent to enter into this Agreement and to consummate the Acquisition Merger and the other Transactions, (b) approved and declared advisable this Agreement, the Acquisition Merger and the other Transaction Documents and the execution, delivery and performance of any of the foregoing to which the Company Parent is party, (c) resolved to recommend the adoption of this Agreement and the Acquisition Merger by the shareholders of the Company Parent, and (d) directed that the Acquisition Merger and the Articles of Acquisition Merger be submitted to the shareholder of the Company Parent for adoption.

Annex A-3

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, SPAC, PubCo, Merger Sub 1, Merger Sub 2 and the Company agree as follows:

Article I
CERTAIN DEFINITIONS

Section 1.1. Definitions. As used herein, the following terms will have the following meanings:

“Acquisition Merger Consideration” means the sum of all PubCo Common Shares receivable by Company Shareholders pursuant to Section 2.3(e).

“Action” means any charge, claim, action, complaint, petition, prosecution, investigation, appeal, suit, litigation, arbitration or other similar proceeding initiated or conducted by a mediator, arbitrator or Governmental Authority, whether administrative, civil, regulatory or criminal, and whether at law or in equity, or otherwise under any applicable Law.

“Affiliate” means, with respect to any Person, any other Person which, directly or indirectly, Controls, is Controlled by or is under common Control with such Person.

“Anti-Money Laundering Laws” means all financial recordkeeping and reporting requirements and all money laundering-related laws of jurisdictions where the Company or its Subsidiaries conducts business or owns assets, and any related or similar Law issued, administered or enforced by any Governmental Authority.

“Antitrust Law” means (a) the Sherman Antitrust Act of 1890, the Clayton Antitrust Act of 1914, the HSR Act, the Federal Trade Commission Act, and all other federal, state, provincial and foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition and (b) all applicable Laws, whether domestic or foreign, relating to foreign investment or that provide for the review of national security or defense matters or the national interest in connection with the acquisition of any interest in or assets of a business under the jurisdiction of a Governmental Authority.

“Articles of Acquisition Merger” means the articles of merger customary form and substance and any amendment or variation thereto made in accordance with the provisions of the NRCA and the terms thereof.

“Benefit Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, whether or not subject to ERISA) and compensation or benefit plan, program, policy, practice, Contract, or other arrangement, including any employment, individual independent contractor, severance, termination pay, deferred compensation, retirement, paid time off, vacation, profit sharing, incentive, bonus, health, welfare, performance awards, equity or equity-based compensation (including stock option, equity purchase, equity ownership, and restricted stock unit), disability, death benefit, life insurance, fringe benefits, retention or stay-bonus, transaction or change-in control agreement, or other compensation or benefits, whether written or unwritten, that is sponsored, maintained, contributed to or required to be contributed to by the Company, any of its Subsidiaries, or any of their respective ERISA Affiliates for the benefit of any current or former employee, officer, director or individual service provider of the Company and its Subsidiaries or otherwise with respect to which the Company or its Subsidiaries has any Liability; provided that the term “Benefit Plan” does not include any employee benefit plan, program or arrangement that is maintained or sponsored by any Governmental Authority.

“Business Combination” has the meaning given in the SPAC Charter.

“Business Day” means a day on which commercial banks are open for business in New York, U.S., the Cayman Islands and Brisbane, Australia, except a Saturday, Sunday or public holiday (gazetted or ungazetted and whether scheduled or unscheduled).

“Cayman Act” means the Companies Act (As Revised) of the Cayman Islands.

“Closing Date” means each of the Initial Closing Date and the Acquisition Closing Date.

“Code” means the Internal Revenue Code of 1986, as amended.

Annex A-4

“Company Charter” means the Articles of Incorporation of the Company, as amended, as of the date hereof.

“Company Common Shares” means, the Common Stock, without par value, of the Company.

“Company IP” means all Owned IP and all other Intellectual Property used or held for use in or necessary for the operation of the business of the Company or any of its Subsidiaries.

“Company IT Systems” means all computer systems, hardware, Software, servers, networks, data communication lines, and other information technology and telecommunications equipment and tangible assets, including outsourced or cloud computing arrangements, and associated documentation, in each case, exclusively owned or used or by or for the Company in connection with the business of the Company.

“Company Material Adverse Effect” means any Event that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (i) the business, assets and liabilities, results of operations or financial condition, properties or liabilities of the Company and its Subsidiaries, taken as a whole or (ii) the ability of the Company to perform its obligations under this Agreement or consummate the Transactions; provided, however, that for the purposes of clause (i), in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Company Material Adverse Effect”: (a) any change in applicable Laws, GAAP or any interpretation thereof following the date of this Agreement, (b) any change in interest rates or economic, political, business or financial market conditions generally, (c) the taking or refraining from taking of any action expressly required to be taken or refrained from being taken under this Agreement (but excluding compliance with Section 6.1(A) and (B)), (d) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), epidemic or pandemic, acts of nature or change in climate, (e) any acts of terrorism or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions, riots or insurrections, (f) any failure in and of itself of the Company and any of its Subsidiaries to meet any projections or forecasts, provided, however, that the exception in this clause (f) will not prevent or otherwise affect a determination that any change, effect or development underlying such change has resulted in or contributed to a Company Material Adverse Effect, (g) any Events generally applicable to the industries or markets in which the Company operates, (h) any action taken by, or at the written request of, SPAC, or (i) the announcement of this Agreement and the Transactions, including any termination of, reduction in or similar adverse impact (but in each case only to the extent attributable to such announcement or consummation) on the Company’s and its Subsidiaries’ relationships, contractual or otherwise, with any Governmental Authority, third parties or other Person (but excluding compliance with the representations and warranties set forth in Section 3.5); provided, however, that in the case of each of clauses (a), (b), (d), (e) and (g), any such Event to the extent it disproportionately affects the Company or any of its Subsidiaries relative to other similarly situated participants in the industries and geographies in which such Persons operate will not be excluded from the determination of whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect, but only to the extent of the incremental disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to such similarly situated participants;

“Company Parent Option” means an outstanding option to purchase ordinary shares of the Company Parent granted to employees of the Company under the Company Parent Stock Plan.

“Company Parent Stock Plan” means the Jindalee Resources Limited Employee Securities Incentive Plan, dated October 1, 2022.

“Company Preferred Share” means Preferred Shares of the Company issued to PIPE Investors in connection with a PIPE Financing and pursuant to one or more PIPE Financing Agreements.

“Company Shareholder” means any holder of any Company Shares.

“Company Shares” means, together, the Company Preferred Shares and Company Common Shares.

“Company Transaction Expenses” means any out-of-pocket fees and expenses payable by the Company or any of its Subsidiaries or Affiliates (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation and consummation of the Transactions, including, without duplication, with respect to (a) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers, including consultants and public relations firms, (b) any and all filing fees payable by the Company or any of its Subsidiaries or

Annex A-5

Affiliates to the Governmental Authorities in connection with the Transactions, and (c) all retention, stay or transaction bonuses, severance, incentive or deferred compensation payments and other compensatory payments or obligations that are payable to any current or former employee, officer, director or individual service provider of the Company or any of its Subsidiaries as a result of or in connection with the execution of this Agreement or the consummation of the Transactions (including, without duplication, the employer portion of any payroll, fees, expenses, social security, unemployment or similar Taxes with respect to such payments and calculated as if all such amounts were paid on the Acquisition Closing Date).

“Competing SPAC” means any publicly traded special purpose acquisition company other than SPAC.

“Contract” means any legally binding written, oral or other agreement, contract, subcontract, lease, instrument, note, option, warranty, purchase order, license, sublicense, mortgage, guarantee, purchase order, insurance policy, grant, arrangement, understanding, supply schedule, sublease, surface agreement, easement, statement of work or commitment or undertaking of any nature that has any outstanding rights or obligations.

“Control” in relation to any Person means (a) the direct or indirect ownership of, or ability to direct the casting of, more than fifty percent (50%) of the total voting rights conferred by all the shares then in issue and conferring the right to vote at all general meetings of such Person; (b) the ability to appoint or remove a majority of the directors of the board or equivalent governing body of such Person; (c) the right to control the votes at a meeting of the board of directors (or equivalent governing body) of such Person; or (d) the ability to direct or cause the direction of the management and policies of such Person whether by Contract or otherwise, and “Controlled”, “Controlling” and “under common Control with” will be construed accordingly.

“DGCL” means the General Corporation Law of the State of Delaware.

“Disclosure Letter” means, as applicable, the Company Disclosure Letter and the SPAC Disclosure Letter.

“DLLCA” means the Limited Liability Company Act of the State of Delaware.

“Encumbrance” means any mortgage, charge (whether fixed or floating), pledge, lien, license, covenant not to sue, option, right of first offer, refusal or negotiation, hypothecation, assignment, deed of trust, title retention or other similar encumbrance of any kind whether consensual, statutory or otherwise.

“Environmental Laws” means all Laws concerning pollution, protection of the environment or natural resources, reclamation or restoration of land, water or property (including any current, abandoned or former mines), environmental decommissioning of property or operations, protection of wildlife and endangered or threatened species, human health or safety (including with respect to protection from environmental hazards), protection of cultural or historic resources, the generation, use, treatment, storage, handling, management, transportation and disposal or recycling of, or exposure to, Hazardous Materials, and releases and threatened releases of Hazardous Materials.

“Environmental Permits” means any Material Permits required or issued pursuant to Environmental Laws.

“Equity Securities” means, with respect to any Person, any capital stock, shares, equity interests, membership interests, partnership interests or registered capital, joint venture or other ownership interests in such person and any options, warrants or other securities (for the avoidance of doubt, including debt securities) that are directly or indirectly convertible into, or exercisable or exchangeable for, such capital stock, shares, equity interests, membership interests, partnership interests or registered capital, joint venture or other ownership interests (whether or not such derivative securities are issued by such Person).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” of any entity means each trade or business (whether or not incorporated) that is or was at the relevant time treated as a single employer with such entity for purposes of Section 4001(b)(1) of ERISA or Section 414(b), (c), (m) or (o) of the Code.

“Event” means any event, state of facts, development, change, circumstance, occurrence or effect.

“Ex-Im Laws” means all Laws relating to export, reexport, transfer, retransfer, and import controls, including the U.S. Export Administration Regulations, the customs and import Laws administered by U.S. Customs and Border Protection, and the EU Dual Use Regulation.

Annex A-6

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“Government Contract” has the meaning given to that term in Section 3.25.

“Government Official” means any officer, cadre, civil servant, employee or any other person who acts in an official capacity for any Governmental Authority (including any government-owned or government-Controlled enterprise, political party, public international organization or official thereof), or who acts in an official capacity for any candidate for governmental or political office.

“Governmental Authority” means the government of any nation, tribe, province, state, city, locality or other political subdivision of any thereof, any entity exercising executive, legislative, judicial, regulatory, taxing or administrative functions of or pertaining to government, regulation or compliance, or any arbitrator or arbitral body (public or private), any self-regulated organization, stock exchange, or quasi-governmental authority.

“Governmental Order” means any order, ruling, decision, verdict, decree, writ, subpoena, mandate, precept, command, directive, consent, approval, award, judgment, injunction or other similar determination or finding by, before or under the supervision of any Governmental Authority.

“Group” or “Group Companies” means the Company and its Subsidiaries, and “Group Company” means any of them.

“Hazardous Materials” means: (a) any contaminant, compound, chemical, pollutant, mixture, substance, material or waste which is regulated by, or for which liability or standards of conduct may be imposed under, any Environmental Law, including any contaminant, compound, mixture, substance, material or waste which is defined as a “hazardous substance,” “hazardous material,” “hazardous waste,” “solid waste,” “pollutant,” “contaminant,” “toxic substance,” “toxic waste,” “mining waste,” “special waste” or other similar term or phrase under any Environmental Law and (b) extracted lithium bearing minerals to the extent regulated as a Hazardous Material under Environmental Law, including the U.S. Department of Transportation Hazardous Materials Regulations, petroleum or petroleum by-products, mine tailings, radon, radioactive materials or wastes (including naturally occurring radioactive materials), per- and polyfluoroalkyl substances, asbestos or asbestos-containing materials, toxic mold and polychlorinated biphenyls.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” means with respect to any Person, without duplication, any obligations, contingent or otherwise, in respect of (a) the principal of and premium (if any) in respect of all indebtedness for borrowed money, including accrued interest and any per diem interest accruals, including any amount due to any shareholder of such Person, (b) the principal and accrued interest components of capitalized lease obligations under GAAP, (c) amounts drawn (including any accrued and unpaid interest) on letters of credit, bank guarantees, bankers’ acceptances and other similar instruments (solely to the extent such amounts have actually been drawn), (d) the principal of and premium (if any) in respect of obligations evidenced by bonds, debentures, notes and similar instruments, (e) any interest rate protection agreements and currency obligation swaps, hedges or similar arrangements (without duplication of other indebtedness supported or guaranteed thereby), (f) the principal component of all obligations to pay the deferred and unpaid purchase price of property and equipment which have been delivered, including “earn outs,” “seller notes,” “exit fees” and “retention payments,” but excluding trade payables arising in the Ordinary Course, (g) earned or accrued but unpaid obligations of the Person with respect to severance, retention, deferred compensation, payable to any current or former employee, officer, director or individual service provider of the Person (including the employer portion of any Taxes thereon and calculated as if all such amounts were paid on the Initial Closing Date) prior to or as a result of this Agreement or the Transactions, (h) breakage costs, prepayment or early termination premiums, penalties, or other fees or expenses payable as a result of the consummation of the Transactions in respect of any of the items in the foregoing clauses (a) through (g), and (i) all Indebtedness of another Person referred to in clauses (a) through (h) above guaranteed directly or indirectly, jointly or severally.

“Initial Merger Consideration” means the sum of all PubCo Common Shares receivable by SPAC Shareholders pursuant to Section 2.2(f)(ii).

Annex A-7

“Intellectual Property” means all intellectual property, industrial property and proprietary rights in any and all jurisdictions worldwide, including rights in Patents, Trademarks, copyrights, works of authorship and mask works, Trade Secrets, Software, “moral” rights, rights of publicity or privacy, data base or data collection rights and other similar intellectual property rights, registrations, applications, and renewals for any of the foregoing and all rights in the foregoing.

“Investment Company Act” means the Investment Company Act of 1940.

“IPO” means the SPAC’s initial public offering pursuant to its prospectus dated January 26, 2021.

“IPO Price per Share” means $10.00.

“Knowledge of SPAC” or any similar expression means the knowledge that each individual listed on Section 1.1 of the SPAC Disclosure Letter actually has, or the knowledge that any such individual would have acquired following reasonable inquiry of the individual’s direct reports directly responsible for the applicable subject matter.

“Knowledge of the Company” or any similar expression means the knowledge that each individual listed on Section 1.1 of the Company Disclosure Letter actually has, or the knowledge that any such individual would have acquired following reasonable inquiry of the individual’s direct reports directly responsible for the applicable subject matter.

“Law” means any statute, law, ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority, or any provisions or interpretations of the foregoing, including general principles, rules and holdings of common law and civil law and equity.

“Liabilities” means debts, liabilities and obligations (including Taxes), whether accrued or fixed, absolute or contingent, matured or unmatured, deferred or actual, determined or determinable, known or unknown.

“Lookback Cutoff Date” means January 1, 2023.

“Made Available” means, unless the context otherwise requires, that a copy of the subject documents or other materials has been provided by the Company, its Subsidiary or any of their respective Representatives at least two (2) Business Days prior to the date hereof either (i) via upload to the virtual data room operated by SecureDocs under the project name “Project Alkali” or (ii) to SPAC or its Representatives by email.

“Merger Sub 2 Transfer” has the meaning set forth in Section 2.2(h).

“Merger Sub 2 Transfer Agreement” means the transfer agreement for the Merger Sub 2 Transfer by and among PubCo and Merger Sub 1, in customary form reasonably agreed to by the Company and the SPAC consistent with this Agreement.

“Mining Projects” means the McDermitt mining exploration project located in Malheur County, Oregon and Humboldt County, Nevada and the Clayton mining exploration project located in Esmeralda County, Nevada.

“Mining Financial Assurance” means any performance bond, surety bond, letter of credit, cash collateral or other collateral, lease bond or other financial assurance required pursuant to any applicable Law, Environment Permit or other Material Permit required for the Mining Projects.

“Mining Rights” means all interests and rights in mining claims, mining leases, mineral concessions, exploration, reconnaissance, exploitation or extraction rights, prospecting licenses, surface rights, subsurface rights, water rights, access rights or similar rights, that are held by way of Law, franchises, grants, authorizations, licenses, permits, consents, certificates, approvals and orders from Governmental Authorities or leases or otherwise.

“Minimum Cash Condition” means the following amount equals or exceeds $14,000,000: without duplication, (a) the aggregate amount of cash (including the aggregate amount of cash from the Sponsor Financing) that has been funded prior to or concurrently with the Acquisition Closing to PubCo, the SPAC or the Company pursuant to the PIPE Financing Agreements, plus (b) all amounts in the Trust Account immediately prior to the Acquisition Closing minus the SPAC Shareholder Redemption Amount and any other amounts in the Trust Account not available to the Surviving Company at and after the Initial Merger to the extent withheld to pay or that are paid on account of taxes of the SPAC (which shall not, in any event, be less than zero ($0) dollars), minus (c) the SPAC Transaction Expenses. For clarity, other SPAC Liabilities, Other Transaction Expenses and any Sponsor Loans exchanged for PubCo Loan Warrants under the terms of this Agreement or the Transaction Documents do not count against the Minimum Cash Condition.

Annex A-8

“NRCA” means the Nevada Revised Corporations Act of the State of Nevada.

“Ordinary Course” means, with respect to an action taken or refrained from being taken by a Person, that such action or omission is taken in the ordinary course of the operations of such Person.

“Ordinary Shares” has the meaning given to that term in the Company Charter.

“Organizational Documents” means, with respect to any Person that is not an individual, its certificate of incorporation or registration, bylaws, memorandum and articles of association, constitution, limited liability company agreement, or similar organizational documents, in each case, as amended or restated.

“Other Transaction Expenses” means, any of the following out-of-pocket fees and expenses payable by SPAC or Sponsor (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation and consummation of the Transactions: (i) financial advisory fees (other than to the extent incurred by the SPAC in connection with the receipt of a fairness opinion), (ii) fees incurred in connection with the Private Placement, including arrangement or placement agent fees (iii) transfer agent and trustee fees, (iv) filing fees to the Governmental Authorities, (v) consent fees unrelated to SPAC Shareholders, (vi) printing and mailing fees, or (vii) any other fees, costs or expenses incurred as a result of or in connection with the Transactions, other than SPAC Transaction Expenses, including any fees relating to or resulting from the actions contemplated under Section 8.7 but, for clarity in each case above, excluding SPAC’s or Sponsor’s attorney’s fees.

“Owned IP” means all Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries.

“Patents” means patents, including utility models, industrial designs and design patents, and applications therefor (and any patents that issue as a result of those patent applications), and including all divisionals, continuations, continuations-in-part, continuing prosecution applications, substitutions, reissues, re-examinations, renewals, provisionals and extensions thereof, and any counterparts worldwide claiming priority therefrom.

“Permitted Encumbrances” means (a) Encumbrances for Taxes, assessments and governmental charges or levies not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP; (b) mechanics’, carriers’, workmen’s, repairmen’s, materialmen’s or other Encumbrances arising or incurred in the Ordinary Course in respect of amounts that are not yet due and payable; (c) defects or imperfections of title, easements, encroachments, covenants, rights-of-way, conditions, restrictions and other similar charges or Encumbrances affecting title to the Owned Real Property that do not materially interfere with the present use or occupancy of the Owned Real Property, (d) with respect to any Leased Real Property (i) the interests and rights of the respective lessors with respect thereto, including any statutory landlord liens and any Encumbrances thereon, (ii) any Encumbrances permitted under any Real Property Lease, and (iii) any Encumbrances encumbering the real property of which the Leased Real Property is a part, (e) zoning, building, entitlement and other land use and environmental regulations promulgated by any Governmental Authority that do not materially interfere with the current use or occupancy of the Real Property, (f) non-exclusive licenses of Intellectual Property granted by the Company or any of its Subsidiaries in the Ordinary Course, (g) Ordinary Course purchase money Encumbrances and Encumbrances securing rental payments under operating or capital lease arrangements for amounts not yet due or payable, and (h) other Encumbrances arising in the Ordinary Course and not incurred in connection with the borrowing of money and on a basis consistent with past practice in connection with workers’ compensation, unemployment insurance or other types of social security.

“Person” means any individual, firm, corporation, company, partnership, limited liability company, incorporated or unincorporated association, trust, estate, joint venture, joint stock company, Governmental Authority or instrumentality or other entity of any kind.

“PIPE Preferred Securities” means any Company Preferred Shares issued to PIPE Investors pursuant to one or more PIPE Financing Agreements.

“Plan of Initial Merger” means the plan of merger substantially in the form attached hereto as Exhibit D and any amendment or variation thereto made in accordance with the provisions of the Cayman Act and DLLCA and the terms thereof.

“Privacy Laws” means all applicable Laws concerning the processing of personal data.

Annex A-9

“Prohibited Person” means any Person that is (a) a national or organized under the laws of, or resident in, any Sanctioned Country, (b) included on any Sanctions-related list of blocked or designated parties (including the United States Commerce Department’s Denied Parties List, Entity List, and Unverified List; the U.S. Department of Treasury’s Specially Designated Nationals and Blocked Persons List, Specially Designated Narcotics Traffickers List, Specially Designated Terrorists List, Specially Designated Global Terrorists List, or the Annex to Executive Order No. 13224; the Department of State’s Debarred List; or any list of Persons subject to sanctions issued by the United Nations Security Council, HM Treasury of the United Kingdom, and the European Union); (c) owned fifty percent or more, directly or indirectly, by a Person included on any Sanctions-related list of blocked or designated parties, as described in clause (b) above; (d) is a Person acting in his or her official capacity as a director, officer, employee, or agent of a Person included on any Sanctions-related list of blocked or designated parties, as described in clause (b) above; or (e) a Person with whom business transactions, including exports and imports, are otherwise restricted by Sanctions, including, in each clause above, any updates or revisions to the foregoing and any newly published rules.

“Proxy Statement” means the proxy statement forming part of the Proxy/Registration Statement filed with the SEC, with respect to the SPAC Shareholders’ Meeting and the Transactions, to be used for the purpose of soliciting proxies from SPAC Shareholders to approve the Transaction Proposals.

“PubCo Common Shares” means the shares of Common Stock, par value $0.0001 per share, of PubCo.

“PubCo Initial Shareholder” means the holder of the PubCo Subscriber Share prior to the Initial Merger Effective Time.

“PubCo Converted Warrant” means the former SPAC Warrants that are assumed by PubCo pursuant to Section 2.2(f)(iii).

“PubCo Loan Warrants” means PubCo Warrants with substantially the same terms as the SPAC Private Placement Warrants and in a final form reasonably satisfactory to SPAC and the Company, issued by Pubco in respect of the Existing Parent Intercompany Amount, Continuing Company Parent Intercompany Amounts, the Existing Sponsor Loans and the Continuing Sponsor Non-Transaction Loans.

“PubCo Preferred Shares” means Preferred Shares of PubCo having the same designations, terms, rights and privileges as Company Preferred Shares. If there is more than one class or series of Company Preferred Shares, then PubCo Preferred Shares will mean the same designations, terms, rights and privileges as the applicable class or series of Company Preferred Shares.

“PubCo Warrant” means, together, the PubCo Converted Warrants and the PubCo Loan Warrants.

“Real Property” means the Owned Real Property or Leased Real Property.

“Redeeming SPAC Shares” means SPAC Ordinary Shares in respect of which the eligible (as determined in accordance with the SPAC Charter) holder thereof has validly exercised (and not validly revoked, withdrawn or lost) its SPAC Shareholder Redemption Right.

“Registered IP” means Owned IP issued by, registered, recorded or filed with, renewed by or the subject of a pending application before any Governmental Authority, Internet domain name registrar or other relevant authority.

“Registrable Securities” means (a) the PubCo Common Shares representing the Shareholder Merger Consideration, (b) the PubCo Common Shares issuable upon exercise of the PubCo Warrants, (c) the PubCo Warrants, and (d) any PubCo Common Shares received as a result of the Company Parent’s election to convert Continuing Company Parent Intercompany Amounts to PubCo Common Shares.

“Registration Statement” means a registration statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, to be filed with the SEC by PubCo under the Securities Act with respect to the Registrable Securities.

“Related Party” means with respect to a Person (a) any member, shareholder or equity interest holder who, together with its Affiliates, directly or indirectly holds no less than 5% of the total outstanding share capital of the Person or (b) any director or officer of the Person.

Annex A-10

“Representatives” of a Person means, collectively, officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives of such Person or its Affiliates.

“Sanctioned Country” means any country or region or government thereof that is, or has been at any time since April 24, 2019, the subject or target of Sanctions or a comprehensive embargo under Trade Control Laws (including Cuba, Iran, North Korea, Syria (until July 1, 2025), Venezuela, the Crimea region of Ukraine, the so-called Donetsk People’s Republic, so-called Luhansk People’s Republic, and the non-government controlled areas of the Zaporizhzhia and Kherson regions of Ukraine).

“Sanctions” means those trade, economic and financial sanctions laws, regulations, embargoes, and restrictive measures (in each case having the force of law) administered, enacted or enforced from time to time by (a) the United States (including the United States Commerce Department’s Denied Parties List, Entity List, and Unverified Lists, the U.S. Department of Treasury’s Specially Designated Nationals and Blocked Persons List, Specially Designated Narcotics Traffickers List, or Specially Designated Terrorists List, Specially Designated Global Terrorists List, or the Annex to Executive Order No. 13224, and the Department of State’s Debarred List), (b) the European Union and enforced by its member states, or (c) any other similar economic sanctions administered by a relevant Governmental Authority.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Shareholder Merger Consideration” means the Initial Merger Consideration and the Acquisition Merger Consideration, as applicable.

“Software” means all computer software, data, and databases, together with object code, source code, firmware, and embedded versions thereof, and documentation related thereto, together with intellectual property, industrial property and proprietary rights in and to any of the foregoing.

“SPAC Acquisition Proposal” means: (a) any, direct or indirect, acquisition, merger, domestication, reorganization, business combination, “initial business combination” under SPAC’s initial IPO prospectus or similar acquisition transaction of a Person, in one transaction or a series of transactions, involving SPAC or involving all or a material portion of the assets, Equity Securities or businesses of SPAC (whether by merger, consolidation, recapitalization, purchase or issuance of equity securities, purchase of assets, tender offer or otherwise); or (b) any equity or similar investment in SPAC or any of its controlled Affiliates, in each case, other than the Transactions or in contemplation of the Transactions.

“SPAC Charter” means the Amended and Restated Memorandum and Articles of Association of the SPAC, adopted pursuant to a special resolution passed on January 26, 2021, as amended from time to time.

“SPAC Class A Ordinary Shares” means Class A ordinary shares of SPAC, par value $0.0001 per share, as further described in the SPAC Charter.

“SPAC Class B Ordinary Shares” means Class B ordinary shares of SPAC, par value $0.0001 per share, as further described in the SPAC Charter.

“SPAC Material Adverse Effect” means any Event that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of SPAC to perform its obligations under this Agreement or consummate the Transactions.

“SPAC Non-Transaction Expenses” means any of the expenses payable by SPAC that are not SPAC Transaction Expenses or Other Transaction Expenses.

“SPAC Preference Shares” means preference shares of SPAC, par value $0.0001 per share, as further described in the SPAC Charter.

“SPAC Private Placement Warrant” means each warrant to purchase one SPAC Class A Ordinary Share issued to Sponsor under the Private Placement Warrant Purchase Agreement, dated as of January 26, 2021, between SPAC and Sponsor.

Annex A-11

“SPAC Securities” means, collectively, the SPAC Shares, the SPAC Warrants, the SPAC Units and the SPAC Preference Shares.

“SPAC Shareholder” means any holder of any SPAC Shares.

“SPAC Shareholder Redemption Amount” means the aggregate amount payable with respect to all Redeeming SPAC Shares.

“SPAC Shareholder Redemption Right” means the right of an eligible (as determined in accordance with the SPAC Charter) holder of SPAC Class A Ordinary Shares to redeem all or a portion of the SPAC Class A Ordinary Shares held by such holder as set forth in the SPAC Charter, including in connection with the Transaction Proposals with respect to SPAC Shareholders and/or any extension of the date by which the SPAC must consummate a Business Combination.

“SPAC Shareholders’ Approval” means the vote of SPAC Shareholders required to approve the Transaction Proposals, as determined in accordance with applicable laws and the SPAC Charter in effect at that time.

“SPAC Shares” means the SPAC Class A Ordinary Shares and the SPAC Class B Ordinary Shares.

“SPAC Transaction Expenses” means any of the following out-of-pocket fees and expenses payable by SPAC or, solely to the extent payable by the SPAC or would result in a payment under Section 2.3(c) to the Sponsor (whether or not billed or accrued for): (a) in each case as a result of or in connection with the negotiation, documentation and consummation of the Transactions: (i) fees, costs, expenses of obtaining a fairness opinion (for the benefit of the SPAC’s board of directors), (ii) attorney’s fees (other than to the extent reimbursable by the Company pursuant to the Sponsor Financing), accountants fees and other advisors and service provider fees, (iii) premium, costs and expenses relating to “tail” coverage under SPAC’s directors’ and officers’ liability insurance policies, (iv) deferred underwriting fees with respect to the SPAC’s initial public offering and (v) all retention, stay or transaction bonuses, severance, incentive or deferred compensation payments and other compensatory payments or obligations, if any, that were implemented by the SPAC and are payable in cash by the SPAC to any current or former employee, officer, director or individual service provider of SPAC as a result of or in connection with the execution of this Agreement or the consummation of the Transactions (including, without duplication, the employer portion of any payroll, fees, expenses, social security, unemployment or similar Taxes with respect to such payments and calculated as if all such amounts were paid on the Acquisition Closing Date) and (b) out-of-pocket attorney’s fees and expenses payable by SPAC or Sponsor (to the extent submitted for payment or for which the SPAC has any obligation to reimburse Sponsor), whether or not related to the Transaction.

“SPAC Unit” means the units issued by SPAC in SPAC’s IPO or the exercise of the underwriters’ overallotment option each consisting of one SPAC Class A Ordinary Share and one-third of a SPAC Warrant.

“SPAC Warrants” means all outstanding and unexercised warrants issued by SPAC to acquire SPAC Class A Ordinary Shares.

“Subsidiary” means, with respect to a specified Person, any other Person Controlled, directly or indirectly, by such specified Person and, in case of a limited partnership, limited liability company or similar entity, such Person is a general partner or managing member and has the power to direct the policies, management and affairs of such Person, respectively.

“Tax” or “Taxes” means all U.S. federal, state, local, provincial, non-U.S. or other taxes imposed by any Governmental Authority, including all income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, ad valorem, value added, inventory, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, escheat and unclaimed property, sales, use, transfer, registration, alternative or add-on minimum, or estimated taxes, and including any interest, penalty, or addition thereto.

“Tax Returns” means all U.S. federal, state, local, provincial, non-U.S. or other returns, declarations, computations, notices, statements, claims, reports, schedules, forms and information returns, including any attachment thereto or amendment thereof, required or permitted to be supplied to, or filed with, a Governmental Authority with respect to Taxes.

Annex A-12

“Top Suppliers” has the meaning given to that term in Section 3.26(b).

“Trade Secrets” means all trade secrets and other confidential or proprietary information, know-how and other inventions, processes, models, methodologies and all other information that derives economic value (actual or potential) from not being generally known to other persons who can obtain economic value from its disclosure or use.

“Trademarks” means trade names, logos, trademarks, service marks, service names, trade dress, company names, collective membership marks, certification marks, slogans, domain names, social media handles, toll-free numbers, and other indicia of origin, whether or not registerable as a trademark in any given country, together with registrations and applications therefor, and the goodwill associated with any of the foregoing.

“Transaction Documents” means, collectively, this Agreement, the PIPE Financing Agreements, the Sponsor Support Agreement, the Shareholder Support Agreement, the Voting Agreements, the Registration Rights Agreement, the Assignment, Assumption and Amendment Agreement, the Initial Merger Filing Documents, the Merger Sub 2 Transfer Agreement, the Acquisition Merger Filing Documents and any other agreements, documents or certificates entered into or delivered pursuant hereto or thereto, and the expression “Transaction Document” means any one of them.

“Transaction Proposals” means the adoption and approval of each proposal reasonably agreed to by SPAC and the Company as necessary or appropriate in connection with the consummation of the Transactions, but in any event including unless otherwise agreed upon in writing by SPAC and the Company: (i) the approval and authorization of this Agreement and the Transactions as a Business Combination, (ii) the approval and authorization of the Initial Merger and the Plan of Initial Merger, (iii) the adoption and approval of a proposal for the adjournment of the SPAC Shareholders’ Meeting, if necessary, to permit further solicitation and vote of proxies because there are not sufficient votes to approve and adopt any of the foregoing, and (iv) the adoption and approval of each other proposal that the U.S. Securities Exchange or the SEC (or staff members thereof) indicates (x) are necessary in its comments to the Proxy/Registration Statement or correspondence related thereto and (y) are required to be approved by the SPAC Shareholders in order for the Acquisition Closing to be consummated.

“Transactions” means, collectively, the Mergers, the Merger Sub 2 Transfer and each of the other transactions contemplated by this Agreement or any of the other Transaction Documents.

“Transfer Taxes” means any transfer, documentary, sales, use, real property, stamp, registration and other similar Taxes, fees and costs (including any associated penalties and interest) payable in connection with the Transactions.

“Services Agreement” means that certain Services Agreement covering the Services, as contemplated by Section 8.9 hereof.

“U.S.” means the United States of America.

“U.S. Securities Exchange” means NASDAQ or NYSE or any other U.S. national securities exchange, as defined under the Exchange Act, mutually agreed to between Company Parent and SPAC.

“Warrant Agreement” means the Warrant Agreement, dated as of January 26, 2021, by and between SPAC and Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent.

Section 1.2. Construction.

(a) Unless the context of this Agreement otherwise requires or unless otherwise specified, (i) words of any gender will be construed as masculine, feminine, neuter or any other gender, as applicable; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby,” “herewith,” “hereto” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; (v) the terms “Schedule” or “Exhibit” refer to the specified Schedule or Exhibit of this Agreement; (vi) the words “including,” “included,” or “includes” will mean “including, without limitation;” and will not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it; (vii) the word “extent” in the phrase “to the extent” means the degree to which a subject or thing extends and such phrase will not simply mean “if;” (viii) the word “or” will be disjunctive but not exclusive; (ix) the word “will” will be construed to have the same meaning as the word “will”; (x) unless

Annex A-13

the context otherwise clearly indicates, each defined term used in this Agreement will have a comparable meaning when used in its plural or singular form; (xi) words in the singular will be held to include the plural and vice versa, and words of one gender will be held to include the other gender as the context requires; (xii) references to “written” or “in writing” include in electronic form; and (xiii) a reference to any Person includes such Person’s predecessors, successors and permitted assigns;

(b) Unless the context of this Agreement otherwise requires, references to statutes will include all regulations promulgated thereunder and references to statutes or regulations will be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(c) References to “$”, “dollar”, or “cents” are to the lawful currency of the United States of America.

(d) Whenever this Agreement refers to a number of days or months, such number will refer to calendar days or months unless Business Days are expressly specified. Time periods within or following which any payment is to be made or act is to be done under this Agreement will be calculated by excluding the calendar day on which the period commences and including the calendar day on which the period ends, and by extending the period to the next following Business Day if the last calendar day of the period is not a Business Day.

(e) All accounting terms used in this Agreement and not expressly defined in this Agreement will have the meanings given to them under GAAP (with respect to SPAC) and IFRS (with respect to the Company or any of its Subsidiaries).

(f) Unless the context of this Agreement otherwise requires, (i) references to Merger Sub 1 with respect to periods following the Initial Merger Effective Time will be construed to mean the Surviving Company and vice versa and (ii) references to the Company with respect to periods following the Acquisition Effective Time will be construed to mean the Surviving Corporation and vice versa.

(g) The table of contents and the section and other headings and subheadings contained in this Agreement and the Exhibits hereto are solely for the purpose of reference, are not part of the agreement of the parties hereto, and will not in any way affect the meaning or interpretation of this Agreement or any Exhibit hereto.

(h) Unless the context of this Agreement otherwise requires, references to agreements and other documents will be deemed to include all subsequent amendments and other modifications thereto.

(i) Capitalized terms used in the Exhibits and the Disclosure Letter and not otherwise defined therein have the meanings given to them in this Agreement.

(j) With regard to each and every term and condition of this Agreement, the parties hereto understand and agree that the same has been mutually negotiated, prepared and drafted, and if at any time the parties hereto desire or are required to interpret or construe any such term or condition or any agreement or instrument subject hereto, no consideration will be given to the issue of which party actually prepared, drafted or requested any term or condition of this Agreement.

Article II
TRANSACTIONS; CLOSING

Section 2.1. Pre-Closing Actions.

(a) Immediately prior to the Initial Merger Effective Time, PubCo’s certificate of incorporation as in effect immediately prior to the Initial Merger Effective Time will be amended and restated in its entirety in a form to be mutually agreed in good faith by SPAC and the Company, (the “PubCo Charter”), which will reflect the designations, terms, rights and privileges of any PubCo Preferred Shares subject to exchange under this Agreement, and, as so amended and restated, will be the certificate of incorporation of PubCo, until thereafter amended in accordance with the terms thereof and the DGCL.

Section 2.2. The Initial Merger and the Merger Sub 2 Transfer.

(a) Initial Merger. Subject to Section 2.2(b), three (3) Business Days after the first date on which all conditions set forth in Article IX that are required hereunder to be satisfied on or prior to the Initial Closing will have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Initial Closing, but subject to the satisfaction or waiver thereof), or at such other time or in such other manner as will be agreed upon

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by SPAC and the Company in writing, the closing of the Transactions contemplated by this Agreement with respect to the Initial Merger (the “Initial Closing”) will take place remotely by conference call and exchange of documents and signatures. At the Initial Closing, SPAC will merge with and into Merger Sub 1, with Merger Sub 1 being the surviving company in the Initial Merger and SPAC will cease to exist and will be struck off the Register of Companies in the Cayman Islands (the day on which the Initial Closing occurs, the “Initial Closing Date”). On the Initial Closing Date, PubCo, SPAC and Merger Sub 1 will execute and cause to be filed with the Registrar of Companies of the Cayman Islands and the Delaware Secretary of State, the Plan of Initial Merger as provided in Section 233 of the Cayman Act and such other documents and filings as may be required to be made by SPAC or Merger Sub 1 in accordance with the applicable provisions of the Cayman Act, the DLLCA or by any other applicable Law to make the Initial Merger effective (collectively, the “Initial Merger Filing Documents”). The Initial Merger will become effective when the Plan of Initial Merger is registered or filed or at such later time permitted by the Cayman Act and the DLLCA as may be agreed by Merger Sub 1 and SPAC in writing with the prior written consent of the Company and specified in the Plan of Initial Merger (the “Initial Merger Effective Time”).

(b) Notice to SPAC Shareholders Delivering Written Objection. If any SPAC Shareholder gives to SPAC, before the SPAC Shareholders’ Approval is obtained at the SPAC Shareholders’ Meeting, written objection to the Initial Merger (each, a “Written Objection”) in accordance with Section 238(2) of the Cayman Act:

(i) SPAC will, in accordance with Section 238(4) of the Cayman Act, promptly give written notice of the authorization of the Initial Merger (the “Authorization Notice”) to each such SPAC Shareholder who has made a Written Objection, and

(ii) unless SPAC and the Company elect by agreement in writing to waive this Section 2.2(b)(ii), no party will be obligated to commence the Initial Closing, and the Plan of Initial Merger will not be filed with the Registrar of Companies of the Cayman Islands until at least twenty (20) days will have elapsed since the date on which the Authorization Notice is given (being the period allowed for written notice of an election to dissent under Section 238(5) of the Cayman Act, as referred to in Section 239(1) of the Cayman Act), but in any event subject to the satisfaction or waiver of all of the conditions set forth in Section 9.1, Section 9.2 and Section 9.3.

(c) Effect of the Initial Merger. At and after the Initial Merger Effective Time, the Initial Merger will have the effects set forth in this Agreement, the Plan of Initial Merger and the applicable provisions of the Cayman Act and the DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Initial Merger Effective Time, all the property of every description including choses in action, rights, privileges, agreements, powers and franchises, Liabilities, undertakings, goodwill, benefits, immunities, privileges and duties of SPAC and Merger Sub 1 will vest in and become the property, rights, privileges, agreements, powers and franchises, Liabilities and duties of Merger Sub 1 as the Surviving Company (including all rights and obligations with respect to the Trust Account) which will include the assumption by Merger Sub 1 of any and all agreements, covenants, duties and obligations of SPAC and Merger Sub 1 set forth in this Agreement and the other Transaction Documents to which SPAC or Merger Sub 1 is a party, and the Surviving Company will be liable for and subject, in the same manner as SPAC and Merger Sub 1 to all mortgages, charges, or security interests and all contracts, obligations, claims, debts, and Liabilities of SPAC and Merger Sub 1. As a result of the Initial Merger, SPAC will cease to exist and will be struck off the Register of Companies in the Cayman Islands and Merger Sub 1 will continue as the Surviving Company and become a wholly owned subsidiary of PubCo.

(d) Organizational Documents of the Surviving Company. At the Initial Merger Effective Time, in accordance with the Plan of Initial Merger, the certificate of formation and operating agreement of Merger Sub 1 in the form annexed to the Plan of Initial Merger at the time of filing with the Registrar of Companies of the Cayman Islands, as in effect immediately prior to the Initial Merger Effective Time, will be the certificate of formation and operating agreement of the Surviving Company (the “Charter of the Surviving Company”), until thereafter amended in accordance with the terms thereof and the DLLCA and such operating agreement.

(e) Directors and Officers of the Surviving Company. SPAC will take all actions necessary, with effect from the Initial Merger Effective Time, to cause each member of the board of directors of SPAC to cease to be a director of the SPAC and, immediately after the Initial Merger Effective Time, the Surviving Company will be managed by its sole member, PubCo, in accordance with the Charter of the Surviving Company. At the Initial Merger Effective Time, any officers provided for by the Charter of the Surviving Company will be appointed by PubCo.

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(f) Effect of the Initial Merger on Issued Securities of SPAC and Merger Sub 1. At the Initial Merger Effective Time, by virtue of and as part of the agreed consideration for the Initial Merger and without any further action (save as set out in this Section 2.2(f)) on the part of any party hereto or the holders of securities of SPAC or Merger Sub 1 or any other Person:

(i) SPAC Units. Immediately prior to the Initial Merger Effective Time, each SPAC Unit issued and outstanding immediately prior to the Initial Merger Effective Time will be automatically detached and the holder thereof will be deemed to hold one SPAC Class A Ordinary Share and one-third of a SPAC Warrant in accordance with the terms of the applicable SPAC Unit (the “Unit Separation”), provided that no fractional SPAC Warrants will be issued in connection with the Unit Separation such that if a holder of SPAC Units would be entitled to receive a fractional SPAC Warrant upon the Unit Separation, the aggregate number of SPAC Warrants to be issued to such holder upon the Unit Separation will be rounded down to the nearest whole number of SPAC Warrants. The underlying SPAC Securities held or deemed to be held following the Unit Separation will be converted in accordance with the applicable terms of this Section 2.2(f).

(ii) SPAC Ordinary Shares. Immediately following the separation of each SPAC Unit in accordance with Section 2.2(f)(i), (A) each SPAC Class B Ordinary Share issued and outstanding immediately prior to the Initial Merger Effective Time (other than any Treasury Shares and Dissenting SPAC Shares) will automatically convert into a SPAC Class A Ordinary Share in accordance with the terms of the SPAC Charter and (B) each SPAC Class A Ordinary Share (for clarity, including each converted SPAC Class B Ordinary Share) issued and outstanding immediately prior to the Initial Merger Effective Time (other than any SPAC Treasury Shares, Redeeming SPAC Shares and Dissenting SPAC Shares) will automatically be cancelled, cease to exist and exchanged for one newly issued PubCo Common Share. As of the Initial Merger Effective Time, each SPAC Shareholder will cease to have any other rights in and to such SPAC Shares, except as expressly provided herein.

(iii) Conversion of SPAC Warrants. At the Initial Merger Effective Time, each SPAC Warrant outstanding immediately prior to the Initial Merger Effective Time will cease to be a warrant with respect to SPAC Ordinary Shares and be automatically assumed by PubCo and converted into a warrant to purchase one PubCo Common Share (each, a “PubCo Converted Warrant”) pursuant to an Assignment, Assumption and Amendment Agreement entered into between SPAC and PubCo prior to the Initial Closing (the “Assignment Assumption and Amendment Agreement”). Each PubCo Converted Warrant will continue to have and be subject to substantially the same terms and conditions as were applicable to such SPAC Warrant immediately prior to the Initial Merger Effective Time (including any repurchase rights and cashless exercise provisions) in accordance with the provisions of the Assignment, Assumption and Amendment Agreement.

(iv) SPAC Treasury Shares. Notwithstanding Section 2.2(f)(ii) above or any other provision of this Agreement to the contrary, if there are any SPAC Shares that are owned by SPAC as treasury shares or any SPAC Shares owned by any direct or indirect Subsidiary of SPAC (collectively, “SPAC Treasury Shares”) immediately prior to the Initial Merger Effective Time, such SPAC Treasury Shares will automatically be cancelled and will cease to exist at the Initial Merger Effective Time without any conversion thereof or payment or other consideration therefor.

(v) Redeeming SPAC Shares. Each Redeeming SPAC Share issued and outstanding immediately prior to the Initial Merger Effective Time will, pursuant to the SPAC Charter and subject to the provisions thereof, automatically be cancelled and cease to exist at the Initial Merger Effective Time and will thereafter represent only the right to be paid a pro rata share of the SPAC Shareholder Redemption Amount.

(vi) Dissenting SPAC Shares. Notwithstanding anything to the contrary contained herein, and to the extent available under the Cayman Act, each Dissenting SPAC Share issued and outstanding immediately prior to the Initial Merger Effective Time held by a Dissenting SPAC Shareholder will automatically be cancelled and cease to exist in accordance with Section 2.6(a) and will thereafter only entitle the holder thereof such rights as are provided to a holder of a the right to be paid the fair value of such Dissenting SPAC Share pursuant to Section 238 of the Cayman Act.

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(vii) Merger Sub 1 Membership Interest. The Merger Sub 1 membership interest owned by PubCo issued and outstanding immediately prior to the Initial Merger Effective Time will continue existing and constitute the only issued and outstanding membership interest in the capital of the Surviving Company at and from the Initial Merger Effective Time.

(g) PubCo Shares. At the Initial Merger Effective Time and immediately following the issuance of one or more PubCo Common Shares comprising the Initial Merger Consideration, the PubCo Initial Shareholder will surrender the PubCo Subscriber Share and any other shares of PubCo that were outstanding immediately prior to the Initial Merger Effective Time (the “Surrender Shares”) for no consideration to PubCo and all such shares of PubCo will be cancelled by PubCo.

(h) Merger Sub 2 Transfer. Immediately following the Initial Merger Effective Time and prior to the Acquisition Effective Time, Merger Sub 1, as the Surviving Company in the Initial Merger, as the sole holder of the outstanding shares of capital stock of Merger Sub 2 will transfer, assign and convey to PubCo all of the issued and outstanding shares of Initial Merger Sub 2 Common Stock, free and clear of all Encumbrances (other than restrictions under applicable securities Laws) for no consideration therefor, and PubCo will accept such transfer, assignment and conveyance, such that, immediately following the Merger Sub 2 Transfer, Merger Sub 2 will be a direct wholly owned subsidiary of PubCo (the “Merger Sub 2 Transfer”). The parties will take all actions necessary to effectuate the Merger Sub 2 Transfer, including the execution and delivery of the Merger Sub 2 Transfer Agreement.

Section 2.3. The Acquisition Merger.

(a) Acquisition Merger. Immediately following the Initial Merger Effective Time and the consummation of the Merger Sub 2 Transfer, on the Closing Date, the closing of the Transactions contemplated by this Agreement with respect to the Acquisition Merger (the “Acquisition Closing”) will take place remotely by conference call and exchange of documents and signatures. At the Acquisition Closing, Merger Sub 2 will, and PubCo will cause Merger Sub 2 to, merge with and into the Company, with the Company being the surviving company in the Acquisition Merger (the day on which the Acquisition Closing occurs, the “Acquisition Closing Date”). On the Acquisition Closing Date, upon the Acquisition Closing, PubCo, the Company and Merger Sub 2 will execute and cause to be filed with the Nevada Secretary of State the Articles of Acquisition Merger (and such other documents as may be required in accordance with the applicable provisions of the NRCA or by any other applicable Law to make the Acquisition Merger effective (the “Acquisition Merger Filing Documents”)). The Acquisition Merger will become effective at the time when the Articles of Acquisition Merger are filed or at such later time permitted by the NRCA as may be agreed by PubCo, Merger Sub 2 and the Company in writing and specified in the Articles of Acquisition Merger (the “Acquisition Effective Time”).

(b) Effect of the Acquisition Merger. At and after the Acquisition Effective Time, the Acquisition Merger will have the effects set forth in this Agreement, the Articles of Acquisition Merger and the applicable provisions of the NRCA. Without limiting the generality of the foregoing, and subject thereto, at the Acquisition Effective Time, all the property, rights, privileges, agreements, powers and franchises, Liabilities and duties of the Company and Merger Sub 2 will vest in and become the property, rights, privileges, agreements, powers and franchises, Liabilities and duties of the Company as the Surviving Corporation, which will include the assumption by the Company of any and all agreements, covenants, duties and obligations of the Company and Merger Sub 2 set forth in this Agreement and the other Transaction Documents to which the Company or Merger Sub 2 is a party, and the Company will thereafter exist as a wholly owned subsidiary of PubCo and the separate corporate existence of Merger Sub 2 will cease to exist.

(c) Organizational Documents of the Surviving Corporation. At the Acquisition Effective Time, the Company Charter, as in effect immediately prior to the Acquisition Effective Time, will be the Articles of Incorporation of the Company (the “Articles of the Surviving Corporation”), until thereafter amended in accordance with the terms thereof and the NRCS.

(d) Directors and Officers of the Surviving Corporation. At the Acquisition Effective Time, the board of directors and officers of Merger Sub 2 will cease to hold office, and the board of directors and officers of the Company will be the directors and officers of the Surviving Corporation, each director and officer to hold office in accordance with the Articles of the Surviving Corporation until they are removed or resign in accordance with the Articles of the Surviving Corporation or until their respective successors are duly elected or appointed and qualified.

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(e) Effect of the Acquisition Merger on Issued Securities of the Company and Merger Sub 2. At the Acquisition Effective Time, by virtue of and as part of the agreed consideration for the Acquisition Merger and without any further action (save as set out in this Section 2.3) on the part of any party hereto or the holders of securities of the Company or Merger Sub 2:

(i) Company Common Shares. Each Company Common Share issued and outstanding immediately prior to the Acquisition Effective Time will automatically be cancelled, cease to exist and exchanged for a number of newly issued PubCo Common Share equal to 50,000,000 divided by the aggregate number of Company Common Shares outstanding, without interest (such that the Company Shareholders will be entitled to receive 50,000,000 PubCo Common Shares in the aggregate). As of the Acquisition Effective Time, each Company Shareholder will cease to have any other rights in and to the securities of Company or the Surviving Corporation, except as expressly provided herein.

(ii) Company Preferred Shares. Each Company Preferred Share, if any, issued and outstanding immediately prior to the Acquisition Effective Time will automatically be cancelled, cease to exist and exchanged for one newly issued PubCo Preferred Share. As of the Acquisition Effective Time, each holder of Company Preferred Shares will cease to have any other rights in and to the Company Preferred Shares, except as expressly provided herein.

(iii) Treasury Shares. Notwithstanding Section 2.3(e)(i) above or any other provision of this Agreement to the contrary, if there are any Company Shares that are owned by the Company as treasury shares or any Company Shares owned by any direct or indirect Subsidiary of the Company immediately prior to the Acquisition Effective Time, the Company Shares will automatically be cancelled and will cease to exist without any conversion thereof or payment or other consideration therefor.

(iv) Merger Sub 2 Share. The Initial Merger Sub 2 Common Stock issued and outstanding immediately prior to the Acquisition Effective Time will automatically be converted into one validly issued, fully paid and non-assessable share of common stock of the Surviving Corporation, which share will constitute the only issued and outstanding share in the capital of the Surviving Corporation, held by PubCo.

Section 2.4. Closing Deliverables.

(a) At the Initial Closing,

(i) the Company will deliver or cause to be delivered to SPAC:

(1) a certificate signed by an authorized director or officer of the Company, dated as of the Initial Closing Date, certifying that the conditions specified in Section 9.2 have been fulfilled;

(2) a duly executed copy of the Registration Rights Agreement, executed by the Company and Company Parent;

(3) a duly executed copy of the Services Agreement, executed by Company Parent and the Company; and

(4) evidence of the Company Written Consent and the Required Parent Shareholder Approval, each duly executed or duly passed.

(ii) SPAC will deliver or cause to be delivered to the Company,

(1) a certificate signed by an authorized director or officer of SPAC, dated as of the Initial Closing Date, certifying that the conditions specified in Section 9.3 have been fulfilled and that includes support readily available to SPAC and SPAC’s reasonable supporting calculations to determine the fulfillment of the Minimum Cash Condition; and

(2) a copy of the resignation letter, duly executed by the board of directions of SPAC, in office immediately prior to the Initial Merger Effective Time, providing for such individuals’ automatic resignation from the board of directors of the Surviving Company upon the Initial Merger Effective Time;

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(3) a copy of the resignation letters, duly executed by each member of the board of directors of PubCo, in office immediately prior to the Acquisition Merger Effective Time, providing for such individuals’ automatic resignation from the board of directors of PubCo upon the Acquisition Merger Effective Time, subject to Section 7.4;

(4) a duly executed copy of the Merger Sub 2 Transfer Agreement, executed by SPAC and PubCo;

(5) The Plan of Initial Merger, duly executed by Merger Sub 1, and all ancillary documents required to be filed in accordance with the Cayman Act, duly executed by Merger Sub 1;

(6) evidence of Merger Sub 1 requisite approvals for the Initial Closing;

(7) a duly executed copy of the Assignment, Assumption and Amendment Agreement, executed by the SPAC and PubCo; and

(iii) a share surrender form duly executed by the PubCo Initial Shareholder surrendering all Surrender Shares to PubCo in accordance with Section 2.2(g).

(b) At the Acquisition Closing,

(i) the Surviving Company (as the surviving company in the Initial Merger) will:

(1) cause any documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered;

(2) pay, or cause the Trustee to pay at the direction and on behalf of the Surviving Company, by wire transfer of immediately available funds from the Trust Account (A) as and when due all amounts payable on account of the SPAC Shareholder Redemption Amount to former SPAC Shareholders pursuant to their exercise of the SPAC Shareholder Redemption Right and (B) immediately thereafter, all remaining amounts then available in the Trust Account (if any) (the “Remaining Trust Fund Proceeds”) to a bank account designated by the Surviving Company for its immediate use, subject to this Agreement and the Trust Agreement; and

(3) thereafter, the Trust Account will terminate, except as otherwise provided in the Trust Agreement.

(ii) PubCo will deliver or cause to be delivered,

(1) to holders of the applicable Sponsor Loans the PubCo Loan Warrants issued in exchange for Sponsor Loans exchangeable for PubCo Loan Warrants;

(2) to Company Parent the PubCo Loan Warrants issued in exchange for Parent Intercompany Amounts exchangeable for PubCo Loan Warrants; and

(3) to the Sponsor, a duly executed copy of the Registration Rights Agreement, executed by PubCo, Sponsor, any Related Parties of Sponsor to be party thereto and Company Parent.

(c) Expenses and Loan Settlement. At the Acquisition Closing, PubCo will pay, without duplication, by wire transfer of immediately available funds (i) all accrued and unpaid Company Transaction Expenses, SPAC Transaction Expenses and Other Transaction Expenses, each as set forth on a written statement to be delivered to PubCo by or on behalf of the Company and SPAC, respectively, not less than three (3) Business Days prior to the Initial Closing Date, which will include the respective amounts or estimates of such amounts, as applicable, and wire transfer instructions for the payment thereof, (ii) all amounts owing under the Continuing Sponsor Transaction Loans, and (iii) all amounts owing under the Continuing Parent Intercompany Amounts to the extent not elected by Company Parent to be settled in PubCo Common Shares. All amounts under (A) Existing Sponsor Loans, (B) Existing Parent Intercompany Amounts and (C) Continuing Sponsor Non-Transaction Loans will be converted at the Initial Closing into PubCo Loan Warrants with the number of PubCo Loan Warrants equal to (y) the principal amount outstanding under the applicable loans divided by (z) $1.50. Any amounts owing under the Continuing Parent Intercompany Amounts elected by Company Parent to be converted into PubCo Common Shares will be converted into PubCo Common Shares at a 15% discount to the IPO Price per Share, which election shall be made by delivery of written

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notice to PubCo not less than three (3) Business Days prior to the Acquisition Closing Date. For the avoidance of doubt, all proceeds actually funded from loans by the Company Parent to the Company or Sponsor to SPAC, respectively, will be used to pay related expenses and there will be no duplication of loans and expenses. In accordance with the Sponsor Support Agreement, prior to or at Closing, Sponsor will pay all SPAC Non-Transactional Expenses to the extent accrued prior to Closing (following SPAC’s compliance with Section 7.7), which payments will be reflected as Continuing Sponsor Non-Transaction Loans.

(d) If a bank account of PubCo or any of its Subsidiaries is designated by the Surviving Company under Section 2.4(b)(i)(2), the payment of the Remaining Trust Fund Proceeds to such bank account may be treated as (i) an advance from the Surviving Company to PubCo or such Subsidiary of PubCo, or (ii) a distribution from the Surviving Company to PubCo, in each case, as determined by the Surviving Company in its sole discretion, subject to applicable Laws.

Section 2.5. Further Assurances. If, at any time after the Initial Merger Effective Time, any further action is necessary, proper or advisable to carry out the purposes of this Agreement, PubCo, the Surviving Company, Merger Sub 2 and the Company (or their respective designees) will take all such actions as are necessary, proper or advisable under applicable Laws, so long as such action is consistent with and for the purposes of implementing the provisions of this Agreement.

Section 2.6. Dissenter’s Rights.

(a) Subject to Section 2.2(b)(ii) but notwithstanding any other provision of this Agreement to the contrary and to the extent available under the Cayman Act, SPAC Shares that are issued and outstanding immediately prior to the Initial Merger Effective Time and that are held by SPAC Shareholders who will have validly exercised their dissenters’ rights for such SPAC Shares in accordance with Section 238 of the Cayman Act and otherwise complied with all of the provisions of the Cayman Act relevant to the exercise and perfection of dissenters’ rights (the “Dissenting SPAC Shares”, and the holders of such Dissenting SPAC Shares being the “Dissenting SPAC Shareholders”) will not be converted into, and such Dissenting SPAC Shareholders will have no right to receive, the applicable Initial Merger Consideration unless and until such Dissenting SPAC Shareholder fails to perfect or withdraws or otherwise loses its right to dissenters’ rights under the Cayman Act. The SPAC Shares owned by any SPAC Shareholder who fails to perfect or who effectively withdraws or otherwise loses its dissenters’ rights pursuant to the Cayman Act will cease to be Dissenting SPAC Shares and will thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Initial Merger Effective Time, the right to receive the applicable Initial Merger Consideration, without any interest thereon in accordance with Section 2.2(h)(ii).

(b) Prior to the Initial Closing, SPAC will give PubCo and the Company (i) prompt written notice of any demands for dissenters’ rights or purchase received by SPAC from SPAC Shareholders, including pursuant to Section 238(2) of the Cayman Act, any withdrawals of such demands and any other instruments related to such demands served pursuant to the Cayman Act and (ii) the opportunity to direct all negotiations and proceedings with respect to any such notice or demand for dissenters’ rights under the Cayman Act. SPAC will not, except with the prior written consent of the Company, or as otherwise required under the Cayman Act, voluntarily make any payment or offer to make payment, or otherwise agree or commit to any payment or other consideration. with respect to any exercise by a SPAC Shareholder of its rights to dissent from the Initial Merger or any demands for appraisal or offer or agree or commit to settle or settle any such demands or approve any withdrawal of any such dissenter rights or demands. In the event that any written notices of objection to the Initial Merger are served by any SPAC Shareholder pursuant to Section 238(2) of the Cayman Act, SPAC will serve written notice of the authorization of the Initial Merger (the “Authorization Notice”) on such shareholders pursuant to Section 238(4) of the Cayman Act within twenty (20) days of obtaining SPAC Shareholders’ Approval and the provisions of this Section 2.2(b) will apply. Unless SPAC, the Company and PubCo elect by agreement in writing to waive such requirement, no party will be obligated to commence the Initial Closing, and the Plan of Initial Merger will not be filed with the Registrar of Companies of the Cayman Islands until at least twenty (20) days will have elapsed since the date on which the Authorization Notice is given (being the period allowed for written notice of an election to dissent under Section 238(5) of the Cayman Act, as referred to in Section 239(1) of the Cayman Act), but in any event subject to the satisfaction or waiver of all of the conditions set forth in Section 9.1, Section 9.2, and Section 9.3.

Section 2.7. Withholding. Each of the Company, the Surviving Corporation, the Surviving Company, PubCo, SPAC, Merger Sub 1 and Merger Sub 2 (and their respective Affiliates and Representatives) will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amount as it is required to

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deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or non-U.S. Tax Law. To the extent that amounts are so withheld by the Company, the Surviving Corporation, the Surviving Company, PubCo, SPAC, Merger Sub 1 or Merger Sub 2 (or their Affiliates or Representatives), as the case may be, and paid over to the appropriate taxing authority, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Article III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as set forth in the disclosure letter delivered to SPAC by the Company on the date of this Agreement (the “Company Disclosure Letter”), or (b) as otherwise explicitly contemplated by this Agreement, the Company represents and warrants to SPAC as follows:

Section 3.1. Organization and Qualification. The Company is duly organized, validly existing and in good standing under the laws of the State of Nevada and has all requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is presently conducted and as contemplated to be conducted. The Company is duly qualified to do business in each jurisdiction in which it is conducting its business, or the operation, ownership or leasing of its properties, makes such qualification necessary, other than in such jurisdictions where the failure to so qualify or be in good standing would not, individually or in the aggregate, be material to the Company or its business or its operations. True, correct and complete copies of the Company Charter and Bylaws (or other comparable governing instruments with different names) (collectively referred to herein as “Company Charter Documents”) of the Company, as amended and currently in effect, have been Made Available to SPAC. The Company is not in default of any term or provision of the Company Charter Documents in any material respect. No order has been made, petition presented and received by the Company, resolution of the Company passed or meeting of the Company convened for the purpose of considering a resolution for the dissolution and liquidation of the Company or the establishment of a liquidation group of the Company, no administrator has been appointed for the Company nor to the Knowledge of the Company steps taken to appoint an administrator, and to the Knowledge of the Company there are no Actions under any applicable insolvency, bankruptcy or reorganization Laws concerning the Company.

Section 3.2. Subsidiaries. The Company has no Subsidiary, and does not own, directly or indirectly, any Equity Securities or other interests or investments (whether equity or debt) in any Person, whether incorporated or unincorporated. The Company is not obligated to make any investment in or capital contribution to or on behalf of any other Person.

Section 3.3. Capitalization of the Company.

(a) The authorized capital of the Company is 75,000 common shares, no par value each, of which 10,000 are issued and outstanding and are owned by Company Parent, and 1,550 preferred shares, no par value each, of which 1,550 (the “Preferred Shares”) will be issued and outstanding on or about the date of this Agreement. There are no other Equity Securities of the Company issued or outstanding. All of the issued and outstanding Company Shares (x) have been duly authorized and validly issued and allotted and are fully paid and non-assessable; (y) have been offered, sold and issued by the Company in compliance with applicable Law and all requirements set forth in (1) the Company Charter Documents and (2) any other applicable Contracts governing the issuance or allotment of such securities to which the Company is a party or otherwise bound; and (z) are not subject to, nor have they been issued in violation of, any Encumbrance, purchase option, call option, pre-emptive right, subscription right or any similar right under any provision of any applicable Law, the Company Charter Documents, or any other Contract, in any such case to which the Company is a party or otherwise bound.

(b) Other than the Preferred Shares (which are held solely by an Affiliate of Sponsor), there are no outstanding subscriptions, options, warrants, phantom stock, stock appreciation, profit participation or other equity or equity-based interests or rights or other securities (including debt securities) of the Company or the Company Parent exercisable or exchangeable for Company Common Shares, any other commitments, calls, conversion rights, rights of exchange or privilege (whether pre-emptive, contractual or by matter of Law), plans or other agreements of any character providing for the issuance of additional shares, the sale of treasury shares or the issuance or sale by the Company of other Equity Securities of the Company, or for the repurchase or redemption by the Company of shares

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or other Equity Securities of the Company or the value of which is determined by reference to shares or other Equity Securities of the Company, and there are no voting trusts, proxies or agreements of any kind which may obligate the Company to issue, purchase, register for sale, redeem or otherwise acquire any Company Shares or other Equity Securities of the Company,

Section 3.4. Authorization.

(a) Other than the Company Approvals, the Company has all corporate power and authority to (i) enter into, execute and deliver this Agreement and each of the other Transaction Documents to which it is or will be a party, and (ii) consummate the transactions contemplated hereby and thereby (including the Transactions) and perform all of its obligations hereunder and thereunder. The execution and delivery of this Agreement and the other Transaction Documents to which the Company is a party and the consummation of the transactions contemplated hereby and thereby (including the Transactions) have been duly and validly authorized and approved by the Company Board, and other than the Company Approvals, no other company or corporate proceeding on the part of the Company is necessary to authorize this Agreement and the other Transaction Documents to which the Company is a party and to consummate the transactions contemplated hereby and thereby (including the Transactions). This Agreement has been, and on or prior to the Acquisition Closing, the other Transaction Documents to which the Company is a party will be, duly and validly executed and delivered by the Company and this Agreement constitutes, and on or prior to the Acquisition Closing, the other Transaction Documents to which the Company is a party will constitute, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other applicable Laws now or hereafter in effect of general application affecting enforcement of creditors’ rights generally, and (b) as limited by applicable Laws relating to the availability of specific performance, injunctive relief, or other equitable remedies (collectively, the “Enforceability Exceptions”).

(b) The approval and authorization of the Acquisition Merger and the Articles of Acquisition Merger require (i) the approval of the Company Parent (which will be accomplished by a written consent of Company Parent (the “Company Written Consent”) following the Required Parent Shareholder Approval), (ii) the Company Parent having obtained approval from the requisite majority of the votes cast by the holders of the outstanding Ordinary Shares of Company Parent at a general meeting approving the Transaction for the purposes of the Corporations Act and the ASX Listing Rules (including for the purposes of ASX Listing Rules 11.4) and pursuant to the terms and subject to the conditions of the memorandum and articles of association of the Company Parent (the “Required Parent Shareholder Approval”, together with the Company Written Consent, the “Company Approvals”).

(c) The Company Approvals are the only votes and approvals of holders of Company Shares and other Equity Securities of the Company or Company Parent necessary in connection with execution by the Company of this Agreement and the other Transaction Documents to which the Company is a party and the consummation of the transactions contemplated hereby and thereby, including the Acquisition Closing.

(d) On or prior to the date of this Agreement, the Company Board has duly adopted resolutions (i) determining that this Agreement and the other Transaction Documents to which the Company is a party and the transactions contemplated hereby and thereby (including the Transactions) are advisable and fair to, and in the best interests of, the Company and its shareholders, as applicable, (ii) authorizing and approving the execution, delivery and performance by the Company of this Agreement and the other Transaction Documents to which the Company is a party and the transactions contemplated hereby and thereby (including the Transactions), (iii) recommending that the Company Shareholders vote in favor of the Transaction Proposals, and (iv) directing that this Agreement, the Transaction Documents and the Transactions be submitted to the Company Shareholders for adoption by written consent.

Section 3.5. Consents; No Conflicts.

(a) No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of the Company with respect to the Company’s execution, delivery or performance of its obligations under this Agreement or the Transaction Documents to which the Company is or will be party or the consummation of the Transactions, except for (i) applicable requirements of the HSR Act (including the expiration of the required waiting period thereunder) and any other applicable Antitrust Law, (ii) the filing with the SEC of the Registration Statement / Proxy Statement and the declaration of the effectiveness thereof by the SEC, (iii) the filing of the Acquisition Merger Filing Documents or (iv) any other consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not have a Company Material Adverse Effect.

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(b) None of the execution or delivery by the Company of this Agreement or any Transaction Documents to which it is or will be a party, the performance by the Company of its obligations hereunder or thereunder or the consummation of the Transactions will, directly or indirectly (with or without due notice or lapse of time or both) (i) result in a violation or breach of any provision of the Company’s Organizational Documents, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, consent, cancellation, amendment, modification, suspension, revocation or acceleration under, or trigger any right or payment under, any of the terms, conditions or provisions of (A) any Contract to which any of the Company or its Subsidiaries is a party or (B) any Material Permits, (C) any Government Order, Law or other restriction of any Governmental Authority Entity to which any of the Company or its Subsidiaries or any of its properties or assets are subject or bound or (iii) result in the creation of any Encumbrance upon any of the assets or properties (other than any Permitted Encumbrance) or Equity Securities of the Company, except in the case of any of the foregoing clauses (ii) through (iii), as would not have or be reasonably be expected to have a Company Material Adverse Effect.

Section 3.6. Compliance with Laws, including Corruption Laws. Except as disclosed in Section 3.6 of the Company Disclosure Letter:

(a) Since the Lookback Cutoff Date, (i) the Company and its Subsidiaries are, and have been, in compliance in all material respects with all applicable Laws; (ii) neither the Company nor any of its Subsidiaries is or has been subject to any pending or, to the Knowledge of the Company, threatened in writing Action with respect to a violation of any applicable Laws; and (iii) neither the Company nor any of its Subsidiaries, to the Knowledge of the Company, is or has been subject to any material investigation by or for any Governmental Authority with respect to any violation of any applicable Laws, in each case of (i), (ii) and (iii) other than as would not be material to the Company, its business or its operations.

(b) Neither the Company nor any of its Subsidiaries (i) has received from any Governmental Authority or any Person any notice, inquiry or internal or external allegation, (ii) made any voluntary or involuntary disclosure to a Governmental Authority, or (iii) conducted any internal investigation or audit concerning any actual or potential violation or wrongdoing or is engaged in any Actions related to Anti-Corruption Laws, Anti-Money Laundering Laws or Sanctions, Ex-Im Laws or U.S. antiboycott Laws, and to the Knowledge of the Company, no such Action has been threatened in writing.

(c) Neither the Company, any of its Subsidiaries, any of their respective directors, officers or employees, nor to the Knowledge of the Company, agents or any other Persons, in each case acting for or on behalf of the Company or any of its Subsidiaries, directly or indirectly, has at any time in the past five (5) years: (i) made any bribe, influence payment, kickback, payoff, benefits or any other type of payment (whether tangible or intangible) that would be unlawful under any applicable anti-bribery or anti-corruption (governmental or commercial) laws (including, for the avoidance of doubt, any guiding, detailing or implementing regulations), including Laws that prohibit the corrupt payment, offer, promise or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any Government Official, Governmental Authority or any other individual or commercial entity to obtain a business advantage, such as a) the U.S. Foreign Corrupt Practices Act (FCPA), the UK Bribery Act 2010 or any other local or foreign anti-corruption or anti-bribery Law (collectively, “Anti-Corruption Laws”), as may be applicable; (ii) been in violation of any Anti-Corruption Law, offered, paid, promised to pay, or authorized any payment or transfer of anything of value, directly or indirectly, to any person for the purpose of (A) influencing any act or decision of any Government Official in his official capacity, (B) inducing a Government Official to do or omit to do any act in relation to his lawful duty, (C) securing any improper advantage, (D) inducing a Government Official to influence or affect any act, decision or omission of any Governmental Authority, or (E) assisting the Company or any of its Subsidiaries, or any agent or any other Person acting for or on behalf of the Company or any of its Subsidiaries, in obtaining or retaining business for or with, or in directing business to, any Person; or (iii) accepted or received any contributions, payments, gifts, or expenditures that would be unlawful under any Anti-Corruption Law.

(d) Neither the Company, any of its Subsidiaries, any of their respective directors, officers or employees nor to the Knowledge of the Company, agents, in each case acting for or on behalf of the Company or any of its Subsidiaries, has at any time in the past five (5) years (since April 24, 2019 in the case of Sanctions) violated any Anti-Corruption Laws, Anti-Money Laundering Laws, Sanctions, Ex-Im Laws or U.S. antiboycott Laws or is subject to any indictment or any government investigation with respect to any Anti-Corruption Laws, Anti-Money Laundering Laws, Sanctions, Ex-Im Laws or U.S. antiboycott Laws. Without limiting the foregoing, neither the Company, any of

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its Subsidiaries, any of their respective directors officers, employees nor to the Knowledge of the Company, agents acting for or on behalf of the Company or any of its Subsidiaries, any has, since April 24, 2019, (i) been a Prohibited Person or (ii) engaged in any dealings or transactions with, on behalf of, or for the benefit of any Prohibited Person or in any Sanctioned Country.

Section 3.7. Permits. Each of the Company and its Subsidiaries has all material approvals, authorizations, clearances, licenses, registrations, permits, certificates or other approvals of a Governmental Authority (the “Material Permits”) that are required to own, lease or operate its properties and assets and to conduct its business as presently conducted in all material respects, and such Material Permits are in effect and have been complied with in all material respects, except as would not have or reasonably be expected to have a Company Material Adverse Effect. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has received any notice that any Governmental Authority that has issued any Material Permit intends to suspend, cancel, terminate, or not renew any such Material Permit, except to the extent such Material Permit may be amended, replaced, or reissued as a result of and as necessary to reflect the transactions contemplated hereby or may be terminated in the ordinary and usual course of a reissuance or replacement process. To the Company’s Knowledge, no facts, circumstances or conditions exist as of the date hereof that the Company believes would prohibit the Company from obtaining Material Permits under applicable Law for the Mining Projects; provided that no assurance is or can be given with respect to any Governmental Authorities approval of any Material Permit or the scope of the permit.

Section 3.8. Tax Matters.

(a) All material Tax Returns required to be filed by or with respect to the Company and each Subsidiary have been filed within the requisite period (taking into account any valid extensions) and such Tax Returns are true, correct and complete in all material respects. All material Taxes due and payable by the Company and each Subsidiary have been or will be timely paid. The Company and each Subsidiary has withheld and paid over to the appropriate Tax authority all material Taxes that it is required to withhold from amounts paid or owing to any employee, independent contractor, member, equityholder, creditor or other Person.

(b) No material deficiencies for any Taxes that are currently outstanding with respect to any Tax Returns of the Company and each Subsidiary have been asserted in writing by any Tax authority. No written notice of any action, audit, assessment or other proceeding, in each case that is currently pending, with respect to any Tax Returns or any Taxes of the Company and each Subsidiary has been received from, any Tax authority. No dispute or assessment relating to any Tax Returns or any Taxes with any Tax authority is currently outstanding.

(c) No material claim that is currently outstanding has been made by a Tax authority in a jurisdiction where the Company and each Subsidiary does not file Tax Returns that such Group Company is or may be subject to taxation by that jurisdiction.

(d) There are no liens for material Taxes (other than liens for Taxes not yet due and payable) upon the assets of the Company and each Subsidiary.

(e) None of the Group Companies has been a member of an affiliated, consolidated or similar Tax group or otherwise has any liability for the Taxes of any Person (other than a Group Company) under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Tax Law, as a transferee or successor, or by Contract (including any Tax sharing, allocation or similar agreement or arrangement but excluding any commercial Contract entered into in the Ordinary Course and not primarily relating to Taxes).

(f) Reserved.

(g) Each Group Company is in compliance with all terms and conditions of any Tax incentives, exemption, holiday or other Tax reduction agreement or order of a Governmental Authority applicable to a Group Company, and the consummation of the Transactions will not have any material adverse effect on the continued validity and effectiveness of any such Tax incentives, exemption, holiday or other Tax reduction agreement or order.

(h) No Group Company has been a party to a transaction that is or is substantially similar to a “listed transaction” as defined in Treasury Regulation Section 1.6011-4(b)(2) or any transaction requiring disclosure under analogous provisions of state, local or non-U.S. law.

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(i) Neither the Company nor any Subsidiary has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

(j) Neither the execution and delivery of this Agreement nor the consummations of the transactions contemplated hereby will, either alone or in connection with any other event(s), result in payments under any Company Benefit Plan or otherwise which would not be deductible under Section 280G of the Code or entitle any Person to receive any Tax gross up, indemnity or reimbursement from the Company for any Tax incurred by such Person, including under Section 409A or Section 4999 of the Code (or any corresponding provisions of state, local or foreign Tax law).

(k) The Company has not taken any action (nor permitted any action to be taken), and is not aware of any fact or circumstance, that would reasonably be expected to prevent, impair or impede the Intended Tax Treatment.

Section 3.9. Financial Statements.

(a) The Company has Made Available the unaudited financial statements of the Company as of and for the years ended June 30, 2025 and 2024, and for the six-months ended December 31, 2025 (such date, the “Latest Balance Sheet Date”) (collectively, the “Company Financial Statements”). The Company Financial Statements comply as to form in all material respects, and were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except, in the case of any audited financial statements, as may be indicated in the notes thereto and subject, in the case of any unaudited financial statements, to normal year-end audit adjustments and the absence of footnotes), and fairly present in all material respects the financial position of the Company and its Subsidiaries at the date thereof and the results of their operations, changes in equity and cash flows for the period indicated (subject, in the case of any unaudited interim financial statements, to normal year-end audit adjustments and the absence of footnotes) and were derived from and accurately reflect in all material respects, the books and records of the Company and its Subsidiaries.

(b) The Company has established and maintained a system of internal controls. To the Knowledge of the Company the internal controls are sufficient to provide reasonable assurance (i) that all transactions are executed in accordance with management’s authorization, (ii) that all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with GAAP, and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s properties or assets. The Company maintains and, for all periods covered by the Company Financial Statements, has maintained books and records in the ordinary course of business that are accurate and complete and reflect the revenues, expenses, assets and liabilities of the Company, in each case in all material respects. Neither the Company (including any employee thereof), or the Company’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company, (ii) any fraud, whether or not material, that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or (iii) any claim or allegation regarding any of the foregoing.

(c) The Company Post-Signing Financial Statements, upon the effectiveness of the Proxy/Registration Statement, will comply as to form in all material respects, and will be prepared in accordance with GAAP applied on a consistent basis through the periods involved, and fairly present in all material respects the financial position of the Company at the date thereof and the results of their operations, changes in equity and cash flows for the period indicated, will be derived from and accurately reflect in all material respects, the books and records of the Company and its subsidiaries, and will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act (including Regulation S-X or Regulation S-K, as applicable) in effect as of the respective dates of the Company Post-Signing Financial Statements, at the time of effectiveness of the Proxy/Registration Statement.

(d) (i) Except as set forth in Section 3.9(d) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has any Indebtedness, other than Parent Intercompany Amounts incurred in accordance with this Agreement, and (ii) the aggregate principal amount of Existing Parent Intercompany Amounts are as set forth on Section 3.9(d) of the Company Disclosure Letter.

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Section 3.10. Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any Liabilities of the nature required to be disclosed on a balance sheet in accordance with GAAP, except for Liabilities (a) set forth in the Company Financial Statements, (b) that are Liabilities incurred since Latest Balance Sheet Date in the Ordinary Course, (c) set forth in Section 3.11 of the Company Disclosure Letter, (d) that will be discharged or paid off prior to the Acquisition Closing, (e) reflected in Parent Intercompany Amounts or (f) that are not, individually or in the aggregate, material to the Company and its Subsidiaries, its business or its operations.

Section 3.11. Absence of Changes. Since the Latest Balance Sheet Date to the date of this Agreement (a) the Company has operated its business in the Ordinary Course, (b) there has not been any occurrence of any Company Material Adverse Effect and (c) the Company has not taken any action that would require the consent of SPAC if taken during the Interim Period pursuant to Section 6.1(a), Section 6.1(c), Section 6.1(f), Section 6.1(g), Section 6.1(h), Section 6.1(k), Section 6.1(l), Section 6.1(m), Section 6.1(o), Section 6.1(r), Section 6.1(t) or Section 6.1(u).

Section 3.12. Actions. Except as set forth in Section 3.12 of the Company Disclosure Letter, as of the date of this Agreement there is, and since the Lookback Cutoff Date there has been, no (a) Action pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries, or any of their respective directors or officers (in their capacity as such), (b) Action initiated or threatened by or on behalf of the Company, and (c) judgment or award unsatisfied against the Company or any of its Subsidiaries, nor is there any Governmental Order in effect and binding on the Company or any of its Subsidiaries or their respective directors or officers (in their capacity as such) or assets or properties, except in each case of (a),(b) or (c), as would not reasonably be expected to be material to the Company, its business or its operations.

Section 3.13. Material Contracts and Commitments.

(a) Section 3.13(a) of the Company Disclosure Letter sets forth a true, correct and complete list of each Material Contract (as defined below) that is in effect as of the date of this Agreement. For purposes of this Agreement, “Material Contract” of the Company or its Subsidiaries means each of the following Contracts to which, as of the date of this Agreement, the Company is a party (other than Benefit Plans, and Contracts relating to Insurance Policies):

(i) any Contract that has resulted in payments within the 12-month period ended December 31, 2025 in excess of $250,000, or would reasonably be expected to result in payments in excess of $250,000 in any 12-month period, in each case to or by the Company;

(ii) any Contract with a Related Party of the Company or Company Parent;

(iii) any Government Contract;

(iv) any Contract that purports to limit or prohibit the Company from (A) engaging or competing with any Person in any line of business or in any geographic area in any manner that is material to the Company or reasonably expected to be material to the Company’s contemplated operations or (B) soliciting and/or hiring customers, employees or service providers;

(v) any Contract for or relating to any Indebtedness by or from the Company;

(vi) any Contract that contains any “most favored nation”, “take or pay”, minimum requirements, right of first refusal, right of first offer, or other similar provisions with respect to any transaction engaged in by the Company;

(vii) any Contract that is related to the governance or operation of any joint venture, partnership or similar arrangement, other than such contract solely between or among any Company;

(viii) any Contract providing for the grant of any preferential rights to purchase or lease any asset of the Company;

(ix) any Contracts for: (A) the sale of any of the business, properties or tangible assets of any the Company other than in the Ordinary Course; (B) the grant to any Person of any preferential rights to purchase any of the properties or assets of any the Company; (C) the acquisition by the Company of any operating business, properties or assets, whether by merger, purchase or sale of stock or assets or otherwise (other than Contracts for the purchase of inventory or supplies entered into in the Ordinary Course);

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(x) any Liability, contingent or otherwise, arising out of the prior acquisition or divestiture of the business, assets or stock of other Persons;

(xi) any Contract providing for the grant of any license or other right relating to any Company Intellectual Property (A) to the Company or its Subsidiaries (other than licenses to commercially available off-the-shelf software licensed to the Company pursuant to standard agreements for an annual aggregate fee less than $250,000) and (B) by the Company or its Subsidiaries to any other Person (other than non-exclusive licenses granted to vendors, suppliers or contractors in the Ordinary Course);

(xii) any Contract providing for the invention, creation, conception or other development of any Intellectual Property (A) by the Company or its Subsidiaries for any Person, (B) by any Person for the Company or its Subsidiaries (other than invention assignment agreements entered into with current or former employees or independent contractors in the Ordinary Course) or (C) jointly by the Company or its Subsidiaries and any Person;

(xiii) any Contract providing for the assignment or transfer of any ownership interest in or to any Company IP material to the operation of the business by (A) the Company or its Subsidiaries to any Person or (B) any Person to the Company or its Subsidiaries (other than invention assignment agreements entered into with current or former employees or independent contractors in the Ordinary Course);

(xiv) any Collective Bargaining Agreement;

(xv) any Contract that is a settlement, conciliation or similar agreement (A) with any Governmental Authority or (B) pursuant to which the Company or any of its Subsidiaries will have any material outstanding obligation after the date of this Agreement;

(xvi) any Contract with a Top Supplier that is not terminable on 30 days or less without notice; and

(xvii) any written offer or proposal which, if accepted, would constitute any of the foregoing.

(b) Each Material Contract is in full force and effect and, to the Knowledge of the Company, is legal, valid and binding upon and enforceable against each of the parties thereto in accordance with the terms thereto, except insofar as enforceability may be limited by the Enforceability Exceptions. True, correct and complete copies of all Material Contracts have been Made Available to SPAC or its representatives.

(c) Neither the Company nor, to the Knowledge of the Company, any other party thereto is in breach of or in default under, and no event has occurred which with notice or lapse of time or both would become a breach of or default under, any Material Contract, and no party to any Material Contract has given any written notice of any claim of any such breach, default or event, which in each case, individually or in the aggregate, are reasonably likely to have a Company Material Adverse Effect. The Company has not, within the last 12 months, provided to or received from the counterparty to any Material Contract any written notice or written communication (or to the Knowledge of the Company, oral notice or communication) that any party has violated or breached or committed any default under any Material Contract. The Company has not received any written notice or written communication or, to the Knowledge of the Company, oral notice or communication that any part to any Material Contract is contemplating, and to the Knowledge of the Company, no party intends, to cancel, terminate, materially adversely modify, refuse to perform or not renew any such Material Contract, the loss of which would be a Company Material Adverse Event.

Section 3.14. Real Property.

(a) Section 3.14(a) of the Company Disclosure Letter contains a true, correct, and complete list of all parcels of real property and real property interests, including by address if available (excluding mining claims), owned in fee by the Company or its Subsidiaries (the “Owned Property”). The Company or its Subsidiaries have good and marketable fee simple title to the Owned Property. The Company has no options, contracts, or other agreements under which the Company or its Subsidiaries have a right to purchase, lease or otherwise acquire, or the obligation to sell, lease, or otherwise divest, any real property or interests in real property. Except as set forth on Section 3.14(a) of the Company Disclosure Letter, the Company or its Subsidiaries own the Owned Property free and clear of all Encumbrances, except for Permitted Encumbrances. The Company has not leased or otherwise is a party to any

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Contract granting any Person the right to use or occupy the Owned Property or any portion thereof. There are no outstanding options, rights of first offer or rights of first refusal to purchase the Owned Property or any portion thereof or interest therein.

(b) Section 3.14(b) of the Company Disclosure Letter contains a true, correct, and complete list of all leases, subleases, easements, surface use agreements, licenses, and similar occupancy agreements, including all amendments, extensions, renewals, guaranties and similar agreements, for the use or occupancy of real property or real property interests (excluding mining claims) held by the Company or its Subsidiaries (the “Real Property Leases”) and descriptions of the real property subject to the Real Property Leases (“Leased Real Property”). The Company has Made Available to SPAC true, correct and complete copies of the Real Property Leases and all material extensions, amendments, modifications and supplements, thereof. The Company or its Subsidiaries, as applicable, have valid leasehold title to all of the Real Property Leases, free and clear of all Encumbrances, except for Permitted Encumbrance. Each of the Real Property Leases are in full force and effect and is a legal, valid and binding obligation of the Company or its Subsidiaries, and to the Knowledge of the Company, any counterparty, enforceable against them in accordance with its terms. The Company’s or its Subsidiaries’ possession and quiet enjoyment of the Leased Real Property has not been disturbed, and, to the Knowledge of the Company, there are no material disputes under any Real Property Lease. There is not, under any of the Real Property Leases, any existing breach or default or event of breach or default of the Company or its Subsidiaries or, to the Knowledge of the Company, any event which with notice or lapse of time, or both, would constitute a breach or default or would permit the termination, modification, or acceleration of rent under any Real Property Lease. The Company has not (a) subleased, licensed or otherwise is a party to a Contract granting any Person the right to use or occupy the Leased Real Property or any portion thereof or (b) collaterally assigned or granted any other security interest under any Real Property Lease or any interest therein. The Owned Property and the Leased Real Property constitute all of the real property used or intended to be used in, or otherwise related to, the business of the Company or its Subsidiaries.

(c) The Company has not received any notice and has no Knowledge of any pending condemnation, action in eminent domain, taking, revocation (or intent to revoke), contest action, or notice of failure to pay maintenance fees, by any Governmental Authority with respect to any of the Owned Property or Leased Real Property that is material to the Company or its Subsidiaries taken as a whole.

Section 3.15. Intellectual Property Rights.

(a) Section 3.15(a) of the Company Disclosure Letter is a true, correct and complete list, as of the date of this Agreement, of each item of Registered IP, specifying for each item: (i) the record owner, (ii) the jurisdiction in which such item has been issued, registered or filed, (iii) the issuance, registration or application date, and (iv) the issuance, registration or application number. All Owned IP is subsisting and, to the Knowledge of the Company, valid and enforceable in accordance with applicable Law.

(b) The Company or its Subsidiaries (i) exclusively owns all right, title and interest in and to all Owned IP, free and clear of all Encumbrances (other than Permitted Encumbrance) and (ii) has sufficient rights to use, pursuant to a written license, sublicense, or agreement, all Company IP free and clear of all Encumbrances (other than Permitted Encumbrance), except in the case of clauses (i) and (ii), where the failure to have such rights would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company IP constitutes all Intellectual Property used in and necessary for, the operation of the business of the Company or its Subsidiaries as currently conducted. Section 3.15(c) is the sole representation and warranty of the Company under this Agreement with respect to any actual or alleged infringement, misappropriation or other violation of any Intellectual Property and nothing in this Section 3.15(b) will be deemed, construed, or interpreted to constitute a representation with respect to infringement, misappropriation or other violation of any Intellectual Property.

(c) Since the Lookback Cutoff Date, and to the Knowledge of the Company, neither the Company nor any of its Subsidiaries, nor the operation of the business of the Company or any of its Subsidiaries, has infringed, misappropriated (or resulted from the misappropriation of) or otherwise violated, or is infringing, misappropriating (or results from the misappropriation of) or otherwise violating any Intellectual Property of any Person. Since the Lookback Cutoff Date, neither the Company nor any of its Subsidiaries has received from any Person any written notice, written claim or written threat, or to the Knowledge of the Company, any other claim or notice: (i) alleging any infringement, misappropriation or other violation of any Intellectual Property of any Person, (ii) inviting any the

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Company or any of its Subsidiaries to take a license under any Intellectual Property of any Person or (iii) challenging the ownership, use, validity or enforceability of any Owned IP in each case that is material to the Company or its Subsidiaries.

(d) To the Knowledge of the Company, no Owned IP has been or is being infringed, misappropriated, or otherwise violated by any Person. No Action against any Person with respect to the alleged infringement, misappropriation or other violation of any Owned IP or invalidity or enforceability of any Intellectual Property is pending or threatened by the Company or its Subsidiaries, and the Company and its Subsidiaries have not sent any claim, complaint, notice or demand and have not been party to any Action related to any of the foregoing.

(e) No Governmental Authority or any university, college, other educational institution or research center owns, purports to own, has any other rights in or to, or has any option to obtain any rights in or to, any Owned IP.

(f) The Company and its Subsidiaries take and have taken commercially reasonable steps to maintain and protect the confidentiality of and otherwise designed to protect all material Trade Secrets included in the Owned IP. No material Trade Secret included in the Owned Intellectual Property has been authorized to be disclosed or, to the Knowledge of the Company, has been actually disclosed to any Person other than pursuant to a written confidentiality agreement restricting the disclosure and use thereof.

(g) Each of the Company and its Subsidiaries take and has taken commercially reasonable measures designed to maintain and protect the performance of the Company IT Systems (and all Software, information and data stored thereon). The Company IT Systems are adequate and sufficient for the operation of the businesses of the Company and its Subsidiaries as currently conducted. There have been no (i) to the Knowledge of the Company. material failures, breakdowns or other impairments of any Company IT Systems that have not been remedied or are in the process of being remedied in full as of the date of this Agreement or (ii) to the Knowledge of the Company, material security breaches or unauthorized use, access or intrusions of any Company IT Systems.

Section 3.16. Labor Relations; Employment Contracts.

(a) None of the Company or its Subsidiaries is a party to or bound by any collective bargaining agreement or other labor Contract with a labor union, works council, or other labor organization applicable to persons employed by the Company or its Subsidiaries (each, a “Collective Bargaining Agreement”), and none are being negotiated, and no employees of the Company or any of its Subsidiaries are represented by any labor union, works council, labor organization or other employee representative with respect to their employment with the Company or any of its Subsidiaries. No union, works council, other labor organization, or group of employees of the Company or its Subsidiaries have made a pending written demand for recognition, and there are no representation proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of the Company, threatened to be brought or filed, with the National Labor Relations Board or other labor relations tribunal, nor, to the Knowledge of the Company, has any such representation proceeding, petition, or demand been brought, filed, made, or threatened within the last three years. There is no organizing activity involving the Company or any of its Subsidiaries that is pending or, to the Knowledge of the Company, threatened by any labor organization or group of employees, nor, to the Knowledge of the Company, has any such organizing activity been pending or threatened since the Lookback Cutoff Date.

(b) There are no pending: (i) strikes, work stoppages, slowdowns, lockouts, picketing, hand billing, or arbitrations (nor have there been any strikes, work stoppages, slowdowns, lockouts, picketing, hand billing, or arbitrations within the three years prior to the date of this Agreement); or (ii) or, to the Knowledge of the Company, threatened material grievances or other material labor disputes against or involving the Company or its Subsidiaries involving any employee of the Company or its Subsidiaries. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, there are no unfair labor practice charges, grievances or complaints pending or, to the Knowledge of the Company, threatened by or on behalf of any employee, former employee, or labor organization.

(c) The Company and its Subsidiaries are in compliance in all material respects and, to the Knowledge of the Company, each of their executive officers are in compliance in all material respects, with the terms of any employment agreements between the Company or its Subsidiaries and such individuals.

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(d) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company or any of its Subsidiaries, there are no complaints, charges or claims against the Company or its Subsidiaries pending or, to the Knowledge of the Company, threatened that could be brought or filed, with any Governmental Authority based on, arising out of, in connection with or otherwise relating to the employment or termination of employment or failure to employ by the Company or its Subsidiaries, of any individual.

(e) The Company and its Subsidiaries are, and since the Lookback Cutoff Date, have been, in material compliance with all Laws relating labor and employment, including laws relating to wages (including minimum wage and overtime), hours or work, child labor, discrimination, withholdings and deductions, classification and payment of employees, independent contractors, and consultants, employment equity, plant closures and layoffs (including the Worker Adjustment and Retraining Notification Act and any similar state or local “mass layoff” or “plant closing” Law (the “WARN Act”)), collective bargaining, occupational health and safety, workers’ compensation, and immigration. There has been no “mass layoff” or “plant closing” (as defined by the WARN Act) with respect to the Company or its Subsidiaries within the six (6) months prior to the Closing.

(f) None of the Company or its Subsidiaries have incurred, or have Knowledge of circumstances under which the Company or its Subsidiaries would reasonably be expected to incur, any liability from (i) the failure to pay wages, including overtime wages, (ii) the misclassification of employees as independent contractors, or (iii) the misclassification of employees as exempt from the requirements of the Fair Labor Standards Act or similar state Laws.

(g) The Company and its Subsidiaries have investigated (to the extent reasonable) any employment discrimination and sexual harassment allegations reported to the Company or any of its Subsidiaries. The Company and its Subsidiaries have taken reasonable corrective action with respect to each such allegation with potential merit and does not expect any material liability with respect to any such allegations. The Company has policies and procedures in place to address issues relating to employment discrimination and sexual harassment allegations.

(h) To the Knowledge of the Company, as of the date of this Agreement, no employee of the Company or any of its Subsidiaries with annualized compensation at or above $100,000 has expressed an intention to terminate his or her employment with the Company or any of its Subsidiaries prior to the one-year anniversary of the Closing.

Section 3.17. Benefit Plans. Section 3.17(a) of the Company Disclosure Letter sets forth a true, correct and complete list of each material Benefit Plan, provided that with respect to any Benefit Plans that are offer letters, employment agreements, independent contractor agreements, or equity award agreements that in each case (y) do not materially deviate from the standard form of the applicable agreement Made Available to SPAC or its representatives prior to the date of this Agreement and (z) do not provide for severance, termination, change in control, or vesting acceleration payments or benefits, only the forms thereof need be listed in Section 3.17(a) of the Company Disclosure Letter.

(a) With respect to each material Benefit Plan, the Company and its Subsidiaries have delivered or Made Available to SPAC or its representatives copies of, to the extent applicable, (i) the most recent plan document (and all amendments thereto) for such Benefit Plan and any trust agreement, insurance contract or other funding arrangement (as currently in effect) relating to such Benefit Plan, (ii) the most recent summary plan description for such Benefit Plan, (iii) the most recent annual report on Form 5500 and all attachments thereto filed with the Employee Benefits Security Administration with respect to such Benefit Plan and (iv) the most recent determination or opinion letter, if any, issued by the Internal Revenue Service with respect to such Benefit Plan.

(b) Each Benefit Plan has been maintained, administered, operated and funded in accordance in all material respects with its terms and in compliance in all material respects with all applicable Laws, including, if applicable, ERISA and the Code. Except as would not result in a material liability to the Company, all contributions, premiums and benefit payments required to be made with respect to each Benefit Plan on or before the date hereof have been timely made, and all such amounts for any period ending on or before the Acquisition Closing Date that are not yet due have been made or properly accrued. No Benefit Plan is intended to be qualified within the meaning of Section 401(a) of the Code. Each Benefit Plan subject to the requirements of Section 408 of the Code complies in all material respects with such requirements. Neither the Company nor any of its Subsidiaries has incurred any material Tax, penalty or other Liability (whether or not assessed) pursuant to Sections 4980B, 4980D, 4980H, 6721 or 6722 of the Code.

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(c) None of the Company, any of its Subsidiaries or any of their respective ERISA Affiliates sponsors, maintains, contributes to or is required to contribute to, or since the Lookback Cutoff Date has sponsored, maintained, contributed to or been obligated to contribute to, nor does the Company, any of its Subsidiaries or any of their respective ERISA Affiliates have any Liability under or in respect of, (i) an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA, Section 412 of the Code or Section 302 of ERISA, (ii) a “multiemployer plan” (within the meaning of Section 3(37) of ERISA), (iii) a “multiple employer plan” (within the meaning of Section 413(c) of the Code) or (iv) a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA. Neither the Company nor any of its Subsidiaries has any Liability with respect to an employee benefit plan as a consequence of at any time being considered a single employer under Section 414 of the Code with any other Person.

(d) No Benefit Plan provides for, and neither the Company nor any of its Subsidiaries has any Liability to provide, post-termination, post-ownership or retiree life insurance, health or other employee welfare benefits for any Person, except continuation coverage required by Section 4980B of the Code, Part 6 of Subtitle B of Title I of ERISA and similar state Law, for which the covered individual pays the entire premium cost.

(e) (i) No Actions, suits or claims (other than routine claims for benefits) are pending or, to the Knowledge of the Company, threatened in writing with respect to any Benefit Plan, and (ii) no Benefit Plan is currently under audit or examination by any Governmental Authority. Each Company Parent Option was granted in accordance with the terms of the Company Parent Stock Plan and applicable Law, and each Company Parent Option’s per share exercise price is equal to or greater than the fair market value of an ordinary share of the Company Parent on the date of grant of such Company Parent Option, determined in accordance with Section 409A of the Code, as applicable. No Company Parent Option has had its exercise date or grant date “back-dated” or materially delayed.

(f) Except as required by Law or this Agreement or as set forth on Section 3.17(f) of the Company Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will, either alone or in connection with any other event(s), (i) accelerate the time of payment or vesting of, or trigger any funding of compensation or benefits payable under, any Benefit Plan or otherwise; (ii) entitle any current or former employee, officer, director, or other individual service provider of the Company or any of its Subsidiaries (or any dependent or beneficiary thereof) to any payment or increase in compensation or benefits (whether in cash, property, the vesting or property, a forgiveness of indebtedness or otherwise) under any Benefit Plan or otherwise; (iii) require a contribution by the Company or any of its Subsidiaries to any Benefit Plan; or (iv) limit or restrict the ability of PubCo to merge, amend or terminate any Benefit Plan.

(g) Each Benefit Plan that constitutes in any part a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) subject to Section 409A of the Code has been established and administered in all material respects in operational and documentary compliance with Section 409A of the Code and all IRS guidance promulgated thereunder, and no amount under any such Benefit Plan is subject to any Tax under Section 409A of the Code. Each Company Parent Option was granted in accordance with the terms of the Company Parent Stock Plan and applicable Law, and each Company Parent Option’s per share exercise price is equal to or greater than the fair market value of an ordinary share of the Company Parent on the date of grant of such Company Parent Option, determined in accordance with Section 409A of the Code, as applicable. No Company Parent Option has had its exercise date or grant date “back-dated” or materially delayed.

Section 3.18. Brokers. Except as set forth in Section 3.18 of the Company Disclosure Letter, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission or expense reimbursement in connection with the Transactions contemplated based upon arrangements made by and on behalf of the Company.

Section 3.19. Environmental Matters.

(a) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company, its business or operations:

(i) The Company and its Subsidiaries are, and have been since the Lookback Cutoff Date, in compliance with all applicable Environmental Laws;

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(ii) The Company and its Subsidiaries obtain, maintain and comply with all Environmental Permits that are required to own, lease or operate its properties and assets and to conduct its business as presently conducted, including, as applicable, with respect to the development, design, construction, ownership, operation, reclamation, remediation, or restoration of the Mining Projects as presently conducted, and such Environmental Permits are in effect and have been complied with. The Company has not received any notice that any Governmental Authority that has issued any Environmental Permit intends to suspend, cancel, terminate, or not renew any such Environmental Permit, except to the extent such Environmental Permit may be amended, replaced, or reissued as necessary to reflect the transactions contemplated hereby or may be terminated in the ordinary and usual course of a reissuance or replacement process; and

(iii) To the Company’s Knowledge, no facts, circumstances or conditions exist as of the date hereof that the Company believes would prohibit the Company from obtaining material Environmental Permits under applicable Environmental Law for the Mining Projects.

(iv) Neither the Company nor any of its Subsidiaries (a) has, since the Lookback Cutoff Date (or earlier to the extent unresolved), received any written notice, report, Governmental Order, directive from a Governmental Authority or other Person regarding any actual or alleged violation of or Liabilities under Environmental Laws or (b) is a party to any pending or, to the Knowledge of the Company, threatened in writing, Action arising under or related to Environmental Laws;

(v) Neither the Company nor any of its Subsidiaries has treated, stored, handled, transported, disposed of, arranged for the disposal of, exposed any Person to, released, or owned or operated any property or facility contaminated by, any Hazardous Materials, and to the Knowledge of the Company, no conditions currently exist with respect to the Owned Property or Leased Real Property, or any property currently or, to the Knowledge of the Company, formerly, owned, leased or operated by the Company or its Subsidiaries, or, to the Knowledge of the Company, any property to which the Company or its Subsidiaries arranged for the disposal or treatment of Hazardous Material, in each case as would result in the Company or its Subsidiaries incurring material Liabilities or obligations under Environmental Laws; and

(vi) Neither the Company nor any of its Subsidiaries has assumed, undertaken or provided an indemnity with respect to any liability of any other Person relating to Environmental Laws.

(b) The Company and its Subsidiaries have Made Available copies of all environmental assessments, studies, audits, analyses or reports, relating to the Owned Property or Leased Real Property or any property currently or formerly owned, leased or operated by the Company or its Subsidiaries and copies of all other material, non-privileged documents relating to any material and outstanding Liabilities of the Company or its Subsidiaries under Environmental Law to the extent such are in the possession or custody of the Company or its Subsidiaries.

Section 3.20. Insurance. Section 3.20 of the Company Disclosure Letter contains a list of all policies of property, fire and casualty, product liability, workers’ compensation, and other forms of insurance held by, or for the benefit of, the Company as of the date of this Agreement, but not including any policies with respect to any Benefit Plan (collectively, the “Insurance Policies”). All premiums and other amounts owed with respect to the Insurance Policies have been timely paid in accordance with the terms of such policies and there have been no lapses in insurance coverage. Neither the Company nor any of its Subsidiaries has received any written notice from any insurer under any of the Insurance Policies, canceling or materially adversely amending any such policy or denying renewal of coverage thereunder and all premiums on such insurance policies due and payable as of the date hereof have been paid. As of the date of this Agreement, there is no claim pending under any such policies or binders with respect to which coverage has been questioned, denied or disputed by the underwriters of the Insurance Policies or binders or which is reasonably likely to exhaust the applicable limit of liability.

Section 3.21. Company Related Parties. Except as set forth in Sections 3.21 of the Company Disclosure Letter, the Company is not, and has not been since the Lookback Cutoff Date, party to any Contract with any Related Party. No Related Party (i) owns any property or right (tangible or intangible) that is used in the Company’s business or operations as presently conducted or as contemplated to be conducted, (ii) owes any amount to, or is owed any amount by, the Company (other than ordinary course accrued compensation, employee benefits, employee or director expense reimbursement or other transactions), or (iii) has any financial interest in (other than the ownership of 2% or

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less of any class of publicly traded securities of a company on a passive basis), directly or indirectly, or is a director or executive officer of, any Person which is a Top Supplier, lessor, lessee, distributor, wholesaler, retailer, reseller, or competitor of the Company.

Section 3.22. Privacy.

(a) The Company and its Subsidiaries and any Person acting for or on behalf of any the Company or its Subsidiaries have at all times complied in all material respects with: (i) all applicable Privacy Laws; (ii) all of the Company’s or its Subsidiaries’ applicable policies and notices regarding personal data; and (iii) all of the Company or its Subsidiaries’ applicable contractual obligations with respect to the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security (technical, physical and administrative), disposal, destruction, disclosure, or transfer (including cross-border) of personal data, in each case, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b) The Company and its Subsidiaries have implemented and at all times maintained reasonable and appropriate technical and organizational safeguards, which safeguards are consistent with practices in the industry in which the Company or its Subsidiaries operate, to protect personal information and other confidential data in its possession or under its control against loss, theft, misuse or unauthorized access, use, modification, alteration, destruction or disclosure.

(c) To the Knowledge of the Company, there have been no material breaches or security incidents relating to the unauthorized access to or disclosure of any personal information in the possession or control of the Company or its Subsidiaries or collected, used or processed by or on behalf of the Company or its Subsidiaries. The Company has not been required to notify (and has not notified) any Person of any security incident or in connection with any actual or alleged data security requirement.

Section 3.23. Proxy/Registration Statement. The information supplied or to be supplied by the Company, any of its Subsidiaries or their respective Representatives in writing specifically for inclusion in the Proxy/Registration Statement will not, at (a) the time the Proxy/Registration Statement is declared effective, (b) the time the Proxy/Registration Statement (or any amendment thereof or supplement thereto) is first mailed to the SPAC Shareholders, and (c) the time of the SPAC Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied by or on behalf of SPAC, its Affiliates or their respective Representatives.

Section 3.24. Mining Projects.

(a) Section 3.24(a) of the Company Disclosure Letter sets forth a true, correct, and complete list of all current Mining Rights owned, leased, operated or used by the Company or otherwise forming part of the Mining Projects (the “Company Mining Rights”), and identifies the Mining Project, claim number, area, expiry date, and granting authority, whether the Company Mining Right is owned, leased or otherwise held and types of minerals covered by each Mining Right. The Company Mining Rights collectively constitute all of the Mining Rights that are reasonably required for the conduct of the Company’s business and operations as currently conducted.

(b) To the Knowledge of the Company, each Company Mining Right is valid, in good standing and is not liable to forfeiture, termination, cancellation or suspension for any currently existing reason, or the subject of any pending or threated claims, proceedings or disputes, and there is no unremedied material breach by the Company (with or without notice or lapse of time or both), of any statutory requirement or any other conditions relating to each Company Mining Right.

(c) All statutory and contractual payments, rents, royalties and other fees currently due in respect of each Company Mining Right have been paid.

(d) The estimated proven and probable mineral reserves and estimated indicated, measured and inferred mineral resources publicly disclosed by the Company or its Affiliates have been prepared and disclosed in all material respects in accordance with the Australasian Code for Reporting of Exploration Results, Mineral Resources and Ore Reserves (2012 Edition).

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(e) Except as set forth in Section 3.24(e) of the Company Disclosure Letter, the Company, solely to the extent provided by applicable Law and the Company Mining Rights, is in exclusive possession or control of the rights under Law and the Company Mining Rights, to develop the minerals that are locatable, located in, on or under the Mining Projects.

(f) Except as set forth in Schedule 3.24(f) of the Company Disclosure Letter, the Company has not received notice of any conflicting material Mining Rights owned by third parties which overlay with the Mining Projects.

(g) No Company is party to any, and to the Knowledge of the Company, there is no, joint venture agreement, stockholder agreement, partnership agreement, voting agreement, powers of attorney, co-ownership agreement, co-tenancy agreements, management agreements or any other existing oral or written agreement of any kind which does or would have any material adverse impact on the Company’s interest in the Company Mining Rights, or the access to, exploration, development or mining of same, and to the Knowledge of the Company, no other Person has any interest in the Company Mining Rights (absent the interests of any Governmental Authority) or any right to acquire or otherwise obtain any such interest.

(h) Except as set forth in Section 3.24(h) of the Company Disclosure Letter, there are no options, back-in rights, earn-in rights, rights of first refusal, rights of first offer, preemptive rights, off-take rights or similar provisions or rights which would materially affect the Company’s interest in the Company Mining Rights after the Closing Date.

(i) The Company has not received any notice in writing from any Governmental Authority or any Person with jurisdiction or applicable authority, of any revocation or intention to revoke the Company’s interests in or file a contest action related to the Company Mining Rights.

(j) To the Knowledge of the Company, the Company has made available to the SPAC all material information and data pertaining to the Company Mining Rights in their possession, including, to the extent material: mining plans and plans of operation; reclamation plans; life of mine studies and reports; notices of intent; including those related to exploration drilling, pad and road construction; mining exploration; land and survey records; the existence of minerals within the Company Mining Rights, including relevant reserve and resource estimates; metallurgical testwork and sampling data; drill data and assay results; all reclamation and bond release information; financial assurances for reclamation and all information concerning record, possessory, legal or equitable title to the Company Mining Rights. Set forth in Section 3.24(j) of the Company Disclosure Letter is a list of all mining title opinions and title opinions and title policies of insurance relating to any of the real property interests in the Mining Projects, the Owned Real Property and the Leased Real Property to the extent such policies or opinions are in the Company’s possession.

(k) The Company has the right to use all information and data pertaining to the Company Mining Rights in their possession.

(l) The Company has complied, in all material respects, with Mining Financial Assurances required for the Mining Projects.

(m) None of the representations and warranties in this Agreement (other than those contained in this Section 3.24) will be deemed to constitute, directly or indirectly, a representation or warranty by the Company with respect to any matter relating to the Mining Rights other than as set forth specifically in this Section 3.24.

Section 3.25. Government Contracts. Except as set forth on Section 3.25 of the Company Disclosure Letter, the Company is not party to: (a) any Contract, including an individual task order, delivery order, purchase order, basic ordering agreement, letter Contract or blanket purchase agreement between the Company, on one hand, and any Governmental Authority, on the other hand, that is still in effect and that is material in any respect; or (b) any subcontract or other Contract by which the Company has agreed to provide goods or services through a prime contractor directly to a Governmental Authority that is expressly identified in such subcontract or other Contract as the ultimate consumer of such goods or services that is still in effect and that is material in any respect (collectively, (a) and (b), “Government Contracts” and each a “Government Contract”). The Company has not provided any offer, bid, quotation or proposal to sell products made or services provided by the Company that, if accepted or awarded, would lead to any Contract or subcontract of the type described by the foregoing sentence.

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Section 3.26. Material Customers & Suppliers.

(a) As of the date hereof, the Company currently has no customers, including any off-takers.

(b) Section 3.26(b) of the Company Disclosure Letter lists as of the date of this Agreement, all suppliers or manufacturers of goods or services and the total spend for the 12 months ended December 31, 2025 and the 12 months ended December 31, 2024 to which the Company made payments or accrued obligations in excess of $250,000 (the “Top Suppliers”).

Section 3.27. Proxy/Registration Statement; Company Parent Circular.

(a) The information supplied or to be supplied by the Company, its Affiliates or their respective Representatives in writing specifically for inclusion in the Proxy/Registration Statement will not, at (a) the time the Proxy/Registration Statement is declared effective, (b) the time the Proxy/Registration Statement (or any amendment thereof or supplement thereto) is first mailed to the SPAC Shareholders, and (c) the time of the SPAC Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied by or on behalf of SPAC or its Affiliates or Representatives.

(b) The information supplied or to be supplied by the Company its Affiliates or their respective Representatives in writing specifically for inclusion or incorporation by reference in any circular, explanatory memorandum or similar document prepared by or on behalf of Company Parent for distribution to the shareholders of Company Parent in connection with soliciting the vote necessary to obtain the Required Parent Shareholder Approval (the “Company Parent Circular”) will not, at (a) the time the Company Parent Circular (or any amendment thereof or supplement thereto) is first dispatched, sent or made available to the shareholders of Company Parent and (b) the time of any meeting of the shareholders of Company Parent convened for the purpose of approving or consenting to the Transactions (or, if approval is sought by written consent, at the time such consent is solicited), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied by or on behalf of SPAC specifically for inclusion or incorporation by reference in the Company Parent Circular.

Section 3.28. No Additional Representation or Warranties. Except as set forth in Article IV and Section 11.1, the Company acknowledges and agrees that SPAC is not making any representation or warranty whatsoever to the Company pursuant to this Agreement.

Article IV

REPRESENTATIONS AND WARRANTIES OF SPAC

Except (a) as set forth in any SPAC SEC Filings filed or submitted on or prior to the second Business Day prior to the date hereof (excluding any disclosures in any risk factors section, any disclosures in any forward-looking statements disclaimer and any other disclosures that are generally cautionary, predictive or forward-looking in nature) (it being acknowledged that nothing disclosed in SPAC SEC Filings will be deemed to modify or qualify the representations and warranties set forth in Section 4.3, Section 4.7 (except for Section 4.7(i)) and Section 4.13); (b) as set forth in the disclosure letter delivered by SPAC to the Company on the date of this Agreement (the “SPAC Disclosure Letter”) or (c) as otherwise explicitly contemplated by this Agreement, SPAC represents and warrants to the Company as follows:

Section 4.1. Organization and Qualification. SPAC is an exempted company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands and has requisite corporate power and authority to own and operate its properties and assets, to carry on its business as presently conducted and contemplated to be conducted, except as would not be material to SPAC. SPAC is duly licensed or qualified to do business in each jurisdiction in which it is conducting its business, or the operation, ownership or leasing of its properties, makes such qualification necessary, other than in such jurisdictions where the failure to so qualify or be in good standing would not, individually or in the aggregate, be material to the SPAC or its business or its operations. A true, correct and complete copy of the SPAC Charter has been made available by or on behalf of SPAC to the Company. SPAC is not in default of any term or provision of the SPAC Charter in any material respect.

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Section 4.2. Subsidiaries. SPAC has no Subsidiary, and does not own, directly or indirectly, any Equity Securities or other interests or investments (whether equity or debt) in any Person, whether incorporated or unincorporated. SPAC is not obligated to make any investment in or capital contribution to or on behalf of any other Person.

Section 4.3. Capitalization of SPAC.

(a) As of the date of this Agreement and immediately prior to the Initial Merger Effective Time, the authorized share capital of SPAC consists of 221,000,000 total shares divided into (i) 200,000,000 SPAC Class A Ordinary Shares, of which 7,646,529 SPAC Class A Ordinary Shares (including SPAC Class A Ordinary Shares underlying SPAC Units) are issued and outstanding, (ii) 20,000,000 SPAC Class B Ordinary Shares, of which 150,000 SPAC Class B Ordinary Shares are issued and outstanding, and (iii) 1,000,000 SPAC Preference Shares, of which no SPAC Preference Share is issued and outstanding. There are no other issued or outstanding SPAC Shares as of the date of this Agreement. All of the issued and outstanding SPAC Shares (x) have been duly authorized and validly issued and allotted and are fully paid and non-assessable; (y) have been offered, sold and issued and allotted by SPAC in compliance with applicable Law and all requirements set forth in (1) the SPAC Charter, and (2) any other applicable Contracts governing the issuance or allotment of such securities to which SPAC is a party or otherwise bound; and (z) are not subject to, nor have they been issued in violation of, any Encumbrance, purchase option, call option, pre-emptive right, subscription right or any similar right under any provision of any applicable Law, the SPAC Charter or any Contract to which SPAC is a party or otherwise bound.

(b) As of the date of this Agreement, 15,800,000 SPAC Warrants are issued and outstanding. The SPAC Warrants are not exercisable until thirty (30) days after the closing of a Business Combination. All outstanding SPAC Warrants (i) have been duly authorized and validly issued and constitute valid and binding obligations of SPAC, enforceable against SPAC in accordance with their terms, subject to the Enforceability Exceptions, (ii) have been offered, sold and issued by SPAC in compliance with applicable Law and all requirements set forth in (x) the SPAC Charter and (y) any other applicable Contracts governing the issuance of such securities to which SPAC is a party or otherwise bound; and (iii) are not subject to, nor have they been issued in violation of, any Encumbrance, purchase option, call option, pre-emptive right, subscription right or any similar right under any provision of any applicable Law, the SPAC Charter or any Contract to which SPAC is a party or otherwise bound (other than transfer restrictions under the Securities Act or otherwise agreed to with the SPAC).

(c) Except as set forth in Section 4.3(c) of the SPAC Disclosure Letter, there are no outstanding subscriptions, options, warrants, rights or other securities (including debt securities) of SPAC exercisable or exchangeable for SPAC Securities, any other commitments, calls, conversion rights, rights of exchange or privilege (whether pre-emptive, contractual or by matter of Law), plans or other agreements of any character providing for the issuance of additional shares, the sale of treasury shares or other Equity Securities of SPAC, or for the repurchase or redemption by SPAC of shares or other Equity Securities of the SPAC or the value of which is determined by reference to shares or other Equity Securities of the SPAC, and there are no voting trusts, proxies, transfer rights or agreements of any kind which may obligate SPAC to issue, purchase, register for sale, transfer, redeem or otherwise acquire any SPAC Securities or other Equity Securities of SPAC.

Section 4.4. Authorization.

(a) Other than the SPAC Shareholders’ Approval, SPAC has all requisite corporate power and authority to (i) enter into, execute, and deliver this Agreement and each of the other Transaction Documents to which it is or will be a party, and (ii) consummate the transactions contemplated hereby and thereby (including the Transactions) and perform all of its obligations hereunder and thereunder. The execution and delivery of this Agreement and the other Transaction Documents to which SPAC is a party and the consummation of the transactions contemplated hereby and thereby (including the Transactions) have been duly and validly authorized and approved by the SPAC Board and, other than the SPAC Shareholders’ Approval, no other company or corporate proceeding on the part of SPAC is necessary to authorize this Agreement and the other Transaction Documents to which SPAC is a party and to consummate the transactions contemplated hereby and thereby (including the Transactions). This Agreement has been, and at or prior to the Acquisition Closing, the other Transaction Documents to which SPAC is a party will be, duly and validly executed and delivered by SPAC, and this Agreement constitutes, and on or prior to the Acquisition Closing, the other Transaction Documents to which SPAC is a party will constitute, a legal, valid and binding obligation of SPAC, enforceable against SPAC in accordance with its terms, subject to the Enforceability Exceptions.

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(b) Assuming that a quorum (as determined pursuant to the SPAC Charter) is present:

(i) The approval and authorization of the Initial Merger and the Plan of Initial Merger require the approval by a special resolution passed by the affirmative vote of SPAC Shareholders holding at least two-thirds majority of the SPAC Shares entitled to attend and vote and that do so vote thereon in person or by proxy at a general meeting of SPAC of which notice specifying the intention to propose the resolution as a special resolution has been duly given, pursuant to the terms and subject to the conditions of the SPAC Charter and applicable Law; and

(ii) The approval and authorization of this Agreement and the Transactions as a Business Combination and the adoption and approval of a proposal for the adjournment of the SPAC Shareholders’ Meeting in each case will require approval by an ordinary resolution passed by the affirmative vote of SPAC Shareholders holding at least a majority of the SPAC Shares entitled to attend and vote and that do so vote thereon in person or by proxy at a general meeting of SPAC, pursuant to the terms and subject to the conditions of the SPAC Charter and applicable Law.

(c) The SPAC Shareholders’ Approval are the only votes and approvals of holders of SPAC Shares or other Equity Securities of SPAC necessary in connection with execution of this Agreement and the other Transaction Documents to which SPAC is a party by SPAC and the consummation of the transactions contemplated hereby, including the Initial Closing and the Acquisition Closing.

(d) On or prior to the date of this Agreement, the SPAC Board has duly adopted resolutions (i) determining that this Agreement and the other Transaction Documents to which SPAC is a party contemplated hereby and the transactions contemplated hereby and thereby (including the Transactions) are advisable and fair to, and in the best interests of, SPAC and constitute a Business Combination, (ii) authorizing and approving the execution, delivery and performance by SPAC of this Agreement and the other Transaction Documents to which SPAC is a party contemplated hereby and the transactions contemplated hereby and thereby (including the Transactions), (iii) making the SPAC Board Recommendation, and (iv) directing that this Agreement, the Transaction Documents and the Transactions be submitted to the SPAC Shareholders for adoption at an extraordinary general meeting called for such purpose pursuant to the terms and conditions of this Agreement.

Section 4.5. Consents; No Conflicts.

(a) No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of SPAC with respect to the SPAC’s execution, delivery or performance of its obligations under this Agreement or the Transaction Documents to which SPAC is or will be party or the consummation of the Transactions, except for (i) applicable requirements of the HSR Act (including the expiration of the required waiting period thereunder) and any other applicable Antitrust Law, (ii) the filing with the SEC of the Proxy/Registration Statement and the declaration of the effectiveness thereof by the SEC, (iii) the filing of the Initial Merger Filing Documents and the Acquisition Merger Filing Documents or (iv) any other consents, approvals, notifications, notices, submissions, applications, authorizations, designations, declarations, waivers or filings, the absence of which would not have a SPAC Material Adverse Effect.

(b) None of the execution or delivery by SPAC of this Agreement or any Transaction Documents to which it is or will be a party, the performance by SPAC of its obligations hereunder or thereunder or the consummation of the Transactions will, directly or indirectly (with or without due notice or lapse of time or both) (i) result in a violation or breach of any provision of the SPAC’s Organizational Documents, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, consent, cancellation, amendment, modification, suspension, revocation or acceleration under, or trigger any right or payment under, any of the terms, conditions or provisions of (A) any Contract to which any of SPAC is a party, (B) any of SPAC’s material permits or (C) any Government Order, Law or other restriction of any Governmental Authority to which any of SPAC or any of its properties or assets are subject or bound or (iii) result in the creation of any Encumbrance upon any of the assets or properties (other than any Permitted Encumbrance) or Equity Securities of SPAC, except (y) in each case, as would not, individually or in the aggregate, have, or reasonably be expected to have, a material adverse effect on the ability of SPAC to enter into and perform its obligations contemplated hereby, or (z) in the case of (ii) and (iii), be or reasonably be expected to have a SPAC Material Adverse Effect.

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Section 4.6. Compliance with Laws, including Corruption Laws.

(a) Since the Lookback Cutoff Date, (i) SPAC is, and has been, in compliance in all material respects with all applicable Laws; (ii) SPAC is not and has not been subject to any pending or, to the Knowledge of SPAC, threatened in writing Action with respect to a violation of any applicable Laws; and (iii) SPAC, to the Knowledge of SPAC, is not and has not been subject to any material investigation by or for any Governmental Authority with respect to any violation of any applicable Laws, in each case of (i), (ii) and (iii) other than as would not be material to SPAC, its business or its operations.

(b) SPAC has not (i) received from any Governmental Authority or any Person any notice, inquiry or internal or external allegation, (ii) made any voluntary or involuntary disclosure to a Governmental Authority, or (iii) conducted any internal investigation or audit concerning any actual or potential violation or wrongdoing or is engaged in any Actions related to Anti-Corruption Laws, Anti-Money Laundering Laws or Sanctions, Ex-Im Laws or U.S. antiboycott Laws, and to the Knowledge of SPAC, no such Action has been threatened in writing.

(c) SPAC, any of its directors, officers or employees, or to the Knowledge of SPAC, its agents or any other Persons acting for or on behalf of SPAC, directly or indirectly, has not at any time in the past five (5) years: (i) made any bribe, influence payment, kickback, payoff, benefits or any other type of payment (whether tangible or intangible) that would be unlawful under any applicable anti-bribery or anti-corruption (governmental or commercial) laws (including, for the avoidance of doubt, any guiding, detailing or implementing regulations), including Laws that prohibit the corrupt payment, offer, promise or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any Government Official, Governmental Authority or any other individual or commercial entity to obtain a business advantage, such as a) Anti-Corruption Laws, as may be applicable; (ii) been in violation of any Anti-Corruption Law, offered, paid, promised to pay, or authorized any payment or transfer of anything of value, directly or indirectly, to any person for the purpose of (A) influencing any act or decision of any Government Official in his official capacity, (B) inducing a Government Official to do or omit to do any act in relation to his lawful duty, (C) securing any improper advantage, (D) inducing a Government Official to influence or affect any act, decision or omission of any Governmental Authority, or (E) assisting SPAC, or any agent or any other Person acting for or on behalf of SPAC, in obtaining or retaining business for or with, or in directing business to, any Person; or (iii) accepted or received any contributions, payments, gifts, or expenditures that would be unlawful under any Anti-Corruption Law.

(d) SPAC, any of its directors, officers or employees or to the Knowledge of SPAC, its agents acting for or on behalf of SPAC, has not at any time in the past five (5) years (since April 24, 2019 in the case of Sanctions) violated any Anti-Corruption Laws, Anti-Money Laundering Laws, Sanctions, Ex-Im Laws or U.S. antiboycott Laws or is subject to any indictment or any government investigation with respect to any Anti-Corruption Laws, Anti-Money Laundering Laws, Sanctions, Ex-Im Laws or U.S. antiboycott Laws. Without limiting the foregoing, SPAC, any of its directors officers, employees or to the Knowledge of SPAC, its agents acting for or on behalf of SPAC, any has, since April 24, 2019, (i) been a Prohibited Person or (ii) engaged in any dealings or transactions with, on behalf of, or for the benefit of any Prohibited Person or in any Sanctioned Country.

Section 4.7. Tax Matters.

(a) All material Tax Returns required to be filed by or with respect to SPAC have been filed within the requisite period (taking into account any valid extensions) and such Tax Returns are true, correct and complete in all material respects. All material Taxes due and payable by SPAC have been or will be timely paid. SPAC has withheld and paid over to the appropriate Tax authority all material Taxes that it is required to withhold from amounts paid or owing to any employee, independent contractor, member, equityholder, creditor or other Person.

(b) No material deficiencies for any Taxes that are currently outstanding with respect to any Tax Returns of SPAC have been asserted in writing by any Tax authority. No written notice of any action, audit, assessment or other proceeding, in each case that is currently pending, with respect to such Tax Returns or any Taxes of SPAC has been received from, any Tax authority. No dispute or assessment relating to such Tax Returns or such Taxes with any such Tax authority is currently outstanding.

(c) No material claim that is currently outstanding has been made by a Tax authority in a jurisdiction where SPAC does not file Tax Returns that SPAC is or may be subject to taxation by that jurisdiction.

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(d) There are no liens for material Taxes (other than liens for Taxes not yet due and payable) upon the assets of the SPAC.

(e) SPAC has not been a member of an affiliated, consolidated or similar Tax group and otherwise does not have any liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Tax Law, as a transferee or successor, or by Contract (including any Tax sharing, allocation or similar agreement or arrangement but excluding any commercial Contract entered into in the Ordinary Course and not primarily relating to Taxes).

(f) SPAC has complied in all material respects with all applicable transfer pricing requirement imposed by any Governmental Authority.

(g) SPAC is in compliance with all terms and conditions of any Tax incentives, exemption, holiday or other Tax reduction agreement or order of a Governmental Authority, and the consummation of the Transactions will not have any material adverse effect on the continued validity and effectiveness of any such Tax incentives, exemption, holiday or other Tax reduction agreement or order.

(h) SPAC has not been a party to a transaction that is or is substantially similar to a “listed transaction” as defined in Treasury Regulation Section 1.6011-4(b)(2) or any transaction requiring disclosure under analogous provisions of state, local or non-U.S. law.

(i) SPAC does not have a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

(j) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will, either alone or in connection with any other event(s), result in payments under any SPAC Benefit Plan which would not be deductible under Section 280G of the Code or entitle any Person to receive any Tax gross-up, indemnity or reimbursement from the Company for any Tax incurred by such Person, including under Section 409A or Section 4999 of the Code.

(k) SPAC has not taken any action (nor permitted any action to be taken), and is not aware of any fact or circumstance, that would reasonably be expected to prevent, impair or impede the Intended Tax Treatment.

Section 4.8. Financial Statements.

(a) The financial statements of SPAC contained in SPAC SEC Filings (the “SPAC Financial Statements”) were prepared, in accordance with GAAP applied on a consistent basis throughout the periods involved (except, in the case of any audited financial statements, as may be indicated in the notes thereto and subject, in the case of any unaudited financial statements, to normal year-end audit adjustments and the absence of footnotes), and fairly present in all material respects the financial position of SPAC at the date thereof and the results of their operations, changes in equity and cash flows for the period indicated (subject, in the case of any unaudited interim financial statements, to normal year-end audit adjustments and the absence of footnotes) and were derived from and accurately reflect in all material respects, the books and records of the SPAC and its Subsidiaries. The SPAC Financial Statements comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to SPAC, in effect as of the respective dates thereof (including, to the extent applicable to SPAC, Regulation S-X).

(b) SPAC has established and maintained a system of internal controls. The internal controls are sufficient to provide reasonable assurance regarding the reliability of SPAC’s financial reporting and the preparation of SPAC’s financial statements for external purposes in accordance with GAAP. Neither SPAC (including any employee thereof), or SPAC’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by SPAC, (ii) any fraud, whether or not material, that involves SPAC’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by SPAC or (iii) any claim or allegation regarding any of the foregoing.

(c) (i) Except as set forth in Section 4.8(c) of the SPAC Disclosure Letter, the SPAC does not have any Indebtedness, and (ii) the Existing Sponsor Loans and the aggregate principal amount with respect thereto and the SPAC’s good faith estimate of SPAC Transaction Expenses and Other Transaction Expenses as of the date of this Agreement is as set forth in Section 4.8(c) of the SPAC Disclosure Letter.

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Section 4.9. Undisclosed Liabilities. SPAC has no Liability, and there is no existing condition, situation or set of circumstances which is reasonably expected to result in any Liability, except for Liabilities (i) that are incurred in the Ordinary Course of Business that are individually and in the aggregate immaterial, (ii) in the SPAC Financial Statements, (iii) that are Liabilities incurred since latest balance sheet date included in the SPAC Financial Statements in the Ordinary Course that will be repaid prior to the Acquisition Closing or be reflected in Sponsor Loans, and (iv) Liabilities set forth in Section 4.9 of the SPAC Disclosure Letter.

Section 4.10. Absence of Changes. Since the latest balance sheet date included in the SPAC Financial Statements, (a) to the date of this Agreement SPAC has operated its business in the Ordinary Course, and (b) there has not been any SPAC Material Adverse Effect.

Section 4.11. Actions. There is, and since the Lookback Cutoff Date, there has been no (a) Action pending or, to the Knowledge of SPAC, threatened in writing against or affecting SPAC, or any of its directors or officers (in their capacity as such) and (b) Action initiated or threatened by or on behalf of SPAC, (c) judgment or award unsatisfied against SPAC, nor is there any Governmental Order in effect and binding on SPAC or its directors or officers (in their capacity as such) or assets or properties, except in each case of (a) or (b), as would not, individually or in the aggregate, (i) have, or reasonably be expected to have, a material adverse effect on the ability of SPAC to enter into and perform its obligations contemplated hereby, or (ii) be or reasonably be expected to be material to SPAC. No order has been made, petition presented and received by SPAC, resolution passed or meeting convened for the purpose of considering a resolution for the dissolution and liquidation of SPAC or the establishment of a liquidation group, no administrator has been appointed for SPAC nor to the Knowledge of SPAC steps taken to appoint an administrator, and to the Knowledge of SPAC there are no Actions under any applicable insolvency, bankruptcy or reorganization Laws concerning SPAC.

Section 4.12. Material Contracts and Commitments. Except as set forth in Section 4.12 of the SPAC Disclosure Letter or as reserved against on the balance sheet and disclosed in the SPAC SEC Filings, and other than Contracts that would not reasonably be expected to give rise to more than $50,000 of liability or expense, (a) SPAC is not party to any material Contract other than those Contracts filed as an exhibit to the SPAC SEC Filings and (b) none of SPAC, any Affiliate or Related Party of SPAC, Sponsor or any Affiliate or Related Party of Sponsor is party to any engagement letter or Contract to pay or incur any Other Transaction Expenses for which the SPAC will be responsible for amounts following the Initial Closing.

Section 4.13. Brokers. Except as set forth in Section 4.13 of the SPAC Disclosure Letter, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission or expense reimbursement in connection with the Transactions contemplated based upon arrangements made by and on behalf of SPAC or any of its Affiliates.

Section 4.14. Proxy/Registration Statement; Company Parent Circular.

(a) The information supplied or to be supplied by SPAC, its Affiliates or their respective Representatives in writing specifically for inclusion in the Proxy/Registration Statement will not, at (a) the time the Proxy/Registration Statement is declared effective, (b) the time the Proxy/Registration Statement (or any amendment thereof or supplement thereto) is first mailed to the SPAC Shareholders, and (c) the time of the SPAC Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, SPAC makes no representation, warranty or covenant with respect to any information supplied by or on behalf of Company, its Subsidiaries, the Acquisition Entities or their respective Affiliates or Representatives. All documents that SPAC is responsible for filing with the SEC in connection with the Transactions will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

(b) The information supplied or to be supplied by SPAC, its Affiliates or their respective Representatives in writing specifically for inclusion or incorporation by reference in the Company Parent Circular will not, at (a) the time the Company Parent Circular (or any amendment thereof or supplement thereto) is first dispatched, sent or made available to the shareholders of Company Parent and (b) the time of any meeting of the shareholders of Company Parent convened for the purpose of approving or consenting to the Transactions (or, if approval is sought by written consent, at the time such consent is solicited), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light

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of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, SPAC makes no representation, warranty or covenant with respect to any information supplied by or on behalf of the Company, Company Parent, any of their respective Subsidiaries specifically for inclusion or incorporation by reference in the Company Parent Circular.

Section 4.15. SEC Filings. SPAC has filed or furnished all statements, forms, reports and documents required to be filed or furnished by it with the SEC, pursuant to the Exchange Act or the Securities Act (collectively, as they have been amended, supplemented or modified since the time of their filing or furnishing through the date of this Agreement, the “SPAC SEC Filings”). Each of the SPAC SEC Filings, as of the respective date of its filing, or as of the date of any amendment or filing that superseded the initial filing, complied in all material respects with the requirements of the Securities Act and the Exchange Act applicable to such SPAC SEC Filings. As of the respective date of its filing (or if amended or superseded by a filing prior to the date of this Agreement or the Acquisition Closing Date, then on the date of such filing), the SPAC SEC Filings did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to any SPAC SEC Filing. To the Knowledge of SPAC, none of the SPAC SEC Filings filed on or prior to the date of this Agreement is subject to ongoing SEC review or investigation as of the date of this Agreement.

Section 4.16. Trust Account. As of the date of this Agreement, SPAC has at least $635,282 in the Trust Account, such monies invested in United States government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act pursuant to the Investment Management Trust Agreement, dated as of January 26, 2021, between SPAC and Continental Stock Transfer & Trust Company, as trustee (in such capacity, the “Trustee,” and such Investment Management Trust Agreement, the “Trust Agreement”). There are no separate Contracts or side letters that would cause the description of the Trust Agreement in the SPAC SEC Filings to be inaccurate in any material respect or that would entitle any Person (other than SPAC Shareholders holding SPAC Ordinary Shares (prior to the Acquisition Effective Time) who will have elected to redeem their SPAC Ordinary Shares (prior to the Acquisition Effective Time) pursuant to the SPAC Charter and the underwriters of SPAC’s IPO with respect to deferred underwriting commissions) to any portion of the proceeds in the Trust Account. Prior to the Acquisition Closing, none of the funds held in the Trust Account may be released other than to pay Taxes and payment to SPAC Shareholders who have validly exercised their redemption rights pursuant to the SPAC Charter. There are no Actions pending or, to the Knowledge of SPAC, threatened with respect to the Trust Account. SPAC has performed all material obligations required to be performed by it to date under, and is not in default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. As of the Acquisition Closing, the obligations of SPAC to dissolve or liquidate pursuant to the SPAC Charter will terminate, and as of the Acquisition Closing, SPAC will have no obligation whatsoever pursuant to the SPAC Charter to dissolve and liquidate the assets of SPAC by reason of the consummation of the Transactions. To the Knowledge of SPAC, as of the date of this Agreement, following the Acquisition Closing, no SPAC Shareholder is entitled to receive any amount from the Trust Account except to the extent such SPAC Shareholder has exercised its SPAC Shareholder Redemption Right. As of the date of this Agreement, assuming the accuracy of the representations and warranties contained in Article III and the compliance by each of the Company and the Acquisition Entities with its obligations hereunder, SPAC has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to the Surviving Company (as the surviving company in the Initial Merger) on the Acquisition Closing Date.

Section 4.17. Investment Company Act; JOBS Act. SPAC is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act. SPAC constitutes an “emerging growth company” within the meaning of the Jumpstart Our Business Startups Act of 2012.

Section 4.18. Business Activities.

(a) Since its incorporation, SPAC has not conducted any business activities other than activities related to SPAC’s IPO or directed toward the accomplishment of a Business Combination. Except as set forth in the SPAC Charter or as otherwise contemplated by the Transaction Documents and the Transactions, there is no Contract

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to which SPAC is a party which has or would reasonably be expected to have the effect of prohibiting or impairing in any material respect any business practice of SPAC or any acquisition of property by SPAC or the conduct of business by SPAC as currently conducted or as contemplated to be conducted as of the Acquisition Closing.

(b) Except for the Transactions, SPAC does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Transaction Documents and the transactions contemplated hereby and thereby, SPAC has no material interests, rights, obligations or Liabilities with respect to, and is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or would reasonably be interpreted as constituting, a Business Combination.

(c) Except for (i) this Agreement and the other Transaction Documents to which it is party and the transactions contemplated hereby and thereby (including with respect to SPAC Transaction Expenses and Other Transaction Expenses) and (ii) Contracts with the underwriters of SPAC’s initial public offering that are filed as an exhibit to the SPAC SEC Filings, (iii) administrative and operational expenses incurred in the Ordinary Course consistent with SPAC’s operations as a blank check company and (iv) Contracts pursuant to which all Liabilities are reflected or reserved against in the SPAC Financial Statements or other financial statements that have been included in the SPAC SEC Filings, SPAC is not party to any Contract with any other Person that would require payments by SPAC after the date hereof in excess of $100,000 in the aggregate for all such Contracts. Section 4.18(c) of the SPAC Disclosure Letter sets forth the true, correct and complete amount of SPAC Loans as of September 3, 2025 and the date of this Agreement.

Section 4.19. OTC Markets Quotation. Prior to January 16, 2024, the SPAC Class A Ordinary Shares, SPAC Warrants and SPAC Units were each registered pursuant to Section 12(b) of the Exchange Act and listed on the NYSE under the symbols “CSTA,” “CSTA.W,” and “CSTA.U,” respectively. As of the date of the Agreement, the SPAC Class A Ordinary Shares, SPAC Warrants and SPAC Units are quoted on the OTC Markets under “CSTAF,” “CSTWF,” and “CSTUF,” respectively. There is currently no Action pending or, to the Knowledge of SPAC, threatened against SPAC by OTC Markets or the SEC with respect to the SPAC Class A Ordinary Shares, SPAC Warrants or SPAC Units.

Section 4.20. Reserved.

Section 4.21. SPAC Related Parties. Except for as set forth in any SPAC SEC Filing, SPAC has not engaged in any transactions with Related Parties that would be required to be disclosed in the Proxy/Registration Statement.

Section 4.22. No Outside Reliance. Notwithstanding anything contained in this Agreement, each of SPAC and its equityholders, partners, members and Representatives, including Sponsor and any of its Affiliates, has made its own investigation of the Company and its Subsidiaries. The SPAC acknowledges and agrees that neither the Company nor any of its Affiliates, agents or Representatives is making any representation or warranty whatsoever, express or implied, beyond those expressly given by the Company in Article III, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Company or any of its Subsidiaries. Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections or other predictions, forecasts or other forward looking information including those related to mining that may be contained or referred to in the Company Disclosure Letter or elsewhere, as well as any information, documents or other materials (including any such materials Made Available (whether or not accessed by SPAC or its Representatives) or reviewed by SPAC) or management presentations that have been or will hereafter be provided to SPAC or any of its Affiliates, agents or Representatives or Investors are not and will not be deemed to be representations or warranties of the Company, any of its Subsidiaries or Company Shareholders, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as may be expressly set forth in Article III. Except as otherwise expressly set forth in this Agreement, SPAC understands and agrees that any assets, properties and business of the Company and any of its Subsidiaries are furnished “as is”, “where is” and subject to and except as otherwise provided in the representations and warranties contained in Article III, with all faults and without any other representation or warranty of any nature whatsoever. Notwithstanding anything to the contrary herein or therein, nothing in this Agreement or any Transaction Document will operate to limit any claim for fraud.

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Article V
REPRESENTATIONS AND WARRANTIES OF THE ACQUISITION ENTITIES

PubCo, Merger Sub 1 and Merger Sub 2 (each, an “Acquisition Entity”) hereby jointly and severally represent and warrant to SPAC and the Company as follows:

Section 5.1. Organization, Qualification and Classification. Merger Sub 1 is a limited liability company duly formed, validly existing and in good standing under the Laws of Delaware. Merger Sub 1 is, has been as of the effective date of its formation, and will be through the Acquisition Closing Date, properly classified as disregarded as an entity separate from PubCo for U.S. federal and applicable state and local income tax purposes. Merger Sub 2 is a corporation duly formed, validly existing and in good standing under the Laws of Nevada.

Section 5.2. Capitalization.

(a) As of the date hereof and immediately prior to the filing of PubCo Charter, the authorized capital of PubCo consists of 1,000 shares of common stock, par value $0.0001 per share (“Initial PubCo Common Stock”). As of the date hereof and immediately prior to the Initial Merger, one share of PubCo Common Stock is issued and outstanding (the “PubCo Subscriber Share”).

(b) The authorized capital of Merger Sub 1 consists of a 100% membership interest (“Initial Merger Sub 1 Interests”) solely owned by PubCo as of the date hereof and immediately prior to the Initial Merger.

(c) The authorized capital of Merger Sub 2 consists of 1,000 shares of common stock, no par value (“Initial Merger Sub 2 Common Stock”), one share of which is issued and outstanding, as of the date hereof and immediately prior to the Initial Merger. SPAC is the sole stockholder of Merger Sub 2 as of the date hereof and immediately prior to the Initial Merger.

(d) The outstanding shares of Initial PubCo Common Stock and Initial Merger Sub 2 Common Stock and the outstanding Initial Merger Sub 1 Interests have been duly authorized, validly issued, full paid and non-assessable and have been issued and granted in compliance with all applicable securities Laws and other applicable Laws and were issued free and clear of all Encumbrances other than transfer restrictions under applicable securities Laws and the applicable Organizational Documents of PubCo, Merger Sub 1 and Merger Sub 2.

(e) The PubCo Shares constituting the Initial Merger Consideration being delivered by PubCo under this Agreement will be duly and validly issued, fully paid and nonassessable, and each such shares will be issued free and clear of all Encumbrances, other than transfer restrictions under applicable securities Laws, the PubCo Organizational Documents and, as applicable the Transaction Documents. The PubCo Shares constituting the Aggregate Merger Consideration being delivered by PubCo under this Agreement will be issued in compliance with all applicable securities Laws and other applicable Laws and will not be subject to or give rise to any preemptive rights or rights of first refusal.

(f) Except as contemplated by this Agreement or the other Transaction Documents, there are no issued or outstanding Equity Interests of PubCo, Merger Sub 1 or Merger Sub 2 and there are no outstanding subscriptions, options, warrants, rights or other securities (including debt securities) of PubCo, Merger Sub 1 or Merger Sub 2 exercisable or exchangeable for Equity Securities of PubCo, Merger Sub 1 or Merger Sub 2, any other commitments, calls, conversion rights, rights of exchange or privilege (whether pre-emptive, contractual or by matter of Law), plans or other agreements of any character providing for the issuance of additional shares, the sale of treasury shares or of other Equity Securities of PubCo, Merger Sub 1 or Merger Sub 2, or for the repurchase or redemption by PubCo, Merger Sub 1 or Merger Sub 2 of shares or other Equity Securities of PubCo, Merger Sub 1 or Merger Sub 2 or the value of which is determined by reference to shares or other Equity Securities of PubCo, Merger Sub 1 or Merger Sub 2, and there are no voting trusts, proxies or agreements of any kind which may obligate PubCo, Merger Sub 1 or Merger Sub 2 to issue, purchase, register for sale, redeem or otherwise acquire any shares or other Equity Securities of PubCo, Merger Sub 1 or Merger Sub 2.

(g) PubCo does not own or control, directly or indirectly, any interest in any Person other than Merger Sub 1 and, immediately following the Merger Sub 2 Transfer, Merger Sub 2, and as of the Acquisition Closing Date, the Surviving Company and the Company. Neither Merger Sub 1 nor Merger Sub 2 owns or controls, directly or indirectly, any interest in any Person.

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Section 5.3. Corporate Structure; Subsidiaries. No Acquisition Entity is obligated to make any investment in or capital contribution to or on behalf of any other Person other than in connection with the Transactions.

Section 5.4. Authorization. Each Acquisition Entity has all requisite corporate power and authority to (i) enter into, execute, deliver and perform its obligations under this Agreement and each of the other Transaction Documents to which it is or will be a party, and (ii) consummate the transactions contemplated hereby and thereby (including the Transactions) and perform all of its obligations hereunder and thereunder. All corporate actions on the part of each Acquisition Entity necessary for the authorization, execution and delivery of this Agreement and the other Transaction Documents to which an Acquisition Entity is or will be a party and the performance of all its obligations thereunder (including any board or shareholder approval, as applicable) have been taken, subject to the filing of the Initial Merger Filing Documents and the Acquisition Merger Filing Documents with the applicable Governmental Authority. This Agreement and the other Transaction Document to which an Acquisition Entity is or will be a party is, or when executed by the other parties thereto, will constitute, valid and legally binding obligations of such Acquisition Entity enforceable against it in accordance with its terms, subject to the Enforceability Exceptions.

Section 5.5. Consents; No Conflicts.

(a) No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of any Acquisition Entity with respect to its execution, delivery or performance of its obligations under this Agreement or the Transaction Documents to which the Acquisition Entity is or will be party or the consummation of the Transactions, except for (i) applicable requirements of the HSR Act (including the expiration of the required waiting period thereunder) and any other applicable Antitrust Law, (ii) the filing with the SEC of the Proxy/Registration Statement and the declaration of the effectiveness thereof by the SEC, (iii) the filing of the Acquisition Merger Filing Documents or (iv) any other consents, approvals, notifications, notices, submissions, applications, authorizations, designations, declarations, waivers or filings, the absence of which would not be material to the Acquisition Entity.

(b) None of the execution or delivery any Acquisition Entity of this Agreement or any Transaction Documents to which it is or will be a party, the performance by it of its obligations hereunder or thereunder or the consummation of the Transactions will, directly or indirectly (with or without due notice or lapse of time or both) (i) result in a violation or breach of any provision of the Acquisition Entity’s Organizational Documents, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, consent, cancellation, amendment, modification, suspension, revocation or acceleration under, or trigger any right or payment under, any of the terms, conditions or provisions of (A) any Contract to which it is a party, (B) any material permits or (C) any Government Order, Law or other restriction of any Governmental Authority to which any Acquisition Entity or any of its properties or assets are subject or bound or (iii) result in the creation of any Encumbrance upon any of the assets or properties (other than any Permitted Encumbrance) or Equity Securities of the Acquisition Entity, except in the case of any of the foregoing clauses (ii) through (iii), as would not be or reasonably be expected to be individually or in the aggregate, material to any Acquisition Entity’s business, properties and operations, taken as a whole.

Section 5.6. Absence of Changes. Since the date of its formation, each Acquisition Entity has operated its business in the Ordinary Course.

Section 5.7. Actions. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of any Acquisition Entity to consummate the Transactions, (a) there is no Action pending or, to the Knowledge of the Company, threatened in writing against any Acquisition Entity; and (b) there is no judgment or award unsatisfied against such Acquisition Entity, nor is there any Governmental Order in effect and binding on any Acquisition Entity or its assets or properties.

Section 5.8. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission or expense reimbursement in connection with the Transactions contemplated based upon arrangements made by and on behalf of any Acquisition Entity.

Section 5.9. Proxy/Registration Statement. The information supplied or to be supplied by each Acquisition Entity or its Representatives in writing specifically for inclusion in the Proxy/Registration Statement will not, at (a) the time the Proxy/Registration Statement is declared effective, (b) the time the Proxy/Registration Statement (or any amendment thereof or supplement thereto) is first mailed to SPAC Shareholders, and (c) the time of the SPAC Shareholders’ Meeting and, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they

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were made, not misleading. Notwithstanding the foregoing, none of the Acquisition Entities makes any representation, warranty or covenant with respect to any information supplied by or on behalf of SPAC, its Affiliates or their respective Representatives. All documents that an Acquisition Entity is responsible for filing with the SEC in connection with the Transactions will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

Section 5.10. Business Activities. Each Acquisition Entity was formed solely for the purpose of effecting the Transactions and has not engaged in any business activities or conducted any operations other than in connection with the Transactions and has no, and at all times prior to the Acquisition Closing except as expressly contemplated by this Agreement, the Transaction Documents and the Transactions, will have no, assets, Liabilities or obligations of any kind or nature whatsoever other than those incident to its formation and the Transactions.

Section 5.11. Reserved.

Section 5.12. Intended Tax Treatment. No Acquisition Entity has taken any action (nor permitted any action to be taken), or is aware of any fact or circumstance, that would reasonably be expected to prevent, impair or impede the Intended Tax Treatment.

Section 5.13. No Outside Reliance. Notwithstanding anything contained in this Agreement, each of the Acquisition Entities, and any of their respective equityholders, partners, members or Representatives has made its own investigation of the Company, its Subsidiaries and that neither the Company nor any of its Affiliates, agents or Representatives is making any representation or warranty whatsoever, express or implied, beyond those expressly given by the Company in Article III, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Company or any of its Subsidiaries. Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections or other predictions, forecasts or other forward looking information that may be contained or referred to in the Company Disclosure Letter or elsewhere, as well as any information, documents or other materials (including any such materials contained in any “data room” (whether or not accessed by such Acquisition Entity or its Representatives) or reviewed by such Acquisition Entity) or management presentations that have been or will hereafter be provided to such Acquisition Entity or any of its Affiliates, agents or Representatives or Investors are not and will not be deemed to be representations or warranties of the Company, any of its Subsidiaries or the Company Shareholders, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as may be expressly set forth in Article III. Except as otherwise expressly set forth in this Agreement, such Acquisition Entity understands and agrees that any assets, properties and business of the Company and any of its Subsidiaries are furnished “as is”, “where is” and subject to and except as otherwise provided in the representations and warranties contained in Article III, with all faults and without any other representation or warranty of any nature whatsoever. Notwithstanding anything to the contrary herein or therein, nothing in this Agreement or any Transaction Document will operate to limit any claim for fraud.

Article VI
COVENANTS OF THE COMPANY AND CERTAIN OTHER PARTIES

Section 6.1. Conduct of Business. Except (1) as permitted by the Transaction Documents (including, for the avoidance of doubt, any action or failure to take an action reasonably required in connection with or as a result of the PIPE Financing Agreements or PIPE Investments, in each case in a manner consistent with Section 8.6), (2) as required by applicable Law, (3) as set forth on Section 6.1 of the Company Disclosure Letter or (4) as consented to by SPAC in writing (which consent will not be unreasonably conditioned, withheld, or delayed), from the date of this Agreement through the earlier of the Acquisition Closing or valid termination of this Agreement pursuant to Article X (the “Interim Period”), the Company (A) will operate the business of the Company and its Subsidiaries in the Ordinary Course, and (B) will use commercially reasonable efforts to preserve the Company’s business organization, assets, properties and material business and operational relationships, in each case where commercially reasonable to do so, and (C) will not, and will cause its Subsidiaries not to, except as otherwise expressly required or permitted by this Agreement or the other Transaction Documents or required by Law, to:

(a) (i) amend its Organizational Documents (whether by merger, consolidation, amalgamation or otherwise); or (ii) liquidate, dissolve, reorganize or otherwise wind-up its business and operations, or propose or adopt a plan of complete or partial liquidation or dissolution, restructuring, recapitalization, reclassification or similar change in capitalization or other reorganization (other than liquidation or dissolution of any dormant Subsidiary);

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(b) incur, assume, guarantee or repurchase or otherwise become liable for any Indebtedness, or issue or sell any debt securities or options, warrants or other rights to acquire debt securities, except for Parent Intercompany Amounts and borrowings disclosed in Section 6.1(b) of the Company Disclosure Letter;

(c) transfer, issue, sell, grant, pledge or otherwise dispose of (i) any of the Equity Securities of the Company or any of its Subsidiaries to a third party, or (ii) any options, warrants, rights of conversion or other rights, agreements, arrangements or commitment obligations of the Company or any of its Subsidiaries to purchase or obtain any Equity Securities of the Company or any of its Subsidiaries to a third party, other than issuance of Equity Securities by a Subsidiary of the Company (x) to the Company or a wholly-owned Subsidiary of the Company or (y) on a pro rata basis to all shareholders of such Subsidiary;

(d) sell, lease, sublease, license, transfer, abandon, allow to lapse or dispose of any material property or assets (other than Intellectual Property), in any single transaction or series of related transactions, except for (i) transactions pursuant to Contracts entered into in the Ordinary Course, (ii) transactions that do not exceed $250,000 individually and $500,000 in the aggregate, or (iii) dispositions of obsolete, surplus or worn out assets that are no longer useful in the conduct of the business of the Company or its Subsidiaries in the Ordinary Course;

(e) sell, assign, transfer, lease, license or sublicense, abandon, permit to lapse or otherwise dispose of or impose any Encumbrance (other than Permitted Encumbrances, except with respect to clause (f) in the definition of Permitted Encumbrances) upon any material Owned IP, in each case, except for non-exclusive licenses under material Owned IP granted in the Ordinary Course;

(f) (i) make any acquisition of, or investment in, a business, by purchase of stock, securities or assets, merger or consolidation, or contributions to capital, or loans or advances or (ii) merge, consolidate, combine or amalgamate the Company or any of its Subsidiaries with any Person;

(g) (i) split, combine, subdivide, reclassify, or amend any terms of its Equity Securities, except for any such transaction by a wholly-owned Subsidiary of the Company that remains a wholly-owned Subsidiary of the Company after consummation of such transaction, (ii) redeem, repurchase, cancel or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any of its Equity Securities, (iii) declare, set aside, establish a record date for, make or pay any dividend or other distribution, payable in cash, shares, property or otherwise, with respect to any of its share capital other than dividends or distributions by any Subsidiary of the Company on a pro rata basis to its shareholders, or (iv) amend any term or alter any rights of any of its outstanding Equity Securities; Agreement;

(h) authorize, make or incur any capital expenditures, other than any capital expenditures in an amount not to exceed $1,000,000 in the aggregate as set forth in any capital budget provided to SPAC prior to the date of this Agreement;

(i) except in the Ordinary Course, (i) enter into any Material Contract or Real Property Lease, (ii) amend any such Material Contract or Real Property Lease extend, transfer, terminate or waive any right or entitlement of material value under any Material Contract or Real Property Lease, in a manner that is materially adverse to the Company and its Subsidiaries, taken as a whole;

(j) sell the Owned Property or any portion thereof or purchase any real property;

(k) make any material change in its accounting principles or methods unless required by GAAP or applicable Laws;

(l) (i) make (outside of the Ordinary Course), change or revoke any election in respect of material Taxes, (ii) adopt or change any material tax accounting method, (iii) file any material amended Tax Return, (iv) enter into any material Tax closing agreement with any Governmental Authority, (v) settle any material Tax claim or assessment, (vi) knowingly surrender any right to claim a refund of material Taxes, (vii) consent to any extension or waiver of the limitation period applicable to or relating to any material Tax claim or assessment, or (viii) knowingly fail to pay any material Tax that becomes due and payable (including estimated Tax payments) (other than Taxes being contested in good faith and for which adequate reserves have been established in the Company Financial Statements in accordance with GAAP);

(m) knowingly take any action where such action could reasonably be expected to prevent, impair or impede the Intended Tax Treatment;

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(n) except as required by any Benefit Plan as in effect on the date of this Agreement, (i) increase the compensation or benefits payable or provided, or to become payable or provided to, any Company Service Provider, except for base salary or wage increases pursuant to the Company’s annual compensation review process or in connection with any promotions, in each case, in the Ordinary Course consistent with past practice for any employee of the Company whose total annual compensation opportunities that do not exceed $150,000, (ii) grant or announce any incentive awards, bonuses, transaction, retention, severance or other additional compensatory right or award to any Company Service Provider, (iii) grant or announce any equity or equity-based incentive awards, bonuses, transaction, retention, severance or other additional compensatory right or award to any Company Service Provider or (iv) accelerate the time of payment, vesting or funding of any benefits or compensation provided under any Benefit Plan or otherwise to any Company Service Provider; provided that, for the purposes of this Section, “Company Service Provider” means any current or former director, officer, employee or individual service provider of the Company;

(o) except as required by any Benefit Plan as in effect on the date of this Agreement, or as otherwise required by Law, materially amend, materially modify, or terminate any Benefit Plan or adopt or establish a new Benefit Plan (or any plan, program, agreement or other arrangement that would be a Benefit Plan if in effect as of the date of this Agreement);

(p) (i) hire, promote or engage, or otherwise enter into any employment or consulting agreement or arrangement with, any individual whose annualized compensation opportunities exceeds or would exceed $250,000 or (ii) terminate the employment or engagement of any individual whose annualized compensation opportunities exceed $250,000 for any reason other than for “cause”;

(q) (i) modify, extend, terminate, negotiate or enter into any Collective Bargaining Agreement or (ii) recognize or certify any labor union, works council, or other labor organization as the bargaining representative for any employees of the Company of any of its Subsidiaries;

(r) implement or announce any employee layoffs, furloughs, reductions in force, plant closings, reductions in compensation or other similar actions that could implicate the WARN Act;

(s) waive or release any noncompetition, nonsolicitation, nondisclosure or other restrictive covenant obligation of any current or former employee or independent contractor of the Company or any of its Subsidiaries;

(t) settle any Action by any Governmental Authority or any other third-party material to the business of the Company and its Subsidiaries, taken as a whole, in excess of $50,000 individually and $100,000 in the aggregate, or that imposes, or by its terms will impose at any point in the future, any material, non-monetary obligations on the Company;

(u) terminate (other than expiration in accordance with its terms), suspend, abrogate, amend or modify any Material Permit, except in the Ordinary Course or as would not be material to the business of the Company and its Subsidiaries, taken as a whole; and

(v) enter into or amend any Contract between the Company and a Related Party;

(w) repay all or any portion of an Existing Parent Loan;

(x) except in the Ordinary Course (i) fail to timely pay any annual maintenance fees or perform any assessment work required to maintain any unpatented mining claims held by the Company or any of its Subsidiaries in good standing under applicable Law, or fail to timely file any notices, affidavits, or other documentation required by applicable Law to preserve such claims; (ii) abandon, forfeit, or allow to lapse any unpatented mining claims held by the Company or any of its Subsidiaries; (iii) affirmatively authorize any third party to locate, stake, or acquire any mining claims that overlap with any unpatented mining claims held by the Company or any of its Subsidiaries; (iv) convert, restake, or reclassify, outside the ordinary course of business, any unpatented mining claims held by the Company or any of its Subsidiaries; (v) fail to timely evaluate and take appropriate action to defend any unpatented mining claims held by the Company or any of its Subsidiaries against any overlapping claims located or staked by a third party, including by asserting any available trespass claims, quiet title actions, or challenging the validity of such overlapping claims or (vi) fail to take any action reasonably necessary to secure all Mining Financial Assurances needed to ensure the development of the Mining Projects; or

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(y) enter into any agreement or otherwise make a commitment to do any of the foregoing (except to the extent that such an agreement or commitment would be permitted by a subsection of the foregoing subsections (a) through (x)).

For the avoidance of doubt, if any action taken or refrained from being taken by the Company or a Subsidiary is covered by a subsection of this Section 6.1 and not prohibited thereunder, the taking or not taking of such action will be deemed not to be in violation of any other part of this Section 6.1.

Section 6.2. Access to Information. Upon reasonable prior notice and subject to applicable Law, from the date of this Agreement until the Acquisition Effective Time, the Company will, and will cause each of its Subsidiaries and each of its and its Subsidiaries’ officers, directors and employees to, and will use its commercially reasonable efforts to cause its Representatives to, afford SPAC and its officers, directors, employees and Representatives, following reasonable notice from SPAC in accordance with this Section 6.2, reasonable access during normal business hours to the officers, directors, employees, agents, properties, offices and other facilities, books and records of each of it and its Subsidiaries, and all other financial, operating and other data and information as will be reasonably requested; provided, however, that in each case, the Company and its Subsidiaries will not be required to disclose any document or information, or permit any inspection, that would, in the reasonable judgment of the Company, (a) result in the disclosure of any Trade Secrets or violate the terms of any confidentiality provisions in any agreement with a third party, (b) result in a violation of applicable Law, including any fiduciary duty, (c) waive the protection of any attorney-client work product or other applicable privilege or (d) result in the disclosure of any sensitive or personal information that would expose the Company to the risk of Liabilities. All information and materials provided pursuant to this Agreement will be subject to the confidentiality provisions under the heading “Confidentiality” set forth in that certain Summary of Certain Proposed Terms and Conditions, dated as of September 3, 2025, by and between Constellation Acquisition Corp I and Company Parent (the “Term Sheet”). The Company agrees that it will be responsible for any breach of this Section 6.2 by any of its Controlled Affiliates or any of its or their respective Representatives.

Section 6.3. Acquisition Proposals and Alternative Transactions.

(a) During the Interim Period, the Company will not, and it will cause its Affiliates and its and their respective Representatives not to, directly or indirectly: (i) solicit, initiate, encourage (including by means of furnishing or disclosing information), facilitate, discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) with respect to a, or with a view to obtaining a, Company Acquisition Proposal, (ii) afford access to the business, properties, assets, books, records or furnish or disclose any non-public information to any Person in connection with or that could reasonably be expected to lead to a Company Acquisition Proposal, (iii) enter into any agreement, arrangement or understanding (including any letter of intent, memorandum of understanding, merger agreement, acquisition agreement or other Contract) regarding a Company Acquisition Proposal other than an Acceptable Confidentiality Agreement (an “Alternative Acquisition Agreement”), (iv) enter into any agreement, arrangement or understanding that could reasonably be expected to adversely affect the ability of the Company and/or its Affiliates to consummate the Transactions in a timely manner, (v) prepare or take any steps in connection with a public offering of any securities of the Company or any of its Subsidiaries, other than in connection with the Transactions, or (vi) otherwise cooperate in any way with, or assist or participate in, or facilitate or encourage any effort or attempt by any Person (other than SPAC and/or its Affiliates) to do or seek to do any of the foregoing or seek to circumvent the Transactions or with a view to obtaining or furthering a Company Acquisition Proposal. Further, no later than twenty-four (24) hours after the date hereof, the Company will and it will cause its Affiliates and its and their respective Representatives to immediately terminate any existing discussions, negotiations and contacts (including terminating all access granted to any such Person and its Representatives to any physical or electronic data room or information (including access to the business, properties, assets, books, records or other non-public information or to personnel of the Company Parent, or the Company or its Subsidiaries)) regarding any Company Acquisition Proposal and request the return or destruction of any non-public information of the Company or its Affiliates provided to any Person regarding any Company Acquisition Proposal.

(b) Except as expressly permitted by this Section 6.3, from and after the date of this Agreement until the receipt of the Required Parent Shareholder Approval, or, if earlier, the termination of this Agreement in accordance with Article X, neither the Company Board nor any committee thereof or the Company Parent Board will (i) adopt, approve or recommend, or publicly propose to adopt, approve or recommend, any Company Acquisition Proposal or any offer or proposal that would reasonably be expected to lead to a Company Acquisition Proposal, (ii) withdraw, change or qualify or publicly propose to withhold withdraw, qualify or modify, in a manner adverse

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to SPAC, the Company Board Recommendation, (iii) approve, adopt or authorize the Company to enter into any merger agreement, letter of intent or other similar agreement relating to any Company Acquisition Proposal or that would reasonably be expected to lead to a Company Acquisition Proposal, (iv) fail to include the Company Board Recommendation in any the proxy or information statement or similar document delivered to Company Parent shareholders, (v) fail to publicly recommend against any tender offer or exchange offer for the Equity Securities of the Company or any other public Company Acquisition Proposal within five (5) Business Days after the commencement of such offer, or (vi) formally resolve or agree to do or publicly propose to do any of the foregoing (any action set forth in the foregoing clauses (i) to (vi) of this sentence, a “Change of Company Recommendation”) or (viii) cause or permit the Company to enter into any Alternative Acquisition Agreement.

(c) Notwithstanding anything to the contrary contained in Sections 6.3(a) and (b) and, if at any time prior to the receipt of the Required Parent Shareholder Approval (i) the Company has received, after the date of this Agreement, a bona fide unsolicited written Company Acquisition Proposal from a third party not Affiliated with the Company (“Third Party”), (ii) such Company Acquisition Proposal did not otherwise result from a breach of Section 6.3(a) (other than a breach that is immaterial and results from a Company action that was not reasonably anticipated by the Company to result in such breach) and (iii) the Company Parent Board determines in good faith, after consultation with its financial advisors and outside counsel, based on information then available, that (x) such Company Acquisition Proposal constitutes or could reasonably be expected to lead to a Superior Proposal and (y) failing to provide non-public information to or otherwise engaging and negotiating with the Third Party would likely be a breach of the Company Parent Board’s fiduciary or statutory duties under applicable Law, then subject to providing prior written notice of its decision to take such action to SPAC as promptly as practicable after such determination was reached (and in any event, no later than 24 hours thereafter) and after Sections 6.3(d) having been fully complied with, the Company may (1) furnish information with respect to the Company and its Subsidiaries to the Third Party making such Company Acquisition Proposal pursuant to one or more confidentiality agreements having provisions that are not materially less restrictive than the confidentiality provisions set forth under the heading “Confidentiality” in the Term Sheet, which under no circumstances restricts the Company or Company Parent from its obligations under this Agreement (including, for the avoidance of doubt, this Section 6.3(c) and Section 6.3(d)) (it being understood that such confidentiality agreement need not contain any “standstill” or similar provisions or otherwise prohibit the making or amendment of any Company Acquisition Proposal) and (2) participate in discussions or negotiations with the Third Party making such Company Acquisition Proposal regarding such Company Acquisition Proposal; provided, that any information concerning the Company Parent or its Subsidiaries to be provided or made available to any Third Party will, to the extent not previously provided or made available to SPAC, be provided or made available to SPAC concurrently with or promptly following such time (and in any event, no later than twenty-four hours thereafter) as it is provided or made available to such Third Party. For purposes of this Section 6.3, the Company will be deemed to have received a Company Acquisition Proposal if the Company Parent or any of their Affiliates receives a Company Acquisition Proposal.

(d) From and after the date of this Agreement, the Company will promptly (and in any event within 24 hours) notify SPAC in the event that the Company or any of its Affiliates receives any Company Acquisition Proposal. The Company will notify SPAC promptly (and in any event within 24 hours) of a summary of the material terms of the Company Acquisition Proposal, including the proposed consideration and identity of the Person who submitted such Company Acquisition Proposal. The Company will promptly (and in any event within 24 hours after such determination) advise SPAC if the Company or the Company Parent determines to begin providing information or to engage in discussions or negotiations concerning a Company Acquisition Proposal. The Company will notify SPAC promptly (and in any event within 24 hours) of any material modification to the terms of any such proposals.

(e) Notwithstanding anything to the contrary contained in this Sections 6.3, if the Company has received after the date of this Agreement a bona fide written Company Acquisition Proposal that the Company Parent Board determines in good faith, after consultation with its financial advisors and outside counsel, constitutes a Superior Proposal, and such Company Acquisition Proposal did not result from a breach Section 6.3 (other than a breach that is immaterial and results from a Company action that was not reasonably anticipated by the Company to result in such breach), the Company Parent Board may at any time prior to the receipt of the Required Parent Shareholder Approval, (i) effect a Change of Company Recommendation with respect to such Superior Proposal and/or (ii) terminate this Agreement pursuant to Section 10.1(g) to enter into an Alternative Acquisition Agreement, in either case if the Company Parent Board determines in good faith after consultation with its outside counsel and financial advisors that the failure to take such action would be likely to be a breach of its fiduciary duties or statutory duties to the stockholders of the Company Parent and subject to compliance with the requirements of this Section 6.3(e). The Company Parent

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may not effect a Change of Company Recommendation pursuant to this Section 6.3(e) or terminate this Agreement pursuant to Section 10.1(g) to enter into an Alternative Acquisition Agreement, unless the Company has provided to SPAC at least five (5) Business Days’ prior written notice (the “Notice Period”) of the Company Parent’s intention to take such action, which notice will include that (x) after complying in all respects with Section 6.3(a) (other than a breach that is immaterial and results from a Company action that was not reasonably anticipated by the Company to result in such breach), the Company Board and Company Parent Board (or any of their Affiliates) has received a bona fide unsolicited Company Acquisition Proposal that has not been withdrawn, (y) the Company Parent Board concluded in good faith that such Company Acquisition Proposal constitutes a Superior Proposal, and (z) an unredacted copy of such Superior Proposal and all related documentation (including the definitive transaction agreement (and related schedules and exhibits) to be entered into by the Company or Company Parent in respect of such Superior Proposal that are the basis of the Change of Company Recommendation or termination pursuant to Section 10.1(g), the identity of the Person or “group” of Persons making such Superior Proposal and, if applicable and to the extent received by the Company, financing documentation), and:

(i) during the Notice Period, if requested by SPAC, the Company will have, and will have caused its legal and financial advisors to have, engaged in good faith negotiations with the SPAC regarding any amendment to this Agreement proposed in writing by SPAC and intended to cause the relevant Company Acquisition Proposal to no longer constitute a Superior Proposal; and

(ii) the Company Parent Board will have considered in good faith any adjustments and/or proposed amendments to this Agreement (including a change to the price terms hereof) and the other agreements contemplated hereby that may be irrevocably offered in writing by SPAC (the “Proposed Changed Terms”) no later than 11:59 p.m., New York City time, on the last day of the Notice Period (or such other time as mutually agreed by SPAC and the Company in writing) and have determined in good faith, after consultation with its financial advisors and outside counsel, that the Superior Proposal would continue to constitute a Superior Proposal and that the failure to take such action would likely constitute a breach of its fiduciary or statutory duties to the shareholders of the Company Parent if such Proposed Changed Terms were to be given effect, taking into account all of the terms and conditions of the Proposed Changed Terms and the Company Acquisition Proposal.

In the event of any material revisions to such Superior Proposal offered in writing by the party making such Superior Proposal (including any change in purchase price), the Company must deliver a new written notice to SPAC and must again comply with the requirements of this Section 6.3(e) with respect to such new written notice.

(f) For purposes of this Agreement:

(i) “Company Acquisition Proposal” means any offer, inquiry, indication of interest or proposal from a Third Party concerning any transaction or series of related transactions under which the Third Party alone or in a group (as defined under Section 13 of the Exchange Act) directly or indirectly (a) acquires or purchases, directly or indirectly, more than twenty percent (20%) of the equity securities or assets, revenue or net income of the Company and its Subsidiaries, taken as whole (measured by the fair market value thereof as of the date of such purchase or acquisition) (whether by merger, consolidation, recapitalization, purchase or issuance of equity securities, purchase of assets, tender offer or otherwise), (b) is a Competing SPAC that enters into an alternative transaction with the Company or the Company Parent with respect to the Company, (c)(i) acquires control or otherwise acquires or purchases in excess of twenty percent (20%) of the voting power or voting equity securities of the Company (whether by merger, consolidation, racialization, purchase or issues of equity securities, purchase of assets, tender offer or otherwise) that, if consummated in accordance with its terms, would result in such Person or “group” of Persons beneficially owning more than or acquiring voting power in excess of twenty percent (20%) of the total outstanding equity securities of the Company (by vote or economic interests), or (ii) acquires control or otherwise acquires or purchases fifty percent (50%) or more of the voting power (as defined in the Corporations Act 2001 (Cth)) or voting equity securities of the Company Parent (whether by merger, consolidation, racialization, purchase or issues of equity securities, purchase of assets, tender offer or otherwise) that, if consummated in accordance with its terms, would result in such Person or “group” of Persons beneficially owning more than or acquiring voting power in excess of fifty percent (50%) of the voting power (as defined in the Corporations Act 2001 (Cth)) or voting equity securities of the

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Parent Company(by vote or economic interests) (a transaction in this subsection (c)(ii), a “Company Parent Acquisition Transaction”), or (d) a merger, reorganization, share exchange, consolidation, business combination, recapitalization, in each case, as a result of which the Company Parent ceases to own at least eighty percent (80%) of the total voting equity and voting securities of the Company or the surviving entity (or any direct or indirect parent company thereof), other than, in the case of each of clauses (a), (b), (c) and (d), any such transaction(s) or investment(s) with SPAC and/or any of its Affiliates or the PIPE Financing. For clarity, an equity or similar investment by the Company Parent in the Company will not be considered a “Company Acquisition Proposal”.

(ii) “Company Board Recommendation” means a statement to the effect that Company Parent Board has unanimously recommended that the Company Parent’s shareholders vote in favor of the Transactions at the Company Parent Shareholders Meeting called for the purpose of voting to approve the Acquisition Merger, and that each Company Parent Board director intends to vote all shares of the Company Parent held or controlled by them, or that they direct, in favor of the Acquisition merger, which may be expressed to be in the absence of a Superior Proposal.

(iii) “Superior Proposal” means a bona fide written Company Acquisition Proposal that did not result from a breach by the Company of Section 6.3 (other than a breach that is immaterial and unintentional) and was made by a Person that is not an Affiliate of the Company, substituting in the definition thereof, “in excess of fifty percent (50%)” for each of “in excess of twenty percent (20%)” and “at least eighty percent (80%)”, and that the Company Parent Board determines in good faith, after consultation with its financial advisors and outside legal counsel, taking into account such factors as the Company Parent Board considers in good faith to be appropriate, (x) reasonably capable of being valued and consummated in accordance with its terms, taking into account all aspects of the Company Acquisition Proposal (including, among other things, the identity of the Third Party making such Company Acquisition Proposal, termination fees, expense reimbursement provisions, financing, market conditions, form of consideration, all financial, regulatory, legal and other aspects of such proposal and the conditionality, timing and certainty of consummation of such proposal), and (y) if completed substantially in accordance with its terms would likely be more favorable to the stockholders of the Company Parent (in their capacity as such) taking into account all aspects (including those items set forth above) of the Company Acquisition Proposal and any modification to such Superior Proposal and the Proposed Changed Terms proposed by SPAC in response to such Company Acquisition Proposal or otherwise and any consequence of such modification.

Any action taken by a Representative of the Company or Company Parent, acting on behalf of, at the direction of, or in concert with the Company or the Company Parent that would be a breach by the Company or the Company Parent of this Section 6.3 will be deemed to constitute a breach by the Company or Company Parent of this Section 6.3.

Section 6.4. D&O Indemnification and Insurance.

(a) From and after the Acquisition Closing, the Surviving Corporation, the Surviving Company and PubCo will jointly and severally indemnify and hold harmless each present and former director and officer of the Company, any of its Subsidiaries, SPAC and any Acquisition Entity (in each case, solely to the extent acting in his or her capacity as such and to the extent such activities are related to the business of the Company, its Subsidiaries, SPAC or such Acquisition Entity, respectively) (the “D&O Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Acquisition Closing, whether asserted or claimed prior to, at or after the Acquisition Closing, to the fullest extent that the Company, its Subsidiaries, SPAC or such Acquisition Entity, respectively, would have been permitted under applicable Law and its respective Organizational Documents in effect on the date of this Agreement to indemnify such D&O Indemnified Parties (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). Without limiting the foregoing, the Surviving Corporation, the Surviving Company and PubCo will, and will cause their Subsidiaries to, (i) maintain for a period of not less than six years from the Acquisition Closing provisions in its Organizational Documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of the Surviving Corporation and its Subsidiaries’ or SPAC’s and each Acquisition Entity’s, respectively, former and current officers, directors, employees, and agents that are no less favorable to those Persons than the provisions of the Organizational Documents of the Surviving Corporation

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and its Subsidiaries, SPAC or such Acquisition Entity, respectively, in each case, as of the date of this Agreement and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law.

(b) For a period of six years from the Acquisition Closing, each of PubCo, the Surviving Corporation and the Surviving Company will (and the Surviving Corporation will cause its Subsidiaries to) maintain in effect directors’ and officers’ liability insurance (each a “D&O Insurance”) covering those Persons who are currently covered by the Company’s, any of its Subsidiaries’, SPAC’s or any Acquisition Entity’s, respectively, directors’ and officers’ liability insurance policies (including, in any event, the D&O Indemnified Parties) on terms not less favorable than the terms of such current insurance coverage, except that in no event will PubCo, the Surviving Corporation, its Subsidiaries or the Surviving Company be required to pay an annual premium for such insurance in excess of 300% of the aggregate annual premium payable by the Company, its Subsidiaries, SPAC or such Acquisition Entity, respectively, for such insurance policy for the year ended December 31, 2024, as the case may be; provided, however, that (i) each of PubCo, the Surviving Corporation and the Surviving Company may cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining a six-year “tail” policy (each a “D&O Tail”) with respect to claims existing or occurring at or prior to the Acquisition Closing and if and to the extent such policies have been obtained prior to the Acquisition Closing with respect to any such Persons, the Surviving Corporation, the Surviving Company and PubCo, respectively, will maintain such policies in effect and continue to honor the obligations thereunder, and (ii) if any claim is asserted or made within such six-year period, any insurance required to be maintained under this Section 6.4 will be continued in respect of such claim until the final disposition thereof. The costs of any D&O Insurance for the period after the Acquisition Closing Date, and the cost of any D&O Tail to the extent in effect following the Acquisition Closing Date, will be borne by PubCo and will not be a SPAC Transaction Expense.

(c) Notwithstanding anything contained in this Agreement to the contrary, this Section 6.4 will survive the Acquisition Closing indefinitely and will be binding, jointly and severally, on the Surviving Corporation, the Surviving Company and PubCo and all of their respective successors and assigns. In the event that the Surviving Corporation, the Surviving Company, PubCo or any of their respective successors or assigns consolidates with or merges into any other Person and will not be the continuing or surviving company or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, the Surviving Corporation, the Surviving Company or PubCo, respectively, will ensure (and each of PubCo, the Surviving Company and the Surviving Corporation will cause its Subsidiaries to ensure) that proper provision will be made so that the successors and assigns of the Surviving Corporation, the Surviving Company or PubCo as the case may be, will succeed to the obligations set forth in this Section 6.4.

(d) The provisions of Section 6.4(a) through (c): (i) are intended to be for the benefit of, and will be enforceable by, each Person who is now, or who has been at any time prior to the date of this Agreement or who becomes prior to the Acquisition Closing, a D&O Indemnified Party, his or her heirs and his or her personal representatives, (ii) will be binding on the Surviving Corporation, the Surviving Company and PubCo and their respective successors and assigns, (iii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have, whether pursuant to Law, Contract, Organizational Documents, or otherwise and (iv) will survive the consummation of the Acquisition Closing and will not be terminated or modified in such a manner as to adversely affect any D&O Indemnified Party without the consent of such D&O Indemnified Party.

Section 6.5. Notice of Developments. During the Interim Period, the Company will promptly (and in any event prior to the Acquisition Closing) notify SPAC in writing, and SPAC will promptly (and in any event prior to the Acquisition Closing) notify the Company in writing, upon any of the Group Companies or SPAC, as applicable, becoming aware (awareness being determined with reference to the Knowledge of the Company or the Knowledge of SPAC, as the case may be): (a) of the occurrence or non-occurrence of any event the occurrence or non-occurrence of which has caused or is reasonably likely to cause any condition to the obligations of any party to effect the Transactions not to be satisfied or (b) of any notice or other communication from any Governmental Authority which is reasonably likely to have a material adverse effect on the ability of the parties hereto to consummate the Transactions or to materially delay the timing thereof. The delivery of any notice pursuant to this Section 6.5 will not cure any breach of any representation or warranty requiring disclosure of such matter or any breach of any covenant, condition or agreement contained in this Agreement or any other Transaction Document or otherwise limit or affect the rights of, or the remedies available to, SPAC or the Company, as applicable. Notwithstanding anything to the contrary contained

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herein, any failure to give such notice pursuant to this Section 6.5 will not give rise to any liability of the Company or SPAC or be taken into account in determining whether the conditions in Article IX have been satisfied or give rise to any right of termination set forth in Article X.

Section 6.6. Financial Statements.

(a) The Company will deliver to SPAC, (i) as promptly as reasonably practicable following the date of this Agreement, and in any event no later than June 30, 2026, the audited consolidated balance sheets of the Company as of June 30, 2025 and 2024, the related audited consolidated statements of operations and comprehensive loss and cash flows of the Company for the years then ended (the financial statements described in this clause (i), the “Audited Financial Statements”), and (ii) as promptly as reasonably practicable following the date of the applicable period, any other audited or unaudited consolidated balance sheets and the related audited or unaudited consolidated statements of operations and comprehensive loss, and stockholders’ deficit and cash flows of the Group Companies as of and for a year-to-date period ended as of the end of any other different fiscal quarter (and as of and for the same period from the previous fiscal year) or fiscal year (and as of and for the prior fiscal quarter), as applicable that as of such date is required to be included in the Registration Statement / Proxy Statement (the financial statements described in this clause (ii) collectively with the Audited Financial Statements, the “Company Post-Signing Financial Statements”). The Company will use commercially reasonable efforts to cause the Company Post-Signing Financial Statements (x) to be prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except, in the case of any audited financial statements, as may be specifically indicated in the notes thereto and subject, in the case of any unaudited financial statements, to normal year-end audit adjustments and the absence of notes thereto), (y) to comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates of delivery (including Regulation S-X or Regulation S-K, as applicable) and (z) contain an unqualified report of the Company’s auditor other than with reference to a “going concern” emphasis of matter paragraph.

(b) The Company, SPAC and PubCo will each use its commercially reasonable efforts (i) to assist the other, upon advance written notice, during normal business hours and in a manner such as to not unreasonably interfere with the normal operation of the Company, any of its Subsidiaries, SPAC or PubCo, in preparing in a timely manner any other financial information or statements (including customary pro forma financial statements) that are required to be included in the Proxy/Registration Statement and any other filings to be made by SPAC or PubCo with the SEC in connection with the Transactions and (ii) to obtain the consents of its auditors with respect thereto as may be required by applicable Law or requested by the SEC in connection therewith.

Section 6.7. No Trading. The Company acknowledges and agrees that it is aware, and that its Controlled Affiliates have been made aware of the restrictions imposed by U.S. federal securities laws and the rules and regulations of the SEC promulgated thereunder or otherwise and other applicable foreign and domestic Laws on a Person possessing material nonpublic information about a publicly traded company. The Company hereby agrees on behalf of itself and its Controlled Affiliates that it will not purchase or sell any securities of SPAC in violation of such Laws, or cause or encourage any Person to do the foregoing.

Section 6.8. Parent Intercompany Amounts. Not later than three (3) Business Days prior to the Initial Closing, the Company will deliver to SPAC a true, correct and complete schedule of the Parent Intercompany Amounts, detailed by the purpose of the amounts by Existing Parent Intercompany Amounts and Parent Intercompany Amounts, together with reasonable supporting documentation.

Article VII
COVENANTS OF PUBCO, SPAC AND CERTAIN OTHER PARTIES

Section 7.1. PubCo Incentive Plan. Prior to the Acquisition Closing Date, PubCo will approve and adopt (a) an incentive equity plan in a form to be mutually agreed to by the Company and SPAC (the “PubCo Incentive Plan”). As promptly as reasonably practicable following the expiration of the sixty (60) day period following the date PubCo has filed current Form 10 information with the SEC reflecting its status as an entity that is not a shell company, PubCo will file a registration statement on Form S-8 (or other applicable form) with respect to the PubCo Common Shares issuable under the PubCo Incentive Plan, and PubCo will use commercially reasonable efforts to maintain the effectiveness of such registration statement(s) (and maintain the current status of the prospectus or prospectuses contained therein) for so long as awards granted pursuant to the PubCo Incentive Plan remain outstanding.

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Section 7.2. Extension. The Company and SPAC agree that, from the date hereof through the earlier of the Closing or the termination of this Agreement, but in no event for a period beyond the Outside Date, the Sponsor shall deposit, or cause to be deposited, into the Trust Account such amount, when and if required, under the SPAC Charter (in the form it exists as of the date hereof) in order to continue to extend the business combination deadline as set forth in the SPAC Charter (in the form it exists as of the date hereof) (each such required deposit, an “Extension Amount”), in each case in exchange for a non-interest bearing, unsecured promissory note. Any such promissory notes issued to its Affiliates in connection with deposits of Extension Amounts into the Trust Account will constitute Continuing Sponsor Non-Transaction Loans under this Agreement and will be treated in accordance with the terms applicable to Continuing Sponsor Non-Transaction Loans.

Section 7.3. Conduct of Business. Except (1) as contemplated or permitted by the Transaction Documents (including, for the avoidance of doubt, any action or failure to take an action reasonably required in connection with or as a result of the PIPE Financing Agreements or PIPE Investments, in each case in a manner consistent with Section 8.6), (2) as required by applicable Law, (3) as set forth on Section 7.3 of the SPAC Disclosure Letter or (4) as consented to by the Company in writing (which consent will not be unreasonably withheld, conditioned or delayed), during the Interim Period, SPAC (A) will operate its business in the Ordinary Course and (B) will not:

(a) (i) seek any approval from SPAC Shareholders to change, modify or amend the Trust Agreement or the SPAC Charter, except as contemplated by the Transaction Proposals or (ii) change, modify or amend the Trust Agreement or their respective Organizational Documents, except as expressly contemplated by the Transaction Proposals, other than to amend the SPAC Charter to extend the business combination deadline;

(b) (i) declare, set aside, establish a record date for, make or pay any dividend or other distribution, payable in cash, shares, property or otherwise, with respect to any of its share capital, (ii) split, combine, subdivide, reclassify or amend any terms of its Equity Securities or (iii) redeem, repurchase, cancel or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any of its Equity Securities, other than a redemption of SPAC Class A Ordinary Shares in connection with the exercise of any SPAC Shareholder Redemption Right by any SPAC Shareholder or upon conversion of SPAC Class B Ordinary Shares in accordance with the SPAC Charter;

(c) merge, consolidate or amalgamate with or into, or acquire (by purchasing a substantial portion of the assets of or any equity in, or by any other manner) or make any advance or loan to or investment in any other Person or be acquired by any other Person;

(d) (i) make (outside of the Ordinary Course), change or revoke any election in respect of Taxes, (ii) adopt or change any material tax accounting method, (iii) file any material amended Tax Return, (iv) enter into any material Tax closing agreement with any Governmental Authority, (v) settle any material Tax claim or assessment, (vi) knowingly surrender any right to claim a refund of material Taxes, (vii) consent to any extension or waiver of the limitation period applicable to or relating to any material Tax claim or assessment, or (viii) knowingly fail to pay any material Tax that becomes due and payable (including estimated Tax payments) (other than Taxes being contested in good faith and for which adequate reserves have been established in the SPAC Financial Statements in accordance with GAAP);

(e) knowingly take any action could reasonably be expected prevent, impair or impede the Intended Tax Treatment;

(f) (i) enter into, renew or amend in any material respect, any transaction or material Contract, except for material Contracts entered into in the Ordinary Course that will terminate at the Initial Closing or for which no material amounts will accrue following the Initial Closing to the extent any amounts are accounted for as SPAC Transaction Expenses or Other Transaction Expenses, (ii) extend, transfer, terminate or waive any right or entitlement of material value under any material Contract in a manner that is materially adverse to the SPAC; provided, however, that notwithstanding anything to the contrary contained in this Agreement, even if done in the Ordinary Course, SPAC will not enter into, renew or amend in any respect, any transaction or Contract involving an Affiliate or Related Party of SPAC, Sponsor or any Affiliate of Sponsor, except as permitted under the Transaction Documents or in connection with the incurrence of Sponsor Loans in accordance with this Agreement; provided, further, that (A) SPAC or (B) Sponsor or any SPAC Related Party on its behalf or for which the SPAC is responsible or will result in a SPAC Transaction Expense or Other Transaction Expense will not enter into Contracts that result in any individual Other

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Transaction Expenses for which the SPAC or Sponsor is responsible that exceeds $50,000, individually (together with any substantially similar or series of Contracts for the same vendor), without the prior written approval of the Company (not to be unreasonably withheld, conditioned or delayed) which for the avoidance of doubt does not include Sponsor Loans;

(g) incur, assume, guarantee or repurchase or otherwise become liable for any Indebtedness or other Liability or issue or sell any debt securities or options, warrants, rights or conversion or other rights to acquire debt securities, other than (i) Indebtedness expressly set out in the SPAC Disclosure Letter, (ii) Liabilities that qualify as SPAC Transaction Expenses, (iii) Liabilities related to or as a result of administrative and operational expenses incurred in the Ordinary Course consistent with SPAC’s operations as a blank check company, including additional Sponsor Loans incurred during the Interim Period, (iv) Liabilities that qualify as Other Transaction Expenses and (v) Indebtedness issued in connection with the Extension Amount; provided, that (A) SPAC or (B) Sponsor or any SPAC Related Party on its behalf or for which the SPAC is responsible or will result in a SPAC Transaction Expense or Other Transaction Expense will not enter into new engagement letter or Contract to pay or incur any individual Other Transaction Expenses for which the SPAC is responsible that exceeds $50,000, individually (together with any substantially similar or series of Contracts for the same vendor), without the prior written approval of the Company (not to be unreasonably withheld, conditioned or delayed), provided further that, for the avoidance of doubt, no such approval will be required in connection with any Other Transaction Expense required to be paid or which is incurred pursuant to applicable Law or pursuant to engagements or Contracts entered into or commenced prior to September 3, 2025;

(h) make any change in its accounting principles or methods unless required by GAAP or applicable Laws;

(i) (i) issue any Equity Securities, other than (i) the issuance of Equity Securities of PubCo (or SPAC convertible into Equity Securities of PubCo) pursuant to the PIPE Financing Agreements, this Agreement or in connection with any Sponsor Loans disclosed on the SPAC Disclosure Letter, or the issuance of SPAC Class A Ordinary Shares upon conversion of SPAC Class B Ordinary Shares in accordance with the SPAC Charter, (ii) the grant any options, warrants, rights of conversion or other equity-based awards or (iii) in connection with the Extension Amount;

(j) settle or agree to settle any Action before any Governmental Authority or any other third party or that imposes injunctive or other non-monetary relief on SPAC;

(k) form any Subsidiary;

(l) liquidate, dissolve, reorganize or otherwise wind-up the business and operations of SPAC or propose or adopt a plan of complete or partial liquidation or dissolution, consolidation, restructuring, recapitalization, reclassification or similar change in capitalization or other reorganization of SPAC; or

(m) enter into any agreement or otherwise make any commitment to do any action prohibited under this Section 7.3;

provided, however, that during the Interim Period, neither the Surviving Company nor PubCo will take any action except as required or contemplated by this Agreement or the other Transaction Documents.

Section 7.4. Post-Closing Directors and Officers of PubCo. Subject to the terms of the PubCo Charter, the Company, SPAC and PubCo will take all such action within their power as may be necessary or appropriate such that immediately following the Acquisition Closing:

(a) the board of directors of PubCo (i) will have been reconstituted to consist of seven (7) directors, which will be comprised of (A) one (1) individual appointed by SPAC (the “SPAC Director”) and (B) up to six (6) individuals appointed by the Company, in each case with written notice to be delivered to PubCo sufficiently in advance to allow for inclusion of such individuals in the Proxy/Registration Statement and (ii) will have reconstituted its applicable committees to consist of the directors designated by the Company prior to the Acquisition Closing Date; provided, however, that the composition of the PubCo board of directors and committees will comply with the independence requirement under the Exchange Act and the listing rules of the exchange on which PubCo’s securities are listed; provided further, that the composition of the committees will ensure that the SPAC Director is afforded reasonable representation and review of the conduct of PubCo’s business affairs; and

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(b) the individuals set forth on Schedule 7.4(b) as it may be updated by the Company prior to the Acquisition Closing will be the officers of PubCo, each such officer to hold office in accordance with the PubCo Organization Documents.

Section 7.5. Acquisition Proposals and Alternative Transactions. During the Interim Period, SPAC will not, and it will cause its Affiliates and its and their respective Representatives not to, directly or indirectly: (a) solicit, negotiate or enter into any letter of intent, term sheet or other document that would reasonably be expected to lead to any definitive agreement regarding any Business Combination or any SPAC Acquisition Proposal with any third party (other than with the Company or its Affiliates); (b) commence, continue or renew any due diligence, negotiations or discussions regarding any Business Combination or any SPAC Acquisition Proposal with any third party (other than with the Company or its Affiliates); (c) solicit or initiate transactions with, or encourage any inquiries or proposals by, or provide any non-public information to, any Person (other than the Company and its Representatives) concerning any Business Combination or any SPAC Acquisition Proposal (other than with the Company or its Affiliates).

(a) From and after the date of this Agreement until the receipt of the SPAC Shareholders’ Approval, or, if earlier, the termination of this Agreement in accordance with Article X, neither the SPAC Board nor any committee thereof will (i) adopt, approve or recommend, or publicly propose to adopt, approve or recommend, any SPAC Acquisition Proposal or any offer or proposal that would reasonably be expected to lead to a SPAC Acquisition Proposal, (ii) withdraw, change or qualify or propose to publicly withdraw, qualify or modify, in a manner adverse to the Company, the SPAC Board Recommendation, (iii) approve or cause SPAC to enter into any merger agreement, letter of intent or other similar agreement relating to any SPAC Acquisition Proposal or that would reasonably be expected to lead to a SPAC Acquisition Proposal, (iv) fail to include the SPAC Board Recommendation any the Proxy/Registration Statement, (v) fail to publicly recommend against any tender offer or exchange offer for the Equity Securities of SPAC, or (vi) formally resolve or agree to do or publicly propose to do any of the foregoing (any action set forth in the foregoing clauses (i) to (v) of this sentence, a “Change of SPAC Board Recommendation”).

Section 7.6. SPAC Public Filings. During the Interim Period, each of SPAC and PubCo will use commercially reasonable efforts to accurately and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Laws.

Section 7.7. Sponsor Loans. Not later than three (3) Business Days prior to the Initial Closing, SPAC will deliver to the Company a true, correct and complete schedule of the Sponsor Loans, detailed by the purpose of the Sponsor Loans by Existing Sponsor Loans, Continuing SPAC Transactional Sponsor Loan and Continuing SPAC Non-Transactional Loans, together with reasonable supporting documentation. Prior to and in connection with the Initial Closing, SPAC will use commercially reasonable best efforts to obtain final invoices from its vendors and advisors and Sponsor’s vendors and advisors to the extent payments to the Sponsor’s vendors or advisors would be expenses payable or reimbursable by SPAC.

Section 7.8. Conduct of Business of Acquisition Entities. Until the Acquisition Closing, each Acquisition Entity will not engage in any business activities or conduct any operations other than in connection with the Transactions and will have no, assets, Liabilities or obligations of any kind or nature whatsoever other than those incident to its organization and the Transactions. Other than as contemplated by this Agreement, including in connection with the Transactions, the Private Placement and the matters set forth in Section 8.7, the Acquisition Entities will not:

(a) (i) amend their respective Organizational Documents (whether by merger, consolidation, amalgamation or otherwise) or (ii) liquidate, dissolve, reorganize or otherwise wind-up their respective businesses and operations, or propose or adopt a plan of complete or partial liquidation or dissolution, restructuring, recapitalization, reclassification or similar change in capitalization or other reorganization; or

(b) transfer, issue, sell, grant, pledge or otherwise dispose of, as applicable, (i) any of the Equity Securities of the Acquisition Entities to a third party, or (ii) any options, warrants, rights of conversion or other rights, agreements, arrangements or commitment obligations of the Acquisition Entities to purchase or obtain any Equity Securities of the Acquisition Entities to a third party.

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Article VIII
JOINT COVENANTS

Section 8.1. Regulatory Approvals; Other Filings.

(a) Each of the Company, SPAC and the Acquisition Entities will use their commercially reasonable efforts to cooperate in good faith with any Governmental Authority and to undertake promptly any and all action required to obtain any necessary or advisable regulatory approvals, consents, Actions, nonactions or waivers in connection with the Transactions (the “Regulatory Approvals”) as soon as practicable and any and all action necessary to consummate the Transactions as contemplated hereby. Each of the Company, SPAC and the Acquisition Entities will use commercially reasonable efforts to cause the expiration or termination of the waiting, notice or review periods under any applicable Regulatory Approval with respect to the Transactions as promptly as possible after the execution of this Agreement.

(b) With respect to each of the Regulatory Approvals and any other requests, inquiries, Actions or other proceedings by or from Governmental Authorities, each of the Company, SPAC and the Acquisition Entities will (i) diligently and expeditiously defend and use commercially reasonable efforts to obtain any necessary clearance, approval, consent or Regulatory Approval under any applicable Laws prescribed or enforceable by any Governmental Authority for the Transactions and to resolve any objections as may be asserted by any Governmental Authority with respect to the Transactions; and (ii) cooperate fully with each other in the defense of such matters. To the extent not prohibited by Law, the Company will promptly furnish to SPAC, and SPAC and the Acquisition Entities will promptly furnish to the Company, copies of any material, substantive notices or written communications received by such party or any of its Affiliates from any Governmental Authority with respect to the Transactions, and each such party will permit counsel to the other parties an opportunity to review in advance, and each such party will consider in good faith the views of such counsel in connection with, any proposed material, substantive written communications by such party or its Affiliates to any Governmental Authority concerning the Transactions; provided, however, that none of SPAC or any of the Acquisition Entities will enter into any agreement with any Governmental Authority relating to any Regulatory Approval contemplated in this Agreement without the prior written consent of the Company; provided, further, that neither the Company nor any Acquisition Entity will enter into any agreement with any Governmental Authority with respect to the Transactions which (i) as a result of its terms materially delays the consummation of, or prohibits, the Transactions or (ii) adds any condition to the consummation of the Transactions, in any such case, without the prior written consent of SPAC. To the extent not prohibited by Law, the Company agrees to provide SPAC and its counsel, and SPAC and the Acquisition Entities agree to provide to the Company and its counsel, the opportunity, to the extent practical, on reasonable advance notice, to participate in any material substantive meetings or discussions, either in person or by telephone, between such party or any of its Affiliates or Representatives, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the Transactions. Each of the Company, SPAC and the Acquisition Entities agrees to make all filings, to provide all information required of such party and to reasonably cooperate with each other, in each case, in connection with the Regulatory Approvals; provided, further, that such party will not be required to provide information to the extent that (w) any applicable Law requires it or its Affiliates to restrict or prohibit access to such information, (x) in the reasonable judgment of such party, the information is subject to confidentiality obligations to a third party, (y) in the reasonable judgment of such party, the information is commercially sensitive and disclosure of such information would have a material impact on the business, results of operations or financial condition of such party, or (z) disclosure of any such information would reasonably be likely to result in the loss or waiver of the attorney-client, work product or other applicable privilege.

(c) Subject to Section 11.6, the Company, on the one hand, and SPAC, on the other, will each be responsible for and pay one-half of the filing fees payable to the Governmental Authorities in connection with the Transactions, including such filing fees payable by an Acquisition Entity. SPAC will not be responsible for any filing fees payable by the Company Parent to Governmental Authorities related to its compliance or filings in connection with the Transactions.

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Section 8.2. Preparation of Proxy/Registration Statement; SPAC Shareholders’ Meeting and Approvals; and Approvals.

(a) Proxy/Registration Statement.

(i) As promptly as reasonably practicable after the execution of this Agreement, SPAC, the Acquisition Entities and the Company will prepare, and PubCo will file with the SEC, a Registration Statement (as amended or supplemented from time to time, and including the Proxy Statement, the “Proxy/Registration Statement”) relating to (x) the SPAC Shareholders’ Meeting to approve and adopt the Transaction Proposals and (y) the registration under the Securities Act of the Registrable Securities. SPAC, the Acquisition Entities and the Company each will use their commercially reasonable efforts to (1) cause the Proxy/Registration Statement when filed with the SEC to comply in all material respects with all Laws applicable thereto and rules and regulations promulgated by the SEC, (2) respond as promptly as reasonably practicable to and resolve all comments received from the SEC concerning the Proxy/Registration Statement, (3) cause the Proxy/Registration Statement to be declared effective under the Securities Act as promptly as practicable and (4) keep the Proxy/Registration Statement effective as long as is necessary to consummate the Transactions. Prior to the effective date of the Proxy/Registration Statement, the Company, SPAC and PubCo will take all or any action required under any applicable federal or state securities Laws in connection with the issuance of PubCo Common Shares and PubCo Warrants pursuant to this Agreement. Each of the Company, SPAC and PubCo also agrees to use its commercially reasonable efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the Transactions, and the Company and SPAC will furnish all information respectively, concerning SPAC and the Company, its Subsidiaries and any of their respective members or shareholders as may be reasonably requested in connection with any such action.

(ii) As promptly as practicable after finalization and effectiveness of the Proxy/Registration Statement, SPAC will, and will use commercially reasonable efforts to, within ten (10) Business Days of such finalization and effectiveness, mail the Proxy/Registration Statement to the SPAC Shareholders. Each of SPAC, PubCo and the Company will furnish to the other parties all information concerning itself, its Subsidiaries, officers, directors, managers, shareholders, and other equityholders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested by any of them or any Governmental Authority in connection with the Proxy/Registration Statement, or any other statement, filing, notice or application made by or on behalf of SPAC, PubCo, the Company or their respective Affiliates to any Governmental Authority (including any relevant U.S. Securities Exchange) in connection with the Transactions. Subject to Section 11.6, the Company, on the one hand, and SPAC, on the other, will each be responsible for and pay one-half of the cost for the preparation, filing and mailing of the Proxy/Registration Statement and other related fees.

(iii) Any filing of, or amendment or supplement to, the Proxy/Registration Statement will be mutually prepared and agreed upon by SPAC, PubCo and the Company. PubCo will advise the Company and SPAC, promptly after receiving notice thereof, of the time when the Proxy/Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of PubCo Common Shares and PubCo Warrants to be issued or issuable in connection with this Agreement for offering or sale in any jurisdiction, or of any request by the SEC for amendment of the Proxy/Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information and responses thereto, and will provide the Company and SPAC a reasonable opportunity to provide comments and amendments to any such filing. SPAC, PubCo and the Company will cooperate and mutually agree upon (such agreement not to be unreasonably conditioned, withheld or delayed), any response to comments of the SEC or its staff with respect to the Proxy/Registration Statement and any amendment to the Proxy/Registration Statement filed in response thereto.

(iv) If, at any time prior to the Initial Merger Effective Time, any event or circumstance relating to SPAC, an Acquisition Entity or their respective officers or directors, should be discovered by SPAC or an Acquisition Entity which should be set forth in an amendment or a supplement to the Proxy/Registration Statement, SPAC or PubCo, as the case may be, will promptly inform the Company. If, at any time prior to the Initial Merger Effective Time, any event or circumstance relating to the Company, any of its Subsidiaries or their respective officers or directors, should be discovered by the Company which should be set forth in an amendment or a supplement to the Proxy/Registration Statement, the Company will promptly inform SPAC

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and PubCo. Thereafter, SPAC, PubCo and the Company will promptly cooperate in the preparation and filing of an appropriate amendment or supplement to the Proxy/Registration Statement describing or correcting such information and SPAC and PubCo will promptly file such amendment or supplement with the SEC and, to the extent required by Law, disseminate such amendment or supplement to the SPAC Shareholders.

(b) SPAC Shareholders’ Approval.

(i) Prior to or as promptly as practicable after the Proxy/Registration Statement is declared effective under the Securities Act, SPAC will establish a record date for, duly call, give notice of, convene and hold an extraordinary general meeting of the SPAC Shareholders (including any adjournment or postponement thereof, the “SPAC Shareholders’ Meeting”) in accordance with the SPAC Charter to be held as promptly as reasonably practicable and, unless otherwise agreed by SPAC and the Company in writing, in any event not more than thirty-five (35) days following the date that the Proxy/Registration Statement is declared effective under the Securities Act for the purpose of voting on the Transaction Proposals and obtaining the SPAC Shareholders’ Approval (including the approval of any adjournment or postponement of such meeting for the purpose of soliciting additional proxies in favor of the adoption of the Transaction Proposals), providing SPAC Shareholders with the opportunity to elect to exercise their SPAC Shareholder Redemption Right and such other matters as may be mutually agreed by SPAC and the Company. SPAC will use its commercially reasonable efforts (A) to solicit from its shareholders proxies in favor of the adoption of the Transaction Proposals, including the SPAC Shareholders’ Approval, and will take all other action necessary or advisable to obtain such proxies and SPAC Shareholders’ Approval and (B) to obtain the vote or consent of its shareholders required by and in compliance with all applicable Law, OTC Market rules and the SPAC Charter. SPAC (x) will consult with the Company regarding the record date and the date of the SPAC Shareholders’ Meeting prior to determining such dates and (y) will not adjourn or postpone the SPAC Shareholders’ Meeting without the prior written consent of Company (which consent will not be unreasonably withheld, conditioned or delayed); provided, however, that SPAC will adjourn or postpone the SPAC Shareholders’ Meeting (1) to the extent necessary to ensure that any supplement or amendment to the Proxy/Registration Statement that SPAC or PubCo reasonably determines (following consultation with the Company, except with respect to any Company Acquisition Proposal) is necessary to comply with applicable Laws, is provided to the SPAC Shareholders in advance of a vote on the adoption of the Transaction Proposals, (2) if, as of the time that the SPAC Shareholders’ Meeting is originally scheduled, there are insufficient SPAC Shares represented at such meeting (either in person or by proxy) to constitute a quorum necessary to conduct the business of the SPAC Shareholders’ Meeting, (3) if, as of the time that the SPAC Shareholders’ Meeting is originally scheduled, adjournment or postponement of the SPAC Shareholders’ Meeting is necessary to enable SPAC to solicit additional proxies required to obtain SPAC Shareholders’ Approval, (4) to comply with applicable Law or (5) to seek to limit or reverse any redemptions of SPAC Class A Ordinary Shares; provided further, however, that without the prior written consent of the Company (such consent not to be unreasonably withheld, delayed or conditioned), SPAC will not adjourn or postpone on more than two (2) occasions and so long as the date of the SPAC Shareholders’ Meeting is not adjourned or postponed more than an aggregate of thirty (30) consecutive days.

(ii) The Proxy/Registration Statement will include a statement to the effect that SPAC Board has unanimously recommended that the SPAC Shareholders vote in favor of the Transaction Proposals at the SPAC Shareholders’ Meeting and neither the SPAC Board nor any committee thereof will withhold, withdraw, qualify, amend or modify, or publicly propose or resolve to withhold, withdraw, qualify, amend or modify, the SPAC Board Recommendation.

Section 8.3. Support of Transaction. Without limiting any covenant contained in Article VI, or Article VII (a) the Company will, and will cause its Subsidiaries to, and (b) each of SPAC and the Acquisition Entities will, (i) use commercially reasonable efforts to obtain all material consents and approvals of third parties that the Company and any of its Subsidiaries or any of SPAC or any of the Acquisition Entities, as applicable, are required to obtain in order to consummate the Transactions (including the consents and approvals set forth in Section 8.3 of the Company Disclosure Letter), and (ii) use commercially reasonable efforts to take such other action as may be reasonably necessary or as another party hereto may reasonably request to satisfy the conditions of Article IX (including, in the case of the Company, SPAC and PubCo, the use of commercially reasonable efforts to enforce their respective rights under the PIPE Financing Agreements) or otherwise to comply with this Agreement and to consummate the Transactions as soon as practicable; provided, however, that, notwithstanding anything contained in this Agreement to the contrary,

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nothing in this Agreement, including this Article VIII, will require the Company, any of its Subsidiaries, SPAC or any Acquisition Entity or any of their respective Affiliates to (A) commence or threaten to commence, pursue or defend against any Action, whether judicial or administrative, (B) seek to have any stay or Governmental Order vacated or reversed, (C) propose, negotiate, commit to or effect by consent decree, hold separate order or otherwise, the sale, divestiture, licensing or disposition of any assets or businesses of PubCo, the Company or any of its Subsidiaries or SPAC, (D) take or commit to take actions that limit the freedom of action of any of PubCo, the Company, any of its Subsidiaries or SPAC with respect to, or the ability to retain, control or operate, or to exert full rights of ownership in respect of, any of the businesses, product lines or assets of PubCo, the Company, any of its Subsidiaries or SPAC or (E) grant any financial, legal or other accommodation to any other Person, including agreeing to change any of the terms of the Transactions.

Section 8.4. Tax Matters.

(a) Each of SPAC, the Acquisition Entities and the Company will (i) use its respective commercially reasonable efforts to cause the Mergers to qualify, and agree not to, and not to permit or cause any of their Affiliates or Subsidiaries to, take any action which to its knowledge would reasonably be expected to prevent, impair or impede the Transactions from qualifying, for the Intended Tax Treatment. Each of SPAC, the Acquisition Entities and the Company will report the Transactions consistently with the Intended Tax Treatment and the immediately preceding sentence unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code or a change in applicable Law. The parties will cooperate with each other and their respective tax counsel to document and support the Tax treatment of each of the Mergers as a “reorganization” within the meaning of Section 368(a) of the Code (or, in the case of the acquisition Merger, as a contribution under Section 351(a) of the Code).

(b) If, in connection with the preparation and filing of the Proxy Statement/Registration Statement, the SEC requests or requires that Tax opinions be prepared and submitted in such connection, SPAC and the Company will deliver to Kirkland & Ellis LLP and Perkins Coie LLP customary Tax representation letters satisfactory to its counsel, dated and executed as of the date the Proxy Statement/Registration Statement will have been declared effective by the SEC and such other date(s) as determined reasonably necessary by such counsel in connection with the preparation and filing of the Proxy Statement/Registration Statement, and, if required, Kirkland & Ellis LLP will furnish an opinion, subject to customary assumptions and limitations, with respect to the Intended Income Tax Treatment as it applies to the Initial Merger and, if required, Perkins Coie LLP will furnish an opinion, subject to customary assumptions and limitations, with respect to the Intended Income Tax Treatment as it applies to the Acquisition Merger.

(c) Each of the Parties will (and will cause their respective Affiliates to) cooperate fully, as and to the extent reasonably requested by another Party, in connection with the filing of relevant Tax Returns, the issuance of any Tax opinions regarding the Initial Merger or the Acquisition Merger and any Tax audit or proceeding. Such cooperation will include the retention and (upon the other Party’s request) the provision (with the right to make copies) of records and information reasonably relevant to any Tax proceeding or audit, making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder and using commercially reasonable efforts to make available to the pre-Merger shareholders of SPAC information reasonably necessary to compute any income of any such holder (or its direct or indirect owners) arising (i) if applicable, as a result of SPAC’s status as a “passive foreign investment company” within the meaning of Section 1297(a) of the Code or a “controlled foreign corporation” within the meaning of Section 957(a) of the Code for any taxable period ending on or prior to the Closing, including timely providing (A) a PFIC Annual Information Statement to enable such holders to make a “Qualifying Electing Fund” election under Section 1295 of the Code for such taxable period, and (B) information to enable applicable holders to report their allocable share of “subpart F” income under Section 951 of the Code for such taxable period and (ii) under Section 367(b) of the Code and the Treasury Regulations promulgated thereunder as a result of the Initial Merger.

Section 8.5. Shareholder Litigation. Prior to the Initial Closing Company will promptly advise SPAC, and SPAC will promptly advise the Company and PubCo, as the case may be, of any Action commenced (or to the Knowledge of PubCo or the Knowledge of SPAC, as applicable, threatened) on or after the date of this Agreement against such party, any of its Subsidiaries or any of its directors or officers by any Company Shareholder or SPAC Shareholder relating to this Agreement, the Mergers or any of the other Transactions (any such Action, “Stockholder Litigation”), and such party will keep the other party reasonably informed regarding any such Stockholder Litigation. Other than with respect to any Stockholder Litigation where the parties identified in this sentence are adverse to each other or in the context of any Stockholder Litigation related to or arising out of a SPAC Acquisition Proposal, (a) prior to the Initial Closing, PubCo will give the Company and SPAC a reasonable opportunity to participate in the defense

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or settlement of any such Stockholder Litigation (and consider in good faith the suggestions of SPAC in connection therewith) brought against PubCo, any of their respective Subsidiaries or any of their respective directors or officers and no such settlement will be agreed to without the Company’s and SPAC’s prior consent (which consent will not be unreasonably withheld, conditioned or delayed) and (b) SPAC will give the Company a reasonable opportunity to participate in the defense or settlement of any such Stockholder Litigation (and consider in good faith the suggestions of the Company in connection therewith) brought against SPAC, any of its Subsidiaries or any of its directors or officers, and no such settlement will be agreed to without the Company’s prior consent (which consent will not be unreasonably withheld, conditioned or delayed).

Section 8.6. Private Placement.

(a) During the period between the date of this Agreement and the Initial Closing, SPAC and the Company will use reasonable best efforts to obtain additional financing from investors (“PIPE Investors”) to make an investment in PubCo (or SPAC or the Company to be converted into PubCo at Closing) to purchase equity in the aggregate amount (inclusive of the $4.0 million of Sponsor financing, which, for the avoidance of doubt, includes the $1.5 million funded under convertible preferred equity issued by the Company to Sponsor) of $25.0 million (the “PIPE Investment Amount”) by entering into customary subscription agreements in the form and substance and on terms reasonably satisfactory to the Company and SPAC (the “PIPE Financing Agreements”), pursuant to which the PIPE Investors commit to make investments in PubCo (or SPAC or the Company (which will require reasonable consent of SPAC or the Company, as applicable) to be converted into PubCo at Closing) by way of subscribing for equity securities, debt securities or other equity-linked or convertible securities of the Company (the “PIPE Investments” or the “Private Placement”). In the event that one or more PIPE Financing Agreements is entered into by SPAC, PubCo or the Company (the “Financing Entity”) in connection with the Private Placement, (i) the Financing Entity may not modify or waive, or provide consent to modify or waive (including consent to termination, to the extent required), any provisions of any such PIPE Financing Agreement or any remedy thereunder, in each case, without the prior written consent of SPAC, which shall not be unreasonably withheld, and the Company, as applicable, other than immaterial or ministerial modifications or waivers, (ii) the Financing Entity will use its reasonable best efforts to take, or cause to be taken, all actions and take reasonable best efforts to do, or cause to be done, all the things necessary, proper or advisable to consummate the transactions contemplated by such PIPE Financing Agreement on the terms and subject to the conditions described therein, including satisfying on a timely basis all conditions and covenants applicable to the Financing Entity and otherwise complying with its obligations thereunder, (iii) if all conditions in any such PIPE Financing Agreement (other than those conditions that by their nature are to be satisfied at the Closing, but which conditions are then capable of being satisfied) have been satisfied, the Financing Entity will consummate the transactions contemplated by each such PIPE Financing Agreement at the time contemplated in the PIPE Financing Agreement, (iv) the Financing Entity will deliver notices to counterparties to each such PIPE Financing Agreement as required by and in the manner set forth therein in order to cause timely funding in advance of the Acquisition Closing, (v) the Financing Entity will enforce its rights under each such PIPE Financing Agreement to cause the applicable PIPE Investors to fund the amounts set forth therein and (vi) the Financing Entity will provide prompt written notice to the Company if any counterparty to any PIPE Financing Agreement notifies the Financing Entity of any breach of any representation or other agreement contained in any such Financing Agreement by such counterparty.

(b) Prior to the Initial Closing, the Company will, and will cause the Company Parent to, use its commercially reasonable efforts to provide to SPAC, and will cause each of its Subsidiaries to use its commercially reasonable efforts to provide, and will use its commercially reasonable best efforts to cause its Representatives to provide, all cooperation reasonably requested by SPAC that is customary in connection with completing the Private Placement (provided, that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company or any of its Subsidiaries), which commercially reasonable efforts will include, among other things, the Company’s (i) furnishing, reasonably promptly following receipt of a request therefore, information regarding the Company (including information to be used in the preparation of one or more information packages regarding the business, operations, financial projections and prospects of the Company) customary for such financing activities, to the extent reasonably available and subject to disclosure limitation for a public company, (ii) causing the Company Parent’s and the Company’s senior management and other representatives with appropriate seniority and expertise to participate in a reasonable number of meetings, presentations, due diligence sessions and drafting sessions, (iii) taking all corporate actions, subject to the occurrence of the Initial Closing, reasonably requested by SPAC or any financing sources to permit the consummation of such financing activities, and (iv) cooperating with requests for due diligence to the extent customary and reasonable.
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Section 8.7. U.S. Securities Exchange Listing Efforts.

(a) The Company and SPAC will use their commercially reasonable efforts to cause PubCo to satisfy the applicable U.S. Securities Exchange listing requirements by the Acquisition Closing, such as the shareholder distribution requirements relating to Round Lots and Round Lot Holders (each as defined in the applicable U.S. Securities Exchange Listing Rules), including through engaging a third party advisor. To the extent SPAC and the Company mutually determine to engage a Listing Advisor for this purpose, promptly following the date of this Agreement, the Company and SPAC will jointly engage a third party advisor (the “Listing Advisor”) with experience in identifying transaction counterparties for transactions that would result in PubCo satisfying applicable U.S. Securities Exchange listing rules, including the shareholder distribution requirements relating to Round Lots and Round Lot Holders (each as defined in the U.S. Securities Exchange Listing Rules).

(b) The Listing Advisor will use commercially reasonable efforts to identify and present to SPAC and PubCo one or more potential transaction counterparties that are willing to participate in a merger or similar transaction (a “Listing Transaction”) that, when taken together with PubCo’s existing and anticipated shareholder base, would result in PubCo satisfying applicable U.S. Securities Exchange listing rules, including the shareholder distribution requirements relating to Round Lots and Round Lot Holders (each as defined in the applicable U.S. Securities Exchange Listing Rules). SPAC, PubCo, and the Company will consult with each other in good faith regarding the selection of any such counterparty, and no such counterparty will be selected without the prior written consent of SPAC and the Company.

(c) Following the identification and selection of a Listing Transaction counterparty, SPAC and the Company will use commercially reasonable best efforts to negotiate, finalize, and execute a definitive agreement with such counterparty (the “Listing Transaction Agreement”), on terms reasonably satisfactory to SPAC and the Company, providing for the consummation of the Listing Transaction on terms substantially consistent with the purpose of this Section 8.7 and otherwise in compliance with applicable Law. The structure and terms of the Listing Transaction will be mutually agreed upon in good faith by SPAC and the Company.

(d) Each of SPAC, PubCo, the Company and the Acquisition Entities will use commercially reasonable best efforts to cooperate with each other, the Listing Advisor, and any counterparty in connection with the Listing Transaction, including by providing such information and taking such actions as may be reasonably necessary to (i) obtain any required approvals, consents, or orders of any applicable Government Authority, (ii) prepare and file any notices, motions, or other documents required to be filed therewith, (iii) prepare any disclosure regarding the Listing Transaction for inclusion in the Proxy/Registration Statement, and (iv) take all other actions reasonably necessary to consummate the Listing Transaction in accordance with the Listing Transaction Agreement and applicable Law.

(e) Notwithstanding the foregoing, if (i) the Listing Transaction contemplated by this Section 8.7 is not reasonably likely to be consummated on a timely basis or on terms reasonably satisfactory to SPAC and the Company, or (ii) SPAC and the Company mutually agree in writing that an alternative method or structure would be more effective or advisable in enabling PubCo to satisfy the applicable U.S. Securities Exchange listing rules described herein, then SPAC, PubCo, and the Company will use commercially reasonable best efforts to pursue such alternative methods or structures in lieu of, or in addition to, the Listing Transaction, on terms mutually agreed upon by SPAC and the Company (an “Alternative Listing Transaction”).

Section 8.8. U.S. Securities Exchange Listing. From the date of this Agreement through the closing of the Initial Merger, PubCo will promptly apply for, and along with SPAC and the Company, will use commercially reasonable efforts to cause, the PubCo Common Shares and public PubCo Converted Warrants to be issued in connection with the Transactions to be approved for listing on NASDAQ or other U.S. Securities Exchange and accepted for clearance by the Depository Trust Company, subject to official notice of issuance, prior to the Initial Closing Date. Subject to Section 11.6, the Company, on the one hand, and SPAC, on the other, will each be responsible for and pay one-half of the filing fees payable to NASDAQ in connection with the Transactions, including such filing fees payable by an Acquisition Entity.

Section 8.9. Services Agreement. Prior to the Initial Closing Date, Company Parent, the Company and SPAC will use reasonable best efforts to negotiate in good faith a customary and commercially reasonable services agreement, including pricing, with respect to the provision of services and assets from the Company Parent to the Company that are reasonably necessary to operate the Company business and operations and at substantially the same

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level of quality, timeliness, and priority as such services and assets, unless otherwise reasonably agreed to by SPAC, were provided to the Company during the twelve (12)-month period prior to the Initial Closing Date (the “Services”), which Services will include the third party vendor and other services being provided via agreement or arrangement with the Company Parent.

Article IX
CONDITIONS TO OBLIGATIONS

Section 9.1. Conditions to Obligations of SPAC, the Acquisition Entities and the Company. The obligations of SPAC and the Acquisition Entities to consummate, or cause to be consummated, the Transactions to occur at the Initial Closing, and the obligations of the Company and the Acquisition Entities to consummate, or cause to be consummated, the Transactions to occur at the Acquisition Closing, are each subject to the satisfaction of the following conditions, any one or more of which may be waived (if legally permitted) in writing by the party or parties whose obligations are conditioned thereupon:

(a) The SPAC Shareholders’ Approval and the Company Approval will have been obtained;

(b) The Proxy/Registration Statement will have become effective under the Securities Act and no stop order suspending the effectiveness of the Proxy/Registration Statement will have been issued and no proceedings for that purpose will have been initiated or threatened by the SEC and not withdrawn;

(c) (i) PubCo’s initial listing application with a U.S. Securities Exchange in connection with the Transactions will have been conditionally approved and, immediately following the Acquisition Closing, PubCo will satisfy any applicable initial and continuing listing requirements of such U.S. Securities Exchange and PubCo will not have received any notice of non-compliance therewith, and (ii) the PubCo Common Shares and public PubCo Converted Warrants to be issued in connection with the Transactions will have been approved for listing on a U.S. Securities Exchange, subject to official notice of issuance;

(d) Reserved.

(e) No Governmental Authority will have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Governmental Order that is then in effect and which has the effect of making the Initial Closing or the Acquisition Closing illegal or which otherwise prevents or prohibits consummation of the Initial Closing or the Acquisition Closing (any of the foregoing, a “restraint”), other than any such restraint that is immaterial.

Section 9.2. Conditions to Obligations of SPAC and the Acquisition Entities at Initial Closing. The obligations of SPAC and the Acquisition Entities to consummate, or cause to be consummated, the Transactions to occur at the Initial Closing are subject to the satisfaction of the following additional conditions as of the Initial Closing Date, any one or more of which may be waived in writing by SPAC:

(a) The representations and warranties contained in Section 3.4 (Authorization), Section 3.11(b) (Absence of Changes) will be true and correct in all respects as of the Initial Closing Date as if made at the Initial Closing Date. The representations and warranties contained in Section 3.1 (Organization and Qualification), Section 3.2 (Subsidiaries), Section 3.3(b) (Capitalization), Section 3.18 (Brokers), will be true and correct in all material respects as of the Initial Closing Date as if made at the Initial Closing Date (except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties will be true and correct in all material respects at and as of such date). The representations and warranties contained in Section 3.3(a) (Capitalization) (disregarding any such qualifications and exceptions contained therein relating to materiality, “material” or “Company Material Adverse Effect” or any similar qualification or exception) will be true and correct in all respects as of the Initial Closing Date as if made at the Initial Closing Date (except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties (disregarding any such qualifications and exceptions) will be true and correct in all respects at and as of such date) other than de-minimis inaccuracies. Each of the other representations and warranties of the Company and the Acquisition Entities contained in this Agreement will be true and correct as of the Initial Closing Date as if made at the Initial Closing Date (except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties will be true and correct at and as of such date) except for inaccuracies in

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or the failure of such representations and warranties to be true and correct that (disregarding any qualifications or exceptions contained therein relating to materiality, “material” or “Company Material Adverse Effect” or any similar qualification or exception) individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect; and

(b) Each of the covenants of the Company to be performed as of or prior to the Initial Closing Date will have been performed in all material respects, including delivery of all of the documentation required under Section 2.4.

(c) Since the date of this Agreement, no Company Material Adverse Effect has occurred that is continuing.

(d) The Company shall have waived in writing its condition set forth in Section 9.4 or the condition shall have been satisfied.

Section 9.3. Conditions to Obligations of the Company at Initial Closing. The obligations of the Company to consummate, or cause to be consummated, the Transactions to occur at the Initial Closing are subject to the satisfaction of the following additional conditions as of the Initial Closing Date, any one or more of which may be waived in writing by the Company:

(a) The representations and warranties contained in Section 4.4 (Authorization) and Section 4.10(b) (Absence of Changes) will be true and correct in all respects as of the Initial Closing Date as if made at the Initial Closing Date. The representations and warranties contained in Section 4.1 (Organization and Qualification), Section 4.2 (Corporate Structure; Subsidiaries), Section 4.13 (Brokers), Section 4.18 (Business Activities)will be true and correct in all material respects as of the Initial Closing Date as if made at the Initial Closing Date (except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties will be true and correct in all material respects at and as of such date). The representations and warranties contained in Section 4.3 (Capitalization) (disregarding any such qualifications and exceptions contained therein relating to materiality, “material” or “Company Material Adverse Effect” or any similar qualification or exception) will be true and correct in all respects as of the Initial Closing Date as if made at the Initial Closing Date (except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties (disregarding any such qualifications or exceptions) will be true and correct in all respects at and as of such date), in each case other than de-minimis inaccuracies. Each of the other representations and warranties of SPAC contained in this Agreement will be true and correct as of the Initial Closing Date (except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties will be true and correct at and as of such date) except for inaccuracies in or the failure of such representations and warranties to be true and correct that (disregarding any qualifications or exceptions contained therein relating to materiality, “material” or “SPAC Material Adverse Effect” or any similar qualification or exception), individually or in the aggregate, has not had, and would not reasonably be expected to have a SPAC Material Adverse Effect; and

(b) Each of the covenants of SPAC and the Acquisition Entities to be performed as of or prior to the Initial Closing Date will have been performed in all material respects, including delivery of all of the documentation required under Section 2.4.

Section 9.4. Conditions to Obligations of the Company at Acquisition Closing. The obligations of the Company to consummate, or cause to be consummated, the Transactions to occur at the Acquisition Closing will be subject to the satisfaction of the additional conditions, any one or more of which may be waived in writing by the Company, that (a) the Initial Merger Effective Time and the Initial Closing will have occurred and (b) the Minimum Cash Condition will have been met.

Section 9.5. Frustration of Conditions. None of SPAC, the Acquisition Entities or the Company may rely on the failure of any condition set forth in this Article IX to be satisfied if such failure was caused by such party’s failure to comply in all material respects with its obligations under Section 8.3.

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Article X
TERMINATION/EFFECTIVENESS

Section 10.1. Termination. This Agreement may be terminated and the Transactions abandoned at any time prior to the Initial Merger Effective Time:

(a) by mutual written consent of the Company and SPAC;

(b) by written notice from the Company or SPAC to the other if any Governmental Authority will have enacted, issued, promulgated, enforced or entered any Governmental Order which has become final and nonappealable and has the effect of making consummation of the Transactions illegal or otherwise preventing or prohibiting consummation of the Transactions;

(c) by written notice from the Company to SPAC if the SPAC Board or any committee thereof has withheld, withdrawn, qualified, amended or modified, or publicly proposed or resolved to withhold, withdraw, qualify, amend or modify, the SPAC Board Recommendation;

(d) by written notice from SPAC or the Company to the other if the Required Parent Shareholder Approval was not obtained at the Company Parent Shareholders Meeting duly convened therefor or at any adjournment or postponement thereof taken in accordance with this Agreement or the Shareholder Support Agreement;

(e) by written notice from SPAC or the Company to the other if the SPAC Shareholders’ Approval will not have been obtained by reason of the failure to obtain the required vote at the SPAC Shareholders’ Meeting duly convened therefor or at any adjournment or postponement thereof taken in accordance with this Agreement;

(f) by written notice from SPAC to the Company, at any time prior to the receipt of the Required Parent Shareholder Approval, if the Company Parent Board effects a Change of Company Recommendation;

(g) by written notice from the Company to SPAC, at any time prior to the receipt of the Required Parent Shareholder Approval, if the Company Parent Board authorized the Company or the Company Parent to enter into an Alternative Acquisition Agreement after termination of this Agreement, to the extent permitted by and in accordance with the terms of Section 6.3(e); provided, that the Company will prior to or concurrently with, and as a condition of, such termination pay the Company Termination Fee to SPAC pursuant to Section 10.3;

(h) by written notice from SPAC to the Company if there is any breach of any representation, warranty, covenant or agreement on the part of the Company, such that the conditions specified in Section 9.2 would not be satisfied at the relevant Closing Date (a “Terminating Company Breach”), except that, if such Terminating Company Breach is curable by the Company, then for a period of up to 30 days after receipt by the Company of written notice from SPAC of such breach, such termination will not be effective, and such termination will become effective only if the Terminating Company Breach is not cured within such 30-day period, provided that SPAC will not have the right to terminate this Agreement pursuant to this Section 10.1(h) if it is then in material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement;

(i) by written notice from the Company to SPAC if there is any breach of any representation, warranty, covenant or agreement on the part of SPAC or any Acquisition Entity set forth in this Agreement set forth in this Agreement, such that the conditions specified in Section 9.3 would not be satisfied at the relevant Closing Date (a “Terminating SPAC Breach”), except that if any such Terminating SPAC Breach is curable by SPAC or such Acquisition Entity, then for a period of up to 30 days after receipt by SPAC of written notice from the Company of such breach, such termination will not be effective, and such termination will become effective only if the Terminating SPAC Breach is not cured within such 30-day period, provided that Company will not have the right to terminate this Agreement pursuant to this Section 10.1(i) if it is then in material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement;

(j) by written notice from SPAC or the Company to the other, if the transactions contemplated by this Agreement will not have been consummated on or prior to January 9, 2027 (the “Outside Date”); provided that the right to terminate this Agreement pursuant to this Section 10.1(j) will not be available to any party whose breach of any provision of this Agreement primarily caused or resulted in the failure of the transactions to be consummated by such time.

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Section 10.2. Effect of Termination. In the event of the termination of this Agreement pursuant to Section 10.1, this Agreement will forthwith become void and have no effect, without any liability on the part of any party hereto or its respective Affiliates, officers, directors or shareholders, other than liability of the Company, SPAC or any Acquisition Entity, as the case may be, for actual fraud or for any willful and material breach of this Agreement occurring prior to such termination, except that the provisions of this Section 10.2, Section 10.3, Section 8.1(c), the last sentence of Section 8.2(a)(ii) and Article XI will survive any termination of this Agreement.

Section 10.3. Company Termination Amount.

(a) If this Agreement is terminated (i) by SPAC or the Company pursuant to Section 10.1(d) (x) if the Company Parent effected a Change of Company Recommendation prior to the Company Parent Shareholders Meeting at which a vote for the Required Parent Shareholder Approval was actually taken or (y) as a result of the failure to receive the Required Parent Shareholder Approval following such time as a Company Parent Acquisition Transaction occurred at the Company Parent (where for purposes of this Section 10.3(a)(i)(y), the references to 50% in the definition of Company Parent Acquisition Transaction shall be replaced with 35%), (ii) by SPAC pursuant to Section 10.(f) or (iii) by the Company pursuant to Section 10.1(g), then the Company will pay to SPAC its reasonable and documented expenses incurred in connection with the Transactions through the date this Agreement is terminated, which will not exceed $6,000,000 (the “Company Termination Amount”).

(b) All payments under this Section 10.3 will be made by wire transfer of immediately available funds to an account designated in writing by SPAC within two Business Days following the submission of reasonable documentation supporting the expense reimbursement.

(c) Each of the parties acknowledges that the agreements contained in this Section 10.3 are an integral part of the Transactions, and that without these agreements, SPAC and the Company would not enter into this Agreement.

Article XI
MISCELLANEOUS

Section 11.1. Trust Account Waiver. Notwithstanding anything to the contrary set forth in this Agreement, the Company and each Acquisition Entity acknowledges that it has read the publicly filed final prospectus of SPAC, filed with the SEC on January 26, 2021 (File No. 333-39945), including the Trust Agreement, and understands that SPAC has established the trust account described therein (the “Trust Account”) for the benefit of SPAC’s public shareholders and that disbursements from the Trust Account are available only in the limited circumstances set forth therein. The Company and each Acquisition Entity further acknowledges and agrees that SPAC’s sole assets consist of the cash proceeds of SPAC’s initial public offering (the “IPO”) and private placements of its securities occurring simultaneously with the IPO, and that substantially all of these proceeds have been deposited in the Trust Account for the benefit of its public shareholders. Accordingly, the Company (on behalf of itself and its Affiliates) and each Acquisition Entity hereby waives any past, present or future claim of any kind arising out of this Agreement against, and any right to access, the Trust Account, any trustee of the Trust Account or SPAC, to collect from the Trust Account any monies that may be owed to them by SPAC or any of its Affiliates for any reason whatsoever, and will not seek recourse against the Trust Account at any time for any reason whatsoever, including for any knowing and intentional breach by any of the parties to this Agreement of any of its representations or warranties as set forth in this Agreement, or such party’s material breach of any of its covenants or other agreements set forth in this Agreement, which material breach constitutes, or is a consequence of, a purposeful act or failure to act by such party with the knowledge that the taking of such act or failure to take such act would cause a material breach of this Agreement. This Section 11.1 will survive the termination of this Agreement for any reason.

Section 11.2. Waiver. Any party to this Agreement may, at any time prior to the Acquisition Closing, by action taken by its board of directors or officers or Persons thereunto duly authorized, (a) extend the time for the performance of the obligations or acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties (of another party hereto) that are contained in this Agreement or (c) waive compliance by the other parties hereto with any of the agreements or conditions contained in this Agreement, but such extension or waiver will be valid only if set forth in an instrument in writing signed by the party granting such extension or waiver.

Section 11.3. Notices. All general notices, demands or other communications required or permitted to be given or made hereunder will be in writing and delivered personally or sent by courier or sent by registered post or sent by electronic mail to the intended recipient thereof at its address or at its email address set out below (or to such

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other address or email address as a party may from time to time notify the other parties). Any such notice, demand or communication will be deemed to have been duly served (a) if given personally or sent by courier, upon delivery during normal business hours at the location of delivery or, if later, then on the next Business Day after the day of delivery; (b) if sent by electronic mail during normal business hours at the location of delivery, immediately, or, if later, then on the next Business Day after the day of delivery; (c) the third Business Day following the day sent by reputable international overnight courier (with written confirmation of receipt), and (d) if sent by registered post, five days after posting. The initial addresses and email addresses of the parties for the purpose of this Agreement are:

(a) If to SPAC, to:

Constellation Acquisition Corp I
1290 Avenue of the Americas, 10th Floor

New York, NY 10104

Att: Chandra R. Patel, Jarett Goldman
Email: crpatel@antarcticacapital.com, jgoldman@antarcticacapital.com with a copy (which will not constitute notice) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attn: Lauren Colasacco, P.C., Peter Seligson, P.C., Monica Ruiz

E-mail: lauren.colasacco@kirkland.com; peter.seligson@kirkland.com; monica.ruiz@kirkland.com

(b) If to any Acquisition Entity, to:

c/o Constellation Acquisition Corp I
1290 Avenue of the Americas, 10th Floor

New York, NY 10104

Att: Chandra R. Patel, Jarett Goldman
Email: crpatel@antarcticacapital.com, jgoldman@antarcticacapital.com with a copy (which will not constitute notice) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attn: Lauren Colasacco, P.C., Peter Seligson, P.C., Monica Ruiz

E-mail: lauren.colasacco@kirkland.com; peter.seligson@kirkland.com; monica.ruiz@kirkland.com

(c) If to the Company, to:

HiTech Minerals Inc.
241 Ridge Street Suite 210

Reno, Nevada 89501

Attention: Ian Rodgers
Email: Ian@jindaleelithium.com

with a copy (which will not constitute notice) to:

Perkins Coie LLP

1155 Avenue of the Americas, 22nd Floor

New York, New York 10036-2711
Attention: Elliott Smith; Christopher Hall
E-mail: ElliottSmith@perkinscoie.com; chall@perkinscoie.com

Section 11.4. Assignment. No party hereto will assign this Agreement or any part hereof without the prior written consent of the other parties hereto and any such transfer without prior written consent will be void. Subject to the foregoing, this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

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Section 11.5. Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or will be construed to (a) confer upon or give any Person (including any equityholder, any current or former director, manager, officer, employee or independent contractor of the Company or any of its Subsidiaries, or any participant in any Benefit Plan or other employee benefit plan, agreement or other arrangement (or any dependent or beneficiary thereof)), other than the parties hereto, any right or remedies under or by reason of this Agreement, (b) establish, amend or modify any benefit or compensation plan, program, policy, agreement or arrangement or (c) limit the right of SPAC, the Company, any Acquisition Entity or their respective Affiliates to amend, terminate or otherwise modify any Benefit Plan or other benefit or compensation plan, policy, agreement or other arrangement following the Acquisition Closing; provided, however, that (i) the D&O Indemnified Parties (and their successors, heirs and representatives) are intended third-party beneficiaries of, and may enforce, Section 6.4, and (ii) the Non-Recourse Parties (and their respective successors, heirs and representatives), are intended third-party beneficiaries of, and may enforce, Section 11.17.

Section 11.6. Expenses. Except as set forth in Sections 8.1(c), Section 8.2(a)(i), and Section 10.3, each party hereto will be responsible for and pay its own expenses incurred in connection with this Agreement and the Transactions, including all fees of its legal counsel, financial advisers and accountants; provided, however, that if the Acquisition Closing will occur, the Surviving Company will pay or cause to be paid (i) Transfer Taxes and (ii) all loan amounts elected to be settled in cash by Company Parent and all expenses described in and in accordance with Section 2.4(c).

Section 11.7. Governing Law. This Agreement, and any claim or cause of action hereunder based upon, arising out of or related to this Agreement (whether based on law, in equity, in contract, in tort or any other theory) or the negotiation, execution, performance or enforcement of this Agreement, will be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of laws that would otherwise require the application of the law of any other state (provided that the fiduciary duties of the SPAC Board and the Initial Merger and any right to or exercise of any appraisal and dissenters’ rights under the laws of the Cayman Islands with respect to the Initial Merger, will in each case be governed by the laws of the Cayman Islands and that that the fiduciary duties of the Company Board and the Acquisition Merger will in each case be governed by the laws of the State of Nevada).

Section 11.8. Consent to Jurisdiction. THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE COURT OF CHANCERY OF THE STATE OF DELAWARE (OR, TO THE EXTENT SUCH COURT DOES NOT HAVE SUBJECT MATTER JURISDICTION, THE SUPERIOR COURT OF THE STATE OF DELAWARE, OR THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE) SOLELY IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR INTERPRETATION OR ENFORCEMENT HEREOF OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS AGREEMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES HERETO IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION, SUIT OR PROCEEDING WILL BE HEARD AND DETERMINED BY SUCH A DELAWARE STATE OR FEDERAL COURT. THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH SUCH ACTION, SUIT OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 11.3 OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW WILL BE VALID AND SUFFICIENT SERVICE THEREOF. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO

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ENFORCE THE FOREGOING WAIVER; (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (III) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 11.8.

Section 11.9. Headings; Counterparts. The headings in this Agreement are for convenience only and will not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document, but all of which together will constitute one and the same instrument. Copies of executed counterparts of this Agreement transmitted by electronic transmission (including by email or in .pdf format) or facsimile as well as electronically or digitally executed counterparts (such as DocuSign) will have the same legal effect as original signatures and will be considered original executed counterparts of this Agreement.

Section 11.10. Disclosure Letters. The Disclosure Letters (including, in each case, any section thereof) referenced in this Agreement are a part of this Agreement as if fully set forth herein. All references in this Agreement to the Disclosure Letters (including, in each case, any section thereof) will be deemed references to such parts of this Agreement, unless the context will otherwise require. Any disclosure made by a party in the applicable Disclosure Letter, or any section thereof, with reference to any section of this Agreement or section of the applicable Disclosure Letter will be deemed to be a disclosure with respect to such other applicable sections of this Agreement or sections of the applicable Disclosure Letter to which it is reasonably apparent on the face of such disclosure that such disclosure is responsive to such other section of this Agreement or section of the applicable Disclosure Letter. Certain information set forth in the Disclosure Letters is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information will not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor will such information be deemed to establish a standard of materiality or that the facts underlying such information constitute a Company Material Adverse Effect or a SPAC Material Adverse Effect, as applicable.

Section 11.11. Entire Agreement. This Agreement (together with the Disclosure Letters) and the other Transaction Documents constitute the entire agreement among the parties to this Agreement relating to the Transactions and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the Transactions (including the Summary of Certain Proposed Terms and Conditions between SPAC and the Company, dated as of November 3, 2025). No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the Transactions exist between such parties except as expressly set forth in the Transaction Documents.

Section 11.12. Amendments. This Agreement may be amended or modified in whole or in part prior to the Initial Merger Effective Time, only by a duly authorized agreement in writing in the same manner as this Agreement, which makes reference to this Agreement and which will be executed by the Company and the SPAC; provided, however, that after the Company Approval or the SPAC Shareholders’ Approval has been obtained, there will be no amendment or waiver that by applicable Law requires further approval by the shareholders of the Company or the SPAC Shareholder, respectively, without such approval having been obtained.

Section 11.13. Publicity.

(a) All press releases or other public communications relating to the Transactions, and the method of the release for publication thereof, will prior to the Acquisition Closing, be subject to the prior mutual approval of SPAC and the Company; provided, that no such party will be required to obtain consent pursuant to this Section 11.13(a) to the extent any proposed release or statement is substantially equivalent to the information that has previously been made public without breach of the obligation under this Section 11.13(a).

(b) The restriction in Section 11.13(a) will not apply to the extent the public announcement is required by applicable securities Law, any Governmental Authority or stock exchange rule; provided, however, that in such an event, the party making the announcement will, to the extent practicable, use its commercially reasonable efforts to consult with the other party in advance as to its form, content and timing.

Section 11.14. Confidentiality. The existence and terms of this Agreement are confidential and may not be disclosed by either party hereto, their respective Affiliates or any Representatives of any of the foregoing, and will at all times be considered confidential and treated with the same degree of care that such party uses to protect its

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own confidential and proprietary information of similar nature and importance (but in no event less than reasonable care) to protect the confidentiality of such information. Notwithstanding anything to the contrary contained in the preceding sentence, each party will be permitted to disclose Confidential Information, including the Transaction Documents, the fact that the Transaction Documents have been signed and the status and terms of the Transactions to its existing or potential Affiliates, joint ventures, joint venture partners, shareholders, lenders, underwriters, financing sources and any Governmental Authority (including the applicable U.S. Securities Exchange ), and to the extent required, in regulatory filings, and their respective Representatives; provided that such parties entered into customary confidentiality agreements or are otherwise bound by fiduciary or other duties to keep such information confidential.

Section 11.15. Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. The parties hereto further agree that if any provision contained in this Agreement is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they will take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, will amend or otherwise modify this Agreement to replace any provision contained in this Agreement that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties hereto.

Section 11.16. Enforcement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specific enforcement of the terms and provisions of this Agreement, in addition to any other remedy to which any party is entitled at law or in equity. In the event that any Action will be brought in equity to enforce the provisions of this Agreement, no party will allege, and each party hereby waives the defense, that there is an adequate remedy at law, and each party agrees to waiver any requirement for the securing or posting of any bond in connection therewith.

Section 11.17. Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the Transactions may only be brought against, the Persons that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. Except to the extent a party hereto (and then only to the extent of the specific obligations undertaken by such party to this Agreement or any other Transaction Document), (i) no past, present or future director, officer, employee, incorporator, member, partner, shareholder, stockholder, Affiliate, agent, attorney, advisor or other Representative of any party hereto and (ii) no past, present or future director, officer, employee, incorporator, member, partner, shareholder, stockholder, Affiliate, agent, attorney, advisor or other Representative of any of the foregoing will have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, any Acquisition Entity or SPAC under this Agreement of or for any claim based on, arising out of, or related to this Agreement or the Transactions (each of the Persons identified in the foregoing sub-clauses (a) or (b), a “Non-Recourse Party”, and collectively, the “Non-Recourse Parties”).

Section 11.18. Non-Survival of Representations, Warranties and Covenants. Except as otherwise contemplated by Section 10.2, the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate (including confirmations therein), statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, will not survive the Acquisition Closing and will terminate and expire upon the occurrence of the Acquisition Closing (and there will be no liability after the Acquisition Closing in respect thereof), except for (a) those covenants and agreements contained in this Agreement that by their terms expressly apply in whole or in part after the Acquisition Closing, and then only with respect to any breaches occurring after the Acquisition Closing and (b) this Article XI.

Section 11.19. Conflicts and Privilege.

(a) The Company, SPAC and the Acquisition Entities, on behalf of their respective successors and assigns, hereby agree that, in the event a dispute with respect to this Agreement or the transactions contemplated hereby arises after the Acquisition Closing between or among (x) the Sponsor, the shareholders or holders of other equity interests of SPAC or the Sponsor or any of their respective directors, members, partners, officers, employees or Affiliates (other than SPAC, PubCo or the Surviving Corporation) (collectively, the “Constellation Group”), on the one hand, and (y) PubCo, the Surviving Company or any member of the Company Parent Group, on the other hand, any

Annex A-70

legal counsel, including Kirkland & Ellis LLP (“K&E”), that represented SPAC or the Sponsor prior to the Acquisition Closing may represent the Sponsor or any other member of the Constellation Group, in such dispute even though the interests of such Persons may be directly adverse to PubCo or the Surviving Company, and even though such counsel may have represented SPAC in a matter substantially related to such dispute, or may be handling ongoing matters for PubCo, the Surviving Company or the Sponsor. The Company, SPAC and the Acquisition Entities, on behalf of their respective successors and assigns (including, after the Acquisition Closing, the Surviving Corporation), further agree that, as to all legally privileged communications prior to the Acquisition Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Transaction Documents or the transactions contemplated hereby or thereby) between or among SPAC, the Sponsor or any other member of the Constellation Group, on the one hand, and K&E, on the other hand, the attorney/client privilege and the expectation of client confidence will survive the Mergers and belong to the Constellation Group after the Acquisition Closing, and will not pass to or be claimed or controlled by PubCo or the Surviving Company. Notwithstanding the foregoing, any privileged communications or information shared by the Company prior to the Acquisition Closing with SPAC or the Sponsor under a common interest agreement will remain the privileged communications or information of PubCo, the Surviving Company and the Surviving Corporation.

(b) The Company, SPAC and the Acquisition Entities, on behalf of their respective successors and assigns, hereby agree that, in the event a dispute with respect to this Agreement or the transactions contemplated hereby arises after the Acquisition Closing between or among (x) the Company Parent, the shareholders or holders of other equity interests of the Company and Company Parent or any of their respective directors, members, partners, officers, employees or Affiliates (other than PubCo) (collectively, the “Company Parent Group”), on the one hand, and (y) PubCo, the Surviving Corporation or any member of the Constellation Group, on the other hand, any legal counsel, including Perkins Coie LLP (“Perkins”) that represented the Company Parent Group prior to the Acquisition Closing may represent any member of the Company Parent Group in such dispute even though the interests of such Persons may be directly adverse to PubCo and the Surviving Corporation, and even though such counsel may have represented the Company Parent Group in a matter substantially related to such dispute, or may be handling ongoing matters for PubCo and the Surviving Corporation. The Company, SPAC and the Acquisition Entities, on behalf of their respective successors and assigns (including, after the Acquisition Closing, the Surviving Corporation), further agree that, as to all legally privileged communications prior to the Acquisition Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Transaction Documents or the transactions contemplated hereby or thereby) between or among the Company or any member of the Company Parent Group, on the one hand, and Perkins, on the other hand, the attorney/client privilege and the expectation of client confidence will survive the Mergers and belong to the Company Parent Group after the Acquisition Closing, and will not pass to or be claimed or controlled by PubCo or the Surviving Corporation. Notwithstanding the foregoing, any privileged communications or information shared by SPAC or Sponsor prior to the Acquisition Closing with the Company or the Company Parent Group under a common interest agreement will remain the privileged communications or information of PubCo or the Surviving Corporation.

[Remainder of page intentionally left blank]

Annex A-71

IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date first above written.

SPAC:
Constellation Acquisition Corp I
By:	/s/ Chandra R. Patel
	Name:	Chandra R. Patel
	Title:	Chief Executive Officer
MERGER SUB 1:
CAC Merger Sub I LLC
By:	/s/ Chandra R. Patel
	Name:	Chandra R. Patel
	Title:	Chief Executive Officer
MERGER SUB 2:
USE Merger Sub 2 Inc.
By:	/s/ Chandra R. Patel
	Name:	Chandra R. Patel
	Title:	Chief Executive Officer
PUBCO:
US Elemental Inc.
By:	/s/ Chandra R. Patel
	Name:	Chandra R. Patel
	Title:	Chief Executive Officer
COMPANY:
HiTech Minerals Inc.
By:	/s/ Lindsay Dudfield
	Name:	Lindsay Dudfield
	Title:	President

Annex A-72

Exhibit A

Sponsor Support Agreement

[Omitted - Filed under Separate Cover]

Annex A-73

Exhibit B

Shareholder Support Agreement

[Omitted - Filed under Separate Cover]

Annex A-74

Exhibit C

Form Voting Agreement

[Omitted - Filed under Separate Cover]

Annex A-75

Exhibit D

Plan of Merger

[Omitted - Filed under Separate Cover]

Annex A-76

Annex B

Plan of INITIAL Merger

The Companies Act (As Revised) of the Cayman Islands

Plan of Merger

This plan of merger (the “Plan of Merger”) is made on [insert date] between CAC Merger Sub I LLC (the “Surviving Company”) and Constellation Acquisition Corp I (the “Merging Company”).

Whereas the Merging Company is a Cayman Islands exempted company and is entering into this Plan of Merger pursuant to the provisions of Part 16 of the Companies Act (As Revised) (the “Statute”).

Whereas the Surviving Company is a limited liability company incorporated in Delaware and is entering into this Plan of Merger pursuant to the provisions of Part 16 of the Statute.

Whereas the directors of the Merging Company and the directors of the Surviving Company deem it desirable and in the commercial interests of the Merging Company and the Surviving Company, respectively, that the Merging Company be merged with and into the Surviving Company and that the undertaking, property and liabilities of the Merging Company vest in the Surviving Company (the “Merger”).

Terms not otherwise defined in this Plan of Merger shall have the meanings given to them under the business combination agreement dated [insert date] and made by and among the Surviving Company, the Merging Company, US Elemental Inc., USE Merger Sub 2 Inc., and HiTech Minerals, Inc. (the “Business Combination Agreement”) a copy of which is annexed at Annexure 1 hereto.

Now therefore this Plan of Merger provides as follows:

1     The constituent companies (as defined in the Statute) to this Merger are the Surviving Company and the Merging Company.

2     The surviving company (as defined in the Statute) is the Surviving Company.

3     The registered office of the Surviving Company is c/o Cogency Global Inc., 850 New Burton Road, Suite 201, Dover, Delaware 19904 and the registered office of the Merging Company is c/o Maples Corporate Services Limited of PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

4     Immediately prior to the Effective Date (as defined below), the Surviving Company has 100% of its limited liability company membership interests issued and outstanding (the “LLC Interests”).

5     Immediately prior to the Effective Date (as defined below), the share capital of the Merging Company will be US$22,100; divided into 200,000,000 Class A ordinary shares of a par value of US$0.0001 each of which [•] are in issue, 20,0000 Class B ordinary shares of a par value of US$0.0001 each of which [8,625,000] are in issue and 1,000,000 preference shares of US$0.0001 each of which none are in issue.

6     The date on which it is intended that the Merger is to take effect is the date that this Plan of Merger is registered by the Registrar in accordance with section 237(15) of the Statute (the “Effective Date”).

7     The terms and conditions of the Merger, including the manner and basis of converting shares/LLC Interests in each constituent company into LLC Interests in the Surviving Company, are set out in the Business Combination Agreement in the form annexed at Annexure 1 hereto.

8     The rights and restrictions attaching to the LLC Interests in the Surviving Company are set out in the certificate of formation and the operating agreement of the Surviving Company in the form annexed at Annexure 2 hereto (the “Organisational Documents”).

9     The Organisational Documents immediately prior to the Merger shall be the Organisational Documents after the Merger.

10   There are no amounts or benefits which are or shall be paid or payable to any director of either constituent company or the Surviving Company consequent upon the Merger.

Annex B-1

11   The Merging Company has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

12   Each Director of the Merging Company will cease to be a director of Merging Company on the Effective Date. The surviving company (as defined in the Statute) shall be managed by its sole member and any officers of the surviving company (as defined in the Statute) will be appointed as provided for in the Organisational Documents.

13   This Plan of Merger has been approved by the board of directors of the Merging Company pursuant to section 233(3) of the Statute.

14   This Plan of Merger has been authorised by the shareholders of the Merging Company pursuant to section 233(6) of the Statute by way of resolutions passed at an extraordinary general meeting of the Merging Company.

15   At any time prior to the Effective Date, this Plan of Merger may be:

15.1  terminated by the board of directors of the Merging Company or by the managers of the Surviving Company;

15.2  amended by the board of directors of the Merging Company or by the managers of the Surviving Company to:

(a)  change the Effective Date provided that such changed date shall not be a date later than the ninetieth day after the date of registration of this Plan of Merger with the Registrar of Companies; and

(b)  effect any other changes to this Plan of Merger which the directors of both the Surviving Company and the Merging Company deem advisable, provided that such changes do not materially adversely affect any rights of the shareholders of the Surviving Company or the Merging Company, as determined by the managers or directors (as applicable) of both the Surviving Company and the Merging Company, respectively.

16   This Plan of Merger may be executed in counterparts.

17   This Plan of Merger shall be governed by and construed in accordance with the laws of the Cayman Islands.

(Signature Pages Follow).

Annex B-2

(Surviving Company Signature Page to Plan of Merger)

In witness whereof the parties hereto have caused this Plan of Merger to be executed on the day and year first above written.

SIGNED by Chandra Patel	)

Duly authorised for	)

and on behalf of	)	Director

CAC Merger Sub I LLC	)

Annex B-3

(Merging Company Signature Page to Plan of Merger)

SIGNED by Chandra Patel	)

Duly authorised for	)

and on behalf of	)	Director

Constellation Acquisition Corp I	)

Annex B-4

Annex C

FORM OF AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION
OF
US ELEMENTAL INC.

US Elemental Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware as set forth in Title 8 of the Delaware, as it now exists or may hereafter be amended and supplemented (the “DGCL”), hereby certifies as follows:

1.           The original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on March 3, 2026.

2.           This Amended and Restated Certificate of Incorporation, which restates, integrates and also further amends the Certificate of Incorporation as heretofore amended and restated, has been approved and declared advisable by the board of directors of the Corporation (the “Board”), and has been duly adopted by the stockholders of the Corporation in accordance with Sections 242 and 245 of the DGCL. Except where the context otherwise requires, references to this “Certificate of Incorporation” herein refer to this Amended and Restated Certificate of Incorporation, as amended, restated, supplemented and otherwise modified from time to time.

2.           The certificate of incorporation is hereby amended, integrated and restated in its entirety to read as follows:

Article I.

The name of the corporation is US Elemental Inc.

Article II.

The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Dr., Wilmington, New Castle County, DE 19808. The name of its registered agent at such address is Corporation Service Company.

Article III.

The nature of the business of the Corporation and the objects or purposes to be transacted, promoted or carried on by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

Article IV

Section 4.1          Authorized Stock.The total number of shares of all classes of stock that the Corporation is authorized to issues is [•] ([•]), consisting of two classes as follows:

(a)         [•] ([•]) shares of common stock, with a par value of $0.0001 per share (the “Common Stock”); and

(b)         [•] ([•]) shares of preferred stock, with a par value of $0.0001 per share (the “Preferred Stock”).

Section 4.2          Preferred Stock. The board of directors of the Corporation (the “Board of Directors”) is authorized, subject to any limitations prescribed by law, to provide, out of the unissued shares of Preferred Stock, for the issuance of shares of Preferred Stock in one or more series, including “blank check” preferred stock, and by filing a certificate pursuant to the applicable law of the State of Delaware (such certificate being hereinafter referred to as a “Preferred Stock Designation”), to establish from time to time the number of shares to be included in each such series and to fix the powers, designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including, without limitation, the authority to fix the dividend rights, dividend rates, conversion rights, exchange rights, voting rights, rights and terms of redemption (including sinking and purchase fund provisions), the redemption price or prices, restrictions on the issuance of shares of such series, the dissolution preferences and the rights in respect of any distribution of assets of any wholly unissued series of Preferred Stock, or any of them and to increase or decrease the number of shares of any series so created (except where otherwise provided in the Preferred Stock Designation), subsequent to the issue of that series but not below

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the number of shares of such series then outstanding. In case the authorized number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series (except where otherwise provided in the Preferred Stock Designation). There shall be no limitation or restriction on any variation between any of the different series of Preferred Stock as to the designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof; and the several series of Preferred Stock may vary in any and all respects as fixed and determined by the resolution or resolutions of the Board of Directors or by a duly authorized committee of the Board of Directors, providing for the issuance of the various series of Preferred Stock. Except as otherwise expressly provided in this Certificate of Incorporation (including any Certificate of Designation relating to any series of Preferred Stock), no vote of the holders of shares of Preferred Stock or Common Stock shall be a prerequisite to the issuance of any shares of any series of the Preferred Stock so authorized in accordance with this Certificate of Incorporation. Except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any Certificate of Designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any Certificate of Designation relating to any series of Preferred Stock) or pursuant to the DGCL.

Section 4.3          Number of Authorized Shares. The number of authorized shares of any of the Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the outstanding shares of capital stock of the Corporation entitled to vote thereon, without a separate vote of any holders of shares of Common Stock or Preferred Stock, or of any series thereof, irrespective of the provisions of Section 242(b)(2) of the DGCL, unless a separate vote of any such holders is required pursuant to the terms of any Preferred Stock Designation.

Section 4.4          Common Stock. The powers, preferences and rights of the Common Stock, and the qualifications, limitations or restrictions thereof are as follows:

(a)         Voting Rights. Except as otherwise required by law, each share of Common Stock shall entitle the record holder thereof as of the applicable record date to one (1) vote per share in person or by proxy on all matters submitted to a vote of the holders of Common Stock, whether voting separately as a class or otherwise.

(b)         Dividends and Distributions. Subject to applicable law and the rights and preferences of any holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Common Stock with respect to the payment of dividends, holders of Common Stock, as such, shall be entitled to the payment of dividends on the Common Stock when, as and if declared by the Board of Directors in accordance with applicable law.

(c)         Liquidation Rights. In the event of liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Corporation and after making provisions for preferential and other amounts, if any, to which the holders of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Common Stock with respect to payments in liquidation shall be entitled, the remaining assets and funds of the Corporation available for distribution shall be divided among and paid ratably to the holders of all outstanding shares of Common Stock in proportion to the number of shares held by each such stockholder.

Article V.

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation. In addition to any vote of the holders of any class or series of stock of the Corporation required by applicable law or by this Certificate of Incorporation (including any Certificate of Designation in respect of one or more series of Preferred Stock) or the Bylaws of the Corporation, the adoption, amendment or repeal of the Bylaws of the Corporation by the stockholders of the Corporation shall require (i) for so long as the Principal Stockholder beneficially owns at least fifty percent (50%) of the voting power of the then-outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, the affirmative vote of the holders of a majority of such voting power, and (ii) at all other times, the affirmative vote of the holders of at least two-thirds of such voting power.

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Article VI.

Section 6.1          Management. Except as otherwise expressly provided by the DGCL or this Certificate of Incorporation, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

Section 6.2          Ballot. Elections of directors (each such director, in such capacity, a “Director”) need not be by written ballot unless the Bylaws of the Corporation shall so provide.

Section 6.3          Number and Classification of the Board of Directors. Subject to the rights of the holders of any series of Preferred Stock to elect directors under specified circumstances, the number of directors which shall constitute the whole Board of Directors shall be fixed exclusively by one or more resolutions adopted from time to time by the Board of Directors. The Directors (other than those who may be elected by the holders of any series of Preferred Stock) shall be classified, with respect to the term for which they severally hold office, into three classes, as nearly equal in number as possible, designated as Class I, Class II and Class III. The Board of Directors is authorized to assign members of the Board of Directors already in office to such classes at the time the classification becomes effective. The initial Class I Directors shall serve for a term expiring at the first regularly scheduled annual meeting of stockholders following the effectiveness of this Certificate of Incorporation; the initial Class II Directors shall serve for a term expiring at the second annual meeting of stockholders following the effectiveness of this Certificate of Incorporation; and the initial Class III Directors shall serve for a term expiring at the third annual meeting of stockholders following the effectiveness of this Certificate of Incorporation. At each annual meeting of stockholders, the successors of the class of Directors whose term expires at that meeting shall be elected to hold office for a term expiring at the third annual meeting of stockholders following their election, with each Director in each such class to hold office until his or her successor is duly elected and qualified, subject to such Director’s earlier death, resignation, retirement, disqualification or removal. No decrease in the number of Directors shall shorten the term of any incumbent Director. During any period when the holders of any series of Preferred Stock have the special right to elect additional directors, then upon commencement and for the duration of the period during which such right continues: (i) the then otherwise total authorized number of directors of the Corporation shall automatically be increased by such specified number of directors, and the holders of such series of Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to said provisions, and (ii) each such additional director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his or her earlier death, resignation, retirement, disqualification or removal. Except as otherwise provided by this Certificate of Incorporation (including any Certificate of Designation establishing any series of Preferred Stock), whenever the holders of any series of Preferred Stock having the special right to elect additional directors are divested of such right pursuant to this Certificate of Incorporation (including any such Certificate of Designation), the terms of office of all such additional directors elected by the holders of such series, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate and each such director shall cease to be qualified as (and shall cease to be) a director, and the total authorized number of directors of the Corporation shall be reduced accordingly.

Section 6.4          Newly Created Directorships and Vacancies. Except as otherwise required by law and the separate rights of the holders of any series of Preferred Stock then outstanding, unless the Board of Directors otherwise determines, newly created directorships resulting from any increase in the authorized number of directors or any vacancies on the Board of Directors resulting from the death, resignation, disqualification, removal from office or other cause shall be filled exclusively by the affirmative vote of a majority of the Directors then in office, even though less than a quorum, or by a sole remaining Director (other than any Director elected by the separate vote of one or more outstanding series of Preferred Stock), and not by the stockholders. Any Director so chosen shall hold office for the remainder of the full term of the class of Directors in which the new directorship was created or the vacancy occurred and until his or her successor shall be duly elected and qualified, or until his or her earlier death, resignation, retirement, disqualification, or removal.

Section 6.5          Removal. Subject to the rights of the holders of any series of Preferred Stock then outstanding, (i) for so long as the Principal Stockholder beneficially owns at least fifty percent (50%) of the voting power of the then-outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, any Director, or the entire Board of Directors, may be removed, with or without cause, by the affirmative vote of a majority of the total voting power of all such outstanding shares, at a meeting duly called for that purpose; and (ii) at all other times, any Director, or the entire Board of Directors, may be removed only for cause by the affirmative vote of at least two-thirds of the total voting power of all such outstanding shares, at a meeting duly called for that purpose.

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Section 6.6          Except as may otherwise be set forth in the resolution or resolutions of the Board providing for the issuance of one or more series of Preferred Stock, and then only with respect to such series of Preferred Stock, cumulative voting in the election of directors is specifically denied.

Article VII.

Section 7.1          Action by Written Consent. So long as the Principal Stockholder beneficially owns at least fifty percent (50%) of the voting power of the then-outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, any action required or permitted to be taken by the stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing (or by electronic transmission), setting forth the action so taken, shall be signed by the holders of outstanding shares of capital stock of the Corporation having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation in accordance with the applicable provisions of the DGCL. At any time when the Principal Stockholder beneficially owns less than fifty percent (50%) of such voting power, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of the stockholders of the Corporation (and may not be taken by consent of the stockholders in lieu of a meeting), except as otherwise provided with respect to the holders of any series of Preferred Stock by the applicable Certificate of Designation. Any action required or permitted to be taken by the holders of any series of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable Certificate of Designation relating to such series of Preferred Stock, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding shares of the relevant series of Preferred Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation in accordance with the applicable provisions of the DGCL.

Section 7.2          Special Meetings. Subject to the special rights of the holders of one or more series of Preferred Stock, special meetings of the stockholders of the Corporation may be called, for any purpose or purposes, at any time only by or at the direction of the Board of Directors, the Chairperson of the Board of Directors, the Chief Executive Officer or President, and, for so long as the Principal Stockholder beneficially owns at least fifty percent (50%) of the voting power of the then-outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, by the Principal Stockholder. Subject to the special rights of the holders of one or more series of Preferred Stock, at any time when the Principal Stockholder beneficially owns less than fifty percent (50%) of such voting power, special meetings of the stockholders of the Corporation may not be called by the stockholders of the Corporation or any other Person.

Section 7.3          Notice. Advance notice of stockholder nominations for the election of directors and of other business proposed to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.

Article VIII.

The affirmative vote of at least two-thirds of the voting power of the outstanding shares is required to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute and all rights conferred upon stockholders herein are granted subject to this reservation; provided, however, that (i) the affirmative vote of at least a majority of the voting power of the outstanding shares is required to amend, alter, change or repeal any provision contained in Articles I, II, and III of this Certificate of Incorporation, and (ii) for so long as the Principal Stockholder beneficially owns at least fifty percent (50%) of the voting power of the then-outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, the affirmative vote of a majority of such voting power shall be sufficient to amend, alter, change or repeal any provision of this Certificate of Incorporation (other than as may be required by the DGCL with respect to any series of Preferred Stock). For the avoidance of doubt, the provisions of Sections 242(d)(1) and (d)(2) of the DGCL shall apply to the Corporation.

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Article IX.

No director or officer of the Corporation shall have any personal liability to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director or officer, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or hereafter may be amended. Any amendment, repeal or modification of this Article IX, or the adoption of any provision of the Restated Certificate inconsistent with this Article IX, shall not adversely affect any right or protection of a director or officer of the Corporation with respect to any act or omission occurring prior to such amendment, repeal, modification or adoption. If the DGCL is amended after approval by the stockholders of this Article IX to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.

Article X.

The Corporation shall have the power to provide rights to indemnification and advancement of expenses to its current and former officers, directors, employees and agents and to any Person who is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

To the fullest extent permitted by the DGCL, as the same exists or as may hereafter be amended, a director or officer of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer. If the DGCL is hereafter amended to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended, automatically and without further action, upon the date of such amendment.

Neither any amendment nor repeal of this Article X, nor the adoption by amendment of this Certificate of Incorporation of any provision inconsistent with this Article X, shall eliminate or reduce the effect of this Article X in respect of any matter occurring, or any action or proceeding accruing or arising (or that, but for this Article X, would accrue or arise) prior to such amendment or repeal or adoption of an inconsistent provision.

Article XI.

Unless the Corporation consents in writing to the selection of an alternative forum, (a) the Court of Chancery (the “Chancery Court”) of the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action, suit or proceeding brought on behalf of the Corporation, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer or stockholder of the Corporation to the Corporation or to the Corporation’s stockholders, (iii) any action, suit or proceeding arising pursuant to any provision of the DGCL or the bylaws of the Corporation or this Restated Certificate (as either may be amended from time to time) or (iv) any action, suit or proceeding asserting a claim against the Corporation governed by the internal affairs doctrine; and (b) subject to the preceding provisions of this Article XI, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause or causes of action arising under the Securities Act, including all causes of action asserted against any defendant to such complaint. If any action the subject matter of which is within the scope of clause (a) of the immediately preceding sentence is filed in a court other than the courts in the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (x) the personal jurisdiction of the state and federal courts in the State of Delaware in connection with any action brought in any such court to enforce the provisions of clause (a) of the immediately preceding sentence and (y) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

Any Person purchasing or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to this Article XI. This Article XI is intended to benefit and may be enforced by the Corporation, its officers and directors, the underwriters to any offering giving rise to such complaint, and any other professional or entity whose profession gives authority to a statement made by that Person and who has prepared or certified any part of the documents underlying the offering. Notwithstanding the foregoing, the provisions of this Article XI shall not apply to suits brought to enforce any liability or duty created by the Exchange Act, or any other claim for which the federal courts of the United States have exclusive jurisdiction.

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If any provision or provisions of this Article XI shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever, (a) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article XI (including, without limitation, each portion of any paragraph of this Article XI containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (b) the application of such provision to other Persons and circumstances shall not in any way be affected or impaired thereby.

Article XII.

If any provision or provisions of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (ii) to the fullest extent possible and without limiting any other provisions of this Certificate of Incorporation (or any other provision of the Bylaws of the Corporation or any agreement entered into by the Corporation), the provisions of this Certificate of Incorporation (including, without limitation, each such portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to, or for the benefit of, the Corporation to the fullest extent permitted by law.

For the avoidance of doubt, for purposes of applying this Certificate of Incorporation to any contract authorized by Section 122(18) of the DGCL, a restriction, prohibition, or covenant in any such contract that relates to any specified action shall not be deemed contrary to this Certificate of Incorporation by reason of a provision of this Certificate of Incorporation that authorizes or empowers, or exclusively authorizes or empowers, the Board (or any 1 or more directors) to take such action.

To the fullest extent permitted by law, each and every Person purchasing or otherwise acquiring any interest (of any nature whatsoever) in any shares of the capital stock of the Corporation shall be deemed, by reason of and from and after the time of such purchase or other acquisition, to have notice of and to have consented to all of the provisions of (a) this Certificate of Incorporation, (b) the Bylaws of the Corporation and (c) any amendment to this Certificate of Incorporation or the Bylaws of the Corporation enacted or adopted in accordance with this Certificate of Incorporation, the Bylaws of the Corporation and applicable law.

Article XIII.

Section 13.1        In recognition and anticipation that members of the Board who are not employees of the Corporation or a majority owned subsidiary thereof (“Non-Employee Directors”) and their respective Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, the provisions of this Article XIII are set forth to regulate and define the conduct of certain affairs of the Corporation with respect to certain classes or categories of business opportunities as they may involve any of the Non-Employee Directors or their respective Affiliates and the powers, rights, duties and liabilities of the Corporation and its directors, officers and stockholders in connection therewith.

Section 13.2        No Non-Employee Director (including any Non-Employee Director who serves as an officer of the Corporation in both his or her director and officer capacities) or his or her Affiliates (collectively, “Identified Persons” and, each individually, an “Identified Person”) shall, to the fullest extent permitted by law, have any duty to refrain from directly or indirectly (1) engaging in the same or similar business activities or lines of business in which the Corporation or any of its Affiliates now engages or proposes to engage or (2) otherwise competing with the Corporation or any of its Affiliates, and, to the fullest extent permitted by law, no Identified Person shall be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty solely by reason of the fact that such Identified Person engages in any such activities. To the fullest extent permitted by law, the Corporation hereby renounces any interest or expectancy in, or right to be offered an opportunity to participate in, any business opportunity which may be a corporate opportunity for an Identified Person and the Corporation or any of its Affiliates, except as provided in Section 13.3. Subject to Section 13.3, in the event that any Identified Person

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acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself, herself or himself and the Corporation or any of its Affiliates, such Identified Person shall, to the fullest extent permitted by law, have no duty to communicate or offer such transaction or other business opportunity to the Corporation or any of its Affiliates and, to the fullest extent permitted by law, shall not be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty as a stockholder, director or officer of the Corporation solely by reason of the fact that such Identified Person pursues or acquires such corporate opportunity for itself, herself or himself, offers or directs such corporate opportunity to another Person, or does not communicate information regarding such corporate opportunity to the Corporation or any Affiliate of the Corporation.

Section 13.3        The Corporation does not renounce its interest in any corporate opportunity offered to any Non-Employee Director (including any Non-Employee Director who serves as an officer of the Corporation in both his or her director and officer capacities) if such opportunity is expressly offered to such Person solely in his or her capacity as a director or officer of the Corporation, and the provisions of Section 13.2 shall not apply to any such corporate opportunity.

Section 13.4        In addition to and notwithstanding the foregoing provisions of this Article XIII, a corporate opportunity shall not be deemed to be a potential corporate opportunity for the Corporation if it is a business opportunity that (i) the Corporation is neither financially or legally able, nor contractually permitted, to undertake, (ii) from its nature, is not in the line of the Corporation’s business or is of no practical advantage to the Corporation or (iii) is one in which the Corporation has no interest or reasonable expectancy.

Section 13.5        Solely for purposes of this Article XIII, “Affiliate” shall mean (a) in respect of the Principal Stockholder, any Person that, directly or indirectly, is controlled by the Principal Stockholder, controls the Principal Stockholder or is under common control with the Principal Stockholder and shall include any principal, member, director, manager, partner, stockholder, officer, employee or other representative of any of the foregoing (other than the Corporation and any entity that is controlled by the Corporation), (b) in respect of a Non-Employee Director, any Person that, directly or indirectly, is controlled by such Non-Employee Director (other than the Corporation and any entity that is controlled by the Corporation) and (c) in respect of the Corporation, any Person that, directly or indirectly, is controlled by the Corporation.

Section 13.6        To the fullest extent permitted by law, any Person purchasing or otherwise acquiring or holding any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article XIII.

Article XIV.

Section 14.1        Definitions. As used in this Certificate of Incorporation, the following terms shall have the following meaning:

(a)         “Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another Person;

(b)         “Control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. A Person who is the owner of ten percent (10%) or more of the outstanding voting stock of any corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such Person holds voting stock, in good faith and not for the purpose of circumventing this section, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.

(c)         “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and any applicable rules and regulations promulgated thereunder, and any successor to such statute, rules or regulations.

(d)         “owner,” including the terms “own” and “owned,” when used with respect to any stock, means a Person that individually or with or through any of its Affiliates:

(i)          beneficially owns such stock, directly or indirectly; or

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(ii)         has (a) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a Person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such Person or any of such Person’s Affiliates until such tendered stock is accepted for purchase or exchange; or (b) the right to vote such stock pursuant to any agreement, arrangement or understanding; provided, however, that a Person shall not be deemed the owner of any stock because of such Person’s right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to ten or more Persons; or

(iii)        has any agreement, arrangement or understanding, for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (b) of subsection (ii) above), or disposing such stock, with any other Person that beneficially owns, or whose Affiliates beneficially own, directly or indirectly, such stock.

(e)         “Person” means any individual, corporation, partnership, limited liability company, unincorporated association or other entity.

(f)          “Securities Act” means the U.S. Securities Act of 1933, as amended, and applicable rules and regulations promulgated thereunder, and any successor to such statute, rules or regulations.

(g)         “stock” means, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest.

(h)         “voting stock” means stock of any class or series entitled to vote generally in the election of directors and, with respect to any entity that is not a corporation, any equity interest entitled to vote generally in the election of the governing body of such entity. Every reference to a percentage of voting stock shall refer to such percentages of the votes of such voting stock.

(i)           “Principal Stockholder” means Jindalee Lithium Limited, together with its Affiliates.

Article XV.

The Corporation hereby expressly elects not to be governed by Section 203 of the DGCL.

Notwithstanding the foregoing, the Corporation shall not engage in any business combination (as defined below), at any point in time at which the Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act, with any interested stockholder (as defined below) for a period of three (3) years following the time that such stockholder became an interested stockholder, unless:

(a)         prior to such time, the Board of Directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

(b)         upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least eighty-five percent (85%) of the voting stock of the Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (i) Persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

(c)         at or subsequent to such time, the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least sixty-six and two-thirds percent (66⅔%) of the outstanding voting stock of the Corporation which is not owned by the interested stockholder.

The restrictions contained in this Article shall not apply if a stockholder becomes an interested stockholder inadvertently and (i) as soon as practicable divests itself of ownership of sufficient shares so that the stockholder ceases to be an interested stockholder and (ii) would not, at any time within the three (3)-year period immediately prior to a business combination between the Corporation and such stockholder, have been an interested stockholder but for the inadvertent acquisition of ownership.

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For purposes of this Article, the term “business combination” means any: (i) merger or consolidation of the Corporation or any direct or indirect majority-owned subsidiary of the Corporation (a) with the interested stockholder, or (b) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the interested stockholder and as a result of such merger or consolidation the provision of this Article is not applicable to the surviving entity; (ii) sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Corporation, to or with the interested stockholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation which assets have an aggregate market value equal to ten percent (10%) or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the Corporation; (iii) transaction which results in the issuance or transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of any stock of the Corporation or of such subsidiary to the interested stockholder, except: (a) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which securities were outstanding prior to the time that the interested stockholder became such; (b) pursuant to a merger under Section 251(g) of the DGCL; (c) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which security is distributed, pro rata to all holders of a class or series of stock of the Corporation subsequent to the time the interested stockholder became such; (d) pursuant to an exchange offer by the Corporation to purchase stock made on the same terms to all holders of said stock; or (e) any issuance or transfer of stock by the Corporation; provided, however, that in no case under items (c) through (e) of this subsection shall there be an increase in the interested stockholder’s proportionate share of the stock of any class or series of the Corporation or of the voting stock of the Corporation (except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the interested stockholder); (iv) transaction involving the Corporation or any direct or indirect majority-owned subsidiary of the Corporation which has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the Corporation or of any such subsidiary which is owned by the interested stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the interested stockholder; or (v) receipt by the interested stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of the Corporation), of any loans, advances, guarantees, pledges, or other financial benefits (other than those expressly permitted in subsections (i) through (iv) above) provided by or through the Corporation or any direct or indirect majority-owned subsidiary.

For purposes of this Article, the term “interested stockholder” means any Person (other than the Corporation or any direct or indirect majority-owned subsidiary of the Corporation) that (i) is the owner of fifteen percent (15%) or more of the outstanding voting stock of the Corporation, or (ii) is an Affiliate or associate of the Corporation and was the owner of fifteen percent (15%) or more of the outstanding voting stock of the Corporation at any time within the three (3)-year period immediately prior to the date on which it is sought to be determined whether such Person is an interested stockholder; and the Affiliates and associates of such Person; provided, however, that the term “interested stockholder” shall not include (a) the Principal Stockholder or any of its Affiliates or associates, (b) any Person whose ownership of shares in excess of the fifteen percent (15%) limitation set forth herein is the result of any action taken solely by the Corporation (provided that such Person shall be an interested stockholder if thereafter such Person acquires additional shares of voting stock of the Corporation, except as a result of further corporate action not caused, directly or indirectly, by such Person), or (c) any Person who acquired such shares from the Principal Stockholder or any of its Affiliates or associates by way of a transfer (including, without limitation, a transfer in connection with a merger or other business combination), provided that, in the case of any such transfer described in this clause (c), such shares shall not, following such transfer, represent more than fifteen percent (15%) of the outstanding voting stock of the Corporation. For the purpose of determining whether a Person is an interested stockholder, the voting stock of the Corporation deemed to be outstanding shall include stock deemed to be owned by the Person through application of the definition of “owner” in this Certificate of Incorporation but shall not include any other unissued stock of the Corporation which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

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For purposes of this Article, the term “associate,” when used to indicate a relationship with any Person, means: (i) any corporation, partnership, unincorporated association or other entity of which such Person is a director, officer or partner or is, directly or indirectly, the owner of twenty percent (20%) or more of any class of voting stock; (ii) any trust or other estate in which such Person has at least a twenty percent (20%) beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such Person, or any relative of such spouse, who has the same residence as such Person.

[Signature Page Follows]

Annex C-10

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed on this [•] day of [•], 2026.

[•]
By:	[•]
Name:	[•]
Title:	[•]

Annex C-11

Annex D

FORM OF

AMENDED AND RESTATED BYLAWS

OF

US Elemental Inc.

Dated as of [•], 2026

Annex D-i

Annex D-ii

Article I
CORPORATE OFFICERS

Section 1.01        Registered Office. The address of the registered office of US Elemental Inc., a Delaware corporation (the “Corporation”), in the State of Delaware, and the name of its registered agent at such address, shall be as set forth in the Corporation’s certificate of incorporation, as the same may be amended, restated or otherwise modified from time to time (the “Certificate of Incorporation”).

Section 1.02        Other Offices. The Corporation may have additional offices at any place or places, within or outside the State of Delaware, as the Corporation’s board of directors (the “Board of Directors”) may from time to time establish or as the business of the Corporation may require.

Article II
MEETINGS OF STOCKHOLDERS

Section 2.01        Place of Meetings. Meetings of stockholders of the Corporation (the “Stockholders”), may be held at any place, within or without the State of Delaware, as may be designated by or in the manner determined by the Board of Directors. In the absence of such designation, meetings of Stockholders shall be held at the principal executive office of the Corporation. The Board of Directors may, in its sole discretion, determine that a meeting of Stockholders shall not be held at any place, but may instead be held solely by means of remote communication authorized by and in accordance with Section 211(a) of the General Corporation Law of the State of Delaware (the “DGCL”).

Section 2.02        Annual Meetings. The annual meeting of Stockholders shall be held for the election of members of the Board of Directors (the “Directors”) at such date and time as may be designated by or in the manner determined by resolution of the Board of Directors from time to time. Any other business as may be properly brought before the annual meeting of Stockholders may be transacted at the annual meeting of Stockholders. The Board of Directors may postpone, reschedule or cancel any annual meeting of Stockholders previously scheduled by the Board of Directors.

Section 2.03        Special Meetings. Special meetings of the Stockholders may be called only by such persons and only in such manner as set forth in the Certificate of Incorporation. Special meetings of Stockholders validly called in accordance with this Section 2.03 of these amended and restated bylaws (as the same may be further amended, restated or otherwise modified from time to time, these “Bylaws”) may be held at such date and time as specified in the applicable notice of such meeting. No business may be transacted at any special meeting of Stockholders other than the business specified in the notice of such meeting. The Board of Directors may postpone, reschedule or cancel any previously scheduled special meeting of the Stockholders.

Section 2.04        Notice of Meetings. Whenever Stockholders are required or permitted to take any action at a meeting of Stockholders, a notice of the meeting shall be given that shall state the place, if any, date and hour of the meeting, the means of remote communications, if any, by which Stockholders and proxy holders may be deemed to be present in person and vote at such meeting, the record date for determining the Stockholders entitled to vote at the meeting (if such date is different from the record date for Stockholders entitled to notice of the meeting) and, in the case of a special meeting of the Stockholders, the purpose or purposes for which the meeting is called. Unless otherwise required by applicable law, the Certificate of Incorporation or these Bylaws, the notice of any meeting of Stockholders shall be given not less than 10 nor more than 60 days before the date of the meeting to each Stockholder entitled to vote at the meeting as of the record date for determining the Stockholders entitled to notice of the meeting. If mailed, such notice shall be deemed to be given when deposited in the United States mail, postage prepaid, directed to the Stockholder at such Stockholder’s address as it appears on the records of the Corporation.

Section 2.05        Adjournments. Any meeting of Stockholders, annual or special, may be adjourned from time to time by the chairperson of the meeting (or by the Stockholders in accordance with Section 2.06) to reconvene at the same or some other place, if any, and the same or some other time, and notice need not be given to the Stockholders of any such adjourned meeting if the time and place, if any, thereof, and the means of remote communications, if any, by which Stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At the adjourned meeting of Stockholders, the Corporation may transact any business which might have been transacted at the original meeting of Stockholders. If the adjournment is for more than 30 days, a notice of the adjourned meeting of Stockholders shall be given to each

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Stockholder of record entitled to vote at the adjourned meeting of Stockholders. If after the adjournment a new record date for determination of Stockholders entitled to vote is fixed for the adjourned meeting of Stockholders, the Board of Directors shall fix a new record date for determining Stockholders entitled to notice of such adjourned meeting of Stockholders in accordance with Section 2.09(a) of these Bylaws, and shall give notice of the adjourned meeting of Stockholders to each Stockholder of record entitled to vote at such adjourned meeting of Stockholders as of the record date fixed for notice of such adjourned meeting of Stockholders. If mailed, such notice shall be deemed to be given when deposited in the United States mail, postage prepaid, directed to the Stockholder at such Stockholder’s address as it appears on the records of the Corporation.

Section 2.06        Quorum. At any meeting of the Stockholders, the holders of a majority of the voting power of the issued and outstanding shares of capital stock of the Corporation (“Stock”) entitled to vote at the meeting, present in person, or by remote communication, if applicable, or represented by proxy, shall constitute a quorum for all purposes, unless or except to the extent that the presence of a larger number may be required by applicable law, the rules of any stock exchange upon which the Corporation’s securities are listed, the Certificate of Incorporation or these Bylaws. In the absence of a quorum, then either (i) the chairperson of the meeting or (ii) the Stockholders by the affirmative vote of a majority of the voting power of the outstanding shares of Stock entitled to vote thereon, present in person, or by remote communication, if applicable, or represented by proxy, shall have the power to recess or adjourn the meeting of Stockholders from time to time in the manner provided in Section 2.05 of these Bylaws until a quorum is present or represented. At any such recessed or adjourned meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the meeting as originally noticed. Where a separate vote by a class or classes or series of Stock is required by applicable law or the Certificate of Incorporation, the holders of a majority of voting power of the shares of such class or classes or series of Stock issued and outstanding and entitled to vote on such matter, present in person, or by remote communication, if applicable, or represented by proxy, shall constitute a quorum entitled to take action with respect to the vote on such matter. A quorum, once established at a meeting, shall not be broken by the withdrawal of enough votes to leave less than a quorum.

Section 2.07        Organization. Meetings of Stockholders shall be presided over by the Chairperson or by such other officer of the Corporation or Director as designated by the Board of Directors or the Chairperson, or in the absence of such person or designation, by a chairperson chosen at the meeting by the affirmative vote of a majority of the voting power of the outstanding shares of Stock present or represented at the meeting and entitled to vote at the meeting (provided there is a quorum). The Secretary of the Corporation (“Secretary”) shall act as secretary of the meeting, but in his or her absence, the chairperson of the meeting may appoint any person to act as secretary of the meeting.

Section 2.08        Voting; Proxies.

(a)         Each Stockholder entitled to vote at any meeting of Stockholders shall be entitled to the number of votes, if any, for each share of Stock held of record by such Stockholder which has voting power upon the matter in question as set forth in the Certificate of Incorporation or, if such voting power is not set forth in the Certificate of Incorporation, one vote per share. Voting at meetings of Stockholders need not be by written ballot. Unless otherwise provided in the Certificate of Incorporation, at all meetings of Stockholders for the election of Directors at which a quorum is present, a plurality of the votes cast shall be sufficient to elect Directors. No holder of shares of Stock shall have the right to cumulate votes. All other elections and questions presented to the Stockholders at a meeting at which a quorum is present shall be decided by the affirmative vote of the holders of a majority in voting power of votes cast (excluding abstentions and broker non-votes) on such matter, unless a different or minimum vote is required by the Certificate of Incorporation, these Bylaws, the rules or regulations of any stock exchange applicable to the Corporation, or applicable law or pursuant to any regulation applicable to the Corporation or its securities, in which case such different or minimum vote shall be the applicable vote on the matter.

(b)         Each Stockholder entitled to vote at a meeting of Stockholders or express consent to corporate action in writing without a meeting (if permitted by the Certificate of Incorporation) may authorize another person or persons to act for such Stockholder by proxy authorized by an instrument in writing or by a transmission permitted by law, including Rule 14a-19 promulgated under the Securities Exchange Act of 1934, as amended, filed in accordance with the procedure established for the meeting, but no such proxy shall be voted or acted upon after three (3) years from its date, unless the proxy provides for a longer period. The revocability of a proxy that states on its face that it is irrevocable shall be governed by the provisions of Section 212 of the DGCL. A Stockholder may revoke any proxy which is not irrevocable by attending the meeting and voting in person (or by means of remote communication, if

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applicable) or by delivering to the Secretary a revocation of the proxy or a new proxy bearing a later date. A proxy may be in the form of an electronic transmission which sets forth or is submitted with information from which it can be determined that the transmission was authorized by the Stockholder.

(c)         Any stockholder directly or indirectly soliciting proxies from other stockholders must use a proxy card color other than white, which shall be reserved for the exclusive use by the Board.

Section 2.09        Fixing Date for Determination of Stockholders of Record.

(a)         In order that the Corporation may determine the Stockholders entitled to notice of or vote at any meeting of Stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall, unless otherwise required by applicable law, not be more than 60 nor less than 10 days before the date of such meeting. If the Board of Directors so fixes a date, such date shall also be the record date for determining the Stockholders entitled to vote at such meeting unless the Board of Directors determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board of Directors, the record date for determining Stockholders entitled to notice of and to vote at a meeting of Stockholders shall be at the close of business on the day immediately preceding the day on which notice is given, or, if notice is waived, at the close of business on the day immediately preceding the day on which the meeting is held. A determination of Stockholders of record entitled to notice of or to vote at a meeting of Stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for determination of Stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for Stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of Stockholders entitled to vote in accordance with the foregoing provisions of this Section 2.09(a) at the adjourned meeting.

(b)          In order that the Corporation may determine the Stockholders entitled to act by written consent without a meeting (to the extent permitted by the Certificate of Incorporation), the Board of Directors may fix a record date for such purpose, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors. If no record date has been fixed by the Board of Directors, (i) the record date for determining the Stockholders entitled to act by written consent without a meeting, when no prior action by the Board of Directors is required by the DGCL, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation in accordance with the DGCL, and (ii) the record date for determining the Stockholders entitled to act by written consent without a meeting, when prior action by the Board of Directors is required by the DGCL, shall be at the close of business on the date on which the Board of Directors adopts the resolution taking such prior action.

(c)         In order that the Corporation may determine the Stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of Stock or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall not be more than sixty (60) days prior to such action. If no such record date is fixed, the record date for determining Stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

Section 2.10        List of Stockholders Entitled to Vote. The Corporation shall prepare, at least 10 days before every meeting of Stockholders, a complete list of the Stockholders entitled to vote at the meeting (provided, however, if the record date for determining the Stockholders entitled to vote is less than 10 days before the date of the meeting, the list shall reflect the Stockholders entitled to vote as of the 10th day before the meeting date), arranged in alphabetical order, and showing the address of each Stockholder and the number of shares registered in the name of each Stockholder as of the record date (or such other date). The Corporation shall not be required to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any Stockholder, for any purpose germane to the meeting at least ten (10) days prior to the meeting date (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting or (ii) during ordinary business hours at the principal place of business of the Corporation.

Annex D-3

In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to Stockholders. Such list shall presumptively determine the identity of the Stockholders entitled to vote at the meeting and the number of shares held by each of them. Except as otherwise provided by law, the “stock ledger” shall be the only evidence as to who are the Stockholders entitled to examine the list of Stockholders required by this Section 2.10 or to vote in person or by proxy at any meeting of Stockholders. For purposes of these Bylaws, the term “stock ledger” means one or more records administered by or on behalf of the Corporation in which the names of all of the Corporation’s Stockholders of record, the address and number of shares registered in the name of each such Stockholder, and all issuances and transfers of Stock are recorded.

Section 2.11        Inspectors of Election. The Corporation may, and shall if required by law, in advance of any meeting of Stockholders, appoint one or more inspectors of election, who may be employees of the Corporation, to act at the meeting or any adjournment thereof and to make a written report thereof. The Corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act. In the event that no inspector so appointed or designated is able to act at a meeting of Stockholders, the person presiding at the meeting may, and to the extent required by law, shall appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath to execute faithfully the duties of inspector with strict impartiality and according to the best of his or her ability. Any report or certificate made by the inspectors of election is prima facie evidence of the facts stated therein. The inspector or inspectors of election may appoint such persons to assist them in performing their duties as they determine. The inspector or inspectors so appointed or designated shall (i) ascertain the number of shares of Stock outstanding and the voting power of each such share, (ii) determine the number of shares of Stock represented at the applicable meeting of the Stockholders and the validity of proxies and ballots, (iii) count and tabulate all votes and ballots, (iv) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors, and (v) certify their determination of the number of shares of Stock represented at the meeting and such inspectors’ count of all votes and ballots. Such certification and report shall specify such other information as may be required by applicable law. In determining the validity and counting of proxies and ballots cast at any meeting of Stockholders, the inspectors may consider such information as is permitted by applicable law. No person who is a candidate for an office at an election may serve as an inspector at such election.

Section 2.12        Conduct of Meetings. The date and time of the opening and the closing of the polls for each matter upon which the Stockholders will vote at a meeting of the Stockholders shall be announced at the meeting by the person presiding over the meeting designated in accordance with Section 2.07. After the polls close, no ballots, proxies or votes or any revocations or changes thereto may be accepted. The Board of Directors may adopt by resolution such rules and regulations for the conduct of the meeting of Stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board of Directors, the person presiding over any meeting of Stockholders shall have the right and authority to convene and (for any or no reason) to recess and/or adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such presiding person, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board of Directors or prescribed by the presiding person of the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present; (iii) limitations on attendance at or participation in the meeting to Stockholders entitled to vote at the meeting, their duly authorized and constituted proxies or such other persons as the presiding person of the meeting shall determine; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (v) limitations on the time allotted to questions or comments by participants. The presiding person at any meeting of Stockholders, in addition to making any other determinations that may be appropriate to the conduct of the meeting, shall, if the facts warrant, determine that a matter or business was not properly brought before the meeting and if such presiding person should so determine, such presiding person shall so declare to such meeting and any such matter or business not properly brought before the meeting shall not be transacted or considered. Unless and to the extent determined by the Board of Directors or the person presiding over the applicable meeting of Stockholders, meetings of Stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

Annex D-4

Section 2.13        Advance Notice Procedures for Business Brought before a Meeting.

(a)         At an annual meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business must be (i) specified in a notice of meeting given by or at the direction of the Board of Directors, (ii) if not specified in a notice of meeting, otherwise brought before the meeting by or at the direction of the Board of Directors or the Chairman of the Board or (iii) otherwise properly brought before the meeting by a stockholder present in person who (A) (1) was a record owner of shares of the Corporation both at the time of giving the notice provided for in this Section 2.13 and at the time of the meeting, (2) is entitled to vote at the meeting, and (3) has complied with this Section 2.13 in all applicable respects or (B) properly made such proposal in accordance with Rule 14a-8 under the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (as so amended and inclusive of such rules and regulations, the “Exchange Act”). The foregoing clause (iii) shall be the exclusive means for a stockholder to propose business to be brought before an annual meeting of the stockholders. The only matters that may be brought before a special meeting are the matters specified in the notice of meeting given by or at the direction of the person calling the meeting pursuant to Section 2.04, and stockholders shall not be permitted to propose business to be brought before a special meeting of the stockholders. For purposes of this Section 2.13, “present in person” shall mean that the stockholder proposing that the business be brought before the annual meeting of the Corporation, or a qualified representative of such proposing stockholder, appear at such annual meeting, either in person or by means of remote communication. A “qualified representative” of such proposing stockholder shall be a duly authorized officer, manager or partner of such stockholder or any other person authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders. Stockholders seeking to nominate persons for election to the Board of Directors must comply with Section 2.14 and this Section 2.13 shall not be applicable to nominations except as expressly provided in Section 2.14.

(b)         Without qualification, for business to be properly brought before an annual meeting by a stockholder, the stockholder must (i) provide Timely Notice (as defined below) thereof in writing and in proper form to the Secretary of the Corporation and (ii) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.13. To be timely, a stockholder’s notice must be delivered to, or mailed and received at, the principal executive offices of the Corporation not less than ninety (90) days nor more than one hundred twenty (120) days prior to the one-year anniversary of the preceding year’s annual meeting; provided, however, that if the date of the annual meeting is more than thirty (30) days before or more than sixty (60) days after such anniversary date, or if no annual meeting was held in the preceding year, notice by the stockholder to be timely must be so delivered, or mailed and received, not more than the hundred twentieth (120th) day prior to such annual meeting and not later than (i) the ninetieth (90th) day prior to such annual meeting or, (ii) if later, the tenth (10th) day following the day on which public disclosure of the date of such annual meeting was first made by the Corporation (such notice within such time periods, “Timely Notice”). In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period for the giving of Timely Notice as described above.

(c)         To be in proper form for purposes of this Section 2.13, a stockholder’s notice to the Secretary shall set forth:

(i)          As to each Proposing Person (as defined below), (A) the name and address of such Proposing Person (including, if applicable, the name and address that appear on the Corporation’s books and records), (B) the class or series and number of shares of the Corporation that are, directly or indirectly, owned of record or beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act) by such Proposing Person, except that such Proposing Person shall in all events be deemed to beneficially own any shares of any class or series of the Corporation as to which such Proposing Person has a right to acquire beneficial ownership at any time in the future, (C) the date or dates such shares were acquired, (D) the investment intent of such acquisition and (E) any pledge by such Proposing Person with respect to any of such shares (the disclosures to be made pursuant to the foregoing clauses (A) through (E) are referred to as “Stockholder Information”);

(ii)         As to each Proposing Person,

(A)        the material terms and conditions of any “derivative security” (as such term is defined in Rule 16a-1(c) under the Exchange Act) that constitutes a “call equivalent position” (as such term is defined in Rule 16a-1(b) under the Exchange Act) or a “put equivalent position” (as such term is defined in Rule 16a-1(h)

Annex D-5

under the Exchange Act) or other derivative or synthetic arrangement in respect of any class or series of shares of the Corporation (“Synthetic Equity Position”) that is, directly or indirectly, held or maintained by, held for the benefit of, or involving such Proposing Person, including, without limitation,

(1)         any option, warrant, convertible security, stock appreciation right, future or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the Corporation or with a value derived in whole or in part from the value of any class or series of shares of the Corporation,

(2)         any derivative or synthetic arrangement having the characteristics of a long position or a short position in any class or series of shares of the Corporation, including, without limitation, a stock loan transaction, a stock borrow transaction, or a share repurchase transaction or

(3)         any contract, derivative, swap or other transaction or series of transactions designed to

(a)          produce economic benefits and risks that correspond substantially to the ownership of any class or series of shares of the Corporation,

(b)          mitigate any loss relating to, reduce the economic risk (of ownership or otherwise) of, or manage the risk of share price decrease in, any class or series of shares of the Corporation, or

(c)          increase or decrease the voting power in respect of any class or series of shares of the Corporation held or maintained by, held for the benefit of, or involving such Proposing Person,

including, without limitation, due to the fact that the value of such contract, derivative, swap or other transaction or series of transactions is determined by reference to the price, value or volatility of any class or series of shares of the Corporation, whether or not such instrument, contract or right shall be subject to settlement in the underlying class or series of shares of the Corporation, through the delivery of cash or other property, or otherwise, and without regard to whether the holder thereof may have entered into transactions that hedge or mitigate the economic effect of such instrument, contract or right, or any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the price or value of any class or series of shares of the Corporation;

provided that, for the purposes of the definition of “Synthetic Equity Position,” the term “derivative security” shall also include any security or instrument that would not otherwise constitute a “derivative security” as a result of any feature that would make any conversion, exercise or similar right or privilege of such security or instrument becoming determinable only at some future date or upon the happening of a future occurrence, in which case the determination of the amount of securities into which such security or instrument would be convertible or exercisable shall be made assuming that such security or instrument is immediately convertible or exercisable at the time of such determination; and, provided, further, that any Proposing Person satisfying the requirements of Rule 13d-1(b)(1) under the Exchange Act (other than a Proposing Person that so satisfies Rule 13d-1(b)(1) under the Exchange Act solely by reason of Rule 13d-1(b)(1)(ii)(E)) shall not be required to disclose any Synthetic Equity Position that is, directly or indirectly, held or maintained by, held for the benefit of, or involving such Proposing Person as a hedge with respect to a bona fide derivatives trade or position of such Proposing Person arising in the ordinary course of such Proposing Person’s business as a derivatives dealer,

(B)         any rights to dividends on the shares of any class or series of shares of the Corporation owned beneficially by such Proposing Person that are separated or separable from the underlying shares of the Corporation,

(C)         any material pending or threatened legal proceeding in which such Proposing Person is a party or material participant involving the Corporation or any of its officers or directors, or any affiliate of the Corporation,

(D)        any other material relationship between such Proposing Person, on the one hand, and the Corporation or any affiliate of the Corporation, on the other hand,

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(E)         any direct or indirect material interest in any material contract or agreement of such Proposing Person with the Corporation or any affiliate of the Corporation (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement),

(F)         any proportionate interest in shares of the Corporation or a Synthetic Equity Position held, directly or indirectly, by a general or limited partnership, limited liability company or similar entity in which any such Proposing Person (1) is a general partner or, directly or indirectly, beneficially owns an interest in a general partner of such general or limited partnership or (2) is the manager, managing member or, directly or indirectly, beneficially owns an interest in the manager or managing member of such limited liability company or similar entity;

(G)        a representation that such Proposing Person intends or is part of a group which intends to deliver a proxy statement or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to approve or adopt the proposal or otherwise solicit proxies from stockholders in support of such proposal and

(H)        any other information relating to such Proposing Person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies or consents by such Proposing Person in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act

(the disclosures to be made pursuant to the foregoing clauses (A) through (I) are referred to as “Disclosable Interests”); provided, however, that Disclosable Interests shall not include any such disclosures with respect to the ordinary course business activities of any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these Bylaws on behalf of a beneficial owner; and

(iii)        As to each item of business that the stockholder proposes to bring before the annual meeting, (A) a brief description of the business desired to be brought before the annual meeting, the reasons for conducting such business at the annual meeting and any material interest in such business of each Proposing Person, (B) the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the Bylaws, the language of the proposed amendment), (C) a reasonably detailed description of all agreements, arrangements and understandings (x) between or among any of the Proposing Persons or (y) between or among any Proposing Person and any other record or beneficial holder(s) or persons(s) who have a right to acquire beneficial ownership at any time in the future of the shares of any class or series of the Corporation or any other person or entity (including their names) in connection with the proposal of such business by such stockholder, and (D) any other information relating to such item of business that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act; provided, however, that the disclosures required by this paragraph (iii) shall not include any disclosures with respect to any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these Bylaws on behalf of a beneficial owner.

(iv)        An acknowledgement that if the Proposing Person giving the notice (or such Proposing Person’s qualified representative) does not appear at such meeting (including virtually in the case of a meeting held solely by means of remote communication) to present the proposed business the Corporation need not present such proposed business for a vote at such meeting, notwithstanding that proxies in respect of such vote may have been received by the Corporation;

(v)         A representation as to whether or not the Proposing Person intends (or is part of a group that intends) to (1) deliver a proxy statement and form of proxy to holders of at least the percentage of the Corporation’s voting shares required under the DGCL, the Certificate of Incorporation and these bylaws to carry the proposal (an affirmative statement of such intent being a “Solicitation Notice”) or (2) otherwise engage in a solicitation (within the meaning of Rule 14a-1(l) under the Exchange Act) with respect to the proposal, and if so, the name of each participant (as defined in Item 4 of Schedule 14A under the Exchange Act) in such solicitation; and

(vi)        such written consent of the Proposing Person to the public disclosure of information provided to the Corporation pursuant to this Section 2.13.

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(d)         For purposes of this Section 2.13, the term “Proposing Person” shall mean (i) the stockholder providing the notice of business proposed to be brought before an annual meeting, (ii) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the business proposed to be brought before the annual meeting is made, and (iii) any participant (as defined in paragraphs (a)(ii)-(vi) of Instruction 3 to Item 4 of Schedule 14A) with such stockholder in such solicitation.

(e)         The Board of Directors may request that any Proposing Person furnish such additional information as may be reasonably required by the Board of Directors. Such Proposing Person shall provide such additional information within ten (10) days after it has been requested by the Board of Directors.

(i)          A Proposing Person shall update and supplement its notice to the Corporation of its intent to propose business at an annual meeting, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.13 shall be true and correct as of the record date for stockholders entitled to vote at the meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation not later than five (5) business days after the record date for stockholders entitled to vote at the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight (8) business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Section of these Bylaws shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any proposal or to submit any new proposal, including by changing or adding matters, business or resolutions proposed to be brought before a meeting of the stockholders. If the Proposing Person has provided the Corporation with a Solicitation Notice, such Proposing Person must have delivered a proxy statement and form of proxy to holders of at least the percentage of the Corporation’s voting shares required under the DGCL, the Certificate of Incorporation and these bylaws to carry any such proposal and must have included in such materials the Solicitation Notice. If no Solicitation Notice relating thereto has been timely provided pursuant to this Section 2.13, the Proposing Person must not have solicited a number of proxies sufficient to have required the delivery of such a Solicitation Notice under this Section 2.13. Notwithstanding the foregoing provisions of this Section 2.13, unless otherwise required by law, if the stockholder giving the notice required by this Section 2.13 (or such stockholder’s qualified representative) does not appear at the annual or special meeting of stockholders of the Corporation to present the proposed item of business, such proposed business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Corporation.

(f)          Notwithstanding anything in these Bylaws to the contrary, no business shall be conducted at an annual meeting that is not properly brought before the meeting in accordance with this Section 2.13. The presiding officer of the meeting (or, in advance of any meeting of stockholders, the Board of Directors or an authorized committee thereof) shall, if the facts warrant, determine that the business was not properly brought before the meeting in accordance with this Section 2.13, and if he or she should so determine, he or she shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted.

(g)         This Section 2.13 is expressly intended to apply to any business proposed to be brought before an annual meeting of stockholders other than any proposal made in accordance with Rule 14a-8 under the Exchange Act and included in the Corporation’s proxy statement. In addition to the requirements of this Section 2.13 with respect to any business proposed to be brought before an annual meeting, each Proposing Person shall comply with all applicable requirements of the Exchange Act with respect to any such business. Nothing in this Section 2.13 shall be deemed to affect the rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

(h)         For purposes of these Bylaws, “public disclosure” shall mean disclosure in a press release reported by a national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act.

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(i)          Notwithstanding anything in this Section 2.13 to the contrary, the Principal Stockholder shall not be subject to any of the notice procedures or information requirements set forth in this Section 2.13 in connection with any business proposed to be brought before any annual or special meeting of stockholders.

Section 2.14        Advance Notice Procedures for Nominations of Directors.

(a)         Nominations of any person for election to the Board of Directors at an annual meeting or at a special meeting (but only if the election of directors is a matter specified in the notice of meeting given by or at the direction of the person calling such special meeting) may be made at such meeting only (i) by or at the direction of the Board of Directors, including by any committee or persons authorized to do so by the Board of Directors or these bylaws, or (ii) by a stockholder present in person who (A) was a record owner of shares of the Corporation both at the time of giving the notice provided for in this Section 2.14 and at the time of the meeting, (B) is entitled to vote at the meeting, and (C) has complied with this Section 2.14 as to such notice and nomination. For purposes of this Section 2.14, “present in person” shall mean that the stockholder nominating any person for election to the Board of Directors at the meeting of the Corporation, or a qualified representative of such stockholder, appear at such meeting, either in person or by means of remote communication. A “qualified representative” of such proposing stockholder shall be a duly authorized officer, manager or partner of such stockholder or any other person authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders. The foregoing clause (ii) shall be the exclusive means for a stockholder to make any nomination of a person or persons for election to the Board of Directors at an annual meeting or special meeting.

(b)

(i)          Without qualification, for a stockholder to make any nomination of a person or persons for election to the Board of Directors at an annual meeting, the stockholder must (1) provide Timely Notice (as defined in Section 2.13) thereof in writing and in proper form to the Secretary of the Corporation, (2) provide the information, agreements and questionnaires with respect to such stockholder and its candidate for nomination as required to be set forth by this Section 2.14 and (3) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.14.

(ii)         Without qualification, if the election of directors is a matter specified in the notice of meeting given by or at the direction of the person calling a special meeting, then for a stockholder to make any nomination of a person or persons for election to the Board of Directors at a special meeting, the stockholder must (i) provide timely notice thereof in writing and in proper form to the Secretary of the Corporation at the principal executive offices of the Corporation, (ii) provide the information with respect to such stockholder and its candidate for nomination as required by this Section 2.14 and (iii) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.14. To be timely, a stockholder’s notice for nominations to be made at a special meeting must be delivered to, or mailed and received at, the principal executive offices of the Corporation not earlier than the one hundred twentieth (120th) day prior to such special meeting and not later than the ninetieth (90th) day prior to such special meeting or, if later, the tenth (10th) day following the day on which public disclosure (as defined in Section 2.13) of the date of such special meeting was first made.

(iii)        In no event shall any adjournment or postponement of an annual meeting or special meeting or the announcement thereof commence a new time period for the giving of a stockholder’s notice as described above.

(iv)        In no event may a Nominating Person provide Timely Notice with respect to a greater number of director candidates than are subject to election by stockholders at the applicable meeting. If the Corporation shall, subsequent to such notice, increase the number of directors subject to election at the meeting, such notice as to any additional nominees shall be due on the later of (i) the conclusion of the time period for Timely Notice, (ii) the date set forth in Section 2.14(b)(ii) or (iii) the tenth day following the date of public disclosure (as defined in Section 2.13) of such increase.

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(c)         To be in proper form for purposes of this Section 2.14, a stockholder’s notice to the Secretary shall set forth:

(i)          As to each Nominating Person (as defined below), the Stockholder Information (as defined in Section 2.13(c)(i), except that for purposes of this Section 2.14 the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 2.13(c)(i));

(ii)         As to each Nominating Person, any Disclosable Interests (as defined in Section 2.13(c)(ii), except that for purposes of this Section 2.14 the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 2.13(c)(ii) and the disclosure with respect to the business to be brought before the meeting in Section 2.13(c)(ii) shall be made with respect to the election of directors at the meeting); and provided that, in lieu of including the information set forth in Section 2.13(c)(ii)(F), the Nominating Person’s notice for purposes of this Section 2.14 shall include a representation as to whether the Nominating Person intends or is part of a group which intends to deliver a proxy statement and solicit the holders of shares representing at least sixty seven percent (67%) of the voting power of shares entitled to vote on the election of directors in support of director nominees other than the Corporation’s nominees in accordance with Rule 14a-19 promulgated under the Exchange Act; and

(iii)        As to each candidate whom a Nominating Person proposes to nominate for election as a director,

(A)        all information relating to such candidate for nomination that is required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14(a) under the Exchange Act (including such candidate’s written consent to being named in a proxy statement and accompanying proxy card relating to the Corporation’s next meeting of stockholders at which directors are to be elected and to serving as a director for a full term if elected), and

(B)         a description of any direct or indirect material interest in any material contract or agreement between or among any Nominating Person, on the one hand, and each candidate for nomination or his or her respective associates or any other participants in such solicitation, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 under Regulation S-K if such Nominating Person were the “registrant” for purposes of such rule and the candidate for nomination were a director or executive officer of such registrant.

(C)         a completed written questionnaire (in the form provided by the Corporation within ten (10) days upon written request of any stockholder of record therefor) with respect to the background, qualifications, stock ownership and independence of such proposed nominee and

(D)        a written representation and agreement (in the form provided by the Corporation within ten (10) days upon written request of any stockholder of record therefor) that such candidate for nomination

(1)         is not and, if elected as a director during his or her term of office, will not become a party to

(a)         any agreement, arrangement or understanding with, and has not given and will not give any commitment or assurance to, any person or entity as to how such proposed nominee, if elected as a director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) or

(b)         any Voting Commitment that could limit or interfere with such proposed nominee’s ability to comply, if elected as a director of the Corporation, with such proposed nominee’s fiduciary duties under applicable law,

(2)         is not, and will not become a party to, any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation or reimbursement for service as a director that has not been disclosed to the Corporation,

(3)         if elected as a director of the Corporation, will comply with all applicable corporate governance, conflict of interest, confidentiality, stock ownership and trading and other policies and guidelines of the Corporation applicable to directors and in effect during such person’s term in office as a director (and, if requested by any candidate for nomination, the Secretary of the Corporation shall provide to such candidate for nomination all such policies and guidelines then in effect), and

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(4)         if elected as a director of the Corporation, intends to serve the entire term until the next meeting at which such candidate would face re-election.

(d)         For purposes of this Section 2.14, the term “Nominating Person” shall mean (i) the stockholder providing the notice of the nomination proposed to be made at the meeting, (ii) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the nomination proposed to be made at the meeting is made, and (iii) any participant (as defined in paragraphs (a)(ii)-(vi) of Instruction 3 to Item 4 of Schedule 14A) with such stockholder in such solicitation.

(e)         The Board of Directors may request that any Nominating Person furnish such additional information as may be reasonably required by the Board of Directors. Such Nominating Person shall provide such additional information within ten (10) days after it has been requested by the Board of Directors.

(f)          The Board of Directors may also require any proposed candidate for nomination as a director to furnish such other information as may reasonably be requested by the Board of Directors in writing prior to the meeting of stockholders at which such candidate’s nomination is to be acted upon. Without limiting the generality of the foregoing, the Board of Directors may request such other information in order for the Board of Directors to determine the eligibility of such candidate for nomination to be an independent director of the Corporation or to comply with the director qualification standards and additional selection criteria in accordance with the Corporation’s Corporate Governance Guidelines. Such other information shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation not later than five (5) business days after the request by the Board of Directors has been delivered to, or mailed and received by, the Nominating Person.

(g)         A stockholder providing notice of any nomination proposed to be made at a meeting and any candidate for nomination as a director shall further update and supplement such notice or the materials delivered pursuant to this Section 2.14, as applicable, if necessary, so that the information provided or required to be provided in such notice or by such candidate, as applicable, pursuant to this Section 2.14 shall be true and correct as of the record date for stockholders entitled to vote at the meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation not later than five (5) business days after the record date for stockholders entitled to vote at the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight (8) business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Section of these Bylaws shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any nomination, including by changing or adding nominees, or to submit any new nomination, or submit any new proposal, matters, business or resolutions proposed to be brought before a meeting of the stockholders.

(h)         In addition to the requirements of this Section 2.14 with respect to any nomination proposed to be made at a meeting, each Nominating Person shall comply with all applicable requirements of the Exchange Act with respect to any such nominations. Notwithstanding the foregoing provisions of this Section 2.14, unless otherwise required by law, (i) no Nominating Person shall solicit proxies in support of director nominees other than the Corporation’s nominees unless such Nominating Person has, or is part of a group that has, complied with Rule 14a-19 promulgated under the Exchange Act in connection with the solicitation of such proxies, including the provision to the Corporation of notices required thereunder, in accordance with the time frames required in this Section 2.14 or by Rule 14a-19 promulgated under the Exchange Act, as applicable and (ii) if (1) any Nominating Person provides notice in accordance with Rule 14a-19(b) promulgated under the Exchange Act and (2) (x) such notice in accordance with Rule 14a-19(b) is not provided within the time period for Timely Notice, (y) such Nominating Person subsequently fails to comply with the requirements of Rule 14a-19(a)(2) or Rule 14a-19(a)(3) promulgated under the Exchange Act or (z) such Nominating Person fails to timely provide reasonable evidence sufficient to satisfy the Corporation that such Nominating Person has met the requirements of Rule 14a-19(a)(3) promulgated under the Exchange Act in accordance with the following sentence, then the nomination of such Nominating Person’s proposed nominees shall be disregarded, notwithstanding that each such nominee is included as a nominee in the Corporation’s proxy

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statement, notice of meeting or other proxy materials for any meeting of stockholders (or any supplement thereto) and notwithstanding that proxies or votes in respect of the election of such proposed nominees may have been received by the Corporation (which proxies and votes shall be disregarded). If any Nominating Person provides notice in accordance with Rule 14a-19(b) promulgated under the Exchange Act, such Nominating Person shall deliver to the Corporation, no later than seven (7) business days prior to the applicable meeting, reasonable evidence that it has met the requirements of Rule 14a-19(a)(3) promulgated under the Exchange Act.

(i)          No candidate nominated pursuant to Section 2.14(a)(ii) shall be eligible for nomination as a director of the Corporation unless such candidate for nomination and the Nominating Person seeking to place such candidate’s name in nomination has complied with this Section 2.14, as applicable. The presiding officer at the meeting shall, if the facts warrant, determine that a nomination was not properly made in accordance with this Section 2.14, and if he or she should so determine, he or she shall so declare such determination to the meeting, the defective nomination shall be disregarded and any ballots cast for the candidate in question (but in the case of any form of ballot listing other qualified nominees, only the ballots cast for the nominee in question) shall be void and of no force or effect.

(j)          Notwithstanding anything in these Bylaws to the contrary, no candidate for nomination shall be eligible to be seated as a director of the Corporation unless nominated in accordance with this Section 2.14 and elected as a director.

(k)         Notwithstanding anything in this Section 2.14 to the contrary, the Principal Stockholder shall not be subject to any of the notice procedures or information requirements set forth in this Section 2.14 in connection with any nomination of a person or persons for election to the Board of Directors at any annual or special meeting of stockholders.

Section 2.15        Delivery to the Corporation. Whenever this Article II requires one or more persons (including a record or beneficial owner of Stock) to deliver a document or information to the Corporation or any officer, employee or agent thereof (including any notice, request, questionnaire, revocation, representation or other document or agreement), such document or information shall be in writing exclusively (and not in an electronic transmission) and shall be delivered exclusively by hand (including, without limitation, overnight courier service) or by certified or registered mail, return receipt requested, and the Corporation shall not be required to accept delivery of any document not in such written form or so delivered. For the avoidance of doubt, the Corporation expressly opts out of Section 116 of the DGCL with respect to the delivery of information and documents to the Corporation required by this Article II.

Article III
BOARD OF DIRECTORS

Section 3.01        Powers. Except as otherwise provided by the Certificate of Incorporation or the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

Section 3.02        Number; Tenure; Qualifications. Subject to the Certificate of Incorporation and the rights of holders of any series of preferred Stock to elect Directors, the total number of Directors constituting the entire Board of Directors shall be fixed from time to time exclusively by resolution of the Board of Directors. No reduction of the authorized number of directors shall have the effect of removing any director before that director’s term of office expires. The Board of Directors shall be divided into three classes, as nearly equal in number as possible, designated as Class I, Class II and Class III, as provided in the Certificate of Incorporation. Each Director shall hold office until such time as provided in the Certificate of Incorporation. Directors need not be Stockholders to be qualified for election or service as a Director.

Section 3.03        Election, Qualification and Term of Office of Directors. Except as provided in these Bylaws, and subject to the Certificate of Incorporation, each Director, including a Director elected to fill a vacancy or newly created directorship, shall hold office for the remainder of the full term of the class of Directors to which such Director has been assigned and until such Director’s successor is duly elected and qualified, or until such Director’s earlier death, resignation, disqualification or removal. Directors need not be Stockholders. The Certificate of Incorporation or these Bylaws may prescribe qualifications for Directors.

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Section 3.04        Resignation and Vacancies.

(a)         Any Director may resign at any time upon notice given in writing or by electronic transmission to the Corporation. The resignation shall take effect at the time specified therein or upon the happening of an event specified therein, and if no time or event is specified, at the time of its receipt. When one or more Directors so resigns and the resignation is effective at a future date or upon the happening of an event to occur on a future date, a majority of the Directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each Director so chosen shall hold office as provided in Section 3.03.

(b)         Unless otherwise provided in the Certificate of Incorporation or these Bylaws, vacancies resulting from the death, resignation, disqualification or removal of any Director, and newly created directorships resulting from any increase in the authorized number of Directors shall be filled only by a majority of the Directors then in office, although less than a quorum, or by a sole remaining Director.

Section 3.05        Removal. Directors of the Corporation may be removed only as expressly provided in the Certificate of Incorporation or applicable law.

Section 3.06        Regular Meetings. Regular meetings of the Board of Directors may be held at such places, if any, within or without the State of Delaware, and at such times as has been designated by the Board of Directors and publicized among all Directors, either orally or in writing, by telephone, including a voice-messaging system or other system designed to record and communicate messages, facsimile, telegraph or telex, or by electronic mail or other means of electronic transmission. No further notice shall be required for regular meetings of the Board of Directors.

Section 3.07        Special Meetings. Special meetings of the Board of Directors may be called by the Chairperson, the Chief Executive Officer, the President, the Secretary or a majority of the Directors then in office and shall be held at such time, date and place, if any, within or without the State of Delaware as he or she or they shall fix. Notice to Directors of the date, place and time of any special meeting of the Board of Directors shall be given to each Director by the Secretary or by the officer or one of the Directors calling the meeting. Such notice may be given in person, by United States first-class mail, or by e-mail, telephone, telecopier, facsimile or other means of electronic transmission. If the notice is delivered in person, by e-mail, telephone, telecopier, facsimile or other means of electronic transmission, it shall be delivered or sent at least 24 hours before the time of holding of the meeting. If the notice is sent by mail, it shall be deposited in the United States mail at least four days before the time of the holding of the meeting. The notice need not specify the place of the meeting if the meeting is to be held at the Corporation’s principal executive office nor the purpose of the meeting.

Section 3.08        Place of Meetings; Telephonic Meetings. The Board of Directors may hold meetings, both regular and special, either within or outside the State of Delaware. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, Directors may participate in any meetings of the Board of Directors or a committee thereof by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting of the Board of Directors pursuant to this Section 3.08 shall constitute presence in person at such meeting.

Section 3.09        Quorum; Vote Required for Action. At all meetings of the Board of Directors, unless otherwise provided by the Certificate of Incorporation, a majority of the total number of Directors shall constitute a quorum for the transaction of business; provided that, solely for the purposes of filling vacancies pursuant to Section 3.04, a meeting of the Board of Directors may be held if a majority of the Directors then in office participate in such meeting. The affirmative vote of a majority of the Directors present at any meeting of the Board of Directors at which a quorum is present shall be the act of the Board of Directors, except as may be otherwise specifically required by applicable law, the Certificate of Incorporation or these Bylaws. If a quorum is not present at any meeting of the Board of Directors, then the Directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.

Section 3.10        Organization. Meetings of the Board of Directors shall be presided over by the Chairperson, or in his or her absence by the person whom the Chairperson shall designate, or in the absence of the foregoing persons by a chairperson chosen at the meeting by the affirmative vote of a majority of the Directors present at the meeting. The Secretary shall act as secretary of the meeting, but in his or her absence, the chairperson of the meeting may appoint any person to act as secretary of the meeting.

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Section 3.11        Action by Unanimous Consent of Directors. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors, or of any committee thereof, may be taken without a meeting of the Board of Directors if all members of the Board of Directors or such committee, as the case may be, consent thereto in writing or by electronic transmission. Thereafter, the writing or writings or electronic transmissions shall be filed with the minutes of proceedings of the Board of Directors or such committee in accordance with applicable law. Such action by written consent or consent by electronic transmission shall have the same force and effect as a unanimous vote of the Board of Directors.

Section 3.12        Compensation of Directors. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, the Board of Directors shall have the authority to fix the compensation, including fees and reimbursements of expenses, of Directors for services to the Corporation in any capacity. No such payment shall preclude any Director from serving the Corporation in any other capacity and receiving compensation therefor. Any Director may decline any or all such compensation payable to such Director in his or her discretion.

Section 3.13        Chairperson. The Board of Directors may appoint from its members a chairperson (the “Chairperson”). The Board of Directors may, in its sole discretion, from time to time appoint one or more vice chairpersons (each, a “Vice Chairperson”), each of whom in such capacity shall report directly to the Chairperson.

Section 3.14        Emergency Bylaws. This Section 3.14 shall be operative only during an Emergency (as defined below) and shall cease to be operative upon termination of such Emergency. In the event of any emergency, disaster, catastrophe or other similar emergency condition as contemplated by Section 110 of the DGCL (as the same may be amended from time to time) that results in a quorum of the Board of Directors or a committee thereof not being able to readily be convened for action (an “Emergency”), notwithstanding any different or conflicting provisions in the DGCL, the Certificate of Incorporation or these Bylaws, during such Emergency: (a) a meeting of the Board of Directors or a committee thereof may be called by any Director, the Chairperson, the Chief Executive Officer, the President or the Secretary by such means as, in the judgment of the person calling the meeting, may be feasible at the time, and notice of any such meeting of the Board of Directors or any committee may be given, in the judgment of the person calling the meeting, only to such Directors as it may be feasible to reach at the time and by such means as may be feasible at the time, and such notice shall be given at such time in advance of the meeting as, in the judgment of the person calling the meeting, circumstances permit; (b) the Director or Directors in attendance at a meeting called in accordance with this Section 3.14(a) shall constitute a quorum; (c) the officers or other persons designated on a list approved by the Board of Directors before the Emergency, all in such order of priority and subject to such conditions and for such period of time (not longer than reasonably necessary after the termination of the Emergency) as may be provided in the resolution approving the list, shall, to the extent required to provide a quorum at any meeting of the Board of Directors, be deemed Directors for such meeting; (d) the Board of Directors, either before or during any such Emergency, may provide, and from time to time modify, lines of succession in the event that during such Emergency any or all officers or agents of the Corporation shall for any reason be rendered incapable of discharging their duties; (e) the Board of Directors, either before or during any such Emergency, may, effective in the Emergency, change the head office or designate several alternative head offices or regional offices, or authorize the officers so to do; and (f) no officer, Director or employee acting in accordance with this Section 3.14 shall be liable except for willful misconduct. No amendment, repeal or change to this Section 3.14 shall modify the preceding sentence with regard to actions taken prior to the time of such amendment, repeal or change.

Article IV
COMMITTEES

Section 4.01        Committees. The Board of Directors may designate one (1) or more committees, each committee to consist of one (1) or more of the Directors. The Board of Directors may designate one or more Directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of such committee. In the absence or disqualification of a member of any committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he, she or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in place of any such absent or disqualified member. Any such committee, to the extent permitted by applicable law and to the extent provided in a resolution of the Board of Directors, shall have and may exercise all of the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation (if one is adopted) to be affixed to all papers which may require it; but no such committee shall have the power or authority to (i) approve or adopt, or recommend to the Stockholders, any action or matter expressly required by the DGCL

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to be submitted to Stockholders for approval, or (ii) adopt, amend or repeal any bylaw of the Corporation. Except as otherwise provided in the Certificate of Incorporation, these Bylaws, or the resolution of the Board of Directors designating the committee, a committee may create one (1) or more subcommittees, each subcommittee to consist of one (1) or more members of the committee, and delegate to a subcommittee any or all of the powers and authority of the committee. Except as otherwise provided in the Certificate of Incorporation, these Bylaws, or the resolution of the Board of Directors designating the committee (or resolution of the committee designating the subcommittee, if applicable), a majority of the Directors then serving on a committee or subcommittee, as applicable, shall constitute a quorum for the transaction of business, and the vote of a majority of the members of the committee or subcommittee, as applicable, present at a meeting at which a quorum is present shall be the act of the committee or subcommittee, as applicable. Meetings of any committee of the Board of Directors may be held at any time or place, if any, within or without the State of Delaware whenever called by the Chairperson or a majority of the members of such committee.

Section 4.02        Committee Minutes. Each committee of the Board of Directors shall keep regular minutes of its meetings and report the same to the Board of Directors when required.

Section 4.03        Committee Rules. Unless the Board of Directors otherwise provides, each committee designated by the Board of Directors may make, alter and repeal rules for the conduct of its business. In the absence of such rules, each such committee shall conduct its business in the same manner as the Board of Directors conducts its business pursuant to Article III.

Article V
OFFICERS

Section 5.01        Officers. The officers of the Corporation shall include a Chief Executive Officer, a President and a Secretary. The Corporation may also have, at the discretion of the Board of Directors, a Chairperson, a Vice Chairperson, a Chief Financial Officer, a Treasurer, one (1) or more Vice Presidents, one (1) or more Assistant Vice Presidents, one (1) or more Assistant Treasurers, one (1) or more Assistant Secretaries, and any such other officers as may be appointed in accordance with the provisions of these Bylaws. Each officer of the Corporation shall hold office for such term as may be prescribed by the Board of Directors and until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. No officer need be a Stockholder or Director.

Section 5.02        Appointment of Officers. The Board of Directors shall appoint the officers of the Corporation, except such officers as may be appointed in accordance with the provisions of Section 5.03.

Section 5.03        Subordinate Officers. The Board of Directors may appoint, or empower the Chief Executive Officer of the Corporation or, in the absence of a Chief Executive Officer of the Corporation, the President of the Corporation, to appoint, such other officers and agents as the business of the Corporation may require. Each of such officers and agents shall hold office for such period, have such authority, and perform such duties as are provided in these Bylaws or as the Board of Directors may from time to time determine.

Section 5.04        Removal and Resignation of Officers. Subject to the rights, if any, of an officer under any contract of employment, any officer may be removed, either with or without cause, by the Board of Directors or, except in the case of an officer chosen by the Board of Directors, by any officer upon whom such power of removal may be conferred by the Board of Directors. Any officer may resign at any time by giving notice in writing or by electronic transmission to the Corporation. Any resignation shall take effect at the date of the receipt of that notice or at any later time specified in that notice. Unless otherwise specified in the notice of resignation, the acceptance of the resignation shall not be necessary to make it effective. If a resignation is made effective at a later date and the Corporation accepts the future effective date, the Board of Directors may fill the pending vacancy before the effective date if the Board of Directors provides that the successor shall not take office until the effective date. Any resignation is without prejudice to the rights, if any, of the Corporation under any contract to which the officer is a party.

Section 5.05        Vacancies in Offices. Any vacancy occurring in any office of the Corporation shall be filled by the Board of Directors or as provided in Section 5.02.

Section 5.06        Representation of Shares of Other Entities. Unless otherwise directed by the Board of Directors, the Chairperson, the Chief Executive Officer, or the President of this Corporation, or any other person authorized by the Board of Directors, the Chief Executive Officer or the President, is authorized to vote, represent and exercise on behalf of this Corporation all rights incident to any and all shares or voting securities of any other

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corporation or other person standing in the name of this Corporation. The authority granted herein may be exercised either by such person directly or by any other person authorized to do so by proxy or power of attorney duly executed by such person having the authority.

Section 5.07        Authority and Duties of Officers. All officers of the Corporation shall respectively have such authority and perform such duties in the management of the business of the Corporation as may be provided herein or designated from time to time by the Board of Directors and, to the extent not so provided, as generally pertain to their respective offices, subject to the control of the Board of Directors.

Section 5.08        Compensation. The compensation of the officers of the Corporation for their services as such shall be fixed from time to time by or at the direction of the Board of Directors. An officer of the Corporation shall not be prevented from receiving compensation by reason of the fact that he or she is also a Director.

Article VI
RECORDS

Section 6.01        Records. A stock ledger consisting of one or more records in which the names of all of the Stockholders of record, the address and number of shares registered in the name of each such Stockholder, and all issuances and transfers of Stock are recorded in accordance with Section 224 of the DGCL (as the same may be amended, supplemented or renumbered from time to time) shall be administered by or on behalf of the Corporation. Any records administered by or on behalf of the Corporation in the regular course of its business, including its stock ledger, books of account, and minute books, may be kept on, or by means of, or be in the form of, any information storage device, or method, or one or more electronic networks or databases (including one or more distributed electronic networks or databases), provided that the records so kept can be converted into clearly legible paper form within a reasonable time and, with respect to the stock ledger, that the records so kept (i) can be used to prepare the list of Stockholders specified in Sections 219 and 220 of the DGCL (as the same may be amended, supplemented or renumbered from time to time), (ii) record the information specified in Sections 156, 159, 217(a) and 218 of the DGCL (as the same may be amended, supplemented or renumbered from time to time), and (iii) record transfers of Stock as governed by Article 8 of the Uniform Commercial Code as adopted in the State of Delaware.

Article VII
GENERAL MATTERS

Section 7.01        Execution of Corporate Contracts and Instruments. The Board of Directors, except as otherwise provided in these Bylaws, may authorize any officer or officers, or agent or agents, to enter into any contract or execute any instrument in the name of and on behalf of the Corporation; such authority may be general or confined to specific instances.

Section 7.02        Stock Certificates.

(a)         The shares of Stock shall be represented by certificates, provided that the Board of Directors by resolution may provide that some or all of the shares of any class or series of Stock shall be uncertificated. Certificates for the shares of Stock, if any, shall be in such form as is consistent with the Certificate of Incorporation and applicable law. Every holder of Stock represented by a certificate shall be entitled to have a certificate signed by, or in the name of the Corporation by, any two officers authorized to sign stock certificates representing the number of shares registered in certificate form. The Chairperson or Vice Chairperson, Chief Executive Officer, the President, Vice President, the Treasurer, any Assistant Treasurer, the Secretary or any Assistant Secretary of the Corporation shall be specifically authorized to sign stock certificates. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he or she were such officer, transfer agent or registrar at the date of issue.

(b)         The Corporation may issue the whole or any part of its shares of Stock as partly paid and subject to call for the remainder of the consideration to be paid therefor. Upon the face or back of each stock certificate issued to represent any such partly paid shares, or upon the books and records of the Corporation in the case of uncertificated partly paid shares, the total amount of the consideration to be paid therefor and the amount paid thereon shall be stated. Upon the declaration of any dividend on fully paid shares, the Corporation shall declare a dividend upon partly paid shares of the same class, but only upon the basis of the percentage of the consideration actually paid thereon.

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Section 7.03        Special Designation of Certificates. If the Corporation is authorized to issue more than one class of Stock or more than one series of any class, then the powers, the designations, the preferences and the relative, participating, optional or other special rights of each class of Stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or on the back of the certificate that the Corporation shall issue to represent such class or series of Stock (or, in the case of uncertificated shares, set forth in a notice provided pursuant to Section 151 of the DGCL); provided, however, that except as otherwise provided in Section 202 of the DGCL, in lieu of the foregoing requirements, there may be set forth on the face of back of the certificate that the Corporation shall issue to represent such class or series of Stock (or, in the case of any uncertificated shares, included in the aforementioned notice) a statement that the Corporation will furnish without charge to each Stockholder who so requests the powers, the designations, the preferences and the relative, participating, optional or other special rights of each class of Stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.

Section 7.04        Lost Certificates. Except as provided in this Section 7.04, no new certificates for shares of Stock shall be issued to replace a previously issued certificate unless the latter is surrendered to the Corporation and cancelled at the same time. The Corporation may issue a new certificate of Stock or uncertificated shares in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate, or such owner’s legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.

Section 7.05        Shares Without Certificates. The Corporation may adopt a system of issuance, recordation and transfer of its shares of Stock by electronic or other means not involving the issuance of certificates, provided the use of such system by the Corporation is permitted in accordance with applicable law.

Section 7.06        Construction; Definitions. Unless the context requires otherwise, the general provisions, rules of construction and definitions in the DGCL shall govern the construction of these Bylaws. Without limiting the generality of this provision, the singular number includes the plural and the plural number includes the singular.

Section 7.07        Dividends. The Board of Directors, subject to any restrictions contained in either (i) the DGCL or (ii) the Certificate of Incorporation, may declare and pay dividends upon the shares of its Stock. Dividends may be paid in cash, in property or in shares of Stock. The Board of Directors may set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve. Such purposes shall include but not be limited to equalizing dividends, repairing or maintaining any property of the Corporation, and meeting contingencies.

Section 7.08        Fiscal Year. The fiscal year of the Corporation shall be fixed by resolution of the Board of Directors and may be changed by the Board of Directors.

Section 7.09        Seal. The Corporation may adopt a corporate seal, which shall be adopted and which may be altered by the Board of Directors. The Corporation may use the corporate seal by causing it or a facsimile thereof to be impressed or affixed or in any other manner reproduced.

Section 7.10        Transfer of Stock. Shares of Stock shall be transferable in the manner prescribed by law and in these Bylaws. Shares of Stock shall be transferred on the books of the Corporation only by the holder of record thereof or by such holder’s attorney duly authorized in writing, upon surrender to the Corporation of the certificate or certificates representing such shares endorsed by the appropriate person or persons (or by delivery of duly executed instructions with respect to uncertificated shares), with such evidence of the authenticity of such endorsement or execution, transfer, authorization and other matters as the Corporation may reasonably require, and accompanied by all necessary stock transfer stamps. No transfer of Stock shall be valid as against the Corporation for any purpose until it shall have been entered in the stock records of the Corporation by an entry showing the names of the persons from and to whom it was transferred.

Section 7.11        Stock Transfer Agreements. The Corporation shall have power to enter into and perform any agreement with any number of Stockholders of any one or more classes or series of Stock to restrict the transfer of shares of Stock of any one or more classes owned by such Stockholders in any manner not prohibited by the DGCL.

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Section 7.12        Registered Stockholders. The Corporation shall (i) be entitled to recognize the exclusive right of a person registered on its books as the owner of shares of Stock to receive dividends and to vote as such owner; and (ii) not be bound to recognize any equitable or other claim to or interest in such share or shares of Stock on the part of another person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of the State of Delaware.

Section 7.13        Waiver of Notice. Whenever notice is required to be given under any provision of the DGCL, the Certificate of Incorporation or these Bylaws, a written waiver, signed by the person entitled to notice, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time of the event for which notice is to be given, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Stockholders need be specified in any written waiver of notice or any waiver by electronic transmission unless so required by the Certificate of Incorporation or these Bylaws.

Article VIII
NOTICE

Section 8.01        Delivery of Notice; Notice by Electronic Transmission.

(a)         Without limiting the manner by which notice otherwise may be given effectively to Stockholders, , any notice to Stockholders given by the Corporation under any provisions of the DGCL, the Certificate of Incorporation, or these Bylaws may be given in writing directed to the Stockholder’s mailing address (or by electronic transmission directed to the Stockholder’s electronic mail address, as applicable) as it appears on the records of the Corporation and shall be given (1) if mailed, when the notice is deposited in the U.S. mail, postage prepaid, (2) if delivered by courier service, the earlier of when the notice is received or left at such Stockholder’s address or (3) if given by electronic mail, when directed to such Stockholder’s electronic mail address unless the Stockholder has notified the Corporation in writing or by electronic transmission of an objection to receiving notice by electronic mail. A notice by electronic mail must include a prominent legend that the communication is an important notice regarding the Corporation.

(b)         Without limiting the manner by which notice otherwise may be given effectively to Stockholders, any notice to Stockholders given by the Corporation under any provision of the DGCL, the Certificate of Incorporation or these Bylaws shall be effective if given by a form of electronic transmission consented to by the Stockholder to whom the notice is given. Any such consent shall be revocable by the Stockholder by written notice or electronic transmission to the Corporation. Notwithstanding the provisions of this paragraph, the Corporation may give a notice by electronic mail in accordance with Section 8.01(a) without obtaining the consent required by this Section 8.01(b).

(c)         Any notice given pursuant to Section 8.01(b) shall be deemed given: (i) if by facsimile telecommunication, when directed to a number at which the Stockholder has consented to receive notice; (ii) if by a posting on an electronic network together with separate notice to the Stockholder of such specific posting, upon the later of (A) such posting and (B) the giving of such separate notice; and (iii) if by any other form of electronic transmission, when directed to the Stockholder. Notwithstanding the foregoing, a notice may not be given by an electronic transmission from and after the time that (1) the Corporation is unable to deliver by such electronic transmission two (2) consecutive notices given by the Corporation and (2) such inability becomes known to the Secretary or an Assistant Secretary of the Corporation or to the transfer agent, or other person responsible for the giving of notice; provided, however, the inadvertent failure to discover such inability shall not invalidate any meeting or other action. An affidavit of the Secretary or an Assistant Secretary or of the transfer agent or other agent of the Corporation that the notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

Article IX
INDEMNIFICATION

Section 9.01        Indemnification of Directors and Officers. The Corporation shall indemnify and hold harmless, to the fullest extent permitted by the DGCL as it presently exists or may hereafter be amended, any Director or officer of the Corporation who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that

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he or she, or a person for whom he or she is the legal representative, is or was a Director or officer of the Corporation or, while serving as a Director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership (a “covered person”), joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees, judgments, fines ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred by such person in connection with any such Proceeding. Notwithstanding the preceding sentence, except as otherwise provided in Section 9.04, the Corporation shall be required to indemnify a person in connection with a Proceeding initiated by such person only if the Proceeding was authorized in the specific case by the Board of Directors.

Section 9.02        Indemnification of Others. The Corporation shall have the power to indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any employee or agent of the Corporation who was or is made or is threatened to be made a party or is otherwise involved in any Proceeding by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was an employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses reasonably incurred by such person in connection with any such Proceeding.

Section 9.03        Prepayment of Expenses. The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by any covered person, and may pay the expenses incurred by any employee or agent of the Corporation, in defending any Proceeding in advance of its final disposition; provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the person to repay all amounts advanced if it should be ultimately determined that the person is not entitled to be indemnified under this Article IX or otherwise.

Section 9.04        Determination; Claim. If a claim for indemnification (following the final disposition of such Proceeding) under this Article IX is not paid in full within 60 days, or a claim for advancement of expenses under this Article IX is not paid in full within 30 days, after a written claim therefor has been received by the Corporation the claimant may thereafter (but not before) file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim to the fullest extent permitted by law. In any such action the Corporation shall have the burden of proving that the claimant was not entitled to the requested indemnification or payment of expenses under applicable law.

Section 9.05        Non-Exclusivity of Rights. The rights conferred on any person by this Article IX shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, these Bylaws, agreement, vote of Stockholders or disinterested Directors or otherwise.

Section 9.06        Insurance. The Corporation may purchase and maintain insurance on behalf of any person who is or was a Director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust enterprise or non-profit entity against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability under the provisions of the DGCL.

Section 9.07        Other Indemnification. The Corporation’s obligation, if any, to indemnify or advance expenses to any person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or non-profit entity shall be reduced by any amount such person may collect as indemnification or advancement of expenses from such other corporation, partnership, joint venture, trust, enterprise or non-profit enterprise.

Section 9.08        Continuation of Indemnification. The rights to indemnification and to prepayment of expenses provided by, or granted pursuant to, this Article IX shall continue notwithstanding that the person has ceased to be a Director or officer of the Corporation and shall inure to the benefit of the estate, heirs, executors, administrators, legatees and distributees of such person.

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Section 9.09        Amendment or Repeal; Interpretation.

(a)         The provisions of this Article IX shall constitute a contract between the Corporation, on the one hand, and, on the other hand, each individual who serves or has served as a Director or officer of the Corporation (whether before or after the adoption of these Bylaws), in consideration of such person’s performance of such services, and, pursuant to this Article IX, the Corporation intends to be legally bound to each such current or former Director or officer of the Corporation. With respect to current and former Directors and officers of the Corporation, the rights conferred under this Article IX are present contractual rights and such rights are fully vested, and shall be deemed to have vested fully, immediately upon adoption of theses Bylaws. With respect to any Directors or officers of the Corporation who commence service following adoption of these Bylaws, the rights conferred under this provision shall be present contractual rights and such rights shall fully vest, and be deemed to have vested fully, immediately upon such Director or officer commencing service as a Director or officer of the Corporation. Any repeal or modification of the foregoing provisions of this Article IX shall not adversely affect any right or protection (i) hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification or (ii) under any agreement providing for indemnification or advancement of expenses to an officer or Director of the Corporation in effect prior to the time of such repeal or modification.

(b)         Any reference to an officer of the Corporation in this Article IX shall be deemed to refer exclusively to the Chief Executive Officer, President, and Secretary, or other officer of the Corporation appointed by (x) the Board of Directors pursuant to Article V or (y) an officer to whom the Board of Directors has delegated the power to appoint officers pursuant to Article V, and any reference to an officer of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall be deemed to refer exclusively to an officer appointed by the board of directors (or equivalent governing body) of such other entity pursuant to the certificate of incorporation and bylaws (or equivalent organizational documents) of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. The fact that any person who is or was an employee of the Corporation or an employee of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise has been given or has used the title of “Vice President” or any other title that could be construed to suggest or imply that such person is or may be an officer of the Corporation or of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall not result in such person being constituted as, or being deemed to be, an officer of the Corporation or of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise for purposes of this Article IX.

Article X
AMENDMENTS

The Board of Directors is expressly empowered to adopt, amend or repeal these Bylaws. The Stockholders also shall have power to adopt, amend or repeal these Bylaws; provided, however, that such action by Stockholders shall require, in addition to any other vote required by the Certificate of Incorporation or applicable law, the affirmative vote of the holders of at least two-thirds of the voting power of all the then outstanding shares of voting Stock of the Corporation with the power to vote generally in an election of Directors, voting together as a single class; provided, further, that, notwithstanding the foregoing, for so long as the Principal Stockholder beneficially owns at least 50% of the voting power of all outstanding shares of the Corporation entitled to vote generally in an election of Directors, the affirmative vote of the holders of at least a majority of such voting power shall be sufficient to adopt, amend or repeal these Bylaws.

Article XI
DEFINITIONS

As used in these Bylaws, unless the context otherwise requires, the following terms shall have the following meanings:

An “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, including the use of, or participation in, one or more electronic networks or databases (including one or more distributed electronic networks or databases), that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.

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An “electronic mail” means an electronic transmission directed to a unique electronic mail address (which electronic mail shall be deemed to include any files attached thereto and any information hyperlinked to a website if such electronic mail includes the contact information of an officer or agent of the Corporation who is available to assist with accessing such files and information).

An “electronic mail address” means a destination, commonly expressed as a string of characters, consisting of a unique user name or mailbox (commonly referred to as the “local part” of the address) and a reference to an internet domain (commonly referred to as the “domain part” of the address), whether or not displayed, to which electronic mail can be sent or delivered.

The term “person” means any individual, general partnership, limited partnership, limited liability company, corporation, trust, business trust, joint stock company, joint venture, unincorporated association, cooperative or association or any other legal entity or organization of whatever nature, and shall include any successor (by merger or otherwise) of such entity.

The term “Principal Stockholder” has the meaning set forth in the Certificate of Incorporation.

* * *

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Annex E

SPONSOR SUPPORT AGREEMENT

This Sponsor Support Agreement (this “Agreement”) is dated as of April 9, 2026, by and among Constellation Sponsor, LP, a Delaware limited partnership (“Sponsor”), Constellation Acquisition Corp I, an exempted company and incorporated in the Cayman Islands (“SPAC”), and HiTech Minerals Inc., a Nevada corporation (the “Company”). Each of Sponsor, SPAC and the Company are sometimes referred to herein individually as a “Party” and collectively as the “Parties.” Capitalized terms used but not defined herein will have the respective meanings ascribed to such terms in the Business Combination Agreement (as defined below).

RECITALS

WHEREAS, SPAC, the Company and certain other Persons party thereto are entering into a Business Combination Agreement, dated as of the date hereof (as it may be amended, restated or otherwise modified from time to time in accordance with its terms, the “Business Combination Agreement”).

WHEREAS, as a condition and inducement to the willingness of SPAC and the Company to enter into the Business Combination Agreement, SPAC, the Company and the Sponsor are entering into this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

1. Agreement to Vote. During the period commencing on the date hereof and ending on the earlier of (i) the Initial Closing and (ii) such date and time as the Business Combination Agreement shall be terminated in accordance with Section 10.1 thereof, Sponsor, in its capacity as a shareholder of SPAC, hereby irrevocably agrees, at any meeting of the shareholders of SPAC duly called and convened in accordance with the Organizational Documents of SPAC, whether or not adjourned and however called, including at the SPAC Shareholders’ Meeting or otherwise, and in any action by written consent of the SPAC Shareholders, (i) to vote, or cause to be voted, or execute and return, or cause to be executed and returned, an action by written consent with respect to, as applicable, all of Sponsor’s SPAC Shares held of record or beneficially by Sponsor as of the date of this Agreement, or to which Sponsor acquires record or beneficial ownership after the date hereof and prior to the Initial Closing (collectively, the “Subject SPAC Equity Securities”) in favor of each of the Transaction Proposals, in each case, to the extent the Subject SPAC Equity Securities are entitled to vote thereon or consent thereto, (ii) when such meeting is held, appear at such meeting or otherwise cause the Subject SPAC Equity Securities to be counted as present thereat for the purpose of establishing a quorum, (iii) to the fullest extent permitted under applicable Law, waive any dissenters, appraisal or other similar rights, whether such rights are afforded by Law or contract, in respect of the transactions contemplated by the Business Combination Agreement and the Transaction Documents, including the Initial Merger, and (iv) to vote against, or cause to be voted against, or withhold consent, or cause consent to be withheld, with respect to, as applicable, (A) any SPAC Acquisition Proposal or (B) any transactions that would materially impede the consummation of the Transactions.

2. Waiver of Anti-Dilution Protection. Sponsor hereby (a) waives, subject to, and conditioned upon, the occurrence of the Initial Closing (for itself and for its successors, heirs and assigns), and (b) agrees not to assert or perfect, any rights to adjustment or other anti-dilution protections with respect to the rate that the SPAC Class B Ordinary Shares held by it convert into SPAC Class A Ordinary Shares, including those set out in Article 17 of the Amended and Restated Memorandum and Articles of Association of SPAC (the “SPAC Articles”), in connection with the Transactions or otherwise. SPAC hereby acknowledges and agrees to such waiver. For the avoidance of doubt in connection with the Transactions, the SPAC Class B Ordinary Shares shall convert into SPAC Class A Ordinary Shares on a one-to-one basis.

Annex E-1

3. Sponsor Share Adjustment. Sponsor hereby agrees that immediately prior and subject to the Initial Closing Sponsor will irrevocably surrender to SPAC, all of the Sponsor Equity Securities other than the Retained Sponsor Equity Securities. For the avoidance of doubt, Sponsor will retain all of its SPAC Warrants and will not forfeit any SPAC Warrants.

(a) “Sponsor Equity Securities” means all of the SPAC Shares owned beneficially or of record by Sponsor as of the date of this Agreement.

(b) “Retained Sponsor Equity Securities” means (i) 7,633,750 SPAC Shares, minus (ii) 1,908,438 SPAC Shares, minus (iii) 500,000 SPAC Shares for every full increment of $2,500,000 by which the aggregate PIPE Investment Amount is below $25,000,000; provided that the Retained Sponsor Equity Securities will equal at least 4,500,000 SPAC Shares (even if the foregoing formula generates a number less than 4,500,000 SPAC Shares). For the purposes of the calculation of the PIPE Investment Amount, (x) the PIPE Investment Amount will include the PIPE Investments funded prior to or in connection with the Acquisition Closing and any amounts funded by Sponsor or its Affiliates pursuant to the PIPE Investment (and not Sponsor Loans), plus (y) if Sponsor or its applicable Affiliate does not breach its obligation to fund at least $4,000,000 of the PIPE Investment prior to or in connection with the Acquisition Closing (pursuant to the terms of the Securities Purchase Agreement, dated on or about the date of this Agreement, among the Company Parent, the Company, PubCo and Sponsor’s Affiliate), the PIPE Investment Amount shall be deemed to include amounts that were offered by Third Party investors pursuant to bona fide term sheets and/or bona fide written offers from such Third Party investors and which had the same terms and conditions as the PIPE Investments by the PIPE Investors, but which the Company did not accept. For the avoidance of doubt, the calculation of Retained Sponsor Equity Securities shall be made one time in connection with the Initial Closing, and the Sponsor shall not be subject to any further forfeiture obligations thereafter.

4. Sponsor Loans and SPAC Transaction and Other Expenses.

(a) If the amount of SPAC Transaction Expenses plus the amount outstanding under any Continuing Sponsor Transaction Loans to the extent used to finance amounts which would otherwise constitute SPAC Transaction Expenses had they not been paid exceed $6,000,000 in the aggregate, Sponsor will forfeit, in addition to the surrender or forfeiture of any Sponsor Equity Securities pursuant to Section 3, immediately prior to the Initial Closing an amount of Subject SPAC Equity Securities equal to (x) the excess over $6,000,000 divided by (y) $10.00.

(b) At the Acquisition Closing, Sponsor will exchange all Existing Sponsor Loans and Continuing Sponsor Non-Transaction Loans for PubCo Loan Warrants. The number of PubCo Loan Warrants to be issued pursuant to this Section 4(b) shall be equal to the principal amount outstanding under the applicable Sponsor Loans divided by $1.50.

(c) Prior to or at the Initial Closing, Sponsor will pay all SPAC Non-Transactional Expenses to the extent accrued prior to Closing (following SPAC’s compliance with Section 7.7 of the Business Combination Agreement), which payments will be reflected as Continuing Sponsor Non-Transaction Loans that will be subject to Section 4(b) above. For the avoidance of doubt, this obligation shall terminate in full upon the occurrence of the Initial Closing assuming the Sponsor shall have so paid such SPAC Non-Transactional Expenses accrued as of the Initial Closing, and the Sponsor shall have no obligation hereunder thereafter.

5. Transfer of Lock-up Shares. Except with the prior written consent of the Company before the Acquisition Closing, and PubCo following the Acquisition Closing (such consent to be given or withheld in its sole discretion), from and after the date hereof, until the earlier of (i) twelve (12) months after the Acquisition Closing and (ii) the date following the Acquisition Closing on which PubCo (or its successor) completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction with an unaffiliated third party that results in all of PubCo’s (or such successor’s) shareholders having the right to exchange their securities for cash, securities or other property (the “Lock-up Period”), Sponsor agrees not to (a) Transfer or permit any Transfer of the PubCo Common Shares issued to Sponsor upon conversion of Sponsor’s SPAC Shares in connection with the Initial Merger and pursuant to Section 2.2(f) of the Business Combination Agreement (the “Lock-up Shares”), (b) enter into (i) any option, warrant, purchase right, or other Contract that could (either alone or in connection with one or more events or developments (including the satisfaction or waiver of any conditions precedent)) require Sponsor to Transfer the Lock-up Shares or (ii) any voting trust, proxy or other Contract with respect to the voting or transfer of the Lock-up Shares or (c) enter into any Contract to take, or cause to be taken, any of the actions set forth in clauses (a) or (b) or (d) exercise any redemption rights with respect to any SPAC Shares held by it. For purposes of this Agreement, “Transfer” means any direct or

Annex E-2

indirect sale, transfer, distribution, assignment, pledge, mortgage, exchange, hypothecation, hedge, grant of a security interest or encumbrance in or disposition of an interest (whether with or without consideration, whether voluntarily or involuntarily or by operation of law or otherwise). In the event of any change in the shares of SPAC or PubCo, as the case may be, by reason of any reclassification, recapitalization, reorganization, share split (including a reverse share split) or subdivision or combination, exchange or readjustment of shares, or any dividend or distribution, merger or other similar change in capitalization, the term “Lock-up Shares” shall be deemed to refer to and include such shares as well as all such dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction. Notwithstanding anything to the contrary herein, for the avoidance of doubt, under no circumstances shall any PubCo Warrants (or any converted shares thereto) or any shares (including SPAC Shares or PubCo Common Shares) received by Sponsor in connection with any PIPE Investment be considered Lock-Up Shares.

6. Other Agreements.

(a) Sponsor agrees that Sponsor will be bound by and subject to Section 11.1 (Trust Account Waiver) of the Business Combination Agreement to the same extent as such provisions apply to the Company, as if Sponsor is directly party thereto.

(b) Sponsor understands and acknowledges that (i) SPAC, PubCo and the Company are entering into the Business Combination Agreement in reliance on Sponsor entering into this Agreement and agreeing to be bound by, and perform, or otherwise comply with, as applicable, the agreements, covenants and obligations contained in this Agreement and (ii) but for the Sponsor entering into this Agreement and agreeing to be bound by, and perform, or otherwise comply with the agreements, covenants and obligations contained in this Agreement, the SPAC, PubCo and the Company would not have entered into the Business Combination Agreement.

7. Representations and Warranties of Sponsor. Sponsor represents and warrants, as of the date hereof to SPAC and the Company, as follows:

(a) Sponsor is an organization duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization.

(b) Sponsor has the requisite entity power and authority to perform its covenants, agreements and obligations hereunder (including, for the avoidance of doubt, those covenants, agreements and obligations hereunder that relate to the provisions of the Business Combination Agreement), and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement has been duly authorized by all necessary corporate (or other similar) action on the part of Sponsor. This Agreement has been duly and validly executed and delivered by Sponsor and constitutes a valid, legal and binding agreement of Sponsor (assuming that this Agreement is duly authorized, executed and delivered by the other Parties hereto), enforceable against Sponsor in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

(c) No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of Sponsor with respect to Sponsor’s execution, delivery or performance of its covenants, agreements or obligations under this Agreement (including, for the avoidance of doubt, those covenants, agreements and obligations under this Agreement that relate to the provisions of the Business Combination Agreement) or the consummation of the transactions contemplated hereby, except for any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not prevent or materially impair the ability of Sponsor to perform, or otherwise comply with, any of its covenants, agreements or obligations hereunder in any material respect.

(d) None of the execution or delivery of this Agreement by Sponsor, the performance by Sponsor of any of its covenants, agreements or obligations under this Agreement (including, for the avoidance of doubt, those covenants, agreements and obligations under this Agreement that relate to the provisions of the Business Combination Agreement) or the consummation of the transactions contemplated hereby will, directly or indirectly (with or without due notice or lapse of time or both) (i) result in any breach of any provision of Sponsor’s governing documents, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, consent, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of any Contract to which Sponsor is a party, (iii) violate, or constitute a breach under, any Governmental Order or

Annex E-3

applicable Law to which Sponsor or any of its properties or assets are bound or (iv) result in the creation of any Encumbrance upon the Subject SPAC Equity Securities, except, in the case of any of clauses (ii) through (iv) above, as would not prevent or materially impair the ability of Sponsor to perform, or otherwise comply with, any of its covenants, agreements or obligations hereunder in any material respect.

(e) Sponsor is the record and/or beneficial owner, as applicable, of the Subject SPAC Equity Securities and has valid, good and marketable title to the Subject SPAC Equity Securities, free and clear of all Encumbrances (other than Transfer restrictions under applicable securities Laws, under the Organizational Documents of SPAC or under that certain Letter Agreement, dated January 26, 2021, by and among the Company and its initial shareholders, directors and officers (as further amended by and among, SPAC, its directors and officers, the Sponsor and other parties thereto, on January 30, 2023)) (the “Letter Agreement”). Except for (i) 7,633,750 SPAC Ordinary Shares, (ii) 5,466,667 Private Placement Warrants and (iii) additional warrants, upon the repayment of outstanding loans as described in the SPAC SEC Filings, Sponsor does not own, beneficially or of record, any Equity Securities of SPAC or have the right to acquire any Equity Securities of SPAC (other than warrants that may be issued pursuant to promissory notes issued by the SPAC to the Sponsor). Except as disclosed in writing to the Company prior to the date of this Agreement, no Affiliate of Sponsor or Sponsor Related Party owns, beneficially or of record, any Equity Securities of SPAC or has the right to acquire any Equity Securities of SPAC (other than warrants that may be issued pursuant to promissory notes issued by the SPAC to the Sponsor). Sponsor has the sole right to vote (and provide consent in respect of, as applicable) the Subject SPAC Equity Securities and, except for this Agreement, the Business Combination Agreement, the Organizational Documents of SPAC, or any proxy given for purposes of voting in favor of the Transaction Proposals, Sponsor is not party to or bound by (i) any option, warrant, purchase right, or other contract that would (either alone or in connection with one or more events or developments (including the satisfaction or waiver of any conditions precedent)) require Sponsor to Transfer any of the Subject SPAC Equity Securities or (ii) any voting trust, proxy or other contract with respect to the voting or Transfer of any of the Subject SPAC Equity Securities in a manner inconsistent with the requirements of this Agreement.

(f) There is no Action pending or, to Sponsor’s knowledge, threatened in writing against or involving Sponsor or any of its Affiliates that, if adversely decided or resolved, would reasonably be expected to prevent or materially impair the ability of Sponsor to perform, or otherwise comply with, any of its covenants, agreements or obligations under this Agreement in any material respect or consummate the transactions contemplated by the Business Combination Agreement.

8. Termination. This Agreement and all of its provisions will terminate and be of no further force or effect upon the earlier of the (i) termination of the Lock-up Period or (ii) termination of the Business Combination Agreement in accordance with its terms. Upon such termination of this Agreement, all obligations of the Parties under this Agreement will terminate, without any liability or other obligation on the part of any Party hereto to any Person in respect hereof or the transactions contemplated hereby, and no Party hereto will have any claim against another (and no Person will have any rights against such Party), whether under contract, tort or otherwise, with respect to the subject matter hereof; provided, however, that the termination of this Agreement will not relieve any Party hereto from liability arising in respect of any willful and material breach of, or actual fraud, in connection with, this Agreement prior to such termination. Notwithstanding the foregoing, Sections 8 to 17 of this Agreement will survive the termination of this Agreement. The representations and warranties in Section 7 of this Agreement will not survive the Acquisition Closing and will terminate and expire upon the occurrence of the Acquisition Closing (and there will be no liability after the Acquisition Closing in respect thereof).

9. Fiduciary Duties. Notwithstanding anything in this Agreement to the contrary, (a) the Sponsor makes no agreement or understanding herein in any capacity other than in the Sponsor’s capacity as a record holder and/or beneficial owner of the Subject SPAC Equity Securities, and (b) nothing herein will be construed to limit or affect any action or inaction by any representative of the Sponsor serving as a member of the board of directors (or other similar governing body) of any SPAC Party or as an officer, employee or fiduciary of any SPAC Party, in each case, acting in such person’s capacity as a director, officer, employee or fiduciary of such SPAC Party.

10. No Recourse. Except for claims pursuant to the Business Combination Agreement or any other Transaction Document by any party(ies) thereto against any other party(ies) thereto on the terms and subject to the conditions therein and except for claims based on or for fraud, each Party agrees that (a) this Agreement may only be enforced against, and any action for breach of this Agreement may only be made against, the Parties, and no claims of any

Annex E-4

nature whatsoever (whether in tort, contract or otherwise) arising under or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby will be asserted against the Company Parent or any Company Parent Affiliate (other than the Party hereto, on the terms and subject to the conditions set forth herein) or any SPAC Affiliate or Sponsor Affiliate, and (b) none of the Company Parent, any Company Affiliate (other than the Party hereto, on the terms and subject to the conditions set forth herein) or any SPAC Affiliate or Sponsor Affiliate will have any Liability arising out of or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby, including with respect to any claim (whether in tort, contract or otherwise) for breach of this Agreement, except, in each case, as provided herein or in any Transaction Document to which such entity is a party.

11. Amendments and Waivers; Assignment. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed by each Party hereto. Notwithstanding the foregoing, no failure or delay by any Party in exercising any right hereunder will operate as a waiver thereof nor will any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Neither this Agreement nor any of the rights, interests or obligations hereunder will be assignable by any Party without the other Party’s prior written consent (to be withheld or given in its sole discretion). Any attempted assignment of this Agreement not in accordance with the terms of this Section 11 will be void.

12. Notices. All notices, requests, claims, demands and other communications hereunder will be in writing and will be given (and will be deemed to have been duly given) (i) by delivery in person, (ii) by email (having obtained electronic delivery confirmation thereof (i.e., an electronic record of the sender that the email was sent to the intended recipient thereof without an “error” or receipt of a similar message that such email was not deliverable or not received by such intended recipient)), or (iii) by nationally recognized overnight delivery service to the other Parties as follows:

If to any SPAC or Sponsor, to:

Constellation Acquisition Corp. I
Attention: Chandra R. Patel, Jarett Goldman
Email: crpatel@antarcticacapital.com; jgoldman@antarcticacapital.com with a copy (which will not constitute notice) to:

Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022
Attn: Lauren Colasacco, P.C., Peter Seligson, P.C., Monica Ruiz
Email: lauren.colasacco@kirkland.com; peter.seligson@kirkland.com; monica.ruiz@kirkland.com

If to the Company, to:

HiTech Minerals, Inc.
241 Ridge Street Suite 210
Reno, Nevada 89501
Attention: Ian Rodger
Email: Ian@jindaleelithium.com

with a copy (which will not constitute notice) to:

Perkins Coie LLP

1155 Avenue of the Americas, 22nd Floor

New York, New York 10036-2711
Attention: Elliott Smith
E-mail: ElliottSmith@perkinscoie.com

or to such other address as the Party to whom notice is given may have furnished following the date of this Agreement and prior to such notice to the others in writing in the manner set forth above.

Annex E-5

13. No Third-Party Beneficiaries. This Agreement will be for the sole benefit of the Parties and their respective successors and permitted assigns (which will, for the avoidance of doubt, include any successor to SPAC, which successor will be bound by all obligations and entitled to enforce all rights of SPAC under this Agreement) and is not intended, nor will be construed, to give any Person, other than the Parties and their respective successors and assigns, any legal or equitable right, benefit or remedy of any nature whatsoever by reason of this Agreement. Nothing in this Agreement, expressed or implied, is intended to or will constitute the Parties, partners or participants in a joint venture.

14. Entire Agreement. This Agreement, the Business Combination Agreement and documents referred to herein and therein constitutes the entire agreement of the Parties with respect to the subject matter of this Agreement, and supersedes all prior agreements and undertakings, including for the avoidance of doubt, the Letter Agreement, both written and oral, among the Parties with respect to the subject matter of this Agreement, except as otherwise expressly provided in this Agreement. The restrictions on Transferring PubCo Common Shares under this Agreement will be unaffected by any other restrictions on Transferring PubCo Common Shares under any other agreement to which Sponsor is a party.

15. Fees and Expenses. Without limiting the rights under the Business Combination Agreement, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including the fees and disbursements of counsel, financial advisors and accountants, will be paid by the Party incurring such fees or expenses.

16. Remedies. The Parties agree that irreparable damage would occur in the event that either Party does not perform such Party’s respective obligations under the provisions of this Agreement in accordance with their specific terms or otherwise breach such provisions.  It is accordingly agreed that each Party will be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, without posting a bond or undertaking and without proof of damages and this being in addition to any other remedy to which they are entitled at law or in equity.  Each Party agrees that such Party will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.

17. Construction; Miscellaneous. Sections 1.1, 1.2, 11.7, 11.8, 11.9, 11.11, 11.13, 11.14, 11.15, 11.16, 11.19 of the Business Combination Agreement will apply to this Agreement, mutatis mutandis.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK]

Annex E-6

IN WITNESS WHEREOF, the Sponsor, SPAC and the Company have each caused this Agreement to be duly executed as of the date first written above.

SPONSOR:
CONSTELLATION SPONSOR, LP
By:	/s/ Chandra R. Patel
Name:	Chandra R. Patel
Title:	Chief Executive Officer

Annex E-7

IN WITNESS WHEREOF, the Sponsor, SPAC and the Company have each caused this Agreement to be duly executed as of the date first written above.

SPAC:
CONSTELLATION ACQUISITION CORP. I
By:	/s/ Chandra R. Patel
Name:	Chandra R. Patel
Title:	Chief Executive Officer

[Signature Page to Sponsor Support Agreement]

Annex E-8

IN WITNESS WHEREOF, the Sponsor, SPAC and the Company have each caused this Agreement to be duly executed as of the date first written above.

COMPANY:
HiTech Minerals Inc.
By:	/s/ Lindsay Dudfield
Name:	Lindsay Dudfield
Title:	President

[Signature Page to Sponsor Support Agreement]

Annex E-9

Annex F

PARENT TRANSACTION SUPPORT AGREEMENT

This PARENT TRANSACTION SUPPORT AGREEMENT (this “Agreement”) is dated as of April 9, 2026, by and between Constellation Acquisition Corp I, an exempted company incorporated in the Cayman Islands (“SPAC”), and Jindalee Lithium Limited, an Australian public company limited by shares (the “Company Parent”). Each of SPAC and the Company Parent are sometimes referred to herein individually as a “Party” and collectively as the “Parties”. Capitalized terms used but not otherwise defined herein will have the meanings ascribed to them in the Business Combination Agreement (as defined below).

RECITALS

WHEREAS, SPAC, HiTech Minerals Inc., a Nevada corporation and a wholly-owned subsidiary of the Company Parent (the “Company”) and certain other Persons party thereto entered into a Business Combination Agreement, dated as of the date hereof (as it may be amended, restated or otherwise modified from time to time in accordance with its terms, the “Business Combination Agreement”).

WHEREAS, as of the date of this Agreement, the Company Parent is the record holder and beneficial owner of all of the issued and outstanding Company Shares (together with any other Company Shares that the Company Parent acquires record and beneficial ownership after the date hereof, the “Owned Shares”); provided that from and after the Acquisition Merger Effective Time, the “Owned Shares” shall be the PubCo Common Shares issued to Company Parent upon conversion of the Company Parent’s Company Common Shares in connection with the Acquisition Merger pursuant to Section 2.3(e) of the Business Combination Agreement, and for the avoidance of doubt, will exclude any PubCo Loan Warrants, the underlying PubCo Common Shares and PubCo Common shares issued upon conversion of any Continuing Parent Intercompany Amounts

WHEREAS, as a condition and inducement to the willingness of SPAC and the Company to enter into the Business Combination Agreement, SPAC and the Company Parent are entering into this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual promises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

1. Company Parent Shareholders’ Meeting and Consent and Related Matters.

(a) As promptly as reasonably practicable after the execution of this Agreement, the Company Parent will prepare the notice of meeting, explanatory memorandum and proxy form to be provided to the Company Parent shareholders in respect of the Transactions, including the Required Parent Shareholder Approval (such documents, together with any amendments or supplements thereto, the “Circular”). The Company Parent will use its commercially reasonable efforts to (i) respond as promptly as reasonably practicable to and resolve all comments received from the ASX concerning the Circular, and (ii) cause (x) the Circular, when released to the ASX and Parent Company Shareholders, to comply with the rules and regulations promulgated by the ASX (including all necessary disclosures and voting exclusions required), Australian Law and the Company Parent’s Organizational Documents and (y) the ASX to issue a notice of no objection to the Circular on terms acceptable to the Company.

(b) If, at any time prior to the Acquisition Effective Time, any event or circumstance relating to SPAC or its respective officers or directors, should be discovered by SPAC which should be set forth in an amendment or a supplement to the Circular, SPAC will promptly inform the Company Parent. If, at any time prior to the Acquisition Effective Time, any event or circumstance relating to the Company, the Company Parent, PubCo or the Acquisition Entities or their respective officers or directors, should be discovered by the Company Parent which should be set forth in an amendment or a supplement to the Circular, the Company Parent will promptly inform SPAC. Thereafter, SPAC and the Company Parent will promptly cooperate in the preparation and filing of an appropriate amendment or supplement to the Circular describing or correcting such information and the Company Parent, if required by the ASX

Annex F-1

or applicable Law, will promptly submit such amendment or supplement to the ASX and, to the extent required by Law and subject to receiving a notice of no objection from the ASX with respect to such amendment or supplement, disseminate such amendment or supplement to the Company Parent shareholders in accordance with the requirements of Australian Law and the Company Parent’s Organizational Documents.

(c) Promptly following the date that the Proxy/Registration Statement is declared effective under the Securities Act and the Company Parent’s receipt of the notice of no objection from the ASX with respect to the Circular, the Company Parent will duly call, give notice of, convene and hold the Company Parent Shareholders’ Meeting, in accordance with the Company Parent’s Organizational Documents and applicable Law (including all relevant requirements under the ASX Listing Rules), to be held as promptly as reasonably practicable and, unless otherwise agreed by SPAC in writing, in any event not more than thirty-five (35) days following the date that the Proxy/Registration Statement is declared effective under the Securities Act for the purpose of (i) obtaining all requisite approvals and authorizations from the Company Parent’s shareholders in connection with the Transactions, including the Required Parent Shareholder Approval (and including the approval of any adjournment or postponement of such meeting for the purpose of soliciting additional proxies for the purposes of the obtaining the Required Parent Shareholder Approval) and (ii) related and customary procedural and administrative matters to consummate the Transactions. The Company Parent will use its commercially reasonable efforts in accordance with Australian Law (x) to solicit from its shareholders proxies required to obtain the Required Parent Shareholder Approval and will take all other action necessary or advisable to obtain such proxies and the Required Parent Shareholder Approval and (B) to obtain the vote or consent of its shareholders required by and in compliance with all applicable Law and ASX listing rules and the Company Parent’s Organizational Documents. The Company Parent (x) will consult in good faith with SPAC regarding the record date and the date of the Company Parent Shareholders’ Meeting prior to determining such dates and (y) will not adjourn or postpone the Company Parent Shareholders’ Meeting without the prior written consent of SPAC (which consent will not be unreasonably withheld, conditioned or delayed); provided, however, that the Company Parent will adjourn or postpone the Company Parent Shareholders’ Meeting (1) to the extent necessary to ensure that any supplement or amendment to the Circular that the Company Parent reasonably determines (following consultation in good faith with SPAC, except with respect to any Company Acquisition Proposal, so long as the Company is, and continues to be, in compliance with Section 6.3 of the Business Combination Agreement) is necessary to comply with applicable Laws and ASX listing rules, is provided to the Company Parent Shareholders in advance of a vote on the adoption of the applicable Transaction Proposals, (2) if, as of the time that the Company Parent Shareholders’ Meeting is originally scheduled, there are insufficient shareholders or shares represented at such meeting (either in person or by proxy) to constitute a quorum necessary to conduct the business at the Company Parent Shareholders’ Meeting, (3) if, as of the time that the Company Parent Shareholders’ Meeting is originally scheduled, adjournment or postponement of the Company Parent Shareholders’ Meeting is necessary to enable the Company Parent to solicit additional proxies required to obtain the Required Parent Shareholder Approval, or (4) to comply with applicable Law and ASX listing rules; provided further, however, that without the prior written consent of SPAC (such consent not to be unreasonably withheld, delayed or conditioned), the Company Parent will not adjourn or postpone on more than two (2) occasions and will not adjourn or postpone the date of the Company Parent Shareholders’ Meeting more than an aggregate of thirty (30) consecutive days.

(d) The Circular will include the Company Board Recommendation, and neither the Parent Board nor any committee thereof will withhold, withdraw, qualify, amend or modify, or publicly propose or resolve to withhold, withdraw, qualify, amend or modify, the Company Board Recommendation, in each case subject to its right to a Change of Company Recommendation pursuant to the terms and conditions of, and subject to compliance with, Section 6.3 of the Business Combination Agreement.

(e) SPAC will furnish all information concerning itself, its Affiliates, Subsidiaries, officers, directors, managers, stockholders and other equityholders, and any information regarding such other matters as may be reasonably necessary in connection with the Circular.

(f) The Company Parent will (i) provide SPAC and SPAC’s counsel an opportunity (and in any event, at least five (5) Business Days) to review the Circular in advance of the Company Parent’s delivery of the Circular to the ASX, as well as any comments (including oral comments) the Company Parent or its counsel may receive from ASX or its staff with respect to the Circular promptly and within one (1) Australian Business Day after receiving those comments and (ii) consider in good faith and acting reasonably any proposed comments by SPAC regarding the Circular or any response to any comments or notices. The Company Parent will also promptly provide to SPAC any correspondence received by ASX or any other regulatory body (including ASIC and the Takeovers Panel) relating to the Transaction or the Circular.

Annex F-2

(g) As promptly as practical, and in any event within one (1) Business Day, following the receipt of the Required Parent Shareholder Approval, the Company Parent, in the Company Parent’s capacity as a stockholder of the Company, will duly execute and deliver to the Company, and provide to the SPAC and PubCo, the Company Written Consent.

(h) The Company Parent hereby unconditionally and irrevocably undertakes and commits to the SPAC that it shall do all things necessary and exercise all rights as the sole shareholder of the Company and in its individual capacity, to cause the Company to perform and comply, with each of the Company’s obligations, covenants and undertakings pursuant to the Business Combination Agreement. The Company Parent agrees that it will use its reasonable best efforts to cooperate in connection with the PIPE Financing, including taking the actions applicable to the Company Parent provided in Section 8.6(b) of the Business Combination Agreement.

(i) The Company Parent hereby absolutely, irrevocably and unconditionally guarantees to the SPAC, the due and punctual and full and complete payment and discharge of the Company’s obligation to pay the Company Termination Amount, if, when, as and to the extent due and payable under Section 10.3(a) of the Business Combination Agreement (the “Guaranteed Obligations”). This guarantee shall be a guarantee of payment and not merely of collection. The liability of Company Parent hereunder is irrevocable, absolute and unconditional. This guarantee of Company Parent shall be a continuing guarantee and shall remain in full force and effect until the Guaranteed Obligations are discharged and paid in full in accordance with and subject to the terms and conditions of the Business Combination Agreement. SPAC shall not be required to exhaust remedies against the Company prior to proceeding against this guaranty.

(j) The Company Parent will lodge a notice in accordance with section 671B of the Corporations Act in connection with the Parent Shareholder Voting Agreements entered into as of the date hereof in connection with the Business Combination Agreement (the “Parent Shareholder Voting Agreements”) and which lodgement will include the voting power acquired by the SPAC and its relevant associates in connection with the Parent Shareholder Voting Agreements and be the form agreed to by the SPAC prior to lodgement.

(k) The Company Parent shall use its commercially reasonable efforts to furnish to PubCo all information concerning itself, its Subsidiaries, officers, directors, and managers as may be reasonably necessary in connection with the filing of the Proxy/Registration Statement.

2. Parent Loans and Company Transaction Expenses.

(a) At the Acquisition Closing, the Company Parent will exchange all Existing Parent Intercompany Amounts for PubCo Loan Warrants with the number of PubCo Loan Warrants equal to (i) the principal amount outstanding under the applicable Existing Parent Intercompany Amounts divided by (ii) $1.50.

(b) If elected by the Company Parent by delivery of written notice to PubCo and SPAC no later than three (3) Business Days prior to the Acquisition Closing, at the Acquisition Closing, the Company Parent will exchange all Continuing Parent Intercompany Amounts for PubCo Common Shares at a 15% discount to the IPO Price per Share.

(c) The Company Parent agrees that the Company Parent will be bound by and subject to (i) Section 11.1 (Trust Account Waiver) of the Business Combination Agreement to the same extent as such provisions apply to the Company and (ii) Section 6.3 (Acquisition Proposals and Alternative Transactions) and Section 8.9 (Services) of the Business Combination Agreement as it applies to the Company Parent, in each case, as if the Company Parent is directly party thereto.

(d) The Company Parent acknowledges and agrees that (i) SPAC and the Company are entering into the Business Combination Agreement in reliance on the Company Parent entering into this Agreement and agreeing to be bound by, and perform, or otherwise comply with, as applicable, the agreements, covenants and obligations contained in this Agreement and (ii) but for the Company Parent entering into this Agreement and agreeing to be bound by, and perform, or otherwise comply with the agreements, covenants and obligations contained in this Agreement, the SPAC would not have entered into the Business Combination Agreement.

Annex F-3

3. Company Parent Representations and Warranties. The Company Parent represents and warrants to SPAC as follows:

(a) The Company Parent is an Australian public company limited by shares and is duly organized, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of organization.

(b) The Company Parent has the requisite entity power and authority to perform its covenants, agreements and obligations hereunder (including, for the avoidance of doubt, those covenants, agreements and obligations hereunder that relate to the provisions of the Business Combination Agreement), and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement has been duly authorized by all necessary corporate (or other similar) action on the part of the Company Parent. This Agreement has been duly and validly executed and delivered by the Company Parent and constitutes a valid, legal and binding agreement of the Company Parent (assuming that this Agreement is duly authorized, executed and delivered by the other Parties hereto), enforceable against the Company Parent in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

(c) No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of the Company Parent with respect to the Company Parent’s execution, delivery or performance of its covenants, agreements or obligations under this Agreement (including, for the avoidance of doubt, those covenants, agreements and obligations under this Agreement that relate to the provisions of the Business Combination Agreement) or the consummation of the transactions contemplated hereby, except those filings in connection with the Company Parent Shareholders’ Meeting and except for any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not prevent or materially impair the ability of the Company Parent to perform, or otherwise comply with, any of its covenants, agreements or obligations hereunder in any material respect.

(d) None of the execution or delivery of this Agreement by the Company Parent, the performance by the Company Parent of any of its covenants, agreements or obligations under this Agreement (including, for the avoidance of doubt, those covenants, agreements and obligations under this Agreement that relate to the provisions of the Business Combination Agreement) or the consummation of the transactions contemplated hereby will, directly or indirectly (with or without due notice or lapse of time or both) (i) result in any breach of any provision of the Company Parent’s governing documents, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, consent, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of any Contract to which the Company Parent is a party, (iii) violate, or constitute a breach under, any Governmental Order or applicable Law to which the Company Parent or any of its properties or assets are bound or (iv) result in the creation of any Encumbrance upon the Owned Shares, except, in the case of any of clauses (ii) through (iv) above, as would not prevent or materially impair the ability of the Company Parent to perform, or otherwise comply with, any of its covenants, agreements or obligations hereunder in any material respect.

(e) The Company Parent is the record and beneficial owner of the Owned Shares and has valid, good and marketable title to the Owned Shares, free and clear of all Encumbrances (other than transfer restrictions under applicable securities Laws and under the Organizational Documents of the Company). Except for the Owned Shares, the Company Parent does not own, beneficially or of record, any Equity Securities of the Company or have the right to acquire any Equity Securities of the Company. No Affiliate of the Company Parent or Company Parent Related Party owns, beneficially or of record, any Equity Securities of the Company or has the right to acquire any Equity Securities of the Company. Except for the Owned Shares and any Equity Securities that may be issued in connection with the PIPE Financing, there are no other Equity Securities of the Company issued or outstanding. The Company Parent has the sole right to vote (and provide consent in respect of, as applicable) the Owned Shares and, except for this Agreement, the Business Combination Agreement or any proxy given for purposes of voting in favor of the Transaction Proposals, the Company Parent is not party to or bound by (i) any option, warrant, purchase right, or other contract that would (either alone or in connection with one or more events, developments or events (including the satisfaction or waiver of any conditions precedent)) require the Company Parent to transfer any of the Owned Shares or (ii) any voting trust, proxy or other contract with respect to the voting or transfer of any of the Owned Shares in a manner inconsistent with the requirements of this Agreement.

Annex F-4

(f) There is no Action pending or, to the Company Parent’s knowledge, threatened in writing against or involving the Company Parent or any of the Company Parent’s Affiliates that, if adversely decided or resolved, would reasonably be expected to prevent or materially impair the ability of the Company Parent to perform, or otherwise comply with, any of its covenants, agreements or obligations under this Agreement in any material respect or consummate the transactions contemplated by the Business Combination Agreement.

(g) The Company Parent understands and acknowledges that SPAC is entering into the Business Combination Agreement in reliance upon the Company Parent’s execution and delivery of this Agreement.

4. Lock-up of Owned Shares. Except with the prior written consent of SPAC (such consent to be given or withheld in its sole discretion), from and after the date hereof, until the earlier of (i) twelve (12) months after the Acquisition Closing and (ii) the date following the Acquisition Closing on which PubCo (or its successor) completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction with an unaffiliated third party that results in all of PubCo’s (or such successor’s) shareholders having the right to exchange their securities for cash, securities or other property (the “Lock-up Period”), the Company Parent agrees not to (a) Transfer or permit any Transfer of the Owned Shares, (b) enter into (i) any option, warrant, purchase right, or other Contract that could (either alone or in connection with one or more events or developments (including the satisfaction or waiver of any conditions precedent)) require the Company Parent to Transfer the Owned Shares or (ii) any voting trust, proxy or other Contract with respect to the voting or transfer of the Owned Shares, or (c) enter into any Contract to take, or cause to be taken, any of the actions set forth in clauses (a) or (b). For purposes of this Agreement, “Transfer” means any, direct or indirect, sale, transfer, distribution, assignment, pledge, mortgage, exchange, hypothecation, hedge, grant of a security interest or encumbrance in or disposition of an interest (whether with or without consideration, whether voluntarily or involuntarily or by operation of law or otherwise).

5. Dividends, Distributions, Etc. In the event of any change in the shares of the Company or PubCo, as the case may be, by reason of any reclassification, recapitalization, reorganization, share split (including a reverse share split) or subdivision or combination, exchange or readjustment of shares, or any dividend or distribution, merger or other similar change in capitalization, the term “Owned Shares” shall be deemed to refer to and include such shares as well as all such dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

6. Termination. This Agreement and all of its provisions will terminate and be of no further force or effect upon the earlier of the (i) termination of the Lock-up Period or (ii) termination of the Business Combination Agreement in accordance with its terms. Upon such termination of this Agreement, all obligations of the Parties under this Agreement will terminate, without any liability or other obligation on the part of any Party hereto to any Person in respect hereof or the transactions contemplated hereby, and no Party hereto will have any claim against another (and no Person will have any rights against such Party), whether under contract, tort or otherwise, with respect to the subject matter hereof; provided, however, that the termination of this Agreement will not relieve either Party from liability arising in respect of any willful and material breach of, or actual fraud, in connection with, of this Agreement prior to such termination or relieve the obligations of the Company Parent under Section 1(i) and Section 6 to 15 of this Agreement will survive the termination of this Agreement. The representations and warranties in Section 3 of this Agreement will not survive the Acquisition Closing and will terminate and expire upon the occurrence of the Acquisition Closing (and there will be no liability after the Acquisition Closing in respect thereof).

7. Fiduciary Duties. Notwithstanding anything in this Agreement to the contrary, (a) the Company Parent makes no agreement or understanding herein in any capacity other than in the Company Parent’s capacity as a record holder and beneficial owner of the Owned Shares, and not in any other capacity and (b) nothing herein will be construed to limit or affect any action or inaction by any director of the Company Parent serving as a member of the board of directors of any Group Company or as a fiduciary of any Group Company, in each case, acting in such person’s capacity as a director or fiduciary of such Group Company.

8. No Recourse.  Except for claims pursuant to the Business Combination Agreement or any other Transaction Document by any party(ies) thereto against any other party(ies) thereto on the terms and subject to the conditions therein and except for claims based on or for fraud, each Party agrees that (a) this Agreement may only be enforced against, and any action for breach of this Agreement may only be made against, the Parties, and no claims of any nature whatsoever (whether in tort, contract or otherwise) arising under or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby will be asserted against the Company or any Company Affiliate (other than the Party hereto, on the terms and subject to the conditions set forth herein) or any SPAC, SPAC

Annex F-5

Affiliate or Sponsor Affiliate, and (b) none of the Company, any Company Affiliate (other than the Party hereto, on the terms and subject to the conditions set forth herein) nor SPAC, any SPAC Affiliate nor any Sponsor Affiliate will have any Liability arising out of or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby, including with respect to any claim (whether in tort, contract or otherwise) for breach of this Agreement, except, in each case, as provided herein or in any Transaction Document to which such entity is a party.

9. Amendments and Waivers; Assignment. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed by the Company Parent and SPAC. Notwithstanding the foregoing, no failure or delay by any Party in exercising any right hereunder will operate as a waiver thereof nor will any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Neither this Agreement nor any of the rights, interests or obligations hereunder will be assignable by any Party without SPAC’s prior written consent (in the case of the Company Parent) and the Company Parent’s written consent (in the case of SPAC) (in each case, to be withheld or given in its sole discretion). Any attempted assignment of this Agreement not in accordance with the terms of this Section 9 will be void.

10. Notices. All notices, requests, claims, demands and other communications hereunder will be in writing and will be given (and will be deemed to have been duly given) (i) by delivery in person, (ii) by e-mail (having obtained electronic delivery confirmation thereof (i.e., an electronic record of the sender that the email was sent to the intended recipient thereof without an “error” or receipt of a similar message that such email was not deliverable or not received by such intended recipient)), or (iii) by nationally recognized overnight delivery service to the other Parties as follows:

If to any SPAC, to:

Constellation Acquisition Corp. I
Attention: Chandra R. Patel, Jarett Goldman
Email: crpatel@antarcticacapital.com; jgoldman@antarcticacapital.com with a copy (which will not constitute notice) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attn: Lauren Colasacco, P.C., Peter Seligson, P.C., Monica Ruiz

Email: lauren.colasacco@kirkland.com; peter.seligson@kirkland.com; monica.ruiz@kirkland.com

If to the Company Parent, to:

Jindalee Lithium Limited

L2, 9 Havelock St,

West Perth, Western Australia 6005

Attention: Ian Rodger
Email: Ian@jindaleelithium.com

with a copy (which will not constitute notice) to:

Perkins Coie LLP

1155 Avenue of the Americas, 22nd Floor

New York, New York 10036-2711
Attention: Elliott Smith
E-mail: ElliottSmith@perkinscoie.com

or to such other address as the Party to whom notice is given may have furnished following the date of this Agreement and prior to such notice to the others in writing in the manner set forth above.

11. No Third-Party Beneficiaries. This Agreement will be for the sole benefit of the Parties and their respective successors and permitted assigns and is not intended, nor will be construed, to give any Person, other than the Parties and their respective successors and assigns, any legal or equitable right, benefit or remedy of any nature whatsoever by reason this Agreement. Nothing in this Agreement, expressed or implied, is intended to or will constitute the Parties as partners or participants in a joint venture.

Annex F-6

12. Entire Agreement. This Agreement, the Business Combination Agreement and documents referred to herein and therein constitutes the entire agreement of the Parties with respect to the subject matter of this Agreement, and supersedes all prior agreements and undertakings, both written and oral, among the Parties with respect to the subject matter of this Agreement, except as otherwise expressly provided in this Agreement.

13. Fees and Expenses.  Without limiting the rights under the Business Combination Agreement, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including the fees and disbursements of counsel, financial advisors and accountants, will be paid by the Party incurring such fees or expenses.

14. Remedies.    The Parties agree that irreparable damage would occur in the event that either Party does not perform such Party’s respective obligations under the provisions of this Agreement in accordance with their specific terms or otherwise breach such provisions.  It is accordingly agreed that each Party will be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, without posting a bond or undertaking and without proof of damages and this being in addition to any other remedy to which they are entitled at law or in equity.  Each Party agrees that such Party will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.

15. Construction; Miscellaneous. Sections 1.1, 1.2, 11.7, 11.8, 11.9, 11.11, 11.13, 11.14, 11.15, 11.16, 11.19 of the Business Combination Agreement will apply to this Agreement, mutatis mutandis.

[SIGNATURE PAGES FOLLOW]

Annex F-7

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first above written.

JINDALEE LITHIUM LIMITED
By:	/s/ Ian Rodger
Name:	Ian Rodger
Title:	Chief Executive Officer

Annex F-8

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first above written.

CONSTELLATION ACQUISITION CORP I
By:	/s/ Chandra R. Patel
Name:	Chandra R. Patel
Title:	Chief Executive Officer

Annex F-9

Annex G

PARENT SHAREHOLDER VOTING AGREEMENT

This PARENT SHAREHOLDER VOTING AGREEMENT (this “Agreement”) is dated as of April 9, 2026, by and between Jindalee Lithium Limited, an Australian public company limited by shares (the “Company Parent”) and the undersigned shareholder of the Company Parent executing this Agreement (the “Shareholder”). Each of the Company Parent and the Shareholder are sometimes referred to herein individually as a “Party” and collectively as the “Parties”. Capitalized terms used but not otherwise defined herein will have the meanings ascribed to them in the Business Combination Agreement (as defined below).

RECITALS

WHEREAS, Constellation Acquisition Corp I, an exempted company incorporated in the Cayman Islands (“SPAC”), HiTech Minerals Inc., a Nevada corporation and a wholly-owned subsidiary of the Company Parent (the “Company”) and certain other Persons party thereto entered into a Business Combination Agreement, dated as of the date hereof (as it may be amended, restated or otherwise modified from time to time in accordance with its terms, the “Business Combination Agreement”).

WHEREAS, Shareholder is the record and beneficial owner of issued and outstanding Ordinary Shares of the Company Parent (“Ordinary Shares”).

WHEREAS, as a condition and inducement to the willingness of SPAC and the Company to enter into the Business Combination Agreement, SPAC, the Company Parent and the Shareholder are entering into this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual promises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

1. Agreement to Vote. During the period commencing on the date hereof and ending on the earlier of (i) the Acquisition Closing and (ii) such date and time as the Business Combination Agreement shall be terminated in accordance with Section 10.1 thereof, Shareholder, in its capacity as a shareholder of Company Parent and on behalf of itself, hereby irrevocably agrees, at any meeting of the shareholders of Company Parent duly called and convened in accordance with the Organizational Documents of Company Parent, whether or not adjourned and however called, including at the Company Parent Shareholders’ Meeting or otherwise, and in any action by written consent of the Company Parent shareholders, (i) to vote, or cause to be voted, or execute and return, or cause to be executed and returned, an action by written consent with respect to, as applicable, all of the Ordinary Shares held of record or beneficially by Shareholder as of the date of this Agreement, or to which Shareholder acquires record or beneficial ownership after the date hereof and prior to the Acquisition Closing, other than the Excluded Ordinary Shares (collectively, the “Owned Shares”) in favor of each of the Transaction Proposals, in each case, to the extent the Owned Shares are entitled to vote thereon or consent thereto, (ii) when such meeting is held, appear at such meeting or otherwise cause the Owned Shares to be counted as present thereat for the purpose of establishing a quorum, in each case, with respect to clause (i) and (ii), and (iii) (y) to the fullest extent permitted under applicable Law, waive any dissenters, appraisal or other similar rights, whether such rights are afforded by Law or Contract, in respect of the Transactions contemplated by the Business Combination Agreement and the Transaction Documents, including the Acquisition Merger and (z) to the extent permitted by Law, not to commence or participate in, and take all actions necessary to opt out of, any class action with respect to, any claim, derivative or otherwise, against the Company or its Affiliates relating to the negotiation, execution or delivery of this Agreement, the Business Combination Agreement or the consummation of the Transaction, including any claim challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or alleging a breach of fiduciary duty of the board of directors of Company Parent or the Company in connection with this Agreement, the Business Combination Agreement or the Transaction, and (iv) to vote against, to cause to be voted against or withhold consent, or cause consent to be withheld, with respect to, as applicable, any (x) Company Acquisition Proposal or (y) transactions that would materially impede the consummation of the Transactions.

Annex G-1

The obligations in clause 1 do not apply to the Excluded Ordinary Shares. The “Excluded Ordinary Shares” are such number of Ordinary Shares held of record or beneficially by Shareholder that are acquired after the date of this Agreement, including as a result of the exercise of any options to acquire Ordinary Shares, which would, having regard to all Parent Shareholder Voting Agreements entered into between a shareholder and Parent Company, give the Parent Company or SPAC “voting power” (as defined in the Corporations Act 2001 (Cth) (“Corporations Act”) in more than 19.99% in Parent Company or otherwise contravene section 606 of the Corporations Act.

2. Other Agreements.

(a) The Shareholder agrees that the Shareholder will be bound by and subject to Section 11.1 (Trust Account Waiver) of the Business Combination Agreement to the same extent as such provisions apply to the Company, as if the Shareholder is directly party thereto.

(b) The Shareholder acknowledges and agrees that (i) SPAC and the Company are entering into the Business Combination Agreement in reliance on the Shareholder entering into this Agreement and agreeing to be bound by, and perform, or otherwise comply with, as applicable, the agreements, covenants and obligations contained in this Agreement and (ii) but for the Shareholder entering into this Agreement and agreeing to be bound by, and perform, or otherwise comply with the agreements, covenants and obligations contained in this Agreement, the SPAC would not have entered into the Business Combination Agreement.

3. Shareholder Representations and Warranties. The Shareholder represents and warrants to Company Parent as follows:

(a) If the Shareholder is an entity, the Shareholder is duly organized, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of organization.

(b) If the Shareholder is an entity, the Shareholder has the requisite entity power and authority to perform its covenants, agreements and obligations hereunder (including, for the avoidance of doubt, those covenants, agreements and obligations hereunder that relate to the provisions of the Business Combination Agreement), and to consummate the transactions contemplated hereby; and the execution and delivery of this Agreement has been duly authorized by all necessary corporate (or other similar) action on the part of the Shareholder. This Agreement has been duly and validly executed and delivered by the Shareholder and constitutes a valid, legal and binding agreement of the Shareholder (assuming that this Agreement is duly authorized, executed and delivered by the other Parties hereto), enforceable against the Shareholder in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

(c) No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of the Shareholder with respect to the Shareholder’s execution, delivery or performance of its covenants, agreements or obligations under this Agreement or the consummation of the transactions contemplated hereby, except as required by the ASX Listing Rules and section 671B of the Corporations Act or for any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not prevent or materially impair the ability of the Shareholder to perform, or otherwise comply with, any of its covenants, agreements or obligations hereunder in any material respect.

(d) None of the execution or delivery of this Agreement by the Shareholder, the performance by the Shareholder of any of its covenants, agreements or obligations under this Agreement (including, for the avoidance of doubt, those covenants, agreements and obligations under this Agreement that relate to the provisions of the Business Combination Agreement) or the consummation of the transactions contemplated hereby will, directly or indirectly (with or without due notice or lapse of time or both) (i) if the Shareholder is an entity, result in any breach of any provision of the Shareholder’s governing documents, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, consent, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of any Contract to which the Shareholder is a party, (iii) violate, or constitute a breach under, any Governmental Order or applicable Law to which the Shareholder or any of its properties or assets are bound or (iv) result in the creation of any Encumbrance upon the Owned Shares, except, in the case of any of clauses (ii) through (iv) above, as would not prevent or materially impair the ability of the Shareholder to perform, or otherwise comply with, any of its covenants, agreements or obligations hereunder in any material respect.

Annex G-2

(e) The Shareholder is the record and beneficial owner of the Owned Shares and has valid, good and marketable title to the Owned Shares, free and clear of all Encumbrances (other than transfer restrictions under applicable securities Laws and the Organizational Documents of Company Parent). Except for the Owned Shares set forth on Schedule I hereto, the Shareholder does not own, beneficially or of record, any Equity Securities of the Company Parent or have the right to acquire any Equity Securities of the Company Parent. The Shareholder has the sole right to vote (and provide consent in respect of, as applicable) the Owned Shares and, except for this Agreement, the Business Combination Agreement or any proxy given for purposes of voting in favor of the Transaction Proposals, the Shareholder is not party to or bound by (i) any option, warrant, purchase right, or other contract that would (either alone or in connection with one or more developments or events (including the satisfaction or waiver of any conditions precedent)) require the Shareholder to transfer any of the Owned Shares or (ii) any voting trust, proxy or other contract with respect to the voting or transfer of any of the Owned Shares in a manner inconsistent with the requirements of this Agreement.

(f) There is no Action pending or, to the Shareholder’s knowledge, threatened in writing against or involving the Shareholder or any of the Shareholder’s Affiliates that, if adversely decided or resolved, would reasonably be expected to prevent or materially impair the ability of the Shareholder to perform, or otherwise comply with, any of its covenants, agreements or obligations under this Agreement in any material respect.

4. Transfer of Owned Shares. During the period commencing on the date hereof and ending on the earlier of (i) the Acquisition Closing and (ii) such date and time as the Business Combination Agreement shall be terminated in accordance with Section 10.1 thereof, the Shareholder agrees not to (a) Transfer any of the Owned Shares, (b) enter into (i) any option, warrant, purchase right, or other Contract that could (either alone or in connection with one or more events or developments (including the satisfaction or waiver of any conditions precedent)) require the Shareholder to Transfer the Owned Shares or (ii) any voting trust, proxy or other Contract with respect to the voting or transfer of the Owned Shares, or (c) enter into any Contract to take, or cause to be taken, any of the actions set forth in clauses (a) or (b). For purposes of this Agreement, “Transfer” means any, direct or indirect, sale, transfer, assignment, pledge, mortgage, exchange, hypothecation, grant of a security interest or encumbrance in or disposition of an interest (whether with or without consideration, whether voluntarily or involuntarily or by operation of law or otherwise).

5. Termination. This Agreement and all of its provisions will terminate and be of no further force or effect upon the earlier of (a) the Acquisition Effective Time or (b) the termination of the Business Combination Agreement in accordance with its terms. Upon such termination of this Agreement, all obligations of the Parties under this Agreement will terminate, without any liability or other obligation on the part of any Party hereto to any Person in respect hereof or the transactions contemplated hereby, and no Party hereto will have any claim against another (and no Person will have any rights against such Party), whether under contract, tort or otherwise, with respect to the subject matter hereof; provided, however, that the termination of this Agreement will not relieve either Party from liability in respect of any willful and material breach of, or actual fraud, in connection with, this Agreement prior to such termination. Section 5 to 14 of this Agreement will survive the termination of this Agreement.

6. Fiduciary Duties. Notwithstanding anything in this Agreement to the contrary, (a) the Shareholder makes no agreement or understanding herein in any capacity other than in such Shareholder’s capacity as a record holder and beneficial owner of the Owned Shares, and not in such Shareholder’s capacity as a director of any Group Company and (b) nothing herein will be construed to limit or affect any action or inaction by such Shareholder or any representative of such Shareholder serving as a member of the board of directors of any Group Company or as a fiduciary of any Group Company, in each case, acting in such person’s capacity as a director or fiduciary of such Group Company.

7. No Recourse. Except pursuant to the Business Combination Agreement or any other Transaction Document by any party(ies) thereto against any other party(ies) thereto on the terms and subject to the conditions therein and except for claims based on or for fraud, each Party agrees that (a) this Agreement may only be enforced against, and any action for breach of this Agreement may only be made against, the Parties, and no claims of any nature whatsoever (whether in tort, contract or otherwise) arising under or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby will be asserted against the Company or any Company Affiliate (other than the Party hereto, on the terms and subject to the conditions set forth herein) or any SPAC, SPAC Affiliate or Sponsor Affiliate, and (b) none of the Company, any Company Affiliate (other than the Party hereto, on the terms and subject to the conditions set forth herein) or any SPAC, SPAC Affiliate or Sponsor Affiliate will have any

Annex G-3

Liability arising out of or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby, including with respect to any claim (whether in tort, contract or otherwise) for breach of this Agreement, except, in each case, as provided herein or in any other Transaction Document to which they are party.

8. Amendments and Waivers; Assignment. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed by the Shareholder, SPAC and the Company Parent. Notwithstanding the foregoing, no failure or delay by any Party in exercising any right hereunder will operate as a waiver thereof nor will any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Neither this Agreement nor any of the rights, interests or obligations hereunder will be assignable by any Party without SPAC’s and Company Parent’s prior written consent (in the case of the Shareholder) and the Shareholder’s written consent (in the case of SPAC or the Company Parent) (in each case, to be withheld or given in its sole discretion). Any attempted assignment of this Agreement not in accordance with the terms of this Section 8 will be void.

9. Notices. All notices, requests, claims, demands and other communications hereunder will be in writing and will be given (and will be deemed to have been duly given) (i) by delivery in person, (ii) by e-mail (having obtained electronic delivery confirmation thereof (i.e., an electronic record of the sender that the email was sent to the intended recipient thereof without an “error” or receipt of a similar message that such email was not deliverable or not received by such intended recipient)), or (iii) by nationally recognized overnight delivery service to the other Parties as follows:

If to Company Parent, to:

Jindalee Lithium Limited
L2, 9 Havelock St,
West Perth, Western Australia 6005
Attention: Ian Rodger
Email: Ian@jindaleelithium.com

with a copy (which will not constitute notice) to:

Perkins Coie LLP

1155 Avenue of the Americas, 22nd Floor
New York, New York 10036-2711
Attention: Elliott Smith
E-mail: ElliottSmith@perkinscoie.com

If to the Shareholder, to the address set forth on the signature page to this Agreement:

or to such other address as the Party to whom notice is given may have furnished following the date of this Agreement and prior to such notice to the others in writing in the manner set forth above.

10. No Third-Party Beneficiaries. This Agreement will be for the sole benefit of the Parties and their respective successors and permitted assigns and is not intended, nor will be construed, to give any Person, other than the Parties and their respective successors and assigns, any legal or equitable right, benefit or remedy of any nature whatsoever by reason of this Agreement. Nothing in this Agreement, expressed or implied, is intended to or will constitute the Parties as partners or participants in a joint venture. Notwithstanding anything to the contrary set forth herein, SPAC shall be a third-party beneficiary of the rights of Company Parent hereunder and shall be entitled to enforce Company Parent’s rights hereunder to the extent not so enforced by Company Parent. SPAC shall also be a third-party beneficiary for purposes of Section 8 hereof.

11. Entire Agreement. This Agreement, the Business Combination Agreement and documents referred to herein and therein constitutes the entire agreement of the Parties with respect to the subject matter of this Agreement, and supersedes all prior agreements and undertakings, both written and oral, among the Parties with respect to the subject matter of this Agreement, except as otherwise expressly provided in this Agreement.

12. Fees and Expenses.  Without limiting the rights under the Business Combination Agreement, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including the fees and disbursements of counsel, financial advisors and accountants, will be paid by the Party incurring such fees or expenses.

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13. Remedies.  The Parties agree that irreparable damage would occur in the event that either Party does not perform such Party’s respective obligations under the provisions of this Agreement in accordance with their specific terms or otherwise breach such provisions.  It is accordingly agreed that each Party will be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, without posting a bond or undertaking and without proof of damages and this being in addition to any other remedy to which they are entitled at law or in equity.  Each Party agrees that such Party will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.

14. Construction; Miscellaneous. Sections 1.1 1.2, 11.7, 11.8, 11.9, 11.11, 11.13, 11.14, 11.15, 11.16, 11.19 of the Business Combination Agreement will apply to this agreement, mutatis mutandis.

[SIGNATURE PAGES FOLLOW]

Annex G-5

IN WITNESS WHEREOF, the Parties have executed and delivered this Parent Shareholder Voting Agreement as of the date first above written.

JINDALEE LITHIUM LIMITED
By:
Name:	Ian Rodger
Title:	Chief Executive Officer

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Title: IN WITNESS WHEREOF, the Parties have executed and delivered this Parent Shareholder Voting Agreement as of the date first above written.

SHAREHOLDER
[•]
By:
Name
Title:
Address:

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Schedule I

Equity Securities

Annex G-8

Annex H

SECURITIES PURCHASE AGREEMENT

This Securities Purchase Agreement (this “Agreement”) is dated as of April 9, 2026, by and among Jindalee Lithium Limited, an Australian public company (the “Parent”), HiTech Minerals, Inc., a Nevada corporation (the “Company”), US Elemental Inc., a Delaware corporation (“PubCo”), and Endurance Antarctica Partners II, LLC, a Delaware limited liability company (including its successors and assigns, the “Purchaser”).

WHEREAS, on the date hereof, the Company, Constellation Acquisition Corp I, an exempted company incorporated under the laws of the Cayman Islands, PubCo and the other parties thereto entered into a Business Combination Agreement (as it may be amended, supplemented or otherwise modified from time to time in accordance with its terms, the “Business Combination Agreement,” and the transactions contemplated by the Business Combination Agreement, the “Business Combination”);

WHEREAS, in connection with the Business Combination, subject to the terms and conditions set forth in this Agreement and pursuant to Section 4(a)(2) of the Securities Act (as defined below), the Company and PubCo each desire to issue and sell to the Purchaser, and the Purchaser desires to purchase from the Company and PubCo, securities of the Company and PubCo as more fully described in this Agreement.

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants contained in this Agreement, and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the Parent, the Company, PubCo and the Purchaser agree as follows:

Article 1

DEFINITIONS

1.1 Definitions. In addition to the terms defined elsewhere in this Agreement: (a) capitalized terms that are not otherwise defined herein have the meanings given to such terms in the Certificate of Designation (as defined herein), and (b) the following terms have the meanings set forth in this Section 1.1:

“Acquiring Person” shall have the meaning ascribed to such term in Section 4.7.

“Action” means any action, suit, inquiry, notice of violation, proceeding or investigation pending or, to the knowledge of the applicable party, threatened against or affecting the applicable party or any of its properties before or by any court, arbitrator, governmental or administrative agency or regulatory authority (federal, state, county, local or foreign).

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 under the Securities Act.

“Business Combination” shall have the meaning ascribed to such term in the recitals.

“Business Combination Agreement” shall have the meaning ascribed to such term in the recitals.

“Business Combination Consummation” means the closing of the Business Combination.

“Business Day” means a day on which commercial banks are open for business in New York, U.S., Nevada, U.S., the Cayman Islands and Brisbane, Australia, except a Saturday, Sunday or public holiday (gazetted or ungazetted and whether scheduled or unscheduled).

“Certificate of Designation” means the Certificate of Designation of Preferences Rights and Limitations of 12.0% Series A Cumulative Convertible Preferred Stock to be filed prior to the Closing by the Company with the Secretary of State of Nevada, in the form of Exhibit A attached hereto.

“Closing” means the closing of the purchase and sale of the Preferred Stock pursuant to Section 2.1.

“Closing Date” means the date hereof.

Annex H-1

“Code” means the Internal Revenue Code of 1986, as amended.

“Commission” means the United States Securities and Exchange Commission.

“Common Stock” means, prior to the consummation of the Business Combination, the common stock of the Company, without par value, and following the consummation of the Business Combination, the common stock of the PubCo, par value $0.0001 per share, and any other class of securities into which such securities may hereafter be reclassified or changed.

“Company Material Adverse Effect” shall have the meaning ascribed to such term in the Business Combination Agreement and mean any event, state of facts, condition, change, development, circumstance, occurrence or effect, that (i) has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets, results of operations or financial condition of the Company, or (ii) does or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the ability of the Company to consummate the transactions contemplated by this Agreement.

“Conversion Shares” means the shares of Common Stock issued and issuable upon conversion of the shares of Preferred Stock purchased pursuant to this Agreement in accordance with the terms of the Certificate of Designation.

“Disqualification Event” shall have the meaning ascribed to such term in Section 3.1(h).

“Effective Date” means the first date on which (a) a Registration Statement has been declared effective by the Commission registering the resale of all of the Underlying Shares or (b) all of the Underlying Shares may be sold pursuant to Rule 144 (without volume or manner of sale limitations).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Expenses” means the reasonable, documented out-of-pocket expenses of the Purchaser incurred in connection with the negotiation and execution of this Agreement and its investment in the Securities, subject to a limit of $50,000.

“Law” means any federal, state, local, municipal, foreign or other law, statute, legislation, principle of common law, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, directive, requirement, writ, injunction, settlement, Order or Consent that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Liens” means a lien, charge, pledge, security interest, encumbrance, right of first refusal, preemptive right or other restriction.

“Organizational Documents” means, with respect to any Person that is an entity, its certificate of incorporation or formation, articles of incorporation, bylaws, operating agreement, memorandum and articles of association or similar organizational documents, in each case, as amended.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Preferred Stock” means the 12.0% Series A Cumulative Convertible Preferred Stock having the rights, preferences and privileges set forth in the Certificate of Designation.

“Proceeding” means an action, claim, suit, investigation or proceeding, whether commenced or threatened.

“Pubco Material Adverse Effect” means any event, state of facts, condition, change, development, circumstance, occurrence or effect, that (i) has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets, results of operations or financial condition of PubCo, or (ii) does or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the ability of PubCo to consummate the transactions contemplated by this Agreement or the Business Combination Agreement.

“Registration Rights Agreement” means the registration rights agreement, to be entered into in connection with the consummation of the Business Combination, among the Purchaser, Constellation Sponsor LP, a Delaware limited partnership, PubCo and the other parties thereto.

Annex H-2

“Registration Statement” means a registration statement meeting the requirements set forth in the Registration Rights Agreement and covering the resale of the Underlying Shares by the Purchaser as provided for in the Registration Rights Agreement.

“Required Minimum” means, as of any date, the maximum aggregate number of shares of Common Stock then issued or potentially issuable in the future pursuant to the Transaction Documents, including any Underlying Shares issuable upon exercise in full of all Warrants (assuming for this purpose, an exercise price equal to $11.50, subject to adjustment as set forth therein) and conversion in full of all shares of Preferred Stock (assuming for this purpose, a conversion price equal to the Floor Price), ignoring any conversion or exercise limits set forth therein.

“Rule 144” means Rule 144 promulgated by the Commission pursuant to the Securities Act, as such rule may be amended or interpreted from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same purpose and effect as such rule.

“Rule 424” means Rule 424 promulgated by the Commission pursuant to the Securities Act, as such rule may be amended or interpreted from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same purpose and effect as such rule.

“Securities” means the shares of Preferred Stock, the Warrants and the Underlying Shares.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Stated Value” means $1,000.00 per share of Preferred Stock.

“Subscription Amount” shall mean $1,550,000.00.

“Taxes” means all direct or indirect federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, value-added, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, social security and related contributions due in relation to the payment of compensation to employees, excise, severance, stamp, occupation, premium, property, windfall profits, alternative minimum, estimated, customs, duties or other taxes, fees, assessments or charges in the nature of a tax, together with any interest and any penalties, additions to tax or additional amounts with respect thereto imposed by a Governmental Authority.

“Transaction Documents” means this Agreement, the Certificate of Designation, the Warrants and all exhibits and schedules thereto.

“Transfer Agent” means the primary transfer agent of PubCo.

“Underlying Shares” means the Conversion Shares and the Warrant Shares.

“Warrants” means, the warrants exercisable for Common Stock to be delivered by PubCo to the Purchaser at the Business Combination Consummation, in the form of Exhibit B attached hereto.

“Warrant Shares” means the shares of Common Stock issuable upon exercise of the Warrants.

Article 2

PURCHASE AND SALE

2.1 Closing. On the Closing Date, upon the terms and subject to the conditions set forth herein, the Company agrees to sell, and the Purchaser agrees to purchase, 1,550 shares of Preferred Stock with an aggregate Stated Value equal to the Subscription Amount. The Closing shall occur on the date of the Business Combination Agreement (the “Closing Date”).

2.2 Deliveries.

(a) On the Closing Date, (i) the Company shall deliver or cause to be delivered to the Purchaser a certificate evidencing the shares of Preferred Stock registered in the name of the Purchaser and evidence of the filing and acceptance of the Certificate of Designation from the Secretary of State of Nevada and (ii) the Purchaser shall deliver to the Company the Subscription Amount, net of Expenses, together with a properly executed IRS Form W-9 or

Annex H-3

other certification satisfactory to the Company certifying as to Purchaser’s status (or the status of Purchaser’s beneficial owner(s)) as a United States person (within the meaning of Section 7701(a)(30) of the Code) and Purchaser’s (or Purchaser’s beneficial owners’) eligibility for complete exemption from backup withholding.

Article 3

REPRESENTATIONS AND WARRANTIES

3.1 Representations and Warranties of the Company. The Company represents and warrants to the Purchaser, as of the date of this Agreement (or, if such representations and warranties are made with respect to a specified date, as of such date):

(a) The Preferred Stock have been duly authorized and, when issued, paid for and delivered in accordance herewith, will be validly issued, fully paid and non-assessable, free and clear of all Liens or other restrictions (other than those arising under this Agreement and applicable securities laws), and will not have been issued in violation of any preemptive or similar rights created under the Company’s Organizational Documents or the laws of its jurisdiction of incorporation.

(b) This Agreement has been duly authorized, validly executed and delivered by the Company, and assuming the due authorization, execution and delivery of the same by the other parties hereto, this Agreement shall constitute the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors generally and by the availability of equitable remedies.

(c) Assuming the accuracy of the representations and warranties of the Purchaser set forth in Section 3.4 of this Agreement, the execution and delivery of this Agreement, the issuance and sale of the Preferred Stock hereunder, the compliance by the Company with all of the provisions hereof and the consummation of the transactions contemplated herein will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of the Company pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which the Company is a party or by which the Company is bound or to which any of the property or assets of the Company is subject, (ii) the Organizational Documents of the Company, or (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over the Company or any of its properties that, in the case of clauses (i) and (iii), would reasonably be expected to have a Company Material Adverse Effect.

(d) Assuming the accuracy of the representations and warranties of the Purchaser set forth in Section 3.4 of this Agreement, the Company is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority, self-regulatory organization or other person in connection with the execution, delivery and performance of this Agreement (including, without limitation, the issuance of the Preferred Stock), other than (i) filings required by applicable state securities and corporations laws, (ii) filings and approvals required to consummate the Business Combination as provided under the Business Combination Agreement, and (iii) those filings, the failure of which to obtain would not have a Company Material Adverse Effect

(e) Except for such matters as have not had and would not have a Company Material Adverse Effect, there is no (i) Action, Proceeding or arbitration before a governmental authority or arbitrator pending, or, to the knowledge of the Company, threatened in writing against the Company or (ii) judgment, decree, injunction, ruling or order of any governmental authority or arbitrator outstanding against the Company.

(f) Assuming the accuracy of the Purchaser’s representations and warranties set forth in Section 3.4 of this Agreement, no registration under the Securities Act or any state securities (or Blue Sky) laws is required for the offer and sale of the Preferred Stock by the Company to the Purchaser.

(g) Neither the Company nor any person acting on its behalf has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with any offer or sale of the Preferred Stock. The Preferred Stock is not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act or any state securities laws. Neither the Company nor any person acting on the Company’s behalf has, directly or indirectly, at any time within the past six (6) months prior to the date of this

Annex H-4

Agreement, made any offer or sale of any security or solicitation of any offer to buy any security under circumstances that would cause the offering of the Preferred Stock pursuant to this Agreement to be integrated with prior offerings by the Company for purposes of the Securities Act or any applicable shareholder approval provisions. Neither the Company nor any person acting on the Company’s behalf has offered or sold any securities, or has taken any other action, which would reasonably be expected to subject the offer, issuance or sale of the Preferred Stock, as contemplated hereby, to the registration provisions of the Securities Act.

(h) No “bad actor” disqualifying event described in Rule 506(d)(1)(i)-(viii) of the Securities Act (a “Disqualification Event”) is applicable to the Company, except for a Disqualification Event as to which Rule 506(d)(2)(ii–iv) or (d)(3) is applicable.

(i) No placement agent, broker or finder is entitled to any fees, costs, expenses or commissions in connection with the transactions contemplated hereby based upon arrangements made by and on behalf of the Company.

(j) The Company acknowledges and agrees that the Purchaser is acting solely in the capacity of an arm’s length purchaser with respect to the Transaction Documents and the transactions contemplated thereby. The Company further acknowledges that the Purchaser is not acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to the Transaction Documents and the transactions contemplated thereby and any advice given by the Purchaser or any of its representatives or agents in connection with the Transaction Documents and the transactions contemplated thereby is merely incidental to the Purchaser’s purchase of the Preferred Stock. The Company further represents to the Purchaser that the Company’s decision to enter into this Agreement and the other Transaction Documents has been based solely on the independent evaluation of the transactions contemplated hereby by the Company and its representatives.

(k) Subject to the qualifications, exceptions and disclosures set forth in the Business Combination Agreement and the disclosure schedules thereto (which disclosure schedules have been made available to the Purchaser, and the Purchaser acknowledges and agrees that it has had the opportunity to review the same), the Company hereby makes to the Purchaser the representations and warranties of the “Company” set forth in the Business Combination Agreement, solely to the extent such representations and warranties are applicable to the transactions contemplated by this Agreement, and as if such representations and warranties were set forth herein in their entirety, mutatis mutandis; provided, however, that (i) such representations and warranties are made only as of the date or dates on which such representations and warranties are made in the Business Combination Agreement and shall be subject to the same definitions, qualifications, limitations, survival periods and other terms (including with respect to materiality, knowledge and Company Material Adverse Effect qualifiers) as are applicable to such representations and warranties under the Business Combination Agreement, (ii) any breach of such representations and warranties shall be determined in a manner consistent with the interpretation and application of such representations and warranties under the Business Combination Agreement, and (iii) to the extent any such representation or warranty is qualified by “knowledge” or a similar concept, such knowledge shall be deemed to refer only to the knowledge of the Persons specified in the Business Combination Agreement (and not any broader group of Persons).

3.2 Representations and Warranties of Pubco. PubCo represents and warrants to the Purchaser, as of the date of this Agreement and as of the Business Combination Consummation (or, if such representations and warranties are made with respect to a specified date, as of such date):

(a) The Securities to be issued by PubCo at the Business Combination Consummation will have been duly authorized prior to such issuance, and, when issued by PubCo at the Business Combination Consummation, will be validly issued, fully paid and non-assessable, free and clear of all Liens or other restrictions (other than those arising under applicable securities laws), and will not have been issued in violation of any preemptive or similar rights created under PubCo’s Organizational Documents or the laws of its jurisdiction of incorporation.

(b) This Agreement has been duly authorized, validly executed and delivered by PubCo, and assuming the due authorization, execution and delivery of the same by the other parties hereto, this Agreement shall constitute the valid and legally binding obligation of PubCo, enforceable against PubCo in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors generally and by the availability of equitable remedies.

Annex H-5

(c) Assuming the accuracy of the representations and warranties of the Purchaser set forth in Section 3.4 of this Agreement, the execution and delivery of this Agreement, the issuance and sale of the Securities to be issued by PubCo at the Business Combination Consummation hereunder, the compliance by PubCo with all of the provisions hereof and the consummation of the transactions contemplated herein will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of PubCo pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which PubCo is a party or by which PubCo is bound or to which any of the property or assets of PubCo is subject, (ii) the Organizational Documents of PubCo, or (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over PubCo or any of its properties that, in the case of clauses (i) and (iii), would reasonably be expected to have a PubCo Material Adverse Effect.

(d) Assuming the accuracy of the representations and warranties of the Purchaser set forth in Section 3.4 of this Agreement, PubCo is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority, self-regulatory organization or other person in connection with the execution, delivery and performance of this Agreement (including, without limitation, the issuance of the Securities to be issued by PubCo at the Business Combination Consummation), other than (i) filings required by applicable state securities laws, (ii) filings and approvals required to consummate the Business Combination as provided under the Business Combination Agreement, and (iii) those filings, the failure of which to obtain would not have a PubCo Material Adverse Effect

(e) Except for such matters as have not had and would not have a Material Adverse Effect, there is no (i) Action, Proceeding or arbitration before a governmental authority or arbitrator pending, or, to the knowledge of PubCo, threatened in writing against PubCo or (ii) judgment, decree, injunction, ruling or order of any governmental authority or arbitrator outstanding against PubCo.

(f) Assuming the accuracy of the Purchaser’s representations and warranties set forth in Section 3.4 of this Agreement, no registration under the Securities Act or any state securities (or Blue Sky) laws is required for the offer and sale by PubCo to the Purchaser of the Securities to be issued by PubCo at the Business Combination Consummation.

(g) Neither PubCo nor any person acting on its behalf has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with any offer or sale of the Securities. The Securities are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act or any state securities laws. Neither PubCo nor any person acting on PubCo’s behalf has, directly or indirectly, at any time within the past six (6) months prior to the date of this Agreement, made any offer or sale of any security or solicitation of any offer to buy any security under circumstances that would cause the offering of the Securities pursuant to this Agreement to be integrated with prior offerings by PubCo for purposes of the Securities Act or any applicable shareholder approval provisions. Neither PubCo nor any person acting on PubCo’s behalf has offered or sold any securities, or has taken any other action, which would reasonably be expected to subject the offer, issuance or sale of the Securities, as contemplated hereby, to the registration provisions of the Securities Act.

(h) No “bad actor” disqualifying event described in Rule 506(d)(1)(i)-(viii) of the Securities Act (a “Disqualification Event”) is applicable to PubCo, except for a Disqualification Event as to which Rule 506(d)(2)(ii–iv) or (d)(3) is applicable.

(i) No placement agent, broker or finder is entitled to any fees, costs, expenses or commissions in connection with the transactions contemplated hereby based upon arrangements made by and on behalf of PubCo.

(j) PubCo acknowledges and agrees that the Purchaser is acting solely in the capacity of an arm’s length purchaser with respect to the Transaction Documents and the transactions contemplated thereby. PubCo further acknowledges that the Purchaser is not acting as a financial advisor or fiduciary of PubCo (or in any similar capacity) with respect to the Transaction Documents and the transactions contemplated thereby and any advice given by the Purchaser or any of its representatives or agents in connection with the Transaction Documents and the transactions contemplated thereby is merely incidental to the Purchaser’s purchase of the Securities. PubCo further represents to the Purchaser that PubCo’s decision to enter into this Agreement and the other Transaction Documents has been based solely on the independent evaluation of the transactions contemplated hereby by PubCo and its representatives.

Annex H-6

(k) As of the Business Combination Consummation, the Common Stock will be eligible for clearing through The Depository Trust Company (“DTC”), through its Deposit/Withdrawal At Custodian (DWAC) system, and PubCo will be eligible and will participate in the Direct Registration System (DRS) of DTC with respect to the Common Stock. PubCo’s Transfer Agent will be a participant in DTC’s Fast Automated Securities Transfer Program.

(l) Subject to the qualifications, exceptions and disclosures related thereto in the Business Combination Agreement, PubCo hereby makes to the Purchaser each of the representations and warranties of “PubCo” set forth in the Business Combination Agreement, solely to the extent such representations and warranties are applicable to the transactions contemplated by this Agreement, and as if such representations and warranties were set forth herein in their entirety, mutatis mutandis; provided, however, that such representations and warranties shall be subject to the same definitions, qualifications, limitations, survival periods, and other terms (including with respect to materiality and knowledge qualifiers) as are applicable to such representations and warranties under the Business Combination Agreement.

3.3 Representations and Warranties of the Parent. The Parent hereby represents and warrants as of the date of this Agreement (or, if such representations and warranties are made with respect to a specified date, as of such date):

(a) This Agreement has been duly authorized, validly executed and delivered by the Parent, and assuming the due authorization, execution and delivery of the same by the other parties hereto, this Agreement shall constitute the valid and legally binding obligation of the Parent, enforceable against the Parent in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors generally and by the availability of equitable remedies.

(b) Assuming the accuracy of the representations and warranties of the Purchaser set forth in Section 3.4 of this Agreement, the execution and delivery of this Agreement, the compliance by the Parent with all of the provisions hereof and the consummation of the transactions contemplated herein will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of the Parent pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which the Parent is a party or by which the Parent is bound or to which any of the property or assets of the Parent is subject, (ii) the Organizational Documents of the Parent, or (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over the Parent or any of its properties that, in the case of clauses (i) and (iii), would reasonably be expected to have a Material Adverse Effect.

(c) Assuming the accuracy of the representations and warranties of the Purchaser set forth in Section 3.4 of this Agreement, the Parent is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority, self-regulatory organization or other person in connection with the execution, delivery and performance of this Agreement, other than those filings, the failure of which to obtain would not have a Material Adverse Effect

(d) Except for such matters as have not had and would not have a Material Adverse Effect, there is no (i) Action, Proceeding or arbitration before a governmental authority or arbitrator pending, or, to the knowledge of the Parent, threatened in writing against the Parent or (ii) judgment, decree, injunction, ruling or order of any governmental authority or arbitrator outstanding against the Parent.

(e) Neither the Parent nor, to the knowledge of the Parent, any agent or other person acting on behalf of the Parent has (i) directly or indirectly, used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (iii) failed to disclose fully any contribution made by the Parent (or made by any person acting on its behalf of which the Parent is aware) which is in violation of law or (iv) violated in any material respect any provision of the Foreign Corrupt Practices Act of 1977, as amended.

3.4 Representations and Warranties of the Purchaser. The Purchaser hereby represents and warrants as of the date of this Agreement (or, if such representations and warranties are made with respect to a specified date, as of such date):

(a) The Purchaser is an entity duly formed, validly existing and in good standing under the laws of its jurisdiction of formation with the requisite power and authority to enter into and perform its obligations under this Agreement.

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(b) This Agreement has been duly authorized, executed and delivered by the Purchaser, and assuming the due authorization, execution and delivery of the same by the other parties hereto, this Agreement shall constitute the valid and legally binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors generally and by the availability of equitable remedies.

(c) The execution, delivery and performance of this Agreement, including the purchase of the Securities hereunder, the compliance by the Purchaser with all of the provisions of this Agreement and the consummation of the transactions contemplated herein will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of the Purchaser pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which the Purchaser is a party or by which the Purchaser is bound or to which any of the property or assets of the Purchaser is subject; (ii) the Organizational Documents of the Purchaser; or (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over the Purchaser or any of its properties that in the case of clauses (i) and (iii), would reasonably be expected to have a material adverse effect on the Purchaser’s ability to consummate the transactions contemplated by this Agreement, including the purchase of the Securities.

(d) At the time the Purchaser was offered the Securities, it was, and as of the date hereof it is, and on each date on which it exercises any Warrants or converts any shares of Preferred Stock, it will be, (i) an “accredited investor” (within the meaning of Rule 501(a) under the Securities Act), (ii) acquiring the Securities only for its own account and not for the account of others, and (iii) not acquiring the Securities with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act.

(e) The Purchaser acknowledges and agrees that the Securities are being offered in a transaction not involving any public offering within the meaning of the Securities Act and that the Securities have not been registered under the Securities Act or the securities laws of any state in the United States or other jurisdiction and that neither the Company nor PubCo is required to register the Securities, other than pursuant to the Registration Rights Agreement. The Purchaser acknowledges and agrees that the Securities may not be offered, resold, transferred, pledged or otherwise disposed of by the Purchaser absent an effective registration statement under the Securities Act or an exemption therefrom, and that any certificates or account entries representing the Securities shall contain a restrictive legend to such effect. The Purchaser acknowledges and agrees that the Securities will be subject to these securities law transfer restrictions, and as a result of these transfer restrictions, the Purchaser may not be able to readily offer, resell, transfer, pledge or otherwise dispose of the Securities and may be required to bear the financial risk of an investment in the Securities for an indefinite period of time. The Purchaser acknowledges and agrees that the Securities will not be immediately eligible for offer, resale, transfer, pledge or disposition pursuant to Rule 144 promulgated under the Securities Act until at least one year following the filing of certain required information with the Commission after the Business Combination Consummation. The Purchaser acknowledges and agrees that it has been advised to consult legal counsel prior to making any offer, resale, pledge or transfer of any of the Securities.

(f) In making its decision to purchase the Securities, the Purchaser has relied solely upon independent investigation made by the Purchaser and the Company’s, PubCo’s and Parent’s representations in Sections 3.1, 3.2 and 3.3, respectively, of this Agreement. The Purchaser acknowledges and agrees that the Purchaser has received such information as the Purchaser deems necessary in order to make an investment decision with respect to the Securities, including with respect to the Company, PubCo, the Parent and the Business Combination, and made its own assessment and is satisfied concerning the relevant financial, tax and other economic considerations relevant to the Purchaser’s investment in the Securities. The Purchaser represents and agrees that the Purchaser and the Purchaser’s professional advisor(s), if any, have had the full opportunity to ask such questions, receive such answers and obtain such information as the Purchaser and the Purchaser’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Securities.

(g) The Purchaser became aware of this offering of the Securities solely by means of direct contact between the Purchaser and the Company, PubCo or the Parent (or their respective representatives), and the Securities were offered to the Purchaser solely by direct contact between the Purchaser and the Company, PubCo or the Parent (or their respective representatives). The Purchaser did not become aware of this offering of the Securities, nor were the Securities offered to the Purchaser, by any other means. The Purchaser acknowledges that the Company and PubCo each represents and warrants that the Securities (i) were not offered by any form of general solicitation or general

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advertising (within the meaning of Regulation D of the Securities Act) and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws.

(h) The Purchaser acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Securities. The Purchaser has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Securities, and the Purchaser has had an opportunity to seek, and has sought, such accounting, legal, business and tax advice as the Purchaser has considered necessary to make an informed investment decision. The Purchaser (i) is a sophisticated investor, experienced in investing in private equity transactions and capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities, and (ii) has exercised independent judgment in evaluating its participation in the purchase of the Securities.

(i) The Purchaser understands and agrees that no federal or state agency has passed upon or endorsed the merits of the offering of the Securities or made any findings or determination as to the fairness of this investment.

(j) The Purchaser is not (i) a person or entity named on the List of Specially Designated Nationals and Blocked Persons administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) or in any Executive Order issued by the President of the United States and administered by OFAC (“OFAC List”), or a person or entity prohibited by any OFAC sanctions program, (ii) a Designated National as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515, or (iii) a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank. The Purchaser agrees to provide law enforcement agencies, if requested thereby, such records as required by applicable law, provided that the Purchaser is permitted to do so under applicable law. If the Purchaser is a financial institution subject to the Bank Secrecy Act (31 U.S.C. Section 5311 et seq.), as amended by the USA PATRIOT Act of 2001, and its implementing regulations (collectively, the “BSA/PATRIOT Act”), the Purchaser maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. To the extent required, the Purchaser maintains policies and procedures reasonably designed for the screening of its investors against the OFAC sanctions programs, including the OFAC List. To the extent required, the Purchaser maintains policies and procedures reasonably designed to ensure that the funds held by the Purchaser and used to purchase the Securities were legally derived.

(k) No foreign person (as defined in 31 C.F.R. Part 800.224) in which the national or subnational governments of a single foreign state have a substantial interest (as defined in 31 C.F.R. Part 800.244) will acquire a substantial interest in the Company as a result of the purchase and sale of Securities hereunder such that a declaration to the Committee on Foreign Investment in the United States would be mandatory under 31 C.F.R. Part 800.401, and no foreign person will have control (as defined in 31 C.F.R. Part 800.208) over the Company from and after the Closing as a result of the purchase and sale of Securities hereunder.

(l) No broker or finder is entitled to any brokerage or finder’s fee or commission to be paid by the Purchaser solely in connection with the sale of the Securities to the Purchaser.

(m) The Purchaser has no binding commitment to dispose of, or otherwise transfer (directly or indirectly), any of the Securities.

Article 4

OTHER AGREEMENTS OF THE PARTIES

4.1 Transfer Restrictions.

(a) The Purchaser agrees to the imprinting, so long as is required by this Section 4.1, of a legend on any of the Securities in the following form:

NEITHER THIS SECURITY NOR THE SECURITIES INTO WHICH THIS SECURITY IS CONVERTIBLE HAS BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN

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AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS. THIS SECURITY AND THE SECURITIES ISSUABLE UPON CONVERSION OF THIS SECURITY MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT WITH A REGISTERED BROKER-DEALER OR OTHER LOAN WITH A FINANCIAL INSTITUTION THAT IS AN “ACCREDITED INVESTOR” AS DEFINED IN RULE 501(a) UNDER THE SECURITIES ACT OR OTHER LOAN SECURED BY SUCH SECURITIES.

Subject to the terms of the Certificate of Designations, the Company and PubCo each acknowledges and agrees that the Purchaser may from time to time pledge pursuant to a bona fide margin agreement with a registered broker-dealer or grant a security interest in some or all of the Securities to a financial institution that is an “accredited investor” as defined in Rule 501(a) under the Securities Act and, if required under the terms of such arrangement, the Purchaser may transfer pledged or secured Securities to the pledgees or secured parties; provided, however, that, as a prerequisite to such pledge, the Purchaser shall (x) provide notice to the Company or PubCo, as applicable, of such pledge or transfer at least five (5) Business Days prior thereto and (y) cause to be delivered to the Company or PubCo, as applicable, customary legal opinions of legal counsel of the pledgee, secured party and pledgor as shall be reasonably requested by the Company or PubCo, as applicable, in connection therewith. Thereafter, at the Purchaser’s expense, the Company or PubCo, as applicable, will execute and deliver such reasonable documentation as a pledgee or secured party of Securities or the Transfer Agent may reasonably request in connection with a pledge or transfer of the Securities, including, if the Securities are subject to registration pursuant to the Registration Rights Agreement, the preparation and filing of any required prospectus supplement under Rule 424(b) under the Securities Act or other applicable provision of the Securities Act to appropriately amend the list of selling securityholders thereunder.

(b) Certificates (or reasonable evidence of issuance by book entry, as applicable) evidencing the Underlying Shares shall not contain any legend (including the legend set forth in Section 4.1(b) hereof): (i) following the Effective Date, (ii) following any sale of such Underlying Shares pursuant to Rule 144 or an effective registration statement or (iii) as otherwise provided in the Certificate of Designation. In connection with the removal of the legend on any Underlying Shares pursuant to the preceding sentence, PubCo shall cause its counsel to issue a legal opinion to the Transfer Agent or Purchaser promptly, and in the case of clause (ii), as reasonably necessary to allow for T+1 settlement of such sales. If all or any shares of Preferred Stock are converted or any portion of a Warrant is exercised at a time when there is an effective registration statement to cover the resale of the Underlying Shares, or if such Underlying Shares may be sold under Rule 144 and PubCo is then in compliance with the current public information required under Rule 144(c)(1) (or Rule 144(i)(2), if applicable), or if the Underlying Shares may be sold under Rule 144 without the requirement for PubCo to be in compliance with the current public information required under required under Rule 144(c)(1) (or Rule 144(i)(2), if applicable) as to such Underlying Shares and without volume or manner-of-sale restrictions or if such legend is not otherwise required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the Commission) or as provided in the Certificate of Designation or Warrants, then such Underlying Shares shall be initially issued free of all legends, provided that PubCo and its counsel may request customary representations from any Holder in connection with such issuance of Underlying Shares without legends. The Company may not make any notation on its records or give instructions to the Transfer Agent that enlarge the restrictions on transfer set forth in this Section 4.1. Certificates for Underlying Shares subject to legend removal hereunder shall be transmitted by the Transfer Agent to the Purchaser by crediting the account of the Purchaser’s prime broker with the Depository Trust Company System as directed by the Purchaser. PubCo shall cause the Transfer Agent to waive any medallion guarantee requirement to effect the de-legending or transfer of the Securities by the Purchaser.

(c) The Purchaser agrees with the Company and PubCo that the Purchaser will sell any Securities pursuant to either the registration requirements of the Securities Act, including any applicable prospectus delivery requirements, or an exemption therefrom, and that if Securities are sold pursuant to a Registration Statement, they will be sold in compliance with the plan of distribution set forth therein, and acknowledges that the removal of the restrictive legend from certificates (or reasonable evidence of issuance by book entry, as applicable) representing Securities as set forth in this Section 4.1 is predicated upon the Company’s and PubCo’s reliance upon this understanding.

(d) The Underlying Securities held by Purchaser or its transferees, whether issued or to be issued, shall be considered “Registrable Securities,” or such other similar term, under the Registration Rights Agreement.

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4.2 Acknowledgment of Dilution. The Company and PubCo each acknowledge that the issuance of the Securities may result in dilution of the outstanding shares of Common Stock, which dilution may be substantial under certain market conditions. The Company and PubCo each further acknowledges that its obligations under the Transaction Documents, including, without limitation, its obligation to issue the Underlying Shares pursuant to the Transaction Documents, are unconditional and absolute and not subject to any right of set off, counterclaim, delay or reduction, regardless of the effect of any such dilution or any claim the Company or PubCo may have against the Purchaser and regardless of the dilutive effect that such issuance may have on the ownership of the other stockholders of the Company or PubCo.

4.3 Furnishing of Information; Public Information. Until the time that the Purchaser does not own any Securities, following the Business Combination Consummation, PubCo shall use commercially reasonable efforts to maintain the registration of the Common Stock under Section 12(b) or 12(g) of the Exchange Act and to timely file all reports required to be filed by PubCo pursuant to the Exchange Act.

4.4 Integration. Neither the Company nor PubCo shall sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in Section 2 of the Securities Act) that would be integrated with the offer or sale of the Securities in a manner that would require the registration under the Securities Act of the sale of the Securities or that would be integrated with the offer or sale of the Securities for purposes of the rules and regulations of any applicable stock exchange such that it would require stockholder approval prior to the closing of such other transaction unless stockholder approval is obtained before the closing of such subsequent transaction.

4.5 Conversion and Exercise Procedures. Each of the form of Notice of Exercise included in the Warrants and the form of Notice of Conversion included in the Certificate of Designation set forth the totality of the procedures required of the Purchaser in order to exercise the Warrants or convert its Preferred Stock. Without limiting the preceding sentences, no ink-original Notice of Exercise or Notice of Conversion shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Exercise or Notice of Conversion form be required in order to exercise the Warrants or convert its Preferred Stock. No additional legal opinion, other information or instructions shall be required of the Purchaser to exercise its Warrants or convert its Preferred Stock. PubCo shall honor exercises of the Purchaser’s Warrants and conversions of the Purchaser’s Preferred Stock and shall deliver Underlying Shares in accordance with the terms, conditions and time periods set forth in the Transaction Documents.

4.6 Securities Laws Disclosure; Publicity. None of the Parent, the Company or PubCo shall publicly disclose the name of the Purchaser, or include the name of the Purchaser in any filing with the Commission or any regulatory agency, without the prior written consent of the Purchaser (not to be unreasonably withheld, delayed or conditioned), except (a) as required by federal securities law or requested by the staff of the Commission in connection with (i) any filings in connection with the Business Combination, (ii) any registration statement contemplated by the Registration Rights Agreement and (iii) the filing of final Transaction Documents with the Commission and (b) to the extent such disclosure is required by law, in which case the Company shall provide the Purchaser with prior notice of such disclosure permitted under this clause (b).

4.7 Stockholder Rights Plan. No claim will be made or enforced by the Parent, the Company or PubCo or, with the consent of the Parent, the Company or PubCo, any other Person, that exclusively as a result of the transactions contemplated by this Agreement the Purchaser is an “Acquiring Person” under any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or similar anti-takeover plan or arrangement in effect or hereafter adopted by the Parent, the Company or PubCo, or that the Purchaser could be deemed to trigger the provisions of any such plan or arrangement, by virtue of receiving Securities under the Transaction Documents.

4.8 Use of Proceeds. The Company shall use the net proceeds from the sale of the Securities hereunder for general corporate and working capital purposes, in the Company’s exclusive discretion, subject to the restrictions set forth in the Business Combination Agreement.

4.9 Reservation and Listing of Securities.

(a) Commencing on the Business Combination Consummation, PubCo shall maintain a reserve of the Required Minimum from its duly authorized shares of Common Stock for issuance pursuant to the Transaction Documents in such amount as may then be required to fulfill its obligations in full under the Transaction Documents.

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(b) If, on any date following the Business Combination Consummation, the number of authorized but unissued (and otherwise unreserved) shares of Common Stock is less than 100% of (i) the Required Minimum on such date, minus (ii) the number of shares of Common Stock previously issued pursuant to the Transaction Documents, then the board of directors of PubCo shall use commercially reasonable efforts to amend the Company’s certificate of incorporation to increase the number of authorized but unissued shares of Common Stock to at least the Required Minimum at such time (minus the number of shares of Common Stock previously issued pursuant to the Transaction Documents), as soon as possible and in any event not later than the 75th day after such date, provided that the Company will not be required at any time to authorize a number of shares of Common Stock greater than the maximum remaining number of shares of Common Stock that could possibly be issued after such time pursuant to the Transaction Documents. If at any time after the Business Combination Consummation, the Purchaser is unable to convert Preferred Stock or exercise a Warrant solely as a result of PubCo not having sufficient authorized and unissued Common Stock, it shall constitute an Event of Default under the Certificate of Designation.

(c) PubCo shall, as applicable: (i) in connection with the initial listing of the Common Stock at the Business Combination Consummation, take all steps reasonably necessary to cause the Underlying Shares to be approved for listing or quotation on the applicable stock exchange and (ii) use commercially reasonable efforts to maintain the listing or quotation of the Common Stock. PubCo agrees to maintain the eligibility of the Common Stock for electronic transfer through the Depository Trust Company or another established clearing corporation, including, without limitation, by timely payment of fees to the Depository Trust Company or such other established clearing corporation in connection with such electronic transfer.

4.10 Blue Sky Filings. The Company and PubCo shall take such action as the Company and PubCo shall reasonably determine is necessary in order to obtain an exemption for, or to qualify the Securities for, sale to the Purchaser at the Closing under applicable securities or “Blue Sky” laws of the states of the United States.

4.11 Parent Guarantee. The Parent hereby acknowledges and agrees to satisfy in full its obligation under the “Parent Guarantee” described in Section 8(c) of the Certificate of Designation, and that such obligation is unconditional and absolute and not subject to any right of set off, counterclaim, delay or reduction.

4.12 Tax Matters.

(a) The Company, Parent and PubCo shall use commercially reasonable efforts to cooperate with the Purchaser to structure any redemption or repurchase of Preferred Stock permitted under the Certificate of Designation to be treated as a payment in exchange for stock pursuant to Section 302 of the Code.

(b) For so long as Purchaser owns equity or securities convertible into equity in the Company, prior to the consummation of the Business Combination, the Company shall not be liquidated, merged, or converted into a limited liability company, or otherwise enter into a transaction, in each case if the Company ceases to exist as an entity treated as a corporation for U.S. federal income Tax purposes (and state and local Tax purposes, where applicable), without Purchaser’s prior written approval.

(c) The Company and PubCo will pay any and all transfer, documentary, sales, use, registration and other similar Taxes incurred in connection with this Agreement and the issuance and purchase of the Preferred Stock.

4.13 Business Combination Consummation. The following actions shall be taken at, and subject to, the Business Combination Consummation:

(a) The Preferred Stock issued by Company will automatically be cancelled, cease to exist and exchanged for Preferred Stock of PubCo on a one-to-one basis, pursuant to the terms of the Business Combination Agreement, free and clear of all Liens, other than restrictions under the securities laws.

(b) If any securities are issued and sold pursuant to the “Private Placement” contemplated in the Business Combination Agreement, whether prior to or at the Business Combination Consummation, with any term more favorable to the purchaser thereof than the terms set forth in the Transaction Documents applicable to Purchaser (including, without limitation, valuation, conversion price or mechanics, mandatory or optional redemption, discount, warrant coverage, liquidation preference, collateral, restrictive covenants, anti-dilution protection, or other economic or governance right), then the parties hereto shall, at the option of the Purchaser, promptly amend any applicable Transaction Document to incorporate such more favorable term or terms.

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(c) PubCo shall issue to the Purchaser a number of Warrants that is equal to the Accrued Value (as defined in the Certificate of Designation) divided by the Conversion Price (as defined in the Certificate of Designation), in each case, measured as of the date of the Business Combination Consummation, free and clear of all Liens, other than restrictions under the securities laws.

(d) Purchaser shall purchase $2,500,000 in newly issued equity or equity-linked securities of PubCo, on substantially the same terms as the other “PIPE Investors” in the “Private Placement”, as set forth in the “PIPE Financing Agreements,” as each term is contemplated in the Business Combination Agreement; subject to (i) satisfaction or waiver by the Company of the conditions to the Business Combination Consummation set forth in the Business Combination Agreement, provided, however, that Purchaser’s obligation under this clause shall be conditioned on the “Minimum Cash Condition” in the Business Combination Agreement being satisfied at the Business Combination Consummation, and not waived (unless Purchaser consents to such waiver); (ii) no applicable governmental authority having enacted, issued, promulgated, enforced or having entered into any judgment, order, law, rule or regulation (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the consummation of the transactions contemplated by the PIPE Financing Agreements illegal or otherwise enjoining, restraining or prohibiting consummation of (x) the sale, purchase and issuance of any securities pursuant to any PIPE Financing Agreements or (y) the Business Combination; (iii) customary representations and warranties of PubCo in the PIPE Financing Agreements being true and correct in all material respects at and as of the closing date under the PIPE Financing Agreements (other than (A) representations and warranties that are qualified as to materiality, which representations and warranties shall be true and correct in all respects and (B) for those representations and warranties that speak as of a specified earlier date, which shall be so true and correct in all material respects (or, if qualified by materiality, in all respects) as of such specified earlier date); and (iv) PubCo having performed, satisfied and complied in all material respects with all obligations, covenants, agreements and conditions required by this Agreement and the PIPE Financing Agreements to be performed, satisfied or complied with by it at or prior to the closing date under the PIPE Financing Agreements.

Article 5

MISCELLANEOUS

5.1 Termination. This Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect hereof, upon the earlier to occur of (a) the mutual written agreement of the parties hereto to terminate this Agreement, or (b) the termination (for any reason) of the Business Combination Agreement by any party to the same. Additionally, (i) the Company may terminate this Agreement with respect to the Purchaser if any of the conditions set forth in Sections 2.3(a) or (b) applicable to the Purchaser shall have become incapable of fulfillment, and shall not have been waived by the Company; and (ii) the Purchaser may terminate this Agreement if any of the conditions set forth in Sections 2.3(a) or (c) shall have become incapable of fulfillment, and shall not have been waived by the Purchaser. Notwithstanding the foregoing, nothing herein will relieve any party from liability for any intentional breach hereof prior to the time of termination, and each party will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from such intentional breach. The obligation of the Company and the Parent set forth in Section 8(c) of the Certificate of Designation shall survive any termination.

5.2 Fees and Expenses. Except as expressly set forth in the Transaction Documents, each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement and the Transaction Documents. PubCo shall pay all Transfer Agent fees (including, without limitation, any fees required for same-day processing of any instruction letter delivered by PubCo and any conversion notice delivered by a Purchaser), stamp taxes and other Taxes and duties levied in connection with the delivery of any Securities to the Purchaser. Notwithstanding the foregoing, Purchaser shall be entitled to net the Expenses from the Subscription Amount when delivered to the Company at Closing, and the Expenses shall not be considered as expenses under the Business Combination Agreement.

5.3 Entire Agreement. The Transaction Documents and the Business Combination Agreement, together with the exhibits and schedules thereto, contain the entire understanding of the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, oral or written, with respect to such matters, which the parties acknowledge have been merged into such documents, exhibits and schedules.

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5.4 Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of: (a) the time of transmission, if such notice or communication is delivered via email at the e-mail address as set forth on the signature pages attached hereto at or prior to 5:30 p.m. (New York City time) on a Business Day, (b) the next Business Day after the time of transmission, if such notice or communication is delivered via email attachment at the e-mail address as set forth on the signature pages attached hereto on a day that is not a Business Day or later than 5:30 p.m. (New York City time) on any Business Day, (c) the second (2nd) Business Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service or (d) upon actual receipt by the party to whom such notice is required to be given. The address for such notices and communications shall be as set forth on the signature pages attached hereto.

5.5 Amendments; Waivers. No provision of this Agreement may be waived, modified, supplemented or amended except in a written instrument signed, in the case of an amendment, by the parties hereto, and in the case of a waiver, by the party against whom enforcement of any such waived provision is sought. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right.

5.6 Headings. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

5.7 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns. None of the Company, PubCo or the Parent may assign this Agreement or any rights or obligations hereunder without the prior written consent of the Purchaser (other than by merger). The Purchaser may assign any or all of its rights under this Agreement to any Person to whom the Purchaser assigns or transfers any Securities, provided that such transferee agrees in writing to be bound, with respect to the transferred Securities, by the provisions of the Transaction Documents that apply to the “Purchaser.”

5.8 No Third-Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

5.9 Governing Law. All questions concerning the construction, validity, enforcement and interpretation of the Transaction Documents shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, without regard to the principles of conflicts of law thereof. Each party agrees that all legal Proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement and any other Transaction Documents (other than the Certificate of Designation) (whether brought against a party hereto or its respective Affiliates, directors, officers, shareholders, partners, members, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the State of Delaware. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the State of Delaware for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents, other than the Certificate of Designation), and hereby irrevocably waives, and agrees not to assert in any Action or Proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such Action or Proceeding is improper or is an inconvenient venue for such Proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such Action or Proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law. If any party shall commence an Action or Proceeding to enforce any provisions of the Transaction Documents the prevailing party in such Action or Proceeding shall be reimbursed by the non-prevailing party for its reasonable attorneys’ fees and other costs and expenses incurred with the investigation, preparation and prosecution of such Action or Proceeding.

5.10 Survival. The representations and warranties contained in Section 3.1, Section 3.2, Section 3.3 and Section 3.4 herein shall survive the Closing and the delivery of the Securities. Section 4.11 shall survive termination.

Annex H-14

5.11 Execution. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to each other party, it being understood that the parties need not sign the same counterpart. In the event that any signature is delivered by e-mail delivery of a ”.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such “pdf” signature page were an original thereof.

5.12 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

5.13 Rescission and Withdrawal Right. Notwithstanding anything to the contrary contained in (and without limiting any similar provisions of) any of the other Transaction Documents, whenever the Purchaser exercises a right, election, demand or option under a Transaction Document and the Company, PubCo or the Parent do not timely perform their related obligations within the periods therein provided, then the Purchaser may rescind or withdraw, in its sole discretion from time to time upon written notice to the Company, any relevant notice, demand or election in whole or in part without prejudice to its future actions and rights; provided, however, that, in the case of (x) a rescission of a conversion of the Purchaser’s Preferred Stock, the Purchaser shall be required to return any Conversion Shares subject to any such rescinded conversion or (y) a recission of an exercise of a Warrant, the Purchaser shall be required to return any Warrant Shares subject to any exercise notice concurrently with the return to the Purchaser of the aggregate exercise price paid to PubCo for such shares and the restoration of the Purchaser’s right to acquire such shares pursuant to the Purchaser’s Warrant (including, issuance of a replacement warrant certificate evidencing such restored right).

5.14 Replacement of Securities. If any certificate or instrument evidencing any Securities is mutilated, lost, stolen or destroyed, Company or PubCo, as applicable, shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof (in the case of mutilation), or in lieu of and substitution therefor, a new certificate or instrument, but only upon receipt of evidence reasonably satisfactory to Company or PubCo, as applicable, of such loss, theft or destruction. The applicant for a new certificate or instrument under such circumstances shall also pay any reasonable third-party costs (including customary indemnity) associated with the issuance of such replacement Securities.

5.15 Remedies. In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, the Purchaser, Parent, Company and PubCo will be entitled to specific performance under the Transaction Documents. The parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations contained in the Transaction Documents and hereby agree to waive and not to assert in any Action for specific performance of any such obligation the defense that a remedy at law would be adequate.

5.16 Payment Set Aside. To the extent that Parent, Company or PubCo makes a payment or payments to the Purchaser pursuant to any Transaction Document or the Purchaser enforces or exercises its rights thereunder, and such payment or payments or the proceeds of such enforcement or exercise or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, recovered from, disgorged by or are required to be refunded, repaid or otherwise restored to Parent, Company or PubCo, a trustee, receiver or any other Person under any law (including, without limitation, any bankruptcy law, state or federal law, common law or equitable cause of action), as applicable, then to the extent of any such restoration the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

5.17 Usury. To the extent it may lawfully do so, Company or PubCo hereby agree not to insist upon or plead or in any manner whatsoever claim, and will resist any and all efforts to be compelled to take the benefit or advantage of, usury laws wherever enacted, now or at any time hereafter in force, in connection with any Action or Proceeding that may be brought by the Purchaser in order to enforce any right or remedy under any Transaction Document. Notwithstanding any provision to the contrary contained in any Transaction Document, it is expressly agreed and

Annex H-15

provided that the total liability of Parent, Company or PubCo under the Transaction Documents for payments in the nature of interest shall not exceed the maximum lawful rate authorized under applicable law (the “Maximum Rate”), and, without limiting the foregoing, in no event shall any rate of interest or default interest, or both of them, when aggregated with any other sums in the nature of interest that Company or PubCo may be obligated to pay under the Transaction Documents exceed such Maximum Rate. It is agreed that if the maximum contract rate of interest allowed by law and applicable to the Transaction Documents is increased or decreased by statute or any official governmental action subsequent to the date hereof, the new maximum contract rate of interest allowed by law will be the Maximum Rate applicable to the Transaction Documents from the effective date thereof forward, unless such application is precluded by applicable law. If under any circumstances whatsoever, interest in excess of the Maximum Rate is paid by Company or PubCo to the Purchaser with respect to Indebtedness evidenced by the Transaction Documents, such excess shall be applied by the Purchaser to the unpaid principal balance of any such Indebtedness or be refunded to Company or PubCo, as applicable, the manner of handling such excess to be at the Purchaser’s election.

5.18 Liquidated Damages. Any obligations to pay any partial liquidated damages or other amounts owing under the Transaction Documents is a continuing obligation of Company or PubCo and shall not terminate until all unpaid partial liquidated damages and other amounts have been paid notwithstanding the fact that the instrument or security pursuant to which such partial liquidated damages or other amounts are due and payable shall have been canceled.

5.19 Saturdays, Sundays, Holidays, etc. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall not be a Business Day, then such action may be taken or such right may be exercised on the next succeeding Business Day.

5.20 Construction. The parties agree that each of them and/or their respective counsel have reviewed and had an opportunity to revise the Transaction Documents and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of the Transaction Documents or any amendments thereto. In addition, each and every reference to share prices and shares of Common Stock in any Transaction Document shall be subject to adjustment for reverse and forward stock splits, stock dividends, stock combinations and other similar transactions of the Common Stock that occur after the date of this Agreement. In this Agreement, unless the context otherwise requires: (i) whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (ii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; and (iii) the words “herein”, “hereto” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular portion of this Agreement.

5.21 NO LIABILITY UPON GOOD FAITH TERMINATION. OTHER THAN WITH RESPECT TO ANY LIABILITIES ARISING PURSUANT TO SECTION 5.2 ABOVE, NONE OF THE PARENT, THE COMPANY, PUBCO, ANY OF THEIR AFFILIATES, OR ANY OTHER PARTY TO THE BUSINESS COMBINATION AGREEMENT, OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EQUITYHOLDERS, MANAGERS, MEMBERS, ADVISORS OR LEGAL COUNSEL SHALL HAVE ANY LIABILITY (INCLUDING, BUT NOT LIMITED TO, AS A RESULT OF POTENTIAL LOST PROFITS AND OPPORTUNITIES) TO THE PURCHASER AS A RESULT OF THE TERMINATION OF THIS AGREEMENT AS A RESULT OF THE GOOD FAITH TERMINATION OF THE BUSINESS COMBINATION AGREEMENT BECAUSE OF A FAILURE OF A CLOSING CONDITION TO BE MET (SOLELY TO THE EXTENT SUCH FAILURE IS OUTSIDE OF THE CONTROL OF PARENT, THE COMPANY OR PUBCO, BUT REGARDLESS OF WHETHER THE BUSINESS COMBINATION AGREEMENT IS TERMINATED BY THE PARENT, THE COMPANY OR PUBCO).

5.22 WAIVER OF JURY TRIAL. IN ANY ACTION, SUIT, OR PROCEEDING IN ANY JURISDICTION BROUGHT BY ANY PARTY AGAINST ANY OTHER PARTY, THE PARTIES EACH KNOWINGLY AND INTENTIONALLY, TO THE GREATEST EXTENT PERMITTED BY APPLICABLE LAW, HEREBY ABSOLUTELY, UNCONDITIONALLY, IRREVOCABLY AND EXPRESSLY WAIVES FOREVER TRIAL BY JURY.

(Signature Pages Follow)

Annex H-16

IN WITNESS WHEREOF, the parties hereto have caused this Securities Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

JINDALEE LITHIUM LIMITED		Address for Notice:
L2, 9 Havelock St, West Perth, Western Australia 6005
By:	/s/ Ian Rodger	Attention: Ian Rodger
Name:	Ian Rodger
Title:	Chief Executive Officer	Email: Ian@jindaleelithium.com

With a copy to (which shall not constitute notice):

Perkins Coie LLP
1155 Avenue of the Americas, 22nd Floor
New York, New York 10036-2711
Attention: Elliott Smith; Christopher Hall
E-mail: ElliottSmith@perkinscoie.com;
chall@perkinscoie.com

[Remainder of Page Intentionally Left Blank
Signature Page For Company Follows]

[Company Signature Pages To HiTech SPA]

Annex H-17

IN WITNESS WHEREOF, the parties hereto have caused this Securities Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

HITECH MINERALS, INC.		Address for Notice:
HiTech Minerals Inc. 241 Ridge Street Suite 210 Reno, Nevada 89501
By:	/s/ Lindsay Dudfield	Attention: Ian Rodgers
Name:	Lindsay Dudfield
Title:	President
Email: Ian@jindaleelithium.com

With a copy to (which shall not constitute notice):

Perkins Coie LLP
1155 Avenue of the Americas, 22nd Floor
New York, New York 10036-2711
Attention: Elliott Smith; Christopher Hall
E-mail: ElliottSmith@perkinscoie.com;
chall@perkinscoie.com

[Remainder of Page Intentionally Left Blank
Signature Page For Purchaser Follows]

[Company Signature Page to HiTech SPA]

Annex H-18

IN WITNESS WHEREOF, the parties hereto have caused this Securities Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

ENDURANCE ANTARCTICA PARTNERS II, LLC		Address for Notice:
1290 Avenue of the Americas 10th Floor New York, NY 10104
By: Antarctica Endurance Manager, LLC, its Managing Member
By:	/s/ Chandra R. Patel	Email: jgoldman@antarcticacapital.com
Name:	Chandra R. Patel
Title:	Authorized Signatory

With a copy to (which shall not constitute notice):

Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022
Attention: Peter Seligson, P.C. and Mathieu Kohmann
Email: peter.seligson@kirkland.com; mathieu.kohmann@kirkland.com

[Purchaser Signature Pages to HiTech SPA]

Annex H-19

Exhibit A

Certificate of Designation

Annex H-20

Confidential

HITECH MINERALS INC.
CERTIFICATE OF DESIGNATION OF PREFERENCES,
RIGHTS AND LIMITATIONS
OF
12.0% SERIES A CUMULATIVE CONVERTIBLE PREFERRED STOCK

PURSUANT TO SECTION chapter 78.195 and 78.1955 OF THE
nevada REVISED STATUTES

The undersigned, Lindsay Dudfield, does hereby certify that:

1. He is the President of HiTech Minerals Inc., a Nevada corporation (the “Corporation”).

2. The Corporation is authorized to issue 1,550 shares of preferred stock, none of which have been issued.

3. The following resolutions were duly adopted by the board of directors of the Corporation (the “Board of Directors”):

WHEREAS, the articles of incorporation of the Corporation provides for a class of its authorized stock known as preferred stock, consisting of 1,550 shares, no par value per share, issuable from time to time in one or more series;

WHEREAS, the Board of Directors is authorized to fix the dividend rights, dividend rate, voting rights, conversion rights, rights and terms of redemption and liquidation preferences of any wholly unissued series of preferred stock and the number of shares constituting any series and the designation thereof, of any of them; and

WHEREAS, it is the desire of the Board of Directors, pursuant to its authority as aforesaid, to fix the rights, preferences, restrictions and other matters relating to a series of the preferred stock, which shall consist of, except as otherwise set forth in the Purchase Agreement, up to 1,550 shares of the preferred stock which the Corporation has the authority to issue, as follows:

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors does hereby provide for the issuance of a series of preferred stock for cash or exchange of other securities, rights or property and does hereby fix and determine the rights, preferences, restrictions and other matters relating to such series of preferred stock as follows:

TERMS OF 12.0% SERIES A CUMULATIVE CONVERTIBLE PREFERRED STOCK

Section 1. Definitions. For the purposes hereof, the following terms shall have the following meanings:

“Accreted Dividend” shall have the meaning set forth in Section 3(a).

“Accrued Dividend” shall have the meaning set forth in Section 3(a).

“Accrued Value” means, as of any date, with respect to each share of Preferred Stock as of the determination date, the sum, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Preferred Stock, of (i) the Stated Value per share of Preferred Stock, plus (ii) the aggregate amount of any accrued Accreted Dividends on such share of Preferred Stock as of such date, determined in accordance with Section 3(a), plus (iii) on each Quarterly-Annual Dividend Date and on a cumulative basis, an additional amount equal to the dollar value of all Cash Dividends that have accrued on such share pursuant to Section 3(b), but only to the extent such Cash Dividends have not been paid, whether or not declared, but that have not, as of such date, been added to the Accrued Value.

“Additional Interest” shall have the meaning set forth in Section 8(b)(iii).

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 of the Securities Act.

“Alternate Consideration” shall have the meaning set forth in Section 7(f).

Annex H-21

“Annual Rate” means with respect to an Accreted Dividend, 12.0% of the Accrued Value and with respect to a Cash Dividend, 10% of the Accrued Value. Upon the occurrence and during the continuation of any Event of Default, the Annual Rate shall automatically increase to 15.0% until such Event of Default is cured or waived by the Holder, as applicable.

“Applicable Price” shall have the meaning set forth in Section 7(c).

“Attribution Parties” shall have the meaning set forth in Section 6(d).

“Available Proceeds” shall have the meaning set forth in Section 5(c)(i).

“Beneficial Ownership Limitation” shall have the meaning set forth in Section 6(d).

“Business Combination” means the transactions contemplated by the Business Combination Agreement.

“Business Combination Agreement” means that certain Business Combination Agreement, dated as of April 9, 2026, as may be amended, modified or supplemented from time to time, by and among PubCo, the Corporation and the SPAC.

“Business Combination Closing” means the closing of the transactions contemplated by the Business Combination Agreement.

“Business Combination Closing Date” shall mean the date of the Business Combination Closing.

“Business Day” means a day on which commercial banks are open for business in New York, U.S., Nevada, U.S., the Cayman Islands and Brisbane, Australia, except a Saturday, Sunday or public holiday (gazetted or ungazetted and whether scheduled or unscheduled).

“Buy-In” shall have the meaning set forth in Section 6(c)(iv).

“Cash Dividend” shall have the meaning set forth in Section 3(a).

“Closing” means the closing of the purchase and sale of the Securities pursuant to Section 2.1 of the Purchase Agreement.

“Closing Date” means the Business Day on which the Purchase Agreement has been executed and delivered by the applicable parties thereto, which shall be the day that (i) the Holder pays for the Securities and (ii) the Corporation delivers the Preferred Stock to Holder.

“Commission” means the United States Securities and Exchange Commission.

“Common Stock” means the common stock, no par value per share, of the Corporation and stock of any other class of securities into which such securities may hereafter be reclassified or changed.

“Common Stock Equivalents” means any securities of the Corporation that would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, right, option, warrant or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

“Conversion Date” shall have the meaning set forth in Section 6(a).

“Conversion Price” shall have the meaning set forth in Section 6(b).

“Conversion Shares” means, collectively, the shares of Common Stock issuable upon conversion of the shares of Preferred Stock in accordance with the terms hereof.

“Convertible Securities” means any stock or securities (other than Options) directly or indirectly convertible into or exercisable or exchangeable for, or which otherwise entitles the holder thereof to acquire, any shares of Common Stock.

“Corporation Notice” shall have the meaning set forth in Section 8(a).

Annex H-22

“Deemed Liquidation Event” means, after the Business Combination Closing Date: (i) a merger or consolidation in which (a) the Corporation is a constituent party or (b) a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such merger or consolidation; provided, that, a Deemed Liquidation Event shall not include any such merger or consolidation involving the Corporation or a subsidiary in which the shares of capital stock of the Corporation outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the capital stock of (1) the surviving or resulting corporation; or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation; or (ii) (a) the sale, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole, or (b) the sale or disposition (whether by merger, consolidation or otherwise, and whether in a single transaction or a series of related transactions) of one (1) or more subsidiaries of the Corporation if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale is to a wholly owned subsidiary of the Corporation. For the avoidance of doubt, the Business Combination shall not be a Deemed Liquidation Event.

“Dilutive Issuance” shall have the meaning set forth in Section 7(c).

“Distribution” shall have the meaning set forth in Section 7(d).

“Effective Date” means the date that the Registration Statement filed by the Corporation pursuant to the Registration Rights Agreement is first declared effective by the Commission.

“Event of Default” means (i) the failure by the Corporation to pay when due any Cash Dividend, redemption price, Redemption Price, Liquidation Preference, Accrued Value or other amount owing with respect to the Preferred Stock and such failure continued unremedied for ten (10) Business Days after the same becomes due, or (ii) the Corporation’s breach of any material covenant, obligation, agreement or other provision contained in the Registration Rights Agreement, Purchase Agreement or this Certificate of Designation and such breach remains uncured for thirty (30) days after the Corporation’s receipt of written notice thereof from any Holder, in each case whether or not such payment or compliance is at such time permitted by the NRS or the terms of other instruments or agreements to which the Corporation is a party or otherwise subject or otherwise.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Shares” shall have the meaning set forth in Section 8(b)(ii).

“Exempt Issuance” means the issuance of (a) any securities of the Corporation to employees, officers or directors, consultants, contractors, vendors or other agents of the Corporation pursuant to any stock or option plan duly adopted for such purpose, by a majority of the non-employee members of the Board of Directors or a majority of the members of a committee of non-employee directors established for such purpose for services rendered to the Corporation, (b) securities upon the exercise or exchange of or conversion of any Securities issued pursuant to the Purchase Agreement, the PIPE Financing Agreements (for the avoidance of doubt, the MFN Amendment Requirement in Section 9(e) herein shall still apply) or the Business Combination Agreement and/or other securities exercisable or exchangeable for or convertible into shares of Common Stock issued and outstanding on the Subscription Date, provided that such securities have not been amended since the Subscription Dates to increase the number of such securities or to decrease the exercise price, exchange price or conversion price of such securities (other than in connection with stock splits or combinations) or to extend the term of such securities, (c) the Underlying Shares, (d) securities in connection with the entry into a commercial arrangement that is synergistic with the Corporation’s business and provides the Corporation with operational or commercial benefits; provided that such securities are not primarily issued for the purpose of raising capital or otherwise finance the business, and (e) any securities issued by the Corporation pursuant to any legal settlement or similar arrangement agreed or entered into by the Corporation, but any such Exempt Issuance shall not include a transaction in which the Corporation is issuing securities (i) primarily for the purpose of raising capital, including an at-the-market offering, and (ii) to an entity whose primary business is investing in securities.

Annex H-23

“Floor Price” means the lesser of (i) $7.50 (as adjusted for any stock dividend, stock split, stock combination, reclassification or similar transaction occurring after the date of the Purchase Agreement) and (ii) the Conversion Price then in effect.

“Fundamental Transaction” shall have the meaning set forth in Section 7(e).

“Holder” shall mean, at any time and from time to time, the registered holder of Preferred Stock, who shall initially be the purchaser of the Preferred Stock as set forth in the Purchase Agreement and any such Holder’s Permitted Transferees.

“Junior Securities” shall have the meaning set forth in Section 5(a).

“MFN Amendment Requirement” shall have the meaning set forth in Section 9(e).

“Measurement Date” shall mean the date that is (i) six months, (ii) nine months, (iii) 12 months, (iv) 15 months, (v) 18 months, (vi) 21 months, or (vii) 24 months after the Business Combination Closing Date. If a particular Measurement Date is not a Trading Day, then the Measurement Date for purposes of such determination shall be the next Trading Day thereafter.

“NRS” shall mean Chapter 78 of the Nevada Revised Statutes.

“Nevada Courts” shall have the meaning set forth in Section 9(d).

“New Issuance Price” shall have the meaning set forth in Section 7(c).

“Notice of Conversion” shall have the meaning set forth in Section 6(a).

“Parent” shall mean Jindalee Lithium Ltd.

“Parent Guarantee” shall mean the guarantee of the Corporation’s payment obligation in connection with a redemption of the Preferred Stock pursuant to Section 8(c) herein, as set forth in the Guarantee Agreement, dated April 9, 2026 among the Parent, and the initial Holder.

“Option Value” means the value of an Option based on the Black and Scholes Option Pricing model obtained from the “OV” function on Bloomberg determined as of (A) the Trading Day prior to the public announcement of the issuance of the applicable Option, if the issuance of such Option is publicly announced or (B) the Trading Day immediately following the issuance of the applicable Option if the issuance of such Option is not publicly announced, for pricing purpose and reflecting (i) a risk-free interest rate corresponding to the U.S. Treasury rate for a period equal to the remaining term of the applicable Option as of the applicable date of determination, (ii) an expected volatility equal to the greater of 100% and the 100 day volatility obtained from the HVT function on Bloomberg as of (A) the Trading Day immediately following the public announcement of the applicable Option if the issuance of such Option is publicly announced or (B) the Trading Day immediately following the issuance of the applicable Option if the issuance of such Option is not publicly announced, (iii) the underlying price per share used in such calculation shall be the highest weighted average price of the Common Stock during the period beginning on the Trading Day prior to the execution of definitive documentation relating to the issuance of the applicable Option and ending on (A) the Trading Day immediately following the public announcement of such issuance, if the issuance of such Option is publicly announced or (B) the Trading Day immediately following the issuance of the applicable Option if the issuance of such Option is not publicly announced, (iv) a zero cost of borrow and (v) a 360 day annualization factor.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Permitted Transferee” means (i) Antarctica Capital LLC (“Antarctica”), (ii) any Affiliate of Antarctica, and (iii) any investment fund, vehicle or other entity controlled by Antarctica or its Affiliates, including any such fund, vehicle or entity for which Antarctica or its Affiliates serve as general partner, manager or equivalent controlling person.

“PIPE” shall mean the financing contemplated by the PIPE Financing Agreements.

Annex H-24

“PIPE Financing Agreements” means the definitive agreements, among the Corporation, the SPAC, PubCo, and the investors party thereto, to be entered into in connection with the Business Combination Closing, relating to an investment in PubCo to be consummated in connection with the Business Combination, as such agreements may be amended, modified or supplemented from time to time in accordance with its terms.

“PIPE Financing Obligation” shall mean the Holder’s commitment to fund at least $2.5 million in the PIPE, as set forth in Section 4.12(d) of the Purchase Agreement.

“Preferred Stock” shall have the meaning set forth in Section 2(a).

“Preferred Stock Liquidation Amount” shall have the meaning set forth in Section 5(b)(ii).

“Preferred Stock Register” shall have the meaning set forth in Section 2(b).

“PubCo” shall mean US Elemental Inc.

“Purchase Rights” shall have the meaning set forth in Section 7(c).

“Quarterly-Annual Dividend Date” shall mean March 1, June 1, September 1 and December 1 of each year.

“Redemption Date” shall have the meaning set forth in Section 8(b)(i).

“Redemption Notice” shall have the meaning set forth in Section 8(b)(ii).

“Redemption Price” shall have the meaning set forth in Section 8(b)(i).

“Redemption Request” shall have the meaning set forth in Section 8(b)(i).

“Registration Rights Agreement” means the Registration Rights Agreement, dated as of the Business Combination Closing Date, among PubCo and the parties signatory thereto.

“Registration Statement” means a registration statement meeting the requirements set forth in the Registration Rights Agreement and covering the resale of the Underlying Shares by each Holder as provided for in the Registration Rights Agreement, including the Initial Registration Statement (as defined in the Registration Rights Agreement) and any additional Registration Statements which may be required thereunder.

“Rule 144” means Rule 144 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.

“Rule 424” means Rule 424 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended or interpreted from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same purpose and effect as such Rule.

“Securities” means the Preferred Stock, the Warrants and the Underlying Shares.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Share Delivery Date” shall have the meaning set forth in Section 6(c)(i).

“Standard Settlement Period” shall have the meaning set forth in Section 6(c)(i).

“Stated Value” shall have the meaning set forth in Section 2(a).

“Subscription Date” shall mean the date of the applicable Purchase Agreement.

“Subsidiary” means any subsidiary of the Corporation as of the Closing Date and shall, where applicable, also include any direct or indirect subsidiary of the Corporation formed or acquired after the earliest Subscription Date.

“Successor Entity” shall have the meaning set forth in Section 7(e).

Annex H-25

“Trading Day” means a day on which the principal Trading Market is open for business.

“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange (or any successors to any of the foregoing).

“Transaction Documents” means this Certificate of Designation, the Purchase Agreement, the Warrants, the Registration Rights Agreement, all exhibits and schedules thereto and hereto and any other documents or agreements executed in connection with the transactions contemplated pursuant to the Purchase Agreement.

“Transfer Agent” means the transfer agent of the Corporation, which is expected to be Continental Stock Transfer & Trust Company upon the Business Combination Closing, or any successor transfer agent of the Corporation.

“Underlying Shares” means the Conversion Shares and the Warrant Shares.

“Valuation Event” shall have the meaning set forth in Section 7(c)(iii).

“VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the daily volume weighted average price of the Common Stock for the 20 Trading Days preceding such date (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b) if OTCQB or OTCQX is not a Trading Market, the volume weighted average price of the Common Stock for the 20 Trading Days preceding such date (or the nearest preceding date) on OTCQB or OTCQX as applicable, (c) if the Common Stock is not then listed or quoted for trading on OTCQB or OTCQX and if prices for the Common Stock are then reported in The Pink Open Market (or a similar organization or agency succeeding to its functions of reporting prices), the average of the highest closing bid price and the lowest closing ask price of the Common Stock for the 20 Trading Days preceding such date, or (d) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Holders of a majority in interest of the Preferred Stock then outstanding and reasonably acceptable to the Corporation, the fees and expenses of which shall be paid by the Corporation.

“Warrant Shares” means, collectively, the shares of Common Stock issuable upon exercise of the Warrants in accordance with the terms of the Warrants.

“Warrants” means, collectively, the warrants to purchase shares of Common Stock issued pursuant to the Purchase Agreement.

Section 2. Designation, Amount and Par Value.

(a) The series of preferred stock shall be designated as its “12.0% Series A Cumulative Convertible Preferred Stock” (the “Preferred Stock”) and the number of shares so designated shall be 1,550 (which shall not be subject to increase without the written consent of the Holder in its sole discretion). Each share of Preferred Stock shall have no par value per share and a stated value equal to $1,000 (the “Stated Value”).

(b) The Corporation shall register, or cause its Transfer Agent to register, shares of the Preferred Stock upon records to be maintained by the Corporation or its Transfer Agent for that purpose (the “Preferred Stock Register”), in the name of the Holder. The Corporation may deem and treat the registered Holder of shares of Preferred Stock as the absolute owner thereof for the purpose of any conversion thereof and for all other purposes. Other than to Permitted Transferees, the Preferred Stock will not be transferable prior to the Business Combination Closing without the Corporation’s prior written consent (which consent will not be unreasonably withheld, conditioned or delayed). From and after the Business Combination Closing, the Preferred Stock may be transferred to Permitted Transferees without the consent of the Corporation and any other transfer of Preferred Stock shall require the prior written consent of the Corporation; provided that no such consent shall be required if an Event of Default has occurred and is continuing. In connection with any permitted transfer of the Preferred Stock, the Corporation shall register, or cause its Transfer Agent to register, the transfer of any shares of Preferred Stock in the Preferred Stock Register, upon surrender of the certificates evidencing such shares to be transferred, duly endorsed by the Holder thereof, to the Corporation at its address specified herein and after such Holder shall have provided to the Corporation such customary documentation

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(including any documentation required by the Transfer Agent with respect to such transfer) as the Corporation and its counsel may reasonably request in order to effectuate such transfer and issue legal opinions, if any are required. Upon the registration of such transfer, a new certificate (to the extent such shares are certificated) evidencing the shares of Preferred Stock so transferred shall be issued to the transferee and a new certificate evidencing the remaining portion of the shares not so transferred, if any, shall be issued to the transferring Holder, in each case, within three Business Days. The Board of Directors may provide by resolution or resolutions that some or all of the Preferred Stock shall be uncertificated shares. The Corporation shall not be required to register, or cause its Transfer Agent to register, or record any transfer of any shares of the Preferred Stock that was made in violation of this Section 2(b) or that would violate, conflict with, or fail to be in compliance with federal or state securities laws.

Section 3. Dividends.

(a) From and after the Closing, subject to the terms of this Section 3, cumulative dividends shall accrue on the Accrued Value of each share of Preferred Stock at the Annual Rate. Dividends on each share of Preferred Stock shall be cumulative and shall accrue daily from and after the Closing, but shall compound on a quarterly basis on each Quarterly-Annual Dividend Date (each, an “Accrued Dividend”) whether or not earned or declared, and whether or not there are earnings or profits, surplus, or other funds or assets of the Corporation legally available for the payment of dividends. Each Accrued Dividend shall, at the election of the Corporation, (i) be paid in cash only if, as and when declared by the Board of Directors (a “Cash Dividend”), or (ii) increase the Accrued Value of such share (a “Accreted Dividend”). For the avoidance of doubt, a dividend paid as a Cash Dividend does not increase the Accrued Value.

(b) The Corporation shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Corporation ranking junior to the Preferred Stock (other than dividends on shares of Common Stock payable in shares of Common Stock) unless (in addition to the obtaining of any consents required in this Certificate of Designation or the Corporation’s articles of incorporation) the holders of the Preferred Stock then outstanding shall first receive, or simultaneously receive, a dividend on each outstanding share of Preferred Stock in an amount at least equal to the sum of (i) the amount of the aggregate Accrued Dividends then accrued on such share of Preferred Stock and not previously paid and (ii) (A) in the case of a dividend on Common Stock or any class or series that is convertible into Common Stock, that dividend per share of Preferred Stock as would equal the product of (1) the dividend payable on each share of such class or series determined, if applicable, as if all shares of such class or series had been converted into Common Stock and (2) the number of shares of Common Stock issuable upon conversion of a share of Series A Preferred Stock, in each case calculated on the record date for determination of holders entitled to receive such dividend or (B) in the case of a dividend on any class or series of capital stock of the Corporation ranking junior to the Preferred Stock that is not convertible into Common Stock, at a rate per share of Preferred Stock determined by (1) dividing the amount of the dividend payable on each share of such class or series of capital stock by the original issuance price of such class or series of capital stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to such class or series) and (2) multiplying such fraction by an amount equal to the Accrued Value; provided that if the Corporation declares, pays or sets aside, on the same date, a dividend on shares of more than one class or series of capital stock of the Corporation that is junior to the Preferred Stock, the dividend payable to the Holders of Preferred Stock pursuant to this Section 3 shall be calculated based upon the dividend on the class or series of capital stock that would result in the highest Preferred Stock dividend.

(c) Subject to Section 5 and Section 7, the Holders shall be entitled to receive, and the Corporation shall pay, dividends on shares of Preferred Stock (other than Accrued Dividends), on an as-converted basis, equal to and in the same form as dividends actually paid on shares of the Common Stock when, as and if such dividends are paid on shares of the Common Stock.

Section 4. Voting Rights. Prior to the Business Combination Closing Date, the Preferred Stock shall not have voting rights.

(a) Commencing on the day after the Business Combination Closing Date and if the Business Combination Agreement is terminated:

(i) the Holders shall be entitled to notice of any meeting of stockholders of the Corporation and, except as otherwise required by law or as may be provided herein, shall vote together with the holders of Common Stock as a single class upon any matter submitted to the stockholders for a vote; and

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(ii) on any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of the stockholders of the Corporation (or by written consent in lieu of a meeting), a Holder, together with its Attribution Parties, shall be entitled to the number of votes equal to the number of whole shares of Common Stock into which the shares of Preferred Stock held by such Holder, together with its Attribution Parties, as are convertible on the record date for determining stockholders entitled to vote on such matter (as adjusted from time to time pursuant to Section 7 hereof and subject to the Beneficial Ownership Limitation, if applicable), but without regard as to whether sufficient shares of Common Stock are available out of the Corporation’s authorized but unissued stock, for the purpose of effecting the conversion of the Preferred Stock.

(b) Commencing on the day after the Business Combination Closing Date, as long as the Holder owns at least 20% of the Preferred Stock issued and outstanding as of the Business Combination Closing, the Corporation or any of its successors shall not, without the affirmative vote or action by written consent of the Holders of a majority of the Preferred Stock then outstanding:

(i) other than in connection with the Business Combination Closing, amend, alter or repeal the Corporation’s articles of incorporation or bylaws, this Certificate of Designation or any similar document of the Corporation in a manner that adversely affects, changes or alters the powers, preferences or rights given to the Preferred Stock;

(ii) increase or decrease the authorized number of shares of the Preferred Stock;

(iii) create any equity security, authorize the creation of any equity security, classify any equity security, reclassify any equity security, or issue any other security convertible into or exercisable for any equity security, unless such security ranks junior to the Preferred Stock with respect to its rights, preferences and privileges, including with respect to dividend rights and rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation; or

(iv) except as set forth in Section 3, purchase or redeem or pay any cash dividend on any capital stock of the Corporation ranking junior to the Preferred Stock prior to payment of such cash dividend on the Preferred Stock or purchase or redeem any capital stock of the Corporation ranking junior to the Preferred Stock, other than capital stock repurchased at cost from former employees in connection with the cessation of their service or pursuant to the terms of any equity incentive plan of the Corporation;

(c) Notwithstanding anything to the contrary herein, Section 6(d) may not be amended, modified or waived in any manner that materially and adversely affects a Holder of Preferred Stock without such Holder’s consent.

Section 5. Ranking; Liquidation.

(a) The Preferred Stock shall rank senior to all of the Common Stock and any class or series of capital stock of the Corporation currently existing, (collectively, “Junior Securities”), in each case, as to dividend rights or rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

(b) Preferential Payments to Holders of Preferred Stock; Distribution of Remaining Assets.

(i) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the Holders of shares of Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, and in the event of a Deemed Liquidation Event, the Holders of shares of Preferred Stock then outstanding shall be entitled to be paid out of the consideration payable to stockholders in such Deemed Liquidation Event or out of the Available Proceeds (as defined below), as applicable, before any payment shall be made to the holders of Common Stock or other Junior Securities by reason of their ownership thereof, an amount per share equal to the greater of (i) redemption price calculated pursuant to Section 8(a) or (ii) such amount per share as would have been payable had all shares of Preferred Stock been converted into Common Stock pursuant to Section 6 immediately prior to such liquidation, dissolution, winding up or Deemed Liquidation Event based on the then effective rate of conversion and without giving

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effect to the Beneficial Ownership Limitation or any other limitations on conversion set forth herein. If upon any such liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the Holders of shares of Preferred Stock the full amount to which they shall be entitled under this Section 5(b), the Holders of shares of Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts that would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

(ii) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after the payment in full of all amounts required to be paid to the holders of shares of Preferred Stock pursuant to Section 5(b)(i), the remaining assets of the Corporation available for distribution to its stockholders or, in the case of a Deemed Liquidation Event, the consideration not payable to the holders of shares of Preferred Stock pursuant to Section 5(b)(i) or the remaining Available Proceeds, as the case may be, shall be distributed among the holders of the shares of Preferred Stock and Common Stock, pro rata based on the number of shares held by each such holder, treating for this purpose all such securities as if they had been converted to Common Stock pursuant to the terms of this Certificate of Designation immediately prior to such liquidation, dissolution or winding up of the Corporation and without giving effect to the Beneficial Ownership Limitation or any other limitations on conversion set forth herein. The aggregate amount which a holder of a share of Preferred Stock is entitled to receive under Sections 5(b)(i) and 5(b)(ii) is hereinafter referred to as the “Preferred Stock Liquidation Amount.”

(c) Deemed Liquidation Events.

(i) In the event of a Deemed Liquidation Event, if the Corporation does not effect a dissolution of the Corporation under the Nevada Revised Statutes within ninety (90) days after such Deemed Liquidation Event, then (i) the Corporation shall send a written notice to each Holder of Preferred Stock no later than the ninetieth (90th) day after the Deemed Liquidation Event advising such Holders of their right (and the requirements to be met to secure such right) pursuant to the terms of the following clause to require the redemption of such shares of Preferred Stock, and (ii) if the Holders so request in a written instrument delivered to the Corporation not later than one hundred twenty (120) days after such Deemed Liquidation Event, the Corporation shall use the consideration received by the Corporation for such Deemed Liquidation Event (net of any retained liabilities associated with the assets sold or technology licensed, or any other expenses associated with the Deemed Liquidation Event or the dissolution of the Corporation, in each case as determined in good faith by the Board of Directors of the Corporation), together with any other assets of the Corporation available for distribution to its stockholders, all to the extent permitted by Nevada law governing distributions to stockholders (the “Available Proceeds”), on the one hundred fiftieth (150th) day after such Deemed Liquidation Event, to redeem all outstanding shares of Preferred Stock at a price per share equal to the Preferred Stock Liquidation Amount. Notwithstanding the foregoing, in the event of a redemption pursuant to the preceding sentence, if the Available Proceeds are not sufficient to redeem all outstanding shares of Preferred Stock, the Corporation shall redeem a pro rata portion of each Holder’s shares of Preferred Stock to the fullest extent of such Available Proceeds, based on the respective amounts that would otherwise be payable in respect of the shares to be redeemed if the Available Proceeds were sufficient to redeem all such shares, and shall redeem the remaining shares as soon as it may lawfully do so under Nevada law governing distributions to stockholders. The provisions of Section 8 shall apply, with such necessary changes in the details thereof as are necessitated by the context, to the redemption of the Preferred Stock pursuant to this Section 5(c)(i). Prior to the distribution or redemption provided for in this Section 5(c)(i), the Corporation shall not expend or dissipate the consideration received for such Deemed Liquidation Event, except to discharge expenses incurred in connection with such Deemed Liquidation Event.

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(ii) In any Deemed Liquidation Event, if Available Proceeds are in a form of property other than in cash, the value of such distribution shall be deemed to be the fair market value of such property. The determination of fair market value of such property shall be made in good faith by the Board of Directors of the Corporation, provided that to the extent such property consists of securities, the fair market value of such securities shall be determined as follows:

For securities not subject to investment letters or other similar restrictions on free marketability covered by Section 5(c)(iii) below, the value shall be the VWAP of such securities.

(iii) The method of valuation of securities subject to investment letters or other similar restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall take into account an appropriate discount (as determined in good faith by the Board of Directors of the Corporation) from the market value as determined pursuant to Section 5(c)(ii) above so as to reflect the approximate fair market value thereof.

(iv) If any portion of the consideration payable to the stockholders of the Corporation is payable only upon satisfaction of contingencies (the “Additional Consideration”), (a) the portion of such consideration that is not Additional Consideration (such portion, the “Initial Consideration”) shall be allocated in accordance with the foregoing Section 5(b) and this Section 5(c) as if the Initial Consideration were the only consideration payable in connection with such Deemed Liquidation Event; and (b) any Additional Consideration which becomes payable to the stockholders of the Corporation upon satisfaction of such contingencies shall be allocated among the holders of capital stock of the Corporation in accordance with Sections 5(b) and 5(c) after taking into account the previous payment of the Initial Consideration as part of the same transaction. For the purposes of this Section 5(c)(iv), consideration placed into escrow or retained as a holdback to be available for satisfaction of indemnification or similar obligations in connection with such Deemed Liquidation Event shall be deemed to be Additional Consideration.

Section 6. Conversion.

(a) Conversions at Option of Holder. Each share of Preferred Stock shall be convertible at any time and from time to time following the Business Combination Closing Date at the option of the Holder thereof, into that number of whole shares of Common Stock (subject to the limitations set forth in Section 6(d)) determined by dividing the Accrued Value of such share of Preferred Stock by the Conversion Price. Holders shall effect conversions by providing the Corporation with the form of conversion notice attached hereto as Annex A (a “Notice of Conversion”), unless the Corporation does not serve as its transfer agent, in which event the Notice of Conversion shall be delivered to the Corporation’s transfer agent. Each Notice of Conversion shall specify the number of shares of Preferred Stock to be converted, the number of shares of Preferred Stock owned prior to the conversion at issue, the number of shares of Preferred Stock owned subsequent to the conversion at issue and the date on which such conversion is to be effected, which date may not be prior to the date the applicable Holder delivers by e-mail attachment or by a nationally recognized overnight courier service such Notice of Conversion to the Corporation (such date, the “Conversion Date”). If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be the date that such Notice of Conversion to the Corporation is deemed delivered hereunder. No ink-original Notice of Conversion shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Conversion form be required. The calculations and entries set forth in the Notice of Conversion shall control in the absence of manifest or mathematical error. To effect conversions of shares of Preferred Stock, a Holder shall not be required to surrender the certificate(s) representing the shares of Preferred Stock to the Corporation unless all of the shares of Preferred Stock represented thereby are so converted, in which case such Holder shall deliver the certificate representing such shares of Preferred Stock promptly following the Conversion Date at issue. Shares of Preferred Stock converted into Common Stock or redeemed in accordance with the terms hereof shall be canceled and shall not be reissued, and all rights (other than the right to receive the Conversion Shares) with respect to such shares will terminate. The Corporation’s stock ledger and transfer book shall serve as the exclusive record of outstanding shares of Preferred Stock.

(b) Conversion Price. The initial conversion price is $1,000, subject to adjustment herein (the “Conversion Price”).

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(c) Mechanics of Conversion

(i) Delivery of Conversion Shares Upon Conversion. Not later than the number of Trading Days comprising the Standard Settlement Period (as defined below) after each Conversion Date (the “Share Delivery Date”), the Corporation shall deliver, or cause to be delivered, to the converting Holder (A) the number of Conversion Shares being acquired upon the conversion of the Preferred Stock, which on or after the earlier of (i) the one year anniversary of the Business Combination Closing Date or (ii) the Effective Date, shall be free of restrictive legends and trading restrictions (other than those which may then be required by federal securities laws, the Purchase Agreement or any other applicable lock-up agreement or similar agreement) and (B) cash in an amount equal to any accrued and unpaid dividends, if any. On or after the earlier of (i) the one year anniversary of the Business Combination Closing Date or (ii) the Effective Date, the Corporation shall deliver the Conversion Shares required to be delivered by the Corporation under this Section 6 electronically through the Depository Trust Company or another established clearing corporation performing similar functions. As used herein, “Standard Settlement Period” means the standard settlement period, expressed in a number of Trading Days, on the Corporation’s primary Trading Market with respect to the Common Stock as in effect on the date of delivery of the Notice of Conversion.

(ii) Failure to Deliver Conversion Shares. If, in the case of any Notice of Conversion, such Conversion Shares are not delivered to or as reasonably directed by the applicable Holder by the Share Delivery Date, the Holder shall be entitled to elect by written notice to the Corporation at any time on or before its receipt of such Conversion Shares, to rescind such conversion, in which event the Corporation shall promptly return to the Holder any original Preferred Stock certificate delivered to the Corporation and the Holder shall promptly return to the Corporation the Conversion Shares issued to such Holder pursuant to the rescinded Notice of Conversion.

(iii) Obligation Absolute; Partial Liquidated Damages. The Corporation’s obligation to issue and deliver the Conversion Shares upon conversion of Preferred Stock in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by a Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by such Holder or any other Person of any obligation to the Corporation or any violation or alleged violation of law by such Holder or any other person, and irrespective of any other circumstance which might otherwise limit such obligation of the Corporation to such Holder in connection with the issuance of such Conversion Shares; provided, however, that such delivery shall not operate as a waiver by the Corporation of any such action that the Corporation may have against such Holder. In the event a Holder shall elect to convert any or all of the Accrued Value of its Preferred Stock, the Corporation may not refuse conversion based on any claim that such Holder or anyone associated or affiliated with such Holder has been engaged in any violation of law, agreement or for any other reason, unless an injunction from a court, on notice to Holder, restraining and/or enjoining conversion of all or part of the Preferred Stock of such Holder shall have been sought and obtained, and the Corporation posts a surety bond for the benefit of such Holder in the amount of 150% of the Accrued Value of Preferred Stock which is subject to the injunction, which bond shall remain in effect until the completion of arbitration/litigation of the underlying dispute and the proceeds of which shall be payable to such Holder to the extent it obtains judgment. In the absence of such injunction, the Corporation shall issue Conversion Shares and, if applicable, cash, upon a properly noticed conversion. If the Corporation fails to deliver to a Holder such Conversion Shares pursuant to Section 6(c)(i) by 10th Trading Day after the Share Delivery Date applicable to such conversion, the Corporation shall pay to such Holder, in cash, as liquidated damages and not as a penalty, for each $5,000 of Accrued Value of Preferred Stock being converted, $25 per Trading Day (increasing to $50 per Trading Day on the third Trading Day and increasing to $100 per Trading Day on the sixth Trading Day after such damages begin to accrue) for each Trading Day after the 10th Trading Day after the Share Delivery Date until such Conversion Shares are delivered or Holder rescinds such conversion. Nothing herein shall limit a Holder’s right to pursue actual damages for the Corporation’s failure to deliver Conversion Shares within the period

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specified herein and such Holder shall have the right to pursue all remedies available to it hereunder, at law or in equity, including, without limitation, a decree of specific performance and/or injunctive relief. The exercise of any such rights shall not prohibit a Holder from seeking to enforce damages pursuant to any other Section hereof or under applicable law.

(iv) Compensation for Buy-In on Failure to Timely Deliver Conversion Shares Upon Conversion. In addition to any other rights available to the Holder, if the Corporation fails for any reason unrelated to the actions of the Holder or its Affiliates to deliver to a Holder the applicable Conversion Shares by the Share Delivery Date pursuant to Section 6(c)(i), and if after such Share Delivery Date such Holder is required by its brokerage firm to purchase (in an open market transaction or otherwise), or the Holder’s brokerage firm otherwise purchases, shares of Common Stock to deliver in satisfaction of a sale by such Holder of the Conversion Shares which such Holder was entitled to receive upon the conversion relating to such Share Delivery Date (a “Buy-In”), then the Corporation shall (A) pay in cash to such Holder (in addition to any other remedies available to or elected by such Holder) the amount, if any, by which (x) such Holder’s total purchase price (including any brokerage commissions) for the Common Stock so purchased exceeds (y) the product of (1) the aggregate number of shares of Common Stock that such Holder was entitled to receive from the conversion at issue multiplied by (2) the actual sale price at which the sell order giving rise to such purchase obligation was executed (excluding any brokerage commissions) and (B) at the option of such Holder, either reissue (if surrendered) the shares of Preferred Stock equal to the number of shares of Preferred Stock submitted for conversion (in which case, such conversion shall be deemed rescinded) or deliver to such Holder the number of shares of Common Stock that would have been issued if the Corporation had timely complied with its delivery requirements under Section 6(c)(i). For example, if a Holder purchases shares of Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of shares of Preferred Stock with respect to which the actual sale price of the Conversion Shares (including any applicable brokerage commissions) giving rise to such purchase obligation was a total of $10,000, under clause (A) of the immediately preceding sentence, the Corporation shall be required to pay such Holder $1,000. The Holder shall provide the Corporation written notice indicating the amounts payable to such Holder in respect of the Buy-In and, upon the request of the Corporation, evidence of the amount of such loss. If a Holder purchases shares of Common Stock having a total purchase price of $9,000 to cover a Buy-In with respect to an attempted conversion of shares of Preferred Stock with respect to which the actual sale price of the Conversion Shares (including any applicable brokerage commissions) giving rise to such purchase obligation was a total of $10,000, under clause (A) of the preceding sentence, the Corporation shall not be required to pay Holder any amount. For the avoidance of doubt, in the event of a Buy-In, the Holder shall use commercially reasonable efforts to purchase shares at the lowest available price, paying the lowest reasonably available brokerage commission. The Holder shall provide the Corporation written notice indicating the amounts payable to such Holder in respect of the Buy-In and evidence of the amount of such loss. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Corporation’s failure to timely deliver Conversion Shares upon conversion of the shares of Preferred Stock as required pursuant to the terms hereof.

(v) Reservation of Shares Issuable Upon Conversion. The Corporation covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock for the sole purpose of issuance upon conversion of the Preferred Stock as herein provided, free from preemptive rights or any other actual contingent purchase rights of Persons other than the Holder (and the other Holders of the Preferred Stock), not less than such aggregate number of shares of the Common Stock as shall be issuable (taking into account the adjustments and restrictions of Section 7) upon the conversion of the then outstanding shares of Preferred Stock (assuming for such purpose a Conversion Price equal to $7.50 and any such conversions are made without regard to any limitations on conversion set forth herein). The Corporation covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and nonassessable and, if a Registration Statement is then effective under the Securities Act, shall be registered for public resale in accordance with such Registration Statement (subject to such Holder’s compliance with its obligations under the Registration Rights Agreement).

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(vi) Fractional Shares. No fractional shares or scrip representing fractional shares shall be issued upon the conversion of the Preferred Stock. As to any fraction of a share which the Holder would otherwise be entitled to purchase upon such conversion, the Corporation shall at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Conversion Price or round up to the next whole share. Notwithstanding anything to the contrary contained herein, but consistent with the provisions of this subsection with respect to fractional Conversion Shares, nothing shall prevent any Holder from converting fractional shares of Preferred Stock.

(vii) Transfer Taxes and Expenses. The issuance of Conversion Shares on conversion of this Preferred Stock shall be made without charge to any Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such Conversion Shares, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such Conversion Shares upon conversion in a name other than that of the Holders of such shares of Preferred Stock and the Corporation shall not be required to issue or deliver such Conversion Shares unless or until the Person or Persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.

(d) Beneficial Ownership Limitation. A Holder may notify the Corporation in writing in the event it elects to be subject to the provisions contained in this Section 6(d); however, no Holder shall be subject to this Section 6(d) unless he, she or it makes such election. If the election is made, (i) the Corporation shall not effect any conversion of the Preferred Stock, and such Holder shall not have the right to convert all or any portion of the Preferred Stock, to the extent that, after giving effect to the conversion set forth on the applicable Notice of Conversion, such Holder (together with such Holder’s Affiliates, and any Persons acting as a group together with such Holder or any of such Holder’s Affiliates (such Persons, “Attribution Parties”)) would beneficially own in excess of 4.9%, 9.9% or 19.9% of the Corporation’s Common Stock (the “Beneficial Ownership Limitation”) and (ii) the Corporation shall not permit the Holder to vote, and such Holder shall not have the right vote pursuant to Section 4(b) of this Certificate of Designation, all or any portion of the Preferred Stock that such Holder is not permitted to convert pursuant to the preceding clause (i) (provided, however, that such Holder shall retain the right to vote pursuant to Section 4(c) of this Certificate of Designation to the extent that retaining such right does not cause such Holder to be deemed to beneficially own Conversion Shares within the meaning of Rule 13d-3 promulgated under the Exchange Act). For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by such Holder and its Affiliates and Attribution Parties shall include the number of shares of Common Stock issuable upon conversion of the Preferred Stock with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which are issuable upon (i) conversion of the remaining, unconverted Accrued Value of Preferred Stock beneficially owned by such Holder or any of its Affiliates or Attribution Parties and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Corporation subject to a limitation on conversion or exercise analogous to the limitation contained herein (including, without limitation, the Preferred Stock or the Warrants) beneficially owned by such Holder or any of its Affiliates or Attribution Parties. Except as set forth in the preceding sentence, for purposes of this Section 6(d), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. To the extent that the limitation contained in this Section 6(d) applies, the determination of whether the Preferred Stock is convertible (in relation to other securities owned by such Holder together with any Affiliates and Attribution Parties) and of how many shares of Preferred Stock are convertible shall be in the sole discretion of such Holder, and the submission of a Notice of Conversion shall be deemed to be such Holder’s determination of whether the shares of Preferred Stock may be converted (in relation to other securities owned by such Holder together with any Affiliates and Attribution Parties) and how many shares of the Preferred Stock are convertible, in each case subject to the Beneficial Ownership Limitation. To ensure compliance with this restriction, each Holder will be deemed to represent to the Corporation each time it delivers a Notice of Conversion that such Notice of Conversion has not violated the restrictions set forth in this paragraph and the Corporation shall have no obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. The Holder shall provide the Corporation with any information reasonably requested by the Corporation in connection with this Beneficial Ownership Limitation and the provisions related thereto, in each case with respect to the Corporation’s reporting obligations pursuant to the Securities Act, the Exchange Act, or other federal or state securities regulations. For purposes of this Section 6(d), in determining the number of outstanding shares of Common Stock, a Holder may

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rely on the number of outstanding shares of Common Stock as stated in the most recent of the following: (i) the Corporation’s most recent periodic or annual report filed with the Commission, as the case may be, (ii) a more recent public announcement by the Corporation or (iii) a more recent written notice by the Corporation or the Transfer Agent setting forth the number of shares of Common Stock outstanding. Upon the written or oral request (which may be via email) of a Holder, the Corporation shall within two Trading Days confirm orally and in writing to such Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Corporation, including the Preferred Stock, by such Holder or its Affiliates or Attribution Parties since the date as of which such number of outstanding shares of Common Stock was reported. By written notice to the Corporation, a Holder may from time to time increase or decrease the Beneficial Ownership Limitation applicable to such Holder, provided, however, that any such increase in the Beneficial Ownership Limitation will not be effective until the sixty-first (61st) day after such notice is delivered to the Corporation. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 6(d) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation contained herein or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this paragraph shall apply to a successor Holder of Preferred Stock.

Section 7. Certain Adjustments.

(a) Stock Dividends and Stock Splits. If the Corporation, at any time while this Preferred Stock is outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock on shares of Common Stock or any other Common Stock Equivalents (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Corporation upon conversion of, or payment of a dividend on, this Preferred Stock or any cash distributions), (ii) subdivides outstanding shares of Common Stock into a larger number of shares, (iii) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (iv) issues, in the event of a reclassification of shares of the Common Stock, any shares of capital stock of the Corporation, then each of the Conversion Price and the Floor Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Corporation) outstanding immediately before such event, and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to this Section 7(a) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

(b) VWAP Reset. If on the twenty-first Trading Day ending on a Measurement Date, the VWAP (the “Measurement Price”) is less than the Conversion Price then in effect, then the Conversion Price then in effect shall be reduced to an amount equal to the greater of (x) the Measurement Price and (y) $7.50.

(c) Adjustment of Conversion Price upon Issuance of Common Stock. If and whenever after the Business Combination Closing Date until the first date on which no shares of Preferred Stock are outstanding, the Corporation issues or sells, or in accordance with this Section 7(c) is deemed to have issued or sold, any shares of Common Stock (including the issuance or sale of shares of Common Stock owned or held by or for the account of the Corporation), other than in connection with any Exempt Issuance, for a consideration per share (the “New Issuance Price”) less than the Conversion Price then in effect (the “Applicable Price”, and each such issue, sale or deemed issuance or sale, a “Dilutive Issuance”), then, immediately after such Dilutive Issuance, the Conversion Price then in effect shall be reduced to an amount equal to the New Issuance Price; provided, however, that such an adjustment to the Conversion Price shall not be made unless the Corporation has cumulatively issued more than $3,000,000 in one or more Dilutive Issuances. For all purposes of the foregoing (including, without limitation, determining the adjusted Conversion Price and the New Issuance Price under this Section 7(c)), the following shall be applicable:

(i) Options and Convertible Securities. The consideration per share received by the Corporation for Common Stock deemed to have been issued pursuant to Section 7(c)(ii), relating to Options and Convertible Securities, shall be determined by dividing:

a.      the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of

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such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

b.      the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) deemed to be issued pursuant to Section 7(c)(ii) upon the issuance of such Options or Convertible Securities.

(ii) Deemed Issuance of Options and Convertible Securities.

a.      If the Corporation at any time or from time to time shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto, assuming the satisfaction of any conditions to exercisability, convertibility or exchangeability but without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be outstanding and to have been issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date.

b.      If the purchase or exercise price provided for in any Options, the additional consideration, if any, payable upon the issue, conversion, exercise or exchange of any Convertible Securities, or the rate at which any Convertible Securities are convertible into or exercisable or exchangeable for Common Stock increases or decreases at any time (other than (i) proportional changes in conversion or exercise prices, as applicable, in connection with an event referred to in Section 7(a) above and (ii) automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security which are not more favorable to the holder thereof than the anti-dilution and similar provisions set forth herein), the Conversion Price in effect at the time of such increase or decrease shall be adjusted to the Conversion Price which would have been in effect at such time had such Options or Convertible Securities provided for such increased or decreased purchase price, additional consideration or increased or decreased conversion rate (as the case may be) at the time initially granted, issued or sold. For purposes of this Section 7(c), if the terms of any Option or Convertible Security that was outstanding as of the date of first issuance of a share of Preferred Stock are increased or decreased in the manner described in the immediately preceding sentence, then such Option or Convertible Security and the shares of Common Stock deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such increase or decrease. No adjustment pursuant to this Section 7(c)(ii) shall be made if such adjustment would result in an increase of the Conversion Price then in effect.

(iii) Calculation of Consideration Received. In case any Option is issued in connection with the issue or sale of other securities of the Corporation, together comprising one integrated transaction, (x) the Options will be deemed to have been issued for the Option Value of such Options and (y) the other securities issued or sold in such integrated transaction shall be deemed to have been issued or sold for the difference of (I) the aggregate consideration received by the Corporation less any consideration paid or payable by the Corporation pursuant to the terms of such other securities of the Corporation, less (II) the Option Value. If any shares of Common Stock, Options or Convertible Securities are issued or sold or deemed to have been issued or sold for cash, the consideration other than cash received therefor will be deemed to be the net amount received by the Corporation therefor. If any shares of Common Stock, Options or Convertible Securities are issued or sold for a consideration other than cash, the amount of such consideration received by the Corporation will

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be the fair value of such consideration, except where such consideration consists of publicly traded securities, in which case the amount of consideration received by the Corporation will be the VWAP of such publicly traded securities on the date of receipt. If any shares of Common Stock, Options or Convertible Securities are issued to the owners of the non-surviving entity in connection with any merger in which the Corporation is the surviving entity, the amount of consideration therefor will be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such shares of Common Stock, Options or Convertible Securities, as the case may be. The fair value of any consideration other than cash or publicly traded securities will be determined jointly by the Corporation and the Required Holders. If such parties are unable to reach agreement within ten (10) days after the occurrence of an event requiring valuation (the “Valuation Event”), the fair value of such consideration will be determined within five (5) Business Days after the tenth (10th) day following the Valuation Event by an independent, reputable appraiser jointly selected by the Corporation and the Required Holders. The determination of such appraiser shall be final and binding upon all parties absent manifest error and the fees and expenses of such appraiser shall be borne by the Corporation.

(iv) Record Date. If the Corporation takes a record of the holders of shares of Common Stock for the purpose of entitling them (A) to receive a dividend or other distribution payable in shares of Common Stock, Options or in Convertible Securities or (B) to subscribe for or purchase shares of Common Stock, Options or Convertible Securities, then such record date will be deemed to be the date of the issuance or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase (as the case may be).

(v) Expiration or Termination of Options or Convertible Securities. Upon the expiration or termination of any unexercised Option or unconverted or unexchanged Convertible Securities (or portion thereof) which resulted (either upon its original issuance or upon a revision of its terms) in an adjustment to the Conversion Price pursuant to the terms of Section 7(c), the Conversion Price shall be readjusted to such Conversion Price as would have obtained had such Option or Convertible Securities (or portion thereof) never been issued.

(d) Subsequent Rights Offerings. In addition to any adjustments pursuant to Section 7(a) or Section 7(b) or Section 7(c) above, if at any time the Corporation grants, issues or sells any Common Stock Equivalents or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of shares of Common Stock (the “Purchase Rights”), then the Holders will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of shares of Common Stock acquirable upon complete conversion of such Holder’s Preferred Stock (without regard to any limitations on conversion hereof, including without limitation, the Beneficial Ownership Limitation) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights (provided, however, that, to the extent that the Holder’s right to participate in any such Purchase Right would result in the Holder exceeding the Beneficial Ownership Limitation, then the Holder shall not be entitled to participate in such Purchase Right to such extent (or beneficial ownership of such shares of Common Stock as a result of such Purchase Right to such extent) and such Purchase Right to such extent shall be held in abeyance for the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Beneficial Ownership Limitation). To the extent that the issue price of such Purchase Rights would result in an adjustment of the Conversion Price pursuant to Section 7(c), such adjustment shall not occur to the extent the Holders participate in such offering of Purchase Rights and acquire their pro rata portion of such Purchase Rights on the applicable terms.

(e) Pro Rata Distributions. During such time as this Preferred Stock is outstanding, if the Corporation declares or makes any dividend or other distribution of its assets (or rights to acquire its assets) to holders of shares of Common Stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (a “Distribution”), in each such case, the Holders shall be entitled to participate in such Distribution to the same extent that the Holders would have participated therein if the Holder had held the number of shares of Common Stock acquirable upon complete conversion of this Preferred Stock (without

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regard to any limitations on conversion hereof, including without limitation, the Beneficial Ownership Limitation) immediately before the date of which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the participation in such Distribution (provided, however, to the extent that the Holder’s right to participate in any such Distribution would result in the Holder exceeding the Beneficial Ownership Limitation, then the Holder shall not be entitled to participate in such Distribution to such extent (or in the beneficial ownership of any shares of Common Stock as a result of such Distribution to such extent) and the portion of such Distribution shall be held in abeyance for the benefit of the Holder until such time, if ever such grant, issuance or sale, as its right thereto would not result in the Holder exceeding the Beneficial Ownership Limitation).

(f) Fundamental Transaction. If, at any time after the Business Combination Closing while this Preferred Stock is outstanding, (i) the Corporation, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Corporation with or into another Person, (ii) the Corporation (and all of its Subsidiaries, taken as a whole), directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Corporation or another Person) is completed pursuant to which holders of Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding Common Stock or 50% or more of the voting power of the common equity of the Corporation, (iv) the Corporation, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (other than as a result of a stock split, combination or reclassification of shares of Common Stock covered by Section 7(a)), or (v) the Corporation, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires 50% or more of the outstanding shares of Common Stock or 50% or more of the voting power of the common equity of the Corporation (each a “Fundamental Transaction”), then, upon any subsequent conversion of this Preferred Stock, the Holder shall have the right to receive, for each Conversion Share that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction (without regard to any limitation in Section 6(d) on the conversion of this Preferred Stock), the number of shares of capital stock of the successor or acquiring corporation or of the Corporation, if it is the surviving corporation, and any additional consideration (the “Alternate Consideration”) receivable as a result of such Fundamental Transaction by a holder of the number of shares of Common Stock for which this Preferred Stock is convertible immediately prior to such Fundamental Transaction (without regard to any limitation in Section 6(d) on the conversion of this Preferred Stock). For purposes of any such conversion, the determination of the Conversion Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Corporation shall apportion the Conversion Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any conversion of this Preferred Stock following such Fundamental Transaction. To the extent necessary to effectuate the foregoing provisions, any successor to the Corporation or surviving entity in such Fundamental Transaction shall file a new Certificate of Designation with the same terms and conditions and issue to the Holders new preferred stock consistent with the foregoing provisions and evidencing the Holders’ right to convert such preferred stock into Alternate Consideration. The Corporation shall cause any successor entity in a Fundamental Transaction in which the Corporation is not the survivor (the “Successor Entity”) to assume in writing all of the obligations of the Corporation under this Certificate of Designation and the other Transaction Documents (as defined in the Purchase Agreement) in accordance with the provisions of this Section 7(e) pursuant to written agreements in form and substance reasonably satisfactory to the Holders and approved by the Holders (without unreasonable delay) prior to such Fundamental Transaction and shall, at the option of the Holder of this Preferred Stock, deliver to the Holder in exchange for this Preferred Stock a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Preferred Stock which is convertible for a corresponding number of shares of capital stock of such Successor Entity (or its parent entity) equivalent to the shares of Common Stock acquirable and receivable upon conversion of this Preferred Stock (without regard to any limitations on the conversion of this Preferred Stock) prior to such Fundamental Transaction, and with a conversion price which applies the Conversion Price hereunder to such shares of capital stock (but taking into account the relative value of the shares of Common

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Stock pursuant to such Fundamental Transaction and the value of such shares of capital stock, such number of shares of capital stock and such conversion price being for the purpose of protecting the economic value of this Preferred Stock immediately prior to the consummation of such Fundamental Transaction), and which is reasonably satisfactory in form and substance to the Holders. Upon the occurrence of any such Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Certificate of Designation and the other Transaction Documents referring to the “Corporation” shall refer instead to the Successor Entity), and may exercise every right and power of the Corporation and shall assume all of the obligations of the Corporation under this Certificate of Designation and the other Transaction Documents with the same effect as if such Successor Entity had been named as the Corporation herein.

(g) Calculations. All calculations under this Section 7 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 7, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding any treasury shares of the Corporation) issued and outstanding.

(h) Notice to the Holders.

(i) Adjustment to Conversion Price. Whenever the Conversion Price is adjusted pursuant to any provision of this Section 7, the Corporation shall promptly deliver to each Holder by facsimile or email a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

(ii) Notice to Allow Conversion by Holder. If (A) the Corporation shall declare a dividend (or any other distribution in whatever form) on the Common Stock, (B) the Corporation shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock, (C) the Corporation shall authorize the granting to all holders of the Common Stock of rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (D) the approval of any stockholders of the Corporation shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Corporation is a party, any sale or transfer of all or substantially all of the assets of the Corporation (and all of its Subsidiaries, taken as a whole), or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property or (E) the Corporation shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation, then, in each case, the Corporation shall cause to be filed at each office or agency maintained for the purpose of conversion of this Preferred Stock, and shall cause to be delivered by email to each Holder at its email address as it shall appear upon the stock books of the Corporation, at least twenty (20) calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange, provided that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice. To the extent that any notice provided hereunder constitutes, or contains, material, non-public information regarding the Corporation or any of the Subsidiaries, the Corporation shall simultaneously file such notice with the Commission pursuant to a Current Report on Form 8-K, unless determined by the Board of Directors of the Corporation that such filing would be harmful to the Corporation at such time, in which case the Corporation shall file such 8-K as soon as is reasonably practicable in its discretion. For the avoidance of doubt, and without limiting the conversion rights of any Holder, each Holder shall remain entitled to convert the Accrued Value of this Preferred Stock (or any part hereof) during the twenty (20)-day period commencing on the date of such notice through the effective date of the event triggering such notice except as may otherwise be expressly set forth herein.

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Section 8. Redemption.

(a) Redemption by the Corporation. Subject to the provisions of this Section 8 and unless prohibited by applicable law governing distributions to stockholders, the Corporation may, in its sole discretion, redeem all or a portion of the outstanding shares of Preferred Stock:

(i) on or after the Business Combination Closing but prior to the first anniversary of the Business Combination Closing, at a redemption price per share equal to 150% of the Accrued Value;

(ii) on or after the first anniversary of the Business Combination Closing but prior to the second anniversary of the Business Combination Closing, at a redemption price per share equal to 140% of the Accrued Value;

(iii) on or after the second anniversary of the Business Combination Closing but prior to the third anniversary of the Business Combination Closing, at a redemption price per share equal to 130% of the Accrued Value;

(iv) on or after the third anniversary of the Business Combination Closing but prior to the fourth anniversary of the Business Combination Closing, at a redemption price per share equal to 120% of the Accrued Value;

(v) on or after the fourth anniversary of the Business Combination Closing but prior to the fifth anniversary of the Business Combination Closing, at a redemption price per share equal to 110% of the Accrued Value; and

(vi) on or after the fifth anniversary of the Business Combination Closing, at a redemption price per share equal to 100% of the Accrued Value.

If, on the date of such redemption, applicable law governing distributions to stockholders prevents the Corporation from redeeming all shares of Preferred Stock scheduled to be redeemed, the Corporation shall be entitled to ratably redeem the maximum number of shares that it may redeem consistent with such law and any Preferred Stock not so redeemed shall remain outstanding. The Corporation shall provide written notice (the “Corporation Notice”) by e-mail and first class mail postage prepaid, to each Holder of record (determined at the close of business on the Business Day next preceding the day on which the Corporation Notice is given) of the Preferred Stock to be redeemed, at the address last shown on the records of the Corporation for such Holder, notifying such Holder of the redemption to be effected, specifying the number of shares to be redeemed from such Holder, specifying the date of such redemption, the redemption price, the place at which payment may be obtained and calling upon such Holder to surrender to the Corporation, in the manner and at the place designated, his, her or its certificate or certificates representing the shares to be redeemed; provided that the date of redemption shall be not less than 15 days from the date of the Corporation Notice. Except as otherwise provided herein, on or after the applicable date of redemption, each Holder of Preferred Stock to be redeemed shall surrender to the Corporation the certificate or certificates representing such shares, in the manner and at the place designated in the Corporation Notice, and thereupon the price of redemption of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be cancelled. In the event less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares. Notwithstanding anything herein to the contrary, each Holder shall remain entitled to convert its Preferred Stock (or any part thereof) during the 15-day period commencing on the date of the Corporation Notice through the applicable date of redemption at the then-current Conversion Price.

(b) Redemption by the Holders.

(i) Unless prohibited by applicable law governing distribution to stockholders, shares of Preferred Stock shall be redeemed by the Corporation at a purchase price equal to the Accrued Value (the “Redemption Price”), if at any time and from time to time after the fifth (5th) anniversary of the Business Combination Closing, the Holder delivers to the Corporation a written notice demanding redemption of some or all of its shares of Preferred Stock (the “Redemption Request”). Upon receipt of a Redemption Request, the Corporation shall use commercially reasonable efforts to apply all of its assets to pay any such Redemption Price, and to no other corporate purpose, until the Redemption Price has been paid in full, except to the extent prohibited by Nevada law governing distributions to stockholders.

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(ii) Not more than 5 days after the date of receipt of the Redemption Request, the Corporation shall send written notice of the mandatory redemption (the “Redemption Notice”) to each Holder of record of Preferred Stock. The 20th day after the date of the Redemption Notice shall be referred to as the “Redemption Date.” The Redemption Notice shall state:

a.      the number of shares of Preferred Stock held by the Holder that the Corporation shall redeem on the Redemption Date;

b.      the Redemption Date and the Redemption Price;

c.      the date upon which the Holder’s right to convert such shares terminates; and

d.      for Holders of shares in certificated form, that the Holder is to surrender to the Corporation, in the manner and at the place designated, his, her or its certificate or certificates representing the shares of Preferred Stock to be redeemed.

(iii) On the Redemption Date, the Corporation shall redeem the Preferred Stock owned by each Holder. If on the Redemption Date Nevada law governing distributions to stockholders prevents the Corporation from redeeming all shares of Preferred Stock to be redeemed, the Corporation shall ratably redeem the maximum number of shares that it may redeem consistent with such law, and shall redeem the remaining shares as soon as it may lawfully do so under such law. In the event that any portion of the Redemption Price has not been paid within five (5) Business Days following the Redemption Date, interest on such unpaid portion of the Redemption Price shall accrue thereon until such amount is paid in full at a rate equal to the lesser of (i) 15.0% per annum and (ii) the maximum rate permitted under applicable law (the “Additional Interest”). Such Additional Interest shall be paid by the Corporation, in its sole discretion, in cash or in shares of Common Stock; provided that (i) for the avoidance of doubt, any principal or interest paid by the Corporation with respect to a redemption pursuant to Section 8(c) shall be payable solely in cash; (ii) the Corporation cannot elect to pay any such Additional Interest in shares of Common Stock if such issuance would result in any Holder exceeding the Beneficial Ownership Limitation; and (iii) the Corporation cannot elect to pay such Additional Interest in shares of Common Stock unless such shares of Common Stock have been registered for resale under the Securities Act substantially concurrently to such issuance to the applicable Holders or an exemption from registration under the Securities Act is available for a public resale.

(c) Mandatory Redemption if BCA Terminated. If, prior to the Business Combination Closing, the Business Combination Agreement is terminated in accordance with its terms for any reason (a “BCA Termination”), then the Corporation shall (i) as soon as practicable thereafter, deliver to the Holders written notice of the BCA Termination (the “BCA Termination Notice”), which notice shall include the information set forth in Section 8(b)(ii)(a), (b), and (d) above, except that the Redemption Date stated therein shall be not later than twenty (20) Business Days after the date of the BCA Termination, and (ii) redeem the Preferred Stock in its entirety on the Redemption Date set forth in the BCA Termination Notice. The provisions of Section 8(b)(iii) shall apply to a redemption under this Section 8(c). The Corporation’s obligation to redeem the Preferred Stock under this Section 8(c) shall be guaranteed by the Parent Guarantee. Notwithstanding the foregoing, if, prior to any BCA Termination, all the closing conditions to the Business Combination Agreement are satisfied or (except with respect to the Minimum Cash Condition (as defined in the Business Combination Agreement)) waived, and the Holder is in breach of its PIPE Financing Obligation, then the Corporation shall not be required to redeem the Preferred Stock pursuant to this Section 8(c).

(d) Fundamental Transaction Redemption Offer. Following the Business Combination Closing, if the Corporation proposes to enter into a Fundamental Transaction, then it shall offer to redeem all of the Preferred Stock upon consummation of such Fundamental Transaction for cash equal to the greater of (i) the applicable redemption price calculated pursuant to Section 8(a) and (ii) the amount of Alternate Consideration the Holders would receive in the Fundamental Transaction. The redemption procedures under Sections 8(b)(ii) and 8(b)(iii) shall apply to this Section 8(d).

(e) Rights Subsequent to Redemption. Upon the redemption of shares of Preferred Stock pursuant to Section 8(a), Section 8(b), Section 8(c) or Section 8(d), all rights with respect to such shares of Preferred Stock shall immediately terminate, except with respect to the right of the Holders to receive the applicable redemption price with respect to such shares of Preferred Stock in accordance with Section 8(a), Section 8(b), Section 8(c) or Section 8(d), as applicable.

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Section 9. Miscellaneous.

(a) Notices. Any and all notices or other communications or deliveries to be provided by the Holders hereunder including, without limitation, any Notice of Conversion, shall be in writing and delivered personally, by e-mail, or sent by nationally recognized overnight courier service, addressed to the Corporation, at the address or email address most recently provided to Holders by the Corporation for purposes of notice hereunder Attention: Ian Rogers, 241 Ridge Street, Suite 210, Reno, Nevada 89501, e-mail address: Ian@jindaleelithium.com, or such other e-mail address or address as the Corporation may specify for such purposes by notice to the Holders delivered in accordance with this Section 9. Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered personally, by e-mail, or sent by a nationally recognized overnight courier service addressed to each Holder at the e-mail address or address of such Holder appearing on the books of the Corporation, or if no such facsimile number, e-mail address or address appears on the books of the Corporation, at the principal place of business of such Holder, as set forth in the Purchase Agreement. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the time of transmission, if such notice or communication is delivered via facsimile at the facsimile number or e-mail at the e-mail address set forth in this Section prior to 5:30 p.m. (New York City time) on any date, (ii) the next Trading Day after the time of transmission, if such notice or communication is delivered via e-mail at the e-mail address set forth in this Section on a day that is not a Trading Day or later than 5:30 p.m. (New York City time) on any Trading Day, (iii) the second Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

(b) Absolute Obligation. Except as expressly provided herein, no provision of this Certificate of Designation shall alter or impair the obligation of the Corporation, which is absolute and unconditional, to pay liquidated damages and accrued dividends, as applicable, on the shares of Preferred Stock at the time, place, and rate, and in the coin or currency, herein prescribed.

(c) Lost or Mutilated Preferred Stock Certificate. If a Holder’s Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Corporation shall issue or cause to be issued, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Preferred Stock so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership hereof reasonably satisfactory to the Corporation (which shall not include the posting of any bond). The applicant for a new certificate under such circumstances shall also pay any reasonable third-party costs (including customary indemnity) associated with the issuance of such replacement certificate.

(d) Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Certificate of Designation shall be governed by and construed and enforced in accordance with the internal laws of the State of Nevada, without regard to the principles of conflict of laws thereof. All legal proceedings concerning the interpretation, enforcement and defense of the transactions contemplated by this Certificate of Designation (whether brought against a party hereto or its respective Affiliates, directors, officers, shareholders, employees or agents) shall be commenced in the state and federal courts sitting in Clark County, Nevada (City of Las Vegas) (the “Nevada Courts”). The Corporation and each Holder hereby irrevocably submits to the exclusive jurisdiction of the Nevada Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such Nevada Courts, or such Nevada Courts are improper or inconvenient venue for such proceeding. The Corporation and each Holder hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Certificate of Designation and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by applicable law. The Corporation and each Holder hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Certificate of Designation or the transactions contemplated hereby. If the Corporation or any Holder shall commence an action or proceeding to enforce any provisions of this Certificate of Designation, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorneys’ fees and other costs and expenses incurred in the investigation, preparation and prosecution of such action or proceeding.

Annex H-41

(e) Amendment. This Certificate of Designation (or any provision hereof) may be amended by obtaining the affirmative vote at a meeting duly called for such purpose, or written consent without a meeting in accordance with the Nevada Revised Statutes, of the Holders, voting separately as a single class, and with such other stockholder approval, if any, as may then be required pursuant to the NRS and the Corporation’s articles of incorporation; provided, however, and notwithstanding anything in this Certificate of Designation to the contrary, no provision of this Certificate of Designation shall be amended to the extent any such amendment would disproportionately, materially and adversely modify any rights of any Holder (as compared to the rights of the other Holders) that holds more than two percent of the issued and outstanding Preferred Stock, unless any such Holder shall have previously consented in writing to such amendment or voted to approve such amendment at a meeting; provided that if any securities are issued and sold pursuant to the “Private Placement” contemplated in the Business Combination Agreement, whether prior to or at the Business Combination Consummation, with any term more favorable to the purchaser thereof than the terms set forth in this Certificate of Designation, the Purchase Agreement, the Warrants, the Registration Rights Agreement, and the exhibits and schedules thereto, applicable to the Holder (including, without limitation, valuation, conversion price or mechanics, discount, warrant coverage, liquidation preference, anti-dilution protection, or other economic or governance right), then the Corporation shall, at the option of the Holder, promptly amend any applicable Transaction Document, including this Certificate of Designation, to incorporate such more favorable term or terms (the “MFN Amendment Requirement”).

(f) Waiver. Any waiver by the Corporation or a Holder of a breach of any provision of this Certificate of Designation shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designation or a waiver by any other Holders. The failure of the Corporation or a Holder to insist upon strict adherence to any term of this Certificate of Designation on one or more occasions shall not be considered a waiver or deprive that party (or any other Holder) of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation on any other occasion. Any waiver by the Corporation or a Holder must be in writing.

(g) Severability. If any provision of this Certificate of Designation is invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law.

(h) Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

(i) Headings. The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designation and shall not be deemed to limit or affect any of the provisions hereof.

(j) Status of Converted or Redeemed Preferred Stock. Shares of Preferred Stock may only be issued pursuant to the Purchase Agreement. If any shares of Preferred Stock shall be converted, redeemed or reacquired by the Corporation, such shares shall resume the status of authorized but unissued shares of preferred stock and shall no longer be designated as 12.0% Series A Cumulative Convertible Preferred Stock.

(k) Tax Withholding. The Corporation agrees that, provided that each Holder delivers to the Corporation a properly executed IRS Form W-9 or other certification satisfactory to the Corporation certifying as to such Holder’s status (or the status of such Holder’s beneficial owner(s)) as a United States person (within the meaning of Section 7701(a)(30) of the Code) and such Holder’s (or such beneficial owners’) eligibility for complete exemption from backup withholding (“U.S. Person Certification”), under current law the Corporation (including any paying agent of the Corporation) shall not be required to, and shall not, withhold on any payments or deemed payments to any such Holder. Subject to Section 9(l), in the event that any Holder fails to deliver to the Corporation such properly executed U.S. Person Certification, the Corporation reasonably believes that a previously delivered U.S. Person Certification is no longer accurate and/or valid, or there is a change in law that affects the withholding obligations of the Corporation, the Corporation and its paying agent shall be entitled to withhold taxes on all payments made to the relevant Holder in the form of cash or otherwise treated, in the Corporation’s reasonable discretion, as a dividend for U.S. federal tax purposes or to request that the relevant Holder promptly pay the Corporation in cash any amounts required to satisfy any withholding tax obligations, in each case, to the extent the Corporation or its paying agent determines in good faith

Annex H-42

it is required to deduct and withhold tax on payments to the relevant Holder under applicable law; provided, that the Corporation shall use commercially reasonable efforts to notify the relevant Holder of any required withholding tax reasonably in advance of the date of the relevant payment and give such Holder reasonable opportunity to establish an exemption from, or a reduced rate of, withholding prior to making such payment.

(l) Tax Treatment. Each holder of Preferred Stock and the Corporation shall not treat the Preferred Stock as “preferred stock” within the meaning of Section 305 of the Code and Treasury Regulation Section 1.305-5 for United States federal income tax and withholding tax purposes, and the Corporation and each holder of Preferred Stock that no holder of Preferred Stock nor any of its Affiliates shall be required to include in income any dividend income for U.S. federal income Tax purposes by reason of the application of Section 305 of the Code to the Preferred Stock except to the extent of the amount of any dividends accruing on the Preferred Stock that are declared and paid in cash. Absent a change in law or a contrary determination (as defined in Section 1313(a) of the Internal Revenue Code, as amended (the “Code”)), no holder of Preferred Stock nor the Corporation shall not take any position (including on any IRS Form 1099) inconsistent for applicable tax purposes with such treatment.

*********************

Annex H-43

IN WITNESS WHEREOF, this Certificate of Designation is executed on behalf of the Corporation by its Chief Executive Officer this 9th day of April, 2026.

By:	/s/ Lindsay Dudfield
Name:	Lindsay Dudfield
Title:	President

Annex H-44

ANNEX A

NOTICE OF CONVERSION
(TO BE EXECUTED BY THE REGISTERED HOLDER IN ORDER TO CONVERT SHARES OF
12.0% SERIES A CUMULATIVE CONVERTIBLE PREFERRED STOCK)

The undersigned hereby elects to convert the number of shares of 12.0% Series A Cumulative Convertible Preferred Stock, no par value per share (the “Preferred Stock”), indicated below into shares of common stock, no par value per share (the “Common Stock”), of HiTech Minerals Inc., a Nevada corporation (the “Corporation”), according to the conditions hereof, as of the date written below. If shares of Common Stock are to be issued in the name of a Person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such customary certificates as may be required by the Corporation and its counsel in accordance with the Purchase Agreement in order to effectuate such transaction and cause its counsel to issue any required legal opinions. No fee will be charged to the Holders for any conversion, except for any such transfer taxes.

Conversion calculations:

Date to Effect Conversion:
Number of shares of Preferred Stock owned prior to Conversion:
Number of shares of Preferred Stock to be Converted:
Accrued Value of shares of Preferred Stock to be Converted:
Number of shares of Common Stock to be Issued:
Applicable Conversion Price:
Number of shares of Preferred Stock subsequent to Conversion:
Address for Delivery:

or

DWAC Instructions:

Broker no:
Account no:
[HOLDER]
By:
Name:
Title

Annex H-45

Exhibit B

Form of Warrant

Annex H-46

Annex I

Form of Warrant

NEITHER THIS SECURITY NOR THE SECURITIES FOR WHICH THIS SECURITY IS EXERCISABLE HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS. THIS SECURITY AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS SECURITY MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN SECURED BY SUCH SECURITIES.

COMMON STOCK PURCHASE WARRANT

US Elemental Inc.

Warrant Shares: [_______][1]	Initial Exercise Date: [_______], 202[•]

THIS COMMON STOCK PURCHASE WARRANT (the “Warrant”) certifies that, for value received, [_____________] or its assigns (the “Holder”) is entitled, upon the terms and subject to the limitations on exercise and the conditions hereinafter set forth, at any time on or after the date hereof (the “Initial Exercise Date”) and on or prior to 5:00 p.m. (New York City time) on [_____], 202[•]2 (the “Termination Date”) but not thereafter, to subscribe for and purchase from US Elemental Inc., a Delaware corporation (the “Company”), up to [______] shares (as subject to adjustment hereunder, the “Warrant Shares”) of common stock, par value $0.0001 per share, of the Company (the “Common Stock”). The purchase price of one share of Common Stock under this Warrant shall be equal to the Exercise Price, as defined in Section 2(b).

Section 1. Definitions. Capitalized terms used and not otherwise defined herein shall have the meanings set forth in that certain Securities Purchase Agreement (the “Purchase Agreement”), dated as of April 9, 2026, by and among the Company, HiTech Minerals Inc., a Nevada corporation, and the purchaser signatory thereto, including the Certificate of Designation attached as Exhibit A thereto.

Section 2. Exercise.

(a) Exercise of Warrant. Exercise of the purchase rights represented by this Warrant may be made, in whole or in part, at any time or times on or after the Initial Exercise Date and on or before the Termination Date by delivery to the Company (or such other office or agency that the Company may designate by notice in writing to the registered Holder at the address of the Holder appearing on the books of the Company), as applicable, of a duly executed facsimile copy or PDF copy submitted by e-mail (or e-mail attachment) of the Notice of Exercise in the form annexed hereto (the “Notice of Exercise”). Not later than the number of Trading Days comprising the Standard Settlement Period (as defined in Section 2(d)(i) herein) following the date of exercise as aforesaid, the Holder shall deliver to the Company the aggregate Exercise Price for the shares specified in the applicable Notice of Exercise by wire transfer or cashier’s check drawn on a United States bank unless the cashless exercise procedure specified in Section 2(c) below is specified in the applicable Notice of Exercise. No ink-original Notice of Exercise shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Exercise be required. Notwithstanding anything herein to the contrary, the Holder shall not be required to physically surrender this Warrant to the Company until the Holder has purchased all of the Warrant Shares available hereunder and the Warrant has been exercised in full, in which case, the Holder shall surrender this Warrant to the Company for cancellation within three (3) Trading Days of the date on which the final Notice of Exercise is delivered to the Company. Partial exercises of this Warrant resulting in purchases of a portion of the total number of Warrant Shares available hereunder shall have the effect of lowering the outstanding number of Warrant Shares purchasable hereunder in an amount equal to the applicable number of

____________

1        To be a number equal to the Accrued Value (as defined in the Certificate of Designation) divided by the Conversion Price (as defined in the Certificate of Designation), in each case, measured as of the date of the Business Combination Consummation.

2        To be the date that is five years from the date of the Business Combination Consummation.

Annex I-1

Warrant Shares purchased. The Holder and the Company shall maintain records showing the number of Warrant Shares purchased and the date of such purchases. The Company shall deliver any objection to any Notice of Exercise within one (1) Business Day of receipt of such notice. The Holder and any assignee, by acceptance of this Warrant, acknowledge and agree that, by reason of the provisions of this paragraph, following the purchase of a portion of the Warrant Shares hereunder, the number of Warrant Shares available for purchase hereunder at any given time may be less than the amount stated on the face hereof.

(b) Exercise Price. The exercise price per share of Common Stock under this Warrant shall be $11.50, subject to adjustment hereunder (the “Exercise Price”).

(c) Cashless Exercise. This Warrant may also be exercised, in whole or in part, at any time after the Initial Exercise Date by means of a “cashless exercise” in which the Holder shall be entitled to receive a number of Warrant Shares equal to the quotient obtained by dividing ((A-B) multiplied by (X)) by (A), where:

(A) = as applicable: (i) the VWAP on the Trading Day immediately preceding the date of the applicable Notice of Exercise if such Notice of Exercise is (1) both executed and delivered pursuant to Section 2(a) hereof on a day that is not a Trading Day or (2) both executed and delivered pursuant to Section 2(a) hereof on a Trading Day prior to the opening of “regular trading hours” (as defined in Rule 600(b) of Regulation NMS promulgated under the federal securities laws) on such Trading Day, (ii) at the option of the Holder, either (y) the VWAP on the Trading Day immediately preceding the date of the applicable Notice of Exercise or (z) the Bid Price of the Common Stock on the principal Trading Market as reported by Bloomberg L.P. (“Bloomberg”) as of the time of the Holder’s execution of the applicable Notice of Exercise if such Notice of Exercise is executed during “regular trading hours” on a Trading Day and is delivered within two (2) hours thereafter (including until two (2) hours after the close of “regular trading hours” on a Trading Day) pursuant to Section 2(a) hereof or (iii) the VWAP on the date of the applicable Notice of Exercise if the date of such Notice of Exercise is a Trading Day and such Notice of Exercise is both executed and delivered pursuant to Section 2(a) hereof after the close of “regular trading hours” on such Trading Day;

(B) = the Exercise Price of this Warrant, as adjusted hereunder; and

(X) = the number of Warrant Shares that would be issuable upon exercise of this Warrant in accordance with the terms of this Warrant if such exercise were by means of a cash exercise rather than a cashless exercise.

If Warrant Shares are issued in such a cashless exercise, the parties acknowledge and agree that in accordance with Section 3(a)(9) of the Securities Act, the Warrant Shares shall take on the characteristics of the Warrants being exercised, and the holding period of the Warrant Shares being issued may be tacked on to the holding period of this Warrant. The Company agrees not to take any position contrary to this Section 2(c).

“Bid Price” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the bid price of the Common Stock for the time in question (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b) if OTCQB or OTCQX is not a Trading Market, the volume weighted average price of the Common Stock for such date (or the nearest preceding date) on OTCQB or OTCQX as applicable, (c) if the Common Stock is not then listed or quoted for trading on OTCQB or OTCQX and if prices for the Common Stock are then reported on The Pink Open Market (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported, or (d) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Purchasers of a majority in interest of the Securities then outstanding and reasonably acceptable to the Company, the fees and expenses of which shall be paid by the Company.

“VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the daily volume weighted average price of the Common Stock for the 20 Trading Days preceding such date (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b) if OTCQB or OTCQX is not a Trading Market, the volume weighted average price of the Common Stock for the 20 Trading Days preceding such date (or the nearest preceding date) on OTCQB or OTCQX as applicable, (c) if the

Annex I-2

Common Stock is not then listed or quoted for trading on OTCQB or OTCQX and if prices for the Common Stock are then reported in The Pink Open Market (or a similar organization or agency succeeding to its functions of reporting prices), the average of the highest closing bid price per share and the lowest closing ask price per share of the Common Stock for the 20 Trading Days preceding such date, or (d) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Purchasers of a majority in interest of the Securities then outstanding and reasonably acceptable to the Company, the fees and expenses of which shall be paid by the Company.

Notwithstanding anything herein to the contrary, on the Termination Date, this Warrant shall be automatically exercised via cashless exercise pursuant to this Section 2(c). Furthermore, if (A-B) is less than zero, then the number of Warrant Shares to be delivered to the Holder shall equal zero.

(d) Mechanics of Exercise.

(i) Delivery of Warrant Shares Upon Exercise. The Company shall cause the Warrant Shares purchased hereunder to be transmitted by the Transfer Agent to the Holder by crediting the account of the Holder’s or its designee’s balance account with The Depository Trust Company through its Deposit or Withdrawal at Custodian system if the Company is then a participant in such system and there is an effective registration statement permitting the issuance of the Warrant Shares to or resale of the Warrant Shares by the Holder, and otherwise by physical delivery of a certificate, (or reasonable evidence of issuance by book entry of ownership of the Warrant Shares) registered in the Company’s share register in the name of the Holder or its designee, for the number of Warrant Shares to which the Holder is entitled pursuant to such exercise to the address specified by the Holder in the Notice of Exercise by the date that is the later of (i) the Standard Settlement Period after the delivery to the Company of the Notice of Exercise, and (ii) one (1) Trading Day after delivery of the aggregate Exercise Price to the Company (such date, the “Warrant Share Delivery Date”); provided, however, in any event, the Company shall not be obligated to deliver Warrant Shares until it has received the aggregate Exercise Price therefor (other than in the case of a cashless exercise). Upon delivery of the Notice of Exercise, the Holder shall be deemed for all corporate purposes to have become the holder of record of the Warrant Shares with respect to which this Warrant has been exercised, irrespective of the date of delivery of the Warrant Shares, provided that payment of the aggregate Exercise Price (other than in the case of a cashless exercise) is received no later than the number of Trading Days comprising the Standard Settlement Period following delivery of the Notice of Exercise. The Company agrees to maintain a transfer agent that is a participant in the FAST program so long as this Warrant remains outstanding and exercisable. As used herein, “Standard Settlement Period” means the standard settlement period, expressed in a number of Trading Days, on the Company’s primary Trading Market with respect to the Common Stock as in effect on the date of delivery of the Notice of Exercise.

(ii) Delivery of New Warrants Upon Exercise. If this Warrant shall have been exercised in part, the Company shall, at the request of a Holder and upon surrender of this Warrant certificate, at the time of delivery of the Warrant Shares, deliver to the Holder a new Warrant evidencing the rights of the Holder to purchase the unpurchased Warrant Shares called for by this Warrant, which new Warrant shall in all other respects be identical with this Warrant.

(iii) Rescission Rights. If the Company fails to cause the Transfer Agent to transmit to the Holder the Warrant Shares pursuant to Section 2(d)(i) by the Warrant Share Delivery Date (subject to receipt of the aggregate Exercise Price for the applicable exercise (other than in the case of a cashless exercise)), then the Holder will have the right to rescind such exercise prior to the delivery of the Warrant Shares.

(iv) No Fractional Shares or Scrip. No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Warrant. As to any fraction of a share which the Holder would otherwise be entitled to purchase upon such exercise, the Company shall, at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Exercise Price or round up to the next whole share.

Annex I-3

(v) Charges, Taxes and Expenses. Issuance of Warrant Shares shall be made without charge to the Holder for any issue or transfer tax or other incidental expense in respect of the issuance of such Warrant Shares, all of which taxes and expenses shall be paid by the Company, and such Warrant Shares shall be issued in the name of the Holder or in such name or names as may be directed by the Holder; provided, however, that, in the event that Warrant Shares are to be issued in a name other than the name of the Holder, this Warrant when surrendered for exercise shall be accompanied by the Assignment Form attached hereto duly executed by the Holder and the Company may require, as a condition thereto, the payment of a sum sufficient to reimburse it for any transfer tax incidental thereto. The Company shall pay all Transfer Agent fees required for same-day processing of any Notice of Exercise and all fees to the Depository Trust Company (or another established clearing corporation performing similar functions) required for same-day electronic delivery of the Warrant Shares pursuant to the terms of this Warrant.

(vi) Closing of Books. The Company will not close its stockholder books or records in any manner intended to prevent the timely exercise of this Warrant, pursuant to the terms hereof.

(e) Holder’s Exercise Limitations. The Holder may notify the Company in writing in the event it elects to be subject to the provisions contained in this Section 2(e); however, the Holder shall not be subject to this Section 2(e) unless he, she or it makes such election. If the election is made, the Company shall not effect any exercise of this Warrant, and a Holder shall not have the right to exercise any portion of this Warrant, pursuant to Section 2 or otherwise, to the extent that after giving effect to such issuance after exercise as set forth on the applicable Notice of Exercise, the Holder (together with the Holder’s Affiliates, and any Persons acting as a group together with the Holder or any of the Holder’s Affiliates (such Persons, “Attribution Parties”)) would beneficially own in excess of 4.9%, 9.9% or 19.9% of the Company’s Common Stock (as specified in the Holder’s notice pursuant to which the Holder elects to be subject to this Section) (the “Beneficial Ownership Limitation”). For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by the Holder, its Affiliates and Attribution Parties shall include the number of shares of Common Stock issuable upon exercise of this Warrant with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (i) exercise of the remaining, nonexercised portion of this Warrant beneficially owned by the Holder or any of its Affiliates or Attribution Parties and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company (including, without limitation, any other Common Stock Equivalents) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the Holder or any of its Affiliates or Attribution Parties. Except as set forth in the preceding sentence, for purposes of this Section 2(e), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder, it being acknowledged by the Holder that the Company is not representing to the Holder that such calculation is in compliance with Section 13(d) of the Exchange Act and the Holder is solely responsible for any schedules required to be filed in accordance therewith. To the extent that the limitation contained in this Section 2(e) applies, the determination of whether this Warrant is exercisable (in relation to other securities owned by the Holder together with any Affiliates and Attribution Parties) and, of which portion of this Warrant is exercisable up to the Beneficial Ownership Limitation shall be in the sole discretion of the Holder, and the submission of a Notice of Exercise shall be deemed to be the Holder’s good faith determination of whether this Warrant is exercisable (in relation to other securities owned by the Holder together with any Affiliates and Attribution Parties) and of which portion of this Warrant is exercisable, in each case, subject to the Beneficial Ownership Limitation, and the Company shall have no obligation to verify or confirm the accuracy of such determination and shall have no liability for exercises of this Warrant that are not in compliance with the Beneficial Ownership Limitation. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder and the Company shall have no obligation to verify or confirm the accuracy of such determination and shall have no liability for exercises of the Warrant that are not in compliance with the Beneficial Ownership Limitation. For purposes of this Section 2(e), in determining the number of outstanding shares of Common Stock, a Holder may rely on the number of outstanding shares of Common Stock as reflected in (A) the Company’s most recent periodic or annual report filed with the Commission, as the case may be, (B) a more recent public announcement by the Company or (C) a more recent written notice by the Company or the Transfer Agent setting forth the number of shares of Common Stock outstanding. Upon the written or oral request of a Holder, the Company shall within two (2) Trading Days confirm orally and in writing to the Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Warrant, by the Holder or

Annex I-4

its Affiliates or Attribution Parties since the date as of which such number of outstanding shares of Common Stock was reported. By written notice to the Company, the Holder may from time to time increase or decrease the Beneficial Ownership Limitation applicable to the Holder, provided, however, that any such increase in the Beneficial Ownership Limitation will not be effective until the sixty-first (61st) day after such notice is delivered to the Company. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 2(e) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this paragraph shall apply to a successor holder of this Warrant.

Section 3. Certain Adjustments.

(a) Stock Dividends and Stock Splits. If the Company at any time while this Warrant is outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions on shares of its Common Stock or any other equity or equity equivalent securities payable in shares of Common Stock (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Company upon exercise of this Warrant or any cash distributions), (ii) subdivides outstanding shares of Common Stock into a larger number of shares, (iii) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (iv) issues by reclassification of shares of the Common Stock any shares of capital stock of the Company, then in each case the Exercise Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event, and the number of shares issuable upon exercise of this Warrant shall be proportionately adjusted such that the aggregate Exercise Price of this Warrant shall remain unchanged. Any adjustment made pursuant to this Section 3(a) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

(b) VWAP Reset. If on the twenty-first Trading Day ending on a Measurement Date, the VWAP (the “Measurement Price”) is less than the Exercise Price then in effect, then the Exercise Price then in effect shall be reduced to an amount equal to the greater of (x) the Measurement Price and (y) $7.50.

(c) Adjustment Upon Issuance of Common Stock. If and whenever after the Closing Date, the Company issues or sells, or in accordance with this Section 3(c) is deemed to have issued or sold, any shares of Common Stock (including the issuance or sale of shares of Common Stock owned or held by or for the account of the Company), other than in connection with any Exempt Issuance, for a consideration per share (the “New Issuance Price”) less than the Exercise Price then in effect (the “Applicable Price”, and each such issue, sale or deemed issuance or sale, a “Dilutive Issuance”), then immediately after such Dilutive Issuance, the Exercise Price then in effect shall be reduced to an amount equal to the New Issuance Price; provided, however, that such an adjustment to the Conversion Price shall not be made unless the Company has cumulatively issued more than $3,000,000 in one or more Dilutive Issuances.

For purposes of determining the adjusted Exercise Price under this Section 3(c), the following shall be applicable:

(i) Options and Convertible Securities. The consideration per share received by the Company for Common Stock deemed to have been issued pursuant to Section 3(c)(ii), relating to Options and Convertible Securities, shall be determined by dividing: (x) the total amount, if any, received or receivable by the Company as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Company upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by (y) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) deemed to be issued pursuant to Section 3(c)(ii) upon the issuance of such Options or Convertible Securities.

Annex I-5

(ii) Deemed Issuance of Options and Convertible Securities. If the Company at any time or from time to time shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto, assuming the satisfaction of any conditions to exercisability, convertibility or exchangeability but without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be outstanding and to have been issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date.

(iii) Change in Option Price. If, after the Initial Exercise Date, the purchase or exercise price provided for in any Options, the additional consideration, if any, payable upon the issue, conversion, exercise or exchange of any Convertible Securities, or the rate at which any Convertible Securities are convertible into or exercisable or exchangeable for Common Stock increases or decreases at any time, (other than (x) proportional changes in conversion or exercise prices, as applicable, in connection with an event referred to in Section 3(a) above and (y) automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security which are not more favorable to the holder thereof than the anti-dilution and similar provisions set forth herein), the Exercise Price in effect at the time of such increase or decrease shall be adjusted to the Exercise Price, which would have been in effect at such time had such Options or Convertible Securities provided for such increased or decreased purchase price, additional consideration or increased or decreased conversion rate, as the case may be, at the time initially granted, issued or sold. For purposes of this Section 3(c)(iii), if the terms of any Option or Convertible Security that was outstanding as of the Initial Exercise Date are increased or decreased in the manner described in the immediately preceding sentence, then such Option or Convertible Security and the shares of Common Stock deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such increase or decrease. No adjustment pursuant to this Section 3(c) shall be made if such adjustment would result in an increase of the Exercise Price then in effect.

(iv) Calculation of Consideration Received. In case any Option is issued in connection with the issue or sale of other securities of the Company, together comprising one integrated transaction, (x) the Options will be deemed to have been issued for the Option Value of such Options and (y) the other securities issued or sold in such integrated transaction shall be deemed to have been issued or sold for the difference of (I) the aggregate consideration received by the Company less any consideration paid or payable by the Company pursuant to the terms of such other securities of the Company, less (II) the Option Value. If any shares of Common Stock, Options or Convertible Securities are issued or sold or deemed to have been issued or sold for cash, the consideration other than cash received therefor will be deemed to be the net amount received by the Company therefor. If any shares of Common Stock, Options or Convertible Securities are issued or sold for a consideration other than cash, the amount of such consideration received by the Company will be the fair value of such consideration, except where such consideration consists of publicly traded securities, in which case the amount of consideration received by the Company will be the closing sale price of such publicly traded securities on the date of receipt. If any shares of Common Stock, Options or Convertible Securities are issued to the owners of the non-surviving entity in connection with any merger in which the Company is the surviving entity, the amount of consideration therefor will be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such shares of Common Stock, Options or Convertible Securities, as the case may be. The fair value of any consideration other than cash or publicly traded securities will be determined jointly by the Company and a majority in interest of the Securities then outstanding. If such parties are unable to reach agreement within ten (10) days after the occurrence of an event requiring valuation (the “Valuation Event”), the fair value of such consideration will be determined within five (5) Business Days after the tenth (10th) day following the Valuation Event by an independent, reputable appraiser jointly selected by the Company and a majority in interest of the Securities then outstanding. The determination of such appraiser shall be final and binding upon all parties absent manifest error and the fees and expenses of such appraiser shall be borne by the Company.

Annex I-6

(v) Record Date. If the Company takes a record of the holders of shares of Common Stock for the purpose of entitling them (A) to receive a dividend or other distribution payable in shares of Common Stock, Options or in Convertible Securities or (B) to subscribe for or purchase shares of Common Stock, Options or Convertible Securities, then such record date will be deemed to be the date of the issuance or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

(vi) Expiration or Termination of Options or Convertible Securities. Upon the expiration or termination of any unexercised Option or unconverted or unexchanged Convertible Securities (or portion thereof) which resulted (either upon its original issuance or upon a revision of its terms) in an adjustment to the Exercise Price pursuant to the terms of Section 3(b), the Exercise Price shall be readjusted to such Conversion Price as would have obtained had such Option or Convertible Securities (or portion thereof) never been issued.

(d) Subsequent Rights Offerings. In addition to any adjustments pursuant to Section 3(a), (b) and (c) above, if at any time after the Initial Exercise Date the Company grants, issues or sells any Common Stock Equivalents or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of shares of Common Stock (the “Purchase Rights”), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of shares of Common Stock acquirable upon complete exercise of this Warrant (without regard to any limitations on exercise hereof, including without limitation, any applicable Beneficial Ownership Limitation) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights (provided, however, that, to the extent that the Holder’s right to participate in any such Purchase Right would result in the Holder exceeding any applicable Beneficial Ownership Limitation, then the Holder shall not be entitled to participate in such Purchase Right to such extent (or beneficial ownership of such shares of Common Stock as a result of such Purchase Right to such extent) and such Purchase Right to such extent shall be held in abeyance for the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding any applicable Beneficial Ownership Limitation). To the extent that the issue price of such Purchase Rights would result in an adjustment of the Exercise Price pursuant to Section 3(c) above, such adjustment shall not occur to the extent the Holder participates in such offering of Purchase Rights and acquires its pro rata portion of such Purchase Rights on the applicable terms.

(e) Pro Rata Distributions. During such time after the Initial Exercise Date as this Warrant is outstanding, if the Company shall declare or make any dividend or other distribution of its assets (or rights to acquire its assets) to holders of shares of Common Stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (a “Distribution”), at any time after the issuance of this Warrant, then, in each such case, the Holder shall be entitled to participate in such Distribution to the same extent that the Holder would have participated therein if the Holder had held the number of shares of Common Stock acquirable upon complete exercise of this Warrant (without regard to any limitations on exercise hereof, including without limitation, any applicable Beneficial Ownership Limitation) immediately before the date of which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the participation in such Distribution (provided, however, that, to the extent that the Holder’s right to participate in any such Distribution would result in the Holder exceeding any applicable Beneficial Ownership Limitation, then the Holder shall not be entitled to participate in such Distribution to such extent (or in the beneficial ownership of any shares of Common Stock as a result of such Distribution to such extent) and the portion of such Distribution shall be held in abeyance for the benefit of the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding any applicable Beneficial Ownership Limitation).

(f) Fundamental Transaction. If, at any time after the Initial Exercise Date while this Warrant is outstanding, (i) the Company, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Company with or into another Person, (ii) the Company (and all of its subsidiaries, taken as a whole), directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Common Stock are permitted to sell,

Annex I-7

tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding Common Stock or 50% or more of the voting power of the common equity of the Company, (iv) the Company, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (other than as a result of a stock split, combination or reclassification of shares of Common Stock covered by Section 3(a)), or (v) the Company, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off, merger or scheme of arrangement) with another Person whereby such other Person acquires 50% or more of the outstanding shares of Common Stock or 50% or more of the voting power of the common equity of the Company (each a “Fundamental Transaction”), then, upon any subsequent exercise of this Warrant, the Holder shall have the right to receive, for each Warrant Share that would have been issuable upon such exercise immediately prior to the occurrence of such Fundamental Transaction, at the option of the Holder (without regard to any limitation in Section 2(e) on the exercise of this Warrant), the number of shares of Common Stock of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and any additional consideration (the “Alternate Consideration”) receivable as a result of such Fundamental Transaction by a holder of the number of shares of Common Stock for which this Warrant is exercisable immediately prior to such Fundamental Transaction (without regard to any limitation in Section 2(e) on the exercise of this Warrant). For purposes of any such exercise, the determination of the Exercise Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Company shall apportion the Exercise Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any exercise of this Warrant following such Fundamental Transaction. Notwithstanding anything to the contrary, in the event of a Fundamental Transaction, the Company or any Successor Entity (as defined below) shall, at the Holder’s option, exercisable at any time concurrently with, or within 30 days after, the consummation of the Fundamental Transaction (or, if later, the date of the public announcement of the applicable Fundamental Transaction), purchase this Warrant from the Holder by paying to the Holder an amount of cash equal to the Black Scholes Value (as defined below) of the remaining unexercised portion of this Warrant on the date of the consummation of such Fundamental Transaction; provided, that if holders of Common Stock of the Company are not offered or paid any consideration in such Fundamental Transaction, such holders of Common Stock will be deemed to have received common stock or ordinary shares of the Successor Entity (which Successor Entity may be the Company following such Fundamental Transaction) in such Fundamental Transaction. “Black Scholes Value” means the value of this Warrant based on the Black-Scholes Option Pricing Model obtained from the “OV” function on Bloomberg determined as of the day of consummation of the applicable Fundamental Transaction for pricing purposes and reflecting (A) a risk-free interest rate corresponding to the U.S. Treasury rate for a period equal to the time between the date of the public announcement of the applicable contemplated Fundamental Transaction and the Termination Date, (B) an expected volatility equal to the greater of 100% and the 100 day volatility obtained from the HVT function on Bloomberg (determined utilizing a 365 day annualization factor) as of the Trading Day immediately following the public announcement of the applicable contemplated Fundamental Transaction, (C) the underlying price per share used in such calculation shall be the greater of (i) the sum of the price per share being offered in cash, if any, plus the value of any non-cash consideration, if any, being offered in such Fundamental Transaction and (ii) the highest VWAP during the period beginning on the Trading Day immediately preceding the announcement of the applicable Fundamental Transaction (or the consummation of the applicable Fundamental Transaction, if earlier) and ending on the Trading Day of the Holder’s request pursuant to this Section 3(f), (D) a remaining option time equal to the time between the date of the public announcement of the applicable Fundamental Transaction and the Termination Date and (E) a zero cost of borrow. The payment of the Black Scholes Value will be made by wire transfer of immediately available funds (or such other consideration) within the later of (i) five Business Days of the Holder’s election and (ii) the date of consummation of the Fundamental Transaction. The Company shall cause any successor entity in a Fundamental Transaction in which the Company is not the survivor (the “Successor Entity”) to assume in writing all of the obligations of the Company under this Warrant and the other Transaction Documents in accordance with the provisions of this Section 3(f) pursuant to written agreements in form and substance reasonably satisfactory to the Holder and approved by the Holder (without unreasonable delay) prior to such Fundamental Transaction and shall, at the option of the Holder, deliver to the Holder in exchange for this Warrant a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Warrant which is exercisable for a corresponding number of shares of capital stock of such Successor Entity (or its

Annex I-8

parent entity) equivalent to the shares of Common Stock acquirable and receivable upon exercise of this Warrant (without regard to any limitations on the exercise of this Warrant) prior to such Fundamental Transaction, and with an exercise price which applies the Exercise Price hereunder to such shares of capital stock (but taking into account the relative value of the shares of Common Stock pursuant to such Fundamental Transaction and the value of such shares of capital stock, such number of shares of capital stock and such exercise price being for the purpose of protecting the economic value of this Warrant immediately prior to the consummation of such Fundamental Transaction), and which is reasonably satisfactory in form and substance to the Holder. Upon the occurrence of any such Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Warrant and the other Transaction Documents referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Warrant and the other Transaction Documents with the same effect as if such Successor Entity had been named as the Company herein.

(g) Calculations. All calculations under this Section 3 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 3, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding treasury shares, if any) issued and outstanding.

(h) Number of Warrant Shares. Simultaneously with any adjustment to the Exercise Price pursuant to Section 3(a), the number of Warrant Shares that may be purchased upon exercise of this Warrant shall be increased or decreased proportionately so that after such adjustment the aggregate Exercise Price payable hereunder for the adjusted number of Warrant Shares shall be the same as the aggregate Exercise Price in effect immediately prior to such adjustment (without regard to any limitations on exercise contained herein).

(i) Notice to Holder.

(i) Adjustment to Exercise Price. Whenever the Exercise Price is adjusted pursuant to any provision of this Section 3, the Company shall promptly deliver to the Holder by facsimile or email a notice setting forth the Exercise Price after such adjustment and any resulting adjustment to the number of Warrant Shares and setting forth a brief statement of the facts requiring such adjustment.

(ii) Notice to Allow Exercise by Holder. If (A) the Company shall declare a dividend (or any other distribution in whatever form) on the Common Stock, (B) the Company shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock, (C) the Company shall authorize the granting to all holders of the Common Stock rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (D) the approval of any stockholders of the Company shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Company (or any of its subsidiaries) is a party, any sale or transfer of all or substantially all of its assets, or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property, or (E) the Company shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company, then, in each case, the Company shall cause to be delivered by facsimile or email to the Holder at its last facsimile number or email address as it shall appear upon the Warrant Register of the Company, at least 20 calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange; provided that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice. To the extent that any notice provided to the Holder in accordance with the terms of this Warrant constitutes, or contains, material, non-public information regarding the Company or any of the subsidiaries, the Company shall simultaneously file such notice with the Commission pursuant to a Current Report on Form 8-K, unless determined by the board of directors of the Company that such filing would be harmful to the Company at such time, in which case the Company shall file such 8-K as soon as is reasonably practicable in its discretion. The Holder shall remain entitled to exercise this Warrant during the period commencing on the date of such notice to the effective date of the event triggering such notice except as may otherwise be expressly set forth herein.

Annex I-9

(j) Voluntary Adjustment By Company. Subject to the rules and regulations of the Trading Market, the Company may at any time during the term of this Warrant, subject to the prior written consent of the Holder, reduce the then current Exercise Price to any amount and for any period of time deemed appropriate by the board of directors of the Company.

Section 4. Transfer of Warrant.

(a) Transferability. Subject to compliance with any applicable securities laws and the conditions set forth in Section 4(d) hereof and to the provisions of Section 4.1 of the Purchase Agreement, this Warrant and all rights hereunder (including, without limitation, any registration rights) are transferable, in whole or in part, upon surrender of this Warrant at the principal office of the Company or its designated agent, together with a written assignment of this Warrant substantially in the form attached hereto duly executed by the Holder or its agent or attorney and funds sufficient to pay any transfer taxes payable upon the making of such transfer. Upon such surrender and, if required, such payment, the Company shall execute and deliver a new Warrant or Warrants in the name of the assignee or assignees, as applicable, and in the denomination or denominations specified in such instrument of assignment, and shall issue to the assignor a new Warrant evidencing the portion of this Warrant not so assigned, and this Warrant shall promptly be cancelled. Notwithstanding anything herein to the contrary, the Holder shall not be required to physically surrender this Warrant to the Company unless the Holder has assigned this Warrant in full, in which case, the Holder shall surrender this Warrant to the Company within three (3) Trading Days of the date on which the Holder delivers an assignment form to the Company assigning this Warrant in full. The Warrant, if properly assigned in accordance herewith, may be exercised by a new holder for the purchase of Warrant Shares without having a new Warrant issued.

(b) New Warrants. This Warrant may be divided or combined with other Warrants upon presentation hereof at the aforesaid office of the Company, together with a written notice specifying the names and denominations in which new Warrants are to be issued, signed by the Holder or its agent or attorney. Subject to compliance with Section 4(a), as to any transfer which may be involved in such division or combination, the Company shall execute and deliver a new Warrant or Warrants in exchange for the Warrant or Warrants to be divided or combined in accordance with such notice. All Warrants issued on transfers or exchanges shall be dated the Initial Exercise Date and shall be identical with this Warrant except as to the number of Warrant Shares issuable pursuant thereto.

(c) Warrant Register. The Company shall register this Warrant, upon records to be maintained by the Company for that purpose (the “Warrant Register”), in the name of the record Holder hereof from time to time. The Company may deem and treat the registered Holder of this Warrant as the absolute owner hereof for the purpose of any exercise hereof or any distribution to the Holder, and for all other purposes, absent actual notice to the contrary.

(d) Transfer Restrictions. If, at the time of the surrender of this Warrant in connection with any transfer of this Warrant, the transfer of this Warrant shall not be either (i) registered pursuant to an effective registration statement under the Securities Act and under applicable state securities or blue sky laws or (ii) eligible for resale without volume or manner-of-sale restrictions or current public information requirements pursuant to Rule 144, the Company may require, as a condition of allowing such transfer, that the Holder or transferee of this Warrant, as the case may be, comply with the provisions of Section 5.7 of the Purchase Agreement.

(e) Representation by the Holder. The Holder, by the acceptance hereof, represents and warrants that it is acquiring this Warrant and, upon any exercise hereof, will acquire the Warrant Shares issuable upon such exercise, for its own account and not with a view to or for distributing or reselling such Warrant Shares or any part thereof in violation of the Securities Act or any applicable state securities law, except pursuant to sales registered or exempted under the Securities Act.

Section 5. Miscellaneous.

(a) No Rights as Stockholder Until Exercise. This Warrant does not entitle the Holder to any voting rights, dividends or other rights as a stockholder of the Company prior to the exercise hereof as set forth in Section 2(d)(i), except as expressly set forth in Section 3.

(b) Loss, Theft, Destruction or Mutilation of Warrant. The Company covenants that upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant or any stock certificate relating to the Warrant Shares, and in case of loss, theft or destruction, of indemnity or security reasonably satisfactory to it (which, in the case of the Warrant, shall not include the posting of any bond), and upon surrender and cancellation of such Warrant or stock certificate, if mutilated, the Company will make and deliver a new Warrant or stock certificate of like tenor and dated as of such cancellation, in lieu of such Warrant or stock certificate.

Annex I-10

(c) Saturdays, Sundays, Holidays, etc. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall not be a Business Day, then, such action may be taken or such right may be exercised on the next succeeding Business Day.

(d) Authorized Shares.

(i) The Company covenants that, during the period the Warrant is outstanding, it will reserve from its authorized and unissued Common Stock a sufficient number of shares to provide for the issuance of the Warrant Shares upon the exercise of any purchase rights under this Warrant (without regard to any limitation on exercise set forth herein and assuming an Exercise Price equal to the lower of (i) $7.50 and (ii) the Exercise Price then in effect). The Company further covenants that its issuance of this Warrant shall constitute full authority to its officers who are charged with the duty of issuing the necessary Warrant Shares upon the exercise of the purchase rights under this Warrant. The Company will take all such reasonable action as may be necessary to assure that such Warrant Shares may be issued as provided herein without violation of any applicable law or regulation, or of any requirements of the Trading Market upon which the Common Stock may be listed. The Company covenants that all Warrant Shares which may be issued upon the exercise of the purchase rights represented by this Warrant will, upon exercise of the purchase rights represented by this Warrant and payment for such Warrant Shares in accordance herewith, be duly authorized, validly issued, fully paid and nonassessable and free from all taxes, liens and charges created by the Company in respect of the issue thereof (other than taxes in respect of any transfer occurring contemporaneously with such issue).

(ii) Except and to the extent as waived or consented to by the Holder, the Company shall not by any action, including, without limitation, amending its Certificate of Incorporation (or any Certificate of Designation thereto) or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate to protect the rights of Holder as set forth in this Warrant against impairment. Without limiting the generality of the foregoing, the Company will (i) not increase the par value of any Warrant Shares above the amount payable therefor upon such exercise immediately prior to such increase in par value, (ii) take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable Warrant Shares upon the exercise of this Warrant and (iii) use commercially reasonable efforts to obtain all such authorizations, exemptions or consents from any public regulatory body having jurisdiction thereof, as may be, necessary to enable the Company to perform its obligations under this Warrant.

(iii) Before taking any action which would result in an adjustment in the number of Warrant Shares for which this Warrant is exercisable or in the Exercise Price, the Company shall obtain all such authorizations or exemptions thereof, or consents thereto, as may be necessary from any public regulatory body or bodies having jurisdiction thereof.

(e) Jurisdiction. All questions concerning the construction, validity, enforcement and interpretation of this Warrant shall be determined in accordance with the provisions of the Purchase Agreement.

(f) Restrictions. The Holder acknowledges that the Warrant Shares acquired upon the exercise of this Warrant, if not registered, and the Holder does not utilize cashless exercise, will have restrictions upon resale imposed by state and federal securities laws.

(g) Nonwaiver and Expenses. No course of dealing or any delay or failure to exercise any right hereunder on the part of Holder shall operate as a waiver of such right or otherwise prejudice the Holder’s rights, powers or remedies. Without limiting any other provision of this Warrant or the Purchase Agreement, if the Company willfully and knowingly fails to comply with any provision of this Warrant, which results in any material damages to the Holder, the Company shall pay to the Holder such amounts as shall be sufficient to cover any costs and expenses including, but not limited to, reasonable attorneys’ fees, including those of appellate proceedings, incurred by the Holder in collecting any amounts due pursuant hereto or in otherwise enforcing any of its rights, powers or remedies hereunder.

(h) Notices. Any notice, request or other document required or permitted to be given or delivered to the Holder by the Company shall be delivered in accordance with the notice provisions of the Purchase Agreement.

(i) Limitation of Liability. No provision hereof, in the absence of any affirmative action by the Holder to exercise this Warrant to purchase Warrant Shares, and no enumeration herein of the rights or privileges of the Holder, shall give rise to any liability of the Holder for the purchase price of any Common Stock or as a stockholder of the Company, whether such liability is asserted by the Company or by creditors of the Company.

Annex I-11

(j) Remedies. The Holder, in addition to being entitled to exercise all rights granted by law, including recovery of damages, will be entitled to specific performance of its rights under this Warrant. The Company agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Warrant and hereby agrees to waive and not to assert the defense in any action for specific performance that a remedy at law would be adequate.

(k) Successors and Assigns. Subject to applicable securities laws, this Warrant and the rights and obligations evidenced hereby shall inure to the benefit of and be binding upon the successors and permitted assigns of the Company and the successors and permitted assigns of Holder. The provisions of this Warrant are intended to be for the benefit of any Holder from time to time of this Warrant and shall be enforceable by the Holder or holder of Warrant Shares.

(l) Amendment. This Warrant may be modified, waived or amended or the provisions hereof waived with the written consent of the Company and the Holder.

(m) Severability. Wherever possible, each provision of this Warrant shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Warrant shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Warrant.

(n) Headings. The headings used in this Warrant are for the convenience of reference only and shall not, for any purpose, be deemed a part of this Warrant.

********************

(Signature Page Follows)

Annex I-12

IN WITNESS WHEREOF, the parties hereto have caused this Common Stock Purchase Warrant to be duly executed by their respective authorized signatories as of the date first indicated above.

US ELEMENTAL INC.	Address for Notice:
By:
Name:
Title:	Email:
With a copy to (which shall not constitute notice):

Annex I-13

IN WITNESS WHEREOF, the undersigned have caused this Common Stock Purchase Warrant to be duly executed by their respective authorized signatories as of the date first indicated above.

Name of Purchaser:

Signature of Authorized Signatory of Purchaser:

Name of Authorized Signatory:

Title of Authorized Signatory:

Email Address of Authorized Signatory:

Address for Notice to Purchaser:

Address for Delivery of Securities to Purchaser (if not same as address for notice):

Subscription Amount:

Shares of Preferred Stock:

Warrant Shares:

EIN Number:

Annex I-14

EXHIBIT A

NOTICE OF EXERCISE

TO:

Attn:
Email:

(1) The undersigned hereby elects to purchase ________ Warrant Shares of the Company pursuant to the terms of the attached Warrant (only if exercised in full), and tenders herewith payment of the exercise price in full, together with all applicable transfer taxes, if any.

(2) Payment shall take the form of (check applicable box):

☐	in lawful money of the United States; or
☐

if permitted the cancellation of such number of Warrant Shares as is necessary, in accordance with the formula set forth in subsection 2(c), to exercise this Warrant with respect to the maximum number of Warrant Shares purchasable pursuant to the cashless exercise procedure set forth in subsection 2(c).

(3) Please issue said Warrant Shares in the name of the undersigned or in such other name as is specified below:

The Warrant Shares shall be delivered to the following DWAC Account Number:	___________________________
___________________________
___________________________
___________________________

(4) Accredited Investor. The undersigned is an “accredited investor” as defined in Regulation D promulgated under the Securities Act of 1933, as amended.

[SIGNATURE OF HOLDER]

Name of Investing Entity: _______________________________________________

Signature of Authorized Signatory of Investing Entity: _________________________

Name of Authorized Signatory: __________________________________________

Title of Authorized Signatory: ___________________________________________

Date: _______________________________________________________________

Annex I-15

EXHIBIT B

ASSIGNMENT FORM

(To assign the foregoing Warrant, execute this form and supply required information. Do not use this form to purchase shares.)

FOR VALUE RECEIVED, the foregoing Warrant and all rights evidenced thereby are hereby assigned to

Name:
(Please Print)

Address:
(Please Print)

Phone Number:

Email Address:

Dated: _______________ __, ______

Holder’s Signature:

Holder’s Address:

Annex I-16

Annex J

Form of Registration Rights Agreement

Annex J-1

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

US Elemental’s Proposed Charter and Proposed Bylaws will provide for indemnification of directors and officers to the fullest extent permitted by the Delaware General Corporation Law, as it now exists or may in the future be amended, including reimbursement for expenses actually and reasonably incurred (including attorneys’ fees). The Proposed Bylaws will permit US Elemental to purchase and maintain liability, indemnification and/or other similar insurance. US Elemental’s directors and officers will be covered by insurance indemnifying them against certain liabilities which might be incurred by them in their capacities as such, including certain liabilities under the Securities Act.

In addition, US Elemental will enter into separate indemnification agreements with US Elemental’s directors and executive officers. These agreements, among other things, require US Elemental to indemnify its directors and executive officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of their services as one of US Elemental’s directors or executive officers or any other company or enterprise to which the person provides services at US Elemental’s request.

Item 21. Exhibits and Financial Statement Schedules.

(a)     The following exhibits are filed as part of this registration statement:

EXHIBIT INDEX

Exhibit Number	Description
2.1†	Business Combination Agreement, dated as of April 9, 2026, by and among CSTA, US Elemental, Merger Sub 1, Merger Sub 2, and HiTech (included as Annex A to the proxy statement/prospectus).
3.1*	Certificate of Incorporation of US Elemental.
3.2**	Form of US Elemental Amended and Restated Certificate of Incorporation (included as Annex C to the proxy statement/prospectus).
3.3**	Form of US Elemental Amended and Restated Bylaws (included as Annex D to the proxy statement/prospectus).
4.1**

Warrant Agreement, dated January 26, 2021 between CSTA and Continental Stock Transfer & Trust Company, as warrant agent (incorporated by reference to CSTA’s Current Report on Form 8-K filed with the SEC on January 29, 2021).

4.2**	Certificate of Designation of Preferences, Rights and Limitations of HiTech Series A Preferred Stock.
4.3**	Form of Warrant (included as Annex I to the proxy statement/prospectus).
5.1*	Opinion of Ashurst Perkins Coie US LLP.
10.1**	Plan of Initial Merger (included as Annex B to the proxy statement/prospectus).
10.2**	Sponsor Support Agreement, dated as of April 9, 2026, by and among CSTA, Sponsor, US Elemental, and HiTech (included as Annex E to the proxy statement/prospectus)
10.3**	Parent Transaction Support Agreement, dated as of April 9, 2026, by and between CSTA and Jindalee (included as Annex F to the proxy statement/prospectus).
10.4**	Form of Parent Shareholder Voting Agreement, by and between Jindalee and certain shareholders of Jindalee (included as Annex G to the proxy statement/prospectus).
10.5**

Form of Class B Holder Support Agreement, by and between the Class B Holders, CSTA and HiTech. (incorporated by reference to Exhibit 10.4 of CSTA’s Current Report on Form 8-K, filed with the SEC on April 9, 2026).

10.6**	Securities Purchase Agreement, dated as of April 9, 2026, by and between Jindalee, HiTech and Antarctica Holder (included as Annex H to the proxy statement/prospectus).
10.7*	Form of Registration Rights Agreement (included as Annex J to the proxy statement/prospectus).
10.8**

Parent Guarantee, dated as of April 9, 2026, by and between Jindalee and Antarctica Holder (incorporated by reference to Exhibit 10.7 of CSTA’s Current Report on Form 8-K, filed with the SEC on April 9, 2026).

23.1***	Consent of WithumSmith+Brown, PC, independent registered accounting firm of CSTA.

Exhibit Number	Description
23.2***	Consent of Assure CPA, LLC, independent registered accounting firm of HiTech Minerals Inc.
23.3***	Consent of Sadler, Gibb & Associates, LLC, independent registered accounting firm for US Elemental Inc.
23.4*	Consent of Ashurst Perkins Coie US LLP (included in Exhibit 5.1).
23.5***	Consent of Fluor Enterprises, Inc.
23.6***	Consent of H&S Consulting Pty. Ltd.
24.1**	Power of Attorney (included on the signature pages to this registration statement).
96.1***	Technical Report Summary on the McDermitt Lithium Project, effective as of May 27, 2026 and amended as of August 12, 2026, prepared by Fluor Enterprises, Inc. and H&S Consulting Pty. Ltd.
99.1*	Form of Proxy Card for Stockholders.
99.2*	Consent of [•] to be named as a director.
99.3*	Consent of [•] to be named as a director.
107**	Calculation of Registration Fee Table.

____________

#        Indicates management contract or compensatory plan or arrangement.

*        To be filed by amendment.

**      Previously filed.

***    Filed herewith.

†        Certain of the exhibits and schedules to this exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5). The registrant agrees to furnish a copy of all omitted exhibits and schedules to the SEC upon its request.

Item 22. Undertakings.

The undersigned registrant hereby undertakes as follows:

(a)

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)     To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)   To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)    That, for the purpose of determining liability under the Securities Act to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)    That, for the purpose of determining any liability under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)     Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)    Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)   The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)   Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)    That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(7)    That every prospectus: (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(8)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the undersigned pursuant to the foregoing provisions, or otherwise, the undersigned has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the undersigned of expenses incurred or paid by a director, officer or controlling person of the undersigned in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the undersigned will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(b)    The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the proxy statement/prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(c)     The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 2 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York on August 12, 2026.

US ELEMENTAL INC.
By:	/s/ Chandra Patel
Name:	Chandra Patel
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Amendment No. 2 to the registration statement has been signed by the following persons in the capacities indicated on the date indicated below:

Signature	Title	Date
/s/ Chandra Patel	Chairman and Chief Executive Officer	August 12, 2026
Chandra Patel	(Principal Executive Officer)
/s/ Jarett Goldman	Chief Financial Officer and Director	August 12, 2026
Jarett Goldman	(Principal Financial and Accounting Officer)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Co-Registrant has duly caused this Amendment No. 2 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Reno, Nevada on August 12, 2026.

HITECH MINERALS INC.
By:	/s/ Lindsay Dudfield
Name:	Lindsay Dudfield
Title:	President

Pursuant to the requirements of the Securities Act, this Amendment No. 2 to the registration statement has been signed by the following persons in the capacities indicated on the date indicated below:

	Signature	Title	Date
	/s/ Ian Rodger	Chief Executive Officer and Director	August 12, 2026
	Ian Rodger	(Principal Executive Officer)
	/s/ *	Chief Financial Officer	August 12, 2026
	Tristan Garthe	(Principal Financial and Accounting Officer)
	/s/ Lindsay Dudfield	President, Treasurer and Director	August 12, 2026
Lindsay Dudfield
	/s/ *	Director	August 12, 2026
Matt Haas
*By:	/s/ Ian Rodger	Attorney-in-Fact	August 12, 2026
Ian Rodger